Exhibit 99.1

IMPORTANT NOTICE

NOT FOR DISTRIBUTION INTO ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THIS DOCUMENT.

IMPORTANT: You must read the following before continuing. The following disclaimer applies to the attached Consent and Exchange Offer Document (the “Exchange Offer Document”) and you are therefore required to read it carefully before reading or making any other use of the Exchange Offer Document. By accepting the email to which this disclaimer and the Exchange Offer Document were attached and/or by otherwise accessing the Exchange Offer Document, you shall be deemed (in addition to giving the representations below) to agree to be bound by all of the following terms and conditions, including any modifications to them from time to time, each time you receive any information from the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks or the Exchange Agent as a result of such acceptance and access. Capitalised terms used but not otherwise defined in this disclaimer shall have the meanings given to them in the Exchange Offer Document, save where the context otherwise indicates.

Confirmation of your representation: The Exchange Offer Document contains invitations by the Bank to the Holders of Existing Notes issued by the Bank as further described on the front cover of the Exchange Offer Document to make offers to exchange their outstanding Existing Notes for specified series of the Good Bank Notes, Senior Stub Instruments and the Cash Payment as well as to receive the Coupon Service Payment and to agree, amongst other things, to amend the terms of the Existing Notes. The Exchange Offer Document was sent at your request and, by accepting the email to which the Exchange Offer Document was attached and accessing the Exchange Offer Document, you shall be deemed (in addition to the above) to have represented to the Bank, the Good Bank, the Curator, the SARB, the Registrar of Banks and the Exchange Agent that:

1.                            you are a Holder or a Beneficial Owner of Existing Notes;

2.                            you are a person to whom it is lawful to send the Exchange Offer Document or for the Bank to make an invitation pursuant to the Exchange Offers under applicable laws and regulations; and

3.                            you consent to the delivery of the Exchange Offer Document to you by electronic transmission.

You are otherwise reminded that the Exchange Offer Document has been delivered to you on the basis that you are a person into whose possession the Exchange Offer Document may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located or resident. If you have recently sold or otherwise transferred your entire holding of Existing Notes, you should notify the Exchange Agent accordingly. The Exchange Offer Document should not be forwarded or distributed to any other person and should not be reproduced in any manner whatsoever.

Any materials relating to any of the Exchange Offers do not constitute, and may not be used in connection with, any form of offer or solicitation in any place where such offers or solicitations are not permitted by law.

The Exchange Offer Document has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently none of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks and the Exchange Agent nor any person who controls any of them nor any of their respective directors, partners, members, employees, agents or affiliates nor the financial, legal and other professional advisers of the Curator and Good Bank accepts any liability or responsibility whatsoever in respect of any difference between the Exchange Offer Document distributed to you in electronic format and the hard copy version which will be made available to you on request from the Exchange Agent at Lucid Issuer Services Limited, Tankerton Works, 12 Argyle Walk, London WC1H 8HA, United Kingdom (the “Hard Copy”). Any request for a Hard Copy will need to be made during office hours (09h00 and 17h00 London Time) to the Exchange Agent. In circumstances of conflict the Hard Copy, as amended or supplemented, will take precedence over any electronic form.

Restrictions

If the Exchange Offer Document is communicated to persons in the United Kingdom, it may only be so communicated in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply.

Nothing in the Exchange Offer Document constitutes an offer of securities for sale in: (a) Belgium (other than (i) to persons which are “qualified investors” in the sense of Article 10 of the Belgian Prospectus Law, acting on their own account; or (ii) in any other circumstances set out in Article 6, §3 of the Belgian Takeover Law and Article 3, §1 of the Belgian Prospectus Law); (b) France (other than to (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés) other than individuals, acting for their own account, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier); (c) Italy (other than (i) to qualified investors (investitori qualificati) pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the “Italian Financial Services Act”) and article 35-bis, paragraph 3 of CONSOB Regulation No. 11971 of 14 May 1999, as amended (the “CONSOB Regulation”) acting on their own account or (ii) in any other circumstances where an express exemption from compliance with the restrictions on public purchases or exchange offers applies pursuant to the Italian Financial Services Act or the CONSOB Regulation); (d) the United Kingdom (other than to (i) a person within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or (ii) any other person to whom the documents and materials may lawfully be communicated); (e) South Africa (other than to a person who is a Holder of any Existing Notes); (f) Switzerland (other than to a person who is a Holder of any CHF Existing Notes); or (g) any other jurisdiction in which such offer would be unlawful.

The Exchange Offer Document contains important information which should be read carefully before any decision is made with respect to the relevant Exchange Offer and Amendment Proposals. If any Holder or a Beneficial Owner of Existing Notes is in any doubt as to the action it should take, it is recommended to seek its own financial, legal and other advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, attorney, accountant or other independent financial, legal or other adviser. Any individual or company whose Existing Notes are held on its behalf by a Direct Participant, broker, dealer, bank, custodian, trust company or other nominee must contact such entity if it wishes to exchange Existing Notes in the relevant Exchange Offer.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank, solicitor, accountant, fund manager or other appropriate financial adviser, who is authorised under the Financial Services and Markets Act 2000 if you are in the United Kingdom or, if not, from another appropriately authorised financial adviser.

THIS DOCUMENT IS NOT FOR GENERAL RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

This Consent and Exchange Offer Document (this “Exchange Offer Document”) does not constitute an offer to buy or sell or a solicitation of an offer to buy or sell Existing Notes or the Good Bank Notes or Senior Stub Instruments (each as defined herein) in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities laws or otherwise.

Persons into whose possession this Exchange Offer Document comes are required by each of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks and the Exchange Agent (each as defined herein) to inform themselves about, and to observe, any relevant restrictions.

CONSENT AND EXCHANGE OFFER DOCUMENT dated 4 February 2016

Invitation by

African Bank Limited (under Curatorship)
(the “Bank”)

(Registration number 1975/002526/06)

(incorporated with limited liability in the Republic of South Africa)

to the Holders of the securities listed in the table below, in each case issued by the Bank

(together, the “Existing Notes”)

to participate (as applicable) in

the Exchange Offers and the Amendment Proposals

(as defined in this Exchange Offer Document)

Description of the Existing Notes	ISIN	Outstanding Principal Amount
USD Existing Notes:
U.S.$350,000,000 8.125 per cent. Notes due 2017	XS0751016865	U.S.$350,000,000
U.S.$350,000,000 6.00 per cent. Notes due 2016	XS0638008051	U.S.$350,000,000
U.S.$32,000,000 1-Year Fixed Rate Notes due March 2015	XS1046228950	U.S.$32,000,000
CHF Existing Notes:
CHF 175,000,000 5.00 per cent. Notes due 2018	CH0236907868	CHF 175,000,000
CHF 105,000,000 5.50 per cent. Notes due 2017	CH0224486578	CHF 105,000,000
CHF 125,000,000 4.0 per cent. Notes due 2016	CH0199541308	CHF 125,000,000
CHF 150,000,000 4.750 per cent. Notes due 2015	CH0190227691	CHF 150,000,000

AN OVERVIEW OF THE CONSIDERATION TO BE DELIVERED IN EXCHANGE FOR THE EXISTING NOTES IS SET OUT IN THE TABLE IN SECTION B, PART 1 OF THIS EXCHANGE OFFER DOCUMENT.

THE GOOD BANK NOTES TO BE DELIVERED IN CONNECTION WITH THE EXCHANGE OFFERS AND THE AMENDMENT PROPOSALS WILL BE OBLIGATIONS OF GOOD BANK ISSUED PURSUANT TO GOOD BANK’S U.S.$6,000,000,000 EURO MEDIUM TERM NOTE PROGRAMME.

THE SENIOR STUB INSTRUMENTS WILL BE OBLIGATIONS OF THE BANK.

THE EXPIRATION DEADLINE IS 5.00P.M. (LONDON TIME) ON 25 FEBRUARY 2016, UNLESS EXTENDED, RE-OPENED OR TERMINATED AS PROVIDED IN THIS EXCHANGE OFFER DOCUMENT.

THE DEADLINES SET BY ANY INTERMEDIARY OR CLEARING SYSTEM WILL BE EARLIER THAN THESE DEADLINES.

NOTICE TO U.S. HOLDERS:

The securities referred to in this Exchange Offer Document have not been and will not be registered under the United States Securities Act of 1933 (“Securities Act”) and Offers are being made in the United States in reliance on an exemption from registration requirements under rule 802 under the Securities Act (Rule “802”).

The Exchange Offers referred to herein are made for the securities of a foreign company. The offers are subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this Exchange Offer Document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States, since the Bank and Good Bank are located in a foreign country, and some or all of their officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

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INTRODUCTION TO THIS EXCHANGE OFFER DOCUMENT

What is this document?

This document (this “Exchange Offer Document”) contains the details of the liability management exercise being conducted by African Bank Limited (under Curatorship) (“African Bank” or the “Bank”) in respect of the Existing Notes (the “EMTN Liability Management Exercise”).

Appendix A to this Exchange Offer Document contains the preliminary base prospectus dated 4 February 2016 prepared in connection with Good Bank’s U.S.$6,000,000,000 Euro Medium Term Note Programme (the “Preliminary Prospectus”). The Preliminary Prospectus contains (amongst other things) a description of Good Bank and its business and the terms and conditions of the Good Bank Notes (as such terms and conditions will be completed by the relevant final terms in respect of each series of the Good Bank Notes (draft forms of which are set out in Appendix B-1 to this Exchange Offer Document)).

Appendix B-2 contains the preliminary Swiss listing prospectuses dated 4 February 2016 (the “Preliminary Swiss Listing Prospectuses”) in respect of the Good Bank CHF Notes.

Is this Exchange Offer Document relevant to me?

This Exchange Offer Document will be relevant to you if you hold any of the following securities issued by the Bank:

The “USD Existing Notes”:

•        U.S.$350,000,000 8.125 per cent. Notes due 2017 (ISIN XS0751016865) (the “Existing 2017 USD Notes”)

•        U.S.$350,000,000 6.00 per cent. Notes due 2016 (ISIN XS0638008051) (the “Existing 2016 USD Notes”)

•        U.S.$32,000,000 1-Year Fixed Rate Notes due March 2015 (ISIN XS1046228950) (the “Existing 2015 USD Notes”)

The “CHF Existing Notes”:

•        CHF 175,000,000 5.00 per cent. Notes due 2018 (ISIN: CH0236907868) (the “Existing 2018 CHF Notes”)

•        CHF 105,000,000 5.50 per cent. Notes due 2017 (ISIN CH0224486578) (the “Existing 2017 CHF Notes”)

•        CHF 125,000,000 4.0 per cent. Notes due 2016 (ISIN CH0199541308) (the “Existing 2016 CHF Notes”)

•        CHF 150,000,000 4.750 per cent. Notes due 2015 (ISIN CH0190227691) (the “Existing 2015 CHF Notes”)

The USD Existing Notes and the CHF Existing Notes are together referred to in this document as the “Existing Notes”.

In conjunction with the EMTN Liability Management Exercise, separate liability management exercises are being conducted by the Bank in respect of the DMTNs, all unsubordinated wholesale deposits, corporate deposits and other debt instruments issued by the Bank, bilateral facilities entered into by the Bank and other senior claims against the Bank proved to and accepted by the Curator (as more fully described in the Offer Information Memorandum) and all subordinated debt raised by or subordinated instruments issued by the Bank (such exercises together with the EMTN Liability Management Exercise, the “Bank Liability Management Exercise”). Summaries of the terms pursuant to which the component parts of the Bank Liability Management Exercise are being carried out are set out in Section 3, “The African Bank Restructuring” of the Offer Information Memorandum.

If there is any inconsistency between this Exchange Offer Document and the Offer Information Memorandum (annexed hereto as Appendix C), then this Exchange Offer Document shall prevail.

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DEFINITIONS

Terms and expressions defined below will have the meanings set out below in this Exchange Offer Document, unless such term is separately defined in this Exchange Offer Document. Capitalised terms used but not otherwise defined below or in this Exchange Offer Document have the meanings given to them in Section 1 “Definitions and Interpretation” of the Offer Information Memorandum, save where the context otherwise indicates.

In this Exchange Offer Document, unless inconsistent with the context, any reference to:

•                  one gender includes a reference to the others;

•                  the singular includes the plural and vice versa;

•                  natural persons include juristic persons and vice versa;

•                  a provision of law is a reference to that provision as amended or re-enacted, and includes any subordinate legislation;

•                  any person includes that person’s permitted successor, transferee, cessionary and/or delegate;

•                  a time of day is a reference to London time; and

•                  an “Appendix” shall mean an appendix to this Exchange Offer Document.

“Accountholders”	The accountholders for the Beneficial Owners (and each an “Accountholder”).

“Accreted Amount”

The amount of principal and interest in the ordinary course (i.e. excluding any default or penalty interest) that was outstanding on the relevant Existing Notes as at (but excluding) the Curatorship Date.

“African Bank” or “Bank”

African Bank Limited (under Curatorship) (registration number 1975/002526/06), (to be renamed “Residual Debt Services Limited” on or around the Transaction Effective Date), a bank licensed and registered under the Banks Act, a public company incorporated in accordance with the laws of South Africa and a wholly-owned subsidiary of African Bank Investments Limited.

“African Bank DMTN Programme”	The African Bank ZAR25 billion domestic Medium Term Note Programme registered with the JSE.

“Agency Agreement”	The relevant fiscal agency agreement for each Series made between the Bank, Citigroup Global Markets Deutschland AG and the Fiscal Agent (as amended and supplemented).

“Amendment Proposals”

The Existing 2015 USD Notes Proposal, the Existing 2016 USD Notes Proposal, the Existing 2017 USD Notes Proposal, the Existing 2015 CHF Notes Proposal, the Existing 2016 CHF Notes Proposal, the Existing 2017 CHF Notes Proposal and the Existing 2018 CHF Notes Proposal (and each an “Amendment Proposal”).

“Bank Liability Management Exercise”

The EMTN Liability Management Exercise and the separate liability management exercises being conducted by the Bank in respect of the DMTNs, all unsubordinated wholesale deposits, corporate deposits and other debt instruments issued by the Bank, bilateral facilities entered into by the Bank and other senior claims against the Bank proved to and accepted by the Curator (as more fully described in the Offer Information

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Memorandum) and all subordinated debt raised by or instruments issued by the Bank.

“Banks Act”	The Banks Act, No 94 of 1990 of South Africa, as amended.

“Beneficial Interest”	In relation to a Senior Stub Instrument, an interest as co-owner of an undivided share in such note or instrument held in uncertificated form, in accordance with the FMA.

“Beneficial Owner”

Unless the context otherwise requires, (i) each person who is shown in the records of a Clearing System as a holder of Existing Notes (also referred to as “Direct Participants” and each a “Direct Participant”) (except that one Clearing System shall not be treated as the holder of the Existing Notes held in the account of another Clearing System when holding on behalf of the first Clearing System’s accountholders); and (ii) each person holding the Existing Notes through a broker, dealer, bank, custodian, trust company or other nominee who in turn holds the Existing Notes through a Direct Participant.

“Business Days”	Any day other than a Saturday or Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London, Johannesburg and Zurich (and each a “Business Day”).

“Cash Payment”

A cash payment to be made by the Bank equal to 10 per cent. of the aggregate nominal amount of the relevant Existing Notes exchanged pursuant to the EMTN Liability Management Exercise. For the USD Existing Notes, if the relevant Payment Date occurs after the Transaction Effective Date, this payment will include interest at U.S. Dollar LIBOR on such amount with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date. For the avoidance of doubt, the Cash Payment to be made to the holders of the CHF Existing Notes will not include such interest, as CHF LIBOR as at the date of this Exchange Offer Document was a negative number.

“CHF”	The Swiss Franc, being the lawful currency of Switzerland.

“CHF Equivalent of €100,000”	The CHF equivalent of €100,000, determined by the Bank converting such amount into CHF using the Relevant Spot Rate.

“CHF Existing Notes”	The Existing 2015 CHF Notes, the Existing 2016 CHF Notes, the Existing 2017 CHF Notes and the Existing 2018 CHF Notes.

“CHF LIBOR”	The three month London Interbank Offer Rate for CHF as determined by the Bank in its sole discretion on the Transaction Effective Date.

“Clearing Systems”	Euroclear, Clearstream, Luxembourg and SIS (and each a “Clearing System”).

“Clearstream, Luxembourg”	Clearstream Banking, société anonyme.

“Common Depositary”	Citibank N.A., London Branch.

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“CONSOB”	The Commissione Nazionale per le Società e la Borsa.

“CONSOB Regulation”	Article 35-bis, paragraph 3 of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

“Consolidation Code”

The unique reference number which an Eligible Holder must obtain from the Exchange Agent if it wishes to consolidate its holdings across more than one Series for the purposes of receiving a Transferable Senior Stub Instrument pursuant to the Exchange Offer.

“Coupon Service Payment”

A cash amount to be paid to Holders whose Existing Notes are exchanged pursuant to the relevant Exchange Offer or mandatorily exchanged pursuant to the relevant Amendment Proposal, if passed and implemented, equal to: (i) 90 per cent. of the total amount of interest accrued and unpaid (calculated by reference to the Rate of Interest and Day Count Fraction set out in the terms and conditions of the relevant Existing Notes and assuming for the purpose of such amount that no default interest was due and payable on such amount) on the nominal amount of the relevant Existing Note from (and including) the Interest Payment Date in respect of such Existing Note immediately prior to the Curatorship Date up to (but excluding) the Transaction Effective Date, provided that in calculating such accrued interest amount, each Missed Coupon shall be added to the nominal amount of the Existing Note with effect from the relevant Missed Interest Payment Date, such that from (and including) such Missed Interest Payment Date the nominal amount of the Existing Note shall, for the purposes of the calculation of the Coupon Service Payment, be increased by the amount of the relevant Missed Coupon; minus (ii) the relevant Existing Note’s Participation Percentage of the Senior Advisory Fees; together with, for the USD Existing Notes only, (iii) if the relevant Payment Date occurs after the Transaction Effective Date, interest at U.S. Dollar LIBOR on item (i) minus item (ii) with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date. For the avoidance of doubt, the Coupon Service Payment to be made to the holders of the CHF Existing Notes will not include the interest as described in (iii), as CHF LIBOR as at the date of this Exchange Offer Document was a negative number.

“CSD” or “STRATE”

Strate Proprietary Limited (registration number 1998/022242/07), a private company incorporated in accordance with the laws of South Africa, being a registered central securities depository in terms of the FMA, and which manages the electronic clearing and settlement system for transactions that take place on the JSE, as well as off-market trades, and in the case of Senior Stub Instruments such additional, alternative or successor securities depository as may be approved by the Bank.

“CSDP”	A person that holds in custody and administers securities or an interest in securities and that has been accepted by the CSD as a participant in terms of section 31 of the FMA.

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“Curator”

The person appointed by the South African Minister of Finance in terms of section 69 of the Banks Act as the curator of the Bank, being as at the date of issue of this Exchange Offer Document, Mr Thomas Winterboer.

“Curatorship”	The curatorship of the Bank announced by SARB on 10 August 2014 in terms of section 69 of the Banks Act.

“Curatorship Date”	10 August 2014, being the date on which the South African Minister of Finance placed the Bank under Curatorship.

“Day Count Fraction”	Has the meaning given to it in the terms and conditions of the relevant Series.

“Direct Participant”	Each person who is (i) shown in the records of Euroclear or Clearstream, Luxembourg as a Holder of an interest in the Existing Notes or (ii) a SIS Participant.

“DMTNs”	Securities issued pursuant to the African Bank DMTN Programme.

“EEA”	The European Economic Area.

“Eligible Holders”

Holders of Existing Notes who are eligible to participate in the relevant Exchange Offers in accordance with the Offer Restrictions (and each an “Eligible Holder”) (and “Holders” (and each a “Holder”) shall be construed accordingly unless the context otherwise requires).

“EMTN Liability Management Exercise”	The EMTN liability management exercise of the Bank described in this Exchange Offer Document, comprising the Exchange Offers and the Amendment Proposals in respect of the Existing Notes.

“Euroclear”	Euroclear Bank S.A./N.V.

“Exchange Agent”	Lucid Issuer Services Limited.

“Exchange Instructions”	Instructions pursuant to which an Eligible Holder may, by the relevant deadline, offer to exchange its Existing Notes in the relevant Exchange Offer (and each an “Exchange Instruction”).

“Exchange Offer Document”	This Consent and Exchange Offer Document.

“Exchange Offers”

The invitations described in this Exchange Offer Document by the Bank to Eligible Holders to exchange their Existing Notes for the relevant series of the Good Bank Notes, Senior Stub Instruments and the Cash Payment and receive the Coupon Service Payment under the EMTN Liability Management Exercise (and the invitation in respect of each Series being an “Exchange Offer”).

“Exchange Offers Results Announcement Date”	The date on which African Bank announces the results of the Exchange Offers.

“Existing 2015 CHF Notes”	The Bank’s CHF 150,000,000 4.750 per cent. Notes due 2015 (ISIN: CH0190227691).

“Existing 2015 CHF Notes Mandatory Exchange Option”	In respect of the Existing 2015 CHF Notes, the option of the Bank (if the Extraordinary Resolution at the relevant Meeting is passed) to mandatorily effect the exchange of all (but not some

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only) of the Existing 2015 CHF Notes for (i) Good Bank 2019 CHF Notes, (ii) Senior Stub Instruments and (iii) the Cash Payment and, if such exchange is implemented, to also make the Coupon Service Payment.

“Existing 2015 CHF Notes Meeting”	In respect of the Existing 2015 CHF Notes, the meeting of Holders of such securities convened to consider the relevant Extraordinary Resolution (and any adjournment thereof).

“Existing 2015 CHF Notes Proposal”

In respect of the Existing 2015 CHF Notes, the proposal to make certain modifications to the terms of such securities, and to agree certain releases and waivers, all as more fully described in this Exchange Offer Document.

“Existing 2015 USD Notes”	The Bank’s U.S.$32,000,000 1-Year Fixed Rate Notes due March 2015 (ISIN: XS1046228950).

“Existing 2015 USD Notes Mandatory Exchange Option”

In respect of the Existing 2015 USD Notes, the option of the Bank (if the Extraordinary Resolution at the relevant Meeting is passed) to mandatorily effect the exchange of all (but not some only) of the Existing 2015 USD Notes for (i) Good Bank 2018 USD Notes, (ii) Senior Stub Instruments and (iii) the Cash Payment and, if such exchange is implemented, to also make the Coupon Service Payment.

“Existing 2015 USD Notes Meeting”	In respect of the Existing 2015 USD Notes, the meeting of Holders of such securities convened to consider the relevant Extraordinary Resolution (and any adjournment thereof).

“Existing 2015 USD Notes Proposal”

In respect of the Existing 2015 USD Notes, the proposal to make certain modifications to the terms of such securities, and to agree certain releases and waivers, all as more fully described in this Exchange Offer Document.

“Existing 2016 CHF Notes”	The Bank’s CHF 125,000,000 4.0 per cent. Notes due 2016 (ISIN: CH0199541308).

“Existing 2016 CHF Notes Mandatory Exchange Option”

In respect of the Existing 2016 CHF Notes, the option of the Bank (if the Extraordinary Resolution at the relevant Meeting is passed) to mandatorily effect the exchange of all (but not some only) of the Existing 2016 CHF Notes for (i) Good Bank 2020 CHF Notes, (ii) Senior Stub Instruments and (iii) the Cash Payment and, if such exchange is implemented, to also make the Coupon Service Payment.

“Existing 2016 CHF Notes Meeting”	In respect of the Existing 2016 CHF Notes, the meeting of Holders of such securities convened to consider the relevant Extraordinary Resolution (and any adjournment thereof).

“Existing 2016 CHF Notes Proposal”

In respect of the Existing 2016 CHF Notes, the proposal to make certain modifications to the terms of such securities, and to agree certain releases and waivers, all as more fully described in this Exchange Offer Document.

“Existing 2016 USD Notes”	The Bank’s U.S.$350,000,000 6.00 per cent. Notes due 2016 (ISIN: XS0638008051).

“Existing 2016 USD Notes Mandatory Exchange Option”	In respect of the Existing 2016 USD Notes, the option of the Bank (if the Extraordinary Resolution at the relevant Meeting is passed) to mandatorily effect the exchange of all (but not some

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only) of the Existing 2016 USD Notes for (i) Good Bank 6% 2020 USD Notes, (ii) Senior Stub Instruments and (iii) the Cash Payment and, if such exchange is implemented, to also make the Coupon Service Payment.

“Existing 2016 USD Notes Meeting”	In respect of the Existing 2016 USD Notes, the meeting of Holders of such securities convened to consider the relevant Extraordinary Resolution (and any adjournment thereof).

“Existing 2016 USD Notes Proposal”

In respect of the Existing 2016 USD Notes, the proposal to make certain modifications to the terms of such securities, and to agree certain releases and waivers, all as more fully described in this Exchange Offer Document.

“Existing 2017 CHF Notes”	The Bank’s CHF 105,000,000 5.50 per cent. Notes due 2017 (ISIN: CH0224486578).

“Existing 2017 CHF Notes Mandatory Exchange Option”

In respect of the Existing 2017 CHF Notes, the option of the Bank (if the Extraordinary Resolution at the relevant Meeting is passed) to mandatorily effect the exchange of all (but not some only) of the Existing 2017 CHF Notes for (i) Good Bank 2021 CHF Notes, (ii) Senior Stub Instruments and (iii) the Cash Payment and, if such exchange is implemented, to also make the Coupon Service Payment.

“Existing 2017 CHF Notes Meeting”	In respect of the Existing 2017 CHF Notes, the meeting of Holders of such securities convened to consider the relevant Extraordinary Resolution (and any adjournment thereof).

“Existing 2017 CHF Notes Proposal”

In respect of the Existing 2017 CHF Notes, the proposal to make certain modifications to the terms of such securities, and to agree certain releases and waivers, all as more fully described in this Exchange Offer Document.

“Existing 2017 USD Notes”	The Bank’s U.S.$350,000,000 8.125 per cent. Notes due 2017 (ISIN: XS0751016865).

“Existing 2017 USD Notes Mandatory Exchange Option”

In respect of the Existing 2017 USD Notes, the option of the Bank (if the Extraordinary Resolution at the relevant Meeting is passed) to mandatorily effect the exchange of all (but not some only) of the Existing 2017 USD Notes for (i) Good Bank 8.125% 2020 USD Notes, (ii) Senior Stub Instruments and (iii) the Cash Payment and, if such exchange is implemented, to also make the Coupon Service Payment.

“Existing 2017 USD Notes Meeting”	In respect of the Existing 2017 USD Notes, the meeting of Holders of such securities convened to consider the relevant Extraordinary Resolution (and any adjournment thereof).

“Existing 2017 USD Notes Proposal”

In respect of the Existing 2017 USD Notes, the proposal to make certain modifications to the terms of such securities, and to agree certain releases and waivers, all as more fully described in this Exchange Offer Document.

“Existing 2018 CHF Notes”	The Bank’s CHF 175,000,000 5.00 per cent. Notes due 2018 (ISIN: CH0236907868).

“Existing 2018 CHF Notes Mandatory Exchange Option”	In respect of the Existing 2018 CHF Notes, the option of the Bank (if the Extraordinary Resolution at the relevant Meeting is passed) to mandatorily effect the exchange of all (but not some

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only) of the Existing 2018 CHF Notes for (i) Good Bank 2022 CHF Notes, (ii) Senior Stub Instruments and (iii) the Cash Payment and, if such exchange is implemented, to also make the Coupon Service Payment.

“Existing 2018 CHF Notes Meeting”	In respect of the Existing 2018 CHF Notes, the meeting of Holders of such securities convened to consider the relevant Extraordinary Resolution (and any adjournment thereof).

“Existing 2018 CHF Notes Proposal”

In respect of the Existing 2018 CHF Notes, the proposal to make certain modifications to the terms of such securities, and to agree certain releases and waivers, all as more fully described in this Exchange Offer Document.

“Existing Notes”	The USD Existing Notes and the CHF Existing Notes.

“Existing Senior Debt Instruments”	collectively: • Senior DMTNs; • Senior EMTNs; • Bilateral Corporate Deposits; and • the Facility Debt, but specifically excluding all Existing Subordinated Debt Instruments.

“Expiration Deadline”	5.00 p.m. (London time) on 25 February 2016.

“Extraordinary Resolution”

In respect of each Series of the Existing Notes, the extraordinary resolution to be proposed at the relevant Meeting of Holders of such Series, substantially as contemplated in the forms of notice convening the Meetings in respect of the Existing Notes set out in Parts 7 to 13 of Section B of this Exchange Offer Document.

“Final Settlement Date”

If settlement of all elements of the consideration for the Offers occurs on the same Settlement Date, the Settlement Date or, if such settlement occurs on more than one date, the final Settlement Date.

“Financial Services Act”	Article 101-bis, paragraph 3-bis of the Belgian Legislative Decree No. 58 of 24 February 1998, as amended.

“Fiscal Agent”	Citibank N.A., London Branch.

“FMA”	The South African Financial Markets Act 19 of 2012, as amended.

“form of proxy”	An instrument pursuant to which a Registered Holder may appoint any person as a proxy to act on his or its behalf in connection with a Meeting.

“France”	The Republic of France.

“Global Certificate”	The registered global certificate representing the relevant Series of Existing Notes.

“Good Bank”	K2014176899 (South Africa) Limited (registration number 2014/176899/06) (to be renamed “African Bank Limited” on or around the Transaction Effective Date), a newly formed public

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company incorporated in accordance with the laws of South Africa, being the new registered bank that will acquire the Good Bank Business if the Restructuring is implemented.

“Good Bank 2018(1) USD Notes”	The new United States dollar denominated 2.40 per cent. Notes due 2018 to be issued by Good Bank.

“Good Bank 2019(1) CHF Notes”	The new Swiss franc denominated 4.750 per cent. Notes due 2019 (ISIN: CH0310140543) to be issued by Good Bank.

“Good Bank 2020(1) CHF Notes”	The new Swiss franc denominated 4.00 per cent. Notes due 2020 (ISIN: CH0310140568) to be issued by Good Bank.

“Good Bank 6% 2020(1) USD Notes”	The new United States dollar denominated 6.00 per cent. Notes due 2020 to be issued by Good Bank.

“Good Bank 8.125% 2020(1) USD Notes”	The new United States dollar denominated 8.125 per cent. Notes due 2020 to be issued by Good Bank.

“Good Bank 2021(1) CHF Notes”	The new Swiss franc denominated 5.50 per cent. Notes due 2021 (ISIN: CH0310140584) to be issued by Good Bank.

“Good Bank 2022(1) CHF Notes”	The new Swiss franc denominated 5.00 per cent. Notes due 2022 (ISIN: CH0310140600) to be issued by Good Bank.

“Good Bank Business”

Comprises the Good Book, the Operational Assets, the Retail Deposits and the Operational Liabilities, all to be transferred to Good Bank on the Transaction Effective Date together with the Top-Up Cash Amount, if the Restructuring is implemented.

“Good Bank CHF Notes”	The Good Bank 2019 CHF Notes, the Good Bank 2020 CHF Notes, the Good Bank 2021 CHF Notes and the Good Bank 2022 CHF Notes.

“Good Bank Notes”

The Good Bank 2018 USD Notes, the Good Bank 2019 CHF Notes, the Good Bank 2020 CHF Notes, the Good Bank 6% 2020 USD Notes, the Good Bank 8.125% 2020 USD Notes, the Good Bank 2021 CHF Notes and the Good Bank 2022 CHF Notes.

“Good Bank USD Notes”	The Good Bank 2018 USD Notes, the Good Bank 6% 2020 USD Notes and the Good Bank 8.125% 2020 USD Notes.

“Holder”	A holder of Existing Notes.

“Interest Payment Date”	In respect of each Series of Existing Notes, has the meaning as defined in the terms and conditions of such Existing Notes.

“JIBAR”

The Johannesburg Interbank Agreed Rate for a three month period which, for the purposes of determining amounts payable where a Payment Date is later than the Transaction Effective Date, will be determined by African Bank in its sole discretion on the Transaction Effective Date.

“JSE”	The Johannesburg stock exchange, a securities exchange operated by JSE Limited.

“JSE Limited”	The JSE Limited (registration number 2005/022939/06), a public company incorporated in accordance with the laws of South Africa.

(1)                                 The references to the maturity date of the Good Bank Notes are indicative and subject to confirmation depending on the Issue Date and the Maturity Extension Period.

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“London Stock Exchange”	The London Stock Exchange plc.

“Mandatory Exchange Options”

The Existing 2015 CHF Notes Mandatory Exchange Option, the Existing 2015 USD Notes Mandatory Exchange Option, the Existing 2016 CHF Notes Mandatory Exchange Option, the Existing 2016 USD Notes Mandatory Exchange Option, the Existing 2017 CHF Notes Mandatory Exchange Option, the Existing 2017 USD Notes Mandatory Exchange Option and the Existing 2018 CHF Notes Mandatory Exchange Option (each a “Mandatory Exchange Option”).

“Maturity Extension Period”	The period comprising (i) 24 months plus (ii) the number of days during the period commencing on and including the Curatorship Date and ending on (but excluding) the Transaction Effective Date.

“Meetings”

The Existing 2015 USD Notes Meeting, the Existing 2016 USD Notes Meeting, the Existing 2017 USD Notes Meeting, the Existing 2015 CHF Notes Meeting, the Existing 2016 CHF Notes Meeting, the Existing 2017 CHF Notes Meeting and the Existing 2018 CHF Notes Meeting (and each a “Meeting”).

“Missed Coupon(s)”

In respect of each Series of Existing Notes, the amount of unpaid interest that was due and payable on a Missed Interest Payment Date, assuming for the purpose of such amount that no default interest was due and payable on such Missed Interest Payment Date. The Missed Interest Payment Date(s) (in respect of any Existing Notes whose ordinary course contractual maturity falls prior to the Transaction Effective Date) shall be determined as though the ordinary course contractual maturity of such Series was extended until (but excluding) the Transaction Effective Date (i.e. as though the ordinary course Interest Payment Dates continued after the ordinary course Maturity Date of the relevant Series).

“Missed Interest Payment Date”

In respect of each Series of Existing Notes, each Interest Payment Date after the Curatorship Date but prior to the Transaction Effective Date, which (in respect of any Existing Notes whose ordinary course contractual maturity falls prior to the Transaction Effective Date) shall be determined as though the ordinary course contractual maturity of such Existing Notes was extended until (but excluding) the Transaction Effective Date.

“Nominee”	Citivic Nominees Limited.

“Non-Transferable Senior Stub Instrument”	An unlisted, unsubordinated, non-transferable claim against Bank, the terms and conditions of which are set out in Appendix D of this Exchange Offer Document.

“Notifying News Service”	A recognised financial news service or services (e.g. Reuters/Bloomberg) as selected by the Bank.

“Offer Information Memorandum”	The Offer Information Memorandum prepared by African Bank in connection with the Bank Liability Management Exercise, a copy of which is attached as Appendix C to this Exchange Offer Document.

“Offer Restrictions”	The offer restrictions set out in Section E of this Exchange

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Offer Document.

“Offers”	The Exchange Offers and the Amendment Proposals.

“Order”	The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 of the United Kingdom.

“Participation Percentage”

The percentage of Senior Advisory Fees attributable to an Existing Senior Debt Instrument that is exchanged pursuant to the Senior Exchange Offers (excluding Other Senior Claims), which shall be calculated by expressing the Face Value of the relevant Existing Senior Debt Instrument as at (but excluding) the Curatorship Date as a percentage of the aggregate Face Values as at (but excluding) the Curatorship Date of all the Existing Senior Debt Instruments that participate in the Senior Exchange Offers (excluding Other Senior Claims).

“Payment Date”	The Settlement Date on which the Bank pays, or procures payment of, an amount equal to the Cash Payment and Coupon Service Payment to the relevant Clearing Systems.

“Preliminary Prospectus”	The preliminary base prospectus produced in connection with the Good Bank’s U.S.$6,000,000,000 Euro Medium Term Note Programme which is appended at Appendix A of this Exchange Offer Document.

“Prospectus Law”

Article 3 § 1 of the Belgian Law of 16 June 2006 on the public offering of securities and the admission of securities to trading on a regulated market (Loi relative aux offres publiques d’instruments de placement et aux admissions d’instruments de placement à la négociation sur des marchés réglementés / Wet op de openbare aanbieding van beleggingsinstrumenten en de toelating van beleggingsinstrumenten tot de verhandeling op een gereglementeerde markt).

“proxy”	A person appointed by a Registered Holder to act on his or its behalf in connection with a Meeting.

“Qualified Investor”	Has the same meaning as set out in Directive 2003/71/EC, as amended (to the extent that such amendments have been implemented in the relevant member state of the European Economic Area).

“Rate of Interest”	Has the meaning given to it in the terms and conditions of the relevant Series.

“Redemption Instructions”

Electronic instructions in the form specified in the Redemption Record Date Notice pursuant to which a Holder (acting through its Direct Participant unless such Holder is a Direct Participant) may, by the relevant deadline, confirm its eligibility to receive either Non-Transferable Senior Stub Instruments or Transferable Senior Stub Instruments (as the case may be) (and each a “Redemption Instruction”).

“Redemption Record Date”

The date (i) on which trading in a Series of Existing Notes, in respect of which the Extraordinary Resolution was passed, will no longer be permitted in the Clearing System and settlement flags in respect of such Series will be closed and (ii) from which a Holder of such Existing Notes will be eligible to submit a Redemption Instruction to the Exchange Agent if such

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Holder wishes to be eligible to receive Senior Stub Instruments on a Settlement Date.

“Redemption Record Date Notice”

The notice to be given by African Bank notifying Holders of a Series of Existing Notes in respect of which the Extraordinary Resolution was passed and implemented, of the Redemption Record Date in respect of the Series of Existing Notes.

“Reference Bank”	means a leading bank in the South African inter-bank market selected by the Bank.

“Registered Holder”	The registered Holder of a Global Certificate.

“Registrar of Banks”	The South African Registrar of Banks designated under section 4 of the Banks Act.

“Regulatory News Service”	Regulatory News Service (RNS) operated by the London Stock Exchange.

“Relevant Account Details”

The securities account details of the Holder (or its custodian or any direct participant) in STRATE to which a Non-Transferable Senior Stub Instrument is capable of being delivered. Such securities account details include:

•                  CSDP name;
•                  CSDP’s account number at STRATE (CSDP SCA);
•                  client name at CSDP;
•                  client scrip account number at CSDP;
•                  name of broker; and
•                  scrip account of broker.

“Relevant Persons”

Each of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks, and any person who controls any of them or any affiliate of them and, in each case their respective directors, partners, members, employees, agents and representatives (other than the directors of the Bank) as well as the financial, legal and other professional advisers of the Curator and Good Bank.

“Relevant Spot Rate”

For the purposes of calculating the ZAR Equivalent of €100,000 and CHF Equivalent of €100,000, the relevant spot rate of exchange quoted by any Reference Bank to its corporate customers for €100,000 on the date of this Exchange Offer Document.

“Restructuring”

The transaction for the resolution and restructuring of African Bank, as summarised in section 3 of the Offer Information Memorandum and referred to in the Offer Information Memorandum as the “African Bank Restructuring”.

“SARB”	The South African Reserve Bank established in terms of the South African Reserve Bank Act 90 of 1989, as amended.

“SARB Outstandings”

The aggregate of all fees, interest, capital and other amounts owing to SARB from time to time in terms of or arising from the SARB Transaction Loan and the SARB Indemnity Facility and pursuant to any guarantee payments made by SARB under the SARB Guarantee (as defined in the Offer Information

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Memorandum).

“Securities Act”	The United States Securities Act of 1933.

“Senior Advisory Fees”

The advisory fees and expenses actually payable to White & Case (together with any applicable VAT and disbursements) in connection with the Restructuring, provided that such amount is limited to ZAR16.5 million plus any applicable VAT and disbursements.

“Senior Exchange Offer”

An offer that will enable the holder of an Existing Senior Debt Instrument to exchange Existing Senior Debt Instruments for:
•                                          New Senior Debt Instruments in Good Bank;

•                                          Senior Stub Instruments in the Bank; and

•                                          the Cash Payment
and to receive the Coupon Service Payment, if applicable.

“Senior Stub Instrument”	A Non-Transferable Senior Stub Instrument or a Transferable Senior Stub Instrument, as the context requires.

“Series”	One or more series of Existing Notes (as the context admits).

“Settlement Condition”

The conditions which must be satisfied or waived, if applicable, on or before 30 June 2016 in order for the EMTN Liability Management Exercise to be implemented, as more fully described in paragraph 4 of Part 1 of Section B to this Exchange Offer Document.

“Settlement Date(s)”

The date or dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Offers will, to the extent accepted and implemented, be settled.

“SIS”	SIX SIS AG, the Swiss Securities Services Corporation in Olten, Switzerland.

“SIS Instruction Notice”

Instructions from SIS Participants to SIS regarding blocking of an Eligible Holder’s CHF Existing Notes in accordance with SIS procedures and by the relevant deadlines specified in the relevant SIS Notice in order for Eligible Holders of CHF Existing Notes held in SIS to be able to participate in the relevant Exchange Offers.

“SIS Notice”	A notice to be sent to SIS Participants by SIS on behalf of the Bank relating to the relevant Exchange Offers.

“SIS Participant”	Each participant of SIS.

“SIX Swiss Exchange”	SIX Swiss Exchange Ltd (formerly SWX Swiss Exchange).

“South African Companies Act”	South African Companies Act 71 of 2008, as amended.

“Specified Denomination”	Has the meaning given to it in the terms and conditions of the relevant Series.

“Stub Conversion Rate”

The closing rate of exchange for USD and CHF to obtain ZAR appearing on Bloomberg on Friday, 8 August 2014 (being the last Business Day prior to the Curatorship Date) being:
(i) ZAR to USD 10.6594; and

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(ii) ZAR to CHF 11.7709.

“Summary Offering Table”	The table under “1. Summary Offering Table” in Section B Part 1.

“Transaction Effective Date”

The effective date of the Restructuring, being the date upon which all risk and benefit in respect of the Good Bank Business passes to Good Bank which is targeted for 4 April 2016 or such earlier or later date as the Curator may announce, provided that the Curator shall not be entitled to extend the Transaction Effective Date beyond 30 May 2016 without the written consent of all the Consortium members (as more fully set out in the Offer Information Memorandum).

“Transferable Senior Stub Instrument”	An unlisted, unsubordinated, transferable claim against the Bank, the terms and conditions of which are set out in Appendix D of this Exchange Offer Document and to which condition 10 applies.

“UKLA”	United Kingdom Listing Authority.

“United Kingdom” or “UK”	United Kingdom of Great Britain and Northern Ireland.

“United States” or “U.S.”	The United States, its territories and possessions, any state of the United States or the District of Columbia.

“U.S. Dollar LIBOR”	The three month London Interbank Offer Rate for USD as determined by the Bank in its sole discretion on the Transaction Effective Date.

“USD”	United States Dollars, being the lawful currency of the United States of America.

“USD Existing Notes”	The Existing 2015 USD Notes, the Existing 2016 USD Notes and the Existing 2017 USD Notes.

“VAT”	Value-added tax.

“ZAR” or “Rand” or “R”	South African Rand.

“ZAR Equivalent of €100,000”	The ZAR equivalent of €100,000, determined by the Bank converting such amount into ZAR using the Relevant Spot Rate.

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OVERVIEW OF THE LIABILITY MANAGEMENT EXERCISE

The EMTN Liability Management Exercise is being conducted as part of the wider Bank Liability Management Exercise which, in turn, forms part of the Restructuring. The details of the Restructuring are set out in Section 3, “The African Bank Restructuring” of the Offer Information Memorandum and the rationale for the Restructuring is set out in Section 2.1, “Background to and Rationale for the African Bank Restructuring” of the Offer Information Memorandum.

The EMTN Liability Management Exercise being conducted by the Bank in respect of the Existing Notes involves invitations pursuant to which Holders of each Series of the Existing Notes are invited to exchange their relevant Existing Notes for, if such exchange is consummated:

(a)                                          new senior debt securities to be issued by Good Bank (the “Good Bank Notes”);

(b)                                          an unsubordinated, transferable/non-transferable (as applicable) unlisted instrument (“Senior Stub Instrument”) to be issued by the Bank representing a claim against the Bank in a nominal amount, converted into ZAR at the Stub Conversion Rate, equal to 10 per cent. of the amount of principal and interest in the ordinary course (i.e. excluding any default or penalty interest) that was outstanding under the relevant Existing Notes as at (but excluding) the Curatorship Date (the “Accreted Amount”). The terms and conditions of the Senior Stub Instruments are set out in Appendix D to this Exchange Offer Document; and

(c)                                           the Cash Payment.

If such exchange is implemented, such Holder will also receive the Coupon Service Payment.

Further details on what is being offered in the EMTN Liability Management Exercise is set out below under “What is being offered?”, but these descriptions are subject to the more detailed offer terms and conditions set out in this Exchange Offer Document.

Alongside the Exchange Offers, a meeting of the Holders of each Series of Existing Notes is also being convened in order for Holders of the relevant Series of Existing Notes to vote on a proposed Extraordinary Resolution (the “Amendment Proposals”) which, if passed and implemented, would result in amendments to the terms of the relevant Series of Existing Notes to enable the Bank to mandatorily effect the exchange in respect of all (but not some only) of the relevant Series of Existing Notes for (i) the Good Bank Notes, (ii) Senior Stub Instruments and (iii) the Cash Payment and, if such exchange is implemented, the Holder of such Existing Notes will also receive the Coupon Service Payment, in each case on the same terms as Existing Notes would have been exchanged in the Exchange Offer relating to such Series.

The options available to Holders of Existing Notes in respect of the EMTN Liability Management Exercise are as set out in this Exchange Offer Document.

This Exchange Offer Document sets out the terms of the Exchange Offers and Amendment Proposals, which are collectively referred to in this Exchange Offer Document as the “EMTN Liability Management Exercise”.

Why has the EMTN Liability Management Exercise been launched?

Holders of Existing Notes should review Section 4, “Background to the Curatorship” of the Offer Information Memorandum for background as to the reasons why the EMTN Liability Management Exercise has been launched.

What conditions must be satisfied or waived, if applicable, on or before 30 June 2016 in order for the EMTN Liability Management Exercise to be completed?

Existing Notes will only be exchanged pursuant to the EMTN Liability Management Exercise if the suspensive conditions to the Restructuring as set out in Section 3.7 of the Offer Information Memorandum are satisfied or waived, if applicable, on or before 30 June 2016. The suspensive conditions include a condition that the holders of more than 50 per cent. of the Existing Senior Debt Instruments (in value) make Senior Exchange Offers that are

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accepted by the Bank. For the avoidance of doubt, any Existing Senior Debt Instrument that is exchanged by Extraordinary Resolution shall be disregarded in calculating this threshold, unless the relevant holder of such instrument made or accepted, or voted in favour of, the relevant Senior Exchange Offer/ Extraordinary Resolution as the case may be.

Such suspensive conditions are collectively referred to in this Exchange Offer Document as the “Settlement Condition”.

If the Settlement Condition is not satisfied or waived, if applicable, on or before 30 June 2016 the EMTN Liability Management Exercise will not be implemented, and no Existing Notes will be exchanged pursuant to the EMTN Liability Management Exercise. Please refer to Section 3.7 of the Offer Information Memorandum which sets out certain circumstances whereby the suspensive conditions to the Restructuring (as referred to in paragraph (a) above) may be waived by the Bank and Good Bank.

For the avoidance of doubt, the completion of the EMTN Liability Management Exercise is not conditional upon the approval of the Amendment Proposals and/or all Holders of Existing Notes having such Existing Notes exchanged pursuant to the Exchange Offers or the Amendment Proposals. The Bank reserves the right to complete the EMTN Liability Management Exercise irrespective of whether or not completion would result in some of the Existing Notes not being exchanged.

What happens if the Settlement Condition is not satisfied or waived, if applicable, on or before 30 June 2016 and as a result no Existing Notes are exchanged pursuant to the EMTN Liability Management Exercise?

Please refer to Annexure B, “African Bank run-off and liquidation analysis” in the Offer Information Memorandum.

What happens to Holders of the Existing Notes who do not participate in the EMTN Liability Management Exercise in the event the Settlement Condition is satisfied or waived, if applicable, on or before 30 June 2016 and other Existing Notes are accepted for exchange?

If an Extraordinary Resolution is passed in respect of Existing Notes held by a relevant Noteholder then such Extraordinary Resolution will be binding on all Existing Notes of that Series, including those held by the relevant Noteholder. If the Extraordinary Resolution is passed and the Settlement Condition is satisfied or waived, if applicable, on or before 30 June 2016 it is the intention of African Bank to implement and use the Mandatory Exchange Option to effect the exchange of the Existing Notes on the Settlement Date(s) on the same terms as Existing Notes would have been exchanged in the Exchange Offer relating to such Series.

In all other cases, where a Holder of Existing Notes does not, or fails to, validly make an offer to exchange its Existing Notes in an Exchange Offer in respect of such Existing Notes which is accepted by the Bank, the claims of such Holder in respect of such Existing Notes will remain claims against African Bank.

Please refer to Annexure B, “African Bank run-off and liquidation analysis” of the Offer Information Memorandum for further information.

What is being offered?

Set out below is a summary of the Exchange Offers and Amendment Proposals as they relate specifically to the Existing Notes but these descriptions are subject to the more detailed offer terms and conditions set out in this Exchange Offer Document.

Exchange Offers

Holders of Existing Notes are being invited to make offers to exchange their Existing Notes. An Eligible Holder who validly offers to exchange its Existing Notes in the Exchange Offer will, if such Existing Notes are exchanged pursuant to the EMTN Liability Management Exercise, be eligible to receive:

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(a)                                an amount of the Good Bank Notes of the corresponding series as set out in the Summary Offering Table;

(b)                                an amount of ZAR denominated Senior Stub Instruments as set out in the Summary Offering Table;

(c)                                 the Cash Payment as set out in the Summary Offering Table; and

(d)                                the Coupon Service Payment.

Any Existing Notes which are not exchanged pursuant to and remain outstanding following the EMTN Liability Management Exercise are expected to be delisted and will cease to be rated.

Good Bank Notes

The terms and conditions of the Good Bank Notes will be as set out in the Preliminary Prospectus and the relevant draft final terms for each series of the Good Bank Notes set out in Appendix B-1. The principal economic terms are substantially aligned with the economic terms of the relevant Existing Notes save for certain specified amendments, in particular (i) the nominal amount of each series of Good Bank Notes will be 80 per cent. of the total nominal amount outstanding in respect of the corresponding Series of Existing Notes as at the Transaction Effective Date, (ii) the maturity date for each series of the Good Bank Notes represents an extension of (a) the period from the Curatorship Date to the Transaction Effective Date plus (b) an additional 24 months compared to the maturity of the corresponding Series of Existing Notes, (iii) the Good Bank Notes are obligations of Good Bank and not the Bank and (iv) the interest payment dates of the Good Bank Notes will be aligned to their extended maturity date to ensure that the last interest period is a full unbroken interest period. The duration of the interest periods will however remain the same as those that applied to the relevant Existing Notes.

The nominal amount of each series of the Good Bank Notes will be equal to 80 per cent. of the aggregate nominal amount of the corresponding Series of Existing Notes exchanged pursuant to the EMTN Liability Management Exercise, such 80 per cent. nominal amount combined with the Cash Payment reflecting the application of a 10 per cent. haircut in respect of the aggregate nominal amount of the relevant Series of Existing Notes. As such, the Good Bank Notes will be denominated in (i) minimum denominations of U.S.$ 160,000 and integral multiples of U.S.$100 in excess thereof in respect of U.S. dollar denominated Good Bank Notes and (ii) minimum denominations of CHF4,000 and integral multiples of CHF4,000 in excess thereof in respect of Swiss Franc denominated Good Bank Notes. The denominations of the Good Bank Notes have been set to ensure that Holders of Existing Notes of the relevant minimum denomination can, upon exchange, receive Good Bank Notes in respect of the entire portion of their Existing Notes which are subject to exchange, without any fractional entitlements being lost or settled in cash.

Senior Stub Instrument

A Senior Stub Instrument will:

•                               have a nominal value in ZAR equal to 10 per cent. of the Accreted Amount (converted into ZAR using the Stub Conversion Rate) of the relevant Existing Notes exchanged in the Exchange Offer;

•                               be issued by and constitute an unlisted claim against the Bank;

•                               either be a Non-Transferable Senior Stub Instrument or a Transferable Senior Stub Instrument;

•                               be issued in uncertificated form and held in the CSD and be, in respect of a Transferable Senior Stub Instrument only, capable of being held in Euroclear, Clearstream, Luxembourg or SIS (as applicable) via their respective bridge accounts with STRATE;

•                               constitute direct, unconditional, unsubordinated and unsecured obligations of the Bank and rank pari passu among themselves and, subject to the below, equally with all other present and future unsecured and unsubordinated obligations of the Bank from time to time outstanding;

•                               in the event of the Bank being placed into liquidation or wound-up, (x) rank ahead of the claims of subordinated creditors of the Bank and (y) rank behind the Secured Claims and Preferred Creditors of the Bank;

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•                               save in the liquidation or winding-up of the Bank, only be repayable in accordance with the distribution waterfall (as more fully described in paragraph 3.3 (Senior Stub Instruments) of Part 1 of Section B and condition 10 of Appendix D (Terms and Conditions of the Stub Instruments));

•                               constitute a ZAR instrument with all and any payments under the Senior Stub Instruments being in ZAR (i.e. African Bank will not assume any foreign currency risk in respect of any Senior Stub Instruments);

•                               accrue interest at a rate of JIBAR plus 300 basis points (capitalised quarterly) with retrospective effect from the Curatorship Date; and

•                               have payments of principal and/or interest in respect of the uncertified Senior Stub Instruments made to the CSD or relevant CSDP, as the case may be, (to the bank account specified by the CSD or relevant CSDP), and the Bank will be discharged by proper payment to the CSD or relevant CSDP (as the case may be) in respect of each amount so paid.

Please refer to section 5.4 of the Offer Information Memorandum where the collection prospects of the Residual Book, and the anticipated distributions in respect of the Senior Stub Instruments, are discussed in more detail.

Terms used but not defined above have the meaning given to them in “Appendix D - Terms and Conditions of the Stub Instruments”.

The terms and conditions of the Non-Transferable Senior Stub Instruments and Transferable Senior Stub Instruments and the related pro forma term sheets are set out in Appendix D to this Exchange Offer Document. Holders of Existing Notes should refer to paragraph 3.3 of Part 1 of Section B for further details on Senior Stub Instruments and the conditions determining which Senior Stub Instruments such Holder may receive pursuant to the relevant Exchange Offer.

Cash Payment

The Cash Payment will consist of a cash amount to be paid to Holders whose Existing Notes are exchanged pursuant to the relevant Exchange Offer or mandatorily exchanged pursuant to the relevant Amendment Proposal, if passed and implemented, equal to 10 per cent. of the aggregate nominal amount of the relevant Existing Notes exchanged pursuant to the EMTN Liability Management Exercise. For the USD Existing Notes, if the relevant Payment Date occurs after the Transaction Effective Date, this payment will include interest at U.S. Dollar LIBOR on such amount with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date. For the avoidance of doubt, the Cash Payment to be made to the holders of the CHF Existing Notes will not include such interest, as CHF LIBOR as at the date of this Exchange Offer Document was a negative number.

Coupon Service Payment

A cash amount to be paid to Holders whose Existing Notes are exchanged pursuant to the relevant Exchange Offer or mandatorily exchanged pursuant to the relevant Amendment Proposal, if passed and implemented, equal to: (i) 90 per cent. of the total amount of interest accrued and unpaid (calculated by reference to the Rate of Interest and Day Count Fraction set out in the terms and conditions of the relevant Existing Notes and assuming for the purpose of such amount that no default interest was due and payable on such amount) on the nominal amount of the relevant Existing Note from (and including) the Interest Payment Date in respect of such Existing Note immediately prior to the Curatorship Date up to (but excluding) the Transaction Effective Date, provided that in calculating such accrued interest amount, each Missed Coupon shall be added to the nominal amount of the Existing Note with effect from the relevant Missed Interest Payment Date, such that from (and including) such Missed Interest Payment Date the nominal amount of the Existing Note shall, for the purposes of the calculation of the Coupon Service Payment, be increased by the amount of the relevant Missed Coupon; minus (ii) the relevant Existing Note’s Participation Percentage of the Senior Advisory Fees; together with, for the USD Existing Notes only, (iii) if the relevant Payment Date occurs after the Transaction Effective Date, interest at U.S. Dollar LIBOR on item (i) minus item (ii) with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date. For the avoidance of doubt, the Coupon Service Payment to be made to the holders of the

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CHF Existing Notes will not include the interest as described in (iii), as CHF LIBOR as at the date of this Exchange Offer Document was a negative number.

Amendment Proposal

A meeting of the Holders of each Series is also being convened (a “Meeting”), pursuant to the terms and conditions of the relevant Existing Notes, in order for those Holders to vote on a proposed Extraordinary Resolution which, if passed and implemented, would result in amendments to the terms of the relevant Series of Existing Notes to:

(a) enable the Bank to mandatorily effect the exchange in respect of all (but not some only) of the relevant Existing Notes in that Series for an amount of the corresponding series of the Good Bank Notes, Senior Stub Instruments and the Cash Payment as set out in the Summary Offering Table, along with the entitlement to the Coupon Service Payment, on the same terms as the relevant Existing Notes would have been exchanged in the Exchange Offer, and

(b) insert into the terms and conditions of the relevant Existing Notes, the Redemption Record Date, being the date (which will be 10 Business Days prior to the Transaction Effective Date) specified by the Bank in the Redemption Record Date Notice as the date (i) from and including which trading in the Existing Notes will no longer be permitted in the Clearing System and settlement flags in respect of the Existing Notes will be closed until (and including) the Final Settlement Date and (ii) from and including which a Holder of such Existing Notes will be eligible to submit a Redemption Instruction to the Exchange Agent if such Holder wishes to be eligible to receive Senior Stub Instruments on the Settlement Date(s) (as further described in paragraph 3.3 (Senior Stub Instruments) of Part 1 of Section B of this Exchange Offer Document).

The proposed resolution also contains, on behalf of all Holders of the relevant Series (a) a release, to the fullest extent permitted by law, of the Relevant Persons from all and any claims and/or liabilities of whatsoever nature in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or the Holders’ Existing Notes, including their decision to invest in or acquire their Existing Notes (howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Existing Notes); (b) a waiver, to the fullest extent permitted by law, of all rights and entitlement they may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or their Existing Notes, including their decision to invest in or acquire their Existing Notes, (howsoever such right or entitlement might arise and including actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Existing Notes); (c) (if their Existing Notes are exchanged in the EMTN Liability Management Exercise) a waiver of any and all events of default (howsoever described or arising) in respect of the relevant Series of such exchanged Existing Notes; and (d) (if their Existing Notes are exchanged in the EMTN Liability Management Exercise) a waiver, to the fullest extent permitted by law, of all their rights, title and interest to and claims in respect of such exchanged Existing Notes.

By offering to exchange Existing Notes in the Exchange Offer, a Holder will also automatically instruct the Exchange Agent to vote on such Holder’s behalf in respect of the relevant Existing Notes the subject of such Exchange Instruction in favour of the Extraordinary Resolution proposed at the relevant Meeting (and at any adjourned such meeting).

Blocking and unblocking of Existing Notes subject to the Extraordinary Resolution being passed

Upon submission of an Exchange Instruction or vote in respect of the Amendment Proposals, a Holder’s Existing Notes will be blocked in the relevant Clearing System as set out in this Exchange Offer Document.

Such Holders of the Existing Notes who have submitted an Exchange Instruction or vote should note that:

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(i) if the Extraordinary Resolution in respect of a Series of Existing Notes is passed, (a) that Holder’s Existing Notes in such Series will be unblocked from the Exchange Offers Results Announcement Date and (b) the Exchange Offer in respect of such Series will not be completed as African Bank intends, in those circumstances (subject to the terms and conditions set out in the Amendment Proposals and in this Exchange Offer Document, including the satisfaction or waiver, if applicable, of the Settlement Condition on or before 30 June 2016), to implement and use the Mandatory Exchange Option to effect the exchange of the Existing Notes of that Series on the Settlement Date(s). If such Holder subsequently transfers the Existing Notes in such Series to another person prior to the Redemption Record Date, such transferring Holder will no longer be eligible to receive the Good Bank Notes, Senior Stub Instruments, Cash Payment or Coupon Service Payment. Instead, such consideration will be delivered (subject to the terms and conditions set out in this Exchange Offer Document) to the Holder of the Existing Notes in such Series as at the Redemption Record Date; and

(ii) if the Extraordinary Resolution in respect of a Series of Existing Notes is not passed, that Holder’s Existing Notes will be blocked until (a) in the case of an Exchange Instruction, the earlier of (1) the date on which such Existing Notes are exchanged pursuant to the Exchange Offer; (2) 1 July 2016 if the Settlement Condition is not fulfilled or waived (if applicable) on or before 30 June 2016; or (3) termination of the relevant Exchange Offer (or if such instruction is revoked, in the limited circumstances in which such revocation is permitted) or (b) in the case of a vote, on the earlier of (1) the Exchange Offers Results Announcement Date and (2) upon such Existing Notes ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the holder thereof to be held to its order or under its control.

All references to the delivery of the Good Bank Notes, Senior Stub Instruments and the payment of the Cash Payment and the Coupon Service Payment in this Exchange Offer Document to Holders of Existing Notes should be construed accordingly.

Where can I find information on Good Bank?

See Section 4, “Good Bank” of the Offer Information Memorandum and the “Description of the Issuer” section in the Preliminary Prospectus for information on Good Bank. Holders should read the Preliminary Prospectus and Offer Information Memorandum in their entirety.

What documents do I need to read?

Holders of Existing Notes are recommended to read this Exchange Offer Document, including its appendices, in full.

Each of the Preliminary Prospectus, the Preliminary Swiss Listing Prospectuses, the Offer Information Memorandum, the Terms and Conditions of the Stub Instruments and each Form of Notice convening the Meetings is appended to, and forms part of, this Exchange Offer Document. Also appended to this Exchange Offer Document at Appendix B-1 are the following draft forms of final terms in respect of each series of the Good Bank Notes:

•                  Part A: Draft form of Final Terms in respect of the Good Bank 2018 USD Notes

•                  Part B: Draft form of Final Terms in respect of the Good Bank 2019 CHF Notes

•                  Part C: Draft form of Final Terms in respect of the Good Bank 2020 CHF Notes

•                  Part D: Draft form of Final Terms in respect of the Good Bank 6% 2020 USD Notes

•                  Part E: Draft form of Final Terms in respect of the Good Bank 8.125% 2020 USD Notes

•                  Part F: Draft form of Final Terms in respect of the Good Bank 2021 CHF Notes

•                  Part G: Draft form of Final Terms in respect of the Good Bank 2022 CHF Notes

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Where can I obtain the relevant documents or further information?

This Exchange Offer Document, the Offer Information Memorandum, the Preliminary Prospectus, the Preliminary Swiss Listing Prospectuses, the draft Final Terms and the Terms and Conditions of the Stub Instruments will be made available on the following website: www.africanbank.co.za or http://www.africanbank.co.za/about-us/investors. Other information concerning the Bank Liability Management Exercise is also set out on these websites.

Subject to, inter alia, satisfaction or waiver, if applicable, of the Settlement Condition on or before 30 June 2016, the final prospectus prepared in connection with the Good Bank Programme will, following its approval, which is expected to be two business days prior to the Transaction Effective Date, be available on the Regulatory News Service (RNS) operated by the London Stock Exchange plc at: http://www.londonstockexchange.com/exchange/news/market-news/market-news-home.html.

This Exchange Offer Document, the Offer Information Memorandum, the Preliminary Prospectus, the Preliminary Swiss Listing Prospectuses, the draft Final Terms, the Terms and Conditions of the Stub Instruments and each final notice of the Meetings may also be obtained from Lucid Issuer Services Limited (the “Exchange Agent”), who can be contacted at the following email address: africanbank@lucid-is.com.

Am I eligible to participate in the EMTN Liability Management Exercise?

All Holders of Existing Notes will be eligible to participate in the EMTN Liability Management Exercise, subject only to applicable laws and regulations in the country where they are located.

Holders located in Switzerland

Holders who are resident or located in Switzerland will be eligible to participate in the Exchange Offers and the Amendment Proposals. Further information on offer restrictions in Switzerland can be found at Section E of this Exchange Offer Document.

Other countries

In countries other than Switzerland, whether or not Holders of Existing Notes are able to participate in the EMTN Liability Management Exercise, or certain of its component parts, may be restricted by law. Holders are responsible for ensuring that they inform themselves about, and comply with, any such restrictions.

However, for the avoidance of doubt, all Holders of relevant Existing Notes will be eligible to participate in the relevant Meetings, even if such Holders are not eligible to participate in the Exchange Offers. Holders of Existing Notes that are not Eligible Holders who wish to have their Existing Notes exchanged on the terms set out in this Exchange Offer Memorandum should note that it may be in their interest to vote in favour of the relevant Extraordinary Resolution(s), as their Existing Notes will be exchanged for the relevant series of the Good Bank Notes, Senior Stub Instruments and the Cash Payment and they will become entitled to the Coupon Service Payment if the relevant Extraordinary Resolution is passed and implemented.

How do I participate in the EMTN Liability Management Exercise?

Holders of Existing Notes are referred to Section B Part 4 of this Exchange Offer Document for information on how to participate in the Offers.

Holders who hold their Existing Notes through a custodian, broker or other financial intermediary are urged to contact that intermediary as a matter of priority to discuss their arrangements and to determine what instructions that intermediary will require in order for the relevant Holder to participate in the EMTN Liability Management Exercise.

I want to participate in the EMTN Liability Management Exercise. When do I need to take action?

The offer period for each of the Exchange Offers and Amendment Proposals expires at 5.00p.m. (London time) on 25 February 2016 (the “Expiration Deadline”).

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An indicative timetable for the EMTN Liability Management Exercise can be found at Section B Part 3 of this Exchange Offer Document.

Holders who hold their Existing Notes through a custodian, broker or other financial intermediary are urged to contact that intermediary as a matter of priority to discuss their arrangements and to determine by when that intermediary will require instructions in order for the relevant Holder to participate in the EMTN Liability Management Exercise by the Expiration Deadline. These times will be earlier than the times specified above.

What are the risks associated with the EMTN Liability Management Exercise?

There are a number of risks and other considerations which may be relevant to a Holder’s decision whether or not to participate in the EMTN Liability Management Exercise, including risks relating to the EMTN Liability Management Exercise, risks relating to the Bank, risks relating to an investment in Good Bank generally and risks relating to the particular nature of the Good Bank Notes and the Senior Stub Instruments. Certain of these risks and other considerations in respect of Good Bank and the Good Bank Notes have been described by Good Bank in the Preliminary Prospectus. Further, certain of those risks and other considerations in respect of the Bank and the Senior Stub Instruments have been described by the Bank in the Offer Information Memorandum and certain of those risks and other considerations in respect of the EMTN Liability Management Exercise are described herein.

Holders of Existing Notes are urged to read carefully and consider those sections which are relevant to them, in particular the section headed “Risk Factors” in the Preliminary Prospectus, “Risk Factors and Other Considerations” in Section G of this Exchange Offer Document and “Risk Factors” in Annexure D of the Offer Information Memorandum.

Questions regarding the terms of the EMTN Liability Management Exercise and participation mechanics

Questions of a practical nature about the terms of the EMTN Liability Management Exercise and how to participate in the EMTN Liability Management Exercise should be directed to the Exchange Agent at the following contact details:

Lucid Issuer Services Limited Tankerton Works 12 Argyle Walk London WC1H 8HA United Kingdom Telephone: +44 20 7704 0880 Attention: Paul Kamminga/Sunjeeve Patel Email: africanbank@lucid-is.com

No advice or recommendation

None of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks and the Exchange Agent are able to, and they do not, express any opinion on the merits of the EMTN Liability Management Exercise or any component part of the EMTN Liability Management Exercise, or make any recommendation or offer any advice regarding whether or not a Holder of Existing Notes should participate in the EMTN Liability Management Exercise. Each Holder must carefully review the applicable documents in connection with the EMTN Liability Management Exercise and come to a decision, either on its own or with the assistance of its professional advisers, as to whether or not it wishes to participate in the EMTN Liability Management Exercise.

Any investor who does not fully understand any part of the EMTN Liability Management Exercise relevant to it, or any of the information relating to the relevant part of the EMTN Liability Management Exercise as set out in the Preliminary Prospectus or this Exchange Offer Document, should seek independent advice from such financial, legal and/or other professional advisers as it considers appropriate.

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SECTION A
RATIONALE FOR THE EMTN LIABILITY MANAGEMENT EXERCISE

The EMTN Liability Management Exercise is being conducted as part of the wider Bank Liability Management Exercise, which, in turn, forms part of the Restructuring. The details of the Restructuring are set out in Section 3, “The African Bank Restructuring” of the Offer Information Memorandum and the rationale for the Restructuring is set out in Section 2.1, “Background and Rationale for the African Bank Restructuring” of the Offer Information Memorandum.

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SECTION B
EXCHANGE OFFERS AND AMENDMENT PROPOSALS IN RESPECT OF THE EXISTING NOTES

U.S.$350,000,000 8.125 per cent. Notes due 2017 (ISIN: XS0751016865) (“Existing 2017 USD Notes”)

U.S.$350,000,000 6.00 per cent. Notes due 2016 (ISIN: XS0638008051) (“Existing 2016 USD Notes”)

U.S.$32,000,000 1-Year Fixed Rate Notes due March 2015 (ISIN: XS1046228950) (“Existing 2015 USD Notes”)

(the “USD Existing Notes”)

and

CHF 175,000,000 5.00 per cent. Notes due 2018 (ISIN: CH0236907868) (“Existing 2018 CHF Notes”)

CHF 105,000,000 5.50 per cent. Notes due 2017 (ISIN: CH0224486578) (“Existing 2017 CHF Notes”)

CHF 125,000,000 4.0 per cent. Notes due 2016 (ISIN: CH0199541308) (“Existing 2016 CHF Notes”)

CHF 150,000,000 4.750 per cent. Notes due 2015 (ISIN: CH0190227691) (“Existing 2015 CHF Notes”)

(the “CHF Existing Notes” and, together with the USD Existing Notes, the “Existing Notes”)

Introduction to this Section B

This Section B describes the Exchange Offers and the Amendment Proposals in respect of the Existing Notes. References in this Section B to:

•                 “Eligible Holders” are to Holders of Existing Notes who are eligible to participate in the relevant Exchange Offer in accordance with the Offer Restrictions set out in Section E of this Exchange Offer Document (and “Holders” shall be construed accordingly unless the context otherwise requires);

•                 the “Exchange Offers” are to the Exchange Offers in respect of the Existing Notes (each Series of the Existing Notes is subject to a separate Exchange Offer);

•                 the “Offers” are to the relevant Exchange Offers and the relevant Amendment Proposals in respect of the Existing Notes; and

•                 the “Amendment Proposals” are to the Amendment Proposals in respect of the Existing Notes (each Series of the Existing Notes is subject to separate Amendment Proposals).

Other capitalised terms used in this Section are defined in the Definitions Section on pages 5 - 17 of this Exchange Offer Document.

This Section is split into the following parts:

Part 1:                             Details of the Exchange Offers

Part 2:                             Details of the Amendment Proposals

Part 3:                             Indicative Timetable for the Offers

Part 4:                             Procedures for Participating in the Offers

Part 5:                             Representations, Warranties, Acknowledgements, Agreements and Undertakings

Part 6:                           Form of Notice convening the Meeting in respect of the Existing 2017 USD Notes

Part 7:                           Form of Notice convening the Meeting in respect of the Existing 2016 USD Notes

Part 8:                           Form of Notice convening the Meeting in respect of the Existing 2015 USD Notes

Part 9:                           Form of Notice convening the Meeting in respect of the Existing 2018 CHF Notes

Part 10:                    Form of Notice convening the Meeting in respect of the Existing 2017 CHF Notes

Part 11:                    Form of Notice convening the Meeting in respect of the Existing 2016 CHF Notes

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Part 12:                    Form of Notice convening the Meeting in respect of the Existing 2015 CHF Notes

Other relevant information

Holders of Existing Notes are also directed to the other sections of this Exchange Offer Document, which contain further information relevant to the Exchange Offers and Amendment Proposals and which Holders of the Existing Notes are recommended to read carefully in full.

In addition Holders of the Existing Notes are recommended to read carefully the Offer Information Memorandum, the terms and conditions of the Senior Stub Instruments, the Preliminary Prospectus, the Preliminary Swiss Listing Prospectuses and the relevant draft form(s) of final terms in respect of the relevant series of the Good Bank Notes in full.

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SECTION B: EXISTING NOTES

PART 1
DETAILS OF THE EXCHANGE OFFERS

1.                                      SUMMARY OFFERING TABLE

The following table summarises the consideration that Holders of Existing Notes will be eligible to receive if their Existing Notes are exchanged pursuant to the EMTN Liability Management Exercise(1):

Series of Existing Notes/ISIN	Nominal Amount of the Good Bank Notes to be delivered	Nominal Amount of Senior Stub Instruments in respect of the relevant Series	Cash Payment	Original Maturity Date of Series of Existing Notes	Maturity Date of the Good Bank Notes

Existing 2017 USD Notes/ XS0751016865	Good Bank 8.125% 2020 USD Notes(A) in an aggregate nominal amount of 80 per cent. of the nominal amount of the Existing 2017 USD Notes exchanged	Senior Stub Instruments in an aggregate nominal amount of 10 per cent. of the Accreted Amount of Existing 2017 USD Notes exchanged	10 per cent. of the aggregate nominal amount of the Existing 2017 USD Notes exchanged	24 February 2017	Original Maturity Date of the Series of Existing Notes plus the Maturity Extension Period

Existing 2016 USD Notes/ XS0638008051	Good Bank 6% 2020 Notes(B) in an aggregate nominal amount of 80 per cent. of the nominal amount of the Existing 2016 USD Notes exchanged	Senior Stub Instruments in an aggregate nominal amount of 10 per cent. of the Accreted Amount of Existing 2016 USD Notes exchanged	10 per cent. of the aggregate nominal amount of the Existing 2016 USD Notes exchanged	15 June 2016	Original Maturity Date of the Series of Existing Notes plus the Maturity Extension Period

Existing 2015 USD Notes/ XS1046228950	Good Bank 2018 USD Notes(C) in an aggregate nominal amount of 80 per cent. of the nominal amount of the Existing 2015 USD Notes exchanged	Senior Stub Instruments in an aggregate nominal amount of 10 per cent. of the Accreted Amount of Existing 2015 USD Notes exchanged	10 per cent. of the aggregate nominal amount of the Existing 2015 USD Notes exchanged	17 March 2015	Original Maturity Date of the Series of Existing Notes plus the Maturity Extension Period

Existing 2018 CHF Notes/ CH0236907868	Good Bank 2022 CHF Notes(D) in an aggregate nominal amount of 80 per cent. of the nominal amount of the Existing 2018 CHF Notes exchanged	Senior Stub Instruments in an aggregate nominal amount of 10 per cent. of the Accreted Amount of Existing 2018 CHF Notes exchanged	10 per cent. of the aggregate nominal amount of the Existing 2018 CHF Notes exchanged	28 August 2018	Original Maturity Date of the Series of Existing Notes plus the Maturity Extension Period

Existing 2017 CHF Notes/ CH0224486578	Good Bank 2021 CHF Notes(E) in an aggregate nominal amount of 80 per cent. of the nominal amount of the Existing 2017 CHF Notes exchanged	Senior Stub Instruments in an aggregate nominal amount of 10 per cent. of the Accreted Amount of Existing 2017 CHF Notes exchanged	10 per cent. of the aggregate nominal amount of the Existing 2017 CHF Notes exchanged	11 October 2017	Original Maturity Date of the Series of Existing Notes plus the Maturity Extension Period

(1) Holders of Existing Notes will also be eligible to receive the applicable Coupon Service Payment in respect of such Existing Notes.

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Series of Existing Notes/ISIN	Nominal Amount of the Good Bank Notes to be delivered	Nominal Amount of Senior Stub Instruments in respect of the relevant Series	Cash Payment	Original Maturity Date of Series of Existing Notes	Maturity Date of the Good Bank Notes

Existing 2016 CHF Notes/ CH0199541308	Good Bank 2020 CHF Notes(F) in an aggregate nominal amount of 80 per cent. of the nominal amount of the Existing 2016 CHF Notes exchanged	Senior Stub Instruments in an aggregate nominal amount of 10 per cent. of the Accreted Amount of Existing 2016 CHF Notes exchanged	10 per cent. of the aggregate nominal amount of the Existing 2016 CHF Notes exchanged	9 November 2016	Original Maturity Date of the Series of Existing Notes plus the Maturity Extension Period

Existing 2015 CHF Notes/ CH0190227691	Good Bank 2019 CHF Notes(G) in an aggregate nominal amount of 80 per cent. of the nominal amount of the Existing 2015 CHF Notes exchanged	Senior Stub Instruments in an aggregate nominal amount of 10 per cent. of the Accreted Amount of Existing 2015 CHF Notes exchanged	10 per cent. of the aggregate nominal amount of the Existing 2015 CHF Notes exchanged	24 July 2015	Original Maturity Date of the Series of Existing Notes plus the Maturity Extension Period

Notes:

(A)           New United States dollar denominated 8.125 per cent. Notes due 2020 to be issued by Good Bank

(B)           New United States dollar denominated 6.00 per cent. Notes due 2020 to be issued by Good Bank

(C)           New United States dollar denominated 2.40 per cent. Notes due 2018 to be issued by Good Bank

(D)           New Swiss franc denominated 5.00 per cent. Notes due 2022 (ISIN: CH0310140600) to be issued by Good Bank

(E)            New Swiss franc denominated 5.50 per cent. Notes due 2021 (ISIN: CH0310140584) to be issued by Good Bank

(F)             New Swiss franc denominated 4.0 per cent. Notes due 2020 (ISIN: CH0310140568) to be issued by Good Bank

(G)           New Swiss franc denominated 4.750 per cent. Notes due 2019 (ISIN: CH0310140543) to be issued by Good Bank

2.                                      INTRODUCTION TO THE EXCHANGE OFFERS

2.1                               The Exchange Offers

All Eligible Holders are invited by the Bank to offer to exchange any and all of their outstanding Existing Notes, if such offers are accepted by the Bank and exchanges are implemented, for the corresponding series of the Good Bank Notes, an amount of Senior Stub Instruments (if eligible) and the Cash Payment, each as set out in the Summary Offering Table and, if so implemented, to receive the applicable Coupon Service Payment upon the terms and subject to the conditions described below.

2.2                               Key Dates and Times

An indicative timetable for the Exchange Offers and Amendment Proposals is set out in Part 3 of this Section B. Certain key dates relevant to the Exchange Offers are set out below:

•                  the Expiration Deadline (the last time at which it is possible to participate in the Exchange Offers) is scheduled for 5.00 p.m. (London time) on 25 February 2016.

•                  assuming satisfaction or waiver (if applicable) of the Settlement Condition, the Transaction Effective Date is expected to occur on 4 April 2016 or such earlier or later date as the Curator may announce, provided that the Curator shall not be entitled to extend the Transaction Effective Date beyond 30 May 2016 without the written consent of all the Consortium members.

•                  assuming satisfaction or waiver (if applicable) of the Settlement Condition, the Final Settlement Date is expected to occur on or before 11 April 2016.

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The times and dates given above for the Expiration Deadline, Transaction Effective Date and Final Settlement Date are indicative only, and may be changed at the option of the Bank (provided that the Bank may not amend the requirement that the Settlement Condition be satisfied or waived (if applicable) on or before 30 June 2016). If the Bank changes any scheduled dates in the Exchange Offers, the Bank will prepare and publish a notice amending this Exchange Offer Document accordingly.

A holder who holds Existing Notes through a custodian, broker or other financial intermediary and/or who holds its Existing Notes in SIS, Euroclear or Clearstream, Luxembourg should note that it will need to provide instructions to such intermediary and/or SIS, Euroclear or Clearstream, Luxembourg (as applicable) before the times and dates specified above in order to meet the relevant deadlines.

2.3                               Procedures for participating in the Exchange Offers

A description of the procedures to be followed in order to participate in the Exchange Offers is set out in Part 4 of this Section B. The procedures involve a Holder submitting (or arranging for the submission on its behalf of) a valid Exchange Instruction. The form of the Exchange Instruction depends upon how Holders hold their Existing Notes, and is more fully described in Part 4 of this Section B.

A Holder’s offer to exchange Existing Notes will be deemed to be made at the time of receipt by the Exchange Agent of such Holder’s valid Exchange Instruction.

2.4                               Existing Notes to be offered for exchange in whole specified denominations

The USD Existing Notes have a minimum denomination of U.S.$200,000 each and the CHF Existing Notes have a minimum denomination of CHF5,000 each. Thereafter, the USD Existing Notes have denominations in integral multiples of U.S.$1,000 in excess thereof and the CHF Existing Notes have denominations in integral multiples of CHF5,000 in excess thereof.

USD Existing Notes may be offered for exchange in any whole multiple of U.S.$1,000, subject to a minimum of U.S.$200,000.

CHF Existing Notes may be offered for exchange in any whole multiple of CHF5,000.

2.5                               Connection between the Amendment Proposals and the Exchange Offers

The submission of a valid Exchange Instruction pursuant to the Exchange Offers will also constitute the relevant Holder’s instructions to appoint the Exchange Agent as proxy to vote on behalf of the relevant Holder in favour of the Extraordinary Resolution proposed at the relevant Meeting in respect of the Existing Notes the subject of such Exchange Instruction (or any adjourned such meeting).

Accordingly, a Holder who validly submits (or arranges to have submitted on its behalf) Exchange Instructions (and does not subsequently revoke such Exchange Instructions, in the limited circumstances in which such revocation is permitted) will not be able to submit such Exchange Instructions without voting in favour of the Extraordinary Resolution or to attend the relevant Meeting itself, nor to vote against the Extraordinary Resolution proposed at such Meeting.

3.                                      EXISTING NOTES EXCHANGE OFFER

Holders of the Existing Notes are being invited to exchange their Existing Notes, if such Existing Notes are accepted for exchange and the relevant Exchange Offer is completed, for (i) an amount of the corresponding series of the Good Bank Notes as set out in the Summary Offering Table, (ii) an amount of Senior Stub Instruments (if eligible) as set out in the Summary Offering Table and (iii) the Cash Payment as set out in the Summary Offering Table. Such Holders will also be entitled to receive the Coupon Service Payment if such exchange is implemented.

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3.1                               Blocking/unblocking of Existing Notes and effect on the receipt of the Good Bank Notes, Senior Stub Instruments, Cash Payment and Coupon Service Payment

Upon submission of an Exchange Instruction or vote in respect of the Amendment Proposals, a Holder’s Existing Notes will be blocked in the relevant Clearing System as set out in this Exchange Offer Document.

Such Holders of the Existing Notes who have submitted an Exchange Instruction or vote should note that:

(i) if the Extraordinary Resolution in respect of a Series of Existing Notes is passed and implemented, (a) that Holder’s Existing Notes in such Series will be unblocked from the Exchange Offers Results Announcement Date and (b) the Exchange Offer in respect of such Series will not be completed as African Bank intends, in those circumstances (subject to the terms and conditions set out in the Amendment Proposals and in this Exchange Offer Document, including the satisfaction or waiver, if applicable, of the Settlement Condition on or before 30 June 2016), to implement and use the Mandatory Exchange Option to effect the exchange of the Existing Notes of that Series on the Settlement Date(s). If such Holder subsequently transfers the Existing Notes in such Series to another person prior to the Redemption Record Date, such transferring Holder will no longer be eligible to receive the Good Bank Notes, Senior Stub Instruments, Cash Payment or Coupon Service Payment. Instead, such consideration will be delivered (subject to the terms and conditions set out in this Exchange Offer Document) to the Holder of the Existing Notes in such Series as at the Redemption Record Date, and

(ii) if the Extraordinary Resolution is respect of a Series of Existing Notes is not passed, that Holder’s Existing Notes will be blocked until (a) in the case of an Exchange Instruction, the earlier of (1) the date on which such Existing Notes are exchanged pursuant to the Exchange Offer; (2) 1 July 2016 if the Settlement Condition is not fulfilled or waived (if applicable) on or before 30 June 2016; or (3) termination of the relevant Exchange Offer (or if such instruction is revoked, in the limited circumstances in which such revocation is permitted) or (b) in the case of a vote, on the earlier of (1) the Exchange Offers Results Announcement Date and (2) upon such Existing Notes ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the holder thereof to be held to its order or under its control.

All references to the delivery of the Good Bank Notes and Senior Stub Instruments and the payment of the Cash Payment and Coupon Service Payment in this Exchange Offer Document to Holders of Existing Notes should be construed accordingly.

3.2                               Good Bank Notes

The principal economic terms (including interest rate and interest period duration) of each series of the Good Bank Notes will correspond with the economic terms of the relevant Series of Existing Notes, save that:

•                  the nominal amount of each series of the Good Bank Notes shall be 80 per cent. of the total nominal amount outstanding in respect of the corresponding Series of Existing Notes as at the Transaction Effective Date;

•                  the final maturity date of each series of the Good Bank Notes shall be the original contractual maturity date of the corresponding Series of Existing Notes, extended by the Maturity Extension Period; and

•                  although the interest periods will remain the same, interest payment dates of each series of the Good Bank Notes will be aligned to the new maturity date of such series of the Good Bank Notes to ensure that the last Interest Period of each Good Bank Note is a full unbroken period. The duration of the interest periods will however remain the same as those that applied to the corresponding Series of Existing Notes.

Other noteworthy non-economic changes to the Terms and Conditions of the Good Bank Notes as compared to the Existing Notes are:

•                  the negative pledge conditions have been amended to:

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•                  provide that Good Bank shall procure that its Material Subsidiaries (as defined in such Terms and Conditions), if any, also comply with the negative pledge;

•                  permit Good Bank to provide security to SARB or any other central bank, federal reserve or equivalent body in any jurisdiction in respect of any indebtedness to them without at the same time securing the Good Bank Notes; and

•                  permit Good Bank to grant security arising out of any securitisation of its property or assets (including future assets and revenue streams) or other specified asset-backed finance transactions in relation to such property or assets without at the same time securing the Good Bank Notes;

•                  the following provisions have been updated or amended to bring the existing provisions in line with current standard market practice and/or changes in law generally:

•                  the provisions relating to the treatment of tax deductions and withholdings that an issuer is obliged to make by law, and the related provisions relating to the redemption of notes for tax reasons, have been amended and updated, guided by recent examples found in medium term note programmes for South African banks;

•                  the events of default provisions have been amended:

•                      to require relevant events to be continuing to amount to an event of default;

•                      to provide that a breach of an obligation under the Good Bank Notes which does not relate to payment of interest or capital will only amount to an event of default if material and to reduce the cure period from 30 to 15 days;

•                      to amend the “Insolvency and Winding-Up” event of default, including by providing specifically for Curatorship;

•                      to include cross acceleration provisions in respect of the financial indebtedness in general (i.e. a broader concept than borrowed money only) of Good Bank or one of its material subsidiaries at a materiality threshold of the greater of:

•                  0.25 per cent. of the total consolidated assets of Good Bank from time to time; and

•                  ZAR100 million.

Such materiality threshold has also been applied to the “Security Enforced” event of default;

•                      to allow for a cure period of 21 business days following notice for failure to obtain the relevant authorisations and consents that enable Good Bank to comply with its obligations under the Good Bank Notes;

•                      to provide that Good Bank is required to notify the holders of the Good Bank Notes if it becomes aware of the occurrence of an event of default; and

•                      to be consistent with the ZAR denominated domestic medium term notes Good Bank intends to issue pursuant to the Restructuring.

•                  other necessary consequential changes and clarifications.

Each Holder is cautioned that the above is not a comprehensive summary of all the terms and conditions applicable to the Good Bank Notes but merely summarises certain of the economic and non-economic terms applicable to the Good Bank Notes which differ from the corresponding terms of the Existing Notes which the Bank deems to be noteworthy. This assessment may differ from a Holder’s assessment of such matters. The Holder must review the terms and conditions applicable to the Good Bank Notes and the relevant form(s) of draft final terms with care and in full (see below). Holders of Existing Notes are also referred to the section

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headed “Responsibility to Consult Advisers” in Section G (“Risk Factors and Other Considerations”), which is applicable to all aspects of the Exchange Offer, including an assessment of the Good Bank Notes.

Detailed information relating to each series of the Good Bank Notes, including the full terms and conditions of such Good Bank Notes and a description of certain risks relating to an investment in such Good Bank Notes, is set out in the Preliminary Prospectus and the relevant draft form of final terms in respect of such series of the Good Bank Notes which are appended at Appendix A and Appendix B-1 to this Exchange Offer Document respectively.

In respect of Good Bank USD Notes other than the Good Bank 2018 USD Notes (as the Existing 2015 USD Notes were not listed), it is intended for such notes to be admitted to the official list of the Financial Conduct Authority and to be admitted to trading on the London Stock Exchange’s regulated market. It is also intended that admission to listing and trading of such notes will become effective on the Transaction Effective Date. All series of Good Bank USD Notes will be issued in registered form and upon issue will be held in dematerialised book-entry form in Euroclear and Clearstream, Luxembourg.

In respect of Good Bank CHF Notes, it is intended for such notes to be listed and admitted to trading on the SIX Swiss Exchange in accordance with the Standard for Bonds. It is also intended that the listing and admission for trading will become effective on the Transaction Effective Date. Such Good Bank CHF Notes will be issued in bearer form and will be represented upon issue by a Permanent Global Note in respect of each series (for details see section 21 of the draft Final Terms). The Permanent Global Note for each series will be deposited with SIS and the co-ownership interests therein will be entered into the account of one or more participants of SIS and will be held in dematerialised book-entry form in SIS. The exchange of the Permanent Global Note for Registered Notes is permissible in certain limited circumstances described in the Final Terms.

3.3                               Senior Stub Instruments

Principal Features of Senior Stub Instruments

A Senior Stub Instrument will be an unlisted registered instrument and will be issued by and constitute an unlisted claim against African Bank. The salient features of the Senior Stub Instrument are as follows:

•                      The nominal amount in ZAR of the Senior Stub Instrument will be equal to 10 per cent. of the Accreted Amount (converted into ZAR using the Stub Conversion Rate) of the relevant Existing Notes exchanged in the Exchange Offer;

•                      The Senior Stub Instrument will either be a Non-Transferable Senior Stub Instrument or a Transferable Senior Stub Instrument;

•                      The Senior Stub Instrument will be issued in uncertificated form and held in the CSD and be, in respect of a Transferable Senior Stub Instrument only, capable of being held in Euroclear, Clearstream, Luxembourg or SIS (as applicable) via their respective bridge accounts with STRATE;

•                      The obligations of the Bank under the Senior Stub Instruments constitute direct, unconditional, unsubordinated and unsecured obligations of the Bank and rank pari passu among themselves and, subject to the below, equally with all other present and future unsecured and unsubordinated obligations of the Bank from time to time outstanding.

•                      In the event of the Bank being placed into liquidation or wound up, the claims of holders of the Senior Stub Instruments (x) rank ahead of the claims of subordinated creditors of the Bank and (y) rank behind the Secured Claims and Preferred Creditors of the Bank;

•                      In the event of the Bank being placed into liquidation or wound-up all Amounts Outstanding under the Senior Stub Instruments will become automatically due and payable in accordance with the ranking described above. Save in such event, the Senior Stub Instruments will have no fixed maturity or interest payment profile and any payments in respect of the Senior Stub Instruments will be subject to the terms below. Following discharge by the Bank of all the Bank’s payment obligations in terms of the Transaction which are due and payable on or about the Transaction Effective Date, all amounts collected, or otherwise

34

received, by the Bank after that date will, subject to the provisions below, be applied in the following order by the Bank:

•      firstly, the Bank will discharge its run-off expenses and day-to-day operational costs (including without limitation (i) the fees due to Good Bank in respect of the collection of the Residual Book; (ii) any top-up payment obligation in respect of the Top-Up Cash Amount (see section 3.2.3 of the Offer Information Memorandum); and (iii) the Curator’s fees) as and when they become due. To adequately provide for future anticipated run-off expenses and operational costs, the Bank will build up, maintain and replenish an Operating Float which Operating Float will be topped up out of collections under the Residual Book over time. The Residual Run-off Analysis and projected list of opening assets and liabilities of the Bank on the Transaction Effective Date assumes an initial Operating Float of ZAR500,000,000, but the Bank shall be entitled to increase or reduce this amount from time to time in such manner as it may deem necessary to ensure that run-off expenses and operational costs are provided for at all times;

•      secondly, all amounts collected over and above the Operating Float shall be applied exclusively to repay the SARB Outstandings;

•      thirdly, all cash collected over and above the Operating Float and the SARB Outstandings shall be retained and invested in one or more ring-fenced accounts pledged in favour of SARB, until a reserve equal to the Indemnity Reserve has been established to provide for any potential indemnification claims under the Good Bank Indemnity; and

•      fourthly, and only to the extent that: (i) all run-off expenses and day-to-day operational costs have been paid and the Operating Float is maintained at the level required by the Bank from time to time; (ii) all SARB Outstandings have been paid in full; and (iii) the Indemnity Reserve has been established (or SARB no longer requires it) or the Good Bank Indemnity has terminated (including through the expiration thereof), any remaining cash of the Bank shall be applied, in such manner and amounts, and at such time as the Bank may determine:

•                  firstly, to repay (on a pari passu basis) all Senior Claims, including the Senior Stub Holders; and

•                  secondly, and only to the extent that all Senior Claims have been paid in full, to repay on a pari passu basis all Subordinated Claims, including the claims of Subordinated Stub Holders.

The Bank shall have an absolute discretion to determine the most appropriate time and manner to distribute any collections that may become available to creditors. For so long as the Indemnity Reserve must be maintained, the relevant ring-fenced bank accounts and the rights to the retained cash will remain pledged to SARB as security and no portion thereof will be available for distribution;

•                      The Senior Stub Instrument will constitute a ZAR instrument with all and any payments under the Senior Stub Instruments being in ZAR (i.e. African Bank will not assume any foreign currency risk in respect of any Senior Stub Instruments);

•                      The Senior Stub Instrument shall accrue interest at a rate equal to JIBAR plus 300 basis points (capitalised quarterly) with retrospective effect from the Curatorship Date; and

•                       Payments of principal and/or interest in respect of uncertified Senior Stub Instruments will be made to the CSD or relevant CSDP, as the case may be, (to the bank account specified by the CSD or relevant CSDP), and the Bank will be discharged by proper payment to the CSD or relevant CSDP (as the case may be) in respect of each amount so paid.

Please refer to section 5.4 of the Offer Information Memorandum where the collection prospects of the Residual Book, and the anticipated distributions in respect of the Senior Stub Instruments, are discussed in more detail.

The terms and conditions of the Transferable Senior Stub Instruments and the Non-Transferable Senior Stub Instruments are set out in Appendix D to this Exchange Offer Document. Capitalised terms used above but not

35

defined herein have the meaning given to them in “Appendix D - Terms and Conditions of the Stub Instruments”. You should read such Appendix in full to understand the terms of the Senior Stub Instruments. In the event of any inconsistency between the description above and Appendix D, Appendix D will prevail.

Each Holder is cautioned that the above is not a comprehensive summary of all the terms and conditions applicable to the Senior Stub Instruments but merely summarises certain of the terms and conditions applicable thereto which the Bank deems to be noteworthy. This assessment may differ from a Holder’s assessment of such matters. Holders of Existing Notes are also referred to the section headed “Responsibility to Consult Advisers” in Section G (“Risk Factors and Other Considerations”), which is applicable to all aspects of the Exchange Offer, including an assessment of the Senior Stub Instruments.

Eligibility for Transferable/Non-Transferable Senior Stub Instruments

A Holder of Existing Notes, in addition to the relevant Good Bank Notes, Cash Payment and Coupon Service Payment, will on the Settlement Date(s) (as set out in “8. Receipt of the Good Bank Notes, Senior Stub Instruments, Cash Payment and Coupon Service Payment” below):

(a)                       receive a Transferable Senior Stub Instrument or Beneficial Interest therein which is cleared through STRATE but which interest can be held in Euroclear, Clearstream, Luxembourg or SIS (as set out under “Clearing of the Senior Stub Instruments” below) through a bridge account of Euroclear, Clearstream, Luxembourg or SIS (as the case may be) with STRATE if:

(i)                           it has confirmed in its Exchange Instruction or Redemption Instruction, as applicable, that it is not located or resident in the EEA; or

(ii)                        it is located or resident in the EEA and the aggregate principal amount of Senior Stub Instruments it would receive in exchange for its Existing Notes (calculated as set out under “Calculation of the principal amount of the Senior Stub Instrument entitlement” below) pursuant to the relevant Exchange Offer is equal to or greater than the ZAR Equivalent of €100,000; or

(iii)                     it is located or resident in the EEA and it has confirmed in its Exchange Instruction or Redemption Instruction, as applicable, (to Good Bank’s satisfaction) that it is a Qualified Investor; or

(b)                                 receive a Non-Transferable Senior Stub Instrument or a Beneficial Interest therein which is cleared through STRATE (but which interest cannot be held in Euroclear, Clearstream, Luxembourg or SIS through a bridge account) if paragraph (a) does not apply to such Holder and such Holder has provided to the Exchange Agent the Relevant Account Details, together with details of the CSDP administering that account, with its Exchange Instruction or Redemption Instruction (as the case may be) (any such Holder should contact the CSDP administering its account to discuss any further information that may be required in order for the Holder to receive its Non-Transferable Senior Stub Instrument or its Beneficial Interest therein); or

(c)                        not receive any Senior Stub Instrument or Beneficial Interest therein or any alternative consideration in lieu of such Senior Stub Instrument and will forfeit such right and waive any claims to receive the relevant Senior Stub Instrument if a Holder does not comply with or provide the confirmations required under either paragraph (a) or (b) above.

A Holder (other than a Holder who has submitted an Exchange Instruction or Redemption Instruction, as applicable, in respect of one or more Series of Existing Notes which would result in such Holder receiving a principal amount of Senior Stub Instruments in exchange for the Existing Notes equal to or greater than the ZAR Equivalent of €100,000, determined as set out in “Calculation of the principal amount of the Senior Stub Instrument entitlement” below) will be required to state in its Exchange Instructions or Redemption Instructions, as applicable, whether it is eligible to receive either a Transferable Senior Stub Instrument or a Non-Transferable Senior Stub Instrument and will be required to make the relevant representations, warranties,

36

agreements and undertakings as set out in paragraphs B or C of Part 5 of Section B of this Exchange Offer Document as part of such statement of eligibility. If any Holder is unable to provide such representations, warranties, agreements and undertakings, it will not receive a Senior Stub Instrument or any alternative consideration in lieu of such Senior Stub Instrument and will forfeit such right and waive any claims to receive the relevant Senior Stub Instrument.

Good Bank, in its sole discretion, reserves the right to determine whether any Holder has satisfied any of the requirements to receive a Transferable Senior Stub Instrument and its determination, absent manifest error, shall be final and binding.

Calculation of the principal amount of the Senior Stub Instrument entitlement

The aggregate principal amount of Senior Stub Instruments that a Holder located or resident in the EEA would receive in exchange for its Existing Notes shall be calculated:

(a)                      Where such Holder has obtained a Consolidation Code and such Consolidation Code has been validly included as part of such Holder’s Exchange Instructions or Redemption Instructions, as applicable, relating to more than one Series held by such Holder, by reference to the aggregate of the Existing Notes represented by such Consolidation Code;

(b)                      Where such Holder has submitted Exchange Instructions or Redemption Instructions, as applicable, in respect of more than one Series but has not obtained and validly included a Consolidation Code in such Exchange Instructions or Redemption Instructions, as applicable, by reference to the Existing Notes represented by such Exchange Instructions or Redemption Instructions, as applicable, on a Series by Series basis; or

(c)                       Where such Holder has submitted an Exchange Instruction or Redemption Instruction, as applicable, in respect of one Series only, by reference to the Existing Notes of such Series represented by such Exchange Instruction or Redemption Instruction, as applicable.

Clearing of the Senior Stub Instruments

Transferable Senior Stub Instruments

(a)                      Where a Holder has obtained a Consolidation Code and such Consolidation Code has been validly included as part of such Holder’s Exchange Instructions or Redemption Instructions, as applicable, relating to more than one Series held by such Holder, Transferable Senior Stub Instruments shall be delivered to the account in the relevant Clearing System which such Holder has specified with its Consolidation Code;

(b)                      Where such Holder has submitted Exchange Instruction(s) or Redemption Instruction(s), as applicable, in respect of more than one Series but has not obtained and validly included a Consolidation Code in such Exchange Instruction(s) or Redemption Instruction(s), as applicable, Transferable Senior Stub Instruments shall be delivered to the account(s) in the relevant Clearing System(s) of the relevant Series which qualify for receipt of Transferable Senior Stub Instruments on a Series by Series basis; or

(c)                       Where such Holder has submitted Exchange Instruction(s) or Redemption Instruction(s), as applicable, in respect of one Series only, Transferable Senior Stub Instruments shall be delivered to the account(s) in the relevant Clearing System in which Existing Notes accepted for exchange were held at the Expiration Deadline.

Non-Transferable Senior Stub Instruments

Non-Transferable Senior Stub Instruments shall be delivered to the account in STRATE specified in the Relevant Account Details.

Holders of Existing Notes are referred to the section headed “Eligibility for Transferable/Non-Transferable Senior Stub Instruments” above in regard to forfeiture of entitlement to receive Senior Stub Instruments.

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3.4                               Principal amount of the Good Bank Notes and Senior Stub Instruments to be delivered in exchange for Existing Notes

(a)                      Principal amount of the Good Bank Notes and Senior Stub Instruments to be delivered

An Eligible Holder who validly offers to exchange its Existing Notes in the Exchange Offer will, if the Existing Notes are exchanged pursuant to the Exchange Offer or mandatorily exchanged pursuant to the relevant Amendment Proposal, if passed and implemented, on the Settlement Date(s) be eligible to receive (i) an amount of the corresponding series of the Good Bank Notes as set out in the Summary Offering Table, (ii) an amount of Senior Stub Instruments as set out in the Summary Offering Table, (iii) the Cash Payment as set out in the Summary Offering Table and (iv) the Coupon Service Payment. (See “8. Receipt of the Good Bank Notes, Senior Stub Instruments, Cash Payment and Coupon Service Payment” below),

(b)                      Cancellation of Existing Notes

Any Existing Notes which are offered for exchange will, if such Existing Notes are exchanged pursuant to the EMTN Liability Management Exercise, be cancelled.

3.5                               Cash Payment

The Cash Payment will consist of a cash amount to be paid to Holders whose Existing Notes are exchanged pursuant to the relevant Exchange Offer or mandatorily exchanged pursuant to the relevant Amendment Proposal, if passed and implemented, equal to 10 per cent. of the aggregate nominal amount of the relevant Existing Notes exchanged pursuant to the EMTN Liability Management Exercise. For the USD Existing Notes, if the relevant Payment Date occurs after the Transaction Effective Date, this payment will include interest at U.S. Dollar LIBOR on such amount with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date. For the avoidance of doubt, the Cash Payment to be made to the holders of the CHF Existing Notes will not include such interest, as CHF LIBOR as at the date of this Exchange Offer Document was a negative number.

3.6                               Coupon Service Payment

The Coupon Service Payment will consist of a cash amount to be paid to Holders whose Existing Notes are exchanged pursuant to the relevant Exchange Offer or mandatorily exchanged pursuant to the relevant Amendment Proposal, if passed and implemented, equal to: (i) 90 per cent. of the total amount of interest accrued and unpaid (calculated by reference to the Rate of Interest and Day Count Fraction set out in the terms and conditions of the relevant Existing Notes and assuming for the purpose of such amount that no default interest was due and payable on such amount) on the nominal amount of the relevant Existing Note from (and including) the Interest Payment Date in respect of such Existing Note immediately prior to the Curatorship Date up to (but excluding) the Transaction Effective Date, provided that in calculating such accrued interest amount, each Missed Coupon shall be added to the nominal amount of the Existing Note with effect from the relevant Missed Interest Payment Date, such that from (and including) such Missed Interest Payment Date the nominal amount of the Existing Note shall, for the purposes of the calculation of the Coupon Service Payment, be increased by the amount of the relevant Missed Coupon; minus (ii) the relevant Existing Note’s Participation Percentage of the Senior Advisory Fees; together with, for the USD Existing Notes only, (iii) if the relevant Payment Date occurs after the Transaction Effective Date, interest at U.S. Dollar LIBOR on item (i) minus item (ii) with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date. For the avoidance of doubt, the Coupon Service Payment to be made to the holders of the CHF Existing Notes will not include the interest as described in (iii), as CHF LIBOR as at the date of this Exchange Offer Document was a negative number.

3.7                               Worked Examples of Cash Payment and Coupon Service Payment

Worked examples illustrating what a Holder of Existing Notes may receive as (i) a Cash Payment in exchange for such Existing Notes and (ii) a Coupon Service Payment in the EMTN Liability Management Exercise are set out in Annexure C, “Illustrative Examples” of the Offer Information Memorandum.

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4.                                      THE SETTLEMENT CONDITION

4.1                               The EMTN Liability Management Exercise will only be completed if the suspensive conditions to the Restructuring as set out in Section 3.7 of the Offer Information Memorandum are satisfied or waived, if applicable, on or before 30 June 2016. The suspensive conditions include a condition that the holders of more than 50 per cent. of the Existing Senior Debt Instruments (in value) make Senior Exchange Offers that are accepted by the Bank. For the avoidance of doubt, any Existing Senior Debt Instrument that is exchanged by Extraordinary Resolution shall be disregarded in calculating this threshold, unless the relevant holder of such instrument made or accepted, or voted in favour of, the relevant Senior Exchange Offer/ Extraordinary Resolution as the case may be.

Such suspensive conditions are collectively referred to in this Exchange Offer Document as the “Settlement Condition”.

4.2                               The Exchange Offers will only settle, and the Amendment Proposals will only be implemented, if the Settlement Condition is satisfied or waived, if applicable, on or before 30 June 2016.

4.3                               If the Settlement Condition is not satisfied or waived, if applicable, on or before 30 June 2016 the EMTN Liability Management Exercise will not be implemented, and no Existing Notes will be exchanged pursuant to the Exchange Offers or the Amendment Proposals (and no Good Bank Notes or Senior Stub Instruments will be issued to Holders of Existing Notes), and no Cash Payment or Coupon Service Payment will be made pursuant to the EMTN Liability Management Exercise. Please refer to Section 3.7 of the Offer Information Memorandum which sets out certain circumstances whereby the suspensive conditions to the Restructuring (which form part of the Settlement Condition) may be waived by the Bank and Good Bank. Each Bank Liability Management Exercise is subject to the condition set out in paragraph 4.1 above.

5.                                      ACCEPTANCE OF OFFERS

5.1                               The Exchange Offers are invitations to treat by the Bank, and any reference to an offer or invitation being made by the Bank as part of the Exchange Offers should be read accordingly. An offer to exchange Existing Notes will be made by each Holder who submits (or arranges the submission on its behalf of) a valid Exchange Instruction in accordance with the terms of the Exchange Offers. All such offers will only be accepted by the Bank (if at all) upon, and at the time of, the announcement by the Bank of acceptance, such announcement to be made via the Regulatory News Service (RNS) operated by the London Stock Exchange or in the case of CHF Existing Notes, via SIX Swiss Exchange. Any such acceptance remains subject to the Settlement Condition being satisfied or waived, if applicable, on or before 30 June 2016.

5.2                               The Bank undertakes to accept all valid offers to exchange Existing Notes, subject to satisfaction or waiver, if applicable, of the Settlement Condition on or before 30 June 2016.

6.                                      REPRESENTATIONS, WARRANTIES, ACKNOWLEDGEMENTS, AGREEMENTS AND UNDERTAKINGS

6.1                               Exchange Instructions

Holders submitting (or having submitted on their behalf) Exchange Instructions will be required to make and give, and will be deemed to have made and given, the applicable representations, warranties, acknowledgements, agreements and undertakings set out in Part 5 of this Section B of this Exchange Offer Document in respect of Exchange Instructions. Holders who have concerns about making or giving any such representations, warranties, acknowledgements, agreements and/or undertakings should contact the Exchange Agent immediately.

6.2                               Redemption Instructions

Holders submitting (or having submitted on their behalf) Redemption Instructions will be required to make and give, in order to receive either a Transferable Senior Stub Instrument or a Non-Transferable Senior Stub

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Instrument, as the case may be, the representations, warranties and confirmations, as applicable, set out in the Redemption Instruction and which, for ease of reference, are set out in paragraphs B and C of Part 5 of this Section B of this Exchange Offer Document.

7.                                      SEPARATE OFFERS

Each Series of Existing Notes is the subject of a separate Exchange Offer and a separate Amendment Proposal. As at the date of this Exchange Offer Document, the Bank expects that the Offers in respect of each such Series will run to the same timetable. However, the Bank reserves the right to amend the timetable and/or terms of any one or more Exchange Offers and/or Amendment Proposals independently of any amendments which may (or may not) be made to the timetable and/or terms of any other Exchange Offer or Amendment Proposal.

For the avoidance of doubt, the completion of the EMTN Liability Management Exercise is not conditional upon the approval of the Amendment Proposals and/or all Holders of Existing Notes having such Existing Notes exchanged pursuant to the Exchange Offers or the Amendment Proposals. The Bank reserves the right to complete the EMTN Liability Management Exercise irrespective of whether or not completion would result in certain Existing Notes not being exchanged.

If the Bank amends the terms of the Exchange Offers, the Amendment Proposals or any of them, the Bank will prepare and publish an amendment and/or supplement to this Exchange Offer Document, as appropriate.

8.                                      RECEIPT OF GOOD BANK NOTES, SENIOR STUB INSTRUMENTS, CASH PAYMENT AND COUPON SERVICE PAYMENT

8.1                               Holders of the Existing Notes should note the provisions of “Senior Stub Instruments” at Section 3.3 above. All references to the delivery of Senior Stub Instruments in this Exchange Offer Document should be construed in accordance with the provisions of that Section 3.3. If the Exchange Offers are accepted and implemented, the Good Bank Notes and the Senior Stub Instruments will be delivered to the Holders entitled thereto on the Settlement Date(s) and payment of the Cash Payment and the relevant Coupon Service Payment will be made on the Payment Date (as set out in 8.6 below) subject to paragraphs 8.3 and 8.4 below.

8.2                               Holders who offer to exchange their USD Existing Notes will, if such Existing Notes are exchanged pursuant to the EMTN Liability Management Exercise, receive interests in the applicable series of Good Bank USD Notes in the same Euroclear or Clearstream, Luxembourg account from which their USD Existing Notes are offered for exchange.

8.3                               Holders who offer to exchange their CHF Existing Notes will, if such Existing Notes are exchanged pursuant to the EMTN Liability Management Exercise, receive interests in the applicable series of Good Bank CHF Notes in the same SIS account from which their CHF Existing Notes are offered for exchange.

8.4                               With respect to the Good Bank Notes which are to be delivered to accounts in SIS, Euroclear or Clearstream, Luxembourg, Holders should note that:

(a)                                the Bank will procure the delivery of such Good Bank Notes in Euroclear and Clearstream, Luxembourg (as applicable) on a Settlement Date, and in case of the delivery of a Permanent Global Note representing the Good Bank CHF Notes one day prior to the relevant Settlement Date;

(b)                                SIS, Euroclear and Clearstream, Luxembourg will thereafter arrange for interests in such Good Bank Notes to be delivered to the relevant accounts in SIS, Euroclear and Clearstream, Luxembourg. It is possible that this process may not be completed on the relevant Settlement Date and accordingly the Holders entitled to such Good Bank Notes may not receive their interests in the Good Bank Notes until after the relevant Settlement Date;

(c)                                 the delivery of the relevant amount of the Good Bank Notes in SIS, Euroclear and Clearstream, Luxembourg on a Settlement Date will discharge the Bank’s obligations in respect of the delivery of

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such Good Bank Notes. Thereafter, the Holders entitled to such Good Bank Notes must look to SIS, Euroclear and/or Clearstream, Luxembourg (as applicable) for receipt of such interests in the Good Bank Notes; and

(d)                                provided that the Bank procures the delivery of the Good Bank Notes in SIS, Euroclear and Clearstream, Luxembourg on a Settlement Date, the Bank will not be liable to pay any compensation or other additional amounts in the event that a Holder receives its entitlement to such Good Bank Notes after the relevant Settlement Date.

8.5                               The issue of the Senior Stub Instruments in the CSD on a Settlement Date will discharge the Bank’s obligations in respect of the delivery of such Senior Stub Instruments. Thereafter, the Holders entitled to uncertificated Senior Stub Instruments or Beneficial Interests therein must look solely to the CSD (or the relevant CSDP, as the case may be) for receipt of such Senior Stub Instruments or Beneficial Interests therein.

8.6                               With respect to the payment of the Cash Payment and the Coupon Service Payment, Holders should note that:

(a)                                the Bank will pay, or procure the payment of, an amount equal to the Cash Payment and the Coupon Service Payment to the relevant Clearing Systems, in each case on a Payment Date;

(b)                                 the Clearing Systems will thereafter arrange for the payment of such Cash Payment and Coupon Service Payment to the relevant Holders in accordance with their usual procedures for making payments of interest on the relevant Existing Notes. Accordingly, the Holders entitled to such Cash Payment and Coupon Service Payment may not receive such amounts until after the relevant Payment Date;

(c)                                  the payment by or on behalf of the Bank of an amount equal to the Cash Payment and the Coupon Service Payment to the Clearing Systems on a Payment Date will discharge the Bank’s obligations in respect of the payment of such Cash Payment and Coupon Service Payment, and Holders should look to the relevant Clearing System(s) for their share of such amounts; and

(d)                                 provided that the Bank pays an amount equal to the Cash Payment and the Coupon Service Payment to the relevant Clearing System on a Payment Date, the Bank shall not be liable to pay any interest, compensation or other additional amounts in the event that a Holder receives such amounts after the relevant Payment Date.

9.                                      OPTIONS AVAILABLE TO HOLDERS OF EXISTING NOTES

9.1                               Holders of Existing Notes have the following options available:

(a)                                 offer to exchange some or all of their Existing Notes in the Exchange Offer (in which case such Holders will also automatically vote those Existing Notes in favour of the Extraordinary Resolution proposed at the relevant Meeting in respect of that Series of Existing Notes);

(b)                                 vote some or all of their Existing Notes in favour of the Extraordinary Resolution proposed at the relevant Meeting in respect of that Series without offering to exchange such Existing Notes;

(c)                                  vote some or all of their Existing Notes against the Extraordinary Resolution proposed at the relevant Meeting in respect of that Series of Existing Notes (in which case such Holders will not be able to offer to exchange such Existing Notes in the Exchange Offer); or

(d)                                 do nothing.

9.2                               Holders who take the action (or inaction) under any of 9.1 (a) to (d) above should note that, if the Extraordinary Resolution proposed at the relevant Meeting in respect of that Series of Existing Notes

(a)                                 is passed and implemented, all of such Holder’s Existing Notes (assuming such Holder is the Holder of Existing Notes on the Redemption Record Date) will be exchanged for the relevant series of the Good Bank Notes, Senior Stub Instruments and the Cash Payment, and they will receive the Coupon

41

Service Payment, on the same economic terms as the Existing Notes in such Series would have been exchanged in the Exchange Offer; or

(b)                                is not passed, the claims of such Holder in respect of such Existing Notes will remain against African Bank.

9.3                               Holders must not complete both an Exchange Instruction and issue a voting instruction in respect of the same Existing Notes held by them. Should they submit an Exchange Instruction and issue a voting instruction in respect of the same Existing Notes held by them, the Bank shall only have regard to the Exchange Instruction.

9.4                               Holders of the Existing Notes should note that if the Extraordinary Resolution in respect of a Series of Existing Notes is passed, the Exchange Offer in respect of that Series of Notes will not be completed as African Bank intends, in those circumstances (subject to the terms and conditions set out in the Amendment Proposals and in this Exchange Offer Document, including the satisfaction or waiver, if applicable, of the Settlement Condition on or before 30 June 2016), to implement and use the Mandatory Exchange Option to effect the exchange of the Existing Notes of that Series on the Settlement Date(s). If such Holder subsequently transfers the Existing Notes in such Series to another person prior to the Redemption Record Date, such transferring Holder will no longer be eligible to receive the Good Bank Notes, Senior Stub Instruments, Cash Payment or Coupon Service Payment. Instead, such consideration will be delivered (subject to the terms and conditions set out in this Exchange Offer Document) to the Holder of the Existing Notes in such Series as at the Redemption Record Date.

10.                               ANNOUNCEMENTS

Unless stated otherwise, announcements in relation to the Offers will be made: (i) by the issue of a press release to a Notifying News Service; (ii) by the delivery of notices to Euroclear and Clearstream, Luxembourg and SIS for communication to Direct Participants; (iii) via the Regulatory News Service (RNS) operated by the London Stock Exchange and in the case of CHF Existing Notes, via the SIX Swiss Exchange; and (iv) as otherwise required by the rules of the London Stock Exchange and the SIX Swiss Exchange. Copies of all announcements, notices and press releases can also be obtained from the Exchange Agent, the contact details for which are in the section “Overview of the Liability Management Exercise” of this Exchange Offer Document.

11.                               IRREGULARITIES

All questions as to the validity, form and eligibility (including the time of receipt) of any Exchange Instruction or Redemption Instruction, as applicable, or the withdrawal, revocation or revision of any Exchange Instructions or delivery of Existing Notes will be determined by the Bank in its sole and absolution discretion, which determination will be final and binding. The Bank reserves the absolute right to reject any and all Exchange Instructions or Redemption Instructions, as applicable, not in proper form or for which any corresponding acceptance by the Bank would, in the opinion of the Bank, be unlawful. The Bank also reserves the absolute right to waive any defects in any Exchange Instruction or Redemption Instruction, as applicable. Neither the Bank nor the Exchange Agent shall be under any duty to give notice to Holders, Direct Participants or Beneficial Owners of any irregularities in Exchange Instructions or Redemption Instructions.

12.                               RELEASE AND WAIVER

By offering to exchange Existing Notes pursuant to any Exchange Offer, or by voting in favour of the relevant Extraordinary Resolution pursuant to the relevant Amendment Proposal, and subject to acceptance of the Exchange Offers (and to fulfilment or waiver (if applicable) of the Settlement Condition on or before 30 June 2016), with effect from the Settlement Date in respect of the Good Bank Notes each Holder will, in respect of its Existing Notes which it offers for exchange, or votes in favour (as applicable), be deemed to have:

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(a)                                 released, to the fullest extent permitted by law, each Relevant Person from all and any claims and/or liabilities of whatsoever nature in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or its Existing Notes, including its decision to invest in or acquire its Existing Notes (howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Existing Notes);

(b)                                 waived, to the fullest extent permitted by law, all rights and entitlement it may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or its Existing Notes, including its decision to invest in or acquire its Existing Notes, (howsoever such right or entitlement might arise and including actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Existing Notes);

(c)                                 (if its Existing Notes are exchanged in the EMTN Liability Management Exercise) waived any and all events of default (howsoever described or arising) in respect of the relevant Series of such exchanged Existing Notes; and

(d)                                (if its Existing Notes are exchanged in the EMTN Liability Management Exercise) waived, to the fullest extent permitted by law, all its rights, title and interest to and claims in respect of such exchanged Existing Notes.

13.                               CALCULATIONS AND DETERMINATIONS BY THE BANK

The terms of the Offers provide for the Bank to make certain determinations and perform certain calculations in respect of the Offers. All such determinations and calculations by the Bank in good faith will, in the absence of manifest error, be conclusive and binding on the Bank and the Holders.

14.                               GOVERNING LAW AND SUBMISSION TO JURISDICTION

14.1                        The terms of the Offers, including (without limitation) each Exchange Instruction, Redemption Instruction and any non-contractual obligations arising out of or in connection with the Offers, any such Exchange Instructions or any such Redemption Instructions or any of them shall be governed by, and construed in accordance with, English law.

14.2                        By submitting an Exchange Instruction and/or a Redemption Instruction, a Holder (and each Direct Participant acting on the instructions of such Holder) irrevocably and unconditionally agrees for the benefit of the Relevant Persons and each of them that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Offers or any component part or parts thereof and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

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SECTION B: EXISTING NOTES

PART 2

DETAILS OF THE AMENDMENT PROPOSALS

1.                                      THE AMENDMENT PROPOSALS

1.1                               Overview of the Amendment Proposals

In conjunction with the Exchange Offers:

(a)                                all Holders of the Existing 2017 USD Notes are being invited to consent, by way of an Extraordinary Resolution to be proposed at a meeting of the Holders of the Existing 2017 USD Notes convened in accordance with the terms and conditions of such notes and the procedures for convening meetings in respect of such notes (the “Existing 2017 USD Notes Meeting”), to the making of certain modifications to the terms of the Existing 2017 USD Notes and to agree certain releases and waivers (the “Existing 2017 USD Notes Proposal”);

(b)                                all Holders of the Existing 2016 USD Notes are being invited to consent, by way of an Extraordinary Resolution to be proposed at a meeting of the Holders of the Existing 2016 USD Notes convened in accordance with the terms and conditions of such notes and the procedures for convening meetings in respect of such notes (the “Existing 2016 USD Notes Meeting”), to the making of certain modifications to the terms of the Existing 2016 USD Notes and to agree certain releases and waivers (the “Existing 2016 USD Notes Proposal”);

(c)                                 all Holders of the Existing 2015 USD Notes are being invited to consent, by way of an Extraordinary Resolution to be proposed at a meeting of the Holders of the Existing 2015 USD Notes convened in accordance with the terms and conditions of such notes and the procedures for convening meetings in respect of such notes (the “Existing 2015 USD Notes Meeting”), to the making of certain modifications to the terms of the Existing 2015 USD Notes and to agree certain releases and waivers (the “Existing 2015 USD Notes Proposal”);

(d)                                all Holders of the Existing 2018 CHF Notes are being invited to consent, by way of an Extraordinary Resolution to be proposed at a meeting of the Holders of the Existing 2018 CHF Notes convened in accordance with the terms and conditions of such notes and the procedures for convening meetings in respect of such notes (the “Existing 2018 CHF Notes Meeting”), to the making of certain modifications to the terms of the Existing 2018 CHF Notes and to agree certain releases and waivers (the “Existing 2018 CHF Notes Proposal”);

(e)                                 all Holders of the Existing 2017 CHF Notes are being invited to consent, by way of an Extraordinary Resolution to be proposed at a meeting of the Holders of the Existing 2017 CHF Notes convened in accordance with the terms and conditions of such notes and the procedures for convening meetings in respect of such notes (the “Existing 2017 CHF Notes Meeting”), to the making of certain modifications to the terms of the Existing 2017 CHF Notes and to agree certain releases and waivers (the “Existing 2017 CHF Notes Proposal”);

(f)                                  all Holders of the Existing 2016 CHF Notes are being invited to consent, by way of an Extraordinary Resolution to be proposed at a meeting of the Holders of the Existing 2016 CHF Notes convened in accordance with the terms and conditions of such notes and the procedures for convening meetings in respect of such notes (the “Existing 2016 CHF Notes Meeting”), to the making of certain modifications to the terms of the Existing 2016 CHF Notes and to agree certain releases and waivers (the “Existing 2016 CHF Notes Proposal”); and

(g)                                 all Holders of the Existing 2015 CHF Notes are being invited to consent, by way of an Extraordinary Resolution to be proposed at a meeting of the Holders of the Existing 2015 CHF Notes convened in accordance with the terms and conditions of such notes and the procedures for convening meetings in

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respect of such notes (the “Existing 2015 CHF Notes Meeting”), to the making of certain modifications to the terms of the Existing 2015 CHF Notes and to agree certain releases and waivers (the “Existing 2015 CHF Notes Proposal”).

The Existing 2017 USD Notes Meeting, the Existing 2016 USD Notes Meeting, the Existing 2015 USD Notes Meeting, the Existing 2018 CHF Notes Meeting, the Existing 2017 CHF Notes Meeting, the Existing 2016 CHF Notes Meeting and the Existing 2015 CHF Notes Meeting are, together, referred to as the “Meetings” and each a “Meeting”.

The Existing 2017 USD Notes Proposal, the Existing 2016 USD Notes Proposal, the Existing 2015 USD Notes Proposal, the Existing 2018 CHF Notes Proposal, the Existing 2017 CHF Notes Proposal, the Existing 2016 CHF Notes Proposal and the Existing 2015 CHF Notes Proposal are, together, referred to as the “Amendment Proposals” and each an “Amendment Proposal”.

1.2                               Proposed modifications to the terms of the Existing Notes and release and waiver arrangements

The terms of the Extraordinary Resolution to be proposed at each of the Meetings convened in respect of each Series are set out in full in the form of the relevant notice convening the meeting set out at Parts 6 - 12 of this Section B of this Exchange Offer Document.

The effect of the Extraordinary Resolution, if approved at the relevant Meeting and implemented by the Bank, will be to:

(a) modify the terms and conditions of the relevant Series of Existing Notes such that the Bank is able to mandatorily effect the exchange (see further “2. Exercise of the Mandatory Exchange Options” below) of all (but not some only) of the Existing Notes, for the relevant Good Bank Notes, Senior Stub Instruments and Cash Payment and to entitle the Holders thereof to the Coupon Service Payment, on the same terms as those upon which the relevant Existing Notes would have been exchanged in the relevant Exchange Offer for the relevant Good Bank Notes (the “Mandatory Exchange Option”) and

(b) insert the Redemption Record Date into the terms and conditions of the relevant Existing Notes, being the date (which will be 10 Business Days prior to the Transaction Effective Date) specified by the Bank in the Redemption Record Date Notice as the date (i) from and including which trading in the Existing Notes will no longer be permitted in the Clearing Systems and settlement flags in respect of such Existing Notes will be closed and (ii) from and including which a Holder of such Existing Notes will be eligible to submit a Redemption Instruction to the Exchange Agent if such Holder wishes to be eligible to receive Senior Stub Instruments on a Settlement Date.

The proposed Extraordinary Resolution also contains, on behalf of each Holder of the relevant Existing Notes and subject to acceptance of the Exchange Offers and to fulfilment or waiver (if applicable) of the Settlement Condition on or before 30 June 2016, with effect from the Settlement Date in respect of the Good Bank Notes, (a) a release, to the fullest extent permitted by law, of the Relevant Persons from all and any claims and/or liabilities of whatsoever nature in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or its Existing Notes, including its decision to invest in or acquire its Existing Notes (howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Existing Notes); (b) a waiver, to the fullest extent permitted by law, of all rights and entitlement it may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or its Existing Notes, including its decision to invest in or acquire its Existing Notes, (howsoever such right or entitlement might arise and including actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Existing Notes); (c) a waiver of any and all events of default (howsoever described or arising) in respect of the relevant

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Series of exchanged Existing Notes; and (d) a waiver, to the fullest extent permitted by law, of all its rights, title and interest to and claims in respect of its exchanged Existing Notes.

1.3                               Connection between the Amendment Proposals and the Exchange Offers

The submission of a valid Exchange Instruction pursuant to the Exchange Offers will also constitute the relevant Holder’s instructions to appoint the Exchange Agent as proxy to vote on behalf of the relevant Holder in favour of the Extraordinary Resolution proposed at the relevant Meeting (and at any adjourned such meeting).

Accordingly, a Holder who validly submits (or arranges to have submitted on its behalf) Exchange Instructions (and does not subsequently revoke such Exchange Instructions, in the limited circumstances in which such revocation is permitted under Section D of this Exchange Offer Document) will not be able to attend the relevant Meeting itself, nor to vote against the Extraordinary Resolution proposed at such Meeting (or at any adjourned such meeting).

2.                                      EXERCISE OF THE MANDATORY EXCHANGE OPTIONS

2.1                               Undertaking to implement the Extraordinary Resolutions and exercise the Mandatory Exchange Option

If the Extraordinary Resolution at any Meeting is approved, the Bank (subject to satisfaction or waiver, if applicable, of the Settlement Condition on or before 30 June 2016) undertakes to implement the relevant Extraordinary Resolution and to exercise the Mandatory Exchange Option which is the subject of such Extraordinary Resolution in respect of all the Existing Notes of the relevant Series. The Bank expects that it would implement the relevant Extraordinary Resolution and exercise the Mandatory Exchange Option in a manner that would result in the relevant Existing Notes being mandatorily transferred to the Bank on the Settlement Date(s).

2.2                               Consideration for mandatory exchange of Existing Notes

Any Existing Notes which are exchanged pursuant to the exercise of the Mandatory Exchange Option in respect of such Existing Notes will be exchanged on the same economic terms as those upon which such Existing Notes would have been exchanged in the relevant Exchange Offer.

3.                                      DELIVERY OF GOOD BANK NOTES AND SENIOR STUB INSTRUMENTS AND PAYMENT OF THE CASH PAYMENT AND COUPON SERVICE PAYMENT

Holders of Existing Notes should refer to Sections 3.2 (Good Bank Notes) to 3.7 (Worked Examples of Cash Payment and Coupon Service Payment) of Part 1 of this Section B of this Exchange Offer Document for details on the delivery of the Good Bank Notes and Senior Stub Instruments and payment of the Cash Payment and Coupon Service Payment, which will be applicable if the relevant Mandatory Exchange Option is exercised.

4.                                      THE MEETINGS

4.1                               Notices of Meeting

Notice convening each Meeting will be given in accordance with the terms and conditions of the relevant Series of Existing Notes, being at least 21 days’ notice (exclusive of the day on which the notice is given and of the day on which the relevant meeting is to be held) and is expected to be given on or around the date of this Exchange Offer Document.

The notices, which will contain the full form of the Extraordinary Resolution proposed at each such Meeting, are expected to be in substantially the form set out at Part 6 (in the case of the Existing 2017 USD Notes Meeting), Part 7 (in the case of the Existing 2016 USD Notes Meeting), Part 8 (in the case of the Existing 2015 USD Notes Meeting), Part 9 (in the case of the Existing 2018 CHF Notes Meeting), Part 10 (in the case of the

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Existing 2017 CHF Notes Meeting), Part 11 (in the case of the Existing 2016 CHF Notes Meeting) and Part 12 (in the case of the Existing 2015 CHF Notes Meeting) of this Section B of this Exchange Offer Document. At least 10 days’ notice of a meeting adjourned through want of a quorum shall be given in the same manner as for the relevant Meeting the subject of the adjournment.

4.2                               Time and place of Meetings

The Meeting in respect of the Existing 2017 USD Notes is expected to be convened for 10.00a.m. on 1 March 2015 at Linklaters LLP, One Silk Street, London EC2Y 8HQ.

The Meeting in respect of the Existing 2016 USD Notes is expected to be convened for 10.30a.m. on 1 March 2015 at Linklaters LLP, One Silk Street, London EC2Y 8HQ.(1)

The Meeting in respect of the Existing 2015 USD Notes is expected to be convened for 11.00a.m. on 1 March 2015 at Linklaters LLP, One Silk Street, London EC2Y 8HQ.(1)

The Meeting in respect of the Existing 2018 CHF Notes is expected to be convened for 11.30a.m. on 1 March 2015 at Linklaters LLP, One Silk Street, London EC2Y 8HQ.(1)

The Meeting in respect of the Existing 2017 CHF Notes is expected to be convened for 12.00p.m. on 1 March 2015 at Linklaters LLP, One Silk Street, London EC2Y 8HQ.(1)

The Meeting in respect of the Existing 2016 CHF Notes is expected to be convened for 12.30p.m. on 1 March 2015 at Linklaters LLP, One Silk Street, London EC2Y 8HQ.(1)

The Meeting in respect of the Existing 2015 CHF Notes is expected to be convened for 1.00p.m. on 1 March 2015 at Linklaters LLP, One Silk Street, London EC2Y 8HQ.(1)

4.3                               Quorum and voting requirements

In order to pass an Extraordinary Resolution at the relevant Meeting, both:

(a)                                 a quorum must be present at the relevant Meeting (or, if applicable, any adjournment thereof); and

(b)                                 not less than three-quarters of the votes cast at the Meeting (or, if applicable, the adjourned meeting) must be voted in favour of the Extraordinary Resolution. A Holder or other representative present at the Meeting will have one vote for (i) in the case of USD Existing Notes, each U.S.$1,000 in principal amount of the relevant USD Existing Notes held or represented or (ii) in the case of CHF Existing Notes, each CHF 5,000 in principal amount of the relevant CHF Existing Notes held or represented.

The quorum at each first scheduled Meeting shall be two or more persons holding or representing between them not less than 75 per cent. in aggregate principal amount of the relevant Existing Notes for the time being outstanding.

4.4                               Adjourned meeting

If, in respect of any Existing Notes, a quorum is not present at the first scheduled Meeting within 15 minutes of the time initially fixed for such Meeting, such Meeting shall (unless the proposal of the resolution is withdrawn by the Bank) be adjourned for a period being not less than 14 days nor more than 42 days later, at the same time as the original Meeting or such date, time and place as the Chairman of the Meeting may decide, and such adjourned meeting will be convened in accordance with the provisions set out in the relevant Agency Agreement. At any such adjourned meeting, the quorum shall be two or more persons holding or representing between them at least 25 per cent. in aggregate principal amount of the relevant Existing Notes for the time being outstanding.

If the Bank amends the timetable for the Exchange Offers, the Amendment Proposals or any of them, the Bank will prepare and publish an announcement of such amendment and/or supplement to this Exchange Offer Document.

(1)                                 The meetings will be held at the respective times set out as above or as soon as possible thereafter as the immediately preceding Meeting shall have been concluded or adjourned.

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4.5                               Voting

Holders who wish to vote in respect of the relevant Extraordinary Resolution have the following options:

(a)                                 Eligible Holders may submit Exchange Instructions in the relevant Exchange Offer

Eligible Holders may elect to submit a valid Exchange Instruction pursuant to the relevant Exchange Offer, which will also constitute the relevant Holder’s instructions to appoint the Exchange Agent as proxy to vote or cause a vote to be cast on behalf of the relevant Holder in favour of the Extraordinary Resolution proposed at the relevant Meeting in respect of the Existing Notes the subject of such Exchange Instruction (or any adjourned such Meeting).

Accordingly, a Holder who validly submits (or arranges to have submitted on its behalf) an Exchange Instruction (and does not subsequently revoke such Exchange Instruction, in the limited circumstances in which such revocation is permitted under Section D of this Exchange Offer Document) will not be able to attend the relevant Meeting itself, nor to vote against the Extraordinary Resolution proposed at such meeting.

Holders of Existing Notes that are not Eligible Holders who wish to have their Existing Notes exchanged on the terms set out in this Exchange Offer Document should note that it may be in their interest to vote in favour of the relevant Extraordinary Resolution(s), as their Existing Notes will be exchanged for the relevant series of the Good Bank Notes, Senior Stub Instruments and the Cash Payment and they will become entitled to the Coupon Service Payment if the relevant Extraordinary Resolution is passed and implemented.

(b)                                 Holders may otherwise attend, in person or by proxy, and vote at the relevant Meeting

Eligible Holders who do not wish to submit Exchange Instructions, and Holders that are not Eligible Holders, will be entitled to attend, in person or by proxy, the relevant Meeting (or any adjourned meeting) and vote in favour of or against the Extraordinary Resolution proposed at such Meeting.

Holders should be aware that attending the relevant Meeting (or any adjourned meeting) in person or making separate arrangements to appoint a proxy to do so on its behalf will not (even if such Holder votes in favour of the Extraordinary Resolution) make such Holder eligible to participate in the relevant Exchange Offer.

Holders who wish to appoint a proxy or obtain a voting certificate to vote in favour of the Extraordinary Resolution will be required to block their Existing Notes (in a manner consistent with that described in paragraph 1.7 of Part 4 of this Section B) in respect of which they cast their votes. In the case of the appointment of a proxy, such votes will be irrevocable with effect from the time of submission until the earlier of (i) the termination of the relevant Exchange Offer or (ii) the conclusion of the relevant Meeting (or any relevant adjourned meeting) at which either the relevant Extraordinary Resolution was not passed or it was determined that such Meeting/meeting (being inquorate) shall not be adjourned (except that such votes may be revoked in the same limited circumstances in which revocation of Exchange Instructions is permitted under Section D of this Exchange Offer Document).

Holders may make such arrangements to vote in the manner described in the notice convening the relevant Meeting (or any adjourned meeting), which is summarised below.

USD Existing Notes

Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the USD Existing Notes through Euroclear or Clearstream, Luxembourg or their respective accountholders (“Accountholders”) can request through their Accountholder for Citivic Nominees Limited as nominee for the Common Depositary (the “Nominee”), and as registered Holder (the “Registered Holder”) of each Series of USD Existing Notes, to sign a form of proxy appointing the Registered Holder or its nominee as proxy to cast the votes relating to the relevant USD Existing Notes in which he or she has an interest at the relevant Meeting (or any adjourned meeting).

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Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy to vote at the relevant Meeting (or any adjourned meeting) should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy (by the Registered Holder) in respect of the relevant USD Existing Notes in which they have an interest for the purposes of attending and voting at the relevant Meeting (or any adjourned meeting).

In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the relevant Meeting (or any adjourned meeting) and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the relevant USD Existing Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Registered Holder.

Any USD Existing Notes so held and blocked for either of these purposes will be released to the Accountholder by the relevant Clearing System on the earlier of (i) the Exchange Offers Results Announcement Date and (ii) upon such USD Existing Notes ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Registered Holder to be held to its order or under its control; provided, however, in the case of (ii) above, that if the Beneficial Owner or Accountholder has caused a proxy to be appointed in respect of such USD Existing Notes, such USD Existing Notes will not be released to the relevant Accountholder unless and until the Bank, the Registered Holder or the Fiscal Agent has received notice of the necessary revocation of or amendment to such proxy.

CHF Existing Notes

Each Holder of CHF Existing Notes will receive instructions from its depositary bank on how to appoint a proxy to cast the votes relating to the relevant CHF Existing Notes in which he or she has an interest in the relevant Meeting (or any adjourned meeting). Such instructions will also include details by when arrangements to vote must have been made. The relevant CHF Existing Notes will be blocked by the relevant Clearing System.

Any CHF Existing Notes so held and blocked for either of these purposes will be released to the Holder by the relevant Clearing System on the earlier of (i) the Exchange Offers Results Announcement Date and (ii) upon such CHF Existing Notes ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the holder thereof to be held to its order or under its control; provided, however, in the case of (ii) above, that if the Holder of the CHF Existing Notes has caused a proxy to be appointed in respect of such CHF Existing Notes, such CHF Existing Notes will not be released to the relevant Holder unless and until the Bank or the Fiscal Agent has received notice of the necessary revocation of or amendment to such proxy.

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SECTION B: EXISTING NOTES

PART 3

INDICATIVE TIMETABLE FOR THE EMTN LIABILITY MANAGEMENT EXERCISE

The times and dates referred to below are indicative only and are subject to the right of the Bank to extend, re-open, amend and/or terminate the Exchange Offers or any of them at any time (provided that the Bank may not amend the requirement that the Settlement Condition be satisfied or waived (if applicable) on or before 30 June 2016). Accordingly, the actual timetable may differ significantly from the expected timetable set out below.

If any of the below times and/or dates change, the revised time(s) and/or date(s) will be announced by the Bank as soon as reasonably practicable.

The timetable below also assumes no adjournment of any Meetings.

Events	Dates and Times (all times are London time)

Announcement of the Exchange Offers and Amendment Proposals	4 February 2016

Exchange Offers and Amendment Proposals announced. Exchange Offer Document and Offer Information Memorandum published.

Eligible Holders of the Existing Notes can offer to exchange their Existing Notes and Holders can vote in respect of the Amendment Proposals.

Expiration Deadline	5.00 p.m. on 25 February 2016

Deadline for receipt of all Exchange Instructions from Eligible Holders in respect of Existing Notes and for appointing proxies or making arrangements to vote in person in respect of the Amendment Proposals.

Meetings	1 March 2016

Meetings of the Holders of the Existing 2017 USD Notes, Existing 2016 USD Notes, Existing 2015 USD Notes, Existing 2018 CHF Notes, Existing 2017 CHF Notes, Existing 2016 CHF Notes and Existing 2015 CHF Notes held to consider the Extraordinary Resolutions pursuant to the Amendment Proposals.

The Meeting in respect of the Existing 2017 USD Notes is expected to be convened for 10.00a.m. on 1 March 2016 at Linklaters LLP, One Silk Street, London EC2Y 8HQ.

The Meeting in respect of the Existing 2016 USD Notes is expected to be convened for 10.30a.m. on 1 March 2016 at Linklaters LLP, One Silk Street, London EC2Y 8H(1).

The Meeting in respect of the Existing 2015 USD Notes is expected to be convened for 11.00a.m. on 1 March 2016 at Linklaters LLP, One Silk Street, London EC2Y 8HQ(1).

The Meeting in respect of the Existing 2018 CHF Notes is expected to be convened for 11.30a.m. on 1 March 2016 at Linklaters LLP, One Silk Street, London EC2Y 8HQ(1).

The Meeting in respect of the Existing 2017 CHF Notes is expected to be convened for 12.00p.m. on 1 March 2016 at Linklaters LLP, One Silk Street, London EC2Y 8HQ(1).

(1)                                 The meetings will be held at the respective times set out as above or as soon as possible thereafter as the immediately preceding Meeting shall have been concluded or adjourned.

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The Meeting in respect of the Existing 2016 CHF Notes is expected to be convened for 12.30p.m. on 1 March 2016 at Linklaters LLP, One Silk Street, London EC2Y 8HQ(1).

The Meeting in respect of the Existing 2015 CHF Notes is expected to be convened for 1.00p.m. on 1 March 2016 at Linklaters LLP, One Silk Street, London EC2Y 8HQ(1).

Amendment Proposals Results Announcements

Announcements of the results of the Amendment Proposals.	Expected to be 1 March 2016

Exchange Offers Results Announcements

Announcements of the results of the Exchange Offers and whether the Bank intends (subject to the Settlement Condition) to accept Existing Notes for exchange through either the Exchange Offers or exercise of the Mandatory Exchange Options, as applicable.

Expected to be 2 March 2016

Settlement Condition Announcement	Expected to be on or before 30 March 2016

Announcement of the satisfaction, waiver or non-satisfaction of the Settlement Condition

Redemption Record Date Notice

Date on which the Redemption Record Date Notice is delivered to relevant Holders of Existing Notes	Expected to be at least three Business Days prior to the Redemption Record Date.

Redemption Record Date

The date (i) on which trading in a Series of Existing Notes, in respect of which the Extraordinary Resolution was passed, will no longer be permitted in the Clearing Systems and settlement flags in respect of such Series will be closed and (ii) from which a Holder of such Existing Notes will be eligible to submit a Redemption Instruction to the Exchange Agent if such Holder wishes to be eligible to receive Senior Stub Instruments on a Settlement Date.

Expected to be 16 March 2016 (being 10 Business Days in advance of the Transaction Effective Date) assuming a Transaction Effective Date of 4 April 2016.

Delivery of Redemption Instructions

From and including the Redemption Record Date to the seventh Business Day prior to the Transaction Effective Date, Noteholders shall be entitled to deliver Redemption Instructions to the Exchange Agent.

Transaction Effective Date

Expected to be 4 April 2016 or such earlier or later date as the Curator may announce, provided that the Curator shall not be entitled to extend the Transaction Effective Date beyond 30 May 2016 without the written consent of all the Consortium members.

Final Settlement Date	Expected to be on or before 11 April 2016

Expected settlement of the Exchange Offers (subject to satisfaction or waiver, (if applicable) of the Settlement Condition) by issue and delivery of Good Bank Notes and Senior Stub Instruments (where applicable) and payment of the Cash Payment and the Coupon Service Payment.

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A Holder who holds Existing Notes through a custodian, broker or other financial intermediary and/or who holds its Existing Notes in SIS, Euroclear or Clearstream, Luxembourg should note that it will need to provide instructions to such intermediary and/or SIS, Euroclear or Clearstream, Luxembourg (as applicable) before the times and dates specified above in order to meet the relevant deadlines.

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SECTION B: EXISTING NOTES

PART 4

PROCEDURES FOR PARTICIPATING IN THE OFFERS

Holders of Existing Notes wishing to offer to exchange their Existing Notes in the Exchange Offers or otherwise vote on the Amendment Proposals should do so in accordance with the procedures described in this Section B Part 4 and the applicable notices convening the relevant Meeting as set out in Parts 6 - 12 of Section B.

1.                                      GENERAL CONDITIONS TO PARTICIPATION IN THE EXCHANGE OFFERS AND THE AMENDMENT PROPOSALS

1.1                               Exchange Offers - Offer Restrictions

Only Eligible Holders (being Holders who are eligible to participate in the Exchange Offers in accordance with the Offer Restrictions set out in Section E of this Exchange Offer Document) may offer to exchange Existing Notes pursuant to the Exchange Offers.

1.2                               Timing of receipt of Exchange Instructions

The offering of Existing Notes for exchange by a Holder will be deemed to have occurred upon receipt by the Exchange Agent of a valid Exchange Instruction submitted in accordance with the procedures described in this Part 4 of Section B.

1.3                               Timing of receipt of Redemption Instructions

In respect of a Series of Existing Notes where the Extraordinary Resolution is passed and implemented, the delivery of a Redemption Instruction will be deemed to have occurred upon receipt by the Exchange Agent.

1.4                               Exchange Instructions irrevocable except in limited circumstances

It is a term of the Exchange Offers that Exchange Instructions are irrevocable except upon the publication of an announcement of any amendment or supplement to the Exchange Offers in the circumstances set out in “Amendment and Termination and Revocation Rights” in Section D of this Exchange Offer Document. Upon the publication of such an announcement in such circumstances, investors will have at least five Business Days to withdraw their Exchange Instructions — see further Section D of this Exchange Offer Document.

A Holder who validly submits (or arranges to have submitted on its behalf) Exchange Instructions (and does not subsequently revoke such Exchange Instructions, in the limited circumstances in which such revocation is permitted under Section D of this Exchange Offer Document) will not be able to attend the relevant Meeting itself, nor to vote against the Extraordinary Resolution proposed at such Meeting.

1.5                               Redemption Instruction irrevocable in all circumstances

It is a term of the Amendment Proposals that Redemption Instructions are irrevocable in all circumstances.

1.6                               Blocking of Existing Notes on receipt of Exchange Instructions

The submission of a valid Exchange Instruction by or on behalf of a Holder will result in the relevant Existing Notes which are the subject of that Exchange Instruction being blocked from the time of such submission such that no transfers may be effected in relation to such Existing Notes until (i) if the Extraordinary Resolution for that Series of Existing Notes is passed, the Exchange Offers Results Announcement Date or (ii) if the Extraordinary Resolution for that Series of Existing Notes is not passed, the earlier of (a) the date on which such Existing Notes are exchanged pursuant to the Exchange Offer; (b) 1 July 2016 if the Settlement Condition is not fulfilled or waived (if applicable) on or before 30 June 2016; or (c) termination of the relevant Exchange Offer (or if such instruction is revoked, in the limited circumstances in which such revocation is permitted). In the case of Existing Notes held in SIS, Euroclear or Clearstream, Luxembourg, this will be effected by the blocking of the relevant Existing Notes in the Holder’s account in accordance with the usual procedures of the relevant Clearing System.

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Holders and (if applicable) Direct Participants who submit Exchange Instructions on their behalf must take the appropriate steps to ensure that no transfers may be effected in relation to such blocked Existing Notes.

1.7                               Blocking of Existing Notes as a result of voting on Amendment Proposal where no Exchange Instruction is submitted

USD Existing Notes

Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the relevant Meeting (or any adjourned meeting) and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the relevant USD Existing Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Registered Holder.

Any USD Existing Notes so held and blocked will be released to the Accountholder by the relevant Clearing System on the earlier of (i) the Exchange Offers Results Announcement Date and (ii) upon such USD Existing Notes ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Registered Holder to be held to its order or under its control; provided, however, in the case of (ii) above, that if the Beneficial Owner or Accountholder has caused a proxy to be appointed in respect of such USD Existing Notes, such USD Existing Notes will not be released to the relevant Accountholder unless and until the Bank, the Registered Holder or the Fiscal Agent has received notice of the necessary revocation of or amendment to such proxy.

CHF Existing Notes

Each Holder of CHF Existing Notes will receive instructions from its depositary bank on how to appoint a proxy to cast the votes relating to the relevant CHF Existing Notes in which he or she has an interest in the relevant Meeting (or any adjourned meeting). Such instructions will also include details by when arrangements to vote must have been made. The relevant CHF Existing Notes will be blocked by the relevant Clearing System.

Any CHF Existing Notes so held and blocked for either of these purposes will be released to the Holder by the relevant Clearing System on the earlier of (i) the Exchange Offers Results Announcement Date and (ii) upon such CHF Existing Notes ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the holder thereof to be held to its order or under its control; provided, however, in the case of (ii) above, that if the Holder of the CHF Existing Notes has caused a proxy to be appointed in respect of such CHF Existing Notes, such CHF Existing Notes will not be released to the relevant Holder unless and until the Bank or the Fiscal Agent has received notice of the necessary revocation or of amendment to such proxy.

1.8                               Representations, warranties, acknowledgements, agreements and undertakings

Exchange Instructions

Holders submitting (or having submitted on their behalf) Exchange Instructions will be required to make and give, and will be deemed to have made and given, the relevant representations, warranties, acknowledgements, agreements and undertakings set out in Part 5 of Section B of this Exchange Offer Document in respect of Exchange Instructions. Holders who have concerns about making or giving any such representations, warranties, acknowledgements, agreements and/or undertakings should contact the Exchange Agent immediately.

Redemption Instructions

Holders submitting (or having submitted on their behalf) Redemption Instructions will be required to make and give, in order to receive either a Transferable Senior Stub Instrument or a Non-Transferable Senior Stub Instrument, as the case may be, the representations, warranties and confirmations, as applicable, set out in the Redemption Instruction and which, for ease of reference, are set out in paragraphs B and C of Part 5 of Section B of this Exchange Offer Document.

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1.9                               Authorisation to disclose information

By submitting (or arranging to have submitted on its behalf) an Exchange Instruction or Redemption Instruction, as applicable, each Holder will be deemed to consent to SIS, Euroclear, Clearstream, Luxembourg and/or the Exchange Agent (as appropriate) providing details of the Holder and (if applicable) the Direct Participant who submits an Exchange Instruction or Redemption Instruction, as applicable, on its behalf to the Exchange Agent and for such information to be shared with the Bank, Good Bank, the Curator, the SARB, the Register of Banks and the Exchange Agent and their respective advisers.

1.10                        Acceptance of offer results in binding contract

By submitting (or arranging to have submitted on its behalf) a valid Exchange Instruction, a Holder will, if such offer to exchange is accepted by the Bank, have entered into a binding agreement between such Holder and the Bank upon the terms and subject to the conditions of the relevant Exchange Offer.

1.11                        Specific procedures

Eligible Holders who hold their Existing Notes in Euroclear or Clearstream, Luxembourg should follow the procedures set out in paragraph 2 below.

Eligible Holders who hold their Existing Notes in SIS should follow the procedures set out in paragraph 3 below.

2.                                      SPECIFIC PROCEDURES FOR HOLDERS OF EXISTING NOTES HELD IN EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

The procedures contained under this Paragraph 2 apply only to Existing Notes held in Euroclear or Clearstream, Luxembourg.

Procedures for offering Existing Notes for exchange and for delivery of Redemption Instructions

2.1                               Only Direct Participants in Euroclear and Clearstream, Luxembourg may submit Exchange Instructions or Redemption Instructions through such Clearing Systems. Each Holder that is not such a Direct Participant must arrange for the Direct Participant through which such Holder holds its Existing Notes to submit a valid Exchange Instruction or Redemption Instruction, as applicable, through Euroclear or Clearstream, Luxembourg (as applicable) before the relevant deadlines specified by the relevant Clearing System.

2.2                               The receipt of such Exchange Instruction or Redemption Instruction, as applicable, will be acknowledged in accordance with the standard practices of such Clearing System and will (in respect of an Exchange Instruction) result in the blocking of the relevant Existing Notes in the Holder’s account with the relevant Clearing System so that no transfers may be effected in relation to such Existing Notes.

Procedures for revoking Exchange Instructions

2.3                               In the limited circumstances in which revocation is permitted, an Exchange Instruction may be revoked in accordance with the usual procedures of the relevant Clearing System by the submission of an electronic withdrawal instruction.

2.4                               To be valid, any withdrawal instruction must specify the relevant Existing Notes to which the original Exchange Instruction related, the securities account to which such Existing Notes (as applicable) are credited and any other information required by the relevant Clearing System.

3.                                      SPECIFIC PROCEDURES FOR HOLDERS OF EXISTING NOTES HELD IN SIS

The procedures contained under this paragraph 3 apply only to Existing Notes held in SIS.

3.1                               To exchange the CHF Existing Notes held in SIS, participants of SIS must electronically transmit their SIS Instruction Notices via a message to SIS containing the following information:

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(a)                                 the event or reference number issued by SIS;

(b)                                 the name of the Accountholder and the securities account number in which the CHF Existing Notes the Holder wishes to exchange are held;

(c)                                  the ISIN(s) and Common Code(s) of such CHF Existing Notes;

(d)                                 the principal amount of the relevant CHF Existing Notes; and

(e)                                  any other information as may be required by SIS, and duly notified to the Holder prior to the submission of the Exchange Instructions.

3.2                               In addition, the Holder must (a) cause SIS to block the position in the CHF Existing Notes which are the subject of an Exchange Instruction in accordance with the procedures of SIS and (b) instruct SIS to send the Exchange Agent an electronic message confirming: (i) the SIS Participant’s SIS Instruction Notice and (ii) that the position in the CHF Existing Notes which are the subject of an Exchange Instruction has been blocked from trading pending the earlier of the announcement of the passing of the Extraordinary Resolution in respect of such Series on the Exchange Offers Results Announcement Date, valid revocation of such SIS Instruction Notice or termination of the relevant Exchange Offer, in each case of (a) and (b), on or prior to the Expiration Deadline. SIS will collect from the SIS Participants: (1) (if the Extraordinary Resolution in respect of the Series of Existing Notes to which the Exchange Instruction relates is not passed and implemented) instructions to (x) exchange the CHF Existing Notes and deliver the instruments held by it on behalf of its SIS Participants and (y) credit their accounts on a Settlement Date, in respect of the consideration for all exchanged CHF Existing Notes and (2) irrevocable authorisation to disclose the name of the SIS Participants and information about the foregoing instructions to the Exchange Agent (and for the Exchange Agent to provide such details to the Bank, Good Bank, the Curator, the SARB, the Register of Banks and the Exchange Agent, and their respective advisers).

3.3                               In the event that any CHF Existing Notes are exchanged pursuant to the EMTN Liability Management Exercise, the payment of the Cash Payment and any applicable Coupon Service Payment will be made to the account of the relevant SIS Participant. In order to enable the calculation of the Cash Payment and any such applicable Coupon Service Payment on the basis of an underlying Beneficial Owner’s holdings, SIS Participants should ensure that each SIS Instruction Notice submitted to SIS relates to only one underlying Holder’s holding.

3.4                               Any questions with respect to submitting an Exchange Instruction via SIS should be directed to the Exchange Agent, the contact details for whom are on the last page of this Exchange Offer Document.

4.                                      RESPONSIBILITY FOR DELIVERY OF EXCHANGE INSTRUCTIONS OR VOTING INSTRUCTIONS IN RESPECT OF THE AMENDMENT PROPOSALS

4.1                               It is the responsibility of Holders wishing to participate in the Exchange Offers or Amendment Proposals to validly submit (or arrange to have validly submitted on their behalf) Exchange Instructions or voting instructions in respect of their Existing Notes. The Bank has the right to waive any defects in such instructions submitted by Holders. However, it is not required to waive such defects and none of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks or the Exchange Agent is required to notify a Holder of defects in their Exchange Instructions or voting instructions.

4.2                               None of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks or the Exchange Agent will be responsible for the communication of Exchange Instructions or voting instructions by Holders or, where applicable, their custodian, broker, Direct Participant or other intermediary.

4.3                               If a Beneficial Owner holds its Existing Notes through a custodian, broker or other intermediary, it should consult with that intermediary as to whether such intermediary will charge any service fees in connection with the services provided to such Holder in connection with the Exchange Offers and/or the Amendment Proposals.

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SECTION B: EXISTING NOTES

PART 5

REPRESENTATIONS, WARRANTIES, ACKNOWLEDGEMENTS,

AGREEMENTS AND UNDERTAKINGS

A. Exchange Instructions - General

1.                                      By submitting (or arranging to have submitted on its behalf) an Exchange Instruction, each Holder and (if applicable) the relevant Direct Participant on its behalf represents, warrants, acknowledges, agrees and undertakes to the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks and the Exchange Agent, at the time of submission of such Exchange Instruction, the Expiration Deadline, the date of the Meetings (including any adjourned such meeting), the Transaction Effective Date and each Settlement Date as follows:

1.1                               it has and shall continue to have the necessary legal capacity and powers to enter into and perform each of its obligations under the transactions contemplated in this Exchange Offer and has taken all necessary corporate and/or internal action to authorise the execution and performance of this Exchange Offer;

1.2                               the execution and making of the Exchange Offer and the subsequent acceptance of any Exchange Instructions by the Bank, and performance by it of its obligations hereunder does not and shall not:

(a)                                 contravene any law or regulation to which it is subject; or

(b)                                 contravene any provision of its constitutive documents;

1.3                               the provisions of this Exchange Offer are and shall remain legally binding on it and the execution and performance of all rights and obligations imposed on it pursuant to this Exchange Offer and making by it of the Exchange Offer and the subsequent acceptance of such Exchange Offer constitute legal, valid, binding and enforceable rights and obligations of it;

1.4                               it is the lawful holder or beneficial holder of the Existing Notes referred to in the Exchange Instructions and no other person has any claim thereto;

1.5                               the Existing Notes referred to in the Exchange Instructions are free from all liens, encumbrances and other burdens and are freely transferable;

1.6                               it has received, reviewed and understood this Exchange Offer Document and accepts the terms of the relevant Exchange Offer and has reviewed and accepts the Offer Restrictions, terms, conditions, risk factors and other considerations of the Exchange Offers all as described in this Exchange Offer Document, and it is assuming all the risks inherent in participating in the relevant Exchange Offer and has undertaken an appropriate analysis of the implications of the Exchange Offers without reliance on any of the Relevant Persons;

1.7                               by blocking the relevant Existing Notes in the relevant Clearing System, it will be deemed to consent, in the case of a Direct Participant, to have such Clearing System provide details concerning its identity to the Exchange Agent and for the Exchange Agent to provide such details to the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks and the Exchange Agent, and their respective legal and other advisers;

1.8                               upon the terms and subject to the conditions of the relevant Exchange Offer (including satisfaction or waiver (if applicable) of the Settlement Condition on or before 30 June 2016), it offers to exchange all of its rights, title and interest in and to the Existing Notes in respect of which it has submitted such Exchange Instruction. Subject to and effective on the acceptance for exchange by the Bank pursuant to the relevant Exchange Offer (and the issue of the Good Bank Notes) and satisfaction or waiver (if applicable) of the Settlement Condition on or before 30 June 2016, if the Extraordinary Resolution in respect of the Series of Existing Notes to which the Exchange Instruction relates is not passed and implemented it (i) irrevocably assigns and transfers to the Bank all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of its status as a Holder of, all such Existing Notes exchanged and (ii) renounces all right, title and interest in and to all such Existing Notes exchanged pursuant to the EMTN Liability Management Exercise and

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waives and releases any rights or claims it may have against the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks and the Exchange Agent with respect to any such Existing Notes exchanged or the Bank Liability Management Exercise (including the EMTN Liability Management Exercise) or any part thereof;

1.9                               that by delivering (or arranging for the delivery on its behalf of) a valid Exchange Instruction, it also instructs the appointment of the Exchange Agent as its proxy to vote in favour of the relevant Extraordinary Resolution at the relevant Meeting (including, if the relevant Meeting is adjourned, any adjourned such meeting) in respect of all its Existing Notes which are the subject of such Exchange Instruction and that, accordingly, such Holder will be unable to attend the relevant Meeting (including, if the relevant Meeting is adjourned, any adjourned such meeting) itself or appoint a different proxy to attend the Meeting (including, if the relevant Meeting is adjourned, any adjourned such meeting) on its behalf;

1.10                        until the date of the Meetings (including any adjourned such meeting) or (if the Extraordinary Resolution in respect of the Series of Existing Notes to which the Exchange Instruction relates is not passed and implemented) before (i) the relevant Settlement Date (if the Settlement Condition is fulfilled or waived (if applicable) on or before 30 June 2016); or (ii) 1 July 2016 if the Settlement Condition is not fulfilled or waived (if applicable) on or before 30 June 2016, it will not sell, pledge, hypothecate or otherwise encumber or transfer any Existing Notes which are the subject of the Exchange Instruction from the date of its Exchange Instruction and it agrees that any such purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect, and that the delivery of such Exchange Instruction shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions of the Exchange Offers;

1.11                        until the date of the Meetings (including any adjourned meeting) or (if the Extraordinary Resolution in respect of the Series of Existing Notes to which the Exchange Instruction relates is not passed and implemented) until the time of settlement on the relevant Settlement Date it holds and will hold the Existing Notes which are the subject of its Exchange Instruction blocked in the relevant manner and will ensure that no transfers of such Existing Notes may be effected (unless such Existing Notes are unblocked on the relevant Exchange Offers Results Announcement Date due to the Extraordinary Resolution in respect such Existing Notes being passed);

1.12                        with respect to any Good Bank Notes which are to be delivered to it in the relevant Clearing System, it acknowledges and agrees that (a) the Bank will procure the delivery of such Good Bank Notes to the relevant Clearing System on the Transaction Effective Date; (b) the relevant Clearing System will thereafter arrange for such Good Bank Notes (or, where applicable, interests therein) to be delivered to such Holder’s account in the relevant Clearing System. It is possible that this process may not be completed on the relevant Settlement Date, and accordingly the Holder may not receive its Good Bank Notes (or, where applicable, interests therein) until after the relevant Settlement Date; (c) the delivery of the Good Bank Notes to the relevant Clearing System on a Settlement Date will discharge the Bank’s obligations in respect of the delivery of such Good Bank Notes to Holders and thereafter, the Holder must look to the relevant Clearing System for receipt of such Good Bank Notes (or interests therein); (d) provided that the Bank procures the delivery of the Good Bank Notes to the relevant Clearing System on a Settlement Date, the Bank will not be liable to pay any compensation or other additional amounts in the event that such Holder receives its entitlement to such Good Bank Notes after the relevant Settlement Date; (e) each of the persons reflected in the records of the relevant Clearing System or the relevant Direct Participants, as the case may be, as the holders of Good Bank Notes shall look solely to the relevant Clearing System or the relevant Direct Participant, as the case may be, for such person’s share in the Good Bank Notes so transferred by the Bank to, or for the order of, the holder or Registered Holder (as the case may be) of the Existing Notes; and (f) the Bank will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, Good Bank Notes, or for maintaining, supervising or reviewing any records relating thereto;

1.13                        with respect to the issue of the Senior Stub Instruments, the issue of such instruments in the CSD on the relevant Settlement Date will discharge the Bank’s obligations in respect of the delivery of such Senior Stub Instruments. Thereafter, the Holders entitled to such Senior Stub Instruments must look solely to the CSD (or the relevant CSDP, as the case may be) for receipt of such Senior Stub Instrument or Beneficial Interests

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therein. The Bank will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, such Senior Stub Instrument or Beneficial Interests therein, or for maintaining, supervising or reviewing any records relating thereto;

1.14                        with respect to the payment to it of the Cash Payment and any Coupon Service Payment under the terms of the Exchange Offers, it acknowledges and agrees that (a) the Bank will pay, or procure the payment of, an amount equal to the Cash Payment and the Coupon Service Payment to the relevant Clearing Systems, in each case on a Payment Date; (b) the Clearing Systems will thereafter via the Direct Participants arrange for the payment of the Cash Payment and such Coupon Service Payment to the relevant Holders in accordance with their usual procedures for making payments of principal and interest on such Existing Notes and accordingly, the Holders entitled to the Cash Payment and such Coupon Service Payment may not receive such amounts until after the relevant Payment Date; (c) the payment by or on behalf of the Bank of an amount equal to the Cash Payment and the Coupon Service Payment to the Clearing Systems on a Payment Date will discharge the Bank’s obligations in respect of the payment of the Cash Payment and such Coupon Service Payment and Holders should look to the relevant Clearing System(s) for their share of such amounts; (d) the Bank will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, Existing Notes, or for maintaining, supervising or reviewing any records relating thereto. Payments of the Cash Payment and relevant Coupon Service Payment shall be recorded by the relevant Clearing System and such record of payments by the relevant Clearing System shall be prima facie proof of such payments; and (e) provided that the Bank pays an amount equal to the Cash Payment and the Coupon Service Payment to the Clearing Systems on a Payment Date, the Bank shall not be liable to pay any interest, compensation or other additional amounts in the event that a Holder receives such amounts after the relevant Payment Date;

1.15                        in respect of its Existing Notes which it offers for exchange and which are accepted on the terms of the relevant Exchange Offer (and subject to the satisfaction or waiver (if applicable) of the Settlement Condition on or before 30 June 2016), with effect from the Settlement Date in respect of the Good Bank Notes it (a) releases, to the fullest extent permitted by law, the Relevant Persons from all and any claims and/or liabilities of whatsoever nature in relation to or arising in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or its Existing Notes, including its decision to invest in or acquire its Existing Notes, (howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Existing Notes); (b) waives, to the fullest extent permitted by law, all rights and entitlement it may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or its Existing Notes, including its decision to invest in or acquire its Existing Notes, (howsoever such right or entitlement might arise including actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Existing Notes); (c) (if its Existing Notes are exchanged in the EMTN Liability Management Exercise) waives, any and all events of default (howsoever described or arising) in respect of the relevant Series of such exchanged Existing Notes; and (d) (if its Existing Notes are exchanged in the EMTN Liability Management Exercise) waives, to the fullest extent permitted by law, all its rights, title and interest to and claims in respect of such exchanged Existing Notes;

1.16                        it (by the delivery of its Exchange Instruction) irrevocably appoints the Exchange Agent as its true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as agent of the Bank) with respect to the Existing Notes which are the subject of its Exchange Instruction, with full powers of substitution (such power of attorney being deemed to be an irrevocable power of attorney coupled with an interest) to: (i) transfer ownership of such Existing Notes to the Bank upon the terms of the relevant Exchange Offer and to do all such necessary actions to effect the transfer; and (ii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Existing Notes, except that the Exchange Agent will have no rights to or control over (except as agent of the Bank) the Good Bank Notes, the Senior Stub Instruments, the Cash Payment and the Coupon Service Payment which are deliverable to the Holder under the terms of the Exchange Offers, all in

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accordance with the terms and conditions of the relevant Exchange Offer as described in this Exchange Offer Document;

1.17                        it agrees to ratify and confirm each and every act or thing that may be done or effected by the Bank, Good Bank, the Curator, the Registrar of Banks, the SARB, the Exchange Agent or any of their respective directors or any person nominated by any of them in the proper exercise of its powers and/or authority hereunder;

1.18                        it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by the Bank and Good Bank to be desirable to (i) complete the cancellation of the Existing Notes exchanged pursuant to the EMTN Liability Management Exercise against delivery and payment of the relevant Good Bank Notes, the Senior Stub Instruments, the Cash Payment and the Coupon Service Payment and/or (ii) perfect any of the authorities expressed to be given hereunder;

1.19                        it has observed the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities; and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in connection with the Exchange Offer in any jurisdiction; and that it has not taken or omitted to take any action in breach of the terms of the relevant Exchange Offer, or which will or may result in the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks or the Exchange Agent or any other person acting in breach of the legal or regulatory requirements of any jurisdiction in connection with the Exchange Offers or any invitation for Holders to offer to exchange their Existing Notes in connection therewith;

1.20                        all authority conferred or agreed to be conferred pursuant to its representations, warranties, undertakings and directions and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy, insolvency practitioners and legal representatives and shall not be affected by, and shall survive, its death, incapacity, bankruptcy, insolvency or any other similar proceedings;

1.21                        except for the generic description of certain taxation considerations expressly set out in the Preliminary Prospectus (which the Holder acknowledges does not constitute advice and is not tailored to any particular investor), no information has been provided to it by the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks or the Exchange Agent with regard to the tax consequences to Holders, Beneficial Owners or Direct Participants arising from the exchange of Existing Notes in the Exchange Offers or the receipt or transfer of the Good Bank Notes, Senior Stub Instruments, the Cash Payment or the Coupon Service Payment. It hereby acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the relevant Exchange Offer and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks and the Exchange Agent or any other person in respect of such taxes and payments;

1.22                        it is not a person to whom it is unlawful to make an invitation pursuant to the relevant Exchange Offer under applicable laws, it has not distributed or forwarded this Exchange Offer Document or any other document or material relating to the Exchange Offers to any such person and it has (before submitting, or arranging for the submission on its behalf, as the case may be, of the Exchange Instruction in respect of the Existing Notes which it is offering for exchange) complied with all laws and regulations applicable to it for the purposes of its participation in the relevant Exchange Offer;

1.23                        if it is a holder of CHF Existing Notes, it is either located or resident outside of the European Union or if it is local or resident in the European Union, it is a Qualified Investor or it is submitting for exchange CHF Existing Notes in an aggregate principal amount such that it would receive Good Bank Notes on the Settlement Date in an aggregate principal amount equal to or greater than the CHF Equivalent of €100,000;

1.24                        it is not located or resident in the United Kingdom or, if it is located or resident in the United Kingdom, it is either (i) a Holder of Existing Notes, or (ii) any other person also falling within Article 43(2) or within Article 49(2)(a) to (d) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the

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“Order”), falling within the definition of investment professionals (as defined in Article 19(5) of the Order) or any other person to whom the Exchange Offer may otherwise lawfully be made under the Order;

1.25                        it is outside the Republic of France or, if it is located in the Republic of France, it is a (i) provider of investment services relating to portfolio management for the account of third parties (“personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers”) and/or (ii) qualified investor acting for its own account (Investisseur Qualifié) other than an individual, (as defined in and in accordance with article L. 411-1, L.411-2, D.411-1 to D.411-3 of the French Code Monétaire et Financier);

1.26                        it is not located in Italy or, if it is located in Italy, it is an authorised person or it is exchanging the relevant Existing Notes through an authorised person (such as an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority;

1.27                        it is not resident or located in the Kingdom of Belgium or, if it is located or resident in the Kingdom of Belgium, it is a “qualified investor” within the meaning of Article 6, paragraph 3 of the Public Takeover Law and Article 10 of the Prospectus Law, acting on its own account;

1.28                        it has full power and authority to submit for exchange the Existing Notes hereby submitted for exchange and if such Existing Notes are exchanged pursuant to the EMTN Liability Management Exercise and the Settlement Condition is satisfied or waived, if applicable, on or before 30 June 2016, agrees that such Existing Notes will be cancelled;

1.29                        the terms and conditions of the Exchange Offers shall be deemed to be incorporated in, and form a part of, the Exchange Instruction which shall be read and construed accordingly and that the information given by or on behalf of such Holder in the Exchange Instruction is true and will be true in all respects at the time of the exchange of the Existing Notes represented by such Exchange Instruction pursuant to the EMTN Liability Management Exercise;

1.30                        it accepts that, subject to applicable law or otherwise expressly provided in this Exchange Offer Document, (i) its Exchange Instruction is irrevocable once submitted (except in the limited circumstances set out in this Exchange Offer Document) and (ii) the Bank is under no obligation to Holders to accept Existing Notes offered for exchange and accordingly all questions as to the validity, form and eligibility (including the time of receipt) of any offers to exchange Existing Notes may be determined to be invalid by the Bank in its sole and absolute discretion, which determination will be final and binding; and it accepts that the Bank may not be able to accept an offer to exchange Existing Notes for a variety of reasons;

1.31                        if the Extraordinary Resolution in respect of the Series of Existing Notes to which the Exchange Instruction relates is not passed and implemented, the receipt of an Exchange Instruction by the relevant Clearing System will constitute instructions to debit such Holder’s or Direct Participant’s account on the relevant Settlement Date in respect of all of the Existing Notes that such Holder or Direct Participant has given such Exchange Instructions and which have been accepted, upon receipt by the relevant Clearing System of an instruction from the Exchange Agent to receive those Existing Notes for the account of the Bank, subject to the automatic withdrawal of those instructions in the event that the relevant Exchange Offer is terminated or not accepted by the Bank or the withdrawal of such Exchange Instruction (in the limited circumstances in which such withdrawal is permitted) in accordance with the procedures set out in this Exchange Offer Document;

1.32                        it understands that acceptance by the Bank for exchange of its Existing Notes offered for exchange by it pursuant to the relevant Exchange Offer will constitute a binding agreement between it and the Bank in accordance with and subject to the terms and conditions of the relevant Exchange Offer;

1.33                        it understands that the Bank may, at its sole discretion, extend, re-open, amend, waive any condition of, terminate or elect not to accept the Exchange Offers or any of them at any time (provided that the Bank may not amend the requirement that the Settlement Condition be satisfied or waived (if applicable) on or before 30

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June 2016), and that in the event of a termination or non-acceptance of the relevant Exchange Offer, the Exchange Instructions with respect to the Existing Notes will be released and the Existing Notes themselves will be unblocked in the relevant Clearing System account;

1.34                        none of the Bank, Good Bank, the Curator, the Registrar of Banks, the Exchange Agent and the SARB or any of their respective directors or employees has given it any information with respect to the Exchange Offers save as expressly set out in this Exchange Offer Document nor have any of them made any recommendation to it as to whether it should offer any of its Existing Notes for exchange in the Exchange Offers, and it has made its own decision with regard to offering Existing Notes for exchange in the Exchange Offers based on any legal, tax or financial advice it has deemed necessary to seek;

1.35                        it is acting as a principal, and not as the agent or nominee of any other person, in the execution and performance of its obligations under or pursuant to this Exchange Offer Document. Alternatively in the event that the person providing the Exchange Instruction on behalf of the Holder is doing so in its capacity as the Holder’s agent, it warrants and represents to the Bank, Good Bank, the Curator, SARB and the Registrar of Banks that it is duly appointed, mandated, authorised and empowered to make the Offer on the Holder’s behalf and to bind the Holder to the terms of the Exchange Offer (including this Section 1.35);

1.36                        the Holder shall comply with any “know your customer” or similar identification procedures (whether in terms of the Financial Intelligence Centre Act, 2001 of South Africa or otherwise) required of it by the Bank or Good Bank promptly following request by the Bank or Good Bank to do so; and

1.37                        it acknowledges that the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks and the Exchange Agent will rely upon the truth and accuracy of the foregoing acknowledgments, agreements, representations, warranties, undertakings and directions.

B. Transferable Senior Stub Instrument representations

In addition to the representations, warranties, acknowledgements, agreements and undertakings in A. above, in order to be eligible to receive a Transferable Senior Stub Instrument, a Holder and (if applicable) the relevant Direct Participant on its behalf must also represent, warrant, acknowledge and undertake to, and agree with, the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks and the Exchange Agent, at the time of submission of an Exchange Instruction, the Transaction Effective Date and each Settlement Date as follows:

1.1                               it is not located or resident in an EU Member State; or

1.2                               it is located or resident in an EU Member State and the aggregate principal amount of Senior Stub Instruments it would receive in exchange for its Existing CHF Notes or Existing USD Notes, as the case may be, pursuant to the relevant Exchange Offer(s) is equal to or greater than the ZAR Equivalent of €100,000; or

1.3                               it is a Qualified Investor.

C. Non-Transferable Senior Stub Instrument representations

In addition to the representations, warranties, acknowledgements, agreements and undertakings in A. above, in order to be eligible to receive a Non-Transferable Senior Stub Instrument, a Holder and (if applicable) the relevant Direct Participant on its behalf must also provide to the Exchange Agent the Relevant Account Details, together with details of the CSDP administering that account, with its Exchange Instruction.

A Holder will not receive a Senior Stub Instrument or any alternative consideration in lieu of such Senior Stub Instrument and will forfeit such right and waive any claims to receive the relevant Senior Stub Instrument if a Holder does not comply with or provide the confirmations required under either paragraph B or C above.

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SECTION B: EXISTING NOTES

PART 6

FORM OF NOTICE CONVENING THE MEETING IN RESPECT OF THE EXISTING 2017 USD NOTES

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 OR OTHER RELEVANT LEGISLATION IMMEDIATELY.

AFRICAN BANK LIMITED (UNDER CURATORSHIP)

(Registration number 1975/002526/06)

(incorporated with limited liability in the Republic of South Africa)

(the “Bank”)

NOTICE OF A MEETING

of the holders of the

U.S.$350,000,000 8.125 per cent. Notes due 2017
(ISIN: XS0751016865)

of the Bank presently outstanding
(the “Noteholders” and the “Notes” respectively).

NOTICE IS HEREBY GIVEN that a Meeting of the Noteholders convened by the Bank will be held at Linklaters LLP, One Silk Street, London EC2Y 8HQ on 1 March 2016 at 10.00 a.m. (London time) for the purpose of considering and, if thought fit, passing the following resolution (the “Resolution”) which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Amended and Restated Fiscal Agency Agreement dated 20 January 2012 (the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as (among others) fiscal agent for the Noteholders (the “Amendment Proposal”).

Terms used herein but not defined have the meaning given to them in the Consent and Exchange Offer Document (the “Exchange Offer Document”) dated 4 February 2016.

EXTRAORDINARY RESOLUTION

“THAT this Meeting of the holders of the U.S.$350,000,000 8.125 per cent. Notes due 2017 of African Bank Limited (under Curatorship) presently outstanding (ISIN: XS0751016865) (the “Noteholders”, the “Notes” and the “Bank” respectively) convened pursuant to the Amended and Restated Fiscal Agency Agreement dated 20 January 2012 (the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as (among others) fiscal agent for the Noteholders hereby:

1.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 6 to the Agency Agreement by the insertion of the following new Condition 19:

“19.           MANDATORY EXCHANGE OPTION

19.1                                 The Issuer may, upon giving not less than one day’s prior notice to the Noteholders and the Fiscal Agent in accordance with Condition 19.4 below, at its option and without the consent or approval of the Noteholders or the Fiscal Agent, require and effect the mandatory exchange of all outstanding Notes for (i) Good Bank 8.125% 2020 USD Notes, (ii) Senior Stub Instruments (if such Noteholder is eligible) and (iii) the Cash Payment and, if such exchange is implemented, the Noteholder will also receive the Coupon Service Payment, on the terms set out in this Condition 19 (the “Mandatory Exchange Option”).

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19.2                                 The mandatory exchange of such Notes will be effected on one or more dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Exchange Offer will, to the extent accepted and implemented, be settled (the “Settlement Date(s)”) by:

(a)                       the redemption and cancellation of the Notes by the Issuer on the Final Settlement Date; and

(b)                       the issue by Good Bank, to each holder of such Notes, of a principal amount of (i) Good Bank 8.125% 2020 USD Notes and (if such Noteholder is eligible) Senior Stub Instruments equal to the principal amount of Good Bank 8.125% 2020 USD Notes and Senior Stub Instruments respectively which such Noteholder would have received had those Notes been exchanged for Good Bank 8.125% 2020 USD Notes and Senior Stub Instruments in the Exchange Offer and (ii) the Cash Payment (on the same terms as those on which Notes would have been exchanged for Good Bank 8.125% 2020 Notes, Senior Stub Instruments and the Cash Payment in the Exchange Offer).

19.3                                 In addition, holders of the Notes which are exchanged pursuant to this Condition 19 will also be eligible to receive the Coupon Service Payment.

19.4                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 19.1 shall be validly given upon the publication of such notice on the Regulatory News Service (RNS) operated by the London Stock Exchange plc, and shall be deemed to have been given on the date of such publication.

19.5                                 This Condition 19 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 19 and any other provision of these Conditions, this Condition 19 shall prevail.

19.6                                 In this Condition 19 and in the following Condition 20, as applicable:

“Banks Act” means the Banks Act, No 94 of 1990 of South Africa, as amended;

“Business Day” means any day other than a Saturday or Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London, Johannesburg and Zurich;

“Cash Payment” means a cash payment to be made by the Bank to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to 10 per cent. of the aggregate nominal amount of the relevant Notes together with, if the relevant Payment Date occurs after the Transaction Effective Date, interest at U.S. Dollar LIBOR on such amount with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date;

“Clearing Systems” means Euroclear and Clearstream, Luxembourg (and each a “Clearing System”);

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme;

“Coupon Service Payment” means a cash amount to be paid to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to (i) 90 per cent. of the total amount of interest accrued and unpaid (calculated by reference to the Rate of Interest and Day Count Fraction and assuming for the purpose of such amount that no default interest was due and payable on such amount) on the nominal amount of the relevant Note from (and including) the Interest Payment Date in respect of such Note immediately prior to the Curatorship Date up to (but excluding) the Transaction Effective Date, provided that in calculating such accrued interest amount, each Missed Coupon shall be added to the nominal amount of the Note with effect from the relevant Missed Interest Payment Date, such that from (and including) such Missed Interest Payment Date, the nominal amount of the Note shall, for the purposes of the calculation of the Coupon Service Payment, be increased by the amount of the relevant Missed Coupon; minus (ii) the relevant Note’s Participation Percentage of the Senior Advisory Fees; together with (iii) if the relevant Payment Date occurs after the Transaction Effective Date, interest at U.S. Dollar LIBOR on item (i) minus

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item (ii) with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date;

“Curatorship” means the curatorship of the Bank announced by SARB on 10 August 2014 in terms of section 69 of the Banks Act;

“Curatorship Date” means 10 August 2014, being the date on which the Registrar of Banks placed the Issuer under Curatorship;

“Direct Participant” means each person who is shown in the records of Euroclear or Clearstream, Luxembourg as a Noteholder;

“EMTN Liability Management Exercise” means the EMTN Liability Management Exercise (in respect of, amongst other securities, the Notes) described in the Exchange Offer Document;

“Euroclear” means Euroclear Bank S.A./N.V.;

“Exchange Agent” means Lucid Issuer Services Limited;

“Exchange Offer” means the invitation to Noteholders to offer to exchange their Notes in the EMTN Liability Management Exercise;

“Exchange Offer Document” means the Consent and Exchange Offer Document published by the Issuer dated 4 February 2016 in connection with the EMTN Liability Management Exercise;

“Final Settlement Date” means if settlement of all elements of the consideration for the Mandatory Exchange Option occurs on the same Settlement Date, the Settlement Date or, if such settlement occurs on more than one date, the final Settlement Date;

“Good Bank 8.125% 2020 USD Notes” means United States dollar denominated 8.125 per cent. Notes due 2020 to be issued by Good Bank;

“Missed Coupon” means in respect of the Notes, the amount of unpaid interest that was due and payable on a Missed Interest Payment Date, assuming for the purpose of such amount, that no default interest was due and payable on such Missed Interest Payment Date;

“Missed Interest Payment Date” means in respect of the Notes, each Interest Payment Date after the Curatorship Date but prior to the Transaction Effective Date;

“Participation Percentage” means the percentage of Senior Advisory Fees attributable to a Note that is exchanged pursuant to the Senior Exchange Offers, which shall be calculated by expressing the Face Value of the relevant Note as at (but excluding) the Curatorship Date as a percentage of the aggregate Face Values as at (but excluding) the Curatorship Date of all the Existing Senior Debt Instruments that participate in the Senior Exchange Offer (excluding Other Senior Claims);

“Payment Date” means the Settlement Date on which the Bank pays, or procures payment of, an amount equal to the Cash Payment and Coupon Service Payment to the relevant Clearing Systems;

“Redemption Instructions” means electronic instructions in the form specified in the Redemption Record Date Notice pursuant to which a Noteholder (acting through its Direct Participant unless such Noteholder is a Direct Participant) may, by the relevant deadline, confirm its eligibility to receive either Non-Transferable Senior Stub Instruments or Transferable Senior Stub Instruments (as the case may be) (and each a “Redemption Instruction”);

“Redemption Record Date Notice” means the notice of the Redemption Record Date to be given by the Issuer in accordance with Condition 20.2;

“SARB” means the South African Reserve Bank established in terms of the South African Reserve Bank Act 90 of 1989, as amended;

“Senior Advisory Fees” means advisory fees and expenses actually payable to White & Case (together with any applicable VAT and disbursements) in connection with the Restructuring, provided that such amount is limited to ZAR16.5 million plus any applicable VAT and disbursements;

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“Senior Stub Instruments” means a Non-Transferable Senior Stub Instrument or a Transferable Senior Stub Instrument, as the context requires;

the “Settlement Date(s)” will be the date or dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Mandatory Exchange Option will be settled;

“Transaction Effective Date” means the effective date of the Restructuring, being the date upon which all risk and benefit in respect of the Good Bank Business passes to Good Bank which is targeted for 4 April 2016 or such earlier or later date as the Curator may announce, provided that the Curator shall not be entitled to extend the Transaction Effective Date beyond 30 May 2016 without the written consent of all the Consortium members; and

“U.S. Dollar LIBOR” means the three month London Interbank Offer Rate for USD as determined by the Bank in its sole discretion on the Transaction Effective Date.

Further for the purpose of this Condition 19 and Condition 20, any capitalised terms used but not defined in these Conditions shall have the meaning given to them in the Exchange Offer Document.”

2.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 6 to the Agency Agreement by the insertion of the following new Condition 20:

“20.           Redemption Record Date

20.1                                 The Redemption Record Date shall be the tenth Business Day prior to the Transaction Effective Date. The Issuer shall give the Redemption Record Date Notice to the Noteholders and the Fiscal Agent at least three Business Days prior to the Redemption Record Date in accordance with Condition 20.2 below. From, and including, the Redemption Record Date to, and including, the Final Settlement Date, to the extent that the Notes are represented by a global certificate in the form set out in Schedule 3 to the Agency Agreement, trading in the Notes will no longer be permitted in the records of the Clearing Systems and settlement flags in respect of the Notes will be closed.

From and including the Redemption Record Date to the seventh Business Day prior to the Transaction Effective Date, Noteholders shall be entitled to deliver Redemption Instructions to the Exchange Agent. Any Redemption Instruction will be irrevocable upon receipt by the Exchange Agent.

A Noteholder will not receive a Senior Stub Instrument or any alternative consideration in lieu of such Senior Stub Instrument and will forfeit such right and waive any claims to receive the relevant Senior Stub Instrument if a Noteholder does provide its Redemption Instruction (containing all required confirmations as to its eligibility) by the relevant deadline.

20.2                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 20.1 shall be validly given upon the publication of such notice on the Regulatory News Service (RNS) operated by the London Stock Exchange plc, and shall be deemed to have been given on the date of such publication.

20.3                                 This Condition 20 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 20 and any other provision of these Conditions, this Condition 20 shall prevail.”

3.                                     assents to and sanctions, subject to acceptance of the Exchange Offers and to fulfilment or waiver (if applicable) of the Settlement Condition on or before 30 June 2016, with effect from the Settlement Date in respect of the Good Bank Notes, to the fullest extent permitted by law and under the Agency Agreement, in respect of all holders of Notes:

(a)                                the release, to the fullest extent permitted by law, of the Relevant Persons from all and any claims and/or liabilities of whatsoever nature in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or the Notes, including the decision of Noteholders to invest in or acquire the Notes (howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements

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and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(b)                                the waiver of, to the fullest extent permitted by law, all rights and entitlement such Noteholders may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or their Notes, including the decision of Noteholders to invest in or acquire the Notes, (howsoever such right or entitlement might arise and including actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(c)                                 the waiver of any and all events of default (howsoever described or arising) in respect of the Notes; and

(d)                                the waiver of, to the fullest extent permitted by law, all its rights, title and interest to and claims in respect of the Notes.

In this paragraph 3:

“Relevant Person” means each of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks, and any person who controls any of them or any affiliate of them and, in each case their respective directors, partners, members, employees, agents and representatives (other than the directors of the Bank) as well as the financial, legal and other professional advisers of the Curator and Good Bank.

4.                                     sanctions every abrogation, modification, compromise or arrangement in respect of the rights of the Noteholders appertaining to the Notes against the Bank, whether such rights arise under the terms of the Notes, the Agency Agreement or otherwise, involved in or resulting from or to be effected by the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and their implementation;

5.                                     assents to and sanctions (and authorises, directs, requests, and empowers Citibank N.A., London Branch and the Registrar to consent to and sanction), and acknowledges the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and, in order to give effect to and to implement the modifications referred to in paragraphs 1, 2 and 3, authorises, directs, requests, and empowers Citibank N.A., London Branch and the Registrar forthwith to execute a Supplemental Fiscal Agency Agreement in respect of the Notes in the form of the drafts produced to this Meeting and for the purpose of identification signed by the Chairman thereof and to concur in, and to execute and do, all such other deeds, instruments, acts and things as may be necessary or appropriate to carry out and give effect to this Resolution and the implementation of the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution;

6.                                     authorises, empowers and directs the Bank (i) to execute, including on behalf of the holders of the Notes, all such deeds, instruments, forms of transfer and other documents of any nature and (ii) to do any and all acts and things, which in each case may be necessary or appropriate in the opinion of the Bank to give effect to (A) this Resolution and/or (B) the Mandatory Exchange Option referred to above; and

7.                                     discharges and exonerates each of Citibank N.A., London Branch and the Registrar from all liability it may have become or may become responsible for under the Notes or the Agency Agreement in respect of any act or omission in connection with the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution, their implementation, or this Resolution or the giving effect to the Mandatory Exchange Option referred to above; and

8.                                     agrees that if any part of this Resolution is or becomes illegal, invalid or unenforceable that will not affect the legality, validity or enforceability of any other part of this Resolution and accordingly the remainder of this Resolution shall be effective.”

Background to the Amendment Proposal

Please refer to section 2.1, “Background to and Rationale for the African Bank Restructuring” in the Offer Information Memorandum.

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Other important information

The attention of Noteholders is drawn to the quorum required for the Meeting and for any adjourned meeting which is set out in paragraph 2 of “Voting and Quorum” below.

Copies of the Agency Agreement (including the Terms and Conditions of the Notes) and the draft Supplemental Fiscal Agency Agreement and draft forms of the final Terms and Conditions and Final Terms of the Good Bank 8.125% 2020 USD Notes referred to in the Resolution set out above and of certain other relevant documents will be available for inspection by Noteholders at the specified offices of the Fiscal Agent set out below.

The Fiscal Agent has not been involved in formulating the Amendment Proposal and makes no representation that all relevant information has been disclosed to Noteholders in this Notice. Accordingly, the Fiscal Agent urges Noteholders who are in any doubt as to the impact of the implementation of the Amendment Proposal and/or the Resolution to seek their own financial, legal and other advice as they consider appropriate.

Noteholders who wish to make arrangements to attend (in person or by proxy) and vote at the Meeting may do so in any manner set out in the Agency Agreement and described below under “Voting and Quorum”. However, Noteholders who are eligible and wish to participate in the Exchange Offer must make arrangements to participate in the Exchange Offer in the manner specified in the Exchange Offer Document, rather than making arrangements as described below.

VOTING AND QUORUM

1.                                     The provisions governing the convening and holding of a Meeting are set out in Schedule 10 to the Agency Agreement, a copy of which is available for inspection by the Noteholders during normal business hours at the specified office of the Fiscal Agent set out below.

IMPORTANT: The Notes are issued in registered form and are currently represented by interests in a global certificate (the “Global Certificate”) which is deposited with Citibank N.A., London Branch (the “Common Depositary”) as common depositary for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg” and together with Euroclear, the “Clearing Systems” and each, a “Clearing System”) and registered in the name of Citivic Nominees Limited as nominee for the Common Depositary (the “Nominee”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through Euroclear or Clearstream, Luxembourg or their respective accountholders (“Accountholders”) should note that such person will not be a Noteholder for the purposes of this Notice and will only be entitled to attend and vote at the Meeting or to appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of this Notice will be the registered holder of the Global Certificate which is the Nominee (the “Registered Noteholder”).

The Registered Noteholder may by an instrument in writing in the English language (a “form of proxy”) in the form available from the office of the Fiscal Agent executed under its seal or signed on its behalf by its duly appointed attorney or a duly authorised officer and delivered to the specified office of the Fiscal Agent not less than 48 hours before the time fixed for the Meeting, appoint any person (a “proxy”) to act on its behalf in connection with the Meeting.

A proxy so appointed shall so long as such appointment remains in force be deemed, for all purposes in connection with the Meeting, to be the holder of the Notes to which such appointment relates and the Registered Noteholder of the Notes shall be deemed for such purposes not to be the Noteholder.

The Beneficial Owner can request through his Accountholder for the Registered Noteholder to sign a form of proxy appointing the Registered Noteholder or its nominee (expected to be the Exchange Agent) as proxy to cast the votes relating to the Notes in which he or she has an interest at the Meeting.

Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy (which may include such Beneficial Owner or Accountholder) to vote at the Meeting should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy (by the Registered

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Noteholder) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting.

In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting (or any adjourned meeting) and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Registered Noteholder.

Any Notes so held and blocked will be released to the Accountholder by the relevant Clearing System on the earlier of (i) the Exchange Offers Results Announcement Date and (ii) upon such Notes ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Registered Noteholder to be held to its order or under its control; provided, however, in the case of (ii) above, that if the Beneficial Owner or Accountholder has caused a proxy to be appointed in respect of such Notes, such Notes will not be released to the relevant Accountholder unless and until the Bank, the Registered Noteholder or the Fiscal Agent has received notice of the necessary revocation of or amendment to such proxy.

In this paragraph 1:

“Beneficial Owner” means, unless the context otherwise requires, (i) each person who is shown in the records of the relevant Clearing System as a holder of the Notes (also referred to as “Direct Participants” and each a “Direct Participant”) (except that one Clearing System shall not be treated as the holder of the Notes held in the account of another Clearing System when holding on behalf of the first Clearing System’s accountholders); and (ii) each person holding the Notes through a broker, dealer, bank, custodian, trust company or other nominee who in turn holds the Notes through a Direct Participant.

2.                                     The quorum required at the Meeting shall be two or more persons holding or representing not less than 75 per cent. in aggregate principal amount of the Notes for the time being outstanding. If a quorum is not present at the Meeting within 15 minutes of the time initially fixed for such Meeting, such Meeting shall (unless the proposal of the resolution is withdrawn by the Bank) be adjourned for a period being not less than 14 days nor more than 42 days later, at the same time as the original Meeting or such date, time and place as the Chairman of the Meeting may decide and the Resolution will be considered at such adjourned meeting (notice of which will be given to the Noteholders). The quorum at such an adjourned meeting shall be two or more persons holding or representing at least 25 per cent. in aggregate principal amount of the Notes for the time being outstanding.

Noteholders should note these quorum requirements and should be aware that if the Noteholders either present or appropriately represented at the Meeting are insufficient to form a quorum the Resolution, and consequently the Amendment Proposal, cannot be formally considered thereat. Noteholders are therefore encouraged either to arrange to be represented at the Meeting as soon as possible or to attend the Meeting in person.

3.                                     Every question submitted to the Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a proxy or as representative or as a Noteholder.

Unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman at the Meeting, the Bank, the Fiscal Agent or one or more persons being proxies or representatives for Notes and representing or holding in the aggregate not less than 2 per cent. of the aggregate principal amount outstanding of the Notes, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour or against such resolution.

On a show of hands every person who is present and is a holder of, or proxy or representative for a holder of, Notes shall have one vote and on a poll every person who is so present shall have one vote in respect of each U.S.$1,000 principal amount of the Notes in respect of which he is a holder, proxy or representative.

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4.                                     To be passed, the Resolution requires a majority in favour consisting of not less than three-quarters of the votes cast. If passed, the Resolution will be binding upon all the Noteholders, whether or not present at such Meeting and whether or not voting.

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FISCAL AGENT

Citibank N.A., London Branch

13th Floor Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

This Notice is given by:

African Bank Limited (under Curatorship)

59, 16th Street

Midrand, 1685

South Africa

Dated 4 February 2016.

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SECTION B: EXISTING NOTES

PART 7

FORM OF NOTICE CONVENING THE MEETING IN RESPECT OF THE EXISTING 2016 USD NOTES

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 OR OTHER RELEVANT LEGISLATION IMMEDIATELY.

AFRICAN BANK LIMITED (UNDER CURATORSHIP)

(Registration number 1975/002526/06)

(incorporated with limited liability in the Republic of South Africa)

(the “Bank”)

NOTICE OF A MEETING

of the holders of the

U.S.$350,000,000 6.00 per cent. Notes due 2016
 (ISIN: XS0638008051)

of the Bank presently outstanding
(the “Noteholders” and the “Notes” respectively).

NOTICE IS HEREBY GIVEN that a Meeting of the Noteholders convened by the Bank will be held at Linklaters LLP, One Silk Street, London EC2Y 8HQ on 1 March 2016 at 10.30 a.m.(1) (London time) for the purpose of considering and, if thought fit, passing the following resolution (the “Resolution”) which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Fiscal Agency Agreement dated 2 July 2010 (the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as (among others) fiscal agent for the Noteholders (the “Amendment Proposal”).

Terms used herein but not defined have the meaning given to them in the Consent and Exchange Offer Document (the “Exchange Offer Document”) dated 4 February 2016.

EXTRAORDINARY RESOLUTION

“THAT this Meeting of the holders of the U.S.$350,000,000 6.00 per cent. Notes due 2016 of African Bank Limited (under Curatorship) presently outstanding (ISIN: XS0638008051) (the “Noteholders”, the “Notes” and the “Bank” respectively) convened pursuant to the Fiscal Agency Agreement dated 2 July 2010 (the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as (among others) fiscal agent for the Noteholders hereby:

1.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 3 to the Agency Agreement by the insertion of the following new Condition 19:

“19.           MANDATORY EXCHANGE OPTION

19.1                                 The Issuer may, upon giving not less than one day’s prior notice to the Noteholders and the Fiscal Agent in accordance with Condition 19.4 below, at its option and without the consent or approval of the Noteholders or the Fiscal Agent, require and effect the mandatory exchange of all outstanding Notes for (i) Good Bank 6% 2020 USD Notes, (ii) Senior Stub Instruments (if such Noteholder is eligible) and (iii) the Cash Payment and, if such exchange is implemented, the Noteholder will also receive the Coupon Service Payment, on the terms set out in this Condition 19 (the “Mandatory Exchange Option”).

(1)                                This Meeting will be held at the time set out as above or as soon as possible thereafter as the immediately preceding Meeting shall have been concluded or adjourned.

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19.2                                 The mandatory exchange of such Notes will be effected on one or more dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Exchange Offer will, to the extent accepted and implemented, be settled (the “Settlement Date(s)”) by:

(a)                       the redemption and cancellation of the Notes by the Issuer on the Final Settlement Date; and

(b)                       the issue by Good Bank, to each holder of such Notes, of a principal amount of (i) Good Bank 6% 2020 USD Notes and (if such Noteholder is eligible) Senior Stub Instruments equal to the principal amount of Good Bank 6% 2020 USD Notes and Senior Stub Instruments respectively which such Noteholder would have received had those Notes been exchanged for Good Bank 6% 2020 USD Notes and Senior Stub Instruments in the Exchange Offer and (ii) the Cash Payment (on the same terms as those on which Notes would have been exchanged for Good Bank 6% 2020 USD Notes, Senior Stub Instruments and the Cash Payment in the Exchange Offer).

19.3                                 In addition, holders of the Notes which are exchanged pursuant to this Condition 19 will also be eligible to receive the Coupon Service Payment.

19.4                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 19.1 shall be validly given upon the publication of such notice on the Regulatory News Service (RNS) operated by the London Stock Exchange plc, and shall be deemed to have been given on the date of such publication.

19.5                                 This Condition 19 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 19 and any other provision of these Conditions, this Condition 19 shall prevail.

19.6                                 In this Condition 19 and in the following Condition 20, as applicable:

“Banks Act” means the Banks Act, No 94 of 1990 of South Africa, as amended;

“Business Day” means any day other than a Saturday or Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London, Johannesburg and Zurich;

“Cash Payment” means a cash payment to be made by the Bank to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to 10 per cent. of the aggregate nominal amount of the relevant Notes together with, if the relevant Payment Date occurs after the Transaction Effective Date, interest at U.S. Dollar LIBOR on such amount with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date;

“Clearing Systems” means Euroclear and Clearstream, Luxembourg (and each a “Clearing System”);

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme;

“Coupon Service Payment” means a cash amount to be paid to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to (i) 90 per cent. of the total amount of interest accrued and unpaid (calculated by reference to the Rate of Interest and Day Count Fraction and assuming for the purpose of such amount that no default interest was due and payable on such amount) on the nominal amount of the relevant Note from (and including) the Interest Payment Date in respect of such Note immediately prior to the Curatorship Date up to (but excluding) the Transaction Effective Date, provided that in calculating such accrued interest amount, each Missed Coupon shall be added to the nominal amount of the Note with effect from the relevant Missed Interest Payment Date, such that from (and including) such Missed Interest Payment Date, the nominal amount of the Note shall, for the purposes of the calculation of the Coupon Service Payment, be increased by the amount of the relevant Missed Coupon; minus (ii) the relevant Note’s Participation Percentage of the Senior Advisory Fees; together with (iii) if the relevant Payment Date occurs after the Transaction Effective Date, interest at U.S. Dollar LIBOR on item (i) minus

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item (ii) with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date;

“Curatorship” means the curatorship of the Bank announced by SARB on 10 August 2014 in terms of section 69 of the Banks Act;

“Curatorship Date” means 10 August 2014, being the date on which the Registrar of Banks placed the Issuer under Curatorship;

“Direct Participant” means each person who is shown in the records of Euroclear or Clearstream, Luxembourg as a Noteholder;

“EMTN Liability Management Exercise” means the EMTN Liability Management Exercise (in respect of, amongst other securities, the Notes) described in the Exchange Offer Document;

“Euroclear” means Euroclear Bank S.A./N.V.;

“Exchange Agent” means Lucid Issuer Services Limited;

“Exchange Offer” means the invitation to Noteholders to offer to exchange their Notes in the EMTN Liability Management Exercise;

“Exchange Offer Document” means the Consent and Exchange Offer Document published by the Issuer dated 4 February 2016 in connection with the EMTN Liability Management Exercise;

“Final Settlement Date” means if settlement of all elements of the consideration for the Mandatory Exchange Option occurs on the same Settlement Date, the Settlement Date or, if such settlement occurs on more than one date, the final Settlement Date;

“Good Bank 6% 2020 USD Notes” means United States dollar denominated 6.00 per cent. Notes due 2020 to be issued by Good Bank;

“Missed Coupon” means in respect of the Notes, the amount of unpaid interest that was due and payable on a Missed Interest Payment Date, assuming for the purpose of such amount, that no default interest was due and payable on such Missed Interest Payment Date. If the ordinary course contractual maturity of the Notes falls prior to the Transaction Effective Date, the Missed Interest Payment Date(s) shall be determined as though the ordinary course contractual maturity of the Notes was extended until (but excluding) the Transaction Effective Date (i.e. as though the ordinary course Interest Payment Dates continued after the ordinary course Maturity Date of the Notes);

“Missed Interest Payment Date” means in respect of the Notes, each Interest Payment Date after the Curatorship Date but prior to the Transaction Effective Date, which (if the ordinary course contractual maturity of the Notes falls prior to the Transaction Effective Date) shall be determined as though the ordinary course contractual maturity of the Notes was extended until (but excluding) the Transaction Effective Date;

“Participation Percentage” means the percentage of Senior Advisory Fees attributable to a Note that is exchanged pursuant to the Senior Exchange Offers, which shall be calculated by expressing the Face Value of the relevant Note as at (but excluding) the Curatorship Date as a percentage of the aggregate Face Values as at (but excluding) the Curatorship Date of all the Existing Senior Debt Instruments that participate in the Senior Exchange Offer (excluding Other Senior Claims);

“Payment Date” means the Settlement Date on which the Bank pays, or procures payment of, an amount equal to the Cash Payment and Coupon Service Payment to the relevant Clearing Systems;

“Redemption Instructions” means electronic instructions in the form specified in the Redemption Record Date Notice pursuant to which a Noteholder (acting through its Direct Participant unless such Noteholder is a Direct Participant) may, by the relevant deadline, confirm its eligibility to receive either Non-Transferable Senior Stub Instruments or Transferable Senior Stub Instruments (as the case may be) (and each a “Redemption Instruction”);

“Redemption Record Date Notice” means the notice of the Redemption Record Date to be given by the Issuer in accordance with Condition 20.2;

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“SARB” means the South African Reserve Bank established in terms of the South African Reserve Bank Act 90 of 1989, as amended;

“Senior Advisory Fees” means advisory fees and expenses actually payable to White & Case (together with any applicable VAT and disbursements) in connection with the Restructuring, provided that such amount is limited to ZAR16.5 million plus any applicable VAT and disbursements;

“Senior Stub Instruments” means a Non-Transferable Senior Stub Instrument or a Transferable Senior Stub Instrument, as the context requires;

the “Settlement Date(s)” will be the date or dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Mandatory Exchange Option will be settled;

“Transaction Effective Date” means the effective date of the Restructuring, being the date upon which all risk and benefit in respect of the Good Bank Business passes to Good Bank which is targeted for 4 April 2016 or such earlier or later date as the Curator may announce, provided that the Curator shall not be entitled to extend the Transaction Effective Date beyond 30 May 2016 without the written consent of all the Consortium members; and

“U.S. Dollar LIBOR” means the three month London Interbank Offer Rate for USD as determined by the Bank in its sole discretion on the Transaction Effective Date.

Further for the purpose of this Condition 19 and Condition 20, any capitalised terms used but not defined in these Conditions shall have the meaning given to them in the Exchange Offer Document.”

2.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 3 to the Agency Agreement by the insertion of the following new Condition 20:

“20.           Redemption Record Date

20.1                                 The Redemption Record Date shall be the tenth Business Day prior to the Transaction Effective Date. The Issuer shall give the Redemption Record Date Notice to the Noteholders and the Fiscal Agent at least three Business Days prior to the Redemption Record Date in accordance with Condition 20.2 below. From, and including, the Redemption Record Date to, and including, the Final Settlement Date, to the extent that the Notes are represented by a global certificate in the form set out in Schedule 1 to the Agency Agreement, trading in the Notes will no longer be permitted in the records of the Clearing Systems and settlement flags in respect of the Notes will be closed.

From and including the Redemption Record Date to the seventh Business Day prior to the Transaction Effective Date, Noteholders shall be entitled to deliver Redemption Instructions to the Exchange Agent. Any Redemption Instruction will be irrevocable upon receipt by the Exchange Agent.

A Noteholder will not receive a Senior Stub Instrument or any alternative consideration in lieu of such Senior Stub Instrument and will forfeit such right and waive any claims to receive the relevant Senior Stub Instrument if a Noteholder does provide its Redemption Instruction (containing all required confirmations as to its eligibility) by the relevant deadline.

20.2                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 20.1 shall be validly given upon the publication of such notice on the Regulatory News Service (RNS) operated by the London Stock Exchange plc, and shall be deemed to have been given on the date of such publication.

20.3                                 This Condition 20 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 20 and any other provision of these Conditions, this Condition 20 shall prevail.”

3.                                     assents to and sanctions, subject to acceptance of the Exchange Offers and to fulfilment or waiver (if applicable) of the Settlement Condition on or before 30 June 2016, with effect from the Settlement Date in

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respect of the Good Bank Notes, to the fullest extent permitted by law and under the Agency Agreement, in respect of all holders of Notes:

(a)                                the release, to the fullest extent permitted by law, of the Relevant Persons from all and any claims and/or liabilities of whatsoever nature in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or the Notes, including the decision of Noteholders to invest in or acquire the Notes (howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(b)                                the waiver of, to the fullest extent permitted by law, all rights and entitlement such Noteholders may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or their Notes, including the decision of Noteholders to invest in or acquire the Notes, (howsoever such right or entitlement might arise and including actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(c)                                 the waiver of any and all events of default (howsoever described or arising) in respect of the Notes; and

(d)                                the waiver of, to the fullest extent permitted by law, all its rights, title and interest to and claims in respect of the Notes.

In this paragraph 3:

“Relevant Person” means each of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks, and any person who controls any of them or any affiliate of them and, in each case their respective directors, partners, members, employees, agents and representatives (other than the directors of the Bank) as well as the financial, legal and other professional advisers of the Curator and Good Bank.

4.                                     sanctions every abrogation, modification, compromise or arrangement in respect of the rights of the Noteholders appertaining to the Notes against the Bank, whether such rights arise under the terms of the Notes, the Agency Agreement or otherwise, involved in or resulting from or to be effected by the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and their implementation;

5.                                     assents to and sanctions (and authorises, directs, requests, and empowers Citibank N.A., London Branch and the Registrar to consent to and sanction), and acknowledges the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and, in order to give effect to and to implement the modifications referred to in paragraphs 1, 2 and 3, authorises, directs, requests, and empowers Citibank N.A., London Branch and the Registrar forthwith to execute a Supplemental Fiscal Agency Agreement in respect of the Notes in the form of the drafts produced to this Meeting and for the purpose of identification signed by the Chairman thereof and to concur in, and to execute and do, all such other deeds, instruments, acts and things as may be necessary or appropriate to carry out and give effect to this Resolution and the implementation of the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution;

6.                                     authorises, empowers and directs the Bank (i) to execute, including on behalf of the holders of the Notes, all such deeds, instruments, forms of transfer and other documents of any nature and (ii) to do any and all acts and things, which in each case may be necessary or appropriate in the opinion of the Bank to give effect to (A) this Resolution and/or (B) the Mandatory Exchange Option referred to above; and

7.                                     discharges and exonerates each of Citibank N.A., London Branch and the Registrar from all liability it may have become or may become responsible for under the Notes or the Agency Agreement in respect of any act or omission in connection with the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution, their implementation, or this Resolution or the giving effect to the Mandatory Exchange Option referred to above; and

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8.                                     agrees that if any part of this Resolution is or becomes illegal, invalid or unenforceable that will not affect the legality, validity or enforceability of any other part of this Resolution and accordingly the remainder of this Resolution shall be effective.”

Background to the Amendment Proposal

Please refer to section 2.1, “Background to and Rationale for the African Bank Restructuring” in the Offer Information Memorandum.

Other important information

The attention of Noteholders is drawn to the quorum required for the Meeting and for any adjourned meeting which is set out in paragraph 2 of “Voting and Quorum” below.

Copies of the Agency Agreement (including the Terms and Conditions of the Notes) and the draft Supplemental Fiscal Agency Agreement and draft forms of the final Terms and Conditions and Final Terms of the Good Bank 6% 2020 USD Notes referred to in the Resolution set out above and of certain other relevant documents will be available for inspection by Noteholders at the specified offices of the Fiscal Agent set out below.

The Fiscal Agent has not been involved in formulating the Amendment Proposal and makes no representation that all relevant information has been disclosed to Noteholders in this Notice. Accordingly, the Fiscal Agent urges Noteholders who are in any doubt as to the impact of the implementation of the Amendment Proposal and/or the Resolution to seek their own financial, legal and other advice as they consider appropriate.

Noteholders who wish to make arrangements to attend (in person or by proxy) and vote at the Meeting may do so in any manner set out in the Agency Agreement and described below under “Voting and Quorum”. However, Noteholders who are eligible and wish to participate in the Exchange Offer must make arrangements to participate in the Exchange Offer in the manner specified in the Exchange Offer Document, rather than making arrangements as described below.

VOTING AND QUORUM

1.                                     The provisions governing the convening and holding of a Meeting are set out in Schedule 4 to the Agency Agreement, a copy of which is available for inspection by the Noteholders during normal business hours at the specified office of the Fiscal Agent set out below.

IMPORTANT: The Notes are issued in registered form and are currently represented by interests in a global certificate (the “Global Certificate”) which is deposited with Citibank N.A., London Branch (the “Common Depositary”) as common depositary for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg” and together with Euroclear, the “Clearing Systems” and each, a “Clearing System”) and registered in the name of Citivic Nominees Limited as nominee for the Common Depositary (the “Nominee”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through Euroclear or Clearstream, Luxembourg or their respective accountholders (“Accountholders”) should note that such person will not be a Noteholder for the purposes of this Notice and will only be entitled to attend and vote at the Meeting or to appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of this Notice will be the registered holder of the Global Certificate which is the Nominee (the “Registered Noteholder”).

The Registered Noteholder may by an instrument in writing in the English language (a “form of proxy”) in the form available from the office of the Fiscal Agent executed under its seal or signed on its behalf by its duly appointed attorney or a duly authorised officer and delivered to the specified office of the Fiscal Agent not less than 48 hours before the time fixed for the Meeting, appoint any person (a “proxy”) to act on its behalf in connection with the Meeting.

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A proxy so appointed shall so long as such appointment remains in force be deemed, for all purposes in connection with the Meeting, to be the holder of the Notes to which such appointment relates and the Registered Noteholder of the Notes shall be deemed for such purposes not to be the Noteholder.

The Beneficial Owner can request through his Accountholder for the Registered Noteholder to sign a form of proxy appointing the Registered Noteholder or its nominee (expected to be the Exchange Agent) as proxy to cast the votes relating to the Notes in which he or she has an interest at the Meeting.

Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy (which may include such Beneficial Owner or Accountholder) to vote at the Meeting should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy (by the Registered Noteholder) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting.

In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting (or any adjourned meeting) and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Registered Noteholder.

Any Notes so held and blocked will be released to the Accountholder by the relevant Clearing System on the earlier of (i) the Exchange Offers Results Announcement Date and (ii) upon such Notes ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Registered Noteholder to be held to its order or under its control; provided, however, in the case of (ii) above, that if the Beneficial Owner or Accountholder has caused a proxy to be appointed in respect of such Notes, such Notes will not be released to the relevant Accountholder unless and until the Bank, the Registered Noteholder or the Fiscal Agent has received notice of the necessary revocation of or amendment to such proxy.

In this paragraph 1:

“Beneficial Owner” means, unless the context otherwise requires, (i) each person who is shown in the records of the relevant Clearing System as a holder of the Notes (also referred to as “Direct Participants” and each a “Direct Participant”) (except that one Clearing System shall not be treated as the holder of the Notes held in the account of another Clearing System when holding on behalf of the first Clearing System’s accountholders); and (ii) each person holding the Notes through a broker, dealer, bank, custodian, trust company or other nominee who in turn holds the Notes through a Direct Participant.

2.                                     The quorum required at the Meeting shall be two or more persons holding or representing not less than 75 per cent. in aggregate principal amount of the Notes for the time being outstanding. If a quorum is not present at the Meeting within 15 minutes of the time initially fixed for such Meeting, such Meeting shall (unless the proposal of the resolution is withdrawn by the Bank) be adjourned for a period being not less than 14 days nor more than 42 days later, at the same time as the original Meeting or such date, time and place as the Chairman of the Meeting may decide and the Resolution will be considered at such adjourned meeting (notice of which will be given to the Noteholders). The quorum at such an adjourned meeting shall be two or more persons holding or representing at least 25 per cent. in aggregate principal amount of the Notes for the time being outstanding.

Noteholders should note these quorum requirements and should be aware that if the Noteholders either present or appropriately represented at the Meeting are insufficient to form a quorum the Resolution, and consequently the Amendment Proposal, cannot be formally considered thereat. Noteholders are therefore encouraged either to arrange to be represented at the Meeting as soon as possible or to attend the Meeting in person.

3.                                     Every question submitted to the Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a proxy or as representative or as a Noteholder.

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Unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman at the Meeting, the Bank, the Fiscal Agent or one or more persons being proxies or representatives for Notes and representing or holding in the aggregate not less than 2 per cent. of the aggregate principal amount outstanding of the Notes, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour or against such resolution.

On a show of hands every person who is present and is a holder of, or proxy or representative for a holder of, Notes shall have one vote and on a poll every person who is so present shall have one vote in respect of each U.S.$1,000 principal amount of the Notes in respect of which he is a holder, proxy or representative.

4.                                     To be passed, the Resolution requires a majority in favour consisting of not less than three-quarters of the votes cast. If passed, the Resolution will be binding upon all the Noteholders, whether or not present at such Meeting and whether or not voting.

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FISCAL AGENT

Citibank N.A., London Branch

13th Floor Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

This Notice is given by:

African Bank Limited (under Curatorship)

59, 16th Street

Midrand, 1685

South Africa

Dated 4 February 2016.

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SECTION B: EXISTING NOTES

PART 8

FORM OF NOTICE CONVENING THE MEETING IN RESPECT OF THE EXISTING 2015 USD NOTES

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 OR OTHER RELEVANT LEGISLATION IMMEDIATELY.

AFRICAN BANK LIMITED (UNDER CURATORSHIP)

(Registration number 1975/002526/06)

(incorporated with limited liability in the Republic of South Africa)

(the “Bank”)

NOTICE OF A MEETING

of the holders of the

U.S.$32,000,000 2.40 per cent. Notes due 2015
(ISIN: XS1046228950)

of the Bank presently outstanding
(the “Noteholders” and the “Notes” respectively).

NOTICE IS HEREBY GIVEN that a Meeting of the Noteholders convened by the Bank will be held at Linklaters LLP, One Silk Street, London EC2Y 8HQ on 1 March 2016 at 11.00 a.m.(1) (London time) for the purpose of considering and, if thought fit, passing the following resolution (the “Resolution”) which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Amended and Restated Fiscal Agency Agreement dated 21 January 2014 (the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as (among others) fiscal agent for the Noteholders (the “Amendment Proposal”).

Terms used herein but not defined have the meaning given to them in the Consent and Exchange Offer Document (the “Exchange Offer Document”) dated 4 February 2016.

EXTRAORDINARY RESOLUTION

“THAT this Meeting of the holders of the U.S.$32,000,000 2.40 per cent. Notes due 2015 of African Bank Limited (under Curatorship) presently outstanding (ISIN: XS1046228950) (the “Noteholders”, the “Notes” and the “Bank” respectively) convened pursuant to the Amended and Restated Fiscal Agency Agreement dated 21 January 2014 (the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as (among others) fiscal agent for the Noteholders hereby:

1.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 6 to the Agency Agreement by the insertion of the following new Condition 19:

“19.                                  MANDATORY EXCHANGE OPTION

19.1                                 The Issuer may, upon giving not less than one day’s prior notice to the Noteholders and the Fiscal Agent in accordance with Condition 19.4 below, at its option and without the consent or approval of the Noteholders or the Fiscal Agent, require and effect the mandatory exchange of all outstanding Notes for (i) Good Bank 2018 USD Notes, (ii) Senior Stub Instruments (if such Noteholder is eligible) and (iii) the Cash Payment and, if such exchange is implemented, the Noteholder will also

(1)                                 This Meeting will be held at the time set out as above or as soon as possible thereafter as the immediately preceding Meeting shall have been concluded or adjourned.

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                                                         receive the Coupon Service Payment, on the terms set out in this Condition 19 (the “Mandatory Exchange Option”).

19.2                                 The mandatory exchange of such Notes will be effected on one or more dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Exchange Offer will, to the extent accepted and implemented, be settled (the “Settlement Date(s)”) by:

(a)                       the redemption and cancellation of the Notes by the Issuer on the Final Settlement Date; and

(b)                       the issue by Good Bank, to each holder of such Notes, of a principal amount of (i) Good Bank 2018 USD Notes and (if such Noteholder is eligible) Senior Stub Instruments equal to the principal amount of Good Bank 2018 USD Notes and Senior Stub Instruments respectively which such Noteholder would have received had those Notes been exchanged for Good Bank 2018 USD Notes and Senior Stub Instruments in the Exchange Offer and (ii) the Cash Payment (on the same terms as those on which Notes would have been exchanged for Good Bank 2018 USD Notes, Senior Stub Instruments and the Cash Payment in the Exchange Offer).

19.3                                 In addition, holders of the Notes which are exchanged pursuant to this Condition 19 will also be eligible to receive the Coupon Service Payment.

19.4                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 19.1 shall be validly given upon the publication of such notice on the Regulatory News Service (RNS) operated by the London Stock Exchange plc, and shall be deemed to have been given on the date of such publication.

19.5                                 This Condition 19 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 19 and any other provision of these Conditions, this Condition 19 shall prevail.

19.6                                 In this Condition 19 and in the following Condition 20, as applicable:

“Banks Act” means the Banks Act, No 94 of 1990 of South Africa, as amended;

“Business Day” means any day other than a Saturday or Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London, Johannesburg and Zurich;

“Cash Payment” means a cash payment to be made by the Bank to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to 10 per cent. of the aggregate nominal amount of the relevant Notes together with, if the relevant Payment Date occurs after the Transaction Effective Date, interest at U.S. Dollar LIBOR on such amount with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date;

“Clearing Systems” means Euroclear and Clearstream, Luxembourg (and each a “Clearing System”);

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme;

“Coupon Service Payment” means a cash amount to be paid to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to (i) 90 per cent. of the total amount of interest accrued and unpaid (calculated by reference to the Rate of Interest and Day Count Fraction and assuming for the purpose of such amount that no default interest was due and payable on such amount) on the nominal amount of the relevant Note from (and including) the Interest Payment Date in respect of such Note immediately prior to the Curatorship Date up to (but excluding) the Transaction Effective Date, provided that in calculating such accrued interest amount, each Missed Coupon shall be added to the nominal amount of the Note with effect from the relevant Missed Interest Payment Date, such that from (and including) such Missed Interest Payment Date, the nominal amount of the Note shall, for the purposes of the calculation of the Coupon Service Payment, be increased by the amount of the relevant Missed Coupon; minus (ii) the relevant Note’s

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Participation Percentage of the Senior Advisory Fees; together with (iii) if the relevant Payment Date occurs after the Transaction Effective Date, interest at U.S. Dollar LIBOR on item (i) minus item (ii) with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date;

“Curatorship” means the curatorship of the Bank announced by SARB on 10 August 2014 in terms of section 69 of the Banks Act;

“Curatorship Date” means 10 August 2014, being the date on which the Registrar of Banks placed the Issuer under Curatorship;

“Direct Participant” means each person who is shown in the records of Euroclear or Clearstream, Luxembourg as a Noteholder;

“EMTN Liability Management Exercise” means the EMTN Liability Management Exercise (in respect of, amongst other securities, the Notes) described in the Exchange Offer Document;

“Euroclear” means Euroclear Bank S.A./N.V.;

“Exchange Agent” means Lucid Issuer Services Limited;

“Exchange Offer” means the invitation to Noteholders to offer to exchange their Notes in the EMTN Liability Management Exercise;

“Exchange Offer Document” means the Consent and Exchange Offer Document published by the Issuer dated 4 February 2016 in connection with the EMTN Liability Management Exercise;

“Final Settlement Date” means if settlement of all elements of the consideration for the Mandatory Exchange Option occurs on the same Settlement Date, the Settlement Date or, if such settlement occurs on more than one date, the final Settlement Date;

“Good Bank 2018 USD Notes” means United States dollar denominated 2.40 per cent. Notes due 2018 to be issued by Good Bank;

“Missed Coupon” means in respect of the Notes, the amount of unpaid interest that was due and payable on a Missed Interest Payment Date, assuming for the purpose of such amount, that no default interest was due and payable on such Missed Interest Payment Date. The Missed Interest Payment Date(s) shall be determined as though the ordinary course contractual maturity of the Notes was extended until (but excluding) the Transaction Effective Date (i.e. as though the ordinary course Interest Payment Dates continued after the ordinary course Maturity Date of the Notes);

“Missed Interest Payment Date” means in respect of the Notes, each Interest Payment Date after the Curatorship Date but prior to the Transaction Effective Date, which shall be determined as though the ordinary course contractual maturity of the Notes was extended until (but excluding) the Transaction Effective Date;

“Participation Percentage” means the percentage of Senior Advisory Fees attributable to a Note that is exchanged pursuant to the Senior Exchange Offers, which shall be calculated by expressing the Face Value of the relevant Note as at (but excluding) the Curatorship Date as a percentage of the aggregate Face Values as at (but excluding) the Curatorship Date of all the Existing Senior Debt Instruments that participate in the Senior Exchange Offer (excluding Other Senior Claims);

“Payment Date” means the Settlement Date on which the Bank pays, or procures payment of, an amount equal to the Cash Payment and Coupon Service Payment to the relevant Clearing Systems;

“Redemption Instructions” means electronic instructions in the form specified in the Redemption Record Date Notice pursuant to which a Noteholder (acting through its Direct Participant unless such Noteholder is a Direct Participant) may, by the relevant deadline, confirm its eligibility to receive either Non-Transferable Senior Stub Instruments or Transferable Senior Stub Instruments (as the case may be) (and each a “Redemption Instruction”);

“Redemption Record Date Notice” means the notice of the Redemption Record Date to be given by the Issuer in accordance with Condition 20.2;

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“SARB” means the South African Reserve Bank established in terms of the South African Reserve Bank Act 90 of 1989, as amended;

“Senior Advisory Fees” means advisory fees and expenses actually payable to White & Case (together with any applicable VAT and disbursements) in connection with the Restructuring, provided that such amount is limited to ZAR16.5 million plus any applicable VAT and disbursements;

“Senior Stub Instruments” means a Non-Transferable Senior Stub Instrument or a Transferable Senior Stub Instrument, as the context requires;

the “Settlement Date(s)” will be the date or dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Mandatory Exchange Option will be settled;

“Transaction Effective Date” means the effective date of the Restructuring, being the date upon which all risk and benefit in respect of the Good Bank Business passes to Good Bank which is targeted for 4 April 2016 or such earlier or later date as the Curator may announce, provided that the Curator shall not be entitled to extend the Transaction Effective Date beyond 30 May 2016 without the written consent of all the Consortium members; and

“U.S. Dollar LIBOR” means the three month London Interbank Offer Rate for USD as determined by the Bank in its sole discretion on the Transaction Effective Date.

Further for the purpose of this Condition 19 and Condition 20, any capitalised terms used but not defined in these Conditions shall have the meaning given to them in the Exchange Offer Document.”

2.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 6 to the Agency Agreement by the insertion of the following new Condition 20:

“20.                                  Redemption Record Date

20.1                                 The Redemption Record Date shall be the tenth Business Day prior to the Transaction Effective Date. The Issuer shall give the Redemption Record Date Notice to the Noteholders and the Fiscal Agent at least three Business Days prior to the Redemption Record Date in accordance with Condition 20.2 below. From, and including, the Redemption Record Date to, and including, the Final Settlement Date, to the extent that the Notes are represented by a global certificate in the form set out in Schedule 3 to the Agency Agreement, trading in the Notes will no longer be permitted in the records of the Clearing Systems and settlement flags in respect of the Notes will be closed.

From and including the Redemption Record Date to the seventh Business Day prior to the Transaction Effective Date, Noteholders shall be entitled to deliver Redemption Instructions to the Exchange Agent. Any Redemption Instruction will be irrevocable upon receipt by the Exchange Agent.

A Noteholder will not receive a Senior Stub Instrument or any alternative consideration in lieu of such Senior Stub Instrument and will forfeit such right and waive any claims to receive the relevant Senior Stub Instrument if a Noteholder does provide its Redemption Instruction (containing all required confirmations as to its eligibility) by the relevant deadline.

20.2                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 20.1 shall be validly given upon the publication of such notice on the Regulatory News Service (RNS) operated by the London Stock Exchange plc, and shall be deemed to have been given on the date of such publication.

20.3                                 This Condition 20 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 20 and any other provision of these Conditions, this Condition 20 shall prevail.”

3.                                     assents to and sanctions, subject to acceptance of the Exchange Offers and to fulfilment or waiver (if applicable) of the Settlement Condition on or before 30 June 2016, with effect from the Settlement Date in

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                                               respect of the Good Bank Notes, to the fullest extent permitted by law and under the Agency Agreement, in respect of all holders of Notes:

(a)                                the release, to the fullest extent permitted by law, of the Relevant Persons from all and any claims and/or liabilities of whatsoever nature in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or the Notes, including the decision of Noteholders to invest in or acquire the Notes (howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(b)                                the waiver of, to the fullest extent permitted by law, all rights and entitlement such Noteholders may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or their Notes, including the decision of Noteholders to invest in or acquire the Notes, (howsoever such right or entitlement might arise and including actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(c)                                 the waiver of any and all events of default (howsoever described or arising) in respect of the Notes; and

(d)                                the waiver of, to the fullest extent permitted by law, all its rights, title and interest to and claims in respect of the Notes.

In this paragraph 3:

“Relevant Person” means each of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks, and any person who controls any of them or any affiliate of them and, in each case their respective directors, partners, members, employees, agents and representatives (other than the directors of the Bank) as well as the financial, legal and other professional advisers of the Curator and Good Bank.

4.                                     sanctions every abrogation, modification, compromise or arrangement in respect of the rights of the Noteholders appertaining to the Notes against the Bank, whether such rights arise under the terms of the Notes, the Agency Agreement or otherwise, involved in or resulting from or to be effected by the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and their implementation;

5.                                     assents to and sanctions (and authorises, directs, requests, and empowers Citibank N.A., London Branch and the Registrar to consent to and sanction), and acknowledges the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and, in order to give effect to and to implement the modifications referred to in paragraphs 1, 2 and 3, authorises, directs, requests, and empowers Citibank N.A., London Branch and the Registrar forthwith to execute a Supplemental Fiscal Agency Agreement in respect of the Notes in the form of the drafts produced to this Meeting and for the purpose of identification signed by the Chairman thereof and to concur in, and to execute and do, all such other deeds, instruments, acts and things as may be necessary or appropriate to carry out and give effect to this Resolution and the implementation of the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution;

6.                                     authorises, empowers and directs the Bank (i) to execute, including on behalf of the holders of the Notes, all such deeds, instruments, forms of transfer and other documents of any nature and (ii) to do any and all acts and things, which in each case may be necessary or appropriate in the opinion of the Bank to give effect to (A) this Resolution and/or (B) the Mandatory Exchange Option referred to above; and

7.                                     discharges and exonerates each of Citibank N.A., London Branch and the Registrar from all liability it may have become or may become responsible for under the Notes or the Agency Agreement in respect of any act or omission in connection with the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution, their implementation, or this Resolution or the giving effect to the Mandatory Exchange Option referred to above; and

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8.                                     agrees that if any part of this Resolution is or becomes illegal, invalid or unenforceable that will not affect the legality, validity or enforceability of any other part of this Resolution and accordingly the remainder of this Resolution shall be effective.”

Background to the Amendment Proposal

Please refer to section 2.1, “Background to and Rationale for the African Bank Restructuring” in the Offer Information Memorandum.

Other important information

The attention of Noteholders is drawn to the quorum required for the Meeting and for any adjourned meeting which is set out in paragraph 2 of “Voting and Quorum” below.

Copies of the Agency Agreement (including the Terms and Conditions of the Notes) and the draft Supplemental Fiscal Agency Agreement and draft forms of the final Terms and Conditions and Final Terms of the Good Bank 2018 USD Notes referred to in the Resolution set out above and of certain other relevant documents will be available for inspection by Noteholders at the specified offices of the Fiscal Agent set out below.

The Fiscal Agent has not been involved in formulating the Amendment Proposal and makes no representation that all relevant information has been disclosed to Noteholders in this Notice. Accordingly, the Fiscal Agent urges Noteholders who are in any doubt as to the impact of the implementation of the Amendment Proposal and/or the Resolution to seek their own financial, legal and other advice as they consider appropriate.

Noteholders who wish to make arrangements to attend (in person or by proxy) and vote at the Meeting may do so in any manner set out in the Agency Agreement and described below under “Voting and Quorum”. However, Noteholders who are eligible and wish to participate in the Exchange Offer must make arrangements to participate in the Exchange Offer in the manner specified in the Exchange Offer Document, rather than making arrangements as described below.

VOTING AND QUORUM

1.                                     The provisions governing the convening and holding of a Meeting are set out in Schedule 9 to the Agency Agreement, a copy of which is available for inspection by the Noteholders during normal business hours at the specified office of the Fiscal Agent set out below.

IMPORTANT: The Notes are issued in registered form and are currently represented by interests in a global certificate (the “Global Certificate”) which is deposited with Citibank N.A., London Branch (the “Common Depositary”) as common depositary for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg” and together with Euroclear, the “Clearing Systems” and each, a “Clearing System”) and registered in the name of Citivic Nominees Limited as nominee for the Common Depositary (the “Nominee”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through Euroclear or Clearstream, Luxembourg or their respective accountholders (“Accountholders”) should note that such person will not be a Noteholder for the purposes of this Notice and will only be entitled to attend and vote at the Meeting or to appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of this Notice will be the registered holder of the Global Certificate which is the Nominee (the “Registered Noteholder”).

The Registered Noteholder may by an instrument in writing in the English language (a “form of proxy”) in the form available from the office of the Fiscal Agent executed under its seal or signed on its behalf by its duly appointed attorney or a duly authorised officer and delivered to the specified office of the Fiscal Agent not less than 48 hours before the time fixed for the Meeting, appoint any person (a “proxy”) to act on its behalf in connection with the Meeting.

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A proxy so appointed shall so long as such appointment remains in force be deemed, for all purposes in connection with the Meeting, to be the holder of the Notes to which such appointment relates and the Registered Noteholder of the Notes shall be deemed for such purposes not to be the Noteholder.

The Beneficial Owner can request through his Accountholder for the Registered Noteholder to sign a form of proxy appointing the Registered Noteholder or its nominee (expected to be the Exchange Agent) as proxy to cast the votes relating to the Notes in which he or she has an interest at the Meeting.

Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy (which may include such Beneficial Owner or Accountholder) to vote at the Meeting should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy (by the Registered Noteholder) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting.

In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting (or any adjourned meeting) and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Registered Noteholder.

Any Notes so held and blocked will be released to the Accountholder by the relevant Clearing System on the earlier of (i) the Exchange Offers Results Announcement Date and (ii) upon such Notes ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Registered Noteholder to be held to its order or under its control; provided, however, in the case of (ii) above, that if the Beneficial Owner or Accountholder has caused a proxy to be appointed in respect of such Notes, such Notes will not be released to the relevant Accountholder unless and until the Bank, the Registered Noteholder or the Fiscal Agent has received notice of the necessary revocation of or amendment to such proxy.

In this paragraph 1:

“Beneficial Owner” means, unless the context otherwise requires, (i) each person who is shown in the records of the relevant Clearing System as a holder of the Notes (also referred to as “Direct Participants” and each a “Direct Participant”) (except that one Clearing System shall not be treated as the holder of the Notes held in the account of another Clearing System when holding on behalf of the first Clearing System’s accountholders); and (ii) each person holding the Notes through a broker, dealer, bank, custodian, trust company or other nominee who in turn holds the Notes through a Direct Participant.

2.                                     The quorum required at the Meeting shall be two or more persons holding or representing not less than 75 per cent. in aggregate principal amount of the Notes for the time being outstanding. If a quorum is not present at the Meeting within 15 minutes of the time initially fixed for such Meeting, such Meeting shall (unless the proposal of the resolution is withdrawn by the Bank) be adjourned for a period being not less than 14 days nor more than 42 days later, at the same time as the original Meeting or such date, time and place as the Chairman of the Meeting may decide and the Resolution will be considered at such adjourned meeting (notice of which will be given to the Noteholders). The quorum at such an adjourned meeting shall be two or more persons holding or representing at least 25 per cent. in aggregate principal amount of the Notes for the time being outstanding.

Noteholders should note these quorum requirements and should be aware that if the Noteholders either present or appropriately represented at the Meeting are insufficient to form a quorum the Resolution, and consequently the Amendment Proposal, cannot be formally considered thereat. Noteholders are therefore encouraged either to arrange to be represented at the Meeting as soon as possible or to attend the Meeting in person.

3.                                     Every question submitted to the Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a proxy or as representative or as a Noteholder.

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Unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman at the Meeting, the Bank, the Fiscal Agent or one or more persons being proxies or representatives for Notes and representing or holding in the aggregate not less than 2 per cent. of the aggregate principal amount outstanding of the Notes, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour or against such resolution.

On a show of hands every person who is present and is a holder of, or proxy or representative for a holder of, Notes shall have one vote and on a poll every person who is so present shall have one vote in respect of each U.S.$1,000 principal amount of the Notes in respect of which he is a holder, proxy or representative.

4.                                     To be passed, the Resolution requires a majority in favour consisting of not less than three-quarters of the votes cast. If passed, the Resolution will be binding upon all the Noteholders, whether or not present at such Meeting and whether or not voting.

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FISCAL AGENT

Citibank N.A., London Branch

13th Floor Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

This Notice is given by:

African Bank Limited (under Curatorship)

59, 16th Street

Midrand, 1685

South Africa

Dated 4 February 2016.

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SECTION B: EXISTING NOTES

PART 9

FORM OF NOTICE CONVENING THE MEETING IN RESPECT OF THE EXISTING 2018 CHF NOTES

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 OR OTHER RELEVANT LEGISLATION IMMEDIATELY.

AFRICAN BANK LIMITED (UNDER CURATORSHIP)

(Registration number 1975/002526/06)

(incorporated with limited liability in the Republic of South Africa)

(the “Bank”)

NOTICE OF A MEETING

of the holders of the

CHF 175,000,000 5.00 per cent. Notes due 2018
(ISIN: CH0236907868)

of the Bank presently outstanding
(the “Noteholders” and the “Notes” respectively).

NOTICE IS HEREBY GIVEN that a Meeting of the Noteholders convened by the Bank will be held at Linklaters LLP, One Silk Street, London EC2Y 8HQ on 1 March 2016 at 11.30 a.m.(1) (London time) for the purpose of considering and, if thought fit, passing the following resolution (the “Resolution”) which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Amended and Restated Fiscal Agency Agreement dated 21 January 2014 (the “Original Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as fiscal agent for the Noteholders as supplemented by the Supplemental Fiscal Agency Agreement dated 28 February 2014 (the “Supplemental Agency Agreement” and, together with the Original Agency Agreement, the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG, the Fiscal Agent and Credit Suisse AG (the “Swiss Principal Paying Agent”), as principal paying agent for the Noteholders, and UBS AG (the “Swiss Paying Agent”) as paying agent for the Noteholders (the “Amendment Proposal”).

Terms used herein but not defined have the meaning given to them in the Consent and Exchange Offer Document (the “Exchange Offer Document”) dated 4 February 2016.

EXTRAORDINARY RESOLUTION

“THAT this Meeting of the holders of the CHF 175,000,000 5.00 per cent. Notes due 2018 of African Bank Limited (under Curatorship) presently outstanding (ISIN: CH0236907868) (the “Noteholders”, the “Notes” and the “Bank” respectively) convened pursuant to the Amended and Restated Fiscal Agency Agreement dated 21 January 2014 (the “Original Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as fiscal agent for the Noteholders as supplemented by the Supplemental Fiscal Agency Agreement dated 28 February 2014 (the “Supplemental Agency Agreement” and, together with the Original Agency Agreement, the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG, the Fiscal Agent and Credit Suisse AG (the “Swiss Principal Paying Agent”), as principal paying agent for the Noteholders, and UBS AG (the “Swiss Paying Agent”) as paying agent for the Noteholders hereby:

1.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 6 to the Agency Agreement by the insertion of the following new Condition 19:

(1)                                 This Meeting will be held at the time set out as above or as soon as possible thereafter as the immediately preceding Meeting shall have been concluded or adjourned.

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“19.                                  MANDATORY EXCHANGE OPTION

19.1                                 The Issuer may, upon giving not less than one day’s prior notice to the Noteholders and the Fiscal Agent in accordance with Condition 19.4 below, at its option and without the consent or approval of the Noteholders or the Fiscal Agent, require and effect the mandatory exchange of all outstanding Notes for (i) Good Bank 2022 CHF Notes, (ii) Senior Stub Instruments (if such Noteholder is eligible) and (iii) the Cash Payment and, if such exchange is implemented, the Noteholder will also receive the Coupon Service Payment, on the terms set out in this Condition 19 (the “Mandatory Exchange Option”).

19.2                                 The mandatory exchange of such Notes will be effected on one or more dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Exchange Offer will, to the extent accepted and implemented, be settled (the “Settlement Date(s)”) by:

(a)                       the redemption and cancellation of the Notes by the Issuer on the Final Settlement Date; and

(b)                       the issue by Good Bank, to each holder of such Notes, of a principal amount of (i) Good Bank 2022 CHF Notes and (if such Noteholder is eligible) Senior Stub Instruments equal to the principal amount of Good Bank 2022 CHF Notes and Senior Stub Instruments respectively which such Noteholder would have received had those Notes been exchanged for Good Bank 2022 CHF Notes and Senior Stub Instruments in the Exchange Offer and (ii) the Cash Payment (on the same terms as those on which Notes would have been exchanged for Good Bank 2022 CHF Notes, Senior Stub Instruments and the Cash Payment in the Exchange Offer).

19.3                                 In addition, holders of the Notes which are exchanged pursuant to this Condition 19 will also be eligible to receive the Coupon Service Payment.

19.4                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 19.1 shall be validly given upon the publication of such notice via the SIX Swiss Exchange, and shall be deemed to have been given on the date of such publication.

19.5                                 This Condition 19 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 19 and any other provision of these Conditions, this Condition 19 shall prevail.

19.6                                 In this Condition 19 and in the following Condition 20, as applicable:

“Banks Act” means the Banks Act, No 94 of 1990 of South Africa, as amended;

“Business Day” means any day other than a Saturday or Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London, Johannesburg and Zurich;

“Cash Payment” means a cash payment to be made by the Bank to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to 10 per cent. of the aggregate nominal amount of the relevant Notes;

“Clearing System” means SIX SIS AG;

“Coupon Service Payment” means a cash amount to be paid to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to (i) 90 per cent. of the total amount of interest accrued and unpaid (calculated by reference to the Rate of Interest and Day Count Fraction and assuming for the purpose of such amount that no default interest was due and payable on such amount) on the nominal amount of the relevant Note from (and including) the Interest Payment Date in respect of such Note immediately prior to the Curatorship Date up to (but excluding) the Transaction Effective Date, provided that in calculating such accrued interest amount, each Missed Coupon shall be added to the nominal amount of the Note with effect from the relevant Missed Interest Payment Date, such that from (and including) such Missed Interest Payment Date, the

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nominal amount of the Note shall, for the purposes of the calculation of the Coupon Service Payment, be increased by the amount of the relevant Missed Coupon; minus (ii) the relevant Note’s Participation Percentage of the Senior Advisory Fees;

“Curatorship” means the curatorship of the Bank announced by SARB on 10 August 2014 in terms of section 69 of the Banks Act;

“Curatorship Date” means 10 August 2014, being the date on which the Registrar of Banks placed the Issuer under Curatorship;

“Direct Participant” means each person who is a SIS Participant;

“EMTN Liability Management Exercise” means the EMTN Liability Management Exercise (in respect of, amongst other securities, the Notes) described in the Exchange Offer Document;

“Exchange Agent” means Lucid Issuer Services Limited;

“Exchange Offer” means the invitation to Noteholders to offer to exchange their Notes in the EMTN Liability Management Exercise;

“Exchange Offer Document” means the Consent and Exchange Offer Document published by the Issuer dated 4 February 2016 in connection with the EMTN Liability Management Exercise;

“Final Settlement Date” means if settlement of all elements of the consideration for the Mandatory Exchange Option occurs on the same Settlement Date, the Settlement Date or, if such settlement occurs on more than one date, the final Settlement Date;

“Good Bank 2022 CHF Notes” means Swiss Franc denominated 5.00 per cent. Notes due 2022 (ISIN: CH0310140600) to be issued by Good Bank;

“Missed Coupon” means in respect of the Notes, the amount of unpaid interest that was due and payable on a Missed Interest Payment Date, assuming for the purpose of such amount, that no default interest was due and payable on such Missed Interest Payment Date;

“Missed Interest Payment Date” means in respect of the Notes, each Interest Payment Date after the Curatorship Date but prior to the Transaction Effective Date;

“Participation Percentage” means the percentage of Senior Advisory Fees attributable to a Note that is exchanged pursuant to the Senior Exchange Offers, which shall be calculated by expressing the Face Value of the relevant Note as at (but excluding) the Curatorship Date as a percentage of the aggregate Face Values as at (but excluding) the Curatorship Date of all the Existing Senior Debt Instruments that participate in the Senior Exchange Offer (excluding Other Senior Claims);

“Payment Date” means the Settlement Date on which the Bank pays, or procures payment of, an amount equal to the Cash Payment and Coupon Service Payment to the Clearing System;

“Redemption Instructions” means electronic instructions in the form specified in the Redemption Record Date Notice pursuant to which a Noteholder (acting through its Direct Participant unless such Noteholder is a Direct Participant) may, by the relevant deadline, confirm its eligibility to receive either Non-Transferable Senior Stub Instruments or Transferable Senior Stub Instruments (as the case may be) (and each a “Redemption Instruction”);

“Redemption Record Date Notice” means the notice of the Redemption Record Date to be given by the Issuer in accordance with Condition 20.2;

“SARB” means the South African Reserve Bank established in terms of the South African Reserve Bank Act 90 of 1989, as amended;

“Senior Advisory Fees” means advisory fees and expenses actually payable to White & Case (together with any applicable VAT and disbursements) in connection with the Restructuring, provided that such amount is limited to ZAR16.5 million plus any applicable VAT and disbursements;

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“Senior Stub Instruments” means a Non-Transferable Senior Stub Instrument or a Transferable Senior Stub Instrument, as the context requires;

the “Settlement Date(s)” will be the date or dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Mandatory Exchange Option will be settled;

“SIS” means SIX SIS AG, the Swiss Securities Services Corporation in Olten, Switzerland;

“SIS Participant” means each participant of SIS; and

“Transaction Effective Date” means the effective date of the Restructuring, being the date upon which all risk and benefit in respect of the Good Bank Business passes to Good Bank which is targeted for 4 April 2016 or such earlier or later date as the Curator may announce, provided that the Curator shall not be entitled to extend the Transaction Effective Date beyond 30 May 2016 without the written consent of all the Consortium members.

Further for the purpose of this Condition 19 and Condition 20, any capitalised terms used but not defined in these Conditions shall have the meaning given to them in the Exchange Offer Document.”

2.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 6 to the Agency Agreement by the insertion of the following new Condition 20:

“20.                                  Redemption Record Date

                                        20.1                                The Redemption Record Date shall be the tenth Business Day prior to the Transaction Effective Date. The Issuer shall give the Redemption Record Date Notice to the Noteholders and the Fiscal Agent at least three Business Days prior to the Redemption Record Date in accordance with Condition 20.2 below. From, and including, the Redemption Record Date to, and including, the Final Settlement Date, to the extent that the Notes are represented by a global certificate in the form set out in Schedule 3 to the Agency Agreement, trading in the Notes will no longer be permitted in the records of the Clearing Systems and settlement flags in respect of the Notes will be closed.

From and including the Redemption Record Date to the seventh Business Day prior to the Transaction Effective Date, Noteholders shall be entitled to deliver Redemption Instructions to the Exchange Agent. Any Redemption Instruction will be irrevocable upon receipt by the Exchange Agent.

A Noteholder will not receive a Senior Stub Instrument or any alternative consideration in lieu of such Senior Stub Instrument and will forfeit such right and waive any claims to receive the relevant Senior Stub Instrument if a Noteholder does provide its Redemption Instruction (containing all required confirmations as to its eligibility) by the relevant deadline.

20.2                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 20.1 shall be validly given upon the publication of such notice /via the SIX Swiss Exchange, and shall be deemed to have been given on the date of such publication.

20.3                                 This Condition 20 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 20 and any other provision of these Conditions, this Condition 20 shall prevail.”

3.                                     assents to and sanctions, subject to acceptance of the Exchange Offers and to fulfilment or waiver (if applicable) of the Settlement Condition on or before 30 June 2016, with effect from the Settlement Date in respect of the Good Bank Notes, to the fullest extent permitted by law and under the Agency Agreement, in respect of all holders of Notes:

(a)                                the release, to the fullest extent permitted by law, of the Relevant Persons from all and any claims and/or liabilities of whatsoever nature in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or the Notes, including the decision of Noteholders to invest in or acquire the Notes (howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements

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                                               and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(b)                                the waiver of, to the fullest extent permitted by law, all rights and entitlement such Noteholders may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or their Notes, including the decision of Noteholders to invest in or acquire the Notes, (howsoever such right or entitlement might arise and including actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(c)                                 the waiver of any and all events of default (howsoever described or arising) in respect of the Notes; and

(d)                                the waiver of, to the fullest extent permitted by law, all its rights, title and interest to and claims in respect of the Notes.

In this paragraph 3:

“Relevant Person” means each of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks, and any person who controls any of them or any affiliate of them and, in each case their respective directors, partners, members, employees, agents and representatives (other than the directors of the Bank) as well as the financial, legal and other professional advisers of the Curator and Good Bank.

4.                                     sanctions every abrogation, modification, compromise or arrangement in respect of the rights of the Noteholders appertaining to the Notes against the Bank, whether such rights arise under the terms of the Notes, the Agency Agreement or otherwise, involved in or resulting from or to be effected by the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and their implementation;

5.                                     assents to and sanctions (and authorises, directs, requests, and empowers the Fiscal Agent, the Swiss Principal Paying Agent, the Swiss Paying Agent and the Registrar to consent to and sanction), and acknowledges the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and, in order to give effect to and to implement the modifications referred to in paragraphs 1, 2 and 3, authorises, directs, requests, and empowers the Fiscal Agent, the Swiss Principal Paying Agent, the Swiss Paying Agent and the Registrar forthwith to execute a Second Supplemental Fiscal Agency Agreement in respect of the Notes in the form of the drafts produced to this Meeting and for the purpose of identification signed by the Chairman thereof and to concur in, and to execute and do, all such other deeds, instruments, acts and things as may be necessary or appropriate to carry out and give effect to this Resolution and the implementation of the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution;

6.                                     authorises, empowers and directs the Bank (i) to execute, including on behalf of the holders of the Notes, all such deeds, instruments, forms of transfer and other documents of any nature and (ii) to do any and all acts and things, which in each case may be necessary or appropriate in the opinion of the Bank to give effect to (A) this Resolution and/or (B) the Mandatory Exchange Option referred to above; and

7.                                     discharges and exonerates each of the Fiscal Agent, the Swiss Principal Paying Agent, the Swiss Paying Agent and the Registrar from all liability it may have become or may become responsible for under the Notes or the Agency Agreement in respect of any act or omission in connection with the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution, their implementation, or this Resolution or the giving effect to the Mandatory Exchange Option referred to above; and

8.                                     agrees that if any part of this Resolution is or becomes illegal, invalid or unenforceable that will not affect the legality, validity or enforceability of any other part of this Resolution and accordingly the remainder of this Resolution shall be effective.”

Background to the Amendment Proposal

Please refer to section 2.1, “Background to and Rationale for the African Bank Restructuring” in the Offer Information Memorandum.

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Other important information

The attention of Noteholders is drawn to the quorum required for the Meeting and for any adjourned meeting which is set out in paragraph 2 of “Voting and Quorum” below.

Copies of the Agency Agreement (including the Terms and Conditions of the Notes) and the draft Second Supplemental Fiscal Agency Agreement and draft forms of the final Terms and Conditions and Final Terms of the Good Bank 2022 CHF Notes referred to in the Resolution set out above and of certain other relevant documents will be available for inspection by Noteholders at the specified offices of the Fiscal Agent and the Swiss Principal Paying Agent set out below.

Neither the Fiscal Agent, the Swiss Principal Paying Agent nor the Swiss Paying Agent has been involved in formulating the Amendment Proposal nor makes any representation that all relevant information has been disclosed to Noteholders in this Notice. Accordingly, each of the Fiscal Agent, the Swiss Principal Paying Agent and the Swiss Paying Agent urges Noteholders who are in any doubt as to the impact of the implementation of the Amendment Proposal and/or the Resolution to seek their own financial, legal and other advice as they consider appropriate.

Noteholders who wish to make arrangements to attend (in person or by proxy) and vote at the Meeting may do so in any manner set out in the Agency Agreement and described below under “Voting and Quorum”. However, Noteholders who are eligible and wish to participate in the Exchange Offer must make arrangements to participate in the Exchange Offer in the manner specified in the Exchange Offer Document, rather than making arrangements as described below.

VOTING AND QUORUM

1.                                     The provisions governing the convening and holding of a Meeting are set out in Schedule 9 to the Agency Agreement, a copy of which is available for inspection by the Noteholders during normal business hours at the specified offices of the Fiscal Agent and the Swiss Principal Paying Agent set out below.

IMPORTANT: The Notes are issued in bearer form and are currently represented by interests in a global note (the “Global Note”) which is deposited with SIX SIS AG, Olten, Switzerland (the “Common Depositary”) as common depositary for SIX SIS AG, the “Clearing System”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through the Clearing System or its accountholders (“Accountholders”) should note that such person will not be a Noteholder for the purposes of this Notice and will only be entitled to attend and vote at the Meeting or to appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of this Notice will be the Common Depositary”).

The Beneficial Owner can request through his Accountholder for the Swiss Principal Paying Agent or the Swiss Paying Agent to issue a block voting instruction appointing the Common Depositary or its nominee (expected to be the Exchange Agent) as proxy to cast the votes relating to the Notes in which he or she has an interest at the Meeting.

Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy (which may include such Beneficial Owner or Accountholder) to vote at the Meeting should contact the Clearing System to make arrangements for such person to be issued a voting certificate (by the Swiss Principal Paying Agent or the Swiss Paying Agent) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting.

In either case, Beneficial Owners must have made arrangements to vote with the Clearing System by not later than 48 hours before the time fixed for the Meeting (or any adjourned meeting) and within the relevant time limit specified by the Clearing System and request or make arrangements for the Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Swiss Principal Paying Agent or the Swiss Paying Agent.

Any Notes so held and blocked will be released to the Accountholder by the Clearing System on the earlier of (i) the Exchange Offers Results Announcement Date and (ii) upon such Notes ceasing in accordance with the

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procedures of the Clearing System and with the agreement of the Swiss Principal Paying Agent or the Swiss Paying Agent to be held to its order or under its control; provided, however, in the case of (ii) above, that if the Beneficial Owner or Accountholder has caused a proxy to be appointed in respect of such Notes, such Notes will not be released to the relevant Accountholder unless and until the Bank, Swiss Principal Paying Agent or the Swiss Paying Agent has received notice of the necessary revocation of or amendment to such proxy.

In this paragraph 1:

“Beneficial Owner” means, unless the context otherwise requires, (i) each person who is shown in the records of the Clearing System as a holder of the Notes (also referred to as “Direct Participants” and each a “Direct Participant”); and (ii) each person holding the Notes through a broker, dealer, bank, custodian, trust company or other nominee who in turn holds the Notes through a Direct Participant.

2.                                     The quorum required at the Meeting shall be two or more persons holding or representing not less than 75 per cent. in aggregate principal amount of the Notes for the time being outstanding. If a quorum is not present at the Meeting within 15 minutes of the time initially fixed for such Meeting, such Meeting shall (unless the proposal of the resolution is withdrawn by the Bank) be adjourned for a period being not less than 14 days nor more than 42 days later, at the same time as the original Meeting or such date, time and place as the Chairman of the Meeting may decide and the Resolution will be considered at such adjourned meeting (notice of which will be given to the Noteholders). The quorum at such an adjourned meeting shall be two or more persons holding or representing at least 25 per cent. in aggregate principal amount of the Notes for the time being outstanding.

Noteholders should note these quorum requirements and should be aware that if the Noteholders either present or appropriately represented at the Meeting are insufficient to form a quorum the Resolution, and consequently the Amendment Proposal, cannot be formally considered thereat. Noteholders are therefore encouraged either to arrange to be represented at the Meeting as soon as possible or to attend the Meeting in person.

3.                                     Every question submitted to the Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a proxy or as representative or as a Noteholder.

Unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman at the Meeting, the Bank, the Fiscal Agent or one or more persons being proxies or representatives for Notes and representing or holding in the aggregate not less than 2 per cent. of the aggregate principal amount outstanding of the Notes, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour or against such resolution.

On a show of hands every person who is present and is a holder of, or proxy or representative for a holder of, Notes shall have one vote and on a poll every person who is so present shall have one vote in respect of each CHF 5,000 principal amount of the Notes in respect of which he is a holder, proxy or representative.

4.                                     To be passed, the Resolution requires a majority in favour consisting of not less than three-quarters of the votes cast. If passed, the Resolution will be binding upon all the Noteholders, whether or not present at such Meeting and whether or not voting.

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FISCAL AGENT

Citibank N.A., London Branch

13th Floor Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

SWISS PRINCIPAL PAYING AGENT

Credit Suisse AG

Paradeplatz 8

8001 Zurich

Switzerland

SWISS PAYING AGENT

UBS AG

Bahnhofstrasse 45

8001 Zurich

Switzerland

This Notice is given by:

African Bank Limited (under Curatorship)

59, 16th Street

Midrand, 1685

South Africa

Dated 4 February 2016.

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SECTION B: EXISTING NOTES

PART 10

FORM OF NOTICE CONVENING THE MEETING IN RESPECT OF THE EXISTING 2017 CHF NOTES

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 OR OTHER RELEVANT LEGISLATION IMMEDIATELY.

AFRICAN BANK LIMITED (UNDER CURATORSHIP)

(Registration number 1975/002526/06)

(incorporated with limited liability in the Republic of South Africa)

(the “Bank”)

NOTICE OF A MEETING

of the holders of the

CHF 105,000,000 5.50 per cent. Notes due 2017
(ISIN: CH0224486578)

of the Bank presently outstanding
(the “Noteholders” and the “Notes” respectively).

NOTICE IS HEREBY GIVEN that a Meeting of the Noteholders convened by the Bank will be held at Linklaters LLP, One Silk Street, London EC2Y 8HQ on 1 March 2016 at 12.00 p.m.(1) (London time) for the purpose of considering and, if thought fit, passing the following resolution (the “Resolution”) which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Amended and Restated Fiscal Agency Agreement dated 22 January 2013 (the “Original Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as fiscal agent for the Noteholders as supplemented by the Supplemental Fiscal Agency Agreement dated 11 October 2013 (the “Supplemental Agency Agreement” and, together with the Original Agency Agreement, the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG, the Fiscal Agent and Credit Suisse AG (the “Swiss Principal Paying Agent”), as principal paying agent for the Noteholders, and UBS AG (the “Swiss Paying Agent”) as paying agent for the Noteholders (the “Amendment Proposal”).

Terms used herein but not defined have the meaning given to them in the Consent and Exchange Offer Document (the “Exchange Offer Document”) dated 4 February 2016.

EXTRAORDINARY RESOLUTION

“THAT this Meeting of the holders of the CHF 105,000,000 5.50 per cent. Notes due 2017 of African Bank Limited (under Curatorship) presently outstanding (ISIN: CH0224486578) (the “Noteholders”, the “Notes” and the “Bank” respectively) convened pursuant to the Amended and Restated Fiscal Agency Agreement dated 22 January 2013 (the “Original Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as fiscal agent for the Noteholders as supplemented by the Supplemental Fiscal Agency Agreement dated 11 October 2013 (the “Supplemental Agency Agreement” and, together with the Original Agency Agreement, the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG, the Fiscal Agent and Credit Suisse AG (the “Swiss Principal Paying Agent”), as principal paying agent for the Noteholders, and UBS AG (the “Swiss Paying Agent”) as paying agent for the Noteholders hereby:

1.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 6 to the Agency Agreement by the insertion of the following new Condition 19:

(1)                                 This Meeting will be held at the time set out as above or as soon as possible thereafter as the immediately preceding Meeting shall have been concluded or adjourned.

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“19.                                  MANDATORY EXCHANGE OPTION

19.1                                 The Issuer may, upon giving not less than one day’s prior notice to the Noteholders and the Fiscal Agent in accordance with Condition 19.4 below, at its option and without the consent or approval of the Noteholders or the Fiscal Agent, require and effect the mandatory exchange of all outstanding Notes for (i) Good Bank 2021 CHF Notes, (ii) Senior Stub Instruments (if such Noteholder is eligible) and (iii) the Cash Payment and, if such exchange is implemented, the Noteholder will also receive the Coupon Service Payment, on the terms set out in this Condition 19 (the “Mandatory Exchange Option”).

19.2                                 The mandatory exchange of such Notes will be effected on one or more dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Exchange Offer will, to the extent accepted and implemented, be settled (the “Settlement Date(s)”) by:

(a)                       the redemption and cancellation of the Notes by the Issuer on the Final Settlement Date; and

(b)                       the issue by Good Bank, to each holder of such Notes, of a principal amount of (i) Good Bank 2021 CHF Notes and (if such Noteholder is eligible) Senior Stub Instruments equal to the principal amount of Good Bank 2021 CHF Notes and Senior Stub Instruments respectively which such Noteholder would have received had those Notes been exchanged for Good Bank 2021 CHF Notes and Senior Stub Instruments in the Exchange Offer and (ii) the Cash Payment (on the same terms as those on which Notes would have been exchanged for Good Bank 2021 CHF Notes, Senior Stub Instruments and the Cash Payment in the Exchange Offer).

19.3                                 In addition, holders of the Notes which are exchanged pursuant to this Condition 19 will also be eligible to receive the Coupon Service Payment.

19.4                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 19.1 shall be validly given upon the publication of such notice via the SIX Swiss Exchange, and shall be deemed to have been given on the date of such publication.

19.5                                 This Condition 19 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 19 and any other provision of these Conditions, this Condition 19 shall prevail.

19.6                                 In this Condition 19 and in the following Condition 20, as applicable:

“Banks Act” means the Banks Act, No 94 of 1990 of South Africa, as amended;

“Business Day” means any day other than a Saturday or Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London, Johannesburg and Zurich;

“Cash Payment” means a cash payment to be made by the Bank to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to 10 per cent. of the aggregate nominal amount of the relevant Notes;

“Clearing System” means SIX SIS AG;

“Coupon Service Payment” means a cash amount to be paid to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to (i) 90 per cent. of the total amount of interest accrued and unpaid (calculated by reference to the Rate of Interest and Day Count Fraction and assuming for the purpose of such amount that no default interest was due and payable on such amount) on the nominal amount of the relevant Note from (and including) the Interest Payment Date in respect of such Note immediately prior to the Curatorship Date up to (but excluding) the Transaction Effective Date, provided that in calculating such accrued interest amount, each Missed Coupon shall be added to the nominal amount of the Note with effect from the relevant Missed Interest Payment Date, such that from (and including) such Missed Interest Payment Date, the

99

nominal amount of the Note shall, for the purposes of the calculation of the Coupon Service Payment, be increased by the amount of the relevant Missed Coupon; minus (ii) the relevant Note’s Participation Percentage of the Senior Advisory Fees;

“Curatorship” means the curatorship of the Bank announced by SARB on 10 August 2014 in terms of section 69 of the Banks Act;

“Curatorship Date” means 10 August 2014, being the date on which the Registrar of Banks placed the Issuer under Curatorship;

“Direct Participant” means each person who is a SIS Participant;

“EMTN Liability Management Exercise” means the EMTN Liability Management Exercise (in respect of, amongst other securities, the Notes) described in the Exchange Offer Document;

“Exchange Agent” means Lucid Issuer Services Limited;

“Exchange Offer” means the invitation to Noteholders to offer to exchange their Notes in the EMTN Liability Management Exercise;

“Exchange Offer Document” means the Consent and Exchange Offer Document published by the Issuer dated 4 February 2016 in connection with the EMTN Liability Management Exercise;

“Final Settlement Date” means if settlement of all elements of the consideration for the Mandatory Exchange Option occurs on the same Settlement Date, the Settlement Date or, if such settlement occurs on more than one date, the final Settlement Date;

“Good Bank 2021 CHF Notes” means Swiss Franc denominated 5.50 per cent. Notes due 2021 (ISIN: CH0310140584) to be issued by Good Bank;

“Missed Coupon” means in respect of the Notes, the amount of unpaid interest that was due and payable on a Missed Interest Payment Date, assuming for the purpose of such amount, that no default interest was due and payable on such Missed Interest Payment Date;

“Missed Interest Payment Date” means in respect of the Notes, each Interest Payment Date after the Curatorship Date but prior to the Transaction Effective Date;

“Participation Percentage” means the percentage of Senior Advisory Fees attributable to a Note that is exchanged pursuant to the Senior Exchange Offers, which shall be calculated by expressing the Face Value of the relevant Note as at (but excluding) the Curatorship Date as a percentage of the aggregate Face Values as at (but excluding) the Curatorship Date of all the Existing Senior Debt Instruments that participate in the Senior Exchange Offer (excluding Other Senior Claims);

“Payment Date” means the Settlement Date on which the Bank pays, or procures payment of, an amount equal to the Cash Payment and Coupon Service Payment to the Clearing System;

“Redemption Instructions” means electronic instructions in the form specified in the Redemption Record Date Notice pursuant to which a Noteholder (acting through its Direct Participant unless such Noteholder is a Direct Participant) may, by the relevant deadline, confirm its eligibility to receive either Non-Transferable Senior Stub Instruments or Transferable Senior Stub Instruments (as the case may be) (and each a “Redemption Instruction”);

“Redemption Record Date Notice” means the notice of the Redemption Record Date to be given by the Issuer in accordance with Condition 20.2;

“SARB” means the South African Reserve Bank established in terms of the South African Reserve Bank Act 90 of 1989, as amended;

“Senior Advisory Fees” means advisory fees and expenses actually payable to White & Case (together with any applicable VAT and disbursements) in connection with the Restructuring, provided that such amount is limited to ZAR16.5 million plus any applicable VAT and disbursements;

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“Senior Stub Instruments” means a Non-Transferable Senior Stub Instrument or a Transferable Senior Stub Instrument, as the context requires;

the “Settlement Date(s)” will be the date or dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Mandatory Exchange Option will be settled;

“SIS” means SIX SIS AG, the Swiss Securities Services Corporation in Olten, Switzerland;

“SIS Participant” means each participant of SIS; and

“Transaction Effective Date” means the effective date of the Restructuring, being the date upon which all risk and benefit in respect of the Good Bank Business passes to Good Bank which is targeted for 4 April 2016 or such earlier or later date as the Curator may announce, provided that the Curator shall not be entitled to extend the Transaction Effective Date beyond 30 May 2016 without the written consent of all the Consortium members.

Further for the purpose of this Condition 19 and Condition 20, any capitalised terms used but not defined in these Conditions shall have the meaning given to them in the Exchange Offer Document.”

2.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 6 to the Agency Agreement by the insertion of the following new Condition 20:

“20.                                  Redemption Record Date

20.1                                 The Redemption Record Date shall be the tenth Business Day prior to the Transaction Effective Date. The Issuer shall give the Redemption Record Date Notice to the Noteholders and the Fiscal Agent at least three Business Days prior to the Redemption Record Date in accordance with Condition 20.2 below. From, and including, the Redemption Record Date to, and including, the Final Settlement Date, to the extent that the Notes are represented by a global certificate in the form set out in Schedule 3 to the Agency Agreement, trading in the Notes will no longer be permitted in the records of the Clearing Systems and settlement flags in respect of the Notes will be closed.

From and including the Redemption Record Date to the seventh Business Day prior to the Transaction Effective Date, Noteholders shall be entitled to deliver Redemption Instructions to the Exchange Agent. Any Redemption Instruction will be irrevocable upon receipt by the Exchange Agent.

A Noteholder will not receive a Senior Stub Instrument or any alternative consideration in lieu of such Senior Stub Instrument and will forfeit such right and waive any claims to receive the relevant Senior Stub Instrument if a Noteholder does provide its Redemption Instruction (containing all required confirmations as to its eligibility) by the relevant deadline.

20.2                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 20.1 shall be validly given upon the publication of such notice /via the SIX Swiss Exchange, and shall be deemed to have been given on the date of such publication.

20.3                                 This Condition 20 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 20 and any other provision of these Conditions, this Condition 20 shall prevail.”

3.                                     assents to and sanctions, subject to acceptance of the Exchange Offers and to fulfilment or waiver (if applicable) of the Settlement Condition on or before 30 June 2016, with effect from the Settlement Date in respect of the Good Bank Notes, to the fullest extent permitted by law and under the Agency Agreement, in respect of all holders of Notes:

(a)                                the release, to the fullest extent permitted by law, of the Relevant Persons from all and any claims and/or liabilities of whatsoever nature in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or the Notes, including the decision of Noteholders to invest in or acquire the Notes (howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements

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and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(b)                                the waiver of, to the fullest extent permitted by law, all rights and entitlement such Noteholders may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or their Notes, including the decision of Noteholders to invest in or acquire the Notes, (howsoever such right or entitlement might arise and including actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(c)                                 the waiver of any and all events of default (howsoever described or arising) in respect of the Notes; and

(d)                                the waiver of, to the fullest extent permitted by law, all its rights, title and interest to and claims in respect of the Notes.

In this paragraph 3:

“Relevant Person” means each of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks, and any person who controls any of them or any affiliate of them and, in each case their respective directors, partners, members, employees, agents and representatives (other than the directors of the Bank) as well as the financial, legal and other professional advisers of the Curator and Good Bank.

4.                                     sanctions every abrogation, modification, compromise or arrangement in respect of the rights of the Noteholders appertaining to the Notes against the Bank, whether such rights arise under the terms of the Notes, the Agency Agreement or otherwise, involved in or resulting from or to be effected by the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and their implementation;

5.                                     assents to and sanctions (and authorises, directs, requests, and empowers the Fiscal Agent, the Swiss Principal Paying Agent, the Swiss Paying Agent and the Registrar to consent to and sanction), and acknowledges the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and, in order to give effect to and to implement the modifications referred to in paragraphs 1, 2 and 3, authorises, directs, requests, and empowers the Fiscal Agent, the Swiss Principal Paying Agent, the Swiss Paying Agent and the Registrar forthwith to execute a Second Supplemental Fiscal Agency Agreement in respect of the Notes in the form of the drafts produced to this Meeting and for the purpose of identification signed by the Chairman thereof and to concur in, and to execute and do, all such other deeds, instruments, acts and things as may be necessary or appropriate to carry out and give effect to this Resolution and the implementation of the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution;

6.                                     authorises, empowers and directs the Bank (i) to execute, including on behalf of the holders of the Notes, all such deeds, instruments, forms of transfer and other documents of any nature and (ii) to do any and all acts and things, which in each case may be necessary or appropriate in the opinion of the Bank to give effect to (A) this Resolution and/or (B) the Mandatory Exchange Option referred to above; and

7.                                     discharges and exonerates each of the Fiscal Agent, the Swiss Principal Paying Agent, the Swiss Paying Agent and the Registrar from all liability it may have become or may become responsible for under the Notes or the Agency Agreement in respect of any act or omission in connection with the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution, their implementation, or this Resolution or the giving effect to the Mandatory Exchange Option referred to above; and

8.                                     agrees that if any part of this Resolution is or becomes illegal, invalid or unenforceable that will not affect the legality, validity or enforceability of any other part of this Resolution and accordingly the remainder of this Resolution shall be effective.”

Background to the Amendment Proposal

Please refer to section 2.1, “Background to and Rationale for the African Bank Restructuring” in the Offer Information Memorandum.

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Other important information

The attention of Noteholders is drawn to the quorum required for the Meeting and for any adjourned meeting which is set out in paragraph 2 of “Voting and Quorum” below.

Copies of the Agency Agreement (including the Terms and Conditions of the Notes) and the draft Second Supplemental Fiscal Agency Agreement and draft forms of the final Terms and Conditions and Final Terms of the Good Bank 2021 CHF Notes referred to in the Resolution set out above and of certain other relevant documents will be available for inspection by Noteholders at the specified offices of the Fiscal Agent and the Swiss Principal Paying Agent set out below.

Neither the Fiscal Agent, the Swiss Principal Paying Agent nor the Swiss Paying Agent has been involved in formulating the Amendment Proposal nor makes any representation that all relevant information has been disclosed to Noteholders in this Notice. Accordingly, each of the Fiscal Agent, the Swiss Principal Paying Agent and the Swiss Paying Agent urges Noteholders who are in any doubt as to the impact of the implementation of the Amendment Proposal and/or the Resolution to seek their own financial, legal and other advice as they consider appropriate.

Noteholders who wish to make arrangements to attend (in person or by proxy) and vote at the Meeting may do so in any manner set out in the Agency Agreement and described below under “Voting and Quorum”. However, Noteholders who are eligible and wish to participate in the Exchange Offer must make arrangements to participate in the Exchange Offer in the manner specified in the Exchange Offer Document, rather than making arrangements as described below.

VOTING AND QUORUM

1.                                     The provisions governing the convening and holding of a Meeting are set out in Schedule 9 to the Agency Agreement, a copy of which is available for inspection by the Noteholders during normal business hours at the specified offices of the Fiscal Agent and the Swiss Principal Paying Agent set out below.

IMPORTANT: The Notes are issued in bearer form and are currently represented by interests in a global note (the “Global Note”) which is deposited with SIX SIS AG, Olten, Switzerland (the “Common Depositary”) as common depositary for SIX SIS AG, the “Clearing System”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through the Clearing System or its accountholders (“Accountholders”) should note that such person will not be a Noteholder for the purposes of this Notice and will only be entitled to attend and vote at the Meeting or to appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of this Notice will be the Common Depositary”).

The Beneficial Owner can request through his Accountholder for the Swiss Principal Paying Agent or the Swiss Paying Agent to issue a block voting instruction appointing the Common Depositary or its nominee (expected to be the Exchange Agent) as proxy to cast the votes relating to the Notes in which he or she has an interest at the Meeting.

Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy (which may include such Beneficial Owner or Accountholder) to vote at the Meeting should contact the Clearing System to make arrangements for such person to be issued a voting certificate (by the Swiss Principal Paying Agent or the Swiss Paying Agent) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting.

In either case, Beneficial Owners must have made arrangements to vote with the Clearing System by not later than 48 hours before the time fixed for the Meeting (or any adjourned meeting) and within the relevant time limit specified by the Clearing System and request or make arrangements for the Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Swiss Principal Paying Agent or the Swiss Paying Agent.

Any Notes so held and blocked will be released to the Accountholder by the Clearing System on the earlier of (i) the Exchange Offers Results Announcement Date and (ii) upon such Notes ceasing in accordance with the

103

procedures of the Clearing System and with the agreement of the Swiss Principal Paying Agent or the Swiss Paying Agent to be held to its order or under its control; provided, however, in the case of (ii) above, that if the Beneficial Owner or Accountholder has caused a proxy to be appointed in respect of such Notes, such Notes will not be released to the relevant Accountholder unless and until the Bank, Swiss Principal Paying Agent or the Swiss Paying Agent has received notice of the necessary revocation of or amendment to such proxy.

In this paragraph 1:

“Beneficial Owner” means, unless the context otherwise requires, (i) each person who is shown in the records of the Clearing System as a holder of the Notes (also referred to as “Direct Participants” and each a “Direct Participant”); and (ii) each person holding the Notes through a broker, dealer, bank, custodian, trust company or other nominee who in turn holds the Notes through a Direct Participant.

2.                                     The quorum required at the Meeting shall be two or more persons holding or representing not less than 75 per cent. in aggregate principal amount of the Notes for the time being outstanding. If a quorum is not present at the Meeting within 15 minutes of the time initially fixed for such Meeting, such Meeting shall (unless the proposal of the resolution is withdrawn by the Bank) be adjourned for a period being not less than 14 days nor more than 42 days later, at the same time as the original Meeting or such date, time and place as the Chairman of the Meeting may decide and the Resolution will be considered at such adjourned meeting (notice of which will be given to the Noteholders). The quorum at such an adjourned meeting shall be two or more persons holding or representing at least 25 per cent. in aggregate principal amount of the Notes for the time being outstanding.

Noteholders should note these quorum requirements and should be aware that if the Noteholders either present or appropriately represented at the Meeting are insufficient to form a quorum the Resolution, and consequently the Amendment Proposal, cannot be formally considered thereat. Noteholders are therefore encouraged either to arrange to be represented at the Meeting as soon as possible or to attend the Meeting in person.

3.                                     Every question submitted to the Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a proxy or as representative or as a Noteholder.

Unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman at the Meeting, the Bank, the Fiscal Agent or one or more persons being proxies or representatives for Notes and representing or holding in the aggregate not less than 2 per cent. of the aggregate principal amount outstanding of the Notes, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour or against such resolution.

On a show of hands every person who is present and is a holder of, or proxy or representative for a holder of, Notes shall have one vote and on a poll every person who is so present shall have one vote in respect of each CHF 5,000 principal amount of the Notes in respect of which he is a holder, proxy or representative.

4.                                     To be passed, the Resolution requires a majority in favour consisting of not less than three-quarters of the votes cast. If passed, the Resolution will be binding upon all the Noteholders, whether or not present at such Meeting and whether or not voting.

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FISCAL AGENT

Citibank N.A., London Branch

13th Floor Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

SWISS PRINCIPAL PAYING AGENT

Credit Suisse AG

Paradeplatz 8

8001 Zurich

Switzerland

SWISS PAYING AGENT

UBS AG

Bahnhofstrasse 45

8001 Zurich

Switzerland

This Notice is given by:

African Bank Limited (under Curatorship)

59, 16th Street

Midrand, 1685

South Africa

Dated 4 February 2016.

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SECTION B: EXISTING NOTES

PART 11
FORM OF NOTICE CONVENING THE MEETING IN RESPECT OF THE EXISTING 2016 CHF NOTES

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 OR OTHER RELEVANT LEGISLATION IMMEDIATELY.

AFRICAN BANK LIMITED (UNDER CURATORSHIP)

(Registration number 1975/002526/06)

(incorporated with limited liability in the Republic of South Africa)

(the “Bank”)

NOTICE OF A MEETING

of the holders of the

CHF 125,000,000 4.0 per cent. Notes due 2016
(ISIN: CH0199541308)

of the Bank presently outstanding
(the “Noteholders” and the “Notes” respectively).

NOTICE IS HEREBY GIVEN that a Meeting of the Noteholders convened by the Bank will be held at Linklaters LLP, One Silk Street, London EC2Y 8HQ on 1 March 2016 at 12.30 p.m.(1) (London time) for the purpose of considering and, if thought fit, passing the following resolution (the “Resolution”) which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Amended and Restated Fiscal Agency Agreement dated 20 January 2012 (the “Original Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as fiscal agent for the Noteholders as supplemented by the Supplemental Fiscal Agency Agreement dated 9 November 2012 (the “Supplemental Agency Agreement” and, together with the Original Agency Agreement, the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG, the Fiscal Agent and Credit Suisse AG (the “Swiss Principal Paying Agent”), as principal paying agent for the Noteholders (the “Amendment Proposal”).

Terms used herein but not defined have the meaning given to them in the Consent and Exchange Offer Document (the “Exchange Offer Document”) dated 4 February 2016.

EXTRAORDINARY RESOLUTION

“THAT this Meeting of the holders of the CHF 125,000,000 4.0 per cent. Notes due 2016 of African Bank Limited (under Curatorship) presently outstanding (ISIN: CH0199541308) (the “Noteholders”, the “Notes” and the “Bank” respectively) convened pursuant to the Amended and Restated Fiscal Agency Agreement dated 20 January 2012 (the “Original Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as fiscal agent for the Noteholders as supplemented by the Supplemental Fiscal Agency Agreement dated 9 November 2012 (the “Supplemental Agency Agreement” and, together with the Original Agency Agreement, the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG, the Fiscal Agent and Credit Suisse AG (the “Swiss Principal Paying Agent”), as principal paying agent for the Noteholders hereby:

1.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 6 to the Agency Agreement by the insertion of the following new Condition 19:

(1)                                 This Meeting will be held at the time set out as above or as soon as possible thereafter as the immediately preceding Meeting shall have been concluded or adjourned.

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“19.                                  MANDATORY EXCHANGE OPTION

19.1                                 The Issuer may, upon giving not less than one day’s prior notice to the Noteholders and the Fiscal Agent in accordance with Condition 19.4 below, at its option and without the consent or approval of the Noteholders or the Fiscal Agent, require and effect the mandatory exchange of all outstanding Notes for (i) Good Bank 2020 CHF Notes, (ii) Senior Stub Instruments (if such Noteholder is eligible) and (iii) the Cash Payment and, if such exchange is implemented, the Noteholder will also receive the Coupon Service Payment, on the terms set out in this Condition 19 (the “Mandatory Exchange Option”).

19.2                                 The mandatory exchange of such Notes will be effected on one or more dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Exchange Offer will, to the extent accepted and implemented, be settled (the “Settlement Date(s)”) by:

(a)                       the redemption and cancellation of the Notes by the Issuer on the Final Settlement Date; and

(b)                       the issue by Good Bank, to each holder of such Notes, of a principal amount of (i) Good Bank 2020 CHF Notes and (if such Noteholder is eligible) Senior Stub Instruments equal to the principal amount of Good Bank 2020 CHF Notes and Senior Stub Instruments respectively which such Noteholder would have received had those Notes been exchanged for Good Bank 2020 CHF Notes and Senior Stub Instruments in the Exchange Offer and (ii) the Cash Payment (on the same terms as those on which Notes would have been exchanged for Good Bank 2020 CHF Notes, Senior Stub Instruments and the Cash Payment in the Exchange Offer).

19.3                                 In addition, holders of the Notes which are exchanged pursuant to this Condition 19 will also be eligible to receive the Coupon Service Payment.

19.4                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 19.1 shall be validly given upon the publication of such notice via the SIX Swiss Exchange, and shall be deemed to have been given on the date of such publication.

19.5                                 This Condition 19 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 19 and any other provision of these Conditions, this Condition 19 shall prevail.

19.6                                 In this Condition 19 and in the following Condition 20, as applicable:

“Banks Act” means the Banks Act, No 94 of 1990 of South Africa, as amended;

“Business Day” means any day other than a Saturday or Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London, Johannesburg and Zurich;

“Cash Payment” means a cash payment to be made by the Bank to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to 10 per cent. of the aggregate nominal amount of the relevant Notes;

“Clearing System” means SIX SIS AG;

“Coupon Service Payment” means a cash amount to be paid to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to (i) 90 per cent. of the total amount of interest accrued and unpaid (calculated by reference to the Rate of Interest and Day Count Fraction and assuming for the purpose of such amount that no default interest was due and payable on such amount) on the nominal amount of the relevant Note from (and including) the Interest Payment Date in respect of such Note immediately prior to the Curatorship Date up to (but excluding) the Transaction Effective Date, provided that in calculating such accrued interest amount, each Missed Coupon shall be added to the nominal amount of the Note with effect from the relevant Missed Interest Payment Date, such that from (and including) such Missed Interest Payment Date, the

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nominal amount of the Note shall, for the purposes of the calculation of the Coupon Service Payment, be increased by the amount of the relevant Missed Coupon; minus (ii) the relevant Note’s Participation Percentage of the Senior Advisory Fees;

“Curatorship” means the curatorship of the Bank announced by SARB on 10 August 2014 in terms of section 69 of the Banks Act;

“Curatorship Date” means 10 August 2014, being the date on which the Registrar of Banks placed the Issuer under Curatorship;

“Direct Participant” means each person who is a SIS Participant;

“EMTN Liability Management Exercise” means the EMTN Liability Management Exercise (in respect of, amongst other securities, the Notes) described in the Exchange Offer Document;

“Exchange Agent” means Lucid Issuer Services Limited;

“Exchange Offer” means the invitation to Noteholders to offer to exchange their Notes in the EMTN Liability Management Exercise;

“Exchange Offer Document” means the Consent and Exchange Offer Document published by the Issuer dated 4 February 2016 in connection with the EMTN Liability Management Exercise;

“Final Settlement Date” means if settlement of all elements of the consideration for the Mandatory Exchange Option occurs on the same Settlement Date, the Settlement Date or, if such settlement occurs on more than one date, the final Settlement Date;

“Good Bank 2020 CHF Notes” means Swiss Franc denominated 4.00 per cent. Notes due 2020 (ISIN: CH0310140568) to be issued by Good Bank;

“Missed Coupon” means in respect of the Notes, the amount of unpaid interest that was due and payable on a Missed Interest Payment Date, assuming for the purpose of such amount, that no default interest was due and payable on such Missed Interest Payment Date;

“Missed Interest Payment Date” means in respect of the Notes, each Interest Payment Date after the Curatorship Date but prior to the Transaction Effective Date;

“Participation Percentage” means the percentage of Senior Advisory Fees attributable to a Note that is exchanged pursuant to the Senior Exchange Offers, which shall be calculated by expressing the Face Value of the relevant Note as at (but excluding) the Curatorship Date as a percentage of the aggregate Face Values as at (but excluding) the Curatorship Date of all the Existing Senior Debt Instruments that participate in the Senior Exchange Offer (excluding Other Senior Claims);

“Payment Date” means the Settlement Date on which the Bank pays, or procures payment of, an amount equal to the Cash Payment and Coupon Service Payment to the Clearing System;

“Redemption Instructions” means electronic instructions in the form specified in the Redemption Record Date Notice pursuant to which a Noteholder (acting through its Direct Participant unless such Noteholder is a Direct Participant) may, by the relevant deadline, confirm its eligibility to receive either Non-Transferable Senior Stub Instruments or Transferable Senior Stub Instruments (as the case may be) (and each a “Redemption Instruction”);

“Redemption Record Date Notice” means the notice of the Redemption Record Date to be given by the Issuer in accordance with Condition 20.2;

“SARB” means the South African Reserve Bank established in terms of the South African Reserve Bank Act 90 of 1989, as amended;

“Senior Advisory Fees” means advisory fees and expenses actually payable to White & Case (together with any applicable VAT and disbursements) in connection with the Restructuring, provided that such amount is limited to ZAR16.5 million plus any applicable VAT and disbursements;

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“Senior Stub Instruments” means a Non-Transferable Senior Stub Instrument or a Transferable Senior Stub Instrument, as the context requires;

the “Settlement Date(s)” will be the date or dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Mandatory Exchange Option will be settled;

“SIS” means SIX SIS AG, the Swiss Securities Services Corporation in Olten, Switzerland;

“SIS Participant” means each participant of SIS; and

“Transaction Effective Date” means the effective date of the Restructuring, being the date upon which all risk and benefit in respect of the Good Bank Business passes to Good Bank which is targeted for 4 April 2016 or such earlier or later date as the Curator may announce, provided that the Curator shall not be entitled to extend the Transaction Effective Date beyond 30 May 2016 without the written consent of all the Consortium members.

Further for the purpose of this Condition 19 and Condition 20, any capitalised terms used but not defined in these Conditions shall have the meaning given to them in the Exchange Offer Document.”

2.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 6 to the Agency Agreement by the insertion of the following new Condition 20:

“20.                                  Redemption Record Date

20.1                                 The Redemption Record Date shall be the tenth Business Day prior to the Transaction Effective Date. The Issuer shall give the Redemption Record Date Notice to the Noteholders and the Fiscal Agent at least three Business Days prior to the Redemption Record Date in accordance with Condition 20.2 below. From, and including, the Redemption Record Date to, and including, the Final Settlement Date, to the extent that the Notes are represented by a global certificate in the form set out in Schedule 3 to the Agency Agreement, trading in the Notes will no longer be permitted in the records of the Clearing Systems and settlement flags in respect of the Notes will be closed.

From and including the Redemption Record Date to the seventh Business Day prior to the Transaction Effective Date, Noteholders shall be entitled to deliver Redemption Instructions to the Exchange Agent. Any Redemption Instruction will be irrevocable upon receipt by the Exchange Agent.

A Noteholder will not receive a Senior Stub Instrument or any alternative consideration in lieu of such Senior Stub Instrument and will forfeit such right and waive any claims to receive the relevant Senior Stub Instrument if a Noteholder does provide its Redemption Instruction (containing all required confirmations as to its eligibility) by the relevant deadline.

20.2                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 20.1 shall be validly given upon the publication of such notice /via the SIX Swiss Exchange, and shall be deemed to have been given on the date of such publication.

20.3                                 This Condition 20 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 20 and any other provision of these Conditions, this Condition 20 shall prevail.”

3.                                     assents to and sanctions, subject to acceptance of the Exchange Offers and to fulfilment or waiver (if applicable) of the Settlement Condition on or before 30 June 2016), with effect from the Settlement Date in respect of the Good Bank Notes, to the fullest extent permitted by law and under the Agency Agreement, in respect of all holders of Notes:

(a)                                the release, to the fullest extent permitted by law, of the Relevant Persons from all and any claims and/or liabilities of whatsoever nature in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or the Notes, including the decision of Noteholders to invest in or acquire the Notes (howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements

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and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(b)                                the waiver of, to the fullest extent permitted by law, all rights and entitlement such Noteholders may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or their Notes, including the decision of Noteholders to invest in or acquire the Notes, (howsoever such right or entitlement might arise and including actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(c)                                 the waiver of any and all events of default (howsoever described or arising) in respect of the Notes; and

(d)                                the waiver of, to the fullest extent permitted by law, all its rights, title and interest to and claims in respect of the Notes.

In this paragraph 3:

“Relevant Person” means each of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks, and any person who controls any of them or any affiliate of them and, in each case their respective directors, partners, members, employees, agents and representatives (other than the directors of the Bank) as well as the financial, legal and other professional advisers of the Curator and Good Bank.

4.                                     sanctions every abrogation, modification, compromise or arrangement in respect of the rights of the Noteholders appertaining to the Notes against the Bank, whether such rights arise under the terms of the Notes, the Agency Agreement or otherwise, involved in or resulting from or to be effected by the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and their implementation;

5.                                     assents to and sanctions (and authorises, directs, requests, and empowers the Fiscal Agent, the Swiss Principal Paying Agent and the Registrar to consent to and sanction), and acknowledges the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and, in order to give effect to and to implement the modifications referred to in paragraphs 1, 2 and 3, authorises, directs, requests, and empowers the Fiscal Agent, the Swiss Principal Paying Agent and the Registrar forthwith to execute a Second Supplemental Fiscal Agency Agreement in respect of the Notes in the form of the drafts produced to this Meeting and for the purpose of identification signed by the Chairman thereof and to concur in, and to execute and do, all such other deeds, instruments, acts and things as may be necessary or appropriate to carry out and give effect to this Resolution and the implementation of the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution;

6.                                     authorises, empowers and directs the Bank (i) to execute, including on behalf of the holders of the Notes, all such deeds, instruments, forms of transfer and other documents of any nature and (ii) to do any and all acts and things, which in each case may be necessary or appropriate in the opinion of the Bank to give effect to (A) this Resolution and/or (B) the Mandatory Exchange Option referred to above; and

7.                                     discharges and exonerates each of the Fiscal Agent, the Swiss Principal Paying Agent and the Registrar from all liability it may have become or may become responsible for under the Notes or the Agency Agreement in respect of any act or omission in connection with the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution, their implementation, or this Resolution or the giving effect to the Mandatory Exchange Option referred to above; and

8.                                     agrees that if any part of this Resolution is or becomes illegal, invalid or unenforceable that will not affect the legality, validity or enforceability of any other part of this Resolution and accordingly the remainder of this Resolution shall be effective.”

Background to the Amendment Proposal

Please refer to section 2.1, “Background to and Rationale for the African Bank Restructuring” in the Offer Information Memorandum.

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Other important information

The attention of Noteholders is drawn to the quorum required for the Meeting and for any adjourned meeting which is set out in paragraph 2 of “Voting and Quorum” below.

Copies of the Agency Agreement (including the Terms and Conditions of the Notes) and the draft Second Supplemental Fiscal Agency Agreement and draft forms of the final Terms and Conditions and Final Terms of the Good Bank 2020 CHF Notes referred to in the Resolution set out above and of certain other relevant documents will be available for inspection by Noteholders at the specified offices of the Fiscal Agent and the Swiss Principal Paying Agent set out below.

Neither the Fiscal Agent nor the Swiss Principal Paying Agent has been involved in formulating the Amendment Proposal nor makes any representation that all relevant information has been disclosed to Noteholders in this Notice. Accordingly, each of the Fiscal Agent and the Swiss Principal Paying Agent urges Noteholders who are in any doubt as to the impact of the implementation of the Amendment Proposal and/or the Resolution to seek their own financial, legal and other advice as they consider appropriate.

Noteholders who wish to make arrangements to attend (in person or by proxy) and vote at the Meeting may do so in any manner set out in the Agency Agreement and described below under “Voting and Quorum”. However, Noteholders who are eligible and wish to participate in the Exchange Offer must make arrangements to participate in the Exchange Offer in the manner specified in the Exchange Offer Document, rather than making arrangements as described below.

VOTING AND QUORUM

1.                                     The provisions governing the convening and holding of a Meeting are set out in Schedule 10 to the Agency Agreement, a copy of which is available for inspection by the Noteholders during normal business hours at the specified offices of the Fiscal Agent and the Swiss Principal Paying Agent set out below.

IMPORTANT: The Notes are issued in bearer form and are currently represented by interests in a global note (the “Global Note”) which is deposited with SIX SIS AG, Olten, Switzerland (the “Common Depositary”) as common depositary for SIX SIS AG, the “Clearing System”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through the Clearing System or its accountholders (“Accountholders”) should note that such person will not be a Noteholder for the purposes of this Notice and will only be entitled to attend and vote at the Meeting or to appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of this Notice will be the Common Depositary”).

The Beneficial Owner can request through his Accountholder for the Swiss Principal Paying Agent to issue a block voting instruction appointing the Common Depositary or its nominee (expected to be the Exchange Agent) as proxy to cast the votes relating to the Notes in which he or she has an interest at the Meeting.

Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy (which may include such Beneficial Owner or Accountholder) to vote at the Meeting should contact the Clearing System to make arrangements for such person to be issued a voting certificate (by the Swiss Principal Paying Agent) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting.

In either case, Beneficial Owners must have made arrangements to vote with the Clearing System by not later than 48 hours before the time fixed for the Meeting (or any adjourned meeting) and within the relevant time limit specified by the Clearing System and request or make arrangements for the Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Swiss Principal Paying Agent.

Any Notes so held and blocked will be released to the Accountholder by the Clearing System on the earlier of (i) the Exchange Offers Results Announcement Date and (ii) upon such Notes ceasing in accordance with the procedures of the Clearing System and with the agreement of the Swiss Principal Paying Agent to be held to its

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order or under its control; provided, however, in the case of (ii) above, that if the Beneficial Owner or Accountholder has caused a proxy to be appointed in respect of such Notes, such Notes will not be released to the relevant Accountholder unless and until the Bank or the Swiss Principal Paying Agent has received notice of the necessary revocation of or amendment to such proxy.

In this paragraph 1:

“Beneficial Owner” means, unless the context otherwise requires, (i) each person who is shown in the records of the Clearing System as a holder of the Notes (also referred to as “Direct Participants” and each a “Direct Participant”); and (ii) each person holding the Notes through a broker, dealer, bank, custodian, trust company or other nominee who in turn holds the Notes through a Direct Participant.

2.                                     The quorum required at the Meeting shall be two or more persons holding or representing not less than 75 per cent. in aggregate principal amount of the Notes for the time being outstanding. If a quorum is not present at the Meeting within 15 minutes of the time initially fixed for such Meeting, such Meeting shall (unless the proposal of the resolution is withdrawn by the Bank) be adjourned for a period being not less than 14 days nor more than 42 days later, at the same time as the original Meeting or such date, time and place as the Chairman of the Meeting may decide and the Resolution will be considered at such adjourned meeting (notice of which will be given to the Noteholders). The quorum at such an adjourned meeting shall be two or more persons holding or representing at least 25 per cent. in aggregate principal amount of the Notes for the time being outstanding.

Noteholders should note these quorum requirements and should be aware that if the Noteholders either present or appropriately represented at the Meeting are insufficient to form a quorum the Resolution, and consequently the Amendment Proposal, cannot be formally considered thereat. Noteholders are therefore encouraged either to arrange to be represented at the Meeting as soon as possible or to attend the Meeting in person.

3.                                     Every question submitted to the Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a proxy or as representative or as a Noteholder.

Unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman at the Meeting, the Bank, the Fiscal Agent or one or more persons being proxies or representatives for Notes and representing or holding in the aggregate not less than 2 per cent. of the aggregate principal amount outstanding of the Notes, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour or against such resolution.

On a show of hands every person who is present and is a holder of, or proxy or representative for a holder of, Notes shall have one vote and on a poll every person who is so present shall have one vote in respect of each CHF 5,000 principal amount of the Notes in respect of which he is a holder, proxy or representative.

4.                                     To be passed, the Resolution requires a majority in favour consisting of not less than three-quarters of the votes cast. If passed, the Resolution will be binding upon all the Noteholders, whether or not present at such Meeting and whether or not voting.

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FISCAL AGENT

Citibank N.A., London Branch

13th Floor Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

SWISS PRINCIPAL PAYING AGENT

Credit Suisse AG

Paradeplatz 8

8001 Zurich

Switzerland

This Notice is given by:

African Bank Limited (under Curatorship)

59, 16th Street

Midrand, 1685

South Africa

Dated 4 February 2016.

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SECTION B: EXISTING NOTES

PART 12
FORM OF NOTICE CONVENING THE MEETING IN RESPECT OF THE EXISTING 2015 CHF NOTES

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 OR OTHER RELEVANT LEGISLATION IMMEDIATELY.

AFRICAN BANK LIMITED (UNDER CURATORSHIP)

(Registration number 1975/002526/06)

(incorporated with limited liability in the Republic of South Africa)

(the “Bank”)

NOTICE OF A MEETING

of the holders of the

CHF 150,000,000 4.750 per cent. Notes due 2015
(ISIN: CH0190227691)

of the Bank presently outstanding
(the “Noteholders” and the “Notes” respectively).

NOTICE IS HEREBY GIVEN that a Meeting of the Noteholders convened by the Bank will be held at Linklaters LLP, One Silk Street, London EC2Y 8HQ on 1 March 2016 at 1.00 p.m.(1) (London time) for the purpose of considering and, if thought fit, passing the following resolution (the “Resolution”) which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Amended and Restated Fiscal Agency Agreement dated 20 January 2012 (the “Original Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as fiscal agent for the Noteholders as supplemented by the Supplemental Fiscal Agency Agreement dated 24 July 2012 (the “Supplemental Agency Agreement” and, together with the Original Agency Agreement, the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG, the Fiscal Agent and Credit Suisse AG (the “Swiss Principal Paying Agent”), as principal paying agent for the Noteholders (the “Amendment Proposal”).

Terms used herein but not defined have the meaning given to them in the Consent and Exchange Offer Document (the “Exchange Offer Document”) dated 4 February 2016.

EXTRAORDINARY RESOLUTION

“THAT this Meeting of the holders of the CHF 150,000,000 4.750 per cent. Notes due 2015 of African Bank Limited (under Curatorship) presently outstanding (ISIN: CH0190227691) (the “Noteholders”, the “Notes” and the “Bank” respectively) convened pursuant to the Amended and Restated Fiscal Agency Agreement dated 20 January 2012 (the “Original Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG and Citibank N.A., London Branch (the “Fiscal Agent”) as fiscal agent for the Noteholders as supplemented by the Supplemental Fiscal Agency Agreement dated 24 July 2012 (the “Supplemental Agency Agreement” and, together with the Original Agency Agreement, the “Agency Agreement”) made between the Bank, Citigroup Global Markets Deutschland AG, the Fiscal Agent and Credit Suisse AG (the “Swiss Principal Paying Agent”), as principal paying agent for the Noteholders hereby:

1.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 6 to the Agency Agreement by the insertion of the following new Condition 19:

(1)                                 This Meeting will be held at the time set out as above or as soon as possible thereafter as the immediately preceding Meeting shall have been concluded or adjourned.

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“19.                                  MANDATORY EXCHANGE OPTION

19.1                                 The Issuer may, upon giving not less than one day’s prior notice to the Noteholders and the Fiscal Agent in accordance with Condition 19.4 below, at its option and without the consent or approval of the Noteholders or the Fiscal Agent, require and effect the mandatory exchange of all outstanding Notes for (i) Good Bank 2019 CHF Notes, (ii) Senior Stub Instruments (if such Noteholder is eligible) and (iii) the Cash Payment and, if such exchange is implemented, the Noteholder will also receive the Coupon Service Payment, on the terms set out in this Condition 19 (the “Mandatory Exchange Option”).

19.2                                 The mandatory exchange of such Notes will be effected on one or more dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Exchange Offer will, to the extent accepted and implemented, be settled (the “Settlement Date(s)”) by:

(a)                       the redemption and cancellation of the Notes by the Issuer on the Final Settlement Date; and

(b)                       the issue by Good Bank, to each holder of such Notes, of a principal amount of (i) Good Bank 2019 CHF Notes and (if such Noteholder is eligible) Senior Stub Instruments equal to the principal amount of Good Bank 2019 CHF Notes and Senior Stub Instruments respectively which such Noteholder would have received had those Notes been exchanged for Good Bank 2019 CHF Notes and Senior Stub Instruments in the Exchange Offer and (ii) the Cash Payment (on the same terms as those on which Notes would have been exchanged for Good Bank 2019 CHF Notes, Senior Stub Instruments and the Cash Payment in the Exchange Offer).

19.3                                 In addition, holders of the Notes which are exchanged pursuant to this Condition 19 will also be eligible to receive the Coupon Service Payment.

19.4                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 19.1 shall be validly given upon the publication of such notice via the SIX Swiss Exchange, and shall be deemed to have been given on the date of such publication.

19.5                                 This Condition 19 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 19 and any other provision of these Conditions, this Condition 19 shall prevail.

19.6                                 In this Condition 19 and in the following Condition 20, as applicable:

“Banks Act” means the Banks Act, No 94 of 1990 of South Africa, as amended;

“Business Day” means any day other than a Saturday or Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London, Johannesburg and Zurich;

“Cash Payment” means a cash payment to be made by the Bank to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to 10 per cent. of the aggregate nominal amount of the relevant Notes;

“Clearing System” means SIX SIS AG;

“Coupon Service Payment” means a cash amount to be paid to Noteholders whose Notes are mandatorily exchanged pursuant to Condition 19.1 equal to (i) 90 per cent. of the total amount of interest accrued and unpaid (calculated by reference to the Rate of Interest and Day Count Fraction and assuming for the purpose of such amount that no default interest was due and payable on such amount) on the nominal amount of the relevant Note from (and including) the Interest Payment Date in respect of such Note immediately prior to the Curatorship Date up to (but excluding) the Transaction Effective Date, provided that in calculating such accrued interest amount, each Missed Coupon shall be added to the nominal amount of the Note with effect from the relevant Missed Interest Payment Date, such that from (and including) such Missed Interest Payment Date, the

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nominal amount of the Note shall, for the purposes of the calculation of the Coupon Service Payment, be increased by the amount of the relevant Missed Coupon; minus (ii) the relevant Note’s Participation Percentage of the Senior Advisory Fees;

“Curatorship” means the curatorship of the Bank announced by SARB on 10 August 2014 in terms of section 69 of the Banks Act;

“Curatorship Date” means 10 August 2014, being the date on which the Registrar of Banks placed the Issuer under Curatorship;

“Direct Participant” means each person who is a SIS Participant;

“EMTN Liability Management Exercise” means the EMTN Liability Management Exercise (in respect of, amongst other securities, the Notes) described in the Exchange Offer Document;

“Exchange Agent” means Lucid Issuer Services Limited;

“Exchange Offer” means the invitation to Noteholders to offer to exchange their Notes in the EMTN Liability Management Exercise;

“Exchange Offer Document” means the Consent and Exchange Offer Document published by the Issuer dated 4 February 2016 in connection with the EMTN Liability Management Exercise;

“Final Settlement Date” means if settlement of all elements of the consideration for the Mandatory Exchange Option occurs on the same Settlement Date, the Settlement Date or, if such settlement occurs on more than one date, the final Settlement Date;

“Good Bank 2019 CHF Notes” means Swiss Franc denominated 4.750 per cent. Notes due 2019 (ISIN: CH0310140543) to be issued by Good Bank;

“Missed Coupon” means in respect of the Notes, the amount of unpaid interest that was due and payable on a Missed Interest Payment Date, assuming for the purpose of such amount, that no default interest was due and payable on such Missed Interest Payment Date. The Missed Interest Payment Date(s) shall be determined as though the ordinary course contractual maturity of the Notes was extended until (but excluding) the Transaction Effective Date (i.e. as though the ordinary course Interest Payment Dates continued after the ordinary course Maturity Date of the Notes);

“Missed Interest Payment Date” means in respect of the Notes, each Interest Payment Date after the Curatorship Date but prior to the Transaction Effective Date, which shall be determined as though the ordinary course contractual maturity of the Notes was extended until (but excluding) the Transaction Effective Date;

“Participation Percentage” means the percentage of Senior Advisory Fees attributable to a Note that is exchanged pursuant to the Senior Exchange Offers, which shall be calculated by expressing the Face Value of the relevant Note as at (but excluding) the Curatorship Date as a percentage of the aggregate Face Values as at (but excluding) the Curatorship Date of all the Existing Senior Debt Instruments that participate in the Senior Exchange Offer (excluding Other Senior Claims);

“Payment Date” means the Settlement Date on which the Bank pays, or procures payment of, an amount equal to the Cash Payment and Coupon Service Payment to the Clearing System;

“Redemption Instructions” means electronic instructions in the form specified in the Redemption Record Date Notice pursuant to which a Noteholder (acting through its Direct Participant unless such Noteholder is a Direct Participant) may, by the relevant deadline, confirm its eligibility to receive either Non-Transferable Senior Stub Instruments or Transferable Senior Stub Instruments (as the case may be) (and each a “Redemption Instruction”);

“Redemption Record Date Notice” means the notice of the Redemption Record Date to be given by the Issuer in accordance with Condition 20.2;

“SARB” means the South African Reserve Bank established in terms of the South African Reserve Bank Act 90 of 1989, as amended;

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“Senior Advisory Fees” means advisory fees and expenses actually payable to White & Case (together with any applicable VAT and disbursements) in connection with the Restructuring, provided that such amount is limited to ZAR16.5 million plus any applicable VAT and disbursements;

“Senior Stub Instruments” means a Non-Transferable Senior Stub Instrument or a Transferable Senior Stub Instrument, as the context requires;

the “Settlement Date(s)” will be the date or dates, each being on or before the fifth Business Day immediately following the Transaction Effective Date, being the latest date on which the Mandatory Exchange Option will be settled;

“SIS” means SIX SIS AG, the Swiss Securities Services Corporation in Olten, Switzerland;

“SIS Participant” means each participant of SIS; and

“Transaction Effective Date” means the effective date of the Restructuring, being the date upon which all risk and benefit in respect of the Good Bank Business passes to Good Bank which is targeted for 4 April 2016 or such earlier or later date as the Curator may announce, provided that the Curator shall not be entitled to extend the Transaction Effective Date beyond 30 May 2016 without the written consent of all the Consortium members.

Further for the purpose of this Condition 19 and Condition 20, any capitalised terms used but not defined in these Conditions shall have the meaning given to them in the Exchange Offer Document.”

2.                                     assents to and sanctions the modification of the Terms and Conditions of the Notes as set out in Schedule 6 to the Agency Agreement by the insertion of the following new Condition 20:

“20.                                  Redemption Record Date

20.1                                 The Redemption Record Date shall be the tenth Business Day prior to the Transaction Effective Date. The Issuer shall give the Redemption Record Date Notice to the Noteholders and the Fiscal Agent at least three Business Days prior to the Redemption Record Date in accordance with Condition 20.2 below. From, and including, the Redemption Record Date to, and including, the Final Settlement Date, to the extent that the Notes are represented by a global certificate in the form set out in Schedule 3 to the Agency Agreement, trading in the Notes will no longer be permitted in the records of the Clearing Systems and settlement flags in respect of the Notes will be closed.

From and including the Redemption Record Date to the seventh Business Day prior to the Transaction Effective Date, Noteholders shall be entitled to deliver Redemption Instructions to the Exchange Agent. Any Redemption Instruction will be irrevocable upon receipt by the Exchange Agent.

A Noteholder will not receive a Senior Stub Instrument or any alternative consideration in lieu of such Senior Stub Instrument and will forfeit such right and waive any claims to receive the relevant Senior Stub Instrument if a Noteholder does provide its Redemption Instruction (containing all required confirmations as to its eligibility) by the relevant deadline.

20.2                                 Notwithstanding Condition 14 and any other provision in these Conditions as regards the giving of notices, the notice referred to in Condition 20.1 shall be validly given upon the publication of such notice /via the SIX Swiss Exchange, and shall be deemed to have been given on the date of such publication.

20.3                                 This Condition 20 shall apply notwithstanding any other provision of these Conditions. In the event of any inconsistency between this Condition 20 and any other provision of these Conditions, this Condition 20 shall prevail.”

3.                                     assents to and sanctions, subject to acceptance of the Exchange Offers and to fulfilment or waiver (if applicable) of the Settlement Condition on or before 30 June 2016, with effect from the Settlement Date in respect of the Good Bank Notes, to the fullest extent permitted by law and under the Agency Agreement, in respect of all holders of Notes:

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(a)                                the release, to the fullest extent permitted by law, of the Relevant Persons from all and any claims and/or liabilities of whatsoever nature in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or the Notes, including the decision of Noteholders to invest in or acquire the Notes (howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(b)                                the waiver of, to the fullest extent permitted by law, all rights and entitlement such Noteholders may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the Bank Liability Management Exercise (or any part thereof, including the EMTN Liability Management Exercise) and/or their Notes, including the decision of Noteholders to invest in or acquire the Notes, (howsoever such right or entitlement might arise and including actions, omissions, misstatements and errors prior to, during or after Curatorship including those that may have affected the value of the Notes);

(c)                                 the waiver of any and all events of default (howsoever described or arising) in respect of the Notes; and

(d)                                the waiver of, to the fullest extent permitted by law, all its rights, title and interest to and claims in respect of the Notes.

In this paragraph 3:

“Relevant Person” means each of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks, and any person who controls any of them or any affiliate of them and, in each case their respective directors, partners, members, employees, agents and representatives (other than the directors of the Bank) as well as the financial, legal and other professional advisers of the Curator and Good Bank.

4.                                     sanctions every abrogation, modification, compromise or arrangement in respect of the rights of the Noteholders appertaining to the Notes against the Bank, whether such rights arise under the terms of the Notes, the Agency Agreement or otherwise, involved in or resulting from or to be effected by the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and their implementation;

5.                                     assents to and sanctions (and authorises, directs, requests, and empowers the Fiscal Agent, the Swiss Principal Paying Agent and the Registrar to consent to and sanction), and acknowledges the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution and, in order to give effect to and to implement the modifications referred to in paragraphs 1, 2 and 3, authorises, directs, requests, and empowers the Fiscal Agent, the Swiss Principal Paying Agent and the Registrar forthwith to execute a Second Supplemental Fiscal Agency Agreement in respect of the Notes in the form of the drafts produced to this Meeting and for the purpose of identification signed by the Chairman thereof and to concur in, and to execute and do, all such other deeds, instruments, acts and things as may be necessary or appropriate to carry out and give effect to this Resolution and the implementation of the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution;

6.                                     authorises, empowers and directs the Bank (i) to execute, including on behalf of the holders of the Notes, all such deeds, instruments, forms of transfer and other documents of any nature and (ii) to do any and all acts and things, which in each case may be necessary or appropriate in the opinion of the Bank to give effect to (A) this Resolution and/or (B) the Mandatory Exchange Option referred to above; and

7.                                     discharges and exonerates each of the Fiscal Agent, the Swiss Principal Paying Agent and the Registrar from all liability it may have become or may become responsible for under the Notes or the Agency Agreement in respect of any act or omission in connection with the modifications and other arrangements referred to in paragraphs 1, 2 and 3 of this Resolution, their implementation, or this Resolution or the giving effect to the Mandatory Exchange Option referred to above; and

8.                                     agrees that if any part of this Resolution is or becomes illegal, invalid or unenforceable that will not affect the legality, validity or enforceability of any other part of this Resolution and accordingly the remainder of this Resolution shall be effective.”

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Background to the Amendment Proposal

Please refer to section 2.1, “Background to and Rationale for the African Bank Restructuring” in the Offer Information Memorandum.

Other important information

The attention of Noteholders is drawn to the quorum required for the Meeting and for any adjourned meeting which is set out in paragraph 2 of “Voting and Quorum” below.

Copies of the Agency Agreement (including the Terms and Conditions of the Notes) and the draft Second Supplemental Fiscal Agency Agreement and draft forms of the final Terms and Conditions and Final Terms of the Good Bank 2019 CHF Notes referred to in the Resolution set out above and of certain other relevant documents will be available for inspection by Noteholders at the specified offices of the Fiscal Agent and the Swiss Principal Paying Agent set out below.

Neither the Fiscal Agent nor the Swiss Principal Paying Agent has been involved in formulating the Amendment Proposal nor makes any representation that all relevant information has been disclosed to Noteholders in this Notice. Accordingly, each of the Fiscal Agent and the Swiss Principal Paying Agent urges Noteholders who are in any doubt as to the impact of the implementation of the Amendment Proposal and/or the Resolution to seek their own financial, legal and other advice as they consider appropriate.

Noteholders who wish to make arrangements to attend (in person or by proxy) and vote at the Meeting may do so in any manner set out in the Agency Agreement and described below under “Voting and Quorum”. However, Noteholders who are eligible and wish to participate in the Exchange Offer must make arrangements to participate in the Exchange Offer in the manner specified in the Exchange Offer Document, rather than making arrangements as described below.

VOTING AND QUORUM

1.                                     The provisions governing the convening and holding of a Meeting are set out in Schedule 10 to the Agency Agreement, a copy of which is available for inspection by the Noteholders during normal business hours at the specified offices of the Fiscal Agent and the Swiss Principal Paying Agent set out below.

IMPORTANT: The Notes are issued in bearer form and are currently represented by interests in a global note (the “Global Note”) which is deposited with SIX SIS AG, Olten, Switzerland (the “Common Depositary”) as common depositary for SIX SIS AG, the “Clearing System”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through the Clearing System or its accountholders (“Accountholders”) should note that such person will not be a Noteholder for the purposes of this Notice and will only be entitled to attend and vote at the Meeting or to appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of this Notice will be the Common Depositary”).

The Beneficial Owner can request through his Accountholder for the Swiss Principal Paying Agent to issue a block voting instruction appointing the Common Depositary or its nominee (expected to be the Exchange Agent) as proxy to cast the votes relating to the Notes in which he or she has an interest at the Meeting.

Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy (which may include such Beneficial Owner or Accountholder) to vote at the Meeting should contact the Clearing System to make arrangements for such person to be issued a voting certificate (by the Swiss Principal Paying Agent) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting.

In either case, Beneficial Owners must have made arrangements to vote with the Clearing System by not later than 48 hours before the time fixed for the Meeting (or any adjourned meeting) and within the relevant time limit specified by the Clearing System and request or make arrangements for the Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Swiss Principal Paying Agent.

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Any Notes so held and blocked will be released to the Accountholder by the Clearing System on the earlier of (i) the Exchange Offers Results Announcement Date and (ii) upon such Notes ceasing in accordance with the procedures of the Clearing System and with the agreement of the Swiss Principal Paying Agent to be held to its order or under its control; provided, however, in the case of (ii) above, that if the Beneficial Owner or Accountholder has caused a proxy to be appointed in respect of such Notes, such Notes will not be released to the relevant Accountholder unless and until the Bank or the Swiss Principal Paying Agent has received notice of the necessary revocation of or amendment to such proxy.

In this paragraph 1:

“Beneficial Owner” means, unless the context otherwise requires, (i) each person who is shown in the records of the Clearing System as a holder of the Notes (also referred to as “Direct Participants” and each a “Direct Participant”); and (ii) each person holding the Notes through a broker, dealer, bank, custodian, trust company or other nominee who in turn holds the Notes through a Direct Participant.

2.                                     The quorum required at the Meeting shall be two or more persons holding or representing not less than 75 per cent. in aggregate principal amount of the Notes for the time being outstanding. If a quorum is not present at the Meeting within 15 minutes of the time initially fixed for such Meeting, such Meeting shall (unless the proposal of the resolution is withdrawn by the Bank) be adjourned for a period being not less than 14 days nor more than 42 days later, at the same time as the original Meeting or such date, time and place as the Chairman of the Meeting may decide and the Resolution will be considered at such adjourned meeting (notice of which will be given to the Noteholders). The quorum at such an adjourned meeting shall be two or more persons holding or representing at least 25 per cent. in aggregate principal amount of the Notes for the time being outstanding.

Noteholders should note these quorum requirements and should be aware that if the Noteholders either present or appropriately represented at the Meeting are insufficient to form a quorum the Resolution, and consequently the Amendment Proposal, cannot be formally considered thereat. Noteholders are therefore encouraged either to arrange to be represented at the Meeting as soon as possible or to attend the Meeting in person.

3.                                     Every question submitted to the Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a proxy or as representative or as a Noteholder.

Unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman at the Meeting, the Bank, the Fiscal Agent or one or more persons being proxies or representatives for Notes and representing or holding in the aggregate not less than 2 per cent. of the aggregate principal amount outstanding of the Notes, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour or against such resolution.

On a show of hands every person who is present and is a holder of, or proxy or representative for a holder of, Notes shall have one vote and on a poll every person who is so present shall have one vote in respect of each CHF 5,000 principal amount of the Notes in respect of which he is a holder, proxy or representative.

4.                                     To be passed, the Resolution requires a majority in favour consisting of not less than three-quarters of the votes cast. If passed, the Resolution will be binding upon all the Noteholders, whether or not present at such Meeting and whether or not voting.

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FISCAL AGENT

Citibank N.A., London Branch

13th Floor Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

SWISS PRINCIPAL PAYING AGENT

Credit Suisse AG

Paradeplatz 8

8001 Zurich

Switzerland

This Notice is given by:

African Bank Limited (under Curatorship)

59, 16th Street

Midrand, 1685

South Africa

Dated 4 February 2016.

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SECTION C
DETAILS OF THE BANK LIABILITY MANAGEMENT EXERCISE

For further details of the Bank Liability Management Exercise in respect of African Bank’s Senior DMTNs, all unsubordinated wholesale deposits, corporate deposits and other debt instruments issued by the Bank, bilateral facilities entered into by the Bank and other senior claims against the Bank proved to and accepted by the Curator and all subordinated debt raised by or subordinated instruments issued by the Bank, Holders should refer to Section 3, “African Bank Restructuring” of the Offer Information Memorandum.

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SECTION D
AMENDMENT AND TERMINATION AND REVOCATION RIGHTS

1.                                      AMENDMENT AND TERMINATION

Notwithstanding any other provision of the Exchange Offer Document, the Bank may, subject to applicable law and regulation, at its option, at any time before the Transaction Effective Date:

(a)                                extend the Expiration Deadline, Transaction Effective Date, Settlement Date(s) and/or re-open the Exchange Offers and Amendment Proposals in respect of the EMTN Liability Management Exercise or any component part or parts thereof (in which case all references in this Exchange Offer Document to the relevant date, time or deadline shall, unless the context otherwise requires, be to the latest date and/or time to which such date, time or deadline has been so extended);

(b)                                otherwise amend the Offers or any one or more of them in any respect (including, but not limited to, any terms and conditions of the Offers or any of them and any scheduled date for any specified event);

(c)                                 delay acceptance or exchange of Existing Notes validly offered for exchange or otherwise to be exchanged in the EMTN Liability Management Exercise until satisfaction or waiver, if applicable, of the Settlement Condition; and/or

(d)                                terminate the EMTN Liability Management Exercise or any component part or parts thereof, including (without limitation) in respect of any one or more Series of Existing Notes, and including with respect to Exchange Instructions submitted before the time of such termination, provided that the Bank may not amend the requirement that the Settlement Condition be satisfied or waived (if applicable) on or before 30 June 2016.

For the avoidance of doubt, the Bank may amend the Offers in respect of any one or more Series of Existing Notes without amending the Offers in respect of any other Series of Existing Notes.

The terms and conditions of the Good Bank Notes may be amended by Good Bank, subject to it giving prompt notice of any such amendment to the Bank and subject to applicable law and regulation, at any time before settlement of the Exchange Offers.

The Bank will make an announcement in respect of any such extension, re-opening, amendment, delay or termination as soon as is reasonably practicable after the relevant decision is made as described under “Announcements” in Part 1 of Section B of this Exchange Offer Document.

No such amendment shall constitute a counter-offer by the Bank.

If either the Transaction Effective Date or the Settlement Date(s) are postponed at the option of the Bank, Holders shall not be entitled to (i) revoke their Exchange Instructions or (ii) any compensation or other amounts in respect of such postponement other than any amounts specifically provided for in the terms of the Offers.

If the Settlement Condition is not satisfied or waived, if applicable, on or before 30 June 2016 the EMTN Liability Management Exercise will not be implemented, and no Existing Notes will be exchanged pursuant to the Exchange Offers or the Amendment Proposals (and no Good Bank Notes or Senior Stub Instruments will be issued to Holders of Existing Notes), and no Cash Payment or Coupon Service Payment will be made pursuant to the EMTN Liability Management Exercise. In such circumstances, the EMTN Liability Management Exercise will terminate and any Existing Notes which are blocked in a Clearing System account will be unblocked as soon as reasonably practicable after 30 June 2016.

Neither the Bank, Good Bank, the Curator, SARB nor the Registrar of Banks shall be liable under any provision contained in this Exchange Offer Document to any Holder in respect of any costs incurred by such Holder in connection with the EMTN Liability Management Exercise, including if the Bank amends or terminates the EMTN Liability Management Exercise or any component part or parts of it or if Good Bank amends the terms and conditions of the Good Bank Notes.

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2.                                      REVOCATION RIGHTS

Exchange Instructions shall be irrevocable except in the limited circumstances described in this sub-section.

Redemption Instructions shall be irrevocable in all circumstances.

If at any time prior to the Expiration Deadline, (i) the Bank amends an Offer in any way (including by way of the issue of any supplement or other form of update to this Exchange Offer Document or the making of any other announcement and which supplement, other form of update or announcement is made before any acceptance by the Bank of the relevant Exchange Offer) or (ii) Good Bank amends the terms and conditions of the relevant Good Bank Notes in a way that, in the opinion of the Bank in relation to any such amendment referred to in (i) or (ii), is materially prejudicial to Holders that have already submitted Exchange Instructions in respect of an Exchange Offer before the announcement of such amendment (which announcement shall include a statement that in the opinion of the Bank such amendment is materially prejudicial to such Holders) then such Exchange Instructions may be revoked at any time from the date and time of the announcement of such amendment until 5.00 p.m. (London time) on the fifth Business Day (or such longer period as the Bank may specify in the relevant announcement) following such announcement.

Holders who hold their Existing Notes in Euroclear, Clearstream, Luxembourg or SIS are advised to check with such Clearing System and any broker, custodian or other intermediary through whom they hold their Existing Notes by what time such Clearing System and/or intermediary require instructions from the Holder in order for the Clearing System and/or intermediary to revoke such Holder’s Exchange Instructions. The Clearing Systems and any such intermediary will require instructions in advance of the deadline for revocation specified above.

Holders wishing to exercise any such right of revocation should do so in accordance with the procedures set out in paragraph 2 of Part 4 of Section B of this Exchange Offer Document. For the avoidance of doubt, any Holder who does not exercise any such right of revocation in the circumstances and in the manner provided herein shall be deemed to have waived such right of revocation and its original Exchange Instruction will remain effective.

Holders will not have, in any circumstances, any right to revoke Exchange Instructions after the Expiration Deadline for any reason, including the issue of any supplement or other form of update to this Exchange Offer Document (including its appendices) which may occur during the period between the Expiration Deadline and the Final Settlement Date. In particular, Good Bank reserves the right to amend the Preliminary Prospectus to reflect any update (i) to the business description of Good Bank, (ii) to the financial information appearing in the Preliminary Prospectus or (iii) required by the JSE, the UKLA or the SIX Swiss Exchange in connection with the approval of the prospectus for the listing of the relevant Good Bank Notes. No revocation right will be granted to Holders in respect of any such updates or amendments. Nothing in this paragraph will, however, give the Bank or Good Bank the right to decrease the amount of the Coupon Service Payment or Cash Payment or to make any amendments to the terms of the Good Bank Notes or the Senior Stub Instruments which, in the sole discretion of the Bank, would be materially adverse to holders of Existing Notes whose Existing Notes are to be exchanged pursuant to Exchange Instructions or an Extraordinary Resolution.

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SECTION E
OFFER RESTRICTIONS

RESTRICTIONS RELATING TO THE EXCHANGE OFFERS

This Exchange Offer Document does not constitute an offer or an invitation to participate in the Exchange Offers in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws. The distribution of this Exchange Offer Document may be restricted by law in certain jurisdictions. Persons into whose possession this Exchange Offer Document comes are required by each of the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks and the Exchange Agent to inform themselves about, and to observe, any such restrictions.

South Africa

None of the Exchange Offers, this Exchange Offer Document or any other document or materials relating to the Exchange Offers do, nor are they intended to constitute (i) an “offer to the public” (as such expression is defined in the South African Companies Act); or (ii) a prospectus prepared and registered under the South African Companies Act. The Exchange Offers and the Amendment Proposals are made by or to, as the case may be, Holders of Existing Notes as contemplated in section 96(1)(c) of the South African Companies Act.

United States

The Good Bank Notes and Senior Stub Instruments have not been and will not be registered under the Securities Act and the Exchange Offers are being made in the United States in reliance on an exemption from registration requirements under Rule 802.

None of the U.S. Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of any of the Exchange Offers or of the Good Bank Notes and Senior Stub Instruments or determined if this Exchange Offer Document is truthful or complete. Any representation to the contrary is a criminal offence.

United Kingdom

This Exchange Offer Document may only be communicated to persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply. Accordingly, inside the United Kingdom this Exchange Offer Document is only for circulation to persons who fall within one of the following categories:

(i)                           a person who is a Holder of any Existing Notes; or

(ii)                        any other person also falling within Article 43(2) or within Article 49(2)(a) to (d) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), falling within the definition of “investment professionals” (as defined in Article 19(5) of the Order) or any other person to whom the Exchange Offer may otherwise lawfully be made under the Order.

This Exchange Offer Document is only available in the United Kingdom to such persons, and the transactions contemplated herein will be available only to, and may be engaged in only with, such persons.

Belgium

The Exchange Offers may not be made, and are not being made, in the Kingdom of Belgium (i) by way of an offer of securities to the public, as defined in Article 3 § 1 of the Belgian Law of 16 June 2006 on the public offering of securities and the admission of securities to trading on a regulated market (Loi relative aux offres publiques d’instruments de placement et aux admissions d’instruments de placement à la négociation sur des marchés réglementés / Wet op de openbare aanbieding van beleggingsinstrumenten en de toelating van beleggingsinstrumenten tot de verhandeling op een gereglementeerde markt) (the “Prospectus Law”) nor (ii) by way of a public takeover bid,

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as defined in Article 3 § 1 of the Belgian Law of 1 April 2007 on public takeover bids (Loi relative aux offres publiques d’acquisition / Wet op de openbare overnamebiedingen) (the “Public Takeover Law”).

The Exchange Offers will be conducted in the Kingdom of Belgium under applicable private placement exemptions in accordance with the Prospectus Law and the Public Takeover Law and therefore neither the Exchange Offers nor this Exchange Offer Document have been notified to the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers / Autoriteit voor Financiële Diensten en Markten) (“Belgian FSMA”) nor has this Exchange Offer Document or any other information circular, brochure or similar document relating to the Exchange Offers been, nor will it be, approved by the Belgian FSMA.

Accordingly, the Exchange Offers are not being made, directly or indirectly, to, or for the account of, any person (individual or legal entity) other than “qualified investors” within the meaning of Article 6, paragraph 3 of the Public Takeover Law and Article 10 of the Prospectus Law.

France

The Exchange Offers are not being made, directly or indirectly, to the public in the Republic of France (“France”). Neither this Exchange Offer Document nor any other documents or materials relating to the Exchange Offers have been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (“personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers”) and/or (ii) qualified investors acting for their own account (“Investisseurs Qualifiés”) as defined in and in accordance with Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code Monétaire et Financier are eligible to participate in the Exchange Offers described herein. Neither this Exchange Offer Document nor any other offering material relating to the Exchange Offers has been submitted to the clearance of the Autorité des marchés financiers.

Italy

None of the Exchange Offers, this Exchange Offer Document or any other document or materials relating to the Exchange Offers have been submitted to the clearance procedures of the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian laws and regulations. Each Exchange Offer is being carried out in Italy as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 3, of CONSOB Regulation No. 11971 of 14 May 1999, as amended (the “CONSOB Regulation”). The Exchange Offers are also being carried out in compliance with article 35-bis, paragraph 7 of the CONSOB Regulation. Holders or Beneficial Owners of Existing Notes that are located in Italy can exchange Existing Notes through authorised persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority. Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Existing Notes or the Exchange Offers.

Switzerland

The Exchange Offers regarding the USD Existing Notes are not being made, directly or indirectly, to the public in Switzerland and the relevant Good Bank USD Notes and Senior Stub Instruments will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this Exchange Offer Document nor any other offering or marketing material relating to the Exchange Offers constitutes a prospectus with respect to the USD Existing Notes or the relevant Good Bank USD Notes and Senior Stub Instruments as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland and may not comply with the information standards required thereunder.

The ability of Holders of CHF Existing Notes who are not resident in Switzerland to accept the Exchange Offer may be affected by the laws of the relevant jurisdiction in which they are located or of which they are citizens. Persons who are

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not resident in Switzerland should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Neither this Exchange Offer Document nor any other marketing material relating to the Exchange Offers constitutes a prospectus with respect to the CHF Existing Notes or the relevant Good Bank CHF Notes and Senior Stub Instruments within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland and may not comply with the information standards required thereunder.

General

This Exchange Offer Document is intended for the personal use of the recipient only. Under no circumstances should it be reproduced or distributed to any other persons (except that intermediaries holding Existing Notes on behalf of a Beneficial Owner may forward this Exchange Offer Document to such Beneficial Owner in accordance with applicable law and regulation). The distribution of this Exchange Offer Document may be restricted by law in certain jurisdictions. Persons into whose possession this Exchange Offer Document comes are required to inform themselves about and to observe any such restrictions. This Exchange Offer Document does not constitute, and may not be used for the purpose of, an offer or solicitation to the public or to anyone in any jurisdiction in which such offer or solicitation is not authorised or to any person to whom it is unlawful to make such offer or solicitation.

Nothing contained in this Exchange Offer Document is intended to constitute or should be construed as legal, financial, accounting or tax advice. This Exchange Offer Document is for the information of Holders of Existing Notes only and nothing in this Exchange Offer Document is intended to endorse or recommend a particular course of action. Holders of Existing Notes should consult with an appropriate professional for specific advice rendered on the basis of their particular situation.

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SECTION F
INFORMATION ON GOOD BANK, THE GOOD BANK NOTES AND THE RESTRUCTURING

Please see “Description of the Issuer” in the EMTN Prospectus for further information on Good Bank, “Terms and Conditions of the Notes” in the EMTN Prospectus for further information on the Good Bank Notes and Section 3, “The African Bank Restructuring” in the Offer Information Memorandum for further information on the Restructuring.

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SECTION G
RISK FACTORS AND OTHER CONSIDERATIONS

There are a number of risks and other considerations which may be relevant to a Holder’s decision whether or not to participate in the EMTN Liability Management Exercise, including risks relating to the Bank Liability Management Exercise, the Restructuring, risks relating to an investment in Good Bank and risks relating to the particular nature of the Good Bank Notes and the Senior Stub Instruments which such Holder of Existing Notes may be eligible to receive through the EMTN Liability Management Exercise. Before applying for any Good Bank Notes and Senior Stub Instruments, you should consider whether the Good Bank Notes and the Senior Stub Instruments are a suitable investment for you. There are risks associated with an investment in the Good Bank Notes, many of which are outside the control of Good Bank, and risks associated with an investment in the Senior Stub Instruments, many of which are outside the control of the Bank. These risks include those in this section, which should not however be regarded as a complete and comprehensive statement of all potential risks and uncertainties. Additional risks and uncertainties that are not presently known to Good Bank or the Bank, or which either of them currently deem immaterial, may also have an adverse effect on their respective operating results, financial conditions and prospects. The information given is as at the date of this Exchange Offer Document and, except as required by applicable law or regulation, will not be updated.

Holders should carefully consider the factors and risks associated with the Bank Liability Management Exercise (including the EMTN Liability Management Exercise) or any part thereof, the Restructuring, any investment in the Good Bank Notes and the Senior Stub Instruments, Good Bank’s and the Bank’s businesses and the industry in which they operate, together with all of the other information contained in this Exchange Offer Document (including the Preliminary Prospectus and the Offer Information Memorandum) and all of the information incorporated by reference into the Preliminary Prospectus, including, in particular, the risks and uncertainties described therein. Prospective investors should note that the risks relating to the Bank Liability Management Exercise (including the EMTN Liability Management Exercise) or any part thereof, the Restructuring, Good Bank, the Bank, their industry, the Good Bank Notes and the Senior Stub Instruments summarised in this section (as read with the risks in the section headed “Risk Factors” in the Preliminary Prospectus) are the risks that are believed to be the most essential to an assessment by a prospective investor of whether to consider an investment in the Good Bank Note and the Senior Stub Instruments. However, as the risks facing Good Bank and the Bank relate to events and depend on circumstances that may or may not occur in the future, neither Good Bank nor the Bank is in a position to express a view on the likelihood of any such contingency occurring.

The Bank Liability Management Exercise (including the EMTN Liability Management Exercise) or any part thereof, could fail for a number of reasons, including those set out in this Section G and in Annexure D (Risk Factors) of the Offer Information Memorandum—“Risks related to the African Bank Restructuring and Good Bank’s strategy—Good Bank may fail to implement the practical aspects of the African Bank Restructuring”.

Consequences of a Failure of the Bank Liability Management Exercise

The failure of the Bank Liability Management Exercise is likely to result in the Bank ceasing to be a going concern.

In the event that the Bank Liability Management Exercise is unsuccessful and no alternative is found, the Bank believes that there are fundamental uncertainties as to whether it could continue as a going concern. In this scenario, it is likely that the Curator, under the direction of the Registrar of Banks, would continue to optimise recovery of the Bank’s loan portfolio for the benefit of its creditors through (i) a managed collection and run-off process in liquidation or under continued Curatorship, followed by a disposal of any portion of the book remaining after approximately four years; (ii) a liquidation and disposal of its loan assets within a relatively short period following liquidation (estimated to be approximately 12 months); or (iii) a combination of these two scenarios. See Appendix C — Offer Information Memorandum — “Annexure B —African Bank run-off and liquidation analysis”. Under any of these scenarios, Holders may receive a financial outcome which is less favourable to them than the outcome projected in respect of the Bank Liability Management Exercise. For further information on the consequences for Holders of a liquidation procedure, see Appendix C—Offer Information Memorandum — “Annexure B—African Bank run-off and liquidation analysis”.

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Risks Relating to the EMTN Liability Management Exercise

Overview of principal risks to the implementation of the EMTN Liability Management Exercise

The principal risks to the successful implementation of the EMTN Liability Management Exercise are:

•                  Failure to obtain the relevant regulatory consent in South Africa and the United Kingdom as set out in section 3.7.1 of the Offer Information Memorandum.

•                  The Settlement Condition not being satisfied or waived, if applicable, on or before 30 June 2016. See “Failure of the Settlement Condition to be satisfied or waived, if applicable, on or before 30 June 2016” below.

•                  The Bank and/or Good Bank becoming involved in disputes and legal proceedings in respect of the Restructuring, the Bank Liability Management Exercise (including the EMTN Liability Management Exercise), or any part thereof. Such disputes or proceedings could be brought or raised during the implementation of the Restructuring or the Bank Liability Management Exercise (including the EMTN Liability Management Exercise) or any part thereof, following publication of this Exchange Offer Document with the objective of preventing the implementation of all or part of the Restructuring or the Bank Liability Management Exercise and/or could be brought after the Bank Liability Management Exercise has been implemented with the objective of seeking a declaration that all or part of the EMTN Liability Management Exercise was unlawful and invalid. See “Challenges by creditors through litigation could have a material adverse effect on the Bank and/or Good Bank or prevent the successful implementation of the EMTN Liability Management Exercise.” below.

Failure of the Settlement Condition to be satisfied or waived, if applicable, on or before 30 June 2016

The EMTN Liability Management Exercise will only be successfully completed if the Settlement Condition is satisfied or waived, if applicable, on or before 30 June 2016. If this condition is not satisfied or waived, if applicable, on or before 30 June 2016 the EMTN Liability Management Exercise will not be implemented.

In order for the Settlement Condition to be satisfied, the suspensive conditions to the Restructuring as set out in section 3.7 of the Offer Information Memorandum must be satisfied or waived, if applicable, on or before 30 June 2016. The suspensive conditions include a condition that the holders of more than 50 per cent. of the Existing Senior Debt Instruments (in value) make Senior Exchange Offers that are accepted by the Bank. For the avoidance of doubt, any Existing Senior Debt Instrument that is exchanged by Extraordinary Resolution shall be disregarded in calculating this threshold, unless the relevant holder of such instrument made or accepted, or voted in favour of, the relevant Senior Exchange Offer/ Extraordinary Resolution as the case may be.

Challenges by creditors through litigation could have a material adverse effect on the Bank and/or Good Bank or prevent the successful implementation of the EMTN Liability Management Exercise.

Previous liability management exercises and restructurings by other institutions have demonstrated that creditors may seek to bring claims or institute litigation in court to challenge aspects of those liability management exercises and restructurings, and there can be no assurance the EMTN Liability Management Exercise will not be subject to such challenges. Claims that may be brought by creditors before the implementation of the EMTN Liability Management Exercise against the Bank and/or Good Bank may, in some instances, not be resolved until after the implementation of the EMTN Liability Management Exercise. It is also possible that claims challenging the legality of the EMTN Liability Management Exercise, or certain aspects of it, could be brought after the EMTN Liability Management Exercise has been implemented. In addition, the Bank and/or Good Bank may be subject to litigation related to the Bank’s restatement of its financial statements for the years ended 30 September 2012 and 2013 (which also impacted prior periods to some degree).

The success of these claims, or any other creditor claims, could result in all or part of the EMTN Liability Management Exercise being declared to be unlawful and invalid retrospectively. Any one or more of such proceedings could also expose Good Bank or the Bank to a monetary claim (for example, if the Bank Liability Management Exercise is set aside, creditors could claim that any funds received by Good Bank flowing from the Bank Liability Management Exercise should be repaid to the Bank), other penalties and/or other injunctive relief and/or could have a negative effect

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on Good Bank’s and the Bank’s reputation. Good Bank and the Bank may also incur significant expense and expend significant management time in connection with any such proceedings, even if such proceedings are ultimately concluded in their favour. If the proceedings are not concluded in their favour, they may also be liable for the claimant’s legal costs. Any of the foregoing could have an adverse impact on Good Bank’s or the Bank’s business, financial condition, results of operations and prospects.

The Amendment Proposals will, if successfully implemented, result in all Existing Notes being exchanged pursuant to the EMTN Liability Management Exercise, even those held by Holders of such Existing Notes who do not voluntarily participate or who vote against the Amendment Proposals.

Holders should be aware that, even if they do not offer to exchange their Existing Notes in the relevant Exchange Offer, if the relevant Extraordinary Resolution proposed at the meeting convened for Holders of Existing Notes is passed and implemented, the Bank will (if the EMTN Liability Management Exercise is settled) mandatorily effect the exchange of all relevant Existing Notes (including those held by Holders of Existing Notes who vote against the Extraordinary Resolution or who take no action in connection with the EMTN Liability Management Exercise) for the relevant Good Bank Notes, Senior Stub Instruments and Cash Payment, and make the Coupon Service Payment, on the same terms as those on which the relevant Existing Notes are exchanged in the Exchange Offer. In that regard, Holders should also be aware that any such Holder who offers to exchange its Existing Notes in the Exchange Offer will also instruct a proxy to exercise the votes attached to those Existing Notes in favour of the Extraordinary Resolution at the relevant meeting(s).

In addition, Holders should be aware that, if they vote in favour of the Extraordinary Resolution proposed at the meeting convened for Holders of Existing Notes other than by way of offering in exchange their Existing Notes, then the Existing Notes of such Holder will only be exchanged in the EMTN Liability Management Exercise if the relevant Extraordinary Resolution is passed. If such Extraordinary Resolution is not passed but the Bank accepts Existing Notes offered for exchange pursuant to the relevant Exchange Offer, the Existing Notes of such aforementioned Holder shall remain outstanding in accordance with their terms.

Exchange Instructions are irrevocable except in certain limited circumstances.

It is a term of the Exchange Offers that Exchange Instructions are irrevocable from the time of their submission, except that Holders will be entitled to revoke their Exchange Instructions in certain limited circumstances as outlined in this Exchange Offer Document. Holders wishing to exercise any such right of revocation should do so in accordance with the procedures set out in paragraph 2 of Part 4 of Section B of this Exchange Offer Document. For the avoidance of doubt, any Holder who does not exercise any such right of revocation in the circumstances and in the manner provided in paragraph 2 of Part 4 of Section B of this Exchange Offer Document shall be deemed to have waived such right of revocation and its original Exchange Instruction will remain effective.

Holders will not have, in any circumstances, any right to revoke Exchange Instructions after the Expiration Deadline for any reason, including the issue of any supplement or other form of update to this Exchange Offer Document (including its appendices) which may occur during the period between the Expiration Deadline and the Final Settlement Date. In particular, Good Bank reserves the right to amend the Preliminary Prospectus to reflect any update (i) to the business description of Good Bank, (ii) to the financial information appearing in the Preliminary Prospectus or (iii) required by the JSE, the UKLA or the SIX Swiss Exchange in connection with the approval of the prospectus for the listing of the relevant Good Bank Notes. No revocation right will be granted to Holders in respect of any such updates or amendments.

Redemption Instructions are irrevocable in all circumstances.

It is a term of the Exchange Offers and the Amendment Proposals that Redemption Instructions are irrevocable from the time of their submission in all circumstances.

The participation by Holders in the Exchange Offer will result in the blocking of their Existing Notes such that they will be unable to transfer those Existing Notes.

By offering to exchange Existing Notes pursuant to any Exchange Offer by submitting a valid Exchange Instruction, Holders of Existing Notes will be required to take steps to immobilise their Existing Notes (by blocking them in a

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relevant securities account). Except where the Holder revokes its Exchange Instruction in the limited circumstances in which revocation will be permitted as outlined in this Exchange Offer Document, each Holder will not be able to transfer such Existing Notes until the earlier of (i) the date on which such Existing Notes are exchanged pursuant to the Exchange Offer (in which case those Existing Notes will be transferred to the Bank), (ii) any termination of the relevant Exchange Offer (in which case the Existing Notes will no longer be immobilised and can be transferred by such Holder); (iii) 1 July 2016 if the Settlement Condition is not fulfilled or waived (if applicable) on or before 30 June 2016 or (iv) the date (if any) on which the Extraordinary Resolution in respect of the relevant Series of Existing Notes is passed (in cases (ii) to (iv) that Holder’s Existing Notes will no longer be immobilised and can be transferred by such Holder from the Exchange Offers Results Announcement Date until but excluding the Redemption Record Date). Holders should take into account these restrictions on the transfer of their Existing Notes before deciding whether or not to participate in the Exchange Offer.

There are important differences between the Existing Notes and the Good Bank Notes and the Senior Stub Instruments.

The economic terms of the Good Bank Notes will be different from the Existing Notes in certain material respects, in particular:

•                  the nominal amount of each series of the Good Bank Notes shall be 80 per cent. of the total nominal amount outstanding in respect of the corresponding Series of Existing Notes as at the Transaction Effective Date;

•                  the final maturity date of each series of Good Bank Notes shall be the original contractual maturity date of the corresponding Series of Existing Notes, extended by the Maturity Extension Period; and

•                  although the interest periods will remain the same, interest payment dates of each series of the Good Bank Notes will be aligned to the new maturity date of such series of the Good Bank Notes. The intention is to ensure that the last Interest Period of each Good Bank Note is a full period to ensure compatibility with counterparty systems.

With respect to the relevant Series of Existing Notes, certain other differences between those securities and the Good Bank Notes for which they may be exchanged are set out in paragraph 3.2 of Part 1 of Section B of this Exchange Offer Document.

The differences described herein and therein are not the only differences between the Existing Notes and the Good Bank Notes, and Holders should ensure that they carefully review the terms of their Existing Notes and the Good Bank Notes which they may receive in the EMTN Liability Management Exercise and that they fully understand the differences (including the tax consequences thereof). Holders of Existing Notes should consult with an appropriate professional for specific advice rendered on the basis of their particular situation.

Holders of Existing Notes should note and refer to paragraph 3.3 of Part 1 of Section B for the key features and the applicable conditions to receipt of the relevant Senior Stub Instrument(s).

The tax treatment of Existing Notes may be different to the tax treatment of the Good Bank Notes and the Senior Stub Instruments. Holders are advised to consult their own professional advisers regarding the differences for them in tax treatment.

Failure to comply with the procedures of the EMTN Liability Management Exercise may result in Holders being unable to exchange their Existing Notes or attend or vote at the meetings convened for the Holders of the Existing Notes.

Holders of Existing Notes are responsible for complying with all of the procedures for participating in the EMTN Liability Management Exercise, which are set out in this Exchange Offer Document. Failure to do so may result in Holders being unable to receive Good Bank Notes, Senior Stub Instruments, the Cash Payment and the Coupon Service Payment in exchange for their Existing Notes or, as the case may be, attend or vote at the meetings convened for the Holders of the Existing Notes.

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Holders may face penalties or the unwinding of transactions unless they comply with the offer terms and Offer Restrictions.

As set out in Section E of this Exchange Offer Document, the EMTN Liability Management Exercise imposes Offer Restrictions and, in addition, Holders will be deemed to make a number of acknowledgements, representations, warranties and undertakings on submission of an Exchange Instruction or Redemption Instruction, as applicable. Failure to comply with such Offer Restrictions or any such acknowledgements, representations, warranties and undertakings could result in, among other things, the unwinding of trades and/or heavy penalties.

Responsibility to consult advisers

Holders of Existing Notes should consult their own tax, accounting, financial and legal advisers regarding the consequences (tax, accounting or otherwise) of participating in the Exchange Offers. None of the Bank, Good Bank, the Curator, SARB, the Registrar of Banks and the Exchange Agent, nor any director, partner, member, employee, agent, adviser or affiliate of any such person nor the financial, legal and other professional advisers of the Curator and the Good Bank, is acting for any holder of Existing Notes, or will be responsible to any holder of Existing Notes for providing any protections which would be afforded to its clients or for providing advice in relation to the Exchange Offers, and accordingly none of the Bank, Good Bank, the Curator, SARB, the Registrar of Banks and the Exchange Agent, nor any director, partner, member, employee, agent, adviser or affiliate of any such person nor the financial, legal and other professional advisers of the Curator and Good Bank makes any recommendation whether holders of Existing Notes should exchange or refrain from exchanging Existing Notes in the Exchange Offers.

Eligible Holders who tender their Existing Notes in the Exchange Offer may be required to recognise a substantial amount of gain for U.S. federal income tax purposes, which may exceed the Cash Payment and the Coupon Service Payment received in the Exchange Offer

A U.S. investor that receives Good Bank Notes, Senior Stub Instruments, the Cash Payment and the Coupon Service Payment in exchange for its Existing Notes pursuant to the Exchange Offer generally will be required to recognise gain for U.S. federal income tax purposes on such exchange, in an amount equal to any gain in respect of the Existing Notes exchanged, which may exceed the amount of the Cash Payment and the Coupon Service Payment received in the Exchange Offer. See Section I (“Taxation Considerations—Certain U.S. Federal Income Tax Considerations”) for more details.

The Good Bank Notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes

If the issue price of the Good Bank Notes is less than their stated principal amount by an amount equal to or greater than a statutorily defined de minimis amount, then the Good Bank Notes will be considered to have been issued with OID for U.S. federal income tax purposes. If a Good Bank Note is issued with OID, then, in addition to the stated interest on the Good Bank Note, a U.S. Holder (whether a cash or accrual method taxpayer) will be required to include in gross income (as ordinary income) OID as it accrues on a constant yield to maturity basis, before the receipt of cash payments attributable to this income. See “Taxation Considerations—Certain U.S. Federal Income Tax Considerations—The Good Bank Notes—Original Issue Discount”.

RISKS RELATED TO THE SENIOR STUB INSTRUMENTS

For risks related to the Good Bank Notes, see the “Preliminary Base Prospectus — Risk Factors — Risks relating to the Notes and markets generally”.

Payments under the Senior Stub Instruments are subject to a payment waterfall and the Senior Stub Instruments may never pay interest or be repaid.

Pursuant to condition 10 of the Senior Stub Instruments, save in the liquidation or winding-up of the Bank, the Senior Stub Instruments shall only be repayable in accordance with the distribution waterfall (as more fully described in paragraph 3.3 (Senior Stub Instruments) of Part 1 of Section B and condition 10 of Appendix D (Terms and Conditions of the Stub Instruments)). The Curator shall have an absolute discretion to determine the most appropriate time and manner to distribute any collections that may become available to creditors and there is no assurance that any amount of

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interest or principal will ever be paid on the Senior Stub Instruments. Please refer to section 5 and particularly section 5.4 of the Offer Information Memorandum where the collection prospects of the Residual Book, and the anticipated distributions in respect of the Senior Stub Instruments, are discussed in more detail. If any of the assumptions underlying the residual run off analysis turn out to be incorrect, any return on the Senior Stub Instruments could be materially and adversely affected.

Non-Transferable Senior Stub Instruments cannot be transferred.

Non-Transferable Senior Stub Instruments are, pursuant to their terms, not transferable by the holder thereof other than as set out in conditions 15.6 through 15.10 of “Appendix D—Terms and Conditions of the Stub Instruments” of this Exchange Offer Document. Any consolidation into a Transferable Senior Stub Instrument or re-categorisation of the holder of a Non-Transferable Senior Stub Instrument under condition 15.6 or 15.8, respectively, of “Appendix D—Terms and Conditions of the Stub Instruments” of this Exchange Offer Document, is subject not only to the satisfaction of the conditions set out therein but also to the sole discretion of the Bank to approve such consolidation or re-categorisation as set out in condition 15.7 or 15.9, respectively.

The Senior Stub Instruments and the Non-Transferable Senior Stub Instruments are novel instruments. There has been no prior market for the Senior Stub Instruments and the Bank cannot assure investors that an active, stable or liquid secondary market for the Transferable Senior Stub Instruments will develop.

The Senior Stub Instruments are novel instruments. Prior to the issue of the Senior Stub Instruments pursuant to the Bank Liability Management Exercise, there has been no established trading market for the Senior Stub Instruments. As a result and after initial issuances of the Transferable Senior Stub Instruments, the Bank cannot predict whether an active trading market will develop. Even after the Transferable Senior Stub Instruments are issued, if a market does develop, the market may not be liquid. As a result, investors may not be able to sell their Transferable Senior Stub Instruments easily or at prices acceptable to them.

Therefore, illiquidity may have a severely adverse effect on the market value of the Transferable Senior Stub Instruments and there can be no assurance that holders will be able to resell their Transferable Senior Stub Instruments at prices acceptable to them.

Furthermore, the Non-Transferable Senior Stub Instruments cannot be sold or transferred at all and any purported sale or transfer shall be void.

The Senior Stub Instruments may be subject to exchange rate risks and exchange controls.

The Bank will pay any principal and interest on the Senior Stub Instruments in Rand. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than Rand. These include the risk that exchange rates may significantly change (including changes due to devaluation of Rand or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over Rand or the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to Rand would decrease (i) the Investor’s Currency-equivalent yield on the Senior Stub Instruments, (ii) the Investor’s Currency-equivalent value of any principal payable on the Senior Stub Instruments and (iii) the Investor’s Currency-equivalent market value (if any) of the Senior Stub Instruments.

Dealings in Transferable Senior Stub Instruments may be subject to, amongst other things, South African exchange control regulations and holders or potential purchasers should consult their professional advisors before selling, acquiring or otherwise dealing in Transferable Senior Stub Instruments.

Legal investment considerations may restrict certain investments.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (i) the Senior Stub Instruments and the Good Bank Notes are suitable legal investments for it, (ii) the Senior Stub Instruments and the Good Bank Notes can be used as collateral for various types of borrowing and (iii) other

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restrictions apply to its acquisition or pledge of any Senior Stub Instruments or Good Bank Notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of Senior Stub Instruments and Good Bank Notes under any applicable risk-based capital or similar rules.

Because uncertificated Senior Stub Instruments are held in the CSD, investors will have to rely on their procedures for transfer (in the case of Transferable Senior Stub Instruments), payment and communication with the Bank.

Senior Stub Instruments issued by the Bank will, subject to applicable laws and the rules and procedures of the CSD and the CSDPs (the “CSD Procedures”), be issued in uncertificated form (and may be exchanged for Individual Certificates in the circumstances described in the conditions of the Senior Stub Instruments). Senior Stub Instruments held in the CSD will be issued, cleared and settled in accordance with the CSD Procedures through the electronic settlement system of the CSD. The CSD together with the relevant CSDPs will maintain records of the Senior Stub Instruments issued in uncertificated form or Beneficial Interests therein, which are held in the CSD. Investors in the Transferable Senior Stub Instruments will be able to trade their uncertificated Senior Stub Instruments or Beneficial Interests therein only through the CSD and in accordance with the CSD Procedures.

Payments of principal and/or interest in respect of uncertificated Senior Stub Instruments will be made to the CSD or relevant CSDP, as the case may be, (to the bank account specified by the CSD or relevant CSDP), and the Bank will be discharged by proper payment to the CSD or relevant CSDP (as the case may be) in respect of each amount so paid. A holder of an uncertificated Senior Stub Instruments or Beneficial Interest therein must rely on the procedures of the CSD to receive payments under the relevant Senior Stub Instruments. Each investor shown in the records of the CSD and/or the CSDPs, as the case may be, shall look solely to the CSD or the CSDPs, as the case may be, for his share of each payment so made by the Bank to the registered holder of such uncertificated Senior Stub Instruments. The Bank has no responsibility or liability for the records relating to, or payments made in respect of, such uncertificated Senior Stub Instruments or Beneficial Interests therein.

Holders in uncertificated Senior Stub Instruments and Beneficial Interests therein will exercise their rights to vote in respect of the relevant Senior Stub Instruments in accordance with the CSD Procedures.

The U.S. federal income tax characterisation of the Senior Stub Instruments is uncertain

The U.S. federal income tax characterisation of the Senior Stub Instruments is uncertain. The Senior Stub Instruments may be properly treated as debt, as equity or as a contractual non-debt/non-equity obligation for U.S. federal income tax purposes. No statutory, judicial or administrative authority directly addresses the characterisation of the Senior Stub Instruments (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the U.S. Internal Revenue Service (“IRS”) with respect to their proper characterisation and treatment. If the Senior Stub Instruments constitute equity, and African Bank is treated as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, certain materially adverse U.S. federal income tax consequences might apply to a U.S. Holder (as defined in “Taxation Considerations—Certain U.S. Federal Income Tax Considerations”) that owns Senior Stub Instruments. In addition, a U.S. Holder who owns, or who is treated as owning, PFIC stock may be required to file IRS Form 8621. U.S. Holders should consult their tax advisers regarding the proper U.S. federal income tax characterization of the Senior Stub Instruments, and the consequences of receiving, owning, receiving payments on and the redemption or other disposition of such instruments, including the possible consequences of owning stock in a PFIC.

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SECTION I
TAXATION CONSIDERATIONS

In view of the number of different jurisdictions where tax laws may apply to a Holder, this Exchange Offer Document does not discuss the tax consequences for Holders arising from the exchange of Existing Notes in the Exchange Offers for Good Bank Notes, Senior Stub Instruments and the Cash Payment, or in relation to the holding of the Existing Notes or acquisition or holding of the Good Bank Notes and Senior Stub Instruments, or arising from the Cash Payment or the Coupon Service Payment. Holders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them or to the exchange of their Existing Notes and the receipt pursuant to the Exchange Offers of Good Bank Notes, the Senior Stub Instrument, the Cash Payment and the Coupon Service Payment. Holders are liable for their own taxes and have no recourse to the Bank, Good Bank, the Curator, the SARB, the Registrar of Banks, the Exchange Agent or any of the other Relevant Persons with respect to taxes arising in connection with the Exchange Offers. Holders should, however, be aware that all payments by the Bank to a Holder of the Coupon Service Payment and the Cash Payment or arising from or in connection with the Senior Stub Instrument will be made subject to any withholding or deduction for taxes required by law. In the event that such withholding or deduction is required by law, the Bank will not be obliged to pay additional amounts in relation thereto.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the exchange of the Existing Notes pursuant to the Exchange Offer and the ownership and disposition of the Good Bank Notes and the Senior Stub Instruments. This discussion applies only to Existing Notes, Good Bank Notes and Senior Stub Instruments held as capital assets by U.S. Holders (as defined below). The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the exchange of Existing Notes and the ownership and disposition of Good Bank Notes or Senior Stub Instruments by particular investors (including consequences under the alternative minimum tax or the Medicare tax on net investment income) and does not address state, local, non-U.S. or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organisations, dealers in securities or currencies, investors that hold the Existing Notes, Good Bank Notes or Senior Stub Instruments as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, investors holding the Existing Notes, Good Bank Notes or Senior Stub Instruments in connection with a trade or business conducted outside of the United States, U.S. citizens or lawful permanent residents living abroad or investors whose functional currency is not the U.S. dollar).

As used herein, the term “U.S. Holder” means a beneficial owner of Existing Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organised under the laws of the United States or any state thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Existing Notes, Good Bank Notes or Senior Stub Instruments will depend on the status of the partner and the activities of the partnership. Prospective participants that are entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to them and their partners of the partnership’s participation in the Exchange Offer and ownership of the Good Bank Notes and Senior Stub Instruments.

This summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, as well as on the income tax treaty between the United States and South Africa (the “Treaty”), all as of the date hereof and all subject to change at any time, possibly with retroactive effect.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. IT IS NOT INTENDED TO BE RELIED UPON BY PARTICIPANTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE. ALL

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PROSPECTIVE PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER AND OWNING THE GOOD BANK NOTES AND SENIOR STUB INSTRUMENTS, INCLUDING THEIR ELIGIBILITY FOR THE BENEFITS OF THE TREATY, THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Tax Considerations for Exchanging U.S. Holders

The tax consequences of the exchange of Existing Notes for Good Bank Notes, Senior Stub Instruments, the Cash Payment and the Coupon Service Payment are not free from doubt. In particular, it is not clear whether the Existing Notes, Good Bank Notes, and/or Senior Stub Instruments qualify as “securities” for U.S. federal income tax purposes, in which case non-recognition treatment may apply to receipt of the Senior Stub Instruments and/or Good Bank Notes. To the extent it is required to do so, the Good Bank intends to take the position that the exchange of Existing Notes for Good Bank Notes, Senior Stub Instruments, the Cash Payment and the Coupon Service Payment does not qualify for non-recognition treatment under the Code and, except as otherwise stated, the remainder of this discussion assumes the exchange is so treated. Accordingly, a U.S. Holder generally should recognise gain or loss as a result of the exchange equal to the difference, if any, between the amount realised on the exchange and the U.S. Holder’s adjusted tax basis in the Existing Notes. The amount realised should be equal to the issue price of the Good Bank Notes and the issue price of the Senior Stub Instruments received (determined as described below under “—Issue Price”) plus the Cash Payment and the Coupon Service Payment received. For these purposes, the amount realised does not include any consideration received that is attributable to accrued interest on the Existing Notes.

Generally, the amount of any consideration received in exchange for a debt instrument is treated first as a payment of interest to the extent interest has accrued and then as a payment of principal. Under this rule, any consideration received with respect to accrued interest on the Existing Notes, including the Coupon Service Payment and any portion of the Senior Stub Instrument attributable to accrued interest on the Existing Notes that has not previously been included in a U.S. Holder’s income would be taxable as U.S. source ordinary interest income. However, in the case of a distressed borrower, there is limited authority addressing what portion of the consideration received in exchange for a debt instrument should be treated as a payment of interest and what portion should be treated as a payment of principal. In Revenue Ruling 2007-32, the U.S. Internal Revenue Service (the “IRS”) ruled that the accrual of income for U.S. federal income tax purposes is not required if the income is uncollectible when the right to receive the income arises or if there is no reasonable expectation that the claim will ever be paid. As a result, the extent to which the Senior Stub Instrument or the Coupon Service Payment should be treated as consideration received that is attributable to accrued interest on the Existing Notes for U.S. federal income tax purposes, if any, is unclear. U.S. Holders should consult their own tax advisers as to the proper treatment of the receipt of the Senior Stub Instrument and Coupon Service Payment for U.S. federal income tax purposes. Except as otherwise noted, the remainder of this discussion assumes that the Coupon Service Payment and a portion of the Senior Stub Instruments are treated as consideration received that is attributable to accrued interest on the Existing Notes for U.S. federal income tax purposes.

A U.S. Holder that receives non-U.S. currency on the exchange of an Existing Note generally will have an amount realised equal to the U.S. dollar value of such non-U.S. currency translated at the spot rate on the date of such exchange or, in the case of a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), on the settlement date of the exchange if such Existing Note is treated as traded on an established securities market, within the meaning of the applicable Treasury Regulations.

A U.S. Holder’s adjusted tax basis in such U.S. Holder’s Existing Notes generally will be the U.S. dollar cost (as defined below) of such Existing Notes, increased by the amount of any market discount previously included in income with respect to the Existing Notes and decreased (but not below zero) by any bond premium amortised with respect to the Existing Notes. The U.S. dollar cost of an Existing Note purchased with a non-U.S. currency generally will be the U.S. dollar value of the purchase price on the date of purchase or, in the case of a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), on the settlement date for the purchase if such Existing Note is treated as traded on an established securities market, within the meaning of the applicable Treasury regulations.

Except as described below with respect to changes in exchange rates and accrued interest, gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Existing Notes is more than one year at the time of the exchange. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates if such U.S. Holder has a holding period greater than one year. The deductibility of capital losses is subject to significant limitations.

A U.S. Holder generally will realise foreign currency exchange gain or loss upon the exchange (as ordinary income or loss from sources within the United States) if there is any difference between (i) the spot rate on the date such U.S. Holder acquired such Existing Note and (ii) the spot rate on the date or exchange or the date the payment in respect of

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such exchange is received, as applicable. Such foreign currency exchange gain or loss, together with any foreign currency exchange gain or loss realised in respect of accrued interest, generally will be realised only to the extent of the total gain or loss realised by such U.S. Holder on the exchange (as described above).

A U.S. Holder’s holding period for a Good Bank Note received in the exchange would commence on the date immediately following the date of the exchange and the U.S. Holder’s initial tax basis in the Good Bank Note would be the issue price of the Good Bank Note (determined as described below).

Issue Price

Because the Good Bank Notes are being issued as part of an “investment unit” for U.S. federal income tax purposes, their issue price will depend, in part, on the relative fair market values of the Good Bank Notes and the Senior Stub Instruments. Accordingly, the issue price, the amount of original issue discount (“OID”), if any, the issue date and the yield to maturity of the Good Bank Notes will be made available to U.S. Holders upon request to Aasha Patel, Head: Treasury Funding at +27 11 564 6646.

The Good Bank Notes

Payments of Interest

General. Interest received by a U.S. Holder on a Good Bank Note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on such U.S. Holder’s method of accounting for U.S. federal income tax purposes, reduced by the allocable amount of amortisable bond premium, subject to the discussion below. Interest paid by the Good Bank on the Good Bank Notes and OID, if any, accrued with respect to the Good Bank Notes (as described below under “—Original Issue Discount”) constitutes income from sources outside the United States.

Payments of Interest on the Good Bank CHF Notes. The amount of interest recognised by a cash basis U.S. Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

An accrual basis U.S. Holder may determine the amount of income recognised with respect to an interest payment denominated in a non-U.S. currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, in the case of an accrual period that spans two taxable years of a U.S. Holder, the part of the period within each taxable year).

Under the second method, the U.S. Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within each taxable year). Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period, an electing accrual basis U.S. Holder may instead translate the accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the IRS.

Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Good Bank CHF Note) denominated in non-U.S. currency, the accrual basis U.S. Holder may recognise U.S. source exchange gain or loss (taxable as U.S. source ordinary income or loss ) equal to the difference between the amount received (translated into U.S. dollars at the spot rate on the date of receipt) and the amount previously accrued, regardless of whether the payment is in fact converted into U.S. dollars.

Effect of South African Withholding Taxes. For U.S. Holders that are eligible for benefits under the Treaty, any withholding tax on the Good Bank Notes is eliminated. In the event that any South African withholding tax is deducted from payments of interest or OID, the Good Bank is liable for the payment of additional amounts to U.S. Holders (see “Terms and Conditions of the Notes—Taxation” of the Preliminary Prospectus) so that U.S. Holders receive the same amounts they would have received had no South African withholding taxes been imposed. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of South African taxes withheld by the Good Bank with respect to a Good Bank Note, and as then having paid over the withheld taxes to the South African taxing authorities. As a result of this rule, the amount of interest income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of interest or OID may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from the Good Bank with respect to the payment.

Subject to certain limitations, a U.S. Holder generally will be entitled to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for South African income taxes withheld by the

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Good Bank. Interest generally will constitute “passive category income” for purposes of the foreign tax credit. The rules governing foreign tax credits are complex. Prospective participants should consult their tax advisers concerning the foreign tax credit implications of South African withholding taxes.

Original Issue Discount

General. Unless the Good Bank Notes are treated as issued with less than a statutorily defined de minimis amount of OID, a U.S. Holder will be required to include a portion of the OID in gross income as interest in each taxable year or portion thereof in which the U.S. Holder holds the Good Bank Notes even if the U.S. Holder has not received a cash payment in respect of the OID.

The Good Bank Notes will not be treated as issued with less than a statutorily defined de minimis amount of OID if the amount of OID is equal to or more than 0.25 per cent. multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity from the issue date. The amount of a Good Bank Note’s OID is the excess of the Good Bank Note’s stated redemption price at maturity over its issue price (as calculated above). In general, the stated redemption price at maturity of a Good Bank Note is the total of all payments provided by the Good Bank Notes that are not payments of qualified stated interest. In general, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate.

U.S. Holders of Good Bank Notes must include OID in income calculated on a constant-yield method before the receipt of cash attributable to the income, and generally will have to include in income increasingly greater amounts of OID over the life of the Good Bank Notes. The amount of OID includible in income by a U.S. Holder of a Good Bank Note is the sum of the daily portions of OID with respect to the Good Bank Note for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds the Good Bank Note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Good Bank Note may be of any length selected by the U.S. Holder and may vary in length over the term of the Good Bank Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Good Bank Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Good Bank Note’s adjusted issue price at the beginning of the accrual period and the Good Bank Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of interest on the Good Bank Note allocable to the accrual period. The “adjusted issue price” of a Good Bank Note at the beginning of any accrual period is the issue price of the Good Bank Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of payments previously made on the Good Bank Note that were not interest payments.

With respect to the Good Bank CHF Notes, OID for each accrual period will be determined in Swiss francs and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder, as described above under “—Payments of Interest”. Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Good Bank Note), a U.S. Holder may recognise U.S. source exchange gain or loss (taxable as ordinary income or loss) equal to the difference between the amount received (translated into U.S. dollars at the spot rate on the date of receipt) and the amount previously accrued, regardless of whether the payment is in fact converted into U.S. dollars.

Amortisable Bond Premium

If a U.S. Holder’s tax basis in a Good Bank Note received in the exchange is greater than its principal amount, the U.S. Holder will be considered to have acquired the Good Bank Note with amortisable bond premium in the amount of such excess. A U.S. Holder may elect to amortise this bond premium, using a constant-yield method, over the remaining term of the Good Bank Note. A U.S. Holder generally may use the amortisable bond premium allocable to an accrual period to offset stated interest otherwise required to be included in income with respect to the Good Bank Note in that accrual period. An election to amortise bond premium applies to all taxable debt obligations then owned or thereafter acquired and may be revoked only with the consent of the IRS. Bond premium on an instrument denominated in a currency other than the U.S. dollar is computed in units of that currency and reduces interest income determined in units of that currency (which is then translated under the rules described above). Foreign currency exchange gain or loss is recognised by treating the portion of premium amortised during a period as if it were a principal payment.

Sale and Retirement of the Good Bank Notes

A U.S. Holder generally will recognise gain or loss on the sale or retirement of a Good Bank Note equal to the difference between the amount realised on the sale or retirement and the U.S. Holder’s adjusted tax basis in the Good

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Bank Note. A U.S. Holder’s tax basis in the Good Bank Note will initially be determined as described above under “—Tax Considerations for Exchanging U.S. Holders” increased by the amount of any OID included in the U.S. Holder’s income with respect to the Good Bank Note and reduced by any amortised bond premium. For these purposes, the amount realised does not include any amount attributable to accrued interest, which is treated as described under “—Payments of Interest” above.

The amount realised on a sale or retirement for an amount in non-U.S. currency will be the U.S. dollar value of this amount on the date of sale or retirement, or the settlement date for the sale, in the case of Good Bank Notes traded on an established securities market, within the meaning of the applicable Treasury Regulations, sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects). A U.S. Holder will recognise U.S. source exchange rate gain or loss (taxable as ordinary income or loss) on the sale or retirement of a Good Bank Note equal to the difference, if any, between the U.S. dollar values of the U.S. Holder’s purchase price for the Good Bank Note (as adjusted for amortised bond premium, if any) (i) on the date of sale or retirement and (ii) the date on which the U.S. Holder acquired the Good Bank Note. Any such exchange rate gain or loss (including any exchange gain or loss with respect to the receipt of accrued but unpaid interest) will be realised only to the extent of total gain or loss realised on the sale or retirement. Except to the extent attributable to changes in exchange rates, gain or loss recognised by a U.S. Holder on the sale or retirement of a Good Bank Note will be capital gain or loss and will be long-term capital gain or loss if the Good Bank Note was held by the U.S. Holder for more than one year.

Gain or loss realised by a U.S. Holder on the sale or retirement of a Good Bank Note generally will be U.S. source. Prospective purchasers should consult their tax advisers as to the foreign tax credit implications of the sale or retirement of Good Bank Notes.

The Senior Stub Instruments

The U.S. federal income tax characterisation of the Senior Stub Instruments is uncertain. The Senior Stub Instruments may be properly treated as debt, as equity or as a contractual non-debt/non-equity obligation for U.S. federal income tax purposes. No statutory, judicial or administrative authority directly addresses the characterisation of the Senior Stub Instruments (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterisation and treatment. If the Notes constitute equity, and African Bank is treated as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, certain materially adverse U.S. federal income tax consequences might apply to a U.S. Holder that owns Senior Stub Instruments. In addition, a U.S. Holder who owns, or who is treated as owning, PFIC stock may be required to file IRS Form 8621. U.S. Holders should consult their tax advisers regarding the proper U.S. federal income tax characterisation of the Senior Stub Instruments, and the consequences of receiving, owning, receiving payments on and the redemption or other disposition of such instruments, including the possible consequences of owning stock in a PFIC.

Backup Withholding and Information Reporting

Payments made with respect to the Exchange Offer and payments of principal and interest and accruals of OID on, and the proceeds of sale or other disposition of Good Bank Notes and Senior Stub Instruments by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments, including payments of accrued OID, if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to comply with applicable certification requirements. Certain U.S. Holders are not subject to backup withholding. U.S. Holders should consult their tax advisers about these rules and any other reporting obligations that may apply to the ownership or disposition of Good Bank Notes or Senior Stub Instruments, including requirements related to the holding of certain foreign financial assets.

Reportable Transactions

A U.S. taxpayer that participates in a “reportable transaction” will be required to disclose its participation to the IRS. Under the relevant rules, if the Existing Notes, Good Bank Notes, or Senior Stub Instruments are denominated in a non-U.S. currency, a U.S. Holder may be required to treat a foreign currency exchange loss from the Existing Notes, Good Bank Notes, or Senior Stub Instruments as a reportable transaction if this loss exceeds the relevant threshold in the regulations (U.S.$50,000 in a single taxable year, if the U.S. Holder is an individual or trust, or higher amounts for other non-individual U.S. Holders), and to disclose its investment by filing Form 8886 with the IRS. A penalty in the amount of U.S.$10,000 in the case of a natural person and U.S.$50,000 in all other cases generally is imposed on any taxpayer that fails to timely file an information return with the IRS with respect to a transaction resulting in a loss that is treated as a reportable transaction. Prospective participants are urged to consult their tax advisers regarding the application of these rules.

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SECTION J
EXCHANGE AGENT

The Bank has retained Lucid Issuer Services Limited to act as Exchange Agent in respect of the Exchange Offers pursuant to the EMTN Liability Management Exercise.

The Exchange Agent and its affiliates may contact Holders regarding the EMTN Liability Management Exercise and may request brokerage houses, custodians, nominees, fiduciaries and others to forward this Exchange Offer Document and related materials to Holders.

The Exchange Agent is an agent of the Bank and owes no duty to any Holder.

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SECTION K
GENERAL NOTICES AND IMPORTANT INFORMATION

No person has been authorised to give any information or make any representations other than those contained in this Exchange Offer Document (including the Preliminary Prospectus, the Offer Information Memorandum and any documents incorporated therein by reference) and, if given or made, such information or representations must not be relied upon as having been so authorised.

The contents of this Exchange Offer Document and any information referred to herein should not be construed as legal, financial, accounting or tax advice. This Exchange Offer Document is for your information only and nothing in this Exchange Offer Document is intended to endorse or recommend a particular course of action. Each Holder should consult its own accountant or legal, financial and/or tax advisers for advice.

None of the Relevant Persons:

(A)                              accepts any responsibility whatsoever for the contents of this Exchange Offer Document and/or the information referred to herein, including in relation to the accuracy, completeness and/or verification thereof, and/or for any other statement made or purported to be made by any of them, or on behalf of any of them, in connection with the Exchange Offers, the Bank, Good Bank, the Existing Notes, the Good Bank Notes, the Senior Stub Instrument and/or the Restructuring (including the EMTN Liability Management Exercise) or any part thereof, or any other matter referred to in this Exchange Offer Document, or for any failure by the Bank to disclose events that may have occurred and may affect the significance or accuracy of the information in this Exchange Offer Document; or

(B)                              expresses any view on the merits of, or makes any representation or recommendation whatsoever regarding, the Restructuring (including the EMTN Liability Management Exercise) or any part thereof, including (without limitation) as to whether or not Holders should participate in the Restructuring (including the EMTN Liability Management Exercise) or any part thereof.

Each of the Relevant Persons disclaims all and any liability whatsoever arising in tort, contract or otherwise which any of them might otherwise have in respect of this Exchange Offer Document and/or any information referred to herein or any such statement.

No offer is being made in connection with the Restructuring (including the EMTN Liability Management Exercise) or any part thereof, in any jurisdiction in which the making of the offer would not be in compliance with the laws or regulations of such jurisdictions.

Websites

Any information (other than contained in this Exchange Offer Document (including its appendices)) regarding the Bank, Good Bank, the Restructuring (including the EMTN Liability Management Exercise) or any part thereof, the Existing Notes, the Good Bank Notes, the Senior Stub Instrument, the Cash Payment and/or the Coupon Service Payment appearing on the website of the Bank, Good Bank or any other person is for convenience only, does not form part of this Exchange Offer Document and should not be relied upon by Holders making a decision whether or not to participate in the EMTN Liability Management Exercise.

Such Holders should have regard only to this Exchange Offer Document (including its appendices) and any documents incorporated herein by reference and are strongly recommended to read them carefully in full.

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SECTION L
STATUS OF CURATOR AND LIABILITY

Any reference to the “Curator” in this Exchange Offer Document will be construed as including any person who is appointed as a curator of the Bank in substitution for any curator of the Bank or as an additional curator of the Bank in conjunction with any other curator of the Bank.

The Curator has authorised the publication of this Exchange Offer Document in his capacity as duly appointed curator of the Bank, acting in terms of his express and implied powers in terms of and pursuant to section 69(1)(a) of the Banks Act, any other applicable legislation and the common law, for and on behalf of the Bank and neither he, his firm, nor its members, partners, directors, officers, employees, nor any of their respective agents, advisers or representatives will incur any personal liability whatever in respect of any of the obligations undertaken by the Bank; or in respect of any failure on the part of the Bank to observe, perform or comply with any such obligations; or under or in relation to any associated arrangements or negotiations; or under any document or assurance made pursuant to this Exchange Offer Document. The exclusion of liability set out in this paragraph will arise and continue notwithstanding the termination of the appointment of the Curator and will operate as a waiver of any and all claims (including, but not limited to, claims in delict as well as under the laws of contract).

The Curator, his firm, its members, partners, directors, officers, employees and each of their respective agents, advisers and representatives, and SARB, the Registrar of Banks and Good Bank and their respective members, partners, directors, officers, employees and agents will be entitled to rely on any paragraph of this Exchange Offer Document which expressly or by necessary implication confers any benefits upon them as if they were a party to it.

Any duty to observe confidentiality arising under or pursuant this Exchange Offer Document or otherwise will not apply to information disclosed in the exercise of the statutory duties of the Curator or to the extent required by current insolvency practice or to enable the Curator properly to carry out the duties of his office.

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APPENDIX A

PRELIMINARY BASE PROSPECTUS IN RESPECT OF THE U.S.$6,000,000,000
EURO MEDIUM TERM NOTE PROGRAMME OF GOOD BANK

APPENDIX A

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the base prospectus attached to this electronic transmission (the “Base Prospectus”) and you are therefore advised to read this disclaimer carefully before reading, accessing or making any other use of the Base Prospectus. In accessing the Base Prospectus, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access. You acknowledge that you will not forward this electronic transmission or the Base Prospectus to any other person.

Confirmation of Your Representation: By accessing the Base Prospectus you are deemed to have agreed with K2014176899 (SOUTH AFRICA) LIMITED (the “Issuer” or, as referred to in the Annexure to this Base Prospectus, “Good Bank”) that (i) you have understood and agree to the terms set out herein, (ii) you are not a U.S. person (within the meaning of Regulation S of the United States Securities Act 1933, as amended (the “Securities Act”)), and are not acting for the account or benefit of any U.S. person, and that the electronic mail address you have given to us is not located in the United States, its territories and possessions, (iii) you consent to delivery by electronic transmission, (iv) you will not transmit the Base Prospectus (or any copy of it or part thereof) or disclose, whether orally or in writing, any of its contents to any other person and (v) you acknowledge that you will make your own assessment regarding any legal, taxation or other economic considerations with respect to your decision to subscribe for or purchase any of the Notes.

You are reminded that the Base Prospectus has been delivered to you on the basis that you are a person into whose possession the Base Prospectus may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not, nor are you authorised to, deliver the Base Prospectus, electronically or otherwise, to any other person and in particular to any U.S. person or to any U.S. address. Failure to comply with this directive may result in a violation of the Securities Act or the applicable securities laws of other jurisdictions.

RESTRICTIONS: NOTHING IN THIS ELECTRONIC TRANSMISSION CONSTITUTES AN OFFER OF SECURITIES FOR SALE IN THE UNITED STATES OR ANY OTHER JURISDICTION WHERE IT IS UNLAWFUL TO DO SO.

ANY NOTES TO BE ISSUED HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, SUBJECT TO CERTAIN EXCEPTIONS, IN THE UNITED STATES OR TO U.S. PERSONS.

THE BASE PROSPECTUS MAY NOT BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. DISTRIBUTION OR REPRODUCTION OF THE BASE PROSPECTUS IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE SECURITIES ACT OR THE APPLICABLE SECURITIES LAWS OF OTHER JURISDICTIONS. IF YOU HAVE GAINED ACCESS TO THIS TRANSMISSION CONTRARY TO ANY OF THE FOREGOING RESTRICTIONS, YOU ARE NOT AUTHORISED, AND WILL NOT BE ABLE, TO PURCHASE ANY OF THE SECURITIES DESCRIBED HEREIN.

Under no circumstances shall the Base Prospectus constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The Base Prospectus is not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of the Base Prospectus is only being made to those persons falling within Article 19(5) or Article 49(2)(a) to (e) of the Financial Services and Markets Act 2000 (Financial Promotion)

Order 2005, or to other persons to whom this Base Prospectus may otherwise be distributed without contravention of section 21 of the Financial Services and Markets Act 2000, or any person to whom it may otherwise lawfully be made. This communication is being directed only at persons having professional experience in matters relating to investments and any investment or investment activity to which this communication relates will be engaged in only with such persons. No other person should rely on it.

The Base Prospectus has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently none of the Issuer, any director, officer, employee or agent of the Issuer or any affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Base Prospectus distributed to you in electronic format and the hard copy version available to you on request from the Issuer.

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SOLICITING AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED. THIS PRELIMINARY PROSPECTUS IS AN ADVERTISEMENT AND IS NOT A PROSPECTUS FOR THE PURPOSES OF EU DIRECTIVE 2003/71/EC, AS AMENDED (THE “DIRECTIVE”) AND/OR PART VI OF THE FINANCIAL SERVICES AND MARKETS ACT 2000. A FINAL FORM PROSPECTUS WILL BE PREPARED AND MADE AVAILABLE TO THE PUBLIC IN ACCORDANCE WITH THE DIRECTIVE. THE FINAL FORM PROSPECTUS, WHEN PUBLISHED, WILL BE AVAILABLE ON THE WEBSITE OF THE LONDON STOCK EXCHANGE.

PRELIMINARY PROSPECTUS DATED 4 FEBRUARY 2016

K2014176899 (SOUTH AFRICA) LIMITED

(Registration number: 2014/176899/06)
(incorporated with limited liability in the Republic of South Africa)

To change its name to AFRICAN BANK LIMITED (Registration Number 2014/176899/06) by the date any

Notes are issued hereunder

U.S.$ 6,000,000,000
Euro Medium Term Note Programme

Under the Euro Medium Term Note Programme described in this Base Prospectus (the “Programme”), K2014176899 (SOUTH AFRICA) LIMITED (registration number 2014/176899/06) (the “Issuer” or, as referred to in the Annexure to this Base Prospectus, “Good Bank”), subject to compliance with all relevant laws, regulations and directives, may from time to time issue medium term notes (the “Notes”, which expression shall include (i) Senior Notes and/or (ii) Notes which are subordinated and with terms capable of qualifying such Notes as Tier 2 Capital (“Tier 2 Notes”), each as defined under the section of this Base Prospectus headed “Terms and Conditions of the Notes” (the “Terms and Conditions”). The aggregate nominal amount of Notes outstanding will not at any time exceed U.S.$ 6,000,000,000 (or its equivalent in other currencies).

This Base Prospectus has been approved by the Financial Conduct Authority (the “FCA”) in its capacity as competent authority for the purposes of the Prospectus Directive (as defined herein) and relevant implementing measures in the United Kingdom (the “UK Listing Authority”) as a base prospectus issued in compliance with the Prospectus Directive and relevant implementing measures in the United Kingdom for the purposes of giving information with regard to the issue of the Notes described in this Base Prospectus for the period of 12 months from the date of this Base Prospectus. Application has been made for such Notes to be admitted to the official list (the “Official List”) of the FCA and to the London Stock Exchange plc (the “London Stock Exchange”) and for such Notes to be admitted to trading on the London Stock Exchange’s regulated market (the “Market”). References in this Base Prospectus to Notes being “listed” (and all related references) shall mean that such Notes have been admitted to the Official List and have been admitted to trading on the Market. The Market is a regulated market for the purposes of Directive 2004/39/EC on markets in financial instruments (the “Markets in Financial Instruments Directive”). The Programme also permits Notes to be issued on the basis that they will not be admitted to listing, trading and/or quotation by a competent authority, stock exchange and/or quotation system or that they will be admitted to listing, trading and/or quotation by such other or further competent authorities, stock exchanges and/or quotation systems as may be agreed with the Issuer. The relevant final terms (the “Final Terms”) in respect of the issue of any Notes will specify whether or not such Notes will be listed on the Official List and admitted to trading on the Market (or any other stock exchange or quotation system). In the case of PD Exempt Instruments (as defined below) references to the Final Terms contained in this Base Prospectus shall be construed as references to the pricing supplement contained in this Base Prospectus (the “Pricing Supplement”).

References in this Base Prospectus to “PD Exempt Instruments” are to instruments for which no prospectus is required to be published under the Prospectus Directive (as defined herein). For the purposes of any PD Exempt Instruments issued pursuant to this Programme, this document does not constitute a base prospectus within the meaning of Article 2.1 of the Prospectus Directive and will not constitute listing particulars. Information contained in this Base Prospectus regarding PD Exempt Instruments and any pricing supplement documents relating thereto shall not be deemed to form part of this Base Prospectus and the UK Listing Authority has neither approved nor reviewed information contained in this Base Prospectus in connection with the offering and sale of PD Exempt Instruments or in the related pricing supplement documents to which the PD Exempt Instruments are subject.

The Notes are of a speculative nature and investing in them involves substantial risks. Prior to any decision to invest in the Notes, prospective investors should have regard to the risks described under “Risk Factors” in this Base Prospectus and should seek independent professional advice.

The Notes of each tranche (each, a “Tranche”) issued in bearer form (“Bearer Notes”) will initially be represented by a temporary global note in bearer form, without interest coupons (each a “Temporary Global Note”), and will be sold in “offshore transactions’’ within the meaning of Regulation S (“Regulation S”) under the United States Securities Act 1933, as amended (the “Securities Act”). Interests in Temporary Global Notes will be exchangeable for interests in permanent global notes (each a “Permanent Global Note” and, together with the Temporary Global Notes, the “Global Notes”), or if so stated in the relevant Final Terms, definitive Notes (the “Definitive Notes”), after the date falling 40 days after the completion of the distribution of the relevant Tranche of Notes upon certification as to non-U.S. beneficial ownership. Interests in Permanent Global Notes will be exchangeable for Definitive Notes in whole but not in part in the limited circumstances described under “Summary of Provisions Relating to the Notes While in Global Form”. Global Notes may be deposited on the issue date with a common depositary (the “Common Depositary”) on behalf of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or such other clearing systems as shall be determined by the Issuer. Bearer Notes are subject to U.S. tax law requirements.

The Notes of each Tranche issued in registered form (“Registered Notes”) will be sold in “offshore transactions” within the meaning of Regulation S and will be represented by registered certificates (each a “Certificate”, one Certificate being issued in respect of each Noteholder’s entire holding of Registered Notes of one Tranche) and may be represented by a permanent registered global certificate (each, a “Global Certificate”) without interest coupons and Certificates may, and Global Certificates will, be deposited on the relevant issue date either with (a) in the case of a Series intended to be cleared through Euroclear and/or Clearstream, Luxembourg, a Common Depositary or (b) in the case of a Series intended to be cleared through a clearing system other than, or in addition to, Euroclear and/or Clearstream, Luxembourg, or delivered outside a clearing system, as determined by the Issuer. The provisions governing the exchange of interests in the Global Certificates for individual Certificates in certain limited circumstances are described in “Summary of Provisions relating to the Notes while in Global Form”.

In the case of any Notes which are to be admitted to trading on a regulated market within the European Economic Area (the “EEA”) or offered to the public in a Member State of the EEA in circumstances which require the publication of a Prospectus under the Prospectus Directive, the minimum specified denomination (each a “Specified Denomination”) shall be €100,000 (or its equivalent in any other currency as at the date of issue of the relevant Notes).

In the case of any Notes offered to prospective investors in the Republic of South Africa (“South Africa”), other than investors contemplated in section 96(1)(a) of the South African Companies Act 2008, as amended (the “Companies Act”) or an identified investor or identified investors who do not constitute the public or a section of the public as contemplated in the Companies Act, or in terms of an offer made pursuant to another exemption contemplated in section 96(1) of the Companies Act, the Specified Denomination shall not be less than R1,000,000 (or its equivalent in any other currency as at the date of the issue of the relevant Notes) for a single addressee acting as principal or such higher amount as may be prescribed from time to time in accordance with the procedures of the Companies Act.

Residents of South Africa and their off-shore Subsidiaries are restricted from subscribing for or purchasing Notes. For further details on these restrictions, see “Exchange Controls”.

The Notes have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States and, subject to certain exceptions, may not be offered, sold, pledged or otherwise transferred in the United States or to U.S. persons. For a description of these and certain further restrictions on offers, sales and transfers of Notes and distribution of this Base Prospectus, see “Subscription and Sale”.

As described further in this Base Prospectus, the prior written approval, for exchange control purposes, of the Financial Surveillance Department (“FinSurv”) of the South African Reserve Bank (the “SARB”) is required for the issue of Notes issued under this Programme. In addition, in respect of an issue of Tier 2 Notes, the prior approval of the Registrar of Banks in South Africa (the “Registrar of Banks”) is required. The approval of the Registrar of Banks is not required for the issue of Senior Notes as at the date of this Base Prospectus.

The Issuer has received a preliminary global scale foreign currency long-term issuer rating of B+, a preliminary rating of [•] in respect of the Programme and a preliminary rating of [•] in respect of Senior Notes to be issued under the Programme from Standard & Poor’s Rating Service Europe Limited (“S&P”). S&P is established in the European Union and is registered under Regulation (EC) No. 1060/2009 (the “CRA Regulation”). The Issuer may, at any time, obtain a final rating for itself, this Programme or any issue of Notes pursuant to this Programme . Tranches of Notes to be issued under the Programme may be rated or unrated. Where a Tranche of Notes is to be rated, such rating will not necessarily be the same as the ratings assigned to the Issuer, the Programme or the Senior Notes to be issued under the Programme. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Where Notes to be issued under the Programme are to be rated, the applicable rating(s) will be specified in the relevant Final Terms.

The date of this Base Prospectus is [•] 2016

This Base Prospectus comprises a base prospectus for the purposes of the Prospectus Directive and for the purpose of giving information with regard to the Issuer and the Notes which, according to the particular nature of the Issuer and of the Notes, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profit and losses and prospects of the Issuer.

The Issuer accepts responsibility for the information contained in this Base Prospectus. To the best of the knowledge and belief of the Issuer (which has taken all reasonable care to ensure that such is the case) the information contained in this Base Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

This Base Prospectus should be read and construed with any amendment or supplement hereto and with any other documents incorporated herein by reference (see “Documents Incorporated by Reference” below). Further, in relation to any Series of Notes, this Base Prospectus should be read and construed together with the relevant Final Terms.

No person has been authorised to give any information or to make any representation other than those contained in this Base Prospectus in connection with the issue or sale of the Notes and, if given or made, such information or representation must not be relied upon as having been authorised by the Issuer.

Neither the delivery of this Base Prospectus or any Final Terms nor the offering, sale, or delivery of any Note shall, under any circumstances, create any implication that the information contained in this Base Prospectus is accurate subsequent to the date hereof or that there has been no change in the affairs of the Issuer since the date hereof or the date upon which this Base Prospectus has been most recently amended or supplemented or that there has been no adverse change in the financial position of the Issuer since the date hereof or the date upon which this Base Prospectus has been most recently amended or supplemented or that any other information supplied in connection with the Programme is correct as of any time subsequent to the date on which it is supplied or, if different, the date indicated in the document containing the same.

The distribution of this Base Prospectus and any Final Terms and the offering, sale or delivery of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this Base Prospectus or any Final Terms comes are required by the Issuer to inform themselves about and to observe any such restriction. For a description of certain restrictions on offers, sales and deliveries of Notes and on distribution of this Base Prospectus and any Final Terms and other offering material relating to the Notes, see “Subscription and Sale”. In particular, the Notes have not been and will not be registered under the Securities Act and Bearer Notes are subject to U.S. tax law requirements. Subject to certain exceptions, the Notes may not be offered or sold or, in the case of Bearer Notes, delivered within the United States or to U.S. persons. Notes may be offered and sold outside the United States in reliance on Regulation S.

This Base Prospectus does not constitute an offer of, or an invitation by or on behalf of the Issuer to subscribe for, or purchase, any Notes. Neither this Base Prospectus nor any Final Terms nor any financial statements are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by the Issuer that any recipient of this Base Prospectus or any Final Terms or any financial statements should purchase the Notes. Each potential purchaser of Notes should determine for itself the relevance of the information contained in this Base Prospectus and any Final Terms and its purchase of Notes should be based upon such investigation as it deems necessary. In connection with the issue of any Tranche of Notes, the manager or managers (if any) named as the stabilising manager(s) (the “Stabilising Manager(s)”) (or persons acting on behalf of any Stabilising Manager(s)) in the relevant Final Terms may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilising Manager(s) (or persons acting on behalf of a Stabilising Manager(s)) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant

Tranche of Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant Tranche of Notes and 60 days after the date of the allotment of the relevant Tranche of Notes. Any stabilisation action or over-allotment must be conducted by the relevant Stabilising Manager(s) (or persons acting on behalf of any Stabilising Manager(s)) in accordance with all applicable laws and rules.

Except to the extent expressly provided in any offer documentation pertaining to the relevant Notes, this Base Prospectus has been prepared by the Issuer for use in connection with the offer and sale of the Notes outside the United States in compliance with Regulation S under the Securities Act and the admission of the Notes to the Official List and to trading on the Market. The Issuer reserves the right to reject any offer to purchase the Notes, in whole or in part, for any reason. Except to the extent expressly provided in any offer documentation pertaining to the relevant Notes, this Base Prospectus does not constitute an offer to any person in the United States or to any U.S. person. Except to the extent expressly provided in any offer documentation pertaining to the relevant Notes, distribution of this Base Prospectus by any non-U.S. person outside the United States or to any other person within the United States, other than those persons, if any, retained to advise such non-U.S. person, is unauthorised and any disclosure without the prior written consent of the Issuer of any of its contents to any such U.S. person or other person within the United States, other than those persons, if any, retained to advise such non-U.S. person is prohibited.

The Notes may not be a suitable investment for all investors. Each potential investor in any Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

•                               have sufficient knowledge and experience to make a meaningful evaluation of the relevant Notes, the merits and risks of investing in the relevant Notes and the information contained or incorporated by reference in this Base Prospectus or any applicable supplement;

•                               have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the relevant Notes and the impact such investment will have on its overall investment portfolio;

•                               have sufficient financial resources and liquidity to bear all of the risks of an investment in the relevant Notes, including where principal or interest is payable in one or more currencies, or where the currency for principal or interest payments is different from the investor’s currency;

•                               understand thoroughly the terms of the relevant Notes and be familiar with the behaviour of any relevant indices and financial markets; and

•                               be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Some Notes are complex financial instruments and such instruments may be purchased as a way to reduce risk or enhance yield with an understood, measured, appropriate addition of risk to their overall portfolios. A potential investor should not invest in Notes which are complex financial instruments unless it has the expertise (either alone or with the help of a financial adviser) to evaluate how the Notes will perform under changing conditions, the resulting effects on the value of such Notes and the impact this investment will have on the potential investor’s overall investment portfolio.

In this Base Prospectus, unless otherwise specified, references to a “Member State” are references to a Member State of the European Economic Area, references to “South Africa” are references to the Republic of South Africa, references to “U.S.$”, “U.S. dollars” or “dollars” are to United States dollars, references to “euro”, “€” and “EUR” are to the single currency introduced at the start of the third stage of European Economic and

Monetary Union pursuant to the Treaty establishing the European Community, as amended, references to “ZAR”, “R” or “Rand” are to South African rand, references to “£” and “sterling” are to the lawful currency of the United Kingdom, references to “SFr”, “Swiss Franc” and “CHF” are to the lawful currency of Switzerland and references to “Renminbi”, “CNH” and “RMB” are to the lawful currency of the People’s Republic of China excluding Taiwan and Hong Kong and the Macau Special Administrative Region (“PRC”).

References to Final Terms in this Prospectus includes references to the Pricing Supplement (which is applicable in respect of PD Exempt Instruments only), where appropriate.

NOTICE TO SOUTH AFRICAN INVESTORS

The Notes may not be and, accordingly, are not being offered or sold to the public in South Africa. Accordingly, any offer of Notes is not intended to be an “offer to the public” as defined in section 95(l)(h) of the Companies Act and this Base Prospectus does not, nor is it intended to, constitute a prospectus prepared and registered under the Companies Act. Accordingly:

(a)             no offer of Notes will be made to any person in South Africa; or alternatively

(b)             to the extent that any such offer is made, its minimum Specified Denomination shall be R1,000,000 for a single addressee acting as principal or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the Companies Act, unless such offer is made to certain investors contemplated in section 96(1)(a) of the Companies Act, or pursuant to another exemption contemplated in section 96(1) of the SA Companies Act, or made in an issuance to an identified investor or to identified investors who do not constitute the public or a section of the public as contemplated in the Companies Act.

No South African residents or other offshore subsidiary may subscribe for or purchase any of the Notes or beneficially own or hold any or the Notes unless such subscription, purchase or beneficial holding or ownership is otherwise permitted under the South African Exchange Control Regulations, 1961 promulgated pursuant to the Currency and Exchanges Act, 1933 (the “Exchange Control Regulations”) or the rulings promulgated thereunder or specific approval has been obtained from the FinSurv of SARB. Notes will not be advertised to, or offers for subscription or sale solicited from, investors in South Africa. For further details on these restrictions, see “Exchange Controls”.

NOTICE TO UK INVESTORS

This Base Prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) persons falling within Article 49(2)(a) to (e) (“high net worth companies, unincorporated associations, etc.”) of the Order (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe for, purchase or otherwise acquire such Notes will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this Base Prospectus or any of its contents.

NOTICE TO EEA INVESTORS

This Base Prospectus has been prepared on the basis that, except to the extent sub-paragraph (ii) below may apply, any offer of Notes in any Member State of the EEA which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of an offering contemplated in this Base Prospectus as completed by the Final Terms in relation to the offer of those Notes may only do so (i) in circumstances in which no obligation arises for the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer, or (ii) if a prospectus for such offer has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and (in either case) published, all in accordance with the Prospectus Directive, provided that any such prospectus has subsequently been completed by final terms which specify that offers may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State and such offer is made in the period beginning and ending on the dates specified for such purpose in such prospectus or final terms, as applicable, and the Issuer has consented in writing to its use for the purpose of such offer. Except to the extent sub-paragraph (ii) above may apply, the Issuer has not authorised, nor does it authorise, the making of any offer of Notes in circumstances in which an obligation arises for the Issuer to publish or supplement a prospectus for such offer. Unless otherwise specified, references in this Base Prospectus to the “Prospectus Directive” mean Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and include any relevant implementing measure in the Relevant Member State.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have previously been published and have been approved by the FCA (or its predecessor, the Financial Services Authority) or filed with it, shall be deemed to be incorporated in, and to form part of, this Base Prospectus:

(1)                       The audited financial statements of African Bank Limited as at, and for the year ended, 30 September 2015, together with the Curator’s report and the audit report thereon and certain related information, comprising the following:

Audited Annual Financial Statements for the year ended 30 September 2015

Curator’s report	Page 1

Independent auditor’s report	Page 7

Statement of financial position	Page 10

Statement of profit or loss	Page 11

Statement of other comprehensive income	Page 11

Statement of changes in equity	Page 12

Statement of cash flows	Page 13

Notes to the annual financial statements	Pages 14-83

Annexure A: Standards and interpretations	Page 84

Annexure B: Capital adequacy risk	Page 90

Annexure C: Acronyms, abbreviations and corporate information	Page 91

(2)                      The audited financial statements of African Bank Limited as at, and for the year ended, 30 September 2014, together with the Curator’s report and the audit report thereon and certain related information, comprising the following:

Audited Annual Financial Statements for the year ended 30 September 2014

Curator’s report	Page 1

Independent auditor’s report	Page 10

Statement of financial position	Page 13

Statement of profit or loss	Page 14

Statement of other comprehensive income	Page 14

Statement of changes in equity	Page 15

Statement of cash flows	Page 16

Notes to the annual financial statements	Pages 17-84

Annexure A: Standards and interpretations	Page 85

Annexure B: Capital adequacy risk	Page 93

Annexure C: Acronyms, abbreviations and corporate information	Page 94

save that any statement contained in this Base Prospectus or in any of the documents incorporated by reference in, and forming part of, this Base Prospectus shall be deemed to be modified or superseded for the purpose of this Base Prospectus to the extent that a statement contained in any document subsequently incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Base Prospectus. Any documents and/or information themselves incorporated by reference in the documents incorporated by reference in this Base Prospectus shall not form part of the Base Prospectus. Any non-incorporated parts of a document referred to herein are either deemed not relevant for an investor or are otherwise covered elsewhere in this Base Prospectus.

Copies of documents incorporated by reference in this Base Prospectus will be available for viewing on (i) www.africanbank.co.za or https://www.africanbank.co.za/about-us/investors and (ii) the website of the Regulatory News Service operated by the London Stock Exchange plc at www.londonstockexchange.com/exchange/news/market-news-home.html.

RISK FACTORS

An investment in the Notes involves a high degree of risk. Prospective investors should carefully read and review this entire Base Prospectus and in particular should consider all the risks inherent in making such an investment, including the risk factors set out below, before making a decision to invest.

The Issuer believes that the factors described below represent the principal risks inherent in investing in the Notes, but the inability of the Issuer to pay interest, principal or other amounts on or in connection with any Notes may occur for other reasons which may not be considered significant risks by the Issuer based on information currently available to it, or which it may not currently be able to anticipate. Accordingly, the Issuer does not represent that the statements below regarding the risks of holding any Notes are exhaustive.

This Base Prospectus contains forward-looking statements that involve risks and uncertainties. The Issuer’s actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including but not limited to the risks described below and elsewhere in this Base Prospectus. See “Cautionary Note Regarding Forward-Looking Statements”.

Prospective investors should also read the detailed information set out elsewhere in this Base Prospectus to reach their own views prior to making any investment decision.

References below to the “Terms and Conditions”, in relation to the Notes, shall mean the “Terms and Conditions of the Notes” set out elsewhere in this Base Prospectus and references to a numbered “Condition” shall be to the Terms and Condition under the relevant Terms and Conditions. Capitalised terms used herein and not otherwise defined shall bear the meanings ascribed to them in the Terms and Conditions or in the section headed “Glossary of Terms”, except to the extent that they are separately defined in this section or it is clearly inappropriate from the context.

Risks related to the Restructuring and the Issuer’s strategy

The Issuer may fail to implement the practical aspects of the Restructuring.

As part of the Curatorship of African Bank announced on 10 August 2014 by the then Governor of SARB, Ms Gill Marcus, the Issuer was created in order to acquire the Good Bank Business of African Bank. See “Description of the Issuer—History and Overview”.

The rescue plan announced as part of the Curatorship was unprecedented in the South African banking industry and necessitated highly complex implementation steps, not least due to:

(a)                       the establishment of the Issuer as a new entity independent of ABIL and its shareholders, with the Consortium as its ultimate shareholders, to acquire the Good Book and the bulk of the operational assets of African Bank, including its fixed assets, immovable property, assets arising in terms of the Hedging Arrangements, operational contracts, intellectual property, certain intangible assets and the Top-Up Cash Amount, together with its business and operational functions, employees and systems (including information technology (“IT”) systems) and to receive new capital as described in the section headed “Description of the Issuer — Equity and Capital in the Issuer” relating to the ZAR10 billion capitalisation of the Issuer by the Consortium;

(b)                       the necessity to acquire from inception all regulatory, other legislative and corporate approvals, licences, authorisations and registrations required by the Issuer to conduct its business as a bank;

(c)                       the establishment of a new board of directors of the Issuer entirely separate from the board of directors of African Bank at the date of Curatorship, including the necessity to fill key management positions within the Issuer including, but not limited to, the positions of chief executive officer and chief financial officer;

(d)                      the requirement to restructure the claims of African Bank’s senior creditors (other than retail depositors) and the subordinated funders through the Exchange Offers as well as the necessity to establish new funding programmes by the Issuer such as the Programme and the DMTN Programme and, to the extent commercially viable, appropriately hedge foreign currency and floating interest rate exposure under the new debt instruments; and

(e)                        the separation of the Good Book from the Residual Book for the purposes of the transfer and the practical implications of the transfer of the operational functions, employees and systems (including loan origination, loan administration, collection and accounting systems) from African Bank to the Issuer.

The challenges posed by the Restructuring, including those described above, are unprecedented for the Issuer or African Bank management and in South Africa in general, and there can be no assurance that all of the necessary steps will be completed in a manner currently anticipated. Failure to complete the Restructuring in the manner currently anticipated or any adverse effects resulting from a failure to properly manage the practical aspects of the Restructuring on the implementation of the Issuer’s strategy could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer may fail to develop and implement an appropriate medium to long-term business strategy.

The short-term business strategy of the Issuer is based on the lending policies and strategies put in place at African Bank for the purposes of the Curatorship and is focused on the implementation steps of the Restructuring.

A comprehensive medium to long-term strategy for the Issuer is being developed by the management and new board of directors of the Issuer. Areas of focus in this strategy will include diversification of business lines, channels and product and asset portfolios in order to improve revenue and reduce costs. The implementation of such strategy will need to take into consideration all statutory and business capital requirements, liquidity provisions, and the nature of the assets and the underlying trends in the value of such assets, in a manner that does not negatively impact on the Issuer’s brand, reputation, customer satisfaction or its relationship with, and ability to retain, its employees and/or its relationship with any of its other stakeholders. The implementation of the Issuer’s strategy will also need to take into account the changes in business environment of the Issuer since the Curatorship, including its market position, reputation and changes in its operations.

As a result, the successful development and implementation of the Issuer’s strategy will require difficult, subjective and complex judgements, including projections of economic conditions. Furthermore, the successful implementation of the Issuer’s strategy is contingent upon a range of factors, many of which are beyond the Issuer’s control, including market conditions, the general business environment, the legal and regulatory environment (including all currently unexpected regulatory changes), the activities of its competitors and consumers (including in relation to any changes in the social and socio-economic environment) and the political environment.

There can be no assurance that the Issuer will be able to successfully implement all or part of its strategy or implement it when expected or targeted. The Issuer may also experience unexpected costs or cost increases and other execution problems in implementing its strategy. For example, the likely implementation of significant cost reductions may have a negative impact on the Issuer’s brand and levels of customer satisfaction which may, in turn, result in customer attrition. Any steps that the Issuer may take to progressively improve its IT systems may also result in a loss of interoperability and compatibility between the systems used by the Residual Bank and the systems used by the Issuer, which may, in turn, adversely affect risk monitoring or collections. In addition, the implementation of the Restructuring, and, in particular, managing the Residual Book, will impose significant time demands on the Issuer’s senior management, and there is a risk that, as a result, the successful development and implementation of the Issuer’s strategy and the management of the Good Book could be adversely affected. Risks may also emerge from the separation of the Good Book from the Residual Book, such as a worse-than-anticipated performance of the loan portfolio selected to be part of the Good Book. Further, there can be no assurance that the Issuer will be able to achieve its capital, financial or operational targets (including, for example, its targets for return on equity, cost-to-income ratio, and Common Equity Tier 1 Capital), reduce costs as contemplated by the Restructuring or otherwise realise all or part of the benefits that it expects from its current plans or other future initiatives. A failure or delay in implementing the Issuer’s strategy may adversely affect the Issuer’s business, financial condition, results of operations and prospects.

The Issuer’s reputation and competitive position have been adversely affected by the Curatorship and the prolonged implementation of the Restructuring.

Negative publicity in South Africa as a result of the Curatorship, African Bank’s various credit downgrades, disappointing financial results and the need for restatements of previously released financial statements has damaged African Bank’s reputation and consequently the Issuer’s reputation. The prolonged implementation of the Restructuring has also eroded African Bank’s competitive position in the South African market, with African Bank’s competitors able to attract new customers in the business segments that have been the traditional focus of African Bank’s activities. There can be no assurance that the Issuer will be able to address the damage to its reputation and competitive position upon completion of the Restructuring, and any continued deterioration of the Issuer’s reputation or competitive position could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects. See also “—The Issuer faces significant competition, which may increase in the future and have an adverse impact on its business” and “—Reputational damage could cause harm to the Issuer and its business prospects”.

Challenges by creditors through litigation could have a material adverse effect on the Issuer or prevent the successful implementation of the Restructuring.

Previous liability management exercises and restructurings by other institutions have demonstrated that creditors may seek to bring claims or institute litigation in court to challenge aspects of those liability management exercises and restructurings, and there can be no assurance the Restructuring will not be subject to such challenges. Claims that may be brought by creditors before the implementation of the Restructuring against African Bank and/or the Issuer may, in some instances, not be resolved until after the implementation of the Restructuring. It is also possible that claims challenging the legality of the Restructuring, or certain aspects of it, could be brought after the Restructuring has been implemented. In particular, African Bank and/or the Issuer may be subject to litigation related to African Bank’s restatements to its financial statements for the years ended 30 September 2013 and 2012 (which restatements also impacted prior periods to some degree), particularly with respect to African Bank’s historical impairment policy. See “—The Issuer’s financial information included in this Base Prospectus has been prepared on a pro forma and forecast basis and may not be an accurate indication of its financial performance”.

The success of these claims, or any other creditor claims, could result in all or part of the Restructuring being declared to be unlawful and invalid retrospectively. Any one or more of such proceedings could also expose the Issuer to a monetary claim (for example, if the Restructuring is set aside, creditors could claim that any funds received by the Issuer flowing from the Restructuring should be repaid to African Bank), other penalties and/or other injunctive relief and/or could have a negative effect on the Issuer’s reputation. The Issuer may also incur significant expense and expend significant management time in connection with any such proceedings, even if such proceedings are ultimately concluded in its favour. If the proceedings are not concluded in the Issuer’s favour, the Issuer may also be liable for the claimant’s legal costs. Any of the foregoing could have an adverse impact on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer Indemnity will not cover the Issuer for all losses it may suffer in respect of the Good Bank Business.

The Issuer Indemnity seeks to ensure that the Issuer is protected against claims or losses suffered by the Issuer in respect of the Good Bank Business, to the extent that such claims arise from facts, events, circumstances, acts and/or omissions that already existed at midnight on the day prior to the Transaction Effective Date (by way of example, if a loan granted by Residual Bank which forms part of the Good Bank Business proves to be unenforceable because it was illegal when granted, or the rate of interest payable under it exceeds the maximum allowed by law at the time it was granted, then the Issuer Indemnity would cover the Issuer’s losses in these respects). Residual Bank will issue the Issuer Indemnity, which is guaranteed by SARB, to the Issuer on the Transaction Effective Date. Only certain losses will be covered by the Issuer Indemnity. For example, among other requirements, the cause of the loss must have occurred before the Transaction Effective Date, the loss must not have been accounted for in the calculation of the Top-Up Cash Amount and the aggregate maximum value of all claims must not exceed ZAR3 billion. In addition, the Issuer is obligated to mitigate such losses as well as notify Residual Bank of the relevant claims and/or losses by or before the eighth anniversary of the Transaction Effective Date, subject to extensions in certain limited circumstances. Furthermore, any loss in relation to a Good Book loan is to be calculated with reference to the fair value of the loan in accordance with IFRS as at the date of the claim (but such calculation excludes the relevant facts, events, circumstances, acts or omissions prior to the Transaction Effective Date giving rise to such loss, as otherwise the Issuer Indemnity would not achieve its intended effect). The reason for quantifying claims in respect of Good Book loans on this basis is to prevent the Issuer Indemnity from covering any deterioration in the creditworthiness of borrowers occurring after the Transaction Effective Date. As a result, the Issuer will be unable to make claims under the Issuer Indemnity in respect of Good Book loans if, for example, a borrower is unable or unwilling to repay a loan due to a deterioration in such borrower’s creditworthiness after the Transaction Effective Date. For more information on the Issuer Indemnity, see “Description of the Issuer—Issuer Indemnity”.

The Issuer Indemnity will therefore not cover the Issuer for all losses it may suffer in respect of the Good Bank Business. In addition, there can be no assurance that every claim made against the Issuer in respect of Good Book loans or certain acts or omissions of African Bank will be covered by the Issuer Indemnity, and it is not possible to predict what, if any, claims will be brought against the Issuer, by former creditors, customers or other stakeholders of African Bank, or what legal theories they may be predicated upon. There is therefore a risk that such claims would be of a type not covered by the Issuer Indemnity, or that the amount of these claims will exceed ZAR3 billion. Therefore, despite the Issuer Indemnity, it is possible that losses arising out of the Good Bank Business will not be covered by the Issuer Indemnity and could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer may be exposed to risks arising from the South African government’s investigations into African Bank’s activities.

SARB conducts periodic reviews and investigations of a number of lenders in South Africa, including African Bank, in order to monitor compliance with the Financial Intelligence Centre Act, 2001 (“FICA”). In April 2014, SARB announced that it had collectively fined the country’s four largest lenders ZAR125 million for failing to implement adequate anti-money laundering (“AML”) controls. In February 2015, SARB announced it had collectively fined two other banks ZAR15 million for breaching various provisions of FICA.

In August 2014, African Bank was the subject of one such periodic AML/FICA inspection conducted by SARB. A number of findings were formally communicated to African Bank, highlighting certain deficiencies in African Bank’s client screening systems. African Bank and the Issuer have prepared a rectification plan of action, with the AML control function within the Issuer to receive additional resources and to implement additional systems in order to ensure that the Issuer’s AML compliance obligations are discharged. African Bank and the Issuer are and will continue to be required, pursuant to the Restructuring, to provide SARB with monthly progress reports measured against the rectification plan with all deficiencies with regard to sanctions screening (which, as of 30 November 2015 have been resolved) and all other deficiencies to be resolved by no later than 30 June 2016. Any failure to comply with these requirements by the Issuer may result in fines, penalties or other remedial action, which could result in additional costs or limit or restrict the way that the Issuer conducts business and may further damage its reputation and, therefore, have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer is dependent on its directors, senior management team and key personnel and its ability to recruit and retain them may be adversely affected by the Restructuring.

The Issuer depends on the continued contributions of its directors, senior management and other key personnel with the experience, knowledge and skills in retail banking and lending operations. None of the persons appointed to the board of directors of the Issuer as contemplated in the section headed “Description of the Issuer — The Issuer’s Board of Directors and Management — Composition of the Issuer’s Board”, have served as a director on the board of directors of African Bank or ABIL. On 5 May 2015 and 31 July 2015, Brian Riley and Gustav Raubenheimer were appointed as Chief Executive Officer designate and Chief Financial Officer designate, respectively. The directors and senior management, therefore, have a limited track record of working together. A number of further appointments are still required, and the failure to recruit or delay in recruiting suitable key personnel to the board of directors or senior management team, the loss of one or more directors or members, senior management or other key personnel without finding suitable replacements, or any adverse perception resulting from the change in the Issuer’s governance or management structure following the successful completion of the Restructuring, may delay or adversely affect the ability of the Issuer to finalise and implement its strategy and, therefore, have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer also relies on the skill, commitment and support of appropriately skilled and experienced key personnel for the continued success of its core lending business. As part of its strategy, the Issuer may decide to make further cost reductions, which could adversely affect staff morale, retention or the ability to recruit new staff, particularly competent and experienced credit, risk, collection, IT and other specialists. Further reductions in staff morale may have a consequential impact on customer service and cause damage to the Issuer’s brand and market position and/or customer satisfaction. The loss of, or failure to attract and retain skilled employees and key personnel may have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

New HoldCo’s controlling shareholders, such as SARB and other members of the Consortium, may sell their ordinary shares at any time.

The Issuer is a direct, wholly-owned subsidiary of New HoldCo, and all of the ordinary shares in New HoldCo will initially be owned by the Consortium (currently envisaged as 25 per cent. being held by the Participating Banks, 25 per cent. by the GEPF and 50 per cent. by SARB). None of the members of the Consortium are obligated to hold their ordinary shares for any prescribed time period and, as a result, each of them may sell its ordinary shares at any time (or may be required by competition authorities to sell their ordinary shares within a specified time period).

If the members of the Consortium were to sell or transfer their shares, there can be no guarantee that the new controlling shareholders would be willing or able to capitalise the Issuer in the future to the same extent as the Consortium will do in connection with the Restructuring or continue to support the Issuer’s current business strategy. If the Issuer does not have access to sufficient capital or is required to pursue an alternative business strategy as a result of a change in controlling shareholders, it could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects. Furthermore, as the Consortium comprises several major South African financial and governmental institutions, a sale of all or a majority of the shares held by any or all of the members of the Consortium could be perceived as a lack of confidence by its members in the Issuer’s business or prospects, which could have an adverse effect on the market value of the Notes and, as a result, cause Noteholders to sell their Notes, which could have a further adverse effect on their market value.

The split between the Good Book and Residual Book is based on predetermined credit selection and performance criteria, and the value of the Good Book may be subject to further impairments.

The Good Book was selected based on credit selection and performance criteria approved by the Consortium based on loan status and performance, which were determined to be the best quality assets in terms of their risk profile, profitability and prospects for recovery. If the same criteria were applied at a later date, the split of the African Bank loan portfolio into the Good Book and the Residual Book may have been different based on the subsequent performance of certain loans within that portfolio.

Furthermore, despite the creation of the Good Book, the implementation of a more conservative provisioning policy for the Issuer relative to African Bank’s policy historically and the re-evaluation of the credit methodology of African Bank and the Issuer begun by the Curator, the nature of the Issuer’s business, namely as a provider of unsecured credit products to the existing African Bank target market of lower and middle income customers, is substantially similar to African Bank’s business. The Good Book loans may therefore deteriorate as a result of macroeconomic factors beyond the Issuer’s control or mismanagement, which could result in impairments that are equal to or higher than those of the Residual Book. See “—The Issuer operates in South Africa, thus exposing it to the risk of political, social and economic instability.” Impairments to the Good Book for any of the foregoing reasons could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer’s financial information included in this Base Prospectus has been prepared on a pro forma and forecast basis and may not be an accurate indication of its financial performance.

Other than a “dormant” set of audited financial statements in respect of the Issuer as at 30 September 2015, before the transfer to it of the Good Bank Business, the Issuer’s financial information included in this Base Prospectus has been prepared on a pro forma and forecast basis and is based on African Bank’s audited annual financial information as at and for Financial Year 2015. For more information on the Issuer’s pro forma and forecast financial information, see “Presentation of Financial and Other Information” and Annexures A3 and A5, read with A4, to this Base Prospectus.

Save for the “dormant” set of audited financial statements referred to above, prospective investors should be aware that the Issuer, as a newly formed entity, has not published any financial statements of its own and has no operating history. In addition, the forecasts relating to the Issuer in Annexure A5 to this Base Prospectus and in the sections headed “Selected Financial and Other Information” and “Description of the Issuer” show the absence of profitable operations for its business for the six months ending 30 September 2016. The effect of market conditions, such as exchange rates and interest rates, on the Issuer and its customers and counterparties, as well as the effect of other events within the Issuer, such as the Restructuring, may also cause actual results of operations and the financial condition of the Issuer for any period to be materially different from the financial information presented in this Base Prospectus. In particular, reference is made to recent fluctuations in exchange rates for the South African Rand versus foreign currencies, where a 18.5 per cent. devaluation of the Rand versus the U.S. dollar occurred between 30 September 2015 and 22 January 2016. Accordingly, without prejudice to the Issuer’s responsibility statement on page 2 of this Base

Prospectus, prospective investors are cautioned that the Issuer’s financial information presented herein may not be an accurate indication of its results of operations and financial position in the current and forecast periods.

Furthermore, the Issuer’s pro forma financial information as of 30 September 2015 is based on African Bank’s historical financial information as of that date, and previous historical financial information of African Bank has been restated (which also impacted prior periods to some degree), particularly with respect to African Bank’s historical impairment policy. Investors should note that the Reporting Accountant of African Bank did not express an audit opinion in respect of African Bank’s financial statements as of and for Financial Year 2014, which are incorporated by reference herein, due to the existence of significant uncertainties at the time regarding a restructuring of African Bank. In addition, the Reporting Accountant of African Bank included qualifications and an emphasis of matter (stating that the financial statements were not prepared on a going concern basis) in its audit opinion in respect of African Bank’s financial statements as of and for Financial Year 2015, which are also incorporated by reference herein. Although the Issuer’s risk management policies have been reviewed and redesigned where appropriate in an attempt to prevent a recurrence of these errors and qualifications, there can be no assurance that these new policies will prove to be effective. See “The Issuer’s risk management policy may prove inadequate for the risks faced by its business.” The inherent uncertainty in making judgements, estimates and assumptions with respect to, among other matters, the impairment of financial assets, valuation of financial instruments, insurance and taxation mean that actual results reported may be based upon amounts which differ from those estimates. If the judgements, estimates and assumptions used by the Issuer in preparing its financial statements are subsequently found to be incorrect, the Issuer may be required to make changes in accounting estimates or restate prior period financial statements in the future. Any such changes or restatements could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer’s actual results could differ from the forecast results and other estimates contained in this Base Prospectus.

The forecast financial results and other estimates relating to the Issuer contained in Annexure A5 as read with Annexure A4 to this Base Prospectus and in the sections headed “Selected Financial and Other Information” and “Description of the Issuer” (including but not limited to the forecast Common Equity Tier 1 Capital ratio of the Issuer and the prospect of the Issuer achieving the CET Target) are based on certain assumptions and estimates which are inherently subject to significant uncertainties and many of which the Issuer does not control.

A list of these principal assumptions can be found in Annexure A5 as read with Annexure A4 to this Base Prospectus. Actual results may differ materially from these forecast financial results and estimates. In addition, the degree of uncertainty increases with each successive period presented. Furthermore, the forecast financial results have been prepared on the basis of certain estimates as of the date of such forecast financial results for calculating future performance for each of the financial years ending 30 September 2016, 2017 and 2018. The Issuer does not intend to publish any update or otherwise publicly revise the forecast financial results and other estimates to reflect future events or circumstances unless required by law. Without prejudice to the Issuer’s responsibility statement on page 2 of this Base Prospectus, the forecast financial results and other estimates should not be relied upon for any purpose following the date of this Base Prospectus. Actual results may be materially less favourable than the forecast financial results or the estimates and assumptions on which the forecast financial results are based.

The Issuer’s risk management policy may prove inadequate for the risks faced by its business.

The management of credit, liquidity, funding, operational, financial and legal and regulatory risks requires, among other things, a robust risk management policy. The board of directors is responsible for identifying the key business risks facing the Issuer, outlining acceptable levels of risk and developing the Issuer’s overall risk management policy. However, this policy may not always prove to be adequate in practice, due to, among other factors, macroeconomic volatility or a failure by senior management and other key personnel to effectively implement the Issuer’s risk management policy.

Changes to the impairment policy contributed to material impairment charges on African Bank’s loan portfolio, which were not reflected in prior financial years in full and not recognised by African Bank until the financial statements of African Bank as of and for the years ended 30 September 2014 and 2015.

African Bank launched an internal review of its credit lending criteria in order to establish a more robust loan origination process and to improve its ability to identify and anticipate credit risk issues. As a result of these internal and external reviews, African Bank documented and approved new credit control standards as part of the development of its overall revision of its risk management framework and policy, which, for example, reduced maximum loan sizes and terms and implemented more detailed credit control checks. For more information on the Issuer’s ongoing examination of its risk management policy, see “Description of the Issuer — Risk Management”.

This revised risk management framework and policy will take time to implement within the Issuer’s business units. Furthermore, while the Issuer has a range of tools designed to measure and manage the various risks which it faces, these methods may prove to be inadequate for predicting risk exposure, which may prove to be significantly greater than predicted. The Issuer’s methods for risk management are based on its evaluation of market, customer and other data, which may be imprecise or evaluated inaccurately. In addition, even though the Issuer constantly measures and monitors its exposures, there can be no assurance that its revised risk management policies will be effective, particularly in unusual or extreme market conditions. Any such matters could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

Risks related to the business and the industry of the Issuer

The Issuer faces significant competition, which may increase in the future and have an adverse impact on its business.

The Issuer faces significant competition from banks that provide unsecured lending, such as Capitec Bank Holdings Limited, as well as competition from large, traditional banks such as Absa Bank Limited, FirstRand Bank Limited, Nedbank Limited and The Standard Bank of South Africa Limited. Many of these institutions have greater financial and other resources than the Issuer and have not been subject to the financial and reputational difficulties faced by African Bank. See “—The Issuer’s reputation and competitive position have been adversely affected by the Curatorship and the prolonged implementation of the Restructuring”. In addition, there are major non-bank credit providers that compete in the unsecured lending market with brands and products that are similar to the Issuer’s product offerings. Other competitor groups include the various retailers who provide credit to their customers in respect of clothing, furniture and appliances. These organisations compete for substantially the same customers as the Issuer and, due to the erosion of the Issuer’s competitive position during the period of the Curatorship, these competitors may attract and retain customers who had previously used African Bank, which could further decrease the Issuer’s customer base. The Issuer’s market position may deteriorate if its competitors deploy greater financial resources, have access to lower-cost funding or operate at a lower cost due to a less regulated environment (compared to banks, for example) or are able to offer a broader suite of products than the Issuer. The Issuer may also be unable to introduce new products and services ahead of its competitors and would therefore not derive any competitive advantage from being first-to-market. Failure to compete effectively in the South African market would, therefore, have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

Capital adequacy and regulatory ratios may constrain the Issuer’s profitability and/or growth.

The Issuer is required by SARB, to comply with certain capital adequacy ratios and other ratios. The capital adequacy regime in South Africa and globally has been subject to significant change in recent years. See “—The Issuer operates in a highly regulated environment which is subject to change—The Banks Act and regulations relating to banks and liquidity”. The Issuer’s ability to maintain its ratios could be affected by a number of factors, including:

(a)                       an increase of the Issuer’s risk weighted assets;

(b)                       the Issuer’s ability to raise capital, including a change in the ability of New HoldCo to make capital contributions to the Issuer;

(c)                        losses resulting from a deterioration in the Issuer’s asset quality, a reduction in income levels, an increase in expenses or a combination of all of the above;

(d)                       changes in accounting rules or in the guidelines regarding the calculation of the capital adequacy ratios; and

(e)                        increases in minimum capital adequacy ratios imposed by SARB.

At the conclusion of the Restructuring, assuming a Transaction Effective Date of 1 April 2016 (which, for practical purposes is targeted to occur on 4 April 2016 or such earlier or later date as the Curator may announce), the Issuer’s forecast Total Capital Adequacy Ratio is expected to be 34.1 per cent., calculated in accordance with the rules contained in the Basel III accord (the “Basel III rules”), based on the assumptions included in Annexure A5 to this Base Prospectus. See “The Banking Sector and Relevant Regulation in South Africa—Principal Legislation—Banks Act, 1990 and Regulations Relating to Banks—Basel III” and “Capital and Liquidity Adequacy”.

Although in accordance with the Restructuring, and following the completion of the Restructuring and the issuance of New Debt Instruments pursuant thereto, the Issuer’s capitalisation will meet all applicable regulatory requirements, the Issuer may need to raise additional capital in the future. The Issuer’s ability to raise capital may be limited by numerous factors, including general economic and financial conditions, the availability of funding in the capital markets generally or from the Issuer’s shareholders, investor confidence, sentiment towards the South African economy and the credit rating, financial condition and results of operations or prospects of the Issuer. There can be no assurance that it will be able to obtain such capital on favourable terms, in a timely manner or at all. Any failure to raise additional capital in the future (whether on favourable terms or at all) may restrict the Issuer’s growth plans including its ability to grow its loan portfolio. See also “—The Issuer is exposed to funding and interest rate risk”.

Any breach of SARB’s regulatory requirements relating to the minimum capital adequacy and other regulatory ratios may result in the Issuer being subject to administrative sanctions, which may result in an increase in its operating costs, reputational loss or the Issuer being placed under curatorship or in liquidation. Any of these events could have a material adverse effect on the Issuer’s business, financial condition, results of operations and/or prospects as well as directly and adversely affecting the value of the Notes and other New Debt Instruments issued by the Issuer.

The Issuer’s lending business is inter-dependent with its newly established credit life insurance business.

Historically, African Bank required its customers, as a condition to receiving a loan, to obtain credit life insurance, which covered a customer’s outstanding credit obligations to African Bank in the event of the customer’s death, disability or retrenchment. The vast majority of African Bank’s customers purchased this product from Stangen, and Stangen paid monthly fees and commission to African Bank based on these sales, which constituted a significant and profitable source of revenue for African Bank.

The New HoldCo Group will seek to replicate this business model through a “cell captive” arrangement with Guardrisk Life Limited (“Guardrisk”), a registered long-term insurance company which offers insurance through a contractual arrangement widely used in South Africa known as a “cell captive”. See “Description of the Issuer—Business of the Issuer—Cell Captive Arrangement.” Under this contractual arrangement between Guardrisk and InsureCo, Guardrisk has established a new insurance “cell” which has been capitalised by InsureCo through the subscription of a specific class of shares in Guardrisk. Through this shareholding and the related contractual arrangements, InsureCo will be entitled to the underwriting profits and be responsible for the underwriting losses in respect of the insurance business generated in that cell. The funds for the initial capital of the new insurance cell have been made available by African Bank in the form of a loan to New HoldCo, with the proceeds thereof then contributed as equity to InsureCo. On the Transaction Effective Date, such loan claim will be transferred from African Bank to the Issuer for value as part of the Restructuring.

In addition, Guardrisk and the Issuer will enter into contractual arrangements in terms of which the Issuer will offer credit life insurance products underwritten by Guardrisk and will perform certain services in connection with those policies and be entitled to receive fees and commissions for such services from Guardrisk. The profits and losses associated with these insurance products will be ring-fenced in the cell established for InsureCo. The Issuer’s revenue will depend, in part, on these fees and commissions. In addition, the level of the Issuer’s debt recovery rates will depend on the ability of Guardrisk to meet its obligations under its credit life insurance policies.

The cell will depend on the generation of new credit life insurance business for its revenue rather than on the existing policies of Stangen, and there can be no assurance that the new insurance cell will be successful in generating new business, or that it will be able to do so profitably. In addition to the fees and commissions mentioned above, InsureCo will realise income from Guardrisk under the new insurance cell structure in the form of dividends paid from the profits made in the cell and, if the cell is unprofitable, no dividends will be paid to InsureCo. Even if the new insurance cell is profitable, if losses are suffered in other cells of Guardrisk and the shareholders of these loss-making cells default on their capitalisation obligations, then Guardrisk may not be in a position to declare and pay dividends to InsureCo. Although Guardrisk will provide buffer capital to absorb any such losses, there can be no assurance that this capital buffer will be sufficient in all circumstances.

In addition, this cell captive arrangement obligates InsureCo to contribute capital to Guardrisk in respect of the cell captive structure to ensure that the cell complies with minimum solvency and capital adequacy requirements at all times. In the event that InsureCo cannot meet this obligation to further capitalise the new insurance cell, InsureCo may need to seek additional funding from the New HoldCo Group or other sources and, if InsureCo is unsuccessful, Guardrisk may exercise its right to take control of the new insurance cell’s business. If this were to occur, the New HoldCo Group could lose the value of its investment in InsureCo, which will, in turn, result in a write-down or impairment of the corresponding loans made by the Issuer to New HoldCo. Furthermore, these events could adversely impact the sale of credit life insurance policies by the Issuer, which could result in the loss by the Issuer of some or all of the fees and commission generated from those sales. These factors could have an adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

Furthermore, as the cell is a newly established insurance business, the Issuer will be required to spend significant time and resources in the short- to medium-term to hire employees and implement the administrative functions necessary to ensure that the new insurance business is operational. There is a risk that the costs of implementing these administrative functions will be higher than currently anticipated, or that such implementation will take longer than currently planned for reasons described above. The implementation of the cell captive arrangements could also be delayed as a result of a dispute initiated by Stangen, alleging that it should benefit from a continued exclusive arrangement with the Issuer. If the establishment and operation of the cell captive arrangement is delayed for any reason, the Issuer will be unable to realise the revenue generated from the fees and commissions from sales of credit life insurance policies underwritten by Guardrisk.

Stangen, which is not part of the New HoldCo Group, will continue to administer existing credit life insurance policies held by the Issuer’s customers in connection with their Good Book loans which may adversely affect loan recovery rates.

The Issuer will acquire the Good Bank Business, which includes the Good Book, from African Bank on the Transaction Effective Date. The vast majority of customers with loans in the Good Book also hold credit life insurance policies in connection with these loans, which are administered by Stangen. Stangen will continue to administer existing credit life insurance policies held by the Issuer’s customers in connection with their Good Book loans. As the Issuer and Stangen no longer benefit from the synergies from cross-selling their products within the ABIL Group, operational inefficiencies and other factors may result in Stangen paying out claims to the Issuer’s customers more slowly or rejecting more claims than it had historically as part of the ABIL Group. If this occurs, the Issuer’s loan recovery rates will decrease, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Reputational damage could cause harm to the Issuer and its business prospects.

An entity’s reputation is one of its most important assets. The Issuer’s ability to attract and retain customers and staff and conduct business with its counterparties could be adversely affected to the extent that its reputation or the reputation of its brand is further damaged. Failure to address, or appearing to fail to address, various issues that could give rise to reputational risk could cause harm to the Issuer’s business, financial condition, results of operations and prospects. Reputational issues in respect of the Issuer include, but are not limited to:

(a)                       the reputational damage arising from the various credit rating downgrades of African Bank, its disappointing financial results during the Financial Years 2013 and 2014, ultimately resulting in the Curatorship, the restatement of the financial results for the Financial Years 2012 and 2013 and continuing press reporting and public scrutiny of the Curatorship;

(b)                       any potential litigation or objections that may arise from creditors in connection with the Restructuring as a whole and associated media coverage;

(c)                        being required to raise further capital in the future, which could affect, or be perceived to affect, confidence in the Issuer;

(d)                       a reduction in the Issuer’s customer service levels resulting from any cost-cutting to the Issuer’s business;

(e)                        actions of African Bank or ABIL which adversely impact the Issuer’s brand, as well as adverse findings following from any legal or regulatory investigation into African Bank or ABIL’s conduct, in particular any criticism that may arise from the independent Myburgh Commission into the events which led to the announcement of the Curatorship;

(f)                         any actual or alleged breaches by African Bank or the Issuer of legal and regulatory requirements that may arise or facing allegations of having acted unlawfully or unethically (including having adopted inappropriate sales and trading practices) or failing or facing allegations of having failed to maintain appropriate standards of customer privacy, customer service and record-keeping;

(g)                        technology failures that impact upon customer services and accounts;

(h)                       an inability to refinance restructured funding which begins to mature in 2018;

(i)                           internal fraud or misconduct; or

(j)                          generally poor company performance.

Any current or further damage to the Issuer’s reputation due to any of the foregoing issues could make customers and funders unwilling to do business with the Issuer or damage its relationships with its regulators and all of its other stakeholders, which could in turn have a material adverse effect on its business, financial condition, results of operations and prospects.

The Issuer operates in South Africa, thus exposing it to the risk of political, social and economic instability.

The Issuer derives its revenue from its operations in South Africa as its advances book comprises loans to individuals employed by South African entities. As a result, the Issuer faces a geographic concentration risk. South Africa is generally considered to be a developing economy. Investors in developing economies such as South Africa should be aware that these markets are subject to greater risk than more developed markets. These risks include economic instability as well as, in some cases, significant legal, political, social and socio-economic risks, including the following:

(a)                       general prevailing economic and business conditions;

(b)                       high interest rates;

(c)                        fluctuations in exchange rates for South African Rand versus foreign currencies;

(d)                       fluctuating levels of inflation;

(e)                        government policies which may adversely affect the financial sector or the banking industry;

(f)                         labour unrest, strikes and civil protests;

(g)                        exchange controls and changes in exchange control legislation;

(h)                       wage and price controls;

(i)                           changes in economic or tax policies;

(j)                          the imposition of trade barriers;

(k)                       health issues and incidences of disease, including HIV/AIDS;

(l)                           poverty, crime and social inequality and/or social unrest;

(m)                   the inability to maintain critical infrastructure in South Africa, including the provision of electricity;

(n)                       negative economic or financial developments in other emerging market countries;

(o)                       changes in investor confidence; and

(p)                       perceived or actual security issues or political instability.

Any of these factors, as well as volatility in the markets for securities similar to the Notes, may adversely affect the value or liquidity of the Notes.

The South African economy has continued to grow in recent years and, according to the International Monetary Fund (the “IMF”) World Economic Outlook, economic growth is expected to continue at a rate between 0.9 to 2.4 per cent. per annum between 2016 and 2017. Inequality in wealth distribution remains one of the largest potential destabilising factors in South Africa, as it may exacerbate unemployment, poverty and crime as well as lead to political and social instability in the form of labour unrest, strike and civil protests, which could have an impact on the Issuer’s customer base and certain of its service providers. See “—The Issuer’s operations may be disrupted by increased trade union activity in South Africa”. Any adverse changes affecting the South African economy or increases in political instability could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer’s customers, who generally have modest incomes, are particularly affected by macroeconomic factors, such as inflation, unemployment and the general cost of living, and generally have less capacity to deal with financial emergencies and reductions in disposable income than higher income groups. Furthermore, African Bank’s loan disbursements have declined in recent years due to reduced demand for credit in African Bank’s target market, an increase in rejections of loan applications as a result of the deteriorating creditworthiness of loan applicants and the tightening by African Bank of its credit-granting criteria. For more information, see “Description of the Issuer- The Issuer’s Assets and loan portfolio-the Good Book”. If the rate of economic growth in South Africa slows or other macroeconomic factors do not perform as expected, the Issuer’s customers could further reduce their demand for its products and services, or fail to meet existing loan commitments, which may have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects. Accordingly, any adverse changes affecting the South African economy could also have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

Volatility in the international financial markets and the global economy could have an adverse effect on the South African economy and the Issuer’s business.

The Issuer’s business is affected by general prevailing economic and financial market conditions in South Africa. The financial markets in South Africa are less mature than other, more developed markets and, as a result are less liquid and more volatile than developed markets. Like other emerging markets, the capital and financial markets in South Africa are also influenced by global economic conditions.

Since the global financial crisis in 2008, global economic conditions and financial markets have experienced significant volatility. The factors contributing to the recent volatile conditions that have affected emerging markets included the tapering of the United States Federal Reserve’s (the “Fed”) quantitative easing programme in 2014 and the uncertainty surrounding the timing of the first increase of the Fed’s benchmark interest rate in 2015, which was increased by 0.25 per cent. in December 2015, and the remaining uncertainty of the interest rate path following this increase, as well as the continued instability of Europe’s sovereign credit markets, and the events in Greece in particular. There remains significant uncertainty about the Fed’s and the European Central Bank’s (the “ECB”) monetary policies and their impacts on the global economy generally. In addition, there can be no assurance that the contagion effects of any deterioration in some or all of the territories within the Eurozone would not adversely affect the global economy. This continued turbulence in the global economy or, for example, a renewed decline in demand for imports from the European Union could have an adverse effect on South African exports or a reduction in per capita income and, therefore, consumer spending. In particular, decreased demand for resources in China has had and may continue to have a significant effect on the prices of commodities in South Africa, which are heavily dependent on these resources. Continued or increased levels of volatility in global economic conditions and financial markets could adversely affect the South African economy, and, in turn, the Issuer’s business, financial condition, results of operations and prospects.

Developments and the perception of risk in other emerging market countries may adversely affect the Issuer’s access to financing and the market price of the Issuer’s securities.

The market value of securities of South African issuers is affected by prevailing economic and market conditions in other countries, particularly other emerging market countries (this is sometimes referred to as “contagion” effect). Although economic conditions in those countries may differ significantly from economic conditions in South Africa, investors’ reactions to developments in these other countries may have an adverse effect on the market value of securities of South African issuers. Crises in other emerging market countries may diminish investor interest and confidence in securities of South African issuers, including the securities of the Issuer. This could adversely affect the market price of the Issuer’s securities, restrict the Issuer’s access to the capital markets or compromise the Issuer’s ability to finance its operations in the future on favourable terms, or at all, each of which could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer is exposed to credit risk.

The Issuer’s business is subject to inherent risks regarding borrower credit quality and the recoverability of loans and amounts due from counterparties. See “Description of the Issuer—Risk Management” for a discussion of the Issuer’s credit risk management policies. Consequently, adverse changes in the credit quality of the Issuer’s customers could reduce the value of the Issuer’s assets, which would require increased provisions for bad and doubtful debts. In particular, African Bank’s and the Issuer’s results of operations have been and will be affected by the level of impairment charges applied to their respective loan portfolios. In addition, the Issuer provides unsecured lending and focuses on providing loans and other products to lower and middle income customers and, accordingly, its loan portfolio displays a higher proportion of impaired loans when compared to other large South African banks whose loan portfolios are primarily composed of secured lending and loans to a broader spectrum of customers. As a result, net impairment charges could grow as a percentage of gross loans as the Issuer seeks to grow its loan portfolio.

The Issuer underwrites new loans utilising in-house-developed statistical scorecards, various affordability calculations as well as a number of business rules, which are monitored on a monthly basis and adjusted when necessary. Despite these controls, it is possible that they will not function as intended due to external market factors or human or IT errors. Furthermore, credit methodologies are fallible by their very nature. Their actual performance depends on customers behaving as predicted by statistical models and is dependent on various external factors, such as economic conditions, and internal factors, such as collections strategies. If any of these controls fail and customers fail to repay their loans at a higher rate than anticipated, this could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer is exposed to liquidity risk.

Liquidity risk is the inability to discharge funding or trading obligations as and when they fall due. Liquidity risk is compounded in the Issuer’s business due to the fact that it does not have transactional banking capabilities or access to significant retail deposits and, therefore, relies significantly on wholesale funding to a greater degree than other banking groups in South Africa that fund a significant portion of their operations through retail deposits. The Issuer’s liquidity risk is further compounded by its need to re-establish itself as a reliable counterparty in the domestic and international capital markets due to the negative publicity surrounding the Curatorship, which has damaged the Issuer’s market reputation. For more information on the Issuer’s funding and capital arrangements, see “Description of the Issuer — Equity and Capital in the Issuer/Liquidity of the Issuer”.

As a result of the implementation of the Restructuring, the Issuer anticipates generating relatively higher levels of cash due to the extension of maturing liabilities inherent in the Restructuring and surplus collections over disbursements in the short term. However, in the medium and long term, the Issuer will require access to wholesale funding and its ability to do so on acceptable terms, or at all, depends on a variety of factors, such as general market conditions, the Issuer’s performance in discharging its funding or trading obligations, confidence in the South African banking system in general, systemic liquidity constraints, trading volumes, the Issuer’s credit ratings and credit capacity, short- and long-term maturity mismatches and customers’ and funders’ perceptions of the Issuer’s strategy and financial prospects. Unfavourable trends in any of the foregoing factors could result in an inability of the Issuer to raise wholesale funding, resulting in a liquidity shortage. If traditional funding sources previously accessed by African Bank are unavailable to the Issuer, it would be required to seek to utilise other, possibly more expensive, sources to meet its funding needs, which could decrease the Issuer’s net margins and have a material adverse effect on its business, financial condition, results of operations and prospects.

The Issuer is exposed to funding and interest rate risk.

A major portion of the Issuer’s initial domestic funding referred to in the section headed “Description of the Issuer — Liquidity of the Issuer” will be from fund managers in South Africa. However, legislation in South Africa restricts the exposure that such fund managers may have to an individual bank and, accordingly, the Issuer may need to obtain alternative sources of funding in the future. There can be no assurance that such financing will be available, when required, on commercially acceptable terms or at all.

The Issuer is also exposed to funding concentration risk. The Exchange Control Regulations restrict the export of capital from South Africa without the approval of the Financial Surveillance Department of SARB. The Exchange Control Regulations limit the extent to which the Issuer can borrow funds from non-South African sources for use in South Africa. This has led to banks in South Africa having to rely on debt funding from South African corporates, particularly by local South African fund managers (that are the largest depositors and funders in the South African banking market).

The restrictions imposed by the Exchange Control Regulations also limit individuals and corporates from making deposits or otherwise remitting currency outside of South Africa. Relaxation or immediate elimination of current exchange controls may precipitate a change in the capital flows to and from South Africa. If the net result of this were to cause large Rand-denominated capital outflows, this could adversely affect South Africa’s economy through possible depreciation of the Rand or an increase in interest rates (as South Africa has a fully floating exchange rate and a flexible interest rate policy), which could in turn have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

Even if the Issuer is able to access funding, it may face increased borrowing costs as a result of interest rate volatility or the credit rating of South Africa. The Issuer earns interest from loans and other assets, and pays interest to its depositors and funders. In a low or declining interest rate environment, interest income tends to fall with an associated decline in the cost of funding. Conversely, in a rising or high interest rate environment, interest income tends to increase with an associated rise in the cost of funding. Failure to effectively manage the extent to which the change in interest income is offset by the corresponding change in the cost of funding, which is particularly challenging in a volatile interest rate environment, could affect the Issuer’s cost of funds and profit, which could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer is exposed to market risk.

The Issuer’s liabilities include the Notes issued under the Programme. The Notes are hedged by a combination of derivative hedging trades and foreign currency cash holdings at the commencement of the Base Case Period. However, imbalances may arise through the Base Case Period primarily due to the non-alignment of cash flows between the derivative hedging trades and the payment of interest on the Notes, which typically exceed the interest earned on the foreign currency cash held as a hedge. While the potential impact of these imbalances on the Issuer’s income statement has been calculated with reference to the forecast exchange rates set out in section 5.6.4 of Annexure A to this Base Prospectus and capital has been allocated for this market risk as described in section 5.7 of Annexure A to this Base Prospectus, there can be no assurance that the estimates and assumptions on which the forecast exchange rates are based or the capital amounts allocated will be sufficient to cover any losses due to further ZAR depreciation against USD or CHF.

If losses due to this depreciation are greater than anticipated, the Issuer’s actual results may be materially less favourable than the forecast financial results or the estimates and assumptions on which the forecast financial results are based. Any such changes could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer could be adversely affected by changes to its credit rating or that of South Africa.

The Issuer intends to obtain a credit rating. Once obtained, such credit rating will affect the cost and other terms upon which the Issuer is able to obtain funding. It is anticipated that rating agencies will regularly evaluate the Issuer and their ratings of the Issuer’s long-term debt will be based on a number of factors, including capital adequacy levels, quality of earnings, credit exposure, the Issuer’s risk management framework and funding diversification.

A downgrade or potential downgrade of the South African sovereign rating, a change in rating agency methodologies relating to systemic support provided by the South African sovereign or a change in the long-term foreign and local currency issuer default ratings for South Africa (which were ‘BBB-’ (stable outlook), ‘Baa2’ (negative outlook) and BBB- (negative outlook) as at December 2015) from Fitch Ratings Limited, Moody’s and Standard & Poor’s Credit Market Services Europe Limited (Frankfurt Branch), respectively, could increase the cost of financing of the South African public debt, which may result in increased taxation and lower government spending in South Africa, as well as raise the cost of funding for the Issuer and reduce access to capital markets and the profitability of the Issuer, all of which could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer is exposed to operational risk.

The Issuer is exposed to operational risk resulting from the inadequacy or failure of internal processes, people, systems or from external events, as well as the risk of loss due to employees’ lack of knowledge or wilful violation of laws, rules and regulations or other misconduct. This misconduct could involve, among other things, the improper use or disclosure of confidential information, violation of laws and regulations concerning financial abuse and money laundering, or embezzlement and fraud, any of which could result in regulatory sanctions or fines as well as serious reputational or financial harm. Misconduct by employees, including violation of the Issuer’s own internal risk management policies, could also include binding the Issuer to transactions that exceed authorised limits or present unacceptable risks, or hiding unauthorised or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks and losses. The Issuer is susceptible to, and has experienced in the past, among other things, fraud by employees or outsiders, unauthorised transactions by employees and operational errors, including clerical or record keeping errors and errors resulting from faulty computer or telecommunications systems.

In addition, the Issuer relies on the proper functioning of IT and communication systems, some of which are provided by third parties, to price and sell its products, process payments, collect data, assess acceptable levels of risk exposure, set required levels of provisions and capital and maintain customer records and security.

In particular, the Issuer’s lending platform is enabled and supported by an IT system that was designed for African Bank’s business model, and is a core element of the Issuer’s credit scoring process. Both the Good Book and the Residual Book will be administered on this IT system, which may not operate as expected due to increases in usage, human error, fraud, unauthorised access, computer viruses, malicious hacking, physical damage to IT centres and software or other hardware malfunctions. Any failure of the Issuer’s IT and communications systems, or third-party infrastructure on which the Issuer relies could lead to significant costs and disruptions that could adversely affect the operational or financial performance of the business as well as harm the Issuer’s reputation, cause the Issuer to breach its obligations as a regulated entity and/or attract increased regulatory scrutiny.

The Issuer outsources certain IT and communication services to third-party providers. If a third party provider fails to provide the Issuer with timely or adequate services, the Issuer may be required to source these services at a higher price than anticipated and could face delays caused by this failure or delay. This could adversely impact the Issuer’s profitability, as there can be no assurance that it will be able to pass on any increased costs to its customers.

In addition, if the Issuer delays or fails to enhance its IT and communication systems, or fails to engage competent third parties to do so, it may not be able to execute its business strategy or meet the expectations or changing demands of its clients, which could result in the Issuer’s inability to compete successfully in the market and, therefore, could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

Notwithstanding anything in this risk factor, this risk factor should not be taken as implying that the Issuer will be unable to comply with its obligations as a company with securities admitted to the Official List.

Failure to maintain adequately and protect customer and employee information could have a material adverse effect on the Issuer.

The Issuer collects and processes personal data (including names, addresses, age, bank and credit card details and various other personal information) from its customers, business contacts and employees as part of the operation of its business, and therefore it must comply with data protection and privacy laws and industry standards in South Africa (including in particular the Protection of Personal Information Act, 2013 (the “POPI Act”). The POPI Act is intended to promote the right to privacy entrenched in the Constitution of South Africa, whilst simultaneously protecting the flow of information and advancing the right of access to information. The POPI Act prescribes the rules and practices which must be followed when processing information about individuals has introduced certain minimum conditions such as acquiring customer consent before processing personal information and provides for the establishment of an independent regulator to enforce these rules, rights and practices.

These laws and standards impose certain requirements on the Issuer in respect of the collection, use, processing and storage of such personal information. For example, under South African data protection laws and regulations, when collecting personal data, certain information must be provided to the individual whose data is being collected. This information includes the identity of the data controller, the purpose for which the data is being collected and any other relevant information relating to the processing. There is a risk that data collected by the Issuer and its appointed third parties is not processed in accordance with notifications made to, or obligations imposed by, data subjects, regulators, or other counterparties or applicable law. Failure to operate effective data collection controls could potentially lead to regulatory censure, fines, reputational and financial costs as well as result in potentially inaccurate rating of risks, any of which could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer is also subject to certain data protection industry standards, and may be contractually required to comply with those standards. For example, as a major processor of payments from payment cards, the Issuer is required to comply with the Payment Card Industry Data Security Standard as part of its contractual obligations to merchant acquirers.

In addition, the Issuer is exposed to the risk that the personal data it controls could be wrongfully accessed and/or used, whether by employees or any other third parties, or otherwise lost or disclosed or processed in breach of data protection regulations. If the Issuer or any of the third-party service providers on which it relies fail to process, store or protect such personal data in a secure manner or if any such theft or loss of personal data were otherwise to occur, the Issuer could face liability under data protection laws. This could also result in damage to the Issuer’s brands and reputation as well as the loss of new or repeat business, any of which could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer operates in a highly regulated environment which is subject to change.

The Issuer is subject to regulatory supervision by, among others: (i) the NCR, who is responsible for overseeing activities which fall within the ambit of the NCA, (ii) the Registrar of Banks, who oversees activities falling within the ambit of the Banks Act and the Regulations Relating to Banks, and (iii) the FSB (the Registrar of Financial Services Providers), which is responsible for overseeing activities which fall within the ambit of the Financial Advisory and Intermediary Services Act 2002 (as amended) (the “FAIS Act”). Consequently, the Issuer is subject to on-going regulation and the associated regulatory risks including the effects of changes in laws, regulations, policies and interpretations. See “—Change of Law”.

The Issuer will continue to assess the impacts of legal and regulatory developments which could have an effect on the Issuer, and will participate in relevant consultation and collaboration processes undertaken by various regulatory and other bodies. Nevertheless, implementation of regulatory developments could result in additional costs or limit or restrict the way that the Issuer conducts business, which could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

Areas where regulatory changes could have a material adverse effect on the Issuer include, but are not limited to, the following:

The NCA and unsecured lending

Credit lending in South Africa is highly regulated through the NCA. The NCA requires credit providers to perform a thorough assessment of the ability of prospective customers to repay any credit they may be granted. It also limits the interest rates and fees and other amounts that can be charged for credit transactions.

Further the National Credit Amendment Act, 2014 enacted various amendments to the NCA which could have a material adverse effect on the Issuer’s business, financial condition and results of operations include, but are not limited to, provisions (i) requiring the Minister of Trade and Industry, on recommendation from the NCR, to introduce affordability assessment regulations; (ii) empowering the Minister of Trade and Industry, in consultation with the Minister of Finance, to prescribe limits in respect of the cost of credit insurance that a consumer may be charged in connection with a credit agreement; (iii) prohibiting the selling or collection of outstanding debts which have prescribed and (iv) empowering the Minister of Trade and Industry to prescribe at any time which consumer credit information held by credit bureaus should be reviewed, verified, corrected or removed and to authorise the removal of certain (and potentially vital) adverse information from a credit bureau’s records.

On 6 November 2015, the Department of Trade and Industry (the “DTI”) published the New NCR Regulations which, most significantly, reduce the maximum prescribed interest rate on unsecured credit transactions from 2.2*Repo Rate + 20 per cent. to Repo Rate + 21 per cent. (which, based on a Repo Rate of 6.75 per cent. at the date of this Base Prospectus, is a reduction of approximately 7 per cent.). The cap on credit facilities is proposed to reduce from 2.2*Repo Rate + 10 per cent. to Repo Rate + 14 per cent. In addition, caps on amounts which can be charged for credit life insurance have been proposed. See “—Limit on credit life premiums” below. As a result of these amendments, the Issuer may need to alter its allocation of capital across the credit risk curve, resulting in certain customers receiving loan offers that are smaller than what they had requested.

Any reduction in the rate of interest on loans could have significant repercussions for the industry as a whole and, in particular, the Issuer’s ability to continue to pursue its business model successfully and profitably given the historic concentration of African Bank’s lending business to customers with lower and middle incomes, which could have a material adverse effect on the Issuer’s financial condition, results of operations and prospects.

See “The Banking Sector and Relevant Regulations in South Africa —Principal Legislation —National Credit Act, 2005 (“NCA”)” for more information on regulatory developments relating to the NCA.

The Banks Act and regulations relating to banks and liquidity

The Issuer is required to maintain minimum levels of capital as set out in the Banks Act and the Regulations Relating to Banks. Any failure to maintain the required minimum capital ratios may result in sanctions against the Issuer, which may in turn impact the Issuer’s ability to conduct its business or achieve growth. Moreover, the maintenance of adequate capital and liquidity is also necessary to afford the Issuer financial flexibility in dealing with any turbulence and uncertainty in the global and domestic economies.

The Basel III proposals, which were agreed by the Governors and Heads of the Basel Committee on Banking Supervision (“BCBS”), and endorsed by the G20 leaders at their November 2010 Seoul summit, have been adopted in South Africa, and were implemented from 1 January 2013, with various phases and transitional arrangements to be implemented through to 31 December 2018. For a more detailed discussion of the impact of Basel III, see “The Banking Sector and Relevant Regulation in South Africa—Principal Legislation— Banks Act, 1990 and Regulations Relating to Banks—Basel III” and “Capital and Liquidity Adequacy”. SARB is engaged with the banking industry in respect of the domestic application of elements of Basel III where the regulators are entitled to exercise national discretion. SARB is expected to provide regulations or guidance on certain aspects of Basel III which are yet to be implemented. As such, future regulatory reforms, including for example, increases in the regulatory minimum capital or liquidity requirements, and the full implementation of the minimum standards for funding liquidity in South Africa, pursuant to Basel III, could have a material adverse effect on the Issuer’s business, financial condition and results of operations.

Banks Amendment Act, 3 of 2015

Following the recent amendments to the Banks Act introduced by the Banks Amendment Act 3 of 2015, the curator of a bank who applies for permission to effect a transfer of assets or other transaction contemplated in section 54 of the Banks Act, must report to the Minister of Finance or the Registrar of Banks (as the case may be) on the expected effect of the relevant transaction on the bank’s creditors and, in particular, on whether (i) the creditors of the bank will be treated in an equitable manner and (ii) a reasonable probability exists that a creditor will not incur greater losses, as at the date of the proposed transaction, than would have been incurred if the bank had been wound up in terms of section 68 of the Banks Act on the date of the proposed transaction.

The Minister of Finance or the Registrar of Banks (as the case may be) must, in addition to the requirements of section 54 of the Banks Act, now also consider the curator’s report on the abovementioned matters in making his or her decision whether or not to approve the relevant transaction.

However, the Minister of Finance or the Registrar of Banks (as the case may be) may consent to the relevant transaction notwithstanding the fact that the effects referred to above are not achieved, if the transaction concerned is nevertheless in the opinion of the Minister of Finance or the Registrar of Banks (as the case may be) reasonably likely to promote the maintenance of (i) a stable banking sector (ii) public confidence in the banking sector.

Limit on credit life premiums

The National Credit Amendment Act, 2014, included a provision empowering the Minister of Trade and Industry, in consultation with the Minister of Finance, to prescribe the limit in respect of the cost of credit insurance that a credit provider may charge a consumer. See “—The NCA and unsecured lending” and “The Banking Sector and Relevant Regulations in South Africa—Principal Legislation—National Credit Act, 2005 (“NCA”)”.

On 13 November 2015, the South African Department of Trade and Industry published draft “Credit Life Insurance Regulations, 2015” for comment, which includes, among others, a proposal to limit the cost of credit life insurance. These draft regulations propose that the maximum cost that a credit provider may charge a consumer in relation to credit life insurance, which a consumer is obliged to maintain for the duration of the credit agreement, may not exceed ZAR4.50 per ZAR1 000 (including the cost of any commission, fees or expenses) of the deferred amount, calculated on the total of the consumer’s outstanding obligations under the credit agreement. If the credit life insurance cover provides that a consumer’s total outstanding obligations will be settled in the event of the consumer being temporarily disabled or being unable to earn an income, the proposed regulations permit that the maximum prescribed limitation of the cost of credit life insurance may be increased by an additional ZAR1.00 per ZAR1 000. The draft regulations also propose that the consumer is given the right to substitute an insurance policy of the consumer’s choice at any time after the credit agreement has been entered into if the premium and benefits under the new policy are the same as or better than those under the current policy. There remains some uncertainty about the final details of and timelines for the implementation of any such cap on the cost of credit life insurance.

If, as a result of these powers, the maximum cost that a credit provider may charge a consumer in respect of credit life insurance is prescribed at a level which leads to insurers limiting insurance benefits in terms of credit life policies, this may lead to more of the Issuer’s customers not having sufficient insurance cover for eventualities, which in turn may lead to higher credit losses for the Issuer. Increased credit losses will lead to the Issuer cutting back on new lending. In addition, the Issuer may proceed to collect on the outstanding delinquent debt obligations from the customers directly, rather than recovering it from insurance companies. Any such outcome may have an adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

Retail distribution review

A discussion paper outlining the results of the Retail Distribution Review (“RDR”) was released for comment by the FSB in November 2014. The paper proposes a number of far-reaching reforms to the regulatory framework for distributing retail financial products (such as credit-life insurance) to customers in South Africa.

A total of 55 proposals are put forward in the discussion paper, which are grouped around:

(a)                       the types of services provided by intermediaries to customers and product suppliers respectively;

(b)                       rationalisation of the range of relationships between product suppliers and intermediaries. Proposals under this heading also address the responsibility of product suppliers for advice and intermediary/outsourced services provided; and

(c)                        the types of intermediary remuneration models that should apply to the revised sets of services and relationships proposed, including measures to deal with conflicts of interest in the provision of financial advice.

RDR will require a review of the payment of commissions and fees for intermediary services, binder services and outsourced services between the Issuer and third party insurers (such as Guardrisk) in respect of credit life business offered through the Issuer’s infrastructure to customers of the Issuer. When RDR is implemented, such services will have to be defined in more detail by the Issuer and remuneration must clearly be linked to the range of services that the Issuer performs on behalf of either customers or such third party insurers in the management of credit life business. There will also be more onerous obligations on the Issuer as a financial services provider (“FSP”) in performing, for example, “low advice” services to customers where the Issuer’s distribution models include limited advice; and at the same time more onerous obligations on such third party insurers to ensure the Issuer as their agent is acting in the best interest of customers.

There remains uncertainty about the final details of and timelines for the implementation of RDR. While it is anticipated that financial service income that the Issuer will receive as a result of its intermediary relationship with Guardrisk will reduce from the level of financial service income that African Bank historically received from its relationship with Stangen due to the implementation of RDR, the Issuer is not able to predict whether this will have a material impact on the Issuer’s financial condition, business or results of operations. See “The Banking Sector and Relevant Regulations in South Africa” — “Regulatory Developments” — “South Africa: FSB — Retail Distribution Review Paper” for more information on regulatory developments relating to the RDR.

Financial Sector Regulation Bill

The Financial Sector Regulation Bill (the “FSR Bill”) which was published for comment in December 2014 proposes to introduce significant reforms to the South African financial sector regulatory framework. The FSR Bill gives effect to the South African Government’s decision to move towards a “twin peaks” model of financial regulation for South Africa. The FSR Bill provides for the establishment of two new regulators, namely the Prudential Authority and the Financial Sector Conduct Authority. As a bank, credit provider and financial services provider, the Issuer is likely to be subject to regulatory oversight by both of the proposed new regulators. National Treasury intends for the proposed reform measures to be implemented in two phases. Phase 1 will see the establishment of the two new regulators and assignment of powers (through the FSR Bill) to them. Phase 2 will involve the amendment or replacement of specific laws with laws that are in line with the twin peaks model of regulation. Current indications are that the FSR Bill will enter into effect in April 2016. As the contents of the FSR Bill and the regulations thereunder have not yet been finalised, the Issuer is not able to predict whether it will have a material impact on the Issuer’s financial condition, business or results of operations.

On 13 August 2015, National Treasury, SARB and the FSB published for public comment a discussion document titled “Strengthening South Africa’s Resolution Framework for Financial Institutions” which sets out the motivation, principles and policy proposals for a strengthened framework for the resolution of designated institutions in South Africa. The document sets out how the special resolution framework for so-called “designated resolution institutions” will apply to banks, but highlights that further work will be undertaken to develop specific proposals on applying the special resolution framework to non-bank financial institutions, financial market infrastructure and financial conglomerates. The document is, at this stage, only a position paper and is intended to solicit public comment and serve as a basis for further industry discussions and preparation for the drafting of the Bank Resolution Bill.

The Issuer may be subject to government and regulatory investigations of the financial sector.

A number of lenders in South Africa, including African Bank, are subject to reviews and investigations by the NCR for possible non-compliance with the NCA and the Issuer may be subject to such reviews and investigations in the future. This is particularly the case in the current market environment, which is witnessing increased levels of government and regulatory intervention in the financial sector. Consequently, the Issuer may be requested by the NCR to provide further information or otherwise cooperate with governmental authorities in the conduct of future reviews and investigations. Although there can be no assurance as to the ultimate outcome of such reviews and investigations, the Issuer has no reason to believe that any such reviews or investigations will uncover or reveal any material deviation from prudent lending practices, which could have a material adverse effect on the business, financial condition, results of operations and prospects of the Issuer.

Potential regulatory investigations could also arise in connection with other applicable regulations and cause reputational damage to the Issuer’s brand arising from any association, action or inaction which is perceived by stakeholders to be inappropriate or unethical. Failure to appropriately manage conduct and reputation risks may reduce directly or indirectly, the attractiveness of the Issuer to stakeholders, including customers, and may lead to negative publicity, loss of revenue, litigation, higher scrutiny and/or intervention from regulators, regulatory or legislative action, loss of existing or potential client business, reduced workforce morale, and difficulties in recruiting and retaining talent. Any of the foregoing could have a material adverse effect on the Issuer’s operations, financial condition and prospects.

Uncertainties relating to the interpretation of certain regulations could adversely affect the Issuer.

The interpretation of regulations by courts is subject to a number of uncertainties and, therefore, the outcome of their interpretation by the courts in South Africa is not predictable. These courts may apply or interpret regulatory standards or requirements differently from the interpretation of the Issuer. Accordingly, there is a risk that certain transactions, agreements or other actions by the Issuer could be held to be invalid, non-compliant or in breach of applicable law, which could expose the Issuer to the risk of regulatory proceedings or private litigation and potentially result in costly and lengthy appeal court proceedings, any of which could have a material adverse effect on the Issuer’s reputation, business, financial condition, results of operations and prospects.

The Issuer is exposed to the risk of fraud, bribery and corruption.

The Issuer is exposed to the risk of financial loss due to fraud, bribery and corruption by various parties including, without limitation, crime syndicates. While the Issuer maintains training programmes, codes of conduct and other safeguards to prevent the occurrence of fraud, bribery and corruption, including by employees, members of the board of directors or other key personnel, directly or indirectly, whether under duress, undue influence or acting in collusion with third parties (e.g. organised crime), it may not be possible for the Issuer to detect or prevent every such instance of this type of activity on every occasion. The Issuer may therefore be subject to losses or civil and criminal penalties where its employees engage in any impermissible or illegal activity, which may have a materially adverse impact on the Issuer’s reputation, business, financial condition, results of operations and prospects.

The Issuer’s operations may be disrupted by increased trade union activity in South Africa.

South Africa has regularly experienced high levels of trade union activity. A number of trade unions in various industries have undertaken industrial action, including strikes, in South Africa over the course of 2012 to 2015, which have caused work stoppages and production losses. In addition, recent trade union activity in South Africa has resulted in above-inflation negotiated salary increases in certain sectors. The increase in trade union activity, and increased political pressure on labour-related matters, including public debates regarding the relaxation of labour laws, may increase the likelihood or frequency of industrial action in South Africa or impact labour negotiations.

If, as a result of further increased labour action, customers of the Issuer find themselves out of employment or on strike, these customers’ ability to repay their loans to the Issuer could be affected, which may result in more bad debts held by the Issuer. In addition the Issuer may incur increased labour costs or losses due to increased industrial action. Any of these matters could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

HIV/AIDS poses risks to the Issuer in terms of lost productivity and debt collection.

Statistics South Africa estimated that approximately 5.5 million people, or 10 per cent., of the South African population was living with HIV in 2014. The socioeconomic impact of this pandemic on South Africa is and will continue to be significant. The incidence of HIV/AIDS in South Africa will likely lead to increasing absenteeism, increasing deaths from AIDS-related illnesses, increasing medical and other costs and decreasing productivity. It may also contribute to difficulty in recruiting and retaining employees or collecting outstanding debts from its customers.

Any direct or indirect further impact of HIV/AIDS on the Issuer’s operations and financial condition will be determined by a variety of factors, including the cost and effectiveness of the voluntary testing and treatment programme deployed by the Issuer for the benefit of its employees, the incidence of HIV infection amongst the Issuer’s employees and customers, the progressive impact of HIV/AIDS on infected employees’ and customers’ health and productivity and the medical and other costs associated with infection. Notwithstanding the fact that an HIV treatment programme was rolled out to employees of African Bank, it is not possible to determine with certainty the Issuer’s costs of managing HIV/AIDS or the impact that HIV/AIDS may have on the Issuer in general. The incidence of HIV/AIDS amongst the Issuer’s workforce and customers is beyond its control and a significant increase in such incidences could adversely impact its business, financial condition, results of operations and prospects.

Terrorist acts and other acts of war could have a negative impact on the business.

Terrorist acts, other acts of war or hostility and responses to those acts, may create economic, social and/or political uncertainties. If the Issuer is unable or fails to effectively manage these risks, such acts or events could have a material adverse effect on the Issuer’s business, financial condition, results of operations and prospects.

The Issuer’s insurance policies may not cover, or fully cover, certain types of losses.

The Issuer generally maintains insurance policies covering its fixed assets and operations as well as directors’ and officers’ liability insurance in line with general business practices in South Africa, with policy specifications and insured limits, which the Issuer believes are adequate. The Issuer is insured against certain risks, including, fire, lightning, flooding, theft, fraud, vandalism and third-party liability. However, there can be no assurance that all types of potential losses are insured or that policy limits would be adequate to cover them. In particular, the Issuer’s unsecured loan portfolio, its largest asset, is not insured. Furthermore, the scope of insurance policies maintained by and available to the Issuer may vary from that of insurance policies typically maintained by financial institutions in more developed economies. Any uninsured loss or a loss in excess of insured limits could adversely affect the Issuer’s business, financial condition, results of operations and prospects.

The Issuer may be adversely affected by changes in financial reporting standards.

From time to time, the International Accounting Standards Board (the “IASB”) changes the international financial reporting standards issued by the IASB that govern the preparation of the Issuer’s financial statements. These changes can be difficult to predict and could materially impact how the Issuer records and reports its financial condition and results of operations.

For example, the Issuer, like most entities that hold financial assets subject to credit losses, will be affected by the issuance of IFRS 9: Financial Instruments (“IFRS 9”), part of the IASB’s project ultimately intended to replace the current IAS 39: Financial Instruments: Recognition and Measurement standard.

A finalised version of IFRS 9 was issued in July 2014, and incorporates requirements for classification and measurement, impairment, general hedge accounting and derecognition. This version supersedes all previous versions and is mandatorily effective for periods beginning on or after 1 January 2018 with early adoption permitted (subject to local endorsement requirements). Like other financial institutions, the Issuer expects that IFRS 9 will significantly impact its financial statements, the full extent of which is still being considered.

Breaches by the Issuer of its regulatory obligations as a registered bank may inhibit or prevent its ability to conduct its banking operations.

All banking operations and various ancillary financial services in South Africa require certain licences and registrations from the various registrars that exercise their regulatory powers under the auspices of the FSB, the NCR and the Registrar of Banks. Although the Issuer will be registered as a bank before any New Debt Instruments are issued, the Registrar of Banks has the ability to cancel, suspend or revoke the registration or licence of the Issuer if it fails to comply with certain regulatory requirements. There is no assurance that the Issuer will be able to adhere to these regulatory requirements. A breach of the terms of a licence by any of the Issuer’s entities or the failure to obtain a licence in the future could result in cash flow difficulties and penalties which may include temporary administration of the Issuer by the Registrar of Banks and/or fines imposed by the Registrar of Banks on the Issuer, which may, in turn, affect the Issuer’s ability to fulfil its payment obligations, and would have a material adverse effect on its reputation, business, financial condition, results of operations and prospects. See “The Banking Sector and Relevant Regulations in South Africa”.

Risks relating to the Notes and markets generally

Investments in emerging markets are subject to greater risk than investments in more developed markets.

Investors in emerging markets should be aware that these markets are subject to greater risks than more developed markets, including in some cases significant legal, economic and political risks. Accordingly, investors should exercise particular care in evaluating the risks involved and must decide for themselves whether, in the light of those risks, their investment is appropriate. Generally, investment in emerging markets is only suitable for sophisticated investors who fully appreciate the significance of the risk involved.

Regulatory action in the event the Issuer is failing, likely to fail or non-viable could materially adversely affect the value of the Notes.

On 13 August 2015, National Treasury, SARB and the FSB published for public comment a discussion document titled “Strengthening South Africa’s Resolution Framework for Financial Institutions” which sets out the motivation, principles and policy proposals for a strengthened framework for the resolution of designated financial institutions in South Africa. The document includes a discussion of certain stabilisation powers that could be used by SARB to restore or maintain the critical functions of these designated financial institutions, including the power to assign losses of a failed institution to its shareholders and certain classes of creditors in order to recapitalise the failed institution. This power is referred to as “bail-in”, which involves the divestment of shares from shareholders and, if necessary, the reduction or negation of an institution’s creditors’ claims to the extent necessary to restore the institution to financial viability.

Although South Africa does not currently have a “bail-in” regime in place, investors should note that SARB and National Treasury are, at the date of this Base Prospectus, in the process of drafting statutory legislation for a South African recovery and resolution regime that would make provision for statutory bail-in. If statutory bail-in is adopted in South Africa, the Issuer could be subject to such a regime if the relevant authorities were to determine that the Issuer is failing, likely to fail or non-viable. In this scenario, the exercise of this resolution power or any suggestion of any such exercise could materially adversely affect the value of any Notes and could lead to Noteholders losing some or all of the value of their investment in the Notes. In particular, prospective investors should note the risk of statutory loss absorption applicable to Tier 2 Notes set out in the risk factor headed “Statutory Loss Absorption at the Point of Non-viability of the Issuer” on page 37 — 38 of this Base Prospectus.

Lack of liquidity in secondary markets generally.

A prospective investor of the Notes should be aware of the prevailing and widely reported global credit market conditions (which continue at the date hereof), whereby there is a general lack of liquidity in the secondary markets for instruments similar to the Notes. The Issuer cannot predict if and when these circumstances will change, and if and when they do, whether conditions of general market illiquidity for the Notes and instruments similar to the Notes will return in future.

There is no active trading market for the Notes.

Notes issued under the Programme will be new securities which may not be widely distributed and for which there is currently no active trading market (unless in the case of any particular Tranche, such Tranche is to be consolidated with and form a single Series with a Tranche of Notes which is already issued). If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Issuer.

Although applications may be made for the Notes to be traded on the Market or on such other Financial Exchange(s) as may be determined by the Issuer, there is no assurance that such applications will be accepted, that any particular Tranche of Notes will be so listed or will remain listed or that an active trading market will develop.

There is no assurance as to the development or liquidity of any trading market for any particular Tranche of Notes.

The Notes may be subject to exchange rate risks and exchange controls.

The Issuer will pay the principal and interest on the Notes in the Specified Currency. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than the Specified Currency. These include the risk that exchange rates may significantly change (including changes due to devaluation of the Specified Currency or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Specified Currency would decrease (i) the Investor’s Currency-equivalent yield on the Notes, (ii) the Investor’s Currency-equivalent value of the principal payable on the Notes and (iii) the Investor’s Currency-equivalent market value of the Notes.

Fixed rate notes are subject to interest rate risks.

An investment in Fixed Rate Notes involves the risk that subsequent changes in market interest rates may adversely affect the value of Fixed Rate Notes.

No limitation on issuing securities or indebtedness.

There is no restriction on the amount of securities or indebtedness which the Issuer may issue or incur. The issue of any such securities or indebtedness may reduce the amount recoverable by holders of Notes on any of a winding-up, liquidation or curatorship of the Issuer.

Legal investment considerations may restrict certain investments.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (i) Notes are legal investments for it, (ii) Notes can be used as collateral for various types of borrowing and (iii) other restrictions apply to its purchase or pledge of any Notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.

Credit Rating.

Tranches of Notes issued under the Programme and/or the Issuer may be rated or unrated. If a rating is assigned, such rating may not reflect the potential impact of all risks related to structure, market, additional factors discussed herein, and other factors that may affect such Notes of the Issuer. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the Notes issued under the Programme.

Market perceptions concerning the instability of the Euro, the potential re-introduction of individual currencies within the Eurozone or the potential dissolution of the Euro entirely could adversely affect the value of the Notes.

Concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations, the overall stability of the Euro and the suitability of the Euro as a single currency given the diverse economic and political circumstances in individual Member States. These and other concerns could lead to the re-introduction of individual currencies in one or more Member States, or, in more extreme circumstances, the possible dissolution of the Euro entirely. Should the Euro dissolve entirely, the legal and contractual consequences for holders of Euro-denominated obligations would be determined by laws in effect at such time. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the Notes.

Definitive Notes or individual Certificates will not be issued in integral multiples of less than €100,000.

In relation to any issue of Notes that has a denomination consisting of the minimum Specified Denomination of €100,000 plus a higher integral multiple of another smaller amount, it is possible that the Notes may be traded in amounts in excess of €100,000 (or its equivalent) that are not integral multiples of €100,000 (or its equivalent). In such a case a Noteholder who, as a result of trading such amounts, holds a principal amount of less than the minimum Specified Denomination will not receive a Definitive Notes or individual Certificates in respect of such holding (should Definitive Notes or individual Certificates be printed) and would need to purchase a principal amount of Notes such that it holds an amount equal to one or more Specified Denominations.

Risks related to the structure of a particular issue of Notes

A wide range of Notes may be issued under the Programme. A number of these Notes may have features which contain particular risks for potential investors. Set out below is a description of certain such features:

Fixed/Floating Rate Notes are subject to additional risks.

Fixed/Floating Rate Notes may bear interest at a rate that the Issuer may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. The Issuer’s ability to convert the interest rate will affect the secondary market and the market value of such Notes since the Issuer may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If the Issuer converts from a fixed rate to a floating rate, the spread on the Fixed/Floating Rate Notes may be less favourable than then-prevailing spreads on comparable Floating Rate Notes tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other Notes. If the Issuer converts from a floating rate to a fixed rate, the fixed rate may be lower than then-prevailing rates on its Notes.

Investment in Fixed Rate Notes involves the risk that subsequent changes in market interest rates may adversely affect the value of the Fixed Rate Notes.

Notes issued at a substantial discount or premium.

The market values of securities issued at a substantial discount or premium from their nominal amount tend to fluctuate more in relation to general changes in interest rates than do prices for conventional interest-bearing securities. Generally, the longer the remaining term of the securities, the greater the price volatility as compared to conventional interest-bearing securities with comparable maturities.

The Notes may be redeemed prior to maturity.

Unless in the case of any particular Tranche of Notes the relevant Final Terms or Pricing Supplement specify otherwise, the Issuer may redeem all outstanding Notes on the occurrence of certain tax events or regulatory events in accordance with the Terms and Conditions.

In addition, if in the case of any particular Tranche of Notes the relevant Final Terms or Pricing Supplement specify that the Notes are redeemable at the Issuer’s option in certain other circumstances, the Issuer may choose to redeem the Notes at times when prevailing interest rates may be relatively low.

An optional redemption feature is likely to limit the market value of the Notes. During any period when the Issuer may elect to redeem the Notes, the market value of those Notes generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period. The Issuer may be expected to redeem Notes when its cost of borrowing is lower than the interest rate on the Notes.

At those times, an investor generally would not be able to re-invest the redemption proceeds at an effective interest rate as high as the interest rate on the Notes being redeemed and may only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

Any redemption of Tier 2 Notes (which at the time of the relevant redemption qualify as Tier 2 Capital) prior to their Maturity Date requires the prior written approval of the Relevant Regulator.

Trading in the clearing systems.

In relation to Notes which have a minimum denomination and are tradable in the clearing systems in amounts above such minimum denomination which are smaller than it, should Notes in definitive form represented by an individual Certificate be required to be issued, a holder who does not have an integral multiple of the minimum denomination in his account with the relevant clearing system at the relevant time may not receive all of his entitlement in the form of individual Certificates unless and until such time as his holding becomes an integral multiple of the minimum denomination. If individual Certificates are issued, holders should be aware that individual Certificates which have a denomination which is not an integral multiple of the minimum Specified Denomination may be illiquid and difficult to trade.

Modification and waivers.

The Terms and Conditions contain provisions for calling meetings of Noteholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Noteholders including Noteholders who did not attend and vote at the relevant meeting and Noteholders who voted in a manner contrary to the majority.

Change of law.

The Notes are governed by, and will be construed in accordance with, English law in effect the date of issue of the relevant Notes, except for Conditions 3(b) (Status of the Tier 2 Notes), 3(d) (Statutory Loss Absorption of the Tier 2 Notes), and 10(b) (Events of Default relating to Tier 2 Notes), which are governed by the laws of South Africa. No assurance can be given as to the impact of any possible judicial decision or change to English or South African law or administrative practice after the date of this Base Prospectus. Changes in

English or South African law may include, but, are not limited to, the introduction of a variety of statutory resolutions and loss absorption tools which may affect the rights of holders of securities issued by the Issuer, including the Tier 2 Notes. Such tools may include the ability to write off sums otherwise payable on such Tier 2 Notes at a time when the Issuer is no longer considered viable by the Relevant Regulator or pursuant to the Capital Regulations (as defined in the Conditions) or upon the occurrence of another trigger event. See “Risks relating to the Tier 2 Notes”.

Risks relating to the Tier 2 Notes

Notes may be subordinated to most of the Issuer’s liabilities.

The payment obligations of the Issuer under the Tier 2 Notes will rank behind claims of Depositors and Senior Creditors (including holders of Senior Notes). See Condition 3(b) (Status of the Tier 2 Notes) in respect of the Terms and Conditions of the Tier 2 Notes for a full description of subordination and the payment obligations of the Issuer under Tier 2 Notes.

Further, in the event of the dissolution of the Issuer or if the Issuer is placed into liquidation, under curatorship or is wound-up, the Issuer will be required to pay or discharge the claims of Depositors and Senior Creditors in full before it can make any payments in respect of such Tier 2 Notes. If this occurs, the Issuer may not have enough assets remaining after these payments to pay amounts due under the relevant Tier 2 Notes.

No limitation on issuing securities or indebtedness which ranks senior to or pari passu to Tier 2 Notes.

There is no restriction on the amount of securities or indebtedness which the Issuer may issue or incur which rank senior to or pari passu with any Tier 2 Notes. The issue of any such securities or indebtedness may reduce the amount recoverable by holders of Tier 2 Notes on any of a winding-up, liquidation or curatorship of the Issuer.

Winding up, liquidation or curatorship and limited rights of acceleration for Tier 2 Noteholders.

If the Issuer is wound-up or dissolved or put into liquidation or curatorship (other than pursuant to a Solvent Reconstruction), Tier 2 Noteholders will not be entitled to any payments of the Tier 2 Notes until the claims of Depositors and Senior Creditors which are admissible in any such winding-up, liquidation or curatorship have been paid or discharged in full. If the Issuer does not have sufficient assets at the time of winding-up, dissolution, liquidation or curatorship to satisfy those claims, Tier 2 Noteholders will not receive any payment on the Tier 2 Notes. There is no limitation on the ability to issue debt securities in the future that would rank equal or senior in winding-up, dissolution, liquidation or curatorship to the Tier 2 Notes.

In addition, the rights of Tier 2 Noteholders are limited in certain respects. In particular, if the Issuer defaults on a payment of principal or interest due on any Tier 2 Notes for a period of ten days or more, such Tier 2 Noteholders may only institute proceedings for the winding-up of the Issuer (and/or prove in any winding-up of the Issuer), but take no other action in respect of that default. Only if an order is made or an effective resolution is passed for the winding-up of the Issuer (other than pursuant to a Solvent Reconstruction) shall such Tier 2 Noteholder be able to declare (upon written notice) such Tier 2 Notes immediately due and payable (and in this regard, see “Notes may be subordinated to most of the Issuer’s liabilities” above).

Proceeds of Tier 2 Notes may qualify as Tier 2 Capital.

In order for the proceeds of the issuance of a Tier 2 Note to qualify as Tier 2 Capital, the Tier 2 Notes must comply with the Capital Regulations and such conditions (in addition to the conditions specified in the Capital Regulations) as may be prescribed by the Relevant Regulator for the proceeds of the issue of such Notes to qualify as Tier 2 Capital pursuant to the approval granted by the Relevant Regulator (the “Additional Conditions”) (as applicable).

Under the laws of South Africa, the direct or indirect acquisition of a Tier 2 Note by a third party which is a bank or controlling company (all as defined in the Banks Act) or by a non-bank subsidiary of such a bank or controlling company, will be regarded as a deduction against the capital of the acquiring bank or controlling company in question, in an amount determined in accordance with and subject to the Regulations Relating to Banks.

Further, when a Tier 2 Note is issued, it may be redeemed, or purchased and cancelled before maturity only at the option of the Issuer and only with the prior written approval of the Relevant Regulator under the Regulations Relating to Banks. In addition, in compliance with the Regulations Relating to Banks, the terms and conditions of such Notes will not entitle the Noteholders to accelerate the repayment of future scheduled repayments such as interest coupon or principal, except in the case of bankruptcy or liquidation.

The Tier 2 Notes may be subsequently excluded as Tier 2 Capital or be adversely affected as a result of a Regulatory Event. See “Statutory Loss Absorption at the Point of Non-viability of the Issuer” below for further detail.

Statutory Loss Absorption at the Point of Non-viability of the Issuer.

Basel III requires the implementation of certain non-viability requirements as set out in the press release dated 13 January 2011 of the Basel Committee entitled “Minimum requirements to ensure loss absorbency at the point of non-viability” (the “Basel III Non-Viability Requirements”). The Basel III Non-Viability Requirements represent part of the broader package of guidance issued by the Basel Committee on 16 December 2010 and 13 January 2011 in relation to Basel III.

Under the Basel III Non-Viability Requirements, the terms and conditions of all non-common tier 1 and tier 2 instruments issued by an internationally-active bank must have a provision that requires such instruments, at the option of the relevant authority, to either be written off or converted into common equity upon the occurrence of a trigger event (described below) unless:

(a)                       the governing jurisdiction of the bank has in place laws that (i) require such tier 1 and tier 2 instruments to be written off upon such event, or (ii) otherwise require such instruments to fully absorb losses before tax payers are exposed to loss (a “Statutory Loss Absorption Regime” or “SLAR”);

(b)                       a peer group review confirms that the jurisdiction conforms with paragraph (a) above; and

(c)                        it is disclosed by the relevant regulator and by the issuing bank, in issuance documents going forward, that such instruments are subject to loss under paragraph (a) above.

The trigger event is the earlier of: (1) a decision that a write-off, without which the issuing bank would become non-viable, is necessary, as determined by the relevant authority; and (2) the decision to make a public sector injection of capital, or equivalent support, without which the issuing bank would have become non-viable, as determined by the relevant authority.

Regulation 38(14) of the Regulations Relating to Banks refers to the need for the Basel III Non-Viability Requirements to be reflected in the terms and conditions of a tier 2 instrument (defined below) unless a duly enforceable SLAR is in place. SARB has provided some clarity on the loss absorbency requirements contemplated in the Regulations Relating to Banks in Guidance Note 2 of 2012 (Matters related to the implementation of Basel III), Guidance Note 7 of 2013 (Loss absorbency requirements for Additional Tier 1 and Tier 2 capital instruments) (“Guidance Note 7”), Circular 6 of 2013 (Matters related to conditions for the issue of instruments or shares, the proceeds of which rank as Tier 2 capital) and Circular 6 of 2014 (Interpretation of specified conditions for the issuing if instruments or shares which rank as additional tier 2 capital and tier 2 capital), and has indicated that it, together with National Treasury, is in the process of drafting legislation that will provide for a detailed SLAR. No official statement has however been made as to when the SLAR will be implemented in South Africa. However, on 13 August 2015, National Treasury, SARB and the FSB published for public comment a discussion document titled “Strengthening South Africa’s Resolution Framework for Financial Institutions” which sets out the motivation, principles and policy proposals for a strengthened framework for the resolution of designated institutions in South Africa. The document sets out how the special resolution framework for so-called “designated resolution institutions” will apply to banks, but highlights that further work will be undertaken to develop specific proposals on applying the special resolution framework to non-bank financial institutions, financial market infrastructure and financial conglomerates. The document is, at this stage, only a position paper and is intended to solicit public comment and serve as a basis for further industry discussions and preparation for the drafting of the Bank Resolution Bill.

SARB has also provided detail in relation to its approach to bank recovery and outlined the phased-in approach to be followed in relation to the development of bank resolution plans in Guidance Note 4 of 2012 (Further guidance on the development of recovery and resolution plans by South African banks). SARB has provided further guidance on the minimum requirements for the recovery plans of banks, branches of foreign banks and controlling companies in Directive 1 of 2015 (Minimum requirements for the recovery plans of banks, controlling companies and branches of foreign institutions). These Guidance Notes are broadly drafted and require further refinement, and market participants continue to discuss the Regulations Relating to Banks and the Guidance Notes with SARB. Paragraph 1.3 of Guidance Note 7 provides that SARB will continue to monitor international developments around loss absorbency requirements, and if necessary, will issue further guidance.

Guidance Note 7 requires banks to indicate, in the contractual terms and conditions of any tier 2 capital instruments (“tier 2 instruments”) issued, whether such instruments would be either written-off or converted into the most subordinated form of equity of the bank and/or its controlling company (such conversion, “Conversion”) at the occurrence of a trigger event determined at the Registrar of Bank’s discretion, as envisaged in Regulation 38(14)(a)(i) of the Regulations Relating to Banks. To the extent that any tier 2 instruments are issued prior to the commencement of the Statutory Loss Absorption Regime, such tier 2 instruments will have to contractually provide for write-off or Conversion at the discretion of the Relevant Regulator at the occurrence of a trigger event (as write-off and Conversion are understood and applied in terms of the regulatory framework applicable at the time of the issuance of such tier 2 instruments) in order to qualify as Tier 2 Capital.

Notwithstanding the above, paragraph 6.3 of Guidance Note 7 provides that banks have the option to elect to have the contractual terms and conditions of any tier 2 instruments issued prior to the implementation of the Statutory Loss Absorption Regime dealing with write-off and/or Conversion replaced with the Statutory Loss Absorption Regime upon its commencement.

The Conditions do not contain any contractual terms and conditions to enable write-off and/or Conversion in respect of the Tier 2 Notes, but are expressed to be subject to any provisions of South African law that implement the Statutory Loss Absorption Regime. See Condition 3(d) (Statutory Loss Absorption of Tier 2 Notes) in this regard. Until such time that a Statutory Loss Absorption Regime is implemented in South Africa, Notes issued under the Programme would not qualify as tier 2 instruments.

Subject to the implementation and content of the Statutory Loss Absorption Regime (which will apply to all Tier 2 Notes issued after it commencement date), Tier 2 Notes will be subject to write-off or Conversion upon the occurrence of the trigger event specified in writing by the Relevant Regulator. This may result in Tier 2 Noteholders losing some or all of their investment.

The exercise of any such power or discretion by the Relevant Regulator or any suggestion of such exercise could materially adversely affect the price or value of a Noteholder’s investment in Tier 2 Notes and/or the ability of the Issuer to satisfy its obligations under such Tier 2 Notes. Additionally, Conversions will be subject to any restrictions on holding shares in a bank and/or a controlling company of a bank under South African law.

The investment in, and disposal, write off or Conversion of, Tier 2 Notes may have tax consequences in the hands of Tier 2 Noteholders, the Issuer or both.

The investment in, and disposal, write off or Conversion upon the occurrence a Trigger Event of, Tier 2 Notes, may have considerable tax consequences in the hands of Tier 2 Noteholders, the Issuer or both. As any such potential consequences depend on various factors, prospective investors in Tier 2 Notes are strongly advised to consult their own professional advisers as to the tax consequence of investing in Tier 2 Notes, and particularly as to whether a disposal, write off or Conversion of Tier 2 Notes will result in an income tax liability.

Risks relating to Renminbi-denominated Notes

Notes denominated in RMB (“CNH Notes”) may be issued under the Programme. CNH Notes contain particular risks for potential investors.

Renminbi is currently not freely convertible. There are significant restrictions on remittance of Renminbi into and outside the PRC, which may adversely affect the liquidity of CNH Notes and the ability of the Issuer to source Renminbi outside the PRC to service the CNH Notes.

Renminbi is not freely convertible at present. The government of the PRC continues to regulate conversion between Renminbi and foreign currencies, including the Hong Kong dollar, despite significant reduction in control by it in recent years over trade transactions involving import and export of goods and services as well as other frequent routine foreign exchange transactions. These transactions are known as current account items.

However, remittance of Renminbi by foreign investors into the PRC for the purposes of capital account items, such as capital contributions, is generally only permitted upon obtaining specific approvals from, or completing specific registrations or filings with, the relevant authorities on a case-by-case basis and is subject to a strict monitoring system. Regulations in the PRC on the remittance of Renminbi into the PRC for settlement of capital account items are developing gradually but there can be no assurance that liberalisation of control over cross-border remittance of Renminbi will continue in the future, that any pilot schemes for Renminbi cross-border utilisation will not be discontinued or that new regulations in the PRC will not be promulgated in the future which have the effect of restricting or eliminating the remittance of Renminbi into or outside the PRC. In the event that funds cannot be repatriated outside the PRC in Renminbi, this may affect the overall availability of Renminbi outside the PRC and the ability of the Issuer to source Renminbi to finance its obligations under the CNH Notes.

Since February 2004, in accordance with arrangements between the PRC central government and the Hong Kong government, licensed banks in Hong Kong may offer limited Renminbi denominated banking services to Hong Kong residents and specified business customers. The People’s Bank of China (“PBoC”) has also established a Renminbi clearing and settlement system for participating banks in Hong Kong. In July 2010, further amendments were made to the Settlement Agreement on the Clearing of RMB Business (the “Settlement Agreement”) between the PBoC and Bank of China (Hong Kong) Limited (the “RMB Clearing Bank”) to further expand the scope of Renminbi business for participating banks in Hong Kong. Pursuant to the revised arrangements, all corporations are allowed to open Renminbi accounts in Hong Kong; there is no longer any limit on the ability of corporations to convert Renminbi; and there will no longer be any restriction on the transfer of Renminbi funds between different accounts in Hong Kong. In addition, PBoC has now established Renminbi clearing and settlement systems with financial institutions in other major global financial centres (each also a “RMB Clearing Bank”), including London, Frankfurt and Singapore, to further internationalise the Renminbi.

There are restrictions imposed by PBoC on Renminbi business participating banks in respect of cross-border Renminbi settlement, such as those relating to direct transactions with PRC enterprises. Furthermore, Renminbi business participating banks do not have direct Renminbi liquidity support from PBoC. The Renminbi Clearing Banks only have access to onshore liquidity support from PBoC for the purpose of squaring open positions of participating banks for limited types of transactions and are not obliged to square for participating banks any open positions resulting from other foreign exchange transactions or conversion services. In such cases, the participating banks will need to source Renminbi from outside the PRC to square such open positions.

Although it is expected that the offshore Renminbi market will continue to grow in depth and size, its growth is subject to many constraints as a result of PRC laws and regulations on foreign exchange. There is no assurance that new PRC regulations will not be promulgated or the settlement arrangements will not be terminated or amended in the future which will have the effect of restricting availability of Renminbi outside the PRC, which could affect the liquidity of the CNH Notes. To the extent the Issuer is required to source Renminbi in the offshore market to service its CNH Notes, there is no assurance that the Issuer will be able to source such Renminbi on satisfactory terms, if at all.

Investment in the CNH Notes is subject to exchange rate risks.

The value of the Renminbi against the U.S. dollar and other foreign currencies fluctuates and is affected by changes in the PRC, by international political and economic conditions and by many other factors. In addition, although the Issuer’s primary obligation is to make all payments of interest and principal or other amounts with respect to the CNH Notes in Renminbi, in certain circumstances, and if so specified, the Conditions allow the Issuer to make payment in U.S. Dollars at the prevailing spot rate of exchange. All payments of interest and principal will be made with respect to the CNH Notes in Renminbi. As a result, the value of these Renminbi payments in U.S. dollars or other foreign currencies may vary with the prevailing exchange rates in the marketplace. If the value of Renminbi depreciates against the U.S. dollar or other foreign currencies, the value of investment in U.S. dollars or other applicable foreign currencies will decline. In addition, there may be tax consequences for investors as a result of any foreign currency gains resulting from any investment in the CNH Notes.

Payments in respect of the CNH Notes will only be made to investors in the manner specified in such CNH Notes.

All payments to investors in respect of the CNH Notes will be made solely by (i) when the CNH Notes are represented by a Global Note or a Global Certificate, transfer to a Renminbi bank account maintained in Hong Kong in accordance with prevailing rules and procedures of Euroclear and Clearstream Luxembourg or any alternative clearing system, or (ii) when the CNH Notes are in definitive form, transfer to a Renminbi bank account maintained in Hong Kong in accordance with prevailing rules and regulations. The Issuer is not required to make payment by any other means (including in any other currency or in bank notes, by cheque or draft or by transfer to a bank account in the PRC).

KEY FEATURES OF THE PROGRAMME

This overview should be read as an introduction to, and is qualified in its entirety by reference to, the more extensive information contained elsewhere in this Base Prospectus. This overview may not contain all the information that prospective investors should consider before deciding to invest in the Notes. Accordingly, any decision by a prospective investor to invest in the Notes should be based on a consideration of this Base Prospectus as a whole, including any documents incorporated by reference. Prospective investors should read this entire Base Prospectus carefully, including the financial statements and related notes, pro forma financial information and the information set out under the heading “Risk Factors”.

Issuer	K2014176899 (SOUTH AFRICA) LIMITED to change its name to African Bank Limited (Registration Number 2014/176899/06) by the date any Notes are issued hereunder.

Description	Euro Medium Term Note Programme.

Initial Programme Amount	Up to U.S.$6,000,000,000 (or its equivalent in other currencies at the date of issue) aggregate nominal amount of Notes outstanding at any one time.

Fiscal Agent, Transfer Agent and Calculation Agent	Citibank N.A., London Branch.

Registrar	Citigroup Global Markets Deutschland AG.

Method of Issue

The Notes may be issued on a syndicated or non-syndicated basis or without the involvement of a manager or dealer. The Notes may be issued in series (each a “Series”) having one or more issue dates and on terms otherwise identical (or identical other than in respect of the first payment of interest), the Notes of each Series being intended to be interchangeable with all other Notes of that Series. Each Series may comprise one or more tranches of Notes (each, a “Tranche”) issued on the same or different issue dates. The specific terms of each Tranche (which will be completed, where necessary, with the relevant terms and conditions and, save in respect of the issue date, issue price, first payment of interest and nominal amount of the Tranche, will be identical to the terms of other Tranches of the same Series) will be completed in the Final Terms.

Issue Price

Notes may be issued at any price, as specified in the Final Terms. The price and amount of the Notes to be issued under the Programme will be determined at the time of issue in accordance with prevailing market conditions.

Form of Notes	The Notes may be Bearer Notes or Registered Notes.

Each Tranche of Bearer Notes will be represented on issue by a Temporary Global Note if (i) Definitive Notes are to be made available to Noteholders following the expiry of 40 days after their issue date or (ii) such Notes have an initial maturity of more than one year and are being issued in compliance with the D Rules (as defined in “Selling Restrictions”). Otherwise such

Tranche will be represented by a Permanent Global Note.

Each Tranche of the Registered Notes will be represented by Certificates, one Certificate being issued in respect of each Noteholder’s entire holding of Registered Notes of one Series. Certificates representing Registered Notes that are registered in the name of a nominee for one or more clearing systems are referred to as “Global Certificates”.

Clearing Systems	Euroclear and Clearstream, Luxembourg or as otherwise specified in the relevant Final Terms.

Currencies

Notes may be denominated in U.S. Dollars, Euros, Swiss Francs, Sterling, Renminbi or in any other currency or currencies, subject to compliance with all relevant laws, regulations, directives and central bank requirements.

Maturities

Subject to compliance with all relevant laws, regulations, directives and/or central bank requirements, any maturity, and in relation to Tier 2 Notes, such minimum maturities as may be required from time to time by the applicable Capital Regulations (as defined in the Conditions) that are specified in the relevant Final Terms.

Subject to the applicable Capital Regulations, as at the date of this Base Prospectus Tier 2 Notes will have a minimum maturity of five years and one day after the issue date.

Specified Denomination	Definitive Notes will be in such denominations (each a “Specified Denomination”) as may be specified in the relevant Final Terms.

In the case of any Notes which are to be admitted to trading on a regulated market, or offered to the public, within the EEA in circumstances which require the publication of a prospectus under the Prospectus Directive, the minimum Specified Denomination shall be €100,000 (or its equivalent in any other currency as at the date of issue of the Notes).

Unless otherwise permitted by then current laws and regulations, Notes (including Notes denominated in Sterling) which have a maturity of less than one year and in respect of which the issue proceeds are to be accepted by the Issuer in the United Kingdom or whose issue otherwise would constitute a contravention of section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) will have a minimum denomination of £100,000 (or its equivalent in another currency).

Fixed Rate Notes	Fixed Rate Notes (as defined in the Conditions) will bear fixed interest payable in arrear on the date or dates in each year specified in the relevant Final Terms.

Floating Rate Notes	Floating Rate Notes (as defined in the Conditions) will bear interest determined separately for each Series as follows:

(i) on the same basis as the floating rate under a notional interest rate swap transaction in the relevant specified currency governed by an agreement incorporating the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc.; or

(ii) by reference to LIBOR, LIBID, LIMEAN or EURIBOR as adjusted for any applicable margin.

Interest Periods will be specified in the relevant Final Terms.

Zero Coupon Notes	Zero Coupon Notes (as defined in the Conditions) may be issued at their nominal amount or at a discount to it and will not bear interest.

Interest Periods, Interest Accrual Periods and Interest Rates

The length of the Interest Periods for the Notes and the applicable interest rate or its method of calculation may differ from time to time or be constant for any Series. Notes may have a maximum interest rate, a minimum interest rate, or both. The use of Interest Accrual Periods permits the Notes to bear interest at different rates in the same Interest Period. All such information will be set out in the relevant Final Terms.

Redemption	The relevant Final Terms will specify the basis for calculating the redemption amounts payable.

Subject to the applicable Capital Regulations and any instructions received from the Registrar of Banks, Tier 2 Notes will have a minimum period to maturity determined in accordance with the Capital Regulations relating to such Tier 2 Notes as set out in the Final Terms. For so long as the applicable Capital Regulations so require, Tier 2 Notes (which at the time of the relevant redemption qualify as Tier 2 Capital) may be redeemed, or purchased and cancelled by the Issuer prior to the Maturity Date only at the option of the Issuer and with the prior written approval of the Relevant Regulator and in accordance with the Additional Conditions (if any), even when an Event of Default has occurred and is continuing. Further, in relation to Tier 2 Notes (which at the time of the relevant redemption qualify as Tier 2 Capital), any such redemption shall be further subject to the Capital Regulations.

Optional Redemption

Subject to “Redemption” above, the Final Terms issued in respect of each issue of Notes will state whether such Notes may be redeemed prior to their stated maturity at the option of the Issuer (either in whole or in part) and/or the holders, and if so the terms applicable to such redemption.

Tax Redemption

Except as described in “Optional Redemption” above and “Redemption for Regulatory Reasons” below and subject, as described in “Redemption” above, early redemption will only be permitted for tax reasons as described in Condition 6(c) (Redemption for Taxation Reasons).

Redemption for Regulatory	Except as described in “Optional Redemption” and “Tax

Reasons

Redemption” above and subject to, as described in “Redemption” above, early redemption of Tier 2 Notes in whole or in part is permitted at the option of the Issuer if a Regulatory Event occurs and while it is continuing as described in Condition 6(d) (Redemption of Tier 2 Notes for Regulatory Reasons) if so specified in the relevant Final Terms.

Status of the Senior Notes

Subject as set out in “Negative Pledge” below, the Senior Notes are unsecured obligations of the Issuer which rank pari passu and without any preference among themselves and, subject as aforesaid, with all other unsecured and unsubordinated indebtedness of the Issuer, present and future, all as set out in Condition 3(a) (Status of the Senior Notes).

Status of the Tier 2 Notes

The Tier 2 Notes constitute direct, unsecured and subordinated obligations of the Issuer and rank (i) pari passu and without any preference among themselves, (ii) save for those that have been accorded preferential rights by law, at least pari passu with all other subordinated obligations of the Issuer (other than any subordinated obligations which rank or are expressed to rank senior to the Issuer’s obligations under the Tier 2 Notes) including but not limited to subordinated obligations in the form of other Tier 2 Notes and Tier 2 Capital, whether issued before the date of issue of the Tier 2 Notes or thereafter, (iii) ahead of and in priority to all Junior Obligations and (iv) behind in priority to all claims of Depositors and Senior Creditors, all as described in Condition 3(b) (Status of the Tier 2 Notes).

Negative Pledge	The Senior Notes will have the benefit of a negative pledge as described in Condition 4 (Negative Pledge).

Cross-Acceleration

The Senior Notes contain a cross-acceleration provision in respect of Material Indebtedness (as defined in Condition 18 (Definitions) and including for this purpose any assumption in respect of Material Indebtedness).

Ratings	Tranches of Notes may be rated or unrated. Where a Tranche of Notes is to be rated, such rating will be specified in the relevant Final Terms.

Whether or not each credit rating applied for in relation to a Series of Notes will be issued by S&P will be disclosed in the Final Terms. S&P is established in the European Union and is registered under the CRA Regulation.

A credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

Taxation

All payments of principal and interest in respect of the Notes will be made free and clear of withholding taxes of South Africa, unless the withholding is required by Applicable Law (as defined in the Conditions). In that event, the Issuer shall, subject to its right to early redeem following a Tax Event (as described in “Tax

Redemption” above) (and subject to the exceptions in Condition 8 (Taxation)) pay such additional amounts as will result in the Noteholders receiving such amounts as they would have received in respect of such Notes had no such withholding been required.

Governing Law

The Notes (other than Conditions 3(b) (Status of the Tier 2 Notes), 3(d) (Statutory Loss Absorption of Tier 2 Notes) and 10(b) (Events of Default relating to Tier 2 Notes), which are governed by the laws of South Africa)) and any non-contractual obligations arising out of or in connection with the Notes will be governed by and construed in accordance with English law.

Enforcement of Notes in Global Form

In the case of Global Notes and Global Certificates, individual investors’ rights against the Issuer will be governed by a deed of covenant dated on or around 31 March 2016 (the “Deed of Covenant”), a copy of which will be available for inspection at the specified office of the Fiscal Agent.

Listing and Trading

Applications have been made for the Notes to be admitted during the period of twelve months after the date hereof to listing on the Official List of the FCA and to trading on the Market or will be made as otherwise specified in the relevant Final Terms and references to listing shall be construed accordingly. As specified in the relevant Final Terms, a Series of Notes may be unlisted. PD Exempt Instruments will be issued by way of a pricing supplement. Information contained in this Base Prospectus regarding PD Exempt Instruments shall not be deemed to form part of this Base Prospectus and the UK Listing Authority has neither approved nor reviewed information contained in this Base Prospectus in connection with PD Exempt Instruments.

Selling Restrictions

For a description of certain restrictions on offers, sales and deliveries of Notes and on the distribution of offering material in the United States, the EEA, the United Kingdom, China, Hong Kong, Singapore, South Africa, the Republic of Italy and Japan, see “Subscription and Sale”.

Bearer Notes will be issued in compliance with United States Treasury Regulations §1.163-5(c)(2)(i)(D) (or any successor rules in substantially the same form that are applicable for purposes of Section 4701 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) (the “D Rules”) unless (i) the relevant Final Terms states that the Notes are issued in compliance with United States Treasury Regulations §1.163-5(c)(2)(i)(C) (or any successor rules in substantially the same form that are applicable for purposes of Section 4701 of the Code) (the “C Rules”), or (ii) the Notes are issued other than in compliance with the D Rules or the C Rules but in circumstances in which the Notes will not constitute “registration required obligations” under the United States Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”), which circumstances will be referred to in the relevant Final Terms as a transaction to which TEFRA is not applicable.

Risk Factors

Investing in Notes issued under the Programme involves certain risks. The principal risk factors that may affect the ability of the Issuer to fulfil its obligations under the Notes are discussed under “Risk Factors” above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Base Prospectus and the documents incorporated by reference herein are not historical facts but constitute “forward-looking statements”. This Base Prospectus contains certain forward-looking statements in various sections, including, without limitation, under the headings “Risk Factors”, “Capitalisation and Indebtedness”, “Selected Financial and Other Information”, “Introduction to the New HoldCo Group”, “Description of the Issuer” and in Annexure A to this Base Prospectus. The Issuer may from time to time make written or oral forward-looking statements in reports to its shareholders, holders of debt securities (including Noteholders) and in other communications. Examples of such forward-looking statements include, but are not limited to:

•                                         statements of the Issuer’s plans, objectives or goals, including those related to its strategy, products and services;

•                                         statements of future economic performance and financial position and results of operations;

•                                         statements of assumptions underlying such statements; and

•                                         any other statements other than statements of historical fact.

Forward-looking statements that may be made by the Issuer from time to time (but that are not included in this Base Prospectus) may include projections, forecasts, estimates or expectations of revenues, income (or loss), earnings (or loss) per share, dividends, capital structure or other financial items or ratios.

Words such as “aim”, “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “forecast”, “guidance”, “intends”, “may”, “plans”, “potential”, “predict”, “project”, “targets”, “will”, “would”, and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, projections, forecasts, estimates and other forward-looking statements will not be achieved. Prospective investors should be aware that a number of factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements.

Factors that could cause actual results, performances or achievements to differ materially include, but are not limited to, those discussed under the heading “Risk Factors”. This list of important factors is not exhaustive. When relying on forward-looking statements, prospective investors should carefully consider the aforementioned factors and other uncertainties and events, especially in light of the political, economic, social and legal environment in which the Issuer operates. Such forward-looking statements speak only as of the date of this Base Prospectus, being the date on which they are made, and are not subject to any continuing obligations under any guidelines issued by the London Stock Exchange. Accordingly, except as required by applicable law, rule or regulation, the Issuer:

•                                        expressly disclaims any obligation or undertaking to publicly update or revise any forward-looking statements in this Base Prospectus (including the documents incorporated by reference herein) to reflect any change in its expectations or any change in events, conditions or circumstances on which these forward-looking statements are based; and

•                                        does not undertake any obligation to update or revise any of them, whether as a result of new information or future events or otherwise,

provided that the Issuer will update this Base Prospectus as required by, and in accordance with, the Prospectus Rules of the FCA. The Issuer does not make any representation, warranty or prediction that the results anticipated by such forward-looking statements will be achieved, and such forward-looking statements represent, in each case, only one of many possible scenarios and should not be viewed as the most likely or standard scenario.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Fiscal and calendar years

The Issuer’s financial year ends on 30 September. In this Base Prospectus, in order to distinguish between financial years and calendar years, the following conventions are adopted: (i) calendar years are referred to as “calendar year [YEAR]” or simply “[YEAR]” and (ii) the Issuer’s financial year is referred to as the “year ended or year ending 30 September [YEAR]” or as “Financial Year [YEAR]” or as “FY[last 2 digits of YEAR]”. For example, the 12 month period ended 30 September 2015 is referred to as Financial Year 2015 or FY15.

Presentation of Financial Information

In this Base Prospectus, all financial information referred to is presented in Rand which is the functional currency applicable to the entities referred to below. In addition, it has been assumed in this Base Prospectus that the Transaction Effective Date will occur on 1 April 2016 for all components of the Restructuring. For practical purposes however the Transaction Effective Date is targeted to occur on 4 April 2016 or such earlier or later date as the Curator may announce.

This Base Prospectus contains historical, pro forma and forecast financial information. Pro forma financial information has been prepared for illustrative purposes only. Furthermore, because of its nature, the pro forma financial information addresses a hypothetical situation and therefore does not represent the Issuer’s actual financial position or results.

Historical Financial Information

African Bank

Extracts from the audited financial statements as at and for Financial Year 2015 (which includes comparative information to the restated financial information for Financial Year 2014), which have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IFRS”), comprising statements of financial position, profit or loss, other comprehensive income, changes in equity and cash flows, are set out in Annexure A1 to this Base Prospectus.

The full set of such annual financial statements including the notes thereto prepared in accordance with IFRS are, together with the audited financial statements as at and for Financial Year 2014, incorporated by reference in this Base Prospectus and are available on www.africanbank.co.za or https://www.africanbank.co.za/about-us/investors.

The Issuer

The Issuer’s dormant historical audited financial statements as at 30 September 2015 are set out in Annexure A2 to this Base Prospectus.

Pro Forma Financial Information

The Issuer

•                                Pro forma statements of financial position and profit or loss for the Issuer for Financial Year 2015 are set out in Annexure A3 to this Base Prospectus, prepared and presented assuming an illustrative Transaction Effective Date of:

•                                30 September 2015 for the purposes of preparing the statement of financial position;

•                                1 October 2014 for the purposes of preparing the statement of profit or loss.

The Reporting Accountant’s report on the pro forma financial information for the Issuer is contained in Annexure A6 to this Base Prospectus.

Forecast Financial Information

Forecast financial information has been drawn applying the base case assumptions set out in Annexures A4 and A5 to this Base Prospectus.

African Bank

The forecast abridged statements of financial position and profit or loss for African Bank for the six months from 1 October 2015 to 31 March 2016 are set out in Annexure A4 to this Base Prospectus.

The Issuer

The forecast abridged statements of financial position, profit or loss and cash flows for the Issuer from 1 April 2016 to 30 September 2018 are contained in Annexure A5 to this Base Prospectus. This information includes the formation of the Issuer’s forecast balance sheet as at an assumed Transaction Effective Date of 1 April 2016 (selected parts of which are also contained in the section of this Base Prospectus headed “Selected Financial and Other Information”).

Currency

In this Base Prospectus, the following currency terms are used:

•                        “South African Rand”, “Rand”, “R” or “ZAR” refers to the lawful currency of South Africa;

•                        “$,” “U.S. Dollar,” “USD” or “U.S.$” refers to the lawful currency of the United States; and

•                        “SFr”, “Swiss franc” or “CHF” refers to the lawful currency of Switzerland.

Rounding

Certain data in this document, including financial, statistical and operating information, has been rounded. As a result of the rounding, the totals of data presented in this document may vary slightly from the actual arithmetic totals of such data. Percentages in tables have been rounded and accordingly may not add up to 100 per cent.

Market Data

In certain instances in this Base Prospectus, the Issuer has included its own estimates, assessments, adjustments and judgements in preparing market information, which has not been verified by an independent third party. Market information included herein is, therefore, unless otherwise attributed to a third-party source, to a certain degree subjective. Without prejudice to the Issuer’s responsibility statement on page 2 of this Base Prospectus, while the Issuer believes that its own estimates, assessments, adjustments and judgements are reasonable and that the market information prepared by it approximately reflects the industry and the markets in which it operates, there is no assurance that Issuer’s own estimates, assessments, adjustments and judgements are the most appropriate for making determinations relating to market information or that market information prepared by other sources will not differ materially from the market information included herein.

The Issuer has obtained certain statistical and market information that is presented in “Risk Factors”, “Description of the Issuer” and “The Banking Sector and Relevant Regulations in South Africa” in this Base Prospectus from the third-party sources including:

•                               the IMF;

•                               SARB; and

•                               Statistics South Africa.

The Issuer takes responsibility for the accurate reproduction of such information and, as far as the Issuer is aware and is able to ascertain from information published by such third parties, no facts have been omitted that would render the reproduced information inaccurate or misleading. Without prejudice to the responsibility statement in the preceding sentence, the Issuer advises prospective investors to consider this data with caution. Market studies are often based on information or assumptions that may not be accurate or appropriate, and their methodology is inherently predictive and speculative. Prospective investors should note that the Issuer’s estimates are based on such third-party information. The Issuer has not independently verified the figures, market data or other information on which third parties have based their studies.

GLOSSARY OF TERMS

Terms used in this Base Prospectus shall bear the meanings set out in this section except to the extent that they are separately defined elsewhere or clearly inappropriate from the context.

“ABIL” means African Bank Investments Limited (registration number 1946/021193/06), a public company incorporated in accordance with the laws of South Africa and listed on the JSE (placed in business rescue on 5 June 2015);

“ABIL Group” means ABIL together with its Subsidiaries;

“Adjusted For CPI” means the adjustment of an amount to be determined or paid in respect of an Index-Linked Instrument with reference to the difference between the agreed reference point of current inflation and the original agreed reference point of inflation of the instrument;

“African Bank” means African Bank Limited (under Curatorship) (registration number 1975/002526/06) (to be renamed “Residual Debt Services Limited” on or around the Transaction Effective Date), a bank licensed and registered under the Banks Act as at the date of this Base Prospectus, a public company incorporated in accordance with the laws of South Africa and a wholly-owned Subsidiary of ABIL;

“African Bank DMTN Programme” means the African Bank ZAR25 billion Domestic Medium Term Note Programme registered with the JSE;

“African Bank EMTN Programme” means the African Bank USD6 billion Euro Medium Term Note programme listed on the London Stock Exchange and with certain series of notes under such programme listed on the SIX;

“Banks Act” means the Banks Act 94 of 1990 (as amended);

“Base Case” means the base case scenario assumed for purposes of preparing the Base Case Forecasts, as described in the section “Selected Financial and Other Information — The Base Case used to prepare the Base Case Forecasts”;

“Base Case Period” means 1 April 2016 to 30 September 2018;

“Base Case Forecasts” means forecast financial information in respect of the Issuer, including the forecast statements of financial position, statements of profit or loss and the forecast cash flow statement for the Issuer, during the Base Case Period, as set out in the sections “Selected Financial and Other Information — the Issuer Balance Sheet and Base Case Forecasts”, read with Annexure A5 to this Base Prospectus;

“Basel III” means a set of minimum global standards for banks issued by the Basel Committee on Banking Supervision in December 2010 and revised in July 2011, which includes, amongst other things, changes to capital requirements and the introduction of a Leverage Ratio and liquidity standards;

“Bilateral Corporate Deposits” means collectively all unsubordinated corporate deposits (i.e. deposits that are not Retail Deposits) and other unsubordinated debt instruments not issued under the African Bank DMTN Programme or the African Bank EMTN Programme, comprising predominantly:

•                               PNs, NCDs and other similar instruments issued in dematerialised form and settled through the STRATE system;

•                               PNs and NCDs issued in certificated form and settled directly with the bearer thereof; and

•                               bilateral corporate deposits (other than PNs and NCDs) including call deposits, and fixed and floating rate term deposits that are not Retail Deposits;

“Business Day” means any day other than a Saturday, Sunday or an official public holiday in South Africa;

“Capitalised Call Deposits” means Existing Senior Debt Instruments where the holder has the right to accumulate and capitalise accrued interest, or to demand payment thereof (in whole or in part) at any time;

“Capital Regulations” means any legislation, regulations, requirements, guidelines and policies relating to capital adequacy then in effect in South Africa in relation to banks registered under the Banks Act and their controlling companies;

“Cash Payment” means a cash payment to be made by African Bank:

•                  in respect of Exchanged Debt Instruments which are Existing Senior Debt Instruments (or Other Senior Claims) equal to 10 per cent. of the capital or nominal amount of the relevant instrument on the day immediately preceding the Transaction Effective Date (provided that such amount will be as Adjusted For CPI in respect of Index-Linked Instruments and in respect of Capitalised Call Deposits and certain other instruments where interest has been capitalised or rolled-up, such Cash Payment will be calculated as described in the relevant Exchange Offers); and

•                  in respect of Exchanged Debt Instruments which are Existing Subordinated Debt Instruments, an aggregate amount in respect of all such instruments not exceeding ZAR165 million together with interest thereon of JIBAR plus 725 basis points accruing from 1 December 2015 and thereafter deducting the relevant Participation Percentage of the Subordinated Advisory Fees therefrom.

If the relevant payment date occurs after the Transaction Effective Date, interest shall accrue at JIBAR (or in the case of a Cash Payment in respect of USD denominated EMTNs at LIBOR, or in the case of a Cash Payment in respect of CHF denominated EMTNs at 0 per cent.) with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant payment date;

“CD Status” means the contractual default status of a loan: a loan at CD1 means that one instalment is in arrears, whereas CD4 means that the aggregate amount in arrears in respect of the loan exceeds the sum of four instalments;

“Cell Captive Shares” means the specific and separate class of cell owner ordinary shares in Guardrisk issued to InsureCo, which will enable InsureCo to participate in the risk and economic result of the agreed insurance business introduced to Guardrisk by the Issuer;

“CET Target” means a targeted Common Equity Tier 1 Capital ratio of 28 per cent. as at the First Maturity Date, subject to the various principal assumptions set out in Annexure A5 to this Base Prospectus;

“Clearstream” means Clearstream Banking, société anonyme;

“Common Equity Tier 1 Capital” means common equity tier 1 capital for purposes of the Capital Regulations;

“Companies Act” means the Companies Act 71 of 2008 (as amended) of South Africa;

“Consortium” means SARB, GEPF and the Participating Banks;

“Coupon Service Payment” means in respect of each Serviced Instrument which is an Exchanged Debt Instrument:

(i) 90 per cent. of the total amount of interest accrued on that Serviced Instrument in the ordinary course (i.e. excluding any default or penalty interest) from (and including) the Last IPD up to (but excluding) the Transaction Effective Date, provided that in calculating such accrued interest amount, each Missed Coupon shall be added to the principal amount of the

Serviced Instrument (i.e. compounded) with effect from the relevant Missed Coupon Date (and in the case of Capitalised Call Deposits, interest shall continue to compound after the Last IPD in accordance with the terms of the deposit); minus

(ii) that Serviced Instrument’s Participation Percentage of the Senior Advisory Fees; plus

(iii) if the relevant payment date occurs after the Transaction Effective Date, interest on item (i) minus item (ii) above shall accrue at JIBAR (or in the case of USD denominated EMTNs at LIBOR, or in the case of CHF denominated EMTNs at 0 per cent.) with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant payment date;

“Curator” means the person appointed by the Minister of Finance in terms of section 69 of the Banks Act as the curator of African Bank being, as at the date of this Base Prospectus, Mr Thomas Winterboer;

“Curatorship” means the curatorship of African Bank announced by SARB on 10 August 2014 in terms of section 69 of the Banks Act;

“Curatorship Date” means 10 August 2014, being the date on which the Minister of Finance placed African Bank under Curatorship;

“Development Finance Institutions” means International Finance Corporation, Société de Promotion et de Participation pour la Coopération Économique S.A. and Deutsche Investitions-Und Entwicklungsgesellschaft mbH;

“DMTN” means domestic medium term note;

“DMTN Programme” means the Issuer’s ZAR25 billion Domestic Medium Term Note Programme to be registered with the JSE;

“EHL” means Ellerine Holdings Limited (registration number 1968/013402/06), a public company incorporated in accordance with the laws of South Africa and a wholly-owned direct Subsidiary of ABIL (placed in business rescue on 21 August 2014);

“EHL Group” means EHL and its Subsidiaries;

“Ellerine Furnishers” means Ellerine Furnishers Proprietary Limited (registration number 1969/002687/07), a private company incorporated in accordance with the laws of South Africa and a wholly-owned direct Subsidiary of EHL (placed in business rescue on 7 August 2014);

“EMTN” means euro medium term note;

“Equity Settled Amount” means the aggregate subscription price of the New HoldCo Shares that must be delivered to Subordinated Funders in terms of the Subordinated Exchange Offer, provided that New HoldCo Shares will be subscribed for at the same price per New HoldCo Share as the price paid by the Consortium in terms of the ZAR10 billion capitalisation of the Issuer;

“Euroclear” means Euroclear Bank S.A./N.V.;

“Exchanged Debt Instruments” means Existing Debt Instruments that will be exchanged in terms of the Exchange Offers, being instruments in respect of which:

•                               the relevant Exchange Offer has been launched by African Bank and the offer of those instruments for exchange has been accepted by African Bank; and/or

•                               in the case of a series of Senior DMTNs, Subordinated DMTNs and Senior EMTNs only, Existing Debt Instruments in a series for which an Extraordinary Resolution has been passed;

“Exchanged Funder” means Senior Funders and Subordinated Funders whose Existing Debt Instruments are (or will be) exchanged in terms of the Exchange Offers;

“Exchange Offers” means the Senior Exchange Offers and the Subordinated Exchange Offers;

“Existing Debt Instruments” means the Existing Senior Debt Instruments, Other Senior Claims and Existing Subordinated Debt Instruments;

“Existing Senior Debt Instruments” means collectively, Senior DMTNs, Senior EMTNs, Bilateral Corporate Deposits and the Facility Debt, but specifically excluding all Existing Subordinated Debt Instruments;

“Existing Subordinated Debt Instruments” means collectively all debt raised by African Bank where the terms applicable thereto describe such debt as subordinated in certain circumstances, including:

•                               any DMTNs issued (and titled) as subordinated notes under the African Bank DMTN Programme;

•                               any unlisted debentures issued on a bilateral basis, referred to in their terms as being subordinated in certain circumstances; and

•                               subordinated debt owed to the Development Finance Institutions in terms of subordinated loan facilities,

collectively referred to as “subordinated bonds, debentures and loans” in the notes to the financial statements of African Bank;

“Extension Period” means the period comprising (i) 24 months plus (ii) the number of days during the period commencing on and including the Curatorship Date and ending on (but excluding) the Transaction Effective Date;

“Extraordinary Resolution” means in respect of (i) African Bank DMTNs (both senior and subordinated), a resolution passed at a meeting (duly convened and quorate) of the holders of a series of such DMTNs by a majority consisting of not less than 66.67 per cent. of the persons voting at such meeting upon a show of hands or if a poll is duly demanded, then by a majority voting percentage of not less than 66.67 per cent. of the total vote exercised at such meeting on a poll, and (ii) African Bank EMTNs, a resolution passed at a meeting (duly convened and quorate) of the holders of such EMTNs, by a majority consisting of not less than 75 per cent. of the votes exercised on a poll, approving amendments to the terms of the African Bank EMTNs to facilitate their exchange for New Senior Debt Instruments, Senior Stub Instruments and the Cash Payment together with the payment of the Coupon Service Payment;

“Face Value” means the amount outstanding in respect of a claim at a certain point in time, including all principal and interest accrued in the ordinary course, whether capitalised or not (but specifically excludes any default or penalty interest), which amount shall in the case of Index-Linked Instruments always be Adjusted For CPI;

“Facility Debt” means the term loan in the amount of approximately ZAR450 million owing by African Bank in terms of an unsubordinated loan facility agreement dated on or about 24 February 2014;

“Fair Value Adjustment” means the IFRS fair value adjustment in respect of the Good Book, as contemplated in the section “Selected Financial and Other Information — the Issuer Balance Sheet and Base Case Forecasts”;

“Financial Exchange” means any financial or stock exchange(s) on which any of the Existing Debt Instruments were listed as at the Curatorship Date and, if the context so requires, shall include any financial or stock exchange(s) on which New Senior Debt Instruments and/or New Subordinated Debt Instruments may be listed;

“Financial Markets Act” means the Financial Markets Act 19 of 2012 of South Africa;

“First Maturity Date” means the day after the second anniversary of the Transaction Effective Date, being the date upon which the first New Senior Debt Instruments mature;

“FSB” means the South African Financial Services Board established in terms of the Financial Services Board Act 97 of 1990 (as amended);

“GEPF” means the Government Employees Pension Fund, a fund established in terms of the Government Service Pension Act, 1973 and renamed by the Government Employees Pension Law, 1996, represented by the PIC;

“Good Bank Business” means the Good Book, the Operational Assets, the Retail Deposits and the Operational Liabilities, all to be transferred to the Issuer on the Transaction Effective Date together with the Top-Up Cash Amount, if the Restructuring is implemented;

“Good Bank Cell” means the specific and contractually ring-fenced cell which will consist of all the insurance business introduced by the Issuer to Guardrisk, and to which cell the Cell Captive Shares will be linked;

“Good Book” means the Selected Loans and the New Loans, (i) having a gross book value of ZAR29.0 billion as at 30 September 2015 and (ii) a forecast gross book value of approximately ZAR29.2 billion as at 1 April 2016;

“Guardrisk” means Guardrisk Life Limited, (registration number 1999/013922/06), a public company incorporated in accordance with the laws of South Africa and a registered long-term insurer conducting cell captive insurance business in terms of South African law and a wholly owned Subsidiary of MMI Group Limited;

“Hedging Arrangements” means the new hedging contracts and facilities entered into by African Bank during the Interim Period;

“Hedging Liabilities” means all liabilities (whether actual or contingent, and including associated margin payment amounts and collateral liabilities) arising in terms of the Hedging Arrangements, all of which will be transferred to the Issuer on the Transaction Effective Date, in accordance with sections 54 and 69(2C) of the Banks Act;

“IFRS” means International Financial Reporting Standards;

“Index-Linked Instrument” means an instrument in respect of which the final redemption amount and interest payments are Adjusted For CPI;

“Insurance Funding Facility” means the loan facility to be established initially between African Bank and New HoldCo for purposes of funding the Good Bank Cell, which loan facility will be transferred to the Issuer on the Transaction Effective Date as part of the Good Bank Business;

“InsureCo” means African Insurance Group Limited (previously K2014177424 (South Africa) Limited), registration number 2014/177424/06, a newly formed public company incorporated in accordance with the laws of South Africa, a wholly owned Subsidiary of New HoldCo, and the company that will own the Cell Captive Shares;

“Interim Period” means the period from (and including) the Curatorship Date up until (but excluding) the Transaction Effective Date;

“Issuer Balance Sheet” means the forecast take-on balance sheet of the Issuer (statement of financial position) as at 1 April 2016, as discussed in more detail in the section “Selected Financial and Other Information — the Issuer Balance Sheet and Base Case Forecasts — the Issuer Balance Sheet”, read with Annexure A5 to this Base Prospectus;

“Issuer Indemnity” means the ZAR3 billion 8 year indemnity to be issued by Residual Bank to the Issuer (and guaranteed by SARB) pursuant to which Residual Bank (and failing which, SARB) will indemnify the Issuer in respect of all losses and liabilities suffered or incurred by the Issuer in respect of the Good Bank Business which arise from facts, events, circumstances, acts and/or omissions that exist on the day before the Transaction Effective Date (but excluding losses and liabilities that are or have been taken into account in the calculation of the Top-Up Cash Amount);

“JIBAR” means the Johannesburg Interbank Agreed Rate for a three month period which for the purposes of determining amounts payable where a payment date is later than the Transaction Effective Date, will be determined by African Bank in its sole discretion on the Transaction Effective Date;

“JSE” means JSE Limited (Registration Number 2005/022939/06), a licensed exchange in terms of the Financial Markets Act or any exchange which operates as a successor exchange to the JSE;

“King Code of Governance Principles” or “King Code” means the King Report on Governance for South Africa 2009 and the King Code of Governance Principles 2009 issued by the King Committee on 1 September 2009 and together commonly referred to as King III;

“Last IPD” means in respect of a Serviced Instrument, the last date on which interest became due and payable in the ordinary course in respect of such instrument prior to the Curatorship Date (save that in respect of Capitalised Call Deposits it means the last date on which interest was paid or capitalised prior to the Curatorship Date);

“LCR” means the liquidity coverage ratio, being the ratio of high quality liquid assets to total net liquidity outflows over 30 days, as determined in accordance with Basel III;

“Leverage Ratio” means the ratio of total Tier 1 Capital and reserve funds to total assets (on-and-off balance sheet), as determined in accordance with Basel III;

“LIBOR” means the three month London Interbank Offer Rate for USD as determined by African Bank in its sole discretion on the Transaction Effective Date;

“Minister of Finance” means the South African Minister of Finance;

“Minister of Trade and Industry” means the South African Minister of Trade and Industry;

“Missed Coupon” means an amount of interest that became due and payable in respect of a Serviced Instrument in the ordinary course (not as a result of default), but that was not paid, which (where relevant) shall be determined as though the ordinary course contractual maturity of such Serviced Instrument was extended until (but excluding) the Transaction Effective Date (i.e. as though the ordinary course interest due dates continued after the ordinary course contractual maturity date of the Serviced Instrument);

“Missed Coupon Date” means the date upon which a Missed Coupon became (or would have become) due and payable in the ordinary course;

“National Treasury” means the National Treasury of South Africa;

“NCA” means the National Credit Act 34 of 2005 (as amended);

“NCDs” means negotiable certificates of deposit;

“NCR” means National Credit Regulator established in terms of the NCA;

“New Debt Instruments” means New Senior Debt Instruments and New Subordinated Debt Instruments in the Issuer;

“New HoldCo” means African Bank Holdings Limited (previously K2014176855 (South Africa) Limited), registration number 2014/176855/06, a newly formed public company incorporated in accordance with the laws of South Africa, being the ultimate holding company of the New HoldCo Group;

“New HoldCo Group” means New HoldCo and its wholly-owned Subsidiaries: (i) InsureCo and (ii) the Issuer;

“New HoldCo Shares” means ordinary shares with a par value of ZAR0.01 in New HoldCo;

“New Loans” means all new loans to customers advanced by African Bank during the Interim Period, to the extent that they are still in existence (i.e. not repaid) as at the Transaction Effective Date (including all new credit card advances);

“New NCR Regulations” means the Regulations on Review of Limitations on Fees and Interest Rates published under the NCA by the South African Department of Trade and Industry on 6 November 2015;

“New Senior Debt Instruments” means in respect of:

•                                each Existing Senior Debt Instrument, a corresponding instrument issued by the Issuer on the same principal economic terms as the relevant Existing Senior Debt Instrument, save in respect of tenor and principal amount (provided that (i) in the case of term loans arising from drawn facilities with third party banks, the nature of the instrument shall change from a contractual term loan to a corporate deposit and (ii) in the case of a Capitalised Call Deposit, the nature of the instrument shall change to a fixed term deposit in respect of which all capital will be repayable on the First Maturity Date and all accrued interest will be paid monthly in arrear with effect from the Transaction Effective Date); and

•                                in respect of Other Senior Claims, a corporate deposit in the Issuer offered to the Other Senior Creditors;

“New Subordinated Debt Instruments” means new Basel III compliant Tier 2 Capital debt instruments in the Issuer;

“Offer Date” means the date on which the first Exchange Offers were launched;

“Operating Float” means the operating float to be built up, maintained and replenished by Residual Bank to discharge and provide for its anticipated run-off expenses and day-to-day operational costs after the Transaction Effective Date, the amount of which shall be determined by Residual Bank from time to time (it being recorded for clarity that an initial amount of ZAR500 million is budgeted for this purpose);

“Operational Assets” means all the operational assets of African Bank, including its fixed assets, immovable property, assets arising in terms of the Hedging Arrangements (including collateral cash), other Operational Contracts, statutory assets, intellectual property and certain intangible assets;

“Operational Contracts” means certain day-to-day operational and trading contracts of African Bank specified in the Sale of Business Agreement, as determined by the Curator, including the Insurance Funding Facility and the Hedging Arrangements (but specifically excluding any other hedging or facility agreements);

“Operational Liabilities” means certain specified day-to-day trading and operational liabilities of African Bank as at the Transaction Effective Date, as determined by the Curator, arising from the Operational Contracts to be transferred to the Issuer (including the Hedging Liabilities, but excluding, for the avoidance of doubt, any remaining liabilities arising out of any other hedging or facility agreements) which have not been settled in the ordinary course. Operational Liabilities will be transferred in full (without any deduction) to the Issuer on the Transaction Effective Date in accordance with sections 54 and 69(2C) of the Banks Act, whilst other sundry operational liabilities not specified for transfer will be treated as Other Senior Claims, if timeously proven;

“Other Senior Claim” means an unsubordinated claim against African Bank that has not been discharged as at the Transaction Effective Date and: (i) which is not an Existing Senior Debt Instrument, Existing Subordinated Debt Instrument, a Retail Deposit or an Operational Liability; and (ii) the existence of which has been proven, at least prima facie, as at the date upon which the Curator submits his report to the Minister of Finance for purposes of obtaining consent for the Restructuring in terms of sections 69(2C) and 54 of the Banks Act;

“Other Senior Creditors” means holders of Other Senior Claims;

“Participating Banks” means Absa Bank Limited, Nedbank Limited, FirstRand Bank Limited, Investec Bank Limited, The Standard Bank of South Africa Limited and Capitec Bank Limited, and insofar as the subscription for ordinary shares in New HoldCo is concerned, may include any of their respective Subsidiaries or other group entities;

“Participation Percentage” means the percentage of Senior Advisory Fees or Subordinated Advisory Fees (as the case may be) attributable to an Exchanged Debt Instrument (excluding Other Senior Claims), which shall be calculated:

•                  in the case of an Existing Subordinated Debt Instrument, by expressing the Face Value of the relevant Exchanged Debt Instrument as at the Curatorship Date as a percentage of the aggregate Face Values on the Curatorship Date of all the Exchanged Debt Instruments that participate in the Subordinated Exchange Offer; and

•                  in the case of an Existing Senior Debt Instrument, by expressing the Face Value of the relevant Exchanged Debt Instrument as at the Curatorship Date as a percentage of the aggregate Face Values on the Curatorship Date of all the Exchanged Debt Instruments that participate in the Senior Exchange Offer (excluding Other Senior Claims), provided that in performing this calculation, the Face Value of Index-Linked Instruments shall be Adjusted For CPI as at the Curatorship Date;

“PIC” means Public Investment Corporation SOC Limited (Registration number 2005/009094/06), a public company incorporated in accordance with the laws of South Africa, and acting in its capacity as representative for GEPF;

“PNs” means promissory notes;

“POPI Act” means the Protection of Personal Information Act 4 of 2013 (as amended);

“Registrar of Banks” means the Registrar of Banks designated under section 4 of the Banks Act;

“Regulations Relating to Banks” means the Regulations promulgated under section 90 of the Banks Act (published on 12 December 2012 in Government Gazette No. 35950) as amended by Government Notice R309 in Government Gazette 38682 of 10 April 2015, as such Regulations may be amended, supplemented or replaced from time to time and any other prevailing capital adequacy regulations promulgated under the

Banks Act and applicable to the Issuer, as such regulations may be amended, supplemented or replaced from time to time;

“Relevant Regulator” means the Registrar of Banks in terms of the Banks Act and any successor or replacement thereto, or other authority having primary responsibility for the prudential oversight and supervision of the Issuer;

“Remaining Portion” means the Face Value of an Existing Subordinated Debt Instrument as at (but excluding) the Transaction Effective Date (as Adjusted For CPI in the case of Index-Linked Instruments), minus the sum total of:

•                  the Transferable Portion, plus any interest accrued as at the Transaction Effective Date on New Subordinated Debt Instruments being delivered in exchange for all or any part of the Transferable Portion; and

•                  the Cash Payment made or to be made to the holder of such instrument, calculated without any deduction of Subordinated Advisory Fees or the addition of interest in respect of any payments made after the Transaction Effective Date;

“Repo Rate” means the rate at which SARB lends money to commercial banks in South Africa;

“Reporting Accountant” means Deloitte & Touche, registered auditors, and situated at Deloitte & Touche Place, The Woodlands, 20 Woodlands Drive, Woodmead, Sandton, South Africa, 2196, (Private Bag X5, Gallo Manor, 2052);

“Residual Bank” means African Bank after the Transaction Effective Date, the sole business and purpose of which shall be to collect the Residual Book and any other cash accruing to it, and to distribute such proceeds (net of costs) to its creditors and which will be renamed “Residual Debt Services Limited” on or around the Transaction Effective Date;

“Residual Book” means the loan portfolio retained by Residual Bank after the Transaction Effective Date: (i) having a gross book value of ZAR15.8 billion as at 30 September 2015 (excluding the written-off book), and (ii) projected to have a gross book value of approximately ZAR11.2 billion as at 1 April 2016;

“Restructuring” means the transaction relating to the resolution of African Bank, a summary of which is contained in the section headed “Curatorship of African Bank and Summary of Restructuring”;

“Retail Deposit Obligations” means obligations in respect of Retail Deposits;

“Retail Deposits” means deposits received by African Bank before the Transaction Effective Date, where such deposits were made in the name of natural persons, and where African Bank relied on the identity numbers or passport numbers of such natural persons, together with other personal documentation required in terms of the Financial Intelligence Centre Act 38 of 2001 (as amended), in order to confirm that such depositors were natural persons (and including, for the avoidance of doubt, any positive balances on credit card facilities extended to natural persons);

“Risk Weighted Assets” means risk weighted assets determined by applying risk weights to balance sheet assets and off-balance sheet assets and commitments according to the relative credit risk of the counterparty. The risk weightings are stipulated under the Regulations Relating to Banks; “Sale of Business Agreement” means the sale of business agreement concluded between African Bank and the Issuer pursuant to which African Bank will sell and transfer the Good Bank Business to the Issuer and the Issuer will issue the New Debt Instruments;

“SARB” means the South African Reserve Bank established in terms of the SARB Act;

“SARB Act” means the Reserve Bank Act 90 of 1989 (as amended);

“SARB Guarantee” means the secondary guarantee by SARB of the indemnity obligations of Residual Bank in terms of the Issuer Indemnity, it being recorded for purposes of clarity that: (i) SARB will only be liable as guarantor in terms of the SARB Guarantee in circumstances where Residual Bank is unable for whatever reason to make the payment as primary obligor under the Issuer Indemnity; and (ii) SARB’s cumulative maximum exposure in terms of the SARB Guarantee and the SARB Indemnity Facility combined shall not exceed ZAR3 billion;

“SARB Indemnity Facility” means the secured indemnity facility in the amount of ZAR3 billion to be provided to Residual Bank by SARB to enable Residual Bank to discharge any potential payment obligations arising in terms of the Issuer Indemnity until the expiration of the Issuer Indemnity;

“SARB Transaction Loan” means the secured term loan to be provided by SARB to Residual Bank for purposes of funding the Top-Up Cash Amount, the Cash Payments, the Coupon Service Payments, establishing the Operating Float and discharging other Transaction Effective Date payment obligations of African Bank (including any top-up or true-up payment due by African Bank after the Transaction Effective Date in respect of the Top-Up Cash Amount), to the extent that African Bank’s own cash is insufficient;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Selected Loans” means a list of loans identified by the Consortium that had a gross book value of approximately ZAR29 billion as at the Curatorship Date, to the extent that such Selected Loans are still in existence (i.e. not repaid) as at the Transaction Effective Date and which includes all advances made in terms of credit card accounts as at the Curatorship Date, to the extent that the relevant credit card facilities are still active as at the Transaction Effective Date;

“Senior Advisory Fees” means the advisory fees and expenses actually payable to White & Case (together with any applicable VAT and disbursements) in connection with the Restructuring, provided that for purposes of the settlement mechanism incorporated in the Senior Exchange Offer, such amount is limited to ZAR16.5 million plus any applicable VAT and disbursements;

“Senior DMTNs” means senior unsubordinated notes issued in terms of the African Bank DMTN Programme;

“Senior EMTNs” means senior unsubordinated notes issued in terms of the African Bank EMTN Programme;

“Senior Exchange Offers” means the offers that will enable Senior Funders (and Other Senior Creditors) to exchange their Existing Senior Debt Instruments (or Other Senior Claims) for:

•                               New Senior Debt Instruments in the Issuer;

•                               Senior Stub Instruments in Residual Bank; and

•                               a Cash Payment,

and to receive the Coupon Service Payment (in the case of Serviced Instruments only);

“Senior Funders” means the holders of Existing Senior Debt Instruments;

“Senior Notes” means Senior Notes as defined in Condition 18 of the Terms and Conditions;

“Senior Stub Instrument” means a new instrument to be issued by Residual Bank in partial settlement of the Senior Exchange Offer;

“Serviced Instrument” means an Existing Senior Debt Instrument issued on terms that require the coupon to be paid in full at regular intervals during the term, and includes (for the avoidance of doubt) Index-Linked Instruments in respect of which the coupon is paid at regular intervals and any Capitalised Call Deposits;

“SIX” means the SIX SIS AG, the Swiss Securities Services Corporation in Olten, Switzerland;

“Stangen” means the Standard General Insurance Company Limited (registration number 1948/029011/06), a public company incorporated in accordance with the laws of South Africa and operating under a long-term insurance licence, being a wholly owned direct Subsidiary of ABIL;

“STRATE” means Strate Proprietary Limited (registration number 1998/022242/07), a private company incorporated in accordance with the laws of South Africa, being a registered central securities depository in terms of the Financial Markets Act, and which manages the electronic clearing and settlement system for transactions that take place on the JSE, as well as off-market trades;

“Stub Instruments” means the Senior Stub Instruments and the Subordinated Stub Instruments;

“Subordinated Advisory Fees” means the advisory fees and expenses actually payable to Allen & Overy, Baker & McKenzie and Lazard (inclusive of VAT and disbursements) in relation to the Restructuring, provided that for purposes of the settlement mechanism incorporated in the Subordinated Exchange Offer, such amount shall be limited to ZAR73 million (which includes a USD denominated payment of USD2.56 million capped at a maximum ZAR/USD exchange rate of ZAR20 : USD1) inclusive of VAT and disbursements;

“Subordinated Exchange Offers” means the non-renounceable offer that will enable Subordinated Funders to:

•                               exchange the Transferable Portion of the Existing Subordinated Debt Instruments for New Subordinated Debt Instruments and/or New HoldCo Shares;

•                               exchange the Remaining Portion of the Existing Subordinated Debt Instruments for Subordinated Stub Instruments; and

•                               receive a Cash Payment;

“Subordinated Funders” means the holders of Existing Subordinated Debt Instruments;

“Subordinated Stub Instrument” means a new instrument to be issued by Residual Bank in partial settlement of the Subordinated Exchange Offer;

“Subsidiary” has the meaning determined in accordance with section 3 of the Companies Act;

“Suspensive Conditions” means the various suspensive conditions to the completion of the Restructuring which are expected to be satisfied or waived (if applicable) by or before 29 March 2016, or such later date as the Curator and the Issuer may agree in writing (provided that such date shall not be extended beyond 30 June 2016);

“Tier 1 Capital” means tier 1 capital for purposes of the Capital Regulations;

“Tier 2 Capital” means tier 2 capital for purposes of the Capital Regulations;

“Top-Up Cash Amount” means the cash amount to be transferred by African Bank to the Issuer as part of the sale of the Good Bank Business for purposes of balancing: (i) the assets of the Issuer (including goodwill) and (ii) the liabilities issued and/or assumed (including liabilities arising in terms of the New Debt Instruments) by the Issuer as at the Transaction Effective Date, which amount is forecast to be ZAR7.8 billion, subject to verification, review and potential adjustment in terms of a true-up process to be completed after the

Transaction Effective Date. This amount excludes collateral cash and statutory assets that are transferred to the Issuer separately and is before any reallocation of surplus statutory assets on formation of the Issuer Balance Sheet;

“Total Capital Adequacy Ratio” means total capital (as contemplated in the Capital Regulations) divided by Risk Weighted Assets, expressed as a percentage;

“Transaction Effective Date” means the date of implementation of the Restructuring, targeted as being on or about 4 April 2016 or such earlier or later date as the Curator may announce, provided that the Curator shall not be entitled to extend the Transaction Effective Date beyond 30 May 2016 without the written consent of all of the Consortium members. For purposes of the Base Case Forecasts the Transaction Effective Date is assumed to be 1 April 2016;

“Transferable Portion” means the portion of the Face Value of each Existing Subordinated Debt Instrument that may be exchanged on a Rand-for-Rand basis for New Subordinated Debt Instruments and/or New HoldCo Shares, which portion is calculated in terms of the formula:

TP = (x/y) × 1 485 000 000

where:

TP = the Transferable Portion of the Existing Subordinated Debt Instrument, rounded down to the nearest full cent;

x = the Face Value of the relevant Existing Subordinated Debt Instrument as at the Offer Date (Adjusted For CPI in the case of Index-Linked Instruments); and

y = the aggregate Face Value of all the Existing Subordinated Debt Instruments as at the Offer Date (Adjusted For CPI in the case of Index-Linked Instruments); and

“VAT” means value-added tax.

CURATORSHIP OF AFRICAN BANK AND SUMMARY OF RESTRUCTURING

Introduction

African Bank was placed under Curatorship on 10 August 2014 following 12 to 18 months of increasing concern over the rapid deterioration in the cash liquidity available to African Bank.

In the months leading up to Curatorship, African Bank’s parent company, ABIL, announced a series of financial losses prompted by significantly deteriorating profitability within African Bank as a result of substantially higher provisions arising from non-performing loans and declining collections from its loan book. In addition, African Bank’s sister company and business partner, Ellerine Furnishers, was placed in business rescue on 7 August 2014 in accordance with Chapter 6 of the Companies Act. EHL, the holding company of Ellerine Furnishers, was placed in business rescue on 21 August 2014. At that stage African Bank had advanced a loan of approximately ZAR1.492 billion to EHL and the prospects of recovery of that loan were low.

African Bank is a wholly owned Subsidiary of the JSE-listed bank controlling company ABIL. African Bank specialises in the provision of unsecured lending in the form of personal loans and credit cards to middle and lower income customers in South Africa.

Events leading to the Curatorship of African Bank

The below is a summary of certain of the key events prior to the Curatorship of African Bank.

•                                African Bank experienced rapid growth in its loan book after 2007. The average loan size increased from ZAR4 710 in 2006 to ZAR20 346 in 2014 and the average term increased from 21 months in 2006 to 54 months in 2014. African Bank encountered substantial difficulties in the 2013 and 2014 Financial Years and the quality of its loan book began to deteriorate. Credit impairments increased materially and there was a significant and rapid erosion of its capital base during 2013/2014.

•                                For the 18 months immediately prior to Curatorship, ABIL and African Bank reported additional bad and doubtful debt provisions and deteriorating profits. On 6 August 2014 the board of directors of ABIL announced the need to raise a further ZAR8.5 billion of new capital only eight months after the ZAR5.5 billion rights issue to shareholders in December 2013. The further capital required was substantial compared to ABIL’s market capitalisation of about ZAR10.3 billion at the time. Repeated profit warnings and requests for substantial capital during the 18 months preceding Curatorship resulted in a loss of investor confidence in the ABIL Group.

•                                The EHL Group, which was acquired in 2008 for the purpose of providing additional routes to the market for the group’s loan and insurance products, continued to make losses in 2014. The performance of the EHL Group put additional pressure on African Bank to provide credit to EHL customers to promote sales, and on ABIL and African Bank to fund the losses of the EHL Group. The EHL losses weakened the capital base of the ABIL Group and impacted upon its ability to support African Bank. Efforts by ABIL management to dispose of EHL (and in particular its main operating Subsidiary, Ellerine Furnishers) did not yield any positive results and the best offer received would have required ABIL to contribute an additional ZAR3 billion to EHL before it could be transferred at nil consideration. The management of African Bank concluded that further funding of EHL in terms of an increased intra-group loan facility was unjustified and this resulted in the Ellerine Furnishers’ board of directors applying successfully for business rescue on 7 August 2014. EHL was placed in business rescue on 21 August 2014.

•                               African Bank’s funding model relied extensively on wholesale market funding and its deteriorating performance made it increasingly difficult to renew and raise funding in the debt capital markets.

African Bank’s inability to renew or replace wholesale funding upon maturity contributed to its growing liquidity crisis.

THE RESTRUCTURING

The Restructuring in essence entails:

(i)                           the creation of the Issuer to acquire the Good Bank Business, and

(ii)                        the settlement of participating Senior Funders, Other Senior Creditors and Subordinated Funders through an Exchange Offer process that will result in those who accept an Exchange Offer (or those who hold Senior DMTNs, Subordinated DMTNs or Senior EMTNs and are exchanged by Extraordinary Resolution despite the fact that they may not have elected to participate in the Exchange Offers) acquiring New Debt Instruments in the Issuer, Stub Instruments in Residual Bank and a Cash Payment and/or (in respect of eligible Subordinated Funders only) New Holdco Shares. Senior Funders and Other Senior Creditors, where applicable, holding Serviced Instruments which are exchanged will also receive a Coupon Service Payment.

The end result of the Restructuring is illustrated by the organogram below:

Executive summary

The principal terms of the Restructuring can be summarised as follows:

•                                New HoldCo Group: the New HoldCo Group will be established and capitalised as set out in “Description of the Issuer — Equity and Capital in the Issuer” relating to the ZAR10 billion capitalisation of the Issuer by the Consortium;

•                                Exchange Offers: African Bank will make the Senior Exchange Offer to the Senior Funders (and to some Other Senior Creditors) and the Subordinated Exchange Offer to the Subordinated Funders. The Exchange Offers will have the following effect for those funders who support the Exchange Offers or who are exchanged by Extraordinary Resolution:

•                                Existing Senior Debt Instruments (and Other Senior Claims) will be exchanged for New Senior Debt Instruments in the Issuer, Senior Stub Instruments in Residual Bank and a Cash Payment. In addition, holders of Serviced Instruments will receive 90 per cent. of the interest accrued in respect of their Serviced Instruments since the Last IPD, minus such Serviced Instrument’s Participation Percentage of the Senior Advisory Fees;

•                                Existing Subordinated Debt Instruments will be exchanged for: (i) New Subordinated Debt Instruments and/or New HoldCo Shares in respect of the Transferable Portion (as the relevant Subordinated Funder may elect); and (ii) a Subordinated Stub Instrument in respect of the Remaining Portion; and (iii) a Cash Payment. Under the terms of the Subordinated Exchange Offer, up to ZAR1.485 billion of the Existing Subordinated Debt Instruments will be exchanged for: (i) Basel III compliant Tier 2 Capital debt instruments in the Issuer (being the New Subordinated Debt Instruments); and/or (ii) New HoldCo Shares. The portion of each Existing Subordinated Debt Instrument that qualifies to be exchanged for New Subordinated Debt Instruments and/or New HoldCo Shares is referred to as the Transferable Portion of that Existing Subordinated Debt Instrument;

•                                the Issuer will issue New Subordinated Debt Instruments only to the extent that the Subordinated Funders exchange their Existing Subordinated Debt Instruments for New Subordinated Debt Instruments (as opposed to New HoldCo Shares). The maximum amount of New Subordinated Debt Instruments in the Issuer following implementation of the Restructuring shall therefore be ZAR1.485 billion, but this amount will be reduced to the extent that: (i) Existing Subordinated Debt Instruments are not being exchanged; and (ii) Subordinated Funders elect to receive New HoldCo Shares in settlement of the Subordinated Exchange Offer; and

•                                any Existing Notes which are not exchanged pursuant to the Exchange Offers are expected to be delisted and will cease to be rated.

All Exchange Offers will: (i) be conditional upon the Restructuring becoming unconditional and (ii) be implemented on or shortly after the Transaction Effective Date, together with the other elements of the Restructuring. The Exchange Offers will however take effect on the Transaction Effective Date - i.e. although the relevant New Debt Instruments may be delivered to investors shortly after the Transaction Effective Date, interest on these instruments will accrue with effect from the Transaction Effective Date except in relation to the Tier 2 Notes which will accrue interest from 1 December 2015.

•                               Transfer of Good Bank Business: The Issuer will acquire the Good Bank Business from African Bank on the Transaction Effective Date. The transaction involves: (i) the transfer of the Good Book; (ii) the transfer of the Operational Assets and Operational Contracts; (iii) the transfer of the Top-Up Cash Amount; (iv) the assumption by the Issuer of the Retail Deposit Obligations and Operational Liabilities; and (v) the issue by the Issuer of New Senior Debt Instruments and New Subordinated Debt Instruments to African Bank in consideration for the Good Bank Business. After implementation of the sale (and particularly the issue of the New Debt Instruments to African Bank), African Bank will be in a position to discharge its settlement obligations in terms of the Exchange Offers. The transfer of the Good Bank Business is structured on a basis that gives the Issuer a reasonable prospect of achieving the CET Target (in this regard, please see the section headed “Selected Financial and Other Information — The Issuer Balance Sheet and Base Case Forecasts”, read with Annexure A5 to this Base Prospectus for Base Case Forecasts).

•                               Suspensive Conditions: the Exchange Offers and the Restructuring are subject to various suspensive conditions, including applicable regulatory approvals and, importantly, the consent of the Minister of Finance in terms of the Banks Act and the SARB Act. These conditions are expected to be satisfied or waived (if applicable) by or before 29 March 2016 or such later date as the Curator and the Issuer may agree in writing (provided that such date shall not be extended beyond 30 June 2016).

If the Suspensive Conditions are not satisfied or waived, if applicable, on or before 30 June 2016 the Exchange Offers will not be implemented, and no Existing Debt Instruments will be exchanged.

In addition, the Restructuring will not proceed if:

•                                the Senior Exchange Offer is not accepted by more than 50 per cent. of the Senior Funders (by value). Senior Funders who do not elect to participate in the Senior Exchange Offer but whose Existing Senior Debt Instruments are nevertheless exchanged by Extraordinary Resolution shall be deemed not to have accepted the Senior Exchange Offer for purposes of calculating this threshold because the intention of the condition is to ensure that the Restructuring proceeds only with sufficient Senior Funder support; or

•                                the Curator is not satisfied that, to the best of his knowledge and belief, the sum total of African Bank’s own cash and the amount that can be drawn in terms of the SARB Transaction Loan is and will be sufficient to enable African Bank (i) to fund African Bank’s various Transaction Effective Date expenses and obligations, (ii) to establish the Operating Float at the level reasonably required by African Bank as at that date, and (iii) to adjust or increase the Top-Up Cash Amount after the Transaction Effective Date based on the actual review and true-up process that will be performed by the Issuer after the Transaction Effective Date as projected based on the information and circumstances within the knowledge of African Bank at the date of confirmation.

The Subordinated Exchange Offer, but not the Restructuring as a whole, will only proceed if more than 75 per cent. in value of all Existing Subordinated Debt Instruments will be exchanged in terms of the Subordinated Exchange Offer. For the avoidance of doubt, Subordinated Funders who do not accept the Subordinated Exchange Offer but whose Existing Subordinated Debt Instruments are nevertheless exchanged in terms of an Extraordinary Resolution will be included in calculating this threshold.

The Subordinated Exchange Offers are also subject to the Suspensive Conditions set out above. If the Suspensive Conditions are fulfilled but the 75 per cent. participation threshold is not achieved, then the Restructuring will proceed without implementation of the Subordinated Exchange Offer.

CAPITALISATION AND INDEBTEDNESS

Capital adequacy in the Issuer

Following implementation of the Restructuring (assuming a Transaction Effective Date of 1 April 2016 which, for practical purposes, is targeted to occur on 4 April 2016 or such earlier or later date as the Curator may announce), the Base Case Forecasts indicate that the Issuer will have the following ratios as at the Transaction Effective Date (assuming that ZAR1.485 billion of New Subordinated Debt Instruments will be issued):

•                               a Common Equity Tier 1 Capital ratio of 27.9 per cent.;

•                               a Tier 2 Capital ratio of 6.3 per cent.;

•                               a Total Capital Adequacy Ratio of 34.1 per cent.; and

•                               a Leverage Ratio of >12 per cent.

See “Description of the Issuer — Equity and Capital in the Issuer —Forecast Ratios during the Base Case Period” for the forecast regulatory capital adequacy, risk weighted asset requirements, and Leverage Ratios of the Issuer during the Base Case Period, based on the Base Case Forecasts in the section headed “Selected Financial and Other Information” read with Annexure A5 to this Base Prospectus.

Description of certain indebtedness

The following summary of certain provisions of the Issuer’s other programmes and agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the underlying documents.

The Domestic Medium Term Note Programme

At the same time as establishing the Programme, the Issuer is also establishing a ZAR25 billion Domestic Medium Term Note Programme (the “DMTN Programme”).

The DMTN Programme documents contain representations, warranties and undertakings common to programmes and agreements of this type and include customary covenants (subject to certain agreed exceptions) that restrict the Issuer’s ability to create or permit the creation of any encumbrances other than those permitted under the DMTN Programme. The DMTN Programme documents contain customary events of default, including, but not limited to, non-payment, breach of other obligations set out in the agreements, failure to obtain any necessary consent, licence, approval or authorisation, cessation of the whole or a substantial part of the Issuer’s business as well as certain insolvency and winding-up or related events.

Proposed Issuances under the Programme and the DMTN Programme

The following series of notes under this Programme and the DMTN Programme are proposed to be issued by the Issuer to African Bank on or about the Transaction Effective Date. These notes will either be transferred by African Bank to holders of African Bank Senior DMTNs and Senior EMTNs in respect of whom the relevant Exchange Offers are implemented or be retained by African Bank and pledged to SARB:

DMTNs to be issued under the DMTN Programme

Size at issue	Coupon	Original maturity date	New maturity date (original maturity date as extended by the Extension Period)*
(ZAR)
360 000 000	11.50 per cent.	15 March 2015	7 November 2018
420 000 000	9.50 per cent.	29 September 2014	24 May 2018
400 000 000	Variable	15 March 2015	7 November 2018
304 000 000	Variable	29 September 2014	24 May 2018
800 000 000	Variable	8 March 2015	31 October 2018
222 400 000	Variable	11 October 2016	5 June 2020
567 200 000	Variable	9 October 2015	3 June 2019
152 800 000	Variable	9 October 2017	3 June 2021
640 000 000	Variable	25 March 2016	18 November 2019
800 000 000	Variable	21 June 2016	14 February 2020
408 000 000	Variable	25 September 2015	20 May 2019
392 000 000	Variable	25 September 2018	20 May 2022
600 000 000	Inflation indexed	15 March 2015	7 November 2018
521 600 000	Inflation indexed	11 October 2016	5 June 2020
1 600 000 000	Inflation indexed	18 February 2018	13 October 2021
480 000 000	Inflation indexed	19 July 2020	13 March 2024

*These new maturity dates are determined on the assumption that the Transaction Effective Date is 4 April 2016. If the Transaction Effective Date is not 4 April 2016, these dates will be adjusted accordingly.

All of the above debt instruments constitute Senior Notes under the DMTN Programme and will be unsecured and issued in accordance with the Terms and Conditions. Interest in respect of all the above Senior Notes will commence on the Transaction Effective Date.

In addition, up to ZAR1.485 billion of Tier 2 Notes may be issued on or about the Transaction Effective Date under the DMTN Programme. This amount will be reduced to the extent that: (i) Existing Subordinated Debt Instruments are not exchanged in settlement of the Subordinated Exchange Offer; and (ii) Subordinated Funders elect to receive New HoldCo Shares in settlement of the Subordinated Exchange Offer.

Such Tier 2 Notes will:

•                               have a maturity of 10 years from the Transaction Effective Date, and shall not be callable for the first five years and one day following the issue date thereof (i.e. the Issuer could seek redemption after five years and one day after the date of issue thereof, subject to compliance with the Regulations Relating to Banks and the consent of the Registrar of Banks);

•                               constitute ZAR payment obligations;

•                               be compliant with the necessary rules and regulations to be a Tier 2 Capital instrument in line with Basel III requirements as set out in the Banks Act, the Regulations Relating to Banks and applicable directives and guidance notes;

•                               be compulsorily convertible into New HoldCo Shares at the discretion of the Relevant Regulator if the Relevant Regulator determines in accordance with the Capital Regulations that the Issuer would otherwise become non-viable, as contemplated in regulation 38(14)(a)(i) of the Regulations Relating to Banks; and

•                               be floating rate instruments with a coupon of JIBAR plus 725 basis points. Interest on the New Subordinated Debt Instruments will accrue from 1 December 2015 until the Transaction Effective Date and thereafter interest will accrue quarterly. All interest accrued as at the Transaction Effective Date will be settled by the Issuer on the Transaction Effective Date. If payment of such accrued interest is not made or procured to the relevant clearing systems or Exchanged Funder, as the case may be, on the Transaction Effective Date, interest at JIBAR shall accrue with effect from (and including) the Transaction Date up until (but excluding) the date on which payment is made to the relevant clearing system or Exchanged Funder (as the case may be), and shall be payable by Residual Bank.

EMTNs to be issued under the Programme

Size at issue	Coupon	Original maturity date	New maturity date (original maturity date as extended by the Extension Period)*
(USD)
280 000 000	6.0 per cent.	15 June 2016	8 February 2020
280 000 000	8.125 per cent.	24 February 2017	19 October 2020
25 600 000	2.4 per cent.	17 March 2015	9 November 2018

(CHF)
120 000 000	4.75 per cent.	24 July 2015	18 March 2019
100 000 000	4.0 per cent.	9 November 2016	4 July 2020
84 000 000	5.5 per cent.	11 October 2017	5 June 2021
140 000 000	5.0 per cent.	28 August 2018	22 April 2022

*These new maturity dates are determined on the assumption that the Transaction Effective Date is 4 April 2016. If the Transaction Effective Date is not 4 April 2016, these dates will be adjusted accordingly.

All of the above EMTNs constitute Senior Notes under the Programme and will be unsecured. Interest in respect of all the above EMTNs will commence on the Transaction Effective Date.

Bilateral Corporate Deposits

The Issuer will issue bilateral corporate deposits in an aggregate amount of approximately ZAR11.1 billion to African Bank on or about the Transaction Effective Date and these will either be transferred by African Bank to holders of African Bank Bilateral Corporate Deposits in respect of whom the relevant Exchange Offers are implemented or be retained by African Bank and pledged to SARB.

The Issuer will also create a set of standard common terms and conditions that will regulate the non-economic conditions applicable to each category of bilateral corporate deposits issued by the Issuer in terms of the Restructuring, which (non-economic) common terms will cater for the following categories of debt instruments:

•                               PNs, NCDs and other similar instruments issued in dematerialised form and settled through the STRATE system;

•                               PNs and NCDs issued in certificated form and settled directly to the bearer/holder thereof; and

•                               other bilateral corporate deposits (i.e. other than PNs and NCDs), including call deposits and fixed and floating rate term deposits.

In addition to the common terms and conditions, each category of bilateral corporate deposits will have terms and conditions which are specific to their category.

SELECTED FINANCIAL AND OTHER INFORMATION

The selected information set out below, as read with Annexure A5 to this Base Prospectus, comprises forecast financial information and includes the forecast statements of financial position and statements of profit or loss and the forecast cash flow statements for the Issuer during the period 1 April 2016 to 30 September 2018 (the “Base Case Period”) .

Annexure A also includes pro forma financial information. Any and all pro forma financial information has been prepared for illustrative purposes only. Furthermore, because of its nature, pro forma financial information addresses a hypothetical situation and therefore does not represent the actual financial position or results of the Issuer.

The Base Case used to prepare the Base Case Forecasts

The Base Case Forecasts have been prepared on the basis of a base case scenario. The principal assumptions relied on in creating this base case scenario are set out in Annexure A5 to this Base Prospectus.

The Base Case Forecasts, which include the material improvements that have been made to the credit and provisioning policies and operating model of the Issuer (as discussed in the section headed “Description of the Issuer”) demonstrate a reasonable possibility that the performance of the Issuer will improve after the Transaction Effective Date and that it will be well positioned to become a profitable business from FY17 onwards. However, it is envisaged that the business model of the Issuer will be further enhanced by the new management team to exploit the strong capital and liquidity position of the Issuer, and the Base Case Forecasts do not include any potential upside that may arise from new strategies and product evolution that may be implemented after the Transaction Effective Date. The Base Case Forecasts also do not include the impact of any potential recapitalisation of the Issuer by New HoldCo from any profits derived by InsureCo from the Cell Captive Shares. The Base Case Forecasts do however include the anticipated impact of the New NCR Regulations with effect from 1 May 2016. A list of the principal assumptions and financial information used to prepare the Issuer Balance Sheet and Base Case Forecasts is included in Annexure A5 as read with Annexure A4 to this Base Prospectus. The “Risk Factors” section also details some of the risk factors that could potentially affect the Good Bank Business and result in the Base Case Forecasts not being achieved.

Please note that although the Issuer Balance Sheet and the Base Case Forecasts have been prepared in good faith, forecasts are inherently subjective, uncertain and unpredictable in nature. If the key assumptions used to prepare the Base Case turn out to be incorrect in any material respect, the actual outcome will be worse or better than the Base Case Forecasts included in this Base Prospectus. The Base Case assumptions are also not an exhaustive list of all the assumptions that have been made. Potential investors should form their own view and, if required, obtain their own advice in respect of the potential future performance of the Issuer.

The Base Case Forecasts have been properly prepared on the basis of the principal assumptions set out in Annexure A5 to this Base Prospectus and the basis of accounting used in their preparation is consistent with the accounting policies of African Bank and will also be consistent with the accounting policies of the Issuer. The Base Case Forecasts have been prepared on a basis comparable with the historical financial information of African Bank taking into consideration the effects of the Restructuring, i.e. the separation of the Good Book, the restructuring of the debt through the issue of New Debt Instruments, the ZAR10 billion equity contribution by the Consortium and the implementation of the service level agreement between the Issuer and Residual Bank.

The Issuer Balance Sheet and Base Case Forecasts

The Issuer Balance Sheet

The Base Case, based on the various principal assumptions listed in Annexure A5 to this Base Prospectus, indicates a reasonable prospect of the Issuer achieving the CET Target.

In a Base Case scenario, and subject to the various Base Case principal assumptions listed in Annexure A5 to this Base Prospectus, the Issuer will commence its operations with a forecast opening statement of financial position represented by column G in the table below:

	A	B	C	D	E	F	G
ZAR million	African Bank (before the Restructuring)	Adjustments to arrive at Good Bank Business	Good Bank Business before the Restructuring	Exchange Offers	VAT incurred in respect of acquired assets	Equity Injection	The Issuer Balance Sheet

Assets
Short-term deposits and cash (including collateral cash)	20 769	(7 996)	12 773	1 645		10 000	24 418
Statutory assets	3 162		3 162	(1 645)			1 517
Derivatives and other assets	5 823		5 823		116		5 939
Net advances	24 936	(4 853)	20 083	93			20 176
Loans to affiliated companies	152		152				152
Property and equipment	400		400	105			505
Intangible assets	68		68	63			131
Goodwill				2 055	(331)		1 724
Total assets	55 310						54 562

Liabilities and Equity
Collateral liabilities	4 993		4 993				4 993
Other liabilities	1 049	(84)	965				965
Fair value derivatives liabilities	32		32				32
Bonds and other long-term funding	52 179	(52 179)		36 588			36 588
Subordinated bonds, debentures and loans	5 306	(5 306)		1 559			1 559
Loans from affiliated companies	671	(134)	537				537
Deferred tax liability				103			103
Total liabilities	64 230						44 777
Ordinary share capital and premium	14 404	(14 404)				10 000	10 000
Reserves and accumulated losses	(23 324)	23 324			(215)		(215)
Total equity (capital and reserves)	(8 920)						9 785
Total liabilities and equity	55 310						54 562

In preparing the Issuer Balance Sheet, the African Bank statement of financial position has been forecast forward from 30 September 2015 to 31 March 2016, and a Transaction Effective Date of 1 April 2016 has been assumed. Further detail in respect of the financial information used to prepare the Issuer Balance Sheet is included in Annexures A4 and A5 to this Base Prospectus. An actual take-on balance sheet for the Issuer will be prepared and published as soon as reasonably and practicably possible after the Transaction Effective Date taking into consideration the review process of both the Issuer and the Residual Bank required prior to such publication.

The Issuer Balance Sheet (column G in the table above) is derived as follows:

•                                the African Bank assets and liabilities that will not be transferred to the Issuer on the Transaction Effective Date are deducted (column B) from the African Bank statement of financial position (column A). These are essentially the assets and liabilities that will remain behind in Residual Bank;

•                                in terms of IFRS, a fair value adjustment is applied to the Good Book and the property and equipment transferred to the Issuer, including the African Bank brand (column D). In accordance with IFRS 3 Business Combinations, the Issuer is viewed as the acquirer of the Good Bank Business and it is required to perform a fair value exercise on the assets and liabilities acquired. The assumptions that underlie the fair value calculation in column D are explained in more detail in Annexure A5 to this Base Prospectus. This component of the Issuer Balance Sheet is discussed in further detail below in the section headed “The fair value adjustment”. The fair value of the New Debt Instruments is assumed to be equal to their nominal value on the date of issue;

•                                a goodwill amount of ZAR1.7 billion (column G), indicating the difference between the fair value of the assets acquired and the liabilities assumed in return (see in the section below headed “The goodwill”) after adjusting for VAT assumed to be payable in respect of the acquired assets (see below);

•                                it is assumed that ZAR331 million of VAT will be payable in respect of the acquisition of the Good Bank Business (column E). VAT may become due on the property and equipment, intangibles and goodwill acquired by the Issuer (the remainder of the assets are exempt from VAT). It is assumed that ZAR116 million of VAT will be recoverable from the South African Revenue Service, which is broadly in line with the historic apportionment of VAT in African Bank. The potentially irrecoverable portion is recorded in reserves at the Transaction Effective Date and recycled as a charge through the statement of profit or loss in year one. The parties to the Sale of Business Agreement have applied to the South African Revenue Service for certain VAT rulings that, if successful, will reduce the amount of VAT incurred and/or the irrecoverable portion thereof; and

•                               the ZAR10 billion equity to be provided by the Consortium is reflected in column F.

The fair value adjustment

It is currently estimated that the forecast fair value of the Good Book will be ZAR93 million more than the net book value (the “Fair Value Adjustment”). It is required in terms of IFRS that the Fair Value Adjustment must be unwound over the period of the assets to which it relates. The Base Case Forecasts below accordingly include, within the forecast statement of profit or loss, an annual cost to unwind the Fair Value Adjustment, which results in an impact on the forecast profitability of the Issuer.

The goodwill

The amount by which the total liabilities assumed and/or issued by the Issuer on the Transaction Effective Date exceed the fair value of the Issuer’s assets and cash is reflected as goodwill in the Issuer Balance Sheet. The value of the assets and the Top-Up Cash Amount have been agreed, subject to a review and adjustment mechanism, between the Issuer and the Curator on a basis that will afford the Issuer, in a Base Case scenario

(and subject to the various Base Case assumptions set out in Annexure A5 to this Base Prospectus) a reasonable prospect of achieving the CET Target. The interaction between these components of the Issuer Balance Sheet will result in a forecast goodwill amount of ZAR1.7 billion as at 1 April 2016.

A detailed fair value exercise will be conducted after the Transaction Effective Date to determine the fair value of the assets and liabilities as at that date. The outcome of this exercise will determine the ultimate amount of goodwill in the Issuer Balance Sheet as at the Transaction Effective Date.

IFRS does not require goodwill to be amortised. Goodwill must however be assessed annually for impairment. The current provisional assessment of the forecast carrying value of goodwill in terms of the Base Case assumptions indicates that goodwill may have to be impaired after the Transaction Effective Date and therefore it has been assumed that goodwill will be impaired. The position will be re-assessed after the Transaction Effective Date.

Base Case Forecasts for the Issuer

The Issuer forecast statement of financial position up until FY18

Abridged Statement of Financial Position

	Forecast as at	Forecast as at	Forecast as at	Forecast as at
ZAR million	1 April 2016	September 2016	September 2017	September 2018
Assets
Short-term deposits and cash	15 681	15 586	14 832	10 459
Foreign Cash	3 744	7 193	12 055	14 489
Collateral cash	4 993	3 807	1 032	686
Statutory Assets	1 517	1 333	990	1 269
Fair value derivative asset	5 697	3 807	1 032	686
Other assets	242	241	126	127
New HoldCo loan	152	160	177	196
Net advances	20 176	19 433	18 389	18 745
Gross advances *	29 207	28 828	27 659	27 743
Advances fair value true-up*	93	69	33	13
Deferred administration fees*	(19)	(19)	(19)	(19)
Impairment provisions*	(9 105)	(9 445)	(9 284)	(8 992)
Net deferred tax asset	—	20	110	85
Property and equipment	505	528	553	550
Intangible assets	131	123	106	89

Goodwill	1 724	—	—	—
Total assets	54 562	52 231	49 402	47 381
Liabilities and equity
Collateral liabilities	4 993	3 807	1 032	686
Other liabilities	1 502	1 517	1 551	1 587
Fair value derivative liability	32	6	1	—
Treasury funding - existing	36 588	37 354	36 873	31 288
Treasury funding - roll forward	—	—	—	3 067
Net deferred tax liability	103	—	—	—
Subordinated bonds - principal	1 485	1 485	1 485	1 485

Subordinated bonds — accrued interest	74	52	52	53
Total liabilities	44 777	44 221	40 994	38 166
Share Capital	10 000	10 000	10 000	10 000

Reserves and accumulated losses	(215)	(1 990)	(1 592)	(785)
Total equity (capital and reserves)	9 785	8 010	8 408	9 215
Total liabilities and equity	54 562	52 231	49 402	47 381

* The split of net advances is an additional disclosure not required under IFRS. The split is based on the carrying values of the Good Book in African Bank (before the fair value accounting of the Good Book at the Transaction Effective Date) and is shown to allow better comparability.

The accumulated losses are mostly driven by non-recurring items, being assumed irrecoverable VAT of ZAR215 million and a goodwill impairment of ZAR1.7 billion. VAT has been assumed to become due on the property and equipment, intangibles and goodwill assets being transferred. The recoverable portion of this VAT charge is assumed to be broadly in line with historic apportionment of VAT in African Bank, with the remaining irrecoverable amount recorded in reserves at the Transaction Effective Date and recycled as a charge through the statement of profit or loss in the six month period ending on 30 September 2016. The total forecast equity is forecast to grow throughout FY17 and FY18. This improvement results from increased forecast profitability up to the end of FY18.

Total assets and liabilities reduce in FY17 and FY18 partially due to forecast movements in foreign currency debt and the cash held as natural hedge.

The first scheduled repayment of existing liabilities on the First Maturity Date leads to a reduction in forecast cash of the Issuer and a net reduction in liabilities in FY18.

It is an important structural element of the Restructuring to deliver a bank that has a reasonable prospect of achieving the CET Target. Common Equity Tier 1 Capital is forecast as follows: as at 30 September 2016: 27.2 per cent., as at the end of FY17: 27.3 per cent., and as at the end of FY18: 28.8 per cent.. (Refer to “Description of the Issuer — Equity and Capital in the Issuer” for further commentary in this regard. See also “Description of the Issuer — The Issuer’s Liabilities” which comments on the fair value assumption on New Debt Instruments.)

The Issuer forecast statement of profit or loss until FY18

Abridged statement of profit or loss for the Issuer for periods ending 30 September

	Forecast	Forecast	Forecast
	6 months	12 months	12 months
ZAR million	FY16	FY17	FY18
Interest income on advances	2 095	5 292	5 764
Non-interest income	409	1 243	1 715
Income from operations	2 504	6 535	7 479
Credit impairment charge	(161)	(1 342)	(2 130)
Claims Recovered from Stangen/cell captive	12	117	227
Risk-adjusted income	2 355	5 310	5 576
Amortisation of Intangibles and impairment of goodwill	(1 732)	(17)	(17)
Other interest income	573	1 200	1 221
Interest expense	(1 607)	(3 519)	(3 218)
Operating costs	(1 148)	(2 314)	(2 301)
Foreign exchange losses	(184)	—	(34)
Indirect taxation: VAT	(269)	(109)	(108)
Operating (loss) / profit before taxation	(2 012)	551	1 119
Deferred tax	123	90	(25)
Direct taxation: current tax	(101)	(243)	(287)
(Loss) / profit for the period / year	(1 990)	398	807

The Issuer is forecast to make a loss of ZAR2.0 billion in the 6 month period ending on 30 September 2016, which is mostly attributable to non-recurring items being the assumed amount of irrecoverable VAT (ZAR215 million) and the impairment of goodwill (ZAR1.7 billion). Thereafter the forecast performance is anticipated to improve, with profits after tax of ZAR398 million forecast in FY17 and ZAR807 million forecast in FY18. The underlying performance of the Issuer is forecast to improve significantly over the Base Case Period, largely as a result of the performance of the book. This benefit reflects the anticipated positive outcome of the revised credit policies that have been implemented since Curatorship as new loans become a greater proportion of the loan advances book due to increased sales volumes included in the Base Case Forecasts. African Bank’s recent volumes of monthly disbursements have exceeded the volumes previously forecast, and the Base Case Forecasts have been updated accordingly. In addition, it is forecast that the Repo Rate will increase during the Base Case Period (see details in Annexure A5 to this Base Prospectus) and this results in increased interest income forecast to be earned on cash balances during the period.

It should also be noted that under the Base Case Forecasts, the Issuer retains substantial cash holdings during the Base Case Period. Such holdings, if retained, have a performance drag, since the return on such cash holdings is less than the interest accrued on the funding liabilities. It is anticipated that management will continue to develop the business plan for the Issuer which may deploy some of this cash holding into more profitable lending activities, in co-ordination with the board of the Issuer and New HoldCo.

For more information on the preparation of the Base Case Forecasts, please refer to Annexure A5 to this Base Prospectus.

Conclusion

Although the economic climate in South Africa remains challenging, the Base Case Forecasts (subject to the various principal assumptions disclosed in Annexure A5 to this Base Prospectus) forecast that the Issuer is reasonably positioned to become a viable and profitable bank within two and a half years of the Transaction Effective Date. The strong cash position of the Issuer in conjunction with a wide range of credit scoring, provisioning, operational, and risk improvements that have been implemented since Curatorship results in the Issuer Balance Sheet that demonstrates a reasonable prospect of the Issuer achieving the CET Target based on the principal assumptions set out in the section headed “The Base Case used to prepare the Base Case Forecasts” above, read with Annexure A5 to this Base Prospectus.

SUPPLEMENTARY PROSPECTUS

If at any time the Issuer shall be required to prepare a supplementary prospectus pursuant to section 87G of the FSMA, the Issuer will prepare and make available an appropriate amendment or supplement to this Base Prospectus or a further Base Prospectus which, in respect of any subsequent issue of Notes to be listed on the Official List and admitted to trading on the Market, shall constitute a supplementary prospectus as required by the UK Listing Authority and section 87G of the FSMA.

USE OF PROCEEDS

The net proceeds from the issue of each Tranche of Notes will be applied by the Issuer for its general corporate purposes, save that Notes issued to African Bank as part of the Restructuring will be issued in consideration for the transfer to the Issuer by African Bank of certain parts of African Bank’s business as part of the Restructuring.

DESCRIPTION AND GOVERNANCE STRUCTURES OF NEW HOLDCO GROUP

INTRODUCTION TO THE NEW HOLDCO GROUP

The New HoldCo Group will consist of: (i) New HoldCo (African Bank Holdings Limited) as the new group holding company and a controlling company in respect of the Issuer; and (ii) New HoldCo’s two direct wholly-owned Subsidiaries, the Issuer and InsureCo (African Insurance Group Limited) (as the holder of the Cell Captive Shares).

	New HoldCo

	100%
100%		100%
InsureCo		The Issuer

The name of the Issuer will be changed to “African Bank Limited” and, simultaneously, African Bank will be renamed “Residual Debt Services Limited” on or about the Transaction Effective Date.

OVERVIEW OF THE VARIOUS ENTITIES COMPRISING THE NEW HOLDCO GROUP

New HoldCo (African Bank Holdings Limited)

African Bank Holdings Limited (registration number 2014/176855/06) (“New HoldCo”) will be the ultimate holding company of the group and will be a bank controlling company in respect of the Issuer in accordance with the Banks Act.

All of the ordinary shares in New HoldCo will initially be owned by the Consortium (currently envisaged as 25 per cent. being held by the Participating Banks, 25 per cent. by the GEPF and 50 per cent. by SARB). If any Subordinated Funders elect to acquire New HoldCo Shares in terms of the Subordinated Exchange Offer (see section “Curatorship of African Bank and Summary of Restructuring”), then those Subordinated Funders will also become initial New HoldCo shareholders on or after the Transaction Effective Date.

It is intended that New HoldCo will ultimately be listed on the JSE to allow an exit opportunity for the initial shareholders and to provide the Issuer with access to equity capital markets. The timing of such a listing will depend on market conditions at the relevant time, the establishment of a group profitability track record that will satisfy investor requirements and the Issuer demonstrating the ability to refinance its maturing debt instruments that fall due in 2018.

The Consortium will provide ZAR10 billion of share capital to New HoldCo immediately before the implementation of the Restructuring. New HoldCo will apply this share capital to capitalise the Issuer with an equivalent amount of equity share capital. In addition, Subordinated Funders may elect to receive New HoldCo Shares in settlement of the Subordinated Exchange Offer and such New HoldCo Shares will be procured by African Bank through an intra-group capitalisation of New HoldCo and the Issuer (see section “Curatorship of African Bank and Summary of Restructuring”). As a result, the Issuer will have equity share capital equal to the sum of ZAR10 billion and the Equity Settled Amount taken up as part of the Subordinated

Exchange Offer (if any) immediately following the Transaction Effective Date. For purposes of the Base Case Forecasts however, it has been assumed that the Equity Settled Amount will be zero.

InsureCo (African Insurance Group Limited)

African Insurance Group Limited (registration number 2014/177424/06) (“InsureCo”) will be the intermediate holding company for all the present and future insurance interests in the New HoldCo Group and will be responsible for monitoring and ensuring compliance with the governance, risk and solvency requirements set out in the applicable insurance sector legislation. InsureCo will be the registered and beneficial owner of the Cell Captive Shares and will be contractually obliged to capitalise and fund the Good Bank Cell (as defined and further explained in “Description of the Issuer — Business of the Issuer — Cell Captive Arrangement - The relationship between InsureCo and the cell captive insurer”).

All of the issued shares in InsureCo will be owned by New HoldCo.

The Issuer (to be renamed African Bank Limited)

The Issuer is the newly incorporated entity that will acquire the Good Bank Business from African Bank on the Transaction Effective Date. The Issuer will be a direct, wholly-owned Subsidiary of New HoldCo and it will hold all the licences, registrations and approvals required to conduct the Good Bank Business (including licenses and approvals required in terms of the Banks Act, the NCA and the Financial Advisory and Intermediary Services Act, 2002) by the Transaction Effective Date.

More detail about the proposed assets, liabilities, operations and business model of the Issuer is included in section headed “Description of the Issuer”.

BOARD AND CORPORATE GOVERNANCE STRUCTURES IN THE NEW HOLDCO GROUP

The boards of New HoldCo and the Issuer will comprise of the same individuals, at least for the initial period following implementation of the Restructuring. It may however become appropriate to introduce new or different skills on the various boards if the need arises in future.

Due to the distinct business and regulatory regimes for banks and insurers, although there will be several common directors, the composition of InsureCo’s board will be distinct from the compositions of the New HoldCo and the Issuer’s boards. For more information on the composition of the Issuer’s board see “Description of the Issuer — Governance — The Issuer’s Board of Directors and Management — Composition of the Issuer’s Board”.

The Curatorship of African Bank and the establishment of the Issuer have necessitated a rigorous examination of the governance and risk management structures and processes that will be established within the New HoldCo Group. The focus of this process, which is still ongoing, is to clearly and comprehensively define the New HoldCo Group’s risk appetite and risk parameters. (See the section “Description of the Issuer — Risk Management” for further detail about risk management structures and principles to be established in the New HoldCo Group as well as an overview of improvements that have been made to systems, processes and training to improve general risk management within the Good Bank Business).

All group risk committees will be formed at the New HoldCo level, but they will have responsibility for Subsidiaries as well. The primary board committees that will oversee risk governance for the New HoldCo board are the Group Risk and Capital Management Committee and the Group Audit Committee. In addition to these committees, it is intended that another three permanent board committees will be established at New HoldCo level:

•                               a Group Remuneration Committee;

•                               a Group Ethics, Sustainability and Transformation Committee; and

•                               a Directors’ Affairs/Nominations Committee.

Each board in the New HoldCo Group will have ultimate responsibility for the operations and financial soundness of the enterprise it manages, including ensuring that risks are adequately identified, measured and managed. The boards of the Subsidiaries will however manage their respective businesses in the context of the group risk parameters and policies established by the New HoldCo group risk committees from time to time.

DESCRIPTION OF THE ISSUER

This section serves as a brief description of K2014176899 (South Africa) Limited (Registration Number 2014/176899/06) (the “Issuer” or, as referred to in Annexure A to this Base Prospectus, “Good Bank”) which is to be renamed African Bank Limited prior to the issue of any Notes under this Programme.

HISTORY AND OVERVIEW

K2014176899 (South Africa) Limited (the “Issuer” or, as referred to in Annexure A to this Base Prospectus, “Good Bank”) was registered as a public company under registration number 2014/176899/06 on 9 September 2014 with the Companies and Intellectual Property Commission established under section 185 of the Companies Act. The Issuer was registered specifically to acquire the Good Bank Business from African Bank in terms of the Restructuring and will only commence business on the Transaction Effective Date when it acquires the Good Bank Business. The name of the Issuer will be changed to African Bank Limited on or about the Transaction Effective Date.

The Issuer will, prior to the Transaction Effective Date and the issue of any Notes under this Programme:

•                               be a bank registered under the Banks Act; and

•                               hold a full banking licence granted by SARB.

The Issuer is also authorised as a financial services provider in South Africa by the FSB and as a registered credit provider under the authority of a licence issued by the NCR in South Africa. The Issuer business plan has been created based on existing capabilities within African Bank and is predicated on the continuation of the African Bank business model of a mono-line, unsecured debt offering to natural persons, and addressing the same market segments that were targeted under African Bank, being medium to lower income segments who are not well served by other banks for personal loan needs. The Issuer may also target alternative and additional products and markets in future.

The majority of loans granted by the Issuer in the future will be originated through the branch network which will be transferred by African Bank to the Issuer on the Transaction Effective Date. As at the end of September 2015, approximately 2 000 of the total number of employees (approximately 4 500) of African Bank were employed in 399 branches throughout the country.

Historically, Stangen provided credit life insurance cover in relation to loans originated by African Bank. As a result, credit life insurance policies sold to cover a customer’s outstanding credit obligation on the Good Book have generally been underwritten by Stangen and these remain in full force and effect after the Transaction Effective Date. The key financial relationship between African Bank and Stangen was the commission and fees that were paid by Stangen to African Bank as an intermediary in respect of the brokering of Stangen’s insurance products to African Bank’s customer base.

However, Stangen will not form part of the New HoldCo Group. A new cell captive insurance arrangement has been established within the New HoldCo Group. The new cell captive arrangement is further explained in the section headed “Description of the Issuer — Business of the Issuer — Cell Captive Arrangement”.

The Issuer has its registered office and headquarters at 59, 16th Road, Midrand, 1685, South Africa, telephone number: +27 11 256 9000; fax number: +27 11 256 9306.

CORPORATE STRUCTURE AND SHAREHOLDING

The Issuer is a wholly-owned direct Subsidiary of New HoldCo, which is to be a registered bank controlling company by the Transaction Effective Date.

Each of the Issuer and New HoldCo will be subject to the regulation of the Registrar of Banks and the Bank Supervision Department of SARB.

All of the ordinary shares in New HoldCo will initially be owned by the Consortium. The Consortium will, shortly before the Transaction Effective Date, capitalise New HoldCo with ZAR10 billion of equity in the following proportions immediately before the Transaction Effective Date:

•                  SARB: ZAR5 billion — 50 per cent.;

•                  GEPF: ZAR2.5 billion — 25 per cent.;

•                  Absa Bank Limited: ZAR495 million — 4.95 per cent.;

•                  Nedbank Limited: ZAR410 million — 4.10 per cent.;

•                  FirstRand Bank Limited: ZAR655 million — 6.55 per cent.;

•                  Investec Bank Limited: ZAR245 million — 2.45 per cent.;

•                  The Standard Bank of South Africa Limited: ZAR595 million — 5.95 per cent,; and

•                  Capitec Bank Limited: ZAR100 million — 1.00 per cent..

This equity capital will enable New HoldCo to capitalise the Issuer with an equivalent ZAR10 billion by the Transaction Effective Date.

If any Subordinated Funders elect to acquire New HoldCo Shares in terms of the Subordinated Exchange Offer (see the section headed “Curatorship of African Bank and Summary of Restructuring”), then those Subordinated Funders will also become initial New HoldCo shareholders on or after the Transaction Effective Date and the shareholding of the Consortium members will dilute proportionately.

(See the section headed “Description and Governance Structures of New HoldCo Group” for more details about the corporate structure of the Issuer and the New HoldCo Group).

STRATEGIES IMPLEMENTED SINCE CURATORSHIP TO STRENGTHEN GOOD BANK BUSINESS

The main improvements designed to support and strengthen the Good Bank Business after the Transaction Effective Date can be summarised as follows:

•                               the Good Book that will be transferred to the Issuer has been selected based on more conservative credit risk-based criteria to achieve the best outcome for the Issuer. The Residual Book that contains the poorer quality assets will remain behind in Residual Bank;

•                               funding liabilities will be reduced substantially because the Exchange Offers will result in: (i) 80 per cent. of African Bank’s senior funding liabilities; and (ii) no more than ZAR1.485 billion of subordinated debt (excluding accrued interest), being assumed by the Issuer (see the section headed “Curatorship of African Bank and Summary of Restructuring” for more detail in respect of the Exchange Offers);

•                               the Issuer will have a substantial opening cash balance comprising the Top-Up Cash Amount and the ZAR10 billion equity and this will result in high liquidity throughout the Base Case Period;

•                               the Issuer will be led by a new Chief Executive Officer, Chief Financial Officer, Chairman and board of directors, with extensive experience in the South African banking market and who will focus on taking the business forward and exploiting new strategies and opportunities;

•                               African Bank historic credit policies and tools have been reviewed and improved to ensure that better quality, more profitable loans are originated in future (the revised policies have already been applied since the Curatorship Date in the origination of the New Loans forming part of the Good Book);

•                               a cost reduction programme has commenced to more appropriately right size the cost structure of the Issuer;

•                               provisioning methodologies have been reviewed and improved to reflect credit impairments more accurately and conservatively;

•                               the risk governance framework continues to be improved to ensure that risks are identified and mitigated in a more efficient manner; and

•                               there will be a strategic focus on further diversification of the Good Bank Business including its product offering, target markets and sources of funding.

Further details about the above key and other improvements proposed in respect of the Good Bank Business are provided below in this section headed “Description of the Issuer”.

BUSINESS OF THE ISSUER

Introduction

The Issuer, as a registered bank under the Banks Act, will at least initially provide substantially the same product offering as African Bank during Curatorship.

Accordingly, the Issuer will continue to offer, as its core product, unsecured lending in the form of competitively priced long-term and short-term personal loans with a term of up to 60 months and credit cards, to its target market of typically lower to middle income customers and these products will be distributed through the Issuer’s branch network and electronic channels.

The new management team of the Issuer will continuously assess the business model and product offering in a changing market to ensure that the Issuer extends its offering to exploit new opportunities, if and when appropriate.

Personal loans

The Issuer will provide unsecured loans to typically lower and middle income customers in South Africa. The eligibility criteria for the Issuer’s loans will continue to require individuals to be formally employed and to have a bank account in South Africa. The Issuer’s loan products will typically be term facilities, having maturities of between three and 60 months with fixed, equal monthly repayments.

Credit cards

The Issuer will offer a variety of credit card products to its customers, ranging from entry level (blue) cards for its higher risk customers, to platinum cards for its lowest risk customers.

Credit life insurance

As was the case in African Bank, the Issuer will continue to offer credit life insurance to the Issuer’s customers. The insurance policies so sold will cover a customer’s outstanding credit obligation on the Issuer’s loans to that customer for the duration of the loans, in the event of that customer’s death, disability or retrenchment (essentially a form of dismissal or redundancy where the employee is dismissed as a result of the economic or other requirements of the employer and through no fault of the employee).

The underwriting risk in the insurance portfolio in respect of new credit granted will be retained within the cell captive arrangement described in the section headed “Description of the Issuer — Business of the Issuer — Cell Captive Arrangement” below.

Loans in the Good Book that were already insured by Stangen on 17 January 2016, being the date on which the cell captive insurance arrangement came into effect, will continue to be insured by Stangen for the time being. Accordingly, until the existing book of the Issuer as at the date of commencement of the cell captive insurance arrangement has been repaid or refinanced, insurance arrangements with both Stangen and Guardrisk will be in place.

Retail savings and investment products

The Issuer will continue to offer retail savings and investment products, including fixed deposits, flexible fixed deposits (where a portion of the deposit is available on notice) and notice deposits, ranging in terms from 32 days to 60 months. These products will further diversify the Issuer’s funding base and are intended to provide an attractive alternative investment option for private retail investors wishing to diversify their investment portfolio. However, it is not expected that this will become a significant additional source of funding for the Issuer.

Funeral insurance

The Issuer will continue to offer a funeral insurance product, the Claim Express Funeral Plan, but which will be insured through the cell captive (described in the section headed “Description of the Issuer — Business of the Issuer — Cell Captive Arrangement” below). The product pays claims within 24 hours or doubles the pay-out amount if this service standard is not achieved.

Other products

Opportunities in sectors adjacent to existing capabilities could present further upside in future, but have not been taken into account in the conservative assessment of the Issuer’s immediate prospects. The new board and management team of the Issuer are considering and will continue to consider these opportunities.

Operating model

Summary of African Bank Operational Features	As at 30 September 2015
Number of branches	399
Number of employees	4 500
Branch sales force	c.2 000
Collections Call Centre workforce	c.1 235
Number of customers	c.1 580 000

The operating model will initially remain similar to that of African Bank, but will include enhancements to operations post Curatorship, many of which are described in this section headed “Description of the Issuer” and have been designed to address specific weaknesses. These enhancements to the operating model have substantially been implemented during Curatorship.

Origination Channels

The majority of new loans granted by the Issuer will be originated through the African Bank branch network to be transferred to the Issuer on the Transaction Effective Date and it is anticipated that this will continue to be the situation in the short to medium term. African Bank had 399 branches throughout the country as at the end of September 2015.

Other origination channels include:

•                               the online channel “Inseconds” which is accessible on the African Bank website and will be accessible on the Issuer’s website, followed by loan completion in a branch (approximately 15 per cent. to 20 per cent. of loans are originated in this manner); and

•                               outbound calling by the sales call centre to follow up on leads. In the short to medium term, almost all loans will be completed in branches.

Cell Captive Arrangement

African Bank’s sister company Stangen will not form part of the New HoldCo Group. Instead, a new cell captive arrangement has been established between Guardrisk and InsureCo with effect from 17 January 2016. All new customers taking up New Loans after 17 January 2016 and all credit card customers (both new and existing) will be offered insurance products issued by Guardrisk in terms of this new arrangement.

The current understanding is that loans in the Good Book and the Residual Book that are already insured by Stangen as at 17 January 2016 will continue to be insured by Stangen, subject to the termination of those insurance arrangements on the basis of refinancing, repayment, lapsing or otherwise in due course. Guardrisk is a registered and licensed long-term insurance company that has been conducting cell captive insurance business in South Africa for over 16 years. It has already established a portfolio of multiple cells owned by a variety of different shareholders. Guardrisk is a wholly owned Subsidiary of MMI Group Limited.

What is cell captive insurance?

Cell captive insurance is normal insurance cover provided by a registered insurance provider. The insurance company, both from a regulatory, insolvency and general corporate law perspective, is a separate juristic person subject to the same rules, regulations and requirements as any other registered insurer. The insurer must comply with all the solvency, liquidity and capital adequacy requirements applicable to insurance companies in the same category and it will underwrite and carry risks towards its policyholders as a licensed insurance company in the ordinary course.

The main distinguishing factor is that a cell captive insurer issues different classes of shares to its various shareholders. Each class of share is linked to a particular cell in the insurer and enables the relevant shareholder (or cell owner) to share in the profits of the relevant cell through dividends. Each shareholder is also contractually obliged to capitalise its cell from time to time: (i) to ensure that the cell complies with regulated capital and solvency requirements at all times and (ii) to absorb any underwriting losses that may arise. As such, each shareholder effectively carries the risk and shares in the benefit of the insurance business in the cell linked to that shareholder’s class of shares.

A cell is a notionally segregated portion of the business of the insurance company, ring-fenced through contractual arrangements between the cell captive insurance company and its various shareholders. A cell does not constitute a separate legal entity and it is not a statutory ring-fenced structure - it is merely a reference to a specific portion of the insurer’s business.

Cell captive insurance is widely used and accepted in the South African insurance market.

The relationship between InsureCo and the cell captive insurer

InsureCo has subscribed for a separate class of shares in Guardrisk (the “Cell Captive Shares”) linked to a specific and contractually ring-fenced cell (“the Good Bank Cell”). The Good Bank Cell will consist of all the insurance business introduced by the Issuer to Guardrisk.

If an underwriting profit is made in the Good Bank Cell, then InsureCo has the right to the profits (or dividends) in its capacity as shareholder. If an underwriting loss is made, InsureCo is contractually obliged to subscribe for further Cell Captive Shares to contribute sufficient capital to absorb the loss.

The right to dividends in the event of an underwriting profit is subject to the overall solvency and liquidity of the insurer, as well as its ability to pay dividends subject to the Companies Act and applicable insurance laws. Accordingly, if losses in excess of existing solvency buffers are suffered in other cells and the relevant other shareholders default on their capitalisation obligations, then the ability of the insurer to pay dividends in respect of profitable cells may be affected.

To mitigate the risk of cross-contamination between cells, all major cell captive insurers in South Africa already require that shareholders maintain their cells in a financially sound condition, by (for example) prescribing minimum capital holding requirements. The regulator is also in the process of drafting legislation that will make certain minimum solvency requirements in each cell a statutory obligation.

To further mitigate this risk, the holding company of the cell captive insurer (in this case Guardrisk Group Proprietary Limited) holds a particular class of shares constituting a so-called promoter cell. The promoter cell is intended to contain sufficient capital to absorb losses suffered in loss-making cells where the relevant shareholders fail to comply with their contractual funding obligations. The quantity of promoter capital required from time to time is determined on an actuarial basis.

Although profits derived from the Cell Captive Shares will be available to recapitalise the Issuer if required, such recapitalisation is not included in the Base Case Forecasts. The Top-Up Cash Amount together with the Consortium equity capital, allows the Issuer a reasonable prospect of achieving the CET Target.

Guardrisk will earn two notional fees from the Good Bank Cell: (i) a management fee based on a percentage of premiums, subject to a fixed annual maximum fee (increasing annually by inflation); and (ii) an investment fee based on a percentage of the net investment income and realised net capital gains earned from the Good Bank Cell investment fund (being all cash and retained earnings attributable to the Good Bank Cell). These fees will reduce the profits in the Good Bank Cell available for distribution to InsureCo. The fees are referred to as notional because there is no legal liability imposed upon the Issuer to pay the fees. The notional fees that accrue to Guardrisk are subtracted from the ring-fenced profit allocation available for distribution to InsureCo. The profits so deducted (being the amount of notional fees) are then accounted for as promoter profit and paid to Guardrisk as a dividend on its shares.

The relationship between the Issuer and the cell captive insurer

The Issuer will enter into the required intermediary-, binder- and/or outsourcing agreements with Guardrisk pursuant to which the Issuer will market Guardrisk policies to its customers and will earn fees and commission from Guardrisk in this regard (please refer to Annexure A5 to this Base Prospectus which stipulates the assumptions used to forecast these fees and commissions during the Base Case Period).

Funding and capitalisation of the Good Bank Cell

InsureCo is contractually obliged to keep the Good Bank Cell in a financially sound condition. Further capital required to meet minimum capital holding requirements and to absorb any underwriting losses that may arise from time to time will be paid to Guardrisk in the form of a subscription for further Cell Captive Shares.

Since the insurance arrangement has been established before the Transaction Effective Date, African Bank has in the interim provided the financial support required by InsureCo to meet its funding obligations by advancing loans to New HoldCo before the Transaction Effective Date (the “Insurance Funding Facility”). African Bank’s rights and obligations in terms of the Insurance Funding Facility will be transferred to the Issuer as part of the Good Bank Business so that the Issuer will effectively fund the arrangement after the Transaction Effective Date.

After the Transaction Effective Date, InsureCo will further capitalise the Good Bank Cell as and when required by utilising its own cash resources, or otherwise raising funding from the New HoldCo Group or other sources. It is currently anticipated that the Good Bank Cell will require up to ZAR150 million of capital during its first year of operation. The initial salient terms of the Insurance Funding Facility can be summarised as follows: (i) the loan will be secured by a pledge of New HoldCo’s shares in InsureCo; (ii) outstandings will accrue interest at JIBAR plus 320 basis points and (iii) all capital and accrued interest will be repayable in full by the fifth anniversary of the initial draw-down date.

Collection of Residual Book for African Bank

In addition to the origination and collection of its own products and the distribution of insurance products under the cell captive arrangement described above, the Issuer has been appointed by Residual Bank to collect and administer the Residual Book. Initially, the Issuer will be appointed for a minimum period of 1 year, with an 8 months’ notice period should either African Bank or the Issuer wish to terminate thereafter. The fees payable by Residual Bank to the Issuer for the collection of the Residual Book have been negotiated on arms’ length terms and have also been reviewed by an independent expert. The fee structure consists of both a fixed and variable component. The variable charge that will be levied by the Issuer is based on a percentage of the amount collected, with a distinction being made between soft collections and hard collections (i.e. when a legal process is pursued). The fixed cost component of the charge relates to servicing and administration costs, such as customer service, IT, finance, risk, treasury, cashflow and back office management.

Based on the projected cash flows that will be derived from the Residual Book, the projected number of accounts on book on a monthly basis and calculating the applicable fees that are expected to be derived from this portfolio, it is projected that the cost of collections to be charged by the Issuer to Residual Bank will be ZAR339 million in the period ending on 30 September 2016 (six months), ZAR651 million in FY17 and ZAR505 million in FY18.

Employees

All African Bank employment contracts in force as at the Transaction Effective Date will transfer to the Issuer. The Curator has focused on retaining key talent during the Interim Period and the Issuer intends to continue this process.

During the Interim Period, the Curator managed to avoid the cost and disruption of an extensive retrenchment exercise. As at the end of September 2015:

•                  1 397 staff members have ceased to be employed by African Bank (since the Curatorship); and

•                  approximately 4 223 employees remained employed on a permanent basis (with a further 277 employees working on a temporary basis).

Infrastructure

All the Operational Assets of African Bank will be transferred to the Issuer on the Transaction Effective Date. The Operational Assets include the existing IT systems and infrastructure of African Bank, together with all improvements that have been made during Curatorship.

Information Technology

Availability of IT services will be indispensable for the Issuer, and IT forms an integral part of the daily operations and strategy execution of African Bank while in Curatorship.

IT will play an important role in enabling the strategic direction of the Issuer and ensuring effective and efficient processes and activities within the Issuer. Regular assessments will be conducted by the New HoldCo Group to ensure that its IT infrastructure and capacity are sufficient to satisfy the demands required in order to conduct its business in accordance with its strategy and to achieve its technical objectives.

IT risk management within the Issuer not only involves securing the Issuer’s information and systems, but also entails the application of risk management principles to ensure efficient, reliable and timely delivery of information.

Insurance

All insurance coverage for the New HoldCo Group (including the Issuer) will be placed at the New HoldCo level.

New HoldCo will have comprehensive insurance coverage, which includes the following:

•                               directors’ and officers’ liability insurance;

•                               assets and liabilities insurance; and

•                               crime and civil liability cover.

The crime cover will protect the New HoldCo Group against any financial loss suffered as a result of fraud, premises risk, transit, forgery and fraudulent alteration, forged securities, counterfeit currency, and also provides cover against third party computer crime.

The civil liability insurance protects the New HoldCo Group against claims for any financial losses suffered by a third party as a result of, inter alia, negligent, errors or omissions committed or omitted by employees of the New HoldCo Group as well as liability to third parties arising from the fraud of an employee.

Cost Reduction Strategies

The Curator, in conjunction with the management team, has focused on cost reduction strategies that could lead to sustainable annualised savings for the Issuer. An annualised saving of approximately ZAR256 million has been identified to date (which is forecast to increase to an annualised saving of ZAR591 million during the Base Case Period), based on the following savings strategies:

•                               a retrenchment program for 54 senior employees was implemented in February 2015 at the Midrand head office of African Bank;

•                               centralisation and rationalisation of some functions to reduce duplication including human resources, training, finance and some risk areas;

•                               negotiating preferential third party supplier rates (e.g. marketing and legal collection fees); and

•                               potential branch rationalisation and savings resulting from lower collection volumes as the Residual Book is collected.

COMPETITIVE LANDSCAPE

The Issuer will compete with both large lenders and smaller short-term lenders.

Banks that provide credit to their customers will comprise a large group of the Issuer’s competitors. As at 30 September 2015, there were 16 registered banks, 14 branches of foreign banks, three mutual banks, two cooperative banks and 40 representative offices of foreign banks registered with the office of the Registrar of Banks. The following table sets out the respective market shares of the largest banks in South Africa in relation to unsecured loans and advances to households as at 30 September 2015 and 30 September 2014:

	Personal loans and advances (percentage)
Bank	30 September 2015	30 September 2014
Capitec Bank	21.60	19.40
African Bank	21.00	27.30
First National Bank Limited	18.90	15.00
The Standard Bank of South Africa	16.70	14.90
Nedbank Limited	10.10	10.80
Barclays Africa	9.70	9.70
Investec Private Bank	1.00	2.00
Other	1.00	0.90
Total	100	100

Source: SARB (BA 900 Submissions) as analysed by UBS, adjusted for African Bank’s actual advances

Other competitor groups include the various retailers who provide credit to their customers in respect of clothing, furniture and appliances. No single retailer has a leading share of this market.

Despite this competitive landscape, it is anticipated that the Issuer will be well placed to capitalise on African Bank’s historically strong position in this market.

THE ISSUER’S ASSETS AND LOAN PORTFOLIO

The assets to be acquired by the Issuer from African Bank on the Transaction Effective Date can be categorised as Operational Assets, cash (i.e. the Top-Up Cash Amount plus collateral cash and statutory assets), the Good Book and goodwill. African Bank’s loan claim in terms of the Insurance Funding Facility will also be transferred to the Issuer as an asset on the Transaction Effective Date. All forecast figures referenced in this section and the section headed “The Issuer’s Liabilities” below are determined pursuant to the Base Case Forecasts. Please see the section headed “Selected Financial and Other Information — the Issuer Balance Sheet and Base Case Forecasts” read with Annexure A5 to this Base Prospectus.

Operational Assets

On the Transaction Effective Date, the Issuer will acquire the Operational Assets from African Bank as part of the transfer of the Good Bank Business. The Operational Assets will include a range of fixed assets, immovable property, leases, intellectual property, information technology, business and operational functions and systems. The relevant specified Operational Contracts (including the Hedging Arrangements) will be assigned and transferred to the Issuer by operation of law in terms of section 54 of the Banks Act.

In essence, the Issuer will acquire all the assets, contracts, systems, functions, platforms and arrangements required by it to continue to conduct the Good Bank Business as a going concern after the Transaction Effective Date.

Cash

It is forecast in the Issuer Balance Sheet that African Bank will transfer an amount of ZAR7.8 billion to the Issuer as a provisional Top-Up Cash Amount to be paid to the Issuer by African Bank as part of the Restructuring, comprising both local and foreign currency (which will, for purposes of the calculation, be converted to ZAR at the spot rate on the Business Day preceding the Transaction Effective Date). The purpose of the Top-Up Cash Amount is to ensure that the Issuer’s assets (including goodwill) are equal to the liabilities issued and/or assumed by the Issuer (before the ZAR10 billion equity contributed by the Consortium is taken into account). The provisional Top-Up Cash Amount in the Base Case Forecasts will be verified and reconciled with actual numbers during a true-up process after the Transaction Effective Date and in the case of a shortfall, Residual Bank will supplement the provisional Top-Up Cash Amount with further cash. Likewise, if the provisional Top-Up Cash Amount exceeds the final Top-Up Cash Amount, the Issuer will pay the appropriate refund to Residual Bank.

The Top-Up Cash Amount and the ZAR10 billion equity to be contributed by the Consortium will result in a highly liquid opening statement of financial position that demonstrates a reasonable prospect of the Issuer achieving the CET Target. In addition, it is forecast that ZAR5.0 billion of collateral cash held in terms of the Hedging Arrangements and ZAR3.2 billion of statutory assets (or near cash items) will also be transferred to the Issuer on the Transaction Effective Date. The amount in respect of statutory assets (or near cash items) is forecast at the expected level in African Bank as at the Transaction Effective Date. It must however be noted that statutory assets will have to be adjusted in the Issuer after the Transaction Effective Date to ensure that it is in line with the statutory asset requirements as determined specifically in relation to the Issuer.

The strong capital and liquidity position of the Issuer, and the manner in which it will apply its substantial initial cash resources to strengthen its business model, are discussed in more detail in the sections headed “Equity and Capital In the Issuer” and “Liquidity of the Issuer” below.

The Good Book and loan portfolio

The Good Book to be transferred to the Issuer includes both historic Selected Loans and New Loans. All New Loans originated during the Interim Period comply with the new lending criteria and policies introduced on and after the Curatorship Date (“New Lending Criteria”).

As at 30 September 2015, the gross book value of the Good Book was ZAR29.0 billion and it is forecast that the gross book value will be ZAR29.2 billion as at 1 April 2016.

The Selected Loans included in the Good Book have been selected and agreed between the Curator and the Consortium by applying the following criteria:

•                               any loans (including limit increases) where the credit score at origination met the New Lending Criteria and were not affected by credit amnesties (i.e. where certain adverse credit information is removed from a credit bureau’s records);

•                               all loans with a written off or rehabilitation status as at Curatorship Date were excluded and allocated to the Residual Book, regardless of whether New Lending Criteria were met;

•                               all loans to Ellerine Furnishers’ customers (i.e. furniture loans) and to those customers who repay on a cash basis were excluded and allocated to the Residual Book, regardless of whether New Lending Criteria were met;

•                               all loans originated in African Bank branded kiosks in the Ellerine Furnishers’ distribution channel were excluded and allocated to the Residual Book, regardless of whether New Lending Criteria were met;

•                               as Residual Bank will not have a banking licence after the Transaction Effective Date, all active credit card accounts (i.e. where the relevant facility has not been withdrawn or terminated by African Bank) as at the Transaction Effective Date are included in Selected Loans, even though they may not meet the revised borrower criteria in terms of the new more conservative lending model. During Curatorship, significant efforts have been made to withdraw non-performing credit card facilities; and

•                               the balance of unallocated loans, not falling into any of the categories above, were allocated to the Residual Book.

Since 2013, credit policies within African Bank have been regularly reviewed to improve the quality of loans disbursed. The lending criteria have been further refined at the inception of Curatorship (and even further during Curatorship) to ensure that the loan portfolio of the Issuer is positioned to improve in quality over the Base Case Period. All the New Loans included in the Good Book have been originated based on the improved credit policies that have been implemented since the Curatorship Date.

The key changes that have been implemented to improve the quality of the loan book can be summarised as follows:

•                               in the past, credit applications were categorised into 19 groups based on increasing risk profiles (A to S, with S being the highest risk category). Since Curatorship, the credit policy no longer permits the origination of loans in categories R and S (previously the highest risk clients) and loan terms in categories P and Q may no longer exceed 6 months;

•                               the affordability model has been improved to allow for greater risk differentiation and the NCA minimum expense table is used as a maximum benchmark to test affordability of loans;

•                               the sales incentive structure has been revised to ensure that loan quality (as opposed to loan volumes) becomes a stronger incentive driver for sales consultants;

•                               the maximum loan term has been reduced from 84 months to 60 months;

•                               the maximum loan size has been reduced from ZAR180 000 to ZAR150 000;

•                               a new profitability model has been introduced to evaluate profitability by term and loan size and to reduce risk; and

•                               loans to settle (or refinance) distressed loans are no longer advanced.

The new credit policy has already led to a material improvement in the early risk emergence trends of the African Bank loan book:

*12 MMA = 12 month monthly average

In the graph above, the grey lines reflect loans that have missed one or more payments within three months of origination, while the black lines reflect loans that have missed two or more payments within six months of origination. These demonstrate that despite short term volatility, including seasonal underperformance in December, the early risk emergence trend has continued on a downward trajectory overall. The volatility resulting from seasonal trends appear to normalise in subsequent months.

The table below provides key statistics in respect of the composition of the Good Book during Curatorship, forecast up until 1 April 2016:

		Forecast to 1 April 2016
Gross Good Book	ZAR billion	29.2
Credit cards	ZAR billion	6.7
Loans	ZAR billion	22.5
Impairment provisions	ZAR billion	9.1
Provision coverage	%	31
		Current business to 30 September 2015 (excluding credit card book)
Average loan size	ZAR	21 638
Average loan term	Months	46.1
Average instalment	ZAR	1 111
Average card limit	ZAR	12 075

Impact of the New NCR Regulations on the business model and product offering

On 6 November 2015, the Department of Trade and Industry published the New NCR Regulations that will, inter alia, reduce the maximum interest rate that may be charged on unsecured personal loans from 2.2*Repo Rate + 20 per cent. to Repo Rate + 21 per cent. (which, based on a Repo Rate of 6.75% at the date of this Base Prospectus, equates to a reduction of approximately 7 per cent.). The New NCR Regulations will take effect 6 months after the date of publication. The anticipated impact of the New NCR Regulations on the strategy, business model and product offering of the Issuer is discussed in this section. The Base Case Forecasts have been prepared on the assumption that the New NCR Regulations will apply with effect from 1 May 2016 .

The New NCR Regulations are anticipated to affect the model and product offering of the Issuer in the following manner:

•                               more conservative lending criteria will be applied to ensure that risk is appropriately aligned to lower interest rates - this is likely to result in lower loan volumes in general targeting customers that, on average, present a lower credit risk, either in absolute terms or because smaller loans may be appropriate for certain customers. This is likely to become a general trend in the market following the implementation of the New NCR Regulations and is not specific to the Issuer; and

•                               to ensure that the overall yield derived from fees and interest charged on a loan remains aligned to the risk assumed in granting the loan, it is likely that origination fees will be increased on certain products (subject to statutory limits) and that loans will be granted for potentially shorter periods. This will result in origination fees as a percentage of overall yield increasing, while the overall yield on loans are maintained at an acceptable level. Again, this is likely to become a general trend in the market following the implementation of the New NCR Regulations and is not specific to the Issuer.

Assuming that the lending criteria and product offering will be revised in the manner set out above, it is the Curator’s opinion that the New NCR Regulations will not have a material impact on the profitability of the Good Bank Business. It is expected that the New NCR Regulations will generally result in smaller loans being disbursed in the market to lower risk customers for potentially shorter periods.

The interest rates forecast on the loan book of the Issuer, as described in Annexure A5 to this Base Prospectus, have been set to ensure that the reduced limits imposed by the New NCR Regulations are not exceeded.

More conservative provisioning policies

More prudent provisioning and impairment policies have been implemented during Curatorship. The following key changes have been made to the impairment models used in producing the financial statements of African Bank for the financial year ended 30 September 2015:

Previous (FY14) policies and practices	Current (FY15) amended policies and practices
A loan of a particular CD Status would be cured if at least 90 per cent. of a payment was received for a consecutive period of 3 months.	Contractual arrears is used to determine CD Status, i.e. no curing logic is applied.

The portfolio with contractual arrears of less than 1 instalment was treated as not having incurred a credit loss event.
The contractual CD Status was based on a round down methodology and cured CD Status’ were used.

The contractual CD Status is based on a round up methodology i.e. if the contractual arrears are greater than 0 then the account is reflected as having a CD Status of 1 and a loss event is assumed.
Loans with no default would only be impaired if an adverse event was likely in the following 30 days (i.e. a 30 day emergence period was used).	The emergence period has now been increased to 90 days
Loans written off only if an NPL* and no payment has been received for 10 consecutive months or more.	Loans are fully impaired only if an NPL* and no payment has been received for 6 consecutive months.
Provisions calculated based on probabilities of default and losses given default.	Provisions calculated are based solely on observed discounted cash flows.
The written off portfolio had a valuation assigned to it.	The written off book has no value assigned to it.

* NPL refers to a non-performing loans, being loans with a CD Status of CD4 or worse, referred to in the financial statements as assets that are specifically impaired.

The details of the changes to the methodology used to calculate provisions within the financial statements for the year ended 30 September 2015 are outlined in Annexure A5 to this Base Prospectus.

Further details on the changes that have been made to the provisioning policy and practices of African Bank since Curatorship are reflected in the FY14 and the FY15 financial statements which are incorporated by reference and available on the website of the Issuer (www.africanbank.co.za or http://www.africanbank.co.za/about-us/investors).

The impact of the revised provisioning and impairment policy and practices is included in the Base Case Forecasts included in the section headed “Selected Financial and Other Information — the Issuer Balance Sheet and Base Case Forecasts” and in Annexure A5.

The changes to the provisioning policy and practices referred to above have resulted in the total provisions as a percentage of gross advances increasing (compared to FY13) from 26 per cent. to 40 per cent. as at 30 September 2015. The changes result in a substantially more conservative and prudent provisioning methodology for the Good Book going forward.

Recent loan disbursement trends and new business generating initiatives

All New Loans will be transferred to the Issuer on the Transaction Effective Date as part of the Good Book. New Loans have been disbursed in terms of more conservative lending criteria and good market practice (see “The Good Book” above).

African Bank had already reduced its credit risk appetite by way of more conservative credit criteria before the Curatorship Date, thereby decreasing its loan disbursement volumes. The trend in loan disbursements over the last two financial years, measured on a quarterly basis, can be seen in the table below. There was a significant reduction in loan disbursements after the Curatorship Date, as evidenced by the drop in the last quarter of FY14.

Disbursements	2015 Financial Year				2014 Financial Year
(ZAR million)	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
African Bank	2 121	1 712	1 358	1 570	1 363	3 305	3 634	4 568
Credit card	329	302	292	552	554	656	547	657
Ellerines	—	—	—	—	618	554	512	952
Total	2 450	2 014	1 650	2 122	2 535	4 515	4 693	6 177

The Curator and executive management of African Bank are aware of the fact that the sustainability of the Good Bank Business is dependent on reaching a sustainable level of loan disbursements of an appropriate quality to generate sustainable returns for investors. This is a continuing challenge in a tough economic environment but a number of initiatives have already been established to increase the generation of appropriate levels of new business at appropriate risk levels, some of which are listed below:

•                               Branch Improvements: extended operating hours at strategic locations have led to improved sales. Branches are more closely monitored through revised key performance indicators and incentive structures and this has resulted in overall improved branch performance in the origination of quality loans;

•                               New Marketing Campaigns: a new tone and personality have been included in recent marketing campaigns to generally improve the customer experience. Selected customers are being targeted directly through direct mailing or the call centre to market and promote specific loan products (and an increased number of call centre operatives have been assigned to this initiative). Radio campaigns in regionally dominant languages are used to communicate with hard to reach customers across South Africa; and

•                               Digital Sales Channels: digital channels have been used to improve market presence and to simplify the loan application process for customers. Platforms such Twitter and Facebook are used more productively for digital marketing and communication. Plans that will enable customers to apply for loans from a mobile phone are being developed.

Recent loan collection trends and initiatives to improve recoveries

On average, monthly collections have remained around ZAR2 billion and in line with expectations post Curatorship. Average monthly collections for the period from October 2013 to July 2014 were ZAR2.504 billion, while monthly collections from August 2014 to September 2015 averaged at ZAR2.144 billion, indicating an approximate 14 per cent. reduction in monthly average collections since the Curatorship Date. The reduction in average monthly collections since Curatorship is expected in the context of the decreasing size of the loan book, the announcement of Curatorship, poor economic conditions and the loss of the Ellerine Furnishers footprint to collect loans disbursed through this channel.

Since the Curatorship Date, African Bank’s collections approach has been improved and it has developed alternative cash collection strategies to address the closure of Ellerine Furnishers stores. Key collections strategies and improvements that have been implemented include:

•                               incentives introduced for customers to execute debit orders instead of making monthly payments;

•                               new point of sale and cash acceptance machines have been rolled out across the branch network to increase loan repayment options in the branch; and

•                               the use of “Easy Pay” facilities introduced in selected retailers to allow loan repayments to be made at retail outlets.

It is anticipated that collections will improve over time as pre-Curatorship Date loans are collected or written off and New Loans advanced on the revised lending criteria make up a bigger proportion of the overall book. The implementation by African Bank of these strategies before the Transaction Effective Date is expected to assist the Issuer with its product and service offering by strengthening the capability of the branches, and widening the service points that clients can use to repay their loans.

THE ISSUER’S LIABILITIES

As consideration for the assets acquired from African Bank, the Issuer will assume and/or issue a range of liabilities on the Transaction Effective Date (i.e. it will be accepting transfer of the Retail Deposit Obligations and the Operational Liabilities and it will be issuing the New Debt Instruments). It is forecast that the aggregate amount of liabilities in the Issuer will be ZAR44.8 billion as at 1 April 2016 but this will be subject to review and true-up after the Transaction Effective Date to take the actual numbers as at the Transaction Effective Date into account.

For purposes of the Top-Up Cash Amount calculation, all liabilities will be taken into account at the actual amount owing and outstanding (or nominal value) (Adjusted For CPI in the case of Index-Linked Instruments). For purposes of the Issuer’s financial records, the liabilities must be fair valued in accordance with IFRS. The fair value of the Issuer’s assets and liabilities, including the New Debt Instruments, at the Transaction Effective Date will be retrospectively assessed by the Issuer after the Transaction Effective Date. Given the absence of the necessary market information at the date of this Base Prospectus to determine the fair value of the New Debt Instruments at the Transaction Effective Date (but taking management’s best estimates into account), the Base Case Forecasts assume that the actual amount outstanding in respect of the New Debt Instruments (Adjusted For CPI in the case of Index-Linked Instruments) is the fair value of the liabilities on the Transaction Effective Date. It is however possible that the management of the Issuer will reach a different conclusion when they prepare the Issuer accounts after the Transaction Effective Date, when more information necessary for a fair value calculation is available.

The Issuer’s liabilities on the Transaction Effective Date will comprise:

•                               liabilities transferred to the Issuer from African Bank in terms of section 54 of the Banks Act, being Retail Deposit Obligations and Operational Liabilities; and

•                               new debt instruments issued by the Issuer in terms of the Sale of Business Agreement, comprising various categories of New Senior Debt Instruments and up to ZAR1.485 billion of Subordinated Debt Instruments (excluding accrued interest). The New Senior Debt Instruments will accrue interest with effect from (and including) the Transaction Effective Date, but the New Subordinated Debt Instruments will accrue interest with effect from 1 December 2015. For more detail about the Exchange Offers and the New Debt Instruments, see “Curatorship of African Bank and Summary of Restructuring” and “Capitalisation and Indebtedness — Description of certain indebtedness”.

The New Senior Debt Instruments will be classified largely into the following three categories of funding:

•                               senior EMTNs, comprising USD senior EMTNs and CHF senior EMTNs;

•                               senior DMTNs, comprising fixed rate notes, floating rate notes and index-linked notes; and

•                               bilateral corporate deposits (including PN’s, NCD’s and similar bilateral funding instruments).

All New Subordinated Debt Instruments will qualify as Tier 2 Capital for the Issuer and will be issued in terms of the Issuer’s DMTN programme as subordinated DMTNs. The Base Case assumes that ZAR1.485 billion of New Subordinated Debt Instruments will be issued (excluding accrued interest), but this number may be less, if less than 100 per cent. of the Existing Subordinated Debt Instruments are exchanged in terms of the Subordinated Exchange Offer and/or if some Subordinated Funders elect to receive New HoldCo Shares instead.

The following graph reflects the expected maturity profiles of the New Senior Debt Instruments, New Subordinated Debt Instruments and loans from previously affiliated companies (including deposits received from Stangen before the Transaction Effective Date) in the Issuer, as at 1 April 2016. Note that the numbers below are shown prior to inflation, capitalised interest, and prior to forecast roll-overs (as described in “Liquidity of the Issuer” below):

The anticipated composition of the New Senior Debt Instruments and loans from previously affiliated companies (including deposits received from Stangen as a historic member of the group) as at the Transaction Effective Date is illustrated by the following charts (and for the purpose of the charts, the EMTNs of the Issuer have been converted into ZAR at the relevant exchange rate implied in the Base Case Forecasts):

EQUITY AND CAPITAL IN THE ISSUER

If the Restructuring is implemented, then the Consortium will capitalise New HoldCo with ZAR10 billion of cash through a subscription for New HoldCo Shares. New HoldCo will likewise capitalise the Issuer, with equivalent equity subscriptions of ZAR10 billion. As such, the Issuer will have a strong opening capital position.

The Issuer may have more than ZAR10 billion of equity on the Transaction Effective Date if any Subordinated Funders elect to receive New HoldCo Shares instead of New Subordinated Debt Instruments in settlement of the Subordinated Exchange Offers. The section “Curatorship of African Bank and Summary of Restructuring” above explains the manner in which the settlement mechanism elected by Subordinated Funders may ultimately result in an increase of equity in the Issuer. However, for purposes of the Base Case, it has been assumed that 100 per cent. of the Existing Subordinated Debt Instruments are exchanged in terms of the Subordinated Exchange Offer and that no Subordinated Funder has elected to receive any New HoldCo Shares (i.e. it is assumed that the Issuer will have ZAR10 billion of equity and ZAR1.485 billion of New Subordinated Debt Instruments in issue as at the Transaction Effective Date (excluding accrued interest from 1 December 2015 up until but excluding the Transaction Effective Date, which will be paid in full by the Issuer on the Transaction Effective Date).

The Restructuring is premised on an Issuer Balance Sheet that demonstrates a reasonable prospect of the Issuer achieving the CET Target. For purposes of calculating Common Equity Tier 1 Capital, liabilities must be fair valued. To avoid the risk of the Issuer missing the CET Target purely as a result of the New Debt Instruments trading above nominal value, the Issuer has approached SARB for a specific dispensation that will allow the Issuer to use the actual amount outstanding (or nominal value) in respect of the New Debt Instruments (Adjusted For CPI in the case of Index-Linked Instruments) for purposes of this calculation and SARB has consented to this request.

The graph below indicates how the Issuer, in a Base Case scenario, is significantly better capitalised throughout the Base Case Period than African Bank historically. All forecast figures referenced in this section and the section headed “The Issuer’s Liabilities” above are determined pursuant to the Base Case Forecasts. Please see the section headed “Selected Financial and Other Information — the Issuer Balance Sheet and Base Case Forecasts”:

Capital adequacy in the Issuer as at the Transaction Effective Date

Following implementation of the Restructuring (and assuming a Transaction Effective Date of 1 April 2016 which, for practical purposes, is targeted to occur on 4 April 2016 or such earlier or later date as the Curator may announce), the Base Case Forecasts indicate that the Issuer will have the following ratios as at the Transaction Effective Date (assuming that ZAR1.485 billion of New Subordinated Debt Instruments will be issued):

•          a Common Equity Tier 1 Capital ratio of 27.9 per cent.;

•          a Tier 2 Capital ratio of 6.3 per cent.;

•          a Total Capital Adequacy Ratio of 34.1 per cent.; and

•          a Leverage Ratio of >12 per cent.

Forecast Ratios as at 1 April 2016 and during the Base Case Period

The following table illustrates the forecast regulatory capital adequacy, Risk Weighted Asset requirements, and Leverage Ratio of the Issuer during the Base Case Period, based on the Base Case Forecasts in the “Selected Financial and Other Information” section:

The Issuer		1 April 2016	30 Sep 2016	30 Sep 2017	First Maturity Date	30 Sep 2018
Common Equity Tier 1 Capital Ratio	(%)	27.9	27.2	27.3	28.0	28.8
Tier 2 Capital ratio	(%)	6.3	6.1	5.9	5.9	5.7
Total Capital Adequacy Ratio	(%)	34.1	33.3	33.3	33.9	34.5

Qualifying CET 1 capital	ZAR billion	7.95	7.90	8.32	8.51	9.14
Qualifying Tier 2 capital	ZAR billion	1.79	1.79	1.80	1.79	1.81
Qualifying Total capital	ZAR billion	9.73	9.69	10.12	10.30	10.95
Risk Weighted Assets	ZAR billion	28.5	29.09	30.43	30.40	31.73
Leverage ratio	(%)	>12	>12	>12	>12	>12

LIQUIDITY OF THE ISSUER

It is forecast that the Issuer will have an opening cash balance of approximately ZAR19.4 billion (excluding collateral cash and statutory assets) as at 1 April 2016. The opening cash balance comprises the Top-Up Cash Amount, the ZAR10 billion capital contributed by the Consortium and a portion of the statutory assets received from Residual Bank that is converted to normal cash (due to different statutory asset holding requirements in the Issuer) (see “Selected Financial and Other Information — the Issuer Balance Sheet and Base Case Forecasts”, read with Annexure A5 to this Base Prospectus).

It is currently envisaged that a portion of this cash will be held in foreign currency as an economic hedge against the projected foreign exchange rate movements during the Base Case Period.

It is anticipated that the Issuer will maintain a conservative liquidity policy after the Transaction Effective Date and the Issuer is forecast to have a strong liquidity base for the duration of the Base Case Period.

The first New Debt Instruments will mature two years after the Transaction Effective Date (i.e. by the First Maturity Date). Operating cash levels are expected to further increase over this two year period because collections are currently forecast to exceed loan disbursements and operating costs up until the First Maturity Date. This high level of cash will mitigate the refinancing risk and, under the Base Case assumptions (see Annexure A5 to this Base Prospectus), it is not forecast that any funds will need to be raised in the DMTN or EMTN markets during the Base Case Period. Given that funders are likely to require the Issuer to first build up a strong track record before they reinvest, it is important to ensure that the Issuer has sufficient cash available to grow its loan book while it builds a track record of profitability and improves overall investor confidence.

The graph below indicates the forecast increase in cash relative to liabilities up to the end of FY17, followed by a forecast decrease as a result of bilateral funding that matures. In the Base Case scenario it is expected that the Issuer will have sufficient liquidity to repay its funding liabilities that mature during the Base Case Period (i.e. up until the end of September 2018). The Base Case assumes that no EMTNs or DMTNs of the Issuer will be refinanced during the Base Case Period (i.e. EMTNs and DMTNs of the Issuer that mature during this period are likely to be repaid in cash). However, with regard to bilateral funding (i.e. funding other than through the Issuer’s EMTN and DMTN programmes and loans from previously affiliated companies), the Base Case assumes that 65 per cent. of the bilateral funding instruments that mature during the Base Case Period will be renewed and reinvested with the Issuer on the same terms. (African Bank regularly activated a “roll-over rate” of above 80 per cent. on this basis in the past). Similarly, 100 per cent. of the loans from previously affiliated companies are assumed to be renewed on the same terms.

*Total funding liabilities include all treasury funding, subordinated notes and loans from previously affiliated companies. Cash includes all short-term deposits and cash, foreign cash and statutory assets.

Following a review of rates currently achieved by African Bank, the Base Case assumes that ZAR, USD and CHF cash balances will be invested at annual rates of 6.76 per cent., 1.50 per cent. and 0.0 per cent. respectively as at the Transaction Effective Date, with ZAR rates increasing throughout the Base Case Period in line with forecast increases in the Repo Rate as outlined in Annexure A5 to this Base Prospectus. It is assumed that interest payable on debt varies over the Base Case Period, based on detailed calculations with reference to specific interest rates applicable to the underlying instruments. Whilst developing the Issuer’s strategy, the management of the Issuer will consider various options to reduce or avoid the impact of this negative carry and these options may include a reduction of liabilities and/or investments in growth and diversification opportunities and operational improvements.

The historic cash and liquidity ratios of African Bank are illustrated in the table below:

	2011	2012	2013	Pre Curatorship (10 August 2014)	The Issuer (1 April 2016)
Cash and cash equivalents (ZAR billion) including statutory assets and collateral cash	5.5	6.3	6.9	4.4	25.9
Total liabilities (ZAR billion)	35.3	47.1	55.8	49.9	44.8
Cash and equivalent/Total liabilities (%)	16	13	12	9	58

The forecast future cash and liquidity ratios of the Issuer during the Base Case Period (including the Liquidity Coverage Ratio (“LCR”) required in terms of Basel III) are illustrated in the table below (see “Selected Financial and Other Information” for a more detailed description of the Base Case and the forecast performance of the Issuer during the Base Case Period).

The Issuer’s forecasts		1 April 2016	30 Sept 2016	30 Sept 2017	30 Sept 2018
Cash and equivalents including statutory assets and collateral cash	ZAR billion	25.9	27.9	28.9	26.9
Total liabilities, including collateral liabilities	ZAR billion	44.8	44.2	41.0	38.2
Cash and equivalent/liabilities	%	58	63	70	70
Liquidity Coverage Ratio	%	>150	>150	>150	>150

The LCR requirement came into effect on 1 January 2015, with a minimum required ratio of 60 per cent. that will increase to 100 per cent. by 2019. The LCR of the Issuer is significantly above the regulatory minimum thresholds. The reported numbers do not fully reflect the significant short-term liquidity surplus of the Issuer because in calculating the LCR, net cash flows over a 30 day period on a contractual basis is determined by limiting cash inflows to 75 per cent. of cash outflows. Given the substantial cash held by the Issuer over the Base Case Period, the 30 day liquidity of the Issuer is significantly in excess of the ratios suggested by the LCR. The LCR disclosed under the 30 September 2018 column is the ratio for 31 August 2018 based on September 2018 modelled cash flows as cash flows are not modelled beyond the Base Case Period.

The Issuer has significant currency exposures in CHF and USD as a result of foreign currency liabilities and cash. The Issuer is also compliant with the minimum LCR requirements for these currencies during the Base Case Period.

All forecasts have been prepared on the assumption that the fair value of the New Debt Instruments is equal to their nominal value as at the Transaction Effective Date.

Credit Rating

Given the importance of continued access to wholesale institutional funding, it is important for the Issuer to obtain and maintain a public credit rating on its debt funding instruments. The Issuer will obtain an issuer’s rating as well as a rating for the Programme and the Notes from S&P by the Transaction Effective Date (but holds a preliminary global scale foreign currency long-term issuer rating of B+, the Programme of [•] and the Notes of [•] from S&P at the date of this Base Prospectus).

THE ISSUER INDEMNITY

On the Transaction Effective Date, Residual Bank will issue the Issuer Indemnity to the Issuer which will apply for an eight year period. SARB will financially support the issue of the Issuer Indemnity by making the SARB Indemnity Facility available to Residual Bank and by guaranteeing the payment obligations of Residual Bank under the indemnity by way of the SARB Guarantee. The maximum contingent exposure of SARB in terms of the SARB Indemnity Facility (as lender) and the Issuer Indemnity (as secondary guarantor) combined is ZAR3 billion.

The Issuer Indemnity will ensure that the Issuer is adequately indemnified against any losses or liabilities suffered by the Issuer in respect of the Good Bank Business of African Bank, to the extent that they: (i) arise from any facts, events, circumstances, acts and/or omissions that exist at midnight on the day before the Transaction Effective Date and (ii) are not taken into account in the Top-Up Cash Amount calculation. The Issuer Indemnity will provide indemnity cover up to a maximum aggregate amount of ZAR3 billion, provided that the Issuer has notified Residual Bank and SARB of the relevant claims and/or losses following the notification procedure set out below by or before the eighth anniversary of the Transaction Effective Date. In order for the Issuer to claim under the Issuer Indemnity in respect of a loss it considers qualifies for indemnification under the terms of the indemnity, it must submit written notice of its claim to both Residual Bank and SARB. The claim notice must set out the claim in as much detail as is reasonably available and as is reasonably required for Residual Bank and SARB to assess their potential liability under the indemnity. Within 15 business days of delivery of the claim notice, the Issuer, Residual Bank and SARB will seek a written settlement of the claim, failing which, Residual Bank or SARB must give written notice to the Issuer rejecting the claim. Any of the Issuer, Residual Bank or SARB may then refer the matter to a committee constituted of the deputy governor of the SARB, the Curator and the Chairman of the Issuer.  If the committee cannot reach a written settlement within 30 days after delivery of the initial claim notice then the Issuer may refer the matter to arbitration. Payment of a claim is due within 30 days of the date of (i) a written settlement or (ii) an arbitrator’s decision. The Issuer has an obligation to take reasonable steps to mitigate, reduce and/or avoid the impact of any loss against which it is indemnified under the Issuer Indemnity.

Under the terms of the Issuer Indemnity, there are no circumstances in which the Issuer can unilaterally release Residual Bank or SARB from their indemnification obligations. Any such release (or termination) of the Issuer Indemnity will require the written agreement of all of the Issuer, Residual Bank and SARB. Written agreement of the Issuer to such release (or termination) would only be forthcoming where the board of directors of the Issuer, acting properly in accordance with its duties, was of the opinion that doing so was in the best interests its shareholders.

IMPROVED RISK GOVERNANCE FRAMEWORK

Since Curatorship the risk framework in African Bank (from origination to back office functions) has been improved through the implementation of the following operational changes (amongst other things) which will inure for the benefit of the Issuer:

•          anti-money laundering (“AML”) applications have been acquired, which includes automated customer screening, risk assessment, and transaction monitoring applications;

•          biometrics (in addition to an ID document) are now used to identify customers;

•          bank statements are now acquired electronically from the issuing bank instead of from the client directly;

•          processes and policies in respect of money laundering and counter terrorism financing are being reviewed in detail and certain revisions to these processes and policies have already been approved by management;

•          enterprise risk and compliance departments’ competency and capacity augmented; and

•          a new electronic document management system has been installed to digitise all customer documents.

RISK MANAGEMENT

Overview

The New HoldCo Group (or “Group”) subscribes to an enterprise risk management framework to manage risks across all its operations. Enterprise risk management refers to the design and implementation of a Group-wide risk management framework. Specifically, it requires:

•          identifying potential events that may negatively affect the Group, or any part of it;

•          managing risk to be within the Group’s stated risk appetite and parameters; and

•          providing assurance regarding the achievement of the Group’s risk management objectives.

The focus of enterprise risk management is to ensure that the Issuer’s business units operate within a clearly defined risk framework so as to achieve sustainable value creation, while allowing for effective and efficient identification and management of risks within the Group.

The Curatorship and the subsequent establishment of the Issuer have necessitated a rigorous re-examination of the Group’s risk management. The Group has focused on clearly and comprehensively defining the Group’s risk appetite and risk parameters. It is within this framework that the assurance elements of the enterprise risk management processes can be effective.

The Group’s risk appetite is informed by the following considerations:

•          that the balance sheet not be excessively geared;

•          that sources of income be diversified across the Group, products, market segments, investments, financial markets and regions;

•          that the potential impact of a severe economic downturn and stress conditions be continuously identified, measured, quantified, understood and contained in accordance with capital preservation and earnings volatility parameters;

•          that all sources of leverage be understood, monitored and reported;

•          that sources and maturities of funding be diversified;

•          that sufficient buffers be held for capital and liquidity purposes; and

•          that credit granted to customers is based on an appropriate risk-adjusted return basis.

Group risk management framework

Informed by the advice of the Group Chief Risk Officer, the New HoldCo board determines the risk appetite and parameters applicable to the Group’s businesses. These risk parameters address a range of relevant issues, including but not limited to credit risk, market risk, operational risk, liquidity risk, concentration risk and other financial risks. Risk management must be responsive to continual changes in the economic and regulatory environment and any changes will be monitored and reported on by the Chief Risk Officer to the relevant risk committees, on a monthly basis. The New HoldCo board will also be kept abreast of these considerations and will review the continued appropriateness of the then-prevailing risk appetite and parameters.

The Issuer, under the direction of its board of directors, manages its business in the context of the Group’s specified risk parameters. A risk management function also exists within the Issuer to ensure that appropriate checks and balances exist at every level, including in each business unit of the enterprise. The elements of this integrated functionality are discussed below in more detail.

As at the date of this Base Prospectus, it is intended that each of New HoldCo and the Issuer will have boards of directors comprised of the same individuals. It may be appropriate to introduce different skills embodied by different directors into such boards as the need arises in the future.

Due to the distinct business and regulatory regime for banks and insurers, although there will be several common directors, the composition of InsureCo’s board will be distinct from the compositions of the New HoldCo and the Issuer boards.

Each board in the New HoldCo Group has ultimate responsibility for the operations and financial soundness of the enterprise it manages, including ensuring that risks are adequately identified, measured and managed.

The primary board committees overseeing risk governance for the New HoldCo board are the Group Risk and Capital Management Committee and the Group Audit Committee.

It is intended that all necessary board committees will be formed at the New HoldCo level, while Subsidiaries InsureCo and the Issuer, under the direction of their individual boards of directors, will manage their businesses in the context of the Group’s specified risk parameters and under the supervision also of the New HoldCo board committees.

Set out below are the roles and responsibilities of these committees.

•                               Group Risk and Capital Management Committee oversees the entire Group’s risk matters including but not limited to developing a risk mitigation strategy to ensure that the Group manages risks optimally, as well as ensuring that capital management is adequately managed throughout the Group; and

•                               Group Audit Committee is responsible for evaluating the adequacy and effectiveness of the internal control systems, accounting practices, information systems and the auditing process applied.

The Issuer has implemented a holistic and integrated risk management framework comprised of the following key role players:

EXECUTIVE MANAGEMENT

THE ISSUER’S RISK MANAGEMENT FUNCTION

THE COMPLIANCE FUNCTION

and

INTERNAL AND EXTERNAL AUDIT

Executive management plays a key role in determining which risks to assume (within the Issuer’s identified risk parameters), ensuring that risk management in the Issuer is appropriately resourced and adopting policies and processes that seek to ensure the right level of awareness of risk management in the business.

The Issuer’s risk management function, headed by the Chief Risk Officer, advises and supports the board of directors and the executive team. It provides independent assessment and monitoring of risk thresholds and business processes - also in the context of regulatory and internal requirements. It evaluates findings from internal and external audit and assists in communicating board and regulatory direction to the business units.

The compliance function is a separate division within risk management. It reports to the Chief Risk Officer, although the Chief Compliance Officer may also approach the Chief Executive Officer directly. The compliance function is broadly tasked with supporting and interrogating business unit management regarding completeness and accuracy of compliance risk management practices; monitoring the Issuer’s compliance with laws, regulations and internal policies; reporting to regulators and the Issuer’s executives on compliance-related matters, as well as interacting with regulators and associations in relation to same. Compliance champions are also located in each business unit, assisting with day-to-day compliance issues.

Internal audit provides independent assurance that internal control systems have been implemented, are functioning and are properly monitored and reported. Although internal audit reports to the Chief Risk Officer, it also reports directly to the Group Audit Committee.

Key Risks

Credit Risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations, resulting in financial loss. As the Issuer’s primary business currently is the underwriting of unsecured loans, credit risk features as the dominant financial risk within the Issuer. The Issuer applies the standardised approach as defined in the Regulations Relating to Banks to measuring its exposure to regulatory credit risk and required credit risk capital and reserve funds.

Mitigation Strategy

Credit risk management and monitoring is predominantly executed utilising the following:

•                              Continuous development and improvement of proprietary scoring models for underwriting, affordability assessment, portfolio performance and collection activity;

•                               Customer and risk focused product development together with appropriate risk-based pricing; and

•                               Effective monitoring to ensure that the outcomes of the scoring models match the assumptions and understanding of the sensitivity of credit risk metrics and trends to various risk parameters.

With regard to the monitoring of risk, this takes place at two levels: operational and tactical. The operational monitoring takes place online each day to ensure that the processing of applications is compliant and no processing discrepancies are left unattended. For purposes of the tactical level monitoring, (i.e. decisions about product and pricing) each business unit compiles an extensive monthly credit pack for submission to the credit committee which will form the basis for their review and decision process.

The primary tools used for credit risk monitoring are:

(1) Credit scoring model

Credit scoring is a quantitative measure of the performance and characteristics of past loans to predict the future performance of loans with similar characteristics. Credit scoring is a scientific method of assessing the credit risk associated with new credit applications. The models derive predictive relationships between applications information and the likelihood of satisfactory repayment. The model is developed from information gained through prior experience.

(2) Pricing model

In developing product terms and pricing, the Issuer constructs the price of each loan offer based on the building blocks of the weighted average cost of capital cost absorption and risk for the particular loan. The Issuer will continue to refine its underwriting and pricing model in order to optimise its position in the market.

(3) Collections trends and credit impairment model

In order to be able to make appropriate provisions, actual receipts relative to expected cash flows, as well as the migration of loans into non-performing status, are monitored on a monthly basis to discern emerging trends and to inform credit decisions and provisions.

The credit impairment model addresses the following key criteria:

•                               Current credit metrics and forecast;

•                               Historical credit metrics;

•                               Management’s evaluation of the credit cycle;

•                               Other important credit indicators such as borrower behaviour; and

•                               Recent trends in economic conditions.

(4) Affordability model

This is used to determine the financial means and prospects of a customer, the customer’s existing financial obligation and their debt repayment history. The assessment includes calculating the customer’s discretionary income and taking into account all debts, including monthly debt repayment obligations as reflected on the customer’s credit profile held by the credit bureau. This also takes into account maintenance obligations arising from statutory deductions or necessary expenses.

Other Financial Risks

While the Chief Financial Officer of the Issuer is responsible for ensuring that appropriate financial risk management and controls are in place and adhered to, the financial risk within the Issuer is managed and monitored through the Group Assets and Liabilities Committee (“ALCO”) and includes inter alia the following:

•                              Liquidity risk;

•                               Variable Rate risk;

•                               Concentration risk;

•                               Market risk;

•                               Currency risk; and

•                               Solvency risk.

The Issuer’s approach to the above risks is to recognise that it is the business of the Issuer to take credit risk on its customers. In view of this, the ALCO guides management either to eliminate, mitigate or manage all of these other financial risks to the greatest degree possible. In the treasury environment specifically, this implies that the Issuer has a low risk appetite for liquidity or variable rate risk. The role of the ALCO is therefore not to generate profit by taking unnecessary financial or market risk but rather to provide sustainable funding with minimal associated financial and market risk to the Issuer and, in turn, to be a custodian of the Issuer’s surplus funds.

Mitigation Strategy

The Issuer’s strategy is to raise funds from a diversified group of funders within the wholesale, institutional, retail deposit and fund management market and maintain a diversified portfolio of funding instruments and maturities. The funds so raised should principally be of a longer-term nature and have a fixed or variable rate of interest, depending on the funder’s preference. The funds have been and will be utilised predominantly to invest in personal loans that have a shorter-term nature and also have a fixed-rate of interest and a credit card product, where interest is charged on a variable basis, linked to the prime rate of interest.

A certain portion of borrowed funds may well be used for operational and other costs or similar requirements. Any excess cash is invested in the local money market and a diversified group of the largest banks operating in South Africa with a maturity profile that ensures the Issuer is able to fund short-term outflows. The amount and tenor that can be invested at each such bank is limited according to various criteria. This policy is reviewed by ALCO periodically to ensure both relevance and operational flexibility of cash management is ensured.

This strategy has the following effect:

Liquidity Risk — the longer term nature of the Issuer’s funding liabilities compared to the relatively shorter-term nature of its personal loans and money-market deposits, as well as the diversified portfolio of funding, allows the Issuer to reduce the potential impact of a loss of confidence, which may precipitate a liquidity concern. This risk is further reduced by the maintenance of a cash balance large enough to fund the liabilities that could become repayable in such a scenario (as well as to pay for normal operating costs and other committed obligations).

The ALCO monitors operational cash flow requirements and forecasts. These forecasts help inform management of when and what forms of funding are needed. Various scenarios test and assess the Issuer’s ability to withstand a market or systemic crisis situation, allowing this committee to make operational adjustments as required. See “Liquidity of the Issuer” for further detail on the Issuer’s liquidity position.

Variable Rate Risk (JIBAR- and CPI-linked instruments) — as most of the Issuer’s personal loans advanced and money-market deposits have a fixed rate of interest, the Issuer matches that with predominantly fixed rate funding. Most variable rate funding is swapped into a fixed rate exposure by way of a directly matched interest rate derivative or an appropriate inflation derivative. To the extent, however, that the growing credit card portfolio exposes the Issuer to floating interest rate returns, an increasing portion of the funding raised by the Issuer will be done on a floating rate basis, thus matching the Issuer’s assets to its liabilities.

Concentration Risk - by not overly exposing itself to any one funder or to any one deposit taking institution in the money market and by ensuring that the portfolio of funding liabilities has diversified maturities, the Issuer is able to reduce both counterparty and redemption risk (which are both subsets of concentration risk).

The Issuer is able to source funds by, inter alia, accepting demand deposits, term deposits and borrowings, certificates of deposits, NCD’s, commercial paper and inter-corporate deposits, as well as issuing bonds or debentures.

The type of borrowings that may be utilised is recommended by the ALCO and must be within the limits determined by the Group Risk and Capital Management Committee.

Market Risk — as the Issuer currently does not trade in any marketable securities and tends to hold any marketable securities until maturity, it is not materially exposed to market risk.

Currency Risk — as the Issuer conducts all its operations locally, its operational exposure to currency risk is minimal. Although certain expenditures are sometimes made in foreign currencies, these amounts are immaterial. Where funding is sourced from foreign sources, such as in the case of this Programme, the interest and capital repayment obligations are converted into effective Rand obligations with minimal future currency risk by way of entering into foreign exchange derivatives or other similar methods which have the same economic effect.

Solvency Risk — Solvency risk can be defined as the risk that the assets of the Issuer, fairly valued, are insufficient to cover all of the liabilities of the Issuer, fairly valued, which may also result in the Issuer not being able to pay its debts as they become due in the course of business. The risk appetite for solvency risk is taken into consideration and is monitored periodically.

Capital adequacy risk

Capital adequacy risk is the risk that the Issuer will not have sufficient capital reserves to meet adverse market conditions beyond those which have already been factored into the business model. Capital adequacy is measured by expressing capital as a percentage of risk weighted assets. The Banks Act specifies the minimum capital required to be held by the Issuer in relation to risk weighted assets.

The Issuer is required to maintain adequate capital levels to:

•                               safeguard its operations and stakeholders against risk and to allow it to grow; and

•                               meet its minimum Basel III regulatory requirements and additional capital add-ons and floors as specified by SARB.

Capital Adequacy risk governance is applied through the ALCO, and reported to the Group Risk and Capital Management Committee. The Issuer will have a specialised Balance Sheet Management function. Capital adequacy is to be monitored, on a current to three-year view based on the Issuer’s financial forecasts, through the ALCO to ensure that the business is adequately capitalised to achieve its objectives.

The Issuer intends to maintain internal capital buffers (over and above the specified regulatory minimums) which take into account growth, stakeholder requirements, internal capital requirements and developing legislation (i.e. Basel III phase in requirements to cater for increasing minimum requirements up to 2019). The Leverage Ratio and net stable funding ratios are also monitored on monthly basis and reported to ALCO. See “Equity and Capital in the Issuer” for further detail on the Issuer’s capital adequacy and related matters.

Operational Risk

Operational risk is defined as the risk of direct and indirect loss resulting from inadequate or failed internal processes, people, systems or external events.

The type of operational risk events that have the potential to result in substantial losses include internal fraud; external fraud; employment practices; disregard of bank policies, strategies, guidelines, rules and regulations; inappropriate clients, products and business practices; damage to physical assets; business disruption including system failure; and execution, delivery and process management failure.

Mitigation Strategy

While operational risk can never be totally eliminated, it is the responsibility of the operational risk management function to ensure that operational risk is well mitigated and properly managed. The objective of the Issuer’s operational risk management function is to:

•                               Focus on key risks in the organisation as well as individual business units;

•                               Ensure that actual and potential operational risks are consistently identified, measured, monitored and managed in order to prevent unnecessary losses;

•                               Ensure that policies, standards, procedures and systems are continuously developed to maintain and enhance the management of operational risk with emphasis on prevention of losses;

•                               Continue to improve awareness and an appropriate operational risk management culture and accountability across all business units; and

•                               Ensure regulatory compliance.

Strategic Risk

Strategic risk arises from the inability to implement appropriate business plans, strategies, decision making and resource allocation, as well as the inability to adapt to changes in the business environment. As such they are key matters for the Issuer’s board and have an impact on the entire business, rather than just an isolated unit.

The Issuer’s board and senior management are chiefly responsible for setting corporate strategy and reviewing management performance in implementing the Issuer’s strategic plan. In turn, senior management has a duty to ensure that there is an effective strategic risk management process by transforming the strategic direction given by the Issuer’s board through policy. To do this, senior management should have an understanding of the nature and level of the various risks associated with the Issuer’s strategic plan and the level of risks within the overall business strategies.

Mitigation Strategy

The Issuer’s board should have a clear understanding of the corporate strategy, the risks of adopting the strategy and the risks in executing same. The strategic goals have been incorporated in the business plan.

The risk appetite for new strategies is also taken into consideration, quantifying how much risk the Issuer is prepared to take to deliver its objectives and a timely and reliable evaluation of how much risk it is actually taking.

The Issuer’s board and senior management oversight is an integral part of an effective strategic risk management programme. The Issuer’s board retains the overall responsibility for strategic risk management of the Issuer.

Reputational Risk

Reputational risk concerns the risk that an activity, action or stance taken by an organisation or its officials will impair its image in the community, the long term trust placed in the organisation by its stakeholders and this will result in the loss of business and/or threatened legal action.

Mitigation Strategy

The Issuer’s approach and philosophy toward reputational risk is to aggressively manage the potential for reputational damage on a pro-active basis. The biggest contributor to reputational risk is the potential for reckless credit being granted. The following processes are implemented to reduce that risk:

•                               Automated credit granting process, which minimises the risk of inappropriate practices being subjectively applied by different employees of the Issuer; and

•                               Internal independent ombudsman office.

External communications in respect of reputational-sensitive matters will be limited to the most senior executives with a thorough understanding of the issues and the reputational damage implications. The Issuer’s board also maintains communications guidelines to ensure the provision of relevant and timely information to stakeholders on a regular basis and in a crisis situation as part of a responsible communications programme.

Compliance Risk

Compliance risk refers to the risk of regulatory sanctions and/or material financial loss, where the controls implemented by the Issuer to facilitate compliance with the applicable statutory and regulatory requirements are inadequate or inefficient, or loss to reputation that the entity may suffer as a result of its failure to comply with applicable legislation, regulations and rules related voluntary codes and standards.

The frequent changes in the regulatory environment makes this a more costly and onerous risk to manage. The compliance universe of the Issuer consists of all the statutory and regulatory requirements of relevant legislation, regulations and industry codes applicable to the business and sound management of the Issuer.

Mitigation Strategy

The Issuer accepts and adopts a rigorous and proactive approach to all its regulatory responsibilities through the Group Risk and Capital Management Committee and the compliance teams. Risks are managed through internal policies and processes, which include risk management, legal, compliance and other technical requirements relevant to the business.

The Issuer also has proactive and ongoing engagements with the relevant regulatory and supervisory authorities to understand, ahead of time, what the possible specific interventions could be and to prepare for readiness in order to minimise the effect of additional and amended laws and regulations.

The Issuer has established a dedicated compliance function in the Issuer as prescribed by the regulation 49 of the Regulations Relating to Banks. The compliance function manages the Issuer’s compliance risk.

GOVERNANCE

The Issuer’s board and senior management are committed to the highest standards of corporate governance. It is important to note that since this is a newly established board of directors in a newly established bank, some of the governance principles may take a period of time to fully mature. The Issuer’s board is, however, committed to complying, in all material respects, with the Banks Act and the King Code of Governance Principles which set out a framework of good governance applicable to banks and public companies and to implement these as rapidly as possible. It intends to do so by establishing an appropriate governance structure within the context of being a Subsidiary of a bank holding company. The Issuer will comply with King III by the Transaction Effective Date.

The Issuer’s Board of Directors and Management

Composition of the Issuer’s Board

The Issuer’s board bears overarching responsibility for the business and affairs of the Issuer. Specifically, it must determine, review and guide corporate strategy, risk policy, annual budgets and business plans; it must monitor corporate performance and oversee major capital expenditures, acquisitions and disposals, information technology and stakeholder relationships.

The Issuer has a new board, a new chief executive and new appointments in key management positions to take the business forward and exploit the opportunities available. All of these appointments have been approved by SARB.

It is intended that the boards of New HoldCo and the Issuer will comprise of the same individuals, at least for the initial period following implementation of the Restructuring. It may however become appropriate to introduce new or different skills on the various boards if the need arises in future.

Due to the distinct business and regulatory regime for banks and insurers, the composition of InsureCo’s board will be distinct from the compositions of the boards of New HoldCo and the Issuer. Good corporate governance is critical to the success of the Issuer and the new board is committed to applying the principles of good governance, transparency, integrity, and accountability in its administration of the Issuer.

Eight directors (including the proposed new Chief Executive Officer, Chief Financial Officer and Chairman of the Issuer) have already been identified and have agreed to act as directors of New HoldCo and the Issuer. It is intended that an additional non-executive director will be nominated for appointment in the near future, as SARB approval is obtained. The King Code states that the chairman of a board should be independent and non-executive and should not be the same person as the chief executive officer. The designated chairman of the Issuer’s board satisfies these criteria. The composition of the Issuer’s board will take into account the independence requirements of the non-executive directors, thereby complying with the requirements of the King Code. The non-executive directors of the Issuer’s board will have diverse backgrounds and expertise and will contribute a wealth of experience to the executive management of the Issuer in critical areas of expertise.

The current directors of the Issuer’s board are all South African nationals. Their designations and executive roles within the Issuer (as applicable) are set out below.

Name	Designation
Louis L. von Zeuner	Independent Non-Executive Chairman
Brian Riley	Chief Executive Officer and Executive Director
Gustav Raubenheimer	Chief Financial Officer and Executive Director

Basani Maluleke	Independent Non-Executive Director
Frans Johannes Christiaan Truter	Independent Non-Executive Director
Ignatius Simon Sehoole	Independent Non-Executive Director
Louisa Stephens.	Independent Non-Executive Director
Sybille Liane McCloghrie	Independent Non-Executive Director

The business address of the members of the board of the Issuer is 59, 16th Road, Midrand, 1685, South Africa. Further information of the members of the board is set out below.

Louis Leon von Zeuner (54) Chairman; non-executive director B.Econ (Stellenbosch)

Mr. von Zeuner is a graduate of Stellenbosch University. He is the chairman designate of the Issuer and New HoldCo and currently serves on the boards of directors of a number of companies (see below). He spent 32 years at Absa Group Limited (now Barclays Africa) (“Absa”) during which time he acted in various key executive roles. For the three years ending in December 2012, he was the Deputy Group Chief Executive of Absa. From 2007 to 2009 he was the Group Executive Director for Retail and Business Banking at Absa and for the four years prior to that he was the Group Executive Director for Retail Banking at Absa.

Other directorships: AFGRI Limited, Cricket South Africa, South African Rugby Union, Eqstra (Proprietary) Limited, MMI Holdings Limited, MMI Group Limited, Telkom SA Limited, Mahela Boerdery (Proprietary) Limited, MyPlayers (Proprietary) Limited and Paycorp Investments (Proprietary) Limited.

Brian Riley (58) Chief Executive Officer of the Issuer; Advanced Executive Programme diploma (University of South Africa), Advanced Management Programme (Harvard Business School)

Mr. Riley has agreed to serve as the Chief Executive Officer of the Issuer. Mr. Riley retired in December 2013 after serving seven years as the Chief Executive Officer of WesBank, a division of FirstRand Bank Limited. As Chief Executive Officer, he oversaw a successful period of growth for WesBank. During this time he was also a member of the FirstRand Bank Limited committee responsible for the formulation and execution of group strategy. Before his time at WesBank, Mr. Riley occupied various executive positions at Lloyds and Scottish Finance Group, the Provident Financial Group and Clerical Medical and General Assurance Society.

Gustav Raubenheimer (45) Chief Financial Officer B.Comm (Hons), CA (SA)

Mr. Raubenheimer is the Chief Financial Officer designate of the Issuer. Mr. Raubenheimer graduated from the University of Pretoria with a Bachelor of Commerce (Honours) degree, majoring in accounting. He qualified as a chartered accountant in 1994 and as a certified financial analyst in 2003. Mr. Raubenheimer has worked for African Bank since 2012 as an executive in credit, customer analysis and strategy. Prior to joining African Bank, Mr. Raubenheimer held key positions at

Ignatius Simon Sehoole (55) Independent non-executive director B.Com, B.Compt (Hons), CA(SA)

Absa Bank, Nedbank Group and FirstRand Bank (FNB division).

Mr. Sehoole holds a Bachelor of Commerce degree from Vista University in Pretoria and a Bachelor of Computer Science (Honours) degree from the University of South Africa. He qualified as a chartered account in 1991. Since 2013, Mr. Sehoole’s occupation has been to serve as a non-executive director on the boards of various companies (see below), several of which directorships he has held for a number of years. Mr. Sehoole was Group Executive of Business Risk Management at MTN Group Limited from 2010 to 2013. Prior to that, he was the Deputy Chief Executive Officer of PricewaterhouseCoopers Southern Africa. From 2000 to 2009 he was the Executive President of the South African Institute of Chartered Accountants.

Other directorships: MTN Operations (Swaziland, Rwanda), Mascom (Botswana), Harith Fund Managers (Proprietary) Limited, SacOil Holdings Limited, CAPIM (Proprietary) Limited and AFGRI (Proprietary) Limited.

Sybille Liane McCloghrie (59) Independent non-executive director B.Com (Hons) (Unisa), MBA (Heriot-Watt University Edinburgh)

Ms McCloghrie completed her undergraduate degrees at the University of South Africa and her MBA at Heriot-Watt University Edinburgh. Since 2005 she has been the Chief Executive Officer of Symelation Holdings (Proprietary) Limited, a technology based company serving, amongst others, financial institutions as well as providing accessible business solutions to small-, medium- and micro sized enterprises. Prior to this, Ms McCloghrie was responsible for the commercialisation and international expansion of Tilos (Proprietary) Limited, a South African entity operating in the software product development and consultancy space. From 1989 to 2001, Ms McCloghrie worked in various executive roles in service delivery and business development roles at FirstRand Bank Limited (where she attained her banking qualifications), AECI Information Services (Proprietary) Limited, Electronic Data Systems and IBM Global Services

Other directorships: Symelation Holdings (Proprietary) Limited.

Frans Johannes Christiaan Truter (60) Independent non-executive director B.Com (Hons), CA (SA), AMP (Oxford)

Mr. Truter holds a B.Com (Honours) Degree, is a qualified CA (SA) and has an A.M.P. (Oxford) qualification. Mr. Truter served as the Chief Financial Officer of Momentum Group Limited from 1988 to 2004. He then served as the Director of Strategic Investments for Momentum Group. Mr. Truter has been an Independent & Non-Executive Director of MMI Holdings Limited since 2010. He holds a number of other directorships, including those set out below.

Other directorships: MMI Group Limited, Momentum Global

Basani Maluleke (38) Independent non-executive director B.Com (Hons), LLB, MBA

Investment Management Limited, MMI Holdings (UK) Limited, Momentum Investments (Proprietary) Limited, Hyphen Technology (Proprietary) Limited, Nodus Equity (Proprietary) Limited.

Ms Maluleke holds a Bachelor of Commerce degree majoring in accounting and a Bachelor of Laws degree, both from the University of Cape Town, and obtained her MBA from the Kellogg School of Management, USA in 2011. Ms Maluleke worked as a senior dealmaker at Rand Merchant Bank from 2005 to 2009, and joined First National Bank in 2011 as part of an executive management rotation programme. She is currently a director of Transcend Capital (Proprietary) Limited and African Century Ventures (Proprietary) Limited, of which she is also a co-founder.

Other directorships: Transcend Capital (Proprietary) Limited, African Century Ventures (Proprietary) Limited, A.T. Kearney (Proprietary) Limited and Ata Capital (Proprietary) Limited.

Louisa Stephens (39) Independent non-executive director B.Comm (Hons), BBusSc (Finance), CA (SA)

Ms Stephens holds a Bachelor of Commerce (Honours) degree from the University of Johannesburg and a Bachelor of Business Science degree from the University of Cape Town. Ms Stephens qualified as a chartered accountant in 2003, having served her articles at KPMG. Ms Stephens worked as a transactor and credit analyst in structured finance at Rand Merchant Bank for five years. Thereafter, Ms Stephens occupied various key positions at the National Empowerment Fund, Circle Capital Ventures, Sasol Group Finance and Nozala Investments (Proprietary) Limited.

Other directorships: Greymatter and Finch (Proprietary) Limited, South Ocean Holdings Limited and Royal Bafokeng Platinum Limited.

None of the directors has a potential conflict of interest between any of their duties to the Issuer and either their private interests or other duties.

The Issuer’s board appointment process and term limits

Future non-executive directors will be appointed, subject to re-election and to the applicable provisions of the Issuer’s memorandum of incorporation and the Companies Act relating to removal, and will be required to retire by rotation every three years. Re-appointment of non-executive directors is not automatic. All appointments are subject to approval from SARB and fit and proper tests in terms of the Banks Act, as well as to the requirements of the Companies Act and any other applicable legislation. All directors’ appointments are subject to shareholder approval at the annual general meeting immediately following the date of their appointment.

The New HoldCo Group has an approved term limit policy which applies also to the Issuer’s board, limiting the service tenure of the chairman of the Issuer’s board to a maximum of ten years. The service tenure of non-executive directors is limited to a term of six years which may be extended for a further two years.

Succession planning

The Group Remuneration Committee and the Group Directors’ Affairs/Nominations Committee will review succession planning as a regular item on their respective agendas.

The Group’s Directors’ Affairs/Nominations Committee, in line with its terms of reference, from time to time will review the general composition of the board of directors and make appropriate recommendations on the appointment of new executive or non-executive directors.

Meetings

The Issuer’s board will meet quarterly. One of these quarterly meetings will coincide with the requirement to approve the annual financial statements and one further meeting will be scheduled to review the strategic plans and resulting budgets. Additional meetings will be convened as and when necessary.

To fulfil their responsibilities, the Issuer’s board members will have access to accurate, relevant and timely information. Any director may call on the advice and services of the Issuer’s company secretary, who gives guidance on legislative or procedural matters.

Independent advice

In allowing the Issuer’s board to discharge its corporate responsibilities by exercising the care that an ordinary prudent person would exercise under similar circumstances, the Issuer’s board and any board committees may engage the services of external experts at the expense of the Issuer.

Governance structure

It is intended that all necessary board committees will be formed at the New HoldCo level, while Subsidiaries InsureCo and the Issuer, under the direction of their individual boards of directors, will manage their businesses in the context of the Group’s specified risk parameters and under the supervision also of these committees. The Group organogram is set out below, providing a graphic representation of the governance committees in the Group.

It is intended that New HoldCo will have the following permanent board committees:

•                               a Group Audit Committee;

•                               a Group Risk and Capital Management Committee;

•                               a Group Remuneration Committee;

•                               a Group Ethics, Sustainability and Transformation Committee; and

•                               a Directors’ Affairs/Nominations Committee.

Each of the above committees will have a clearly defined mandate, set out in their respective committee charters.

The New HoldCo board committees set out above will, as part of their mandates, also assist the Issuer’s board in discharging its duties by overseeing the operations of the Issuer. Policies and practices established in New HoldCo will also apply throughout the Group.

Three management committees will play a key role in the governance of the Issuer. They are the Assets and Liability Committee (“ALCO”), the Information Technology Steering Committee and the Credit Committee.

A high-level overview of each of New HoldCo’s standing committees are set out below.

The Group Audit Committee

The New Holdco Group Audit Committee (the “Group Audit Committee”) will include at least three non-executive directors of the New HoldCo board. The members are appointed by the New HoldCo board from amongst the non-executive directors in compliance with the Banks Act.

The main purpose of the Group Audit Committee is to assist the New HoldCo board in discharging its duties to the Group relating to the safeguarding of assets, accounting systems and practices, the integrity of internal financial control processes and integrated reporting and the preparation of accurate financial reporting and statements in compliance with all applicable legal requirements and accounting standards for the New Holdco Group.

The Group Audit Committee has an independent role with accountability both to the New HoldCo board and to the shareholders, but does not assume any management function.

The Group Risk and Capital Management Committee

The Group Risk and Capital Management Committee (the “Group Risk and Capital Management Committee”) will comprise at least three non-executive directors of the Issuer’s board.

The responsibility for the quality, integrity and reliability of risk management of the New Holdco Group is delegated to the Group Risk and Capital Management Committee. The Group Risk and Capital Management Committee will assist the New HoldCo board in discharging its duties relating to the identification and monitoring of key risk areas and performance indicators of each company in the New Holdco Group (including the Issuer), relating to the high level risks within the business, market risk, credit risk, interest and liquidity risk, internal capital adequacy assessment process, internal capital allocation, regulatory capital requirements, operational risk, information technology risk, legal and insurance risk, and sustainability risk.

The Group Remuneration Committee

The New Holdco Group Remuneration Committee (the “Group Remuneration Committee”) will comprise at least three non-executive directors of the Issuer’s board. The role of the Group Remuneration Committee is to support and advise the New HoldCo board in fulfilling its responsibilities to shareholders, employees and other stakeholders by ensuring that employees of the Group are appropriately and equitably compensated for their services (having regard to their performance) and are motivated to perform to the best of their abilities in the interests of all stakeholders.

The Group Directors’ Affairs/Nominations Committee

The New Holdco Group Directors’ Affairs/Nominations Committee (the “Group Directors’ Affairs/Nominations Committee”) will comprise at least three non-executive directors and will be chaired by the chairman of the New HoldCo board. The Committee will assist the New HoldCo board in discharging its responsibility for ensuring the existence of adequate and effective corporate governance throughout the Group that is consistent with the nature, complexity and risks inherent in the business of the Group, specifically in the context of the business of a Bank. This ensures a balance of power and authority, such that no one individual has unfettered powers of decision making. It is also responsible for facilitating the appointment of directors to the boards of the Group companies.

The Group Ethics, Sustainability and Transformation Committee

The Group Ethics, Sustainability and Transformation Committee (the “Group Ethics, Sustainability and Transformation Committee”) will comprise at least three non-executive directors of the New HoldCo board. The responsibility of the Committee, amongst other things, is to assist management in the formulation and implementation of policies, principles and practices to foster the sustainable growth of the New Holdco Group. The Committee will also assist and guide management in the execution of its transformation agenda.

Conflicts of Interest

The Issuer’s board will adopt a number of principles for the purpose of regulating the conduct, ethics and operations of the Issuer’s board, which are to be contained in the board’s charter. As part of this, board members will be obliged to manage all conflicts of interest to ensure that their position of trust and confidence may not be used to further their own interests. Directors are required to act in good faith, on an informed basis and in the best interests of the Issuer. In this regard, all directors have access to the chairman of the board and the chief executive officer of the Issuer and of New HoldCo in order to discuss potential conflicts. Directors are required to declare their interests in matters discussed at board meetings and to recuse themselves from discussions should there be a potential conflict of interest.

Director induction and training

The induction, training and development of directors will be conducted through a process consisting of:

•                               providing directors with information relating to policies, processes, charters, minutes of meetings, results, financials and other material relevant to their taking up office as a director; and

•                               affording directors an open invitation to visit the operational divisions of the Issuer, to meet with management and attend management meetings.

Additionally, all directors will be encouraged, at the cost of the business, to attend external courses presented by an institution of their choice.

Communication

The Issuer’s board is committed to transparent and effective communication with its stakeholders. In this regard, the board will adopt communication guidelines to ensure the provision of relevant and timely information to stakeholders on a regular basis, as part of a responsible communications programme

THE BANKING SECTOR AND RELEVANT REGULATIONS IN SOUTH AFRICA

INTRODUCTION

The Issuer is subject to government regulation in South Africa. Regulatory agencies have broad jurisdiction over many aspects of the Issuer’s business, which may range from capital adequacy, funding and liquidity risk management and credit risk management to practices relating to marketing and selling, advertising, licensing agents, policy forms, terms of business and permitted investments.

The South African banking system is well-developed and effectively regulated, comprising a central bank (SARB), several large, financially-strong banks and investment institutions, and a number of smaller banks. Many foreign banks and investment institutions have also established representative offices or branches in South Africa. The South African Government (the “Government”) is part of the G20 group of nations and is a subscriber to the IMF and World Bank regulations, policies and review processes and is a member of the International Liaison Group of the Basel Committee on Banking Supervision (“BCBS”).

The National Payment System Act, 1998, (as amended) was introduced to bring the South African financial settlement system in line with international practice and systematic risk management procedures. The Payment Association of South Africa, under the supervision of SARB, has facilitated the introduction of payment clearing house agreements. It has also introduced agreements pertaining to settlement, clearing and netting agreements, and rules to create certainty, settlement finality and reduce systemic and other risks in inter-bank settlements. These developments have brought South Africa in line with international inter-bank settlement practice. Electronic banking facilities are extensive, with a nationwide network of automatic teller machines (“ATMs”) and internet banking being available.

Financial regulation legislation in South Africa is increasingly following international best practice through the accords of international bodies such as the Bank of International Settlements, the International Organisation of Securities Commissions and the International Association of Insurance Supervisors.

REGULATORY AGENCIES

South African Reserve Bank

SARB, South Africa’s central bank, is responsible for the regulation and supervision of the banking sector in South Africa, with the purpose of achieving a sound, efficient banking system in the interest of the depositors of banks and the economy as a whole. SARB derives its powers from the Constitution of South Africa, 1996 and the South African Reserve Bank Act, 1989 (the “SARB Act”). In terms of the SARB Act, SARB must, among other things, perform such functions of bankers and financial agents as central banks customarily perform. The Banking Supervision Department of SARB performs its regulatory and supervisory functions through the office of the Registrar of Banks. The Registrar of Banks has extensive regulatory and supervisory powers.

South African banks are required to comply with the Banks Act and, among other regulations, the Regulations Relating to Banks. The Banks Act and Regulations Relating to Banks are amended on an ongoing basis, inter alia, to incorporate the requirements issued by the BCBS. By the Transaction Effective Date, New HoldCo will be a registered bank controlling company under the Banks Act and the Issuer will be a registered bank under the Banks Act.

In terms of the Banks Act, the Bank Supervision Department of SARB, among other things, supervises banking groups on a consolidated basis from the bank controlling company downwards. In this regard, controlling companies of banks are required to submit, on a quarterly basis, a consolidated supervision return which includes information on all of the entities within that banking group that potentially constitute a material or significant risk to that banking group. The return covers issues such as group capital adequacy, group concentration risk, intra-group exposures and group currency risk. Moreover, a bank controlling company is also required to furnish the regulator, on a quarterly basis, with bank consolidated and group consolidated information which includes a detailed balance sheet, an off-balance sheet activities return and an income statement.

A banking group is required to satisfy the regulator’s requirements in respect of the adequacy and effectiveness of its management systems for monitoring and controlling risks, including those in its offshore operations, if any, and the integrity of its accounting records and systems. Banking groups are required to comply with the provisions of the Banks Act as well as with all financial and prudential requirements, including minimum capital and liquidity requirements, which are actively monitored by the banking regulator. In addition, banking groups have to satisfy the banking regulator’s requirements pertaining to issues such as overall financial soundness worldwide, including the quality of its loan assets and the adequacy of its provisioning policy. As part of its supervisory process, the banking regulator undertakes on-site and off-site examinations. The banking supervisor seeks to apply the Core Principles for Effective Banking Supervision as issued by the BCBS.

Currently the banking industry works within a three-tiered framework:

(a)                                 the Banks Act (effecting changes to the Banks Act requires Parliamentary approval);

(b)                                 the Regulations Relating to Banks (changes to the Regulations Relating to Banks require the approval of the Minister of Finance); and

(c)                                  Banks Act circulars, directives and guidance notes:

(i)                                      circulars may be issued by the Registrar of Banks to furnish banks with guidelines regarding the application and interpretation of the provisions of the Banks Act;

(ii)                                   guidance notes may be issued by the Registrar of Banks in respect of market practices or market and industry developments; and

(iii)                                directives may be issued by the Registrar of Banks, after consultation with the affected parties, to prescribe certain processes or procedures to be followed by banks with regard to certain processes or procedures necessary in the administration of the Banks Act. It is obligatory for banks to comply with such directives.

Each bank is obliged to furnish certain prescribed returns to the Registrar of Banks in order to enable him to monitor compliance with the formal, prudential and other requirements imposed on banks by the Banks Act and the Regulations Relating to Banks. The Regulations Relating to Banks may be (and are) amended from time to time in order to provide for amendments and additions to the prescribed returns, and the frequency of submission thereof. Reporting is generally done on a monthly basis on the prescribed forms. Some of these forms, such as the BA900 returns, are publicly disclosed by SARB. The Registrar of Banks acts with relative autonomy in executing his duties, but has to report annually to the Minister of Finance, who in turn has to table this report in Parliament. The extent of supervision entails the establishment of certain prudential requirements (for example the capital and liquidity requirements prescribed by the BCBS), and the continuous monitoring of a bank’s adherence thereto through its Supervision, Review and Evaluation Process. SARB also carries out various supervision activities related to compliance with the money laundering legislation (the Financial Intelligence Centre Act, 2001, as amended (“FICA”)). The performance of individual banks is monitored on an ongoing basis against developments in the banking sector as a whole. If deemed necessary, inspectors may be appointed to inspect the affairs of any bank, or any institution or person not registered as a bank if there is reason to suspect that such an institution or person is carrying on the business of banking without a banking licence or appropriate exemption.

Apart from frequent informal contacts between analysts of the Banking Supervision Department of SARB and their allocated banks, formal interaction between SARB and each bank includes, as a minimum, a quarterly prudential meeting with the executive management and various risk managers of each bank, a pre-audit planning meeting with the external auditors of each bank, annual trilateral discussions with the management and auditors of a bank, and annual presentations from a bank’s entire board of directors.

Financial Intelligence Centre (“FIC”)

The FIC has been established in terms of FICA, as a regulatory body to maintain an effective policy and compliance framework and operational capacity to oversee compliance and to provide high quality, timely financial intelligence for use in the fight against commercial crime, money laundering and terror financing in order for South Africa to protect the integrity and stability of its financial system, develop economically and be a responsible global citizen.

National Credit Regulator (“NCR”)

The NCR oversees market regulation and supervision of the retail credit industry, including unsecured lending. The National Credit Act, 2005, as amended requires each credit provider to register with the NCR. See “National Credit Act, 2005” below.

Financial Services Board (“FSB”)

The FSB has been established in terms of the Financial Services Board Act, 1990 as an independent institution to oversee the South African non-banking financial services industry in the public interest. The FSB is both a supervisory and enforcement regulatory authority that ensures compliance with the laws regulating financial institutions, which includes long-term insurers, as well as regulating financial services providers who sell financial products as regulated in terms of the Financial Advisory and Intermediary Services Act, 2002 (the “FAIS Act”).

It is envisaged that the FSB will be transformed into a dedicated market conduct regulator to be known as the Financial Sector Conduct Authority under the Twin Peaks model of financial sector regulation to be implemented in South Africa (see “Regulatory Developments — Implementing a twin peaks model of financial regulation in South Africa” below).

PRINCIPAL LEGISLATION

Banks Act, 1990 and Regulations Relating to Banks

One of the principal purposes of the Banks Act is to protect the public by regulating and supervising the entities which take their deposits. The relevant provisions of the Banks Act ensure that, for the protection of the public, deposits of money may only be made with and accepted by banks which are registered under, and regulated in terms of, the Banks Act, subject to certain specified exemptions. In addition, in terms of the Banks Act, only registered banks and branches and representative offices of foreign banks are permitted to solicit or advertise for deposits.

No person may carry on “the business of a bank” unless such person is registered as a bank, or as the banking branch of a foreign bank, in terms of the Banks Act.

As indicated above, South African banks are required to comply with the Banks Act, the Regulations Relating to Banks and certain other circulars, guidance notes and directives, and to furnish certain prescribed returns to the Registrar of Banks in order to enable him to monitor compliance with the formal, prudential and other requirements imposed on banks by the Banks Act. See “South African Reserve Bank” above.

In terms of the Banks Act, the Registrar of Banks has the right to apply for the winding-up of a bank and he may oppose any such application by another person. Only a person approved by the Registrar of Banks may be appointed as the liquidator of a bank.

In addition to liquidation, a bank may be placed under curatorship by the Minister of Finance if the Registrar of Banks is of the opinion that such a bank is in financial difficulty (if, for instance, such a bank is unable to repay its deposits). On appointment of the curator, the management of the bank vests in the curator, subject to the supervision of the Registrar of Banks. While a bank is under curatorship, all actions, legal proceedings and legal process against the bank, including rights under collateral arrangements are stayed and may not be instituted or proceeded with, without the leave of the court. The curator is vested with the power to sell the assets of the bank, provided that such sale is in the ordinary course of such bank’s business. On 29 June 2015, the Banks Amendment Act 3 of 2015 was passed into law which clarified that any other disposal of assets and/or transfer of liabilities by a curator must be done in accordance with section 54 of the Banks Act which requires Minister of Finance or, in some cases, Registrar of Banks approval. In seeking such approval, the curator must report on the expected effect of such a disposal of assets and/or transfer of liabilities on the bank’s creditors and whether (i) the creditors are treated in an equitable manner; and (ii) a reasonable probability exists that a creditor will not incur greater losses, as at the date of the proposed transaction, than would have been incurred if the bank had been wound up on such transaction date. Even if these effects are not achieved, the Minister of Finance or the Registrar of Banks, as the case may be, may consent to the transaction, if it is reasonably likely to promote the maintenance of (i) a stable banking sector in South Africa; or (ii) public confidence in the banking sector in South Africa.

Basel III

The Basel III proposals, which were agreed to by the Governors and Heads of the BCBS, and endorsed by the G20 leaders at their November 2010 Seoul summit, were adopted in the South African regulatory framework, and were implemented from 1 January 2013 through the Regulations Relating to Banks, with various phases and transitional arrangements through 31 December 2018.

Basel III:

•                  places enhanced emphasis on the consistency and quality of capital and on curtailing, among other things, liquidity risk, through the imposition on banks of a short-term liquidity coverage ratio (“LCR”) and longer-dated net stable funding ratio (“NSFR”);

•                  identifies, through the LCR, the amount of unencumbered, high quality liquid assets a bank is required to hold that can be converted into cash easily and immediately in order to offset the cumulative net cash outflows it would encounter under an acute short-term (30 day) liquidity stress scenario on an ongoing basis;

•                  measures, through the NSFR, the amount of longer-term, stable funding sources required by a bank given the liquidity profile of its assets and the contingent liquidity risk arising from off-balance-sheet exposures;

•                  introduces higher quality capital requirements both through increasing the amount of common equity and through the quality of non-common equity ratios, with the introduction of a requirement for loss absorption;

•                  introduces two new buffers, namely (i) a capital conservation buffer of 2.5 per cent. (if a bank enters the range of this buffer, it is subject to dividend and bonus restrictions) and (ii) a countercyclical buffer that ranges between 0 per cent. and 2.5 per cent. depending on whether the rate of credit extension exceeds the growth of the real economy. These buffers are due to be phased in, in South Africa, between January 2016 and the end of 2018, only to be fully effective from 1 January 2019;

•                  introduces new features for non-common equity capital instruments. These instruments must, either in terms of their contractual terms or, if applicable, under an appropriate statutory loss absorption regime, be “loss absorbent”, that is, convertible to ordinary shares or written off upon the occurrence of a “trigger event”. A relevant trigger event occurs when the relevant regulator determines that a bank would become non-viable without such conversion or write off or there is a decision to make a public sector injection of capital into the bank without which the bank would become non-viable; and

•                  requires that non-common equity capital instruments issued before 1 January 2013, which do not meet the Basel III loss absorption criteria, be “grandfathered” or phased out over a 10-year period from 1 January 2013.

Capital and Liquidity Adequacy

The capital base of a bank provides the foundation for lending and supports its funding activities. All South African banks are subject to regulatory capital requirements. Capital adequacy is measured in terms of the Banks Act and the Regulations Relating to Banks, which require a bank to maintain a minimum level of capital based on risk-adjusted assets and off-balance-sheet exposures. The measurement of capital adequacy is governed by stringent adherence to Basel III.

A bank’s capital and liquidity is critical to its ability to operate its businesses, to grow organically and to take advantage of strategic opportunities. The maintenance of adequate capital and liquidity is also necessary for a bank’s financial flexibility in the face of any turbulence and uncertainty in both the local and global economy.

As described above, Basel III prescribes two minimum liquidity standards for funding liquidity, namely an LCR, which became effective on 1 January 2015 and aims to ensure that banks maintain an adequate level of high-quality liquid assets to meet liquidity needs for a 30-calendar day period under a severe stress scenario, and an NSFR, which is expected to become effective in South Africa on 1 January 2018 and aims to promote medium and long-term funding of banks’ assets and activities. The NSFR will be subject to an observation period and include a review clause to address any unintended consequences.

The minimum requirement of the LCR in South Africa will follow the internationally agreed phase-in arrangements (and in which ratio, the LCR numerator is the aggregate value of the qualifying high quality liquid assets a bank holds, and the LCR denominator constitutes the total net cash outflows to address potential maturity mismatches in the bank’s outflows and inflows within the 30-calendar-day period), which are as follows:

•	1 January 2015	60 per cent.;

•	1 January 2016	70 per cent.;

•	1 January 2017	80 per cent.;

•	1 January 2018	90 per cent.;

•	1 January 2019	100 per cent..

Given the structural funding profile of South Africa’s financial sector and the limited availability of high-quality liquid assets (as defined in Basel III) in South Africa, the South African banking sector (including the Issuer) may, based on their current funding profiles, experience difficulty in complying with Basel III’s LCR and NSFR requirements. These issues have been recognised by the South African regulatory authorities, the banking industry and National Treasury. In response, and under the direction of the South African Minister of Finance, a financial cross sector task team was established and mandated to consider relevant issues relating to, among others, the structural funding profile of South Africa’s financial sector and the disparate regulatory treatment of banks and money market funds. Furthermore, in 2013 SARB approved the provision of a committed liquidity facility available to banks to assist banks to meet the LCR (see Guidance Note 8 of 2014 titled “Provision of a committed liquidity facility by the South African Reserve Bank”).

SARB continues to engage with the banking industry in respect of the domestic application of elements of Basel III where regulators are entitled to exercise national discretion. The consultation process is on-going and will continue during the monitoring period. (See “Risk Factors — Risks relating to the Issuer - The Issuer operates in a highly regulated environment which is subject to change — The Banks Act and regulations relating to banks and liquidity”).

From a capital perspective, Basel III provides for three “tiers” of regulatory capital: (i) Common Equity Tier 1 Capital, (ii) “additional tier 1 capital” and (iii) Tier 2 Capital.

The ordinary shares in the Issuer constitute Common Equity Tier 1 Capital. The New Subordinated Debt Instruments to be issued by the Issuer described in the section headed “Capitalisation and Indebtedness — Description of certain indebtedness — Proposed Issuances under the Programme and DMTN Programme” will be Tier 2 Notes issued under the DMTN Programme and are intended to constitute Tier 2 Capital.

The Basel III requirements require the implementation of certain loss absorption criteria at certain points of non-viability in respect of additional tier 1 instruments and Tier 2 Capital instruments issued on or after 1 January 2013 (the “Basel III Non-Viability Requirements”). In principle, under these Basel III Non-Viability Requirements, the terms and conditions of additional tier 1 and Tier 2 Capital instruments must have a provision that requires such instrument, at the option of the Registrar of Banks (who has been appointed as the relevant authority for the purpose of Basel III in South Africa), either to be written off or converted (into “the most subordinated form of equity” (that is, ordinary shares) upon the occurrence of a trigger event unless, inter alia, South Africa, being the governing jurisdiction of the Issuer, has in place laws that require such Tier 1 and Tier 2 Capital instruments to be written off upon such event, or otherwise require such instruments to fully absorb losses before tax payers or ordinary depositors are exposed to loss (i.e. a Statutory Loss Absorption Regime).

Under the Basel III Non-Viability Requirements the trigger event will be the earlier of: (1) a decision that a write off, without which the issuing bank would become non-viable, is necessary, as determined by the relevant authority; and (2) the decision to make a public sector injection of capital, or equivalent support, without which the issuing bank would have become non-viable, as determined by the relevant authority. The Basel III Non-Viability Requirements have been included in Regulation 38(13)(b)(i) of the Regulations Relating to Banks in respect of additional tier 1 instruments and Regulation 38(14)(a)(i) of the Regulations Relating to Banks in respect of Tier 2 Capital instruments.

Currently there is no Statutory Loss Absorption Regime in South Africa. Accordingly, South African based banking groups issuing capital instruments currently are dependent upon the approach taken and guidance issued by the Registrar of Banks (in the form of Guidance Note 7 as at the date of this Base Prospectus) in this regard. In Guidance Note 7, the Registrar of Banks, inter alia:

•                                         provided guidance regarding matters relating to loss absorbency requirements and the relevant “trigger events” for such capital instruments. In terms of this guidance note, the issuing company must contractually stipulate upon the issue of the capital instrument whether that instrument is intended either to be written off or to be converted into ordinary shares;

•                                         issued guidance that currently the relevant “trigger event” for both additional tier 1 capital instruments (accounted for as equity) and Tier 2 Capital instruments would be at the discretion of the Registrar of Banks and would be the earlier of:

•             a decision that a write off, without which the company would become non-viable, is necessary, as determined by the Registrar of Banks; or

•             the decision to make a public sector injection of capital, or equivalent support, without which the company would have become non-viable, as determined by the Registrar of Banks;

•                                         issued guidance that currently the relevant “trigger event” for additional tier 1 capital instruments (accounted for as liabilities) would be at the discretion of the Registrar of Banks and would be the earlier of:

•             a decision that a write off, without which the company would become non-viable, is necessary, as determined by the Registrar of Banks; or

•             the decision to make a public sector injection of capital, or equivalent support, without which the company would have become non-viable, as determined by the Registrar of Banks; or

•             the point at which the company’s Common Equity Tier 1 Capital ratio, that is, the ratio of Common Equity Tier 1 Capital and reserve funds to risk weighted exposure (all as determined in accordance with the Regulations Relating to Banks) of the company is equal to or falls below 5.875 per cent.;

•                                         advised that SARB and National Treasury were in the process of drafting statutory legislation for the South African recovery and resolution regime that will also make provision for statutory bail-in; and

•                                         advised that it is foreseen that once this legislation becomes enforceable, the contractual terms and conditions regarding conversion or write off of instruments already issued and qualifying as regulatory capital are likely to take precedence over the relevant statutory legislation requirements, once the specified trigger event is breached. Therefore, the contractual terms and conditions under which Tier 2 Notes are issued are likely to remain in force for the capital instruments issued prior to the introduction of the relevant statutory legislation. Despite this, the wording of Guidance Note 7 is unclear on whether Tier 2 Notes that remain subject to the contractual write off/conversion provisions after the commencement of the Statutory Loss Absorption Regime continue to qualify as Tier 2 Capital where such provisions are in conflict with the write off/conversion provisions in the Statutory Loss Absorption Regime

While it has reduced some uncertainties, Guidance Note 7 does not solve the uncertainty regarding whether the Registrar of Banks is likely to exercise his discretion that the point of non-viability in respect of a particular bank is reached at levels significantly higher than a Common Equity Tier 1 Capital ratio of 5.875 per cent. in respect of additional tier 1 capital instruments (accounted for as liabilities) and what those higher levels may be, nor does it give guidance on the capital levels at which, or circumstances under which, the Registrar is likely to exercise his discretion that a trigger event has occurred in respect of additional tier 1 capital instruments (accounted for as equity) or Tier 2 Capital instruments. As it remains difficult to predict the precise effects of the changes that may result from the implementation of Basel III, particularly the manner in which the discretion accorded to the Registrar of Banks will be exercised, this makes it difficult to issue such instruments with standard terms and, therefore, in requisite volumes at acceptable prices.

National Credit Act, 2005 (“NCA”)

As a result of the increasingly diversified business activities of South African banks and their central role in the provision of credit in the retail market, legislation aimed at protecting certain types of consumers has been enacted in South Africa. The NCA regulates, among others, the granting of consumer (i.e. retail) credit and standards of consumer information and has made significant changes to the interest, costs and fees which retail banks and other credit providers may charge consumers in South Africa. The maximum prescribed interest rates which may be levied on credit agreements are set out in the regulations to the NCA. The NCA further stipulates a closed list of costs and fees which may be recovered under a credit agreement in addition to the capital amount and interest. These are an initiation fee, a monthly service fee, default administration costs and collection costs. Other charges which may be applicable are strictly regulated and may only be levied if specifically listed in the NCA, and to the extent permitted. The NCA also requires each credit provider to register with the NCR. In addition, certain credit agreements which contain unlawful provisions in terms of the NCA could potentially be rendered void ab initio (i.e., from the outset).

On 13 March 2015 the National Credit Amendment Act, 2014 came into effect. The amendments therein include, among others:

•                                        provisions requiring the NCR to apply additional criteria relating to a credit provider’s compliance with certain codes of conduct and affordability assessment regulations (which came into effect on 13 March 2015 but the Minister published a notice suspending the implementation and enforcement of the regulations for a period of 6 months, which period expired on 13 September 2015) as well as such credit provider’s commitment to combatting over-indebtedness when the NCR considers the registration of that credit provider in terms of the NCA. This affects the annual renewal of a credit provider’s registration with the NCR, as it entitles the NCR to reject an application if these compliance requirements are not met;

•                                        provisions empowering the NCR, at any time during a year of registration, to review and propose new conditions if the NCR, on compelling grounds, deems it necessary for the attainment of the purposes of the NCA and the efficient enforcement of its functions. This amendment enables the NCR to review and impose new conditions during the course of a registration year which may, depending on the nature and extent of the new conditions, create operational and regulatory challenges for credit providers;

•                                        provisions empowering the Minister of Trade and Industry, on recommendation from the NCR, to introduce affordability assessment regulations, and although each credit provider may still determine its own evaluative mechanisms, these must not be inconsistent with the affordability assessment regulations made by the Minister of Trade and Industry;

•                                        provisions empowering the Minister of Trade and Industry, in consultation with the Minister of Finance, to prescribe limits in respect of the cost of credit insurance that a consumer may be charged in connection with a credit agreement. Prior to these amendments, the cost of credit life insurance, being the premium, did not have a monetary limitation but had to be reasonable. The amendment will allow the introduction of a monetary cap on the premium in respect of credit life insurance (see below for proposals made in this regard). Depending on the extent of the limit that the Minister of Trade and Industry may impose, such premium cap has the potential to materially impact the profit margins earned on credit life insurance products by insurance companies;

•                                        provisions which prohibit the selling or collection of outstanding debts which have prescribed. This amendment means that credit providers can no longer collect on loans where no legal action has been taken and no payments have been received for 3 years. The Issuer and other credit providers must improve their processes to ensure that legal action is taken on accounts in good time prior to the debt having prescribed, while also taking into account the cost impact of such system improvements. This will also impact the ability of the Issuer to collect existing non-performing and written-off loans which have prescribed and applies to all loans in existence at 13 March 2015 and new loans granted thereafter;

•                                        provisions which allow consumers to remedy defaults through full payment, if the credit agreement has not been terminated, and for preventing the restoration of credit agreements after termination via due process and execution of a court order. The provisions also specify acceptable methods for the delivery of default notices to consumers;

•                                        provisions empowering the Minister of Trade and Industry to prescribe at any time which consumer credit information held by credit bureaus should be reviewed, verified, corrected or removed. This enables the Minister of Trade and Industry to authorise “credit bureau amnesties”, where certain adverse information is removed from a credit bureau’s records;

•                                        provisions requiring the training of staff and agents on the requirements of the NCA to be in accordance with prescribed requirements and standards as provided by the Minister of Trade and Industry, with the aim of improving standards of market conduct and the quality of product delivery;

•                                        provisions empowering the NCR to deal with complaints concerning allegations of reckless credit and to take any necessary enforcement action provided for in the NCA. This amendment increases the statutory powers of the NCR in respect of the management and treatment of complaints concerning reckless credit;

•                                        the broadening of the definition of prohibited conduct to include any contravention of the NCA. This, along with the broadening of the scope of enforcement powers of the NCR, extensively expands the scope for actions which may be brought against credit providers contravening the NCA;

•                                        amendments to bring certainty to the contentious issue of exactly when a credit provider can terminate debt review proceedings in respect of a particular credit agreement while a consumer is in default under such credit agreement. (In terms of the debt review process under the NCA, a consumer can appoint a debt counsellor to assess if the consumer is over-indebted and, if so, to devise a payment plan to pay creditors. If the creditors do not agree to that plan, an application can be made to court to have a payment plan approved. A credit provider is entitled to terminate a debt review process after 60 business days have elapsed after the consumer appointed a debt counsellor to do such a review, if the consumer remains in default.) The amendment has the effect that a credit provider is precluded from terminating a debt review application during the period after a consumer has lodged the application in court or Tribunal (as defined below) until such an application for debt review is granted. This may lead to considerable delays due to the congested Magistrates’ court processes; and

•                                        granting the National Consumer Tribunal (the “Tribunal”) the same powers that currently vest in the Magistrates’ courts under the NCA with regards to the suspension of reckless credit agreements. This amendment allows consumers to approach the Tribunal directly for assistance in this regard and credit providers may have to prepare for a possible increase in matters based on allegations of reckless credit. Furthermore, since the jurisdictional foundation of the Tribunal and the Magistrates’ courts are situated in different pieces of legislation, there may be initial teething problems and credit providers may have to accommodate a different “jurisprudential approach” by the Tribunal in relation to reckless credit matters.

On 13 March 2015, the National Credit Act Regulations came into effect with the Affordability Assessment Regulations coming into effect on 13 September 2015. These regulations, among others, include:

•                                        an amendment of the retention period requirements for consumer credit information on the credit bureaus, where the retention period during which most categories of consumer credit information may be displayed were reduced;

•                                        prohibiting the submission of adverse credit information in respect of (i) prescribed debts or (ii) adverse information where no notice has been given to the consumer as required by the regulations, as well as preventing employers or recruiting agencies from accessing consumer credit information unless they certify that any and all requests for such information relate to employment positions requiring honesty in dealing with cash or finances with the job descriptions of such positions are clearly outlined;

•                                        the introduction of the standard criteria for conducting affordability assessments, of which the most significant for the industry are (i) a set of minimum expenses to be used in affordability calculations (some of which are more stringent than the current minimum amounts used historically by African Bank and some of which are less stringent) and (ii) a requirement to verify income against payslips or banks statements (a policy applied by African Bank and adopted by the Issuer in any event); and

•                                        introduction of the requirements and standards for training all registrants under the NCA, including credit providers. For credit providers, the training of staff will cover, among others, the NCA, governance and compliance, customer service, risk management, computer literacy, financial management, business management, and economics.

On 6 November 2015, the Minister of Trade and Industry published amendments to the regulations made under the NCA that will, most significantly, reduce the maximum prescribed interest rate on unsecured credit transactions from 2.2*Repo Rate + 20 per cent. to Repo Rate + 21 per cent. (which, based on a Repo Rate of 6.75 per cent.at the date of this Base Prospectus, is a reduction of approximately 7 per cent. The cap on credit facilities is proposed to reduce from 2.2*Repo Rate + 10 per cent. to Repo Rate + 14 per cent..

On 13 November 2015, the South African Department of Trade and Industry published draft “Credit Life Insurance Regulations, 2015” for comment, which includes, among others, a proposal to limit the cost of credit life insurance. These draft regulations propose that the maximum cost that a credit provider may charge a consumer in relation to credit life insurance, which a consumer is obliged to maintain for the duration of the credit agreement, may not exceed ZAR4.50 per ZAR1 000 (including the cost of any commission, fees or expenses) of the deferred amount, calculated on the total of the consumer’s outstanding obligations under the credit agreement. If the credit life insurance cover provides that a consumer’s total outstanding obligations will be settled in the event of the consumer being temporarily disabled or being unable to earn an income, the proposed regulations permit that the maximum prescribed limitation of the cost of credit life insurance may be increased by an additional ZAR1.00 per ZAR1 000. The draft regulations also propose the consumer is given the right to substitute an insurance policy of the consumer’s choice at any time after the credit agreement has been entered into if the premium and benefits under the new policy are the same as or better than those under the current policy.

For further discussion on NCA risks see “Risk Factors — Risks relating to the Issuer - The Issuer operates in a highly regulated environment which is subject to change — The National Credit Act and unsecured lending”.

Long-Term Insurance Act, 1998

Long-term insurance focuses on the life, health and disability events, such as death, disability illness or retirement of a person. Savings may also be done through investment policies but there is a 5 year restriction period on policy benefit payments other than in the event of death, disability and illness events in order to demarcate insurance business from bank business. The long-term insurance business has its own legislation, namely the Long-term Insurance Act, 1998 as amended, (the “LTIA”), and dedicated regulations which govern long-term insurers in South Africa and the way they conduct, manage, market and maintain their business. Guardrisk is a registered long-term insurer and is required to comply with the LTIA and the regulations thereunder in all aspects of its insurance business, including the insurance business generated for Guardrisk by the Issuer and ring-fenced in the new insurance “cell” established for InsureCo. (See “Description of the Issuer — Business of the Issuer — Cell Captive Arrangement”.)

The Registrar of Long-term Insurance is currently the market conduct and prudential regulator of long-term insurers in South Africa and is responsible for the registration of long-term insurers. The Registrar of Long-term Insurance has the authority to impose certain conditions of registration and also has the authority to vary any of the conditions that it may impose. A registered insurer may only carry on such business that it is authorised to engage in by virtue of its registration. A long-term insurer is prohibited from issuing certain financial instruments such as preference shares and debentures without the approval of the Registrar of Long-term Insurance. The LTIA also prohibits a person from acquiring or holding shares or any other interest in a registered insurer, which results in direct or indirect control over that insurer, without the approval of the Registrar of Long-term Insurance.

Long-term insurers (including Guardrisk) are required in terms of the LTIA to maintain their insurance businesses in a financially sound condition and on a regular basis submit various financial, compliance and other returns to the Registrar of Long-term Insurance. The kind and spread of assets that an insurer may hold is also regulated in terms of the LTIA and the regulations thereto.

The LTIA also entrenches certain rights of policyholders with a view to protecting policyholders and prohibiting certain business practices. It limits and regulates the fees, commissions and other remuneration that an insurer may pay to remunerate other parties with whom the insurer engages. Contraventions of the LTIA could result in sanctions or penalties being imposed.

Solvency assessment and management framework

In 2009 the FSB and the South African insurance industry embarked on a journey to establish a risk-based supervisory regime for the prudential regulation of both long-term and short-term insurers in South Africa, namely the Solvency Assessment and Management (“SAM”) project.

The objectives of SAM have remained the same since the project was first initiated, namely to better protect policyholders and beneficiaries and contribute to financial stability through:

•                  aligning capital requirements with the underlying risks of an insurer; and

•                  providing incentives to insurers to adopt more sophisticated risk monitoring and risk management tools.

Through the SAM Governance structure, the development of the SAM framework has been guided by the following principles:

•                  SAM must be consistent with international best practice in insurance supervision — specifically the Insurance Core Principles as set by the International Association of Insurance Supervisors — and meet the criteria for Solvency II third-country equivalence, while at the same time being appropriate for the characteristics of the South African insurance industry; and

•                  SAM should be a proportionate, risk-based approach to regulation and supervision with appropriate treatment both for small insurers and large, cross-border groups.

The original full implementation date for SAM was set for 1 January 2016, but in July 2015 the FSB announced a delay in the implementation date. It is expected that the FSR Bill will first be passed in early 2016, which will then be followed by the Insurance Bill which will give effect to SAM. Insurers are however still required to comply with reporting requirements from 1 January 2016 on a parallel run basis to the current regulatory regime that will remain in place for the time being.

Financial Advisory and Intermediary Services Act, 2002

The purpose of the FAIS Act is to regulate the rendering of certain financial advisory and intermediary services to clients and to provide for matters incidental thereto. The FAIS Act prohibits a person from offering or acting as a financial services provider (“FSP”) unless such person has been issued with a licence by the registrar or deputy registrar of the FSB (“Registrar of FSPs”). An authorised FSP or a representative is only permitted to conduct financial services-related business with a person rendering financial services if that person has, where lawfully required, been issued with a licence for the rendering of such financial services and the conditions and restrictions of that licence authorise the rendering of those financial services, or is a representative as contemplated in the FAIS Act.

An “FSP” is defined in the FAIS Act to mean any person, other than a representative, who as a regular feature of the business of such person furnishes advice or renders any intermediary service or both. The concepts of “advice” and “intermediary service” have been broadly defined to capture almost any engagement in respect of a financial product; the FAIS Act does however provide certain exemptions and exclusions in respect of these concepts. The Registrar of FSPs has been authorised in terms of the FAIS Act, inter alia, to suspend or withdraw a licensee’s authorisation, grant exemptions in respect of certain product suppliers, prescribe qualifications applicable to representatives, debar representatives, publish codes of conduct, require the appointment of compliance officers, prescribe accounting and audit requirements, appoint ombudsmen, declare certain activities undesirable practices and enforce the provisions of the FAIS Act.

A representative is a person who renders a financial service to a client for or on behalf of an FSP, in terms of conditions of employment or any other mandatory agreement but excludes a person rendering clerical, technical, administrative, legal, accounting or other service in a subsidiary or subordinate capacity, which service does not require judgement on the part of the latter person or does not lead a client to any specific transaction in respect of a financial product in response to general enquiries.

The Issuer is a licensed FSP and is authorised to carry on business in respect of financial advisory services and financial intermediary services, and has appointed key individuals in terms of the FAIS Act.

Industry role players (including African Bank) in the low-income insurance market have historically taken the view that branch personnel conduct purely an administrative function and as such, are not required to be registered as representatives. Such position was submitted to the FSB by, inter alios, African Bank in 2011. More recently however, with the new Twin Peaks regulatory framework developments (see the section headed “Regulatory Developments- Implementing a twin peaks model of financial regulation in South Africa” below) and the intention to require equal and raised standards across the broader financial sector, National Treasury published the FSR Bill which proposed to amend the wording of the definition of an intermediary service to clarify this issue and include within its ambit any act which results in a sale of a financial product, which will impact the Issuer’s branch personnel and their FAIS Act registration requirements. The FSB has advised that interim measures (for instance, FSB board notices or other bills) would be used to give effect to certain provisions of the FSR Bill prior to its implementation.

The FSB has also published the “Amendments to the Fit and Proper Requirements and Accompanying Measures, 2013” (under Board Notice 260 of 2013) which came into operation on 1 January 2014. As a result, staff engaging in simpler products will be able to write an easier regulatory examination and meet different requirements to be registered as representatives. This detail has however not been published as yet, and African Bank took a proactive stance on the matter, preparing and providing its staff with support to meet the current fit and proper requirements, which work will continue within the Issuer. The Issuer will continue to engage with the FSB on these issues, and will be applying for recognition of its products under the newly-created “Simple Product” category of financial products.

Pursuant to an engagement between African Bank and the FSB, African Bank had registered its branch and insurance sales call centre representatives for rendering intermediary services in various categories, relating to stand alone insurance and deposit products. These staff members have been enrolled on internal training programmes to provide them with the required regulatory examinations and to obtain an FSB approved qualification. As the employment of such staff members will be transferred to the Issuer as part of the Restructuring, the Issuer will benefit therefrom. It is the Issuer’s intention to register its representatives for the “Simple Product” category, which category will be extended to apply to the credit life product in the near future.

If the changes contemplated in the FSR Bill become effective, the effect will be that, should the Issuer provide financial advisory and intermediary services in respect of other insurance and deposit products, it will need to have its representative list amended by the FSB to reflect both advice and intermediary services in respect of such other products. In addition, branch personnel involved in the selling of such insurance and deposit products will most likely need to undergo further product training and complete the prescribed fit and proper requirements.

REGULATORY DEVELOPMENTS

Implementing a twin peaks model of financial regulation in South Africa

The Financial Regulatory Reform Steering Committee (“FRRSC”), comprising National Treasury, SARB and the FSB was tasked by the Minister of Finance and the Governor of the Reserve Bank to prepare detailed proposals on the implementation of the “Twin Peaks” approach, which proposals were formally approved by cabinet in July 2011.

Twin Peaks is a comprehensive and complete system for regulating the financial sector, prioritising the customer and protecting their funds. It represents a decisive shift away from a fragmented regulatory approach. The Twin Peaks model of financial regulation is designed to underpin a comprehensive regulatory system, with two aims, namely to strengthen financial stability and to ensure the soundness of financial institutions.

The “Twin Peaks” approach entails creating a prudential regulator housed in SARB and transforming the FSB into a dedicated market conduct regulator for the financial sector.

The shift to a Twin Peaks approach to regulation of the financial system is part of a broader financial regulatory reform agenda, in terms of which SARB will take a leading role in promoting financial system stability by becoming the systemic regulator for the South African financial system, and supervising and monitoring the financial system to give effect to the financial stability objectives.

National Treasury has indicated that the implementation of Twin Peaks reform model is a multi-year project expected to take place in two phases.

As part of the first phase the Financial Sector Regulation Bill, 2013 was published for comment during December 2013 with a second draft (being the FSR Bill) being published for comment on 11 December 2014. This draft bill is intended to be the first in a series of bills, to give effect to the implementation of the Twin Peaks model of financial regulation and, as indicated above, importantly creates the framework for the establishment of two regulatory authorities, namely:

•                                        a new Prudential Authority within SARB which will be responsible for the oversight of the safety and soundness of banks, insurance companies and other financial institutions; and

•                                        a new Financial Sector Conduct Authority which will be tasked with protecting financial customers and ensuring that they are treated fairly by financial institutions as well as improving the way financial service providers conduct their business. This Financial Sector Conduct Authority will also be responsible for ensuring the integrity and efficiency of financial markets, and promoting effective financial consumer education.

In addition, the FSR Bill gives SARB primary responsibility to oversee financial stability. To facilitate this, the FSR Bill creates a statutory inter-agency Financial Stability Oversight Committee (“FSOC”), chaired by the Governor of SARB, with financial stability powers.

The draft FSR Bill also creates the concepts of “mono-regulated” and “dual-regulated” institutions. Mono-regulated entities are those that undertake activities that only give rise to market conduct regulation (e.g. advisory and intermediary services). Dual-regulated entities are those that undertake activities that give rise to both prudential and market conduct regulation (e.g. banking and insurance).

In addition to creating the two regulators, the FSR Bill aims to achieve a financial system that works in the interests of financial customers, and supports balanced and sustainable economic growth in South Africa, by establishing, in conjunction with the other financial sector laws, a regulatory and supervisory framework that promotes: (a) financial stability; (b) the safety and soundness of financial institutions; (c) the fair treatment and protection of financial customers; (d) the efficiency and integrity of the financial system; (e) the prevention of financial crime; (f) financial inclusion; and (g) confidence in the financial system.

The other objectives of the draft FSR Bill are as follows:

•                                        Enhancing coordination and cooperation between regulators: To achieve this, the FSR Bill intends to provide a legal framework to enhance coordination and cooperation between regulators. In particular, a Memorandum of Understanding must be signed between the financial sector regulators and SARB to ensure alignment; the FSOC is tasked with ensuring a coordinated and immediate response to risks to the stability of the financial system; and a Council of Financial Regulators (“CFR”) will be established to coordinate all regulators, standard setters and other agencies with a mandate over financial institutions on issues like competition, legislation and enforcement, market conduct and financial stability. The CFR will therefore also include regulators that do not report to the Minister of Finance, for example, the National Credit Regulator, Council for Medical Schemes, Competition Commission and the National Consumer Commission.

•                                        Balancing operational independence and accountability of regulators: The FSR Bill seeks to strengthen the operational independence of regulators within a policy framework approved by the Government, while at the same time strengthening their accountability.

•                                        Establishing a crisis management and resolution framework: A resolution framework to provide authorities with the appropriate tools and powers to limit contagion in the financial systems associated with a financial crisis. The FSR Bill provides for resolution powers and identifies SARB as the resolution authority in South Africa. However, where taxpayers’ money is at risk, the FSR Bill provides for crisis management decisions to be taken by the Minister of Finance.

•                                        Creating a Financial Services Tribunal and strengthening enforcement: The FSR Bill also establishes a shared enforcement mechanism — the Financial Services Tribunal — which is aimed at encouraging compliance with all aspects of the new regulatory regime. The FSR Bill enhances existing regulatory and enforcement action powers (such as suspension or withdrawal of licences and approvals, orders to take or cease particular actions, and debarments) of the regulators, and also provides for an appeal mechanism.

•                                        Strengthening ombuds schemes: The FSR Bill, through consequential changes to the Financial Services Ombuds Schemes (“FSOS”) Act, seeks to strengthen the ombuds system by putting measures in place to enhance public awareness of the ombud system and requiring all financial institutions to be members of an ombud scheme. It also broadens the mandate and role of the FSOS Council to, amongst others, approve the appointment or removal of an ombud, set norms and standards for ombud schemes and promote and direct cooperation and coordination of the activities of ombud schemes to ensure easy access to schemes and consistency in complaint resolution mechanisms.

The second phase of the implementation of the Twin Peaks reform model, which the FRRSC has advised is to be implemented over the medium term, will consist of harmonising specific financial sector legislative, regulatory and supervisory systems and frameworks.

(See “Risk Factors — Risks relating to the Issuer - The Issuer operates in a highly regulated environment which is subject to change — Financial Sector Regulation Bill”).

Treating Customers Fairly policy (“TCF”)

As described above, the “Twin Peaks” approach entails creating a prudential regulator housed in SARB and transforming the FSB into a dedicated market conduct regulator to be known as the Financial Sector Conduct

Authority. As part of its regulation of market conduct, the FSB announced in 2011 that it would be implementing TCF for the financial services industry in South Africa. TCF is a customer protection policy designed to address the problem of asymmetric information in the financial services industry where financial service providers possess certain information that the customers do not. According to the FSB, this asymmetry of information arises in that, typically, financial institutions have far more expertise and resources available to them in designing, distributing and servicing financial products than customers have available to them in making decisions about financial transactions.

•                                        TCF is an activities-based, cross-cutting and outcomes-driven approach to regulation and supervision, designed to ensure that regulated financial institutions apply specific standards of fairness to all financial customers. The six defined fairness outcomes are:

•                                        Customers can be confident that they are dealing with firms where the fair treatment of customers is central to the corporate culture.

•                                        Products and services marketed and sold in the retail market are designed to meet the needs of identified customer groups and are targeted accordingly.

•                                        Customers are given clear information and are kept appropriately informed before, during and after the time of contracting.

•                                        Where customers receive advice, the advice is suitable and takes account of their circumstances.

•                                        Customers are provided with products that perform as firms have led them to expect, and the associated service is both of an acceptable standard and what they have been led to expect.

•                                        Customers do not face unreasonable post-sale barriers to change products, switch providers, submit a claim or make a complaint.

Delivery of these specific outcomes is intended, in turn, to ensure the supply of appropriate financial products and services to customers and enhanced transparency and discipline in financial institutions, resulting in improved customer confidence. The final desired outcome is that customers’ financial services needs are appropriately met through a sustainable financial industry.

TCF will require regulated firms to consider their treatment of customers at all stages of their relationship with the customer, from product design and marketing, through to the advice, point-of-sale and after-sale stages. Firms will ultimately be required to demonstrate — through management behaviours and monitoring — that they are consistently treating customers fairly throughout the stages of the product life cycle to which they contribute.

Further, TCF expressly requires its principles to be embedded in every aspect of the organisation, with the board of directors having active oversight along with the full engagement and active participation of senior management and all staff members.

Under the TCF regime, there will need to be on-going, objective evidence that customers are fairly treated. It is expected and required that:

•                                        management information mechanisms designed to monitor and measure performance in delivering the six fairness outcomes are in place along with extensive reporting requirements; and

•                                        firms must demonstrate that they have analysed management information they have gathered to identify TCF risks and areas for improvement and that they acted upon these findings to enhance their customers’ experience.

To formally implement and enforce TCF, the FSB will be required to make a number of regulatory amendments to legislation such as the FAIS Act that regulates the provision of financial services (advice and intermediary services) in South Africa (see “Principal Legislation — Financial Advisory and Intermediary Services Act, 2002” above). Although the FAIS Act currently has elements of TCF within its regulations, including financial product marketing guidelines and disclosure requirements to customers, it is anticipated that the TCF requirements will be more extensive. It is proposed that, ultimately, the various pieces of market conduct legislation applicable to the financial sector will be consolidated. The FSB has indicated that it is in the process of introducing TCF into both its regulatory and supervisory frameworks on a gradual, incremental basis and this legislative amendment forms part of phase 2 of the Twin Peaks reform model described above. Although there will be explicit inclusion of TCF principles in future new, over-arching legislation to be introduced in time under Twin Peaks, the FSB are of the view that existing legislative and regulatory frameworks already allow the FSB to introduce most elements of TCF. TCF will also be implemented across all of the financial sectors and therefore may require amendments to retirement fund, insurance and collective investment schemes legislation.

The FSB has indicated that there will not be a once-off “big bang” TCF implementation date. While TCF will not be applied retrospectively, firms will be expected to review their current product and service offerings against TCF standards, and take appropriate action if they find that TCF outcomes are not being delivered.

African Bank formally adopted the TCF objectives and committed to its implementation, which is to be undertaken in phases, and the preparations include business priorities that are transferable from the African Bank organisational structure into the Issuer’s structure and strategy.

TCF governance structures, including a TCF steering committee, have been established, with clear roles and responsibilities for TCF implementation. The TCF implementation framework for the first phase of TCF implementation consists of the following key categories:

•                                        people culture, readiness and education;

•                                        customer service improvements, awareness and education;

•                                        customer education, providing customer the information, advice and knowledge to make informed decisions;

•                                        TCF business process and product review, incorporating TCF principles across customer engagements and offerings; and

•                                        review and enhancement of information management and reporting that will assist with monthly reporting and measurement of non-compliancy as well as with the measurement of the Issuer’s TCF progress.

The TCF self-assessment questionnaire prepared by the FSB has been completed by many of the business units to be acquired by the Issuer, pursuant to the Restructuring to gauge African Bank’s TCF readiness levels. African Bank implemented an awareness programme so that senior management, departmental leaders and all staff members are introduced to TCF, with TCF reviews also to be included in risk management, compliance and internal audit functions. As the employment of such management and staff members will be transferred to the Issuer as part of the Restructuring, the Issuer will benefit therefrom. After this awareness campaign, the focus will move to an education programme within the Issuer. The Issuer will take cognisance of fairness outcomes when implementing remuneration, incentive and reward policies in the group.

Enhancements were made to improve African Bank’s service management resolution system, including query and complaint management and account processing, all of which will be transferred to the Issuer. The focus will be to enhance and implement this solution as part of the Issuer’s central complaint resolution system in the future.

Further, management information mechanisms designed to assess, analyse and act on findings to improve on TCF outcomes are being established. New product design, research, testing and evaluation is being undertaken to ensure the suitability of new products for identified customer groups and the Issuer continues to monitor and analyse product retention, portfolio switching and early termination behaviour of customers to identify risks that products or services are not meeting customers’ expectations.

South Africa: FSB — Retail Distribution Review Paper

A discussion paper outlining the results of the Retail Distribution Review (“RDR”) was released by the FSB in November 2014. The paper proposes a number of far-reaching reforms to the regulatory framework for distributing retail financial products to customers in South Africa.

The RDR was undertaken in response to concerns that despite comprehensive regulatory requirements dealing with financial advice and distribution, poor customer outcomes and mis-selling persist. The RDR outlines a more proactive and interventionist regulatory approach to addressing these risks. It proposes the introduction of a set of structural interventions designed to change incentives, relationships and business models in the market in a way that supports the consistent delivery of fair outcomes to customers.

Desired outcomes of the RDR are distribution models that, among others:

•                               support the delivery of suitable products and provide fair access to suitable advice for financial customers;

•                               enable customers to understand and compare the nature, value and cost of advice and other services intermediaries provide;

•                               enhance standards of professionalism in financial advice and intermediary services to build consumer confidence and trust;

•                               enable customers and distributors to benefit from fair competition for quality advice and intermediary services, at a price more closely aligned with the nature and quality of the service; and

•                               support sustainable business models for financial advice that enable adviser businesses to viably deliver fair customer outcomes over the long term.

A total of 55 proposals are put forward in the discussion paper, which are grouped around:

•                               the types of services provided by intermediaries to customers and product suppliers respectively, proposing an activity-based approach to categorising these services;

•                               rationalisation of the range of relationships between product suppliers and intermediaries. Proposals under this heading also address the responsibility of product suppliers for advice and intermediary/outsourced services provided; and

•                               the types of intermediary remuneration models that should apply to the revised sets of services and relationships proposed, including measures to deal with conflicts of interest in the provision of financial advice.

The proposals outlined in the RDR paper will entail structural changes to intermediary relationships and remuneration and will require extensive amendments to the regulatory framework.

These changes are expected to form part of a broader review of the legislative architecture necessary to give effect to the Twin Peaks regulatory model. The changes will be implemented in a phased manner. Based on current expectations of the legislative and regulatory timetable outlined above, it is not expected that the implementation date will be before mid-2016.

RDR will require a review of the payment of commissions and fees for intermediary services, binder services and outsourced services between the Issuer and third party insurers (such as Guardrisk) in respect of credit life business offered through the Issuer’s infrastructure to customers of the Issuer. When RDR is implemented, such services will have to be defined in more detail and remuneration must clearly be linked to the range of services that the Issuer performs on behalf of either customers or third party insurers in the management of credit life business. There will also be more onerous obligations on the Issuer as a financial services provider (“FSP”) in performing, for example, “low advice” services to customers where the Issuer’s distribution models include limited advice, and at the same time more onerous obligations on third party insurers to ensure the Issuer as their agent is acting in the best interest of customers.

(See “Risk Factors — Risks relating to the Issuer - The Issuer operates in a highly regulated environment which is subject to change — Retail distribution review”.)

Changes in respect of Early Debit Orders

The National Payment System (the “NPS”) encompasses the entire payment process from payer to beneficiary and includes settlement between banks which consists of a set of instruments, banking procedures and interbank funds transfer systems that ensure the circulation of money.

Pursuant to the National Payment System Act, 1998 (as amended) (the “NPS Act”), SARB is required to provide for the management, administration, operation, regulation and supervision of payment, clearing and settlement systems in South Africa.

In terms of the NPS Act, SARB is empowered to issue directives to any person regarding any payment system. Prior to and during 2006 the retail banks in South Africa allowed, for collection purposes, practices where certain beneficiaries’ payment instructions were granted preferential treatment over others. In particular, these preferential practices included the abuse of the ATM system (through the retention of debtors’ card and personal identification number storage) as well as the order of collections through debit order methods being sorted and loaded in a preferential order in respect of a particular account. The access to such preferential payment mechanisms was not available to all creditors with the result that certain classes of beneficiaries of debit orders had access to account-holder funds before others.

As a result of these practices, SARB issued directive number 2 on 26 May 2006 which provided for the phasing out of these existing preferential practices and specifically allowed for early debit orders (“EDO”) to be processed first against a debtor’s bank account, after “bulk credit” such as salaries had been posted to such accounts. Two new payment systems were implemented in South Africa in September 2006 which facilitated the processing of EDOs, namely authenticated early debit orders (“AEDO”) (which are authenticated by the account-holder in person through an electronic signature) and non-authenticated early debit orders (“NAEDO”).

Both AEDO and NAEDO are currently processed on a randomised, non-preferential basis, providing every beneficiary (including the account-holder’s own bank account) with a fairer opportunity to recover payments due from the account. Beneficiaries are also entitled to enhance their ability to collect successfully by utilising a “tracking service” offered by the paying bank. A NAEDO payment instruction, enhanced by a tracking service, results in the deduction instruction being processed from the mandated debit order date over a selected tracking period. The instruction is then kept in the background and triggered whenever a credit is applied to the relevant account.

Previously, debits in AEDO and NAEDO had a capped limit of R5 000 per transaction. From 1 September 2013 and as a result of representations made by certain beneficiaries, including the retail banks, who required higher EDO collections capabilities due to the greater size of the loans they grant, the EDO capped item limit was increased from R5 000 to R10 000. A further increase in this limit from R10 000 to R15 000 took effect from March 2014.

In July 2013, at the instance of SARB, a project was initiated by the Payment Association of South Africa (“PASA”) to address authentication of payment instructions, with implementation of solutions targeted for

30 September 2016. In short, customers will be able to authenticate debit orders by additional methods such as utilising cellular phones, ATMs, internet banking or card and personal identity number (PIN) prior to the debit order being activated by customers’ banks. This will address a number of current problems with NAEDO payment instruction with the expected benefit of a significant reduction in the number of disputed debit order returns. Should the Issuer wish to have the capability of causing a request to be issued to customers to authenticate debit order instructions remotely, some changes to the systems the Issuer is to acquire from African Bank pursuant to the Restructuring will have to be made. The advantage of obtaining authentication is that it will limit the ability of customers to dispute debit orders. Failure to do so will mean that, after September 2016, the Issuer will not be able to take advantage of this benefit until it has made such system changes. Once this authentication capability is launched, no new NAEDO payment instructions will be accepted. NAEDO payment instructions in existence at such time will need to be converted to AEDO over a period of 9 months.

SARB has also informed PASA of a policy decision that, in the future, AEDO and NAEDO will no longer be treated the same (where they are currently both processed on a randomised, non-preferential basis). In the new regime, any AEDO will be given preference from a processing perspective and processed before NAEDO.

The Issuer will initially rely largely on NAEDO for its debit order collection processes as most of its customers’ instalments fall within the NAEDO limit. However, the Issuer intends actively to promote the new AEDO requirements at loan origination to reduce the number of NAEDO based contracts which will require conversion after NAEDO payment instructions have been phased out (as described above), the Issuer intends to make the necessary system changes to implement authenticated collections at the same time as the rest of the industry.

Protection of Personal Information Act, 2013

The Protection of Personal Information Act, 2013 (as amended) (the “POPI Act”) was signed into law on 26 November 2013 on the basis that the commencement date of the POPI Act was still to be proclaimed. On 11 April 2014, the President of South Africa proclaimed that certain sections of the POPI Act would come into force with immediate effect (such as the sections dealing with the establishment and powers, duties and functions of the new regulatory body, (called the “Information Regulator”) tasked with monitoring and regulating compliance with the POPI Act as well as the regulations that may be made, and the procedure for making those regulations under the POPI Act). The remaining sections of the POPI Act will only commence on a date still to be proclaimed by the President of South Africa. There will be a 12-month grace period (or such longer period as may be determined by the President) to allow for implementation of the requirements of the POPI Act relating to the processing of personal information, after the commencement date of the section dealing with the transitional arrangements under the POPI Act. This section has not yet come into force which means that the 12-month grace period has not yet commenced.

The POPI Act has been introduced to give effect to the constitutional right to privacy, in particular, the right to informational privacy. The POPI Act will, after its commencement, apply to the processing of personal information by a responsible party. “Processing” is defined very broadly in POPI and will include almost all activities that a bank carries out in relation to personal information. It is important to note that “personal information” in the POPI Act extends to personal information of both natural and juristic persons. Therefore, “data subjects” can be both natural and juristic persons.

The responsible party will (among other obligations) have to comply with the eight conditions for lawful processing in the POPI Act which include:

•                               accountability: the responsible party must take measures to ensure the conditions for lawful processing of personal information are complied with;

•                               processing limitation: the responsible party must, subject to certain exceptions, collect personal information directly from the data subject and ensure that it processes the personal information lawfully and in a reasonable manner which does not infringe the privacy of the data subject and in a manner that is adequate, relevant and not excessive given the purpose. The responsible party will need to ensure that processing falls within one or more of the categories of permitted processing, one of which may include the consent of the data subject (which consent may be withdrawn at any time), in order to process the personal information for the purposes it determines;

•                               purpose specification: the responsible party must ensure that the data subject is aware of the purpose for which information is collected and the intended recipient of the information, unless the data subject has authorised otherwise. Records of personal information must also not be retained longer than is necessary to achieve the purpose for which the information was collected and processed, subject to certain exceptions;

•                               further processing limitation: further processing of personal information must compatible with the purpose for which it was originally collected;

•                               information quality: the responsible party must take reasonably practicable steps to ensure that the personal information is complete, accurate, not misleading and updated when necessary;

•                               openness: the responsible party must notify the data subject of various matters;

•                               security safeguards: the responsible party must adopt appropriate reasonable technical and organisational security measures to ensure the confidentiality, integrity and availability of the information collected. The responsible party must also notify the data subject and the regulator if it has reasonable grounds to believe that information may have been lost, accidentally leaked or disclosed to unauthorised third parties. Moreover there are various obligations relating to operators; and

•                               data subject participation: the data subject may request access to its personal information held by the responsible party and may request the responsible party to correct, destroy or delete certain of its personal information.

The descriptions of the eight conditions above are intended to be illustrative and not exhaustive of the requirements and obligations in the eight conditions. There are also various exceptions and requirements in relation to the eight conditions.

There are more extensive restrictions on the processing of personal information of minors and “special personal information”. Apart from certain very limited exceptions, information of minors and “special personal information” can only be processed with the relevant consent of the data subject (or the guardian, in the case of a minor).

A responsible party will need to obtain the prior authorisation from the Information Regulator if it intends to perform various acts, including (among others) where it intends to: (i) process any unique identifiers of the data subject (a) for a purpose other than the one for which the identifier was specifically intended at collection, and (b) with the aim of linking the information processed by other responsible parties; or (ii) process information on credit reporting.

Moreover, there are various obligations relating to the use of automated decision making. A data subject may not be subject to a decision which results in legal consequences or affects it, him or her to a substantial degree which is based solely on automated processing of information intended to provide a profile of such person including his or her performance at work, credit worthiness, reliability, location, health, personal preferences or conduct, unless the decision meets certain requirements.

The POPI Act also contains provisions regulating the transfer of personal information outside of South Africa and regulating processing of personal information for the purposes of certain forms of direct marketing.

There are various risks and consequences for non-compliance with the POPI Act, particularly when such non-compliance constitutes an offence under such Act. On conviction, a person (which includes a natural or juristic person and may thus arguably include a director/officer of the Issuer) may be liable to pay a fine or imprisonment. In addition, the Information Regulator may impose an administrative fine of up to R10 million in respect of offences under the POPI Act. A data subject (or the Information Regulator on behalf of the data subject) may also institute civil action against the Issuer (for non-compliance with the POPI Act) for damages, regardless of whether intent or negligence can be proven on the part of the responsible party. There are also the risks of reputational harm arising from non-compliance.

The POPI Act will therefore have a significant impact on how African Bank presently processes customer, supplier and employee personal information and accordingly will impact the Issuer. Pursuant to the requirements of the POPI Act, the chief executive officer will be regarded as the “Information Officer” and required to ensure compliance with POPI. While all personnel will need to understand their roles and responsibilities, it will be important the board of directors, executives and management to play an active role to the extent necessary to ensure the organisation’s compliance with the requirements of the POPI Act. The Issuer will be required to assess all its systems, processes, policies and practices given the proposed requirements in the POPI Act and implement changes in its management processes as necessary.

Microinsurance

Microinsurance refers to insurance that is accessed by the low-income population (also known as the mass market), provided by a variety of different providers. Microinsurance aims to support financial inclusion in South Africa by means of providing a regulatory framework within which affordable insurance products can be sold to low income households in South Africa. The framework is intended to protect policyholders without placing an onerous regulatory or financial burden on companies providing such insurance products.

While policy documents have been issued with regard to a microinsurance framework, no standalone microinsurance legislation has yet been drafted and it appears that the current approach is to incorporate the microinsurance provisions under the new financial sector regulatory structure to be implemented in South Africa under the “Twin Peaks” framework.

OTHER PRINCIPAL LEGISLATION

Anti-money laundering legislation

Money laundering is addressed in the Prevention of Organised Crime Act, 1998 (as amended) (“POCA”) and FICA. POCA is an omnibus piece of legislation dealing, among other things, with money laundering, racketeering and criminal and civil forfeiture, and sets out the substantive money laundering offences. FICA complements POCA and provides an administrative framework to combat money laundering. Generally, FICA requires any person who is employed by a business or who is in charge of or manages a business to report suspicious and unusual transactions relating to the proceeds of unlawful activities connected to the affairs of such business to the FIC. Both FICA and POCA are in keeping with worldwide trends aimed at curbing the proceeds of crime, and establishing an anti-money laundering (“AML”) and counter terror financing (“CTF”) legislative framework (which includes but is not limited to FICA). The mutual evaluation report issued by the Financial Action Task Force — an inter-governmental body whose purpose is the development and promotion of national and international anti-money laundering and counter terror financing policies — confirmed that South Africa has demonstrated a strong commitment to implementing AML/CTF systems facilitated by close cooperation and coordination among a variety of government departments and agencies. The authorities have sought to construct a system which uses, as its reference, the relevant United Nations Conventions and the international standards as set out by the Financial Action Task Force. The Government also recognises the importance of being able to effectively respond to international instruments such as sanctions resolutions.

The South African banking regulator strives to maintain an effective compliance framework and operational capacity to oversee compliance by banks with AML and CTF standards. The banking regulator co-operates with FIC by helping to ensure compliance with FIC guidance notes, circulars and other announcements.

In August 2014, SARB conducted an AML/FICA inspection of African Bank. A number of findings were formally communicated to African Bank and have highlighted certain deficiencies in African Bank’s client screening systems. African Bank has proactively, with the support of specialists, undertaken a gap analysis based on the formal findings communicated. A rectification plan of action is also being prepared, with the AML control function to receive additional resources and systems in order to ensure that the AML compliance obligations are addressed. African Bank is required, and the Issuer, following the Restructuring, will be required, to provide SARB with monthly progress reports measured against a detailed remedial plan with all deficiencies with regard to sanctions screening (which, as of 30 November 2015, have been resolved) and all other deficiencies to be resolved by no later than 30 June 2016.

Companies Act, 2008 (the “Companies Act”)

The Companies Act came into effect on 1 May 2011. Save as set out below, the Companies Act has replaced the Companies Act, 1973 (the “Old Companies Act”) in its entirety. African Bank and the Issuer are subject to the applicable provisions of the Companies Act. Banks are categorised as “public companies”, a category of “profit company”, under the Companies Act.

The Companies Act extends shareholders’ rights against companies and directors. Directors, prescribed officers and committee members face more extensive and potentially stricter grounds for personal liability for their actions as they relate to the company than they did under the Old Companies Act. The Companies Act introduces the possibility of class action suits against companies, directors and company officers by persons whose rights are affected by the company. Companies may thus face a greater risk of litigation and associated costs.

The Companies Act provides that, until a date to be determined by the Minister of Trade and Industry, the Old Companies Act will continue to apply with respect to the winding-up and liquidation of companies under the Companies Act, as if the Old Companies Act had not been repealed, subject to certain provisions set out in Schedule 5 to the Companies Act. Accordingly, the winding-up of companies continues to be regulated by both the Old Companies Act and the Insolvency Act, 1936 (as amended).

Chapter 6 of the Companies Act introduces “business rescue proceedings”, a substantively non-judicial, pre-insolvency commercial process that, in the first instance, aims to rescue a financially distressed company and maximise the likelihood of the company’s continued existence on a solvent basis.

The Banks Amendment Act, 2013, which was promulgated on 10 December 2013, has clarified that the business rescue provisions in the Companies Act are not applicable to banks.

The winding-up of banks is further governed by the Banks Act. Under the Banks Act, the Registrar of Banks has the right to apply for the winding-up of a bank and may oppose any such application by another person. In addition to liquidation a bank may, under the Banks Act, be placed under curatorship by the Minister of Finance if the Registrar of Banks is of the opinion that the bank is in financial distress, as was implemented in the case of African Bank on 10 August 2014.

EXCHANGE CONTROLS

The information below is not intended as legal advice and it does not purport to describe all the considerations that may be relevant to a prospective investor in the Notes. Prospective investors in the Notes who are non-South African residents or emigrants from the Common Monetary Area (as defined below) are urged to seek further professional advice with regard to the purchase of Notes.

Exchange controls restrict the export of capital from South Africa, the Republic of Namibia and the Kingdoms of Swaziland and Lesotho (collectively the “Common Monetary Area”). These exchange controls are administered by FinSurv and regulate transactions involving South African residents (as contemplated in the Exchange Control Regulations, including South African companies (“Residents”)).

The purpose of exchange controls is to mitigate the decline of foreign capital reserves in South Africa. The Issuer expects that South African exchange controls will continue to operate for the foreseeable future. The Government has, however, committed itself to relaxing exchange controls gradually and significant relaxation has occurred in recent years. It is the stated objective of the South African authorities to achieve equality of treatment between South African residents and non-South African residents in relation to inflows and outflows of capital. This gradual approach towards the abolition of exchange controls adopted by the Government is designed to allow the economy to adjust more smoothly to the removal of controls that have been in place for a considerable period of time.

On 13 October 2015, the Issuer was granted approval from FinSurv to establish the Programme and to borrow a maximum of U.S.$6 billion under the Programme in the foreign debt capital markets without prior reference to FinSurv. The approval is conditional upon, among other things, the Notes issued having a maturity period ranging from 9 to 72 months and, in respect of new issuances under the Programme, is scheduled to expire on 31 January 2017. No further Notes under this Programme may be issued after 31 January 2017 without further prior approval of FinSurv. In regard to future applications, FinSurv may seek to impose different or further conditions on the issue of each Tranche of Notes under the Programme, but this is not currently anticipated.

The Finsurv approval of 13 October 2015 included the specific approval of the issuances of the Senior Notes contemplated in the section headed “Capitalisation and Indebtedness - Description of certain indebtedness - Proposed Issuances under the Programme and the DMTN Programme - EMTNs to be issued under the Programme”. Non-South African residents and/or their offshore Subsidiaries may, without the prior written approval of FinSurv, subscribe for or purchase any Note or beneficially hold or own any Note.

South African Residents (and if companies, their offshore Subsidiaries) may not subscribe for or purchase Notes without the prior approval of FinSurv, with the exception of:

•                                        South African institutional investors; and

•                                        South African authorised dealers in foreign exchange,

who may subscribe for or purchase Notes by utilising their pre-approved prudential offshore allowances or applicable prudential limits, as the case may be. Such institutional investors and authorised dealers are urged to seek further professional advice with regard to any such subscription or purchase.

TERMS AND CONDITIONS OF THE NOTES

The following is the text of the terms and conditions that, subject to completion and amendment and as supplemented or varied in accordance with the provisions of Part A of the relevant Final Terms, which will be incorporated by reference into each Global Note or Global Certificate, shall be applicable to the Notes in definitive form (if any) issued in exchange for the Global Note(s) or Global Certificate(s) representing each Series. Either (i) the full text of these terms and conditions together with the relevant provisions of Part A of the relevant Final Terms or (ii) these terms and conditions as so completed, amended, supplemented or varied (and subject to simplification by the deletion of non-applicable provisions), shall be endorsed on such Bearer Notes or on the Certificates relating to such Registered Notes. All capitalised terms that are not defined in these terms and conditions will have the meanings given to them in Part A of the relevant Final Terms. Those definitions will be endorsed on the definitive Notes or Certificates, as the case may be. References in these terms and conditions to “Notes” are to the Notes of one Series only, not to all Notes that may be issued under the Programme. In the case of PD Exempt Instruments issued under the Programme, references to the Final Terms in these Conditions shall be construed as references to the Pricing Supplement.

The Notes are issued pursuant to an agency agreement dated on or around 31 March 2016 (the “Agency Agreement”) between K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Transaction Effective Date) (a public company with limited liability duly incorporated in accordance with the company laws of South Africa and registered as a bank in terms of the Banks Act) (the “Issuer”), Citibank N.A., London Branch as fiscal agent and transfer agent, and Citigroup Global Markets Deutschland AG as registrar and with the benefit of a Deed of Covenant dated on or around 31 March 2016 (the “Deed of Covenant”) executed by the Issuer in relation to the Notes. The fiscal agent, the paying agents, the registrar, the transfer agents and the calculation agent(s) for the time being (if any) are referred to below respectively as the “Fiscal Agent”, the “Paying Agents” (which expression shall include the Fiscal Agent), the “Registrar”, the “Transfer Agents” and the “Calculation Agent(s)”, and which expressions include any successor fiscal agent, registrar, paying agent, transfer agent and calculation agent or additional agent appointed from time to time in connection with the Notes. References herein to the “Agents” are to the Registrar, the Fiscal Agent, the Paying Agents, the Calculation Agent(s) and the Transfer Agents and any references to an “Agent” is to any one of them.

The Noteholders (as defined in Condition 18 (Definitions) below) and the holders of the interest coupons (the “Coupons”) relating to interest bearing Notes in bearer form and, where applicable in the case of such Notes, talons for further Coupons (the “Talons”) (the “Couponholders”) are bound by, and deemed to have notice of, all of the provisions of the Agency Agreement and the Deed of Covenant applicable to them.

In these Conditions, “Noteholder” means the bearer of any Bearer Note relating to it or the person in whose name a Registered Note is registered (as the case may be), “holder” (in relation to a Note, Coupon or Talon) means the bearer of any Bearer Note, Coupon or Talon or, as the case may be, the person in whose name a Registered Note is registered in the Register, as defined below (or, in the case of a joint holding, the first named thereof).

Capitalised terms have the meanings given to them in the relevant Final Terms, the absence of any such meaning indicating that such term is not applicable to the Notes. Defined terms used herein have the meanings set out in Condition 18 (Definitions) hereof.

Copies of the Agency Agreement and the Deed of Covenant are available for inspection at the specified offices of each of the Paying Agents, the Registrar and the Transfer Agents, the initial specified offices of which are set out in the Agency Agreement.

1                     Form, Denomination and Title

The Notes may be issued in bearer form (the “Bearer Notes”) or in registered form (the “Registered Notes”) as specified in the relevant Final Terms in each case in the Specified Denomination(s) as indicated in the relevant Final Terms and may be held in holdings equal to any specified minimum amount and integral multiples equal to any specified increment (each, an “Authorised Holding”).

A Note may be a Senior Note or a Tier 2 Note, as indicated in the relevant Final Terms. A Note may be a Fixed Rate Note, a Floating Rate Note or a Zero Coupon Note, depending upon the Interest Basis indicated in the relevant Final Terms.

Bearer Notes are serially numbered and are issued with Coupons (and, where appropriate, a Talon) attached, save in the case of Zero Coupon Notes in which case references to interest (other than in relation to interest due after the Maturity Date), Coupons and Talons in these Conditions are not applicable.

Registered Notes are represented by registered certificates (referred to in these terms and conditions as “Certificates”) and, save as provided in Condition 2 (Transfer of Registered Notes), each Certificate shall represent the entire holding of Registered Notes by the same holder. Each Certificate will be numbered serially with an identifying number which will be recorded in the register which the Issuer shall procure to be kept by the Registrar in accordance with the provisions of the Agency Agreement (the “Register”).

Title to the Bearer Notes, the Coupons and the Talons shall pass by delivery. Title to the Registered Notes shall pass by registration in the Register maintained by the Registrar in accordance with the provisions of the Agency Agreement. Except as ordered by a court of competent jurisdiction or as required by law, the holder of any Note, Coupon or Talon shall be deemed to be and may be treated as its absolute owner for all purposes whether or not it is overdue and regardless of any notice of ownership, trust or an interest in it, any writing on it (or on the Certificate representing it) or its theft or loss (or that of the related Certificate), other than the endorsed form of transfer, in the case of Registered Notes, and no Person shall be liable for so treating the holder.

2                     Transfer of Registered Notes

(a)                       Transfer of Registered Notes

Subject to Conditions 2(e) (Regulations Concerning Transfers and Registration) and 2(f) (Closed Periods), Registered Notes may be transferred upon the surrender (at the specified office of the Registrar or any Transfer Agent) of the relevant Certificate representing such Registered Notes to be transferred, together with the form of transfer endorsed on such Certificate (or another form of transfer substantially in the same form and containing the same representations and certifications (if any), unless otherwise agreed by the Issuer), duly completed and executed and any other evidence as the Registrar or (as the case may be) such Transfer Agent may reasonably require to prove the title of the transferor and the authority of the individuals who have executed the form of transfer; provided, however, that a Registered Note may not be transferred unless the nominal amount of Registered Notes transferred and (where not all of the Registered Notes held by a holder are being transferred) the nominal amount of the balance of Registered Notes not transferred are Authorised Holdings (if applicable). In the case of a transfer of only part of a holding of Registered Notes represented by one Certificate, a new Certificate shall be issued to the transferee in respect of the part transferred and a further new Certificate in respect of the balance of the holding not transferred shall be issued to the transferor. In the case of a transfer of Notes to a Person who is already a holder of Registered Notes, a new Certificate representing the enlarged holding shall only be issued against surrender of the Certificate representing the existing holding.

(b)                       Exercise of Options or Partial Redemption in respect of Registered Notes

In the case of an exercise of an Issuer’s or Noteholders’ option in respect of, or a redemption of, only some of a holding of Registered Notes represented by a single Certificate, a new Certificate shall be issued to the holder to reflect the exercise of such option or in respect of the balance of the holding not redeemed. In the case of a partial exercise of an option resulting in Registered Notes of the same holding having different terms, separate Certificates shall be issued in respect of those Notes of that holding that have the same terms. New Certificates shall only be issued against surrender of the existing Certificates to the Registrar or any Transfer Agent.

(c)                        Delivery of New Certificates

Each new Certificate to be issued pursuant to Conditions 2(a) (Transfer of Registered Notes) or 2(b) (Exercise of Options or Partial Redemption in respect of Registered Notes) shall be available for delivery within five business days of receipt of the request for exchange, form of transfer or Exercise Notice (as defined in Condition 6(f)(ii) (Redemption at the Option of holders of Senior Notes - Exercise Notice)) and surrender of the Certificate for exchange. Delivery of the new Certificate(s) shall be made at the specified office of the Transfer Agent or of the Registrar (as the case may be) to whom delivery or surrender of such request for exchange, form of transfer, Exercise Notice or Certificate shall have been made or, at the option of the holder making such delivery or surrender as aforesaid and as specified in the relevant request for exchange, form of transfer, Exercise Notice or otherwise in writing, be mailed by uninsured post at the risk of the holder entitled to the new Certificate to such address as may be so specified, unless such holder requests otherwise and pays in advance to the relevant Transfer Agent or Registrar (as the case may be) the costs of such other method of delivery (at the risk of such holder) and/or such insurance as it may specify. In this Condition 2(c) (Delivery of New Certificates), “business day” means a day, other than a Saturday or Sunday, on which banks are open for business (including dealings in foreign currencies) in the place of the specified office of the relevant Transfer Agent or the Registrar (as the case may be).

(d)                       Exchange and Transfer Free of Charge

The exchange and transfer of Registered Notes and Certificates on registration, transfer, exercise of an option or partial redemption shall be effected without charge by or on behalf of the Issuer, the Registrar or the Transfer Agents, but upon payment by the relevant Noteholder of any tax or other governmental charges that may be imposed in relation to it (or the giving by the relevant Noteholder of such indemnity as the Registrar or the relevant Transfer Agent may require).

(e)                        Regulations Concerning Transfers and Registration

All transfers of Notes and entries on the Register will, subject to Applicable Law, be made subject to the detailed regulations concerning transfers of Notes scheduled to the Agency Agreement. The regulations may be changed by the Issuer, with the prior written approval of the Registrar and the Noteholders. A copy of the current regulations will be made available by the Registrar to any Noteholder upon request.

(f)                         Closed Periods

No Noteholder may require the transfer of a Registered Note to be registered (i) during the period of 15 days ending on the due date for redemption of that Note, (ii) during the period of 15 days prior to any date on which Notes may be called for redemption by the Issuer at its option pursuant to Condition 6(e) (Redemption at the Option of the Issuer), (iii) after any such Note has been called for redemption by the Issuer pursuant to Condition 6(e) (Redemption at the Option of the Issuer) or (iv) during the period of seven days ending on (and including) any Record Date.

3                     Status

(a)                       Status of the Senior Notes

The Senior Notes and the Coupons relating to them constitute direct, unconditional, unsubordinated and (subject to Condition 4 (Negative Pledge)) unsecured obligations of the Issuer which will at all times rank pari passu and without any preference or priority among themselves. The payment obligations of the Issuer under the Senior Notes and the Coupons relating to them shall, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application and subject to Condition 4 (Negative Pledge), at all times rank at least pari passu with all other unsecured and unsubordinated indebtedness and other monetary obligations of the Issuer, present and future.

(b)                       Status of the Tier 2 Notes

(i)                           The Tier 2 Notes constitute direct, unsecured and, in accordance with Condition 3(b)(ii) below, subordinated obligations of the Issuer and rank (i) pari passu without any preference among themselves, (ii) save for those that have been accorded preferential rights by law, at least pari passu with all other subordinated obligations of the Issuer (other than any subordinated obligations which rank or are expressed to rank senior to the Issuer’s obligations under the Tier 2 Notes) including but not limited to subordinated obligations in the form of other Tier 2 Notes and Tier 2 Capital, whether issued before the date of issue of the Tier 2 Notes or thereafter, (iii) ahead of and in priority to all Junior Obligations and (iv) behind in priority to all claims of Depositors and Senior Creditors.

(ii)                        The claims of Tier 2 Noteholders entitled to be paid amounts due in respect of the Tier 2 Notes (including any damages or other amounts (if payable)) are subordinated to the claims of Depositors and Senior Creditors and, accordingly, in the event of the dissolution of the Issuer or if the Issuer is placed into liquidation or is wound up or placed under curatorship (in each case other than pursuant to a Solvent Reconstruction):

(A)                     notwithstanding that a Tier 2 Noteholder shall have tendered proof of a claim for any amount in respect of the Tier 2 Notes in the event of the dissolution, liquidation, winding-up or curatorship of the Issuer, such proof of claim shall be subject to the condition that no such amount shall be paid to that Tier 2 Noteholder until the claims of the Depositors and all Senior Creditors have been paid or discharged in full and (i) to the extent that such condition cannot be fulfilled, such claim (or the relevant part thereof in respect of which the condition could not be fulfilled) shall be extinguished (the “Extinguished Claim”); (ii) if any payment of such Extinguished Claim is made to the Tier 2 Noteholder, such Tier 2 Noteholder will immediately transfer such amount so paid in respect of such Extinguished Claim to the liquidator, curator or other relevant insolvency official of the Issuer, to be held in trust by the liquidator, curator or other relevant insolvency official of the Issuer for the benefit of its Depositors and Senior Creditors until the claims of Depositors and Senior Creditors which are admissible in any such dissolution, liquidation, winding-up or curatorship have been paid or discharged in full, and this undertaking will constitute a stipulatio alterii in favour of the Depositors and Senior Creditors; and (iii) no Tier 2 Noteholder shall have the right to participate in any vote in respect of any creditors meeting or resolution in any liquidation or winding-up of the Issuer in respect of any Extinguished Claim and no claim so proved for any amount in respect of the Tier 2 Notes shall in any way whatsoever entitle the Tier 2 Noteholder to any voting rights in respect of any creditors meeting or resolution in any dissolution, liquidation, winding-up or curatorship of the Issuer until it is determined in any dissolution, liquidation, winding-up or curatorship that such claim is not an Extinguished Claim;

(B)                     no amount due under the Tier 2 Notes shall be eligible for set-off, counterclaim, abatement or other similar remedy which a Tier 2 Noteholder might otherwise have under the laws of any jurisdiction in respect of the Tier 2 Notes nor shall any amount due under the Tier 2 Notes be payable to any Tier 2 Noteholder until the claims of Depositors and Senior Creditors which are admissible in any such dissolution, liquidation, winding up or curatorship have been paid or discharged in full; and

(C)                     subject to Applicable Law, a Tier 2 Noteholder may not exercise or claim any right of set-off in respect of any amount arising out of or in connection with the Tier 2 Notes owed to it by the Issuer and each Tier 2 Noteholder shall, by virtue of its subscription, purchase or holding of any Tier 2 Notes, (i) be deemed to have waived all such rights of set-off and (ii) to the extent that any set-off takes place, whether by operation of law or otherwise, between: (A) any amount arising out of or in connection with the Tier 2 Notes owed by the Issuer to a Tier 2 Noteholder; and (B) any amount owed to the Issuer by such Tier 2 Noteholder, such Tier 2 Noteholder will immediately transfer such amount which is set-off to the Issuer or, in the event of its dissolution, winding-up, liquidation or curatorship (as the case may be), to the liquidator, curator or other relevant insolvency official of the Issuer, to be held in trust by the liquidator, other relevant insolvency official or curator of the Issuer, for the benefit the Depositors and Senior Creditors until the claims of Depositors and Senior Creditors which are admissible in any such dissolution, liquidation, winding-up or curatorship have been paid or discharged in full, and this undertaking will constitute a stipulatio alterii in favour of the Depositors and Senior Creditors.

(c)                        Capital Regulations and Additional Conditions

In order for an issuance of the Tier 2 Notes to qualify as Tier 2 Capital, Tier 2 Notes must comply with the applicable Capital Regulations (including the Additional Conditions (if any) prescribed by the Relevant Regulator in respect of a particular Tranche of Tier 2 Notes). The Issuer will specify in the applicable Final Terms whether any issue of Notes is an issue of Tier 2 Notes intended to qualify as Tier 2 Capital. The Additional Conditions (if any) prescribed by the Relevant Regulator in respect of Tier 2 Notes will be specified in the relevant Final Terms.

(d)                       Statutory Loss Absorption of Tier 2 Notes

To the extent that any regulations and/or legislation come(s) into effect in South Africa after the Issue Date of the first Tranche of any Series of Tier 2 Notes for the purpose described in paragraph 1(a) of the Annex (entitled “Minimum requirements to ensure loss absorbency at the point of non-viability”) to the Press Release dated 13 January 2011 by the Basel Committee on Banking Supervision, and such regulations and/or legislation are applicable to such Series of Tier 2 Notes, such Series of Tier 2 Notes will be subject to such regulations and/or legislation, and these Conditions shall be construed accordingly.

4                     Negative Pledge

This Condition 4 applies only to Senior Notes and is only for the benefit of holders of Senior Notes. So long as any Senior Notes remain outstanding, the Issuer shall not, and the Issuer shall procure that none of its Material Subsidiaries shall, create, permit to subsist or have outstanding, any Security Interest (other than a Permitted Security Interest) upon the whole or any part of its present or future undertaking, assets or revenues (including any uncalled capital) to secure any Relevant Indebtedness, or any Guarantee in respect of any Relevant Indebtedness, without at the same time or prior thereto according to the Senior Notes or Coupons the same security, equally and rateably, as is created or subsisting to secure any such Relevant Indebtedness or Guarantee in respect of Relevant Indebtedness, as the case may be, or such other security as shall be approved by Extraordinary Resolution of the holders of the Senior Notes, unless the provision of any such security is waived by an Extraordinary Resolution of the holders of the Senior Notes. The Issuer shall be entitled but not obliged to form or procure the formation of a trust or trusts or appoint or procure the appointment of an agent or agents to have any such rights of security for the benefit or on behalf of such holders of the Senior Notes.

5                     Interest and Other Calculations

(a)                       Interest on Fixed Rate Notes

Each Fixed Rate Note bears interest on its outstanding nominal amount from the Interest Commencement Date at the Rate of Interest, such interest being payable in arrear on each Interest Payment Date. The amount of interest payable shall be determined in accordance with Condition 5(f) (Calculations).

In the case of CNH Notes, if:

(i)                           Interest Payment Date Adjustment is specified as applying in the applicable Final Terms; and

(ii)                        (x) there is no numerically corresponding day in the calendar month in which an Interest Payment Date should occur or (y) any Interest Payment Date would otherwise fall on a day which is not a Business Day, then such Interest Payment Date shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event such Interest Payment Date shall be brought forward to the immediately preceding Business Day.

(b)                       Interest on Floating Rate Notes

(i)                           Interest Payment Dates: Each Floating Rate Note bears interest on its outstanding nominal amount from the Interest Commencement Date at the Rate of Interest, such interest being payable in arrear on each Interest Payment Date. The amount of interest payable shall be determined in accordance with Condition 5(f) (Calculations).

(ii)                        Business Day Convention: If any date referred to in these Conditions that is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day that is not a Business Day, then, such date shall be adjusted in accordance with the relevant Business Day Convention.

(iii)                     Rate of Interest for Floating Rate Notes: The Rate of Interest in respect of Floating Rate Notes for each Interest Accrual Period shall be determined in the manner specified in the relevant Final Terms and the provisions below relating to either ISDA Determination or Screen Rate Determination shall apply, depending upon which is specified in the relevant Final Terms.

(A)                     ISDA Determination for Floating Rate Notes

Where ISDA Determination is specified in the relevant Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent as the sum of the Margin and the relevant ISDA Rate. For the purposes of this sub-paragraph (A), “ISDA Rate” for an Interest Accrual Period means a rate equal to the Floating Rate that would be determined by the Calculation Agent under an interest rate swap transaction if the Calculation Agent were acting as a Calculation Agent for that interest rate swap transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

(x)                the Floating Rate Option is as specified in the relevant Final Terms;

(y)                the Designated Maturity is a period specified in the relevant Final Terms; and

(z)                 the relevant Reset Date is the first day of that Interest Accrual Period unless otherwise specified in the relevant Final Terms.

For the purposes of this sub-paragraph (A), “Floating Rate”, “Floating Rate Option”, “Designated Maturity” and “Reset Date” have the meanings given to those terms in the ISDA Definitions.

(B)                     Screen Rate Determination for Floating Rate Notes

(x)                Where Screen Rate Determination is specified in the relevant Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period will, subject as provided below, be either:

(1)                       the offered quotation (if there is only one quotation on the Relevant Screen Page); or

(2)                       the arithmetic mean of the offered quotations,

(expressed as a percentage rate per annum) for the Reference Rate which appears or appear, as the case may be, on the Relevant Screen Page at the Relevant Time on the Interest Determination Date in question as determined by the Calculation Agent. If five or more of such offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one such highest quotation, one only of such quotations) and the lowest (or, if there is more than one such lowest quotation, one only of such quotations) shall be disregarded by the Calculation Agent for the purpose of determining the arithmetic mean of such offered quotations.

(y)                If the Relevant Screen Page is not available or if sub-paragraph (x)(l) applies and no such offered quotation appears on the Relevant Screen Page or if sub-paragraph (x)(2) applies and fewer than three such offered quotations appear on the Relevant Screen Page in each case as at the Relevant Time, subject as provided below, the Calculation Agent shall request the office of each Reference Bank, located in the Relevant Financial Centre to provide the Calculation Agent with its offered quotation (expressed as a percentage rate per annum) for the Reference Rate at approximately the Relevant Time on the Interest Determination Date in question. If two or more of the Reference Banks provide the Calculation Agent with such offered quotations, the Rate of Interest for such Interest Period shall be the arithmetic mean of such offered quotations as determined by the Calculation Agent.

(z)                 If paragraph (y) above applies and the Calculation Agent determines that fewer than two Reference Banks are providing offered quotations, subject as provided below, the Rate of Interest shall be the arithmetic mean of the rates per annum (expressed as a percentage) as communicated to (and at the request of) the Calculation Agent by the Reference Banks or any two or more of them, at which such banks were offered at approximately the Relevant Time on the relevant Interest Determination Date, deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate by leading banks in the interbank market of the Relevant Financial Centre, or, if fewer than two of the Reference Banks provide the Calculation Agent with such offered rates, the offered rate for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, or the arithmetic mean of the offered rates for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, at which, at approximately the Relevant Time on the relevant Interest Determination Date, any one or more banks (which bank or banks is or are in the opinion of the Issuer suitable for such purpose) informs the Calculation Agent it is quoting to leading banks in the Relevant Financial Centre, in each case provided that, if the Rate of Interest cannot be determined in accordance with the foregoing provisions of this paragraph, the Rate of Interest shall be determined as at the last preceding Interest Determination Date (though substituting, where a different Margin or Maximum or Minimum Rate of Interest is to be applied to the relevant Interest Accrual Period from that which applied to the last preceding Interest Accrual Period, the Margin or Maximum or Minimum Rate of Interest relating to the relevant Interest Accrual Period, in place of the Margin or Maximum or Minimum Rate of Interest relating to that last preceding Interest Accrual Period).

(C)                     Linear Interpolation

Where Linear Interpolation is specified in the relevant Final Terms as applicable in respect of an Interest Accrual Period, the Rate of Interest for such Interest Accrual Period shall be calculated by the Calculation Agent by straight line linear interpolation by reference to two rates based on the relevant Reference Rate (where Screen Rate Determination is specified in the relevant Final Terms as applicable) or the relevant Floating Rate Option (where ISDA Determination is specified in the relevant Final Terms as applicable), one of which shall be determined as if the Applicable Maturity were the period of time for which rates are available next shorter than the length of the relevant Interest Accrual Period and the other of which shall be determined as if the Applicable Maturity were the period of time for which rates are available next longer than the length of the relevant Interest Accrual Period provided however that if there is no rate available for the period of time next shorter or, as the case may be, next longer, then the Calculation Agent shall determine such rate at such time and by reference to such sources as it determines appropriate.

“Applicable Maturity” means: (a) in relation to Screen Rate Determination, the period of time designated in the Reference Rate and (b) in relation to ISDA Determination, the Designated Maturity.

For the purposes of this sub-paragraph (C), “Floating Rate Option” and “Designated Maturity” have the meanings given to those terms in the ISDA Definitions.

(c)                        Zero Coupon Notes

If the Redemption Amount of a Note, the Interest Basis of which is specified to be Zero Coupon, is repayable prior to the Maturity Date and is not paid when due, or improperly withheld or refused, the amount due and payable prior to the Maturity Date shall be the Early Redemption Amount of such Note. As from the Maturity Date, the Rate of Interest for any overdue principal of such a Note shall be a rate per annum (expressed as a percentage) equal to the Amortisation Yield.

(d)                       Accrual of Interest

Interest (if any) shall cease to accrue on each Note (or in the case of the redemption of part only of a Note, that part only of such Note) from the due date for redemption unless, upon due presentation, payment of the Redemption Amount is improperly withheld or refused, in which event it shall continue to accrue interest or, in the case of Zero Coupon Notes, shall accrue interest (in each case, both before and after judgment) at the Rate of Interest in the manner provided in this Condition 5 (Interest and Other Calculations) to the Relevant Date.

(e)                        Margin, Maximum/Minimum Rates of Interest, Redemption Amounts and rounding

(i)                           If any Margin is specified in the relevant Final Terms (either (x) generally, or (y) in relation to one or more Interest Accrual Periods), an adjustment shall be made to all Rates of Interest, in the case of (x), or the Rates of Interest for the specified Interest Accrual Periods, in the case of (y), calculated in accordance with Condition 5(b) (Interest on Floating Rate Notes) by adding (if a positive number) or subtracting the absolute value (if a negative number) of such Margin, subject always to the next paragraph.

(ii)                        If any Maximum or Minimum Rate of Interest or Redemption Amount is specified in the relevant Final Terms, then any Rate of Interest or Redemption Amount shall be subject to such maximum or minimum, as the case may be.

(iii)                     For the purposes of any calculations required pursuant to these Conditions (unless otherwise specified), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with halves being rounded up), (y) all figures shall be rounded to seven significant figures (with halves being rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest unit of such currency (with halves being rounded up), save in the case of yen, which shall be rounded down to the nearest yen. For these purposes “unit” means the lowest amount of such currency that is available as legal tender in the country or countries, as the case may be, of such currency.

(f)                         Calculations

The amount of interest payable in respect of each Note for any Interest Accrual Period shall be equal to the product of the Rate of Interest, the Calculation Amount specified in the relevant Final Terms, and the Day Count Fraction for such Interest Accrual Period, and rounding the resulting figure to the nearest sub-unit of the Specified Currency (half a sub-unit being rounded upwards) and multiplying such rounded figure by a fraction equal to the Specified Denomination of such Note divided by the Calculation Amount. For this purpose, a “sub-unit” means, in the case of any currency other than Euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, in the case of Euro, means one cent., provided that where an Interest Amount (or a formula for its calculation) is applicable to such Interest Accrual Period, in which case the amount of interest payable per Calculation Amount in respect of such Note for such Interest Accrual Period shall equal such Interest Amount (or be calculated in accordance with such formula). Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable per Calculation Amount in respect of such Interest Period shall be the sum of the Interest Amounts payable in respect of each of those Interest Accrual Periods. In respect of any other period for which interest is required to be calculated, the provisions above shall apply save that the Day Count Fraction shall be for the period for which interest is required to be calculated.

(g)                       Determination and Publication of Rates of Interest, Interest Amounts, Final Redemption Amounts, Early Redemption Amounts and Optional Redemption Amounts

The Calculation Agent shall, as soon as practicable on each Interest Determination Date, or such other time on such date as the Calculation Agent may be required to calculate any rate or amount, obtain any quotation or make any other determination or calculation, determine such rate and calculate the Interest Amounts for the relevant Interest Accrual Period, calculate the Rate of Interest, calculate the Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, obtain such quotation or make such determination or calculation, as the case may be, and cause the Rate of Interest and the Interest Amounts for each Interest Accrual Period and the relevant Interest Payment Date and, if required to be calculated, the Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount to be notified to the Fiscal Agent, the Issuer, each of the Paying Agents, the Noteholders, any other Calculation Agent appointed in respect of the Notes that is to make a further calculation upon receipt of such information and, if the Notes are listed on a stock exchange and the rules of such exchange or other competent authority so require, such exchange or other competent authority as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of a Rate of Interest and Interest Amount, or (ii) in all other cases, the fourth Business Day after such determination. Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Condition 5(b)(ii) (Business Day Convention), the Interest Amounts and the Interest Payment Date so published may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Notes become due and payable under Condition 10 (Events of Default), the accrued interest and the Rate of Interest payable in respect of the Notes shall nevertheless continue to be calculated as previously in accordance with this Condition 5(g) (Determination and Publication of Rates of Interest, Interest Amounts, Final Redemption Amounts, Early Redemption Amounts and Optional Redemption Amounts) but no publication of the Rate of Interest or the Interest Amount so calculated need be made. The determination of any rate or amount, the obtaining of each quotation and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

(h)                       Calculation Agent

The Issuer shall procure that there shall at all times be one or more Calculation Agents if provision is made for them in the relevant Final Terms and for so long as any Note is outstanding (as defined in the Agency Agreement). Where more than one Calculation Agent is appointed in respect of the Notes, references in these Conditions to the Calculation Agent shall be construed as each Calculation Agent performing its respective duties under the Conditions. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails duly to establish the Rate of Interest for an Interest Accrual Period or to calculate any Interest Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, or to comply with any other requirement, the Issuer shall appoint a leading bank or investment banking firm engaged in the interbank market to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed in accordance with the Agency Agreement as aforesaid.

6                     Redemption, Purchase and Options

(a)                       Final Redemption

Unless previously redeemed, or purchased and cancelled as specified below, each Note will be finally redeemed on the Maturity Date specified in the relevant Final Terms at its Final Redemption Amount.

(b)                       Early Redemption

(i)                           Zero Coupon Notes:

(A)                     The Early Redemption Amount payable in respect of any Zero Coupon Note, upon redemption of such Note pursuant to Condition 6(c) (Redemption for Taxation Reasons) or upon it becoming due and payable as provided in Condition 10 (Events of Default) shall be the Amortised Face Amount (calculated as provided below) of such Note unless otherwise specified in the relevant Final Terms.

(B)                     Subject to the provisions of sub-paragraph (C) below, the amortised face amount (the “Amortised Face Amount”) of any such Note shall be the scheduled Final Redemption Amount of such Note on the Maturity Date discounted at a rate per annum (expressed as a percentage) equal to the Amortisation Yield set out in the relevant Final Terms (which, if none is shown in the relevant Final Terms, shall be such rate as would produce an amortised face amount equal to the issue price of the Notes if they were discounted back to their issue price on the Issue Date) compounded annually.

(C)                     If the Early Redemption Amount payable in respect of any such Note upon its redemption pursuant to Condition 6(c) (Redemption for Taxation Reasons) or Condition 6(d) (Redemption of Tier 2 Notes for Regulatory Reasons) or upon it becoming due and payable as provided in Condition 10 (Events of Default) is not paid when due, the Early Redemption Amount due and payable in respect of such Note shall be the Amortised Face Amount of such Note as defined in sub-paragraph (B) above, except that such sub-paragraph shall have effect as though the date on which the Note becomes due and payable were the Relevant Date. The calculation of the Amortised Face Amount in accordance with this sub-paragraph shall continue to be made (both before and after judgement) until the Relevant Date, unless the Relevant Date falls on or after the Maturity Date, in which case the amount due and payable shall be the scheduled Final Redemption Amount of such Note on the Maturity Date together with any interest that may accrue in accordance with Condition 5(d) (Accrual of Interest).

(D)                     Where such calculation is to be made for a period of less than one year, it shall be made on the basis of the Day Count Fraction shown in the relevant Final Terms.

(ii)                        Other Notes: The Early Redemption Amount payable in respect of any Note (other than Notes described in (i) above), upon redemption of such Note pursuant to Condition 6(c) (Redemption for Taxation Reasons) or Condition 6(d) (Redemption of Tier 2 Notes for Regulatory Reasons) or upon it becoming due and payable as provided in Condition 10 (Events of Default), shall be the Final Redemption Amount unless otherwise specified in the relevant Final Terms.

(c)                        Redemption for Taxation Reasons

Subject, in the case of Tier 2 Notes, to Condition 6(i) (Conditions to Redemption, Purchase or Modification of Tier 2 Notes), the Notes may be redeemed at the option of the Issuer in whole, or in part, on any Interest Payment Date (if such Note is a Floating Rate Note) or at any time (if such Note is not a Floating Rate Note), on giving not less than 30 nor more than 60 days’ notice to the Noteholders in accordance with Condition 14 (Notices) (which notice shall be irrevocable) at their Early Redemption Amount (as described in Condition 6(b)(ii) (Other Notes)) (together with interest accrued to the date fixed for redemption), if a Tax Event occurs and is continuing, provided, however, that:

(i)                           where the Notes may be redeemed at any time, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts were a payment in respect of the Notes then due or would not be entitled (or such entitlement is materially reduced) to claim a deduction in computing its taxation liabilities; or

(ii)                        where the Notes may be redeemed only on an Interest Payment Date, no such notice of redemption shall be given earlier than 60 days prior to the Interest Payment Date occurring immediately before the earliest date on which the Issuer would be obliged to pay such additional amounts if a payment in respect of the Notes were then due or would not be entitled (or such entitlement is materially reduced) to claim a deduction in computing its taxation liabilities.

In the case of partial redemption of Notes, the provisions of Condition 6(e) (Redemption at the Option of the Issuer) relating to the procedure for partial redemption shall apply to such a partial redemption for taxation reasons under this Condition 6(c) (Redemption for Taxation Reasons).

Before the publication of any notice of redemption pursuant to this Condition 6(c) (Redemption for Taxation Reasons), the Issuer shall deliver to the Fiscal Agent a certificate signed by two duly authorised officers of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and an opinion of independent legal or tax advisers (as appropriate) of recognised standing to the effect that a Tax Event has occurred. Upon the expiry of any such notice as is referred to in this Condition 6(c) (Redemption for Taxation Reasons), the Issuer shall be bound to redeem the Notes in accordance with this Condition 6(c) (Redemption for Taxation Reasons).

(d)                       Redemption of Tier 2 Notes for Regulatory Reasons

Subject, in the case of Tier 2 Notes, to Condition 6(i) (Conditions to Redemption, Purchase or Modification of Tier 2 Notes) and if so specified in the relevant Final Terms, Tier 2 Notes may be redeemed at the option of the Issuer in whole or in part, on any Interest Payment Date (if such Note is a Floating Rate Note) or at any time (if such Note is not a Floating Rate Note), on giving not less than 15 nor more than 30 days’ notice to the Noteholders in accordance with Condition 14 (Notices) (which notice shall be irrevocable) at their Early Redemption Amount (as described in Condition 6(b)(ii) (Other Notes)) (together with interest accrued to the date fixed for redemption), if a Regulatory Event occurs and is continuing. In the case of partial redemption of Notes, the provisions of Condition 6(e) (Redemption at the Option of the Issuer) relating to the procedure for partial redemption shall apply to such a partial redemption for regulatory reasons under this Condition 6(d) (Redemption of Tier 2 Notes for Regulatory Reasons).

Before the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Fiscal Agent (i) a certificate signed by two duly authorised officers of the Issuer stating that the

Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred and (ii) unless the Relevant Regulator has confirmed in writing to the Issuer that a Regulatory Event applies to the relevant Notes, an opinion of independent advisers of recognised standing appointed by the Issuer to the effect that a Regulatory Event applies. Upon the expiry of any such notice as is referred to in this Condition 6(d) (Redemption of Tier 2 Notes for Regulatory Reasons), the Issuer shall be bound to redeem the Notes in accordance with this Condition 6(d) (Redemption of Tier 2 Notes for Regulatory Reasons).

(e)                        Redemption at the Option of the Issuer

Subject, in the case of Tier 2 Notes, to Condition 6(i) (Conditions to Redemption, Purchase or Modification of Tier 2 Notes) and if a Call Option is specified in the relevant Final Terms, the Issuer may, on giving not less than 15 nor more than 30 days’ irrevocable notice to the Noteholders in accordance with Condition 14 (Notices) (or such other notice period as may be specified in the relevant Final Terms) redeem all or, if so provided, part of the Notes on any Optional Redemption Date. Any such redemption of Notes shall be at their Optional Redemption Amount together with interest accrued (if any) to such date.

All Notes in respect of which any such notice is given shall be redeemed on the date specified in such notice in accordance with this Condition 6(e) (Redemption at the Option of the Issuer).

In the case of a partial redemption the notice to Noteholders shall also specify the nominal amount of Notes drawn and the holder(s) of such Notes to be redeemed, which shall have been drawn in such place and in such manner as the Issuer deems appropriate, subject to compliance with any Applicable Laws and stock exchange or other relevant authority requirements.

(f)                         Redemption at the Option of holders of Senior Notes

(i)                           Put Option: If a Put Option is specified in the relevant Final Terms, the Issuer shall, at the option of the holder of any Senior Note, upon the holder of such Senior Note giving not less than 15 nor more than 30 days’ notice to the Issuer (or such other notice period as may be specified in the relevant Final Terms), redeem such Senior Note on the Optional Redemption Date(s) specified in the relevant Exercise Notice at its Optional Redemption Amount together (if applicable) with interest accrued (if any) to the date fixed for redemption.

(ii)                        Exercise Notice: In order to exercise the Put Option contained in Condition 6(f)(i) (Put Option), the holder of the Senior Note must, not less than 15 nor more than 30 days before the relevant Optional Redemption Date deposit (in the case of a Bearer Note) such Senior Note (together with all unmatured Coupons and unexchanged Talons) with any Paying Agent or (in the case of a Registered Note) the Certificate representing such Senior Note(s) with the Registrar or any Transfer Agent at its specified office, together with a duly completed option exercise notice (“Exercise Notice”) in the form obtainable from any Paying Agent, the Registrar or any Transfer Agent (as applicable) within the relevant period. No Note, Coupon or Certificate so deposited and option so exercised may be withdrawn (except as provided in the Agency Agreement) without the prior consent of the Issuer. The Issuer shall have no obligation to remedy any defects in any Exercise Notice or bring any such defects to the attention of any Noteholder and shall not be liable whatsoever for any claims or losses arising in connection with a defective or invalid Exercise Notice.

(g)                       Purchases

Subject to Condition 6(i) (Conditions to Redemption, Purchase or Modification of Tier 2 Notes) and the Capital Regulations, the Issuer and any of its Subsidiaries may at any time purchase Notes (provided that all unmatured Coupons and unexchanged Talons relating thereto are attached thereto or surrendered therewith) at any price in the open market or otherwise (provided that a Subsidiary of the Issuer may not purchase Tier 2 Notes). Notes so purchased, while held by or on behalf of the Issuer or any Subsidiary, shall not entitle the holder to vote at any meeting of the Noteholders and shall not be deemed to be outstanding for the purposes of calculating the quorum at any meeting of Noteholders or for the purposes of Conditions 10 (Events of Default) and 11(a) (Meetings of Noteholders).

(h)                       Cancellation

All Notes purchased by or on behalf of the Issuer or any Subsidiary may be surrendered for cancellation, in the case of a Bearer Note by surrendering such Note together with all unmatured Coupons and all unexchanged Talons to the Fiscal Agent and, in the case of a Registered Note, by surrendering the Certificate representing such Notes to the Registrar and, in each case, if so surrendered, shall, together with all Notes redeemed by the Issuer, be cancelled forthwith (together with all unmatured Coupons and unexchanged Talons attached thereto or surrendered therewith). Any Notes so surrendered for cancellation may not be reissued or resold and the obligations of the Issuer in respect of any such Notes shall be discharged.

(i)                          Conditions to Redemption, Purchase or Modification of Tier 2 Notes

Notwithstanding the foregoing provisions of this Condition 6 and subject as provided below, for so long as the applicable Capital Regulations so require, Tier 2 Notes may be redeemed, purchased, cancelled (in whole or in part) or modified prior to the Maturity Date, only at the option of the Issuer, and only if:

(i)             the Issuer has notified the Relevant Regulator of, and the Relevant Regulator has consented in writing to, such redemption, purchase, cancellation or modification (as applicable), subject to such conditions (if any) as the Relevant Regulator may deem appropriate (in any case, only if and to the extent such a notification or consent is required in terms of the Capital Regulations (including any prescribed notice periods with which the Issuer may need to comply, if any, in such Capital Regulations)); and

(ii)          the redemption, purchase, cancellation or modification of the Tier 2 Notes is not prohibited by the Capital Regulations; and

(iii)       prior to any redemption, purchase or cancellation pursuant to this Condition 6, the Issuer shall deliver to the Paying Agent and the Transfer Agent a certificate signed by two directors of the Issuer stating that the relevant requirement or circumstance giving rise to the right to redeem, purchase or cancel is satisfied.

7                     Payments

(a)                       Bearer Notes

Payments of principal and interest in respect of Bearer Notes shall, subject as mentioned below, be made against presentation and surrender of the Notes (in the case of payments of principal and, in the case of interest, as specified in Condition 7(f)(v)) or Coupons (in the case of interest, save as specified in Condition 7(f)(ii)), as the case may be, at the specified office of any Paying Agent outside the United States by transfer to an account denominated in the Specified Currency with a bank in the principal financial centre for such currency (which, in the case of euro, shall be a city in which banks have access to the TARGET System). Notwithstanding the above, in case of any payment in Renminbi, payment shall be made by transfer to a Renminbi account maintained by or on behalf of a holder with a bank in Hong Kong, details of which appear on the Register at the close of business on the fifth Business Day before the due date for payment.

(b)                       Registered Notes

(i)                           Principal: Payments of principal in respect of Registered Notes shall be made against presentation and surrender or, in the case of part payment of any sum due, endorsement, of the relevant Certificates at the specified office of any of the Transfer Agents or of the Registrar, to the Person and in the manner provided in Condition 7(b)(ii) (Registered Notes — Interest) below.

(ii)                        Interest: Interest on Registered Notes shall be paid to the Person shown on the Register at the close of business on the fifteenth day before the due date for payment thereof (the “Record Date”). Payments of interest on each Registered Note shall be made in the Specified Currency by way of electronic funds transfer to the holder (or to the first named of joint holders) of such Note or, if such option is not available, by cheque drawn on a Bank and mailed (at the holder’s risk) to the holder (or to the first named of joint holders) of such Note at its address appearing in the Register. Upon application by the holder to the specified office of the Registrar or any Transfer Agent before the Record Date, such payment of interest may be made by transfer to an account in the Specified Currency maintained by the payee with a bank. Notwithstanding the above, in case of any payment in Renminbi, payment shall be made by transfer to a Renminbi account maintained by or on behalf of a holder with a bank in Hong Kong, details of which appear on the Register at the close of business on the fifth Business Day before the due date for payment.

(c)                        Payments in the United States

Notwithstanding the foregoing, if any Bearer Notes are denominated in U.S. Dollars, payments in respect thereof may be made at the specified office of any Paying Agent in New York City in the same manner as aforesaid if (i) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents will be able to make payment of the amounts on the Notes in the manner provided above when due, (ii) payment in full of such amounts at all such offices is illegal or effectively precluded by exchange controls or other similar restrictions on payment or receipt of such amounts and (iii) such payment is then permitted by United States law, without involving, in the opinion of the Issuer, any adverse tax consequence to the Issuer.

(d)                       Payments subject to fiscal laws

Payments will be subject in all cases to any fiscal or other laws, directives and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 8 (Taxation). No commissions or expenses shall be charged to the Noteholders or Couponholders in respect of such payments.

(e)                        Appointment of Agents

The Agents initially appointed by the Issuer and their respective specified offices are listed below. The Agents act solely as agents of the Issuer and do not assume any obligation or relationship of agency or trust for or with any Noteholder or Couponholder. The Issuer reserves the right at any time to vary or terminate the appointment of any of the Agents and to appoint additional or other Paying Agents or

Transfer Agents, provided that the Issuer shall at all times maintain (i) a Fiscal Agent, (ii) a Registrar in relation to Registered Notes, (iii) a Transfer Agent in relation to Registered Notes, (iv) one or more Calculation Agent(s) where the Conditions so require and (v) such other agents as may be required by any stock exchange on which the Notes may be listed. In addition, the Issuer shall forthwith appoint a Paying Agent in New York City in respect of any Bearer Notes denominated in U.S. Dollars in the circumstances described in Condition 7(c) (Payments in the United States) above. Notice of any such change or any change of any specified office shall promptly be given to the Noteholders in accordance with Condition 14 (Notices).

(f)                        Unmatured Coupons and unexchanged Talons:

(i)

Upon the due date for redemption of Bearer Notes which comprise Fixed Rate Notes such Bearer Notes should be surrendered for payment together with all unmatured Coupons (if any) relating thereto, failing which an amount equal to the face value of each missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon that the sum of principal so paid bears to the total principal due) shall be deducted from the Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, due for payment. Any amount so deducted shall be paid in the manner mentioned above against surrender of such missing Coupon within a period of 10 years from the Relevant Date for the payment of such principal (whether or not such Coupon has become void pursuant to Condition 9 (Prescription)).

(ii)

Upon the due date for redemption of any Bearer Note comprising a Floating Rate Note, unmatured Coupons relating to such Note (whether or not attached) shall become void and no payment shall be made in respect of them.

(iii)	Upon the due date for redemption of any Bearer Note, any unexchanged Talon relating to such Note (whether or not attached) shall become void and no Coupon shall be delivered in respect of such Talon.

(iv)

Where any Bearer Note that provides that the relative unmatured Coupons are to become void upon the due date for redemption of those Notes is presented for redemption without all unmatured Coupons, and where any Bearer Note is presented for redemption without any unexchanged Talon relating to it, redemption shall be made only against the provision of such indemnity as the Issuer may reasonably require.

(v)

If the due date for redemption of any Note is not a due date for payment of interest, interest accrued from the preceding due date for payment of interest or the Interest Commencement Date, as the case may be, shall only be payable against presentation (and surrender if appropriate) of the relevant Note. Interest accrued on a Note that only bears interest after its Maturity Date shall be payable on redemption of such Note against presentation of the relevant Note or Certificate representing it, as the case may be.

(g)                       Talons

On or after the Interest Payment Date for the final Coupon forming part of a Coupon sheet issued in respect of any Bearer Note, the Talon forming part of such Coupon sheet may be surrendered at the specified office of the Fiscal Agent in exchange for a further Coupon sheet (and if necessary another Talon for a further Coupon sheet) (but excluding any Coupons that may have become void pursuant to Condition 9 (Prescription)).

(h)                       Non-Business Days

If any date for payment in respect of any Note or Coupon is not a Business Day, the holder shall not be entitled to payment until the next following Business Day nor to any interest or other sum in respect of such postponed payment.

(i)                          Payment of U.S. Dollar Equivalent for CNH Notes

Notwithstanding any other provisions in these Conditions, if by reason of Inconvertibility, Non-transferability or Illiquidity, the Issuer is not able to satisfy any payment due under any CNH Notes or the Coupons relating to such CNH Notes, the Issuer shall, on giving not less than five and not more than 30 calendar days’ irrevocable notice to the Noteholders prior to the due date for the relevant payment in accordance with Condition 14 (Notices), settle such payment in U.S. Dollars on the due date at the U.S. Dollar Equivalent of any such Renminbi denominated amount.

Any payment made in the U.S. Dollar Equivalent of a Renminbi amount under this Condition 7(i) (Payment of U.S. Dollar Equivalent for CNH Notes) will constitute valid payment, and will not constitute a default in respect of the CNH Notes.

(j)                          General

Where any amounts are due and payable under the Senior Notes, such amounts shall be settled in full before any amounts are paid under the Tier 2 Notes.

8                     Taxation

All payments of principal and interest by or on behalf of the Issuer in respect of the Notes and Coupons shall be made free and clear of, and without withholding or deduction for, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within South Africa or any political subdivision or any authority therein or thereof having power to tax, unless such withholding or deduction is required by Applicable Law. In that event, the Issuer shall, subject to the Issuer’s right to redeem such Notes in terms of Condition 6(c) (Redemption for Taxation Reasons), pay such additional amounts as shall result in receipt by the Noteholders and Couponholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any Note or Coupon:

(a)                       to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or governmental charges in respect of such Note or Coupon by reason of the holder’s having some connection with South Africa other than the mere holding of the Note or Coupon or the receipt of principal or interest in respect thereof; or

(b)                       to, or to a third party on behalf of, a holder who could lawfully avoid (but has not so avoided) such withholding or deduction by complying with any statutory requirements or requirements of an administrative nature imposed by the South African revenue authorities in force from time to time, including, without limitation, by making a declaration of non-residence or other similar claim or filing for exemption to which it is entitled to the relevant tax authority or the Paying Agent (the effect of which is not to require the disclosure of the identity of the relevant holder); or

(c)                        to, or to a third party on behalf of, a holder who could lawfully reduce (but has not so reduced) such withholding or deduction by complying with any statutory requirements or requirements of an administrative nature imposed by the South African revenue authorities in force from time to time including, without limitation, by making a declaration of non-residence or other similar claim or filing for the reduction to which it is entitled to the relevant tax authority or the Paying Agent (the effect of which is not to require the disclosure of the identity of the relevant holder) provided that this exception shall only apply to that portion of the withholding or deduction which could lawfully have been so reduced; or

(d)                       held by or on behalf of a Noteholder to the extent that such party could lawfully reduce the amount of taxation otherwise levied or leviable upon the principal or interest by virtue of the application of any tax treaty or non-South African tax laws applicable to such Noteholder, whether by way of a tax credit, rebate deduction or reduction equal to all or part of the amount withheld or otherwise, and whether or not it is actually claimed and/or granted and/or allowed and in these circumstances the additional amount shall only be payable to the extent that such amount could not be so reduced; or

(e)                        where such withholding or deduction is in respect of taxes levied or imposed on interest or principal payments only by virtue of the inclusion of such payments in the income or taxable income (as defined in section 1 of the Income Tax Act) or capital gain (as contemplated in paragraph 3 of Schedule 8 to the Income Tax Act) or taxable capital gain (as defined in paragraph 1 of Schedule 8 to the Income Tax Act) of any holder; or

(f)                         presented or (if applicable) surrendered (or (if applicable) in respect of which the relevant Certificate is presented or (if applicable) surrendered) for payment more than 30 days after the Relevant Date except to the extent that the holder of it would have been entitled to such additional amounts on presenting or, as the case may be, surrendering it for payment on such thirtieth day; or

(g)                        if such withholding or deduction arises through the exercise by revenue authorities of special powers in respect of tax defaulters; or

(h)                       if such withholding is required by the Issuer, any Paying Agent or any institution where the Notes are deposited as a direct or indirect consequence of the Agreement on the Taxation of Savings Income between the European Union and Switzerland; or

(i)                           where any combination of the scenarios or occurrences contemplated in (a) to (h) above occurs.

If the Issuer becomes subject generally at any time to any taxing jurisdiction, authority or agency other than or in addition to South Africa, references in this Condition 8 (Taxation) and in the definition of Tax Law Change in Condition 18 (Definitions) to South Africa shall be read and construed as references to South Africa and/or to such other jurisdiction, authority or agency.

References in these Conditions to (i) “principal” shall be deemed to include any premium payable in respect of the Notes, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts, Amortised Face Amounts and all other amounts in the nature of principal payable pursuant to Condition 6 (Redemption, Purchase and Options) or any amendment or supplement to it, (ii) “interest” shall (except as provided in Condition 7(a) (Bearer Notes)) be deemed to include all Interest Amounts and all other amounts payable pursuant to Condition 5 (Interest and Other Calculations) or any amendment or supplement to it and (iii) “principal” and/or “interest” shall be deemed to include any additional amounts that may be payable under this Condition 8 (Taxation).

Notwithstanding any other provision in these Conditions, the Issuer and the Paying Agents shall be permitted to withhold or deduct any amounts required by the rules of U.S. Internal Revenue Code Sections 1471 through 1474 (or any amended or successor provisions), pursuant to any inter-governmental agreement entered into with the United States to facilitate the implementation of these provisions, implementing legislation adopted by another jurisdiction in connection with these provisions, or pursuant to any agreement with the U.S. Internal Revenue Service (such withholding or deduction, “FATCA Withholding”). None of the Issuer, the Paying Agents, nor any other Person will be required to pay additional amounts or otherwise indemnify a holder for any FATCA Withholding deducted or withheld by the Issuer, a Paying Agent or any other party as a result of any Person not being entitled to receive payments free of FATCA Withholding.

9                     Prescription

Claims against the Issuer for payment in respect of the Notes and Coupons (which for this purpose shall not include Talons) shall be prescribed and become void unless made within ten years (in the case of principal) or five years (in the case of interest) from the appropriate Relevant Date in respect of them.

10              Events of Default

(a)                       Senior Notes

If any of the following events occur and are continuing, the holder of any Senior Note may by written notice addressed by the holder thereof to the Issuer and delivered to the Issuer or to the specified office of the Fiscal Agent, declare that such Senior Note is immediately due and repayable, whereupon the Early Redemption Amount of such Senior Note together with accrued interest to the date of redemption shall become immediately due and payable, unless such Event of Default shall have been remedied prior to the receipt of such notice by the Fiscal Agent:

(i)	Non-Payment: default is made for more than five business days in the payment on the due date of principal or interest in respect of any of the Senior Notes; or

(ii)

Breach of Other Obligations: the Issuer does not perform or comply with any one or more of its other material obligations under or in respect of the Senior Notes and such default is incapable of remedy or is not remedied within 15 calendar days after written notice of such default addressed to the Issuer shall have been delivered to the Issuer or the Fiscal Agent at its specified office by any Noteholder; or

(iii)

Cross-Acceleration: the Issuer or any Material Subsidiary defaults in the payment of the principal or interest in respect of Material Indebtedness of, or assumed by, the Issuer or any Material Subsidiary (i) when and as the same shall become due and payable (or, as the case may be, within any applicable grace period) or where notice has been given to the Issuer or any Material Subsidiary, as the case may be, of the default and if such default shall have continued for more than the notice period (if any) applicable thereto and the time for payment of such interest or principal has not been effectively extended; or (ii) when and if any such payment obligations of, or assumed by, the Issuer or any Material Subsidiary shall have become repayable before the due date thereof as a result of acceleration of maturity by reason of the occurrence of any event of default thereunder; or

(iv)

Authorisations and Consents: (without prejudice to (i) above) any action, condition or thing including the obtaining of any consent, licence, approval or authorisation now or hereafter necessary to enable the Issuer to comply with its obligations under the Senior Notes is not taken, fulfilled or done, or any such consent, licence, approval or authorisation shall be revoked, modified, withdrawn or withheld or shall cease to remain in full force and effect resulting in the Issuer being unable to perform any of its payment or other obligations under the terms of the Notes and the Issuer fails to remedy such circumstances within 21 Business Days of receiving written notice from the Senior Noteholder demanding such remedy; or

(v)

Insolvency and Winding-Up: the Issuer or any Material Subsidiary is placed in liquidation, dissolved or is wound-up, whether provisionally or finally or is placed under curatorship, in business rescue or any process similar thereto, and if such order or process is on a provisional basis it is not dismissed or withdrawn within 30 days thereof, or an order is made or an effective resolution is passed for the winding-up, dissolution or liquidation of the Issuer or any Material Subsidiary save for the purposes of a merger, amalgamation, consolidation, reconstruction, reorganisation or other similar arrangement on terms approved by Extraordinary Resolution of the Senior Noteholders; or

(vi)                    Security Enforced: any mortgage, pledge, lien or other encumbrance, present or future, created or assumed by the Issuer or any Material Subsidiary in respect of Material Indebtedness of the Issuer or any Material Subsidiary becomes enforceable and the holder thereof has taken any steps to enforce it, unless such enforcement is discharged within 45 days; or

(vii)                 Cessation of Business or Stopping Payment of Debts: the Issuer or any Material Subsidiary ceases or threatens to cease to carry on the whole or a substantial part of its business, other than in terms of a merger, amalgamation, consolidation, reconstruction, reorganisation or other similar arrangement on terms approved by Extraordinary Resolution of the Senior Noteholders, or the Issuer or any Material Subsidiary stops or threatens to stop payment of, or is factually unable to, or admits to being unable to pay its debts (or any class of its debts) as they fall due; or

(viii)              Expropriation: any step is taken by or under any authority with a view to the seizure, compulsory acquisition, or expropriation of the Issuer or any Material Subsidiary or any of the securities issued by the Issuer or any Material Subsidiary or a material part of the assets of the Issuer or any Material Subsidiary; or

(ix)                    Judicial Proceedings: the Issuer or any Material Subsidiary initiates or consents to judicial proceedings relating to itself under any applicable compromise with creditors, liquidation, winding-up or insolvency or other similar laws including being placed under curatorship or in business rescue or compromises, or attempts to compromise, with its creditors generally (or any significant class of creditors) or any meeting of creditors is convened by the Issuer or any Material Subsidiary to consider a proposal for an arrangement of compromise with its creditors generally (or any significant class of its creditors) (save, in any such case, for a merger, amalgamation, consolidation, reconstruction, reorganisation or other similar arrangement on terms approved by an Extraordinary Resolution of the Senior Noteholders); or

(x)                       Enforcement Proceedings: proceedings are initiated against the Issuer or any Material Subsidiary such that a Person takes possession of the whole or a material part of the undertaking or assets of any of them, or an execution or attachment or other process is levied, enforced upon, sued out or put in force against the whole or a material part of the undertaking or assets of any of them and such is not discharged, withdrawn or stayed within 30 days.

To determine whether Financial Indebtedness or a Guarantee in respect of Financial Indebtedness, as the case may be, constitutes Material Indebtedness for the purposes of Condition 10(a)(iii) (Cross-Acceleration) above, any Financial Indebtedness or Guarantee in respect of Financial Indebtedness which is in a currency other than South African Rand shall be converted into South African Rand at the spot rate for the sale of South African Rand against the purchase of the relevant currency quoted by any leading bank of South Africa selected at the time of the relevant default (as contemplated in Condition 10(a)(iii) (Cross-Acceleration) above) under the relevant Financial Indebtedness or Guarantee in respect of Financial Indebtedness, as the case may be.

(b)                       Events of Default relating to Tier 2 Notes

The provisions of this Condition 10(b) (Events of Default relating to Tier 2 Notes) apply to Tier 2 Notes only and is for the benefit of Tier 2 Noteholders only.

(i)                          Notwithstanding any of the provisions below in this Condition 10(b) (Events of Default relating to Tier 2 Notes), the remedies available to Tier 2 Noteholders in circumstances where payment of principal or interest (as the case may be) has become due and payable, but remains unpaid, is limited to the right to institute winding-up proceedings. If default shall be made in the payment of any principal or interest due on the Tier 2 Notes of the relevant Series for a period of ten days or more after any date on which the payment of principal or interest is due (as the case may be), any Tier 2 Noteholder of that Series may, subject to Condition 3(b) (Status of the Tier 2 Notes), and subject as provided below, at its discretion and without further notice, institute proceedings for the winding-up of the Issuer and/or prove in any winding-up of the Issuer, but may not take any other action in respect of that default; provided that no action may be taken by a Tier 2 Noteholder if the Issuer withholds or refuses to make any such payment in order to comply with any law or regulation of any relevant jurisdiction or to comply with any order of a court of competent jurisdiction. Where there is doubt as to the validity or applicability of any such law, regulation or order, the Issuer will not be in default if it acts on the advice given to it during such ten day period by independent legal advisers of recognised standing.

(ii)                       If an order is made or an effective resolution is passed for the winding-up of the Issuer (other than pursuant to a Solvent Reconstruction), a Tier 2 Note shall, upon written notice from relevant Tier 2 Noteholder to the Issuer and delivered to the Issuer or to the specified office of the Fiscal Agent (and addressed to the Issuer), be declared immediately due and payable whereupon it shall (subject to Condition 3(b) (Status of the Tier 2 Notes) and the Capital Regulations), become immediately due and payable at its Early Redemption Amount (as specified in the relevant Final Terms) together with accrued interest (if any) without further action or formality save that the Tier 2 Noteholders may only receive payment once Depositors and Senior Creditors have been paid in full, as contemplated in Condition 3(b) (Status of the Tier 2 Notes) above.

(iii)                    Without prejudice to paragraphs (i) and (ii) above, if the Issuer breaches any of its obligations under the Tier 2 Notes (other than any payment obligation arising out of or in connection with the Tier 2 Notes including, but not limited to, in respect of the payment of principal or interest on such Tier 2 Notes) then each Tier 2 Noteholder may at its discretion and without further notice but subject to the Capital Regulations, bring such proceedings as it may think fit to enforce the obligation in question provided that the Issuer shall not, as a result of the bringing of any such proceedings, be obliged to pay any sum representing or measured by reference to principal or interest on, or satisfy any other payment obligation in relation to, such Series of Tier 2 Notes earlier than the same would otherwise have been payable by it.

(c)                        Notification of Event of Default

If the Issuer becomes aware of the occurrence of any Event of Default, the Issuer shall forthwith notify all Noteholders in accordance with Condition 14 (Notices).

11              Meetings of Noteholders and Modification

(a)                       Meetings of Noteholders

The Agency Agreement contains provisions for convening meetings of Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions. Such a meeting may be convened by the Issuer and shall be convened by it upon the request in writing of Noteholders holding not less than 10 per cent. of the aggregate nominal amount of the Notes for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution shall be two or more Persons holding or representing a clear majority in aggregate nominal amount of the Notes for the time being outstanding, or at any adjourned meeting, two or more Persons being or representing Noteholders whatever the nominal amount of the Notes held or represented, unless the business of such meeting includes consideration of proposals (i) to amend the dates of maturity or redemption of the Notes, or any date for payment of interest or Interest Amounts on the Notes, (ii) to reduce or cancel the nominal amount of, or any premium payable on redemption of, the Notes, (iii) to reduce the rate or rates of interest in respect of the Notes or to vary the method or basis of calculating the rate or rates or amount of interest or the basis for calculating any Interest Amount in respect of the Notes, (iv) if a Minimum and/or a Maximum Rate of Interest or Redemption Amount is shown in the relevant Final Terms, to reduce any such Minimum and/or Maximum, (v) to vary any method of, or basis for, calculating the Final Redemption Amount, the Early Redemption Amount or the Optional Redemption Amount, including the method of calculating the Amortised Face Amount, (vi) to vary the currency or currencies of payment or denomination of the Notes, (vii) to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass an Extraordinary Resolution, or (viii) to change the governing law of the Notes, in which case the necessary quorum shall be two or more Persons holding or representing not less than 75 per cent., or at any adjourned meeting not less than 25 per cent., of the aggregate nominal amount of the Notes for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Noteholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.

These Conditions may be amended, modified or varied in relation to any Series of Notes by the terms of the relevant Final Terms in relation to such Series.

In addition, a resolution in writing signed by or on behalf of all Noteholders who for the time being are entitled to receive notice of a meeting of Noteholders will take effect as if it were an Extraordinary Resolution. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Noteholders.

(b)                       Modification

The Notes, these Conditions and the Deed of Covenant may be amended without the consent of the Noteholders or the Couponholders to correct a manifest error. In addition, the parties to the Agency Agreement shall only agree to any modification of the Agency Agreement (including any waiver or authorisation of any breach or proposed breach of or any failure to comply with, the Agency Agreement) which is of a formal, minor or technical nature, or is made to correct a manifest error, or which, in the opinion of such parties, could not reasonably be expected to be prejudicial to the interests of the Noteholders.

12              Replacement of Notes, Coupons and Talons

If a Note, Certificate, Coupon or Talon is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to Applicable Laws and stock exchange or other relevant authority regulations, at the specified office of the Fiscal Agent in London (in the case of Bearer Notes, Coupons or Talons) and of the Registrar (in the case of the Certificates) or such other Paying Agent or Transfer Agent, as the case may be, as may from time to time be designated by the Issuer for the purpose and notice of whose designation is given to Noteholders, in each case on payment by the claimant of the fees and costs incurred in connection therewith and on such terms as to evidence, security and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Note, Certificate, Coupon or Talon is subsequently presented for payment or, as the case may be, for exchange for further Coupons, there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Notes, Certificate, Coupons or further Coupons) and otherwise as the Issuer may reasonably require. Mutilated or defaced Notes, Certificates, Coupons or Talons must be surrendered before replacements will be issued.

13              Further Issues

The Issuer may from time to time, without the consent of the Noteholders or Couponholders, create and issue further notes having the same terms and conditions as the Notes in all respects (so that, for the avoidance of doubt, references in the conditions of such notes to “Issue Date” shall be to the first issue date of the Notes) and so that the same shall be consolidated and form a single Series with such Notes, and references in these Conditions to “Notes” shall be construed accordingly.

14              Notices

Notices to the holders of Registered Notes shall be mailed to them at their respective addresses in the Register and deemed to have been given on the fourth weekday (being a day other than a Saturday or a Sunday) after the date of mailing. Notices to the holders of Bearer Notes shall be valid if published in a daily newspaper of general circulation in London (which is expected to be the Financial Times). If any such publication is not practicable, notice shall be validly given if published in another leading daily English language newspaper with general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the date of the first publication as provided above.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Bearer Notes in accordance with this Condition.

15              Currency Indemnity

If any sum due from the Issuer in respect of the Notes or the Coupons or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under these Conditions or such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Issuer, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to the Notes, the Issuer shall indemnify each Noteholder, on the written demand of such Noteholder addressed to the Issuer and delivered to the Issuer or to the specified office of the Fiscal Agent, against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such Noteholder may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

This indemnity constitutes a separate and independent obligation of the Issuer and shall give rise to a separate and independent cause of action.

16              Contracts (Rights of Third Parties) Act 1999

No Person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999.

17              Governing Law and Jurisdiction

(a)                       Governing Law

The Notes, these Conditions (other than Conditions 3(b) (Status of Tier 2 Notes), 3(d) (Statutory Loss Absorption of Tier 2 Notes) and 10(b) (Events of Default relating to Tier 2 Notes), which are governed by the laws of South Africa), the Coupons and the Talons and any non-contractual obligations arising out of or in connection with the Notes, the Coupons and the Talons are governed by, and shall be construed in accordance with, English law.

(b)                       Jurisdiction

The courts of England have jurisdiction to settle any Disputes and accordingly any Proceedings may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of the courts of England and waives any objection to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of each of the holders of the Notes, Coupons and Talons only, and shall not affect the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

(c)                        Appropriate Forum

The Issuer irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Dispute, and agrees not to claim that any such court is not a convenient or appropriate forum.

(d)                       Service of Process

The Issuer appoints Law Debenture Corporate Services Limited of fifth floor, 100 Wood Street, London EC2V 7EX as its agent in England to receive, for it and on its behalf, service of process in any Proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Issuer). If for any reason such process agent ceases to be able to act as such or no longer has an address in London, the Issuer irrevocably agrees to appoint a substitute process agent and shall immediately notify Noteholders of such appointment in accordance with Condition 14 (Notices). Nothing shall affect the right of any Noteholder to serve process in any manner permitted by law.

(e)                        Consent to Enforcement etc.

The Issuer consents generally in respect of any Proceedings anywhere to the giving of any relief or the issue of any process in connection with those Proceedings including (without limitation) the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which is made or given in such Proceedings.

18              Definitions

In these Conditions, the following expressions have the following meanings:

“Additional Conditions” means, in relation to any issue of Tier 2 Notes, such conditions (in addition to the conditions specified in the applicable Capital Regulations) set out hereon as may be prescribed by the Relevant Regulator for such Tier 2 Notes to qualify as Tier 2 Capital at the time of such issue pursuant to the approval granted by the Relevant Regulator for the issue of such Tier 2 Notes.

“Applicable Laws” means in relation to a Person, all and any (a) statutes and subordinate legislation and common law; (b) regulations; (c) ordinances and by-laws; (d) directives, codes of practice, circulars, guidance notices, judgments and decisions of any competent authority (including, but not limited to, any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation); and (e) other similar provisions, from time to time, compliance with which is mandatory for that Person in the context.

“Authorised Holding” has the meaning set out in Condition 1 (Form, Denomination and Title).

“Bank” means a bank in the principal financial centre for such currency or, in the case of Euro, in a city in which banks have access to the TARGET System.

“Banks Act” means the South African Banks Act, 1990, as amended, supplemented or replaced from time to time.

“Business Day” means:

(i)                           in the case of a currency other than Euro or Renminbi, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the principal financial centre for such currency; and/or

(ii)                        in the case of Euro, a TARGET Business Day; and/or

(iii)                     in the case of a currency and/or one or more Financial Centres a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in such currency in the Financial Centre(s) or, if no currency is indicated, generally in each of the Financial Centres; or

(iv)                    in the case of Renminbi, a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets are open for business and settlement of payments in Renminbi in Hong Kong.

“Business Day Convention”, in relation to any particular date, has the meaning given in the relevant Final Terms and, if so specified in the relevant Final Terms, may have different meanings in relation to different dates and, in this context, the following expressions shall have the following meanings:

(i)                           “Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a Business Day;

(ii)                        “Modified Following Business Day Convention” or “Modified Business Day Convention” means that the relevant date shall be postponed to the first following day that is a Business Day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a Business Day;

(iii)                     “Preceding Business Day Convention” means that the relevant date shall be brought forward to the first preceding day that is a Business Day;

(iv)                    “FRN Convention”, “Floating Rate Convention” or “Eurodollar Convention” means that each relevant date shall be the date which numerically corresponds to the preceding such date in the calendar month which is the number of months specified in the relevant Final Terms as the Specified Period after the calendar month in which the preceding such date occurred provided, however, that:

(A)                     if there is no such numerically corresponding day in the calendar month in which any such date should occur, then such date will be the last day which is a Business Day in that calendar month;

(B)                     if any such date would otherwise fall on a day that is not a Business Day, then such date will be the first following day which is a Business Day unless that day falls in the next calendar month, in which case it will be the first preceding day which is a Business Day; and

(C)                     if the preceding such date occurred on the last day in a calendar month which was a Business Day, then all subsequent such dates will be the last day which is a Business Day in the calendar month which is the specified number of months after the calendar month in which the preceding such date occurred; and

(v)                       “No Adjustment” means that the relevant date shall not be adjusted in accordance with any Business Day Convention.

“Calculation Agent” means Citibank N.A., London Branch, as Calculation Agent under the Agency Agreement or such other Calculation Agent(s) as may be appointed under the Agency Agreement from time to time either generally or in relation to a specific issue or Series of Notes.

“Calculation Amount” means the amount, if any, specified in the relevant Final Terms.

“Capital Regulations” means, at any time, any legislation, regulations, requirements, guidelines and policies relating to capital adequacy then in effect in South Africa in relation to banks registered under the Banks Act and licensed to conduct the business of a bank in South Africa (and where relevant, the rules and Additional Conditions applicable specifically to the Issuer as applied by the Relevant Regulator) or if the Issuer becomes domiciled in a jurisdiction other than South Africa, any legislation, regulations, requirements, guidelines and policies relating to capital adequacy then in effect in such other jurisdiction in relation to banks registered in, and licensed to conduct the business of a bank in, such other jurisdiction.

“Central Bank” means SARB, any other central bank, federal reserve or equivalent body in any jurisdiction or any other entity established and operated by any of the aforementioned parties.

“Certificate” means a registered certificate representing the Notes.

“CNH HIBOR” means CNH Hong Kong Interbank Offered Rate.

“CNH Notes” means any Notes denominated in Renminbi.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Controlling Company” African Bank Holdings Limited (registration number 2014/176855/06), a public company with limited liability duly incorporated in accordance with the company laws of South Africa and registered in terms of the Banks Act as a “controlling company” in respect of the Issuer and to change its name to African Bank Holdings Limited on or about the Transaction Effective Date.

“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Note for any period of time (from and including the first day of such period to but excluding the last) (whether or not constituting an Interest Period or an Interest Accrual Period, the “Calculation Period”):

(i)                           if “Actual/365” or “Actual/Actual-ISDA” is specified in the relevant Final Terms, the actual number of days in the Calculation Period divided by 365 (or, if any portion of that Calculation Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);

(ii)                        if “Actual/365 (Fixed)” is specified in the relevant Final Terms, the actual number of days in the Calculation Period divided by 365;

(iii)                     if “Actual/360” is specified in the relevant Final Terms, the actual number of days in the Calculation Period divided by 360;

(iv)                    if “30/360”, “360/360” or “Bond Basis” is specified in the relevant Final Terms, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31, in which case D2 will be 30;

(v)                       if “30E/360” or “Eurobond Basis” is specified in the relevant Final Terms, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

(vi)                    if “30E/360 (ISDA)” is specified in the relevant Final Terms, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless (i) that day is the last day of February or (ii) such number would be 31, in which case D2 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless (i) that day is the last day of February but not the Maturity Date or (ii) such number would be 31, in which case D2 will be 30; and

(vii)                 if “Actual/Actual-ICMA” is specified in the relevant Final Terms,

(1)                       if the Calculation Period is equal to or shorter than the Determination Period during which it falls, the actual number of days in the Calculation Period divided by the product of:

(x)                       the actual number of days in such Determination Period; and

(y)                       the number of Determination Periods normally ending in any year; and

(2)                       if the Calculation Period is longer than one Determination Period, the sum of:

(x)                         the actual number of days in such Calculation Period falling in the Determination Period in which it begins divided by the product of (1) the actual number of days in such Determination Period and (2) the number of Determination Periods normally ending in any year; and

(y)                         the actual number of days in such Calculation Period falling in the next Determination Period divided by the product of (1) the number of days in such Determination Period and (2) the actual number of Determination Periods normally ending in any year.

“Deposit” means a “deposit” as defined in section 1(1) of the Banks Act.

“Depositor” means any Person having a claim against the Issuer in respect of a Deposit, excluding any such Person whose claim in respect of such Deposit (i) ranks or is expressed to rank, pari passu with, or junior to the claims of the Tier 2 Noteholders in respect of Tier 2 Notes or (ii) constitutes a claim of the Tier 2 Noteholders in respect of Tier 2 Notes.

“Determination Date” means the date specified as such in the relevant Final Terms or, if none is so specified, the Interest Payment Date.

“Determination Period” means the period from and including a Determination Date in any year to but excluding the next Determination Date.

“Disputes” means any disputes that may arise out of or in connection with any Notes, Coupons or Talons (including any dispute relating to their existence, validity or termination or any non-contractual obligations arising out of or in connection with them).

“EURIBOR” means the Euro Interbank Offered Rate.

“Event of Default” means any of the events specified in Condition 10 (Events of Default).

“Exercise Notice” has the meaning given thereto in Condition 6(f)(ii) (Redemption at the Option of holders of Senior Notes - Exercise Notice).

“Extraordinary Resolution” has the meaning given thereto in the Agency Agreement.

“Final Redemption Amount” means, in respect of any Note, its nominal amount or such other amount as may be specified in the relevant Final Terms.

“Financial Indebtedness” means any indebtedness of any person for money borrowed or raised including (without limitation) any indebtedness for or in respect of:

(i)	amounts raised by acceptance under any acceptance credit facility;

(ii)	amounts raised under any note purchase facility;

(iii)

the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with Applicable Law and generally accepted accounting principles, be treated as finance or capital leases;

(iv)	the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 90 days; and

(v)	amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing.

“Fixed Coupon Amount” means the amount, if any, specified in the relevant Final Terms.

“Fixed Rate Note” means a Note paying a fixed rate of interest.

“Floating Rate Note” means a Note paying a floating rate of interest.

“Governmental Authority” means any de facto or de jure government (or any agency or instrumentality thereof), court, tribunal, administrative or other governmental authority or any other entity (private or public) charged with the regulation of the financial markets of Hong Kong or the PRC.

“Guarantee” means in relation to any Financial Indebtedness of any person, any obligation of another person to pay such Financial Indebtedness including (without limitation):

(i)	any obligation to purchase such Financial Indebtedness;

(ii)	any obligation to lend money, to purchase or subscribe shares or other securities or to purchase assets or services in order to provide funds for the payment of such Financial Indebtedness;

(iii)                     any indemnity against the consequences of a default in the payment of such Financial Indebtedness; and

(iv)                    any other agreement which contains a binding and enforceable obligation to be responsible for such Financial Indebtedness;

“Illiquidity” means the general Renminbi exchange market in Hong Kong has become illiquid, as a result of which it becomes impossible or, having used its reasonable endeavours, impracticable for the Issuer to obtain sufficient Renminbi in order to satisfy (in full or in part) its obligation to make any payment due under the CNH Notes or the Coupons related thereto, as determined by the Issuer acting in good faith and in a commercially reasonable manner following consultation (if practicable) with two Renminbi Dealers.

“Income Tax Act” means the South African Income Tax Act, 1962, as amended, supplemented or replaced from time to time.

“Inconvertibility” means the occurrence of any event as a result of which it becomes impossible or impracticable for the Issuer to convert any amount due in respect of the CNH Notes or the Coupons related thereto in the general Renminbi exchange market in Hong Kong, other than where such impossibility or impracticability is due solely to the failure of the Issuer to comply with any law, rule or regulation enacted by any Governmental Authority (unless such law, rule or regulation is enacted after the date on which the first Tranche of CNH Notes is issued and it is impossible or impracticable for the Issuer to comply with such law, rule or regulation due to an event beyond its control), in each case as determined by the Issuer acting in good faith and in a commercially reasonable manner following consultation (if practicable) with two Renminbi Dealers.

“Interest Accrual Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Period Date and each successive period beginning on (and including) an Interest Period Date and ending on (but excluding) the next succeeding Interest Period Date.

“Interest Amount” means:

(i)                           in respect of an Interest Accrual Period, the amount of interest payable per Calculation Amount for that Interest Accrual Period and which, in the case of Fixed Rate Notes, and unless otherwise specified in the relevant Final Terms, shall mean the Fixed Coupon Amount or Broken Amount specified in the relevant Final Terms as being payable on the Interest Payment Date ending the Interest Period of which such Interest Accrual Period forms part; and

(ii)                        in respect of any other period, the amount of interest payable per Calculation Amount for that period.

“Interest Commencement Date” means the Issue Date or such other date as may be specified in the relevant Final Terms.

“Interest Determination Date” means, with respect to a Rate of Interest and Interest Accrual Period, the date specified as such in the relevant Final Terms or, if none is so specified, (i) the first day of such Interest Accrual Period if the Specified Currency is Sterling or Hong Kong dollar or Renminbi other than where the Specified Currency is Renminbi and the Reference Rate is CNH HIBOR or (ii) the day falling two Business Days in London for the Specified Currency prior to the first day of such Interest Accrual Period if the Specified Currency is neither Sterling nor Euro nor Hong Kong dollar nor Renminbi or (iii) the day falling two TARGET Business Days prior to the first day of such Interest Accrual Period if the Specified Currency is Euro or (iv) the day falling two Business Days in Hong Kong prior to the first day of such Interest Accrual Period if the Specified Currency is Renminbi and the Reference Rate is CNH HIBOR.

“Interest Payment Date” means the first Interest Payment Date and any date or dates specified as such in, or determined in accordance with the provisions of, the relevant Final Terms and, if a Business Day Convention is specified in the relevant Final Terms:

(i)                           as the same may be adjusted in accordance with the relevant Business Day Convention; or

(ii)                        if the Business Day Convention is the FRN Convention, Floating Rate Convention or Eurodollar Convention and an interval of a number of calendar months is specified in the relevant Final Terms as being the Specified Period, each of such dates as may occur in accordance with the FRN Convention, Floating Rate Convention or Eurodollar Convention at such Specified Period of calendar months following the Interest Commencement Date (in the case of the first Interest Payment Date) or the previous Interest Payment Date (in any other case).

“Interest Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

“Interest Period Date” means each Interest Payment Date unless otherwise specified in the relevant Final Terms.

“ISDA Definitions” means the 2006 ISDA Definitions (as amended and updated as at the date of issue of the first Tranche of the relevant Series (as specified in the relevant Final Terms)) as published by the International Swaps and Derivatives Association, Inc., unless otherwise specified in the relevant Final Terms.

“Issuer Group” means the Issuer and all its Subsidiaries.

“Junior Obligations” means all unsecured, subordinated, direct or indirect obligations of the Issuer that rank, or are expressed to rank, junior to the Issuer's obligations under the Tier 2 Notes (including Additional Tier 1 Notes, Common Equity Tier 1 Capital and all other classes of share capital of the Issuer).

“LIBID” means the London Interbank Bid Rate.

“LIBOR” means the London Interbank Offered Rate.

“LIMEAN” means London Interbank Mean Rate.

“Material Indebtedness” means any Financial Indebtedness or Guarantee in respect of Financial Indebtedness having an aggregate outstanding amount equal to or greater than the higher of:

(i)                           0.25 per cent. of the Total Assets of the Issuer from time to time; and

(ii)                        ZAR 100,000,000

or its equivalent in any other currency or currencies.

“Material Subsidiary” means a Subsidiary of the Issuer, the assets of which represent more than 10 per cent. of the Total Assets of the Issuer.

“Non-transferability” means the occurrence of any event as a result of which it becomes impossible or impracticable for the Issuer to deliver Renminbi (i) between accounts inside Hong Kong or (ii) from an account outside Hong Kong to an account inside Hong Kong, other than where such impossibility or impracticability is due solely to the failure of the Issuer to comply with any law, rule or regulation enacted by any Governmental Authority (unless such law, rule or regulation is enacted after the date on which the first Tranche of CNH Notes is issued and it is impossible or, having used its reasonable endeavours, impracticable for the Issuer to comply with such law, rule or regulation due to an event beyond its control), in each case as determined by the Issuer acting in good faith and in a commercially reasonable manner following consultation (if practicable) with two Renminbi Dealers.

“Noteholder” means the bearer of any Bearer Note relating to it or the person in whose name a Registered Note is registered (as the case may be) and “holder” (in relation to a Note, Coupon or Talon) means the bearer of any Bearer Note, Coupon or Talon or, as the case may be, the person in whose name a Registered Note is registered in the Register (or, in the case of a joint holding, the first named thereof).

“Notes” mean Senior Notes or Tier 2 Notes issued by the Issuer.

“outstanding” has the meaning set out in the Agency Agreement.

“Optional Redemption Amount” means, in respect of any Note, its nominal amount or such other amount as may be specified in the relevant Final Terms.

“Optional Redemption Date” means the date(s) specified as such in the relevant Final Terms.

 “Permitted Security Interest” means any Security Interest created, outstanding or subsisting, directly or indirectly, upon any property or assets (including current and/or future revenues, accounts receivables and other payments) of the Issuer:

(i)                           arising out of any securitisation of such property or assets which complies with the Securitisation Regulations at the relevant time;

(ii)                       arising out of any asset-backed finance transaction in relation to such property or assets where:

(a)                       the payment obligations secured by such Permitted Security Interest are to be discharged primarily from, and recourse under such Permitted Security Interest is limited to, the proceeds of such property or assets or a guarantee a Person other than a Person which is a member of the Issuer Group; and

(b)                       such Security Interest is created and asset-backed financing transaction is implemented in accordance with normal market practice, including but not limited to repackaging transactions effected in compliance with the commercial paper regulations of 14 December 1994 issued pursuant to paragraph (cc) of the definition of “the business of a bank” in the Banks Act, set out in South African Government Notice 2172 and published in Government Gazette 16167 of 14 December 1994; or

(iii)                    provided in favour of a Central Bank where the Relevant Indebtedness secured by such Security Interest has been issued in order to secure the obligations of the Issuer or any Subsidiary to any such Central Bank in respect of any liquidity facility provided by or any other funding arrangement with such Central Bank pursuant to which the Issuer or any Subsidiary incurs any Relevant Indebtedness; or

(iv)                   created by operation of law arising out of statutory preferences.

 “Person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality.

“PRC” means The People’s Republic of China excluding Taiwan and the Hong Kong and the Macau Special Administrative Region.

“Proceedings” means any legal action or proceedings arising out of or in connection with any Notes, Coupons or Talons.

“Rate Calculation Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for general business (including dealings in foreign exchange) in Hong Kong and New York City.

“Rate Calculation Date” means the day which is two Rate Calculation Business Days before the due date of the relevant amount under these Conditions.

“Rate of Interest” means the rate or rates (expressed as a percentage) of interest payable in respect of a Note (other than a Zero Coupon Note) and that is either specified in the relevant Final Terms or calculated or determined in accordance with the provisions in the relevant Final Terms.

“Record Date” has the meaning given thereto in Condition 7(b)(ii) (Registered Notes - Interest).

“Redemption Amount” means, as appropriate, the Final Redemption Amount, the Early Redemption Amount, the Optional Redemption Amount, or such other amount in the nature of a redemption amount as may be specified in the relevant Final Terms.

“Reference Banks” means major banks in the interbank market as selected by the Issuer.

“Reference Rate” means one of the following benchmark rates (as specified in the relevant Final Terms) in respect of the Specified Currency and Interest Period: LIBOR, EURIBOR, LIMEAN, LIBID and CNH HIBOR.

“Register” means the register maintained by the Registrar in accordance with the provisions of the Agency Agreement.

“Registrar of Banks” means the South African Registrar of Banks designated under section 4 of the Banks Act.

“Regulatory Change” means a change in, or amendment to, the Capital Regulations or any change in their application or in any official or generally published guidance or interpretation of the Capital Regulations, which change or amendment becomes, or would become, effective on or after the date of issue of the first Tranche of the relevant Series.

“Regulatory Event” means an event which is deemed to have occurred if, with respect to the Notes of any Series which qualify as Tier 2 Capital on the date of issue of the first Tranche of Notes of that Series, the Notes would, as a result of a Regulatory Change, no longer be eligible to qualify or no longer qualify (on a solo and/or consolidated basis) fully, or to the extent permitted by the Capital Regulations, partially, or will in the future, but prior to the Maturity Date no longer qualify (on a solo and/or consolidated basis) fully, or to the extent permitted by the Capital Regulations, partially as Tier 2 Capital (save where such non-qualification arises only as a result of any applicable limitation on the amount of such capital or any amortisation of recognition of Tier 2 Capital under the Capital Regulations in the final five years prior to maturity) of the Issuer or its Controlling Company on a solo and/or a consolidated basis.

“Relevant Date” in respect of any Note or Coupon means the date on which payment in respect of such Note or Coupon first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date seven days after that on which notice is duly given to the Noteholders that, upon further presentation or, as the case may be, surrender of the Note or Coupon (or (if applicable) the relevant Certificate) being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation.

“Relevant Financial Centre” means the Financial Centre specified in the relevant Final Terms.

“Relevant Indebtedness” means any present or future Financial Indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, debenture stock, loan stock or other similar securities which for the time being are, or are capable of being, quoted, listed or ordinarily dealt in or traded on any stock exchange or other recognised securities market (including, without limitation, any over-the-counter market) and having an original maturity of more than 364 days from its date of issue.

“Relevant Regulator” means the Registrar of Banks pursuant to the Banks Act and any successor or replacement thereto, or other authority having primary responsibility for the prudential oversight and supervision of the Issuer.

“Relevant Screen Page” means such page, section, caption, column or other part of a particular information service (including, without limitation, Reuters) specified as the Relevant Screen Page in the relevant Final Terms, or such other page, section or other part as may replace it on that information service or such other information service, in each case, as may be nominated by the Person providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to the Reference Rate.

“Relevant Time” means the time specified in the relevant Final Terms.

“Renminbi” means the lawful currency of the PRC.

“Renminbi Dealer” means an independent foreign exchange dealer of international repute active in the Renminbi exchange market in Hong Kong.

“SA Companies Act” means the South African Companies Act 2008, as amended, supplemented or replaced from time to time.

“SARB” means the South African Reserve Bank.

“Securitisation Regulations” means the “Exemption Notice Relating to Securitisation Schemes” as promulgated in the South African Government Notice R2 in Government Gazette 30628 of 1 January 2008, as amended, supplemented or replaced from time to time.

“Security Interest” means any mortgage, charge, lien, pledge or other security interest, excluding any such mortgage, charge, lien, pledge or other security interest arising out of statutory preferences or by operation of law.

“Senior Creditors” means:

(i)      creditors of the Issuer (including the Senior Noteholders) whose claims against the Issuer are in respect of unsubordinated obligations of the Issuer; and

(ii)     creditors of the Issuer (including the Senior Noteholders) whose claims are or are expressed to be or rank in priority to all or certain claims which are subordinated (whether only in the event of the winding up, liquidation or curatorship of the Issuer or otherwise) to the claims of other creditors of the Issuer (whether such other creditors’ claims are subordinated or unsubordinated), other than those creditors whose claims rank, or are expressed to rank, pari passu with, or junior to the claims of Tier 2 Noteholders in respect of Tier 2 Notes.

“Senior Noteholders” means the holders of Senior Notes.

“Senior Notes” means Notes specified as such in the relevant Final Terms.

“Series” means a Tranche of Notes together with any further Tranche or Tranches of Notes which are (i) expressed to be consolidated and form a single series and (ii) identical in all respects (including as to listing) except for their respective Issue Date, Interest Commencement Date and/or Issue Price.

“Solvent Reconstruction” means an order is made or an effective resolution is passed for the winding-up or curatorship of the Issuer (i) under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency where the obligations of the Issuer in relation to the outstanding Notes are assumed by the successor entity to which all, or substantially all, of the property, assets and undertaking of the Issuer are transferred or (ii) where an arrangement with similar effect not involving bankruptcy or insolvency is implemented.

“Specified Currency” means the currency specified as such in the relevant Final Terms or, if none is specified, the currency in which the Notes are denominated.

“Spot Rate” means, for a Rate Calculation Date, the spot rate between Renminbi and U.S. Dollars, as determined by the Calculation Agent in good faith at or around 11.00 a.m. (Hong Kong time) on such date, and if a spot rate is not readily available, such rate that the Calculation Agent may determine taking into consideration all available information which the Calculation Agent deems relevant, including pricing information obtained from the Renminbi non-deliverable exchange market in Hong Kong or elsewhere and the PRC domestic foreign exchange market.

“Subsidiary” has the meaning set out in section 1 of the SA Companies Act.

“TARGET Business Day” means a day on which the TARGET System is operating.

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) System or any successor thereto.

“Tax Event” means an event where, as a result of a Tax Law Change,

(i)                                     the Issuer has paid or will or would on the next Interest Payment Date be required to pay additional amounts as provided or referred to in Condition 8 (Taxation); or

(ii)                                  in respect of the Issuer’s obligation to make any payment of interest on the next following Interest Payment Date or any subsequent Interest Payment Date, the Issuer would not be entitled to claim a deduction in respect of computing its taxation liabilities in South Africa, or such entitlement is materially reduced, and in each case the Issuer cannot avoid the foregoing in connection with the Notes by taking measures reasonably available to it (such reasonable measures to exclude any requirement to instigate litigation in respect of any decision or determination of the South African Revenue Service that any such interest does not constitute a tax deductible expense).

“Tax Law Change” means in relation to each Note in a Series of Notes a change in or proposed change in, or amendment or proposed amendment to, the laws or regulations of South Africa or any political subdivision or any authority therein or thereof having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment is announced on or after the date of issue of the first Tranche of Notes of the relevant Series.

“Tier 2 Capital” means “tier 2 capital” as defined in section 1(1) of the Banks Act.

“Tier 2 Noteholder” means a holder of a Tier 2 Note.

“Tier 2 Notes” means Notes specified as such in the applicable Final Terms.

“Total Assets of the Issuer” means the aggregate of all of the assets of the Issuer and its consolidated Subsidiaries as set out in the most recently published audited consolidated financial statements of the Issuer from time to time and if no such financial statements of the Issuer have been published at such time, means all of the assets of the Issuer and its consolidated Subsidiaries as certified by the Chief Financial Officer of the Issuer.

“Tranche” means Notes which are identical in all respects (including as to listing).

“Transaction Effective Date” means 4 April 2016 or such earlier or later date as may be announced.

“U.S. Dollar Equivalent” means the Renminbi amount converted into U.S. Dollars using the Spot Rate for the relevant Rate Calculation Date as determined by the Calculation Agent.

“Zero Coupon Note” means a Note specified as such in the relevant Final Terms.

SUMMARY OF PROVISIONS RELATING TO THE NOTES WHILE IN GLOBAL FORM

Initial Issue of Notes

Upon:

(a) in the case of Bearer Notes, the initial deposit of a Global Note with a Common Depositary; or (b) in the case of Registered Notes, the registration of Registered Notes in the name of any nominee for Euroclear and Clearstream, Luxembourg and delivery of the relevant Global Certificate to the Common Depositary, Euroclear or Clearstream, Luxembourg will credit each subscriber with a nominal amount of Notes equal to the nominal amount thereof for which it has subscribed and paid. Notes that are initially deposited with the Common Depositary may also be credited to the accounts of subscribers with (if indicated in the relevant Final Terms) other clearing systems through direct or indirect accounts with Euroclear and Clearstream, Luxembourg held by such other clearing systems. Conversely, Notes that are initially deposited with any other clearing system may similarly be credited to the accounts of subscribers with Euroclear, Clearstream, Luxembourg or other clearing systems.

Relationship of Accountholders with Clearing Systems

Each of the persons shown in the records of Euroclear, Clearstream, Luxembourg or any other clearing system as the holder of a Note represented by a Global Note or a Global Certificate must look solely to Euroclear, Clearstream, Luxembourg or such clearing system (as the case may be) for its share of each payment made by the Issuer to the bearer of such Global Note or the holder of the underlying Registered Notes, as the case may be, and in relation to all other rights arising under the Global Note or the Global Certificates, subject to and in accordance with the respective rules and procedures of Euroclear, Clearstream, Luxembourg or such clearing system (as the case may be). Such persons shall have no claim directly against the Issuer in respect of payments due on the Notes for so long as the Notes are represented by such Global Note or Global Certificate and such obligations will be discharged by payment to the bearer of such Global Note or the holder of the underlying Registered Notes, as the case may be, in respect of each amount so paid.

Exchange

Temporary Global Notes

Each Temporary Global Note will be exchangeable free of charge to the holder, on or after its Exchange Date (defined below):

(i)                           if the relevant Final Terms indicate that such Global Note is issued in compliance with the C Rules or in a transaction to which TEFRA is not applicable (see “Subscription and Sale - Selling Restrictions”), in whole, but not in part, for the Definitive Notes defined and described below; and

(ii)                        otherwise, in whole but not in part and on a day after the expiry of 40 days after its issue upon certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement for interests in a Permanent Global Note or, if so provided in the relevant Final Terms, for Definitive Notes.

Permanent Global Notes

Each Permanent Global Note will be exchangeable, free of charge to the holder, on or after its Exchange Date in whole but not in part (except as provided under “Partial Exchange of Permanent Global Notes”), for Definitive Notes if the Permanent Global Note is held on behalf of Euroclear or Clearstream, Luxembourg or any other clearing system (an “Alternative Clearing System”) and any such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or in fact does so.

In the event that a Global Note is exchanged for Definitive Notes, such Definitive Notes shall be issued in Specified Denomination(s) only. A Noteholder who holds a nominal amount of less than the minimum Specified Denomination will not receive a Definitive Note in respect of such holding and would need to purchase a nominal amount of Notes such that it holds an amount equal to one or more Specified Denominations.

Global Certificates

If the applicable Final Terms state that the Notes are to be represented by a Global Certificate on issue, the following will apply in respect of transfers of Notes held in Euroclear or Clearstream, Luxembourg or an Alternative Clearing System. These provisions will not prevent the trading of interests in the Notes within a clearing system whilst they are held on behalf of such clearing system, but will limit the circumstances in which the Notes may be withdrawn from the relevant clearing system. Transfers of the holding of Notes represented by any Global Certificate pursuant to Condition 2(a) (Transfer of Registered Notes) may only be made in part:

(i)                                    if the relevant clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so; or

(ii)                                 if principal in respect of any Notes is not paid when due; or

(iii)                              with the consent of the Issuer;

provided that, in the case of any transfer pursuant to (i) or (ii) above, the Registered Noteholder has given the relevant Registrar not less than 30 days’ notice at its specified office of the Registered Noteholder’s intention to effect such transfer.

Partial Exchange of Permanent Global Notes

For so long as a Permanent Global Note is held on behalf of a clearing system and the rules of that clearing system permit, such Permanent Global Note will be exchangeable in part on one or more occasions for Definitive Notes if principal in respect of any Notes is not paid when due.

Delivery of Notes

On or after any due date for exchange the holder of a Global Note may, in the case of an exchange in whole, surrender such Global Note or, in the case of a partial exchange, present it for endorsement to, or to the order of, the Fiscal Agent. In exchange for any Global Note, or the part thereof to be exchanged, the Issuer will (i) in the case of a Temporary Global Note exchangeable for a Permanent Global Note, deliver, or procure the delivery of, a Permanent Global Note in an aggregate nominal amount equal to that of the whole or that part of a Temporary Global Note that is being exchanged or, in the case of a subsequent exchange, endorse, or procure the endorsement of, a Permanent Global Note to reflect such exchange or (ii) in the case of a Global Note exchangeable for Definitive Notes or (in the case of a Global Certificate) Registered Notes, deliver, or procure the delivery of, an equal aggregate nominal amount of duly executed and authenticated Definitive Notes and/or Certificates, as the case may be. Global Notes and Definitive Notes will be delivered outside the United States and its possessions. In this Base Prospectus, “Definitive Notes” means, in relation to any Global Note, the definitive Bearer Notes for which such Global Note may be exchanged (if appropriate, having attached to them all Coupons in respect of interest that have not already been paid on the Global Note and a Talon). Definitive Notes will be security printed and Definitive Notes and Certificates will be printed in accordance with any applicable legal and stock exchange requirements in or substantially in the form set out in the Schedules to the Agency Agreement. On exchange in full of each Permanent Global Note, the Issuer will, if the holder so requests, procure that it is cancelled and returned to the holder together with the relevant Definitive Notes.

Exchange Date

“Exchange Date” means, in relation to a Temporary Global Note, the day falling after the expiry of 40 days after its issue date and, in relation to a Permanent Global Note, a day falling not less than 60 days, or in the case of failure to pay principal in respect of any Notes when due 30 days, and on which banks are open for business in the city in which the specified office of the Fiscal Agent is located and in the city in which the relevant clearing system is located.

Amendment to Conditions

The Temporary Global Notes, Permanent Global Notes and Global Certificates contain provisions that apply to the Notes that they represent, some of which modify the effect of the terms and conditions of the Notes set out in this Base Prospectus. The following is a summary of certain of those provisions.

Payments

No payment falling due after the Exchange Date will be made on any Global Note unless exchange for an interest in a Permanent Global Note or for Definitive Notes is improperly withheld or refused. Payments on any Temporary Global Note issued in compliance with the D Rules will only be made against presentation of certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement. All payments in respect of Notes represented by a Global Note will be made against presentation for endorsement and, if no further payment falls to be made in respect of the Notes, surrender of that Global Note to or to the order of the Fiscal Agent or such other Paying Agent as shall have been notified to the Noteholders for such purpose. A record of each payment so made will be endorsed on each Global Note, which endorsement will be prima facie evidence that such payment has been made in respect of the Notes. Condition 7(f)(v) will apply to the Definitive Notes only.

Record Date

Each payment in respect of a Global Certificate will be made to the person shown as the Noteholder in the Register at the opening of business on the Clearing System Business Day before the due date for such payment (the “Record Date”), where “Clearing System Business Day” means a day on which each clearing system for which the Global Certificate is being held is open for business.

Prescription

Claims against the Issuer in respect of Notes that are represented by a Global Note will become void unless it is presented for payment within a period of ten years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 8 (Taxation)).

Meetings

The holder of a Permanent Global Note or of the Notes represented by a Global Certificate shall (unless such Permanent Global Note or Global Certificate represents only one Note) be treated as being two persons for the purposes of any quorum requirements of a meeting of Noteholders and, at any such meeting, the holder of a Permanent Global Note or Global Certificate shall be treated as having one vote in respect of each integral currency unit of the Specified Currency of the Notes. All holders of Registered Notes are entitled to one vote in respect of each Note comprising such Noteholder’s holding, whether or not represented by a Global Certificate.

Cancellation

Cancellation of any Note represented by a Permanent Global Note that is required by the Conditions to be cancelled (other than upon its redemption) will be effected by a reduction in the nominal amount of the relevant Permanent Global Note.

Purchase

Notes represented by a Permanent Global Note or a Global Certificate may, subject to Condition 6(i) (Conditions to Redemption, Purchase or Modification of Tier 2 Notes) and the Capital Regulations, only be purchased by the Issuer or any of its Subsidiaries if they are purchased together with the rights to receive all future payments of interest thereon.

Issuer’s Option

Any option provided to the Issuer in the Conditions of any Notes while such Notes are represented by a Permanent Global Note or a Global Certificate shall be exercised by the Issuer giving notice to the Noteholders within the time limits set out in and containing the information required by the Conditions, except that the notice shall not be required to contain the serial numbers of Notes drawn in the case of a partial exercise of an option and accordingly no drawing of Notes shall be required. In the event that the Issuer’s option is exercised in respect of some but not all of the Notes of any Series, the rights of accountholders with a clearing system in respect of the Notes will be governed by the standard procedures of Euroclear, Clearstream, Luxembourg or any other clearing system (as the case may be).

Noteholders’ Option

Any option of the Noteholders provided for in the Conditions of any Notes while such Notes are represented by a Permanent Global Note or a Global Certificate may be exercised by the holder of the Permanent Global Note or Global Certificate, as the case may be, by giving notice to the Fiscal Agent within the time limits relating to the deposit of Notes with a Paying Agent, the Registrar or any Transfer Agent set out in the Conditions substantially in the form of the notice available from any Paying Agent or Transfer Agent, as the case may be, except that the notice shall not be required to contain the serial numbers of the Notes in respect of which the option has been exercised, and shall state the nominal amount of Notes in respect of which the option is exercised and at the same time presenting the Permanent Global Note to the Fiscal Agent, or to a Paying Agent acting on behalf of the Fiscal Agent, for notation or, in the case of the Global Certificate, for a reduction in the aggregate nominal amount of the Certificate in the register of the Noteholders.

Notices

So long as any Notes are represented by a Global Note or a Global Certificate and such Global Note or Global Certificate is held on behalf of a clearing system, notices to the holders of Notes of that Series may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders in substitution for publication as required by the Conditions or by delivery of the relevant notice to the holder of the Global Note or Global Certificate.

Legend to appear on Tier 2 Global Notes or Global Certificates

The Global Note and Global Certificate representing Tier 2 Notes will bear a legend to the following effect:

“The Tier 2 Notes represented by this Global [Note/Certificate] qualify as capital for the issuing bank in terms of the provisions of the South African Banks Act, 1990 (the “Banks Act”). Any direct or indirect acquisition of the Tier 2 Notes represented by this Global [Note/Certificate] by a bank or controlling company, as defined in the Banks Act, or by a non-bank subsidiary of a bank or controlling company, shall be regarded as a deduction against the capital of the acquiring bank or controlling company in question, in an amount equal to the book value of the said investment in the Tier 2 Notes represented by this Global [Note/Certificate].

The Tier 2 Notes represented by this Global [Note/Certificate] constitute direct, unsecured and, in accordance with Condition 3(b) (Status of Tier 2 Notes), subordinated obligations of the Issuer and rank (i) pari passu without any preference amongst themselves, (ii) save for those that have been accorded preferential rights by law, at least pari passu with all other subordinated obligations of the Issuer (other than any subordinated obligations which rank or are expressed to rank senior to the Issuer’s obligations under the Tier 2 Notes) including but not limited to subordinated obligations in the form of other Tier 2 Notes and Tier 2 Capital, whether issued before the date of issue of the Tier 2 Notes represented by this Global [Note/Certificate] or thereafter, (iii) ahead of and in priority to all Junior Obligations and (iv) behind in priority to all claims of Depositors and Senior Creditors.

In the event of the dissolution of the Issuer or if the Issuer is wound-up or put into liquidation or curatorship, voluntarily or involuntarily, the claims of the Holders of the Tier 2 Notes shall be subordinated to the claims of Depositors and Senior Creditors (each such term as defined in Condition 18 (Definitions)). In any such event, no amount shall be payable to any Holder of the Tier 2 Notes represented by this Global [Note/Certificate] until the claims of Depositors and Senior Creditors which are admissible in any such dissolution, winding-up, liquidation or curatorship have been paid or discharged in full, as set out more fully in Condition 3(b) (Status of the Tier 2 Notes).

The Relevant Regulator has approved the issue of the Tier 2 Notes represented by this Global [Note/Certificate] in terms of the Banks Act (as read with Regulation 38(14)(a)(ii) of the “Regulations Relating to Banks” promulgated under the Banks Act) and for such Tier 2 Notes to rank as “tier 2 capital” as defined in the Banks Act.

TAXATION

The following summary of certain South African and European Union consequences of ownership of Notes is based upon laws, regulations, decrees, rulings, income tax conventions, administrative practice and judicial decisions in effect at the date of this Base Prospectus. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming that could alter or modify the statements and conclusions set out herein. Any such changes or interpretations may be retroactive and could affect the tax consequences to holders of the Notes. This summary does not constitute a legal opinion or tax advice. In addition this summary does not purport to address all tax aspects that may be relevant to a holder of Notes. Each prospective holder is urged to consult its own tax adviser as to the particular tax consequences to such holder of the ownership and disposition of Notes, including the applicability and effect of any other tax laws or tax treaties, and of pending or proposed changes in applicable tax laws as of the date of this Base Prospectus, and of any actual changes in applicable tax laws after such date.

South Africa

Withholding Tax

Under current taxation law in South Africa, all payments made under the Notes to Noteholders who are tax “resident” in South Africa (as defined in section 1 of the Income Tax Act) will be made free of withholding or deduction for or on account of any taxes in South Africa.

Part IVB of the Income Tax Act (“Part IVB”) imposes a final withholding tax on interest (“Withholding Tax”) levied at a rate of 15 per cent. The Withholding Tax will be applicable to, and imposed in respect of the amount of any interest that is paid to or for the benefit of any foreign person to the extent that the amount is regarded as having been received or accrued from a source within South Africa, subject to any exemptions from Withholding Tax or Withholding Tax relief provided for in an applicable double taxation agreement.

The Withholding Tax does not, however, apply to payments made by the Issuer to non-resident Noteholders as the provisions exempt from Withholding Tax any amount of interest paid to a non-resident Noteholder in respect of any interest paid by a “bank” (as defined in section 1 of the Banks Act), provided there is not a “back-to-back” arrangement between any non-resident Noteholder and the Issuer, as well as interest paid in respect of any “listed debt”, which is defined as debt that is listed on a recognised exchange. The London Stock Exchange constitutes a recognised exchange in accordance with paragraph 1 of the Eighth Schedule to the Income Tax Act.

Income tax

Under current taxation law effective in South Africa, a “resident” (as defined in section 1 of the South African Income Tax Act) is subject to income tax on world-wide income. Accordingly, all Noteholders who are tax resident in South Africa will generally be liable to pay income tax, subject to available deductions, abatements, allowances and exemptions, on any interest earned in relation to the Notes.

South African tax non-resident persons are subject to income tax on all income derived from a South African source (subject to domestic exemptions or relief in terms of applicable double taxation agreements). Interest income is derived from a South African source if it is incurred by a South African tax resident (unless it is attributable to a foreign permanent establishment) or if it is derived from the utilisation or application in South Africa by any person of funds or credit obtained in terms of any form of “interest-bearing arrangement”. The Notes will constitute an “interest-bearing arrangement” in terms of section 9(2)(b) of the Income Tax Act. The Issuer is tax resident in South Africa as at the date of this Base Prospectus. Accordingly, the interest earned by a Noteholder will be from a South African source and subject to South African income tax unless such interest income is exempt from South African income tax under section 10(1)(h) of the Income Tax Act (see below).

Under section 10(1)(h) of the Income Tax Act, any amount of interest that is received or accrued (during any year of assessment) by or to any person that is not a resident of South Africa is exempt from income tax, unless:

(a)                                that person is a natural person who was physically present in South Africa for a period exceeding 183 days in aggregate during the twelve-month period preceding the date on which the interest is received or accrued by or to that person; or

(b)                                 the debt from which the interest arises is effectively connected to a permanent establishment of that person in South Africa.

If a Noteholder that is not a tax resident of South Africa does not qualify for the exemption under section 10(1)(h) of the Income Tax Act, an exemption from or reduction of any South African tax liability may be available under an applicable double taxation agreement. Furthermore, certain entities may be exempt from income tax. Noteholders are advised to consult their own professional advisers as to whether the interest income earned on the Notes will be exempt under section 10(1)(h) of the Income Tax Act or under an applicable double taxation agreement.

In terms of section 24J of the Income Tax Act, broadly speaking, any discount or premium to the nominal amount of a Note is treated as part of the interest income on the Note for tax purposes. Interest income that accrues (or is deemed to accrue) to a Noteholder is deemed, in accordance with section 24J of the Income Tax Act, to accrue on a day-to-day basis until that Noteholder disposes of the Note or until maturity. This day-to-day basis accrual is determined by calculating the yield to maturity (as defined in Section 24J) and applying this rate to the issue price or transfer price for the relevant tax period. The premium or discount is treated as interest for the purposes of the exemption under section 10(1)(h) of the Income Tax Act.

In respect of years of assessment commencing on or after 1 January 2014, section 24JB of the Income Tax Act deals with the fair value taxation of financial instruments for certain types of “covered persons”, for example, South African banks. It provides, generally, that a covered person must include in or deduct from income for any year of assessment, all amounts in respect of financial assets and financial liabilities recognised in profit or loss in the statement of comprehensive income and which are recognised at fair value in terms of International Accounting Standard 39 of the International Financial Reporting Standards (“IAS 39”) or any other standard that replaces IAS 39. Financial assets and financial liabilities are defined with reference to definitions in International Accounting Standard 32 of the International Financial Reporting Standards (“IAS32”) or any other International Accounting Standard that replaces IAS 32.

Section 8F of the Income Tax Act applies to “hybrid debt instruments”, and section 8FA of the Income Tax Act applies to “hybrid interest”. Sections 8F and 8FA provide that interest incurred on a hybrid debt instrument and hybrid interest are, for purposes of the Income Tax Act, deemed to be a dividend in specie. If either of these provisions apply the tax treatment of the interest paid under the Notes will differ from what is set out above and such payments may be subject to dividends tax as a result of the deemed classification as dividends in specie.

Both section 8F and 8FA contain exemptions for a tier 1 or tier 2 capital instrument referred to in the regulations issued in terms of section 90 of the Banks Act issued by a bank as defined in the Banks Act. To the extent that sections 8F and/or 8FA apply to the Notes, then the abovementioned exemptions should apply to the extent that the Notes constitute tier 1 or tier 2 capital instruments referred to in the regulations issued in terms of the Banks Act, and on the basis that the Issuer is a “bank” as defined in the Banks Act.

Noteholders are advised to consult their own professional advisers as to whether these provisions may apply to them.

Capital gains tax

Capital gains tax under the Eighth Schedule to the Income Tax Act will not be levied in relation to Notes disposed of by a person who is not a tax resident of South Africa unless the Notes disposed of are attributable to a permanent establishment of that person through which a trade is carried on in South Africa during the relevant year of assessment.

Capital gains and capital losses of tax residents of South Africa on the disposal of Notes are subject to capital gains tax, provided that the Notes are held with a capital intention. Any discount or premium on acquisition which has already been treated as interest for income tax purposes under section 24J of the Income Tax Act will not be taken into account when determining any capital gain or loss. If the Notes are disposed of or redeemed prior to or on maturity, a gain or loss must be calculated. The gain or loss is deemed to have incurred or to have accrued in the year of assessment in which the transfer or redemption occurred. The calculation of the gain or loss will take into account interest which has already accrued during the period in which the transfer or redemption occurs. In terms of section 24J(4A), where an adjusted loss on transfer or redemption includes interest which has previously been included in the income of the holder, that amount qualifies as a deduction from the income of the holder during the year of assessment in which the transfer or redemption takes place and will not give rise to a capital loss.

To the extent that a Noteholder constitutes a “covered person” (as defined in section 24JB of the Income Tax Act) and section 24JB applies to the Notes, the capital gains tax provisions would not apply.

Purchasers are advised to consult their own professional advisers as to whether a disposal of Notes will result in a liability to capital gains tax.

Definition of interest

The references to “interest” above mean “interest” as understood in South African tax law. The statements above do not take any account of any different definitions of “interest” or “principal” which may prevail under any other law or which may be created by the Terms and Conditions of the Notes or any related documentation.

Securities transfer tax

No securities transfer tax is payable on the issue, redemption or transfer of the Notes in terms of the Securities Transfer Tax Act 2007.

Value-Added Tax (“VAT”)

No VAT is payable on the issue or transfer of Notes. Notes (bonds) constitute “debt securities” as defined in section 2(2)(iii) of the South African Value-Added Tax Act, 1991 (the “VAT Act”). The issue, allotment, drawing, acceptance, endorsement or transfer of ownership of a debt security is a financial service as contemplated in section 2(1) of the VAT Act, which is exempt from VAT in terms of section 12(a) of the VAT Act.

Commissions, fees or similar charges raised for the facilitation of these services will however be subject to VAT at the standard rate (currently 14 per cent.), except where the recipient is a non-resident as contemplated below.

Services (including exempt financial services) rendered to non-residents who are not in South Africa when the services are rendered, are subject to VAT at the zero rate in terms of section 11(2)(1) of the VAT Act.

FATCA withholding

Pursuant to certain provisions of U.S. law, commonly known as “FATCA”, certain “foreign financial institutions” generally are required to 1) identify certain information regarding their “financial accounts” that are held by U.S. persons and entities with substantial U.S. ownership and 2) report such information to the government of the United States or another relevant jurisdiction. In addition, a foreign financial institution may be required to withhold on certain payments it makes (“foreign passthru payments”) to persons that fail to meet certain certification, reporting, or related requirements imposed by FATCA. The Issuer believes that it is a foreign financial institution for these purposes. A number of jurisdictions (including South Africa) have entered into, or have agreed in substance to, intergovernmental agreements with the United States to implement FATCA (“IGAs”), which modify the way in which FATCA applies in such jurisdictions.

Certain aspects of the application of these rules to instruments such as the Notes, including whether withholding would ever be required pursuant to FATCA or an IGA with respect to payments on instruments such as the Notes, is not clear at this time. Even if withholding would be required pursuant to FATCA or an IGA with respect to payments on instruments such as the Notes, such withholding would not apply prior to 1 January 2019. Additionally, Notes (other than Notes that are treated as equity for U.S. tax purposes) issued on or prior to the date that is six months after the date on which final regulations defining “foreign passthru payments” are filed with the U.S. Federal Register generally would be “grandfathered” and, therefore, would not be subject to FATCA withholding unless materially modified after such date. However, if additional notes (as described under “Terms and Conditions of the Notes—Further Issues”) that are not distinguishable from Notes issued prior to the expiration of the grandfathering period are issued after the expiration of the grandfathering period and are subject to withholding under FATCA, then withholding agents may treat all such Notes that cannot be distinguished from Notes issued after the expiration of the grandfathering period as subject to withholding under FATCA.

Holders should consult their own tax advisers regarding how these rules may apply to their investment in the Notes. In the event any withholding would be required pursuant to FATCA or an IGA with respect to payments on the Notes, no person would be required to pay additional amounts as a result of the withholding.

SUBSCRIPTION AND SALE

Notes will be distributed by the Issuer and/or any person appointed as dealer (a “Dealer”) by the Issuer in terms of a distribution agreement (if any) relating to the Programme or issue of Notes thereunder.

The Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale. A distribution agreement may provide for Notes to be issued in syndicated Tranches that are jointly and severally underwritten by two or more Dealers.

The Issuer may agree to pay a Dealer a commission as agreed between them in respect of Notes subscribed by it. The Issuer may agree to reimburse Dealers for certain of their expenses incurred in connection with the Programme and for certain of their activities in connection with the Programme.

The Issuer may agree to indemnify Dealers against certain liabilities in connection with the offer and sale of the Notes. A distribution agreement may entitle Dealers to terminate any agreement that they make to subscribe Notes in certain circumstances prior to payment for such Notes being made to the Issuer.

Certain Dealers and their respective affiliates may perform investment banking and advisory services for, and provide credit facilities to, the Issuer for which they may receive customary fees and expenses.

Dealers and their respective affiliates may, from time to time, engage in further transactions with, and perform services for, the Issuer in the ordinary course of their respective businesses. The Issuer may apply all or part of the proceeds of any Notes issued pursuant to the Programme in repayment of all or part of any credit facilities provided by Dealers or their respective affiliates.

A distribution agreement may make provision for the resignation or termination of appointment of Dealers and for the appointment of additional or other Dealers either generally in respect of the Programme or in relation to a particular Tranche.

Selling Restrictions

United States

The Notes have not been and will not be registered under the Securities Act, or any state securities laws, and, unless so registered, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act. Except to the extent expressly provided in any offer documentation pertaining to the relevant Notes, the Notes offered hereby are being offered and sold only to non-U.S. persons outside the United States in offshore transactions in reliance on Regulation S under the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S.

Bearer Notes are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder.

Each Dealer appointed under the Programme will be required to agree that, except as permitted by the Issuer, it will not offer, sell or, in the case of Bearer Notes, deliver Notes (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering or the issue date of an identifiable tranche of which such Notes are a part, as determined and certified to the Fiscal Agent by such Dealer (or, in the case of an identifiable tranche of Notes sold to or through more than one Dealer, by each of such Dealers with respect to Notes of an identifiable tranche purchased by or through it, in which case the Fiscal Agent shall notify such Dealer when all such Dealers have so certified), within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each Dealer to which it sells Notes during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meanings given to them by Regulation S.

In addition, until 40 days after the later of the commencement of the offering and the issue date of any identifiable tranche of Notes, an offer or sale of Notes within the United States by any dealer (whether or not participating in the offering of such tranche of Notes) may violate the registration requirements of the Securities Act.

This Base Prospectus has been prepared by the Issuer for use in connection with the offer and sale of the Notes outside the United States. The Issuer and the Dealers (if any) reserve the right to reject any offer to purchase the Notes, in whole or in part, for any reason. Except to the extent expressly provided in any offer documentation pertaining to the relevant Notes, this Base Prospectus does not constitute an offer to any person in the United States. Except to the extent expressly provided in any offer documentation pertaining to the relevant Notes, distribution of this Base Prospectus by any non-U.S. person outside the United States to any U.S. person or to any other person within the United States is unauthorised and any disclosure without the prior written consent of the Issuer of any of its contents to any such U.S. person or other person within the United States is prohibited.

(A)                              Where the D Rules are specified in the relevant Final Terms as being applicable in relation to any Tranche of Notes, each Dealer appointed under the Programme will be required to represent, undertake and agree that:

(i)                                              except to the extent permitted under United States Treasury Regulations §1.163-5(c)(2)(i)(D) (or any successor rules in substantially the same form that are applicable for purposes of Section 4701 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) (the “D Rules”) (a) it has not offered or sold, and will not offer or sell, any Bearer Notes to a person who is within the United States or its possessions or to a U.S. person, and (b) it has not delivered and will not deliver within the United States or its possessions Bearer Notes in definitive form that are sold during the restricted period;

(ii)                                           it has, and throughout the restricted period will have, in effect procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling Bearer Notes are aware that such Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a U.S. person, except as permitted by the D Rules;

(iii)                                        if it is a U.S. person, it is acquiring the Bearer Notes for purposes of resale in connection with their original issuance and, if it retains Bearer Notes for its own account, it will only do so in accordance with the requirements of United States Treasury Regulations §1.163-5(c)(2)(i)(D)(6);

(iv)                                       with respect to each affiliate (if any) that acquires from such Dealer Bearer Notes for the purposes of offering or selling such Notes during the restricted period, such Dealer either repeats and confirms the representations, undertakings and agreements contained in sub-clauses (i), (ii), (iii) and (v) on such affiliate’s behalf or agrees that it will obtain from such affiliate for the benefit of the Issuer the representations, undertakings and agreements contained in such sub-clauses (i), (ii), (iii) and (v); and

(v)                                          shall obtain for the benefit of the Issuer the representations, undertakings and agreements contained in sub-clauses (i), (ii), (iii) and (iv) of this paragraph from any person other than its affiliate with whom it enters into a written contract (a “distributor” as defined in United States

Treasury Regulations §1.163-5(c)(2)(i)(D)(4)), for the offer or sale during the restricted period of the Bearer Notes.

(B)                              In addition, where the C Rules are specified in the relevant Final Terms as being applicable in relation to any Tranche of Notes, such Notes must in their original issuance be issued and delivered outside the United States and its possessions and, accordingly, each Dealer appointed under the Programme will be required to represent, undertake and agree that in connection with the original issuance of the Notes:

(i)                                              it has not offered, sold or delivered, and will not offer, sell or deliver, directly or indirectly, any Bearer Notes within the United States or its possessions; and

(ii)                                           it has not communicated, and will not communicate, directly or indirectly, with a prospective purchaser if either such purchaser or such Dealer is within the United States or its possessions and will not otherwise involve the United States office of such Dealer in the offer and sale of Bearer Notes.

Terms used in sub-clauses (A) and (B) have the meanings given to them by the U.S. Internal Revenue Code and the regulations thereunder, including the C Rules and the D Rules.

Public Offer Selling Restriction under the Prospectus Directive

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Dealer appointed under the Programme will be required to represent, warrant and agree that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this Base Prospectus as completed by the Final Terms in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State:

(i)                                    at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)                                 at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(iii)                              at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in (i) to (iii) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each Dealer appointed under the Programme will be required to represent, warrant and agree that:

(i)            in relation to any Notes which have a maturity of less than one year:

(a)                       it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business;

(b)                                          it has not offered or sold and will not offer or sell any Notes other than to persons:

(A)                                        whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

(B)                                        who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses;

where the issue of the Notes would otherwise constitute a contravention of section 19 of the FSMA by the Issuer;

(ii)                                 it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and

(iii)                              it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

China

Each Dealer appointed under the Programme will be required to represent and agree, that the Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities laws of the People’s Republic of China.

Hong Kong

In relation to each further Tranche of Notes issued by the Issuer, each Dealer appointed under the Programme will be required to represent and agree that:

(a)                                it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of Hong Kong) and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)                                it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of Hong Kong) and any rules made under that Ordinance.

Singapore

Each Dealer appointed under the Programme will be required to acknowledge that this Base Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Dealer appointed under the Programme will be required to represent and agree that it has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such

Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this Base Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)                                a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)                                a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 except:

(iii)            to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(iv)                             where no consideration is or will be given for the transfer; or

(v)                                where the transfer is by operation of law; or

(vi)                             as specified in Section 276(7) of the SFA; or

(vii)                          as specified in Regulation 32 of the Securities and Futures (Offer of Investments) (Shares and Debentures) Regulation 2005 of Singapore.

South Africa

Prior to the issue of any Tranche of Notes under the Programme, each Dealer appointed under the Programme will be required to represent and agree (and will be deemed to have represented and agreed) that it will not solicit any offers for subscription for or sale of the Notes in respect of the Notes in that Tranche of Notes, and will itself not sell the Notes in respect of that Tranche of Notes, in South Africa, in contravention of the Companies Act, 2008, the Banks Act, 1990, the Exchange Control Regulations and/or any other applicable laws and regulations of South Africa enforced from time to time.

In relation to South Africa, each Dealer appointed under the Programme will be required to represent and agree (and will be deemed to have represented and agreed) that it will not make an “offer to the public” (as such expression is defined in the Companies Act and which definition includes any section of the public) of Notes (whether for subscription, purchase or sale) in South Africa. This Base Prospectus does not, nor is it intended to, constitute a prospectus prepared and registered under the Companies Act. Accordingly:

(a)           no offer of Notes will be made to any person in South Africa; or alternatively

(b)             to the extent that any such offer is made, its minimum Specified Denomination shall be R1 000 000 for a single addressee acting as principal or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the Companies Act, unless such offer is made to certain investors contemplated in section 96(1)(a) of the Companies Act, or pursuant to another exemption contemplated in section 96(1) of the Companies Act, or made in an issuance to an identified investor or to identified investors who do not constitute the public or a section of the public as contemplated in the Companies Act.

Republic of Italy

The offering of the Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of this Base Prospectus or of any other document relating to any Notes be distributed in Italy, except, in accordance with any Italian securities, tax and other applicable laws and regulations.

Each Dealer appointed under the Programme will be required to represent and agree that it has not offered, sold or delivered, and will not offer, sell or deliver any Notes or distribute any copy of this Base Prospectus or any other document relating to the Notes in Italy except:

(a)            to qualified investors (investitori qualificati), as referred to in Article 100 of Legislative Decree no. 58 of 24 February 1998 (the “Financial Services Act”) and Article 34-ter, paragraph 1, letter (b) of CONSOB regulation No. 11971 of 14 May 1999 (the “Issuers Regulation”), all as amended from time to time; or

(b)            in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Issuers Regulation.

In any event, any offer, sale or delivery of the Notes or distribution of copies of this Base Prospectus or any other document relating to the Notes in Italy under paragraphs (a) or (b) above must be:

(i)                made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) and CONSOB Regulation No. 16190 of 29 October 2007, all as amended from time to time; and

(ii)             in compliance with any other applicable laws and regulations, including any limitation or requirement which may be imposed from time to time by CONSOB or the Bank of Italy or other competent authority.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended, the “FIEA”) and each Dealer appointed under the Programme will be required to represent and agree that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Notes in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and other relevant laws, regulations and ministerial guidelines of Japan.

General

These selling restrictions may be modified by the agreement of the Issuer and any Dealers following a change in a relevant law, regulation or directive. Any such modification will be set out in a supplement to this Base Prospectus or, in the case of PD Exempt Instruments only, in the Pricing Supplement issued in respect of the issue of Notes to which it relates.

No representation is made that any action has been taken in any jurisdiction that would permit a public offering of any of the Notes, or possession or distribution of this Base Prospectus or any other offering material or any Final Terms, in any country or jurisdiction where action for that purpose is required.

Each Dealer appointed under the Programme will be required to agree that it will comply with all relevant laws, regulations and directives in each country or jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes or publishes this Base Prospectus, any other offering material or any Final Terms (in all cases at its own expense) and neither the Issuer nor any other Dealer shall have responsibility therefor. Other persons into whose hands this Base Prospectus or any Final Terms comes are required by the Issuer and the Dealers (if any) to comply with all applicable laws and regulations in each country or jurisdiction in or from which they purchase, offer, sell or deliver Notes or possess, distribute or publish this Base Prospectus or any Final Terms or any related offering material, in all cases at their own expenses.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

The Issuer is a limited liability company incorporated in South Africa and the majority of its assets are currently located outside the United Kingdom. In addition, all of the Issuer’s directors and executive officers are residents of countries other than the United Kingdom. As a result, it may be impossible for Noteholders to:

•                                effect service of process within the United Kingdom upon the Issuer or any of its directors or executive officers named in this Base Prospectus; or

•                                enforce, in the English courts, judgments obtained outside English courts against the Issuer or any of the Issuer’s directors and executive officers named in this Base Prospectus.

In addition, it may be difficult for Noteholders to enforce, in original actions brought in courts in jurisdictions located outside the United Kingdom, liabilities predicated upon English laws.

Choice of law

In any proceedings for the enforcement of the obligations of the Issuer, the South African courts will generally give effect to the choice of foreign law as contemplated in the Notes as the governing law thereof.

Jurisdiction

Subject as set out below, the Issuer’s irrevocable submission under the Notes to the jurisdiction of a foreign court is generally legal, valid, binding and enforceable under the laws of South Africa, and any judgment obtained in a foreign jurisdiction will be recognised and be enforceable by the courts of South Africa without the need for re-examination of the merits. The appointment by the Issuer of an agent within the jurisdiction of a foreign court to accept service of process in respect of the jurisdiction of the foreign courts is generally valid and binding on the Issuer.

Under South African law, a court will not accept a complete ouster of jurisdiction, either by way of a choice of jurisdiction clause or arbitration clause although generally it recognises party autonomy and gives effect to choice of jurisdiction and arbitration provisions. However, jurisdiction remains within the purview of the court and a court may, in certain instances, assume jurisdiction provided there are sufficient jurisdictional connecting factors. South African courts may, in rare instances, choose not to give effect to a choice of jurisdiction clause, if, for example, such choice is contrary to public policy.

The Supreme Court of Appeal of South Africa has held that if proceedings have been instituted in a court in South Africa, a party wishing to invoke the protection of a foreign jurisdiction or arbitration clause should do so by way of a special or dilatory plea seeking a stay of the proceedings, in which case a South African court would have a discretion whether or not to enforce the foreign jurisdiction or arbitration clause. In addition, proceedings before a court of South Africa may be stayed if the subject of the proceedings is concurrently before any other court.

Recognition of foreign judgments

Subject to the permission (where required) of the Minister of Finance in terms of the Protection of Businesses Act, 1978 (as amended) (“Protection of Businesses Act”) any authenticated judgment for money obtained in a court of competent jurisdiction other than South Africa will be recognised and enforced in accordance with procedures ordinarily applicable under South African law for the enforcement of foreign judgments (“common law enforcement proceedings”), provided that the process is properly served, judgment was pronounced by a proper court of law, the judgment was final and conclusive, has not become superannuated, and has not been obtained by fraud or in any manner opposed to natural justice or contrary to the international principles of due process and procedural fairness, the enforcement thereof is not contrary to South African public policy and the foreign court in question had jurisdiction and international competence according to the applicable rules recognised by the laws of South Africa. The South African courts will not enforce foreign revenue or penal law, nor will they recognise or enforce a foreign judgment which contravenes section 1A of the Protection of Businesses Act which prohibits the payment of multiple or punitive damages.

A foreign judgement creditor instituting legal proceedings in South Africa to enforce a foreign judgment, may be required to provide security for costs in accordance with rule 47 of the rules of the High Court of South Africa (the “High Court”).

Where obligations are to be performed in a jurisdiction outside South Africa they may not be enforceable under the laws of South Africa to the extent that such performance would be illegal or contrary to public policy under the laws of South Africa, or the foreign jurisdiction or to the extent that the law precludes South African courts from granting extra territorial orders.

In regard to the execution of a foreign civil judgement that is made by an order of the court in South Africa:

•                                once such order is made by a South African court, the judgement creditor may issue a writ of execution through the office of the registrar of such court;

•                                rules 45 and 46 of the rules of the High Court regulate the execution of movable and immovable property respectively. Once a writ of execution is issued and delivered to the sheriff of the High Court (the “Sheriff”), the Sheriff will follow the processes set out in such rules in the execution of such court order;

•                                where practicable, any property attached by the Sheriff under a writ of execution must be sold by the Sheriff by public auction to the highest bidder after the advertisement of the auction. This auction procedure is regulated by section 45 of the Consumer Protection Act, 2008 (the “CPA”), which together with the regulations promulgated thereunder (as amended) (the “CPA Regulations”) set out how an auction pursuant to such a court order is to be conducted and the records to be made with respect to property placed for auction. The sale of any such property by an auctioneer must comply with all the general provisions of the CPA Regulations relating to auctions and auctioneers that are applicable to an auction conducted by the Sheriff. The CPA Regulations provide that any provision in any agreement relating to goods sold or bought at an auction or advertised or offered for sale at an auction, or any agreement providing for conducting the auction itself, in conflict with the CPA Regulations, does not from the moment of its conception or conclusion, have any force or effect; and

•                                a writ of execution against immovable property may only be issued if the immovable property has been declared specially executable under such court order or if the return made in respect of a writ issued against movable property states that the judgement debtor does not have sufficient movable property to satisfy the writ.

Effect of liquidation on civil proceedings

In general and subject to certain exceptions, civil proceedings (including arbitration proceedings) instituted by or against an insolvent entity are automatically stayed on the liquidation of the insolvent entity’s estate until the appointment of a liquidator. A plaintiff/creditor wishing to continue with such proceedings against an insolvent individual must give notice of its intention to do so within a period of three weeks from the date of the first meeting of creditors, in accordance with the provisions of the South African Insolvency Act, 1936 (as amended), failing which the proceedings lapse. In circumstances where the court finds that there was a reasonable excuse for a failure to give the requisite notice, it has a discretion to allow a plaintiff/creditor to continue with proceedings on such conditions as it thinks fit.

In respect of an insolvent company, the plaintiff or applicant who wishes to continue with proceedings against the company stayed upon the winding-up thereof must give the liquidator at least three weeks’ notice in writing before continuing therewith. This notice must be given within four weeks after the appointment of the liquidator. If such notice is not given, the proceedings are to be considered to have been abandoned unless the Court otherwise directs.

Execution against the insolvent entity’s assets is similarly stayed.

FORM OF FINAL TERMS

The form of Final Terms that will be issued in respect of each Tranche, subject only to the deletion of non-applicable provisions, is set out below:

Final Terms dated [•]

[ISSUER NAME]

Issue of [Aggregate Nominal Amount of Tranche] [Title of Notes]

under the U.S.$[•]

Euro Medium Term Note Programme

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set out in the Base Prospectus dated 31 March 2016 [and the Base Prospectus Supplement dated [•]] ([together, ]the “Base Prospectus”) which [together] constitute[s] a base prospectus for the purposes of Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5(4) of the Prospectus Directive and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus. In accordance with Article 14 of the Prospectus Directive, the Base Prospectus is available for viewing at [address] [and] [website] and copies may be obtained from [address].

1	Issuer:	[K2014176899 (SOUTH AFRICA) LIMITED/African Bank Limited]
2	[(i)] Series Number:	[•]
	[(ii) Tranche Number:	[•]]
[(iii) Date on which the Notes become fungible:

[Not Applicable/The Notes shall be consolidated, form a single series and be interchangeable for trading purposes with [•] on [the Issue Date/exchange of the Temporary Global Note for interests in the Permanent Global Note, as referred to in paragraph [•] below [which is expected to occur on or about [•]]].]

3	Specified Currency or Currencies:	[•]
4	Aggregate Nominal Amount:
	[(i)] Series:	[•]
	[(ii) Tranche:	[•]]
5	Issue Price:	[•] per cent. of the Aggregate Nominal Amount [plus accrued interest from [•]]

6	(i) Specified Denominations:	[•]
	(ii) Calculation Amount:	[•]
7	(i) Issue Date:	[•]
	(ii) Interest Commencement Date:	[•][Issue Date][Not Applicable]
8	Maturity Date:	[•]
9	Interest Basis:	[[•] per cent. fixed rate]
[[•] month [LIBOR/EURIBOR] +/- [•] per cent. Floating Rate]

[Zero Coupon]
(See paragraph [14/15/16] below)
10	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at [[•]/[100]] per cent. of their nominal amount.
11	Change of Interest Basis:	[•]
12	Put/Call Options:	[Investor Put]
[Issuer Call] [Not Applicable] (See paragraph [17/18] below)
13	(i) Status of the Notes:	[Senior] [Tier 2]
	(ii) Date approval for issuance of Notes obtained:	[•][Not applicable]/[This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on [•]]
PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE
14	Fixed Rate Note Provisions:	[Applicable/Not Applicable]
	(i) Rate[(s)] of Interest:	[•] per cent. per annum [payable [annually/semi annually/quarterly/monthly/[•]] in arrear]
	(ii) Interest Payment Date(s):	[•] in each year [adjusted in accordance with [•]/not adjusted]
	(iii) [Interest Payment Date Adjustment:	[Applicable/Not Applicable]]
	(iv) Fixed Coupon Amount[(s)]:	[[•] per Calculation Amount][Not Applicable]
	(v) Broken Amount(s):	[[•] per Calculation Amount payable on the Interest Payment date falling [in/on] [•]][Not Applicable]
	(vi) Day Count Fraction:	[Actual/365; Actual/Actual-ISDA; Actual/365 (Fixed); Actual/360; 30/360; 360/360; Bond Basis; 30E/360; Eurobond Basis; 30E/360 (ISDA); Actual/Actual-ICMA]

	(vii) Determination Dates:	[•] in each year
15	Floating Rate Note Provisions:	[Applicable/Not Applicable]
(i) Interest Period(s):

[•][, subject to adjustment in accordance with the Business Day Convention set out in (iv) below/, not subject to any adjustment, as the Business Day Convention in (iv) below is specified to be Not Applicable]

(ii) Specified Interest Payment Dates:

[•] in each year[, subject to adjustment in accordance with the Business Day Convention set out in (iv) below/, not subject to any adjustment, as the Business Day Convention in (iv) below is specified to be Not Applicable]

	(iii) First Interest Payment Date:	[•]
	(iv) Business Day Convention:	[Floating Rate Convention/Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention/Not Applicable]
	(v) Business Centre(s):	[•]
	(vi) Manner in which the Rate(s) of Interest is/are to be determined:	[Screen Rate Determination/ISDA Determination]
	(vii) Party responsible for calculating the Rate(s) of Interest and Interest Amount(s) (if not the Fiscal Agent):	[•]
(viii) Screen Rate Determination:
	— Reference Rate:	[•] month [LIBOR/EURIBOR]
	— Interest Determination Date(s):	[•]
	— Relevant Screen Page:	[•]
	— Relevant Time:	[[•] in the Relevant Financial Centre]
(ix) ISDA Determination:
	— Floating Rate Option:	[•]
	— Designated Maturity:	[•]
	— Reset Date:	[•]
	(x) Linear Interpolation	[Not Applicable/Applicable — the [Rate of Interest] for the [long/short] [first/last] Interest Period shall be calculated using Linear Interpolation]
	(xi) Margin(s):	[+/-][•] per cent. per annum
	(xii) Minimum Rate of Interest:	[•] per cent. per annum
	(xiii) Maximum Rate of Interest:	[•] per cent. per annum
	(xiv) Day Count Fraction:	[Actual/365; Actual/Actual-ISDA; Actual/365

(Fixed); Actual/360; 30/360; 360/360; Bond Basis; 30E/360; Eurobond Basis; 30E/360 (ISDA); Actual/Actual-ICMA]
	(xv) ISDA Definitions:	[2006 ISDA Definitions (as amended and updated)]
16	Zero Coupon Note Provisions:	[Applicable/Not Applicable]
	(i) Amortisation Yield:	[•] per cent. per annum
	(ii) Day Count Fraction in relation to Early Redemption Amounts:	[Actual/365; Actual/Actual-ISDA; Actual/365 (Fixed); Actual/360; 30/360; 360/360; Bond Basis; 30E/360; Eurobond Basis; 30E/360 (ISDA); Actual/Actual-ICMA]
PROVISIONS RELATING TO REDEMPTION
17	Call Option:	[Applicable [, subject to the applicable Capital Regulations]/Not Applicable]
	(i) Optional Redemption Date(s) (Call):	[•]
	(ii) Optional Redemption Amount(s) of each Note:	[•] per Calculation Amount
(iii) If redeemable in part:
	(a) Minimum Redemption Amount:	[•] per Calculation Amount
	(b) Maximum Redemption Amount:	[•] per Calculation Amount
	(iv) Notice period:	[•] days
18	Put Option:	[Applicable/Not Applicable]
	(i) Optional Redemption Date(s):	[•]
	(ii) Optional Redemption Amount(s) of each Note:	[•] per Calculation Amount
	(iii) Notice period:	[•] days
19	Final Redemption Amount of each Note:	[•] [Par] per Calculation Amount
20	Early Redemption Amount:
	Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption:	[•]/[Par] per Calculation Amount
GENERAL PROVISIONS APPLICABLE TO THE NOTES
21	Form of Notes:	[Bearer Notes:
[Temporary Global Note exchangeable for a Permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the Permanent Global Note].
[Temporary Global Note exchangeable for Definitive Notes on [•] days’ notice]
[Permanent Global Note exchangeable for Definitive Notes in the limited circumstances specified in the Permanent Global Note]]
[Registered Notes:
[Global Certificate exchangeable for individual Certificates on [•] days’ notice/at any time/in the limited circumstances specified in the Global Certificate]]
22	Financial Centre(s):	[Not Applicable/Applicable - [•]].
23	Talons for future Coupons to be attached to Definitive Notes (and dates on which such Talons mature):	[Yes. As the Notes have more than 27 coupon payments, talons may be required if, on exchange into definitive form, more than 27 coupon payments are still to be made./No]

THIRD PARTY INFORMATION

[(Relevant third party information) has been extracted from (specify source). The Issuer confirms that such information has been accurately reproduced and that, so far as it is aware, and is able to ascertain from information published by (specify source), no facts have been omitted which would render the reproduced information inaccurate or misleading.]

APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

PART B — OTHER INFORMATION

1	Listing and admission to trading
(i) Admission to trading:

[Application has been made by the Issuer (or on its behalf) for the Notes to be admitted to trading on [•] with effect from [•]] [Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on [•] with effect from [•]] [Not Applicable]

	(ii) Estimate of total expenses related to admission to trading:	[•]
2	Ratings	[The Notes to be issued [have been/are expected to be] rated/[The following ratings reflect ratings assigned to Notes of this type issued under the Programme generally]/[Not applicable]:
	Ratings:	S&P: [•]
3	Interests of Natural and Legal Persons involved in the Issue/Offer

[Save for any fees payable to the [Managers/Dealers], so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer. The [Managers/Dealers] and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform other services for, the Issuer and its affiliates in the ordinary course of business.] [•]

4	[Fixed Rate Notes only - Yield
	Indication of yield:	[•] The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.]
5	Operational Information
	ISIN:	[•]
	Common Code:	[•]
	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	[Not Applicable][•]
	Delivery:	Delivery [against/free of] payment
	Names and addresses of initial Paying and Transfer Agent(s):	[•]
	Names and addresses of additional Paying and Transfer Agent(s) (if any):	[•]

6	Distribution
	(i) Method of distribution	[Syndicated/Non-syndicated]
(ii) If syndicated:
	(A) Name of Managers:	[Not Applicable/[•]]
	(B) Stabilising Manager(s) (if any):	[Not Applicable/[•]]
	(iii) If non-syndicated, name of [Dealer]:	[Not Applicable/[•]]
	(iv) U.S. Selling Restrictions:	Reg S Compliance Category: [1]/[2]/[3]
[TEFRA C/TEFRA D/TEFRA Not Applicable]

FORM OF PRICING SUPPLEMENT

The Pricing Supplement in respect of each Tranche of Instruments issued under the Programme will be substantially in the following form, duly completed to reflect the particular terms of the relevant PD Exempt Instruments and their issue.

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH DIRECTIVE 2003/71/EC, AS AMENDED (THE “PROSPECTUS DIRECTIVE”) FOR THE ISSUE OF THE INSTRUMENTS DESCRIBED BELOW. THE UK LISTING AUTHORITY HAS NEITHER APPROVED NOR REVIEWED ANY INFORMATION CONTAINED IN THIS PRICING SUPPLEMENT AND ANY INSTRUMENTS ISSUED PURSUANT TO THIS PRICING SUPPLEMENT ARE NOT COMPLIANT WITH THE PROSPECTUS DIRECTIVE.

PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set forth in the Base Prospectus dated 31 March 2016 [and the Base Prospectus Supplement dated [•]] ([together, ]the “Base Prospectus”). This document constitutes the Pricing Supplement of the Notes described herein and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement [and] the Base Prospectus [and the Swiss listing prospectus dated 31 March 2016 (the “Swiss Listing Prospectus”) prepared in connection with the listing of the Notes on the SIX Swiss Exchange Ltd (“SIX Swiss Exchange”)]. The Base Prospectus [and the Swiss Listing Prospectus] [are/is] available for viewing during normal business hours at the registered offices of the Issuer at [•] and copies may be obtained from the registered offices of [the Fiscal Agent][Bär & Karrer AG] at [•].

1	Issuer:	[K2014176899 (SOUTH AFRICA) LIMITED/African Bank Limited]
2	[(i) Series Number:	[•]]
	[(ii) Tranche Number:	[•]]
[(iii) Date on which the Notes become fungible:

[Not Applicable/The Notes shall be consolidated, form a single series and be interchangeable for trading purposes with [insert description of the Series] on [insert date/the Issue Date/exchange of the Temporary Global Note for interests in the Permanent Global Note, as referred to in paragraph [•] below [which is expected to occur on or about [insert date]]].]

3	Specified Currency or Currencies:	[•]
	[Additional Conditions:	[•]
	Provisions applicable to Tier 2 Notes:	[•] (For Notes that are also Tier 2 Notes specify the Additional Conditions (if any) prescribed by the Relevant Regulator and those of the applicable regulations (if any) which are not set out in the Terms and Conditions or elsewhere in this Pricing Supplement.)]
4	Aggregate Nominal Amount:
	[(i) Series:	[•]]
	[(ii) Tranche:	[•]]
5	Issue Price:	[•] per cent. of the Aggregate Nominal Amount [plus accrued interest from [insert date] (if applicable)]
6	(i) Specified Denominations:	[•]
	(ii) Calculation Amount:	[•]
7	(i) Issue Date:	[•]
	(ii) Interest Commencement Date:	[•]/Issue Date/Not Applicable]
8	Maturity Date:	[•] [Floating rate or fixed rate CNH Notes where the Interest Payment Dates are subject to adjustment — Interest Payment Date falling in or nearest to [•])]
9	Interest Basis:	[[•] per cent. fixed rate]
[[•] +/- [•] per cent. Floating Rate]

[Zero Coupon]
10	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at [[•]/[100]] per cent. of their nominal amount.
11	Change of Interest or Redemption/Payment Basis:	[Not Applicable]
12	Put/Call Options:	[Investor Put]
[Issuer Call] [Not Applicable]
13	(i) Status of the Notes:	[Senior] [Tier 2]
(ii) Date approval for issuance of Notes obtained:

[•][Not applicable]/[This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on [•]]

(N.B. Only relevant where Board (or similar) authorisation is required for the particular Tranche of Notes)

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14	Fixed Rate Note Provisions:	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)
	(i) Rate[(s)] of Interest:	[•] per cent. per annum [payable [annually/semi annually/quarterly/monthly/ [•]] in arrear]
	(ii) Interest Payment Date(s):	[•] in each year [adjusted in accordance with [•]/not adjusted]
	(iii) [Interest Payment Date Adjustment (CNH Notes):	[Applicable/Not Applicable]
	(iv) Fixed Coupon Amount[(s)]:	[[•] per Calculation Amount][Not Applicable]
	(v) Broken Amount(s):	[[•] per Calculation Amount payable on the Interest Payment Date falling [in/on] [•]][Not Applicable]
	(vi) Day Count Fraction:	[Actual/365; Actual/Actual-ISDA; Actual/365 (Fixed); Actual/360; 30/360; 360/360; Bond Basis; 30E/360; Eurobond Basis; 30E/360 (ISDA); Actual/Actual-ICMA; [•]]
	(vii) Determination Dates:	[•] in each year
	(viii) Other terms relating to the method of calculating interest for Fixed Rate Notes:	[Not Applicable/[•]]
15	Floating Rate Note Provisions:	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)
(i) Interest Period(s):

[•][, subject to adjustment in accordance with the Business Day Convention set out in (iv) below/, not subject to any adjustment, as the Business Day Convention in (iv) below is specified to be Not Applicable]

(ii) Specified Interest Payment Dates:

[•][, subject to adjustment in accordance with the Business Day Convention set out in (iv) below/, not subject to any adjustment, as the Business Day Convention in (iv) below is specified to be Not Applicable]

	(iii) First Interest Payment Date:	[•]
	(iv) Business Day Convention:	[Floating Rate Convention/Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention/[•]/Not Applicable]
	(v) Business Centre(s)	[•]
	(vi) Manner in which the Rate(s) of	[Screen Rate Determination/ISDA

	Interest is/are to be determined:	Determination]
	(vii) Party responsible for calculating the Rate(s) of Interest and Interest Amount(s) (if not the Fiscal Agent):	[•]
(viii) Screen Rate Determination:
	— Reference Rate:	[•]
	— Interest Determination Date(s):	[•]
	— Relevant Screen Page:	[•]
	— Relevant Time:	[[•] in the Relevant Financial Centre]
(ix) ISDA Determination:
	— Floating Rate Option:	[•]
	— Designated Maturity:	[•]
	— Reset Date:	[•]
	(x) Linear Interpolation	[Not Applicable/Applicable — the [Rate of Interest] for the [long/short] [first/last] Interest Period shall be calculated using Linear Interpolation (specify for each short or long interest period)]
	(xi) Margin(s):	[+/-][•] per cent. per annum
	(xii) Minimum Rate of Interest:	[•] per cent. per annum
	(xiii) Maximum Rate of Interest:	[•] per cent. per annum
	(xiv) Day Count Fraction:	[Actual/365; Actual/Actual-ISDA; Actual/365 (Fixed); Actual/360; 30/360; 360/360; Bond Basis; 30E/360; Eurobond Basis; 30E/360 (ISDA); Actual/Actual-ICMA; [•]]

(xv) Fall back provisions, rounding provisions, denominator and any other terms relating to the method of calculating interest on Floating Rate Notes, if different from those set out in the Conditions:

[•]
	ISDA Definitions:	[2006 ISDA Definitions (as amended and updated)]
16	Zero Coupon Note Provisions:	[Applicable/Not Applicable] (if not applicable, delete the remaining sub-paragraphs of this paragraph)
	(i) Amortisation Yield:	[•] per cent. per annum
	(ii) Day Count Fraction in relation to Early Redemption Amounts:	[Actual/365; Actual/Actual-ISDA; Actual/365 (Fixed); Actual/360; 30/360; 360/360; Bond Basis; 30E/360; Eurobond Basis; 30E/360 (ISDA); Actual/Actual-ICMA; [•]]
	(iii) Any other formula/basis of	[•]

determining amount payable:

PROVISIONS RELATING TO REDEMPTION
17	Call Option:	[Applicable[, subject to the applicable Capital Regulations]/Not Applicable] (if not applicable, delete the remaining sub-paragraphs of this paragraph)
	(i) Optional Redemption Date(s) (Call):	[•]
	(ii) Optional Redemption Amount(s) of each Note and method, if any, of calculation of such amount(s):	[•] per Calculation Amount
(iii) If redeemable in part:
	(a) Minimum Redemption Amount:	[•] per Calculation Amount
	(b) Maximum Redemption Amount:	[•] per Calculation Amount
	(iv) Notice period:	[•] days
18	Put Option:	[Applicable/Not Applicable] (if not applicable, delete the remaining sub-paragraphs of this paragraph)
	(i) Optional Redemption Date(s) (Put):	[•]
	(ii) Optional Redemption Amount(s) of each Note and method, if any, of calculation of such amount(s):	[•] per Calculation Amount
	(iii) Notice period:	[•] days
19	Final Redemption Amount of each Note:	[•] per Calculation Amount
	(i) Party responsible for calculating the Final Redemption Amount (if not the Fiscal Agent):	[•]
	(ii) Provisions for determining Final Redemption Amount where calculated by reference to Index and/or Formula and/or other variable:	[•]
	(iii) Determination Date(s):	[•]
	(iv) Provisions for determining Final Redemption Amount where calculation by reference to Index and/or Formula and/or other variable is impossible or impracticable or otherwise disrupted:	[•]
	(v) Payment Date:	[•]
	(vi) Minimum Final Redemption Amount:	[•] per Calculation Amount
	(vii) Maximum Final Redemption	[•] per Calculation Amount

Amount:
20	Early Redemption Amount:

Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

[•]
GENERAL PROVISIONS APPLICABLE TO THE NOTES
21	Form of Notes:	[Bearer Notes:
[Temporary Global Note exchangeable for a Permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the Permanent Global Note].
[Temporary Global Note exchangeable for Definitive Notes on [•] days’ notice]
[Permanent Global Note exchangeable for Definitive Notes in the limited circumstances specified in the Permanent Global Note]]

[To be included for Swiss CHF issuances:]
[The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note substantially in the form scheduled to the supplemental agency agreement dated [•] (the “Supplemental Agency Agreement”) between the Issuer, [•] in its capacity as the Swiss principal paying agent (the “Swiss Principal Paying Agent”) and others.
The Permanent Global Note is exchangeable in whole but not in part for Registered Notes represented by individual Certificates only (i) if the Swiss Principal Paying Agent deems the printing of individual Certificates to be necessary or useful, after consultation with the Issuer, or if, under Swiss or any other applicable laws and regulations, the enforcement of the obligations under the Notes can only be ensured by means of effective individual Certificates or (ii) upon the occurrence of the events specified in the Permanent Global Note. In such cases, the

Issuer shall provide, at its own cost and expense, for the printing and delivery of individual Certificates in accordance with the rules and regulations of SIX SIS AG, located in Olten, Switzerland (the “SIS” or the “Intermediary”, which expression shall include any other clearing institution recognised by the SIX Swiss Exchange).
The Notes issued on exchange of the Permanent Global Note will not be issued in bearer form, but exclusively in registered form for U.S. tax purposes.
The Permanent Global Note shall be deposited with SIS and shall be immobilised and may not be transferred by SIS until final redemption of the Notes or the exchange of the Permanent Global Note for Registered Notes represented by individual Certificates. The Permanent Global Note will document the right to receive principal and interest thereon and all other rights and obligations in connection therewith.
Once the Permanent Global Note has been deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (“Intermediated Securities”) in accordance with the Swiss Federal Intermediated Securities Act.
Each holder of the Notes shall have a quotal co-ownership interest in the Permanent Global Note to the extent of its claim against the Issuer, provided that for so long as the Permanent Global Note remains deposited with the Intermediary, the co-ownership interest shall be suspended and the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.
The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the holders of the Notes will be the persons holding the Notes in a securities account which is in their name, or in case of an Intermediary, the Intermediary holding the Notes for its own account in a securities account which is in its name.

Holders of the Notes do not have the right to effect or demand the conversion of the Permanent Global Note into, or the delivery of, uncertificated securities or Registered Notes.]
[Registered Notes:
[Global Certificate exchangeable for individual Certificates on [•] days’ notice/at any time/in the limited circumstances specified in the Global Certificate]]
22	Financial Centre(s) or other special provisions relating to payment dates:	[Not Applicable/Applicable - [•]].
23	Talons for future Coupons to be attached to Definitive Notes (and dates on which such Talons mature):	[Yes. As the Notes have more than 27 coupon payments, talons may be required if, on exchange into definitive form, more than 27 coupon payments are still to be made./No]
24	[Other final terms:
[To be included for Swiss CHF issuances:]
(i) Payments:

Payments of principal and interest in respect of the Notes (denominated in Swiss Francs) will be made without collection costs in Switzerland and without any restrictions and irrespective of nationality, domicile or residence of a Noteholder and without requiring any certification, affidavit or the fulfilment of any other formality.

The receipt by the Swiss Principal Paying Agent of the due and punctual payment of the funds in Swiss Francs in Zurich releases the Issuer from its obligation under the Notes for the payment of interest and principal due on the respective payment dates to the extent of such payment.

Condition 7 shall be construed accordingly.
(ii) Paying Agents:

In respect of the Notes (denominated in Swiss Francs), the Issuer will at all times maintain a Swiss paying agent having a specified office in Switzerland and will at no time maintain a paying agent having a specified office outside Switzerland in relation to such Notes.

Condition 7(e) shall be construed accordingly.
	(iii) Notices:	So long as the Notes are listed on the SIX Swiss Exchange and so long as the rules of the SIX Swiss Exchange so require, all notices in respect of the Notes will be validly given through the Swiss Principal Paying Agent (i) by means of electronic publication on the internet website of the SIX Swiss Exchange (https://www.six-exchange-regulation.com/en/home/publications/official-notices.html), or (ii) otherwise in accordance with the regulations of the SIX Swiss Exchange.

Condition 14 shall be construed accordingly.]

THIRD PARTY INFORMATION

[(Relevant third party information) has been extracted from (specify source). The Issuer confirms that such information has been accurately reproduced and that, so far as it is aware, and is able to ascertain from information published by (specify source), no facts have been omitted which would render the reproduced information inaccurate or misleading.]

APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

PART B — OTHER INFORMATION

1	LISTING AND ADMISSION TO TRADING

(i) Admission to trading:

[Application has been made by the Issuer (or on its behalf) for the Notes to be admitted to trading on [•] with effect from [•]] [Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on [•] with effect from [•]][Not Applicable]

	(ii) Estimate of total expenses related to admission to trading:	[•]

2	RATINGS	[The Notes to be issued [have been/are expected to be] rated/[Not applicable]:

	Ratings:	S&P: [•]

3	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE/OFFER

[Save for any fees payable to the [Managers/Dealers], so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer. The [Managers/Dealers] and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform other services for, the Issuer and its affiliates in the ordinary course of business/[•]]

4	Fixed Rate Notes only - Yield

	Indication of yield:	[•] The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

5	OPERATIONAL INFORMATION

	ISIN:	[•]

	Common Code:	[•]

	[Swiss Security Number:	[•] [To be included for Swiss CHF issuances]]

	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	[Not Applicable][•]

	Delivery:	Delivery [against/free of] payment

	Names and addresses of initial Paying and Transfer Agent(s):	[•]

	Names and addresses of additional Paying and Transfer Agent(s) (if any):	[•]

6	DISTRIBUTION

	(i) Method of distribution	[Syndicated/Non-syndicated]

(ii) If syndicated:

	(A) Name of Managers:	[Not Applicable/[•]]

	(B) Stabilising Manager(s) (if any):	[Not Applicable/[•]]

	(iii) If non-syndicated, name of [Dealer]:	[Not Applicable/[•]]

	(iv) U.S. Selling Restrictions:	Reg S Compliance Category: [1]/[2]/[3]
[TEFRA C/TEFRA D/TEFRA Not Applicable]

	(v) Additional selling restrictions:	[Not Applicable/[•]]

GENERAL INFORMATION

(1)                       Listing

The listing of the Notes on the Official List will be expressed as a percentage of their nominal amount (exclusive of accrued interest). It is expected that each Tranche of Notes which is to be admitted to the Official List and to trading on the Market will be admitted separately as and when issued, subject only to the issue of one or more Global Notes or Global Certificates in respect of each Tranche. The listing of the Programme in respect of the Notes is expected to be granted on or about 4 April 2016. Prior to official listing and admission to trading, however, dealings will be permitted by the London Stock Exchange in accordance with its rules. Transactions on the Market will normally be effected for delivery on the third working day after the day of the transaction. However, unlisted Notes may be issued pursuant to the Programme.

(2)        Authorisations

The establishment of the Programme was authorised by a resolution of the board of directors of the Issuer passed on 10 December 2015. The Issuer has obtained or will obtain from time to time all necessary consents, approvals and authorisations in connection with the issue of the Notes and the performance of its obligations under the Notes.

(3)        Significant/Material Change

Save as set out below, there has been no material adverse change in the prospects of the Issuer since 30 September 2015:

•                  the financial statements of the Issuer at 30 September 2015 reflect a dormant set of audited financial statements. The Issuer will be used to effect the Restructuring as from the Transaction Effective Date. Details of the Restructuring are set out in the section headed “Curatorship Of African Bank And Summary Of Restructuring — The Restructuring”;

•                  the impact of the Restructuring will be that the Issuer will take up the Good Book, together with specific operational assets and obligations of African Bank, will issue the New Senior Debt Instruments and New Subordinated Debt Instruments and will have received a further capital injection of ZAR9.75 billion (in addition to the ZAR250m which was contributed by the Consortium on [•] 2016), as described below; and

•                  the risks that exist in terms of the completion of the Restructuring are set out in the section headed “Risk Factors - Risks related to the Restructuring and the Issuer’s strategy”.

Save as set out hereafter, there has been no significant change in the financial or trading position of the Group since 30 September 2015. In anticipation of the Restructuring and in order to procure the registration of the Issuer as a bank pursuant to the Banks Act, the Consortium has commenced the capitalisation of the Issuer by way of subscription for shares in the Issuer of an amount equal to ZAR250 million, which forms part of the overall ZAR10 billion of capital to be contributed by the Consortium via New HoldCo by the Transaction Effective Date. These subscription monies were deposited into the bank account of the Issuer on [•] 2016.

(4)        Approvals

Notes which are intended to qualify as Tier 2 Capital to be issued under the Programme are “debt instruments” as contemplated by section 79(1)(b) of the Banks Act. Accordingly, the Issuer requires the consent of the Relevant Regulator in accordance with section 79(1)(b) of the Banks Act and Regulation 38 of the Regulations Relating to Banks, for permission to issue Notes which are intended to qualify as Tier 2 Capital under the Programme.

The Issuer will have to obtain the approval of the FinSurv for the issue of each Tranche of Notes under the Programme.

(5)        Legal and Arbitration Proceedings

There are no, and have not been any, governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer is aware) which may have or have had during the period since 9 September 2014 a significant effect on the financial position or profitability of the Issuer.

(6)        Clearing Systems

The Notes have been accepted for clearance through the Euroclear and/or Clearstream, Luxembourg systems (which are the entities in charge of keeping the records). The appropriate Common Code and/or the ISIN (and, where applicable, the identification number, together with any further appropriate information, for any other relevant clearing system) for each Series of Notes will be specified in the relevant Final Terms.

The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium. The address of Clearstream, Luxembourg is 42 Avenue J.F. Kennedy, L-1855 Luxembourg. The address of any alternative clearing system will be specified in the relevant Final Terms.

(7)        Bearer Notes

Each Bearer Note with an original maturity of more than one year, Coupon and Talon will bear the following legend.

“Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code of 1986, as amended”.

(8)        Issue Price

The issue price and the amount of the relevant Notes will be determined, before filing of the relevant Final Terms of each Tranche, based on the prevailing market conditions. The Issuer does not intend to provide any post-issuance information in relation to any issues of Notes.

(9)        Third Party Information

Where information in this Base Prospectus has been sourced from third parties, this information has been accurately reproduced and as far as the Issuer is aware and is able to ascertain from the information published by such third parties no facts have been omitted which would render the reproduced information inaccurate or misleading. The source of third party information is identified where used.

(10)     Documents Available

For so long as Notes may be issued pursuant to this Base Prospectus, the following documents will be available, during usual business hours on any weekday (Saturdays and public holidays excepted), for inspection at the office of the Issuer:

(i)                                              the Agency Agreement (which includes the forms of the Notes, Coupons, Talons and the Certificates);

(ii)                                           the Deed of Covenant;

(iii)                                        the constitutional documents of the Issuer;

(iv)                                       each Final Terms (save that Final Terms relating to a Note which is neither admitted to trading on a regulated market within the EEA nor offered in the EEA in circumstances where a Prospectus is required to be published under the Prospectus Directive will only be available for inspection by a holder of such Note and such holder must produce evidence satisfactory to the Issuer and the Fiscal Agent as to its holding of Notes and identity); and

(v)                                          a copy of this Base Prospectus together with any supplement to this Base Prospectus or further Prospectus.

This Base Prospectus and each Final Terms for Notes listed on the Official List and admitted to trading on the Market will be published on the website of the Regulatory News Service operated by the London Stock Exchange at www.londonstockexchange.com/prices-and-news/prices-news/home.htm.

(11)     Auditors of African Bank

Deloitte & Touche (“Deloitte”), situated at The Woodlands, 20 Woodlands Drive, Woodmead, 2196 South Africa, has acted as the independent auditor of the financial statements of African Bank for the financial years ended 30 September 2014 and 30 September 2015. The appointment of the independent auditor of African Bank falls within the responsibilities of the Curator, and is separate from the appointment of independent auditors by the Issuer. Deloitte has acted as the Reporting Accountant in respect of the pro forma financial information of the Issuer contained in this Programme, included in Annexure A3 to this Base Prospectus.

Deloitte issued modified audit opinions on the historical financial information of African Bank for the financial years ended 30 September 2015 and 30 September 2014. The audited financial statements for the financial years ended 30 September 2015 and 2014, including the audit opinions, are incorporated by reference in this Base Prospectus.

The audit opinion on the African Bank annual financial statements for the year ended 30 September 2015 was qualified with reference to the following two specific matters:

(i)                           The Good Book carrying value is disclosed separately as part of assets classified as held for sale in the statement of financial position of African Bank as at 30 September 2015. The credit scoring model of African Bank is central to the identification of the Good Book advances. While Deloitte was able to verify the criteria for the Good Book advances as well as a sample of inputs into the credit scoring model and assess the accuracy of the Good Book/Residual Book split based on the credit score assigned by the credit scoring model, Deloitte was unable to obtain sufficient appropriate audit evidence about the accuracy, validity and completeness of the credit score calculated per the latest credit scoring model. The resulting qualification relates to Deloitte’s ability to determine whether any adjustments were necessary to the disclosure of the Good Book at 30 September 2015; and

(ii)                        Deloitte had a different view to African Bank regarding African Bank’s decision to write off the carrying value (ZAR831 million) of its portfolio of advances in arrears for an extended period of time. Deloitte held the view that this portfolio should not be fully written off, given post write off recoveries.

The audit opinion on the African Bank historical financial information for the year ended 30 September 2014 was disclaimed as a result of the following:

(i)                           the African Bank financial statements have been prepared on a “break-up” basis on the presumption that the Restructuring will go ahead and that African Bank is not a going concern. Given Deloitte’s assessment of the uncertainties associated with the ability of African Bank to implement the Restructuring, it was unable to obtain sufficient appropriate audit evidence to support this basis of accounting; and

(ii)                        Deloitte had a different view to African Bank on the historic treatment of changed assumptions impacting portfolio credit impairment provisioning on advances. These changes were treated as restatements, while Deloitte was of the view that these changes should have been treated as changes in estimates.

The above disclaimer on the audit opinion was not repeated in the audit opinion of Deloitte for the financial year ended 30 September 2015.

For the purposes of Prospectus Rule 5.5.4R(2)(f) Deloitte accepts responsibility for the information contained in Annexure A6 to this Base Prospectus and declares that it has taken all reasonable care to ensure that the information contained in Annexure A6 is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import.

The report contained in Annexure A6 has been prepared by Deloitte, situated at Deloitte Place, The Woodlands, 20 Woodlands Drive, Woodmead, 2196 South Africa, Chartered Accountants (South Africa), the auditors of African Bank. Deloitte has no material interest in the Issuer. The report has been included at the Issuer’s request and has been so included, in the form and context in which is included, with the consent of Deloitte which has authorised its contents.

(12)                Auditors of the Issuer

PricewaterhouseCoopers Inc., situated at 2 Eglin Road, Sunninghill, 2157, South Africa, is the appointed independent auditor of the Issuer. The audited financial statements of the Issuer have been reported on without qualification for the year ended 30 September 2015 by PricewaterhouseCoopers Inc and are included in Annexure A2 to this Base Prospectus.

The appointment of PricewaterhouseCoopers Inc. as independent auditor of the Issuer falls within the responsibilities of the board of directors of the Issuer, and is separate from the appointment of independent auditors by African Bank.

For the purposes of Prospectus Rule 5.5.4R(2)(f) PricewaterhouseCoopers Inc. accepts responsibility for their report included in Annexure A2 to this Base Prospectus and declares that it has taken all reasonable care to ensure that the information contained in their report included in Annexure A2 is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import. The preparation of the financial statements of the Issuer contained in Annexure A2 is the responsibility of the Issuer,

The report contained in Annexure A2 has been prepared by PricewaterhouseCoopers Inc., situated at the address stated above, chartered accountants (South Africa), registered auditors with the JSE Limited and auditors of the Issuer. PricewaterhouseCoopers Inc. has no material interest in the Issuer. The report has been included at the Issuer’s request and has been so included, in the form and context in which is included, with the consent of PricewaterhouseCoopers Inc. which has authorised its contents.

(13)                Yield

In relation to any Tranche of Fixed Rate Notes, an indication of the yield in respect of such Notes will be specified in the applicable Final Terms. The yield is calculated at the issue date of the Notes on the basis of the relevant Issue Price. The yield indicated will be calculated as the yield to maturity as at the issue date of the Notes and will not be an indication of future yield.

ANNEXURE A
FINANCIAL INFORMATION

Financial information included in this Annexure A comprises the following:

Historical financial information

Annexure	Description
Annexure A1 African Bank annual financial information — 30 September 2015 Page A-3

Comprises extracts from the African Bank audited annual statutory financial statements of the following:

-                    Statement of financial position

-                    Statement of profit or loss

-                    Statement of other comprehensive income

-                    Statement of changes in equity

-                    Statement of cash flows

The full set of annual financial statements, including the notes thereto, is available at www.africanbank.co.za or at https://www.africanbank.co.za/about-us/investors

Annexure A2 Good Bank legal entity dormant historical financial information Page A-6	Comprises the Good Bank legal entity dormant historical audited financial statements as at 30 September 2015

Pro forma financial information of Good Bank

Annexure	Description	Status
Annexure A3 Good Bank pro forma financial information for the year ended 30 September 2015 Page A-17

A pro forma statement of financial position and a statement of profit or loss are presented as at an assumed Transaction Effective Date of:

-                    30 September 2015 for purposes of preparing the statement of financial position

-                    1 October 2014 for purposes of preparing the statement of profit or loss

Pro forma financial information is based on the Restructuring. The Reporting Accountant’s report on this pro forma financial information is contained in Annexure A6.

Forecast financial information for African Bank and Good Bank

Annexure	Description	Status
Annexure A4 African Bank	Forecast financial information for African Bank for the six months ending 31 March 2016: - Abridged statement of financial position - Abridged statement of profit or loss	Forecast financial information is based on the Restructuring.

Page A-26

Annexure A5 Good Bank

Forecast financial information for the Good Bank from 1 April 2016 to 30 September 2018, including the formation of the Good Bank Balance Sheet as at an assumed Transaction Effective Date of 1 April 2016:

-                    Abridged statements of financial position

-                    Abridged statements of profit or loss

-                    Abridged cash flow statements

Page A-34

Reporting accountant’s reports

Annexure	Description
Annexure A6 Draft reporting accountant’s report on pro-forma financial information Page A-61	Draft reporting accountant’s report on pro-forma financial information included in Annexure A3.

Annexure A1

African Bank annual financial information
30 September 2015

EXTRACTS FROM AUDITED ANNUAL FINANCIAL STATEMENTS

The information contained in this annexure has not been reviewed by or reported on by the company’s auditors, however, it has been extracted from audited annual statutory financial statements.

AFRICAN BANK LIMITED (in Curatorship)
ANNUAL FINANCIAL STATEMENTS

STATEMENT OF FINANCIAL POSITION
at 30 September 2015

	2015	2014
	ZAR million
Assets
Short-term deposits and cash	6 294	3 582
Assets classified as held for sale	37 436	—
Statutory assets	—	3 042
Derivatives and other assets	—	3 048
Net advances	6 767	38 739
Deferred tax asset	—	—
Loan to affiliated companies	182	529
Property and equipment	—	455
Intangible assets	—	107
Total assets	50 679	49 502
Liabilities and equity
Short-term funding	21 326	6 764
Liabilities associated with assets classified as held for sale	4 453	—
Derivatives and other liabilities	101	1 010
Bonds and other long-term funding	26 524	36 436
Subordinated bonds, debentures and loans	4 569	4 436
Loan from affiliated companies	535	471
Total liabilities	57 508	49 117
Ordinary share capital	121	121
Ordinary share premium	14 283	14 283
Reserves and accumulated losses	(21 233)	(14 019)
Total equity (capital and reserves)	(6 829)	385
Total liabilities and equity	50 679	49 502

STATEMENT OF PROFIT OR LOSS
for the year ended 30 September 2015

	2015	2014
	ZAR million
Interest income on advances	8 720	11 727
Non-interest income	2 273	2 924
Income from operations	10 993	14 651
Credit impairment charge	(10 816)	(13 297)
Risk-adjusted income from operations	177	1 354
Other interest income	484	423
Interest expense and similar charges	(4 601)	(4 688)
Operating costs	(2 698)	(2 834)
Indirect taxation: VAT	(59)	(40)
Loss from operations	(6 697)	(5 785)
Other (losses)/gains	(185)	47
Capital items	(330)	(1 403)
Loss before taxation	(7 212)	(7 141)
Direct taxation: current and deferred	—	(2 158)
Loss for the year	(7 212)	(9 299)

STATEMENT OF OTHER COMPREHENSIVE INCOME
for the year ended 30 September 2015

	2015	2014
	ZAR million
Loss for the year	(7 212)	(9 299)
Other comprehensive income comprising items that are or may subsequently be reclassified to profit or loss:
Movement in cash flow hedge reserve	—	(180)
Net change in fair value of available-for-sale financial assets	(2)	—
Other comprehensive loss for the year (net of tax)	(2)	(180)
Total comprehensive loss for the year	(7 214)	(9 479)

STATEMENT OF CHANGES IN EQUITY
for the year ended 30 September 2015

	Ordinary share capital	Ordinary share premium	(Accumulated losses)	Available for sale reserve	Cash flow hedging reserve	Total
	ZAR million
Balance at 30 September 2013 (restated)	121	8 833	(4 720)	—	180	4 414
Total comprehensive loss for the year	—	—	(9 299)	—	(180)	(9 479)
Ordinary shares issued	—	5 450	—	—	—	5 450
Balance at 30 September 2014	121	14 283	(14 019)	—	—	385
Total comprehensive loss for the year	—	—	(7 212)	(2)	—	(7 214)
Balance at 30 September 2015	121	14 283	(21 231)	(2)	—	(6 829)

STATEMENT OF CASH FLOWS
for the year ended 30 September 2015

	2015	2014
	ZAR million
Cash generated from operations	9 354	10 005
Cash received from lending activities and cash reserves	11 432	15 292
Recoveries on advances previously written off	528	474
Cash paid to clients, suppliers of funding, employees and agents	(2 606)	(5 761)
Decrease/(increase) in gross advances	509	(7 509)
(Increase)/decrease in statutory assets	(417)	804
(Decrease)/increase in customer deposits	(5)	20
Indirect and direct taxation paid	(59)	(43)
Cash inflow/(outflow) from operating activities	9 382	3 277
Cash outflow from investing activities	(143)	(141)
Acquisition of property and equipment (to maintain operations)	(129)	(89)
Acquisition of intangible assets (to maintain operations)	(31)	(26)
Net movement in other investing activities	17	(26)
Cash inflow/(outflow) from financing activities	1 705	(2 584)
Cash inflow/(outflow) from funding activities	1 705	(8 034)
Ordinary shareholder’s payments and transactions	—	5 450

Increase in cash and cash equivalents	10 944	552
Cash and cash equivalents of disposal group classified as held for sale	(8 232)	—
Cash and cash equivalents at the beginning of the year	3 582	3 030
Cash and cash equivalents at the end of the year	6 294	3 582

Annexure A2

Good Bank legal entity dormant historical financial information

K2014176899 (SOUTH AFRICA) LIMITED

(Registration number: 2014/176899/06)

FINANCIAL STATEMENTS

30 September 2015

These financial statements were prepared under the supervision of the Chief Financial Officer, G Raubenheimer CA (SA), and have been audited in accordance with International Financial Reporting Standards and the requirements of the Companies Act of South Africa.

(1)

FINANCIAL STATEMENTS
30 September 2015

(2)

DIRECTOR’S RESPONSIBILITY STATEMENT
for the period ended 30 September 2015

Directors’ responsibility statement

The directors are responsible for the preparation and fair presentation of the financial statements, comprising the statement of financial position at 30 September 2015, the statement of changes in equity and the statement of cash flows for the period 9 September 2014 (date of incorporation) to 30 September 2015, and the notes to the financial statements, which include a summary of significant accounting policies and other explanatory notes, in accordance with International Financial Reporting Standards and the requirements of the Companies Act of South Africa.

The directors’ responsibility includes: designing, implementing and maintaining internal controls relevant to the preparation and fair presentation of these financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

The directors’ responsibility also includes maintaining adequate accounting records and an effective system of risk management.

The directors acknowledge that they are ultimately responsible for the system of internal financial control established by the company and place considerable importance on maintaining a strong control environment. To enable the directors to meet these responsibilities, the board of directors sets standards for internal control aimed at reducing the risk of error or loss in a cost effective manner. The standards include the proper delegation of responsibilities within a clearly defined framework, effective accounting procedures and adequate segregation of duties to ensure an acceptable level of risk. While operating risk cannot be fully eliminated, the company endeavours to minimise it by ensuring that appropriate infrastructure, controls, systems and ethical behaviour are applied and managed within predetermined procedures and constraints.

The auditor is responsible for reporting on whether the financial statements are fairly presented in accordance with the applicable financial reporting framework.

Approval of the financial statements

The financial statements set out on pages 7 to 11 were approved by the board of directors and signed on its behalf on 4 November 2015 by:

B Riley Director	G Raubenheimer Director

(3)

REPORT TO THE SHAREHOLDER OF K2014176899 (SOUTH AFRICA) LIMITED

We have audited the financial statements of K2014176899 (South Africa) Limited set out on pages 7 to 11, which comprise the statement of financial position as at 30 September 2015, and the statement of changes in equity and statement of cash flows for the period 9 September 2014 (date of incorporation) to 30 September 2015, and the notes, comprising a summary of significant accounting policies and other explanatory information.

Directors’ Responsibility for the Financial Statements

The company’s directors are responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards and the requirements of the Companies Act of South Africa, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit in accordance with International Standards on Auditing.  Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of K2014176899 (South Africa) Limited as at 30 September 2015, and its financial performance and its cash flows for the period 9 September 2014 to 30 September 2015 in accordance with International Financial Reporting Standards and the requirements of the Companies Act of South Africa.

Other reports required by the Companies Act

As part of our audit of the financial statements for the period ended 30 September 2015, we have read the Directors’ Report for the purpose of identifying whether there are material inconsistencies between this report and the audited financial statements. This report is the responsibility of the preparers. Based on reading this report we have not identified material inconsistencies between this report and the audited financial statements. However, we have not audited this report and accordingly do not express an opinion on this report.

PricewaterhouseCoopers Inc.
Director: Thomas Magill
Registered Auditor
Sunninghill
4 November 2015

(4)

DIRECTORS’ REPORT

30 September 2015

The directors present their report to the shareholder for the period ended 30 September 2015.

General review

K2014176899 (South Africa) Limited was incorporated in South Africa on 9 September 2014. The company was dormant during the 2015 financial.

Share capital

The company is authorised to issue the following number of shares:

•                       1 000 ordinary no par value shares, which shall have one voting right per share and shall be entitled to receive the net assets of the company upon its liquidation;

•                       100 000 000 unclassified no par value shares without any specified associated preferences, rights, limitations or other terms in respect of which the board must determine the associated preferences, rights, limitations or other terms prior to issuing such shares.

As at 30 September 2015 the company had only one ordinary share in issue.

Directors

In terms of Memorandum of Incorporation, the board of directors of the company comprises of at least three directors.

Company’s board of directors:

Name	Designation	Date appointed	Date resigned
Michael Mervyn Katz	Executive director	9 September 2014	24 June 2015
Lebusa Meso	Executive director	9 September 2014	24 June 2015
Doron Joffe	Executive director	9 September 2014	10 September 2015
Louis Leon von Zeuner	Non-executive chairman	26 June 2015
Basani Maluleke	Non-executive director	28 July 2015
Brian Riley	Executive director	24 June 2015
Frans Johannes Christiaan Truter	Non-executive director	7 August 2015
Gustav Raubenheimer	Executive director	3 July 2015
Ignatius Simon Sehoole	Non-executive director	28 July 2015
Louisa Stephens	Non-executive director	2 July 2015
Sybille Liane McCloghrie	Non-executive director	28 July 2015

Registered Office

The registered office of the company is at:

59-16th Road
Midrand
Gauteng
1685

(5)

Company Secretary

The company secretary had resigned before the signing of the financial statements and as such there was no company secretary appointed as at 30 September 2015. The directors are satisfied that requirements informing the company secretary’s certificate have been executed and appropriate steps have been taken for the appointment of a successor company secretary.

Special resolutions

There were no special resolutions passed during the period under review.

Holding Company

The company’s holding company is K2015219110 (South Africa) Limited.

Events subsequent to year end

The directors are not aware of any matter or circumstance arising since the end of the financial year, not otherwise dealt with in the company financial statements, which significantly affects the financial position at 30 September 2015 or the results of its operations or cash flows for the period then ended.

Directors’ emoluments

No directors’ emoluments were paid by the company during the reporting period.

Auditors

PricewaterhouseCoopers Incorporated is the appointed auditor of the company.

(6)

STATEMENT OF FINANCIAL POSITION

as at 30 September 2015

	Notes	2015
Current assets
Cash and cash equivalents	2	1
Total assets		1
Capital and reserves
Share capital	3	1
Total liabilities and equity		1

(7)

STATEMENT OF CHANGES IN EQUITY

for the period ended 30 September 2015

	Notes	Share capital	Retained earnings	Total
Shares issued	3	1	—	1
Balance at 30 September 2015		1	—	1

(8)

STATEMENT OF CASH FLOWS
for the period ended 30 September 2015

	Notes	2015
Cash flows from operating activities
Cash generated in operations		—
Net cash flow from operating activities		—
Cash flows from investing activities		—
Cash flows from funding activities	4	1
Net increase in cash and cash equivalents		1

Cash and cash equivalents at the beginning of the period		—
Cash and cash equivalents at the end of the period	2	1

(9)

NOTES TO THE FINANCIAL STATEMENTS
for the period ended 30 September 2015

1                     Significant accounting policies

1.1                     Statement of compliance

The company financial statements are prepared in accordance with, and comply with, the International Financial Reporting Standards (“IFRS”) adopted by the International Accounting Standards Board (“IASB”), Interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”) of the IASB, the AC 500 standards as issued by the Accounting Practices Board and the requirements of the Companies Act of South Africa (Act 71 of 2008).

1.2                     Basis of preparation

The company financial statements have been prepared in accordance with the going concern principle and using a historical cost basis, except where specifically indicated otherwise in the accounting policies.

The company financial statements are presented in South African rand.

There are no standards in issue but not yet effective which have a material impact on the company.

1.3                     Assets and liabilities

An asset is a resource controlled by the company as a result of past events and from which future economic benefits are expected to flow to the company.

Assets are recognised if it is probable that future economic benefits will flow to the company and the asset has a cost or value that can be measured reliably.

A liability is a present obligation of the company arising from past events, the settlement of which is expected to result in an outflow, from the company’s resources, embodying economic benefits.

Liabilities are recognised if it is probable that the settlement of the obligation will result in an outflow of resources embodying economic benefits and the settlement amount can be measured reliably.

1.4                     Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and current accounts with financial institutions.

1.5                     Equity

Equity is the residual interest in the assets of the company after deducting all liabilities of the company. All transactions relating to the acquisition and sale or issue of shares in the company, together with their associated costs, are accounted for in equity.

Share capital issued by the company is recorded at the value of the proceeds received less the external costs directly attributable to the issue of the shares.

(10)

NOTES TO THE FINANCIAL STATEMENTS (continued)
for the period ended 30 September 2015

		2015
2.	Cash and cash equivalents
	Cash on hand	1
	Total	1

3.	Share capital and premium
	Authorised:
	100 000 000 unclassified no par value shares	100 000 000
	1 000 ordinary no par value shares	1 000
	Issued:
	Ordinary no par value share	1
	Balance at the end of the period	1

	Authorised but unissued shares of the company are under the control of the directors.

4.	Cash from funding activities
	Issue of an ordinary no par value share	1

5.	Related parties
The directors and the holding company are the company’s only related parties. There were no related parties’ transactions during the reporting period under review.
6.	Statement of comprehensive income
No statement of comprehensive income has been prepared as the Company is dormant and there were no trading activities during the period under review.
7.	Comparative figures

The company was registered on 9 September 2014, therefore these financial statements reflect the company’s financial results and cash flows for a period from incorporation to 30 September 2015. No comparative information is provided as the 2015 financial period is the first reporting period for the company.

(11)

Annexure A3

Pro forma financial information of Good Bank for the year ended 30 September 2015

The Good Bank pro forma statement of financial position as at 30 September 2015 and the statement of profit or loss for the year then ended (the “pro forma financial information”) have been prepared to show the impact of the Restructuring, based on an assumed Transaction Effective Date of: (i) 1 October 2014 for purposes of the pro forma statement of profit or loss and (ii) 30 September 2015 for the purposes of the pro forma statement of financial position. The pro forma financial information is presented for illustrative purposes only. Furthermore, because of its nature, pro forma financial information addresses a hypothetical situation and therefore does not represent the actual financial position or results of Good Bank, nor does it represent Good Bank’s financial results or financial position going forward.

The pro forma financial information has been compiled from the statement of financial position of African Bank as at 30 September 2015 and from the statement of profit or loss for the year then ended, as contained in the audited financial statements of African Bank. It has been prepared using accounting policies that comply with IFRS, and are consistent with those applied in African Bank’s 30 September 2015 financial statements as well as those expected to be applied in the preparation of the Good Bank financial statements. The pro forma financial information is presented in accordance with the JSE Listings Requirements, and the Guide on Pro Forma Financial Information issued by the South African Institute of Chartered Accountants, and in accordance with Annex II of the PD Regulation for UK Listing Authority purposes.

The directors are responsible for the compilation, contents and preparation of the pro forma financial information. The directors’ responsibility includes determining that the pro forma financial information has been properly compiled on the basis stated, which is consistent with the accounting policies of African Bank and Good Bank and that the pro forma adjustments are appropriate for purposes of the pro forma financial information disclosed pursuant to the JSE Listings Requirements and in accordance with Annex II of the PD Regulation for UK Listing Authority purposes.

(12)

Pro forma Statement of Financial Position of Good Bank as at 30 September 2015

ZAR million	African Bank (before the Restructuring) — Note 1	African Bank (expanded) — Note 1	Excluded from the Good Bank Business — Note 2	Pro forma Good Bank Business before the Restructuring	Exchange Offers— Note 3	Equity injection — Note 4	VAT applicable to acquired assets — Note 5	Pro forma Good Bank after the Restructuring (Scenario 1)	Subordinated Exchange Offer — settled in New HoldCo Shares— Note 6	Pro forma Good Bank after the Restructuring (Scenario 2)
ASSETS
Short-term deposits and cash	6 294	14 526	(5 454)	9 072		10 000		19 072		19 072
Assets classified as held for sale	37 436	—						—		—
Statutory assets	—	3 905		3 905				3 905		3 905
Derivatives and other assets	—	4 644		4 644				4 644		4 644
Net advances	6 767	26 912	(6 767)	20 145	827			20 972		20 972
Amounts owing by holding company and fellow subsidiaries	182	182	(182)					—		—
Property and equipment	—	436		436	105			541		541
Intangible assets	—	74		74	63			137		137
Goodwill	—	—			2 060		(336)	1 724		1 724
Total assets	50 679	50 679				10 000	(336)	50 995	—	50 995
LIABILITIES AND EQUITY
Short-term funding	21 326	25 351	(21 326)	4 025	17 328			21 353		21 353
Liabilities associated with assets classified as held for sale	4 453	—						—		—
Derivatives and other liabilities	101	445	(101)	344	212		(106)	450		450
Bonds and other long-term funding	26 524	26 608	(26 524)	84	17 323			17 407		17 407
Subordinated bonds debentures and loans	4 569	4 569	(4 569)		1 485			1 485	(1 485)	—
Amounts owing to fellow subsidiaries	535	535	(535)		428			428		428
Deferred tax liability	—	—			102			102		102
Total liabilities	57 508	57 508					(106)	41 225	(1 485)	39 740
Ordinary share capital and premium	14 404	14 404	(14 404)			10 000		10 000	1 485	11 485
Reserves and accumulated losses	(21 233)	(21 233)	21 233				(230)	(230)		(230)
Total equity (capital and reserves)	(6 829)	(6 829)				10 000	(230)	9 770	1 485	11 255
Total liabilities and equity	50 679	50 679				10 000	(336)	50 995	—	50 995

Notes:

1.                            Extracted without material adjustment from the audited financial statements of African Bank for the year ended 30 September 2015. In the second column the impact of the IFRS 5 Non-current assets classified as held for sale and discontinued operations (“IFRS 5”) disclosure in the statutory financial statements has been reversed. This was done for presentation purposes as this presentation in terms of IFRS 5 would not carry forward into the Good Bank.

The Good Bank statement of financial position as at 30 September 2015 represents a dormant starting position with immaterial balances prior to the Restructuring. Please refer Annexure A2 for the historical financial information of Good Bank.

2.                            These adjustments represent the balances of African Bank which do not form part of the Good Bank Business together with a cash adjustment of ZAR5 454 million to achieve a transferred cash amount of ZAR9 072 million (including collateral cash of ZAR4 005 million which is also transferred). These adjustments are non-recurring and establish the opening position of the Good Bank’s assets and liabilities.

(a)                       The Good Bank Business comprises the Good Book, the Operational Assets, the Retail Deposits and the Operational Liabilities of African Bank. These balances have been sourced and extracted through specific identification from the management accounts supporting the financial statements and the loan ledger records in which Good Book loans are specifically identified.

(b)                       In terms of the Sale of Business agreement, the transferred cash amount balances the Good Bank statement of financial position after accounting for the fair value of other assets and liabilities acquired. The fair value of the assets and the transferred cash amount has been agreed between Good Bank and the Curator on a basis that will afford Good Bank a reasonable prospect of achieving the CET Target. In terms of the Sale of Business Agreement, we have assumed a cash adjustment to balance the statement of financial position after taking into account the pro forma IFRS 3 Business Combinations fair value adjustments (refer to note 3).

3.                           These adjustments reflect the effect of the Exchange Offers.

These adjustments are non-recurring and establish the opening position of the Good Bank’s assets and liabilities.

Senior Funders and Other Creditors will be offered the right to exchange their claims against African Bank for new claims against Good Bank and Residual Bank in terms of the Exchange Offers. Good Bank acquires the Good Bank Business in exchange for the issue of the New Debt Instruments and the assumption of the Retail Deposit Obligations and Operational Liabilities.

The assumed transaction values of the New Senior Debt Instruments issued by the Good Bank are sourced and reflected based on the detailed calculation of these instruments in terms of the Restructuring. The Coupon Service Payment, Senior Cash Payment and Senior Stub Instruments therefore remain in Residual Bank.

It is assumed that all Subordinated Funders participate in the Subordinated Exchange Offer, i.e. it is assumed that New Subordinated Debt Instruments equal to ZAR1 485 million is issued by the Good Bank. If the aggregate amount of the New Subordinated Debt Instruments issued by Good Bank is less than ZAR1 485 million, the transferred cash amount forming part of the Good Bank Business shall be reduced by an equal amount.

It is assumed, for Scenario 1, that all Subordinated Funders elect settlement in New Subordinated Debt Instruments only, i.e. that no Subordinated Funders elect to receive New HoldCo Shares.

In accordance with IFRS 3 Business Combinations (“IFRS 3”), Good Bank is viewed as the acquirer of the Good Bank Business. Accordingly, Good Bank is required to perform a fair value exercise on the acquired assets and liabilities in terms of IFRS 3. The following fair value adjustments, compared to the carrying values of the Good Bank Business as reported by African Bank, are assumed:

ZAR million	Carrying value	Fair value	Adjustment due to IFRS 3	Source and basis of indicative fair value adjustment
Net advances	20 145	20 972	827

The fair value of the Good Book has been calculated by management using a discounted cash flow technique. The fair value has been estimated by discounting the expected future cash flows (modelled by extrapolating the most recent observed cash flows on the advances book) at the expected rate of return that a potential acquirer would require. The discount rate is a weighted cost of capital based on an assumed long-term debt to equity ratio, consistent with the capital levels required within the banking industry. The methodology applied is consistent with that applied in the audited financial statements of African Bank for the period ended 30 September 2015.

Intangible assets	74	137	63	Brand value on intangible assets is sourced from a pre-acquisition fair value exercise undertaken by management.
Property and equipment	436	541	105	This adjustment is sourced from the fair values of land and buildings disclosed in the audited financial statements for the year ended 30 September 2015.
Deferred tax liability	—	(102)	(102)	Deferred taxation is provided on temporary differences arising from the fair value adjustments on acquisition.
Goodwill	—	n/a	1 724	The goodwill is based on the amount of goodwill agreed in the Sale of Business Agreement.

The fair value adjustments set out above are based on valuations as described above. A full fair value exercise will be performed after the actual Transaction Effective Date at which time the final fair values of assets and liabilities will be determined.

The fair value of the New Debt Instruments will have to be calculated after the actual Transaction Effective Date. For purposes of these pro forma financial statements, the estimated fair value of New Debt Instruments is based on the value of the debt as disclosed in the audited financial statements.

4.                            As part of the Restructuring, the Consortium will subscribe for ZAR10 billion of New HoldCo Shares, which in turn will use the cash raised to capitalise Good Bank.

5.                            VAT of ZAR336 million arises as a result of the sale of the Good Bank Business. In terms of the relevant tax legislation, VAT at a rate of 14 per cent. will be levied on the property and equipment and intangible assets being transferred as well as on the goodwill generated in terms of IFRS 3. African

Bank’s VAT apportionment ratio, calculated in terms of tax legislation, has been used in preparing the accounting impact of the VAT charge. The portion of the VAT charge that will be claimed from the tax authorities has been disclosed as part of the net VAT liability. The remaining portion of the VAT charge has been allocated to reserves as a charge through the statement of profit or loss.

6.                            It is assumed, for Scenario 2, that all Subordinated Funders elect settlement in New HoldCo Shares. If the aggregate amount of New Subordinated Debt Instruments issued by Good Bank is less than ZAR1 485 million, the transferred cash amount forming part of the Good Bank Business would be reduced by the same amount, with an equal reduction in the share capital of Good Bank.

7.                            There are no other subsequent events which require adjustment to the pro forma financial effects.

Pro forma Statement of Profit or Loss of Good Bank for the year ended 30 September 2015

ZAR million	African Bank (before the Restructuring)— Note 1	Excluded from the Good Bank Business— Note 2	Exchange Offers— Note 3	SLA between Good Bank and Residual Bank— Note 4	VAT applicable to acquired assets— Note 5	Goodwill impairment— Note 6	Pro forma Good Bank after the Restructuring (Scenario 1)	Subordinated Exchange Offer settled in New HoldCo Shares Note 7	Pro forma after the Restructuring (Scenario 2)
Interest income on advances	8 720	(2 904)	(2 364)				3 452		3 452
Non-interest income	2 273	(829)	(1 126)	953			1 271		1 271
Income from operations	10 993	(3 733)	(3 490)	953			4 723		4 723
Credit impairment charge	(10 816)	5 727	3 969				(1 120)		(1 120)
Risk adjusted income from operations	177	1 994	479	953			3 603		3 603
Other interest income	484	(46)					438		438
Interest expense	(4 601)	4 601	(3 740)				(3 740)	198	(3 542)
Operating costs	(2 698)	—	(1)				(2 699)		(2 699)
Indirect taxation: VAT	(59)	—			(236)		(295)		(295)
Loss from operations	(6 697)	6 549	(3 262)	953	(236)		(2 693)	198	(2 495)
Other losses	(185)	—					(185)		(185)
Capital items	(330)	330				(1 724)	(1 724)		(1 724)
Loss before taxation	(7 212)	6 879	(3 262)	953	(236)	(1 724)	(4 602)	198	(4 404)
Direct taxation: current and deferred	—	—	1 007	(267)			740	(55)	685
Loss for the period	(7 212)	6 879	(2 255)	686	(236)	(1 724)	(3 862)	143	(3 719)

Notes:

1.                            Extracted without material adjustment from the audited financial statements of African Bank for the year ended 30 September 2015.

The Good Bank financial statements as at 30 September 2015 represent a dormant starting position with no statement of profit or loss. Please refer Annexure A2 for the historical financial information of Good Bank.

2.                            These adjustments represent income and expenses in respect of the items not forming part of the Good Bank Business. The Good Bank Business comprises the Good Book, the Operational Assets, the Retail Deposits and the Operational Liabilities of African Bank, together with a transferred cash amount. These balances have been sourced and extracted through specific identification from the management accounts supporting the annual financial statements and the loan ledger records in which Good Book loans are specifically identified. These adjustments are non-recurring insofar as it relates to the one-off effect of the Restructuring, but thereafter it forms the new base for income and expenses of Good Bank.

Adjustments to components of risk adjusted income from operations are made to remove income and expenses which relate to the Residual Book, and therefore to reflect interest income on advances, non-interest income and credit impairment charges relating to the Good Book only.

Adjustments to other interest income are made to reflect interest on assets included in the Good Bank Business only.

No other interest income was assumed on the cash adjustment for purposes of the transferred cash amount (ZAR5 454 million per note 2 to the pro forma statement of financial position). No interest adjustment is assumed on net cash inflow (see also note 8 below) as the use of the cash has not been committed in terms of the Sale of Business Agreement and is therefore assumed to be available for working capital purposes. For illustrative purposes, interest on ZAR5 454 million would have been ZAR327 million (pre-tax). This is based on an assumed return on short-term cash of 6 per cent..

The reported total interest expense is reversed as it is being replaced, based on the economic assumptions of the New Debt Instruments issued by the Good Bank. Refer to the following note for these assumptions.

3.                            These adjustments reflect the effect of the Exchange Offers.

It is assumed that all Subordinated Funders elect settlement in the New Subordinated Debt Instruments of R1 485 million issued by the Good Bank. If Good Bank is obliged to issue less than ZAR1 485 million of New Subordinated Debt Instruments, the transferred cash amount forming part of the Good Bank Business shall be reduced by an equal amount.

These adjustments are non-recurring insofar as it relates to the once off effect of the Restructuring, but thereafter it forms the new base for expenses of Good Bank

Interest expense has been calculated on the New Subordinated Debt Instruments accruing interest at a rate of JIBAR plus 7.25 per cent. (effectively 13.35 per cent.) and New Senior Debt Instruments accruing interest at a weighted average rate of 9.63 per cent.. These assumed interest rates are based on the Exchange Offers and the cost of funding for the year.

A downward fair value adjustment of ZAR959 million to the Good Book is assumed as at 30 September 2014. The valuation is based on assumptions which are consistent with those applied in the audited financial statements of African Bank for the year ended 30 September 2014. It is assumed that an amount of ZAR479 million, relating to the fair value adjustment, is amortised and released to interest income on advances for the year. The amortisation of the fair value adjustment is based on the run-off profile of the Good Book. This adjustment is recurring until such time that the fair value adjustment of ZAR959 million is exhausted.

The line items comprising risk-adjusted income from operations are adjusted to reflect the IFRS recognition of the Good Book at the Transaction Effective Date at fair value. This results in ZAR1 126 million of non-interest income and ZAR3 969 million of the credit impairment charge being reallocated to interest income on advances (a net reduction of ZAR2 843 million). This is a recurring adjustment.

Operating costs are increased by ZAR1 million reflecting the additional amortisation on the fair value adjustment to property. This is a recurring adjustment. No amortisation is calculated on the brand intangible asset of ZAR63 million arising on acquisition as it is treated as an indefinite life intangible asset.

No adjustment is made to operating costs for further non-recurring transaction costs in Good Bank, given that the transaction costs are incurred by African Bank.

A net deferred tax asset is recognised as it is assumed that Good Bank will be profitable in the foreseeable future per the Base Case Projections. The deferred tax liability arising on fair value adjustments on acquisition is reduced at the same rate as the amortisation of the fair value adjustments underlying the deferred tax liability. This is a recurring adjustment.

4.                            Good Bank and Residual Bank will enter into a Service Level Agreement (SLA). A fee of  ZAR953 million receivable by Good Bank for the year is assumed based on the detailed terms of the SLA, which will be implemented at the Transaction Effective Date. This adjustment is recurring in nature.

5.                            In terms of tax legislation, VAT at a rate of 14 per cent. will be levied on the property and equipment and intangible assets being transferred as well as on the goodwill generated in terms of IFRS 3. African Bank’s VAT apportionment ratio, calculated in terms of the relevant tax legislation, has been used in preparing the accounting impact of the VAT charge. The irrecoverable portion of the VAT charge is assumed to be ZAR236 million based on asset values as at 30 September 2014 and presented as a charge through the statement of profit or loss. This is a non-recurring adjustment.

6.                            A provisional assessment of the carrying value of goodwill in terms of the Good Bank forecast indicates that goodwill may have to be impaired after the Transaction Effective Date. As a result, it has been assumed in the pro forma financial information that goodwill (refer note 3 to the pro forma statement of financial position) is impaired during the first reporting period. This is a non-recurring adjustment. It should be noted that this assessment will have to be reconsidered after the actual Transaction Effective Date.

7.                            It is assumed, for Scenario 2, that all Subordinated Funders elect settlement in New HoldCo Shares. If less than 100 per cent. of the Subordinated Funders participate in the Subordinated Exchange Offer, the transferred cash amount forming part of the Good Bank Business would be reduced by up to ZAR1 485 million, with an equal reduction in the share capital of Good Bank. Therefore, a reduction of the interest expense of ZAR198 million is assumed based on the assumed interest rate on the New Subordinated Debt Instruments accruing at a rate of JIBAR plus 7.25 per cent. (effectively 13.35 per cent.). This adjustment is recurring in nature.

8.                           No other interest income was assumed on the ZAR10 billion of share capital raised by Good Bank as part of the Restructuring as the use of the cash has not been committed and is therefore assumed to be available for working capital purposes. For illustrative purposes, such interest would have been ZAR600 million (pre-tax) based on an assumed return on short-term cash of 6 per cent..

9.                            There are no other subsequent events which require adjustment to the pro forma financial effects.

Annexure A4

African Bank financial information for the twelve months ended 30 September 2015 and forecast financial information for the six months ending 31 March 2016

The forecast financial information of African Bank for the six months ending 31 March 2016 is set out below. Comparative information is provided for the twelve months ended 30 September 2015, which has been extracted from the audited financial information of African Bank. The forecast financial information was prepared using accounting policies that comply with IFRS, and are consistent with those applied in African Bank’s 30 September 2015 financial statements. The forecast financial information was prepared on a basis comparable with the historical financial information.

The forecast African Bank balance sheet at 31 March 2016 forms the basis for the forecast financial information of the Good Bank Balance Sheet assuming a Transaction Effective Date of 1 April 2016.

The directors are responsible for the forecast information, including the assumptions on which it is based, and for the financial information from which it has been prepared.

The assumptions made and applied in the preparation of the African Bank’s forecast financial information set out below, are considered to be the principal assumptions. Without prejudice to the aforegoing sentence, these assumptions are not an exhaustive list, nor are they intended to be. The assumptions below are significant to the forecast financial information as being key factors upon which the financial results of African Bank will depend.

Certain assumptions may not materialise and/or certain unforeseen events may occur or circumstances may arise subsequent to the preparation of the forecast financial information. Accordingly, the actual results achieved for the forecast periods may differ from those forecast.

Categorisation of assumptions

Assumptions have been categorised, as appropriate, as follows and presented in brackets where relevant:

•                                IC — Inside management’s control, being those assumptions in respect of which management can exercise some level of influence.

•                                OC — Outside management’s control, being those assumptions that are exclusively outside of management’s influence.

•                                T — Assumptions driven by the Restructuring, and therefore outside management’s influence.

Assumptions are based on management best estimates relating to future events which management expects to take place and the actions management expects to take.

A4.1 GENERAL SOURCE AND ASSUMPTIONS

•                                The forecast financial information for the six months ending 31 March 2016 is based on assumptions relating to the whole of African Bank, as set out below.

•                                Forecast financial information is generally based on audited financial information to 30 September 2015 and takes into account the trends in earnings and balance sheet line items reported historically to 30 September 2015 adjusted, as set out herein, for key considerations.

•                                Other than specifically indicated, it is assumed that macro-economic and market conditions remain unchanged and that there are no significant changes in the regulatory environment (OC). Refer to Annexure A5.6 for detailed assumptions on exchange rates and interest rates.

•                                The statement of financial position at 30 September 2015 (which forms the basis for the forecasts) is also presented on a basis which shows the allocation of assets classified as held for sale to the line items to which they relate. This allows a more transparent presentation for forecasting the line items.

•                                It has been assumed that the Transaction Effective Date is 1 April 2016 and therefore the forecast of African Bank financial information is for the period up to 31 March 2016.

ABRIDGED STATEMENT OF FINANCIAL POSITION

	Audited 30 September 2015	Extracted from audited 30 September 2015 (expanded assets classified as held for sale items)	Forecast 31 March 2016
ZAR million
Assets
Short-term deposits and cash	6 294	14 526	20 769
Assets classified as held for sale	37 436	—	—
Statutory assets	—	3 905	3 162
Derivatives and other assets	—	4 644	5 823
Net advances	6 767	26 912	24 936
Loans to affiliated companies	182	182	152
Property and equipment	—	436	400
Intangible assets	—	74	68
Total assets	50 679	50 679	55 310
Liabilities and equity
Short-term funding	21 326	25 351	27 051
Liabilities associated with assets classified as held for sale	4 453	—	—
Derivatives and other liabilities	101	445	1 081
Bonds and other long-term funding	26 524	26 608	30 121
Subordinated bonds, debentures and loans*	4 569	4 569	5 306
Loans from affiliated companies	535	535	671
Total liabilities	57 508	57 508	64 230
Ordinary share capital	121	121	121
Ordinary share premium	14 283	14 283	14 283
Reserves and accumulated losses	(21 233)	(21 233)	(23 324)
Total equity (capital and reserves)	(6 829)	(6 829)	(8 920)
Total liabilities and equity	50 679	50 679	55 310

Note:

*                      Within the figures extracted from the 30 September 2015 financial statements, coupon payments past due in relation to subordinated bonds has been presented within short term funding. For the purposes of the forecast March 2016 figures and formation of Good Bank Balance Sheet, all outstanding subordinated bonds, including coupon payments are included within subordinated bonds, debentures and loans in order to clearly distinguish between senior and subordinated debt.

ABRIDGED STATEMENT OF PROFIT OR LOSS
for the period ended

	Audited 12 months September 2015	Forecast 6 months March 2016
	ZAR million
Interest income on advances	8 720	3 566
Non-interest income	2 273	816
Income from operations	10 993	4 382
Credit impairment charge	(10 816)	(2 198)
Risk-adjusted income from operations	177	2 184
Other interest income	484	484
Interest expense and similar charges	(4 601)	(3 220)
Operating costs	(2 698)	(1 601)
Indirect taxation: VAT	(59)	(65)
Loss from operations	(6 697)	(2 218)
Other losses	(185)	—
Capital items	(330)	127
Loss before taxation	(7 212)	(2 091)
Direct taxation: current and deferred	—	—
Loss for the year	(7 212)	(2 091)

A4.2 STATEMENT OF FINANCIAL POSITION ASSUMPTIONS

A4.2.1 Short-term deposits and cash

Short-term deposits and cash are independently forecast by the Treasury function of African Bank, assuming a rate of cash collections, disbursements, operating costs and capital expenditure.  On the forecast balance sheet, cash levels are based upon forecasts for other balance sheet items in particular the loan book and liabilities. However forecast levels are compared for reasonableness against the Treasury forecast financial information both from a final March 2016 closing balance perspective, as well as from a monthly build up perspective (OC).

A4.2.2 Collateral cash (included in short-term deposits and cash)

This is based on the September 2015 reported balance. The balance is assumed to move in line with forecast fluctuations in the value of derivative assets to March 2016 (OC).

A4.2.3 Statutory assets

Calculated to be the minimum required statutory assets using the prescribed formula of 2.5 per cent. of total liabilities less short-term deposits, which is required to be held as cash, and an additional 5.0 per cent. held as liquid assets (OC).

A4.2.4 Fair value derivative asset (included in derivatives and other assets)

This is based on the September 2015 reported balance and is forecast to fluctuate in line with the forecast movements in the value of the derivative assets,  based on detailed modelling per swap instrument. See Annexure A5.6 for further details (OC).

The forecast 31 March 2016 statement of financial position includes a projected settlement of financial derivative assets of value ZAR450 million and settlement of a collateral cash liability of equal value which will only occur under circumstances where the Restructuring is expected to become effective (T).

A4.2.5 Other assets (included in derivatives and other assets)

This is based on the September 2015 reported balance.  The balance is assumed to stay constant to March 2016, which is in line with past trends (IC).

A4.2.6 Gross Advances (included in net advances)

•                                The gross advances balance is as forecast by the African Bank credit models (see Annexure A5.3.1).

•                                Included in the gross advances balance are the following items:

•                                Suspended interest provision (ZAR1 438 million) — this is based on the September 2015 reported balance, increasing by ZAR61 million per month, in line with the observed recent trend (IC).

•                                Credit balances adjustment (ZAR37 million) — this is based on the September 2015 reported balance and is assumed to stay constant to March 2016 (IC).

•                                Accrued interest balance (ZAR514 million) — this is based on the September 2015 reported balance, decreasing by ZAR40 million per month, in line with the observed recent trend (IC).

A4.2.7 Deferred administration fees (included in net advances)

This is based on the September 2015 reported balance (ZAR16 million), reducing by ZAR5 million per month, in line with the observed recent trend (OC).

A4.2.8 Impairment provisions (included in net advances)

This is the net advances impairment forecast calculated by the African Bank credit models (see Annexure A5.3.6), adjusted (reduced) by the suspended interest provision to align the disclosure of this line item with the current disclosure per the annual financial statements (IC).

A4.2.9 Loans to affiliated companies

These loans represent intercompany balances receivable from ABIL and its subsidiaries. The loans are assumed to stay constant, based on the September 2015 reported balance. However, any balance remaining after the expected repayment has been fully impaired and projected on that basis (OC).

A loan of ZAR150 million (plus interest) is included in the forecast at 31 March 2016 relating to the funding of the cell captive arrangements recognised at 31 March 2016, which will be transferred to Good Bank (OC).

A4.2.10 Property and equipment

This is based on the September 2015 reported balance, reducing by ZAR6 million per month, in line with the observed recent trends to reflect net trending of capital expenditure and depreciation (IC).

A4.2.11 Intangible assets

This is based on the September 2015 reported balance, reducing by ZAR1 million per month, in line with the observed recent trend to reflect net trending of capital expenditure and depreciation (IC).

A4.2.12 Short-term funding

The latest March 2016 forecast financial information for total funding liabilities is based on detailed modelling per instrument which takes into consideration actual funding balances, contractually agreed interest rates and Curatorship arrangements during this forecast financial information period. See Annexure A5.6 for further details.

The short term funding portion is based on the September 2015 reported balance with funding liabilities moving to short-term funding in line with the scheduled contractual maturities each month between October 2015 and March 2016.  This is consistent with the approach that has been  taken to prepare the African Bank FY15 financial statements (OC).

A4.2.13 Bonds and other long-term funding

This is based on the latest March 2016 forecast financial information of total funding liabilities as described under Short-term funding above (OC).

A4.2.14 Subordinated bonds

This is based on the latest March 2016 forecast financial information for Subordinated Bonds. The forecast financial information is based on detailed modelling per instrument which takes into consideration actual funding balances, contractually agreed interest rates and Curatorship arrangements during this forecast financial information period (OC).

A4.2.15 Loans from affiliated companies

This item comprises short-term funding deposits and intercompany liabilities with the holding company and fellow subsidiaries. Balances are as at September 2015 with short-term funding deposits forecast to increase as a result of capitalised interest at a rate in line with the African Bank call rate percentage, and intercompany loans not accruing interest (OC).

A4.2.16 Derivatives and other liabilities

This item comprises the following line items:

•                                VAT.

•                                Fair value liabilities — funding hedges.

•                                Insurance premium liability to the Good Bank Cell or Stangen.

•                                Advances with credit balances.

•                                Retail deposits.

•                                Other creditors.

Advances with credit balances, VAT and other creditors are assumed to remain static based on the September 2015 reported balances.

The insurance premium liability represents the expected premium payable in the month and Retail Deposits are assumed to rise marginally each month as a result of interest and in line with historic trends. Retail deposits are immaterial in aggregate at c.ZAR100 million as at September 2015.

Fair value derivative liabilities are based on the September 2015 reported balance and are forecast to fluctuate in line with the forecast movements in the value of the derivative assets, based on detailed modelling per swap instrument. See Annexure A5.6 for further details (OC).

A4.2.17 Reserves and accumulated losses

This is based on the September 2015 reported numbers, changing with the forecast profit/loss in the income statement (OC).

A4.3 STATEMENT OF PROFIT OR LOSS ASSUMPTIONS

A4.3.1 Interest income on advances

As forecast by the African Bank credit models (see Annexure A5.3.4), but adjusted down by suspended interest to align with historical reporting. The suspended interest adjustment is based on the September 2015 reported numbers, reduced by ZAR5 million per month in line with current trends (OC).

Forecasts reflect African Bank’s updated methodology regarding the calculation of the suspended interest adjustment, as applied in the financial results to 30 September 2015.

A4.3.2 Non-interest income

As forecast by the African Bank credit models (see Annexure A5.3.4), comprising the following line items (IC):

•                                Origination fees — amortised income of upfront origination fees.

•                                Monthly fees — comprising amortised monthly fee income as well as monthly card fee income.

•                                Card transaction income — the net card transaction income (income less costs) grossed up for the cost element to provide a gross income number (the cost component is disclosed as part of operating costs).

•                                Commission income and binder fees received by African Bank from the Good Bank Cell or Stangen.

The total of non-interest income is adjusted down by fee suspension, which is based on September 2015 reported numbers and kept flat per month in line with past trends (OC).

A4.3.3 Credit impairment charge

As forecast by the African Bank credit models (see Annexure A5.3.6), adjusted (downwards) for the suspension of interest and suspension of fees (mentioned above under “Interest income on advances” and “Non-interest income”), which is in line with the disclosure in the annual financial statements (IC).

A4.3.4 Other interest income

Calculated as the monthly average of the African Bank short-term deposits and cash, multiplied by a blended rate taking into account the lower rate of interest received on the foreign cash (per Other Income assumptions in Annexure A5.5), adjusted by actual number of days per month (OC).

A4.3.5 Interest expense

The interest expense is based on detailed modelling per instrument which takes into consideration actual funding balances, contractually agreed interest rates, forecast changes in exchange rates and Curatorship arrangements during this forecast financial information period. The result of this modelling is an average rate of funding of 9.43 per cent. (including the cost of hedging to the extent swaps have been entered into, but not where the risk is economically hedged by holding foreign cash — see Annexure A5.6.8), which is applied to the average closing liabilities per month to determine the interest expense (OC).

The forecast to 31 March 2016 also includes foreign exchange losses of ZAR308 million arising as a result of assuming a ZAR2 depreciation against the USD and CHF prior to the Transaction Effective date. See Annexure A5.6.4 for further details.

A4.3.6 Operating costs

Based on detailed operating cost projections, using current run rates (IC).

A4.3.7 Indirect taxation: VAT

Due to the fact that African Bank has both vatable, as well as non-vatable income, it is subject to s17 of the Value-Added Tax Act No. 89 of 1991, which requires it to apply a turnover based methodology to apportion its input tax between what is allowed and what is disallowed. For purposes of the forecast financial information it has been assumed that its apportionment ratio will equal the current African Bank rate of 31.58 per cent.. The disallowed VAT ratio (68.42 per cent.) has been applied to the vatable portion of the forecast operating expenses to calculate the income statement impact of VAT input disallowed. In addition to this, the number is further adjusted by the impact specific VAT rulings where applicable (OC).

A4.3.8 Taxation

Assumed to be zero as African Bank is not expected to generate sufficient profits to fully utilise its accumulated loss (OC).

Annexure A5

Good Bank forecast financial information

The forecast financial information for Good Bank as at 1 April 2016 and for the periods ending 30 September 2016, 2017 and 2018 are set out on the following pages. The directors are responsible for the forecast information, including the assumptions on which it is based, and for the financial information from which it has been prepared.

The forecast financial information was prepared using accounting policies that comply with IFRS, and are consistent with those applied in African Bank’s 30 September 2015 audited financial statements and which are expected to be consistent with those to be implemented by Good Bank after the Restructuring.

The forecast financial information was prepared on a basis comparable with the historical financial information of African Bank, taking into consideration the effects of the Restructuring, i.e. the separation of the Good Book, the restructuring of the debt through the issue of New Debt Instruments, the ZAR10 billion equity contribution by the Consortium and the implementation of the service level agreement between Good Bank and Residual Bank.

The assumptions made and applied in the preparation of the Good Bank forecast financial information, are considered to be the principal assumptions. Without prejudice to the aforegoing sentence, these assumptions are not an exhaustive list, nor are they intended to be. The assumptions are significant to the forecast financial information as being key factors upon which the financial results of Good Bank will depend.

Certain assumptions may not materialise and/or certain unforeseen events may occur or circumstances may arise subsequent to the preparation of the forecast financial information. Accordingly, the actual results achieved for the forecast periods may differ from those forecast.

Categorisation of assumptions

Assumptions have been categorised, as appropriate, as follows and presented in brackets where relevant:

•                                IC — Inside management’s control, being those assumptions in respect of which management can exercise some level of influence.

•                                OC — Outside management’s control, being those assumptions that are exclusively outside of management’s influence.

•                                T — Assumptions driven by the Restructuring, and therefore outside management’s influence.

Assumptions are based on management best estimates relating to future events which management expects to take place and the actions management expects to take.

ABRIDGED STATEMENT OF FINANCIAL POSITION FOR GOOD BANK

	Forecast	Forecast as at
	1 April 2016	September 2016	September 2017	September 2018
	ZAR million
Assets
Short-term deposits and cash	15 681	15 586	14 832	10 459
Foreign Cash	3 744	7 193	12 055	14 489
Collateral cash	4 993	3 807	1 032	686
Statutory Assets	1 517	1 333	990	1 269
Fair value derivative asset	5 697	3 807	1 032	686
Other assets	242	241	126	127
New HoldCo loan	152	160	177	196
Net advances	20 176	19 433	18 389	18 745
Gross advances*	29 207	28 828	27 659	27 743
Advances fair value uplift*	93	69	33	13
Deferred administration fees*	(19)	(19)	(19)	(19)
Impairment provisions*	(9 105)	(9 445)	(9 284)	(8 992)
Net deferred tax asset	—	20	110	85
Property and equipment	505	528	553	550
Intangible assets	131	123	106	89
Goodwill	1 724	—	—	—
Total assets	54 562	52 231	49 402	47 381
Liabilities and equity
Collateral liabilities	4 993	3 807	1 032	686
Other liabilities	1 502	1 517	1 551	1 587
Fair value derivative liability	32	6	1	—
Treasury funding — existing	36 588	37 354	36 873	31 288
Treasury funding — roll forward	—	—	—	3 067
Net deferred tax liability	103	—	—	—
Subordinated bonds — principal	1 485	1 485	1 485	1 485
Subordinated bonds — accrued interest	74	52	52	53
Total liabilities	44 777	44 221	40 994	38 166
Share Capital	10 000	10 000	10 000	10 000
Reserves and accumulated losses	(215)	(1 990)	(1 592)	(785)
Total equity (capital and reserves)	9 785	8 010	8 408	9 215
Total liabilities and equity	54 562	52 231	49 402	47 381

Note:

*                      The split of net advances is an additional disclosure not required under IFRS. The split is based on the carrying values of Good Book in African Bank (before the fair value accounting of the Good Book at the Transaction Effective Date) and is shown to allow better comparability.

ABRIDGED STATEMENT OF PROFIT OR LOSS FOR GOOD BANK
for periods ending 30 September

	Forecast 6 months FY16	Forecast 12 months FY17	Forecast 12 months FY18
	ZAR million
Interest income on advances	2 095	5 292	5 764
Non-interest income	409	1 243	1 715
Income from operations	2 504	6 535	7 479
Credit impairment charge	(161)	(1 342)	(2 130)
Claims Recovered from Stangen/cell captive	12	117	227
Risk-adjusted income	2 355	5 310	5 576
Amortisation of intangibles and impairment of goodwill	(1 732)	(17)	(17)
Other interest income	573	1 200	1 221
Interest expense	(1 607)	(3 519)	(3 218)
Operating costs	(1 148)	(2 314)	(2 301)
Foreign exchange losses	(184)	—	(34)
Indirect taxation: VAT	(269)	(109)	(108)
Operating (loss)/profit before taxation	(2 012)	551	1 119
Deferred tax	123	90	(25)
Direct taxation: current tax	(101)	(243)	(287)
(Loss)/profit for the period/year	(1 990)	398	807

The disclosure above of components of risk-adjusted income, reflects the IFRS disclosure. This recognition aligns the earnings on the advances book acquired at fair value on the Transaction Effective Date, with the Effective Interest Rate earned.

The disclosure below shows the risk-adjusted income and unwind of the advances fair value adjustment before the statement of profit or loss disclosure is adjusted to bring it in line with IFRS requirements in relation to the Effective Interest Rate. While this additional disclosure is not in terms of IFRS, it allows for comparison with historically reported earnings.

	Forecast 6 months FY16	Forecast 12 months FY17	Forecast 12 months FY18
ZAR million
Interest income on advances	3 569	6 797	6 276
Non-interest income	1 104	2 365	2 464
Income from operations	4 673	9 162	8 740
Credit impairment charge	(2 482)	(4 171)	(3 517)
Claims Recovered from Stangen/cell captive	188	356	373
Risk-adjusted income	2 379	5 347	5 596
Unwind of FV adjustment	(24)	(37)	(20)
Total risk-adjusted income	2 355	5 310	5 576

ABRIDGED STATEMENT OF CASH FLOWS FOR GOOD BANK
for periods ending 30 September

	Forecast 6 months 2016	Forecast 12 months 2017	Forecast 12 months 2018
	ZAR million
Cash generated from operations:
Cash received from lending activities and cash reserves	6 433	13 137	10 308
Cash paid to clients, funders, employees and agents	(1 164)	(2 206)	(2 281)
Increase in gross advances	(1 574)	(2 807)	(3 520)
Direct taxation paid	(101)	(243)	(287)
Decrease/(increase) in statutory assets	184	343	(279)
Cash inflow from operating activities	3 778	8 224	3 941

Cash outflow from investing activities
Acquisition of property and equipment (to maintain)	(55)	(110)	(110)
Cash outflow from investing activities	(55)	(110)	(110)

Cash (outflow) from financing activities
Cash (outflow) from funding activities	(369)	(4 006)	(5 770)
Cash (outflow) from financing activities	(369)	(4 006)	(5 770)

Increase/(decrease) in cash and cash equivalents	3 354	4 108	(1 939)
Cash and cash equivalents at beginning of period/year	19 425	22 779	26 887
Cash and cash equivalents at end of period/year	22 779	26 887	24 948

A5.1 FORMATION OF GOOD BANK BALANCE SHEET ASSUMPTIONS

	A	B	C	D	E	F	G
	African Bank (before the African Bank Restructuring)	Adjustments to arrive at Good Bank Business	Good Bank Business before the African Bank Restructuring	Exchange Offers	VAT applicable to acquired assets	Equity injection	Good Bank Balance Sheet
	(ZAR million)
ASSETS
Short-term deposits and cash (including collateral cash)	20 769	(7 996)	12 773	1 645		10 000	24 418
Statutory assets	3 162		3 162	(1 645)			1 517
Derivatives and other assets	5 823		5 823		116		5 939
Net advances	24 936	(4 853)	20 083	93			20 176
Loans to affiliated companies	152		152				152
Property and equipment	400		400	105			505
Intangible assets	68		68	63			131
Goodwill				2 055	(331)		1 724
Total assets	55 310						54 562
LIABILITIES AND EQUITY
Collateral liabilities	4 993		4 993				4 993
Other liabilities	1 049	(84)	965				965
Fair value derivatives liabilities	32		32				32
Bonds and other long-term funding	52 179	(52 179)		36 588			36 588
Subordinated bonds, debentures and loans	5 306	(5 306)		1 559			1 559
Loans from affiliated companies	671	(134)	537				537
Deferred tax liability				103			103
Total liabilities	64 230						44 777
Ordinary share capital and premium	14 404	(14 404)				10 000	10 000
Reserves and accumulated losses	(23 324)	23 324			(215)		(215)
Total equity (capital and reserves)	(8 920)						9 785
Total liabilities and equity	55 310						54 562

The assumptions relevant to the formation of the Good Bank Balance Sheet (column G in the table above) are based on the Restructuring:

•                               The statement of financial position of African Bank will be separated on 1 April 2016, the assumed Transaction Effective Date, between Good Bank and Residual Bank. Those assets and liabilities that will not be transferred to Good Bank on the Transaction Effective Date are deducted (column B in the table above) from the forecast African Bank statement of financial position (column A) (T).

•                                The following assets are assumed to be purchased at fair value by Good Bank in terms of the Sale of Business Agreement (T):

•                                Good Book — net advances, being loans and credit cards selected on the basis described below;

•                               All derivative positions and associated collateral cash holdings;

•                               All property and equipment;

•                               All other trading assets, such as sundry debtors and prepayments;

•                               Software intangibles;

•                               The loans to affiliated companies, being the loan advanced to New HoldCo to fund the capitalisation of the Good Bank cell via InsureCo; and

•                               The Top-Up Cash Amount.

•                               The liabilities to be assumed in consideration for these assets, in terms of the Restructuring, are (T unless otherwise stated):

•                                80 per cent. of the principal amount for Senior Funders;

•                               ZAR1.485 billion of principal subordinated bond liabilities, plus accrued interest for the four months from 1 December 2015;

•                               Sundry creditors and retail deposits;

•                               All derivative positions and associated collateral liabilities;

•                               Management’s best estimate of the the likely settlement amount for certain potential liabilities which as at the date of this document remain under negotiation; and

•                               It is assumed that the face value of the liabilities reflect their fair value at the Transaction Effective Date (OC).

•                               In accordance with IFRS 3 the assets and liabilities which transfer to Good Bank will do so at their fair value (OC). Adjustments are made to net advances, property plant and equipment and intangible assets in column D of the above table. Assumptions in this regard are described below (T).

•                               A goodwill amount of ZAR1.7 billion arises (reflected in column G), indicating the difference between the fair value of the assets acquired and the liabilities assumed in return (T).

•                                Actual goodwill recognised after the Transaction Effective Date will depend on the actual fair value adjustments to assets and liabilities arising at the actual Transaction Effective Date.

•                               Thereafter goodwill will have to be assessed for impairment on an annual basis in terms of IFRS, after which goodwill may have to be impaired if necessary. Any impairment will be subject to IFRS requirements on testing goodwill at the time of actual reporting.

•                                A provisional assessment of the forecast carrying value of goodwill in terms of the forecast assumptions indicates that goodwill may have to be impaired after the Transaction Effective Date. As a result, it has been assumed in the forecasts that goodwill is impaired during the first reporting period. It should be noted that this assessment will have to be reconsidered after the actual Transaction Effective Date.

•                               VAT arising as a result of the sale of the Good Bank Business has been forecast. In terms of legislation, VAT will become due on the property and equipment and intangible assets being transferred and goodwill. The recoverable portion of this VAT charge is assumed to be broadly in line with the apportionment split disclosed in Annexure A5.8.11. The irrecoverable portion is recorded in reserves at Transaction Effective Date and is recycled as a charge through the income statement in year one. This is reflected in column E of the above table (T). A tax ruling request to alleviate this VAT consequence has been filed with the revenue authorities, but the outcome is not yet known.

•                                The Consortium will provide ZAR10 billion of share capital to New HoldCo, which will use this equity capital to capitalise Good Bank. This is reflected in column F of the above table. (T).

•                               The balances of cash and goodwill within the Good Bank Balance Sheet have been forecast such that, by 1 April 2018, the Good Bank CET 1 ratio will be approximately 28 per cent. (CET Target), based on the forecast financial information and based on the values of assets and liabilities as described herein (T).

•                               A Senior Cash Payment and Subordinated Cash Payment will be made to creditors as part of the transaction on the Transaction Effective Date of ZAR4.9 billion, representing 10 per cent. of the principal amount plus accrued interest for Senior Funders and ZAR165 million plus accrued interest for Subordinated Funders. This payment and the Coupon Service Payment will be made by Residual Bank and is therefore not reflected in the table above (T).

Cell captive arrangement

African Bank’s historic sister company Stangen will not form part of the New HoldCo Group. Instead Good Bank management has decided to adopt an alternative strategy with regards to the operation of the insurance business within the New HoldCo Group. Management has decided that the insurance business will be operated through a cell captive insurance arrangement, set up in collaboration with Guardrisk. A strategy has been developed in conjunction with Guardrisk. The principal assumptions relating to the insurance arrangements are set out below.

The financial consequences of the introduction of the cell captive arrangements, as it impacts Good Bank, are as follows:

•                               The Good Bank Cell is set up with one or more shares owned by InsureCo. The Good Bank Cell is assumed to start business on 1 February 2016 (IC).

•                                In relation to premium rates, insurance commissions received and insurance claims received in Good Bank: These were previously contributed by Stangen only, and will now still be contributed by Stangen for those policies in force with Stangen as at 31 January 2016 and which remain with Stangen after this time. For those policies written from 1 February 2016 by the Good Bank Cell, commercial terms will be similar to those with Stangen (IC).

•                                In relation to insurance related costs and binder fees received from both Stangen and the Good Bank Cell: These, in total, will remain on the same commercial terms as were previously in existence with Stangen (IC).

•                                In relation to profits earned by Stangen (previously assumed to be used by New HoldCo to further capitalise Good Bank): Profits in Stangen will no longer be available to the New HoldCo Group. From the Transaction Effective Date, profits earned by the Good Bank Cell will be available to New HoldCo but are not assumed to be used to further capitalise Good Bank (IC).

All initial capital requirements and the initial technical provisions of the Good Bank Cell will be funded through a loan from Good Bank to New HoldCo, which via InsureCo, will own one or more shares in the Good Bank Cell. The loan from Good Bank will accrue interest at JIBAR plus 320 basis points. The initial loan at 1 February 2016 is approximately ZAR150 million. Any increases in capital requirements over the Base Case Period are assumed to be funded by Guardrisk or the Good Bank Cell itself through retained profits (IC).

A5.2 FAIR VALUE ASSUMPTIONS

A fair value assessment will need to be performed by Good Bank after the Transfer Date in order to determine the fair values of the assets and liabilities within Good Bank as at that date, in line with IFRS acquisition accounting rules. Fair value adjustments included in the forecasts are based on provisional assessments and current management best estimates. As a result, it is possible that the assessment after the Transaction Effective Date may result in different values to those which are estimated and assumed within the Good Bank Balance Sheet (OC).

A5.2.1 Net advances

•                                The net advances line historically is composed of gross advances measured at amortised cost, less recognised impairments. At Transfer Date, the fair value of this book will need to be determined.

•                               For purposes of forecasting the transaction and forming the most accurate projection of the Good Bank Balance Sheet, the Bank has estimated the fair value of the Good Book as ZAR20.2 billion, as at the assumed Transaction Effective Date. The estimate of this fair value was calculated as follows (OC):

•                                Building run-off triangles (i.e. using historical cash flows to project future cash flows to maturity across the portfolio, segmented for example by CD Status or term) which include the following components:

•                                The loan and card cash flows from the Good Book;

•                               The pay-outs assume there will be no insurance grace period, versus the previous allowed grace periods of up to 12 months;

•                               Insurance premiums collected on behalf of the Good Bank Cell or Stangen (modelled as cash flow out), allowing for commission to Good Bank on the premium collected;

•                               Insurance claim pay-outs and premiums are reflective of the new lapsing policy — see A5.3.1 for further details on this; and

•                               The cost of collections.

•                                The projections of the above components are heavily influenced by the performance observed over the previous 12 months. The cash flows are discounted at 12 per cent., based on an assumed average long-term debt to equity ratio of 70:30, with 9 per cent. before tax cost of debt and a ROE requirement of 25 per cent. (IC).

•                               The forecast difference between the calculated fair value of the net advances and the book value as of Transaction Effective Date (difference of ZAR93 million) has been modelled separately to the book value. This value differential is modelled in the net advances line in the Good Bank Balance Sheet as at Transfer Date, and amortised to the income statement using a profile which reflects the amortisation of the fair value of the book (IC).

A5.2.2 Property and equipment

•                                On the Transfer Date the full property and equipment balance will be measured at fair value. For the purposes of forming the most accurate forecast of the Good Bank Balance Sheet the value of the property to be transferred to Good Bank has been increased by ZAR105 million. This is based on an independent valuation carried out on the property for purposes of reporting in the statutory accounts for the year ended September 2015 (OC).

•                               Going-forward, property and equipment will be measured at cost less accumulated depreciation and impairments, although the cost base of the property and equipment in the Good Bank projections will be increased to the fair value as at the Transfer Effective Date. It is assumed that property will amortise over 50 years (IC).

•                               In accordance with IFRS, a deferred tax liability relating to the fair value of the property has been created in the Good Bank Balance Sheet. This has been forecast to release over 50 years in line with the property amortisation (OC).

A5.2.3 Intangible assets

•                                African Bank performed a pre-acquisition fair value exercise to identify and value intangible assets to be transferred to Good Bank from African Bank (OC). This exercise will be updated after the Transaction Effective Date.

•                               This pre-acquisition exercise identified an intangible asset with a value of ZAR63 million relating to the value of the African Bank brand, which is being transferred as part of the Restructuring. It will be necessary for Good Bank to review this intangible asset for impairment at each reporting period. It is assumed (in line with expectations of the Good Bank policy) that this brand will be used indefinitely and therefore it is treated as an indefinite life asset with no amortisation (OC).

•                               A deferred tax liability has been raised within the Good Bank Balance Sheet as a result of the creation of this brand intangible asset (OC).

•                               Other intangible assets currently listed within the African Bank balance sheet consist of both purchased and internally developed software. Internally developed software is measured at capitalised cost less accumulated amortisation and any accumulated impairment. Purchased software is measured at cost less accumulated amortisation and any accumulated impairment. The pre-acquisition fair value exercise referenced above concluded that no change to the book value is required to reflect the fair value of these assets within the Good Bank Balance Sheet (IC). The fair value exercise will be updated post the Transaction Effective Date.

A5.2.4 Loans from previously affiliated companies

•                               Loans from previously affiliated companies are measured at amortised cost, under the same assumptions as applied to the New Debt Instruments. The fair value of these items will have to be determined as at Transfer Date, and recognised at fair value in Good Bank (OC).

A5.2.5 Liabilities

•                               It is assumed that all Subordinated Funders participate in the Subordinated Exchange Offer, i.e. it is assumed that New Subordinated Debt Instruments, equal to ZAR1.485 billion, are issued by the Good Bank (OC).

•                                It is assumed that on Transaction Effective Date, the fair value of the New Debt Instruments will equate to the nominal value i.e. 80 per cent. of the value of Existing Senior Debt Instruments and ZAR1.485 billion, for new Subordinated Debt Instruments. Should the actual fair value, as assessed after the Transaction Effective Date be different, it will impact the amount of goodwill recognised in the Good Bank Balance Sheet (OC). Should the assumed credit spread used in the valuation of Senior Debt change by 35 basis points from that previously observed before curatorship, the fair value will change inversely by approximately ZAR400 million.

•                               In line with the treatment of wholesale deposits, it is assumed that the fair value of retail deposits will equate to their nominal value. Retail deposits are forecast to total c. ZAR100 million at the Transaction Effective Date. As above, should the fair value, as assessed after the Transaction Effective Date be different, it will impact the amount of goodwill recognised in the Good Bank Balance Sheet (OC).

•                               In terms of the Restructuring, it is assumed that interest on the New Subordinated Debt Instruments will accrue from 1 December 2015 and be settled as part of the first scheduled coupon payment on the New Subordinated Debt Instruments (T).

A5.3 ASSUMPTIONS TO PROJECT THE PERFORMANCE OF THE GOOD BOOK

A5.3.1 Credit Models

•                               The Bank models its credit data projections using historical experience and new sales assumptions (IC).

•                               A number of variables are forecast from origination to completion of the loan, including (IC):

•                                Interest gross and net of in-duplum requirements i.e. once an account is in default, it is required that all future interest and fees which accrue on that account, whilst it remains in default, cannot exceed the balance at the point the account enters default;

•                               The number of active accounts;

•                               Outstanding balances;

•                               Impairment figures;

•                               Funding requirements;

•                               Monthly fees;

•                               Expenses, based on an activity based costing model; and

•                               Amounts in relation to insurance policies — including premium rates, insurance commissions received and insurance claims received.

•                                The relationship between these elements and the expected default rate in the first twelve months from origination of a loan, is based on observed data between the first half of 2008 and the second half of 2014 inclusive. As such an implicit assumption is made that a group of accounts with similar risk behaviour in the first twelve months will behave similarly thereafter (OC).

•                               Projections are differentiated between groups of accounts by risk level only, i.e. the expected default rate in the first 12 months. The abovementioned elements can therefore be forecast for each defined default rate (IC).

•                               For each risk level, a series of curves is fitted based on historic experience (IC). These curves include:

•                                Attrition or settlements (OC);

•                               Write-offs (OC);

•                               Loss amounts (OC);

•                               Balance rundown (OC);

•                               Recoveries (OC);

•                               Insurance lapses (OC);

•                               Insurance pay-outs; and

•                               In-duplum accruals (OC).

•                               The curves were extrapolated where the term of the loans exceeded the historic data period (IC).

•                               Results were back tested against past experience, including prior income statements. The accuracy of the impairment forecasts was validated against actual impairment data for the period from October 2014 to September 2015 and, as such, an adjustment is made to the forecast to update for changes in economic conditions since the credit models were originally developed (IC).

•                               African Bank has updated the premium advancement arrangement whereby the insurance premiums were historically paid by African Bank on behalf of defaulting loan customers up to a maximum of Contractual Delinquency 6 (CD6) and Recency 6. The updated approach varies depending on borrower characteristics but will result in a shorter average premium advancement period and is forecast to have a positive effect on Good Bank profitability (IC).

A5.3.2 Methodology taken to determine Good Book vs Residual Book

•                               The Selected Loans and New Loans, have been identified from the underlying loan book records, and included in the Good Book as follows (T):

•                                All New Loans originated during the Interim Period, which reflect the new lending criteria introduced on the Curatorship Date, have been assigned to the Good Bank;

•                               Any loans (including limit increases) originated whereby the credit score at origination met the lending requirements per the credit policy initiated post curatorship and were not affected by credit amnesty;

•                               All accounts with a written off or rehabilitation status at curatorship date were assigned to Residual Bank, irrespective of whether other criteria were met;

•                               Loans to Ellerine Furnishers’ customers (i.e. furniture loans) and those customers who repay on a cash basis have been excluded;

•                               Loans originated in African Bank branded kiosks in the Ellerines distribution channel have been excluded;

•                               Since Residual Bank will not have a banking licence after the Transfer Date, all active credit card accounts, as at the Transfer Date, are included in the Good Book, even though they may not meet the revised borrower criteria in terms of the new more conservative lending model; and

•                                The balances of unallocated loans, not identified above, were assigned to the Residual Book.

A5.3.3 Changes to the credit forecasts to accommodate the New NCR Regulations

•                                For the purpose of the forecast financial information it is assumed that insurance and NCR rate caps become effective on 1 May 2016, which is in line with recent announcements that the rate caps will become effective from 6 May 2016. It is assumed that the credit methodology will not change again after this point (OC).

•                                The requirements of the New NCR Regulations will be addressed by reducing the size and term of loans (see details below). In addition, there will be improved targeting of lower risk business and a reduced targeted return on equity. As outlined below, after implementing the necessary changes to accommodate the New NCR Regulations, the average loan size, including the credit card book, is forecast to reduce, from the levels in FY15, by 25 per cent. (from ZAR19.2 thousand to ZAR14.4 thousand) and the average loan term from 43 to 42 months (IC).

•                                The assumed number of applications and the assumed risk distribution of applicants are unaffected by the New NCR Regulations (OC).

•                                Good Bank will offer all new credit card customers a standard card product to achieve a more uniform fee structure (IC).

A5.3.4. Income

Interest rates have been assumed to rise as a result of increasing repo rates. Repo rates have been assumed to increase by 25bps in January 2016, 25bps in July 2016 and a further 25bps in January 2017; increasing from 6.00 per cent. to 6.75 per cent. over the Base Case Period. Repo rate increases have been assumed to occur at potential dates of the Monetary Policy Committee of the SARB (following 2015 dates), which are assumed to occur on the last working day of the month. The SARB announced an increase in repo rates of 25bps to 6.25 per cent. in November 2015, whereas the forecast assumes this increase to occur in January 2016. This variance of two months is considered to be immaterial for forecasting purposes and to reflect a timing difference in repo rate increases as opposed to an adjustment to the shape of the overall curve. No further actual increases in repo rates have been factored into the forecast. Refer to Annexure A5.6.6 for further commentary on assumed interest rates (OC).

It is assumed that by the end of the Base Case Period:

•                                For loans (IC):

•                                the average interest rate will decrease by 13 per cent. relative to the average rate in place in African Bank in FY15;

•                               the average monthly fee will increase by 20 per cent. relative to the average fee in place in African Bank in FY15;

•                               the average initiation fee will increase by 5 per cent. relative to the average fee in place in African Bank in FY15;

•                               the average loan size will decrease by 34 per cent. relative to the average loan size in African Bank in FY15; and

•                               the average term will decrease by 2 per cent. relative to the average term in African Bank in FY15.

•                               For credit cards (IC):

•                                the average interest rate will increase by 2.5 per cent. relative to the average rate in place in African Bank in FY15;

•                               the average monthly fee will increase by 20 per cent. relative to the average fee in place in African Bank in FY15;

•                               the average initiation fee will stay constant at the level in place in African Bank in FY15; and

•                               the average credit limit will stay constant at the level in place in African Bank in FY15.

Commission earned on insurance business is included in non-interest income. It has been assumed that commission will be earned at current rates in place, being 22.5 per cent. on group life policies and 7.5 per cent. on individual life policies. Expected regulatory changes may limit the commission earned and the effective date of implementation is uncertain.

A5.3.5 Sales

The following sales figures are based upon African Bank’s historic performance, Good Bank management team’s expectation of future economic conditions, and the anticipated impact of the New NCR Regulations. It is assumed that, following the New NCR Regulations, neither the overall level of applications nor the risk and affordability profile of the applicants will be affected. However, after implementing the updates to the credit methodology since Curatorship, the forecast Good Bank sales figures reduce from the level in African Bank prior to Curatorship as outlined in the following table (IC):

Rand value disbursed (ZAR million) forecast from FY16:

	Oct	Nov	Dec	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Total
FY14	1 959	2 011	2 207	1 769	1 430	1 493	1 666	1 563	1 287	1 026	758	751	17 920
FY15	705	698	720	560	495	594	610	654	750	795	751	904	8 236
FY16	852	887	918	744	759	813	869	706	717	678	744	757	9 444
FY17	676	703	727	590	604	656	701	763	775	733	804	818	8 550
FY18	757	787	814	660	677	735	785	854	868	820	900	916	9 573

A5.3.6 Provisioning policy (IC)

African Bank has recently reviewed and updated the methodology to estimate provisions to move away from provisions based on probabilities of default, and losses given default, towards a methodology that management believes provides an improved estimate based upon forecast cash flows. Additional adjustments have been made as part of this, to ensure that this provides a more prudent approach, for example basing provisions purely on the customer’s contractual default (‘CD’) status without allowing for ‘curing’ within CD groups and removing the minimum threshold above which a shortfall in payments will lead a customer to move between CD groups. This approach has been implemented by African Bank prior to the end of the 2015 financial year and this practice will continue in Good Bank going forward. In due course, this will also bring Good Bank closer to the requirements of IFRS 9. Provisions will be quantified on an overall portfolio level based on the delinquency state of the loans within the segments identified below.

Segment	Criteria	Methodology
Unimpaired Portfolio	Contractual CD = 0, i.e. contractual up to date (contractual arrears = 0)	IBNR: Emergence factor x loss given 1 missed instalment
Impaired Portfolio	Contractual CD >= 1, i.e. missed at least one or a portion of one contractual instalment	Expected cash flows modelled using specific payment behaviour segmentation.

The Good Bank projections assume that Good Bank will fully provide against loans where no payment has been received for six consecutive months, which is also consistent with the 30 September 2015 treatment in African Bank.

A5.3.6.1 Definitions and descriptions relating to the table above

•                                Impairment Event

•                                The impairment event is the first point in the life of a loan where there is objective evidence that the account has become impaired.

•                               The impairment event used in these calculations is the point where arrears are identified on the account. This impairment event has been chosen because a high proportion of these accounts roll through to default.

•                                Emergence Factor (EF)

The Emergence Factor is a factor applied to the CD0 bucket (i.e. those proportion of loans that have not missed a payment or portion thereof) to represent the probability that an impairment event will occur during the emergence period of 90 days. This emergence period is consistent with the African Bank audited position for the 30 September 2015 financial year end and has been extended from the emergence period of 30 days used previously. Monthly estimates used consist of the balance and point in time weighted average of the emergence rate for the 12 most recently matured months.

A5.3.6.2 Cash flow valuation methodology

The following principles apply to the cash flow valuation models described above and are in line with the approach which has been adopted by African Bank for FY15 financial statements:

•                                Cash flow methodology is used to forecast the expected future collections (as a percentage of balance) of loans that migrate from one contractual CD status to another on a monthly basis. This is based on the observed historic collections that were registered against similar populations in the past. The expected cash flows are discounted at the original effective interest rate.

•                                Insurance premiums paid over to the Good Bank Cell or Stangen are not treated as cash flows out.

•                                Insurance claims post-default are treated as cash flows in, provided that the claim incident date was prior to default or within a 1 month grace period after default date. The first default date per account is used, i.e. the first default date persists even if the account cures at a later date.

•                                The forecast window is set at 60 months.

•                                The forecast cash-flows are recalculated quarterly (one month prior to financial quarter ends) and used to re-quantify the required balance sheet provisions on all the underlying portfolios.

•                                Cash flow forecasts are back tested annually.

•                                A standard run-off triangle methodology is used to quantify (and forecast) the month-on-month growth in cumulative collections. These ratios are subsequently forecasted and multiplied with the relevant segment instalments (or balance), in order to generate expected monthly cash values.

•                                The new methodology provides more weighting to the most recent 12 months of performance which in this instance provides a more conservative coverage.

The discounted cash flows of the Card portfolios are now limited to the balance at observation i.e. no negative Loss Curves are permitted as a result of factors such as future drawdowns. The cash flows are limited to future interest and fees less payments, resulting in a more prudent approach.

A5.3.6.3 Written-off book value

The written-off book consists of assets that are moved off-balance sheet. No future valuation of written-off loans is assumed in the provisioning policies of Good Bank. The current policy is that there is no rehabilitation of loans that have been written-off back to the balance sheet.

A5.4 OPERATING EXPENSES ASSUMPTIONS

The operating expenses for Good Bank during the Base Case Period have been estimated as a function of a forecast development of the current African Bank cost base. The impact of additional cost saving initiatives is also reflected within the projections for Good Bank (IC).

A5.4.1 Forecast African Bank operating cost base (IC)

•                                Direct collection costs are forecast based on the size and CD status of the loan book included within the Collections Model.

•                                The direct collection costs are assumed to comprise the following elements:

•                                Electronic payments: Electronic payments “debit order strikes” are a cash collection tool used across all CD Status categories. The number of electronic “debit order strikes” and unit cost thereof are extrapolated to determine the total forecast cost of electronic payments.

•                                In order to project the number of strikes during the Base Case Period, an average number of account strikes per loan was calculated for the loan categories (CD0, CD1-4, CD4+) based on African Bank data from August 2014 to March 2015. This was assumed to stay constant during the Base Case Period and was applied to the forecast development of the loan book obtained from the Collection Model to determine the forecast number of strikes.

•                                In order to project the unit costs during the Base Case Period, an average unit cost per strike was calculated based on African Bank data from August 2014 to March 2015. It was assumed that inflation would be applied to these costs on a monthly basis, at an annual rate of FY16: 5.90 per cent., FY17: 5.55 per cent. and FY18: 5.80 per cent..

•                                Call centre: The collections call centre is the tool for soft collections. Loans in the CD1-4 category are assumed to be a proxy for the loans in the collections call centre. A unit cost per loan has been calculated for the collections call centre based on African Bank data for call centre operating expenses and number of loans within CD1-4 between August 2014 and March 2015. This unit cost is assumed to grow in line with the above inflation rates and is applied to the CD1-4 loan book as forecast by the Collections Model.

•                                Legal Collections: Loans in categories CD4+ are assumed to be a proxy for the loans in this stage of the collections lifecycle. A unit cost per loan is calculated for legal collections based on African Bank data for legal collections operating expenses and number of loans in CD4+ between August 2014 and March 2015. This unit cost is then applied to the CD4+ loan book projections and inflation is applied to project the cost, as set out above where legal collection costs are contingent upon cash receipts, the projected costs are based on projected cash flows for loans in this category.

•                                Remaining costs: The operating expenses for all other cost items has been forecast as at the Transaction Effective Date based upon African Bank’s management budgets which reflect the impact of the historic cost reduction initiatives from FY15 relating to the right sizing of head office, lease renegotiations and branch closures amounting to ZAR256 million. It has been assumed that these cost items would increase during the Base Case Period in line with the above inflation rates.

A5.4.2 Forecast Residual Bank Recharge (included in non-interest income) (T)

•                                It is anticipated that Good Bank will assume responsibility for the servicing and collections of the Residual Book. The services are expected to include (but not be limited to) the following functions: collections, service call centre, payments, debtors’ administration, risk and compliance, and support services.

•                                The Residual Bank recharge relates to the methodology through which Good Bank will recover the cost of collections from Residual Bank on commercial terms. To determine the fee structure Good Bank will charge the residual business, an exercise was undertaken to define the costs applicable to both the management of and the collecting of the portfolio.

•                                The amount of this recharge has been estimated on the following basis:

•                                The fee structure that has been agreed between the parties consists of both a fixed and variable component:

•                                The fixed cost component relates to servicing and administration costs, such as Customer Service, IT, Finance, Risk, Treasury and Cash flow, and back office management. An absorption based costing approach (i.e. identifying appropriate cost drivers and a unit cost per cost driver) was used to determine a fixed customer servicing cost, per customer per month. This cost will be charged based on all customers (unique ID’s) that have an outstanding balance on their loan accounts at the end of each month.

•                                The variable charge that will be levied by Good Bank is set as a percentage of the amount collected, split between soft collections and hard collections. This fee component ensures that the team in Good Bank responsible for managing the collections on the residual portfolio is incentivised to collect as much as possible, as no part of this fee is a fixed component. The costs that this fee will be required to cover will include directly attributable collections costs such as: debit order payments, call centre and legal collection services including salaries, telephone, and other incidental costs that will be incurred in the collections of this portfolio.

•                                The fee structure proposed varies depending on the delinquency of the portfolio and recognises the fact that as loans migrate into a higher delinquency status, the cost of collections increases.

•                                Based on the forecast cash flows from the Residual Book, the forecast number of accounts on book on a monthly basis, and the fees set out above, it is forecast that the cost of collections to be charged by Good Bank to Residual Bank will be ZAR339.2 million for the six months ending FY16, ZAR651.2 million in FY17 and ZAR505.4 million in FY18.

•                                The amount of this recharge has been allocated to non-interest income, while the related operating costs are included in operating costs.

A5.4.3 Additional Cost Saving Initiatives (IC)

ZAR256 million annual cost savings have already been identified and implemented in African Bank in 2015.  These cost savings are reflected in the Good Bank operating expenses through the establishment of a lower base of costs projected into the Base Case Period. Further cost reduction initiatives assumed to be implemented in Good Bank have been identified in two phases, calculated as follows:

•                                Phase 1 — A further cost reduction of ZAR135 million has been assumed to be achieved by year three of the Base Case projection. The specific savings have not yet been finalised. This may include branch rationalisation as well as process improvement, which will result in delivering a more customer centric proposition to the market. The ZAR135 million is a management estimate based on the Base Case projection, however with potential alternative strategies being considered, it has not been finalised. ZAR8 million, ZAR43 million and ZAR84 million of savings are forecast in FY16, FY17 and FY18 respectively.

•                                Phase 2 — It will be necessary for Good Bank to retain additional resources in order to provide the loan collection services outlined above to Residual Bank. It has been assumed that as the Residual Book pays down, and the fee earned by Good Bank reduces, Good Bank will eliminate costs associated with the collection and management of the Residual Book at a rate equal to half the reduction in the fee earned. The reason for this is that not all the costs related to the collection of the Residual Book are variable in nature. The forecast cost saving from this phase is ZAR200 million (before tax) over the Base Case Period, with ZAR50 million and ZAR150 million of savings forecast in FY17 and FY18 respectively.

A5.5 OTHER INCOME

A5.5.1 Interest on deposits

•                                Monthly interest income is assumed to be earned on the closing cash balance and on near cash instruments (OC):

•                                Based on the current interest rates available on call and three month deposits for ZAR cash and nine months for USD funding, and the assumed investment profile for Good Bank, 6.76 per cent., 1.50 per cent. and 0.00 per cent. interest has been assumed to be earned on all ZAR, USD and CHF short-term deposits and cash respectively, as well as collateral cash as reflected on the balance sheet.

•                                Statutory Assets are assumed to earn interest as follows:

•                                0 per cent. interest earned on minimum Cash Reserve requirements held with the SARB.  This is calculated as 2.5 per cent. of total liabilities less short-term deposits which is required to be held as cash.

•                                6.76 per cent. interest earned on the 5.0 per cent. balance of statutory assets held as liquid assets and any additional assets held above the minimum requirements, as at the Transaction Effective Date.

•                                Initial interest rates applied to the ZAR cash balance, statutory assets and other near cash instruments are increased generally in line with repo rate assumptions, to 7.01 per cent. by the end of the projection period (OC).

•                                Interest income is apportioned monthly (IC).

A5.6 LIABILITIES ASSUMPTIONS

A5.6.1 Indicative average funding rates (OC)

The table below shows the indicative average funding rates, based on detailed analysis of the actual interest rates payable on the various debt instruments and the detailed modelling of funding costs associated with hedging. The opportunity cost of holding foreign cash is not included in these rates.

	Actual				Forecast
	FY12	FY13	FY14	FY15	FY16	FY17	FY18
Funding rates	9.2%	8.6%	8.7%	9.5%	9.2%	9.0%	8.6%

A5.6.2 Repayment and refinancing (OC)

The table below shows the forecast debt repayments and refinancing, based on the assumed roll-forward of 65 per cent. of bilateral funding, and 100 per cent. of intercompany loans, on maturity.

	FY15	FY16	FY17	FY18
(ZAR million)
Repayments	—	—	—	5 882
Bilateral debt rolled forward	—	—	—	(3 067)
Intercompany loans rolled forward	—	—	—	(537)
Net repayments	—	—	—	2 278

A5.6.3 Maturities (T)

Maturities of each liability, including Call Deposits, have been extended by the period of Curatorship plus 24 months i.e. 1 330 days has been added to the contractual maturity dates of existing instruments assuming a Transaction Effective Date of 1 April 2016. (Note that maturities have been extended by a period of 1 333 days for the purposes of the Exchange Offers, which are based on a Transaction Effective date of 4 April 2016).

A5.6.4 Foreign exchange (OC)

•                                8 August 2014 closing rates, CHF ZAR rate of 11.7709 and USD ZAR rate of 10.6594, have been used for the Curatorship date, 10 August 2014.

•                                Foreign currency liabilities and foreign currency cash assets: It is assumed that the CHF ZAR and USD ZAR exchange rates used to revalue foreign currency liabilities and foreign currency cash assets at the year-end balance sheet dates will fluctuate during the Base Case Period in line with derived forecast spot rates indicated in the table below. The calendar year end rates were derived from a curve based on Bloomberg information using forecast spot rates from various local and international financial institutions published during the period September 2015 to November 2015, but adjusted by ZAR2/USD and ZAR2/CHF as at Transaction Effective Date and each year end balance sheet date, to allow for the depreciation of the ZAR during December 2015 and January 2016. Certain outliers were removed from the population and the September closing spot values were interpolated from the closing calendar spot rates. This results in the expected future spot curve as at each September year end and as at the Transaction Effective Date as shown below.

	Actual	Forecast
	FY15	1 April 16	FY16	FY17	FY18
USD ZAR	13.86	15.84	15.82	15.04	14.79
CHF ZAR	14.22	16.24	16.26	15.18	14.68

Updates to market forecasted spot rates subsequent to November 2015 are per management’s view, not representative, given the substantial volatility in ZAR exchange rates since then and the uncertainty in the market. The curve for forecast spot exchange rate movements is therefore based on the Bloomberg information as adjusted and indicated above.

•                               The forecast financial information is reliant on the Rand exchange rate assumptions made and applied in the preparation of the Good Bank Forecasts. There has been recent increased volatility in Rand foreign exchange rates. In order to assist further in the assessment of the impact of this volatility we present the effect that the ZAR2 depreciation against the USD and CHF before the Transaction Effective Date has had on key metrics within the forecast Good Bank.

	The effect of a ZAR 2 depreciation pre Transaction Effective Date to the following rates
	Pre Transaction Effective Date	Post Transaction Effective Date
	6m to March 2016	6m to Sept16	FY17	FY18
USD ZAR	15.84	15.82	15.04	14.79
CHF ZAR	16.24	16.26	15.18	14.68
Loss on earnings ZARm	(395)	(47)	(92)	(102)
Impact on liabilities ZARm Increase	—	3 387	2 582	2 089
Impact on CET Target	—	(0.4)%	(1.4)%	(1.9)%

The variance analysis disclosed within the table reflects both the net interest impact and foreign exchange losses, but excludes the impact of adjustments to the Top-up Cash Amount and goodwill as these are not a direct impact of the foreign exchange rate movement.

The impact of the volatility of the exchange rate on the carrying value of liabilities is substantially mitigated through an economic hedge resulting in an increase in foreign currency cash and other financial instruments.

A5.6.5 CPI index projections (OC)

•                               Inflation linked liabilities: Various local economists’ consumer inflation forecasts were used to derive a composite average inflation curve as shown in the table below. The inflation linked liabilities are revalued at the year-end balance sheet dates using the derived inflation curve and the annual coupons are also inflated using the same curve.

	Actual	Forecast
	FY15	FY16	FY17	FY18
Average inflation rate	4.92%	5.90%	5.55%	5.80%

•                               Inflation linked swaps: It is assumed that new inflation linked swaps will be entered into on the Transaction Effective Date so as to match and hedge the inflation linked liability funding. The fixed ZAR pay leg of the swap is discounted using the ZAR zero coupon curve and the floating inflation linked receive leg is determined by inflating the ZAR receive amounts by the market inflation index and discounting the result by the ZAR zero coupon curve.

•                               CPI indices have been updated with actual numbers to September 2015. The monthly indices are published by Statistics South Africa.

•                               The projection of monthly indices going forward was performed using local economists’ composite inflations rates as provided above. Daily indices are then obtained by interpolating the monthly indices  using the following formula:

Where:

•                               Ref_CPI is the CPI Index for the applicable payment date;

•                               Ref_CPIJ is the index level for the first day of the fourth calendar month preceding the calendar month in which the applicable payment date occurs;

•                               Ref_CPIJ+1 is the index level for the first day of the third calendar month preceding the calendar month in which the applicable payment date occurs;

•                               t is the calendar day corresponding to the applicable payment date; and

•                               D is the number of days in the calendar month in which applicable payment date occurs.

•                               Base indices for each new instrument are as per the original contracts, and thus were not pulled from the curve.

A5.6.6 JIBAR projections (OC)

•                               Actual JIBAR is used until September 2015, and thereafter projections are used.

•                               3 month JIBAR forward curve has been forecast to track the repo rate, which is assumed to increase by 25bps in January 2016, July 2016 and January 2017; increasing the repo rate from the current level of 6.0 per cent. to 6.75 per cent. over the forecast period. Please see further illustration of this below. As noted in Annexure A5.3.4, although the repo rate changed in November 2015, we have assumed that the repo rate increases in January 2016. No actual subsequent repo rate increases have been taken into consideration.

•                               The forecast financial information is reliant on the interest rate assumptions made and applied in the preparation of the Good Bank Forecasts. Recent volatility in the market may result in interest rate increases beyond those forecast. Analysis indicates that an increase in interest rates generally have a positive net impact on profit as a result of changes to interest earned and interest paid, before any potential impact on the credit performance of the Good Book.

A5.6.7 Derivatives/Swaps (OC)

•                               Estimated swap funding cost is assumed to vary over the Base Case Period, based on detailed calculations with reference to the specific interest rates applicable to the underlying instruments, and after considering the effective cost of hedging and derivatives.

•                               Foreign currency derivative assets and derivative liabilities are assumed to transfer to Good Bank at full value and remain in place until they mature, at which point they will not be replaced and the USD or CHF cash realised at maturity will be held as an economic hedge against future exchange rate movements.

•                               Existing inflation linked swaps are assumed to have been terminated prior to the Transaction Effective Date, and new inflation linked swaps entered into on the Transaction Effective Date for the inflation liability in Good Bank.

•                               Remaining swap collateral cash and liabilities are assumed to transfer to Good Bank at 100 per cent. of face value, fluctuating in value during the Base Case Period in line with exchange rate projections and remain in place until the underlying instrument to which they relate has matured.

•                               The foreign currency swaps are revalued to determine their market value as at each of the forecast balance sheet dates. The ZAR pay contractual obligations are discounted using the ZAR basis adjusted zero coupon curve as at 30 September 2015. The ZAR basis adjusted curve consists of the ZAR swap curve plus currency basis spread adjustment. The swap curve used is a combination of one, two and three month JIBAR rates, forward rate agreements to one year and then the swap rates for two to 30 years. The USD or CHF receive contractual flows are discounted using the applicable foreign currency’s market zero coupon curve as extracted from Bloomberg. The present value of the foreign currency legs are converted to ZAR using the expected future spot curve, as explained in Annexure A5.6.4 above. The expected future spot rates are not market observed forward rates and therefore the expected market value at each forecast balance sheet date does not represent a risk-neutral forward fair value, but a market value assuming the forward rates in Annexure A5.6.4 holds true.

A5.6.8 Hedging and Hedge Accounting

It is assumed that the same liability hedging strategy as was in place in African Bank prior to entering into curatorship, will apply to managing the various risks associated with the funding liabilities within Good Bank i.e.:

•                               Foreign exchange risk will be neutralised by cross currency hedges and holding foreign currency cash assets;

•                               All inflation risk will be neutralised by CPI linked hedges and holding inflation liked assets; and

•                               Interest rate risk, to the extent that it was neutralised prior to curatorship, will be managed by interest rate hedges.

•                               It is also assumed that, Good Bank will not apply hedge accounting and that the mark to market movements in the underlying hedges will therefore affect the income statement of Good Bank.

•                               The current hedging contracts within Residual Bank will be transferred to Good Bank in terms of S54 of the Banks Act. However, for purposes of the financial modelling, the inflation linked contracts are assumed to have been terminated and new contracts entered into on the Transaction Effective Date. It is then assumed that any fair value derivative asset or liability within Good Bank will remain in place until it matures, at which point the derivative instrument will not be replaced. Good Bank will retain the cash realised on maturity, in order to manage their foreign currency risk by way of economic hedging. No inflation of interest rate derivative instruments will mature during the Base Case Period.

A5.6.9 Effective interest rate for the funding within Good Bank

•                               Each New Debt Instrument is assumed to have the same contractual interest rate as that of the corresponding Existing Debt Instrument, in terms of the Restructuring (T).

•                               The interest expense charge recorded in the Good Bank income statement will comprise contractual cost and the estimated swap funding cost described above (OC).

•                               Interest accrued at period end is included in liabilities, as part of the treasury funding line on the balance sheet. Interest on subordinated bonds in shown on a separate line on the balance sheet (IC).

•                               In terms of the Restructuring, interest will accrue on the subordinated bonds from 1 December 2015 and will be settled as part of the first scheduled coupon payment on the New Subordinated Debt Instruments (T).

A5.6.10 Refinancing and roll overs

•                               It is assumed that for maturities of bilateral funding, (being all funding other than DMTN and EMTN bond issuances and intercompany loans) 65 per cent. of the maturity rolls into a new funding instrument issued by Good Bank at the existing interest rate and extended maturity dates (which are assumed to occur beyond the Base Case Period). It is assumed that 35 per cent. is repaid (OC).

•                               It is assumed that for existing intercompany loans, 100 per cent. of the maturity rolls into a new funding instrument issued by Good Bank at the existing interest rate and extended maturity dates (which are assumed to occur beyond the Base Case Period). As such, it is assumed that no withdrawals are made from the intercompany deposit accounts in the Base Case Period (OC).

•                               DMTN and EMTN bond issuances maturing during the Base Case Period are assumed to be repaid as and when they become contractually due with no replacement bonds being issued (IC).

•                               A minimum liquidity ratio of 15 per cent. of net advances will trigger further refinancing. It is not forecast that this trigger will be reached during the Base Case Period (IC).

•                               It has been assumed that a Senior Cash Payment and Subordinated Cash Payment of ZAR4.9 billion will be made to creditors on the Transaction Effective Date, representing 10 per cent. of the principal amount plus accrued interest for Senior Funders and ZAR165 million plus accrued interest for Subordinated Funders. This has been added to the Restructuring to reduce the negative drag on earnings associated with holding high cash balances. This payment will be made by Residual Bank and is therefore not reflected in the Good Bank forecast (T).

A5.7 REGULATORY CAPITAL ASSUMPTIONS (OC)

African Bank currently uses, and Good Bank will use, the following approaches for regulatory capital calculations:

•                               Market risk: the standardised approach;

•                               Credit risk and counterparty credit risk: the standardised approach;

•                               Equity risk: 100 per cent. risk-weighted by virtue of the standardised approach used for credit risk; and

•                               Operational risk: the alternative standardised approach.

The method listed above relies primarily on risk-weighting defined assets. Hence, it is possible to forecast risk-weighted assets by using defined or historically observed risk-weightings, for certain lines of the balance sheet. The specific risk-weightings used are shown in the table below.

Risk type	Balance sheet item	Risk- weighting	Comment

Market Risk	Net open cash position per currency in ZAR equivalent	100%	The ZAR equivalent of greater of the long or short net open position for all foreign currency balances requires capital of 8%, multiplied by 12.5 to create an effective 100% RWA requirement

Credit Risk	Short-term deposits and cash	20% / 50%	Interbank deposits in ZAR are risk weighted at 20%, while foreign currency deposits are risk weighted at 50%

	Collateral cash	20%	Interbank deposits, all in ZAR

	Statutory assets- bank	0%	Assets held at SARB, sovereign risk

	Other assets-Intergroup	100%	Loans from ‘Good Bank’ to group risk-weighted as an unrated commercial loan

	Net advances	85%	Based on Good Book analysis for September 2015

			Based on pro forma BA 200 results analysis for August 2015

Counterparty credit risk	Fair value of derivative asset, net of cash collateral held	82%

We have assumed the following in our risk weight percentage calculation of counterparty credit risk in respect of derivatives:

•    Stable composition of derivative type
•    Stable composition of counterparty type
•    Stable composition of remaining maturity

			Based on pro forma BA 200 results analysis for September 2015 (ZAR350 million Risk Weighted Assets)

Credit value adjustment (CVA)	None	n/a

We have assumed the following in our risk weight value applied in our calculation of CVA Risk Weighted Assets:

•    Stable composition of derivative type
•    Stable composition of counterparty type
•    Stable composition of remaining maturity
•    Stable composition of notional values

Operational risk	Gross advances	5.25%	Three reporting period average not available, therefore available average to date used, risk-weighted at 3.5%*12% (retail)*12.5

	Short-term deposits and cash	6.56%	Three reporting period average not available, therefore available average to date used, risk-weighted at 3.5%*15% (commercial)*12.5

	Collateral cash	6.56%	Three reporting period average not available, therefore available average to date used, risk-weighted at 3.5%*15% (commercial)*12.5

	An operational risk weighted asset floor of 12% of total risk weighted assets was applied consistently throughout the reporting period.

Other assets	Other assets	100%	Other assets are risk-weighted at 100%

	Deferred tax asset	250%	Deferred tax assets related to timing differences are risk-weighted at 250%

	Property and equipment	100%	Other assets are risk-weighted at 100%

The following table illustrates the approach used to project available capital.

Capital designation	Balance sheet item	Comment

Common Equity Tier 1 (CET1)	Ordinary share capital and premium	Gross consortium capital injection (ZAR10 billion)

	Retained earnings	In a loss position on day 1 and treated as a deduction against capital

	Other reserves	Zero on day 1

Specified CET1 adjustments and deductions	Goodwill	Per balance sheet, difference between assets acquired and liabilities issues / assumed

	Intangible assets	Per balance sheet

Additional Tier 1 capital	None	Per balance sheet

	Subordinated Debt	ZAR1.485 billion

Gross Tier 2 capital	General provision (max 1.25% of credit Risk Weighted Assets)	General credit provisions up to a maximum of 1.25% of credit and counterparty credit risk weighted assets

Specified Tier 2 adjustments and deductions	None	Tier 2 instruments are assumed to be Basel III compliant

A5.8 TAX (OC)

A5.8.1 Deferred administration fees

The origination fees within Good Bank are deferred within the balance sheet and are amortised to the income statement over the term of the loan. It is assumed for tax purposes that origination fees are taxed at the earlier of receipt or accrual. The deferral of origination fees on new loans each month in Good Bank (inflow to the balance sheet) is assumed to be materially consistent in value to the amortisation of such fees on the Good Bank loan book (outflow from the balance sheet). Due to this offset it is assumed that there is no income statement impact and therefore that the tax treatment follows the accounting treatment.

A5.8.2 FV adjustments on advances

The fair value adjustment, which is the premium paid for the loan book over and above the face value, will be regarded as interest for tax purposes in terms of section 24J of the Income Tax Act. Therefore this fair value adjustment is spread over the period of the loan book for tax purposes, using the yield to maturity of the entire book. It is assumed that the accounting interest and the unwind of the fair value adjustment on the acquired loan book will not differ significantly from the tax interest calculated in terms of section 24J. It is assumed that for purposes of calculating the yield to maturity for section 24J that the expected cash flows of the acquired book can be utilised.

A5.8.3 Charge for provision for bad debts

Section 11(j) of the Income Tax Act provides for an allowance on the provision for bad debts. The following deductions/allowance are permitted per the Banking Association of South Africa ruling (on undiscounted numbers): Specific 100 per cent., PSI 80 per cent. and IBNR 25 per cent.. These allowances should be included in the income statement of the taxpayer in the following year i.e. the allowance should be calculated on the movement of the provision for bad debts.

The splits of the provisions for bad debt used in the forecasts between specific, PSI and IBNR are the actual splits as at March 2015, being 77.5 per cent., 20.6 per cent., and 1.9 per cent. respectively. The discount factors applicable in Good Bank during the Base Case Period are assumed to be consistent to that which will be applied in African Bank in the 2014 year of assessment, being 90.9 per cent., 77.5 per cent., and 77.0 per cent. respectively.

Applying these deductible factors, provision proportions, and discount factors (and allowing for 0.4 per cent. VAT input credits on write-offs) gives an overall weighted average taxable allowance for movements in bad debt provisions of 83 per cent..

A deferred tax asset is raised on the disallowed proportion of the movement in bad debt provisions each period (i.e. on the remaining 17 per cent. movement). It is forecast that the non-specific provisions are either utilised or evolve to specific provisions after 12 months.

In calculating the disallowed portion of the movement in bad debt provisions, the forecasts have not adjusted the provision for bad debts associated with the Good Book at the Transaction Effective Date, which for this calculation, is still based on the provisioning as would have been calculated in African Bank. Given that the tax calculations for provisions will be based on the fair value accounting of the Good Book as at the Transaction Effective Date, this assumption results in a more conservative income tax calculation. This assumption does not impact forecast net profits given that forecast deferred tax is aligned with this assumption.

A5.8.4 Operating costs

From a tax perspective, operating expenses of a capital nature are assumed to be immaterial i.e. no material consulting or legal expenses of a capital nature are assumed to be incurred in Good Bank.

A5.8.5 Depreciation of fixed assets and amortisation of intangibles

The fixed assets and software intangible assets within Good Bank are forecast to be depreciated over 48 months. Interpretation Note 47 provides for the following write off periods for tax purposes: furniture - 6 years; office equipment - 3 years; motor vehicles - 4 years; personal computers - 3 years; and self-developed software - 1 year. The impact of the difference between accounting and tax treatment is immaterial. Therefore for tax purposes, fixed assets and intangible assets have been written off over the same period as accounting.

A5.8.6 Tax Rate

The income tax rate is assumed to be 28 per cent..

A5.8.7 Deferred tax on assessable loss

Good Bank is forecast to make sufficient profits in the foreseeable future to utilise assessable losses, therefore deferred tax has been raised on assessable losses where these arise.

A5.8.8 Tax Payments

An entity is required to make an estimate of its taxable income for the year and pay two provisional payments based on this estimate, the first payment six months into the year (i.e. 31 March) and the second payment at year end (i.e. 30 September). An entity only makes provisional payments if it expects to be in a tax paying position at the end of the year (after taking into account any assessed loss from prior years). As such, any accrued tax liabilities are forecast to be paid on 31 March and 30 September each year throughout the projection period.

A5.8.9 Effective tax rate

It is assumed that there are no material permanent differences in Good Bank, except for VAT arising on certain assets on acquisition date (refer to A5.8.11).

A5.8.10 Monthly service fees

The treatment of monthly service fees are assumed to be consistent for accounting and tax purposes.

A5.8.11 VAT

As Good Bank is forecast to have both vatable, as well as non-vatable income, it is assumed to be subject to s17 of the Value-Added Tax Act No. 89 of 1991, which will require it to apply a turnover based methodology to apportion input tax between what is allowed and what is disallowed. At the time of this document, a VAT ruling has not yet been granted. Analysis has shown that the current African Bank apportionment ratio is more conservative than if a turnover based methodology is applied. Therefore, for purposes of the Good Bank forecast financial information, it has been assumed that the apportionment ratio in Good Bank will be the same as that currently evident in African Bank. The resulting disallowed VAT ratio (being 68.42 per cent.) has been applied to the forecast vatable portion of the forecast operating expenses to calculate the income statement impact of VAT input disallowed. In addition to this, the number is further adjusted by the impact specific VAT rulings where applicable.

As a result of the sale of the Good Bank Business from African Bank to Good Bank, VAT will become due on the property and equipment, intangibles and goodwill assets being transferred. The recoverable proportion of this VAT charge is assumed to be broadly in line with the split disclosed above, with the balancing irrecoverable value recorded in reserves at Transaction Effective Date and recycled as a charged through the income statement in year one.

A5.9 OTHER SPECIFIC ASSUMPTIONS

The following additional assumptions are made in order to create the above forecast financial statements of Good Bank:

•                               Good Bank’s financial years run from 1 October to 30 September (IC).

•                               Good Bank will not pay any dividends during the projection period (IC).

•                               Based on the experience within African Bank, Good Bank capital expenditure on property and equipment will be ZAR9.2 million per month throughout the Base Case Period (IC).

•                               Good Bank capital expenditure on intangible assets (i.e. IT, software) will be zero throughout the Base Case Period (IC).

•                               Good Bank property and equipment (excluding land and buildings portion which is discussed in Annexure A5.2.2) will depreciate using the straight line method over 48 months (IC). Those elements of Good Bank intangible assets relating to IT and software will depreciate using the straight line method over 48 months. The brand will be an indefinite life asset with no amortisation (IC).

•                               The deferred administration fees within Good Bank (relating to portions of upfront fees which are not recognised upon receipt) are static throughout the projection period (IC).

•                               IFRS 9 will not be early adopted by Good Bank and will be implemented only after the Base Case Period (IC).

Annexure A6

Draft reporting accountant’s report on pro-forma financial information

The Directors
K2014176899 (South Africa) Limited

59 16th Road
Midrand
Johannesburg

INDEPENDENT ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION INCLUDED IN THE EURO MEDIUM TERM NOTE PROGRAMME BASE PROSPECTUS OF K2014176899 (SOUTH AFRICA) LIMITED (“THE ISSUER”)

Dear Sir

We have completed our reasonable assurance engagement to report on the compilation of pro forma financial information of African Bank Limited (“the Company”). The pro forma financial information consists of:

•                               a pro forma statement of financial position at 30 September 2015 for “Good Bank” (Refer to Annexure A3); and

•                               a pro forma statement of profit or loss from 1 October 2014 to 30 September 2015 for “Good Bank” (Refer Annexure A3).

The applicable criteria on the basis of which the directors of the Issuer (“the Directors”) have compiled the pro forma financial information are specified in the JSE Listings Requirements and the United Kingdom Financial Conduct Authority (“FCA”) Prospectus Rules and are described in Annexure A3.

The Curator of the Company intends on entering into a restructuring to form a new entity, Good Bank under which new debt listings will be made under a Domestic Medium Term Note (“DMTN”) program and a Euro Medium Term Note (“EMTN”) program. As a result, the Directors have prepared pro forma financial information for inclusion in the Base Prospectus to illustrate the impact of the restructuring on the relevant statement of financial position to form Good Bank at 30 September 2015 and on the statement of profit or loss for the period ended as referred to above as if the restructuring had taken place at 1 October 2014. As part of this process, information about the Company’s financial position and financial performance has been extracted by the Directors from the Company’s financial statements for the year ended 30 September 2015, on which a qualified audit report has been published.

The Directors’ Responsibility for the Pro Forma Financial Information

The Directors are responsible for compiling the pro forma financial information on the basis of the JSE Listings Requirements and the FCA Prospectus Rules. This responsibility includes the design, implementation and maintenance of internal control relevant to the preparation and presentation of the pro forma financial information that is free from material misstatement, whether due to fraud or error.

Assurance Practitioner’s Responsibilities

Our responsibility is to express an opinion as required by the JSE Listings Requirements and United Kingdom Listing Authority (“UKLA”) about whether the pro forma financial information has been properly compiled by the Directors on the basis of the JSE Listings Requirements and the FCA Prospectus Rules, based on our procedures.

We conducted our engagement in accordance with International Standard on Assurance Engagements (“ISAE”) 3420, Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a Prospectus, issued by the International Auditing and Assurance Standards Board. This standard requires that the practitioner comply with ethical requirements and plan and perform procedures to obtain reasonable assurance about whether the Directors have properly compiled the pro forma financial information on the basis of the JSE Listings Requirements and the FCA Prospectus Rules.

We have complied with the independence and other ethical requirements of the Code of Professional Conduct for Registered Auditors issued by the Independent Regulatory Board for Auditors (“IRBA Code”), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour. The IRBA Code is consistent with the International Ethics Standards Board for Accountants Code of Ethics for Professional Accountants (Part A and B).

Our firm applies International Standard on Quality Control 1 and, accordingly, maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

For purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the pro forma financial information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the pro forma financial information. We are not responsible for reporting on any transactions beyond the period covered by our reasonable assurance engagement.

The purpose of pro forma financial information included in a prospectus is solely to illustrate the impact of a significant event or transaction on unadjusted financial information of the entity as if the event had occurred or the transaction had been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the event or transaction at 30 September 2015 would have been as presented.

A reasonable assurance engagement to report on whether the pro forma financial information has been properly compiled on the basis of the applicable criteria involves performing procedures to assess whether the applicable criteria used by the Directors in the compilation of the pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:

•                               The related pro forma adjustments give appropriate effect to those criteria; and

•                               The pro forma financial information reflects the proper application of those adjustments to the unadjusted financial information.

The procedures selected depend on the practitioner’s judgment, having regard to the practitioner’s understanding of the nature of the Company, the event or transaction in respect of which the pro forma financial information has been compiled, and other relevant engagement circumstances.

The engagement also involves evaluating the overall presentation of the pro forma financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Save for any responsibility arising under FCA Prospectus Rule 5.5.4R (2)(f) to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Annex IX item 13.1 of the Prospectus Directive Regulation, consenting to its inclusion in the Prospectus.

Opinion

In our opinion:

•                               the pro forma financial information has been properly compiled on the basis stated and in accordance with the JSE Listings Requirements and the FCA Prospectus Rules; and

•                               such basis is consistent with the accounting policies of “Good Bank”.

Declaration

For the purposes of Prospectus Rule 5.5.4R(2)(f) we are responsible for this report as part of the Prospectus and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus in compliance with Annex XIII item 1.2 of the Prospectus Directive Regulation.

Deloitte & Touche

Woodmead, Gauteng

Registered Auditor

Per: Graeme Berry

Partner

[Date]

PRINCIPAL OFFICE OF THE ISSUER

K2014176899 (SOUTH AFRICA) LIMITED
(Registration number 2014/176899/06)

To change its name to AFRICAN BANK LIMITED (Registration Number 2014/176899/06) by the date any Notes are issued hereunder
59, 16th Road
Midrand, 1685
South Africa

FISCAL AGENT, TRANSFER AGENT AND CALCULATION AGENT

Citibank N.A., London Branch 13th Floor Citigroup Centre Canada Square Canary Wharf London E14 5LB

REGISTRAR

Citigroup Global Markets Deutschland AG 5th Floor Reuterweg 16 Frankfurt 60323 Germany

LEGAL ADVISERS TO THE ISSUER

As to English law	As to South African law

Linklaters LLP One Silk Street London EC2Y 8HQ United Kingdom	Webber Wentzel 90 Rivonia Road Johannesburg, 2107 South Africa	Prinsloo, Tindle & Andropoulos Inc. 1st Floor, 17 Fricker Road Illovo Boulevard South Africa

AUDITORS OF THE ISSUER

PricewaterhouseCoopers Inc. 2 Eglin Road Sunninghill, 2157 South Africa

NCR Reg. No. NCRCP5. An Authorised Financial Services and Registered Credit Provider.

Reg No. 1975/002526/06.

African Bank Limited

(in curatorship)

Audited Annual Financial Statements

30 September 2014

These financial statements were prepared under the supervision of the curator, T Winterboer CA (SA)

Registration number: 1975/002526/06

NCR Registration number NCRCP5

An Authorised Financial Services and Registered Credit Provider

T Winterboer was appointed as curator of African Bank Limited (the “Bank”) on

10 August 2014 by the Minister of Finance of the Republic of South Africa and

pursuant to the Banks Act No. 94 of 1990 (as amended) to manage the affairs of the

Bank subject to the supervision of the Registrar of Banks.

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2014

Contents

	Page		Page
Curator’s report	1	Statement of profit or loss	14
Certificate from the company secretary	9	Statement of other comprehensive income	14
Independent auditor’s report	10	Statement of changes in equity	15
Statement of financial position	13	Statement of cash flows	16

Notes to the annual financial statements

		Page			Page

1.	Principal accounting policies	17	33.	Cash and cash equivalents	56
2.	Short-term deposits and cash	39	34.	Credit risk	57
3.	Statutory assets	39	35.	Market risk	58
4.	Derivatives and other assets	39		35.1 Interest rate risk management	58
5.	Net advances	40		35.2 Foreign currency risk management	61
	5.1 Credit risk exposure	41		35.3 Interest rate and currency risk hedging	63
6.	Current and deferred tax asset	43		35.4 Price risk management	65
7.	Amounts owing by holding company and		36.	Liquidity risk	65
	fellow subsidiaries	44	37.	Assets and liabilities measured at fair value or for
8.	Property and equipment	44		which fair values are disclosed	69
9.	Intangible assets	45	38.	Financial instruments subject to offsetting,
10.	Short-term funding	46		enforceable master netting arrangements or
11.	Derivatives and other liabilities	46		similar agreements	72
12.	Bonds and other long-term funding	47	39.	Capital adequacy risk	73
	12.1 Unsecured listed bonds — JSE	47	40.	Operating lease commitments - property	73
	12.2 Unsecured listed bonds — foreign		41.	Unutilised facilities	73
	stock exchanges	49	42.	Suspension of debt payments	74
	12.3 Unsecured long-term loans	50	43.	Analysis of financial assets and liabilities	74
13.	Subordinated bonds, debentures and loans	51		43.1 Analysis of financial assets	75
14.	Amounts owing to holding company and			43.2 Analysis of financial liabilities	76
	fellow subsidiaries	52	44.	Contingent liabilities	76
15.	Share capital	52	45.	Post balance sheet events	76
16.	Reserves and accumulated losses	53	46.	Retirement and post retirement benefits	77
17.	Interest income	53	47.	Related party information	77
18.	Non-interest income	53	48.	Restatement and reclassification of comparatives	77
19.	Credit impairment charge	53	49.	Directors’ and prescribed officers’ remuneration	81
20.	Interest expense and similar charges	53		49.1 Executive directors	81
21.	Operating costs	54		49.2 Prescribed officers	82
22.	Indirect and direct taxation	54		49.3 Non-executive directors	83
23.	Other gains and losses	55	50.	Related party transactions	84
24.	Cash generated from operations	55
25.	Cash received from lending activities and cash reserves	56	Annexure A
26.	Cash paid to clients, suppliers of funding,			Standards and interpretations	85
	employees and agents	56
27.	Increase in income earning assets	56	Annexure B
28.	Increase in customer deposits	56		Capital adequacy risk	93
29.	Indirect and direct taxation paid	56
30.	Net movement in other investing activities	56	Annexure C
31.	Cash flow from funding activities	56		Acronyms, abbreviations and corporate
32.	Ordinary shareholder’s payments and			information	94
	transactions	56

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2014

CURATOR’S REPORT

Introduction

African Bank Limited (in curatorship) (“African Bank” or “the Bank”) is registered as a bank under the Banks Act, 94 of 1990, as amended (“Banks Act”), which operates within South Africa. Its main business is providing unsecured personal loans.

On 10 August 2014 African Bank was placed under curatorship in terms of section 69 of the Banks Act, 1990, as amended by the South African Reserve Bank (“SARB”). The SARB decision followed a period of growing uncertainty surrounding African Bank, after a series of financial losses were announced by the Bank’s parent company, African Bank Investments Limited (in business rescue) (“ABIL”). Furthermore, Ellerine Furnishers (Proprietary) Limited (“Ellerine Furnishers”), the Bank’s sister company and business partner, was placed under business rescue on 7 August 2014.

The Minister of Finance appointed T Winterboer as the curator of the Bank. The curator was requested to undertake two key tasks, namely:

•               to stabilise the operations of the Bank and to seek to preserve its operations during the curatorship; and

•               to put forward a proposal for the effective resolution for the Bank and its business.

The following is the curator’s report on the annual financial statements for the year ended 30 September 2014 and covers the following;

•            announcement of curatorship and proposed restructure;

•            significant developments;

•            the way forward;

•            statutory disclosures.

A)             Announcement of curatorship and proposed restructure

Responsibilities of the curator

The curator’s responsibilities in terms of the Banks Act are, inter alia, as follows:

On appointment of the curator:

•          the management of the Bank vested in the curator, subject to the supervision of the Registrar of Banks (“the Registrar”), and any other person vested with the management of the affairs of the Bank was divested thereof; and

•          the curator becomes obliged to recover and take possession of all the assets of the Bank.

The curator shall:

•          subject to the supervision of the Registrar, conduct the management of the Bank in such a manner as the Registrar may deem to best promote the interest of the creditors of the Bank and of the banking sector as a whole;

•          comply with any direction of the Registrar;

•          keep such accounting records and prepare such annual financial statements, interim reports and provisional annual financial statements as the Bank or its directors would have been obliged to keep or prepare if the Bank had not been placed under curatorship;

•          convene the annual general meeting and any other meeting of members of the Bank provided for in the Companies Act 71 of 2008, as amended (“Companies Act”), and, in that regard, comply with all the requirements with which the directors of the Bank would in terms of the Companies Act have been obliged to comply if the Bank had not been placed under curatorship; and

•          have the power to bring or defend in the name and on behalf of the Bank any action or other legal proceedings of a civil nature and, subject to the provisions of any law relating to criminal proceedings, any criminal proceedings.

1

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2014

CURATOR’S REPORT (continued)

The curator is also aware of the announcement relating to the publication of the Banks Amendment Bill, 2014, which sets out certain proposed amendments to the Banks Act which will provide some clarity in relation to the scope of certain aspects of the curatorship. The Banks Amendment Bill has been adopted by Parliament and the National Council of Provinces. The Banks Amendment Bill awaits the approval by the President after which the proposed amendments will become effective.

Reporting to the Registrar

While a bank is under curatorship the curator shall, on a monthly basis, furnish the Registrar with a written report containing an exposition of the affairs of the bank concerned. The curator has furnished the Registrar with the required written reports.

Restructuring

At the time of the announcement of the curatorship, the SARB also announced proposed measures for the curator to consider and investigate in his endeavours to find a resolution for the Bank. The proposed measures in the SARB statement included:

•          the formation of a consortium consisting of six banks in South Africa, the Public Investment Corporation (“PIC”) and the SARB (“Consortium”) to support and underwrite a restructuring;

•          the formation of a newly registered bank holding company (“New HoldCo”) to hold the so-called Good Bank (based on the structure as envisaged by the SARB in their announcement on 10 August 2014), and to acquire the various insurance entities within the ABIL group, including the Standard General Insurance Company Limited (“Stangen”);

•          the injection by the Consortium of R10 billion of equity into New Holdco;

•          the splitting of the African Bank loan book into a “Good Book” and a “Residual Book”;

•          the transfer of certain of the assets (including the Good Book) and selected liabilities of African Bank to Good Bank;

•          the transfer of the senior funding liabilities and Retail Deposits from African Bank to Good Bank, after haircutting the face value of the senior funding liabilities by 10%;

•          subsequent to the commencement of curatorship, it was agreed to transfer 37.5% of the Tier II subordinated funding liabilities to Good Bank;

•          a proposed listing of New HoldCo in due course.

Liabilities of African Bank

Following the placing of the Bank under curatorship on 10 August 2014 and in accordance with the powers of the curator, payments of interest and capital on all debt was suspended with the exception of retail savings deposits of R109 million and trade creditors arising in the ordinary course of business.

Senior unsecured debt holders (wholesale depositors, bondholders, holders of physical or dematerialised debt instruments, wholesale bank deposits, and any other classes of senior unsecured debt) will not receive payment of interest or principal for the duration of the curatorship. The rights of such senior unsecured debt holders remained intact.

	Refer to
	note for	Senior	Sub-
	further	unsecured	ordinated	Retail	General
	information	creditors	creditors	deposits	creditors	Total
Short-term funding	10	4 579	—	30	2 155	6 764
Derivatives and other liabilities	11	—	—	—	1 010	1 010
Bonds and other long-term funding	12	36 357	—	79	—	36 436
Subordinated bonds, debentures and loans	13	—	4 436	—	—	4 436
Amounts owing to holding company and fellow subsidiaries	14	471	—	—	—	471
Total		41 407	4 436	109	3 165	49 117

2

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2014

CURATOR’S REPORT (continued)

Capital adequacy

Capital adequacy risk is the risk that the Bank will not have sufficient reserves to meet materially adverse market conditions beyond that which has already been assumed within the impairment provisions and reserves. Capital adequacy is measured by expressing capital as a percentage of risk-weighted assets. The Banks Act specifies the minimum capital holding required in relation to risk-weighted assets.

B)    Significant developments

Significant developments during the current financial year that had a material impact on the financial performance and financial position of the Bank are as follows:

•          Prior year restatement in respect of impairment provisioning;

•          Reversal of the previously recognised deferred tax asset;

•          Reversal of the previously recognised current tax asset;

•          Impairment of the intragroup loan provided to Ellerine Holdings Limited;

•          Recoverability of the intragroup loan provided to ABIL.

The following items that required significant consideration during the current financial year:

Prior year restatement in respect of impairment provisioning (for further information please refer to note 48)

The effect of the change is shown below:

Statement of profit or loss (Rmillion)	2013
Increase in credit impairment charge	(1 897)
Decrease in normal taxation	531
Increase in loss after tax	(1 366)

Statement of financial position (Rmillion)
Decrease in net advances	(4 704)
Increase in deferred tax assets	1 317
Increase in accumulated losses	(3 387)

Statement of financial position (Rmillion)	2012
Decrease in net advances	(2 807)
Increase in deferred tax assets	786
Increase in accumulated losses	(2 021)

Restatement of advances impairment methodology

An advance is considered to be impaired and impairment losses are recognised once there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the loan (a ‘loss event’). As described in note 1.2.2.1 Impairment of advances, the Bank uses a contractual delinquency (CD) based statistical technique to measure the present value of the future expected cash flows of impaired advances. Previously the Bank considered a ‘loss event’ to occur where an account had a CD status of 4 or greater (i.e. the account has 4 months of cumulative contractual delinquency). The Bank amended its definition of a loss event, in determining the level of impairments, to align with market practice and the requirements of IAS 39. A loss event is determined to have occurred once the account is in arrears, either partially or with a CD status greater than 1. In addition, certain accounts with a history of arrears are considered to have experienced a loss event and are considered to be impaired.

In addition, cash flows from accounts that reached the in duplum cap were previously discounted at zero percent instead of the original effective interest rate. Although this correction was applied to the loss given default (LGD) applicable to defaulted accounts in the September 2013 financial statements, the calculation of the LGD applicable to non-defaulted accounts was only corrected in March 2014.

3

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2014

CURATOR’S REPORT (continued)

Significant developments (continued)

As described above, IAS 39 requires impairment losses to be based on the difference between the carrying value of an impaired advance and the present value of the future expected cash flows of the impaired advance. However, IAS 39 does not prescribe the modelling techniques to be used to determine the expected future cash flows. In line with global banking best practice, the Bank has adopted a statistical technique to estimate the expected future cash flows of impaired advances. The above restatement is based on the use of the Bank’s definitions adopted in applying the selected credit measurement technique and as noted in 1.2.2.1.

As a consequence, the statement of financial position as at 30 September 2013 and 1 October 2012, as well as the statement of profit or loss for the year ended 30 September 2013 has been restated. The cumulative impact to the 2013 financial year was R3 674 million pre-tax (2012: R2 529 million).

IBNR emergence period

As described above, an advance is considered to be impaired and impairment losses are recognised once there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the loan (a ‘loss event’). The Bank provides for impairment losses on loans where it is aware of objective evidence that a loss event has occurred, for example where the loan is contractually delinquent. On a portfolio basis the Bank is aware that loss events have occurred (e.g. a borrower experiencing financial difficulty) however these loss events have not necessarily been reported to the Bank. These are called ‘Incurred but not reported’ (IBNR) impairments. In calculating the IBNR impairment provision the Bank estimates an emergence period being the average time between the loss event (the borrower experiencing financial difficulty) and the loss being reported to the Bank (contractual delinquency). Previously the Bank used an emergence period of 7 days which has now been amended to 30 days based on benchmark emergence periods used in the banking industry.

As a consequence, the statement of financial position as at 30 September 2013 and 1 October 2012, as well as the statement of profit or loss for the year ended 30 September 2013 has been restated. The cumulative impact to the 2013 financial year was R374 million pre-tax (2012: R278 million).

Other impacts

Differences between the impairment models and the impairment provisions recognised in the financial statements were previously accepted as model risk differences. In order to align the financial statements with the impairment models, the statement of financial position as at 30 September 2013 and the statement of profit or loss for the year ended 30 September 2013 have been restated. The cumulative impact to the 2013 financial year was R656 million pre-tax (2012: Rnil).

Deferred tax asset (for further information please refer to note 6)

Due to the losses in the current and previous financial years and the expectation that these losses will persist for the near future, the Bank deemed it improbable that sufficient taxable profit will be available against which the deferred tax asset will be recoverable.

The Bank reversed the previously recognised deferred tax asset because of the losses incurred during the year. Consequently, the Bank has estimated unused tax losses and credits of R8.1 billion for which no deferred tax asset is recognised in the statement of financial position. These credits do not expire provided the Bank continues to trade.

Current tax asset (for further information please refer to note 6)

The Bank has open tax matters with the South African Revenue Services (SARS) relating to the deductibility of impairment provisions on the Bank’s advances book and the application of SARS’s directive regarding the treatment of doubtful debts by banks. Where an inflow of funds is believed to be probable and a reliable estimate of the outcome of an uncertain tax position can be made, management provides for the amount expected to be recovered from the taxation authorities. These estimates, which consider the specific circumstances of the matter and relevant external advice, are inherently judgemental and can change substantially over time as new facts emerge and the uncertain position progresses.

4

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2014

CURATOR’S REPORT (continued)

Significant developments (continued)

Current tax asset (for further information please refer to note 6) (continued)

During the current period, the Bank reassessed the recoverability of the previously recognised current tax asset. The Bank is of the view that the previously recognised current tax asset can no longer be recognised because of the increasing uncertainty around the resolution of this matter as a result of the lack of progress in the current year in the negotiations which had been initiated with SARS in the previous financial year. The Bank continues to pursue this matter, however the ultimate conclusion of this matter could vary from the amounts recognised and is dependent upon the outcome of negotiations with SARS.

Ellerine Holdings Limited loan (for further information please refer to note 7)

As per IAS 39 Financial instruments: Recognition and measurement, objective evidence that a financial asset may be impaired includes the probability that the borrower will enter a financial reorganisation. Ellerine Holdings Limited was placed under business rescue during August 2014. As it is not possible to place a reliable estimate on the amount of any future cash flows that would be realised on conclusion of this process, due to the uncertainty of the amount and timing of any recovery, the loan has been fully impaired.

African Bank Investments Limited (in business rescue) loan (for further information please refer to note 7)

The repayment of the loan by ABIL is dependent on the successful implementation of the restructuring proposal (as set out in the curator’s report), specifically the sale of its interest in Stangen. The Bank is of the view that this loan is recoverable based on the current position of the restructuring proposal, however, this could change substantially over time as new facts emerge in respect of the restructuring proposal.

C)    The way forward

Information memorandum process

The curator will provide an Information Memorandum (“IM”) to the affected parties detailing the intended restructuring approach to African Bank, during June 2015 or July 2015. The IM will be made publicly available.

The IM is intended to inform affected parties of the proposed restructuring of African Bank, including details of anticipated offers to affected creditors and other parties, the financial information supporting the anticipated approach, details of the alternative approaches assessed and the rationale for following the anticipated approach in the circumstances. Affected parties will also be given an opportunity to make representations regarding the proposed restructuring after they have had an opportunity to consider the information in the IM.

Subsequent performance of the Bank

Subsequent to the financial year end the Bank has continued to operate in a stable manner, with loan disbursements and loan collections in line with expectations, albeit that loan disbursements are at lower levels (but of higher quality) on a year on year basis.

Total monthly disbursements have varied between R550 million and R750 million between August 2014 and March 2015, in line with the lower risk appetite and expectations. This level of disbursement is below the long-term sustainable level for the core bank targeted to create the new “Good Bank” at current cost levels, and efforts continue to target improved, risk appropriate and profitable disbursements.

Total monthly cash collections have varied between R2 075 million and R2 475 million between August 2014 and March 2015.

5

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2014

CURATOR’S REPORT (continued)

Post-balance sheet events

There were no matters or circumstances arising since the end of the financial year, not otherwise dealt with in the Bank annual financial statements, which significantly affects the financial position at 30 September 2014 or the results of its operations or cash flows for the year then ended.

Going concern

As discussed earlier in this report, in order to address the Bank’s capital shortfall, the SARB, together with the Consortium and the curator where appropriate, have:

•          developed a restructuring proposal to create New Holdco and the new Good Bank;

•          negotiated with the senior creditors on exchanging African Bank bonds for new bonds to be issued by Good Bank. Such instruments are expected to have a discount imposed on the outstanding amount repayable; and

•          negotiated with other creditors in respect of their claims against the Bank.

Accordingly, these financial statements have been prepared on the assumption of the successful implementation of the restructuring proposal, i.e. African Bank would be split into a new “Good Bank” and a remaining “Residual Bank”. Cash collections will continue in the Residual Bank, however, no new loans are intended to be disbursed. As a result African Bank itself (being the Residual Bank) is not expected to continue as a going concern into the foreseeable future if the proposed restructuring is successfully implemented. Therefore, these financial statements are not presented on a going concern basis; rather the financial statements have been presented on a “break-up” basis assuming the successful implementation of the restructuring proposal and therefore the Bank has not applied a liquidation basis of accounting.

In order to stabilise the operations of the Bank and provide an effective resolution for the Bank and its business, payments of interest and principal on all debt, with the exception of retail savings deposits (of R109 million) and trade creditors arising in the ordinary course of business, was suspended in accordance with the powers of the curator in terms of the Banks Act.

The successful implementation of the restructuring proposal has some risks and uncertainties attached to it. These are, inter alia:

•          the complexities of the mechanics for implementing the proposed restructure;

•          the need to reconcile the divergent interests of the creditor groups and the Consortium;

•          the legislative timetable to bring the proposed Banks Act Amendment Bill, 2014 onto the statute book;

•          the regulatory and internal governance approval processes required for the potential sale of Stangen, as the sale of this asset falls outside the jurisdiction of the curator; and

•          compliance with the Promotion of Administrative Justice Act, 3 of 2000 (“PAJA”).

Should the restructuring proposal not be implemented, preparation of these financial statements on the current “break-up” basis may no longer be appropriate, as the Bank would most likely be placed into liquidation. The preparation of the financial statements on a liquidation basis would incorporate additional adjustments which have not been recognised in these financial statements.

D)    Statutory disclosures

Share capital

Ordinary shares

The authorised share capital consist of 133 750 000 (2013: 133 750 000) shares of R1 each.

Three shares were issued during the current year (2013: two shares). At 30 September 2014, the issued ordinary share capital totalled 121 251 512 (2013: 121 251 509) shares at par value of R1 each representing R121.3 million (2013: R121.3 million). There were no shares repurchased during the current financial year (2013: nil).

6

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2014

CURATOR’S REPORT (continued)

Holding company

The Bank’s holding company is African Bank Investments Limited (in business rescue). Since 10 August 2014 the management of the Bank has vested in the curator subject to the supervision of the Registrar.

Financial results

The financial results for the year ended 30 September 2014 are set out on pages 9 to 94 of these annual financial statements. The Bank reported a net loss after tax of R9 299 million for the 2014 financial year (2013: loss of R5 901 million (restated)).

Major capital expenditures

The Bank made additions to its property and equipment and intangible assets of R115 million (2013: R116 million) during the financial year.

Dividends to ordinary shareholders

No dividends were declared or paid during the current financial year (2013: Rnil).

Directors and changes in directors

In accordance with Article 13 of the Bank’s Memorandum of Incorporation one-third of the directors shall retire at each annual general meeting on a rotational basis and retiring directors are eligible for re-election, subject to term limits.

The following directors were re-elected at the annual general meeting held on 6 February 2014:

Mutle Constantine Mogase	(Non-executive director)
Morris Mthombeni	(Non-executive director)

Toni Fourie and Tami Sokutu, both executive directors, resigned from the board with effect from 6 February 2014 and Leon Kirkinis, an executive director, resigned from the board with effect from 6 August 2014.

ABL board of directors (powers suspended from 10 August 2014, the date the curatorship commenced)

Independent non-executive

Nicholas (Nic) Adams

Mojankunyane Florence (Mojanku) Gumbi

Jacobus Dorotheus Maria Gerardus (Jack) Koolen #

Nomalizo Beryl (Ntombi) Langa-Royds

Mutle Constantine Mogase

Morris Mthombeni

Robert John (Johnny) Symmonds

Executive

Nithiananthan (Nithia) Nalliah

# Dutch

Subsequent to year end Nithiananthan (Nithia) Nalliah resigned from his position as an executive director, his last day being 31 March 2015.

Tami Sokutu and Jack Koolen sadly passed away in January 2015 and May 2015, respectively, and we extend our condolences to their families.

7

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2014

CURATOR’S REPORT (continued)

Company secretary and registered office

The company secretary of African Bank is Leeanne Goliath. Her business and postal address is the registered office of the Bank which is set out on page 94 of these annual financial statements.

Remuneration and employee incentive participation schemes

Details in respect of directors’ remuneration and the Bank’s long term incentive scheme are disclosed in the remuneration note.

Special resolutions

Prior to the commencement of curatorship, the Bank’s shareholder passed the following special resolutions during the year:

•          Remuneration of non-executive directors

The approval of the remuneration payable to non-executive directors for their services as directors for the year ended 30 September 2014.

•          Authority to provide financial assistance

To the extent required, to authorise ABL to provide direct or indirect financial assistance to any of its subsidiaries and/or any other company that is related or interrelated to ABL in accordance with section 44 or section 45 of the Companies Act.

T Winterboer

Curator

Midrand

10 June 2015

8

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2014

CERTIFICATE FROM THE COMPANY SECRETARY

In terms of section 88(2)(e) of the Companies Act of South Africa (Act number 71 of 2008) (the Companies Act), I certify that, in respect of the year ended 30 September 2014, the Bank has lodged with the Commissioner of the Companies and Intellectual Property Commission, all returns and notices prescribed by the Act and that all such returns and notices are true, correct and up to date.

LM Goliath

Company Secretary

Midrand

10 June 2015

9

Private Bag X6	Deloitte & Touche
Gallo Manor 2052	Registered Auditors
South Africa	Financial Services Team - FIST
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Deloitte Place
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Woodlands Drive
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Docex 10 Johannesburg

Tel: +27 (0)11 806 5200 Fax:+27 (0)11 806 5222 www.deloitte.com

INDEPENDENT AUDITOR’S REPORT TO THE SHAREHOLDER OF AFRICAN BANK LIMITED

Introduction

We were engaged to audit the financial statements of African Bank Limited (“the Bank”) set out on pages 13 to 92, which comprise the statement of financial position as at 30 September 2014, and the statement of profit or loss, statement of other comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, and the notes, comprising a summary of significant accounting policies and other explanatory information.

The Curator’s Responsibility for the Financial Statements

The Curator is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards and the requirements of the Companies Act of South Africa, and for such internal control as the Curator determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on conducting the audit in accordance with International Standards on Auditing. Because of the matters described in the Basis for Disclaimer of Opinion paragraph, however, we were not able to obtain sufficient appropriate audit evidence to provide a basis for an audit opinion.

Basis for Disclaimer of Opinion

As presented in the Statement of Profit or Loss, the Bank reported a total loss of R9 299 million for the financial year ended 30 September 2014 (2013 Restated: R5 901 million). Furthermore, as stated in the Curator’s Report and Note 1.2.1, the Bank is not a going concern. While the Curator has embarked on various initiatives to restructure the Bank as set out in the Curator’s Report and in Note 1.2.1, we were unable to obtain sufficient appropriate audit evidence regarding the likely outcome of these initiatives and therefore on the appropriateness of the basis of accounting adopted for the preparation of the accompanying financial statements as described in the Curator’s Report and Note 1.3.2.

National Executive: *LL Bam Chief Executive *AE Swiegers Chief Operating Officer *GM Pinnock Audit

DL Kennedy Risk Advisory *NB Kader Tax TP Pillay Consulting *K Black Clients & Industries

*JK Mazzocco Talent & Transformation *MJ Jarvis Finance *M Jordan Strategy S Gwala Managed Services

*TJ Brown Chairman of the Board *MJ Comber Deputy Chairman of the Board

A full list of partners and directors is available on request                                                                                       * Partner and Registered Auditor

B-BBEE rating: Level 2 contributor in terms of the Chartered Accountancy Profession Sector Code

Member of Deloitte Touche Tohmatsu Limited

10

The restructuring of the Bank is dependent on the extent to which the Curator is able to —

•          Conclude the restructuring proposal to create a new “Good Bank”, including applications to various regulatory authorities;

•          Conclude the mechanics for implementing the proposed restructure with the South African Reserve Bank and the Consortium; and

•          Conclude the disposal of African Bank Investments Limited’s (in business rescue) interest in The Standard General Insurance Company Limited (“Stangen”), a fellow subsidiary of the Bank.

It is noted that the restructuring proposal would also be dependent on:

•          Promulgation of the Banks Act Amendment Bill, 2014;

•          Compliance with the Promotion of Administrative Justice Act (“PAJA”);

•          Final approvals in respect of the transfer of the senior funding liabilities and retail deposits from the Bank to “Good Bank”, after reducing the face value of the senior funding liabilities by 10%;

•          Final approvals in respect of the transfer of 37.5% of the Tier II subordinated funding liabilities to “Good Bank”;

•          Regulatory approval for the potential sale of Stangen; and

•          The conclusion of a Service Level Agreement between “Good Bank” and the “Residual Bank”.

These factors indicate the existence of multiple uncertainties which may cast significant doubt about the basis of accounting adopted. Should the restructuring proposal be unsuccessful, the preparation of these financial statements on the current basis may no longer be appropriate.

Furthermore, the restatements included in note 48 include an amount of R374 million at 30 September 2013 in respect of changed assumptions with regard to the calculation of a portfolio credit impairment provision on advances for which a loan specific loss event has not occurred (described in note 5.1 as an Incurred But Not Reported (IBNR) impairment). In our view, under International Financial Reporting Standards, these restatements should have been included as a change in the estimate of that provision in the year ended 30 September 2014 which would have increased the loss before and after tax for the year then ended by R374 million to R9 673 million. Loss before and after tax for the year ended 30 September 2013 would have decreased by R96 million to R5 805 million and reserves at 30 September 2012 would have increased by R278 million to R1 028 million.

Disclaimer of Opinion

Because of the significance of the matters described in the Basis for Disclaimer of Opinion paragraph, we have not been able to obtain sufficient appropriate audit evidence to provide a basis for an audit opinion. Accordingly, we do not express an opinion on the financial statements.

Emphasis of Matter

We draw users’ attention to the fact that on 10 August 2014 the Bank was placed under curatorship in terms of section 69 of the Banks Act, 1990, as amended by the South African Reserve Bank (SARB).

In order to execute the mandate and prepare the Bank for restructuring, the Curator has adopted a more conservative approach to accounting for the activities of the Bank and modified the impairment models and methodologies applied to the loan book. The critical accounting judgments and key sources of estimation uncertainty disclosed in Note 1.2 and in Note 48 relate to the estimates that require management’s most difficult, subjective or complex judgments. In this regard International Accounting Standard 39 - Financial Instruments: Recognition and Measurement (IAS39) is not prescriptive with regard to the definitions of certain key inputs to the credit impairment methodology adopted by the Curator. The restatements presented in the financial statements reflect the definitions and statistical techniques adopted by the Curator, which are not prescribed by International Financial Reporting Standards. The key definitions adopted by the Curator are those commonly applied by banks who are on the Advanced Internal Ratings-based Approach and hence apply credit risk measurement techniques proposed by the Basel frameworks. These definitions have been applied retrospectively. The credit impairments calculated and presented are extremely sensitive to the definitions adopted. Significantly different outcomes and allocations across the years being presented arise depending on the definitions of the key inputs applied in the credit impairment models.

11

Other reports required by the Companies Act

As part of our audit of the financial statements for the year ended 30 September 2014, we have read the Curator’s Report and the Company Secretary’s Certificate for the purpose of identifying whether there are material inconsistencies between these reports and the audited financial statements. These reports are the responsibility of the respective preparers. Based on reading these reports we have not identified material inconsistencies between these reports and the audited financial statements. However, we have not audited these reports and accordingly do not express an opinion on these reports.

Other matter

Without further qualifying our opinion, we draw attention to the fact that the supplementary information set out in Annexure B is presented as additional information. We have not audited the information presented in this annexure and accordingly we do not express an opinion thereon.

Deloitte & Touche

Registered Auditor

Per: Lito Nunes

Partner

10 June 2015

12

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

STATEMENT OF FINANCIAL POSITION

at 30 September 2014

			Restated *	Restated *
Rmillion	Notes	2014	2013	2012

Assets

Short-term deposits and cash	2	3 582	3 030	2 935
Statutory assets	3	3 042	3 859	3 132
Derivatives and other assets	4	3 048	3 615	1 199
Current tax asset	6	—	490	294
Net advances	5	38 739	45 206	41 993
Deferred tax asset	6	—	1 595	1 110
Amounts owing by holding company and fellow subsidiaries	7	529	1 906	719
Property and equipment	8	455	488	527
Intangible assets	9	107	129	134
Goodwill	9	—	—	4 000

Total assets		49 502	60 318	56 043

Liabilities and equity

Short-term funding	10	6 764	7 634	4 295
Derivatives and other liabilities	11	1 010	1 545	1 133
Bonds and other long-term funding	12	36 436	41 990	37 300
Subordinated bonds, debentures and loans	13	4 436	4 361	3 831
Amounts owing to holding company and fellow subsidiaries	14	471	374	530

Total liabilities		49 117	55 904	47 089

Ordinary share capital	15	121	121	121
Ordinary share premium	15	14 283	8 833	8 083
Reserves and accumulated losses	16	(14 019)	(4 540)	750

Total equity (capital and reserves)		385	4 414	8 954

Total liabilities and equity		49 502	60 318	56 043

* Comparatives have been restated as per note 48.

13

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

STATEMENT OF PROFIT OR LOSS

for the year ended 30 September 2014

			Restated *
Rmillion	Notes	2014	2013
Interest income on advances	17	11 727	11 859
Non-interest income	18	2 924	3 566
Income from operations		14 651	15 425
Credit impairment charge	19	(13 297)	(10 993)
Risk-adjusted income from operations		1 354	4 432
Other interest income	17	423	346
Interest expense	20	(4 688)	(4 528)
Operating costs	21	(2 834)	(2 787)
Indirect taxation: VAT	22	(40)	(88)
Loss from operations		(5 785)	(2 625)
Other gains and (losses)	23	47	—
Capital items		(1 403)	(4 000)
Impairment of goodwill	9.1	—	(4 000)
Impairment of intragroup loans	7.1	(1 403)	—
Loss before taxation		(7 141)	(6 625)
Direct taxation: current and deferred	22	(2 158)	724
Loss for the year		(9 299)	(5 901)

STATEMENT OF OTHER COMPREHENSIVE INCOME

for the year ended 30 September 2014

		Restated *
Rmillion	2014	2013

Loss for the year	(9 299)	(5 901)

Other comprehensive income comprising items that are or may subsequently be reclassified to profit or loss:
Movement in cash flow hedge reserve	(180)	608
IFRS 2 reserve transactions (employee incentives)	—	3
Other comprehensive (loss) / income for the year (net of tax)	(180)	611

Total comprehensive loss for the year	(9 479)	(5 290)

* Comparatives have been restated as per note 48.

14

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

STATEMENT OF CHANGES IN EQUITY

for the year ended 30 September 2014

			Retained	Share-	Cash
	Ordinary	Ordinary	earnings /	based	flow
	share	share	(Accumulated	payment	hedging
Rmillion	capital	premium	losses)	reserve	reserve	Total
Balance at 30 September 2012 (restated *)	121	8 083	1 181	(3)	(428)	8 954

Total comprehensive loss for the year	—	—	(5 901)	3	608	(5 290)
Ordinary shares issued	—	750	—	—	—	750
Balance at 30 September 2013 (restated *)	121	8 833	(4 720)	—	180	4 414

Total comprehensive loss for the year	—	—	(9 299)	—	(180)	(9 479)
Ordinary shares issued	—	5 450	—	—	—	5 450
Balance at 30 September 2014	121	14 283	(14 019)	—	—	385

* Comparatives have been restated as per note 48.

15

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

STATEMENT OF CASH FLOWS

for the year ended 30 September 2014

			Reclassified *
R million	Notes	2014	2013

Cash generated from operations	24	10 005	9 827
Cash received from lending activities and cash reserves	25	15 292	15 554
Recoveries on advances previously written off		474	374
Cash paid to clients, suppliers of funding, employees and agents	26	(5 761)	(6 101)
Increase in gross advances	27	(7 509)	(14 367)
Decrease / (increase) in statutory assets	27	804	(723)
Increase in customer deposits	28	20	85
Indirect and direct taxation paid	29	(43)	(284)

Cash inflow / (outflow) from operating activities		3 277	(5 462)

Cash outflow from investing activities		(141)	(1 303)
Acquisition of property and equipment (to maintain operations)		(89)	(80)
Acquisition of intangible assets (to maintain operations)		(26)	(36)
Net movement in other investing activities	30	(26)	(1 187)

Cash (outflow) / inflow from financing activities		(2 584)	6 860
Cash (outflow) / inflow from funding activities	31	(8 034)	6 110
Ordinary shareholder’s payments and transactions	32	5 450	750
Increase in cash and cash equivalents		552	95
Cash and cash equivalents at the beginning of the year		3 030	2 935
Cash and cash equivalents at the end of the year	33	3 582	3 030

* Comparatives have been reclassified as per note 48.

16

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS

for the year ended 30 September 2014

1.                                      General information

African Bank Limited (in curatorship) is a public company incorporated in the Republic of South Africa. The parent company, African Bank Investments Limited (in business rescue) (a company listed on the JSE), controlled the Bank until 10 August 2014, the date at which the curatorship of the Bank commenced.

African Bank was placed under curatorship in terms of section 69 of the Banks Act, 1990, as amended by the South African Reserve Bank (“SARB”). The SARB decision followed a period of growing uncertainty surrounding African Bank, after a series of financial losses were announced by the Bank’s parent company, African Bank Investments Limited (in business rescue) (“ABIL”). Furthermore, Ellerine Furnishers (Proprietary) Limited (“Ellerine Furnishers”), the Bank’s sister company and business partner, was placed under business rescue on 7 August 2014.

The Minister of Finance appointed T Winterboer as the curator of the Bank. The curator was requested to undertake two key tasks, namely:

•          to stabilise the operations of the Bank and to seek to preserve its operations during the curatorship; and

•          to put forward a proposal for the effective resolution for the Bank and its business.

The curator’s responsibilities in terms of the Banks Act are, inter alia, as follows:

On appointment of the curator:

•          the management of the Bank vested in the curator, subject to the supervision of the Registrar of Banks (“the Registrar”), and any other person vested with the management of the affairs of the Bank was divested thereof; and

•          the curator becomes obliged to recover and take possession of all the assets of the Bank.

The curator shall:

•          subject to the supervision of the Registrar, conduct the management of the Bank in such a manner as the Registrar may deem to best promote the interest of the creditors of the Bank and of the banking sector as a whole;

•          comply with any direction of the Registrar;

•          keep such accounting records and prepare such annual financial statements, interim reports and provisional annual financial statements as the Bank or its directors would have been obliged to keep or prepare if the Bank had not been placed under curatorship;

•          convene the annual general meeting and any other meeting of members of the Bank provided for in the Companies Act 71 of 2008, as amended (“Companies Act”), and, in that regard, comply with all the requirements with which the directors of the Bank would in terms of the Companies Act have been obliged to comply if the Bank had not been placed under curatorship; and

•          have the power to bring or defend in the name and on behalf of the Bank any action or other legal proceedings of a civil nature and, subject to the provisions of any law relating to criminal proceedings, any criminal proceedings.

The registered office and principal place of business of the Bank is disclosed on page 94.

1.1                               Adoption of new standards and interpretations effective for the current and future financial years

The new and revised standards, amendments to standards and interpretations are disclosed in Annexure A to the annual financial statements.

17

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.2                               Critical accounting judgements and key sources of estimation uncertainty

In the application of the Bank’s accounting policies, which are described below, management is required to make judgements, estimates and assumptions about income, expenses and the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on the historical experience and other factors that are considered to be relevant. Due to the inherent uncertainty in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates, judgements and assumptions.

These estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

A change in accounting estimate is defined as an adjustment to the carrying amount of an asset or a liability, or the amount of the periodic consumption of an asset that results from the assessment of the present status of, and expected future benefits and obligations associated with, assets and liabilities. Changes in accounting estimates result from new information or new developments and, accordingly, are not corrections of errors.

Estimates, judgements and assumptions made, predominantly, relate to impairment provisions for loans and advances (note 5), impairment testing of goodwill (note 9), determining the useful lives, residual values, depreciation and amortisation methods for property and equipment (note 8) and intangible assets (note 9). Other judgements made relate to classifying financial assets and liabilities into their relevant categories and in the determination of their fair value for measurement and disclosure purposes.

The following are the critical judgements and key estimation uncertainties that management have made in the process of applying the Bank’s accounting policies and that have the most significant effect on the amounts recognised in the annual financial statements.

1.2.1                     Going concern

As discussed earlier in the curator’s report, in order to address the Bank’s capital shortfall, the SARB, together with the Consortium and the curator where appropriate, have:

•           developed a restructuring proposal to create New Holdco and the new Good Bank;

•          negotiated with the senior creditors on exchanging African Bank bonds for new bonds to be issued by Good Bank. Such instruments are expected to have a discount imposed on the outstanding amount repayable; and

•           negotiated with other creditors in respect of their claims against the Bank.

Accordingly, these financial statements have been prepared on the assumption of the successful implementation of the restructuring proposal, i.e. African Bank would be split into a new “Good Bank” and a remaining “Residual Bank”. Cash collections will continue in the Residual Bank, however, no new loans are intended to be disbursed. As a result African Bank itself (being the Residual Bank) is not expected to continue as a going concern into the foreseeable future if the proposed restructuring is successfully implemented. Therefore, these financial statements are not presented on a going concern basis; rather the financial statements have been presented on a “break-up” basis assuming the successful implementation of the restructuring proposal and therefore the Bank has not applied a liquidation basis of accounting.

In order to stabilise the operations of the Bank and provide an effective resolution for the Bank and its business, payments of interest and principal on all debt, with the exception of retail savings deposits (of R109 million) and trade creditors arising in the ordinary course of business, was suspended in accordance with the powers of the curator in terms of the Banks Act.

18

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.2.1                     Going concern (continued)

The successful implementation of the restructuring proposal has some risks and uncertainties attached to it. These are, inter alia:

•           the complexities of the mechanics for implementing the proposed restructure;

•           the need to reconcile the divergent interests of the creditor groups and the Consortium;

•           the legislative timetable to bring the proposed Banks Act Amendment Bill, 2014 onto the statute book;

•          the regulatory and internal governance approval processes required for the potential sale of Stangen, as the sale of this asset falls outside the jurisdiction of the curator; and

•           compliance with the Promotion of Administrative Justice Act, 3 of 2000 (“PAJA”).

Should the restructuring proposal not be implemented, preparation of these financial statements on the current “break-up” basis may no longer be appropriate, as the Bank would most likely be placed into liquidation. The preparation of the financial statements on a liquidation basis would incorporate additional adjustments which have not been recognised in these financial statements.

1.2.2                     Impairment testing

The recoverable amounts of cash-generating units and individual assets have been determined based on the higher of value-in-use calculations and fair values less costs to sell. These calculations require the use of estimates and assumptions. It is reasonably possible that certain key assumptions may change which may then impact our estimations and may then require a material adjustment to the carrying value of assets.

The Bank reviews and tests the carrying value of assets when events or changes in circumstances suggest that the carrying amount may not be recoverable. Assets are grouped at the lowest level for which identifiable cash flows are largely independent of cash flows of other assets and liabilities. If there are indications that impairment may have occurred, estimates are prepared of expected future cash flows for each group of assets. Expected future cash flows used to determine the value in use of goodwill, tangible and intangible assets are inherently uncertain and could materially change over time.

1.2.2.1           Impairment of advances

Advances impairment allowances represent management’s best estimate of losses incurred in the loan portfolios at the reporting date. Management is required to exercise judgement in making assumptions and estimations when calculating advances impairment allowances on both individually and collectively assessed loans and advances.

The Bank regularly reviews its advances to assess for impairment. Impairment allowances are established to recognise incurred impairment losses in its advances. In determining whether impairment has occurred at the reporting date the Bank considers whether there is any observable data indicating that there has been a measurable decrease in the estimated future cash flows or their timing. Where this is the case, the impairment loss is the difference between the carrying value of the advance and the present value of the estimated future cash flows discounted at the advance’s original effective interest rate, determined on a portfolio basis.

Impairment allowances are calculated using formulae which take into account factors such as the length of time that the customers’ accounts have been in arrears, historical loss rates, probability of default and credit quality of the advances. The determination of these allowances requires the exercise of considerable judgement by management involving matters such as local economic conditions and outlook. The actual amount of the future cash flows and their timing may differ significantly from the assumptions made for the purposes of determining the impairment allowances and consequently these allowances can be subject to change in future periods.

Estimates are subject to estimation uncertainty, in part because the assessments are done on the portfolio basis as it is not practicable to identify losses on an individual loan basis because of the large volume of loans in the portfolio.

19

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.2.2.1           Impairment of advances (continued)

In addition, the use of statistically assessed historical information is supplemented with significant management judgement to assess whether current economic and credit conditions are such that the actual level of inherent losses is likely to be greater or less than that suggested by historical experience.

In normal circumstances, historical experience provides the most objective and relevant information from which to assess inherent loss within each portfolio. In certain circumstances, historical loss experience provides less relevant information about the inherent loss in a given portfolio at the reporting date, for example, where there have been changes in economic, regulatory or behavioural conditions such that the most recent trends in the portfolio are not fully reflected in the statistical models. In these circumstances, such risk factors are taken into account when calculating the appropriate levels of impairment allowances, by adjusting the impairment allowances derived solely from historical loss experience.

This key area of judgement is subject to uncertainty and is highly sensitive to factors such as investment in collection infrastructure, loan portfolio growth, product mix, unemployment rates, loan product features, economic conditions, the level of market interest rates, level of customer indebtedness, account management policies and practices, changes in laws and regulations, inflation outlook and other factors that can affect customer payment patterns.

The assumptions underlying this judgement are highly subjective. The methodology and the assumptions used in calculating impairment losses are reviewed regularly in the light of differences between loss estimates and actual loss experience.

In the calculation of the impairment provisions, there are various items that are estimated as they cannot be measured with precision. In the current year, there were changes in the manner in which the future cash flows on impaired advances were estimated. This includes, inter alia, changes to the segmentation of the advances book, the period for which the cash flows are modelled, and the methods, including extrapolation, used to estimate future cash flows from actual cash flow experience. These changes are reflected in the current year financial results as changes in estimates.

1.2.2.2           Goodwill impairment

When assessing impairment, assets that cannot be tested individually are grouped at the lowest levels for which there are separately identifiable cash inflows from continuing use (cash-generating units). Impairment losses recognised in respect of cash generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units.

The process of identifying and evaluating goodwill impairment is inherently uncertain because it requires significant management judgement in making a series of estimations, the results of which are highly sensitive to the assumptions used. The review of goodwill impairment represents management’s best estimate of the factors below:

•          The future cash flows of the cash generating units are sensitive to the cash flows projected for the periods for which detailed forecasts are available, and assumptions regarding the long-term pattern of sustainable cash flows thereafter. Forecasts are subsequently compared to the actual past performance and verifiable economic data for future years; however, the cash flow forecasts necessarily and appropriately reflect management’s view of future business prospects at the time of the assessment.

20

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.2.2.2           Goodwill impairment (continued)

•          In assessing value in use, the expected future pre-tax cash flows from the cash generating unit are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the particular cash generating unit. The discount rate used to discount the future expected cash flows is linked to the Bank’s average cost of capital. The cost of capital and cost of equity is generally derived from a capital asset pricing model, which incorporates inputs reflecting a number of financial and economic variables, including the risk-free interest rate and a premium to reflect the inherent risk of the business being evaluated. These variables are subject to fluctuations in external market rates and economic conditions outside of management’s control and are therefore established on the basis of significant management judgement and are subject to uncertainty.

If the present value of the projected cash flows is less than the carrying value of the underlying net assets, an impairment charge is recorded in profit or loss. This calculation requires the exercise of significant judgement by management, if the estimates prove to be incorrect or performance does not meet expectations, which affects the amount and timing of future cash flows, goodwill may become impaired in future periods.

1.2.2.3           Impairment of other receivables and held to maturity investments

The Bank assesses its other receivables and held to maturity investments for impairment on a regular basis. In determining whether an impairment loss should be recorded in profit or loss, the Bank makes judgements as to whether there is observable data indicating a decrease in the estimated future cash flows from these financial assets.

The impairment for other receivables and held to maturity investments is calculated on a portfolio basis, based on historical loss ratios, adjusted for national and industry-specific economic conditions and other indicators present at the reporting date that correlate with defaults in the portfolio.

1.2.3                     Current and deferred taxation

Judgement is required in determining the provision for income taxes due to the complexity of legislation in which the Bank operates. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Bank recognises liabilities for anticipated tax issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Deferred tax is provided for on the fair value adjustments of assets based on the expected manner of recovery, i.e. sale or use. This manner of recovery affects the rate used to determine the deferred tax liability or asset.

1.2.4                     Fair value estimation

The fair value of financial instruments traded in active markets (such as trading and available-for-sale securities) is based on quoted market prices at the end of the reporting period. The quoted market price used for financial assets held by the Bank is the current bid price.

The fair value of financial instruments that are not traded in an active market (for example, over the counter derivatives) is determined by using valuation techniques. The Bank uses a variety of methods and makes assumptions that are based on market conditions existing at the end of each reporting period. Quoted market prices or dealer quotes for similar instruments are used for long-term debt. Other techniques, such as estimated discounted cash flows, are used to determine fair value for the remaining financial instruments.

The carrying value less impairment provision of other receivables and payables are assumed to approximate their fair values due to their short term nature. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Bank for similar financial instruments.

21

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.2.4       Fair value estimation (continued)

The main assumptions and estimates which management considers when applying valuation techniques are:

•          The likelihood and expected timing of future cash flows on the instrument. These cash flows are usually governed by the terms of the instrument, although management judgement may be required when the ability of the counterparty to service the instrument in accordance with the contractual terms is in doubt. Future cash flows may be sensitive to changes in market rates.

•          Selecting an appropriate discount rate for the instrument. Management bases the determination of this rate on its assessment of what a market participant would regard as an appropriate spread of the rate of the instrument over the appropriate risk-free rate.

•          Judgement to determine what model to use to calculate fair value in areas where the choice of valuation model is particularly subjective, for example, when valuing complex derivative products.

1.2.5       Provisions

By their nature, various assumptions are applied in arriving at the carrying value of provisions that are recognised in terms of the requirements of IAS 37 Provisions, contingent liabilities and contingent assets.

Management further relies on input from the Bank’s legal counsel (internal and external) in assessing the probability of matters of a significant nature.

The Bank recognises the net future tax benefit related to deferred tax assets to the extent that it is probable that the deductible temporary differences will reverse in the foreseeable future. Assessing the recoverability of deferred tax assets requires the Bank to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecast from operations and the application of existing tax laws. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Bank to realise the deferred tax assets recorded at the end of the reporting period could be impacted.

1.2.6       Offsetting financial assets and liabilities

The Bank offsets certain financial assets and liabilities, when it has a legal right to offset such financial instruments and there is an intention to settle these financial instruments on a net basis. When determining whether it is appropriate to offset financial assets and liabilities, the following judgement is applied:

•          In the absence of a contractual agreement that provides for offsetting, the Bank applies the common law principles when determining whether there is a legally enforceable right to offset. The application of these common law principles are sometimes subject to a significant degree of interpretation. In these instances, where necessary, legal advice is obtained to ensure that the application of the common law principles is correctly applied within the ambit of the law. Using the legal advice obtained, management assesses whether there is a legal right to offset accounts.

•          When determining whether there is an intention to settle a financial asset and financial liability, management evaluates the underlying terms of the contract to identify whether there is a legal right to offset which could also indicate the Bank’s intention to settle on a net basis. In addition, management considers whether there is past practice which indicates that amounts have been offset. Management also evaluates whether the customers’ accounts are managed on a net basis which would support the view that there is an intention to settle on a net basis.

1.3          Significant accounting policies

The significant accounting policies set out below have been applied in the preparation and presentation of the African Bank Limited (in curatorship) annual financial statements in dealing with items that are considered material by the Bank during this reporting period.

22

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.3.1       Statement of compliance

The annual financial statements are prepared in accordance with, and comply with, the International Financial Reporting Standards (IFRS) adopted by the International Accounting Standards Board (IASB), interpretations issued by the IFRS Interpretations Committee (IFRIC) of the IASB, the SAICA Financial Reporting Guides as issued by the Accounting Practices Committee and Financial Reporting Pronouncements as issued by the Financial Reporting Standards Council and the requirements of the Companies Act.

1.3.2       Basis of preparation

The Bank financial statements have been prepared on a “break-up” basis on the presumption that the restructuring proposal described in the Curator’s report is implemented and the Bank is split into a Good Bank and a Residual Bank. The risks and uncertainties that exist in terms of the completion of the restructuring proposals have been presented in note 1.2.1 Going concern. Due to the impending restructuring, the Bank as a legal entity is no longer regarded as a going concern.

In circumstances where the going concern basis of accounting is not considered appropriate, IFRS does not prescribe the basis of accounting under which financial statements should be prepared. The Bank complies with IFRS, and accordingly no adjustments have been made to the accounting policies applied in the preparation of these financial statements compared to the previous financial year.

As a consequence of the financial statements being prepared on a “break-up basis”, the assumptions used in measuring the Bank’s non-financial assets and liabilities have been reconsidered in light of the proposed break-up of the Bank into a Good Bank and a Residual Bank. As IAS 39 Financial Instruments: Recognition and Measurement prescribes the measurement of the Bank’s financial assets and financial liabilities, the application of the “break-up basis” has not impacted the recognition and measurement of the Bank’s financial assets and financial liabilities. Consequently, the effect on the statement of financial position and statement of profit or loss of ceasing to prepare the financial statements on a going concern basis has been negligible.

The statement of financial position is presented in order of liquidity with the exception of certain long term liabilities which reflect the original timeframe and intention of the instrument entered into. Reference to the current maturities of these financial liabilities is disclosed in the notes and in the analysis of financial assets and liabilities. Refer to note 42 for an explanation of the impact curatorship has had on the contractual and expected maturities of the Bank’s financial liabilities.

Functional and presentation currency

The annual financial statements are presented in the currency of the primary economic environment in which the entity operates.

The annual financial statements are presented in South African Rand, which is the Bank’s functional currency. All monetary information and figures have been rounded to the nearest million rand (Rmillion), unless otherwise stated.

1.4          Assets and liabilities

An asset is a resource controlled by the Bank as a result of past events and from which future economic benefits are expected to flow to the Bank.

Assets are only recognised if they meet the definition of an asset, it is probable that future economic benefits will flow to the Bank and the asset has a cost or value that can be measured reliably.

A liability is a present obligation of the Bank arising from past events, the settlement of which is expected to result in an outflow of the Bank’s resources, embodying economic benefits.

23

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.4          Assets and liabilities (continued)

Liabilities are only recognised if they meet the definition of a liability, it is probable that an outflow of resources embodying economic benefits will result from the settlement of the obligation and the amount at which the settlement will take place can be measured reliably.

1.5          Intangible assets

1.5.1       Goodwill

Goodwill arising on the acquisition of a business represents the excess of the cost of acquisition over the Bank’s interest in the fair value of the identifiable assets, liabilities and contingent liabilities of the business and is recognised at the date of acquisition.

Goodwill is initially recognised as an asset at cost and is subsequently measured at cost less any accumulated impairment losses. The carrying amount of goodwill is assessed annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

At the acquisition date, goodwill acquired is allocated to cash generating units and any impairment is determined using the value-in-use methodology in relation to these units.

On disposal of a cash generating unit, the amount of goodwill attributable is included in the determination of the profit or loss on disposal.

Negative goodwill, which represents the excess of the Bank’s interest in the fair value of the identifiable assets and liabilities acquired over the cost of acquisition, is recognised immediately in profit or loss.

1.5.2       Software

Software consists of purchased and internally developed software. Software acquired by the Bank is measured at cost less accumulated amortisation and any accumulated impairment losses.

Expenditure on internally developed software is recognised as an asset when the Bank is able to demonstrate its intention and ability to complete the development and use the software in the manner that will generate future economic benefits, and can reliably measure the costs to complete the development. The capitalised costs of internally developed software include all costs directly attributable to developing the software and capitalised borrowing costs where applicable, and are amortised over its useful life. Internally developed software is stated at capitalised cost less accumulated amortisation and impairment.

Subsequent expenditure on software assets is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is expensed as incurred.

Software is amortised on a straight line basis in profit or loss over its estimated useful life, from the date that it is available for use. The estimated useful life of software is 4 years.

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

1.6          Property and equipment

Property and equipment are tangible items that are held for use in the production or supply of goods or services or for administrative purposes and are expected to be used for longer than one year.

Owner-occupied property, buildings, leasehold improvements, furniture, information technology equipment, office equipment and motor vehicles are stated at cost less accumulated depreciation and impairment losses.

24

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.6          Property and equipment (continued)

Assets held which are acquired under a suspensive sale are capitalised. At the commencement of the suspensive sale agreements the assets are reflected at the lower of fair value and the present value of future minimum lease payments.

The related liability is recognised at an equivalent amount. Finance charges are accounted for over the period of the transactions on the effective interest rate method.

Depreciation is charged to profit or loss on a straight-line basis and is calculated to reduce the original costs to the expected residual values over the estimated useful lives. Any adjustments that may be necessary are accounted for prospectively. Useful lives have been determined to be as follows:

Information technology equipment	4 years
Office furniture and equipment	6 years
Motor vehicles	4 years
Leasehold improvements	Over the shorter of the lease term or its useful life
Buildings (owner-occupied)	Useful life (limited to 50 years)
Land is not depreciated

All gains or losses arising on the disposal or scrapping of property and equipment are recognised in profit or loss in the period of disposal or scrapping. Repairs and maintenance are charged to profit or loss when the expenditure is incurred.

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

1.7          Impairment of non-financial assets

The carrying amounts of the Bank’s non-financial assets, other than deferred tax assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

Goodwill and intangible assets that have an indefinite useful life are tested annually for impairment and/or when an indicator for impairment exists. Intangible assets that are subject to amortisation and other non-financial assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognised in profit or loss for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher amount of an asset’s fair value less costs to sell and value in use. Fair value less costs to sell is determined by ascertaining the current market value of an asset and deducting any costs related to the realisation of the asset.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purposes of assessing impairment, assets that cannot be tested individually are grouped at the lowest levels for which there are separately identifiable cash inflows from continuing use (cash-generating units). Impairment losses recognised in respect of cash generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit on a pro rata basis.

An impairment loss in respect of goodwill is not reversed.

25

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.7          Impairment of non-financial assets (continued)

In respect of other non-financial assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed through profit or loss only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

1.8          Financial instruments

A financial instrument is defined as a contract that gives rise to a financial asset in one entity and a financial liability or equity instrument in another entity.

Financial instruments, as reflected on the statement of financial position, include all financial assets, financial liabilities, derivative instruments and equity instruments held for investment, trading, hedging or liquidity purposes, but exclude investments in subsidiaries, associated companies and joint ventures, employee benefit plans, investment property, property and equipment, deferred taxation, taxation payable, provisions, intangible assets and goodwill.

Financial instruments are accounted for under IAS 32 Financial instruments: Presentation, IAS 39 Financial instruments: Recognition and measurement and IFRS 7 Financial instruments: Disclosures.

Financial assets are classified into the following categories:

•    financial assets at fair value through profit or loss;

•    held-to-maturity investments;

•    loans and receivables; and

•    available-for-sale financial assets.

Financial liabilities are classified into the following categories:

•    financial liabilities at fair value through profit or loss; and

•    financial liabilities at amortised cost.

The classification of financial assets and financial liabilities depends on the nature and purpose of the financial instrument and is determined at the time of initial recognition.

1.8.1       Initial recognition

Financial instruments are recognised on the statement of financial position when the Bank becomes a party to the contractual provisions of a financial instrument.

1.8.2       Initial measurement

All financial instruments are initially recognised at fair value plus transaction costs, except those carried at fair value through profit or loss where transaction costs are recognised immediately through profit or loss.

1.8.3       Subsequent measurement

Subsequent to initial measurement, financial instruments are either measured at fair value or amortised cost, depending on their classification:

•    Financial assets and financial liabilities at fair value through profit or loss

Financial instruments at fair value through profit or loss consist of held for trading instruments and instruments that the Bank has elected, on the date of initial recognition, to designate as at fair value through profit or loss.

26

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.8.3       Subsequent measurement (continued)

A financial asset or financial liability is classified as held for trading if:

•             it has been acquired or incurred principally for the purpose of selling or repurchasing in the near term; or

•             on initial recognition it is a part of an identified portfolio of identifiable financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking; or

•             it is a derivative that is not designated and effective as a hedging instrument.

Financial assets and liabilities other than a financial asset held for trading may be designated as at fair value through profit or loss upon initial recognition to the extent it produces more relevant information because it either:

•             forms part of a group of financial assets and/or financial liabilities, which is managed and its performance is evaluated on a fair value basis, in accordance with the Bank’s documented risk management or investment strategy, and information about the grouping is provided internally to management on that basis; or

•             eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise as a result of measuring assets and liabilities and the gains and losses on them on a different basis; or

•             it forms part of a contract containing one or more embedded derivatives and IAS 39 Financial instruments: Recognition and measurement permits the entire combined contract (asset or liability) to be designated as at fair value through profit or loss.

•    Held-to-maturity financial assets

Held-to-maturity financial assets are non-derivative financial assets with fixed or determinable payments and fixed maturities that the Bank has both the positive intent and ability to hold to maturity, other than those that meet the definition of loans and receivables or those that were designated as at fair value through profit or loss or available-for-sale.

Held-to-maturity financial assets are measured at amortised cost, using the effective interest method, less any provisions for impairment with the interest income recognised in profit or loss.

•    Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, other than those designated by the Bank as at fair value through profit or loss or available-for-sale.

Originating loans and advances and other receivables that are not held for trading purposes and have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables.

Loans and receivables are measured at amortised cost using the effective interest rate method, less an allowance for impairment losses.

The majority of the Bank’s advances are included in the loans and receivables category.

These advances arise when the Bank provides money, goods or services directly to a debtor with no intention to trade the receivable. Loans and advances originated by the Bank (whether in African Bank or Ellerines branches) are in the form of personal unsecured loans and are either paid back in fixed equal instalments or, in the case of credit cards, are revolving credit facilities.

27

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.8.3       Subsequent measurement (continued)

Advances are classified as loans and receivables and are measured at amortised cost using the effective interest rate method, less any impairment losses through the use of an allowance account whereby the amount of the losses are recognised in profit or loss. Origination fees and monthly service fees that are integral to the effective interest rate are capitalised to the value of the loan and amortised to profit or loss over the contractual life of the loan using the effective interest rate method.

Advances, which are deemed uncollectible, in whole or in part, are written off either fully or partially against the impairment allowance account for non-performing loans.

Cash collected on loans, which have previously been written off, is recognised in profit or loss as bad debts recovered as and when the cash is received.

Partially written off advances

Advances which are in arrears for an extended period of time (and are partially uncollectible), are written off against the impairment allowance account for non-performing loans and are carried at their recoverable amount. Such write-off is recorded as an impairment through a direct reduction of carrying value of the financial asset. The recoverable amount is determined by discounting the estimated future cash flows at an appropriate interest rate.

The estimate of the cash flows is performed on a portfolio basis as opposed to a loan basis, as these advances exhibit similar credit characteristics.

Reversal of impairment losses

If a portfolio of loans has previously been impaired and in a subsequent period the customers make regular payments, the previously recognised impairment loss is reversed either directly or by adjusting an allowance account. The reversal does not result in a carrying amount of the financial asset that exceeds what the amortised cost would have been had the impairment not been recognised at the date the impairment is reversed.

This is also applicable to reinstated loans.

•    Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are intended to be held for an indefinite period of time, which may be sold in response to the need for liquidity or changes in interest rates, exchange rates or equity prices. Gains and losses arising from changes in fair value are recognised directly in equity, until the asset is disposed of or it is determined to be impaired, at which time the cumulative gain or loss previously recognised in equity is included in the net profit or loss for the period. Interest income is excluded from the fair value gains and losses which are recognised in other comprehensive income.

•    Financial liabilities at amortised cost

All financial liabilities, other than those at fair value through profit or loss, are measured at amortised cost.

1.8.3.1    Effective interest method

The effective interest method is a method of calculating the amortised cost of a financial asset or liability and of allocating interest income or expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts/payments (including all fees that form an integral part of the effective interest rate) through the expected life of the financial asset/liability or, where appropriate, a shorter period.

28

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.8.3.2    Fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using a valuation technique. In estimating the fair value of an asset or a liability the Bank takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these financial statements is determined on such a basis, except for share-based transactions that are within the scope of IFRS 2, leasing transactions that are within the scope of IAS 17, and measurements that have some similarities to fair value but are not fair value, such as net realisable value in IAS 2 or value in use in IAS 36.

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•          Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at measurement date;

•          Level 2 inputs are inputs other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

•          Level 3 inputs are unobservable inputs for the asset or liability.

The best evidence of the fair value of a financial instrument on initial recognition is the transaction price, i.e. the fair value of the consideration paid or received. Transaction costs that are directly attributable are included in the initial fair value of financial assets and financial liabilities, other than those at fair value through profit or loss.

Subsequent to initial recognition, the fair values of financial assets and liabilities are based on quoted market prices or dealer price quotations for financial instruments traded in active markets. If the market for a financial asset is not active or the instrument is an unlisted instrument, the fair value is determined by using applicable valuation techniques. These include the use of recent arm’s length transactions, discounted cash flow analyses, pricing models and valuation techniques commonly used by market participants.

Where discounted cash flow analyses are used, estimated future cash flows are based on management’s best estimates and the discount rate is a market-related rate at the reporting date for a financial asset with similar terms and conditions.

1.8.4       Impairment of financial instruments

1.8.4.1    Assets carried at amortised cost

The Bank assesses at each reporting date whether there is objective evidence that an asset or group of assets is impaired.

The Bank reviews the carrying amounts of its loans and advances to determine whether there is any indication that those loans and advances have become impaired using objective evidence at a loan level. A loan or receivable is impaired and impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and that loss event(s) has an adverse impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. Losses expected as a result of future events, no matter how likely, are not recognised.

Objective evidence that a financial asset or group of assets is impaired includes observable data that comes to the attention of the holder of the asset about the following loss events:

•          significant financial difficulty of the issuer or debtor;

•          a breach of contract, such as a default or delinquency in the payment of interest or principal;

•          the lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

29

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.8.4.1    Assets carried at amortised cost (continued)

•          it becoming probable that the borrower is over-indebted;

•          indication that there is a measurable decrease in the estimated future cash flows from a group of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the group, including:

•          adverse changes in the payment status of borrowers in the group (e.g. an increased number of delayed payments or an increased number of credit card borrowers who have reached their credit limit and are paying less than the minimum monthly amount); or

•          national or local economic conditions that correlate with defaults on the assets in the group (e.g. an increase in the unemployment rate in the geographical area of the borrowers or adverse changes in industry conditions that affect the borrowers in the group).

When a portfolio (collective) assessment of impairment is used, financial assets are grouped on the basis of similar credit characteristics which indicate the borrower’s ability to pay in accordance with the contractually agreed terms.

The Bank estimates the recoverable amount on a portfolio basis using portfolio statistics derived from past performance of similar financial assets, taking into account any changes to collection procedures and projected future market conditions.

The recoverable amount is the sum of the estimated future cash flows, discounted to their present value using a discount rate that reflects the portfolio of advances’ original effective interest rate. The effective interest method is a method of calculating the amortised cost and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including initiation and monthly service fees) through the expected life of the loan, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

If the recoverable amount of the advance is estimated to be less than the carrying amount, the carrying amount of the advance is reduced to its recoverable amount by raising an impairment provision (through the use of a separate allowance account), which is recognised as an expense in profit or loss. A write off is effected against the allowance account when the debtor is deemed to be partially or fully impaired and not recoverable.

In order to provide for latent losses in a group of loans that have not yet been identified as specifically impaired, an impairment for incurred but not reported losses is recognised based on historic loss patterns and estimated emergence periods. Groups of loans and advances are also impaired when adverse economic conditions develop after initial recognition, which may impact future cash flows.

Where an impairment loss subsequently reverses, the carrying amount of the advance is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the advance in prior years. A reversal of an impairment loss is immediately recognised in profit or loss.

Impairment provisions raised during the year are charged to profit or loss.

Loans that would otherwise be past due or impaired and whose terms have been renegotiated and exhibit the characteristics of a performing loan are reset to performing loan status. Loans whose terms have been renegotiated are subject to ongoing review to determine whether they are considered to be impaired or past due.

30

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.8.5       Derecognition of financial instruments

The Bank derecognises a financial asset (or group of financial assets) or a part of a financial asset (or part of a group of financial assets) when:

•          the contractual rights to the cash flows arising from the financial asset have expired; or

•          the Bank transfers the financial asset and the transfer qualifies for derecognition.

A transfer of the financial assets requires that the Bank either:

•          transfers the contractual rights to receive the cash flows of the financial asset; or

•          retains the contractual rights to receive the cash flows of the financial asset, but assumes a corresponding contractual obligation to pay the cash flows to one or more recipients.

After a transfer, the Bank assesses the extent to which it has retained the risks and rewards of ownership of the transferred financial asset. The financial asset remains on the balance sheet if substantially all the risks and rewards have been retained. It is derecognised if substantially all the risks and rewards have been transferred. If substantially all the risks and rewards have been neither retained nor transferred, the Bank assesses whether or not it has retained control of the financial asset. If the Bank has retained control of the financial asset, it continues to recognise the financial asset to the extent of its continuing involvement; if the Bank has not retained control of the financial asset, it is derecognised.

A financial liability (or group of financial liabilities) or a part of a financial liability (or part of a group of financial liabilities) is derecognised and removed from the statement of financial position when, and only when, the liability is extinguished, i.e. when the obligation specified in the contract is discharged, cancelled or expires.

The difference between the carrying amount of a financial asset or financial liability (or part thereof) that is derecognised and the consideration paid or received, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss for the period.

1.8.6       Derivative financial instruments

The Bank enters into a variety of derivative financial instruments to manage its exposure to interest rate and foreign currency risks, including interest rate swaps and cross currency swaps.

A derivative is a financial instrument whose value changes in response to an underlying variable, that requires little or no initial investment and that is settled at a future date.

Derivatives are initially recognised at fair value at the date the derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period. The resulting gain or loss is recognised in profit or loss immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in profit or loss depends on the nature of the hedge relationship.

The Bank uses derivative financial instruments only for the purpose of economically hedging its exposures to known market risks that will affect the current or future profit or loss of the Bank, and as a policy will not enter into derivatives for speculative reasons.

All derivative instruments are carried as assets when the fair value is positive and as liabilities when the fair value is negative, subject to offsetting principles.

Embedded derivatives

Derivatives embedded in non-derivative host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contract and the host contracts are not measured at fair value through profit or loss.

31

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.8.7                     Hedge accounting

The Bank designates certain financial instruments as hedging instruments, which includes derivatives and non-derivatives (in respect of foreign currency risk), as either fair value hedges or cash flow hedges.

At the inception of the hedge relationship, the entity documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Bank documents whether the hedging instrument is highly effective in offsetting changes in fair values or cash flows of the hedged item attributable to the hedged risk.

Hedging relationships recognised by the Bank are of two types:

•          fair value hedge — a hedge of the exposure to changes in fair value of a recognised asset or liability or an unrecognised firm commitment, or an identified portion of such an asset, liability or firm commitment, that is attributable to a particular risk and could affect profit or loss; or

•          cash flow hedge — a hedge of the exposure to variability in cash flows that is attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction and could affect profit or loss.

1.8.7.1           Fair value hedges

Where a hedging relationship is designated as a fair value hedge, the hedged item is adjusted for the change in fair value in respect of the risk being hedged. Gains or losses on the re-measurement of both the derivative and the hedged item are recognised in profit or loss. Fair value adjustments relating to the hedging instrument are allocated to the same profit or loss category as the related hedged item. Any ineffectiveness is also recognised in the same profit or loss category as the related hedged item.

If the derivative expires, is sold, terminated, exercised, no longer meets the criteria for fair value hedge accounting, or the designation is revoked, hedge accounting is discontinued.

1.8.7.2           Cash flow hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognised in the cash flow hedging reserve in the statement of changes in equity. The gain or loss relating to any ineffective portion is recognised immediately in profit or loss.

Amounts previously recognised in other comprehensive income and accumulated in equity are reclassified to profit or loss in the periods in which the hedged item affects profit or loss.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, the cumulative gains or losses recognised in equity remain in equity until the forecast transaction is recognised in the case of a non-financial asset or a non-financial liability, or until the forecast transaction affects profit or loss in the case of a financial asset or a financial liability. If the forecast transaction is no longer expected to occur, the cumulative gains or losses that were recognised in equity are immediately transferred to profit or loss.

1.8.8                     Offsetting

Financial assets and liabilities are offset and the net amount reported only when a legally enforceable right to set off the recognised amount exists and there is an intention to either settle on a net basis, or to realise the asset and settle the liability simultaneously. Income and expense items are offset only to the extent that their related instruments have been offset in the statement of financial position.

32

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.9                               Cash and cash equivalents

Short-term deposits and cash comprise fixed and notice deposits as well as call and current accounts with financial institutions.

For purposes of the statement of financial position, South African Reserve Bank cash requirements and prudential liquid assets are not disclosed as short-term deposits and cash but rather as “statutory assets”.

For the purposes of the statement of cash flows, cash and cash equivalents comprise short-term deposits and cash, net of bank overdrafts.

1.10                        Provisions

Provisions represent liabilities of uncertain timing or amount and are measured at the expenditure or cash outflow required to settle the present obligation.

Provisions are recognised when the Bank has a present legal or constructive obligation, as a result of past events, for which it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made for the amount of the obligation.

1.10.1              Onerous contracts

The present obligations arising under any onerous contracts are recognised and measured as a provision. An onerous contract is considered to exist where the Bank has a contract under which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits that are expected to be derived by the Bank under such contract.

1.10.2              Restructuring

A restructuring provision is recognised when the Bank has:

•          developed a detailed formal plan to carry out any restructuring, and

•          raised a valid expectation in those that are or will be affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by such restructuring.

The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring and not costs associated with the ongoing activities of the entity. Future operating costs or losses are not provided for.

1.11                        Equity

Equity is the residual interest in the assets of the Bank after deducting all liabilities of the Bank.

All transactions relating to the acquisition and sale or issue of shares in the Bank, together with their associated costs, are accounted for in equity.

Ordinary and preference share capital are separately disclosed on the statement of financial position and statement of changes in equity.

1.11.1              Share capital and share premium

Shares issued by the Bank are recorded at the value of the proceeds received less the external costs directly attributable to the issue of the shares. In line with the requirements of The Banks Act, 1990 only par value shares are issued by the Bank. Where shares are issued for a consideration other than cash under a business combination in terms of IFRS 3, the value at which the issued shares are recorded is the market value of the Bank’s shares at the date of issue.

33

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.11.2              Dividends

Dividends to equity holders are recognised as a liability in the period in which they are declared and are accounted for as a movement in reserves in the statement of changes in equity. Dividends declared after the statement of financial position date are not recognised.

1.12                        Revenue

Revenue comprises income from interest income and non-interest income.

1.12.1              Interest income

Interest income is accrued on a yield to maturity basis by reference to the principal outstanding and the interest rate applicable. Where the Bank advances interest-free loans (the Bank ceased providing these products during 2013), the interest income is accrued on a yield to maturity basis using an imputed interest rate, taking into account the risk rating of the customers to whom these loans are granted.

In instances where a loan is in arrears for greater than six months, an assessment is made regarding the recoverability of the loan or group of loans and if necessary, based on available evidence at that date, the accrual of interest from that date is partially or fully suspended and not recognised in profit or loss until recovery is highly likely or actually recovered.

•          Origination fees on loans granted

Origination fees on loans granted are charged upfront and capitalised into the loan. These fees are primarily based on the cost of granting the loan to the individual. In accordance with IAS 18 Revenue, these origination fees are considered an integral part of the loan agreement and are therefore recognised as an integral part of the effective interest rate and are accounted for over the shorter of the original contractual term and the actual term of the loan using the effective interest rate method. The deferred portion of the fees is recorded in the statement of financial position as a provision for deferred administration fees.

•          Monthly service fee

Monthly service fees are the fees which form an integral part of the effective interest rate and are charged to the customers on a monthly basis. These fees are recognised as part of the effective interest rate over the shorter of the original contractual term and the actual term of the loans and receivables. Beyond the original contractual term of the loan, the fee is recognised in profit or loss as it is charged to the customer on a monthly basis.

Whilst both these components are regarded as integral part of the effective interest rate, they are not disclosed as interest income, but as non-interest income.

1.12.2              Rendering of services

When the transaction involves the rendering of services and the outcome can be estimated reliably, revenue associated with the transaction is recognised by reference to the stage of completion of the transaction at the reporting date. The outcome of a transaction can be estimated reliably when all the following conditions are satisfied:

•          the amount of revenue can be measured reliably;

•          it is probable that the economic benefits associated with the transaction will flow to the entity;

•          the stage of completion of the transaction at the reporting date can be measured reliably; and

•          the costs incurred for the transaction and the costs to complete the transaction can be measured reliably.

34

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.12.2.1 Non-interest income

Non-interest income consists primarily of administration fees on loans and advances, commission charged as well as any other sundry income.

1.13                      Taxation

1.13.1            Indirect taxation

Indirect taxation in the form of non-claimable value-added tax (VAT) on expenses is disclosed as indirect taxation in profit or loss and not as part of the taxation charge. The non-claimable VAT on the cost of acquisition of fixed assets is amortised over the useful lives of the fixed assets and is included in depreciation in profit or loss. The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of the receivables or payables in the statement of financial position.

1.13.2              Direct taxation

Direct taxation in profit or loss consists of South African jurisdiction corporate income tax, inclusive of capital gains tax (CGT) (currently payable, prior year adjustments and deferred).

1.13.2.1 Current taxation

Current taxation is the expected taxation payable based on the taxable income, inclusive of capital gains tax, for the year, using taxation rates enacted or substantially enacted at the statement of financial position date, and any adjustment to taxation payable in respect of previous years. Taxable income is determined by adjusting the profit before taxation for items which are non-taxable or disallowed in terms of tax legislation.

Current tax is charged or credited to profit or loss, except to the extent that it relates to items charged or credited directly to the statement of changes in equity, in which case the tax is also dealt with in equity.

1.13.2.2 Deferred taxation

Deferred taxation is provided on temporary differences using the balance sheet liability method. Temporary differences are differences between the carrying amounts of assets and liabilities for financial reporting purposes and their taxation base. However, deferred taxation is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting profit or loss nor taxable income. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred taxation is charged or credited in profit or loss, except to the extent that it relates to items charged or credited directly to the statement of changes in equity, in which case the deferred taxation is also dealt with in equity.

The effect on deferred taxation of any changes in taxation rates is recognised in profit or loss, except to the extent that it relates to items previously charged or credited directly to equity.

The deferred taxation related to the fair value re-measurement of available-for-sale investments and cash flow hedges, which are charged or credited to other comprehensive income, and accumulated in equity is also credited or charged to other comprehensive income and is subsequently recognised in profit or loss together with the deferred gain or loss.

35

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.13.2.2    Deferred taxation (continued)

Deferred tax assets are recognised on the tax effects of income tax losses available for carry-forward, if the Bank considers it probable that future taxable income will be available against which the unused tax losses can be utilised. The carrying amount of deferred tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be recovered. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax liabilities are recognised for all taxable temporary differences. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current income tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

1.14                        Share-based payments

Share-based payment transactions of the Bank relate to the Bank’s long term incentive scheme for employees.

1.14.1              Share-based payments under the Bank’s long term incentive plan (LTIP) for employees

The Bank has a cash-settled share appreciation rights scheme, in terms of which employees receive units based on an initial value of an ABIL listed share, and receive on the maturity date the market value of the units based primarily on the ABIL share price. This instrument qualifies as share-based payments under IFRS 2 Share-based payment.

The share appreciation rights instruments have a predetermined vesting profile, which results in a lapsing of the instrument if the employee resigns or is dismissed before the vesting date. In accordance with IFRS 2, where the equity instruments do not vest until the employee has completed a specified period of service, it is assumed that the services rendered by the employee, as consideration for those equity instruments, will be received in the future over the vesting period.

In the case of the share appreciation rights scheme, the fair value of the amount payable to the employees is recognised as an expense in profit or loss, with a corresponding increase in liabilities, over the vesting period of the instrument on a straight line basis. The fair value of the liability is re-measured at each reporting date until settled and any changes in the fair value of the liability are recognised as employment costs in profit or loss. No amount is recognised for services received in part if part of the share appreciation rights granted do not vest because of a failure to satisfy a vesting condition.

1.14.2              Measurement of fair value of equity instruments granted

The equity instruments granted by the Bank are measured at fair value at measurement date using standard option pricing or share appreciation rights valuation models. The valuation technique is consistent with generally accepted valuation methodologies for pricing financial instruments and incorporates all factors and assumptions that knowledgeable and willing market participants would consider in setting the price of the equity instruments.

1.15                        Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of assets, that necessarily take a substantial period of time to get ready for their intended use, are added to the cost of those assets until such time as the assets are substantially ready for their intended use.

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

36

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.16                        Leases

Leases are classified as finance leases or operating leases at the inception of the lease.

1.16.1              Operating leases

Leased assets are classified as operating leases where the lessor effectively retains the risks and benefits of ownership. Obligations incurred under operating leases are recognised in profit or loss on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the term of the lease.

1.16.2              Finance leases

Finance leases are recognised as assets and liabilities at the lower of the fair value of the asset and the present value of the minimum lease payments at the date of acquisition. The lease payments are allocated between the liability and interest to achieve a constant interest rate on the liability outstanding. The interest is recognised in profit or loss over the lease period. The property or equipment acquired is depreciated over the useful life of the assets, unless it is probable that the Bank will not take ownership of the asset, in which case it is depreciated over the shorter of the useful life of the asset or the lease period, on a basis consistent with similar owned property and equipment.

1.17                        Foreign currency transactions and balances

A foreign currency transaction is recorded, on initial recognition in South African rand (the functional currency); by applying to the foreign currency amount the spot exchange rate between the functional currency and the foreign currency at the date of the transaction.

At each statement of financial position date, foreign currency monetary items are translated using the closing rate. Foreign exchange gains and losses arising on the settlement of monetary items or on translating monetary items at rates different from those at which they were translated on initial recognition during the reporting period or in previous annual financial statements are recognised in profit or loss in the period in which they arise.

Cash flows arising from transactions in a foreign currency are recorded in the functional currency by applying to the foreign currency amount the exchange rate between the functional currency and the foreign currency at the date of the cash flow.

1.18                        Defined contribution plans

Defined contribution plans have been established for eligible employees of the Bank, with the assets held in separate trustee administered funds. The Bank pays contributions on a contractual basis as determined in terms of the rules of each benefit fund. The Bank has no further legal or constructive obligations to pay any further contributions or benefits once the fixed contributions have been paid to the funds.

Contributions in respect of defined contribution plans are recognised as an expense in profit or loss as they are incurred.

1.19                        Short term benefits

Short-term benefits consist of salaries, compensated absences (such as paid annual and sick leave), bonuses and medical aid contributions.

Short-term benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

37

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

1.19                        Short term benefits (continued)

A liability is recognised for the amount expected to be paid under short term cash bonus plans or accumulated leave if the Bank has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

1.20                        Contingent liabilities and commitments

1.20.1              Contingent liabilities

A contingent liability is disclosed when:

•          a possible obligation arising from past events, the existence of which will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events that are not wholly within the control of the Bank; or

•          the Bank has a present obligation that arises from past events but it is not recognised because it is not probable that an outflow of resources will be required to settle such obligation or the amount of the obligation cannot be measured with sufficient reliability.

1.20.2              Commitments

Items are classified as commitments where the Bank has committed itself at the reporting date to future significant transactions or the acquisition of assets for material amounts.

1.21                        Comparative figures

Where necessary, comparative figures within notes have been restated and/or reclassified to conform to changes in presentation in the current year and to enhance disclosure of certain items (refer note 48).

38

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

2	Short-term deposits and cash

	2014	2013
	Rm	Rm
Call deposits	3 382	1 935
Fixed deposits	—	1 081
Current accounts	200	14
	3 582	3 030

Call deposits are with SA Banks and bear interest at rates varying from 4.88% and 5.60% NACM. Money on call deposits constitutes amounts withdrawable on demand.

Fixed deposits are deposits with SA Banks bearing interest at market related rates. Money on fixed deposits constitutes amounts withdrawable in 31 days or less.

Current accounts are floating interest rate assets with interest rates generally linked to prime.

3	Statutory assets

Treasury bills and debentures with the South African Reserve Bank	1 427	2 565
Bonds with the South African Reserve Bank (inflation linked)	430	—
Cash deposits with the South African Reserve Bank	1 185	1 294
	3 042	3 859

These assets have been pledged with the South African Reserve Bank in terms of the Banks Act and regulations thereto. The market value of the treasury bills, debentures and bonds are R1 862 million (2013: R2 616 million). The statutory assets are not available for day-to-day operations.

Treasury bills and debentures have interest rates varying from 5.42% to 6.08% NACQ. There is no interest on cash deposits with the South African Reserve Bank.

The inflation linked bond has an interest rate of CPI plus 2.75% NACS.

4	Derivatives and other assets

Derivative financial instruments	2 898	3 529
Exchange rate derivatives	2 475	2 923
Interest rate derivatives	423	606
Prepayments	26	6
Sundry receivables	127	86
Less: Balance relating to Ellerines moved to intragroup loan (note 7)	(3)	(6)
	3 048	3 615

The Bank uses interest rate swaps and currency swaps to mitigate against changes in cash flows of certain variable rate debt. The objective is to mitigate against changes in future interest cash flows resulting from the impact in changes in market interest rates.

The Bank also uses currency swaps to mitigate against the changes in cash flows arising from changes in foreign currency rates where the debt is denominated in a currency other than the functional currency.

39

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

5	Net advances *

	2014	2013
	Rm	Rm
Gross advances including partially written off advances	59 201	60 281
Deferred administration fees	(10)	195
Gross advances after deferred administration fees	59 191	60 476
Impairment provisions	(20 452)	(15 270)
Net advances	38 739	45 206

All loans are made to individuals within the Republic of South Africa.

Analysis of gross advances by book

Lending books	57 818	58 758
Retail debit order	41 604	42 396
Payroll	247	352
Credit card	8 806	8 151
Mining	283	544
Ellerines	6 878	7 315
Pay down books	128	202
Partially written off advances (net realisable value)	1 255	1 321
Total gross advances	59 201	60 281

Analysis of gross advances by type

Retail	57 288	57 862
Payroll, mining and pay down	658	1 098
Partially written off advances (net realisable value)	1 255	1 321
Total gross advances	59 201	60 281

Impairment provisions

Balance of impairment provisions at the beginning of the year	15 270	12 632
Impairment provisions raised (note 19)	13 771	11 367
Bad debt (write-offs) / rehabilitations (refer note 5.1)	(8 589)	(8 729)
Written off (gross)	(11 338)	(10 229)
Rehabilitated	2 749	1 500
Balance of impairment provisions at the end of the year	20 452	15 270

* Comparatives have been restated as per note 48.

The Bank rehabilitated onto the statement of financial position R2 749 million (2013: R1 500 million) of loans previously written off. The policy regarding rehabilitation of written off loans requires such loans to be performing above minimum criteria, with a regular payment profile, before they qualify for reinstatement onto the balance sheet, together with the appropriate impairment provisions.

The impairment provisions for gross advances are classified into three categories i.e. specific impairment, portfolio specific impairment and incurred but not reported (IBNR) provisions. The specific impairment provision of R15 594 million (2013: R10 637 million) is in respect of the non-performing loan book. The portfolio specific impairment provision of R4 403 million (2013 restated: R4 146 million) and the IBNR provision of R455 million (2013 restated: R487 million) is in respect of the performing loan book.

The performing loan book have arrears of up to three cumulative instalments which do not necessarily indicate that all these loans are non-performing, in terms of the Bank’s definition of non-performing loans.

Partially written off advances are reinstated at their net recoverable value determined on a discounted cash flow basis. The gross amount owing on the partially written off advances are R27.1 billion (2013: R20.8 billion).

40

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

5                     Net advances (continued)

5.1	Credit risk exposure

	Retail
	debit		Credit			Pay-
Analysis of credit quality	order	Payroll	card	Mining	Ellerines	down	Total
2014	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Financial assets that are neither past due nor specifically impaired	18 190	93	5 128	19	3 017	—	26 447
Low risk	8 610	29	1 943	7	1 328	—	11 917
Medium risk	7 140	50	1 522	10	1 303	—	10 025
High risk	2 440	14	1 663	2	386	—	4 505

Financial assets that are past due subject to collective impairment	8 809	56	1 606	40	1 423	12	11 946
Less than one instalment missed	4 700	43	516	33	457	12	5 761
One instalment missed	1 918	7	566	3	474	—	2 968
Two instalments missed	1 182	3	294	2	269	—	1 750
Three instalments missed	1 009	3	230	2	223	—	1 467

Financial assets specifically impaired	14 605	98	2 072	224	2 438	116	19 553

Partially written off advances	609	4	393	18	226	5	1 255

Total credit exposure	42 213	251	9 199	301	7 104	133	59 201

Total impairments	(15 491)	(95)	(1 765)	(193)	(2 808)	(100)	(20 452)
Incurred but not reported (IBNR)	(320)	(1)	(61)	—	(73)	—	(455)
Portfolio specific impairment	(3 312)	(14)	(413)	(9)	(650)	(5)	(4 403)
Specific impairment	(11 859)	(80)	(1 291)	(184)	(2 085)	(95)	(15 594)

Deferred administration fees							(10)
Net advances							38 739

Reconciliation of allowance account
Balance at the beginning of the year	11 402	107	1 312	200	2 104	145	15 270
Bad debt charge / (release)	9 992	28	1 746	108	1 911	(14)	13 771
Bad debt (write-offs) / rehabilitations	(5 903)	(40)	(1 293)	(115)	(1 207)	(31)	(8 589)
Balance at the end of the year	15 491	95	1 765	193	2 808	100	20 452

At the point of application, the Bank group clients into distinct risk segments (bands) based upon their unique characteristics and bureau profiles.

•          Low risk refers to the first 6 score bands (50 to 55). The probability of default of the 6th band (highest within low risk) equals 13% as calculated over the last 12 months.

•          High risk refers to the last 6 score bands (62 to 67). The probability of default of the 1st band (lowest within high risk) equals 27% as calculated over the last 12 months.

41

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

5                    Net advances (continued)

5.1             Credit risk exposure (continued)

	Retail
	debit		Credit			Pay-
Analysis of credit quality	order	Payroll	card	Mining	Ellerines	down	Total
2013 (restated)	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Financial assets that are neither past due nor specifically impaired	21 742	143	4 881	124	3 779	—	30 669
Low risk	9 246	38	1 906	43	888	—	12 121
Medium risk	8 839	82	1 457	70	1 945	—	12 393
High risk	3 657	23	1 518	11	946	—	6 155

Financial assets that are past due
subject to collective impairment	8 282	88	1 484	88	1 704	23	11 669
Less than one instalment missed	4 132	70	434	56	538	22	5 252
One instalment missed	1 938	8	581	16	537	1	3 081
Two instalments missed	1 186	5	256	9	338	—	1 794
Three instalments missed	1 026	5	213	7	291	—	1 542

Financial assets specifically impaired	12 372	121	1 786	332	1 832	179	16 622

Partially written off advances	686	8	390	42	185	10	1 321

Total credit exposure	43 082	360	8 541	586	7 500	212	60 281
Total impairments	(11 402)	(107)	(1 312)	(200)	(2 104)	(145)	(15 270)
Incurred but not reported (IBNR)	(351)	(1)	(40)	(3)	(92)	—	(487)
Portfolio specific impairment	(3 012)	(14)	(309)	(25)	(773)	(13)	(4 146)
Specific impairment	(8 039)	(92)	(963)	(172)	(1 239)	(132)	(10 637)
Deferred administration fees							195
Net advances							45 206

Reconciliation of allowance account
Balance at the beginning of the year	8 585	126	979	299	2 446	197	12 632
Bad debt charge / (release)	6 959	38	1 021	164	3 106	79	11 367
Bad debt (write-offs) / rehabilitations	(4 142)	(57)	(688)	(263)	(3 448)	(131)	(8 729)
Balance at the end of the year	11 402	107	1 312	200	2 104	145	15 270

42

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

6	Current and deferred tax assets

		Restated
	2014	2013
	Rm	Rm
Current tax asset	—	490
Deferred tax asset	—	1 595
	—	2 085

6.1             Current tax asset

The Bank has open tax matters with the South African Revenue Services (SARS) relating to the deductibility of impairment provisions on the Bank’s advances book and the application of SARS’s directive regarding the treatment of doubtful debts by banks. Where an inflow of funds is believed to be probable and a reliable estimate of the outcome of an uncertain tax position can be made, management provides for the amount expected to be recovered from the taxation authorities. These estimates, which consider the specific circumstances of the matter and relevant external advice, are inherently judgemental and can change substantially over time as new facts emerge and the uncertain position progresses.

During the current period, the Bank reassessed the recoverability of the previously recognised current tax asset. The Bank is of the view that the previously recognised current tax asset can no longer be recognised because of the increasing uncertainty around the resolution of this matter as a result of the lack of progress in the current year in the negotiations which had been initiated with SARS in the previous financial year. The Bank continues to pursue this matter, however the ultimate conclusion of this matter could vary from the amounts recognised and is dependent upon the outcome of negotiations with SARS.

6.2	Deferred tax asset 2014

		Deferred tax	Recognised in
		impact of items	other	Deferred tax
	Opening	recognised in	comprehensive	asset not	Closing
	balance	profit and loss	income	recognised	balance
	Rm	Rm	Rm	Rm	Rm
Temporary differences	1 032	(46)	48	(1 084)	(50)
Deferred administration fees	(80)	62	—	—	(18)
Incentive schemes	78	(76)	—	(2)	—
Hedge accounting	(48)	—	48	—	—
Impairment for credit losses	1 085	(44)	—	(1 041)	—
Other	(3)	12	—	(41)	(32)
Unused tax losses and credits	563	1 677	22	(2 212)	50
Estimated tax losses	563	1 677	22	(2 212)	50

Total	1 595	1 631	70	(3 296)	—

2013 (restated)
Temporary differences	1 110	183	(261)	—	1 032
Deferred administration fees	(20)	(60)	—	—	(80)
Incentive schemes	21	58	(1)	—	78
Hedge accounting	212	—	(260)	—	(48)
Impairment for credit losses	908	177	—	—	1 085
Other	(11)	8	—	—	(3)
Unused tax losses and credits	—	541	22	—	563
Estimated tax losses	—	541	22	—	563

Total	1 110	724	(239)	—	1 595

Due to the losses in the current and previous financial years and the expectation that these losses will persist for the near future, the Bank deemed it improbable that sufficient taxable profit will be available against which the deferred tax asset will be recoverable.

The Bank reversed the previously recognised deferred tax asset because of the losses incurred during the year. Consequently, the Bank has estimated unused tax losses and credits of R8.1 billion for which no deferred tax asset is recognised in the statement of financial position. These credits do not expire provided the Bank continues to trade.

43

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

7        Amounts owing by holding company and fellow subsidiaries

	2014	2013
	Rm	Rm
Gilt Edged Management Services (Pty) Ltd (GEMS)	23	23
African Bank Investments Limited (in business rescue) (ABIL)	447	1314
Ellerine Furnishers (Pty) Ltd (Ellerines) (in business rescue)	59	569
Interest bearing loan	—	493
Sundry receivables	56	70
Add: Balance relating to Ellerines moved from other assets (note 4)	3	6
Ellerine Holdings Limited (in business rescue) (refer note 7.1)	—	—
	529	1 906

The loan to GEMS has been subordinated in favour of those customers who have a claim against it as a result of the reparation court order (refer note 14 and 44).

The repayment of the loan by ABIL is dependent on the successful implementation of the restructuring proposal (as set out in the curator’s report), specifically the sale of its interest in Stangen. The Bank is of the view that this loan is recoverable based on the current position of the restructuring proposal, however, this could change substantially over time as new facts emerge in respect of the restructuring proposal.

7.1     Loan impairment testing

Ellerine Group (in business rescue)
Ellerine Furnishers (Pty) Ltd	—	493
Ellerine Holdings Limited (R781 million transferred from Ellerine Furnishers in June 2014)	1 403	—
	1 403	493
Impairment	(1 403)	—
Carrying value at the end of the year	—	493

As per IAS 39 Financial instruments: Recognition and measurement, objective evidence that a financial asset may be impaired includes the probability that the borrower will enter a financial reorganisation. Ellerine Holdings Limited was placed under business rescue during August 2014. As it is not possible to place a reliable estimate on the amount of any future cash flows that would be realised on conclusion of this process, due to the uncertainty of the amount and timing of any recovery, the loan has been fully impaired.

8        Property and equipment

		Accumulated	Carrying		Accumulated	Carrying
	Cost	depreciation	value	Cost	depreciation	value
	2014	2014	2014	2013	2013	2013
	Rm	Rm	Rm	Rm	Rm	Rm
Furniture	147	(73)	74	134	(52)	82
Information technology equipment	424	(334)	90	380	(291)	89
Office equipment	57	(55)	2	55	(54)	1
Motor vehicles	22	(16)	6	20	(13)	7
Leasehold improvements	276	(192)	84	277	(171)	106
Land and buildings (owner-occupied)	219	(20)	199	219	(16)	203
Total	1 145	(690)	455	1 085	(597)	488

44

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

8        Property and equipment (continued)

	Carrying				Carrying
	value at			Disposals	value at
Reconciliation of the carrying amounts of	beginning			and write-	end
property and equipment	of year	Additions	Depreciation	offs	of year
2014	Rm	Rm	Rm	Rm	Rm
Furniture	82	13	(21)	—	74
Information technology equipment	89	48	(46)	(1)	90
Office equipment	1	2	(1)	—	2
Motor vehicles	7	2	(3)	—	6
Leasehold improvements	106	24	(34)	(12)	84
Land and buildings (owner-occupied)	203	—	(4)	—	199
Total	488	89	(109)	(13)	455

Reconciliation of the carrying amounts of
property and equipment
2013
Furniture	77	24	(19)	—	82
Information technology equipment	123	18	(50)	(2)	89
Office equipment	1	1	(1)	—	1
Motor vehicles	8	2	(3)	—	7
Leasehold improvements	111	35	(34)	(6)	106
Land and buildings (owner-occupied)	207	—	(4)	—	203
Total	527	80	(111)	(8)	488

The market value of the land and buildings (owner occupied) was based on valuations performed by an independent valuer, and was estimated at R276.6 million for the current financial year. The valuations were performed in September 2014.

Assets with an original cost of R31 million, and with a carrying value of R13 million, were either disposed of or written off during the current financial year. There are also assets that have not been brought into use, with a value of R9 million (2013: R14 million), that are included in fixed assets but on which depreciation has not yet been charged. There were no impairments to fixed assets during the year.

The Bank had no authorised, but not yet contracted for, capital commitments at the end of the financial year (2013: R150 million).

Details of land and buildings (owner-occupied)

Erf 136, Randjespark Extension 62, situated at 59 16th Road, Midrand, measuring 35 259 square metres, acquired in July 2007, erven 121 and 122, Randjespark Extension 14, situated in 2nd Street, Midrand, measuring 19 305 square metres, acquired in February 2007. Portion 387 of the farm Waterval, 5 IR, situated in 2nd Street, Randjespark Extension 13, measuring 19 331 square metres, acquired in January 2009. The land and buildings are unencumbered.

9        Intangible assets

		Accumulated			Accumulated
		amortisation			amortisation
		and	Carrying		and	Carrying
	Cost	impairment	value	Cost	impairment	value
	2014	2014	2014	2013	2013	2013
	Rm	Rm	Rm	Rm	Rm	Rm
Goodwill	—	—	—	4000	(4 000)	—
Software	332	(225)	107	306	(177)	129
Total	332	(225)	107	4306	(4 177)	129

45

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

9        Intangible assets (continued)

Carrying
	value at				Carrying
Reconciliation of the carrying amounts of	beginning				value at end
intangible assets	of year	Additions	Amortisation	Impairment	of year
2014	Rm	Rm	Rm	Rm	Rm
Software	129	26	(48)	—	107

Reconciliation of the carrying amounts of
intangible assets
2013
Goodwill	4 000	—	—	(4 000)	—
Software	134	36	(41)	—	129
Total	4 134	36	(41)	(4 000)	129

9.1     Goodwill

	2014	2013
	Rm	Rm
Cost at the beginning of the year	—	4 000
Impairment	—	(4 000)
Carrying value at the end of the year	—	—

The Bank tests goodwill annually for impairment or more frequently if there are indications that goodwill might be impaired. During the prior financial year the entire goodwill was impaired.

10      Short-term funding #

Call deposits — other	2 248	2 496
Call deposits — Ellerines (in business rescue)	436	121
Fixed and notice deposits	1 251	4 026
Negotiable certificates of deposit	260	991
Contractually matured funding not repaid (refer note 42)	2 569	—
	6 764	7 634

# The amortised cost of the funding liabilities is based on the original contractual terms

Call deposits with monthly coupon payments have interest rates varying from 3.75% to 5.55% NACM.

Fixed deposits with of zero, monthly and quarterly coupon payments have interest rates varying from 5.69% to 7.78% NACA, NACM and NACQ.

Negotiable certificates of deposits with zero coupon payments have interest rates varying from 6.96% to 6.98% NACA.

In accordance with the powers of the curator, the payment of interest and capital on all debt (except retail depositors) was suspended effective 10 August 2014. Debt that reached their original contractual maturity since curatorship date was recorded above as they became due and payable (refer note 42 for a detailed analysis).

11      Derivatives and other liabilities

Advances with credit balances	55	48
Liability for cash settled LTIPs	9	14
Leave pay accrual	53	59
Insurance premiums due	418	674
Derivative financial instruments	245	538
Equity derivatives (LTIPs)	—	266
Exchange rate derivatives	115	—
Interest rate derivatives	130	272
Intragroup liabilities — Ellerines (in business rescue)	37	2
Provision for straight lining of leases	12	11
Sundry payables and accruals	181	199
	1 010	1 545

46

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

11      Derivatives and other liabilities (continued)

The Bank uses interest rate swaps and currency swaps to mitigate against changes in cash flows of certain variable rate debt. The objective is to mitigate against changes in future interest cash flows resulting from the impact in changes in market interest rates.

The Bank also uses currency swaps to mitigate against the changes in cash flows arising from changes in foreign currency rates where the debt is denominated in a currency other than the functional currency.

The equity swaps are over-the-counter agreements the Bank enters into in order to mitigate against changes in cash flows related to certain share-based payments.

12      Bonds and other long-term funding #

	2014	2013
	Rm	Rm
12.1 Unsecured bonds (listed on JSE — suspended from trading)	10 610	14 399
12.2 Unsecured bonds (listed on foreign stock exchanges — suspended from trading)	15 214	10 164
12.3 Unsecured long-term loans	10 612	17 427
	36 436	41 990

# The amortised cost of the funding liabilities is based on the original contractual terms

Bonds and other long-term funding with a nominal value of R12.9 billion (2013: R15.4 billion) are payable within the next 12 months based on their original contractual maturity dates.

12.1   Unsecured bonds (listed on JSE — suspended from trading)

	Face	Interest	Unamortised	Net		Net
	value	accrued	discount	liability		liability
	2014	2014	2014	2014		2013
	Rm	Rm	Rm	Rm		Rm
ABLC09 bonds with an original face value of R400 million, issued on 19 August 2013, were redeemed on 19 February 2014. Interest was calculated and paid quarterly at the three month JIBAR rate plus 0.70%.	—	—	—	—		403
ABLC10 bonds with an original face value of R100 million, issued on 19 August 2013, were redeemed on 19 February 2014. Interest was calculated and paid semi-annually at a fixed coupon rate of 5.87%.	—	—	—	—		101
ABL10A bonds with an original face value of R500 million, issued on 15 March 2010, are redeemable on 15 March 2015. Interest is calculated and payable semi- annually at a fixed coupon rate of 11.50%.	450	2	—	452	*	451
ABL10B bonds with an original face value of R500 million, issued on 15 March 2010, are redeemable on 15 March 2015. Interest is calculated and payable quarterly at the three month JIBAR rate plus 3.15%.	500	2	—	502	*	502
ABL11A bonds with an original face value of R525 million, issued on 29 September 2010, were redeemed on 29 September 2014. Interest was calculated and paid semi-annually at a coupon rate of 9.50%.	—	—	—	—	*	525
ABL11B bonds with an original face value of R475 million, issued on 29 September 2010, were redeemed on 29 September 2014. Interest was calculated and paid quarterly at the three month JIBAR rate plus 2.50%.	—	—	—	—	*	380

*       Funding that matured and interest coupons on funding not paid, due to being placed under curatorship, have been disclosed as short term funding (refer note 10).

47

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

12.1   Unsecured bonds (listed on JSE — suspended from trading) (continued)

	Face	Interest	Unamortised	Net		Net
	value	accrued	discount	liability		liability
	2014	2014	2014	2014		2013
	Rm	Rm	Rm	Rm		Rm
ABL12B bonds with an original face value of R1 billion, issued on 8 March 2011, are redeemable on 8 March 2015. Interest is calculated and payable quarterly at the three month JIBAR rate plus 2.40%.	1 000	5	—	1 005	*	1 004
ABL13 bonds with an original face value of R278 million, issued on 11 October 2011, are redeemable on 11 October 2016. Interest is calculated and payable quarterly at the three month JIBAR rate plus 2.50%.	278	5	—	283		283
ABL14 bonds with an original face value of R709 million, issued on 9 October 2012, are redeemable on 9 October 2015. Interest is calculated and payable quarterly at the three month JIBAR rate plus 2.00%.	709	12	—	721		720
ABL15 bonds with an original face value of R191 million, issued on 9 October 2012, are redeemable on 9 October 2017. Interest is calculated and payable quarterly at the three month JIBAR rate plus 2.64%.	191	4	—	195		194
ABL16 bonds with an original face value of R800 million, issued on 25 March 2013, are redeemable on 25 March 2016. Interest is calculated and payable quarterly at the three month JIBAR rate plus 1.99%.	800	—	—	800	*	800
ABL17 bonds with an original face value of R1 000 million, issued on 21 June 2013, are redeemable on 21 June 2016. Interest is calculated and payable quarterly at the three month JIBAR rate plus 2.75%.	1 000	2	—	1 002	*	1 002
ABL18 bonds with an original face value of R510 million, issued on 25 September 2013, are redeemable on 25 September 2015. Interest is calculated and payable quarterly at the three month JIBAR rate plus 2.85%.	510	—	—	510	*	510
ABL19 bonds with an original face value of R490 million, issued on 25 September 2013, are redeemable on 25 September 2018. Interest is calculated and payable quarterly at the three month JIBAR rate plus 4.00%.	490	—	—	490	*	490
ABLI02 bonds with an original face value of R2 020 million, issued on 8 May 2009, were redeemed on 8 May 2014. Interest was calculated and paid semi- annually at a fixed coupon rate of 8% adjusted by the inflation index.	—	—	—	—		2661
ABLI03 bonds with an original face value of R750 million, issued on 15 March 2010, are redeemable on 15 March 2015. Interest is calculated and payable semi-annually at a fixed coupon rate of 5.10% adjusted by the inflation index.	750	212	—	962	*	915
ABLI04 bonds with an original face value of R652 million, issued on 11 October 2011, are redeemable on 11 October 2016. Interest is calculated and payable semi-annually at a fixed coupon rate of 4.00% adjusted by the inflation index.	652	143	—	795		749

*       Funding that matured and interest coupons on funding not paid, due to being placed under curatorship, have been disclosed as short term funding (refer note 10).

48

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

12.1        Unsecured bonds (listed on JSE — suspended from trading) (continued)

	Face	Interest	Unamortised	Net		Net
	value	accrued	discount	liability		liability
	2014	2014	2014	2014		2013
	Rm	Rm	Rm	Rm		Rm
ABLI05 bonds with an original face value of R800 million, issued on 18 February 2013, are redeemable on 18 February 2018. A second tranche, with an original face value of R1 200 million, was issued on 25 March 2013. Interest is calculated and payable semi-annually at a fixed coupon rate of 3.20% adjusted by the inflation index.	2 000	233	—	2 233	*	2 093
ABLI06 bonds with an original face value of R600 million, issued on 19 July 2013, are redeemable on 19 July 2020. Interest is calculated and payable semi-annually at a fixed coupon rate of 5.75% adjusted by the inflation index.	600	60	—	660		616
	9 930	680	—	10 610		14 399

* Funding that matured and interest coupons on funding not paid, due to being placed under curatorship, have been disclosed as short term funding (refer note 10).

12.2       Unsecured bonds (listed on foreign stock exchanges — suspended from trading)

			Foreign
	Face	Interest	currency	Unamortised	Net	Net
	value	accrued	translation	discount	liability	liability
	2014	2014	2014	2014	2014	2013
	Rm	Rm	Rm	Rm	Rm	Rm
Series 1 bonds with an original face value of USD300 million, issued on 15 June 2011, are redeemable on 15 June 2016. A second tranche, with an original face value of USD50 million, was issued on 2 March 2012. Interest is calculated and payable semi- annually at a coupon rate of 6.0% USD.	2 413	71	1 551	(42)	3 993	3 536
Series 2 bonds with an original face value of USD350 million, issued on the 24 February 2012, are redeemable on 24 February 2017. Interest is calculated and payable semi-annually at a coupon rate of 8.13% USD.	2 703	178	1 279	(28)	4 132	3 526
Series 3 bonds with an original face value of CHF150 million, issued on the 24 July 2012, are redeemable on 24 July 2015. Interest is calculated and payable semi-annually at a coupon rate of 4.76% CHF.	1 263	17	516	(10)	1 786	1 672
Series 4 bonds with an original face value of CHF125 million, issued on the 9 November 2012, are redeemable on 9 November 2016. Interest is calculated and payable semi-annually at a coupon rate of 4.01% CHF.	1 164	51	319	(8)	1 526	1 430
Series 7 bonds with an original face value of CHF105 million, issued on the 11 October 2013, are redeemable on 11 October 2017. Interest is calculated and payable annually at a coupon rate of 5.50% CHF.	1 156	69	86	(14)	1 297	—

49

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

12.2       Unsecured bonds (listed on foreign stock exchanges — suspended from trading) (continued)

			Foreign
	Face	Interest	currency	Unamortised	Net	Net
	value	accrued	translation	discount	liability	liability
	2014	2014	2014	2014	2014	2013
	Rm	Rm	Rm	Rm	Rm	Rm
Series 8 bonds with an original face value of CHF175 million, issued on the 28 February 2014, are redeemable on 28 August 2018. Interest is calculated and payable annually, with a short coupon payable on the 28 August 2014 at a coupon rate of 5.00% CHF.	2 138	63	(67)	(19)	2 115	—
Series 9 bonds with an original face value of USD32 million, issued on the 17 March 2014, are redeemable on 17 March 2015. Interest is calculated and payable on maturity at a coupon rate of 2.40% USD.	343	5	19	(2)	365	—
	11 180	454	3 703	(123)	15 214	10 164

12.3        Unsecured long-term loans

			Foreign
	Face	Interest	currency	Net		Net
	value	accrued	translation	liability		liability
	2014	2014	2014	2014		2013
	Rm	Rm	Rm	Rm		Rm
Promissory notes	6 070	84	—	6 154	*	10 414
Fixed deposits	4 386	72	—	4 458	*	7 013
	10 456	156	—	10 612		17 427

* Funding that matured and interest coupons on funding not paid, due to being placed under curatorship, have been disclosed as short term funding (refer note 10).

Promissory notes consist of zero, quarterly and semi-annual coupon payments, with interest rates varying from 6.96% to 11.03% NACQ, NACS and NACA. These notes have various maturities, ranging from 8 October 2014 to 8 April 2021. Promissory notes with a nominal value of R3 530 million (2013: R6 359 million) are payable within the next 12 months based on their original contractual maturity dates.

Fixed deposits consist of zero, quarterly and semi-annual coupon payments, with interest rates varying from 4.41% to 12.72% NACQ, NACS and NACA. These deposits have various maturities, ranging from 7 October 2014 to 11 April 2019. Fixed deposits with a nominal value of R3 837 million (2013: R4 780 million) are payable within the next 12 months based on their original contractual maturity dates.

50

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

13                  Subordinated bonds, debentures and loans #

	Face	Interest	Unamortised	Net		Net
	value	accrued	discount	liability		liability
	2014	2014	2014	2014		2013
	Rm	Rm	Rm	Rm		Rm
ABLS2A subordinated bonds with an original face value of R520 million, issued on 13 July 2009, are redeemable on 13 July 2016. Interest is calculated at a fixed rate of 15.50% payable semi-annually.	520	18	—	538		537
ABLS2B subordinated bonds with an original face value of R480 million, issued on 13 July 2009, are redeemable on 13 July 2016. Interest is calculated at the three month JIBAR plus 6.30% payable quarterly.	480	12	—	492		492
ABLS3 subordinated bonds with a face value of R515 million, issued on 31 March 2011, are redeemable on 2 April 2018. Interest is calculated and payable quarterly at the three month JIBAR plus 4.00%.	515	—	—	515	*	515
ABLS4 subordinated bonds with an original face value of R300 million, issued on 29 March 2012, are redeemable on 29 March 2019. Interest is calculated and payable quarterly at the three month JIBAR plus 4.50%.	300	—	—	300	*	300
ABLS5 subordinated bonds with an original face value of R325 million, issued on 29 June 2012, are redeemable on or after 29 June 2019, but no later than 29 June 2024. A second tranche, with an original face value of R542 million, was issued on 8 August 2012, and the third tranche with an original face value of R500 million was issued on 28 November 2012. Interest is calculated and payable quarterly at the three month JIBAR plus 4.99%.	1 367	—	—	1 367	*	1 366
ABLSI01 subordinated bonds with a face value of R133 million, issued on 29 June 2012, are redeemable on or after 29 June 2019, but no later than 29 June 2024. Interest is calculated at a fixed rate of 4.50% payable semi-annually.	133	24	—	157		146
Subordinated debentures with a face value of R200 million, issued on 6 August 2008, are redeemable on or after 6 August 2015, but not later than 6 August 2020. These debentures are zero coupon, with interest being calculated at the three month JIBAR plus 5.00% and capitalised quarterly. On 6 August 2015 the rate resets to the 3 month JIBAR plus 7.50%.	200	205	—	405		365
Subordinated debentures with a face value of R25 million, issued on 2 April 2009, are redeemable on or after 2 April 2016, but not later than 2 April 2021. These debentures are zero coupon, with interest being calculated at the three month JIBAR plus 5.00% and capitalised quarterly. On 2 April 2016 the rate resets to the 3 month JIBAR plus 7.50%.	25	20	—	45		41

* Funding that matured and interest coupons on funding not paid, due to being placed under curatorship, have been disclosed as short term funding (refer note 10).

# The amortised cost of the funding liabilities is based on the original contractual terms.

51

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

13      Subordinated bonds, debentures and loans (continued) #

	Face	Interest	Unamortised	Net	Net
	value	accrued	discount	liability	liability
	2014	2014	2014	2014	2013
	Rm	Rm	Rm	Rm	Rm
Deutsche Investitions-Und Entwicklungsgesellschaft mbH (DEG) subordinated Tier II capital qualifying loan with a face value of R150 million, issued on 27 October 2009, redeemable on 15 September 2016. Interest is calculated at the three month JIBAR plus 5.375% and is payable quarterly.	150	6	(1)	155	151
International Finance Corporation (IFC) subordinated Tier II capital qualifying loan with a face value of R350 million, issued on 12 January 2009, redeemable on or after 15 December 2015, but no later than 15 December 2020. Interest for the initial 7 year non-callable period translates into three month JIBAR plus 3.65% and is payable quarterly. On 15 December 2015 the rate resets to the three month JIBAR plus a market determined spread with the same payment intervals.	350	10	(1)	359	349
Société de Promotion et de Participation pour la Coopération Economique S.A. (Proparco) subordinated Tier II capital qualifying loan with a face value of R100 million, issued on 28 August 2009, redeemable on 15 September 2016. Interest is calculated at three month JIBAR plus 5.775% and is payable quarterly.	100	3	—	103	99
	4 140	298	(2)	4 436	4 361

14                  Amounts owing to holding company and fellow subsidiaries #

				2014	2013
	Rate	Type	Maturity	Rm	Rm
African Bank Investments Limited (in business rescue)	0.00%	Call	On demand	6	35
Creditsave (Pty) Ltd	0.00%	Loan	Not applicable	—	21
Customer Protection Insurance Company Ltd	5.40%	Call	On demand	2	2
Gilt Edged Management Services (Pty) Ltd	0.00%	Loan	Not applicable	64	64
Miners Credit Guarantee (Pty) Ltd	0.00%	Loan	Not applicable	2	2
The Standard General Insurance Company Ltd	5.40%	Call	On demand	397	250
				471	374

# The amortised cost of the funding liabilities is based on the original contractual terms.

The rates reflected are as at 30 September 2014. Unless stated otherwise, all loans are unsecured, interest free and have no fixed terms of repayment. Also refer to note 50.

15      Share capital

	2014		2013
	Number of		Number of
	shares	Rm	shares	Rm
Authorised
Ordinary shares of R1 each	133 750 000	134	133 750 000	134

Issued
Ordinary shares at par value of R1 each	121 251 512	121	121 251 509	121
Ordinary share premium		14 283		8 833
		14 404		8 954

During the year the Bank issued three shares (2013: two shares) to its holding company, African Bank Investments Limited (in business rescue), at a premium of R5 450 million (2013: R750 million). The Bank had 12 498 488 (2013: 12 498 491) unissued ordinary shares.

52

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

16      Reserves and accumulated losses *

	2014	2013
	Rm	Rm
Reserves comprise of the following:
Accumulated losses	(14 019)	(4 720)
Cash flow hedging reserve	—	180
	(14 019)	(4 540)

17      Interest income

Interest income on advances	11 727	11 859
Other interest income	423	346
Interest received on cash reserves	361	299
Sundry interest income	62	47
	12 150	12 205

18      Non-interest income

Loan origination fees	855	834
Service fees	700	1 601
Credit card fees	604	615
Commission income	702	455
Other income	63	61
	2 924	3 566

In accordance with IAS 18 Revenue, loan origination and monthly service fees are considered an integral part of the loan agreement and accordingly are amortised to the statement of profit or loss over the contractual life of the loan using the effective interest rate method, with the unamortised portion of the fees recorded as deferred administration fees.

19      Credit impairment charge *

Increase in impairment provisions (refer note 5)	13 771	11 367
Recoveries on advances previously written off	(474)	(374)
	13 297	10 993

20      Interest expense and similar charges

Subordinated debt	483	456
Unsecured listed bonds	2 068	1 816
Unsecured long-term loans	1 022	1 353
Call deposits	171	61
Fixed deposits	159	215
Negotiable certificates of deposit	74	23
Interest on short-term facilities	62	29
Loss arising from derivatives designated as hedging instruments in cash flow hedges (reclassified from equity to profit or loss)	501	534
Other interest	148	41
	4 688	4 528

* Comparatives have been restated as per note 48.

53

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

21      Operating costs

	2014	2013
	Rm	Rm
Advertising and marketing costs	51	64
Amortisation of intangible assets (refer note 9)	48	41
Auditors remuneration	11	8
Audit fees — current year	8	7
Audit fees — prior year under provision	3	1
Bank charges	299	280
Card transaction costs	97	96
Collection costs	100	87
Depreciation on property and equipment (refer note 8)	109	111
Direct selling and commissions	15	6
Information technology costs	64	55
Loss on disposal of property and equipment	13	8
Operating lease premiums	178	165
Leasehold fixed property — external	166	155
Computers and other equipment	12	10
Printing, stationery and courier costs	54	55
Professional fees	125	38
Legal fees	8	6
Consultants and other professional fees	117	32
Staff cost	1 322	1 523
Basic remuneration	1 004	945
Bonuses and incentives	79	172
Contribution to provident fund	106	99
Charge for share-based incentives *	126	291
Commission paid to sales agents	1	3
Executive directors’ remuneration (refer note 49.1)	6	13
Basic remuneration	6	9
Bonuses	—	4
Non-executive directors’ fees (refer note 49.3)	4	4
Telephone, fax and other communication costs	109	117
Value share commissions paid to Ellerines	164	17
Other expenses	71	112
	2 834	2 787

*Actual Long Term Incentive Plan payments for directors and prescribed officers are disclosed in note 49.

22      Indirect and direct taxation *

Indirect charge per the statement of profit or loss (refer note 22.1)	40	88
Direct charge per the statement of profit or loss: SA normal taxation (refer note 22.2)	2 158	(724)
Total taxation charge per the statement profit or loss	2 198	(636)

All-in tax rate (calculated as the total taxation charge per the statement or profit or loss expressed as a percentage of net income before any indirect and direct taxation) (%)	(30.8)	9.6

22.1   Indirect taxation

Value-added tax (VAT)	40	88
Indirect taxation charge per the statement of profit or loss	40	88

* Comparatives have been restated as per note 48.

54

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

22      Indirect and direct taxation (continued) *

22.2   Direct taxation

	2014	2013
	Rm	Rm
Current taxation — SA	493	—
Current year	456	—
Prior year	37	—
Deferred taxation — SA	1 665	(724)
Current year	1 717	(728)
Prior year	(52)	4
Direct taxation charge per statement of profit or loss	2 158	(724)

22.3   Income tax recognised in other comprehensive income

Cash flow hedging — interest rate and currency swaps	70	238
Cash flow hedging — share-based payments	—	1
Total tax recognised in other comprehensive income	70	239

22.4   Tax rate reconciliation

Loss before taxation	(7 141)%	(6 625)%
Total taxation charge (direct and indirect) for the year as a percentage of the above	(30.8)	9.6
Indirect taxation: value-added tax	0.6	1.3
Effective rate of taxation	(30.2)	10.9
Capital items	5.5	17.0
Tax assets not recognised	52.6	0.0
Other	0.1	0.1
Standard rate of South African taxation	28.0	28.0

23      Other gains and (losses)

Loss on termination of derivatives	(72)	—
Fair value movement of derivatives	399	—
Foreign currency losses	(472)	—
Amount transferred from cash flow hedging reserve - ineffective hedges	192	—
	47	—

24      Cash generated from operations *

Loss before taxation	(7 141)	(6 625)
Adjusted for:
Indirect taxation: VAT	40	88
Increase / (decrease) in deferred administration fees (refer note 5)	205	(213)
Increase in impairment of advances	13 771	11 367
Impairment of goodwill (refer note 9.1)	—	4 000
Impairment of intragroup loan (refer note 7.1 )	1 403	—
Amortisation of intangible assets (refer note 9)	48	41
Depreciation (refer note 8)	109	111
Loss on disposal of property and equipment	13	8
Loss on termination of derivatives	72	—
LTIP hedge fair value movement	(266)	257
Funding hedge fair value movement	73	—
Share based payment expense	—	(39)
Recognised gains on ineffective hedges	(192)	—
Movement in accruals (debtors, creditors)	(35)	298
Movement in provisions (leases, leave pay)	(5)	33
Movement in interest income accrual (income earning assets)	13	(4)
Movement in interest expense accrual (funding (incl. swaps) and customer deposits)	1 897	505
	10 005	9 827

* Comparatives have been restated / reclassified as per note 48.

55

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

25      Cash received from lending activities and cash reserves *

	2014	2013
	Rm	Rm
Interest income (adjusted for non-cash items)	12 163	12 201
Non-interest income (adjusted for non-cash items)	3 129	3 353
	15 292	15 554

26      Cash paid to clients, suppliers of funding, employees and agents *

Interest paid (adjusted for non-cash items)	(2 791)	(4 023)
Remuneration, bonuses and incentives paid to employees and directors	(1 594)	(1 276)
Other operating expenses paid	(1 376)	(802)
	(5 761)	(6 101)

27      Increase in income earning assets *

Increase in gross advances	(7 509)	(14 367)
Decrease / (increase) in statutory assets	804	(723)
	(6 705)	(15 090)

28      Increase in customer deposits *

Customer deposits	20	85
	20	85

29      Indirect and direct taxation paid

Movement in current tax asset	490	(196)
Indirect and direct taxation charged to statement of profit or loss (refer note 22)	(2 198)	636
Deferred tax portion of amount charged to statement of profit or loss	1 665	(724)
	(43)	(284)

30      Net movement in other investing activities *

Increase in intragroup loans	(26)	(1 187)
	(26)	(1 187)

31      Cash flow from funding activities *

Long term funding raised	9 172	19 623
Bonds	3 637	8 364
Subordinated bonds and loans	—	500
Other treasury funding	5 535	10 759
Long term funding redeemed	(16 024)	(16 841)
Bonds	(4 533)	(2 785)
Other treasury funding	(11 491)	(14 056)
Short-term funding raised	24 038	20 624
Short-term funding redeemed	(25 220)	(17 296)
	(8 034)	6 110

During the year 50% (2013: 74%) of maturing deposits were rolled over, i.e. reinvested with the Bank.

32      Ordinary shareholder’s payments and transactions

Share capital issued (refer note 15)	5 450	750
	5 450	750

No dividends were paid during the year (2013: nil cents per share).

33      Cash and cash equivalents

Short-term deposits and cash (refer note 2)	3 582	3 030
	3 582	3 030

* Comparatives have been reclassified as per note 48.

56

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

Risk management

The Bank has an established risk management framework that is designed to identify, assess, measure and manage exposure to risk. Notes 34, 35, 36 and 39 (including Annexure B) provide information on risk management which is integral to the Bank annual financial statements.

34      Credit risk

All loans by the Bank are granted in the Republic of South Africa as unsecured loans.

The Bank manages its exposure to credit losses by assessing affordability in terms of repayment of the loan, customers’ risk profile, employment status and stability etc., and then prices such credit appropriately. Collection of instalments is done by way of cash repayments in store, electronic debit order payments directly from customer bank accounts as well as payroll deductions. All arrear accounts are actively managed on an ongoing basis from the day after the account goes into arrears using various methods which include deferred arrangements and legal collections to minimise the arrear loan book. Further disclosure has been provided under note 5.1.

The Bank is exposed to credit risk in terms of derivative instruments (swaps) entered into with various other South African banks to the value of approximately R2 653 million (2013: R3 257 million).

The Bank maintains cash and cash equivalents and short term investments with various financial institutions and in this regard it is Bank policy to limit its exposure to any one financial institution. Deposits are placed only with South African banks and foreign banks with a presence in South Africa.

Credit risk is the risk of loss arising out of the failure of counterparties to meet their financial and contractual obligations when due. Credit risk comprises counterparty risk, settlement risk and concentration risk. These risk types are defined as follows:

Counterparty risk

Counterparty risk is the risk of credit loss to the Bank as a result of the failure by a counterparty to meet its financial or contractual obligations to the Bank as they fall due.

Settlement risk

Settlement risk is a risk of loss to the Bank from settling a transaction where value is exchanged, but where the Bank may not receive all or part of the counter value.

Credit concentration risk

Credit concentration risk is the risk of loss to the Bank as a result of excessive build-up of exposure to a specific counterparty or counterparty group, an industry, market, product, financial instrument or type of security, a country or geography, or a maturity. This concentration typically exists where a number of counterparties are engaged in similar activities and have similar characteristics, which could result in their ability to meet contractual obligations being similarly affected by changes in economic or other conditions.

34.1   Credit risk management

Credit risk refers to the risk that a counterparty will default on its contractual obligations, resulting in financial loss to the Bank. The Bank’s primary focus is the underwriting of unsecured loans and accordingly, credit risk features as a dominant financial risk within the Bank.

The Bank continually monitors the performance of each loan. Where payments are missed, the loan repayment period might be extended to ensure repayment of all required instalments. In other circumstances the Bank may be required under law to renegotiate a loan. However, these loans remain either past due or impaired and therefore the Bank does not provide a separate analysis of renegotiated items in terms of IFRS 7.

The carrying amount of financial assets recorded in the financial statements, which are net of impairment losses, represents the Bank’s maximum exposure to credit risk.

57

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

35      Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and price risk.

Market risk may be caused by movements in market variables such as equity prices, bond prices, currency exchange rates and interest rates, credit spreads, recovery rates, correlations and implied volatilities in all of these variables.

Market risk management is delegated by the board to the ALCO which has the ultimate responsibility for the assets’ risk profiles and the related investment decisions.

35.1   Interest rate risk management

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Bank has fair value interest rate risk arising from its fixed rate advances portfolio. In order to mitigate this risk, the Bank seeks to achieve funding that is at a similarly fixed rate. This not only reduces the fair value interest rate exposure but also achieves a fixed cost of lending for the Bank.

It is not always feasible to issue fixed rate funding and therefore the Bank makes use of derivative instruments in order to reduce cash flow risk arising from changes in interest rates. In terms of ALCO limits, the Bank is allowed to maintain a risk sensitivity limit of no more than 1.75% of headline earnings given a 200bp parallel shift in applicable interest rates. The hedges transacted are in response to this limit.

Up to 10 August 2014 the Bank applied cash flow hedge accounting to hedge the interest rate risk. As the forecast transactions are no longer expected to occur, hedge accounting has been discontinued and the cumulative gain and losses recognised in other comprehensive income were transferred immediately to the statement of profit or loss (refer note 23).

The Bank is exposed to interest rate risk associated with the effects of fluctuations in the prevailing levels of market rates on its financial positions and cash flows. The table below summarises the exposure to interest rate risk through grouping assets and liabilities into repricing categories, determined to be the earlier of the contractual repricing or maturity date.

		Greater	Greater	Greater
		than	than 3	than 12	Greater	Non-
	Demand	1 month	months	months	than	interest	Non-
	and up to	up to	up to 12	up to 24	24	sensitive	financial
	1 month*	3 months	months	months	months	items	assets	Total
2014	Rm	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Assets
Short-term deposits and
cash	2 990	—	—	—	—	592	—	3 582
Statutory assets	1 399	29	—	—	429	1 185	—	3 042
Derivatives and other
assets	—	—	478	951	1 470	149	—	3 048
Current tax asset	—	—	—	—	—	—	—	—
Net advances	6 776	1 496	6 363	7 337	16 767	—	—	38 739
Deferred tax asset	—	—	—	—	—	—	—	—
Amounts owing by
holding company and
fellow subsidiaries	506	—	—	—	—	23	—	529
Property and equipment	—	—	—	—	—	—	455	455
Intangible assets	—	—	—	—	—	—	107	107
Total assets	11 671	1 525	6 841	8 288	18 666	1 949	562	49 502

58

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

35.1   Interest rate risk management (continued)

		Greater	Greater	Greater
		than	than 3	than 12	Greater	Non-
	Demand	1 month	months	months	than	interest	Non-
	and up to	up to	up to 12	up to 24	24	sensitive	financial
	1 month*	3 months	months	months	months	items	liabilities	Total
2014	Rm	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Liabilities and equity
Short-term funding	(6 764)	—	—	—	—	—	—	(6 764)
Derivatives and other liabilities	(2)	(1)	(66)	(47)	(129)	(765)	—	(1 010)
Bonds and other long-term funding	(36 436)	—	—	—	—	—	—	(36 436)
Subordinated bonds, debentures and loans	(4 436)	—	—	—	—	—	—	(4 436)
Amounts owing to holding company and fellow subsidiaries	(471)	—	—	—	—	—	—	(471)
Ordinary shareholder’s equity	—	—	—	—	—	—	(385)	(385)
Total liabilities and equity	(48 109)	(1)	(66)	(47)	(129)	(765)	(385)	(49 502)

On balance sheet interest sensitivity	(36 438)	1 524	6 775	8 241	18 537	1 184	177	—

* All debt funding (excluding derivatives as these were reinstated) was determined to be due and payable as a consequence of the Bank being placed under curatorship, and as such, it was categorised as demandable. In accordance with the powers of the curator payments of interest and capital on all debt was suspended.

		Greater	Greater	Greater
		than	than 3	than 12	Greater	Non-
		1 month	months	months	than	interest	Non-
	Up to	up to	up to 12	up to 24	24	sensitive	financial
	1 month	3 months	months	months	months	items	assets	Total
2013	Rm	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Assets
Short-term deposits and cash	2 980	—	—	—	—	50	—	3 030
Statutory assets	1 255	1 310	—	—	—	1 294	—	3 859
Derivatives and other assets	98	—	362	580	2 478	97	—	3 615
Current tax asset	—	—	—	—	—	—	490	490
Net advances	7 312	1 887	8 312	9 618	18 077	—	—	45 206
Deferred tax asset	—	—	—	—	—	—	1 595	1 595
Amounts owing by holding company and fellow subsidiaries	569	—	—	—	—	1 337	—	1 906
Property and equipment	—	—	—	—	—	—	488	488
Intangible assets	—	—	—	—	—	—	129	129
Total assets	12 214	3 197	8 674	10 198	20 555	2 778	2 702	60 318

59

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

35.1   Interest rate risk management (continued)

		Greater	Greater	Greater
		than	than 3	than 12	Greater	Non-
		1 month	months	months	than	interest	Non-
	Up to	up to	up to 12	up to 24	24	sensitive	financial
	1 month	3 months	months	months	months	items	liabilities	Total
2013	Rm	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Liabilities and equity
Short-term funding	(3 998)	(2 242)	(1 394)	—	—	—	—	(7 634)
Derivatives and other liabilities	(12)	(41)	(74)	(166)	(245)	(1 007)	—	(1 545)
Bonds and other long-term funding	(8 967)	(20 489)	(2 133)	(2 894)	(7 507)	—	—	(41 990)
Subordinated bonds, debentures and loans	(556)	(3 268)	—	—	(537)	—	—	(4 361)
Amounts owing to holding company and fellow subsidiaries	(322)	—	(52)	—	—	—	—	(374)
Ordinary shareholder’s equity	—	—	—	—	—	—	(4 414)	(4 414)
Total liabilities and equity	(13 855)	(26 040)	(3 653)	(3 060)	(8 289)	(1 007)	(4 414)	(60 318)

On balance sheet interest sensitivity	(1 641)	(22 843)	5 021	7 138	12 266	1 771	(1 712)	—

Sensitivity analysis based on a 100 basis point increase in interest rates

IFRS 7 Financial instruments: Disclosures requires that a sensitivity analysis be provided for changes in interest rates. The sensitivity analyses have been determined based on the exposure to interest rates for both derivatives and non-derivative instruments at the statement of financial position date. For floating rate liabilities, the analysis is prepared assuming the amount of liability outstanding at statement of financial position date was outstanding for the whole year. A 100 basis point movement is used when reporting interest rate risk internally and represents management’s assessment of the reasonably possible change in interest rates. Given the extent of the risk and the current risk mitigants, a more sophisticated (e.g. value-at-risk) analysis is not considered necessary.

The sensitivity analysis below is based on an increase in rates. Given the linear structure of the Bank’s portfolio, a 100 basis point increase in interest rates would result in a corresponding net decrease of R21 million (2013: R26 million) in net income (before tax) and no impact in equity (before tax) (2013: R27 million).

				Statement of	Other
	Carrying	Amount		profit or loss	comprehensive
	value	exposed to	Index to	impact	income impact
2014	at end of year	market risk	which interest	(pre-tax)	(pre-tax)
Financial assets	Rm	Rm	rate is linked	Rm	Rm
Credit card advances	7 041	8 806	REPO	108	—
Cash and cash equivalents	3 582	3 582	JIBAR	36	—
Statutory assets	3 042	1 857	CPI/JIBAR	18	—
Interest rate swaps	20	1 787	JIBAR	21	—
CPI linked swaps	403	3 621	CPI	(75)	—
Foreign currency swaps	2 475	6 016	JIBAR	82	—
Intragroup loans	529	—	JIBAR	—	—
	17 092	25 669		190	—

60

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

35.1   Interest rate risk management (continued)

				Statement of	Other
	Carrying	Amount		profit or loss	comprehensive
	value	exposed to	Index to	impact	income impact
2014	at end of year	market risk	which interest	(pre-tax)	(pre-tax)
Financial liabilities	Rm	Rm	rate is linked	Rm	Rm
Subordinated bonds and loans	4 436	3 898	JIBAR	(38)	—
Bonds	10 610	10 158	CPI/JIBAR	(102)	—
Promissory notes	6 154	5 636	JIBAR	(56)	—
Fixed and notice deposits	5 709	1 748	JIBAR	(17)	—
Short-term funding	5 983	5 596	JIBAR	(57)	—
Interest rate swaps	130	4 943	JIBAR	47	—
Foreign currency swaps	115	2 175	JIBAR	12	—
	33 137	34 154		(211)	—

Net effect on the statement of profit or loss and other comprehensive income				(21)	—

2013
Financial assets
Credit card advances	6 839	8 151	REPO	102	—
Cash and cash equivalents	3 030	1 949	JIBAR	19	—
Statutory assets	3 859	2 565	JIBAR	26	—
Interest rate swaps	20	1 509	JIBAR	—	15
CPI linked swaps	586	3 746	CPI	—	37
Intragroup loans	1 906	—	JIBAR	—	—
	16 240	17 920		147	52

Financial liabilities
Subordinated bonds and loans	4 361	1 666	JIBAR	(18)	—
Bonds	14 399	3 120	CPI / JIBAR	(31)	—
Promissory notes	10 414	7 021	JIBAR	(70)	—
Fixed and notice deposits	11 039	5 172	JIBAR	(52)	—
Short-term funding	3 982	216	JIBAR	(2)	—
Interest rate swaps	243	6 896	JIBAR	—	(69)
CPI linked swaps	29	2 027	CPI	—	(10)
	44 467	26 118		(173)	(79)

Net effect on the statement of profit or loss and other comprehensive income				(26)	(27)

35.2   Foreign currency risk management

Foreign currency risk is the risk of financial loss resulting from adverse movements in foreign currency exchange rates. Currency risk arises as a result of foreign currency denominated borrowings. The Bank’s primary risk objective is to protect the net earnings against the impact of adverse exchange rate movements. Hedging of currency exposures is achieved through the use of approved derivative instruments transacted with approved financial institutions.

The Bank uses cross-currency swaps to hedge its foreign currency risk. The principal terms of these swaps are substantially similar to those of the hedged items with regard to maturity dates, interest reset dates, nominal values and amortisation profile.

Up to 10 August 2014 the Bank applied cash flow hedge accounting to hedge the foreign currency risk. As the forecast transactions are no longer expected to occur, hedge accounting has been discontinued and the cumulative gain and losses recognised in other comprehensive income were transferred immediately to the statement of profit or loss (refer note 23).

61

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

35.2   Foreign currency risk management (continued)

Details of derivative instruments denominated in foreign currency are presented below:

		ZAR at		ZAR at
	Foreign	amortised	Foreign	amortised
	currency	cost	currency	cost
	2014	2014	2013	2013
Financial liabilities	USD/CHFm	Rm	USD/CHFm	Rm
Foreign denominated bonds (USD) (refer note 12.2)	(732)	(8 490)	(700)	(7 062)
Foreign denominated bonds (CHF) (refer note 12.2)	(555)	(6 724)	(275)	(3 102)
Fixed deposits (USD)	—	—	(35)	(354)
Total liabilities		(15 214)		(10 518)

Foreign currency swaps (USD)	482	5 591	735	7 416
Foreign currency swaps (CHF)	425	5 148	275	3 102
Effect of foreign currency derivatives		10 739		10 518

Net open position (USD)	(250)	(2 899)	—	—
Net open position (CHF)	(130)	(1 576)	—	—

As a consequence of being placed under curatorship on 10 August 2014, all derivative contracts automatically terminated. The derivative contracts with the domestic (South African) swap counterparties were immediately reinstated, however contracts with foreign counterparties were not reinstated. This resulted in an unhedged foreign currency exposure, as illustrated in the table above. Subsequent to the financial year end, the Bank addressed this foreign currency exposure by using surplus cash to acquire the applicable foreign currencies and thereby mitigate the foreign currency risk.

Sensitivity analysis based on 10% increase in exchange rates

IFRS 7 Financial instruments: Disclosures requires that a sensitivity analysis be provided for changes in exchange rates. The sensitivity analyses have been determined based on the exposure to exchange rates for both derivatives and non-derivative instruments (foreign denominated bonds) at the statement of financial position date. A 10% sensitivity adjustment is applied and the analysis is prepared assuming the amount at the statement of financial position date was outstanding for the whole year.

Given the linear structure of the Bank’s portfolio, a 10% increase in exchange rates, and its related impact on the forward discount curve, would result in a net decrease of R782 million (2013: R272 million in other comprehensive income) in net income (before tax).

				Statement of
		Amount		profit or loss
	Carrying value	exposed to		impact
2014	at end of year	market risk		(pre-tax)
Financial assets	Rm	Rm	Currency	Rm
Cross-currency swaps (US dollars)	1 905	3 671	USD	620
Cross-currency swaps (Swiss francs)	570	2 345	CHF	332
	2 475	6 016		952
Financial liabilities
Foreign denominated bonds (US dollars)	8 490	8 490	USD	(827)
Foreign denominated bonds (Swiss francs)	6 724	6 724	CHF	(657)
Cross-currency swaps (Swiss francs)	115	2 175	CHF	(250)
	15 329	17 389		(1 734)

Net effect on profit or loss				(782)

The spot exchange rates used to convert the carrying value (outstanding capital, capitalised interest and unamortised discount) of the foreign currency liabilities were R11.30/USD and R11.83/CHF.

62

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

35.2   Foreign currency risk management (continued)

				Other
		Amount		comprehensive
	Carrying value	exposed to		income impact
2013	at end of year	market risk		(pre-tax)
Financial assets	Rm	Rm	Currency	Rm
Cross-currency swaps (US dollars)	2 294	5 357	USD	536
Cross-currency swaps (Swiss francs)	629	2 427	CHF	243
	2 923	7 784		779
Financial liabilities
Foreign denominated bonds (US dollars)	7 062	7 062	USD	(706)
Foreign denominated bonds (Swiss francs)	3 102	3 102	CHF	(35)
Fixed deposit (US dollars)	354	354	USD	(310)
	10 518	10 518		(1 051)
Net effect on other comprehensive income				(272)

The spot exchange rates used to convert the carrying value (outstanding capital, capitalised interest and unamortised discount) of the foreign currency liabilities were R10.05/USD and R11.11/CHF.

35.3   Interest rate and currency risk hedging

In terms of the Bank’s interest rate hedging strategy, it has entered into a number of interest rate and cross-currency swap agreements that convert the variable cash flows on an identified underlying financial liability into fixed cash flows. The derivative instruments related to interest rate hedging converts the floating rate of interest paid on an identified underlying financial liability into a fixed rate. The cross-currency swaps entered into by the Bank ensure a conversion of the floating interest rate cash flows denominated in foreign currency into the fixed interest rate cash flows denominated in South African rand. The cross-currency swaps also fix the rate at which the final capital repayments on bonds denominated in foreign currency will be made. This enables the Bank to mitigate the cash flow risk arising from the change in interest rates and foreign currency fluctuations on the issued variable rate liabilities (denominated in South African rand or foreign currency). The hedged risk is either quarterly resetting JIBAR or the effect of changes in CPI and / or currency movements and the derivative instruments are settled on a net basis at each cash flow date.

The fair value of the derivative instruments is determined using accepted valuation methodologies and the applicable market rates on date of valuation. The average interest rate is based on the outstanding balances as at year end.

The table below illustrates the outstanding notional values of each of the hedges, the weighted average fixed interest rate and the full fair value of the derivative (including accrued interest) as at year end. The hedges have also been segmented based on their contractual maturity.

	Average
	contracted	Hedged	Fair value	Fair value
Interest rate hedges	interest rate	amount	asset	liability
2014	%	Rm	Rm	Rm
Contractual maturity
Less than 1 year	9.19	3 825	207	(69)
Greater than 1 year up to 2 years	8.10	2 864	20	(48)
Greater than 2 years up to 5 years	10.19	3 662	196	(13)
		10 351	423	(130)
2013
Contractual maturity
Less than 1 year	11.12	8 011	586	(48)
Greater than 1 year up to 2 years	9.15	2 530	—	(115)
Greater than 2 years up to 5 years	8.10	2 871	20	(82)
Greater than 5 years	11.21	793	—	(27)
		14 205	606	(272)

63

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

35.3   Interest rate and currency risk hedging (continued)

	Average
	contracted	Hedged	Fair value	Fair value
Currency hedges (contractual maturity)	interest rate	amount	asset	liability
2014	%	Rm	Rm	Rm
Contractual maturity
Less than 1 year	10.63	975	270	—
Greater than 1 year up to 2 years	12.63	1 397	931	—
Greater than 2 years up to 5 years	12.08	5 820	1 274	(115)
		8 192	2 475	(115)
2013
Contractual maturity
Less than 1 year	10.12	241	109	—
Greater than 1 year up to 2 years	11.69	1 263	428	—
Greater than 2 years up to 5 years	12.68	2 413	1 234	—
Greater than 5 years	12.05	3 867	1 152	—
		7 784	2 923	—

According to IAS 39 Financial instruments: Recognition and measurement, the change in fair value of the hedging instrument found to be effective was recognised in the statement of changes in equity (hedging reserve). Complete ineffectiveness was recognised directly in profit or loss for the period where the hedge effectiveness is less than or exceeded the 80% to 125% threshold. To the extent that the change in fair value of the hedged item is over-effective (i.e. greater than 100%) but still within the 80% to 125% threshold the amount of over-effectiveness was recognised in profit and loss. To the extent that the relationship was under-effective (but within the threshold) the full amount of the change was recognised in equity.

The restructuring of the debt, as a consequence of being placed under curatorship, has created uncertainty as to the timing of the forecast transaction (expected funding cash flows according to the original contractual terms), which is no longer expected to occur as documented at inception of the hedging relationship. Thus the Bank ceased hedge accounting from 10 August 2014, the date of curatorship, as the hedges were not expected to be effective. As a result, the related cumulative gain or loss on the hedging instruments that has been recognised in other comprehensive income from the period when the hedge was effective was reclassified from equity to profit and loss as a reclassification adjustment.

	2014	2013
Cash flow hedging reserve reconciliation	Rm	Rm
Balance at beginning of year	(180)	428
Movements during the year (pre-tax)	250	(846)
Amounts released to profit or loss — foreign exchange gains and losses	1 048	3 206
Amounts released to profit or loss — interest expense and similar charges	(501)	(534)
Amounts released to profit or loss — ineffective hedges	192	—
Fair value gain in derivative assets	(402)	(3 209)
Fair value gain in derivative liabilities	(87)	(309)
Deferred tax effect	(70)	238
Balance at end of year	—	(180)

64

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

35.4   Price risk management

At the meeting held on 28 November 2013 the Remco determined that gearing is not appropriate for an incentive scheme and consequently there were significant changes to the long term incentive scheme by converting all unvested tranches of the LTIP 2010, 2011 and 2012 schemes to synthetic ABIL shares.

The conversion was based on the number of shares linked to the ungeared original value of the award (converted to shares) which had not vested at 30 June 2014.

Payment on these synthetic shares is made on one-third of the total number of the converted synthetic ABIL shares based on the 90 day VWAP at the end of September 2014, 2015 and 2016.

No dividends accrue or are payable on the synthetic ABIL shares and there is also no interest charge (actual or notional) under this conversion scheme.

The table below sets out the movement in the exposure to the ABIL synthetic shares from the conversion date. The table also shows the value at conversion date of the exposure and whether that exposure has decreased or increased since the conversion/grant date.

2014
Changes in market value of ABIL synthetic shares	Rm
Value of synthetic shares at conversion date (30 June 2014)	37.3
Additional awards since 30 June 2014	14.4
Forfeitures	(1.8)
Amount vested and paid in October 2014	(7.9)
Change in value	(40.0)
Value of outstanding synthetic shares at 30 September 2014	2.0

Changes in market value of outstanding ABIL synthetic shares
Value at conversion/grant date of outstanding synthetic shares	33.3
Loss on outstanding tranches	(31.3)
Value of outstanding synthetic shares at 30 September 2014	2.0

As can be seen from the table above, there has been a significant loss in value of these synthetic ABIL shares due to the dramatic decrease in value of the ABIL shares. This is consistent with the expectation that the scheme loses value as the ABIL share price decreases.

This conversion scheme also functioned as a retention tool as some value for the employees was created due to the removal of gearing and amounts were payable to employees.

The conversion scheme did not include the executive directors and executive committee members.

The Bank ceased hedge accounting for the LTIP scheme during the previous financial year as the hedge was not considered effective. The table below represents the reconciliation of the LTIP hedging reserve.

	2014	2013
Share-based payment hedging reserve reconciliation	Rm	Rm
Balance at beginning of year	—	3
Amounts recognised directly in other comprehensive income before tax	—	(4)
Tax effect	—	1
Balance at end of year	—	—

36      Liquidity risk

Liquidity risk arises when the Bank is unable to maintain or generate sufficient cash resources to meet its payment obligations as they fall due, or can only do so on materially disadvantageous terms. This inability to maintain or generate sufficient cash resources generally occurs when counterparties who provide the Bank with funding withdraw or do not roll over that funding, or as a result of a general disruption in asset markets that renders normally liquid assets illiquid.

65

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

36      Liquidity risk (continued)

Liquidity risk is defined as the risk that the Bank will encounter difficulty in meeting obligations associated with financial liabilities. The Bank’s risk and capital committee, through ALCO, has set limits and benchmarks in order to mitigate liquidity risk to the appropriate levels.

The following tables analyse the Bank’s financial assets and liabilities into relevant maturity groupings based on the remaining period at the statement of financial position date to the contractual maturity date.

The matching and controlled mismatching of the maturities and interest rates of financial assets and liabilities are fundamental to the management of risk within the Bank. It is unusual for the Bank ever to be completely matched since the business transacted is often of uncertain term and of different types. An unmatched position potentially enhances profitability, but can also increase the risk of loss.

The maturities of financial assets and liabilities and the ability to replace, at an acceptable cost, interest-bearing liabilities as they mature, are important factors in assessing the liquidity of the Bank and its exposure to changes in interest rates.

Assets and liability maturities as at 30 September 2014

		Greater	Greater	Greater
		than 1	than 3	than 12		Non-
	Demand	month	months	months	Greater	financial
	and up to	up to	up to 12	up to 24	than	assets and
	1 month*	3 months	months	months	24 months	liabilities	Total
	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Assets
Short-term deposits and cash	3 582	—	—	—	—	—	3 582
Statutory assets	1 398	29	—	—	1 615	—	3 042
Derivatives and other assets	—	150	478	951	1 469	—	3 048
Current tax asset	—	—	—	—	—	—	—
Net advances	1 089	2 158	9 354	9 370	16 768	—	38 739
Deferred tax asset	—	—	—	—	—	—	—
Amounts owing by holding company and fellow subsidiaries	506	—	—	—	23	—	529
Property and equipment	—	—	—	—	—	455	455
Intangible assets	—	—	—	—	—	107	107
Total assets	6 575	2 337	9 832	10 321	19 875	562	49 502
Liabilities and equity
Short-term funding	(6 764)	—	—	—	—	—	(6 764)
Derivatives and other liabilities	(768)	(1)	(66)	(47)	(128)	—	(1 010)
Bonds and other long-term funding	(36 436)	—	—	—	—	—	(36 436)
Subordinated bonds, debentures and loans	(4 436)	—	—	—	—	—	(4 436)
Amounts owing to holding company and fellow subsidiaries	(471)	—	—	—	—	—	(471)
Ordinary shareholder’s equity	—	—	—	—	—	(385)	(385)
Total liabilities and equity	(48 875)	(1)	(66)	(47)	(128)	(385)	(49 502)

Net liquidity gap	(42 300)	2 336	9 766	10 274	19 747	177	—

* All debt funding (excluding derivatives as these were reinstated) was determined to be due and payable as a consequence of the Bank being placed under curatorship, and as such, it was categorised as demandable. In accordance with the powers of the curator payments of interest and capital on all debt is suspended.

66

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

36      Liquidity risk (continued)

Assets and liability maturities as at 30 September 2013

		Greater	Greater	Greater
		than 1	than 3	than 12		Non-
	Demand	month	months	months	Greater	financial
	and up to	up to	up to 12	up to 24	than	assets and
	1 month	3 months	months	months	24 months	liabilities	Total
	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Assets
Short-term deposits and cash	3 030	—	—	—	—	—	3 030
Statutory assets	1 255	1 310	—	—	1 294	—	3 859
Derivatives and other assets	98	97	362	580	2 478	—	3 615
Current tax asset	—	—	—	—	—	490	490
Net advances	1 259	2 545	11 285	12 040	18 077	—	45 206
Deferred tax asset	—	—	—	—	—	1 595	1 595
Amounts owing by holding company and fellow subsidiaries	1 883	—	—	—	23	—	1 906
Property and equipment	—	—	—	—	—	488	488
Intangible assets	—	—	—	—	—	129	129
Total assets	7 525	3 952	11 647	12 620	21 872	2 702	60 318
Liabilities and equity
Short-term funding	(3 896)	(1 934)	(1 804)	—	—	—	(7 634)
Derivatives and other liabilities	(1 019)	(41)	(74)	(166)	(245)	—	(1 545)
Bonds and other long-term funding	(1 318)	(1 106)	(12 983)	(9 611)	(16 972)	—	(41 990)
Subordinated bonds, debentures and loans	—	—	—	—	(4 361)	—	(4 361)
Amounts owing to holding company and fellow subsidiaries	(322)	—	(52)	—	—	—	(374)
Ordinary shareholder’s equity	—	—	—	—	—	(4 414)	(4 414)
Total liabilities and equity	(6 555)	(3 081)	(14 913)	(9 777)	(21 578)	(4 414)	(60 318)

Net liquidity gap	970	871	(3 266)	2 843	294	(1 712)	—

67

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

36      Liquidity risk (continued)

The following table represents the Bank’s undiscounted cash flows of liabilities per remaining maturity and includes all cash flows related to the principal amounts as well as future payments. The analysis is based on the earliest date on which the Bank can be required to pay and is not necessarily the date at which the Bank is expected to pay.

Where an effective hedging relationship exists, the net fixed cash flows per hedged item have been disclosed. The analysis of cash flows will not necessarily agree with the balances on the statement of financial position and therefore an analysis of carrying values has been provided.

			Greater	Greater	Greater	Greater
			than 1	than 6	than	than
		Demand	month	months	1 year	2 years	Greater
	Carrying	and up to	up to	up to 12	up to	up to	than
2014	amount	1 month*	6 months	months	2 years	5 years	5 years	Total
Financial liabilities	Rm	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Short-term funding	6 764	7 163	—	—	—	—	—	7 163
Promissory notes	6 154	6 821	—	—	—	—	—	6 821
Fixed deposits	4 458	4 684	—	—	—	—	—	4 684
Subordinated bonds and debentures	4 436	6 077	—	—	—	—	—	6 077
Other liabilities	765	765	—	—	—	—	—	765
Bonds (listed)	25 824	27 473	—	—	—	—	—	27 473
Amounts owing to holding company and fellow subsidiaries	471	471	—	—	—	—	—	471
	48 872	53 454	—	—	—	—	—	53 454

* All debt funding (excluding derivatives as these were reinstated) was determined to be due and payable as a consequence of the Bank being placed under curatorship, and as such, it was categorised as demandable. In accordance with the powers of the curator payments of interest and capital on all debt is suspended.

			Greater	Greater	Greater	Greater
			than 1	than 6	than	than
		Demand	month	months	1 year	2 years	Greater
	Carrying	and up to	up to	up to 12	up to	up to	than
2013	amount	1 month	6 months	months	2 years	5 years	5 years	Total
Financial liabilities	Rm	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Short-term funding	7 634	3 912	3 306	424	—	—	—	7 642
Promissory notes	10 414	951	3 554	3 472	3 521	865	213	12 576
Fixed deposits	7 013	678	3 552	1 608	2 049	649	—	8 536
Subordinated bonds and debentures	4 361	14	164	188	846	2 534	1 965	5 711
Other liabilities	1 007	1 007	—	—	—	—	—	1 007
Bonds (listed)	24 563	37	1 381	4 046	6 065	15 121	669	27 319
Amounts owing to holding company and fellow subsidiaries	374	374	—	—	—	—	—	374
	55 366	6 973	11 957	9 738	12 481	19 169	2 847	63 165

68

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

37                  Assets and liabilities measured at fair value or for which fair values are disclosed

37.1        Valuation models

The fair value of financial assets and financial liabilities that are traded in active markets are based on quoted market prices or dealer price quotations. For all other financial instruments, the group determines fair values using other valuation techniques.

The Bank measures fair value using the following fair value hierarchy, which reflects the significance of the inputs used in making the measurements.

•          Level 1 fair value measurements are those derived from quoted market prices (unadjusted) in active markets for identical assets or liabilities.

•          Level 2 fair value measurements are those derived from inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•          Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Valuation techniques include net present value and discounted cash flow models, comparison with similar instruments for which market observable prices exist and other valuation models. Assumptions and inputs used in valuation techniques include risk free and benchmark interest rates, credit spreads and other factors used in estimating discounting rates, foreign currency exchange rates, bond and equity prices, equity and equity index prices and expected price volatilities and correlations.

The objective of valuation techniques is to arrive at a fair value measurement that reflects the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date.

The Bank uses widely recognised valuation models for determining the fair value of common and more simple financial instruments, such as interest rate and currency swaps that use only market data and require little management judgement and estimation. Observable prices or model inputs are usually available in the market for listed debt and equity securities, exchange traded derivatives and simple over-the-counter derivatives such as swaps. Availability of observable market prices and model inputs reduces the need for management judgement and estimation and also reduces the uncertainty associated with determining fair values. Availability of observable market prices and inputs varies depending on the products and markets and is prone to changes based on specific events and general conditions in the financial markets.

For more complex instruments, the Bank uses its own valuation models, which are usually developed from recognised valuation models. Some or all of the significant inputs into these models may not be observable in the market, and are derived from market prices or rates or are estimated based on assumptions. Examples of instruments involving significant unobservable inputs include advances and certain loans and securities for which there is no active market. Valuation models that employ significant unobservable inputs require a higher degree of management judgement and estimation in the determination of fair value. Management judgement and estimation are usually required for selection of the appropriate valuation model to be used, determination of expected future cash flows on the financial instrument being valued, determination of the probability of counterparty default and selection of appropriate discount rate.

Fair value estimates obtained from models reflect the credit risk of the instrument and include adjustments to take account of the credit risk of the Bank and the counterparty where appropriate.

Model inputs and values are calibrated against historical data and published forecasts and, where possible, against current or recent observed transactions and experiences. This calibration process is inherently subjective and it yields ranges of possible inputs and estimates of fair values, and management judgement is required to select the most appropriate point in the range.

69

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

37.2        Valuation framework

The Bank has an established control framework with respect to the measurement of fair values. This framework includes formalised policies and the approval and review process.

When third party information is used to measure fair value the following procedures are performed in order to ensure that valuations meet the requirements of IFRS:

•          verifying that the third party is approved for use in pricing the relevant type of financial instrument;

•          understanding how the fair value has been arrived at and the extent to which it represents actual market transactions.

Prior to curatorship significant valuation issues were reported to the Audit Committee and post-curatorship to the curator.

37.3        Fair value measurements recognised in the statement of financial position

The following table provides an analysis of financial instruments that are measured at fair value at the reporting date, by the level in the fair value hierarchy into which the fair value measurement is categorised. The amounts are based on the values recognised in the statement of financial position.

Rmillion	Level 1	Level 2	Level 3	Total
30 September 2014
Financial assets
Derivative instruments	—	2 898	—	2 898
Total	—	2 898	—	2 898

Financial liabilities
Derivative instruments	—	245	—	245
Total	—	245	—	245

Rmillion	Level 1	Level 2	Level 3	Total
30 September 2013
Financial assets
Derivative instruments	—	3 529	—	3 529
Total	—	3 529	—	3 529

Financial liabilities
Derivative instruments	—	538	—	538
Total	—	538	—	538

37.4        Valuation techniques, significant unobservable inputs and sensitivity of level 2 financial instruments measured at fair value

The table below indicates the valuation techniques and main assumptions used in the determination of the fair value of the level 2 assets and liabilities for which fair value is measured:

				Effect on
				profit /
			Variance in fair	(loss)
2014	Valuation basis /		value	(after tax)
Assets	techniques	Main assumptions	measurement	Rm
Cross-currency swaps	Discounted cash flow	Discount rates	10% in spot rate	952
Interest rate swaps	Discounted cash flow	Discount and risk free rates	100 bps	(54)

Liabilities
Cross-currency swaps	Discounted cash flow	Discount rates	10% in spot rate	250
Interest rate swaps	Discounted cash flow	Discount and risk free rates	100 bps	47

70

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

37.5        Assets and liabilities for which fair value is disclosed

Rmillion	Level 1	Level 2	Level 3	Total
2014
Financial assets
Cash deposited with financial institutions	3 582	—	—	3 582
Treasury bills, debentures and bonds	435	1 427	—	1 862
Cash deposits with SA Reserve Bank	1 185	—	—	1 185
Other assets	—	—	150	150
Derivative assets	—	2 898	—	2 898
Amount owing by holding company and fellow subsidiaries	—	—	529	529
Net advances *	—	—	36 681	36 681
Total	5 202	4 325	37 360	46 887
Financial liabilities
Short term funding **	—	—	87	87
Other liabilities	—	—	696	696
Derivative liabilities	—	245	—	245
Unsecured listed bonds **	—	—	—	—
Other long term funding **	—	—	82	82
Subordinated debt **	—	—	—	—
Amounts owing to holding company and fellow subsidiaries **	—	—	66	66
Total	—	245	931	1 176

*         The fair value of the advances book has been derived using a discounted cash flow technique. The Bank has modelled the expected future cash flows by extrapolating the most recent observed cash flows on the advances book. The key assumptions the bank has taken in deriving the aforementioned expected cash flows are as follows:

•          The cash flows have been reduced by the net insurance premiums the Bank expects to pay across to insurance providers, including Stangen;

•          The credit card portfolio has been treated as a rundown book, i.e. future re-advances have not been considered;

•          The cash flows have been reduced by an assumed cost of collection, based on a combination of fixed and variable costs to collect the book;

•          Appropriate adjustments to observed cash flows have been made where in the Bank’s view such cash flows are not expected to reoccur in the future.

The fair value has been estimated by discounting the expected future cash flows at 12%, being the expected rate of return that a potential acquiror would require. The discount rate is a weighted cost of capital based on an assumed long-term debt to equity ratio, consistent with the capital levels required within the banking industry.

Amortised cost and fair value are both based upon present value of future cash flow techniques, however the following significant differences exist between the impairment (amortised cost) and fair value methodologies:

•          Fair value includes all expected cash flows, whereas impairments under IAS 39 are limited to incurred loss events;

•          The impairment cash flows are not reduced by the net insurance premiums the Bank expects to pay across to insurance providers, including Stangen;

•          The impairment cash flows are not reduced by expected cost of collection;

•          Amortised cost requires the future cash flows to be discounted at the advance’s effective interest rate whereas the fair value methodology discounts the expected cash flows at a required rate of return.

** As a result of the Bank being placed under curatorship, all interest and capital payments otherwise due to funders have been suspended. As part of the restructuring proposal, it is currently envisaged that all senior funding will suffer a haircut and that the existing maturity profile will be extended by several years. The restructuring proposal is still being reviewed and refined by the curator. It is not possible to determine a fair value for these liabilities, as there is currently no binding determination as to what the variables regarding senior funding liabilities may be.

71

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

37.6        Valuation techniques, significant unobservable inputs and sensitivity of fair value of level 2 financial instruments for which fair value is disclosed

The table below indicates the valuation techniques and main assumptions used in the determination of the fair value of the level 2 assets and liabilities for which fair value is disclosed:

				Effect on
			Variance in	profit /
	Valuation basis /		fair value	(loss)
Rmillion	techniques	Main assumptions	measurement	(after tax)
2014
Assets
Financial assets
Treasury bills, debentures and bonds	Discounted cash flow model	Discount rates	100 bps	(28)
Derivative assets	Discounted cash flow model	Discount and risk free rates	100 bps	28

Liabilities
Financial liabilities
Derivative liabilities	Discounted cash flow model	Discount and risk free rates	100 bps	59

38                  Financial instruments subject to offsetting, enforceable master netting arrangements or similar agreements

IFRS requires financial assets and financial liabilities to be offset and the net amount presented in the statement of financial position when, and only when, the Bank has a current legally enforceable right to set off recognised amounts, as well as the intention to settle on a net basis or to realise the asset and settle the liability simultaneously.

Certain master netting arrangements may not meet the criteria for offsetting in the statement of financial position because:

•          these agreements create a right of set off enforceable only following an event of default, insolvency or bankruptcy; and

•          the Bank and its counterparties do not intend to settle on a net basis or to realise the assets and settle the liabilities simultaneously.

Accordingly, the following table sets out the impact of offset, as well as financial assets and financial liabilities that are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they have been off set in accordance with IFRS.

It should be noted that the information below is not intended to represent the Bank’s actual credit exposure, nor will it agree to that presented in the statement of financial position.

		Gross		Amounts not
		amounts of		offset in the
		recognised	Net amount	statement of
		financial	of financial	financial
	Gross	liabilities	assets	position but	Gross amount
	amount of	offset in the	presented in	subject to	of collateral
	recognised	statement of	the statement	master	subject to
	financial	financial	of financial	netting	netting
Rmillion	assets(1)	position(2)	position	arrangements	arrangements(3)	Net amount
2014
Assets
Derivative financial instruments	2 898	—	2 898	(245)	(2 155)	498
	2 898	—	2 898	(245)	(2 155)	498

72

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

38                  Financial instruments subject to offsetting, enforceable master netting arrangements or similar agreements

(continued)

		Gross		Amounts not
		amounts of		offset in the
		recognised	Net amount	statement of
		financial	of financial	financial
	Gross	assets offset	liabilities	position but	Gross amount
	amount of	in the	presented in	subject to	of collateral
	recognised	statement of	the statement	master	subject to
	financial	financial	of financial	netting	netting
Rmillion	liabilities(1)	position(2)	position	arrangements	arrangements(3)	Net amount
Liabilities
Derivative financial instruments	245	—	245	(245)	—	—
Short term funding	2 155	—	2 155	—	(2 155)	—
	2 400	—	2 400	(245)	(2 155)	—

(1)         Gross amounts are disclosed for recognised assets and liabilities that are subject to a master netting arrangement or a similar agreement, irrespective of whether the offsetting criteria is met.

(2)         The amounts that qualify for offset in accordance with the criteria per IFRS.

(3)         Cash collateral not offset in the statement of financial position subject to a master netting arrangement or similar agreement.

The amounts which are subject to netting arrangements generally arise in terms of ISDA Master Agreements and Credit Support Annexures between African Bank and various counterparties. The ISDA Master Agreements are related to the hedge instruments purchased to facilitate the Bank’s funding.

39                  Capital adequacy risk

Capital adequacy risk is the risk that the Bank will not have sufficient reserves to meet materially adverse market conditions beyond that which has already been assumed within the impairment provisions and reserves. Capital adequacy is measured by expressing capital as a percentage of risk-weighted assets. The Banks Act, 94 of 1990, as amended), specifies the minimum capital holding required in relation to risk-weighted assets. Refer to the table in Annexure B for the capital adequacy requirements and comparatives as at 30 September 2014.

40                  Operating lease commitments - property

	2014	2013
	Rm	Rm
Payable within one year	119	104
Payable between one and five years	131	177
	250	281

None of the Bank’s leases have a variable portion (contingent rentals) and the Bank does not enter into sublease agreements. Refer note 21 for disclosure of lease premiums paid.

41                  Unutilised facilities

The total unsecured unutilised credit facilities granted to African Bank credit card holders as at 30 September 2014 was R925 million (2013: R793 million).

73

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

42                  Suspension of debt payments

Following the placing of the Bank under curatorship on 10 August 2014 and in accordance with the powers of the curator, payments of interest and capital on all debt was suspended with the exception of retail savings deposits of R109 million and trade creditors arising in the ordinary course of business. Senior unsecured debt holders (wholesale depositors, bondholders, holders of physical or dematerialised debt instruments, wholesale bank deposits, and any other classes of senior unsecured debt) will not receive payment of interest or principal for the duration of the curatorship. The rights of such senior unsecured debt holders, including their right to interest accruals, remained intact.

At financial reporting date, the curator had started engaging with the Bank’s funders to discuss the principles of the restructuring proposal contained in the South African Reserve Bank statement. At the time of finalising the annual financial statements the deal restructure was evolving and hence as a result of these uncertainties, all short-term funding, bonds and other long term funding, subordinated bonds, debentures and loans have been accounted for according to their original contractual terms. As a result of the suspension of debt payments, funding that became due and payable to senior unsecured debt holders is disclosed separately under short term funding.

The table below details all funding that reached their contractual maturity since curatorship date, separately disclosed under short term funding (refer note 10):

Description	Disclosed as	Principal	Interest	Total
ABL10A	Unsecured bonds (listed on JSE)	—	(26)	(26)
ABL10B	Unsecured bonds (listed on JSE)	—	(11)	(11)
ABL11A	Unsecured bonds (listed on JSE)	(525)	(25)	(550)
ABL11B	Unsecured bonds (listed on JSE)	(380)	(8)	(388)
ABL12B	Unsecured bonds (listed on JSE)	—	(20)	(20)
ABL16	Unsecured bonds (listed on JSE)	—	(16)	(16)
ABL17	Unsecured bonds (listed on JSE)	—	(21)	(21)
ABL18	Unsecured bonds (listed on JSE)	—	(11)	(11)
ABL19	Unsecured bonds (listed on JSE)	—	(12)	(12)
ABLI03	Unsecured bonds (listed on JSE)	—	(24)	(24)
ABLI05	Unsecured bonds (listed on JSE)	—	(35)	(35)
ABLS3	Subordinated bonds (listed on JSE)	—	(13)	(13)
ABLS4	Subordinated bonds (listed on JSE)	—	(8)	(8)
ABLS5	Subordinated bonds (listed on JSE)	—	(37)	(37)
Fixed deposits	Unsecured long term loans	(12)	—	(12)
Fixed deposits	Short-term funding	(571)	(13)	(584)
Negotiable certificates of deposit	Short-term funding	(385)	(5)	(390)
Promissory notes	Unsecured long term loans	(310)	(92)	(402)
Swaps	Derivative financial instruments	—	(9)	(9)
		(2 183)	(386)	(2 569)

43                  Analysis of financial assets and liabilities

Financial assets and financial liabilities are measured either at fair value or at amortised cost. The principal accounting policies describe how the classes of financial instruments are measured and how income and expenses, including fair value gains and losses, are recognised.

The following table analyses the financial assets and financial liabilities in the balance sheet per class and category of financial instrument to which they are assigned. An estimate of the fair value per class of the financial instrument is also provided.

74

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

43.1        Analysis of financial assets

			Financial
		Held-to-	instruments at
		maturity	fair value
	Loans and	financial	through profit	Non-financial
	receivables	instruments	and loss	instruments	Total
2014	Rm	Rm	Rm	Rm	Rm
Assets
Short-term deposits and cash	3 582	—	—	—	3 582
Statutory assets	1 185	1 857	—	—	3 042
Derivatives and other assets	150	—	2 898	—	3 048
Current tax asset	—	—	—	—	—
Net advances	38 739	—	—	—	38 739
Deferred tax asset	—	—	—	—	—
Amounts owing by holding
company and fellow subsidiaries	529	—	—	—	529
Property and equipment	—	—	—	455	455
Intangible assets	—	—	—	107	107
Total assets	44 185	1 857	2 898	562	49 502

2013
Assets
Short-term deposits and cash	3 030	—	—	—	3 030
Statutory assets	1 295	2 564	—	—	3 859
Derivatives and other assets	86	—	3 529	—	3 615
Current tax asset	—	—	—	490	490
Net advances *	45 206	—	—	—	45 206
Deferred tax asset	—	—	—	1 595	1 595
Amounts owing by holding
company and fellow subsidiaries	1 906	—	—	—	1 906
Property and equipment	—	—	—	488	488
Intangible assets	—	—	—	129	129
Total assets	51 523	2 564	3 529	2 702	60 318
Fair value	57 270	2 615	3 529

* The fair value attributable to net advances (excluding the written off book) amount to R50 953 million. IFRS 13 Fair Value Measurements has been prospectively applied from 1 October 2013. Comparable fair value disclosures, in accordance with the transitional provisions of the standard, are those presented in the prior financial year and have not been restated.

	2014	2013
Statement of profit or loss effect of financial instruments by category	Rm	Rm
Interest income recognised — loans and receivables	12 017	12 087
Interest income recognised — held-to-maturity instruments	133	118
	12 150	12 205
Included above is interest income earned on specifically impaired advances	1 580	1 553

75

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

43.2        Analysis of financial liabilities

			Non-
	Amortised		financial
	cost	Fair value	liabilities	Total
2014	Rm	Rm	Rm	Rm
Short-term funding	6 764	—	—	6 764
Derivatives and other liabilities	696	245	69	1 010
Bonds and other long-term funding	36 436	—	—	36 436
Subordinated bonds, debentures and loans	4 436	—	—	4 436
Amounts owing to holding company and fellow subsidiaries	471	—	—	471
	48 803	245	69	49 117

2013
Short-term funding	7 634	—	—	7 634
Derivatives and other liabilities	923	538	84	1 545
Bonds and other long-term funding	41 990	—	—	41 990
Subordinated bonds, debentures and loans	4 361	—	—	4 361
Amounts owing to holding company and fellow subsidiaries	374	—	—	374
	55 282	538	84	55 904
Fair value *	56 800	538

* IFRS 13 Fair Value Measurements has been prospectively applied from 1 October 2013. Comparable fair value disclosures, in accordance with the transitional provisions of the standard, are those presented in the prior financial year and have not been restated.

	2014	2013
Statement of profit or loss effect of financial instruments by category	Rm	Rm
Interest expense recognised for financial liabilities at amortised cost	4 187	3 994
Interest expense recognised for financial liabilities at fair value	501	534
	4 688	4 528

44                  Contingent liabilities

The Bank had no deposits with The Standard Bank of South Africa Limited (SBSA) for electronic funds transfer (EFT) and electricity guarantees (2013: R6 million).

An indemnity of R0.7 million was issued to SBSA on 29 June 2006 to cover a guarantee made to VISA in respect of credit card transactions (2013: R0.7 million).

The Bank had a demand guarantee to the South African Insurance Association in favour of Ellerine Furnishers (Pty) Ltd totalling R74 million (2013: R61 million). The guarantee expired on 30 October 2014.

Gilt Edged Management Services (Pty) Limited (GEMS), a fellow subsidiary Bank, has a contingent liability to clients, as a result of a court order issued in 2004, to pay reparations to clients who might have been prejudiced by actions of the Bank between 1999 and 2002. The terms of the court order require each client to sign an acceptance and waiver form before the settlement can be made. In terms of the court order the maximum amount of potential reparations was R60.1 million, of which in excess of R40.0 million was paid by the end of September 2006. Subsequent to September 2006, a marginal amount of R0.2 million of reparations was paid to GEMS clients. The Bank has a remaining contingent liability of R20 million (2013: R20 million) for these reparations.

The Bank has a contingent exposure to legal claims of R6.9 million (2013: R2.3 million).

45                  Post balance sheet events

There were no matters or circumstances arising since the end of the financial year, not otherwise dealt with in the Bank annual financial statements, which significantly affects the financial position at 30 September 2014 or the results of its operations or cash flows for the year then ended.

76

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

46                  Retirement and post retirement benefits

The Bank contributes to a provident fund which is governed by the Pension Funds Act, 1956, and is in the nature of a defined contribution plan. This fund is managed by employer- and employee-elected trustees. Separate administrators are contracted to run the fund on a day-to-day basis. An independent consultant has also been appointed to the fund to provide professional advice to the trustees.

The scheme is funded by Bank contributions, which are charged to the statement of profit or loss as they are incurred.

The defined contribution scheme is exempt from regular actuarial valuations as no actuarial shortfall is anticipated. It is compulsory for all permanent staff to belong to the Bank provident fund.

The contributions made during the year amounted to R106 million (2013: R99 million).

47                  Related party information

Relationship between the Bank, its holding company and its fellow subsidiaries

The Bank’s holding company is African Bank Investments Limited (in business rescue). Since 10 August 2014 the management of the Bank has vested in the curator subject to the supervision of the Registrar. ABIL holds 100% of (inter alia) African Bank Ltd, Ellerine Holdings Ltd (Ellerines) (in business rescue), Theta Investments (Proprietary) Ltd (Theta) and The Standard General Insurance Company Ltd.

The Bank has entered into financial services transactions with its holding company and fellow subsidiaries. Transactions with Stangen involved commission received and costs recovered by the Bank, on premiums collected on their behalf. In the case of Ellerines these transactions involved loans made (refer note 7) and commissions paid (refer note 21). There were no material transactions with directors other than emoluments as disclosed in note 21 and note 49. See note 50 for additional related party disclosure.

48                  Restatement and reclassification of comparatives

48.1        Restatement of advances

Restatement of advances impairment methodology

An advance is considered to be impaired and impairment losses are recognised once there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the loan (a ‘loss event’). As described in note 1.2.2.1 Impairment of advances, the Bank uses a contractual delinquency (CD) based statistical technique to measure the present value of the future expected cash flows of impaired advances. Previously the Bank considered a ‘loss event’ to occur where an account had a CD status of 4 or greater (i.e. the account has 4 months of cumulative contractual delinquency). The Bank amended its definition of a loss event, in determining the level of impairments, to align with market practice and the requirements of IAS 39. A loss event is determined to have occurred once the account is in arrears, either partially or with a CD status greater than 1. In addition, certain accounts with a history of arrears are considered to have experienced a loss event and are considered to be impaired.

In addition, cash flows from accounts that reached the in duplum cap were previously discounted at zero percent instead of the original effective interest rate. Although this correction was applied to the loss given default (LGD) applicable to defaulted accounts in the September 2013 financial statements, the calculation of the LGD applicable to non-defaulted accounts was only corrected in March 2014.

As described above, IAS 39 requires impairment losses to be based on the difference between the carrying value of an impaired advance and the present value of the future expected cash flows of the impaired advance. However, IAS 39 does not prescribe the modelling techniques to be used to determine the expected future cash flows. In line with global banking best practice, the Bank has adopted a statistical technique to estimate the expected future cash flows of impaired advances. The above restatement is based on the use of the Bank’s definitions adopted in applying the selected credit measurement technique and as noted in 1.2.2.1.

As a consequence, the statement of financial position as at 30 September 2013 and 1 October 2012, as well as the statement of profit , or loss for the year ended 30 September 2013 has been restated. The cumulative impact to the 2013 financial year was R3 674 million pre-tax (2012: R2 529 million).

77

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

48.1   Restatement of advances impairment methodology (continued)

IBNR emergence period

As described above, an advance is considered to be impaired and impairment losses are recognised once there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the loan (a ‘loss event’). The Bank provides for impairment losses on loans where it is aware of objective evidence that a loss event has occurred, for example where the loan is contractually delinquent. On a portfolio basis the Bank is aware that loss events have occurred (e.g. a borrower experiencing financial difficulty) however these loss events have not necessarily been reported to the Bank. These are called ‘Incurred but not reported’ (IBNR) impairments. In calculating the IBNR impairment provision the Bank estimates an emergence period being the average time between the loss event (the borrower experiencing financial difficulty) and the loss being reported to the Bank (contractual delinquency). Previously the Bank used an emergence period of 7 days which has now been amended to 30 days based on benchmark emergence periods used in the banking industry.

As a consequence, the statement of financial position as at 30 September 2013 and 1 October 2012, as well as the statement of profit or loss for the year ended 30 September 2013 has been restated. The cumulative impact to the 2013 financial year was R374 million pre-tax (2012: R278 million).

Other impacts

Differences between the impairment models and the impairment provisions recognised in the financial statements were previously accepted as model risk differences. In order to align the financial statements with the impairment models, the statement of financial position as at 30 September 2013 and the statement of profit or loss for the year ended 30 September 2013 have been restated. The cumulative impact to the 2013 financial year was R656 million pre-tax (2012: Rnil).

48.2   Restated statement of profit or loss for the year ended 30 September 2013

The effect of the change is shown below:

	As currently	As previously
Rmillion	reported	reported	Restatements
Interest income on advances	11 859	11 859	—
Non-interest income	3 566	3 566	—
Income from operations	15 425	15 425	—
Credit impairment charge	(10 993)	(9 096)	(1 897)
Risk-adjusted income from operations	4 432	6 329	(1 897)
Other interest income	346	346	—
Interest expense	(4 528)	(4 528)	—
Operating costs	(2 787)	(2 787)	—
Indirect taxation: VAT	(88)	(88)	—
Loss from operations	(2 625)	(728)	(1 897)
Capital items	(4 000)	(4 000)	—
Loss before taxation	(6 625)	(4 728)	(1 897)
Direct taxation: current and deferred	724	193	531
Loss for the year	(5 901)	(4 535)	(1 366)

78

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

48.3   Restated statement of financial position as at 30 September 2013

The effect of the change is shown below:

	As currently	As previously
Rmillion	reported	reported	Restatements

Assets

Short-term deposits and cash	3 030	3 030	—
Statutory assets	3 859	3 859	—
Derivatives and other assets	3 615	3 615	—
Current tax asset	490	490	—
Net advances	45 206	49 910	(4 704)
Deferred tax asset	1 595	278	1 317
Amounts owing by holding company and fellow subsidiaries	1 906	1 906	—
Property and equipment	488	488	—
Intangible assets	129	129	—
Total assets	60 318	63 705	(3 387)

Liabilities and equity

Short-term funding	7 634	7 634	—
Derivatives and other liabilities	1 545	1 545	—
Bonds and other long-term funding	41 990	41 990	—
Subordinated bonds, debentures and loans	4 361	4 361	—
Amounts owing to holding company and fellow subsidiaries	374	374	—
Total liabilities	55 904	55 904	—

Ordinary share capital	121	121	—
Ordinary share premium	8 833	8 833	—
Reserves and accumulated losses	(4 540)	(1 153)	(3 387)
Total equity (capital and reserves)	4 414	7 801	(3 387)

Total liabilities and equity	60 318	63 705	(3 387)

48.4  Restated statement of financial position as at 30 September 2012

The effect of the change is shown below:

	As currently	As previously
Rmillion	reported	reported	Restatements

Assets

Short-term deposits and cash	2 935	2 935	—
Statutory assets	3 132	3 132	—
Derivatives and other assets	1 199	1 199	—
Current tax asset	294	294	—
Net advances	41 993	44 800	(2 807)
Deferred tax asset	1 110	324	786
Amounts owing by holding company and fellow subsidiaries	719	719	—
Property and equipment	527	527	—
Intangible assets	134	134	—
Goodwill	4 000	4 000	—
Total assets	56 043	58 064	(2 021)

79

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

48.4   Restated statement of financial position as at 30 September 2012 (continued)

The effect of the change is shown below:

	As currently	As previously
Rmillion	reported	reported	Restatements

Liabilities and equity

Short-term funding	4 295	4 295	—
Derivatives and other liabilities	1 133	1 133	—
Bonds and other long-term funding	37 300	37 300	—
Subordinated bonds, debentures and loans	3 831	3 831	—
Amounts owing to holding company and fellow subsidiaries	530	530	—
Total liabilities	47 089	47 089	—

Ordinary share capital	121	121	—
Ordinary share premium	8 083	8 083	—
Reserves	750	2 771	(2 021)
Total equity (capital and reserves)	8 954	10 975	(2 021)

Total liabilities and equity	56 043	58 064	(2 021)

48.5  Reclassification of certain amounts in the statement of cash flows

Following an internal review, the Bank’s statement of cash flows has been amended to strictly show the cash flows on the direct method.

Reclassified statement of cash flows as at 30 September 2013:

The effect of the change is shown below:

	As currently	As previously
Rmillion	reported	reported	Reclassification
Cash flow from operating activities	(5 462)	(4 356)	(1 106)
Cash flow from investing activities	(1 303)	(2 186)	883
Cash flow from financing activities	6 860	6 637	223
Cash and cash equivalents	95	95	—

As shown above, the aforementioned reclassifications impacted the major categories of the statement of cash flows but there was no change in the overall movement in cash and cash equivalents.

80

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

49                  Directors’ and prescribed officers’ remuneration *

49.1        Basic remuneration, benefits and bonuses paid to executive directors

	2014						2013
			Retirement,		Annual			Retirement,
	Date		medical	Total cost	cash			medical	Total cost	Annual
	appointed		contributions	to company	bonus			contributions	to company	cash bonus
All amounts in R000	to board	Salary	and other	package	(note 1)	Total	Salary	and other	package	(note 1)	Total
Leon Kirkinis (note 3)	01/07/1997	1 672	434	2 106	—	2 106	1 966	218	2 184	—	2 184
Toni Fourie (note 4)	21/10/2003	—	—	—	—	—	—	—	—	—	—
Nithia Nalliah (note 5)	21/05/2009	3 014	438	3 452	—	3 452	2 976	464	3 440	—	3 440
Tami Sokutu (note 6)	19/05/2003	619	117	736	—	736	3 151	350	3 501	—	3 501
		5 305	989	6 294	—	6 294	8 093	1 032	9 125	—	9 125

LTIPs allocated to executive directors

	2014					2013
				LTIPs					LTIPs
	Value as	2014 LTIP	Change in	vested	Value as	Value as	2013 LTIP	Change in	vested and	Value as at
	at 1 Oct	award	value of	and	at 30 Sep	at 1 Oct	award	value of	payable	30 Sep
All amounts in R000	2013	(note 1)	LTIPs	payable	2014	2012	(note 1)	LTIPs	(note 2)	2013
Leon Kirkinis (note 3)	—	—	—	—	—	3 322	—	(3 322)	—	—
Toni Fourie (note 4)	—	—	—	—	—	—	—	—	—	—
Nithia Nalliah (note 5)	133	—	(133)	—	—	10 867	—	(9 069)	(1 665)	133
Tami Sokutu (note 6)	44	—	(44)	—	—	5 951	—	(5 664)	(243)	44
	177	—	(177)	—	—	20 140	—	(18 055)	(1 908)	177

Note 1.         No annual cash incentives and LTIPs were awarded in the current or prior financial year.

Note 2.         These LTIPs vested and were paid during the year.

Note 3.         Leon Kirkinis resigned from the board with effect from 6 August 2014.

Note 4.         Toni Fourie received no remuneration from African Bank Limited (in curatorship) and resigned from the board with effect from 6 February 2014.

Note 5.         Nithia Nalliah resigned from the board with effect from 31 March 2015. He assumed the role of acting chief executive officer following the resignation of Leon Kirkinis.

Note 6.         Tami Sokutu resigned from the board with effect from 6 February 2014 following a period of extended leave due to health reasons. He sadly passed away in January 2015.

* Approved prior to curatorship

81

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

49                  Directors’ and prescribed officers’ remuneration (continued) *

49.2        Basic remuneration, benefits and bonuses paid to prescribed officers

	2014						2013
			Retirement,		Annual			Retirement,
			medical	Total cost	cash			medical	Total cost	Annual
	Date		contributions	to company	bonus			contributions	to company	cash bonus
All amounts in R000	appointed	Salary	and other	package	(note 1)	Total	Salary	and other	package	(note 1)	Total
Charles Chemel	05/01/2005	3 053	393	3 446	—	3 446	3 053	393	3 446	—	3 446
Johan de Ridder (note 3)	01/03/1999	—	—	—	—	—	194	30	224	—	224
Steven Kahanovitz (note 4)	01/10/2008	—	—	—	—	—	887	287	1 174	—	1 174
George Roussos	06/07/1998	2 504	401	2 905	—	2 905	2 384	394	2 778	—	2 778
		5 557	794	6 351	—	6 351	6 518	1 104	7 622	—	7 622

LTIPs allocated to prescribed officers

	2014					2013
				LTIPs					LTIPs
				vested,					vested,
	Value as	2014 LTIP	Change in	payable	Value as	Value as	2013 LTIP	Change in	payable and	Value as at
	at 1 Oct	award	value of	and	at 30 Sep	at 1 Oct	award	value of	forfeited	30 Sep
All amounts in R000	2013	(note 1)	LTIPs	forfeited	2014	2012	(note 1)	LTIPs	(note 2)	2013
Charles Chemel	105	—	(105)	—	—	11 133	—	(10 714)	(314)	105
Johan de Ridder (note 3)	—	—	—	—	—	2 224	—	(395)	(1 829)	—
Steven Kahanovitz (note 4)	—	—	—	—	—	8 262	—	(8 262)	—	—
George Roussos	185	—	(185)	—	—	12 767	—	(10 743)	(1 839)	185
	290	—	(290)	—	—	34 386	—	(30 114)	(3 982)	290

Note 1.         No annual cash incentives and LTIPs were awarded in the current or prior financial year.

Note 2.         These LTIPs vested and were paid during the year.

Note 3.         Johan de Ridder sadly passed away in November 2012.

Note 4.         Steven Kahanovitz resigned with effect from 31 January 2013 and his LTIPs were forfeited.

* Approved prior to curatorship

82

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

49                  Directors’ and prescribed officers’ remuneration (continued)

49.3        Non-executive directors’ remuneration

	Date
	appointed to	Fees for services as directors
All amounts in R000	board	2014	2013	Notes
Mutle Mogase (Non-executive chairman)	12/03/2007	1 162	1 162
Nic Adams	01/02/2008	480	480
Mojanku Gumbi	01/03/2011	371	427
Jack Koolen	15/03/2011	312	324	1
Ntombi Langa-Royds	15/03/2011	464	464
Morris Mthombeni	16/09/2013	248	18	2
Sam Sithole	21/05/2009	12	369	3
Johnny Symmonds	21/05/2009	476	347
		3 525	3 591

The non-executive directors are paid fees based on a fixed retainer for their responsibilities and duties as board members as well as additional fees for participation in the various sub-committees of the Board. They do not participate in any of the Bank’s bonus and incentive schemes and neither do they receive any other benefits from the Bank.

Notes

1. Jack Koolen sadly passed away in May 2015.

2. Morris Mthombeni was appointed to the board on 16 September 2013.

3. Sam Sithole resigned from the board with effect from 16 September 2013.

83

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2014

50      Related party transactions

	Transactions			Balances
Amounts owing by holding company and		2014	2013				2014	2013
fellow subsidiaries (note 7)	Transaction type	Rm	Rm	Intercompany type	Rate	Repayment terms	Rm	Rm
African Bank Investments Ltd		—	—	Loan	0.00%	30 November 2014	447	1 314
Gilt Edged Management Services (Pty) Ltd		—	—	Loan	0.00%	None	23	23
Ellerine Furnishers (Pty) Ltd	Interest received	38	47	Loan	11.25%	On demand	—	493
Ellerine Holdings Ltd (refer note 7.1)	Interest received	44	—	Loan	9.65%	On demand	—	—
Ellerine Furnishers (Pty) Ltd		—	—	Receivables	0.00%	None	59	76
Total		82	47				529	1 906

Amounts owing to holding company and fellow
subsidiaries (note 14)
African Bank Investments Ltd		(8)	—	Call	0.00%	On demand	(6)	(35)
Creditsave (Pty) Ltd		—	—	Loan	0.00%	None	—	(21)
Customer Protection Insurance Co. Ltd		—	—	Call	5.40%	On demand	(2)	(2)
Gilt Edged Management Services (Pty) Ltd		—	—	Loan	0.00%	None	(64)	(64)
Miners Credit Guarantee (Pty) Ltd		—	—	Loan	0.00%	None	(2)	(2)
The Standard General Insurance Co. Ltd	Interest paid	(32)	(20)	Call	5.40%	On demand	(397)	(250)
The Standard General Insurance Co. Ltd	Interest paid	—	(1)	ABLI06	0.00%	Per note 12	—	—
Total		(40)	(21)				(471)	(374)

Funding received from fellow subsidiaries
Relyant Insurance Co. Ltd	Interest paid	(4)	(3)	Fixed deposit	8.00%	6 February 2015	(56)	(52)
Relyant Insurance Co. Ltd	Interest paid	(1)	—	Call	5.40%	On demand	(7)	—
Relyant Life Assurance Co. Ltd	Interest paid	(2)	—	Call	5.40%	On demand	(23)	—
Ellerine Furnishers (Pty) Ltd	Interest paid	(15)	—	Call	9.65%	On demand	(349)	—
Total		(22)	(3)				(435)	(52)

Other
The Standard General Insurance Co. Ltd	Cost recoveries	52	54	Receivables	0.00%	None	3	6
The Standard General Insurance Co. Ltd	Commission earned	702	455	Receivables	0.00%	None	70	60
The Standard General Insurance Co. Ltd	Insurance premiums	(2)	—	Payables	0.00%	None	(418)	(665)
Relyant Life Assurance Co. Ltd		—	—	Payables	0.00%	None	—	(2)
Ellerine Furnishers (Pty) Ltd	Commissions paid	(164)	(17)	Receivables / payables	0.00%	None	29	5
Ellerine Furnishers (Pty) Ltd		—	—	Payables	0.00%	None	12	—
Total		588	492				(304)	(596)

Also see notes 7, 10, 11, 12, 14, 18, 21 and 47 to the annual financial statements for additional related party disclosure.

84

AFRICAN BANK LIMITED (in curatorship)

(Registration number 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2014

Adoption of new standards and interpretations effective for the current and future financial years

1.                      New and revised IFRSs with no material effect on the annual financial statements

The following new and revised standards, amendment to standards and interpretation have been applied in the current year.

IFRS/IFRIC	Title and Details

IFRIC 20	Title:	Stripping costs in the production phase of a surface mine

Details:

The interpretation deals with waste removal costs that are incurred in surface mining activity during the production phase of a mine and considers when and how to account separately for benefits arising from the stripping activity, as well as how to measure these benefits both initially and subsequently.

IFRS 1	Title:	First time adoption of International Financial Reporting Standards

Details:

Amendments add an exception to the retrospective application of IFRSs to require that the first-time adopters apply the requirements of IFRS 9 and IAS 20 prospectively to government loans existing at the date of transition to IFRSs.

IFRS 7	Title:	Financial instruments: Disclosures

	Details:	Amendments related to the enhancement of disclosure about offsetting of financial assets and financial liabilities.

The amendments do not change the current offsetting model in IAS 32, which requires an entity to offset a financial asset and financial liability in the statement of financial position only when the entity currently has a legally enforceable right to set off and intends either to settle the asset and liability on a net basis or to realise the asset and settle the liability simultaneously.

The amendments clarify the set off requirements as well as the requirements towards the disclosure of the financial instruments that are offset.

IFRS 10	Title:	Consolidated financial statements

Details:

IFRS 10 establishes a new control model for determining which entities should be consolidated. The standard also provides guidance on how to apply the principle of control to specific situations in order to identify whether an investor controls an investee. IFRS 10 supersedes a portion of IAS 27 Separate and Consolidated Financial Statements and SIC 12 Consolidation - Special Purpose Entities.

Amendments to the transition guidance of IFRS 10, limiting the requirement to provide adjusted comparative information to only the preceding comparative period.

85

AFRICAN BANK LIMITED (in curatorship)

(Registration number 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2014

1.                      New and revised IFRSs with no material effect on the annual financial statements (continued)

IFRS/IFRIC	Title and Details

IFRS 11	Title:	Joint arrangements

	Details:	The standard supersedes IAS 31 Joint Ventures and aims to improve on IAS 31 by establishing accounting principles that are applicable to all joint arrangements.

The standard distinguishes between two types of joint arrangements, joint operations and joint ventures. The accounting for joint operations remains unchanged from IAS 31 and all joint ventures should be equity accounted in the financial statements of the venture.

Amendments to the transition guidance of IFRS 10, limiting the requirement to provide adjusted comparative information to only the preceding comparative period.

IFRS 12	Title:	Disclosure of interests in other entities

	Details:	The standard aims to provide consistent disclosure requirements for subsidiaries, joint arrangements, associates and structured entities.

IFRS 12 requires disclosure of information that will enable users to evaluate the nature of the risks associated with the interest and the effect of the interest on the financial position, performance and cash flows of the reporting entity.

Amendments to the transition guidance of IFRS 10, limiting the requirement to provide adjusted comparative information to only the preceding comparative period.

IFRS 13	Title:	Fair value measurement

Details:

IFRS 13 was issued in order to eliminate inconsistencies in the guidance on how to measure fair value and disclosure requirements that currently exist under the different IFRSs that require or permit fair value measurement. It provides a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

IAS 19	Title:	Employee benefits

Details:

The main changes include the removal of the corridor approach, which allowed entities the option to defer the recognition of actuarial gains and losses on defined benefit plans. The revised standard requires that all re-measurements arising from defined benefit plans be presented in other comprehensive income. It also enhanced disclosure requirements for defined benefits plans.

IAS 27	Title:	Consolidated and separate financial statements

Details:

IAS 27 removes the accounting and disclosure requirements for consolidated financial statements as a result of the issue of IFRS 10 and IFRS 12, which establish new consolidation and disclosure standards.

IAS 27 contains accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements.

86

AFRICAN BANK LIMITED (in curatorship)

(Registration number 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2014

1.                      New and revised IFRSs with no material effect on the annual financial statements (continued)

IFRS/IFRIC	Title and Details

IAS 28	Title:	Investments in associates and joint ventures

Details:

IAS 28 Investments in Associates and Joint Ventures (amended) supersedes IAS 28 Investments in Associates as a result of the issue of IFRS 11 and IFRS 12. The new IAS 28 prescribes the accounting for investment in associates and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures. The disclosure requirements relating to these investments are now contained in IFRS 12.

Annual improvements	Title: Details:	Annual improvements project Annual improvements 2009-2011 cycles. Amendments affected IFRS 1, IAS 16, IAS 32, and IAS 34.

The application of these new and revised standards and interpretations has not had any material effect on the amounts reported for the current and prior years, except for the changes described below.

1.1             Fair value measurement

In accordance with transitional provisions of IFRS 13, the Bank has applied the new definition of fair value prospectively. The change had no significant impact on the measurements of the Bank’s assets and liabilities, but the Bank has expanded disclosures in the financial statements, which are required under IFRS 13 (refer note 37).

1.2             Offsetting financial assets and liabilities

As a result of the amendments to IFRS 7, the Bank has expanded disclosures about offsetting financial assets and financial liabilities (refer note 38).

87

AFRICAN BANK LIMITED (in curatorship)

(Registration number 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2014

2.                      New and revised IFRSs in issue but not yet effective

The Bank has not applied the following new and revised IFRSs that have been issued but with a future effective date.

IFRS/IFRIC	Title and Details		Expected impact

IFRS effective for periods beginning on or after 1 January 2014 or 1 July 2014 (applicable to the consolidated and separate financial statements for the year ended 30 September 2015)

IFRS 10	Title: Details:

Consolidated financial statements

IFRS 10 exception to the principle that all subsidiaries must be consolidated. Entities meeting the definition of “Investment entities” must be accounted for at fair value under IFRS 9 “Financial Instruments” and IAS 39 “Financial Instruments: Recognition and measurement”.

The Bank is in the process of assessing the impact that the amendment will have on the financial statements.

IFRS 12	Title: Details:	Disclosure of interests in other entities Amendments applicable to investment entities.	The Bank is in the process of assessing the impact that the amendment will have on the financial statements.

IAS 19	Title: Details:

Employee benefits

Amendments regarding clarification of the requirements that relate to how contributions from employees or third parties that are linked to service should be attributed to period of service.

The Bank is in the process of assessing the impact that the amendment will have on the financial statements.
IAS 27	Title: Details:

Consolidated and separate financial statements

Requirement to account for interests in “Investment entities” at fair value under IFRS 9 “Financial Instruments” and IAS 39 “Financial Instruments: Recognition and measurement”, in the separate financial statements of a parent.

The Bank is in the process of assessing the impact that the amendment will have on the financial statements.

IAS 32	Title: Details:

Financial Instruments: Classification and Measurement

The amendments do not change the current offsetting model in IAS 32, which requires an entity to offset a financial asset and financial liability in the statement of financial position only when the entity currently has a legally enforceable right to set off and intends either to settle the asset and liability on a net basis or to realise the asset and settle the liability simultaneously.

The Bank is in the process of assessing the impact that the amendment will have on the financial statements.
The amendments are made to clarify the application principles on the offsetting requirements for the financial assets and financial liabilities.

88

AFRICAN BANK LIMITED (in curatorship)

(Registration number 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2014

2.                      New and revised IFRSs in issue but not yet effective (continued)

IFRS/IFRIC	Title and Details		Expected impact

IAS 36	Title: Details:

Impairment of assets

Amendments arising from Recoverable Amount Disclosures for Non-Financial Assets. The amendments clarify the disclosure requirements in respect of fair value less costs of disposal.

The Bank is in the process of assessing the impact that the amendment will have on the financial statements.

Two additional disclosure requirements were added:
• Additional information about the fair value measurement of impaired assets when the recoverable amount is based on fair value less costs of disposal.

•                 Information about the discount rates that have been used when the recoverable amount is based on fair value less costs of disposal using a present value technique. The amendment harmonises disclosure requirements between value in use and fair value less costs of disposal.

IAS 39	Title: Details:

Financial instruments: recognition and measurement

Amendments for novations of derivatives. The amendments provide an exception to the requirement to discontinue hedge accounting in certain circumstances in which there is a change in counterparty to a hedging instrument in order to achieve clearing for that instrument.

The Bank is in the process of assessing the impact that the amendment will have on the financial statements.

IFRIC 21	Title: Details:

Levies

This interpretation provides guidance on when to recognise a liability for a levy imposed by a government, both for levies that are accounted for in accordance with IAS 37 and those where the timing and amount of the levies are certain.

The Interpretation identifies the obligating event for the recognition of a liability as the activity that triggers the payment of the levy in accordance with the relevant legislation. Guidance provided indicates that the liability is recognised progressively if the obligating event occurs over a period of time and if an obligation is triggered on reaching a minimum threshold, the liability is recognised when that minimum threshold is reached.

This interpretation will have no impact on the Bank.

Annual improvements	Title: Details:	Annual improvements project Annual improvements 2011-2013 cycles. Amendments affected IFRS 1, IFRS 3, IFRS 13 and IAS 40.	These amendments are not expected to have a significant impact on the Bank.

89

AFRICAN BANK LIMITED (in curatorship)

(Registration number 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2014

2.                      New and revised IFRSs in issue but not yet effective (continued)

IFRS/IFRIC	Title and Details		Expected impact

IFRS effective for periods beginning on or after 1 January 2015 (applicable to the consolidated and separate financial statements for the year ended 30 September 2016)

IFRS 7	Title: Details:

Financial instruments: Disclosures

Amendments require specific disclosure about the initial application of IFRS 9. The effective date of IFRS 9 has been extended from periods beginning on or after 1 January 2013 to periods beginning on or after 1 January 2018.

The amendments to IFRS 7 require additional disclosures on transition from IAS 39 to IFRS 9. The new transitional disclosures include, but are not limited to:

•                  Changes in the classifications of financial assets and financial liabilities, showing separately:

Also effective when IFRS 9 is first applied.

The Bank will comply with the standard and will reconsider the classification of its financial assets into financial assets at amortised cost or fair value when the standard becomes effective.

a) the changes in the carrying amounts on the basis of their measurement categories in accordance with IAS 39 (i.e. not resulting from a change in measurement attribute on transition to IFRS 9); and
b) the changes in the carrying amounts arising from a change in measurement attribute, such as from amortised cost to fair value, on transition to IFRS 9.

• The following four financial assets and financial liabilities have been reclassified so that they are measured at amortised cost as a result of the transition to IFRS 9:
a) The fair value of the financial assets or financial liabilities at the end of the reporting period.

b)             The fair value gain or loss that would have been recognised in profit or loss or other comprehensive income during the reporting period if the financial assets or financial liabilities had not been reclassified.

c) The effective interest rate determined on the date of reclassification.
d) The interest income or expense recognised.

Implementation guidance has been added to IFRS 7, which illustrates how the quantitative disclosures might be made.

IFRS effective for periods beginning on or after 1 January 2016 (applicable to the consolidated and separate financial statements for the year ended 30 September 2017)
IFRS 10	Title: Details:

Consolidated financial statements

Amendments regarding the sale or contribution of assets between an investor and its associate or joint venture. Amendments to the transition guidance of IFRS 10 limit the requirements to provide adjusted comparative information.

The Bank will comply with the standard when it becomes effective.

90

AFRICAN BANK LIMITED (in curatorship)

(Registration number 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2014

2.                      New and revised IFRSs in issue but not yet effective (continued)

IFRS/IFRIC	Title and Details		Expected impact

IFRS 11	Title: Details:	Joint arrangements Amendments regarding the accounting for acquisitions of an interest in joint operation.	The Bank will comply with the standard when it becomes effective.

IFRS 14	Title: Details:

Regulatory deferral accounts

The standard permits an entity which is a first- time adopter of IFRS to continue to account, with some limited changes for “regulatory deferral account balances” in accordance with its previous GAAP, both on initial adoption of IFRS and in subsequent financial statements. Regulatory deferral account balances arise when an entity provides goods or services to customers at a price or rate that is subject to rate regulation.

This standard will have no impact on the Bank.

IAS 16	Title: Details:	Property, plant and equipment Amendments regarding the clarification of acceptable methods of depreciation and amortisation. Amendments bringing bearer plants into the scope of IAS 16.	The Bank will comply with the standard when it becomes effective.

IAS 27	Title: Details:

Separate financial statements

Amendments reinstating the equity method as an accounting option for investments in subsidiaries, joint ventures and associates in an entity’s separate financial statements.

The Bank will comply with the standard when it becomes effective.

IAS 28	Title: Details:	Investments in associates and joint ventures Amendments regarding the sale or contribution of assets between an investor and its associate or joint venture.	The Bank will comply with the standard when it becomes effective.

IAS 38	Title: Details:	Intangible assets Amendments regarding the clarification of acceptable methods of depreciation and amortisation.	The Bank will comply with the standard when it becomes effective.

IAS 41	Title: Details:	Agriculture Amendments bringing bearer plants into the scope of IAS 16.	This standard will have no impact on the Bank.

Annual improvements	Title: Details:	Annual improvements project Annual improvements 2012-2014 cycles. Amendments affected IFRS 5, IFRS 7, IAS 9 and IAS 34.	These amendments are not expected to have a significant impact on the Bank.

91

AFRICAN BANK LIMITED (in curatorship)

(Registration number 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2014

2.                      New and revised IFRSs in issue but not yet effective (continued)

IFRS/IFRIC	Title and Details	Expected impact

IFRS effective for periods beginning on or after 1 January 2017 (applicable to the consolidated and separate financial statements for the year ended 30 September 2018)

IFRS 15	Title: Details:

Revenue from contracts with customers

The objective of IFRS 15 is to establish the principles that an entity shall apply to report useful information to users of financial statements about the nature, amount, timing, and uncertainty of revenue and cash flows arising from a contract with a customer.

The Bank will comply with the standard when it becomes effective.

IFRS effective for periods beginning on or after 1 January 2018 (applicable to the consolidated and separate financial statements for the year ended 30 September 2019)

IFRS 9	Title: Details:

Financial instruments: Classification and measurement

This standard is part of the IASB’s three-part project intended to ultimately replace the current IAS 39: Recognition and Measurement of Financial Instruments standard.

This phase deals with classification and measurement of financial assets.

Finalised version of the standard was issued in July 2014. The final version incorporates requirements for classification and measurement, impairment, general hedge accounting and derecognition.

The version of IFRS 9 issued in 2014 supersedes all previous versions and is mandatorily effective for periods beginning on or after 1 January 2018 with early adoption permitted (subject to local endorsement requirements). For a limited period, previous versions of IFRS 9 may be adopted early if not already done so provided the relevant date of initial application is before 1 February 2015.

The Bank will comply with the standard when it becomes effective.

92

AFRICAN BANK LIMITED (in curatorship)

(Registration number 1975/002526/06)

ANNEXURE B: CAPITAL ADEQUACY RISK

for the year ended 30 September 2014

Capital adequacy requirements and comparatives:

					As
					previously
			Restated		reported
	2014		2013		2013
	Rm		Rm		Rm
On-balance sheet assets	49 571		60 556		63 705
Off-balance sheet items	4 460		7 889		7 889
Total risk exposure	54 031		68 445		71 594

Total risk weighted exposure	43 988		46 902		46 533

Capital available
Primary (Tier I)
Share capital	121		121		121
Primary reserves (less statutory deductions)	158		2 951		7 185
Total	279		3 072		7 306

Secondary (Tier II)
Subordinated debt instruments	4 140		4 140		4 140
General allowance for credit impairments	445		546		585
Non-qualifying capital	(1 266)		(853)		(853)
Total	3 319		3 833		3 872

Total qualifying capital and unimpaired reserve funds	3 598		6 905		11 178
Total capital to risk weighted assets		%		%		%
Primary	0.6		6.6		15.7
Secondary	7.6		8.2		8.3
Total	8.2		14.7		24.0

93

AFRICAN BANK LIMITED (in curatorship)

(Registration number 1975/002526/06)

ANNEXURE C: ACRONYMS, ABBREVIATIONS AND CORPORATE INFORMATION

for the year ended 30 September 2014

Acronyms and abbreviations

The following acronyms and abbreviations have been used in these financial statements.

ABIL	African Bank Investments Limited (in business rescue)
ABL	African Bank Limited (in curatorship)
ALCO	Asset and liability committee
CHF	Swiss Franc
CPI	Consumer Price Index
DMTN	Domestic medium term note programme
Ellerines	Ellerine Holdings Limited group of companies (in business rescue)
EMTN	Euro medium term note programme
IAS	International Accounting Standards
IASB	International Accounting Standards Board
IBNR	Incurred but not reported
IFRIC	IFRS Interpretations Committee of IASB
IFRS	International Financial Reporting Standards
In duplum	Section 103(5) of the National Credit Act, 2005
JIBAR	Johannesburg interbank agreed rate
JSE	Johannesburg stock exchange
NACA	Nominal annual compounded annually
NACM	Nominal annual compounded monthly
NACQ	Nominal annual compounded quarterly
NACS	Nominal annual compounded semi-annually
Remco	Group remuneration committee
Rm / Rmillion	Millions of rand
R000	Thousands of rand
Tier I	Primary capital
Tier II	Secondary capital
USD	United States Dollar
ZAR	South African Rand

CORPORATE INFORMATION

Company Secretary

LM Goliath

African Bank Limited

Incorporated in the Republic of South Africa

Registered Bank

Registration number 1975/002526/06

NCR Registration number: NCRCP5

African Bank Limited (in curatorship) is an Authorised Financial Services and Registered Credit Provider

Holding company: African Bank Investments Limited (in business rescue)

Registered office

59 16th Road

Midrand, 1686

South Africa

Private Bag X170

Midrand, 1685

South Africa

Tel: +27 11 256 9000

Website

www.africanbank.co.za

94

NCR Reg. No. NCRCP5. An Authorised Financial Services and Registered Credit Provider.

Reg No. 1975/002526/06.

African Bank Limited

(in curatorship)

Audited Annual Financial Statements

30 September 2015

These financial statements were prepared under the supervision of

G Raubenheimer CA (SA)

Registration number: 1975/002526/06

NCR Registration number NCRCP5

An Authorised Financial Services and Registered Credit Provider

T Winterboer was appointed as curator of African Bank Limited (the “Bank”) on

10 August 2014 by the Minister of Finance of the Republic of South Africa and

pursuant to the Banks Act No. 94 of 1990 (as amended) to manage the affairs of the

Bank subject to the supervision of the Registrar of Banks.

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2015

Contents

	Page		Page

Curator’s report	1	Statement of other comprehensive income	11

Independent auditor’s report	7	Statement of changes in equity	12

Statement of financial position	10	Statement of cash flows	13

Statement of profit or loss	11

Notes to the annual financial statements

	Page		Page

1. Principal accounting policies	14	33. Ordinary shareholder’s payments and
2. Short-term deposits and cash	36	transactions	54
3. Assets classified as held for sale	36	34. Cash and cash equivalents	54
4. Statutory assets	37	35. Credit risk	55
5. Derivatives and other assets	38	36. Market risk	56
6. Net advances	38	37. Liquidity risk	64
7. Current and deferred tax asset	41	38. Assets and liabilities measured at fair value or
8. Loans to affiliated companies	42	for which fair values are disclosed	67
9. Property and equipment	43	39. Financial instruments subject to offsetting,
10. Intangible assets	44	enforceable master netting arrangements or
11. Short-term funding	44	similar agreements	74
12. Derivatives and other liabilities	45	40. Capital adequacy risk (unaudited)	75
13. Bonds and other long-term funding	45	41. Operating lease commitments - property	75
14. Subordinated bonds, debentures and loans	49	42. Unutilised facilities	75
15. Loans from affiliated companies	50	43. Suspension of debt payments	76
16. Share capital	50	44. Analysis of financial assets and liabilities	77
17. Reserves and accumulated losses	51	45. Contingent liabilities	78
18. Interest income	51	46. Post balance sheet events	78
19. Non-interest income	51	47. Retirement and post retirement benefits	79
20. Credit impairment charge	51	48. Related party information	79
21. Interest expense and similar charges	51	49. Directors’ and prescribed officers’
22. Operating costs	52	remuneration	80
23. Indirect and direct taxation	52	50. Loans to/from affiliated companies	83
24. Other gains / (losses)	53
25. Cash generated from operations	53
26. Cash received from lending activities and		Annexure A
cash reserves	54	Standards and interpretations	84
27. Cash paid to clients, suppliers of funding,
employees and agents	54	Annexure B
28. Net movement in income earning assets	54	Capital adequacy risk	90
29. Net movement in customer deposits	54
30. Indirect and direct taxation paid	54	Annexure C
31. Net movement in other investing activities	54	Acronyms, abbreviations and corporate
32. Cash flow from funding activities	54	information	91

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2015

CURATOR’S REPORT

Introduction

African Bank Limited (in curatorship) (“African Bank” or “the Bank”) is registered as a bank under the Banks Act, 94 of 1990, as amended (“Banks Act”), operating within South Africa. Its main business is providing unsecured personal loans.

On 10 August 2014 African Bank was placed under curatorship in terms of section 69 of the Banks Act by the South African Reserve Bank (“SARB”). The Minister of Finance appointed T Winterboer as the curator of the Bank. The curator was requested to undertake two key tasks, namely:

•          to stabilise the operations of the Bank and to seek to preserve its operations during the curatorship; and

•          to put forward a proposal for the effective resolution for the Bank and its business.

The following is the curator’s report on the annual financial statements for the year ended 30 September 2015 and covers the following;

•          curatorship and proposed restructure;

•          significant developments;

•          the way forward;

•          statutory disclosures.

A)      Curatorship and proposed restructure

Responsibilities of the curator

The curator’s responsibilities in terms of the Banks Act are, inter alia, as follows: On appointment of the curator:

•          the management of the Bank vested in the curator, subject to the supervision of the Registrar of Banks (“the Registrar”), and any other person vested with the management of the affairs of the Bank was divested thereof; and

•          the curator became obliged to recover and take possession of all the assets of the Bank.

The curator shall:

•          subject to the supervision of the Registrar, conduct the management of the Bank in such a manner as the Registrar may deem to best promote the interest of the creditors of the Bank and of the banking sector as a whole;

•          comply with any direction of the Registrar;

•          keep such accounting records and prepare such annual financial statements, interim reports and provisional annual financial statements as the Bank or its directors would have been obliged to keep or prepare if the Bank had not been placed under curatorship;

•          convene the annual general meeting or any other meeting of the Bank provided for in the Companies Act 71 of 2008 (“Companies Act”), and, in that regard, comply with all the requirements with which the directors of the Bank would in terms of the Companies Act have been obliged to comply if the Bank had not been placed under curatorship; and

•          have the power to bring or defend in the name and on behalf of the Bank any action or other legal proceedings of a civil nature and, subject to the provisions of any law relating to criminal proceedings, any criminal proceedings.

The Banks Amendment Act, 2015, came into effect on 29 June 2015 and sets out certain amendments to the Banks Act which provides some clarity in relation to the scope of certain aspects of the curatorship.

1

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2015

CURATOR’S REPORT (continued)

Reporting to the Registrar

While a bank is under curatorship the curator shall, on a monthly basis, furnish the Registrar with a written report containing an exposition of the affairs of the bank concerned. The curator has furnished the Registrar with the required written reports.

Restructuring

At the time of the announcement of the curatorship, the SARB also announced proposed measures for the curator to consider and investigate in his endeavours to find a resolution for the Bank. The proposed measures in the SARB statement included:

•                  the formation of a consortium consisting of six banks in South Africa, the Public Investment Corporation (“PIC”) and the SARB (“Consortium”) to support and underwrite a restructuring;

•                  the formation of a newly registered bank holding company (“New HoldCo”) to hold the so-called Good Bank (based on the structure as envisaged by the SARB in their announcement on 10 August 2014), and to acquire the various insurance entities within the African Bank Investments Limited (“ABIL”) group, including the Standard General Insurance Company Limited (“Stangen”) (The offer to acquire Stangen lapsed during the year and an alternative arrangement is in process whereby the Bank will make use of a cell captive);

•                  the injection by the Consortium of R10 billion of equity into New HoldCo;

•                  the splitting of the African Bank loan book into a “Good Book” and a “Residual Book”;

•                  the transfer of certain of the assets (including the Good Book) and selected liabilities of African Bank to Good Bank;

•                  the transfer of the senior funding liabilities and retail deposits from African Bank to Good Bank, after haircutting the face value of the senior funding liabilities by 10%;

•                  subsequent to the commencement of curatorship, it was agreed to transfer 37.5% of the Tier II subordinated funding liabilities to Good Bank;

•                  a proposed listing of New HoldCo in due course.

Liabilities of African Bank

Following the placing of the Bank under curatorship on 10 August 2014 and in accordance with the powers of the curator, payments of interest and capital on all debt were suspended with the exception of retail savings deposits of R104 million (2014: R109 million) and trade creditors arising in the ordinary course of business.

Senior unsecured debt holders (wholesale depositors, bondholders, holders of physical or dematerialised debt instruments, wholesale bank deposits, and any other classes of senior unsecured debt) will not receive payment of interest or principal for the duration of the curatorship. The rights of such senior unsecured debt holders remained intact.

Capital adequacy

Capital adequacy risk is the risk that the Bank will not have sufficient reserves to meet materially adverse market conditions beyond that which has already been assumed within the impairment provisions and reserves. Capital adequacy is measured by expressing capital as a percentage of risk-weighted assets. The Banks Act specifies the minimum capital holding required in relation to risk-weighted assets.

2

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2015

CURATOR’S REPORT (continued)

B)      Significant developments

Significant developments during the current financial year that had a material impact on the financial performance and financial position of the Bank are as follows:

•          Classification of certain assets and liabilities as a disposal group Held for Sale; and

•          Impairment of loans provided to African Bank Investments Limited and some of its subsidiaries.

The following items that required significant consideration during the current financial year:

Classification of certain assets and liabilities as a disposal group Held for Sale

The assets and liabilities that are subject to the restructuring proposal to establish the new Good Bank have been reclassified as a disposal group held for sale on 9 September 2015, the publication date of the IM. Management have exercised a level of judgement on this matter and, on the balance of facts presented, it was determined that the criteria in IFRS 5 Non-current assets held for sale and discontinued operations (“IFRS5”) have been satisfied in that:

•          the disposal group was available for immediate sale in its present condition; and

•          the transaction is highly probable.

The publication of the Information Memorandum (“IM”) was an important milestone in the restructuring process of the Bank. It was also an indication that the significant work undertaken in terms of the development of the SARB Restructuring Proposal, the assessment of alternatives, the application for appropriate regulatory licences and the procedural requirements to give effect to the restructuring, has progressed sufficiently to enable the Bank to determine that the Proposed Transaction to be highly probable.

The Bank determined that the fair value (less costs to sell) of the disposal group was higher than the aggregate carrying amount of the related assets and liabilities. Therefore, no impairment loss was recognised on the date of reclassification of the assets and liabilities as held for sale, nor as at 30 September 2015. The major classes of assets and liabilities as well as the criteria used to derive the disposal group at the end of the reporting period are disclosed in note 3.

Loans to African Bank Investments Limited and its subsidiaries (in business rescue) (refer to note 8)

Non-financial assets are assessed for impairment should there be indicators that the recoverable amount is less than the carrying amount. As per IAS 39 Financial Instruments: Recognition and measurement, objective evidence that a financial asset may be impaired includes the probability that the borrower will enter a financial reorganisation.

African Bank Investments Limited voluntarily began business rescue proceedings during June 2015. As it was not possible to place a reliable estimate on the amount of any future cash flows that would be realised on conclusion of this process, due to the uncertainty of the amount and timing of any recovery; impairments to the loans to ABIL (R265 million), GEMS (R23 million) and Ellerine Furnishers (R42 million) were made to the level of actual cash recovered. The loan to Ellerine Holdings was fully impaired during the 2014 financial year.

All impairment losses on these loans will only be reversed when actual cash disbursements from these companies are received.

3

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2015

CURATOR’S REPORT (continued)

C)      The way forward

Information memorandum process

The curator issued an IM to the affected parties detailing the intended restructuring approach to African Bank on 9 September 2015. The IM was made publicly available.

The IM is intended to inform affected parties of the proposed restructuring of African Bank, including details of anticipated offers to affected creditors and other parties, the financial information supporting the anticipated approach, details of the alternative approaches assessed and the rationale for following the anticipated approach in the circumstances. Affected parties have also been given an opportunity to make representations regarding the proposed restructuring after they have had an opportunity to consider the information in the IM.

The anticipated acquisition of Stangen by the Bank did not proceed as a result of non-fulfilment of suspensive conditions and the management of African Bank and Good Bank embarked on the implementation of a cell captive insurance arrangement.

An addendum to the IM is expected to be published on 8 December 2015 to inform interested parties about all developments and to explain the impact thereof on the information previously contained in the IM.

Subsequent performance of the Bank

Subsequent to the financial year end the Bank has continued to operate in a stable manner, with loan disbursements and loan collections in line with expectations, albeit that loan disbursements are at lower levels (but of higher quality) on a year on year basis.

Total monthly disbursements have varied between R550 million and R875 million between August 2014 and September 2015, in line with the lower risk appetite and expectations. Total monthly cash collections have varied between R2 075 million and R2 475 million between August 2014 and September 2015.

Establishment of Good Bank executive committee

In preparation for the launch of Good Bank an executive committee has been established and suitable members appointed. This was a very important step in the curatorship process as it meant that there is a strong contingent of executives assisting the curator during the transaction and to carry that momentum into the new structure.

Post-balance sheet events

There were no matters or circumstances arising since the end of the financial year, not otherwise dealt with in the Bank annual financial statements, which significantly affects the financial position at 30 September 2015 or the results of its operations or cash flows for the year then ended.

Going concern

As discussed earlier in this report, in order to address the Bank’s capital shortfall, the SARB, together with the Consortium and the curator where appropriate, have:

•          developed a restructuring proposal to create New HoldCo and the new Good Bank;

•          negotiated with the senior creditors on exchanging African Bank bonds for new bonds to be issued by Good Bank. Such instruments are expected to have a discount imposed on the outstanding amount repayable; and

•          negotiated with other creditors in respect of their claims against the Bank.

4

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2015

CURATOR’S REPORT (continued)

Going concern (continued)

Accordingly, these financial statements have been prepared on the assumption of the successful implementation of the restructuring proposal, i.e. African Bank would be split into a new “Good Bank” and a remaining “Residual Bank”. Cash collections will continue in the Residual Bank, however, no new loans are intended to be disbursed. As a result, the Residual Bank is not expected to continue as a going concern into the foreseeable future if the proposed restructuring is successfully implemented. Therefore, these financial statements are not presented on a going concern basis; rather the financial statements have been presented on a “break-up” basis assuming the successful implementation of the restructuring proposal and therefore the Bank has not applied a liquidation basis of accounting.

In order to stabilise the operations of the Bank and provide an effective resolution for the Bank and its business, payments of interest and principal on all debt, with the exception of retail savings deposits of R104 million (2014: R109 million) and trade creditors arising in the ordinary course of business, were suspended in accordance with the powers of the curator in terms of the Banks Act.

The successful implementation of the restructuring proposal has some risks and uncertainties attached to it. These are, inter alia:

•          the complexities of the mechanics for implementing the proposed restructure;

•          the need to reconcile the divergent interests of the creditor groups and the Consortium; and

•          compliance with the Promotion of Administrative Justice Act, 3 of 2000 (“PAJA”).

Should the restructuring proposal not be implemented, preparation of these financial statements on the current “break-up” basis may no longer be appropriate, as the Bank would most likely be placed into liquidation. The preparation of the financial statements on a liquidation basis would incorporate additional adjustments which have not been recognised in these financial statements.

D)      Statutory disclosures

Share capital

Ordinary shares

The authorised share capital consists of 133 750 000 (2014: 133 750 000) shares of R1 each.

No shares were issued during the current year (2014: three shares). At 30 September 2015, the issued ordinary share capital totalled 121 251 512 (2014: 121 251 512) shares at par value of R1 each representing R121.3 million (2014: R121.3 million).

There were no shares repurchased during the current financial year (2014: nil).

Financial results

The financial results for the year ended 30 September 2015 are set out on pages 10 to 90 of these annual financial statements. The Bank reported a net loss after tax of R7 212 million for the 2015 financial year (2014: loss of R9 299 million).

Major capital expenditures

The Bank made additions to its property and equipment and intangible assets of R160 million (2014: R115 million) during the financial year.

Dividends

No dividends were declared or paid during the current financial year (2014: Rnil).

5

AFRICAN BANK LIMITED (in curatorship)

Registration number: 1975/002526/06

Annual financial statements

for the year ended 30 September 2015

CURATOR’S REPORT (continued)

Directors and changes in directors

In accordance with Article 13 of the Bank’s Memorandum of Incorporation one-third of the directors shall retire at each annual general meeting on a rotational basis and retiring directors are eligible for re-election, subject to term limits. No directors were re-elected during the current financial year as the Bank was still under curatorship.

African Bank board of directors (powers suspended from 10 August 2014, the date curatorship commenced)

Independent non-executive

Nicholas (Nic) Adams	(resigned 10 November 2015)
Mojankunyane Florence (Mojanku) Gumbi	(resigned 23 February 2015)
Jacobus Dorotheus Maria Gerardus (Jack) Koolen #	(deceased)
Nomalizo Beryl (Ntombi) Langa-Royds
Mutle Constantine Mogase	(resigned 16 October 2015)
Morris Mthombeni
Robert John (Johnny) Symmonds	(resigned 19 October 2015)

# Dutch

Executive

Nithiananthan (Nithia) Nalliah	(resigned 31 March 2015)

Company secretary and registered office

The company secretary had resigned before the signing of the financial statements and as such there was no company secretary appointed as at 30 September 2015. The curator was satisfied that requirements informing the company secretary’s certificate have been duly executed. The new company secretary, Bruce Unser, was appointed with effect from 12 October 2015. His business and postal address is the registered office of the Bank which is set out on page 90 of these annual financial statements.

Remuneration and employee incentive participation schemes

Details in respect of directors’ remuneration and the Bank’s long term incentive scheme are disclosed in the remuneration note.

Special resolutions

No special resolutions have been passed in the current year.

T Winterboer

Curator

Midrand

7 December 2015

6

Private Bag X6	Deloitte & Touche
Gallo Manor 2052	Registered Auditors
South Africa	Financial Services Team - FIST
Building 8
Deloitte Place
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Woodlands Drive
Woodmead Sandton
Docex 10 Johannesburg

Tel: +27 (0)11 806 5200
Fax: +27 (0)11 806 5222
www.deloitte.com

INDEPENDENT AUDITOR’S REPORT TO THE CURATOR OF AFRICAN BANK LIMITED

Introduction

We were engaged to audit the financial statements of African Bank Limited (“the Bank”) set out on pages 10 to 89, which comprise the statement of financial position as at 30 September 2015, and the statement of profit or loss, the statement of other comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, and the notes, comprising a summary of significant accounting policies and other explanatory information.

The Curator’s Responsibility for the Financial Statements

The Curator is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards and the requirements of the Companies Act of South Africa, and for such internal control as the Curator determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

National Executive: *LL Bam Chief Executive *AE Swiegers Chief Operating Officer *GM Pinnock Audit

*N Sing Risk Advisory *NB Kader Tax TP Pillay Consulting S Gwala BPaaS *K Black Clients & Industries

*JK Mazzocco Talent & Transformation *MJ Jarvis Finance *M Jordan Strategy *MJ Comber Reputation & Risk

*TJ Brown Chairman of the Board

A full list of partners and directors is available on request                                                                   * Partner and Registered Auditor

B-BBEE rating: Level 2 contributor in terms of the Chartered Accountancy Profession Sector Code

Member of Deloitte Touche Tohmatsu Limited

7

Basis for Qualified Opinion

The Bank released an Information Memorandum (“IM”) to interested parties on 9 September 2015 in which the Curator proposes the transaction for the resolution and restructuring of the Bank.

Note 3 provides further detail with respect to the Bank’s interpretation of the requirements in the IM and the requirements in the Sale of Good Bank Business Agreement in determining the Master List of “Good” and “Bad” accounts. Included in the Bank’s interpretation of the requirements in the IM and the requirements in the Sale of Good Bank Business Agreement with regard to the split of the loan book was the use by the Bank of its latest credit scoring model reflecting the lending requirements per the credit policy initiated post curatorship. Our procedures included verifying the criteria detailed in Note 3 for determining which advances are to be transferred to “Good Bank”. However, our procedures were limited with respect to the split dependent on the Bank’s latest credit scoring model. In this respect, we were able to verify a sample of the inputs into the credit scoring model utilized by the Bank and assess the accuracy of the split given the credit score assigned but were unable to obtain sufficient appropriate audit evidence about the accuracy, validity and completeness of the credit score calculated per the latest scoring model implemented by the Bank. Accordingly, we were unable to determine whether any adjustments were necessary in the split of the net advances between the “Good Bank” and the”Residual Bank”.

Furthermore, the Bank has in the current financial year fully written off its portfolio of advances which have been in arrears for an extended period of time (referred to as the “Memorandum Ledger” or “ML book”). The Bank previously recognized the ML book on a partially written off basis at the recoverable amount. The recoverable amount was determined by discounting the estimated future cash flows at the original effective interest rate. The recoverable amount of the ML book at 30 September 2015 was estimated at R831 million (2014: R1 255 million). The Bank has a demonstrated ability and experience in collecting significant cash flows on this portfolio of advances, with recoveries on previously written off advances of R528 million for the current year (2014: R474 million). Given the amount of these post write-off recoveries a full write-down of these advances is not appropriate and therefore the net income and the net advances are understated by an estimated R831 million.

Qualified Opinion

In our opinion, except for the possible effects of the matters described in the Basis for Qualified Opinion paragraphs, the financial statements present fairly, in all material respects, the financial position of African Bank Limited as at 30 September 2015, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards and the requirements of the Companies Act of South Africa.

Emphasis of Matter

We draw attention to the matters below. Our opinion is not modified further in respect of these matters.

These financial statements are not prepared on a going concern basis and rather have been presented on a “break up” basis assuming the successful implementation of the restructuring proposal i.e. the Bank is being split into a new “Good Bank” and a remaining “Residual Bank”.

As presented in the Statement of Profit or Loss, the Bank reported a total loss of R7 212 million for the financial year ended 30 September 2015 (2014: R9 299 million). Furthermore, as stated in the Curator’s Report and Note 1.2.1, the Bank is not expected to continue as a going concern into the foreseeable future if the proposed restructuring is successfully implemented. The Curator has embarked on various initiatives to restructure the Bank as set out in the Curator’s Report and in Note 1.2.1.

The factors mentioned in the Curator’s Report and in Note 1.2.1 indicate the existence of uncertainties which may cast significant doubt about the basis of accounting adopted. Should the restructuring proposal not be completed in the manner currently anticipated, the preparation of these financial statements on the current “break up” basis may no longer be appropriate as the Bank would most likely be placed into liquidation.

8

Other reports required by the Companies Act

As part of our audit of the financial statements for the year ended 30 September 2015, we have read the Curator’s Report for the purpose of identifying whether there are material inconsistencies between this report and the audited financial statements. This report is the responsibility of the respective preparer. Based on reading this report we have not identified material inconsistencies between this report and the audited financial statements. However, we have not audited this report and accordingly do not express an opinion on this report.

Deloitte & Touche

Registered Auditor

Per: Lito Nunes

Partner

7 December 2015

9

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

STATEMENT OF FINANCIAL POSITION

at 30 September 2015

Rmillion	Notes	2015	2014

Assets

Short-term deposits and cash	2	6 294	3 582
Assets classified as held for sale	3	37 436	—
Statutory assets	4	—	3 042
Derivatives and other assets	5	—	3 048
Current tax asset	7	—	—
Net advances	6	6 767	38 739
Deferred tax asset	7	—	—
Loans to affiliated companies	8	182	529
Property and equipment	9	—	455
Intangible assets	10	—	107

Total assets		50 679	49 502

Liabilities and equity

Short-term funding	11	21 326	6 764
Liabilities associated with assets classified as held for sale	3	4 453	—
Derivatives and other liabilities	12	101	1 010
Bonds and other long-term funding	13	26 524	36 436
Subordinated bonds, debentures and loans	14	4 569	4 436
Loans from affiliated companies	15	535	471

Total liabilities		57 508	49 117

Ordinary share capital	16	121	121
Ordinary share premium	16	14 283	14 283
Reserves and accumulated losses	17	(21 233)	(14 019)

Total equity (capital and reserves)		(6 829)	385

Total liabilities and equity		50 679	49 502

10

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

STATEMENT OF PROFIT OR LOSS

for the year ended 30 September 2015

Rmillion	Notes	2015	2014
Interest income on advances	18	8 720	11 727
Non-interest income	19	2 273	2 924
Income from operations		10 993	14 651
Credit impairment charge	20	(10 816)	(13 297)
Risk-adjusted income from operations		177	1 354
Other interest income	18	484	423
Interest expense and similar charges	21	(4 601)	(4 688)
Operating costs	22	(2 698)	(2 834)
Indirect taxation: VAT	23	(59)	(40)
Loss from operations		(6 697)	(5 785)
Other gains / (losses)	24	(185)	47
Capital items	8	(330)	(1 403)
Loss before taxation		(7 212)	(7 141)
Direct taxation: current and deferred	23	—	(2 158)
Loss for the year		(7 212)	(9 299)

STATEMENT OF OTHER COMPREHENSIVE INCOME

for the year ended 30 September 2015

Rmillion	2015	2014

Loss for the year	(7 212)	(9 299)

Other comprehensive income comprising items that are or may subsequently be reclassified to profit or loss:
Movement in cash flow hedge reserve	—	(180)
Net change in fair value of available-for-sale financial assets	(2)	—
Other comprehensive loss for the year (net of tax)	(2)	(180)

Total comprehensive loss for the year	(7 214)	(9 479)

11

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

STATEMENT OF CHANGES IN EQUITY

for the year ended 30 September 2015

					Cash
	Ordinary	Ordinary		Available	flow
	share	share	Accumulated	-for-sale	hedging
Rmillion	capital	premium	losses	reserve	reserve	Total
Balance at 30 September 2013	121	8 833	(4 720)	—	180	4 414

Total comprehensive loss for the year	—	—	(9 299)	—	(180)	(9 479)
Ordinary shares issued	—	5 450	—	—	—	5 450
Balance at 30 September 2014	121	14 283	(14 019)	—	—	385

Total comprehensive loss for the year	—	—	(7 212)	(2)	—	(7 214)
Balance at 30 September 2015	121	14 283	(21 231)	(2)	—	(6 829)

12

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

STATEMENT OF CASH FLOWS

for the year ended 30 September 2015

Rmillion	Notes	2015	2014

Cash generated from operations	25	9 354	10 005
Cash received from lending activities and cash reserves	26	11 432	15 292
Recoveries on advances previously written off		528	474
Cash paid to clients, suppliers of funding, employees and agents	27	(2 606)	(5 761)
Decrease / (increase) in gross advances	28	509	(7 509)
(Increase) / decrease in statutory assets	28	(417)	804
(Decrease) / increase in customer deposits	29	(5)	20
Indirect and direct taxation paid	30	(59)	(43)
Cash inflow from operating activities		9 382	3 277

Cash outflow from investing activities		(143)	(141)
Acquisition of property and equipment (to maintain operations)	9	(129)	(89)
Acquisition of intangible assets (to maintain operations)	10	(31)	(26)
Net movement in other investing activities	31	17	(26)

Cash inflow / (outflow) from financing activities		1 705	(2 584)
Cash inflow / (outflow) from funding activities	32	1 705	(8 034)
Ordinary shareholder’s payments and transactions	33	—	5 450

Increase in cash and cash equivalents		10 944	552
Cash and cash equivalents of disposal group classified as held for sale	3	(8 232)	—
Cash and cash equivalents at the beginning of the year		3 582	3 030
Cash and cash equivalents at the end of the year	34	6 294	3 582

13

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS

for the year ended 30 September 2015

1.                                      General information

African Bank Limited (in curatorship) is a public company incorporated in the Republic of South Africa. The previous holding company, African Bank Investments Limited (in business rescue) (a company listed on the JSE), controlled the Bank until 10 August 2014, the date at which the curatorship of the Bank commenced.

African Bank was placed under curatorship in terms of section 69 of the Banks Act by the SARB. The SARB decision followed a period of growing uncertainty surrounding African Bank, after a series of financial losses were announced by the Bank’s then holding company, African Bank Investments Limited (placed under business rescue on 5 June 2015). Furthermore, Ellerine Furnishers Proprietary Limited and Ellerine Holdings Limited, was placed under business rescue on 7 August 2014 and 22 August 2014 respectively.

The Minister of Finance appointed T Winterboer as the curator of the Bank. The curator was requested to undertake two key tasks, namely:

•          to stabilise the operations of the Bank and to seek to preserve its operations during the curatorship; and

•          to put forward a proposal for the effective resolution for the Bank and its business.

The curator’s responsibilities in terms of the Banks Act are, inter alia, as follows:

On appointment of the curator:

•          the management of the Bank vested in the curator, subject to the supervision of the Registrar of Banks, and any other person vested with the management of the affairs of the Bank was divested thereof; and

•          the curator became obliged to recover and take possession of all the assets of the Bank.

The curator shall:

•          subject to the supervision of the Registrar, conduct the management of the Bank in such a manner as the Registrar may deem to best promote the interest of the creditors of the Bank and of the banking sector as a whole;

•          comply with any direction of the Registrar;

•          keep such accounting records and prepare such annual financial statements, interim reports and provisional annual financial statements as the Bank or its directors would have been obliged to keep or prepare if the Bank had not been placed under curatorship;

•          convene the annual general meeting or any other meeting of the Bank provided for in the Companies Act, and, in that regard, comply with all the requirements with which the directors of the Bank would in terms of the Companies Act have been obliged to comply if the Bank had not been placed under curatorship; and

•          have the power to bring or defend in the name and on behalf of the Bank any action or other legal proceedings of a civil nature and, subject to the provisions of any law relating to criminal proceedings, any criminal proceedings.

The registered office and principal place of business of the Bank is disclosed on page 91.

1.1                               Adoption of new standards and interpretations effective for the current and future financial years

The new and revised standards, amendments to standards and interpretations are disclosed in Annexure A to the annual financial statements.

14

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.2                               Critical accounting judgements and key sources of estimation uncertainty

In the application of the Bank’s accounting policies, which are described below, management is required to make judgements, estimates and assumptions about income, expenses and the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on the historical experience and other factors that are considered to be relevant. Due to the inherent uncertainty in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates, judgements and assumptions.

These estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

A change in accounting estimate is defined as an adjustment to the carrying amount of an asset or a liability, or the amount of the periodic consumption of an asset that results from the assessment of the present status of, and expected future benefits and obligations associated with, assets and liabilities. Changes in accounting estimates result from new information or new developments and, accordingly, are not corrections of errors.

Estimates, judgements and assumptions made, predominantly, relate to allocating assets and liabilities as a disposal group held for sale (note 3), impairment provisions for loans and advances (note 6), determining the useful lives, residual values, depreciation and amortisation methods for property and equipment (note 9) and intangible assets (note 10). Other judgements made relate to classifying financial assets and liabilities into their relevant categories and in the determination of their fair value for measurement and disclosure purposes.

The following are the critical judgements and key estimation uncertainties that management have made in the process of applying the Bank’s accounting policies and that have the most significant effect on the amounts recognised in the annual financial statements.

1.2.1                     Going concern

As discussed earlier in the curator’s report, in order to address the Bank’s capital shortfall, the SARB, together with the Consortium and the curator where appropriate, have:

•          developed a restructuring proposal to create New HoldCo and the new Good Bank;

•          negotiated with the senior creditors on exchanging African Bank bonds for new bonds to be issued by Good Bank. Such instruments are expected to have a discount imposed on the outstanding amount repayable; and

•          negotiated with other creditors in respect of their claims against the Bank.

Accordingly, these financial statements have been prepared on the assumption of the successful implementation of the restructuring proposal, i.e. African Bank would be split into a new “Good Bank” and a remaining “Residual Bank”. Cash collections will continue in the Residual Bank, however, no new loans are intended to be disbursed. As a result, the Residual Bank is not expected to continue as a going concern into the foreseeable future if the proposed restructuring is successfully implemented. Therefore, these financial statements are not presented on a going concern basis; rather the financial statements have been presented on a “break-up” basis assuming the successful implementation of the restructuring proposal and therefore the Bank has not applied a liquidation basis of accounting.

In order to stabilise the operations of the Bank and provide an effective resolution for the Bank and its business, payments of interest and principal on all debt, with the exception of retail savings deposits of R104 million (2014: R109 million) and trade creditors arising in the ordinary course of business, were suspended in accordance with the powers of the curator in terms of the Banks Act.

15

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.2.1                     Going concern (continued)

The successful implementation of the restructuring proposal has some risks and uncertainties attached to it. These are, inter alia:

•          the complexities of the mechanics for implementing the proposed restructure;

•          the need to reconcile the divergent interests of the creditor groups and the Consortium; and

•          compliance with the Promotion of Administrative Justice Act, 3 of 2000 (“PAJA”).

Should the restructuring proposal not be implemented, preparation of these financial statements on the current “break-up” basis may no longer be appropriate, as the Bank would most likely be placed into liquidation. The preparation of the financial statements on a liquidation basis would incorporate additional adjustments which have not been recognised in these financial statements.

1.2.2                     Impairment testing

The recoverable amounts of cash-generating units and individual assets have been determined based on the higher of value-in-use calculations and fair values less costs to sell. These calculations require the use of estimates and assumptions. It is reasonably possible that certain key assumptions may change which may then impact our estimations and may then require a material adjustment to the carrying value of assets.

The Bank reviews and tests the carrying value of assets when events or changes in circumstances suggest that the carrying amount may not be recoverable. Assets are grouped at the lowest level for which identifiable cash flows are largely independent of cash flows of other assets and liabilities. If there are indications that impairment may have occurred, estimates are prepared of expected future cash flows for each group of assets. Expected future cash flows used to determine the value in use of tangible and intangible assets are inherently uncertain and could materially change over time.

1.2.2.1           Impairment of advances

Advances impairment allowances represent management’s best estimate of losses incurred in the loan portfolios at the reporting date. Management is required to exercise judgement in making assumptions and estimations when calculating advances impairment allowances on both individually and collectively assessed loans and advances.

The Bank regularly reviews its advances to assess for impairment. Impairment allowances are established to recognise incurred impairment losses in its advances. In determining whether impairment has occurred at the reporting date the Bank considers whether there is any observable data indicating that there has been a measurable decrease in the estimated future cash flows or their timing. Where this is the case, the impairment loss is the difference between the carrying value of the advance and the present value of the estimated future cash flows discounted at the advance’s original effective interest rate, determined on a portfolio basis.

Impairment allowances are calculated using formulae which take into account factors such as the length of time that the customers’ accounts have been in arrears, historical loss rates, probability of default and credit quality of the advances. The determination of these allowances requires the exercise of considerable judgement by management involving matters such as local economic conditions and outlook. The actual amount of the future cash flows and their timing may differ significantly from the assumptions made for the purposes of determining the impairment allowances and consequently these allowances can be subject to change in future periods.

Estimates are subject to estimation uncertainty, in part because the assessments are done on the portfolio basis as it is not practicable to identify losses on an individual loan basis because of the large volume of loans in the portfolio.

In addition, the use of statistically assessed historical information is supplemented with significant management judgement to assess whether current economic and credit conditions are such that the actual level of inherent losses is likely to be greater or less than that suggested by historical experience.

16

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.2.2.1           Impairment of advances (continued)

In normal circumstances, historical experience provides the most objective and relevant information from which to assess inherent loss within each portfolio. In certain circumstances, historical loss experience provides less relevant information about the inherent loss in a given portfolio at the reporting date, for example, where there have been changes in economic, regulatory or behavioural conditions such that the most recent trends in the portfolio are not fully reflected in the statistical models. In these circumstances, such risk factors are taken into account when calculating the appropriate levels of impairment allowances, by adjusting the impairment allowances derived solely from historical loss experience.

This key area of judgement is subject to uncertainty and is highly sensitive to factors such as investment in collection infrastructure, loan portfolio growth, product mix, unemployment rates, loan product features, economic conditions, the level of market interest rates, level of customer indebtedness, account management policies and practices, changes in laws and regulations, inflation outlook and other factors that can affect customer payment patterns.

The assumptions underlying this judgement are highly subjective. The methodology and the assumptions used in calculating impairment losses are reviewed regularly in the light of differences between loss estimates and actual loss experience.

In the calculation of the impairment provisions, there are various items that are estimated as they cannot be measured with precision. In the current year, there were changes in the manner in which the future cash flows on impaired advances were estimated. This includes, inter alia, changes to the segmentation of the advances book, the period for which the cash flows are modelled, and the methods, including extrapolation, used to estimate future cash flows from actual cash flow experience. These changes are reflected in the current year financial results as changes in estimates.

1.2.2.2           Impairment of other receivables and held to maturity investments

The Bank assesses its other receivables and held to maturity investments for impairment on a regular basis. In determining whether an impairment loss should be recorded in profit or loss, the Bank makes judgements as to whether there is observable data indicating a decrease in the estimated future cash flows from these financial assets.

The impairment for other receivables and held to maturity investments is calculated on a portfolio basis, based on historical loss ratios, adjusted for national and industry-specific economic conditions and other indicators present at the reporting date that correlate with defaults in the portfolio.

1.2.3                     Current and deferred taxation

Judgement is required in determining the provision for income taxes due to the complexity of legislation in which the Bank operates. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Bank recognises liabilities for anticipated tax issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Deferred tax is provided for on the fair value adjustments of assets based on the expected manner of recovery, i.e. sale or use. This manner of recovery affects the rate used to determine the deferred tax liability or asset.

17

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.2.4                     Fair value estimation

The fair value of financial instruments traded in active markets (such as trading and available-for-sale securities) is based on quoted market prices at the end of the reporting period. The quoted market price used for financial assets held by the Bank is the current bid price.

The fair value of financial instruments that are not traded in an active market (for example, over the counter derivatives) is determined by using valuation techniques. The Bank uses a variety of methods and makes assumptions that are based on market conditions existing at the end of each reporting period. Quoted market prices or dealer quotes for similar instruments are used for long-term debt. Other techniques, such as estimated discounted cash flows, are used to determine fair value for the remaining financial instruments.

The carrying value less impairment provision of other receivables and payables are assumed to approximate their fair values due to their short term nature. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Bank for similar financial instruments.

The main assumptions and estimates which management considers when applying valuation techniques are:

•          The likelihood and expected timing of future cash flows on the instrument. These cash flows are usually governed by the terms of the instrument, although management judgement may be required when the ability of the counterparty to service the instrument in accordance with the contractual terms is in doubt. Future cash flows may be sensitive to changes in market rates.

•          Selecting an appropriate discount rate for the instrument. Management bases the determination of this rate on its assessment of what a market participant would regard as an appropriate spread of the rate of the instrument over the appropriate risk-free rate.

•          Judgement to determine what model to use to calculate fair value in areas where the choice of valuation model is particularly subjective, for example, when valuing complex derivative products.

1.2.5                     Provisions

By their nature, various assumptions are applied in arriving at the carrying value of provisions that are recognised in terms of the requirements of IAS 37 Provisions, contingent liabilities and contingent assets.

Management further relies on input from the Bank’s legal counsel (internal and external) in assessing the probability of matters of a significant nature.

The Bank recognises the net future tax benefit related to deferred tax assets to the extent that it is probable that the deductible temporary differences will reverse in the foreseeable future. Assessing the recoverability of deferred tax assets requires the Bank to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecast from operations and the application of existing tax laws. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Bank to realise the deferred tax assets recorded at the end of the reporting period could be impacted.

1.2.6                     Offsetting financial assets and liabilities

The Bank offsets certain financial assets and liabilities, when it has a legal right to offset such financial instruments and there is an intention to settle these financial instruments on a net basis. When determining whether it is appropriate to offset financial assets and liabilities, the following judgement is applied:

•          In the absence of a contractual agreement that provides for offsetting, the Bank applies the common law principles when determining whether there is a legally enforceable right to offset. The application of these common law principles are sometimes subject to a significant degree of interpretation. In these instances, where necessary, legal advice is obtained to ensure that the application of the common law principles is correctly applied within the ambit of the law. Using the legal advice obtained, management assesses whether there is a legal right to offset accounts.

18

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.2.6                     Offsetting financial assets and liabilities (continued)

•          When determining whether there is an intention to settle a financial asset and financial liability, management evaluates the underlying terms of the contract to identify whether there is a legal right to offset which could also indicate the Bank’s intention to settle on a net basis. In addition, management considers whether there is past practice which indicates that amounts have been offset. Management also evaluates whether the customers’ accounts are managed on a net basis which would support the view that there is an intention to settle on a net basis.

1.3                               Significant accounting policies

The significant accounting policies set out below have been applied in the preparation and presentation of the African Bank Limited (in curatorship) annual financial statements in dealing with items that are considered material by the Bank during this reporting period.

1.3.1                     Statement of compliance

The annual financial statements are prepared in accordance with, and comply with, the International Financial Reporting Standards (IFRS) adopted by the International Accounting Standards Board (IASB), interpretations issued by the IFRS Interpretations Committee (IFRIC) of the IASB, the SAICA Financial Reporting Guides as issued by the Accounting Practices Committee and the Financial Reporting Pronouncements as issued by the Financial Reporting Standards Council and the requirements of the Companies Act.

1.3.2                     Basis of preparation

The Bank financial statements have been prepared on a “break-up” basis on the presumption that the restructuring proposal described in the Curator’s report is implemented and the Bank is split into a Good Bank and a Residual Bank. The risks and uncertainties that exist in terms of the completion of the restructuring proposals have been presented in note 1.2.1 Going concern. Due to the impending restructuring, the Bank as a legal entity is no longer regarded as a going concern.

In circumstances where the going concern basis of accounting is not considered appropriate, IFRS does not prescribe the basis of accounting under which financial statements should be prepared. The Bank complies with IFRS, and accordingly no adjustments have been made to the accounting policies applied in the preparation of these financial statements compared to the previous financial year.

As a consequence of the financial statements being prepared on a “break-up basis”, the assumptions used in measuring the Bank’s non-financial assets and liabilities have been reconsidered in light of the proposed break-up of the Bank into a Good Bank and a Residual Bank. As IAS 39 Financial Instruments: Recognition and Measurement prescribes the measurement of the Bank’s financial assets and financial liabilities, the application of the “break-up basis” has not impacted the recognition and measurement of the Bank’s financial assets and financial liabilities. Consequently, the effect on the statement of financial position and statement of profit or loss of ceasing to prepare the financial statements on a going concern basis has been negligible.

The statement of financial position is presented in order of liquidity with the exception of certain long term liabilities which reflect the original timeframe and intention of the instrument entered into. Reference to the current maturities of these financial liabilities is disclosed in the notes and in the analysis of financial assets and liabilities. Refer to note 43 for an explanation of the impact curatorship has had on the contractual and expected maturities of the Bank’s financial liabilities.

19

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.3.2                     Basis of preparation (continued)

Functional and presentation currency

The annual financial statements are presented in the currency of the primary economic environment in which the entity operates.

The annual financial statements are presented in South African Rand, which is the Bank’s functional currency. All monetary information and figures have been rounded to the nearest million rand (Rmillion), unless otherwise stated.

1.4                               Assets and liabilities

An asset is a resource controlled by the Bank as a result of past events and from which future economic benefits are expected to flow to the Bank.

Assets are only recognised if they meet the definition of an asset, it is probable that future economic benefits will flow to the Bank and the asset has a cost or value that can be measured reliably.

A liability is a present obligation of the Bank arising from past events, the settlement of which is expected to result in an outflow of the Bank’s resources, embodying economic benefits.

Liabilities are only recognised if they meet the definition of a liability, it is probable that an outflow of resources embodying economic benefits will result from the settlement of the obligation and the amount at which the settlement will take place can be measured reliably.

1.5                               Intangible assets

1.5.1                     Software

Software consists of purchased and internally developed software. Software acquired is capitalised initially at its acquisition cost or fair value (if acquired through business combination).

Expenditure on internally developed software is recognised as an asset when the Bank is able to demonstrate its intention and ability to complete the development and use the software in the manner that will generate future economic benefits, and can reliably measure the costs to complete the development. The capitalised costs of internally developed software include all costs directly attributable to developing the software and capitalised borrowing costs where applicable, and are amortised over its useful life. Internally developed software is stated at capitalised cost less accumulated amortisation and impairment.

Subsequent expenditure on software assets is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is expensed as incurred.

Software is amortised on a straight line basis in profit or loss over its estimated useful life, from the date that it is available for use. The estimated useful life of software is 4 years.

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

1.6                               Property and equipment

Property and equipment are tangible items that are held for use in the production or supply of goods or services or for administrative purposes and are expected to be used for longer than one year.

Owner-occupied property, buildings, leasehold improvements, furniture, information technology equipment, office equipment and motor vehicles are stated at cost less accumulated depreciation and impairment losses.

20

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.6                               Property and equipment (continued)

Assets held which are acquired under a suspensive sale are capitalised. At the commencement of the suspensive sale agreements the assets are reflected at the lower of fair value and the present value of future minimum lease payments.

The related liability is recognised at an equivalent amount. Finance charges are accounted for over the period of the transactions on the effective interest rate method.

Depreciation is charged to profit or loss on a straight-line basis and is calculated to reduce the original costs to the expected residual values over the estimated useful lives. Any adjustments that may be necessary are accounted for prospectively. Useful lives have been determined to be as follows:

Information technology equipment	4 years
Office furniture and equipment	6 years
Motor vehicles	4 years
Leasehold improvements	Over the shorter of the lease term or its useful life
Buildings (owner-occupied)	Useful life (limited to 50 years)
Land is not depreciated

All gains or losses arising on the disposal or scrapping of property and equipment are recognised in profit or loss in the period of disposal or scrapping. Repairs and maintenance are charged to profit or loss when the expenditure is incurred.

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

1.7                               Impairment of non-financial assets

The carrying amounts of the Bank’s non-financial assets, other than deferred tax assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

Goodwill and intangible assets that have an indefinite useful life are tested annually for impairment and/or when an indicator for impairment exists. Intangible assets that are subject to amortisation and other non-financial assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognised in profit or loss for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher amount of an asset’s fair value less costs to sell and value in use. Fair value less costs to sell is determined by ascertaining the current market value of an asset and deducting any costs related to the realisation of the asset.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purposes of assessing impairment, assets that cannot be tested individually are grouped at the lowest levels for which there are separately identifiable cash inflows from continuing use (cash-generating units). Impairment losses recognised in respect of cash generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit on a pro rata basis.

An impairment loss in respect of goodwill is not reversed.

21

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.7                               Impairment of non-financial assets (continued)

In respect of other non-financial assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed through profit or loss only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

1.8                               Assets held for sale or held for distribution

Non-current assets, or disposal groups comprising assets and liabilities, are classified as held for sale or held for distribution if it is highly probable that they will be recovered primarily through a sale or distribution rather than through continuing use. This condition is regarded as met only when the sale or distribution is highly probable and the asset is available for immediate sale in its present condition. Management must be committed to the sale or distribution which should be expected to qualify for recognition as a completed sale or distribution within 12 months from the date of classification.

Immediately before classification as held for sale or held for distribution, the assets, or components of a disposal group, are remeasured in accordance with the group’s accounting policies. Thereafter, generally the assets, or disposal group, are measured at the lower of their carrying amount and fair value less estimated cost to sell. Any impairment loss on a disposal group is allocated first to goodwill, and then to the remaining assets and liabilities on a pro rata basis, except that no loss is allocated to inventories, financial assets, deferred tax assets, or employee benefit assets which continue to be measured in accordance with the group’s applicable accounting policies. Impairment losses on initial classification as held for sale or held for distribution and subsequent gains and losses on remeasurement are recognised in profit or loss. Gains are not recognised in excess of any cumulative impairment loss. Once classified as held for sale or held for distribution, intangible assets and property, plant and equipment are no longer amortised or depreciated.

1.9                               Financial instruments

A financial instrument is defined as a contract that gives rise to a financial asset in one entity and a financial liability or equity instrument in another entity.

Financial instruments, as reflected on the statement of financial position, include all financial assets, financial liabilities, derivative instruments and equity instruments held for investment, trading, hedging or liquidity purposes, but exclude investments in subsidiaries, associated companies and joint ventures, employee benefit plans, investment property, property and equipment, deferred taxation, taxation payable, provisions, intangible assets and goodwill.

Financial instruments are accounted for under IAS 32 Financial instruments: Presentation, IAS 39 Financial instruments: Recognition and measurement and IFRS 7 Financial instruments: Disclosures.

Financial assets are classified into the following categories:

•          financial assets at fair value through profit or loss;

•          held-to-maturity investments;

•          loans and receivables; and

•          available-for-sale financial assets.

Financial liabilities are classified into the following categories:

•          financial liabilities at fair value through profit or loss; and

•          financial liabilities at amortised cost.

The classification of financial assets and financial liabilities depends on the nature and purpose of the financial instrument and is determined at the time of initial recognition.

22

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.9.1                     Initial recognition

Financial instruments are recognised on the statement of financial position when the Bank becomes a party to the contractual provisions of a financial instrument.

1.9.2                     Initial measurement

All financial instruments are initially recognised at fair value plus transaction costs, except those carried at fair value through profit or loss where transaction costs are recognised immediately through profit or loss.

1.9.3                     Subsequent measurement

Subsequent to initial measurement, financial instruments are either measured at fair value or amortised cost, depending on their classification:

•          Financial assets and financial liabilities at fair value through profit or loss

Financial instruments at fair value through profit or loss consist of held for trading instruments and instruments that the Bank has elected, on the date of initial recognition, to designate as at fair value through profit or loss.

A financial asset or financial liability is classified as held for trading if:

•          it has been acquired or incurred principally for the purpose of selling or repurchasing in the near term; or

•          on initial recognition it is a part of an identified portfolio of identifiable financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking; or

•          it is a derivative that is not designated and effective as a hedging instrument.

Financial assets and liabilities other than a financial asset held for trading may be designated as at fair value through profit or loss upon initial recognition to the extent it produces more relevant information because it either:

•          forms part of a group of financial assets and/or financial liabilities, which is managed and its performance is evaluated on a fair value basis, in accordance with the Bank’s documented risk management or investment strategy, and information about the grouping is provided internally to management on that basis; or

•          eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise as a result of measuring assets and liabilities and the gains and losses on them on a different basis; or

•          it forms part of a contract containing one or more embedded derivatives and IAS 39 Financial instruments: Recognition and measurement permits the entire combined contract (asset or liability) to be designated as at fair value through profit or loss.

•          Held-to-maturity financial assets

Held-to-maturity financial assets are non-derivative financial assets with fixed or determinable payments and fixed maturities that the Bank has both the positive intent and ability to hold to maturity, other than those that meet the definition of loans and receivables or those that were designated as at fair value through profit or loss or available-for-sale.

Held-to-maturity financial assets are measured at amortised cost, using the effective interest method, less any provisions for impairment with the interest income recognised in profit or loss.

•          Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, other than those designated by the Bank as at fair value through profit or loss or available-for-sale.

23

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.9.3                     Subsequent measurement (continued)

•          Loans and receivables (continued)

Originated or acquired loans and advances and other receivables that are not held for trading purposes and have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables.

Loans and receivables are measured at amortised cost using the effective interest rate method, less an allowance for impairment losses.

The majority of the Bank’s advances are included in the loans and receivables category.

These advances arise when the Bank provides money, goods or services directly to a debtor with no intention to trade the receivable. Loans and advances originated by the Bank (whether in African Bank or Ellerines branches) are in the form of personal unsecured loans and are either paid back in fixed equal instalments or, in the case of credit cards, are revolving credit facilities.

Advances are classified as loans and receivables and are measured at amortised cost using the effective interest rate method, less any impairment losses through the use of an allowance account whereby the amount of the losses are recognised in profit or loss. Origination fees and monthly service fees that are integral to the effective interest rate are capitalised to the value of the loan and amortised to profit or loss over the contractual life of the loan using the effective interest rate method.

Advances, which are deemed uncollectible, in whole or in part, are written off either fully or partially against the impairment allowance account for non-performing loans.

Cash collected on loans, which have previously been written off, is recognised in profit or loss as bad debts recovered as and when the cash is received.

Partially written off advances

Advances which are in arrears for an extended period of time (and are partially uncollectible), are written off against the impairment allowance account for non-performing loans and are carried at their recoverable amount. Such write-off is recorded as an impairment through a direct reduction of carrying value of the financial asset. The recoverable amount is determined by discounting the estimated future cash flows at the original effective interest.

The estimate of the cash flows is performed on a portfolio basis as opposed to a loan basis (for the advances which exhibit similar credit characteristics).

Reversal of impairment losses

If a portfolio of loans has previously been impaired and in a subsequent period the customers make regular payments, the previously recognised impairment loss is reversed either directly or by adjusting an allowance account. The reversal does not result in a carrying amount of the financial asset that exceeds what the amortised cost would have been had the impairment not been recognised at the date the impairment is reversed.

This is also applicable to reinstated loans.

•          Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are intended to be held for an indefinite period of time, which may be sold in response to the need for liquidity or changes in interest rates, exchange rates or equity prices. Gains and losses arising from changes in fair value are recognised directly in equity, until the asset is disposed of or it is determined to be impaired, at which time the cumulative gain or loss previously recognised in equity is included in the net profit or loss for the period. Interest income is excluded from the fair value gains and losses which are recognised in other comprehensive income.

24

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.9.3                     Subsequent measurement (continued)

•          Financial liabilities at amortised cost

All financial liabilities, other than those at fair value through profit or loss, are measured at amortised cost.

1.9.3.1           Effective interest method

The effective interest method is a method of calculating the amortised cost of a financial asset or liability and of allocating interest income or expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts/payments (including all fees that form an integral part of the effective interest rate) through the expected life of the financial asset/liability or, where appropriate, a shorter period.

1.9.3.2           Fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using a valuation technique. In estimating the fair value of an asset or a liability the Bank takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these financial statements is determined on such a basis, except for share-based transactions that are within the scope of IFRS 2, leasing transactions that are within the scope of IAS 17, and measurements that have some similarities to fair value but are not fair value, such as net realisable value in IAS 2 or value in use in IAS 36.

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•          Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at measurement date;

•          Level 2 inputs are inputs other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

•          Level 3 inputs are unobservable inputs for the asset or liability.

The best evidence of the fair value of a financial instrument on initial recognition is the transaction price, i.e. the fair value of the consideration paid or received. Transaction costs that are directly attributable are included in the initial fair value of financial assets and financial liabilities, other than those at fair value through profit or loss.

Subsequent to initial recognition, the fair values of financial assets and liabilities are based on quoted market prices or dealer price quotations for financial instruments traded in active markets. If the market for a financial asset is not active or the instrument is an unlisted instrument, the fair value is determined by using applicable valuation techniques. These include the use of recent arm’s length transactions, discounted cash flow analyses, pricing models and valuation techniques commonly used by market participants.

Where discounted cash flow analyses are used, estimated future cash flows are based on management’s best estimates and the discount rate is a market-related rate at the reporting date for a financial asset with similar terms and conditions.

25

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.9.4                     Impairment of financial instruments

1.9.4.1           Assets carried at amortised cost

The Bank assesses at each reporting date whether there is objective evidence that an asset or group of assets is impaired.

The Bank reviews the carrying amounts of its loans and advances to determine whether there is any indication that those loans and advances have become impaired using objective evidence at a loan level. A loan or receivable is impaired and impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and that loss event(s) has an adverse impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. Losses expected as a result of future events, no matter how likely, are not recognised.

Objective evidence that a financial asset or group of assets is impaired includes observable data that comes to the attention of the holder of the asset about the following loss events:

•          significant financial difficulty of the issuer or debtor;

•          a breach of contract, such as a default or delinquency in the payment of interest or principal;

•          the lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

•          it becoming probable that the borrower is over-indebted;

•          indication that there is a measurable decrease in the estimated future cash flows from a group of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the group, including:

•          adverse changes in the payment status of borrowers in the group (e.g. an increased number of delayed payments or an increased number of credit card borrowers who have reached their credit limit and are paying less than the minimum monthly amount); or

•          national or local economic conditions that correlate with defaults on the assets in the group (e.g. an increase in the unemployment rate in the geographical area of the borrowers or adverse changes in industry conditions that affect the borrowers in the group).

When a portfolio (collective) assessment of impairment is used, financial assets are grouped on the basis of similar credit characteristics which indicate the borrower’s ability to pay in accordance with the contractually agreed terms.

The Bank estimates the recoverable amount on a portfolio basis using portfolio statistics derived from past performance of similar financial assets, taking into account any changes to collection procedures and projected future market conditions.

The recoverable amount is the sum of the estimated future cash flows, discounted to their present value using a discount rate that reflects the portfolio of advances’ original effective interest rate. The effective interest method is a method of calculating the amortised cost and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including initiation and monthly service fees) through the expected life of the loan, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

If the recoverable amount of the advance is estimated to be less than the carrying amount, the carrying amount of the advance is reduced to its recoverable amount by raising an impairment provision (through the use of a separate allowance account), which is recognised as an expense in profit or loss. A write off is effected against the allowance account when the debtor is deemed to be partially or fully impaired and not recoverable.

26

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.9.4.1           Assets carried at amortised cost (continued)

In order to provide for latent losses in a group of loans that have not yet been identified as specifically impaired, an impairment for incurred but not reported losses is recognised based on historic loss patterns and estimated emergence periods. Groups of loans and advances are also impaired when adverse economic conditions develop after initial recognition, which may impact future cash flows.

Where an impairment loss subsequently reverses, the carrying amount of the advance is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the advance in prior years. A reversal of an impairment loss is immediately recognised in profit or loss.

Impairment provisions raised during the year are charged to profit or loss.

1.9.4.2           Available-for-sale financial assets

Available-for-sale financial assets are impaired if there is objective evidence of impairment, resulting from one or more loss events that occurred after initial recognition but on or before the reporting date, that have a negative impact on the future cash flows of the asset. In addition, an available-for-sale financial asset is considered to be impaired if a significant or prolonged decline in fair value of the instrument below its cost has occurred. In that instance, the cumulative loss, measured as the difference between the acquisition price and the current fair value, less any previously recognised impairment losses on that financial asset, is reclassified from other comprehensive income to profit or loss. In respect of available-for-sale equity securities, impairment losses previously recognised in profit or loss are not reversed through profit or loss. Any increase in fair value subsequent to an impairment loss is recognised in other comprehensive income and accumulated in revaluation reserve in equity. In respect of available-for-sale debt securities, impairment losses are subsequently reversed through profit or loss if an increase in fair value of the investment can be objectively related to an event occurring after the recognition of the impairment loss.

1.9.5                     Derecognition of financial instruments

The Bank derecognises a financial asset (or group of financial assets) or a part of a financial asset (or part of a group of financial assets) when:

•          the contractual rights to the cash flows arising from the financial asset have expired; or

•          the Bank transfers the financial asset and the transfer qualify for derecognition.

A transfer of the financial assets requires that the Bank either:

•          transfers the contractual rights to receive the cash flows of the financial asset; or

•          retains the contractual rights to receive the cash flows of the financial asset, but assumes a corresponding contractual obligation to pay the cash flows to one or more recipients, and consequently transfers substantially all the risks and benefits associated with the asset.

When the Bank transfers a financial asset it evaluates the extent to which it retains the risks and rewards of ownership of the financial asset. In this case:

•          If the Bank transfers substantially all the risks and rewards of ownership of the financial asset, the Bank derecognises the financial asset and recognises separately as an asset or liability any rights and obligations created or retained in the transfer;

•          If the Bank retains substantially all the risks and rewards of ownership of the financial asset, the Bank continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received;

27

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.9.5                     Derecognition of financial instruments (continued)

•          If the Bank neither transfers nor retains substantially all the risks and rewards of ownership of the financial asset, the Bank determines whether it has retained control of the financial asset. In this case:

•          If the Bank has not retained control, it derecognises the financial asset and recognises separately, as an asset and liability, any rights and obligations created or retained in the transfer;

•          If the Bank has retained control, it continues to recognise the financial asset to the extent of its continuing involvement in the financial asset.

On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognised in other comprehensive income and accumulated in equity is recognised in profit or loss.

On derecognition of a financial asset other than in its entirety (e.g. when the Bank retains an option to repurchase part of a transferred asset), the Bank allocates the previous carrying amount of the financial asset between the part it continues to recognise under continuing involvement, and the part it no longer recognises on the basis of the relative fair values of those parts on the date of the transfer. The difference between the carrying amount allocated to the part that is no longer recognised and the sum of the consideration received for the part no longer recognised and any cumulative gain or loss allocated to it that had been recognised in other comprehensive income is recognised in profit or loss. A cumulative gain or loss that had been recognised in other comprehensive income is allocated between the part that continues to be recognised and the part that is no longer recognised on the basis of the relative fair values of those parts.

A financial liability (or group of financial liabilities) or a part of a financial liability (or part of a group of financial liabilities) is derecognised and removed from the statement of financial position when, and only when, the liability is extinguished, i.e. when the obligation specified in the contract is discharged, cancelled or expires.

The difference between the carrying amount of a financial asset or financial liability (or part thereof) that is derecognised and the consideration paid or received, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss for the period.

1.9.6                     Derivative financial instruments

The Bank enters into a variety of derivative financial instruments to manage its exposure to interest rate and foreign currency risks, including interest rate swaps and cross currency swaps.

A derivative is a financial instrument whose value changes in response to an underlying variable, that requires little or no initial investment and that is settled at a future date.

Derivatives are initially recognised at fair value at the date the derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period. The resulting gain or loss is recognised in profit or loss immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in profit or loss depends on the nature of the hedge relationship.

The Bank uses derivative financial instruments only for the purpose of economically hedging its exposures to known market risks that will affect the current or future profit or loss of the Bank, and as a policy will not enter into derivatives for speculative reasons.

All derivative instruments are carried as assets when the fair value is positive and as liabilities when the fair value is negative, subject to offsetting principles.

Embedded derivatives

Derivatives embedded in non-derivative host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contract and the host contracts are not measured at fair value through profit or loss.

28

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.9.7                     Hedge accounting

The Bank designates certain financial instruments as hedging instruments, which includes derivatives and non-derivatives (in respect of foreign currency risk), as either fair value hedges or cash flow hedges.

At the inception of the hedge relationship, the entity documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Bank documents whether the hedging instrument is highly effective in offsetting changes in fair values or cash flows of the hedged item attributable to the hedged risk.

Hedging relationships recognised by the Bank are of two types:

•          fair value hedge — a hedge of the exposure to changes in fair value of a recognised asset or liability or an unrecognised firm commitment, or an identified portion of such an asset, liability or firm commitment, that is attributable to a particular risk and could affect profit or loss; or

•          cash flow hedge — a hedge of the exposure to variability in cash flows that is attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction and could affect profit or loss.

1.9.7.1           Fair value hedges

Where a hedging relationship is designated as a fair value hedge, the hedged item is adjusted for the change in fair value in respect of the risk being hedged. Gains or losses on the re-measurement of both the derivative and the hedged item are recognised in profit or loss. Fair value adjustments relating to the hedging instrument are allocated to the same profit or loss category as the related hedged item. Any ineffectiveness is also recognised in the same profit or loss category as the related hedged item.

If the derivative expires, is sold, terminated, exercised, no longer meets the criteria for fair value hedge accounting, or the designation is revoked, hedge accounting is discontinued. The fair value adjustment to the carrying amount of the hedged item arising from the hedged risk is amortised to profit or loss from that date.

1.9.7.2           Cash flow hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognised in the cash flow hedging reserve in the statement of changes in equity. The gain or loss relating to any ineffective portion is recognised immediately in profit or loss.

Amounts previously recognised in other comprehensive income and accumulated in equity are reclassified to profit or loss in the periods in which the hedged item affects profit or loss.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, the cumulative gains or losses recognised in equity remain in equity until the forecast transaction is recognised in the case of a non-financial asset or a non-financial liability, or until the forecast transaction affects profit or loss in the case of a financial asset or a financial liability. If the forecast transaction is no longer expected to occur, the cumulative gains or losses that were recognised in equity are immediately transferred to profit or loss.

1.9.8                     Offsetting

Financial assets and liabilities are offset and the net amount reported only when a legally enforceable right to set off the recognised amount exists and there is an intention to either settle on a net basis, or to realise the asset and settle the liability simultaneously. Income and expense items are offset only to the extent that their related instruments have been offset in the statement of financial position.

29

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.10                        Cash and cash equivalents

Short-term deposits and cash comprise fixed and notice deposits as well as call and current accounts with financial institutions.

For purposes of the statement of financial position, South African Reserve Bank cash requirements and prudential liquid assets are not disclosed as short-term deposits and cash but rather as “statutory assets”.

For the purposes of the statement of cash flows, cash and cash equivalents comprise short-term deposits and cash, net of bank overdrafts.

1.11                        Provisions

Provisions represent liabilities of uncertain timing or amount and are measured at the expenditure or cash outflow required to settle the present obligation.

Provisions are recognised when the Bank has a present legal or constructive obligation, as a result of past events, for which it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made for the amount of the obligation.

1.11.1              Onerous contracts

The present obligations arising under any onerous contracts are recognised and measured as a provision. An onerous contract is considered to exist where the Bank has a contract under which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits that are expected to be derived by the Bank under such contract.

1.11.2              Restructuring

A restructuring provision is recognised when the Bank has:

•          developed a detailed formal plan to carry out any restructuring, and

•          raised a valid expectation in those that are or will be affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by such restructuring.

The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring and not costs associated with the ongoing activities of the company. Future operating costs or losses are not provided for.

1.12                        Equity

Equity is the residual interest in the assets of the Bank after deducting all liabilities of the Bank.

All transactions relating to the acquisition and sale or issue of shares in the Bank, together with their associated costs, are accounted for in equity.

Ordinary and preference share capital are separately disclosed on the statement of financial position and statement of changes in equity.

1.12.1              Share capital and share premium

Shares issued by the Bank are recorded at the value of the proceeds received less the external costs directly attributable to the issue of the shares. In line with the requirements of The Banks Act, 1990 only par value shares are issued by the Bank. Where shares are issued for a consideration other than cash under a business combination in terms of IFRS 3, the value at which the issued shares are recorded is the market value of the Bank’s shares at the date of issue.

30

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.12.2              Dividends

Dividends to equity holders are recognised as a liability in the period in which they are declared and are accounted for as a movement in reserves in the statement of changes in equity. Dividends declared after the statement of financial position date are not recognised.

1.13                        Revenue

Revenue comprises income from interest income and non-interest income.

1.13.1              Interest income

Interest income is accrued on a yield to maturity basis by reference to the principal outstanding and the interest rate applicable.

In instances where a loan is in arrears for greater than six months, an assessment is made regarding the recoverability of the loan or group of loans and if necessary, based on available evidence at that date, the accrual of interest from that date is partially or fully suspended and not recognised in profit or loss until recovery is highly likely or actually recovered.

•          Origination fees on loans granted

Origination fees on loans granted are charged upfront and capitalised into the loan. These fees are primarily based on the cost of granting the loan to the individual. In accordance with IAS 18 Revenue, these origination fees are considered an integral part of the loan agreement and are therefore recognised as an integral part of the effective interest rate and are accounted for over the shorter of the original contractual term and the actual term of the loan using the effective interest rate method. The deferred portion of the fees is recorded in the statement of financial position as a provision for deferred administration fees.

•          Monthly service fee

Monthly service fees are the fees which form an integral part of the effective interest rate and are charged to the customers on a monthly basis. These fees are recognised as part of the effective interest rate over the shorter of the original contractual term and the actual term of the loans and receivables. Beyond the original contractual term of the loan, the fee is recognised in profit or loss as it is charged to the customer on a monthly basis.

Whilst both these components are regarded as integral part of the effective interest rate, they are not disclosed as interest income, but as non-interest income.

1.13.2              Rendering of services

When the transaction involves the rendering of services and the outcome can be estimated reliably, revenue associated with the transaction is recognised by reference to the stage of completion of the transaction at the reporting date. The outcome of a transaction can be estimated reliably when all the following conditions are satisfied:

•          the amount of revenue can be measured reliably;

•          it is probable that the economic benefits associated with the transaction will flow to the entity;

•          the stage of completion of the transaction at the reporting date can be measured reliably; and

•          the costs incurred for the transaction and the costs to complete the transaction can be measured reliably.

1.13.2.1    Non-interest income

Non-interest income consists primarily of administration fees on loans and advances, commission charged as well as any other sundry income.

31

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.14                        Taxation

1.14.1              Indirect taxation

Indirect taxation in the form of non-claimable value-added tax (VAT) on expenses is disclosed as indirect taxation in profit or loss and not as part of the taxation charge. The non-claimable VAT on the cost of acquisition of fixed assets is amortised over the useful lives of the fixed assets and is included in depreciation in profit or loss. The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of the receivables or payables in the statement of financial position.

1.14.2              Direct taxation

Direct taxation in profit or loss consists of South African jurisdiction corporate income tax, inclusive of capital gains tax (CGT) (currently payable, prior year adjustments and deferred).

1.14.2.1    Current taxation

Current taxation is the expected taxation payable based on the taxable income, inclusive of capital gains tax, for the year, using taxation rates enacted or substantially enacted at the statement of financial position date, and any adjustment to taxation payable in respect of previous years. Taxable income is determined by adjusting the profit before taxation for items which are non-taxable or disallowed in terms of tax legislation.

Current tax is charged or credited to profit or loss, except to the extent that it relates to items charged or credited directly to the statement of changes in equity, in which case the tax is also dealt with in equity.

1.14.2.2    Deferred taxation

Deferred taxation is provided on temporary differences using the balance sheet liability method. Temporary differences are differences between the carrying amounts of assets and liabilities for financial reporting purposes and their taxation base. However, deferred taxation is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting profit or loss nor taxable income. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred taxation is charged or credited in profit or loss, except to the extent that it relates to items charged or credited directly to the statement of changes in equity, in which case the deferred taxation is also dealt with in equity.

The effect on deferred taxation of any changes in taxation rates is recognised in profit or loss, except to the extent that it relates to items previously charged or credited directly to equity.

The deferred taxation related to the fair value re-measurement of available-for-sale investments and cash flow hedges, which are charged or credited to other comprehensive income, and accumulated in equity is also credited or charged to other comprehensive income and is subsequently recognised in profit or loss together with the deferred gain or loss.

Deferred tax assets are recognised on the tax effects of income tax losses available for carry-forward, if the Bank considers it probable that future taxable income will be available against which the unused tax losses can be utilised. The carrying amount of deferred tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be recovered. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

32

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.14.2.2    Deferred taxation (continued)

Deferred tax liabilities are recognised for all taxable temporary differences. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current income tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

1.15                        Share-based payments

Share-based payment transactions of the Bank relate to the Bank’s long term incentive scheme for employees.

1.15.1              Share-based payments scheme for employees

The Bank has a cash-settled share appreciation rights scheme in terms of which employees receive, on the maturity date, the market value based primarily on the ABIL share price. This instrument qualifies as share-based payments under IFRS 2 Share-based payment.

The share appreciation rights instruments have a predetermined vesting profile, which results in a lapsing of the instrument if the employee resigns or is dismissed before the vesting date. In accordance with IFRS 2, where the equity instruments do not vest until the employee has completed a specified period of service, it is assumed that the services rendered by the employee, as consideration for those equity instruments, will be received in the future over the vesting period.

In the case of the share appreciation rights scheme, the fair value of the amount payable to the employees is recognised as an expense in profit or loss, with a corresponding increase in liabilities, over the vesting period of the instrument on a straight line basis. The fair value of the liability is re-measured at each reporting date until settled and any changes in the fair value of the liability are recognised as employment costs in profit or loss. No amount is recognised for services received in part if part of the share appreciation rights granted do not vest because of a failure to satisfy a vesting condition.

1.15.2              Measurement of fair value of equity instruments granted

The equity instruments granted by the Bank are measured at fair value at measurement date using standard option pricing or share appreciation rights valuation models. The valuation technique is consistent with generally accepted valuation methodologies for pricing financial instruments and incorporates all factors and assumptions that knowledgeable and willing market participants would consider in setting the price of the equity instruments.

1.16                        Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of assets, that necessarily take a substantial period of time to get ready for their intended use, are added to the cost of those assets until such time as the assets are substantially ready for their intended use.

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

1.17                        Leases

Leases are classified as finance leases or operating leases at the inception of the lease.

1.17.1              Operating leases

Leased assets are classified as operating leases where the lessor effectively retains the risks and benefits of ownership. Obligations incurred under operating leases are recognised in profit or loss on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the term of the lease.

33

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.17                        Leases (continued)

1.17.2              Finance leases

Finance leases are recognised as assets and liabilities at the lower of the fair value of the asset and the present value of the minimum lease payments at the date of acquisition. The lease payments are allocated between the liability and interest to achieve a constant interest rate on the liability outstanding. The interest is recognised in profit or loss over the lease period. The property or equipment acquired is depreciated over the useful life of the assets, unless it is probable that the Bank will not take ownership of the asset, in which case it is depreciated over the shorter of the useful life of the asset or the lease period, on a basis consistent with similar owned property and equipment.

1.18                        Foreign currency transactions and balances

A foreign currency transaction is recorded, on initial recognition in South African rand (the functional currency); by applying to the foreign currency amount the spot exchange rate between the functional currency and the foreign currency at the date of the transaction.

At each statement of financial position date, foreign currency monetary items are translated using the closing rate. Foreign exchange gains and losses arising on the settlement of monetary items or on translating monetary items at rates different from those at which they were translated on initial recognition during the reporting period or in previous annual financial statements are recognised in profit or loss in the period in which they arise.

Cash flows arising from transactions in a foreign currency are recorded in the functional currency by applying to the foreign currency amount the exchange rate between the functional currency and the foreign currency at the date of the cash flow.

1.19                        Employee benefits

1.19.1              Post employment benefits

Defined contribution plans have been established for eligible employees of the Bank, with the assets held in separate trustee administered funds. The Bank pays contributions on a contractual basis as determined in terms of the rules of each benefit fund. The Bank has no further legal or constructive obligations to pay any further contributions or benefits once the fixed contributions have been paid to the funds.

Contributions in respect of defined contribution plans are recognised as an expense in profit or loss as they are incurred.

1.19.2              Short term benefits

Short-term benefits consist of salaries, compensated absences (such as paid annual and sick leave), bonuses and medical aid contributions.

Short-term benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognised for the amount expected to be paid under short term cash bonus plans or accumulated leave if the Bank has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

34

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

1.20                        Contingent liabilities and commitments

1.20.1              Contingent liabilities

A contingent liability is disclosed when:

•          a possible obligation arising from past events, the existence of which will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events that are not wholly within the control of the Bank; or

•          the Bank has a present obligation that arises from past events but it is not recognised because it is not probable that an outflow of resources will be required to settle such obligation or the amount of the obligation cannot be measured with sufficient reliability.

1.20.2              Commitments

Items are classified as commitments where the Bank has committed itself at the reporting date to future significant transactions or the acquisition of assets for material amounts.

1.21                        Comparative figures

Where necessary, comparative figures within notes have been reclassified to conform to changes in presentation in the current year and to enhance disclosure of certain items.

35

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

2                          Short-term deposits and cash

	2015	2014
	Rm	Rm
Call deposits	6 725	3 382
Fixed deposits	7 759	—
Current accounts	42	200
	14 526	3 582
Transferred to assets classified as held for sale	(8 232)	—
	6 294	3 582

Call deposits are with SA banks and bear interest at rates varying from 3.75% and 5.85% NACM. Money on call deposits constitutes amounts withdrawable on demand.

Call deposits consists of foreign currency which the Bank uses to mitigate against the changes in cash flows arising from changes in foreign currency rates where the debt is denominated in a currency other than the functional currency.

Fixed deposits are deposits with SA banks bearing interest at market related rates.

Current accounts are floating interest rate assets with interest rates generally linked to prime.

3                         Assets classified as held for sale

The assets and liabilities that are subject to the restructuring proposal to establish the new Good Bank have been reclassified as a disposal group held for sale on 9 September 2015, the publication date of the IM. Management have exercised a level of judgement on this matter and, on the balance of facts presented, it was determined that the criteria in IFRS 5 Non-current assets held for sale and discontinued operations (“IFRS5”) have been satisfied in that:

•          the disposal group was available for immediate sale in its present condition; and

•          the transaction is highly probable.

The publication of the IM was an important milestone in the restructuring process of the Bank. It was also an indication that the significant work undertaken in terms of the development of the SARB Restructuring Proposal, the assessment of alternatives, the application for appropriate regulatory licences and the procedural requirements to give effect to the restructuring, has progressed sufficiently to enable the Bank to determine that the Proposed Transaction to be highly probable.

The Bank determined that the fair value (less costs to sell) of the disposal group was higher than the aggregate carrying amount of the related assets and liabilities. Therefore, no impairment loss was recognised on the date of reclassification of the assets and liabilities as held for sale, nor as at 30 September 2015.

The major classes of assets and liabilities of the disposal group at year end are as follows:

	Notes
Short-term deposits and cash	2	8 232
Statutory assets	4	3 905
Derivatives and other assets	5	4 644
Net advances	6	20 145
Property and equipment	9	436
Intangible assets	10	74
Assets classified as held for sale		37 436
Short-term funding	11	(4 025)
Derivatives and other liabilities	12	(344)
Bonds and other long-term funding	13	(84)
Liabilities associated with assets classified as held for sale		(4 453)

Disposal group held for sale		32 983

36

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

3                         Assets classified as held for sale (continued)

The IM details the requirements for the split of assets and liabilities between the Good and Residual Bank. The following summary serves as an indication of the criteria used to derive the disposal group held for sale.

Assets classified as held for sale:

•          Operational assets which are comprised of statutory assets, fixed assets, immovable property, assets arising in terms of hedging arrangements, other operational contracts, intellectual property and certain intangible assets.

•          The Good Book to be transferred includes both historic selected loans and new loans. The criteria for determining which advances were transferred to Good Bank were as follows:

•          All new loans originated during the interim period (the period from (and including) the curatorship date up until the transfer date), which reflect the new lending criteria introduced on curatorship date;

•          Any loans (including limit increases) originated whereby its credit score at origination met the lending requirements per the credit policy initiated post curatorship and were not affected by credit amnesty;

•          All accounts with a written off or rehabilitation status at curatorship date were assigned to Residual Bank,irrespective of whether other criteria were met;

•          Loans to Ellerine Furnishers customers who financed furniture or repaid loans on a cash basis, have been excluded;

•          Loans originated in African Bank branded kiosks in the Ellerines distribution channel have been excluded;

•          Since Residual Bank will not have a banking licence after the transfer date, all active credit card accounts, as at the transfer date, were included, even though they may not meet the revised borrower criteria in terms of the new more conservative lending model; and

•          The balances of unallocated loans, not identified above, were assigned to the Residual Book.

•          Cash, including collateral cash held in terms of hedging arrangements.

Liabilities associated with assets classified as held for sale:

•          Operational liabilities which comprises certain specified day-to-day trading and operational liabilities of the Bank (including the hedging liabilities, but excluding, any remaining liabilities arising out of any other hedging or facility agreement) which have not been settled in the ordinary course of business.

•          Obligations in respect of retail savings deposits.

4                      Statutory assets

	2015	2014
	Rm	Rm
Treasury bills and debentures with the South African Reserve Bank	802	1 427
Bonds with the South African Reserve Bank (inflation linked)	447	430
Cash deposits	2 656	1 185
	3 905	3 042
Transferred to assets classified as held for sale	(3 905)	—
	—	3 042

These assets have been pledged with the South African Reserve Bank in terms of the Banks Act and regulations thereto. The statutory assets are not available for day-to-day operations.

Treasury bills and debentures had an interest rate of 5.89% NACQ.

The inflation linked bond has an interest rate of CPI plus 2.75% NACS.

Cash deposits represent foreign currency which the Bank uses to mitigate against the changes in cash flows arising from changes in foreign currency rates where the debt is denominated in a currency other than the functional currency.

37

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

5        Derivatives and other assets

	2015	2014
	Rm	Rm
Derivative financial instruments	4 515	2 898
Exchange rate derivatives	4 164	2 475
Interest rate derivatives	351	423
Prepayments	55	26
Sundry receivables	74	124
	4 644	3 048
Transferred to assets classified as held for sale	(4 644)	—
	—	3 048

The Bank uses interest rate swaps and currency swaps to mitigate against changes in cash flows of certain variable rate debt. The objective is to mitigate against changes in future interest cash flows resulting from the impact in changes in market interest rates.

The Bank also uses currency swaps to mitigate against the changes in cash flows arising from changes in foreign currency rates where the debt is denominated in a currency other than the functional currency.

6        Net advances

Assets
	Gross	classified as	Total	Total
	advances	held for sale	2015	2014
Gross advances including partially written off advances	15 767	29 030	44 797	59 201
Deferred administration fees	53	(37)	16	(10)
Gross advances after deferred administration fees	15 820	28 993	44 813	59 191
Impairment provisions	(9 053)	(8 848)	(17 901)	(20 452)
	6 767	20 145	26 912	38 739

All loans are made to individuals within the Republic of South Africa.

Analysis of gross advances by book
Lending books	15 767	29 030	44 797	57 946
Loan	13 996	22 619	36 615	49 140
Credit card	1 771	6 411	8 182	8 806
Partially written off advances (net realisable value)	—	—	—	1 255
Total gross advances	15 767	29 030	44 797	59 201

	2015	2014
	Rm	Rm
Impairment provisions
Balance of impairment provisions at the beginning of the year	20 452	15 270
Impairment provisions raised (note 20)	11 344	13 771
Bad debt (write-offs) / rehabilitations (refer note 6.1)	(13 895)	(8 589)
Written off (gross)	(13 893)	(11 338)
Rehabilitated	(2)	2 749
Transferred to assets classified as held for sale	(8 848)	—
Balance of impairment provisions at the end of the year	9 053	20 452

38

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

6.1     Credit risk exposure

	Net advances			Assets classified as held for sale
		Credit			Credit
Analysis of credit quality	Loan	card	Total	Loan	card	Total	Total
2015	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Financial assets that are neither past due nor specifically impaired	2 726	660	3 386	12 330	3 752	16 082	19 468
Low risk	1 413	271	1 684	10 155	1 842	11 997	13 681
Medium risk	982	162	1 144	1 927	1 001	2 928	4 072
High risk	331	227	558	248	909	1 157	1 715

Financial assets that are past due subject to collective impairment	1 267	270	1 537	2 572	1 046	3 618	5 155
One instalment missed	400	138	538	954	591	1 545	2 083
Two instalments missed	438	73	511	874	263	1 137	1 648
Three instalments missed	429	59	488	744	192	936	1 424

Financial assets specifically impaired	10 003	841	10 844	7 717	1 613	9 330	20 174

Total credit exposure	13 996	1 771	15 767	22 619	6 411	29 030	44 797

Total impairments	(8 400)	(653)	(9 053)	(7 398)	(1 450)	(8 848)	(17 901)
Incurred but not reported (IBNR)	(143)	(42)	(185)	(634)	(226)	(860)	(1 045)
Portfolio specific impairment	(556)	(57)	(613)	(1 171)	(205)	(1 376)	(1 989)
Specific impairment	(7 701)	(554)	(8 255)	(5 593)	(1 019)	(6 612)	(14 867)

Deferred administration fees	53	—	53	(37)	—	(37)	16
Net advances	5 649	1 118	6 767	15 184	4 961	20 145	26 912

At the point of application for credit, the Bank group clients into distinct risk segments (bands) based upon their unique characteristics and bureau profiles.

•                  Low risk refers to the first 6 score bands (50 to 55). The probability of default of the 6th band (highest within low risk) equals 13% as calculated over the last 12 months.

•                  High risk refers to the last 6 score bands (62 to 67). The probability of default of the 1st band (lowest within high risk) equals 27% as calculated over the last 12 months.

Credit
	Loan	card	Total
Reconciliation of allowance account	Rm	Rm	Rm
Balance at the beginning of the year	18 687	1 765	20 452
Bad debt charge / (release) (note 20)	9 177	2 167	11 344
Bad debt (write-offs) / rehabilitations	(12 066)	(1 829)	(13 895)
Transferred to assets classified as held for sale	(7 398)	(1 450)	(8 848)
Balance at the end of the year	8 400	653	9 053

39

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

6        Net advances (continued)

6.1     Credit risk exposure (continued)

The impairment provisions for gross advances are classified into three categories i.e. specific impairment, portfolio specific impairment and incurred but not reported (IBNR) provisions. The specific impairment provision of R14 867 million (2014: R15 594 million) is in respect of the non-performing loan book. The portfolio specific impairment provision of R1 989 million (2014: R4 403 million) and the IBNR provision of R1 045 million (2014: R455 million) is in respect of the performing loan book.

In presenting net advances the Bank previously rehabilitated written of loans under certain circumstances, i.e. the net value of a rehabilitated loan was represented as gross advances together with an associated impairment allowance. From 1 October 2014, the Bank no longer rehabilitates loans into gross advances and the impairment allowance. All payments received on partially written-off loans reduce the net value of the loan. The change in the Bank’s practice of no longer rehabilitating written off loans, if applied to the comparative period, would not have a material impact on the Bank’s reported loss for the year ended 30 September 2014.

In the calculation of the impairment provisions, there are various items that are estimated as they cannot be measured with precision. The Bank reviewed and updated its methodologies to estimate provisions in order to move away from provisions based on probabilities of default, and losses give default, towards a methodology which was based upon forecasted cash flows. Additional adjustments have been made as part of this, to ensure that this provided a more prudent approach. The changes in the current year financial results, reflected as changes in estimates, are as follows:

•             The emergence factor applied to the CD0 bucket (i.e. those proportion of loans that have not missed a payment or portion thereof) to represent the probability that an impairment event will occur during the emergence period of 90 days (this period was 30 days in 2014). The impact in the current financial year was R562 million pre-tax.

•             Accelerating the write-off policy by fully impairing all loans where no payment has been received for 6 months (previously 10 months). The impact in the current financial year was R282 million pre-tax.

•             Changes to the application of the cash flow valuation models, including a recalculation of arrears which negates curing completely and is calculated at month-end (previously mid-month). The impact in the current financial year was R745 million pre-tax.

		Credit
Analysis of credit quality	Loan	card	Total
2014	Rm	Rm	Rm
Financial assets that are neither past due nor specifically impaired	21 319	5 128	26 447
Low risk	9 974	1 943	11 917
Medium risk	8 503	1 522	10 025
High risk	2 842	1 663	4 505

Financial assets that are past due subject to collective impairment	10 340	1 606	11 946
Less than one instalment missed	5 245	516	5 761
One instalment missed	2 402	566	2 968
Two instalments missed	1 456	294	1 750
Three instalments missed	1 237	230	1 467

Financial assets specifically impaired	17 481	2 072	19 553

Partially written off advances	862	393	1 255

Total credit exposure	50 002	9 199	59 201

Total impairments	(18 687)	(1 765)	(20 452)
Incurred but not reported (IBNR)	(394)	(61)	(455)
Portfolio specific impairment	(3 990)	(413)	(4 403)
Specific impairment	(14 303)	(1 291)	(15 594)

Deferred administration fees			(10)
Net advances			38 739

40

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

6        Net advances (continued)

6.1     Credit risk exposure (continued)

Credit
	Loan	card	Total
Reconciliation of allowance account	Rm	Rm	Rm
Balance at the beginning of the year	13 958	1 312	15 270
Bad debt charge / (release) (note 20)	12 025	1 746	13 771
Bad debt (write-offs) / rehabilitations	(7 296)	(1 293)	(8 589)
Balance at the end of the year	18 687	1 765	20 452

7        Current and deferred tax assets

	2015	2014
	Rm	Rm
Current tax asset	—	—
Deferred tax asset	—	—
	—	—

7.1     Current tax asset

The Bank has open tax matters with the South African Revenue Services (SARS) relating to the deductibility of impairment provisions on the Bank’s advances book and the application of SARS’s directive regarding the treatment of doubtful debts by banks. Where an inflow of funds is believed to be probable and a reliable estimate of the outcome of an uncertain tax position can be made, management provides for the amount expected to be recovered from the taxation authorities. These estimates, which consider the specific circumstances of the matter and relevant external advice, are inherently judgemental and can change substantially over time as new facts emerge and the uncertain position progresses.

During the current financial year, the Bank reassessed the recognition of a current tax asset. The Bank is of the view that a current tax asset cannot be recognised because of the uncertainty around the resolution of this matter as negotiations with SARS remain ongoing. The Bank continues to pursue this matter, however the ultimate conclusion of this matter could vary from the amounts recognised and is dependent upon the outcome of negotiations with SARS.

7.2     Deferred tax asset

		Deferred tax	Recognised in
		impact of items	other
	Opening	recognised in	comprehensive	Closing
	balance	profit and loss	income	balance
2015	Rm	Rm	Rm	Rm
Temporary differences	(50)	1	—	(49)
Deferred administration fees	(18)	1	—	(17)
Incentive schemes	—	—	—	—
Impairment for credit losses	—	—	—	—
Other	(32)	—	—	(32)

Unused tax losses and credits	50	(1)	—	49
Estimated tax losses	50	(1)	—	49

Total	—	—	—	—

2014
Temporary differences	1 032	(1 130)	48	(50)
Deferred administration fees	(80)	62	—	(18)
Incentive schemes	78	(78)	—	—
Hedge accounting	(48)	—	48	—
Impairment for credit losses	1 085	(1 085)	—	—
Other	(3)	(29)	—	(32)

Unused tax losses	563	(535)	22	50
Estimated tax losses	563	(535)	22	50

Total	1 595	(1 665)	70	—

41

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

7                         Current and deferred tax assets (continued)

7.3               Unrecognised deductible temporary differences and unused tax losses

	2015	2014
	Rm	Rm
Deductible temporary differences and unused tax losses for which no deferred tax assets have been recognised are attributable to the following:

Deductible temporary differences:	1 202	1 084
Incentive schemes	1	2
Impairment for credit losses	1 156	1 041
Other	45	41
Estimated tax losses	3 793	2 212
	4 995	3 296

Due to the losses in the current and previous financial years and the expectation that these losses will persist for the near future, the Bank deemed it improbable that sufficient taxable profit will be available against which the deferred tax asset will be recoverable. Therefore, the Bank has not recognised a deferred tax asset because of the losses incurred during the current and previous financial years.

Consequently, the Bank has estimated unused tax losses and credits of R13.7 billion (2014: R8.1 billion) for which no deferred tax asset is recognised in the statement of financial position. These credits do not expire provided the Bank continues to trade.

8                          Loans to affiliated companies

Cost	1 915	1 932
African Bank Investments Limited (in business rescue)	447	447
Gilt Edged Management Services (Pty) Ltd (part of ABIL group in business rescue)	23	23
Ellerine Furnishers (Pty) Ltd (part of ABIL group in business rescue)	42	59
Ellerine Holdings Limited (part of ABIL group in business rescue)	1 403	1 403

Accumulated impairment losses	(1 733)	(1 403)
Balance at the beginning of the year	(1 403)	—
Impairment losses recognised during the year	(330)	(1 403)
	182	529

The loan to GEMS has been subordinated in favour of those customers who have a claim against it as a result of the reparation court order (refer note 15 and 45).

Loan impairment testing

Non-financial assets are assessed for impairment should there be indicators that the recoverable amount is less than the carrying amount. As per IAS 39 Financial Instruments: Recognition and measurement, objective evidence that a financial asset may be impaired includes the probability that the borrower will enter a financial reorganisation.

African Bank Investments Limited voluntarily began business rescue proceedings during June 2015. As it was not possible to place a reliable estimate on the amount of any future cash flows that would be realised on conclusion of this process, due to the uncertainty of the amount and timing of any recovery; impairments to the loans to ABIL (R265 million), GEMS (R23 million) and Ellerine Furnishers (R42 million) were made to the level of actual cash recovered. The loan to Ellerine Holdings was fully impaired during the 2014 financial year.

All impairment losses on these loans will only be reversed when actual cash disbursements from these companies are received.

42

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

9                        Property and equipment

			Transfer
			to assets
			classified
		Accumulated	as held for	Carrying		Accumulated	Carrying
	Cost	depreciation	sale	value	Cost	depreciation	value
	2015	2015	2015	2015	2014	2014	2014
	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Furniture	125	(71)	(54)	—	147	(73)	74
Information technology equipment	390	(268)	(122)	—	424	(334)	90
Office equipment	48	(24)	(24)	—	57	(55)	2
Motor vehicles	20	(17)	(3)	—	22	(16)	6
Leasehold improvements	95	(57)	(38)	—	276	(192)	84
Land and buildings (owner-occupied)	219	(24)	(195)	—	219	(20)	199
Total	897	(461)	(436)	—	1 145	(690)	455

					Transfer
	Carrying			Disposals,	to assets	Carrying
	value at			write-offs	classified	value at
	beginning			and	as held for	end
	of year	Additions	Depreciation	transfers	sale	of year
	Rm	Rm	Rm	Rm	Rm	Rm
Reconciliation of the carrying amounts of property and equipment 2015
Furniture	74	9	(21)	(8)	(54)	—
Information technology equipment	90	79	(45)	(2)	(122)	—
Office equipment	2	27	(7)	2	(24)	—
Motor vehicles	6	—	(3)	—	(3)	—
Leasehold improvements	84	14	(40)	(20)	(38)	—
Land and buildings (owner-occupied)	199	—	(4)	—	(195)	—
Total	455	129	(120)	(28)	(436)	—

Reconciliation of the carrying amounts of property and equipment 2014
Furniture	82	13	(21)	—	—	74
Information technology equipment	89	48	(46)	(1)	—	90
Office equipment	1	2	(1)	—	—	2
Motor vehicles	7	2	(3)	—	—	6
Leasehold improvements	106	24	(34)	(12)	—	84
Land and buildings (owner-occupied)	203	—	(4)	—	—	199
Total	488	89	(109)	(13)	—	455

The market value of the land and buildings (owner occupied) was based on valuations performed by an independent valuer, and was estimated at R300.2 million for the current financial year. The valuations were performed in September 2015.

Property and equipment with an original cost of R374 million, and with a carrying value of R28 million, were either disposed of or written off during the current financial year. There are also assets that have not been brought into use, with a value of R3 million (2014: R9 million), that are included in fixed assets but on which depreciation has not yet been charged. There were no impairments to fixed assets during the year.

The Bank had no authorised, but not yet contracted for, capital commitments at the end of the financial year.

43

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

9                         Property and equipment (continued)

Details of land and buildings (owner-occupied)

Erf 136, Randjespark Extension 62, situated at 59 16th Road, Midrand, measuring 35 259 square metres, acquired in July 2007, erven 121 and 122, Randjespark Extension 14, situated in 2nd Street, Midrand, measuring 19 305 square metres, acquired in February 2007. Portion 387 of the farm Waterval, 5 IR, situated in 2nd Street, Randjespark Extension 13, measuring 19 331 square metres, acquired in January 2009. The land and buildings are unencumbered.

10                  Intangible assets

Accumulated
amortisation
		and	Transfer to			Accumulated
		impairment	assets			amortisation
		2015	classified as	Carrying		and	Carrying
	Cost	Rm	held for sale	value	Cost	impairment	value
	2015	2015	2015	2015	2014	2014	2014
	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Software	227	(153)	(74)	—	332	(225)	107

	Carrying				Transfer to	Carrying
	value at			Disposals	assets	value at
	beginning			and	classified as	end
	of year	Additions	Amortisation	write-offs	held for sale	of year
	Rm	Rm	Rm	Rm	Rm	Rm
Reconciliation of the carrying amounts of intangible assets 2015
Software	107	31	(54)	(10)	(74)	—

Reconciliation of the carrying amounts of intangible assets 2014
Software	129	26	(48)	—	—	107

Intangible assets with an original cost of R136 million, and with a carrying value of R10 million, were either disposed of or written off during the current financial year. There were no impairments to intangible assets during the year.

11                  Short-term funding #

	2015	2014
	Rm	Rm
Call deposits	4 348	2 684
Fixed and notice deposits	20	1 251
Negotiable certificates of deposit	—	260
Contractually matured funding not repaid (refer note 43)	20 983	2 569
	25 351	6 764
Transferred to assets classified as held for sale	(4 025)	—
	21 326	6 764

# The amortised cost of the funding liabilities is based on the original contractual terms

Call deposits with monthly coupon payments have interest rates varying from 3.75% to 5.77% NACM.

Fixed deposits with zero, monthly and quarterly coupon payments have interest rates varying from 5.69% to 10.04% NACA, NACM and NACQ.

In accordance with the powers of the curator, the payment of interest and capital on all debt (except retail depositors) was suspended effective 10 August 2014. Debt that reached its original contractual maturity since curatorship date was recorded above as it became due and payable (refer note 43 for a detailed analysis).

44

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

12                   Derivatives and other liabilities

	2015	2014
	Rm	Rm
Advances with credit balances	48	55
Liability for share based payments	3	9
Leave pay accrual	49	53
Insurance premiums due	43	418
Derivative financial instruments	39	245
Exchange rate derivatives	—	115
Interest rate derivatives	39	130
Provision for straight lining of leases	5	12
Sundry payables and accruals	258	218
	445	1 010
Transferred to assets classified as held for sale	(344)	—
	101	1 010

The Bank uses interest rate swaps and currency swaps to mitigate against changes in cash flows of certain variable rate debt. The objective is to mitigate against changes in future interest cash flows resulting from the impact in changes in market interest rates.

The Bank also uses currency swaps to mitigate against the changes in cash flows arising from changes in foreign currency rates where the debt is denominated in a currency other than the functional currency.

13                  Bonds and other long-term funding #

	2015	2014
	Rm	Rm
13.1 Unsecured bonds (listed on JSE — suspended from trading)	7 384	10 610
13.2 Unsecured bonds (listed on foreign stock exchanges — suspended from trading)	15 682	15 214
13.3 Unsecured long-term loans	3 458	10 612
	26 524	36 436

# The amortised cost of the funding liabilities is based on the original contractual terms.

Bonds and other long-term funding with a nominal value of R9.2 billion (2014: R12.9 billion) are payable within the next 12 months based on their original contractual maturity dates.

13.1       Unsecured bonds (listed on JSE — suspended from trading)

		Interest
	Face value	accrued	Net liability		Net liability
	2015	2015	2015		2014
	Rm	Rm	Rm		Rm
ABL10A bonds with an original face value of R500 million, issued on 15 March 2010, were redeemable on 15 March 2015. Interest is calculated and payable semi- annually at a fixed coupon rate of 11.50%.	—	—	—	*	452
ABL10B bonds with an original face value of R500 million, issued on 15 March 2010, were redeemable on 15 March 2015. Interest is calculated and payable quarterly at the three month JIBAR rate plus 3.15%.	—	—	—	*	502
ABL12B bonds with an original face value of R1 billion, issued on 8 March 2011, were redeemable on 8 March 2015. Interest is calculated and payable quarterly at the three month JIBAR rate plus 2.40%.	—	—	—	*	1 005

*       Funding that matured and interest coupons on funding not paid, due to being placed under curatorship, have been disclosed as short term funding (refer note 11).

45

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

13.1       Unsecured bonds (listed on JSE — suspended from trading) (continued)

		Interest
	Face value	accrued	Net liability		Net liability
	2015	2015	2015		2014
	Rm	Rm	Rm		Rm
ABL13 bonds with an original face value of R278 million, issued on 11 October 2011, are redeemable on 11 October 2016. Interest is calculated and payable quarterly at the three month JIBAR rate plus 2.50%.	278	5	283	*	283
ABL14 bonds with an original face value of R709 million, issued on 9 October 2012, are redeemable on 9 October 2015. Interest is calculated and payable quarterly at the three month JIBAR rate plus 2.00%.	709	13	722	*	721
ABL15 bonds with an original face value of R191 million, issued on 9 October 2012, are redeemable on 9 October 2017. Interest is calculated and payable quarterly at the three month JIBAR rate plus 2.64%.	191	4	195	*	195
ABL16 bonds with an original face value of R800 million, issued on 25 March 2013, are redeemable on 25 March 2016. Interest is calculated and payable quarterly at the three month JIBAR rate plus 1.99%.	800	1	801	*	800
ABL17 bonds with an original face value of R1 000 million, issued on 21 June 2013, are redeemable on 21 June 2016. Interest is calculated and payable quarterly at the three month JIBAR rate plus 2.75%.	1 000	3	1 003	*	1 002
ABL18 bonds with an original face value of R510 million, issued on 25 September 2013, were redeemable on 25 September 2015. Interest is calculated and payable quarterly at the three month JIBAR rate plus 2.85%.	—	—	—	*	510
ABL19 bonds with an original face value of R490 million, issued on 25 September 2013, are redeemable on 25 September 2018. Interest is calculated and payable quarterly at the three month JIBAR rate plus 4.00%.	490	—	490	*	490
ABLI03 bonds with an original face value of R750 million, issued on 15 March 2010, were redeemable on 15 March 2015. Interest is calculated and payable semi- annually at a fixed coupon rate of 5.10% adjusted by the inflation index.	—	—	—	*	962
ABLI04 bonds with an original face value of R652 million, issued on 11 October 2011, are redeemable on 11 October 2016. Interest is calculated and payable semi-annually at a fixed coupon rate of 4.00% adjusted by the inflation index.	652	181	833	*	795
ABLI05 bonds with an original face value of R800 million, issued on 18 February 2013, are redeemable on 18 February 2018. A second tranche, with an original face value of R1 200 million, was issued on 25 March 2013. Interest is calculated and payable semi- annually at a fixed coupon rate of 3.20% adjusted by the inflation index.	2 000	357	2 357	*	2 233

*       Funding that matured and interest coupons on funding not paid, due to being placed under curatorship, have been disclosed as short term funding (refer note 11).

46

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

13.1   Unsecured bonds (listed on JSE — suspended from trading) (continued)

		Interest
	Face value	accrued	Net liability		Net liability
	2015	2015	2015		2014
	Rm	Rm	Rm		Rm
ABLI06 bonds with an original face value of R600 million, issued on 19 July 2013, are redeemable on 19 July 2020. Interest is calculated and payable semi- annually at a fixed coupon rate of 5.75% adjusted by the inflation index.	600	100	700	*	660
	6 720	664	7 384		10 610

13.2   Unsecured bonds (listed on foreign stock exchanges — suspended from trading)

			Foreign
	Face	Interest	currency	Unamortised	Net		Net
	value	accrued	translation	discount	liability		liability
	2015	2015	2015	2015	2015		2014
	Rm	Rm	Rm	Rm	Rm		Rm
Series 1 bonds with an original face value of USD300 million, issued on 15 June 2011, are redeemable on 15 June 2016. A second tranche, with an original face value of USD50 million, was issued on 2 March 2012. Interest is calculated and payable semi- annually at a coupon rate of 6.0% USD.	2 413	88	2 462	(42)	4 921	*	3 993
Series 2 bonds with an original face value of USD350 million, issued on the 24 February 2012, are redeemable on 24 February 2017. Interest is calculated and payable semi-annually at a coupon rate of 8.13% USD.	2 703	15	2 181	(20)	4 879	*	4 132
Series 3 bonds with an original face value of CHF150 million, issued on the 24 July 2012, were redeemable on 24 July 2015. Interest is calculated and payable annually at a coupon rate of 4.76% CHF.	—	—	—	—	—	*	1 786
Series 4 bonds with an original face value of CHF125 million, issued on the 9 November 2012, are redeemable on 9 November 2016. Interest is calculated and payable annually at a coupon rate of 4.00% CHF.	1 164	59	622	(9)	1 836	*	1 526
Series 7 bonds with an original face value of CHF105 million, issued on the 11 October 2013, are redeemable on 11 October 2017. Interest is calculated and payable annually at a coupon rate of 5.50% CHF.	1 156	79	342	(14)	1 563	*	1 297

*       Funding that matured and interest coupons on funding not paid, due to being placed under curatorship, have been disclosed as short term funding (refer note 11).

47

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

13.2   Unsecured bonds (listed on foreign stock exchanges — suspended from trading) (continued)

			Foreign
	Face	Interest	currency	Unamortised	Net		Net
	value	accrued	translation	discount	liability		liability
	2015	2015	2015	2015	2015		2014
	Rm	Rm	Rm	Rm	Rm		Rm
Series 8 bonds with an original face value of CHF175 million, issued on the 28 February 2014, are redeemable on 28 August 2018. Interest is calculated and payable annually, with a short coupon payable on the 28 August 2014 at a coupon rate of 5.00% CHF.	2 138	6	359	(20)	2 483	*	2 115
Series 9 bonds with an original face value of USD32 million, issued on the 17 March 2014, were redeemable on 17 March 2015. Interest is calculated and payable on maturity at a coupon rate of 2.40% USD.	—	—	—	—	—	*	365
	9 574	247	5 966	(105)	15 682		15 214

*       Funding that matured and interest coupons on funding not paid, due to being placed under curatorship, have been disclosed as short term funding (refer note 11).

13.3   Unsecured long-term loans

	Face	Interest	Net		Net
	value	accrued	liability		liability
	2015	2015	2015		2014
	Rm	Rm	Rm		Rm
Promissory notes	2 746	86	2 832	*	6 154
Fixed deposits	697	13	710	*	4 458
	3 443	99	3 542		10 612
Transferred to assets classified as held for sale	(84)	—	(84)		—
	3 359	99	3 458		10 612

*   Funding that matured and interest coupons on funding not paid, due to being placed under curatorship, have been disclosed as short term funding (refer note 11).

Promissory notes consist of zero, quarterly and semi-annual coupon payments, with interest rates varying from 7.81% to 11.20% NACQ, NACS and NACA. These notes have various maturities, ranging from 1 October 2015 to 8 April 2021. Promissory notes with a nominal value of R1 643 million (2014: R3 530 million) are payable within the next 12 months based on their original contractual maturity dates.

Fixed deposits consist of zero, quarterly and semi-annual coupon payments, with interest rates varying from 5.70% to 10.34% NACQ, NACS and NACA. These deposits have various maturities, ranging from 5 October 2015 to 26 April 2021. Fixed deposits with a nominal value of R294 million (2014: R3 837 million) are payable within the next 12 months based on their original contractual maturity dates.

48

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

14      Subordinated bonds, debentures and loans #

		Interest
	Face value	accrued	Net liability		Net liability
	2015	2015	2015		2014
	Rm	Rm	Rm		Rm
ABLS2A subordinated bonds with an original face value of R520 million, issued on 13 July 2009, are redeemable on 13 July 2016. Interest is calculated at a fixed rate of 15.50% payable semi-annually.	520	17	537	*	538
ABLS2B subordinated bonds with an original face value of R480 million, issued on 13 July 2009, are redeemable on 13 July 2016. Interest is calculated at the three month JIBAR plus 6.30% payable quarterly.	480	13	493	*	492
ABLS3 subordinated bonds with a face value of R515 million, issued on 31 March 2011, are redeemable on 2 April 2018. Interest is calculated and payable quarterly at the three month JIBAR plus 4.00%.	515	—	515	*	515
ABLS4 subordinated bonds with an original face value of R300 million, issued on 29 March 2012, are redeemable on 29 March 2019. Interest is calculated and payable quarterly at the three month JIBAR plus 4.50%.	300	—	300	*	300
ABLS5 subordinated bonds with an original face value of R325 million, issued on 29 June 2012, are redeemable on or after 29 June 2019, but no later than 29 June 2024. A second tranche, with an original face value of R542 million, was issued on 8 August 2012, and the third tranche with an original face value of R500 million was issued on 28 November 2012. Interest is calculated and payable quarterly at the three month JIBAR plus 4.99%.	1 367	—	1 367	*	1 367
ABLSI01 subordinated bonds with a face value of R133 million, issued on 29 June 2012, are redeemable on or after 29 June 2019, but no later than 29 June 2024. Interest is calculated at a fixed rate of 4.50% payable semi-annually.	133	34	167	*	157
Subordinated debentures with a face value of R200 million, issued on 6 August 2008, are redeemable on or after 6 August 2015, but not later than 6 August 2020. These debentures are zero coupon, with interest being calculated at the three month JIBAR plus 5.00% and capitalised quarterly. On 6 August 2015 the rate resets to the 3 month JIBAR plus 7.50%.	200	252	452		405
Subordinated debentures with a face value of R25 million, issued on 2 April 2009, are redeemable on or after 2 April 2016, but not later than 2 April 2021. These debentures are zero coupon, with interest being calculated at the three month JIBAR plus 5.00% and capitalised quarterly. On 2 April 2016 the rate resets to the 3 month JIBAR plus 7.50%.	25	26	51		45

*       Funding that matured and interest coupons on funding not paid, due to being placed under curatorship, have been disclosed as short term funding (refer note 11).

#       The amortised cost of the funding liabilities is based on the original contractual terms.

49

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

14      Subordinated bonds, debentures and loans (continued) #

		Interest
	Face value	accrued	Net liability	Net liability
	2015	2015	2015	2014
	Rm	Rm	Rm	Rm
Deutsche Investitions-Und Entwicklungsgesellschaft mbH (DEG) subordinated Tier II capital qualifying loan with a face value of R150 million, issued on 27 October 2009, redeemable on 15 September 2016. Interest is calculated at the three month JIBAR plus 5.375% and is payable quarterly.	150	25	175	155
International Finance Corporation (IFC) subordinated Tier II capital qualifying loan with a face value of R350 million, issued on 12 January 2009, redeemable on or after 15 December 2015, but no later than 15 December 2020. Interest for the initial 7 year non-callable period translates into three month JIBAR plus 3.65% and is payable quarterly. On 15 December 2015 the rate resets to the three month JIBAR plus a market determined spread with the same payment intervals.	350	46	396	359
Société de Promotion et de Participation pour la Coopération Economique S.A. (Proparco) subordinated Tier II capital qualifying loan with a face value of R100 million, issued on 28 August 2009, redeemable on 15 September 2016. Interest is calculated at three month JIBAR plus 5.775% and is payable quarterly.	100	16	116	103
	4 140	429	4 569	4 436

#       The amortised cost of the funding liabilities is based on the original contractual terms.

15      Loans from affiliated companies #

				2015	2014
	Rate	Type	Maturity	Rm	Rm
African Bank Investments Limited (in business rescue)	0.00%	Call	On demand	6	6
African Bank Investments Limited (in business rescue)	5.40%	Call	On demand	461	—
Customer Protection Insurance Company Ltd	5.40%	Call	On demand	2	2
Gilt Edged Management Services (Pty) Ltd	0.00%	Loan	On demand	64	64
Miners Credit Guarantee (Pty) Ltd	0.00%	Loan	On demand	2	2
The Standard General Insurance Company Ltd	5.40%	Call	On demand	—	397
				535	471

# The amortised cost of the funding liabilities is based on the original contractual terms.

The rates reflected are as at 30 September 2015. Unless stated otherwise, all loans are unsecured, interest free and have no fixed terms of repayment. Also refer to note 50.

16      Share capital

	2015		2014
	Number of		Number of
	Share	Rm	shares	Rm
Authorised
Ordinary shares of R1 each	133 750 000	134	133 750 000	134
Issued
Ordinary shares at par value of R1 each	121 251 512	121	121 251 512	121
Ordinary share premium		14 283		14 283
		14 404		14 404

During the year the Bank issued no shares (2014: three shares) to its holding company, African Bank Investments Limited (in business rescue). The Bank had 12 498 488 (2014: 12 498 488) unissued ordinary shares.

50

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

17      Reserves and accumulated losses

	2015	2014
	Rm	Rm
Reserves comprise of the following:
Accumulated losses	(21 231)	(14 019)
Revaluation reserve attributable to available-for-sale financial assets	(2)	—
	(21 233)	(14 019)

18      Interest income

Interest income on advances	8 720	11 727
Other interest income	484	423
Interest received on cash reserves	438	361
Sundry interest income	46	62
	9 204	12 150

19      Non-interest income

Loan origination fees	413	855
Service fees	563	700
Credit card fees	545	604
Commission income	716	702
Other income	36	63
	2 273	2 924

In accordance with IAS 18 Revenue, loan origination and monthly service fees are considered an integral part of the loan agreement and accordingly are amortised to the statement of profit or loss over the contractual life of the loan using the effective interest rate method, with the unamortised portion of the fees recorded as deferred administration fees.

20      Credit impairment charge

Increase in impairment provisions (refer note 6)	11 344	13 771
Recoveries on advances previously written off	(528)	(474)
	10 816	13 297

21      Interest expense and similar charges

Subordinated debt	516	483
Unsecured listed bonds	1 830	2 068
Unsecured long-term loans	577	1 022
Call deposits	1 016	171
Fixed deposits	14	159
Negotiable certificates of deposit	6	74
Interest on short-term facilities	77	62
Interest expense and similar charges from financial instruments at fair value through profit
or loss	442	501
Other interest	123	148
	4 601	4 688

51

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

22            Operating costs

	2015	2014
	Rm	Rm
Advertising and marketing costs	59	51
Amortisation of intangible assets (refer note 10)	54	48
Auditors remuneration	18	11
Audit fees — current year	11	8
Audit fees — prior year under provision	7	3
Bank charges	205	299
Card transaction costs	82	97
Collection costs	153	100
Depreciation on property and equipment (refer note 9)	120	109
Direct selling and commissions	17	15
Information technology costs	59	64
Loss on disposal of property and equipment	28	13
Loss on disposal of intangible assets	10	—
Operating leases	190	178
Leasehold fixed property — external	176	166
Computers and other equipment	14	12
Printing, stationery and courier costs	60	54
Professional fees	329	125
Legal fees	2	8
Consultants and other professional fees	327	117
Staff cost	1 119	1 322
Basic remuneration	879	1 004
Bonuses and incentives	139	79
Contribution to provident fund	96	106
Charge for share-based incentives *	3	126
Commission paid to sales agents	—	1
Executive directors’ remuneration (refer note 49.1)	2	6
Basic remuneration	2	6
Bonuses	—	—
Non-executive directors’ fees (refer note 49.3)	1	4
Telephone, fax and other communication costs	86	109
Value share commissions paid to Ellerines	59	164
Other expenses	49	71
	2 698	2 834

*Actual Long Term Incentive Plan payments for directors and prescribed officers are disclosed in note 49.

23               Indirect and direct taxation

Indirect charge per the statement of profit or loss (refer note 23.1)	59	40
Direct charge per the statement of profit or loss: SA normal taxation (refer note 23.2)	—	2 158
Total taxation charge per the statement profit or loss	59	2 198

All-in tax rate (calculated as the total taxation charge per the statement or profit or loss expressed as a percentage of net income before any indirect and direct taxation) (%)	(0.8)	(30.8)

23.1        Indirect taxation

Value-added tax (VAT)	59	40
Indirect taxation charge per the statement of profit or loss	59	40

52

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

23                 Indirect and direct taxation (continued)

23.2       Direct taxation

	2015	2014
	Rm	Rm
Current taxation — SA	—	493
Current year	—	456
Prior year	—	37
Deferred taxation — SA	—	1 665
Current year	—	1 717
Prior year	—	(52)
Direct taxation charge per statement of profit or loss	—	2 158

23.3       Income tax recognised in other comprehensive income

Cash flow hedging — interest rate and currency swaps	—	70
Total tax recognised in other comprehensive income	—	70

23.4       Tax rate reconciliation

Loss before taxation	(7 212)	(7 141)
	%	%
Total taxation charge (direct and indirect) for the year as a percentage of the above	(0.8)	(30.8)
Indirect taxation: value-added tax	0.8	0.6
Effective rate of taxation	(0.0)	(30.2)
Capital items	2.6	5.5
Tax assets not recognised	25.4	52.6
Other	0.0	0.1
Standard rate of South African taxation	28.0	28.0

24                 Other gains / (losses)

Loss on termination of derivatives	—	(72)
Fair value movement of derivatives	2 203	399
Foreign currency losses	(2 388)	(472)
Amount transferred from cash flow hedging reserve - ineffective hedges	—	192
	(185)	47

25                 Cash generated from operations

Loss before taxation	(7 212)	(7 141)
Adjusted for:
Indirect taxation: VAT	59	40
(Decrease) / increase in deferred administration fees (refer note 6)	(26)	205
Increase in impairment of advances	11 344	13 771
Impairment of intragroup loan (refer note 8)	330	1 403
Amortisation of intangible assets (refer note 10)	54	48
Depreciation (refer note 9)	120	109
Loss on disposal of property and equipment	28	13
Loss on disposal of intangible assets	10	—
Loss on termination of derivatives	—	72
Available-for-sale asset fair value movement	(2)	—
LTIP hedge fair value movement	—	(266)
Funding hedge fair value movement	801	73
Share based payment expense	2	—
Recognised gains on ineffective hedges	—	(192)
Movement in accruals (debtors, creditors)	(345)	(35)
Movement in provisions (leases, leave pay)	5	(5)
Movement in interest income accrual (income earning assets)	(19)	13
Movement in interest expense accrual (funding (incl. swaps) and customer deposits)	4 205	1 897
	9 354	10 005

53

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

26                 Cash received from lending activities and cash reserves

	2015	2014
	Rm	Rm
Interest income (adjusted for non-cash items)	9 185	12 163
Non-interest income (adjusted for non-cash items)	2 247	3 129
	11 432	15 292

27                 Cash paid to clients, suppliers of funding, employees and agents

Interest paid (adjusted for non-cash items)	(396)	(2 791)
Remuneration, bonuses and incentives paid to employees and directors	(1 105)	(1 594)
Other operating expenses paid	(1 105)	(1 376)
	(2 606)	(5 761)

28                 Net movement in income earning assets

Decrease / (increase) in gross advances	509	(7 509)
(Increase) / decrease in statutory assets	(417)	804
	92	(6 705)

29                 Net movement in customer deposits

Customer deposits	(5)	20

30                 Indirect and direct taxation paid

Movement in current tax asset	—	490
Indirect and direct taxation charged to statement of profit or loss (refer note 23)	(59)	(2 198)
Deferred tax portion of amount charged to statement of profit or loss	—	1 665
	(59)	(43)

31                 Net movement in other investing activities

Increase / (decrease) in loans to / from affiliated companies	17	(26)

32                 Cash flow from funding activities

Long term funding raised	—	9 172
Bonds	—	3 637
Other treasury funding	—	5 535
Long term funding redeemed	—	(16 024)
Bonds	—	(4 533)
Other treasury funding	—	(11 491)
Short-term funding raised	1 842	24 038
Short-term funding redeemed	(137)	(25 220)
	1 705	(8 034)

The payment of interest and capital on all debt was suspended from the date of curatorship. Derivative instruments (swaps) with domestic counterparties were reinstated and continued as normal. The movement in short-term funding largely represents a net increase in collateral received on in-the-money swaps.

33                 Ordinary shareholder’s payments and transactions

Share capital issued (refer note 16)	—	5 450
	—	5 450

No dividends were paid during the year (2014: nil cents per share).

34                 Cash and cash equivalents

Short-term deposits and cash (refer note 2)	14 526	3 582
	14 526	3 582
Transferred to assets classified as held for sale	(8 232)	—
	6 294	3 582

54

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

Risk management

The Bank has an established risk management framework that is designed to identify, assess, measure and manage exposure to risk. Notes 35, 36, 37 and 40 provide information on risk management which is integral to the Bank annual financial statements.

35                  Credit risk

All loans by the Bank are granted in the Republic of South Africa as unsecured loans.

The Bank manages its exposure to credit losses by assessing affordability in terms of repayment of the loan, customers’ risk profile, employment status and stability etc., and then prices such credit appropriately. Collection of instalments is done by way of cash repayments in store, electronic debit order payments directly from customer bank accounts as well as payroll deductions. All arrear accounts are actively managed on an ongoing basis from the day after the account goes into arrears using various methods which include deferred arrangements and legal collections to minimise the arrear loan book. Further disclosure has been provided under note 6.1.

The Bank is exposed to credit risk in terms of derivative instruments (swaps) entered into with various other South African banks to the value of approximately R4 476 million (2014: R2 653 million).

The Bank maintains cash and cash equivalents and short term investments with various financial institutions and in this regard it is Bank policy to limit its exposure to any one financial institution. Deposits are placed only with South African banks and foreign banks with a presence in South Africa.

Credit risk is the risk of loss arising out of the failure of counterparties to meet their financial and contractual obligations when due. Credit risk comprises counterparty risk, settlement risk and concentration risk. These risk types are defined as follows:

Counterparty risk

Counterparty risk is the risk of credit loss to the Bank as a result of the failure by a counterparty to meet its financial or contractual obligations to the Bank as they fall due.

Settlement risk

Settlement risk is a risk of loss to the Bank from settling a transaction where value is exchanged, but where the Bank may not receive all or part of the counter value.

Credit concentration risk

Credit concentration risk is the risk of loss to the Bank as a result of excessive build-up of exposure to a specific counterparty or counterparty group, an industry, market, product, financial instrument or type of security, a country or geography, or a maturity. This concentration typically exists where a number of counterparties are engaged in similar activities and have similar characteristics, which could result in their ability to meet contractual obligations being similarly affected by changes in economic or other conditions.

35.1        Credit risk management

Credit risk refers to the risk that a counterparty will default on its contractual obligations, resulting in financial loss to the Bank. The Bank’s primary focus is the underwriting of unsecured loans and accordingly, credit risk features as a dominant financial risk within the Bank.

The Bank continually monitors the performance of each loan. Where payments are missed, the loan repayment period might be extended to ensure repayment of all required instalments. In other circumstances the Bank may be required under law to renegotiate a loan. However, these loans remain either past due or impaired and therefore the Bank does not provide a separate analysis of renegotiated items in terms of IFRS 7.

The carrying amount of financial assets recorded in the financial statements, which are net of impairment losses, represents the Bank’s maximum exposure to credit risk.

55

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

36                  Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and price risk.

Market risk may be caused by movements in market variables such as equity prices, bond prices, currency exchange rates and interest rates, credit spreads, recovery rates, correlations and implied volatilities in all of these variables.

Market risk management is delegated by the board to the ALCO which has the ultimate responsibility for the assets’ risk profiles and the related investment decisions.

36.1        Interest rate risk management

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Bank has fair value interest rate risk arising from its fixed rate advances portfolio. In order to mitigate this risk, the Bank seeks to achieve funding that is at a similarly fixed rate. This not only reduces the fair value interest rate exposure but also achieves a fixed cost of lending for the Bank.

It is not always feasible to issue fixed rate funding and therefore the Bank makes use of derivative instruments in order to reduce cash flow risk arising from changes in interest rates.

Up to 10 August 2014 the Bank applied cash flow hedge accounting to hedge the interest rate risk. As the forecast transactions are no longer expected to occur, hedge accounting has been discontinued and the cumulative gain and losses recognised in other comprehensive income were transferred immediately to the statement of profit or loss (refer note 24).

The Bank is exposed to interest rate risk associated with the effects of fluctuations in the prevailing levels of market rates on its financial positions and cash flows. The table below summarises the exposure to interest rate risk through grouping assets and liabilities into repricing categories, determined to be the earlier of the contractual repricing or maturity date.

		Greater	Greater	Greater
		than	than 3	than 12	Greater	Non-
	Demand	1 month	months	months	than	interest	Non-
	and up to	up to	up to 12	up to 24	24	sensitive	financial
	1 month*	3 months	months	months	months	items	assets	Total
2015	Rm	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Assets
Short-term deposits and cash	6 294	—	—	—	—	—	—	6 294
Assets classified as held for sale	10 544	2 737	7 130	5 684	9 045	1 786	510	37 436
Short-term deposits and cash	3 316	2 042	2 757	—	—	117	—	8 232
Statutory assets	1 918	—	—	—	447	1 540	—	3 905
Derivatives and other assets	1	—	1 422	2 286	806	129	—	4 644
Net advances	5 309	695	2 951	3 398	7 792	—	—	20 145
Property and equipment	—	—	—	—	—	—	436	436
Intangible assets	—	—	—	—	—	—	74	74
Current tax asset	—	—	—	—	—	—	—	—
Net advances	1 247	259	1 098	1 264	2 899	—	—	6 767
Deferred tax asset	—	—	—	—	—	—	—	—
Loans to affiliated companies	182	—	—	—	—	—	—	182
Total assets	18 267	2 996	8 228	6 948	11 944	1 786	510	50 679

56

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

36.1   Interest rate risk management (continued)

		Greater	Greater	Greater
		than	than 3	than 12	Greater	Non-
	Demand	1 month	months	months	than	interest	Non-
	and up to	up to	up to 12	up to 24	24	sensitive	financial
	1 month*	3 months	months	months	months	items	liabilities	Total
2015	Rm	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Liabilities and equity
Short-term funding	(21 326)	—	—	—	—	—	—	(21 326)
Liabilities associated with assets classified as held for sale	(4 109)	(1)	(26)	(1)	(11)	(248)	(57)	(4 453)
Short-term funding	(4 025)	—	—	—	—	—	—	(4 025)
Derivatives and other liabilities		(1)	(26)	(1)	(11)	(248)	(57)	(344)
Bonds and other long-term funding	(84)	—	—	—	—	—	—	(84)
Derivatives and other liabilities	—	—	—	—	—	(81)	(20)	(101)
Bonds and other long-term funding	(26 524)	—	—	—	—	—	—	(26 524)
Subordinated bonds, debentures and loans	(4 569)	—	—	—	—	—	—	(4 569)
Loans from affiliated companies	(535)	—	—	—	—	—	—	(535)
Ordinary shareholder’s equity	—	—	—	—	—	—	6 829	6 829
Total liabilities and equity	(57 063)	(1)	(26)	(1)	(11)	(329)	6 752	(50 679)

On balance sheet interest sensitivity	(38 796)	2 995	8 202	6 947	11 933	1 457	7 262	—

*       All debt funding (excluding derivatives as these were reinstated) was determined to be due and payable as a consequence of the Bank being placed under curatorship, and as such, it was categorised as demandable. In accordance with the powers of the curator payments of interest and capital on all debt was suspended.

57

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

36.1   Interest rate risk management (continued)

		Greater	Greater	Greater
		than	than 3	than 12	Greater	Non-
		1 month	months	months	than	interest	Non-
	Up to	up to	up to 12	up to 24	24	sensitive	financial
	1 month	3 months	months	months	months	items	assets	Total
2014	Rm	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Assets
Short-term deposits and cash	2 990	—	—	—	—	592	—	3 582
Statutory assets	1 399	29	—	—	429	1 185	—	3 042
Derivatives and other assets	—	—	478	951	1 470	149	—	3 048
Current tax asset	—	—	—	—	—	—	—	—
Net advances	6 776	1 496	6 363	7 337	16 767	—	—	38 739
Deferred tax asset	—	—	—	—	—	—	—	—
Loans to affiliated companies	506	—	—	—	—	23	—	529
Property and equipment	—	—	—	—	—	—	455	455
Intangible assets	—	—	—	—	—	—	107	107
Total assets	11 671	1 525	6 841	8 288	18 666	1 949	562	49 502

Liabilities and equity
Short-term funding	(6 764)	—	—	—	—	—	—	(6 764)
Derivatives and other liabilities	(2)	(1)	(66)	(47)	(129)	(765)	—	(1 010)
Bonds and other long-term funding	(36 436)	—	—	—	—	—	—	(36 436)
Subordinated bonds, debentures and loans	(4 436)	—	—	—	—	—	—	(4 436)
Loans from affiliated companies	(471)	—	—	—	—	—	—	(471)
Ordinary shareholder’s equity	—	—	—	—	—	—	(385)	(385)
Total liabilities and equity	(48 109)	(1)	(66)	(47)	(129)	(765)	(385)	(49 502)

On balance sheet interest sensitivity	(36 438)	1 524	6 775	8 241	18 537	1 184	177	—

Sensitivity analysis based on a 100 basis point increase in interest rates

IFRS 7 Financial instruments: Disclosure requires that a sensitivity analysis be provided for changes in interest rates. The sensitivity analyses have been determined based on the exposure to interest rates for both derivatives and non-derivative instruments at the statement of financial position date. For floating rate liabilities, the analysis is prepared assuming the amount of liability outstanding at statement of financial position date was outstanding for the whole year. A 100 basis point movement is used when reporting interest rate risk internally and represents management’s assessment of the reasonably possible change in interest rates. Given the extent of the risk and the current risk mitigants, a more sophisticated (e.g. value-at-risk) analysis is not considered necessary.

The sensitivity analysis below is based on an increase in rates. Given the linear structure of the Bank’s portfolio, a 100 basis point increase in interest rates would result in a corresponding net decrease of R154 million (2014: R21 million) in net income (before tax).

58

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

36.1   Interest rate risk management (continued)

				Statement of
				profit or loss
	Carrying value	Amount exposed	Index to which	impact
2015	at end of year	to market risk	interest rate is	(pre-tax)
Financial assets	Rm	Rm	linked	Rm
Cash and cash equivalents	6 294	6 294	JIBAR	63
Included in assets classified as held for sale	21 613	28 602		161
Credit card advances	4 961	6 411	REPO	50
Cash and cash equivalents	8 232	8 232	JIBAR	82
Statutory assets	3 905	2 365	CPI/JIBAR	24
Interest rate swaps	4	1 509	JIBAR	2
CPI linked swaps	347	2 869	CPI	(63)
Foreign currency swaps	4 164	7 216	JIBAR	52
Credit card advances	1 118	1 771	REPO	14
Loans to affiliated companies	182	—	JIBAR	—
	29 207	36 667		224
Financial liabilities
Included in liabilities associated with assets classified as held for sale	4 148	6 153		(17)
Short-term funding	4 005	4 005	JIBAR	(40)
Fixed and notice deposits	104	—	JIBAR	—
Interest rate swaps	39	2 148	JIBAR	23
Subordinated bonds and loans	4 569	4 032	JIBAR	(39)
Bonds	7 384	7 384	CPI/JIBAR	(74)
Promissory notes	2 832	2 761	JIBAR	(28)
Fixed and notice deposits	625	432	JIBAR	(4)
Short-term funding	21 326	21 151	JIBAR	(211)
Loans from affiliated companies	535	463	JIBAR	(5)
	41 419	42 376		(378)

Net effect on the statement of profit or loss				(154)

2014
Financial assets
Credit card advances	7 041	8 806	REPO	108
Cash and cash equivalents	3 582	3 582	JIBAR	36
Statutory assets	3 042	1 857	CPI/JIBAR	18
Interest rate swaps	20	1 787	JIBAR	21
CPI linked swaps	403	3 621	CPI	(75)
Foreign currency swaps	2 475	6 016	JIBAR	82
Loans to affiliated companies	529	—	JIBAR	—
	17 092	25 669		190
Financial liabilities
Subordinated bonds and loans	4 436	3 898	JIBAR	(38)
Bonds	10 610	10 158	CPI/JIBAR	(102)
Promissory notes	6 154	5 636	JIBAR	(56)
Fixed and notice deposits	5 709	1 748	JIBAR	(17)
Short-term funding	5 983	5 596	JIBAR	(57)
Interest rate swaps	130	4 943	JIBAR	47
Foreign currency swaps	115	2 175	JIBAR	12
	33 137	34 154		(211)

Net effect on the statement of profit or loss				(21)

59

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

36.2   Foreign currency risk management

Foreign currency risk is the risk of financial loss resulting from adverse movements in foreign currency exchange rates. Currency risk arises as a result of foreign currency denominated borrowings. The Bank’s primary risk objective is to protect the net earnings against the impact of adverse exchange rate movements. Hedging of currency exposures is achieved through the use of approved derivative instruments transacted with approved financial institutions.

The Bank uses cross-currency swaps to hedge its foreign currency risk. The principal terms of these swaps are substantially similar to those of the hedged items with regard to maturity dates, interest reset dates, nominal values and amortisation profile.

Up to 10 August 2014 the Bank applied cash flow hedge accounting to hedge the foreign currency risk. As the forecast transactions are no longer expected to occur, hedge accounting has been discontinued and the cumulative gain and losses recognised in other comprehensive income were transferred immediately to the statement of profit or loss (refer note 24).

Details of derivative instruments denominated in foreign currency are presented below:

		ZAR at		ZAR at
	Foreign	amortised	Foreign	amortised
	currency	cost	currency	cost
	2015	2015	2014	2014
Financial liabilities	USD/CHFm	Rm	USD/CHFm	Rm
Foreign denominated bonds (USD) (refer note 13.2)	(700)	(9 800)	(732)	(8 490)
Foreign denominated bonds (CHF) (refer note 13.2)	(405)	(5 882)	(555)	(6 724)
Short-term funding (USD) (refer note 43)	(32)	(460)	—	—
Short-term funding (CHF) (refer note 43)	(150)	(2 254)	—	—
Total liabilities		(18 396)		(15 214)

Short-term deposits and cash (USD)	93	1 293	—	—
Short-term deposits and cash (CHF)	201	2 851	—	—
Statutory assets (USD)	192	2 656	—	—
Foreign currency swaps (USD)	450	6 353	482	5 591
Foreign currency swaps (CHF)	350	5 226	425	5 148
Effect of foreign currency hedges		18 379		10 739

Net open position (USD)	3	42	(250)	(2 899)
Net open position (CHF)	(4)	(59)	(130)	(1 576)

As a consequence of being placed under curatorship on 10 August 2014, all derivative contracts automatically terminated. The derivative contracts with the domestic (South African) swap counterparties were immediately reinstated, however contracts with foreign counterparties were not reinstated. This resulted in an unhedged foreign currency exposure, as illustrated in the table above. The Bank addressed this foreign currency exposure by using surplus cash on deposit and statutory liquid assets to acquire the applicable foreign currencies and thereby mitigate the foreign currency risk.

Sensitivity analysis based on 10% increase in exchange rates

IFRS 7 Financial instruments: Disclosures requires that a sensitivity analysis be provided for changes in exchange rates. The sensitivity analyses have been determined based on the exposure to exchange rates for both derivatives and non-derivative instruments (foreign denominated bonds) at the statement of financial position date. A 10% sensitivity adjustment is applied and the analysis is prepared assuming the amount at the statement of financial position date was outstanding for the whole year.

Given the linear structure of the Bank’s portfolio, a 10% increase in exchange rates, and its related impact on the forward discount curve, would result in a net decrease of R43 million (2014: R782 million) in net income (before tax).

60

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

36.2   Foreign currency risk management (continued)

				Statement of
		Amount		profit or loss
	Carrying value	exposed to		impact
2015	at end of year	market risk		(pre-tax)
Financial assets	Rm	Rm	Currency	Rm
Short-term deposits and cash (USD)	1 293	1 293	USD	129
Short-term deposits and cash (CHF)	2 851	2 851	CHF	285
Statutory assets (USD)	2 656	2 656	USD	266
Cross-currency swaps (USD)	2 974	3 328	USD	676
Cross-currency swaps (CHF)	1 190	3 889	CHF	574
	10 964	14 017		1 930
Financial liabilities
Short-term funding (USD)	1 382	1 382	USD	(138)
Short-term finding (CHF)	2 605	2 605	CHF	(261)
Foreign denominated bonds (USD)	9 800	9 800	USD	(983)
Foreign denominated bonds (CHF)	5 882	5 882	CHF	(591)
	19 669	19 669		(1 973)

Net effect on profit or loss				(43)

The spot exchange rates used to convert the carrying value (outstanding capital, capitalised interest and unamortised discount) of the foreign currency liabilities were R13.86/USD and R14.22/CHF.

				Statement of
		Amount		profit or loss
	Carrying value	exposed to		impact
2014	at end of year	market risk		(pre-tax)
Financial assets	Rm	Rm	Currency	Rm
Cross-currency swaps (USD)	1 905	3 671	USD	620
Cross-currency swaps (CHF)	570	2 345	CHF	332
	2 475	6 016		952
Financial liabilities
Foreign denominated bonds (USD)	8 490	8 490	USD	(827)
Foreign denominated bonds (CHF)	6 724	6 724	CHF	(657)
Fixed deposit (US dollars)	115	2 175	CHF	(250)
	15 329	17 389		(1 734)

Net effect on profit or loss				(782)

The spot exchange rates used to convert the carrying value (outstanding capital, capitalised interest and unamortised discount) of the foreign currency liabilities were R10.05/USD and R11.11/CHF.

36.3   Interest rate and currency risk hedging

In terms of the Bank’s interest rate hedging strategy, it has entered into a number of interest rate and cross-currency swap agreements that convert the variable cash flows on an identified underlying financial liability into fixed cash flows. The derivative instruments related to interest rate hedging converts the floating rate of interest paid on an identified underlying financial liability into a fixed rate. The cross-currency swaps entered into by the Bank ensure a conversion of the floating interest rate cash flows denominated in foreign currency into the fixed interest rate cash flows denominated in South African rand. The cross-currency swaps also fix the rate at which the final capital repayments on bonds denominated in foreign currency will be made. This enables the Bank to mitigate the cash flow risk arising from the change in interest rates and foreign currency fluctuations on the issued variable rate liabilities (denominated in South African rand or foreign currency). The hedged risk is either quarterly resetting JIBAR or the effect of changes in CPI and / or currency movements and the derivative instruments are settled on a net basis at each cash flow date.

61

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

36.3        Interest rate and currency risk hedging (continued)

The fair value of the derivative instruments is determined using accepted valuation methodologies and the applicable market rates on date of valuation. The average interest rate is based on the outstanding balances as at year end.

The table below illustrates the outstanding notional values of each of the hedges, the weighted average fixed interest rate and the full fair value of the derivative (including accrued interest) as at year end. The hedges have also been segmented based on their contractual maturity.

	Average
	contracted	Hedged	Fair value	Fair value
Interest rate hedges	interest rate	amount	asset	liability
2015	%	Rm	Rm	Rm
Contractual maturity
Less than 1 year	8.10	2 864	4	(27)
Greater than 1 year up to 2 years	9.73	960	124	(1)
Greater than 2 years up to 5 years	10.52	2 702	223	(11)
		6 526	351	(39)

2014
Contractual maturity
Less than 1 year	9.19	3 825	207	(69)
Greater than 1 year up to 2 years	8.10	2 864	20	(48)
Greater than 2 years up to 5 years	10.19	3 662	196	(13)
		10 351	423	(130)

	Average
	contracted	Hedged	Fair value	Fair value
Currency hedges (contractual maturity)	interest rate	amount	asset	liability
2015	%	Rm	Rm	Rm
Contractual maturity
Less than 1 year	12.58	1 397	1 419	—
Greater than 1 year up to 2 years	12.17	3 095	2 162	—
Greater than 2 years up to 5 years	12.43	2 725	583	—
		7 217	4 164	—

2014
Contractual maturity
Less than 1 year	10.63	975	270	—
Greater than 1 year up to 2 years	12.63	1 397	931	—
Greater than 2 years up to 5 years	12.08	5 820	1 274	(115)
		8 192	2 475	(115)

According to IAS 39 Financial instruments: Recognition and measurement, the change in fair value of the hedging instrument found to be effective was recognised in the statement of changes in equity (hedging reserve). Complete ineffectiveness was recognised directly in profit or loss for the period where the hedge effectiveness is less than or exceeded the 80% to 125% threshold. To the extent that the change in fair value of the hedged item is over-effective (i.e. greater than 100%) but still within the 80% to 125% threshold the amount of over-effectiveness was recognised in profit and loss. To the extent that the relationship was under-effective (but within the threshold) the full amount of the change was recognised in equity.

The restructuring of the debt, as a consequence of being placed under curatorship, has created uncertainty as to the timing of the forecast transaction (expected funding cash flows according to the original contractual terms), which is no longer expected to occur as documented at inception of the hedging relationship. Thus the Bank ceased hedge accounting from 10 August 2014, the date of curatorship, as the hedges were not expected to be effective. As a result, the related cumulative gain or loss on the hedging instruments that has been recognised in other comprehensive income from the period when the hedge was effective was reclassified from equity to profit and loss as a reclassification adjustment.

62

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

36.3 Interest rate and currency risk hedging (continued)

	2015	2014
Cash flow hedging reserve reconciliation	Rm	Rm
Balance at beginning of year	—	(180)
Movements during the year (pre-tax)	—	250
Amounts released to profit or loss — foreign exchange gains and losses	—	1 048
Amounts released to profit or loss — interest expense and similar charges	—	(501)
Amounts released to profit or loss — ineffective hedges	—	192
Fair value gain in derivative assets	—	(402)
Fair value gain in derivative liabilities	—	(87)
Deferred tax effect	—	(70)
Balance at end of year	—	—

36.4        Price risk management

At the meeting held on 28 November 2013 the Remuneration Committee determined that gearing is not appropriate for an incentive scheme and consequently there were significant changes to the long term incentive scheme by converting all unvested tranches of the LTIP 2010, 2011 and 2012 schemes to synthetic ABIL shares.

The conversion was based on the number of shares linked to the ungeared original value of the award (converted to shares) which had not vested at 30 June 2014.

Payment on these synthetic shares is made on one-third of the total number of the converted synthetic ABIL shares based on the 90 day volume weighted average price at the end of September 2014, 2015 and 2016.

No dividends accrue or are payable on the synthetic ABIL shares and there is also no interest charge (actual or notional) under this conversion scheme.

The table below sets out the movement in the exposure to the ABIL synthetic shares from the conversion date. The table also shows the value at conversion date of the exposure and whether that exposure has decreased or increased since the conversion/grant date.

	2015	2014
Changes in market value of ABIL synthetic shares	Rm	Rm
Value of synthetic shares at conversion date (30 June 2014)	2.0	37.3
Additional awards since 30 June 2014	—	14.4
Forfeitures	(0.5)	(1.8)
Amount vested and paid in October 2014	—	(7.9)
Change in value	—	(40.0)
Value of outstanding synthetic shares at the end of the year	1.5	2.0

Changes in market value of outstanding ABIL synthetic shares
Value at conversion/grant date of outstanding synthetic shares	33.3	33.3
Loss on outstanding tranches	(31.8)	(31.3)
Value of outstanding synthetic shares at the end of the year	1.5	2.0

This conversion scheme also functioned as a retention tool as some value for the employees was created due to the removal of gearing and amounts were payable to employees.

The conversion scheme did not include the executive directors and executive committee members.

63

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

37                  Liquidity risk

Liquidity risk arises when the Bank is unable to maintain or generate sufficient cash resources to meet its payment obligations as they fall due, or can only do so on materially disadvantageous terms. This inability to maintain or generate sufficient cash resources generally occurs when counterparties who provide the Bank with funding withdraw or do not roll over that funding, or as a result of a general disruption in asset markets that renders normally liquid assets illiquid.

Liquidity risk is defined as the risk that the Bank will encounter difficulty in meeting obligations associated with financial liabilities. The Bank’s risk and capital committee, through ALCO, has set limits and benchmarks in order to mitigate liquidity risk to the appropriate levels.

The following tables analyse the Bank’s financial assets and liabilities into relevant maturity groupings based on the remaining period at the statement of financial position date to the contractual maturity date.

The matching and controlled mismatching of the maturities and interest rates of financial assets and liabilities are fundamental to the management of risk within the Bank. It is unusual for the Bank ever to be completely matched since the business transacted is often of uncertain term and of different types. An unmatched position potentially enhances profitability, but can also increase the risk of loss.

The maturities of financial assets and liabilities and the ability to replace, at an acceptable cost, interest-bearing liabilities as they mature, are important factors in assessing the liquidity of the Bank and its exposure to changes in interest rates.

Assets and liability maturities as at 30 September 2015

		Greater	Greater	Greater
		than 1	than 3	than 12		Non-
	Demand	month	months	months	Greater	financial
	and up to	up to	up to 12	up to 24	than	assets and
	1 month*	3 months	months	months	24 months	liabilities	Total
	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Assets
Short-term deposits and cash	6 294	—	—	—	—	—	6 294
Assets classified as held for sale	4 870	3 436	9 705	7 213	11 702	510	37 436
Short-term deposits and cash	3 433	2 042	2 757	—	—	—	8 232
Statutory assets	802	—	—	—	3 103	—	3 905
Derivatives and other assets	1	129	1 422	2 286	806	—	4 644
Net advances	634	1 265	5 526	4 927	7 793	—	20 145
Property and equipment	—	—	—	—	—	436	436
Intangible assets	—	—	—	—	—	74	74
Current tax asset	—	—	—	—	—	—	—
Net advances	217	431	1 877	1 342	2 900	—	6 767
Deferred tax asset	—	—	—	—	—	—	—
Loans to affiliated companies	182	—	—	—	—	—	182
Total assets	11 563	3 867	11 582	8 555	14 602	510	50 679

64

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

37    Liquidity risk (continued)

		Greater	Greater	Greater
		than 1	than 3	than 12		Non-
	Demand	month	months	months	Greater	financial
	and up to	up to	up to 12	up to 24	than	assets and
	1 month*	3 months	months	months	24 months	liabilities	Total
	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Liabilities and equity
Short-term funding	(21 326)	—	—	—	—	—	(21 326)
Included in liabilities directly associated with assets classified as held for sale	(4 357)	(1)	(26)	(1)	(11)	(57)	(4 453)
Short-term funding	(4 025)	—	—	—	—	—	(4 025)
Derivatives and other
liabilities	(248)	(1)	(26)	(1)	(11)	(57)	(344)
Bonds and other long-term funding	(84)	—	—	—	—	—	(84)
Derivatives and other liabilities	(81)	—	—	—	—	(20)	(101)
Bonds and other long-term funding	(26 524)	—	—	—	—	—	(26 524)
Subordinated bonds, debentures and loans	(4 569)	—	—	—	—	—	(4 569)
Loans from affiliated companies	(535)	—	—	—	—	—	(535)
Ordinary shareholder’s equity	—	—	—	—	—	6 829	6 829
Total liabilities and equity	(57 392)	(1)	(26)	(1)	(11)	6 752	(50 679)

Net liquidity gap	(45 829)	3 866	11 556	8 554	14 591	7 262	—

* All debt funding (excluding derivatives as these were reinstated) was determined to be due and payable as a consequence of the Bank being placed under curatorship, and as such, it was categorised as demandable. In accordance with the powers of the curator payments of interest and capital on all debt is suspended.

Assets and liability maturities as at 30 September 2014

		Greater	Greater	Greater
		than 1	than 3	than 12		Non-
	Demand	month	months	months	Greater	financial
	and up to	up to	up to 12	up to 24	than	assets and
	1 month*	3 months	months	months	24 months	liabilities	Total
	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Assets
Short-term deposits and cash	3 582	—	—	—	—	—	3 582
Statutory assets	1 398	29	—	—	1 615	—	3 042
Derivatives and other assets	—	150	478	951	1 469	—	3 048
Current tax asset	—	—	—	—	—	—	—
Net advances	1 089	2 158	9 354	9 370	16 768	—	38 739
Deferred tax asset	—	—	—	—	—	—	—
Loans to affiliated companies	506	—	—	—	23	—	529
Property and equipment	—	—	—	—	—	455	455
Intangible assets	—	—	—	—	—	107	107
Total assets	6 575	2 337	9 832	10 321	19 875	562	49 502

65

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

37     Liquidity risk (continued)

		Greater	Greater	Greater
		than 1	than 3	than 12		Non-
	Demand	month	months	months	Greater	financial
	and up to	up to	up to 12	up to 24	than	assets and
	1 month*	3 months	months	months	24 months	liabilities	Total
	Rm	Rm	Rm	Rm	Rm	Rm	Rm
Liabilities and equity
Short-term funding	(6 764)	—	—	—	—	—	(6 764)
Derivatives and other liabilities	(768)	(1)	(66)	(47)	(128)	—	(1 010)
Bonds and other long-term funding	(36 436)	—	—	—	—	—	(36 436)
Subordinated bonds, debentures and loans	(4 436)	—	—	—	—	—	(4 436)
Loans from affiliated companies	(471)	—	—	—	—	—	(471)
Ordinary shareholder’s equity	—	—	—	—	—	(385)	(385)
Total liabilities and equity	(48 875)	(1)	(66)	(47)	(128)	(385)	(49 502)

Net liquidity gap	(42 300)	2 336	9 766	10 274	19 747	177	—

The following table represents the Bank’s undiscounted cash flows of liabilities per remaining maturity and includes all cash flows related to the principal amounts as well as future payments. The analysis is based on the earliest date on which the Bank can be required to pay and is not necessarily the date at which the Bank is expected to pay.

Where an effective hedging relationship exists, the net fixed cash flows per hedged item have been disclosed. The analysis of cash flows will not necessarily agree with the balances on the statement of financial position and therefore an analysis of carrying values has been provided.

		Demand
	Carrying	and up to
2015	amount	1 month*
Financial liabilities	Rm	Rm
Short-term funding	21 326	21 467
Included in liabilities associated with assets classified as held for sale	4 414	4 444
Short-term funding	4 025	4 027
Other liabilities	305	305
Fixed deposits	84	112
Promissory notes	2 832	3 396
Fixed deposits	626	681
Subordinated bonds and debentures	4 569	5 593
Other liabilities	101	101
Bonds (listed)	23 066	25 040
Loans to affiliated companies	535	629
	57 469	61 351

* All debt funding (excluding derivatives as these were reinstated) was determined to be due and payable as a consequence of the Bank being placed under curatorship, and as such, it was categorised as demandable. In accordance with the powers of the curator payments of interest and capital on all debt is suspended.

66

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

37    Liquidity risk (continued)

Demand
	Carrying	and up to
2014	amount	1 month
Financial liabilities	Rm	Rm
Short-term funding	6 764	7 163
Promissory notes	6 154	6 821
Fixed deposits	4 458	4 684
Subordinated bonds and debentures	4 436	6 077
Other liabilities	765	765
Bonds (listed)	25 824	27 473
Loans from affiliated companies	471	471
	48 872	53 454

38      Assets and liabilities measured at fair value or for which fair values are disclosed

38.1   Valuation models

The fair value of financial assets and financial liabilities that are traded in active markets are based on quoted market prices or dealer price quotations. For all other financial instruments, the group determines fair values using other valuation techniques.

The Bank measures fair value using the following fair value hierarchy, which reflects the significance of the inputs used in making the measurements.

•          Level 1 fair value measurements are those derived from quoted market prices (unadjusted) in active markets for identical assets or liabilities.

•          Level 2 fair value measurements are those derived from inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•          Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Valuation techniques include net present value and discounted cash flow models, comparison with similar instruments for which market observable prices exist and other valuation models. Assumptions and inputs used in valuation techniques include risk free and benchmark interest rates, credit spreads and other factors used in estimating discounting rates, foreign currency exchange rates, bond and equity prices, equity and equity index prices and expected price volatilities and correlations.

The objective of valuation techniques is to arrive at a fair value measurement that reflects the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date.

The Bank uses widely recognised valuation models for determining the fair value of common and more simple financial instruments, such as interest rate and currency swaps that use only market data and require little management judgement and estimation. Observable prices or model inputs are usually available in the market for listed debt and equity securities, exchange traded derivatives and simple over-the-counter derivatives such as swaps. Availability of observable market prices and model inputs reduces the need for management judgement and estimation and also reduces the uncertainty associated with determining fair values. Availability of observable market prices and inputs varies depending on the products and markets and is prone to changes based on specific events and general conditions in the financial markets.

67

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

38.1   Valuation models (continued)

For more complex instruments, the Bank uses its own valuation models, which are usually developed from recognised valuation models. Some or all of the significant inputs into these models may not be observable in the market, and are derived from market prices or rates or are estimated based on assumptions. Examples of instruments involving significant unobservable inputs include advances and certain loans and securities for which there is no active market. Valuation models that employ significant unobservable inputs require a higher degree of management judgement and estimation in the determination of fair value. Management judgement and estimation are usually required for selection of the appropriate valuation model to be used, determination of expected future cash flows on the financial instrument being valued, determination of the probability of counterparty default and selection of appropriate discount rate.

Fair value estimates obtained from models reflect the credit risk of the instrument and include adjustments to take account of the credit risk of the Bank and the counterparty where appropriate.

Model inputs and values are calibrated against historical data and published forecasts and, where possible, against current or recent observed transactions and experiences. This calibration process is inherently subjective and it yields ranges of possible inputs and estimates of fair values, and management judgement is required to select the most appropriate point in the range.

38.2   Valuation framework

The Bank has an established control framework with respect to the measurement of fair values. This framework includes formalised policies and the approval and review process.

When third party information is used to measure fair value the following procedures are performed in order to ensure that valuations meet the requirements of IFRS:

•   verifying that the third party is approved for use in pricing the relevant type of financial instrument;

•          understanding how the fair value has been arrived at and the extent to which it represents actual market transactions.

38.3   Fair value measurements recognised in the statement of financial position

The following table provides an analysis of financial instruments that are measured at fair value at the reporting date, by the level in the fair value hierarchy into which the fair value measurement is categorised. The amounts are based on the values recognised in the statement of financial position.

Rmillion	Level 1	Level 2	Level 3	Total
30 September 2015
Financial assets
Statutory assets	3 103	802	—	3 905
Derivative instruments	—	4 515	—	4 515
Total	3 103	5 317	—	8 420
Financial liabilities
Derivative instruments	—	39	—	39
Total	—	39	—	39

Rmillion	Level 1	Level 2	Level 3	Total
30 September 2014
Financial assets
Derivative instruments	—	2 898	—	2 898
Total	—	2 898	—	2 898
Financial liabilities
Derivative instruments	—	245	—	245
Total	—	245	—	245

68

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

38.4        Valuation techniques, significant unobservable inputs and sensitivity of level 2 financial instruments measured at fair value

The table below indicates the valuation techniques and main assumptions used in the determination of the fair value of the level 2 assets and liabilities for which fair value is measured:

				Effect on
				profit /
			Variance in fair	(loss)
2015	Valuation basis /		value	(after tax)
Assets	techniques	Main assumptions	measurement	Rm
Statutory assets	Discounted cash flow	Discount rates	100 bps	(25)
Cross-currency swaps	Discounted cash flow	Discount rates	10% in spot rate	1 251
Interest rate swaps	Discounted cash flow	Discount and risk free rates	100 bps	(61)
Liabilities
Interest rate swaps	Discounted cash flow	Discount and risk free rates	100 bps	23

2014
Assets
Cross-currency swaps	Discounted cash flow	Discount rates	10% in spot rate	952
Interest rate swaps	Discounted cash flow	Discount and risk free rates	100 bps	(54)
Liabilities
Cross-currency swaps	Discounted cash flow	Discount rates	10% in spot rate	250
Interest rate swaps	Discounted cash flow	Discount and risk free rates	100 bps	47

38.5  Assets and liabilities for which fair value is disclosed

Rmillion	Level 1	Level 2	Level 3	Total
2015
Financial assets
Cash deposited with financial institutions	6 294	—	—	6 294
Assets classified as held for sale	11 337	5 317	21 101	37 755
Cash deposited with financial institutions	8 234	—	—	8 234
Statutory assets	3 103	802	—	3 905
Other assets	—	—	129	129
Derivative assets	—	4 515	—	4 515
Net advances	—	—	20 972	20 972
Net advances	—	—	9 614	9 614
Loans to affiliated companies	—	—	182	182
Total	17 631	5 317	30 897	53 845
Financial liabilities
Short term funding	—	—	175	175
Included in liabilities directly associated with assets
classified as held for sale	—	39	330	369
Short term funding	—	—	21	21
Other liabilities	—	—	228	228
Derivative liabilities	—	39	—	39
Other long term funding	—	—	81	81
Other liabilities	—	—	101	101
Unsecured listed bonds	—	—	—	—
Other long term funding	—	—	—	—
Subordinated debt	—	—	—	—
Loans from affiliated companies	—	—	66	66
Total	—	39	672	711

69

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

38.5 Assets and liabilities for which fair value is disclosed (continued)

Rmillion	Level 1	Level 2	Level 3	Total
2014
Financial assets
Cash deposited with financial institutions	3 582	—	—	3 582
Treasury bills, debentures and bonds	435	1 427	—	1 862
Cash deposits with SA Reserve Bank	1 185	—	—	1 185
Other assets	—	—	150	150
Derivative assets	—	2 898	—	2 898
Loans to affiliated companies	—	—	529	529
Net advances	—	—	36 681	36 681
Total	5 202	4 325	37 360	46 887
Financial liabilities
Short term funding	—	—	87	87
Other liabilities	—	—	696	696
Derivative liabilities	—	245	—	245
Unsecured listed bonds	—	—	—	—
Other long term funding	—	—	82	82
Subordinated debt	—	—	—	—
Loans from affiliated companies	—	—	66	66
Total	—	245	931	1 176

Net advances

The fair value of the advances book (including the partially written off book) has been derived using a discounted cash flow technique. The Bank has modelled the expected future cash flows by extrapolating the most recent observed cash flows on the advances book. The key assumptions the bank has taken in deriving the aforementioned expected cash flows are as follows:

•          The cash flows have been reduced by the net insurance premiums the Bank expects to pay across to insurance providers, including Stangen;

•   The credit card portfolio has been treated as a rundown book, i.e. future re-advances have not been considered;

•          The cash flows have been reduced by an assumed cost of collection, based on a combination of fixed and variable costs to collect the book;

•          Appropriate adjustments to observed cash flows have been made where in the Bank’s view such cash flows are not expected to reoccur in the future.

The fair value has been estimated by discounting the expected future cash flows at 12% (2014: 12%), being the expected rate of return that a potential acquiror would require. The discount rate is a weighted cost of capital based on an assumed long-term debt to equity ratio, consistent with the capital levels required within the banking industry.

Amortised cost and fair value are both based upon present value of future cash flow techniques, however the following significant differences exist between the impairment (amortised cost) and fair value methodologies:

•   Fair value includes all expected cash flows, whereas impairments under IAS 39 are limited to incurred loss events;

•          The impairment cash flows are not reduced by the net insurance premiums the Bank expects to pay across to insurance providers, including Stangen;

•   The impairment cash flows are not reduced by expected cost of collection;

•          Amortised cost requires the future cash flows to be discounted at the advance’s effective interest rate whereas the fair value methodology discounts the expected cash flows at a required rate of return.

70

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

38.5        Assets and liabilities for which fair value is disclosed (continued)

Funding liabilities

During the 2014 financial year, the Bank was placed under curatorship and, as a consequence, all interest and capital payments due to funders were suspended. At that stage it was not possible to determine the projected outcome of the funding liabilities as there was no binding determination as to what the variables regarding the senior and subordinated funding would be. However, during the current financial year, the restructuring proposal (as detailed in the Information Memorandum published by the Bank on 9 September 2015) has progressed significantly, such that the projected outcome of the funding liabilities was deemed to be estimatable under the following scenarios:

(a)    the restructuring proposal will be successfully implemented; or

(b)         the assets of the Bank will be realised through a managed collection and run-off process and/or the Bank will be liquidated and the assets disposed of.

In estimating the projected outcomes, the Bank made a number of assumptions that gave rise to a range of projected outcomes (illustrated in the tables below). In practice, it is possible that a combination of outcomes would materialise and that these potential outcomes may fall anywhere within the ranges projected.

The expected future cash flows have been modelled based on the various possible outcomes mentioned above. A discounted cash flow valuation technique has been applied to estimate the projected outcome under each of these outcomes.

The projected outcomes under each of the scenarios described have been classified as Level 3.

Proposed transaction is implemented

The projected outcome of the funding liabilities has been determined by applying the terms of the exchange offer to the Senior and Subordinated Funders. The terms of the exchange offer give rise to a number of possible outcomes, the Bank therefore made various assumptions in determining the projected outcome.

Senior debt instruments

On implementation of the Senior Exchange Offer, the Bank will fully and finally discharge all of its obligations in terms of the relevant Existing Senior Debt Instrument, by delivering the following assets and cash to the Senior Funder, on the settlement date(s):

•   a New Senior Debt Instrument;

•   a Senior Stub Instrument in Residual Bank;

•          a Senior Cash Payment (a cash payment to be made by the Bank in respect of each existing Senior Debt Instrument that becomes an exchanged debt instrument); and

•          in respect of Serviced Instruments (an existing senior debt instrument issued on terms that require the coupon to be paid in full at regular intervals during the term) only, a Coupon Service Payment.

The principal economic terms (including interest rate and interest period duration) of the New Senior Debt Instruments will correspond with the economic terms of the Existing Senior Debt Instruments in the Bank, save that:

•          in determining the nominal amount of a particular New Senior Debt Instrument, 80% of the capital or nominal amount of the Serviced Instrument as at the transaction effective date (i.e. exclusive of any capitalised, penalty and other forms of interest);

•          the final repayment date of each New Senior Debt Instrument shall be the original contractual maturity date of the relevant exchanged Existing Senior Debt Instrument, extended by the sum of (i) the number of days between the date of curatorship and the transaction effective date and (ii) 24 months; and

•          the interest payment dates of a New Senior Debt Instrument will be aligned to the maturity date with no change to the duration of the interest periods.

A Senior Stub Instrument, to be issued in Residual Bank, shall:

•   have a nominal value equal to 10% of the Face Value of the relevant Existing Senior Debt as at curatorship date;

•   constitute an unsecured, unlisted ZAR claim against African Bank;

71

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

38.5 Assets and liabilities for which fair value is disclosed (continued)

Proposed transaction is implemented (continued)

Senior debt instruments (continued)

•          accrue interest (capitalised quarterly) with effect from the curatorship date;

•          be effectively subordinated in favour of SARB and shall only be repayable pari passu with the other unsecured unsubordinated creditors of African Bank, in accordance with a distribution waterfall; and

•          have no fixed maturity, capital repayment or interest payment profile.

Subordinated debt instruments

In terms of the Subordinated Exchange Offer, up to R1 485 million of the Existing Subordinated Debt Instruments will be exchanged for:

•          Basel III compliant Tier 2 Capital debt instruments in Good Bank; and/or

•          New HoldCo Shares.

Subordinated funders will have the option to elect whether a portion of their Existing Debt Instruments should be settled through the delivery of New Subordinated Debt Instruments, New HoldCo Shares or any combination of the two.

In addition, Subordinated Funders who participate in the subordinated exchange offer will also receive a Subordinated Cash Payment totalling R165 million (a cash payment to be made by the Bank in respect of each Existing Subordinated Debt Instrument that becomes an exchanged debt instrument).

The remaining portion of the existing Subordinated Debt Instruments will be exchanged for a Subordinated Stub Instrument in Residual Bank. The nominal value of each Subordinated Stub Instrument shall be equal to the remaining portion and shall:

•          constitute an unsecured, unlisted claim against Residual Bank;

•          accrue interest from the date of the issue of the Subordinated Stub Instrument;

•          have no fixed interest or capital repayment date; and

•          be subordinated in favour of all unsubordinated creditors of African Bank.

Projected outcomes

The Bank has applied the following key assumptions in deriving the projected outcomes under this scenario:

•          That all Senior and Subordinated Funders would participate in the Exchange Offer;

•          The projected cash flows were based on the terms of the New Senior and New Subordinated Debt Instruments;

•          The Subordinated Funders will exchange all their existing debt for New Subordinated Debt Instruments and not New HoldCo Shares;

•          The recoverability of the Senior and Subordinated Stub Instruments has been aligned to the Residual Bank run-off and/or liquidation process;

•          The discount rate of between 10.08% and 12.70% was used for the senior debt. The subordinated debt was discounted at 14.78%.

In analysing the Residual Bank run-off and/or liquidation, the Bank did not make an assumption on the utilisation of the SARB indemnity facility of R3 billion; instead the results of both outcomes are shown below:

	Indemnity	Indemnity
	reserve not	reserve
	utilised	utilised
Financial liabilities	Rm	Rm
Senior Unsecured Debt	48 286	46 964
Subordinated debt	1 801	1 801

72

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

38.5        Assets and liabilities for which fair value is disclosed (continued)

Proposed transaction is not implemented

Should the restructuring proposal not be implemented by the Bank, and no alternative approach adopted, then in all likelihood, the business of the Bank will be discontinued and a process to recover and realise the remaining assets for distribution to creditors would commence. The projected outcome of the senior and subordinated debt instruments would therefore be based on an estimate of the most likely cash flows to be received by the creditors should the Bank go into liquidation.

This scenario explains the projected potential outcome for creditors of African Bank if the restructuring proposal is not implemented and:

•          the loan assets are realised through a managed collection and run-off process in liquidation or under continued curatorship, followed by a disposal of any portion of the book remaining after approximately four years; or

•          the Bank is liquidated and the loan assets are disposed of within a relatively short period following liquidation (assumed as 12 months for purposes of the analysis).

The analysis is based on these two absolute scenarios so that a potential projected range of outcomes can be illustrated. In practice, it is possible that a combination of the two scenarios will materialise and that the potential outcome may fall anywhere within the range projected.

The cash available for distribution to the Senior and Subordinated Funders has been estimated by discounting the expected future cash flows at 9.3%, being the blended rate that will apply to the New Debt Instruments, including swap costs. This calculation translated into a recovery rate of 49% and 80% under the abovementioned scenarios, respectively, which only cover the Senior Debt Instruments. Under both scenarios, no recovery is expected on the Subordinated Debt Instruments. The outcomes of the two scenarios are shown below:

Managed
	Disposal	run-off
Financial liabilities	Rm	Rm
Senior Unsecured Debt	25 482	41 777
Subordinated debt	—	—

38.6        Valuation techniques, significant unobservable inputs and sensitivity of fair value of level 2 financial instruments for which fair value is disclosed

The table below indicates the valuation techniques and main assumptions used in the determination of the fair value of the level 2 assets and liabilities for which fair value is disclosed:

				Effect on
			Variance in	profit /
	Valuation basis /		fair value	(loss) (after
Rmillion	techniques	Main assumptions	measurement	tax)
Assets
Financial assets
2015
Statutory assets	Discounted cash flow model	Discount rates	100 bps	(25)
Derivative assets	Discounted cash flow model	Discount and risk free rates	100 bps	(9)
2014
Treasury bills, debentures and bonds	Discounted cash flow model	Discount rates	100 bps	(28)
Derivative assets	Discounted cash flow model	Discount and risk free rates	100 bps	28

73

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

38.6        Valuation techniques, significant unobservable inputs and sensitivity of fair value of level 2 financial instruments for which fair value is disclosed (continued)

				Effect on
			Variance in	profit /
	Valuation basis /		fair value	(loss) (after
Rmillion	techniques	Main assumptions	measurement	tax)
Liabilities
Financial liabilities
2015
Derivative liabilities	Discounted cash flow model	Discount and risk free rates	100 bps	23
2014
Derivative liabilities	Discounted cash flow model	Discount and risk free rates	100 bps	59

39                  Financial instruments subject to offsetting, enforceable master netting arrangements or similar agreements

IFRS requires financial assets and financial liabilities to be offset and the net amount presented in the statement of financial position when, and only when, the Bank has a current legally enforceable right to set off recognised amounts, as well as the intention to settle on a net basis or to realise the asset and settle the liability simultaneously.

Certain master netting arrangements may not meet the criteria for offsetting in the statement of financial position because:

•          these agreements create a right of set off enforceable only following an event of default, insolvency or bankruptcy; and

•          the Bank and its counterparties do not intend to settle on a net basis or to realise the assets and settle the liabilities simultaneously.

Accordingly, the following table sets out the impact of offset, as well as financial assets and financial liabilities that are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they have been off set in accordance with IFRS.

It should be noted that the information below is not intended to represent the Bank’s actual credit exposure, nor will it agree to that presented in the statement of financial position.

		Gross		Amounts not
		amounts of		offset in the
		recognised	Net amount	statement of
		financial	of financial	financial
	Gross	liabilities	assets	position but	Gross amount
	amount of	offset in the	presented in	subject to	of collateral
	recognised	statement of	the statement	master	subject to
	financial	financial	of financial	netting	netting
Rmillion	assets(1)	position(2)	position	arrangements	arrangements (3)	Net amount
2015
Assets
Derivative financial instruments	4 515	—	4 515	(39)	(4 005)	471
	4 515	—	4 515	(39)	(4 005)	471

2014
Assets
Derivative financial instruments	2 898	—	2 898	(245)	(2 155)	498
	2 898	—	2 898	(245)	(2 155)	498

74

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

39 Financial instruments subject to offsetting, enforceable master netting arrangements or similar agreements (continued)

		Gross		Amounts not
		amounts of		offset in the
		recognised	Net amount	statement of
		financial	of financial	financial
	Gross	assets offset	liabilities	position but	Gross amount
	amount of	in the	presented in	subject to	of collateral
	recognised	statement of	the statement	master	subject to
	financial	financial	of financial	netting	netting
Rmillion	liabilities(1)	position(2)	position	arrangements	arrangements(3)	Net amount
2015
Liabilities
Derivative financial instruments	39	—	39	(39)	—	—
Short term funding	4 005	—	4 005	—	(4 005)	—
	4 044	—	4 044	(39)	(4 005)	—

2014
Liabilities
Derivative financial instruments	245	—	245	(245)	—	—
Short term funding	2 155	—	2 155	—	(2 155)	—
	2 400	—	2 400	(245)	(2 155)	—

(1) Gross amounts are disclosed for recognised assets and liabilities that are subject to a master netting arrangement or a similar agreement, irrespective of whether the offsetting criteria is met.

(2) The amounts that qualify for offset in accordance with the criteria per IFRS.

(3) Cash collateral not offset in the statement of financial position subject to a master netting arrangement or similar agreement.

The amounts which are subject to netting arrangements generally arise in terms of ISDA Master Agreements and Credit Support Annexures between African Bank and various counterparties. The ISDA Master Agreements are related to the hedge instruments purchased to facilitate the Bank’s funding.

40                  Capital adequacy risk (unaudited)

Capital adequacy risk is the risk that the Bank will not have sufficient reserves to meet materially adverse market conditions beyond that which has already been assumed within the impairment provisions and reserves. Capital adequacy is measured by expressing capital as a percentage of risk-weighted assets. The Banks Act, 94 of 1990, as amended, specifies the minimum capital holding required in relation to risk-weighted assets. Refer to the table in Annexure B for the capital adequacy requirements and comparatives as at 30 September 2015.

41                  Operating lease commitments — property

Payable within one year	85	119
Payable between one and five years	79	131
	164	250

None of the Bank’s leases have a variable portion (contingent rentals). Refer note 22 for disclosure of operating leases.

42                  Unutilised facilities

The total unsecured unutilised credit facilities granted to African Bank credit card holders as at 30 September 2015 was R902 million (2014: R925 million).

75

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

43                  Suspension of debt payments

Following the placing of the Bank under curatorship on 10 August 2014 and in accordance with the powers of the curator, payments of interest and capital on all debt was suspended with the exception of retail savings deposits of R104 million (2014: R109 million) and trade creditors arising in the ordinary course of business. Senior unsecured debt holders (wholesale depositors, bondholders, holders of physical or dematerialised debt instruments, wholesale bank deposits, and any other classes of senior unsecured debt) will not receive payment of interest or principal for the duration of the curatorship. The rights of such senior unsecured debt holders, including their right to interest accruals, remained intact.

At financial reporting date, the curator had started engaging with the Bank’s funders to discuss the principles of the restructuring proposal contained in the South African Reserve Bank statement. At the time of finalising the annual financial statements the deal restructure was evolving and hence as a result of these uncertainties, all short-term funding, bonds and other long term funding, subordinated bonds, debentures and loans have been accounted for according to their original contractual terms. As a result of the suspension of debt payments, funding that became due and payable to senior unsecured debt holders is disclosed separately under short term funding.

The table below details all funding that reached its contractual maturity since curatorship date, separately disclosed under short term funding (refer note 11):

		2015	2014
Description	Disclosed as	Rm	Rm
ABL10A	Unsecured bonds (listed on JSE)	(536)	(26)
ABL10B	Unsecured bonds (listed on JSE)	(563)	(11)
ABL11A	Unsecured bonds (listed on JSE)	(605)	(550)
ABL11B	Unsecured bonds (listed on JSE)	(422)	(388)
ABL12B	Unsecured bonds (listed on JSE)	(1 117)	(20)
ABL13	Unsecured bonds (listed on JSE)	(25)	—
ABL14	Unsecured bonds (listed on JSE)	(60)	—
ABL15	Unsecured bonds (listed on JSE)	(17)	—
ABL16	Unsecured bonds (listed on JSE)	(84)	(16)
ABL17	Unsecured bonds (listed on JSE)	(115)	(21)
ABL18	Unsecured bonds (listed on JSE)	(571)	(11)
ABL19	Unsecured bonds (listed on JSE)	(65)	(12)
ABL Series 1	Unsecured bonds (listed on foreign stock exchanges)	(301)	—
ABL Series 2	Unsecured bonds (listed on foreign stock exchanges)	(621)	—
ABL Series 3	Unsecured bonds (listed on foreign stock exchanges)	(2 254)	—
ABL Series 4	Unsecured bonds (listed on foreign stock exchanges)	(73)	—
ABL Series 7	Unsecured bonds (listed on foreign stock exchanges)	(87)	—
ABL Series 8	Unsecured bonds (listed on foreign stock exchanges)	(191)	—
ABL Series 9	Unsecured bonds (listed on foreign stock exchanges)	(460)	—
ABLI03	Unsecured bonds (listed on JSE)	(1 080)	(24)
ABLI04	Unsecured bonds (listed on JSE)	(33)	—
ABLI05	Unsecured bonds (listed on JSE)	(111)	(35)
ABLI06	Unsecured bonds (listed on JSE)	(39)	—
ABLS2A	Subordinated bonds (listed on JSE)	(87)	—
ABLS2B	Subordinated bonds (listed on JSE)	(63)	—
ABLS3	Subordinated bonds (listed on JSE)	(69)	(13)
ABLS4	Subordinated bonds (listed on JSE)	(42)	(8)
ABLS5	Subordinated bonds (listed on JSE)	(199)	(37)
ABLSI01	Subordinated bonds (listed on JSE)	(7)	—
Fixed deposits	Unsecured long term loans	(4 696)	(12)
Fixed deposits	Short-term funding	(1 568)	(584)
Neg. certificates of deposit	Short-term funding	(400)	(390)
Promissory notes	Unsecured long term loans	(4 422)	(402)
Swaps	Derivative financial instruments	—	(9)
		(20 983)	(2 569)

76

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

44      Analysis of financial assets and liabilities

Financial assets and financial liabilities are measured either at fair value or at amortised cost. The principal accounting policies describe how the classes of financial instruments are measured and how income and expenses, including fair value gains and losses, are recognised.

The following table analyses the financial assets and financial liabilities in the balance sheet per class and category of financial instrument to which they are assigned. An estimate of the fair value per class of the financial instrument is provided in note 38.

44.1   Analysis of financial assets

				Financial
				instruments
			Held-to-	at fair value
			maturity	through	Non-
	Available-	Loans and	financial	profit and	financial
2015	for-sale	receivables	instruments	loss	instruments	Total
Assets	Rm	Rm	Rm	Rm	Rm	Rm
Short-term deposits and cash	—	6 294	—	—	—	6 294
Assets classified as held for sale	1 249	31 162	—	4 515	510	37 436
Short-term deposits and cash	—	8 232	—	—	—	8 232
Statutory assets	1 249	2 656	—	—	—	3 905
Derivatives and other assets	—	129	—	4 515	—	4 644
Net advances	—	20 145	—	—	—	20 145
Property and equipment	—	—	—	—	436	436
Intangible assets	—	—	—	—	74	74
Current tax asset	—	—	—	—	—	—
Net advances	—	6 767	—	—	—	6 767
Deferred tax asset	—	—	—	—	—	—
Loans to affiliated companies	—	182	—	—	—	182
Total assets	1 249	44 405	—	4 515	510	50 679

2014
Assets
Short-term deposits and cash	—	3 582	—	—	—	3 582
Statutory assets	—	1 185	1 857	—	—	3 042
Derivatives and other assets	—	150	—	2 898	—	3 048
Current tax asset	—	—	—	—	—	—
Net advances	—	38 739	—	—	—	38 739
Deferred tax asset	—	—	—	—	—	—
Loans to affiliated companies	—	529	—	—	—	529
Property and equipment	—	—	—	—	455	455
Intangible assets	—	—	—	—	107	107
Total assets	—	44 185	1 857	2 898	562	49 502

	2015	2014
Statement of profit or loss effect of financial instruments by category	Rm	Rm
Interest income recognised — loans and receivables	9 120	12 017
Interest income recognised — available-for-sale	84	—
Interest income recognised — held-to-maturity instruments	—	133
	9 204	12 150
Included above is interest income earned on specifically impaired advances	1 166	1 580

77

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

44.2   Analysis of financial liabilities

			Non-
	Amortised		financial
	cost	Fair value	liabilities	Total
2015	Rm	Rm	Rm	Rm
Short-term funding	21 326	—	—	21 326
Included in liabilities associated with assets classified as held for sale	4 357	39	57	4 453
Short-term funding	4 025	—	—	4 025
Derivatives and other liabilities	248	39	57	344
Bonds and other long-term funding	84	—	—	84
Derivatives and other liabilities	81	—	20	101
Bonds and other long-term funding	26 524	—	—	26 524
Subordinated bonds, debentures and loans	4 569	—	—	4 569
Loans from affiliated companies	535	—	—	535
	57 392	39	77	57 508

2014
Short-term funding	6 764	—	—	6 764
Derivatives and other liabilities	696	245	69	1 010
Bonds and other long-term funding	36 436	—	—	36 436
Subordinated bonds, debentures and loans	4 436	—	—	4 436
Loans from affiliated companies	471	—	—	471
	48 803	245	69	49 117

	2015	2014
Statement of profit or loss effect of financial instruments by category	Rm	Rm
Interest expense recognised for financial liabilities at amortised cost	4 159	4 187
Interest expense recognised for financial liabilities at fair value	442	501
	4 601	4 688

45      Contingent liabilities

An indemnity of R0.7 million was issued to The Standard Bank of South Africa Limited on 29 June 2006 to cover a guarantee made to VISA in respect of credit card transactions (2014: R0.7 million).

The Bank had a demand guarantee to the South African Insurance Association, in favour of Ellerine Furnishers, totalling R74 million which expired on 30 October 2014. The terms of the agreement still allows for claims to be lodged against the Bank three years after the termination date of the contract.

GEMS has a contingent liability to clients, as a result of a court order issued in 2004, to pay reparations to clients who might have been prejudiced by actions of the Bank between 1999 and 2002. The terms of the court order require each client to sign an acceptance and waiver form before the settlement can be made. In terms of the court order the maximum amount of potential reparations was R60.1 million, of which in excess of R40.0 million was paid by the end of September 2006. Subsequent to September 2006, a marginal amount of R0.2 million of reparations was paid to GEMS clients. The Bank has a remaining contingent liability of R20 million (2014: R20 million) for these reparations.

There a number of potential legal claims, accumulated in the ordinary course of business, amounting to R4.0 million (2014: R6.9 million), the outcome of which cannot at present be foreseen.

46      Post balance sheet events

There were no matters or circumstances arising since the end of the financial year, not otherwise dealt with in the Bank annual financial statements, which significantly affects the financial position at 30 September 2015 or the results of its operations or cash flows for the year then ended.

78

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

47      Retirement and post retirement benefits

The Bank contributes to a provident fund which is governed by the Pension Funds Act, 1956, and is in the nature of a defined contribution plan. This fund is managed by employer- and employee-elected trustees. Separate administrators are contracted to run the fund on a day-to-day basis. An independent consultant has also been appointed to the fund to provide professional advice to the trustees.

The scheme is funded by Bank contributions, which are charged to the statement of profit or loss as they are incurred.

The defined contribution scheme is exempt from regular actuarial valuations as no actuarial shortfall is anticipated. It is compulsory for all permanent staff to belong to the Bank provident fund.

The contributions made during the year amounted to R96 million (2014: R106 million).

48      Related party information

The Bank’s holding company is African Bank Investments Limited (in business rescue). Since 10 August 2014 the management of the Bank has vested in the curator subject to the supervision of the Registrar.

The Bank entered into financial services transactions with companies previously classified as related parties (the delink as a consequence of the curatorship of the Bank and the business rescue of African Bank Investments Limited, Ellerines Holdings Limited and Ellerines Furnishers Proprietary Limited).

Transactions with Stangen involved commission received and costs recovered by the Bank, on premiums collected on their behalf. In the case of Ellerine Holdings and Ellerine Furnishers, these transactions involved loans made (refer note 8) and commissions paid (refer note 22). There were no material transactions with directors other than emoluments as disclosed in note 22 and note 49. See note 50 for additional disclosure.

79

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

49           Directors’ and prescribed officers’ remuneration *

49.1        Basic remuneration, benefits and bonuses paid to executive directors

	2015						2014
			Retirement,		Annual			Retirement,
	Date		medical	Total cost	cash			medical	Total cost	Annual
	appointed		contributions	to company	bonus			contributions	to company	cash bonus
All amounts in R000	to board	Salary	and other	package	(note 1)	Total	Salary	and other	package	(note 1)	Total
Leon Kirkinis (note 2)	01/07/1997	—	—	—	—	—	1 672	434	2 106	—	2 106
Toni Fourie (note 3)	21/10/2003	—	—	—	—	—	—	—	—	—	—
Nithia Nalliah (note 4)	21/05/2009	1 520	614	2 134	—	2 134	3 014	438	3 452	—	3 452
Tami Sokutu (note 5)	19/05/2003	—	—	—	—	—	619	117	736	—	736
		1 520	614	2 134	—	2 134	5 305	989	6 294	—	6 294

LTIPs allocated to executive directors

		2015					2014
					LTIPs	Value
		Value as	2015 LTIP	Change in	vested	as at 30	Value as	2014 LTIP	Change in	LTIPs	Value as at
		at 1 Oct	award	value of	and	Sep	at 1 Oct	award	value of	vested and	30 Sep
All amounts in R000		2014	(note 1)	LTIPs	payable	2015	2013	(note 1)	LTIPs	payable	2014
Leon Kirkinis (note 2)		—	—	—	—	—	—	—	—	—	—
Toni Fourie (note 3)		—	—	—	—	—	—	—	—	—	—
Nithia Nalliah (note 4)		—	—	—	—	—	133	—	(133)	—	—
Tami Sokutu (note 5)		—	—	—	—	—	44	—	(44)	—	—
		—	—	—	—	—	177	—	(177)	—	—

Note 1.   No annual cash incentives and LTIPs were awarded in the current or previous financial year.

Note 2.   Leon Kirkinis resigned from the board with effect from 6 August 2014.

Note 3.   Toni Fourie received no remuneration from African Bank Limited (in curatorship) and resigned from the board with effect from 6 February 2014.

Note 4.   Nithia Nalliah resigned from the board with effect from 31 March 2015. He assumed the role of acting chief executive officer following the resignation of Leon Kirkinis.

Note 5.   Tami Sokutu resigned from the board with effect from 6 February 2014 following a period of extended leave due to health reasons. He sadly passed away in January 2015.

* Approved prior to curatorship

80

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

49      Directors’ and prescribed officers’ remuneration (continued) *

49.2   Basic remuneration, benefits and bonuses paid to prescribed officers

	2015						2014
			Retirement,		Annual			Retirement,
			medical	Total cost	cash			medical	Total cost	Annual
	Date		contributions	to company	bonus			contributions	to company	cash bonus
All amounts in R000	appointed	Salary	and other	package	(note 1)	Total	Salary	and other	package	(note 1)	Total
Charles Chemel (note 2 and 3)	05/01/2005	—	—	—	—	—	3 053	393	3 446	—	3 446
George Roussos (note 3)	06/07/1998	—	—	—	—	—	2 504	401	2 905	—	2 905
		—	—	—	—	—	5 557	794	6 351	—	6 351

LTIPs allocated to prescribed officers

		2015					2014
					LTIPs
					vested,	Value				LTIPs
		Value as		Change in	payable	as at 30	Value as		Change in	vested,	Value as at
		at 1 Oct	2015 LTIP	value of	and	Sep	at 1 Oct	2014 LTIP	value of	payable and	30 Sep
All amounts in R000		2014	award	LTIPs	forfeited	2015	2013	award	LTIPs	forfeited	2014
Charles Chemel		—	—	—	—	—	105	—	(105)	—	—
George Roussos		—	—	—	—	—	185	—	(185)	—	—
		—	—	—	—	—	290	—	(290)	—	—

Note 1.   No annual cash incentives and LTIPs were awarded in the current or previous financial year.

Note 2.   Charles Chemel resigned with effect from 31 December 2014.

Note 3.   The management of the Bank vested in the curator, thus there were no prescribed officers as defined by the Companies Act in the current financial period.

* Approved prior to curatorship

81

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

49      Directors’ and prescribed officers’ remuneration (continued)

49.3   Non-executive directors’ remuneration

	Date appointed to	Date of	Fees for services as directors
All amounts in R000	board	resignation	2015	2014	Notes
Mutle Mogase (Non-executive chairman)	12/03/2007	16/10/2015	484	1 162
Nic Adams	01/02/2008	10/11/2015	200	480
Mojanku Gumbi	01/03/2011	23/02/2015	155	371
Jack Koolen	15/03/2011	(deceased)	130	312	1
Ntombi Langa-Royds	15/03/2011		193	464
Morris Mthombeni	16/09/2013		105	248
Sam Sithole	21/05/2009		—	12
Johnny Symmonds	21/05/2009	19/10/2015	200	476
			1 467	3 525	2

The non-executive directors are paid fees based on a fixed retainer for their responsibilities and duties as board members as well as additional fees for participation in the various sub-committees of the Board. They do not participate in any of the Bank’s bonus and incentive schemes and neither do they receive any other benefits from the Bank.

Notes

1. Jack Koolen sadly passed away in May 2015.

2. No fees were paid to non-executive directors after 28 February 2015.

82

AFRICAN BANK LIMITED (in curatorship)

ANNUAL FINANCIAL STATEMENTS

NOTES TO THE ANNUAL FINANCIAL STATEMENTS (continued)

for the year ended 30 September 2015

50 Loans to/from affiliated companies

	Transactions			Balances
		2015	2014				2015	2014
Loans to affiliated companies (note 8)	Transaction type	Rm	Rm	Intercompany type	Rate	Repayment terms	Rm	Rm
African Bank Investments Ltd		—	—	Loan	0.00%	On demand	182	447
Gilt Edged Management Services (Pty) Ltd		—	—	Loan	0.00%	On demand	—	23
Ellerine Furnishers (Pty) Ltd	Interest received	—	38	Loan	11.25%	On demand	—	—
Ellerine Holdings Ltd	Interest received	—	44	Loan	9.65%	On demand	—	—
Ellerine Furnishers (Pty) Ltd		—	—	Receivables	0.00%	On demand	—	59
Total		—	82				182	529

Loans from affiliated companies (note 15)
African Bank Investments Ltd		—	—	Call	0.00%	On demand	(6)	(6)
African Bank Investments Ltd	Interest paid	—	(8)	Call	5.40%	On demand	(461)	—
Customer Protection Insurance Co. Ltd		—	—	Call	5.40%	On demand	(2)	(2)
Gilt Edged Management Services (Pty) Ltd		—	—	Loan	0.00%	On demand	(64)	(64)
Miners Credit Guarantee (Pty) Ltd		—	—	Loan	0.00%	On demand	(2)	(2)
The Standard General Insurance Co. Ltd	Interest paid	(22)	(32)	Call	5.40%	On demand	—	(397)
Total		(22)	(40)				(535)	(471)

Funding received from affiliated companies
Ellerine Holdings Ltd	Interest paid	—	(4)	Call	8.00%	On demand	(60)	(56)
Ellerine Holdings Ltd	Interest paid	—	(1)	Call	5.40%	On demand	(8)	(7)
Relyant Life Assurance Co. Ltd	Interest paid	(1)	(2)	Call	5.40%	On demand	(25)	(23)
Ellerine Furnishers (Pty) Ltd	Interest paid	(2)	(15)	Call	1.88%	On demand	(56)	(349)
Total		(3)	(22)				(149)	(435)

Other
The Standard General Insurance Co. Ltd	Cost recoveries	28	52	Receivables	0.00%	None	3	3
The Standard General Insurance Co. Ltd	Commission earned	716	702	Receivables	0.00%	None	57	70
The Standard General Insurance Co. Ltd	Insurance premiums	(3)	(2)	Payables	0.00%	None	(43)	(418)
Ellerine Furnishers (Pty) Ltd	Commissions paid	(59)	(164)	Receivables / payables	0.00%	None	—	29
Ellerine Furnishers (Pty) Ltd		—	—	Payables	0.00%	None	12	12
Total		682	588				29	(304)

83

AFRICAN BANK LIMITED (in curatorship)

(Registration number: 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2015

Adoption of new standards and interpretations effective for the current and future financial years

1.                      New and revised IFRSs with no material effect on the annual financial statements

The following new and revised standards, amendment to standards and interpretation have been applied in the current year.

IFRS/IFRIC	Title and Details

IFRS 10	Title:	Consolidated financial statements

Details:

IFRS 10 exception to the principle that all subsidiaries must be consolidated. Entities meeting the definition of “Investment entities” must be accounted for at fair value under IFRS 9 “Financial Instruments” and IAS 39 “Financial Instruments: Recognition and measurement”.

IFRS 12	Title:	Disclosure of interests in other entities

	Details:	Amendments applicable to investment entities

IAS 19	Title:	Employee benefits

	Details:	Amendments regarding clarification of the requirements that relate to how contributions from employees or third parties that are linked to service should be attributed to period of service.

IAS 27	Title:	Consolidated and separate financial statements

Details:

Requirement to account for interests in “Investment entities” at fair value under IFRS 9 “Financial Instruments” and IAS 39 “Financial Instruments: Recognition and measurement”, in the separate financial statements of a parent.

IAS 32	Title:	Financial Instruments: Classification and Measurement

Details:

The amendments do not change the current offsetting model in IAS 32, which requires an entity to offset a financial asset and financial liability in the statement of financial position only when the entity currently has a legally enforceable right to set off and intends either to settle the asset and liability or a net basis or to realise the asset and settle the liability simultaneously.

The amendments are made to clarify the application principles on the offsetting requirements for the financial assets and financial liabilities.

IAS 36	Title:	Impairment of assets

	Details:	Amendments arising from Recoverable Amount Disclosures for Non-Financial Assets. The amendments clarify the disclosure requirements in respect of fair value less costs of disposal.

Two additional disclosure requirements were added:
• Additional information about the fair value measurement of impaired assets when the recoverable amount is based on fair value less costs of disposal.

•                  Information about the discount rates that have been used when the recoverable amount is based on fair value less costs of disposal using a present value technique. The amendment harmonises disclosure requirements between value in use and fair value less costs of disposal.

84

AFRICAN BANK LIMITED (in curatorship)

(Registration number: 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2015

1.                      New and revised IFRSs with no material effect on the annual financial statements (continued)

IFRS/IFRIC	Title and Details

IAS 39	Title:	Financial instruments: recognition and measurement

Details:

Amendments for novations of derivatives. The amendments provide an exception to the requirement to discontinue hedge accounting in certain circumstances in which there is a change in counterparty to a hedging instrument in order to achieve clearing for that instrument.

IFRIC 21	Title:	Levies

Details:

This interpretation provides guidance on when to recognise a liability for a levy imposed by a government, both for levies that are accounted for in accordance with IAS 37 and those where the timing and amount of the levies are certain.

The Interpretation identifies the obligating event for the recognition of a liability as the activity that triggers the payment of the levy in accordance with the relevant legislation. Guidance provided indicates that the liability is recognised progressively if the obligating event occurs over a period of time and if an obligation is triggered on reaching a minimum threshold, the liability is recognised when that minimum threshold is reached.

Annual improvements	Title:	Annual improvements project

	Details:	Annual improvements 2010-2012 cycles. Amendments affected IFRS 2, IFRS 3, IFRS 8, IFRS 13, IAS 16, IAS 24, IAS 38.

Annual improvements	Title:	Annual improvements project

	Details:	Annual improvements 2011-2013 cycles. Amendments affected IFRS 1, IFRS 3, IFRS 13, IAS 40.

The application of these new and revised standards and interpretations has not had any material effect on the amounts reported for the current and prior years.

85

AFRICAN BANK LIMITED (in curatorship)

(Registration number: 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2015

2.                      New and revised IFRSs in issue but not yet effective

The Bank has not applied the following new and revised IFRSs that have been issued but with a future effective date.

IFRS/IFRIC	Title and Details	Expected impact

IFRS effective for periods beginning on or after 1 January 2015 (applicable to the consolidated and separate financial statements for the year ended 30 September 2016)

IFRS 7	Title: Details:

Financial instruments: Disclosures

Amendments require specific disclosure about the initial application of IFRS 9. The effective date of IFRS 9 has been extended from periods beginning on or after 1 January 2013 to periods beginning on or after 1 January 2018.

The amendments to IFRS 7 require additional disclosures on transition from IAS 39 to IFRS 9. The new transitional disclosures include, but are not limited to:

•             Changes in the classifications of financial assets and financial liabilities, showing separately:

a)        the changes in the carrying amounts on the basis of their measurement categories in accordance with IAS 39 (i.e. not resulting from a change in measurement attribute on transition to IFRS 9); and

b)        the changes in the carrying amounts arising from a change in measurement attribute, such as from amortised cost to fair value, on transition to IFRS 9.

•             The following four financial assets and financial liabilities have been reclassified so that they are measured at amortised cost as a result of the transition to IFRS 9:

a)        The fair value of the financial assets or financial liabilities at the end of the reporting period.

b)        The fair value gain or loss that would have been recognised in profit or loss or other comprehensive income during the reporting period if the financial assets or financial liabilities had not been reclassified.

c)         The effective interest rate determined on the date of reclassification.

d)        The interest income or expense recognised.

Implementation guidance has been added to IFRS 7, which illustrates how the quantitative disclosures might be made.

Also effective when IFRS 9 is first applied.

The Bank will comply with the standard and will reconsider the classification of its financial assets into financial assets at amortised cost or fair value when the standard becomes effective.

IFRS 10	Title: Details:

Consolidated financial statements

Amendments regarding the sale or contribution of assets between an investor and its associate or joint venture. Amendments to the transition guidance of IFRS 10 limit the requirements to provide adjusted comparative information.

The Bank will comply with the standard when it becomes effective.

86

AFRICAN BANK LIMITED (in curatorship)

(Registration number: 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2015

2.                      New and revised IFRSs in issue but not yet effective (continued)

IFRS/IFRIC	Title and Details		Expected impact

IFRS effective for periods beginning on or after 1 January 2015 (applicable to the consolidated and separate financial statements for the year ended 30 September 2016)

IFRS 11	Title: Details:	Joint arrangements Amendments regarding the accounting for acquisitions of an interest in joint operation.	The Bank will comply with the standard when it becomes effective.

IFRS 12	Title: Details:	Disclosure of interest in other entities Amendments regarding the application of the consolidation exception.	The Bank will comply with the standard when it becomes effective.

IFRS 14	Title: Details:

Regulatory deferral accounts

The standard permits an entity which is a first- time adopter of IFRS to continue to account, with some limited changes for “regulatory deferral account balances” in accordance with its previous GAAP, both on initial adoption of IFRS and in subsequent financial statements. Regulatory deferral account balances arise when an entity provides goods or services to customers at a price or rate that is subject to rate regulation.

This standard will have no impact on the Bank.

IAS 1	Title: Details:	Presentation of financial statements Amendments designed to encourage entities to apply professional judgement in determining what information to disclose in their financial statements.	The Bank will comply with the standard when it becomes effective.

IAS 16	Title: Details:	Property, plant and equipment Amendments regarding the clarification of acceptable methods of depreciation and amortisation. Amendments bringing bearer plants into the scope of IAS 16.	The Bank will comply with the standard when it becomes effective.

IAS 27	Title: Details:

Separate financial statements

Amendments reinstating the equity method as an accounting option for investments in subsidiaries, joint ventures and associates in an entity’s separate financial statements.

The Bank will comply with the standard when it becomes effective.

IAS 28	Title: Details:	Investments in associates and joint ventures Amendments regarding the sale or contribution of assets between an investor and its associate or joint venture.	The Bank will comply with the standard when it becomes effective.

87

AFRICAN BANK LIMITED (in curatorship)

(Registration number: 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2015

2.                      New and revised IFRSs in issue but not yet effective (continued)

IFRS/IFRIC	Title and Details		Expected impact

IFRS effective for periods beginning on or after 1 January 2015 (applicable to the consolidated and separate financial statements for the year ended 30 September 2016)

IAS 38	Title: Details:	Intangible assets Amendments regarding the clarification of acceptable methods of depreciation and amortisation.	The Bank will comply with the standard when it becomes effective.

IAS 41	Title: Details:	Agriculture Amendments bringing bearer plants into the scope of IAS 16.	This standard will have no impact on the Bank.

Annual improvements	Title: Details:	Annual improvements project Amendments affect IFRS 10, IFRS 11, IAS 16, IAS 27, IAS 28, IAS 41.	These amendments are not expected to have a significant impact on the Bank.

Annual improvements	Title: Details:	Annual improvements project Annual improvements 2012-2014 cycles. Amendments affected IFRS 5, IFRS 7, IAS 9 and IAS 34.	These amendments are not expected to have a significant impact on the Bank.

Disclosure initiative	Title: Details:	Disclosure initiative The IASB is undertaking a broad-based initiative to explore how disclosures in IFRS financial reporting can be improved.	These amendments are not expected to have a significant impact on the Bank.

IFRS effective for periods beginning on or after 1 January 2018 (applicable to the consolidated and separate financial statements for the year ended 30 September 2018)

IFRS 15	Title: Details:

Revenue from contracts with customers

The objective of IFRS 15 is to establish the principles that an entity shall apply to report useful information to users of financial statements about the nature, amount, timing, and uncertainty of revenue and cash flows arising from a contract with a customer.

The Bank will comply with the standard when it becomes effective.

88

AFRICAN BANK LIMITED (in curatorship)

(Registration number: 1975/002526/06)

ANNEXURE A: STANDARDS AND INTERPRETATIONS

for the year ended 30 September 2015

2.                      New and revised IFRSs in issue but not yet effective (continued)

IFRS/IFRIC	Title and Details	Expected impact

IFRS effective for periods beginning on or after 1 January 2018 (applicable to the consolidated and separate financial statements for the year ended 30 September 2019)

IFRS 9	Title: Details:

Financial instruments: Classification and measurement

This standard is part of the IASB’s three-part project intended to ultimately replace the current IAS 39: Recognition and Measurement of Financial Instruments standard.

This phase deals with classification and measurement of financial assets.

Finalised version of the standard was issued in July 2014. The final version incorporates requirements for classification and measurement, impairment, general hedge accounting and derecognition.

The version of IFRS 9 issued in 2014 supersedes all previous versions and is mandatorily effective for periods beginning on or after 1 January 2018 with early adoption permitted (subject to local endorsement requirements). For a limited period, previous versions of IFRS 9 may be adopted early if not already done so provided the relevant date of initial application is before 1 February 2015.

The Bank will comply with the standard when it becomes effective.

89

AFRICAN BANK LIMITED (in curatorship)

(Registration number: 1975/002526/06)

ANNEXURE B: CAPITAL ADEQUACY RISK

for the year ended 30 September 2015

Capital adequacy requirements and comparatives:

	2015	2014
	Rm	Rm
On-balance sheet assets	50 756	49 571
Off-balance sheet items	5 975	4 460
Total risk exposure	56 731	54 031

Total risk weighted exposure	34 496	43 988

Capital available
Primary (Tier I)
Share capital	121	121
Primary reserves (less statutory deductions)	(7 025)	158
Total	(6 904)	279

Secondary (Tier II)
Subordinated debt instruments	4 140	4 140
General allowance for credit impairments	356	445
Non-qualifying capital	(1 719)	(1 266)
Total	2 777	3 319

Total qualifying capital and unimpaired reserve funds	(4 127)	3 598
Total capital to risk weighted assets	%		%
Primary	(20.0)	0.6
Secondary	8.0	7.6
Total	(12.0)	8.2

90

AFRICAN BANK LIMITED (in curatorship)

(Registration number: 1975/002526/06)

ANNEXURE C: ACRONYMS, ABBREVIATIONS AND CORPORATE INFORMATION

for the year ended 30 September 2015

Acronyms and abbreviations

The following acronyms and abbreviations have been used in these financial statements.

ABIL	African Bank Investments Limited (in business rescue)
ABL	African Bank Limited (in curatorship)
ALCO	Asset and liability committee
CHF	Swiss Franc
CPI	Consumer Price Index
DMTN	Domestic medium term note programme
Ellerines	Ellerine Holdings Limited group of companies (in business rescue)
EMTN	Euro medium term note programme
IAS	International Accounting Standards
IASB	International Accounting Standards Board
IBNR	Incurred but not reported
IFRIC	IFRS Interpretations Committee of IASB
IFRS	International Financial Reporting Standards
IM	Information Memorandum
JIBAR	Johannesburg interbank agreed rate
JSE	Johannesburg stock exchange
LTIP	Long-term incentive plan
NACA	Nominal annual compounded annually
NACM	Nominal annual compounded monthly
NACQ	Nominal annual compounded quarterly
NACS	Nominal annual compounded semi-annually
Rm / Rmillion	Millions of rand
R000	Thousands of rand
Tier I	Primary capital
Tier II	Secondary capital
USD	United States Dollar
ZAR	South African Rand

CORPORATE INFORMATION

Company Secretary

Bruce Unser

African Bank Limited

Incorporated in the Republic of South Africa

Registered Bank

Registration number 1975/002526/06

NCR Registration number: NCRCP5

African Bank Limited (in curatorship) is an Authorised Financial Services and Registered Credit Provider

Holding company: African Bank Investments Limited (in business rescue)

Registered office

59 16th Road

Midrand, 1686

South Africa

Private Bag X170

Midrand, 1685

South Africa

Tel: +27 11 256 9000

Website

www.africanbank.co.za

91

APPENDIX B-1

DRAFT FORMS OF FINAL TERMS IN RESPECT OF THE GOOD BANK NOTES

1

FORM OF PRICING SUPPLEMENT

The form of Pricing Supplement that will be issued in respect of each Tranche, subject only to the deletion of non-applicable provisions, is set out below:

Pricing Supplement dated 31 March 2016

K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

Issue of CHF 120,000,000 4.750 per cent. Notes due March 2019 issued as Series 1

under the U.S.$6,000,000,000

Euro Medium Term Note Programme

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH DIRECTIVE 2003/71/EC, AS AMENDED (THE “PROSPECTUS DIRECTIVE”) FOR THE ISSUE OF THE INSTRUMENTS DESCRIBED BELOW. THE UK LISTING AUTHORITY HAS NEITHER APPROVED NOR REVIEWED ANY INFORMATION CONTAINED IN THIS PRICING SUPPLEMENT AND ANY INSTRUMENTS ISSUED PURSUANT TO THIS PRICING SUPPLEMENT ARE NOT COMPLIANT WITH THE PROSPECTUS DIRECTIVE.

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set forth in the Base Prospectus dated 31 March 2016 (the “Base Prospectus”). This document constitutes the Pricing Supplement of the Notes described herein and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement, the Base Prospectus and the Swiss listing prospectus dated 31 March 2016 (the “Swiss Listing Prospectus”) prepared in connection with the listing of the Notes on the SIX Swiss Exchange Ltd (“SIX Swiss Exchange”). The Base Prospectus and the Swiss Listing Prospectus are available for viewing during normal business hours at the registered offices of the Issuer at 59 16th Road, Midrand, 1685, South Africa and copies may be obtained from the registered offices of Bär & Karrer AG at Brandschenkestrasse 90, 8027 Zurich, Switzerland.

1	Issuer:	K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

2	(i) Series Number:	1

	(ii) Tranche Number:	1

	(iii) Date on which the Notes become fungible:	Not Applicable

3	Specified Currency or Currencies:	Swiss Francs (“CHF”)

4	Aggregate Nominal Amount:

	(iv) Series:	CHF 120,000,000

	(v) Tranche:	CHF 120,000,000

2

5	Issue Price:	100 per cent. of the Aggregate Nominal Amount

6	(vi) Specified Denominations:	CHF 4,000 and multiples thereof

	(vii) Calculation Amount:	CHF 4,000

7	(viii) Issue Date:	4 April 2016

	(ix) Interest Commencement Date:	4 April 2016

8	Maturity Date:	18 March 2019

9	Interest Basis:	4.750 per cent. fixed rate

10	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount.

11	Change of Interest or Redemption/Payment Basis:	Not Applicable

12	Put/Call Options:	Not Applicable

13	(x) Status of the Notes:	Senior

	(xi) Date approval for issuance of Notes obtained:	This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on 10 December 2015

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14	Fixed Rate Note Provisions:	Applicable

	(xii) Rate of Interest:	4.750 per cent. per annum payable annually in arrear

(xiii) Interest Payment Date(s):

18 March in each year commencing on 18 March 2017 and ending on the Maturity Date
There will be a short first coupon in respect of the period starting from, and including, the Interest Commencement Date to, but excluding, 18 March 2017 (the “Short First Interest Period”)

	(xiv) Interest Payment Date Adjustment:	Not Applicable

	(xv) Fixed Coupon Amount:	CHF 190 per Calculation Amount

	(xvi) Broken Amount(s):	CHF 181.5556 per Calculation Amount payable on the Interest Payment Date falling on 18 March 2017 in respect of the Short First Interest Period

	(xvii) Day Count Fraction:	30/360

	(xviii) Determination Dates:	Not Applicable

3

15	Floating Rate Note Provisions:	Not Applicable

16	Zero Coupon Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

17	Call Option:	Not Applicable

18	Put Option:	Not Applicable

19	Final Redemption Amount of each Note:	CHF 4,000 per Calculation Amount

20	Early Redemption Amount:

Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

CHF 4,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

21	Form of Notes:

The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note substantially in the form scheduled to the supplemental agency agreement dated 4 April 2016 (the “Supplemental Agency Agreement”) between the Issuer, Credit Suisse AG in its capacity as the Swiss principal paying agent (the “Swiss Principal Paying Agent”) and others.

The Permanent Global Note is exchangeable in whole but not in part for Registered Notes represented by individual Certificates only (i) if the Swiss Principal Paying Agent deems the printing of individual Certificates to be necessary or useful, after consultation with the Issuer, or if, under Swiss or any other applicable laws and regulations, the enforcement of the obligations under the Notes can only be ensured by means of effective individual Certificates or (ii) upon the occurrence of the events specified in the Permanent Global Note. In such cases, the Issuer shall provide, at its own cost and expense, for the printing and delivery of individual Certificates in accordance with the rules and regulations of SIX SIS AG, located in Olten, Switzerland (the “SIS” or the “Intermediary”, which expression shall include any other clearing institution

4

recognised by the SIX Swiss Exchange). The Notes issued on exchange of the Permanent Global Note will not be issued in bearer form, but exclusively in registered form for U.S. tax purposes.

The Permanent Global Note shall be deposited with SIS and shall be immobilised and may not be transferred by SIS until final redemption of the Notes or the exchange of the Permanent Global Note for Registered Notes represented by individual Certificates. The Permanent Global Note will document the right to receive principal and interest thereon and all other rights and obligations in connection therewith.

Once the Permanent Global Note has been deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (“Intermediated Securities”) in accordance with the Swiss Federal Intermediated Securities Act.

Each holder of the Notes shall have a quotal co-ownership interest in the Permanent Global Note to the extent of its claim against the Issuer, provided that for so long as the Permanent Global Note remains deposited with the Intermediary, the co-ownership interest shall be suspended and the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the holders of the Notes will be the persons holding the Notes in a securities account which is in their name, or in case of an Intermediary, the Intermediary holding the Notes for its own account in a securities account which is in its name.

Holders of the Notes do not have the right to effect or demand the conversion of the Permanent Global Note into, or the delivery of, uncertificated securities or Registered Notes.

22	Financial Centre(s):	Zurich, New York, Johannesburg

23	Talons for future Coupons to be attached	No.

5

to Definitive Notes (and dates on which such Talons mature):

24	Other final terms:

(xix) Payments

Payments of principal and interest in respect of the Notes (denominated in Swiss Francs) will be made without collection costs in Switzerland and without any restrictions and irrespective of nationality, domicile or residence of a Noteholder and without requiring any certification, affidavit or the fulfilment of any other formality.

The receipt by the Swiss Principal Paying Agent of the due and punctual payment of the funds in Swiss Francs in Zurich releases the Issuer from its obligation under the Notes for the payment of interest and principal due on the respective payment dates to the extent of such payment.

Condition 7 shall be construed accordingly.

(xx) Paying Agents:

In respect of the Notes (denominated in Swiss Francs), the Issuer will at all times maintain a Swiss paying agent having a specified office in Switzerland and will at no time maintain a paying agent having a specified office outside Switzerland in relation to such Notes.

Condition 7(e) shall be construed accordingly.

(xxi) Notices:

So long as the Notes are listed on the SIX Swiss Exchange and so long as the rules of the SIX Swiss Exchange so require, all notices in respect of the Notes will be validly given through the Swiss Principal Paying Agent (i) by means of electronic publication on the internet website of the SIX Swiss Exchange (https://www.six-exchange-regulation.com/en/home/publications/official-notices.html) or (ii) otherwise in accordance with the regulations of the SIX Swiss Exchange.

Condition 14 shall be construed accordingly.

6

APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

7

PART B — OTHER INFORMATION

1	Listing and admission to trading

	(xxii) Admission to trading:	Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the SIX Swiss Exchange with effect from 4 April 2016.

	(xxiii) Estimate of total expenses related to admission to trading:	CHF [8,000]

2	Ratings	The Notes to be issued have been rated:

S&P: [•]

3	Interests of Natural and Legal Persons involved in the Issue/Offer

So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	Fixed Rate Notes only - Yield

	Indication of yield:	4.75 The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

5	Operational Information

	ISIN:	CH0310140543

	Common Code:	[•]

	Swiss Security Number:	31014054

	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	SIX SIS AG, the Swiss Securities Service Corporation in Olten, Switzerland

	Delivery:	Delivery free of payment

Names and addresses of initial Paying and Transfer Agent(s):

Swiss Principal Paying Agent
Credit Suisse AG
Paradeplatz 8
8001 Zurich
Switzerland

All references in the Conditions to Fiscal Agent and Paying Agent shall, so far as the context permits, be deemed to be references to the Swiss Principal Paying Agent.

	Names and addresses of additional Paying and Transfer Agent(s) (if any):	Not Applicable

8

6	Distribution

	(xxiv) Method of distribution	Non-syndicated

(xxv) If syndicated:

	(A) Name of Managers:	Not Applicable

	(B) Stabilising Manager(s) (if any):	Not Applicable

	(xxvi) If non-syndicated, name of Dealer:	Not Applicable

	(xxvii) U.S. Selling Restrictions:	Reg S Compliance Category: 2 TEFRA D applicable in accordance with the usual Swiss practice

	(xxviii) Additional selling restrictions:	Not Applicable

9

FORM OF PRICING SUPPLEMENT

The form of Pricing Supplement that will be issued in respect of each Tranche, subject only to the deletion of non-applicable provisions, is set out below:

Pricing Supplement dated 31 March 2016

K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

Issue of CHF 100,000,000 4.0 per cent. Notes due July 2020

issued as Series 2

under the U.S.$6,000,000,000

Euro Medium Term Note Programme

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH DIRECTIVE 2003/71/EC, AS AMENDED (THE “PROSPECTUS DIRECTIVE”) FOR THE ISSUE OF THE INSTRUMENTS DESCRIBED BELOW. THE UK LISTING AUTHORITY HAS NEITHER APPROVED NOR REVIEWED ANY INFORMATION CONTAINED IN THIS PRICING SUPPLEMENT AND ANY INSTRUMENTS ISSUED PURSUANT TO THIS PRICING SUPPLEMENT ARE NOT COMPLIANT WITH THE PROSPECTUS DIRECTIVE.

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set forth in the Base Prospectus dated 31 March 2016 (the “Base Prospectus”). This document constitutes the Pricing Supplement of the Notes described herein and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement, the Base Prospectus and the Swiss listing prospectus dated 31 March 2016 (the “Swiss Listing Prospectus”) prepared in connection with the listing of the Notes on the SIX Swiss Exchange Ltd (“SIX Swiss Exchange”). The Base Prospectus and the Swiss Listing Prospectus are available for viewing during normal business hours at the registered offices of the Issuer at 59 16th Road, Midrand, 1685, South Africa and copies may be obtained from the registered offices of Bär & Karrer AG at Brandschenkestrasse 90, 8027 Zurich, Switzerland.

7	Issuer:	K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

8	(xxix) Series Number:	2

	(xxx) Tranche Number:	1

	(xxxi) Date on which the Notes become fungible:	Not Applicable

9	Specified Currency or Currencies:	Swiss Francs (“CHF”)

10	Aggregate Nominal Amount:

	(xxxii) Series:	CHF 100,000,000

	(xxxiii) Tranche:	CHF 100,000,000

10

11	Issue Price:	100 per cent. of the Aggregate Nominal Amount

12	(xxxiv) Specified Denominations:	CHF 4,000 and multiples thereof

	(xxxv) Calculation Amount:	CHF 4,000

13	(xxxvi) Issue Date:	4 April 2016

	(xxxvii) Interest Commencement Date:	4 April 2016

14	Maturity Date:	4 July 2020

15	Interest Basis:	4.0 per cent. fixed rate

16	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount.

17	Change of Interest or Redemption/Payment Basis:	Not Applicable

18	Put/Call Options:	Not Applicable

19	(xxxviii) Status of the Notes:	Senior

	(xxxix) Date approval for issuance of Notes obtained:	This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on 10 December 2015

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

20	Fixed Rate Note Provisions:	Applicable

	(xl) Rate of Interest:	4.0 per cent. per annum payable annually in arrear

(xli) Interest Payment Date(s):

4 July in each year commencing on 4 July 2016 and ending on the Maturity Date
There will be a short first coupon in respect of the period starting from, and including, the Interest Commencement Date to, but excluding, 4 July 2016 (the “Short First Interest Period”)

	(xlii) Interest Payment Date Adjustment:	Not Applicable

	(xliii) Fixed Coupon Amount:	CHF 160 per Calculation Amount

	(xliv) Broken Amount(s):	CHF 40.00 per Calculation Amount payable on the Interest Payment Date falling on 4 July 2016 in respect of the Short First Interest Period

	(xlv) Day Count Fraction	30/360

	(xlvi) Determination Dates:	Not Applicable

11

21	Floating Rate Note Provisions:	Not Applicable

22	Zero Coupon Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

23	Call Option:	Not Applicable

24	Put Option:	Not Applicable

25	Final Redemption Amount of each Note:	CHF 4,000 per Calculation Amount

26	Early Redemption Amount:

Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

CHF 4,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

27	Form of Notes:

The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note substantially in the form scheduled to the supplemental agency agreement dated 4 April 2016 (the “Supplemental Agency Agreement”) between the Issuer, Credit Suisse AG in its capacity as the Swiss principal paying agent (the “Swiss Principal Paying Agent”) and others.

The Permanent Global Note is exchangeable in whole but not in part for Registered Notes represented by individual Certificates only (i) if the Swiss Principal Paying Agent deems the printing of individual Certificates to be necessary or useful, after consultation with the Issuer, or if, under Swiss or any other applicable laws and regulations, the enforcement of the obligations under the Notes can only be ensured by means of effective individual Certificates or (ii) upon the occurrence of the events specified in the Permanent Global Note. In such cases, the Issuer shall provide, at its own cost and expense, for the printing and delivery of individual Certificates in accordance with the rules and regulations of SIX SIS AG, located in Olten, Switzerland (the “SIS” or the “Intermediary”, which expression shall include any other clearing institution

12

recognised by the SIX Swiss Exchange). The Notes issued on exchange of the Permanent Global Note will not be issued in bearer form, but exclusively in registered form for U.S. tax purposes.

The Permanent Global Note shall be deposited with SIS and shall be immobilised and may not be transferred by SIS until final redemption of the Notes or the exchange of the Permanent Global Note for Registered Notes represented by individual Certificates. The Permanent Global Note will document the right to receive principal and interest thereon and all other rights and obligations in connection therewith.

Once the Permanent Global Note has been deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (“Intermediated Securities”) in accordance with the Swiss Federal Intermediated Securities Act.

Each holder of the Notes shall have a quotal co-ownership interest in the Permanent Global Note to the extent of its claim against the Issuer, provided that for so long as the Permanent Global Note remains deposited with the Intermediary, the co-ownership interest shall be suspended and the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the holders of the Notes will be the persons holding the Notes in a securities account which is in their name, or in case of an Intermediary, the Intermediary holding the Notes for its own account in a securities account which is in its name.

Holders of the Notes do not have the right to effect or demand the conversion of the Permanent Global Note into, or the delivery of, uncertificated securities or Registered Notes.

28	Financial Centre(s):	Zurich, New York, Johannesburg

29	Talons for future Coupons to be attached	No.

13

to Definitive Notes (and dates on which such Talons mature):

30	Other final terms:

(xlvii) Payments

Payments of principal and interest in respect of the Notes (denominated in Swiss Francs) will be made without collection costs in Switzerland and without any restrictions and irrespective of nationality, domicile or residence of a Noteholder and without requiring any certification, affidavit or the fulfilment of any other formality.

The receipt by the Swiss Principal Paying Agent of the due and punctual payment of the funds in Swiss Francs in Zurich releases the Issuer from its obligation under the Notes for the payment of interest and principal due on the respective payment dates to the extent of such payment.

Condition 7 shall be construed accordingly.

(xlviii) Paying Agents:

In respect of the Notes (denominated in Swiss Francs), the Issuer will at all times maintain a Swiss paying agent having a specified office in Switzerland and will at no time maintain a paying agent having a specified office outside Switzerland in relation to such Notes.

Condition 7(e) shall be construed accordingly.

(xlix) Notices:

So long as the Notes are listed on the SIX Swiss Exchange and so long as the rules of the SIX Swiss Exchange so require, all notices in respect of the Notes will be validly given through the Swiss Principal Paying Agent (i) by means of electronic publication on the internet website of the SIX Swiss Exchange (https://www.six-exchange-regulation.com/en/home/publications/official-notices.html) or (ii) otherwise in accordance with the regulations of the SIX Swiss Exchange.

Condition 14 shall be construed accordingly.

14

APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

15

PART B — OTHER INFORMATION

31	Listing and admission to trading

	(l) Admission to trading:	Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the SIX Swiss Exchange with effect from 4 April 2016.

	(li) Estimate of total expenses related to admission to trading:	CHF [8,000]

32	Ratings	The Notes to be issued have been rated:

S&P: [•]

33	Interests of Natural and Legal Persons involved in the Issue/Offer

So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

34	Fixed Rate Notes only - Yield

	Indication of yield:	4.0 per cent. The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

35	Operational Information

	ISIN:	CH0310140568

	Common Code:	[•]

	Swiss Security Number:	31014056

	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	SIX SIS AG, the Swiss Securities Service Corporation in Olten, Switzerland

	Delivery:	Delivery free of payment

Names and addresses of initial Paying and Transfer Agent(s):

Swiss Principal Paying Agent
Credit Suisse AG
Paradeplatz 8
8001 Zurich
Switzerland

All references in the Conditions to Fiscal Agent and Paying Agent shall, so far as the context permits, be deemed to be references to the Swiss Principal Paying Agent.

	Names and addresses of additional Paying and Transfer Agent(s) (if any):	Not Applicable

16

36	Distribution

	(lii)	Method of distribution	Non-syndicated

	(liii)	If syndicated:

	(A) Name of Managers:		Not Applicable

	(B) Stabilising Manager(s) (if any):		Not Applicable

	(liv)	If non-syndicated, name of Dealer:	Not Applicable

	(lv)	U.S. Selling Restrictions:	Reg S Compliance Category: 2 TEFRA D applicable in accordance with the usual Swiss practice

	(lvi)	Additional selling restrictions:	Not Applicable

17

FORM OF PRICING SUPPLEMENT

The form of Pricing Supplement that will be issued in respect of each Tranche, subject only to the deletion of non-applicable provisions, is set out below:

Pricing Supplement dated 31 March 2016

K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

Issue of CHF 84,000,000 5.50 per cent. Notes due June 2021

issued as Series 3

under the U.S.$6,000,000,000

Euro Medium Term Note Programme

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH DIRECTIVE 2003/71/EC, AS AMENDED (THE “PROSPECTUS DIRECTIVE”) FOR THE ISSUE OF THE INSTRUMENTS DESCRIBED BELOW. THE UK LISTING AUTHORITY HAS NEITHER APPROVED NOR REVIEWED ANY INFORMATION CONTAINED IN THIS PRICING SUPPLEMENT AND ANY INSTRUMENTS ISSUED PURSUANT TO THIS PRICING SUPPLEMENT ARE NOT COMPLIANT WITH THE PROSPECTUS DIRECTIVE.

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set forth in the Base Prospectus dated 31 March 2016 (the “Base Prospectus”). This document constitutes the Pricing Supplement of the Notes described herein and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement, the Base Prospectus and the Swiss listing prospectus dated 31 March 2016 (the “Swiss Listing Prospectus”) prepared in connection with the listing of the Notes on the SIX Swiss Exchange Ltd (“SIX Swiss Exchange”). The Base Prospectus and the Swiss Listing Prospectus are available for viewing during normal business hours at the registered offices of the Issuer at 59 16th Road, Midrand, 1685, South Africa and copies may be obtained from the registered offices of Bär & Karrer AG at Brandschenkestrasse 90, 8027 Zurich, Switzerland.

37	Issuer:	K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

38	(lvii) Series Number:	3

	(lviii) Tranche Number:	1

	(lix) Date on which the Notes become fungible:	Not Applicable

39	Specified Currency or Currencies:	Swiss Francs (“CHF”)

40	Aggregate Nominal Amount:

	(lx) Series:	CHF 84,000,000

	(lxi) Tranche:	CHF 84,000,000

18

41	Issue Price:	100 per cent. of the Aggregate Nominal Amount

42	(lxii) Specified Denominations:	CHF 4,000 and multiples thereof

	(lxiii) Calculation Amount:	CHF 4,000

43	(lxiv) Issue Date:	4 April 2016

	(lxv) Interest Commencement Date:	4 April 2016

44	Maturity Date:	5 June 2021

45	Interest Basis:	5.50 per cent. fixed rate

46	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount.

47	Change of Interest or Redemption/Payment Basis:	Not Applicable

48	Put/Call Options:	Not Applicable

49	(lxvi) Status of the Notes:	Senior

	(lxvii) Date approval for issuance of Notes obtained:	This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on 10 December 2015

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

50	Fixed Rate Note Provisions:	Applicable

	(lxviii) Rate of Interest:	5.50 per cent. per annum payable annually in arrear

(lxix) Interest Payment Date(s):

5 June in each year commencing on 5 June 2016 and ending on the Maturity Date
There will be a short first coupon in respect of the period starting from, and including, the Interest Commencement Date to, but excluding, 5 June 2016 (the “Short First Interest Period”)

	Interest Payment Date Adjustment:	Not Applicable

	(lxx) Fixed Coupon Amount:	CHF 220 per Calculation Amount

	(lxxi) Broken Amount(s):	CHF 37.2778 per Calculation Amount payable on the Interest Payment Date falling on 5 June 2016 in respect of the Short First Interest Period

	(lxxii) Day Count Fraction:	30/360

	(lxxiii) Determination Dates:	Not Applicable

19

51	Floating Rate Note Provisions:	Not Applicable

52	Zero Coupon Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

53	Call Option:	Not Applicable

54	Put Option:	Not Applicable

55	Final Redemption Amount of each Note:	CHF 4,000 per Calculation Amount

56	Early Redemption Amount:

Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

CHF 4,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

57	Form of Notes:

The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note substantially in the form scheduled to the supplemental agency agreement dated 4 April 2016 (the “Supplemental Agency Agreement”) between the Issuer, Credit Suisse AG in its capacity as the Swiss principal paying agent (the “Swiss Principal Paying Agent”) and others.

The Permanent Global Note is exchangeable in whole but not in part for Registered Notes represented by individual Certificates only (i) if the Swiss Principal Paying Agent deems the printing of individual Certificates to be necessary or useful, after consultation with the Issuer, or if, under Swiss or any other applicable laws and regulations, the enforcement of the obligations under the Notes can only be ensured by means of effective individual Certificates or (ii) upon the occurrence of the events specified in the Permanent Global Note. In such cases, the Issuer shall provide, at its own cost and expense, for the printing and delivery of individual Certificates in accordance with the rules and regulations of SIX SIS AG, located in Olten, Switzerland (the “SIS” or the “Intermediary”, which expression shall include any other clearing institution

20

recognised by the SIX Swiss Exchange). The Notes issued on exchange of the Permanent Global Note will not be issued in bearer form, but exclusively in registered form for U.S. tax purposes.

The Permanent Global Note shall be deposited with SIS and shall be immobilised and may not be transferred by SIS until final redemption of the Notes or the exchange of the Permanent Global Note for Registered Notes represented by individual Certificates. The Permanent Global Note will document the right to receive principal and interest thereon and all other rights and obligations in connection therewith.

Once the Permanent Global Note has been deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (“Intermediated Securities”) in accordance with the Swiss Federal Intermediated Securities Act.

Each holder of the Notes shall have a quotal co-ownership interest in the Permanent Global Note to the extent of its claim against the Issuer, provided that for so long as the Permanent Global Note remains deposited with the Intermediary, the co-ownership interest shall be suspended and the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the holders of the Notes will be the persons holding the Notes in a securities account which is in their name, or in case of an Intermediary, the Intermediary holding the Notes for its own account in a securities account which is in its name.

Holders of the Notes do not have the right to effect or demand the conversion of the Permanent Global Note into, or the delivery of, uncertificated securities or Registered Notes.

58	Financial Centre(s):	Zurich, New York, Johannesburg

59	Talons for future Coupons to be attached	No

21

to Definitive Notes (and dates on which such Talons mature):

60	Other final terms:

(lxxiv) Payments:

Payments of principal and interest in respect of the Notes (denominated in Swiss Francs) will be made without collection costs in Switzerland and without any restrictions and irrespective of nationality, domicile or residence of a Noteholder and without requiring any certification, affidavit or the fulfilment of any other formality.

The receipt by the Swiss Principal Paying Agent of the due and punctual payment of the funds in Swiss Francs in Zurich releases the Issuer from its obligation under the Notes for the payment of interest and principal due on the respective payment dates to the extent of such payment.

Condition 7 shall be construed accordingly.

(lxxv) Paying Agents:

In respect of the Notes (denominated in Swiss Francs), the Issuer will at all times maintain a Swiss paying agent having a specified office in Switzerland and will at no time maintain a paying agent having a specified office outside Switzerland in relation to such Notes.

Condition 7(e) shall be construed accordingly.

(lxxvi) Notices:

So long as the Notes are listed on the SIX Swiss Exchange and so long as the rules of the SIX Swiss Exchange so require, all notices in respect of the Notes will be validly given through the Swiss Principal Paying Agent (i) by means of electronic publication on the internet website of the SIX Swiss Exchange (https://www.six-exchange-regulation.com/en/home/publications/official-notices.html) or (ii) otherwise in accordance with the regulations of the SIX Swiss Exchange.

Condition 14 shall be construed accordingly.

22

APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

23

PART B — OTHER INFORMATION

61	Listing and admission to trading

	(lxxvii) Admission to trading:	Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the SIX Swiss Exchange with effect from 4 April 2016.

	(lxxviii) Estimate of total expenses related to admission to trading:	CHF [8,000]

62	Ratings	The Notes to be issued have been rated:

S&P: [•]

63	Interests of Natural and Legal Persons involved in the Issue/Offer

So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

64	Fixed Rate Notes only - Yield

	Indication of yield:	5.50 per cent. The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

65	Operational Information

	ISIN:	CH0310140584

	Common Code:	[•]

	Swiss Security Number:	31014058

	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	SIX SIS AG, the Swiss Securities Service Corporation in Olten, Switzerland

	Delivery:	Delivery free of payment

Names and addresses of initial Paying and Transfer Agent(s):

Swiss Principal Paying Agent
Credit Suisse AG
Paradeplatz 8
8001 Zurich
Switzerland

All references in the Conditions to Fiscal Agent and Paying Agent shall, so far as the context permits, be deemed to be references to the Swiss Principal Paying Agent.

	Names and addresses of additional Paying and Transfer Agent(s) (if any):	Not Applicable

24

66	Distribution

	(lxxix) Method of distribution	Non-syndicated

(lxxx) If syndicated:

	(A) Name of Managers:	Not Applicable

	(B) Stabilising Manager(s) (if any):	Not Applicable

	(lxxxi) If non-syndicated, name of Dealer:	Not Applicable

	(lxxxii) U.S. Selling Restrictions:	Reg S Compliance Category: 2 TEFRA D applicable in accordance with the usual Swiss practice

	(lxxxiii) Additional selling restrictions:	Not Applicable

25

FORM OF PRICING SUPPLEMENT

The form of Pricing Supplement that will be issued in respect of each Tranche, subject only to the deletion of non-applicable provisions, is set out below:

Pricing Supplement dated 31 March 2016

K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

Issue of CHF 140,000,000 5.0 per cent. Notes due April 2022

issued as Series 4

under the U.S.$6,000,000,000

Euro Medium Term Note Programme

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH DIRECTIVE 2003/71/EC, AS AMENDED (THE “PROSPECTUS DIRECTIVE”) FOR THE ISSUE OF THE INSTRUMENTS DESCRIBED BELOW. THE UK LISTING AUTHORITY HAS NEITHER APPROVED NOR REVIEWED ANY INFORMATION CONTAINED IN THIS PRICING SUPPLEMENT AND ANY INSTRUMENTS ISSUED PURSUANT TO THIS PRICING SUPPLEMENT ARE NOT COMPLIANT WITH THE PROSPECTUS DIRECTIVE.

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set forth in the Base Prospectus dated 31 March 2016 (the “Base Prospectus”). This document constitutes the Pricing Supplement of the Notes described herein and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement, the Base Prospectus and the Swiss listing prospectus dated 31 March 2016 (the “Swiss Listing Prospectus”) prepared in connection with the listing of the Notes on the SIX Swiss Exchange Ltd (“SIX Swiss Exchange”). The Base Prospectus and the Swiss Listing Prospectus are available for viewing during normal business hours at the registered offices of the Issuer at 59 16th Road, Midrand, 1685, South Africa and copies may be obtained from the registered offices of Bär & Karrer AG at Brandschenkestrasse 90, 8027 Zurich, Switzerland.

67	Issuer:	K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

68	(lxxxiv) Series Number:	4

	(lxxxv) Tranche Number:	1

	(lxxxvi) Date on which the Notes become fungible:	Not Applicable

69	Specified Currency or Currencies:	Swiss Francs (“CHF”)

70	Aggregate Nominal Amount:

	(i) Series:	CHF 140,000,000

	(ii) Tranche:	CHF 140,000,000

26

71	Issue Price:	100 per cent. of the Aggregate Nominal Amount

72	(i) Specified Denominations:	CHF 4,000 and multiples thereof

	(ii) Calculation Amount:	CHF 4,000

73	(i) Issue Date:	4 April 2016

	(ii) Interest Commencement Date:	4 April 2016

74	Maturity Date:	22 April 2022

75	Interest Basis:	5.00 per cent. fixed rate

76	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount.

77	Change of Interest or Redemption/Payment Basis:	Not Applicable

78	Put/Call Options:	Not Applicable

79	(i) Status of the Notes:	Senior

	(ii) Date approval for issuance of Notes obtained:	This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on 10 December 2015

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

80	Fixed Rate Note Provisions:	Applicable

	(i) Rate of Interest:	5.00 per cent. per annum payable annually in arrear

(ii) Interest Payment Date(s):

22 April in each year commencing on 22 April 2016 and ending on the Maturity Date
There will be a short first coupon in respect of the period starting from, and including, the Interest Commencement Date to, but excluding, 22 April 2016 (the “Short First Interest Period”)

	(iii) Interest Payment Date Adjustment:	Not Applicable

	(iv) Fixed Coupon Amount:	CHF 200 per Calculation Amount

	(v) Broken Amount(s):	CHF 10.00 per Calculation Amount payable on the Interest Payment Date falling on 22 April 2016 in respect of the Short First Interest Period

	(vi) Day Count Fraction:	30/360

	(vii) Determination Dates:	Not Applicable

27

81	Floating Rate Note Provisions:	Not Applicable

82	Zero Coupon Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

83	Call Option:	Not Applicable

84	Put Option:	Not Applicable

85	Final Redemption Amount of each Note:	CHF 4,000 per Calculation Amount

86	Early Redemption Amount:

Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

CHF 4,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

87	Form of Notes:

The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note substantially in the form scheduled to the supplemental agency agreement dated 4 April 2016 (the “Supplemental Agency Agreement”) between the Issuer, Credit Suisse AG in its capacity as the Swiss principal paying agent (the “Swiss Principal Paying Agent”) and others.

The Permanent Global Note is exchangeable in whole but not in part for Registered Notes represented by individual Certificates only (i) if the Swiss Principal Paying Agent deems the printing of individual Certificates to be necessary or useful, after consultation with the Issuer, or if, under Swiss or any other applicable laws and regulations, the enforcement of the obligations under the Notes can only be ensured by means of effective individual Certificates or (ii) upon the occurrence of the events specified in the Permanent Global Note. In such cases, the Issuer shall provide, at its own cost and expense, for the printing and delivery of individual Certificates in accordance with the rules and regulations of SIX SIS AG, located in Olten, Switzerland (the “SIS” or the “Intermediary”, which expression shall include any other clearing institution

28

recognised by the SIX Swiss Exchange). The Notes issued on exchange of the Permanent Global Note will not be issued in bearer form, but exclusively in registered form for U.S. tax purposes.

The Permanent Global Note shall be deposited with SIS and shall be immobilised and may not be transferred by SIS until final redemption of the Notes or the exchange of the Permanent Global Note for Registered Notes represented by individual Certificates. The Permanent Global Note will document the right to receive principal and interest thereon and all other rights and obligations in connection therewith.

Once the Permanent Global Note has been deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (“Intermediated Securities”) in accordance with the Swiss Federal Intermediated Securities Act.

Each holder of the Notes shall have a quotal co-ownership interest in the Permanent Global Note to the extent of its claim against the Issuer, provided that for so long as the Permanent Global Note remains deposited with the Intermediary, the co-ownership interest shall be suspended and the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the holders of the Notes will be the persons holding the Notes in a securities account which is in their name, or in case of an Intermediary, the Intermediary holding the Notes for its own account in a securities account which is in its name.

Holders of the Notes do not have the right to effect or demand the conversion of the Permanent Global Note into, or the delivery of, uncertificated securities or Registered Notes.

88	Financial Centre(s):	Zurich, New York, Johannesburg

89	Talons for future Coupons to be attached	No

29

to Definitive Notes (and dates on which such Talons mature):

90	Other final terms:

(i) Payments

Payments of principal and interest in respect of the Notes (denominated in Swiss Francs) will be made without collection costs in Switzerland and without any restrictions and irrespective of nationality, domicile or residence of a Noteholder and without requiring any certification, affidavit or the fulfilment of any other formality.

The receipt by the Swiss Principal Paying Agent of the due and punctual payment of the funds in Swiss Francs in Zurich releases the Issuer from its obligation under the Notes for the payment of interest and principal due on the respective payment dates to the extent of such payment.

Condition 7 shall be construed accordingly.

(ii) Paying Agents:

In respect of the Notes (denominated in Swiss Francs), the Issuer will at all times maintain a Swiss paying agent having a specified office in Switzerland and will at no time maintain a paying agent having a specified office outside Switzerland in relation to such Notes.

Condition 7(e) shall be construed accordingly.

(iii) Notices:

So long as the Notes are listed on the SIX Swiss Exchange and so long as the rules of the SIX Swiss Exchange so require, all notices in respect of the Notes will be validly given through the Swiss Principal Paying Agent (i) by means of electronic publication on the internet website of the SIX Swiss Exchange (https://www.six-exchange-regulation.com/en/home/publications/official-notices.html) or (ii) otherwise in accordance with the regulations of the SIX Swiss Exchange.

Condition 14 shall be construed accordingly.

30

APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

31

PART B — OTHER INFORMATION

91	Listing and admission to trading

	(i) Admission to trading:	Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the SIX Swiss Exchange with effect from 4 April 2016.

	(ii) Estimate of total expenses related to admission to trading:	CHF [8,000]

92	Ratings	The Notes to be issued have been rated:

S&P: [•]

93	Interests of Natural and Legal Persons involved in the Issue/Offer

So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

94	Fixed Rate Notes only - Yield

	Indication of yield:	5.0 per cent. The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

95	Operational Information

	ISIN:	CH0310140600

	Common Code:	[•]

	Swiss Security Number:	31014060

	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	SIX SIS AG, the Swiss Securities Service Corporation in Olten, Switzerland

	Delivery:	Delivery free of payment

Names and addresses of initial Paying and Transfer Agent(s):

Swiss Principal Paying Agent
Credit Suisse AG
Paradeplatz 8
8001 Zurich
Switzerland

All references in the Conditions to Fiscal Agent and Paying Agent shall, so far as the context permits, be deemed to be references to the Swiss Principal Paying Agent.

	Names and addresses of additional Paying and Transfer Agent(s) (if any):	Not Applicable

32

96	Distribution

	(i) Method of distribution	Non-syndicated

(ii) If syndicated:

	(A) Name of Managers:	Not Applicable

	(B) Stabilising Manager(s) (if any):	Not Applicable

	(iii) If non-syndicated, name of Dealer:	Not Applicable

	(iv) U.S. Selling Restrictions:	Reg S Compliance Category: 2 TEFRA D applicable in accordance with the usual Swiss practice

	(v) Additional selling restrictions:	Not Applicable

33

APPENDIX B-1

FORM OF FINAL TERMS

The form of Final Terms that will be issued in respect of each Tranche, subject only to the deletion of non-applicable provisions, is set out below:

Final Terms dated 31 March 2016

K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

Issue of U.S.$280,000,000 6.000 per cent. Notes due February 2020 issued as Series 5

under the U.S.$6,000,000,000

Euro Medium Term Note Programme

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set out in the Base Prospectus dated 31 March 2016 (the “Base Prospectus”) which constitutes a base prospectus for the purposes of Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5(4) of the Prospectus Directive and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus. In accordance with Article 14 of the Prospectus Directive, the Base Prospectus is available for viewing at 59 16th Road, Midrand, 1685, South Africa and http://www.londonstockexchange.com/exchange/prices-and-news/news/market-news/market-news-home.html and copies may be obtained from 59 16th Road, Midrand, 1685, South Africa.

1	Issuer:	K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

2	(i) Series Number:	5

	(ii) Tranche Number:	1

	(iii) Date on which the Notes become fungible:	Not Applicable

3	Specified Currency or Currencies:	U.S. Dollars (“U.S.$”)

4	Aggregate Nominal Amount:

	(i) Series:	U.S.$280,000,000

	(ii) Tranche:	U.S.$280,000,000

5	Issue Price:	100 per cent. of the Aggregate Nominal Amount

6	(i) Specified Denominations:	U.S.$160,000 and integral multiples of U.S.$100 in excess thereof

	(ii) Calculation Amount:	U.S.$100

7	(i) Issue Date:	4 April 2016

1

	(ii) Interest Commencement Date:	4 April 2016

8	Maturity Date:	8 February 2020

9	Interest Basis:	6.000 per cent. fixed rate

10	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount.

11	Change of Interest Basis:	Not Applicable

12	Put/Call Options:	Not Applicable

13	(i) Status of the Notes:	Senior

	(ii) Date approval for issuance of Notes obtained:	This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on 10 December 2015

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14	Fixed Rate Note Provisions:	Applicable

	(i) Rate of Interest:	6.000 per cent. per annum payable semi-annually in arrear

(ii) Interest Payment Date(s):

8 February and 8 August in each year commencing on 8 August 2016 and ending on the Maturity Date.
There will be a short first coupon in respect of the period starting from, and including, the Interest Commencement Date to, but excluding, 8 August 2016 (the “Short First Interest Period”).

	Interest Payment Date Adjustment:	Not Applicable

	(iii) Fixed Coupon Amount:	U.S.$3.00 per Calculation Amount

	(iv) Broken Amount(s):	U.S.$2.0667 per Calculation Amount payable on the Interest Payment Date falling on 8 August 2016 in respect of the Short First Interest Period

	(v) Day Count Fraction:	30/360

	(vi) Determination Dates:	Not Applicable

15	Floating Rate Note Provisions:	Not Applicable

16	Zero Coupon Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

17	Call Option:	Not Applicable

18	Put Option:	Not Applicable

2

19	Final Redemption Amount of each Note:	U.S.$100 per Calculation Amount

20	Early Redemption Amount:

	Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption:	U.S.$100 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

21	Form of Notes:	Registered Notes:

Global Certificate exchangeable for individual Certificates in the limited circumstances specified in the Global Certificate

22	Financial Centre(s):	London, New York City and Johannesburg

23	Talons for future Coupons to be attached to Definitive Notes (and dates on which such Talons mature):	No.

APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

3

PART B — OTHER INFORMATION

1	Listing and admission to trading

	(i) Admission to trading:	Application has been made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the London Stock Exchange plc’s regulated market with effect from 4 April 2016

	(ii) Estimate of total expenses related to admission to trading:	[£3,600]

2	Ratings	The Notes to be issued have been rated:

S&P: [•]

3	Interests of Natural and Legal Persons involved in the Issue/Offer

So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	Fixed Rate Notes only - Yield

	Indication of yield:	6.000 per cent. The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

5	Operational Information

	ISIN:	XS[•]

	Common Code:	[•]

	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	Not Applicable

	Delivery:	Delivery free of payment

	Names and addresses of initial Paying and Transfer Agent(s):	Citibank N.A., London Branch 13th Floor Citigroup Centre Canary Wharf London E14 5LB

	Names and addresses of additional Paying and Transfer Agent(s) (if any):	Not Applicable

6	Distribution

	(i) Method of distribution	Non-syndicated

(ii) If syndicated:

	(A) Name of Managers:	Not Applicable

	(B) Stabilising Manager(s) (if any):	Not Applicable

4

(iii) If non-syndicated, name of Dealer:	Not Applicable

(iv) U.S. Selling Restrictions:	Reg S Compliance Category: 2

TEFRA Not Applicable

5

FORM OF FINAL TERMS

The form of Final Terms that will be issued in respect of each Tranche, subject only to the deletion of non-applicable provisions, is set out below:

Final Terms dated 31 March 2016

K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

Issue of U.S.$280,000,000 8.125 per cent. Notes due October 2020 issued as Series 6

under the U.S.$6,000,000,000

Euro Medium Term Note Programme

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set out in the Base Prospectus dated 31 March 2016 (the “Base Prospectus”) which constitutes a base prospectus for the purposes of Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5(4) of the Prospectus Directive and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus. In accordance with Article 14 of the Prospectus Directive, the Base Prospectus is available for viewing at 59 16th Road, Midrand, 1685, South Africa and http://www.londonstockexchange.com/exchange/prices-and-news/news/market-news/market-news-home.html and copies may be obtained from 59 16th Road, Midrand, 1685, South Africa.

1	Issuer:	K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

2	(i) Series Number:	6

	(ii) Tranche Number:	1

	(iii) Date on which the Notes become fungible:	Not Applicable

3	Specified Currency or Currencies:	U.S. Dollars (“U.S.$”)

4	Aggregate Nominal Amount:

	(i) Series:	U.S.$280,000,000

	(ii) Tranche:	U.S.$280,000,000

5	Issue Price:	100 per cent. of the Aggregate Nominal Amount

6	(i) Specified Denominations:	U.S.$160,000 and integral multiples of U.S.$100 in excess thereof

	(ii) Calculation Amount:	U.S.$100

7	(i) Issue Date:	4 April 2016

1

	(ii) Interest Commencement Date:	4 April 2016

8	Maturity Date:	19 October 2020

9	Interest Basis:	8.125 per cent. fixed rate

10	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount.

11	Change of Interest Basis:	Not Applicable

12	Put/Call Options:	Not Applicable

13	(i) Status of the Notes:	Senior

	(ii) Date approval for issuance of Notes obtained:	This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on 10 December 2015

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14	Fixed Rate Note Provisions:	Applicable

	(i) Rate of Interest:	8.125 per cent. per annum payable semi-annually in arrear

(ii) Interest Payment Date(s):

19 April and 19 October in each year commencing on 19 April 2016 and ending on the Maturity Date.
There will be a short first coupon in respect of the period starting from, and including, the Interest Commencement Date to, but excluding, 19 April 2016 (the “Short First Interest Period”).

	Interest Payment Date Adjustment:	Not Applicable

	(iii) Fixed Coupon Amount:	U.S.$4.0625 per Calculation Amount

	(iv) Broken Amount(s):	U.S.$0.3385 per Calculation Amount payable on the Interest Payment Date falling on 19 April 2016 in respect of the Short First Interest Period

	(v) Day Count Fraction:	30/360

	(vi) Determination Dates:	Not Applicable

15	Floating Rate Note Provisions:	Not Applicable

16	Zero Coupon Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

17	Call Option:	Not Applicable

18	Put Option:	Not Applicable

2

19	Final Redemption Amount of each Note:	U.S.$100 per Calculation Amount

20	Early Redemption Amount:

	Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption:	U.S.$100 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

21	Form of Notes:	Registered Notes:

Global Certificate exchangeable for individual Certificates in the limited circumstances specified in the Global Certificate

22	Financial Centre(s):	London, New York City and Johannesburg

23	Talons for future Coupons to be attached to Definitive Notes (and dates on which such Talons mature):	No.

APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

3

PART B — OTHER INFORMATION

1	Listing and admission to trading

	(i) Admission to trading:	Application has been made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the London Stock Exchange plc’s regulated market with effect from 4 April 2016

	(ii) Estimate of total expenses related to admission to trading:	[£3,600]

2	Ratings	The Notes to be issued have been rated:

S&P: [•]

3	Interests of Natural and Legal Persons involved in the Issue/Offer

So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	Fixed Rate Notes only - Yield

	Indication of yield:	8.125 per cent. The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

5	Operational Information

	ISIN:	XS[•]

	Common Code:	[•]

	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	Not Applicable

	Delivery:	Delivery free of payment

	Names and addresses of initial Paying and Transfer Agent(s):	Citibank N.A., London Branch 13th Floor Citigroup Centre Canary Wharf London E14 5LB

	Names and addresses of additional Paying and Transfer Agent(s) (if any):	Not Applicable

6	Distribution

	(i) Method of distribution	Non-syndicated

(ii) If syndicated:

	(A) Name of Managers:	Not Applicable

	(B) Stabilising Manager(s) (if any):	Not Applicable

4

(iii) If non-syndicated, name of Dealer:	Not Applicable

(iv) U.S. Selling Restrictions:	Reg S Compliance Category: 2

TEFRA Not Applicable

5

FORM OF FINAL TERMS

The form of Final Terms that will be issued in respect of each Tranche, subject only to the deletion of non-applicable provisions, is set out below:

Final Terms dated 31 March 2016

K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

Issue of U.S.$25,600,000 2.4 per cent. Fixed Rate Notes due November 2018 issued as Series 7

under the U.S.$6,000,000,000

Euro Medium Term Note Programme

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set out in the Base Prospectus dated 31 March 2016 (the “Base Prospectus”) which constitutes a base prospectus for the purposes of Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5(4) of the Prospectus Directive and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus. In accordance with Article 14 of the Prospectus Directive, the Base Prospectus is available for viewing at 59 16th Road, Midrand, 1685, South Africa and http://www.londonstockexchange.com/exchange/prices-and-news/news/market-news/market-news-home.html and copies may be obtained from 59 16th Road, Midrand, 1685, South Africa.

1	Issuer:	K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

2	(i) Series Number:	7

	(ii) Tranche Number:	1

	(iii) Date on which the Notes become fungible:	Not Applicable

3	Specified Currency or Currencies:	U.S. Dollars (“U.S.$”)

4	Aggregate Nominal Amount:

	(i) Series:	U.S.$25,600,000

	(ii) Tranche:	U.S.$25,600,000

5	Issue Price:	100 per cent. of the Aggregate Nominal Amount

6	(i) Specified Denominations:	U.S.$160,000

	(ii) Calculation Amount:	U.S.$160,000

7	(i) Issue Date:	4 April 2016

	(ii) Interest Commencement Date:	4 April 2016

1

8	Maturity Date:	9 November 2018

9	Interest Basis:	2.40 per cent. fixed rate

10	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount.

11	Change of Interest Basis:	Not Applicable

12	Put/Call Options:	Not Applicable

13	(i) Status of the Notes:	Senior

	(ii) Date approval for issuance of Notes obtained:	This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on 10 December 2015

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14	Fixed Rate Note Provisions:	Applicable

	(i) Rate of Interest:	2.40 per cent. per annum payable annually in arrear

(ii) Interest Payment Date(s):

9 November in each year commencing on 9 November 2016 and ending on the Maturity Date. There will be a short first coupon in respect of the period starting from, and including, the Interest Commencement Date to, but excluding, 9 November 2016 (the “Short First Interest Period”).

	Interest Payment Date Adjustment:	Not Applicable

	(iii) Fixed Coupon Amount:	U.S.$3,893.33 per Calculation Amount

	(iv) Broken Amount(s):	U.S.$2,336.00 per Calculation Amount payable on the Interest Payment Date falling on 9 November 2016 in respect of the Short First Interest Period

	(v) Day Count Fraction:	Actual/360

	(vi) Determination Dates:	Not Applicable

15	Floating Rate Note Provisions:	Not Applicable

16	Zero Coupon Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

17	Call Option:	Not Applicable

18	Put Option:	Not Applicable

19	Final Redemption Amount of each Note:	U.S.$160,000 per Calculation Amount

2

20	Early Redemption Amount:

	Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption:	U.S.$160,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

21	Form of Notes:	Registered Notes:

Global Certificate exchangeable for individual Certificates in the limited circumstances specified in the Global Certificate

22	Financial Centre(s):	London, New York City and Johannesburg

23	Talons for future Coupons to be attached to Definitive Notes (and dates on which such Talons mature):	No

APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

3

PART B — OTHER INFORMATION

1	Listing and admission to trading

	(i) Admission to trading:	Not Applicable

	(ii) Estimate of total expenses related to admission to trading:	Not Applicable

2	Ratings	Not Applicable

3	Interests of Natural and Legal Persons involved in the Issue/Offer

So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	Fixed Rate Notes only - Yield

	Indication of yield:	2.40 per cent. The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

5	Operational Information

	ISIN:	XS[•]

	Common Code:	[•]

	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	Not Applicable

	Delivery:	Delivery free of payment

	Names and addresses of initial Paying and Transfer Agent(s):	Citibank N.A., London Branch 13th Floor Citigroup Centre Canary Wharf London E14 5LB

	Names and addresses of additional Paying and Transfer Agent(s) (if any):	Citigroup Global Markets Deutschland AG 5th Floor Reuterweg 16 Frankfurt 60323 Germany

6	Distribution

	(i) Method of distribution	Non-syndicated

(ii) If syndicated:

	(A) Name of Managers:	Not Applicable

4

(B) Stabilising Manager(s) (if any):	Not Applicable

(iii) If non-syndicated, name of Dealer:	Not Applicable

(iv) U.S. Selling Restrictions:	Reg S Compliance Category: 2

TEFRA Not Applicable

5

APPENDIX B-2

PRELIMINARY SWISS LISTING PROSPECTUSES

APPENDIX B-2

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SOLICITING AN OFFER TO BUY THE NOTES  IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED. THIS PRELIMINARY PROSPECTUS IS AN ADVERTISEMENT AND IS NOT A PROSPECTUS IN THE SENSE OF ARTICLE 652a AND 1156 OF THE SWISS CODE OF OBLIGATIONS AND THE LISTING RULES OF SIX SWISS EXCHANGE LTD.. A FINAL FORM PROSPECTUS WILL BE PREPARED AND MADE AVAILABLE TO THE PUBLIC IN ACCORDANCE WITH APPLICBLE SWISS LAW. INVESTORS SHOULD NOT SUBSCRIBE FOR ANY NOTES REFERRED TO IN THIS DOCUMENT EXCEPT ON THE BASIS OF INFORMATION CONTAINED IN THE FINAL FORM PROSPECTUS. THE FINAL FORM PROSPECTUS, WHEN PUBLISHED, WILL BE AVAILABLE AT THE OFFICES OF THE ISSUER AND BÄR & KARRER AG

PRELIMINARY PROSPECTUS DATED 4 FEBRUARY 2016	SUBJECT TO COMPLETION

K2014176899 (SOUTH AFRICA) LIMITED

(Registration number 2014/176899/06)

(incorporated with limited liability in the Republic of South Africa)

To change its name to AFRICAN BANK LIMITED (Registration Number 2014/176899/06) by the date the Notes are issued

CHF 140,000,000 5.0% Senior Notes due 2022

(the “Notes”)

The Notes are issued under the U.S.$6,000,000,000 Euro Medium Term Note Programme (the “Programme”) of K2014176899 (South Africa) Limited (the “Issuer”). The Notes have been rated [•] by Standard & Poor’s Rating Service Europe Limited.

Issuer:	K2014176899 (South Africa) Limited (to be renamed African Bank Limited on 4 April 2016), 59, 16th Road, Midrand, 1685, South Africa.
Issue Price:	100 per cent. of the Aggregate Nominal Amount.
Form of Notes/Delivery:

The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note (for details see section 21 of the Pricing Supplement). The exchange of the Permanent Global Note for Registered Notes represented by individual Certificates is permissible in certain limited circumstances described in section 21 of the Pricing Supplement. If Registered Notes represented by individual Certificates are issued, they will not be in bearer form, but exclusively in registered form. These are parts of an arrangement under which the Notes qualify as registered for United States federal income tax purposes.

Denomination:	CHF 4,000 nominal and multiples thereof.
Issue Date:	4 April 2016.
Maturity Date:	22 April 2022.
Early Redemption:	The Notes may only be redeemed early (at par) for tax reasons, subject to not less than 30 nor more than 60 days’ notice (for details see Condition 6(c) of the Terms and Conditions of the Notes).
Reopening:	The Issuer reserves the right to reopen this series of Notes at any time (for details see Condition 13 of the Terms and Conditions of the Notes).
Assurances:	Pari Passu Clause, Negative Pledge Clause, Cross-Acceleration Clause (for details see Conditions 3, 4 and 10(a)(iii) of the Terms and Conditions of the Notes, respectively).
Governing Law and Jurisdiction:	The Notes and all related contractual documentation are governed by, and shall be construed in accordance with, the laws of England. The place of jurisdiction shall be the courts of England.
Listing:

The Notes are expected to be listed and admitted to trading on SIX Swiss Exchange as of 4 April 2016. The last day of trading of the Notes is expected to be 19 April 2022 unless the Notes have been otherwise redeemed beforehand. Application for the listing and trading of the Notes on SIX Swiss Exchange will be made.

Selling Restrictions:

In particular, the United States, the European Economic Area, the United Kingdom, South Africa, China, Hong Kong, Singapore, Italy and Japan (for details see pages 191 to 197 of the Preliminary Base Prospectus (as defined below) set out in Annex A under “Subscription and Sale”).

Swiss Security No.: 31014060	ISIN: CH0310140600	Common Code: [•]

Preliminary Swiss Listing Prospectus dated 4 February 2016

TABLE OF CONTENTS

Table of Contents	2
Selling Restrictions	3
General Information	4
Taxation	7
Pricing Supplement	9
Preliminary Base Prospectus dated 4 February 2016	Annex A

2

SELLING RESTRICTIONS

United States of America

The Notes have not been and will not be registered under the U.S. Securities Act of 1933 (the “Securities Act”), or any state securities laws, and, unless so registered, may not be offered or sold within the United States of America or its possessions or to, or for the account or benefit of, U.S. Persons (as defined in Regulation S under the Securities Act) (“Regulation S”) except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S.

In addition, until 40 days after the later of the commencement of the offering and the issue date of any identifiable tranche of Notes hereunder, an offer or sale of Notes within the United States of America by any dealer (whether or not participating in the offering of such tranche of Notes) may violate the registration requirements of the Securities Act.

The applicable TEFRA exemption is TEFRA D, in accordance with usual Swiss practice.

Please refer to pages 191 to 197 of the Preliminary Base Prospectus (as defined below) set out in Annex A under “Subscription and Sale”. In particular please see “United States”, “Public Offer Selling Restriction under the Prospectus Directive”, “United Kingdom” and “South Africa”.

3

GENERAL INFORMATION

This preliminary Swiss listing prospectus (the “Preliminary Swiss Listing Prospectus”) shall be read and construed on the basis that the annexes hereto are deemed to be incorporated in, and to form part of, this Preliminary Swiss Listing Prospectus.

Except as otherwise stated in this Preliminary Swiss Listing Prospectus, terms defined in the preliminary Base Prospectus dated 4 February 2016 included hereto as Annex A (the “Preliminary Base Prospectus”) shall have the same meaning in this Preliminary Swiss Listing Prospectus. Documents incorporated by reference in the Preliminary Base Prospectus shall also be deemed to be incorporated by reference in this Preliminary Swiss Listing Prospectus.

Notice to Investors

The Notes are issued under the Programme. The specific terms of the Notes set out in the Pricing Supplement on page 9 hereof must be read in conjunction with the Terms and Conditions of the Notes included in the Preliminary Base Prospectus (please see pages 146 et seq. of the Preliminary Base Prospectus).

The Notes and all related contractual documentation are governed by, and shall be construed in accordance with, the laws of England. The place of jurisdiction shall be the courts of England.

Investors are advised to familiarise themselves with the entire content of this Preliminary Swiss Listing Prospectus.

Authorisation

The Issuer has obtained all necessary approvals and authorisations in connection with the issue and performance of the Notes. The issue of the Notes was authorised by a resolution of the board of directors of the Issuer on 10 December 2015.

Use of Proceeds

The Notes will be issued to African Bank Limited (under curatorship) (“African Bank”) as part of the Restructuring in consideration for the transfer to the Issuer by African Bank of certain parts of African Bank’s business as part of the Restructuring.

Register

The Issuer is registered as a public company under registration number 2014/176899/06 (registration date: 9 September 2014) with the Companies and Intellectual Property Commission established under section 185 of the SA Companies Act for an unlimited duration. The Issuer is expected to become registered as a bank under the Banks Act and to hold a full banking licence granted by SARB by the Transaction Effective Date.

Founder

The Issuer has been established by Professor Michael Katz, chairman of the law firm ENSafrica (150 West Street, Sandton, 2196, Johannesburg, South Africa) and the sole share in the Issuer was transferred to K2015219110 (South Africa) Limited on 5 August 2015. Subsequently, on 9 October 2015, the sole share in

4

the Issuer has been transferred to African Bank Holdings Limited which is still the sole shareholder of the Issuer.

Purpose

The main object for which the Issuer is established is to carry on the business of a bank (please refer to clause 5.2 of the Memorandum of Incorporation of the Issuer). Acting within this main object, the Issuer’s core business is the provision of unsecured loans to natural persons.

Capital Structure

The Issuer will be capitalized by African Bank Holdings Limited with equity subscriptions of ZAR 10 billion. As a result, as of the Transaction Effective Date the Issuer will have equity share capital equal to ZAR 10 billion or higher depending on some elements of the Restructuring. The Issuer will issue 500,000,000 ordinary par value shares (at a par value of ZAR 0.01 and a premium of ZAR 19.99 per share) in respect of the equity subscription of ZAR 10 billion and any additional subscriptions pursuant to the Restructuring will be at the same subscription price per share. The holder of an ordinary share shall be entitled to one voting right per share and shall be entitled to receive proportionately the net assets of the Issuer upon its liquidation.

Dividends paid by the Issuer for the Financial Years  2011, 2012, 2013,2014 and 2015 (ZAR):

The Issuer has been newly established on 9 September 2014 and has not yet paid any dividends.

Recent Developments

For information on material developments (e.g. most important trends behind the latest movements in turnover) since 30 September 2015, being the date of the last audited financial statements of the Issuer, please refer to the section headed “Selected Financial and Other Information” and to Annexure A of the Preliminary Base Prospectus. There have been no other material developments since then.

Statute of Limitations

Claims against the Issuer for payment in respect of the Notes and Coupons shall be prescribed and become void unless made within ten years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date in respect of them (each term as defined in the Preliminary Base Prospectus) (see Condition 9 of the Terms and Conditions of the Notes).

Material Change

Save as set out below, there has been no material adverse change in the prospects of the Issuer since 30 September 2015:

•                  the financial statements of the Issuer at 30 September 2015 reflect a dormant set of audited financial statements. The Issuer will be used to effect the Restructuring as from the Transaction Effective Date. Details of the Restructuring are set out in the section “Curatorship of African Bank and Summary of Restructuring — the Restructuring” in the Preliminary Base Prospectus;

•                  the impact of the Restructuring will be that the Issuer will take up the Good Book, together with specific operational assets and obligations of African Bank, will issue the New Senior Debt Instruments and New Subordinated Debt Instruments and will receive a further capital injection

5

of ZAR 9.75 billion (in addition to the ZAR 250m which was contributed by the Consortium on [•] 2016); and

•                  the risks that exist in terms of the completion of the Restructuring are set out in the section headed “Risk Factors — Risks related to the Restructuring and the Issuer’s strategy” in the Preliminary Base Prospectus.

Legal and Arbitration Proceedings

There are no, and have not been any, governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer is aware) which may have or have had during the period since 9 September 2014 a significant effect on the financial position or profitability of the Issuer.

Patents, Licenses and Brands

The business of the Issuer does not depend on any intellectual property rights owned by third parties, or any licensing or similar agreements that would be material for the continuation of its business.

Representative

In accordance with Article 43 of the listing rules of the SIX Swiss Exchange, the Issuer has appointed Bär & Karrer AG as its representative to lodge the listing application for the Notes with the SIX Swiss Exchange.

Responsibility

The Issuer confirms that, to the best of its knowledge, the information contained in this Preliminary Swiss Listing Prospectus is correct and no material facts or circumstances have been omitted herefrom; the Issuer accepts responsibility accordingly.

Availability of Documents

Copies of the final Swiss Listing Prospectus and the documents incorporated by reference will be available, free of charge, at Bär & Karrer AG, Brandschenkestrasse 90, 8027 Zurich, Switzerland (telephone: +41 58 261 50 00, facsimile: +41 58 263 50 01 or email: till.spillmann@baerkarrer.ch) and K2014176899 (South Africa) Limited (telephone: +2711 2569000 or email: treasury@africanbank.co.za).

K2014176899 (South Africa) Limited

6

SWISS TAXATION

Swiss Securities Transfer Stamp Taxes

The issue of the Notes is not subject to Securities Transfer Stamp Taxes.

Secondary market transactions in Notes may be subject to Transfer Stamp Tax of up to 0.3% of the consideration paid, if a Swiss or Liechtenstein securities dealer (as defined in the Swiss Stamp Tax Act) is involved in the transaction as party or as intermediary.

Redemption of Notes is not subject to Securities Transfer Stamp Taxes.

Swiss Personal Income Tax

Under present Swiss tax law, an individual Noteholder who is not Swiss tax resident and who, during the tax year, has not engaged in trade or business through a permanent establishment, sole proprietorship or partnership in Switzerland and who is not subject to Swiss taxation for any other reason, will not become subject to Swiss personal income tax on the interest (and discount or premium, if any) or gains from the Notes because of the mere acquisition, ownership or disposal of Notes.

A Swiss tax resident individual who holds Notes as part of his or her private assets is subject to income tax on the interest (and discount or premium, if any) derived from the Notes as part of his or her overall net income. A gain realized upon a sale of Notes by such individual is not subject to income tax.

A Swiss tax resident individual holding Notes as part of his or her Swiss business assets (including a professional securities dealer) is subject to income tax on any interest (and discount or premium, if any) and gain derived from the Notes as part of the overall income. Losses incurred on Notes by such Noteholders are tax deductible, if certain conditions are met. Similar rules apply to foreign resident individuals, who have a permanent establishment or business in Switzerland with which the Notes are effectively connected.

Swiss Profit Tax

Under present Swiss tax law, a corporate Noteholder who is not a Swiss tax resident and who, during the tax year, has not engaged in trade or business through a permanent establishment or partnership in Switzerland and who is not subject to Swiss taxation for any other reason, will not become subject to Swiss profit tax on the interest (and discount or premium, if any) or gain from the Notes because of the mere acquisition, ownership or disposal of Notes.

A Swiss tax resident corporate entity holding Notes is subject to profit tax on any profit (interest, discount, premium and gains) derived from the Notes as part of the overall profit. Losses incurred on Notes by such Noteholders are tax deductible, if certain conditions are met. Similar rules apply to foreign resident corporate entities, which have a permanent establishment or business in Switzerland with which the Notes are effectively connected.

Agreement on the Taxation of Savings Income

The European Community and Switzerland have entered into an agreement on the taxation of savings income by way of a withholding tax system and voluntary declaration in the case of transactions between parties in the Member States and Switzerland. On the basis of such agreement, Switzerland has introduced a withholding tax on interest payments or other similar income paid by a paying agent within Switzerland to EU resident individuals. The withholding tax is to be withheld at a rate of 35%. The beneficial owner of the interest payments may be entitled to a tax credit or refund of the withholding if certain conditions are met. Prospective purchasers of the Notes should consult their advisors concerning the impact of the Agreement or any law implementing the Agreement or complying with it. If the Issuer,

7

any paying agent or any institution where the Notes are deposited are required to withhold any amount as a direct or indirect consequence of the Agreement, the Issuer will not be required to pay any additional amounts relating to such withholding.

On 27 May 2015 the Swiss Federal Council initiated the consultation process on the agreement between the European Union and Switzerland regarding the introduction of the automatic exchange of information in tax matters which was signed on the same date, and by which, if approved and ratified, the existing agreement between the European Union and Switzerland on the taxation of savings income will be amended. It is currently expected that the agreement regarding the introduction of the automatic exchange of information in tax matters will come into effect on 1 January 2017 and the first set of data thereunder will be exchanged from 2018.

Final Withholding Tax on Swiss Bank Accounts for Another Country

In 2012 Switzerland concluded agreements with the United Kingdom and Austria on a final withholding tax (Abgeltungssteuer). The agreements have entered into force on January 1, 2013. The taxation upon entry into force of those agreements is as follows:

Persons resident in the United Kingdom or Austria receiving investment income (such as among others payment of interest under the Notes) or realizing capital gains (such as among others on the sale of the Notes) on their Swiss bank accounts can either voluntarily disclose their Swiss bank accounts to the tax authorities of the United Kingdom or Austria, or a final withholding tax will be deducted by the Swiss bank on such investment income or capital gains. The Swiss bank will remit the tax to the Swiss Federal Tax Administration which in turn will remit the tax to the British and Austrian tax authorities. The final tax rate is 25% under the agreement with Austria and, depending on the category of income, between 27% and 48% under the agreement with the United Kingdom. In both agreements, this final withholding tax is in fulfillment of the tax obligations towards the United Kingdom or Austria. Both agreements on final withholding taxes provide for a carve-out for interest payments to the extent such interest payments are subject to the EU Savings Tax for Swiss paying agents.

It is expected that as a consequence of the agreement between Switzerland and the European Union regarding the introduction of the automatic exchange of information in tax matters as mentioned above under Agreement on the Taxation of Savings Income (if and when approved and ratified) the Final Withholding Tax Agreements will be terminated.

8

FORM OF PRICING SUPPLEMENT

The form of Pricing Supplement that will be issued in respect of each Tranche, subject only to the deletion of non-applicable provisions, is set out below:

Pricing Supplement dated 31 March 2016

K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

Issue of CHF 140,000,000 5.0 per cent. Notes due April 2022

issued as Series 4

under the U.S.$6,000,000,000

Euro Medium Term Note Programme

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH DIRECTIVE 2003/71/EC, AS AMENDED (THE “PROSPECTUS DIRECTIVE”) FOR THE ISSUE OF THE INSTRUMENTS DESCRIBED BELOW. THE UK LISTING AUTHORITY HAS NEITHER APPROVED NOR REVIEWED ANY INFORMATION CONTAINED IN THIS PRICING SUPPLEMENT AND ANY INSTRUMENTS ISSUED PURSUANT TO THIS PRICING SUPPLEMENT ARE NOT COMPLIANT WITH THE PROSPECTUS DIRECTIVE.

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set forth in the Base Prospectus dated 31 March 2016 (the “Base Prospectus”). This document constitutes the Pricing Supplement of the Notes described herein and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement, the Base Prospectus and the Swiss listing prospectus dated 31 March 2016 (the “Swiss Listing Prospectus”) prepared in connection with the listing of the Notes on the SIX Swiss Exchange Ltd (“SIX Swiss Exchange”). The Base Prospectus and the Swiss Listing Prospectus are available for viewing during normal business hours at the registered offices of the Issuer at 59 16th Road, Midrand, 1685, South Africa and copies may be obtained from the registered offices of Bär & Karrer AG at Brandschenkestrasse 90, 8027 Zurich, Switzerland.

1	Issuer:	K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

2	(i) Series Number:	4

	(ii) Tranche Number:	1

	(iii) Date on which the Notes become fungible:	Not Applicable

3	Specified Currency or Currencies:	Swiss Francs (“CHF”)

4	Aggregate Nominal Amount:

	(i) Series:	CHF 140,000,000

	(ii) Tranche:	CHF 140,000,000

9

5	Issue Price:	100 per cent. of the Aggregate Nominal Amount

6	(i) Specified Denominations:	CHF 4,000 and multiples thereof

	(ii) Calculation Amount:	CHF 4,000

7	(i) Issue Date:	4 April 2016

	(ii) Interest Commencement Date:	4 April 2016

8	Maturity Date:	22 April 2022

9	Interest Basis:	5.00 per cent. fixed rate

10	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount.

11	Change of Interest or Redemption/Payment Basis:	Not Applicable

12	Put/Call Options:	Not Applicable

13	(i) Status of the Notes:	Senior

	(ii) Date approval for issuance of Notes obtained:	This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on 10 December 2015

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14	Fixed Rate Note Provisions:	Applicable

	(i) Rate of Interest:	5.00 per cent. per annum payable annually in arrear

(ii) Interest Payment Date(s):

22 April in each year commencing on 22 April 2016 and ending on the Maturity Date

There will be a short first coupon in respect of the period starting from, and including, the Interest Commencement Date to, but excluding, 22 April 2016 (the “Short First Interest Period”)

	(iii) Interest Payment Date Adjustment:	Not Applicable

	(iv) Fixed Coupon Amount:	CHF 200 per Calculation Amount

	(v) Broken Amount(s):	CHF 10.00 per Calculation Amount payable on the Interest Payment Date falling on 22 April 2016 in respect of the Short First Interest Period

	(vi) Day Count Fraction:	30/360

	(vii) Determination Dates:	Not Applicable

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15	Floating Rate Note Provisions:	Not Applicable

16	Zero Coupon Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

17	Call Option:	Not Applicable

18	Put Option:	Not Applicable

19	Final Redemption Amount of each Note:	CHF 4,000 per Calculation Amount

20	Early Redemption Amount:

Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

CHF 4,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

21	Form of Notes:

The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note substantially in the form scheduled to the supplemental agency agreement dated 4 April 2016 (the “Supplemental Agency Agreement”) between the Issuer, Credit Suisse AG in its capacity as the Swiss principal paying agent (the “Swiss Principal Paying Agent”) and others.

The Permanent Global Note is exchangeable in whole but not in part for Registered Notes represented by individual Certificates only (i) if the Swiss Principal Paying Agent deems the printing of individual Certificates to be necessary or useful, after consultation with the Issuer, or if, under Swiss or any other applicable laws and regulations, the enforcement of the obligations under the Notes can only be ensured by means of effective individual Certificates or (ii) upon the occurrence of the events specified in the Permanent Global Note. In such cases, the Issuer shall provide, at its own cost and expense, for the printing and delivery of individual Certificates in accordance with the rules and regulations of SIX SIS AG, located in Olten, Switzerland (the “SIS” or the “Intermediary”, which expression shall include any other clearing institution

11

recognised by the SIX Swiss Exchange).

The Notes issued on exchange of the Permanent Global Note will not be issued in bearer form, but exclusively in registered form for U.S. tax purposes.

The Permanent Global Note shall be deposited with SIS and shall be immobilised and may not be transferred by SIS until final redemption of the Notes or the exchange of the Permanent Global Note for Registered Notes represented by individual Certificates. The Permanent Global Note will document the right to receive principal and interest thereon and all other rights and obligations in connection therewith.

Once the Permanent Global Note has been deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (“Intermediated Securities”) in accordance with the Swiss Federal Intermediated Securities Act.

Each holder of the Notes shall have a quotal co-ownership interest in the Permanent Global Note to the extent of its claim against the Issuer, provided that for so long as the Permanent Global Note remains deposited with the Intermediary, the co-ownership interest shall be suspended and the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the holders of the Notes will be the persons holding the Notes in a securities account which is in their name, or in case of an Intermediary, the Intermediary holding the Notes for its own account in a securities account which is in its name.

Holders of the Notes do not have the right to effect or demand the conversion of the Permanent Global Note into, or the delivery of, uncertificated securities or Registered Notes.

22	Financial Centre(s):	Zurich, New York, Johannesburg

23	Talons for future Coupons to be attached	No

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to Definitive Notes (and dates on which such Talons mature):

24	Other final terms:

(i) Payments

Payments of principal and interest in respect of the Notes (denominated in Swiss Francs) will be made without collection costs in Switzerland and without any restrictions and irrespective of nationality, domicile or residence of a Noteholder and without requiring any certification, affidavit or the fulfilment of any other formality.

The receipt by the Swiss Principal Paying Agent of the due and punctual payment of the funds in Swiss Francs in Zurich releases the Issuer from its obligation under the Notes for the payment of interest and principal due on the respective payment dates to the extent of such payment.

Condition 7 shall be construed accordingly.

(ii) Paying Agents:

In respect of the Notes (denominated in Swiss Francs), the Issuer will at all times maintain a Swiss paying agent having a specified office in Switzerland and will at no time maintain a paying agent having a specified office outside Switzerland in relation to such Notes.

Condition 7(e) shall be construed accordingly.

(iii) Notices:

So long as the Notes are listed on the SIX Swiss Exchange and so long as the rules of the SIX Swiss Exchange so require, all notices in respect of the Notes will be validly given through the Swiss Principal Paying Agent (i) by means of electronic publication on the internet website of the SIX Swiss Exchange (https://www.six-exchange-regulation.com/en/home/publications/official-notices.html) or (ii) otherwise in accordance with the regulations of the SIX Swiss Exchange.

Condition 14 shall be construed accordingly.

13

APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

14

PART B — OTHER INFORMATION

1	Listing and admission to trading

	(i) Admission to trading:	Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the SIX Swiss Exchange with effect from 4 April 2016.

	(ii) Estimate of total expenses related to admission to trading:	CHF [8,000]

2	Ratings	The Notes to be issued have been rated:

S&P: [•]

3	Interests of Natural and Legal Persons involved in the Issue/Offer

So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	Fixed Rate Notes only - Yield

	Indication of yield:	5.0 per cent. The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

5	Operational Information

	ISIN:	CH0310140600

	Common Code:	[•]

	Swiss Security Number:	31014060

	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	SIX SIS AG, the Swiss Securities Service Corporation in Olten, Switzerland

	Delivery:	Delivery free of payment

Names and addresses of initial Paying and Transfer Agent(s):

Swiss Principal Paying Agent

Credit Suisse AG

Paradeplatz 8

8001 Zurich

Switzerland

All references in the Conditions to Fiscal Agent and Paying Agent shall, so far as the context permits, be deemed to be references to the Swiss Principal Paying Agent.

	Names and addresses of additional Paying and Transfer Agent(s) (if any):	Not Applicable

15

6	Distribution

	(i) Method of distribution	Non-syndicated

(ii) If syndicated:

	(A) Name of Managers:	Not Applicable

	(B) Stabilising Manager(s) (if any):	Not Applicable

	(iii) If non-syndicated, name of Dealer:	Not Applicable

	(iv) U.S. Selling Restrictions:	Reg S Compliance Category: 2 TEFRA D applicable in accordance with the usual Swiss practice

	(v) Additional selling restrictions:	Not Applicable

16

ANNEX A

Preliminary Base Prospectus dated 4 February 2016

(See Appendix A of the Exchange Offer Document)

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SOLICITING AN OFFER TO BUY THE NOTES  IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED. THIS PRELIMINARY PROSPECTUS IS AN ADVERTISEMENT AND IS NOT A PROSPECTUS IN THE SENSE OF ARTICLE 652a AND 1156 OF THE SWISS CODE OF OBLIGATIONS AND THE LISTING RULES OF SIX SWISS EXCHANGE LTD.. A FINAL FORM PROSPECTUS WILL BE PREPARED AND MADE AVAILABLE TO THE PUBLIC IN ACCORDANCE WITH APPLICBLE SWISS LAW. INVESTORS SHOULD NOT SUBSCRIBE FOR ANY NOTES REFERRED TO IN THIS DOCUMENT EXCEPT ON THE BASIS OF INFORMATION CONTAINED IN THE FINAL FORM PROSPECTUS. THE FINAL FORM PROSPECTUS, WHEN PUBLISHED, WILL BE AVAILABLE AT THE OFFICES OF THE ISSUER AND BÄR & KARRER AG

PRELIMINARY PROSPECTUS DATED 4 FEBRUARY 2016	SUBJECT TO COMPLETION

K2014176899 (SOUTH AFRICA) LIMITED

(Registration number 2014/176899/06)

(incorporated with limited liability in the Republic of South Africa)

To change its name to AFRICAN BANK LIMITED (Registration Number 2014/176899/06) by the date the Notes are issued

CHF 120,000,000 4.75% Senior Notes due 2019

(the “Notes”)

The Notes are issued under the U.S.$6,000,000,000 Euro Medium Term Note Programme (the “Programme”) of K2014176899 (South Africa) Limited (the “Issuer”). The Notes have been rated [•] by Standard & Poor’s Rating Service Europe Limited.

Issuer:	K2014176899 (South Africa) Limited (to be renamed African Bank Limited on 4 April 2016), 59, 16th Road, Midrand, 1685, South Africa.
Issue Price:	100 per cent. of the Aggregate Nominal Amount.
Form of Notes/Delivery:

The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note (for details see section 21 of the Pricing Supplement). The exchange of the Permanent Global Note for Registered Notes represented by individual Certificates is permissible in certain limited circumstances described in section 21 of the Pricing Supplement. If Registered Notes represented by individual Certificates are issued, they will not be in bearer form, but exclusively in registered form. These are parts of an arrangement under which the Notes qualify as registered for United States federal income tax purposes.

Denomination:	CHF 4,000 nominal and multiples thereof.
Issue Date:	4 April 2016.
Maturity Date:	18 March 2019.
Early Redemption:	The Notes may only be redeemed early (at par) for tax reasons, subject to not less than 30 nor more than 60 days’ notice (for details see Condition 6(c) of the Terms and Conditions of the Notes).
Reopening:	The Issuer reserves the right to reopen this series of Notes at any time (for details see Condition 13 of the Terms and Conditions of the Notes).
Assurances:	Pari Passu Clause, Negative Pledge Clause, Cross-Acceleration Clause (for details see Conditions 3, 4 and 10(a)(iii) of the Terms and Conditions of the Notes, respectively).
Governing Law and Jurisdiction:	The Notes and all related contractual documentation are governed by, and shall be construed in accordance with, the laws of England. The place of jurisdiction shall be the courts of England.
Listing:

The Notes are expected to be listed and admitted to trading on SIX Swiss Exchange as of 4 April 2016. The last day of trading of the Notes is expected to be 13 March 2019 unless the Notes have been otherwise redeemed beforehand. Application for the listing and trading of the Notes on SIX Swiss Exchange will be made.

Selling Restrictions:

In particular, the United States, the European Economic Area, the United Kingdom, South Africa, China, Hong Kong, Singapore, Italy and Japan (for details see pages 191 to 197 of the Preliminary Base Prospectus (as defined below) set out in Annex A under “Subscription and Sale”).

Swiss Security No.: 31014054	ISIN: CH0310140543	Common Code: [•]

Preliminary Swiss Listing Prospectus dated 4 February 2016

TABLE OF CONTENTS

Table of Contents	2
Selling Restrictions	3
General Information	4
Taxation	7
Pricing Supplement	9
Preliminary Base Prospectus dated 4 February 2016	Annex A

2

SELLING RESTRICTIONS

United States of America

The Notes have not been and will not be registered under the U.S. Securities Act of 1933 (the “Securities Act”), or any state securities laws, and, unless so registered, may not be offered or sold within the United States of America or its possessions or to, or for the account or benefit of, U.S. Persons (as defined in Regulation S under the Securities Act) (“Regulation S”) except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S.

In addition, until 40 days after the later of the commencement of the offering and the issue date of any identifiable tranche of Notes hereunder, an offer or sale of Notes within the United States of America by any dealer (whether or not participating in the offering of such tranche of Notes) may violate the registration requirements of the Securities Act.

The applicable TEFRA exemption is TEFRA D, in accordance with usual Swiss practice.

Please refer to pages 191 to 197 of the Preliminary Base Prospectus (as defined below) set out in Annex A under “Subscription and Sale”. In particular please see “United States”, “Public Offer Selling Restriction under the Prospectus Directive”, “United Kingdom” and “South Africa”.

3

GENERAL INFORMATION

This preliminary Swiss listing prospectus (the “Preliminary Swiss Listing Prospectus”) shall be read and construed on the basis that the annexes hereto are deemed to be incorporated in, and to form part of, this Preliminary Swiss Listing Prospectus.

Except as otherwise stated in this Preliminary Swiss Listing Prospectus, terms defined in the preliminary Base Prospectus dated 4 February 2016 included hereto as Annex A (the “Preliminary Base Prospectus”) shall have the same meaning in this Preliminary Swiss Listing Prospectus. Documents incorporated by reference in the Preliminary Base Prospectus shall also be deemed to be incorporated by reference in this Preliminary Swiss Listing Prospectus.

Notice to Investors

The Notes are issued under the Programme. The specific terms of the Notes set out in the Pricing Supplement on page 9 hereof must be read in conjunction with the Terms and Conditions of the Notes included in the Preliminary Base Prospectus (please see pages 146 et seq. of the Preliminary Base Prospectus).

The Notes and all related contractual documentation are governed by, and shall be construed in accordance with, the laws of England. The place of jurisdiction shall be the courts of England.

Investors are advised to familiarise themselves with the entire content of this Preliminary Swiss Listing Prospectus.

Authorisation

The Issuer has obtained all necessary approvals and authorisations in connection with the issue and performance of the Notes. The issue of the Notes was authorised by a resolution of the board of directors of the Issuer on 10 December 2015.

Use of Proceeds

The Notes will be issued to African Bank Limited (under curatorship) (“African Bank”) as part of the Restructuring in consideration for the transfer to the Issuer by African Bank of certain parts of African Bank’s business as part of the Restructuring.

Register

The Issuer is registered as a public company under registration number 2014/176899/06 (registration date: 9 September 2014) with the Companies and Intellectual Property Commission established under section 185 of the SA Companies Act for an unlimited duration. The Issuer is expected to become registered as a bank under the Banks Act and to hold a full banking licence granted by SARB by the Transaction Effective Date.

Founder

The Issuer has been established by Professor Michael Katz, chairman of the law firm ENSafrica (150 West Street, Sandton, 2196, Johannesburg, South Africa) and the sole share in the Issuer was transferred to K2015219110 (South Africa) Limited on 5 August 2015. Subsequently, on 9 October 2015, the sole share in

4

the Issuer has been transferred to African Bank Holdings Limited which is still the sole shareholder of the Issuer.

Purpose

The main object for which the Issuer is established is to carry on the business of a bank (please refer to clause 5.2 of the Memorandum of Incorporation of the Issuer). Acting within this main object, the Issuer’s core business is the provision of unsecured loans to natural persons.

Capital Structure

The Issuer will be capitalized by African Bank Holdings Limited with equity subscriptions of ZAR 10 billion. As a result, as of the Transaction Effective Date the Issuer will have equity share capital equal to ZAR 10 billion or higher depending on some elements of the Restructuring. The Issuer will issue 500,000,000 ordinary par value shares (at a par value of ZAR 0.01 and a premium of ZAR 19.99 per share) in respect of the equity subscription of ZAR 10 billion and any additional subscriptions pursuant to the Restructuring will be at the same subscription price per share. The holder of an ordinary share shall be entitled to one voting right per share and shall be entitled to receive proportionately the net assets of the Issuer upon its liquidation.

Dividends paid by the Issuer for the Financial Years  2011, 2012, 2013,2014 and 2015 (ZAR):

The Issuer has been newly established on 9 September 2014 and has not yet paid any dividends.

Recent Developments

For information on material developments (e.g. most important trends behind the latest movements in turnover) since 30 September 2015, being the date of the last audited financial statements of the Issuer, please refer to the section headed “Selected Financial and Other Information” and to Annexure A of the Preliminary Base Prospectus. There have been no other material developments since then.

Statute of Limitations

Claims against the Issuer for payment in respect of the Notes and Coupons shall be prescribed and become void unless made within ten years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date in respect of them (each term as defined in the Preliminary Base Prospectus) (see Condition 9 of the Terms and Conditions of the Notes).

Material Change

Save as set out below, there has been no material adverse change in the prospects of the Issuer since 30 September 2015:

•                  the financial statements of the Issuer at 30 September 2015 reflect a dormant set of audited financial statements. The Issuer will be used to effect the Restructuring as from the Transaction Effective Date. Details of the Restructuring are set out in the section “Curatorship of African Bank and Summary of Restructuring — the Restructuring” in the Preliminary Base Prospectus;

•                  the impact of the Restructuring will be that the Issuer will take up the Good Book, together with specific operational assets and obligations of African Bank, will issue the New Senior Debt Instruments and New Subordinated Debt Instruments and will receive a further capital injection

5

of ZAR 9.75 billion (in addition to the ZAR 250m which was contributed by the Consortium on [•] 2016); and

•                  the risks that exist in terms of the completion of the Restructuring are set out in the section headed “Risk Factors — Risks related to the Restructuring and the Issuer’s strategy” in the Preliminary Base Prospectus.

Legal and Arbitration Proceedings

There are no, and have not been any, governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer is aware) which may have or have had during the period since 9 September 2014 a significant effect on the financial position or profitability of the Issuer.

Patents, Licenses and Brands

The business of the Issuer does not depend on any intellectual property rights owned by third parties, or any licensing or similar agreements that would be material for the continuation of its business.

Representative

In accordance with Article 43 of the listing rules of the SIX Swiss Exchange, the Issuer has appointed Bär & Karrer AG as its representative to lodge the listing application for the Notes with the SIX Swiss Exchange.

Responsibility

The Issuer confirms that, to the best of its knowledge, the information contained in this Preliminary Swiss Listing Prospectus is correct and no material facts or circumstances have been omitted herefrom; the Issuer accepts responsibility accordingly.

Availability of Documents

Copies of the final Preliminary Swiss Listing Prospectus and the documents incorporated by reference will be available, free of charge, at Bär & Karrer AG, Brandschenkestrasse 90, 8027 Zurich, Switzerland (telephone: +41 58 261 50 00, facsimile: +41 58 263 50 01 or email: till.spillmann@baerkarrer.ch) and K2014176899 (South Africa) Limited (telephone: +2711 2569000 or email: treasury@africanbank.co.za).

K2014176899 (South Africa) Limited

6

SWISS TAXATION

Swiss Securities Transfer Stamp Taxes

The issue of the Notes is not subject to Securities Transfer Stamp Taxes.

Secondary market transactions in Notes may be subject to Transfer Stamp Tax of up to 0.3% of the consideration paid, if a Swiss or Liechtenstein securities dealer (as defined in the Swiss Stamp Tax Act) is involved in the transaction as party or as intermediary.

Redemption of Notes is not subject to Securities Transfer Stamp Taxes.

Swiss Personal Income Tax

Under present Swiss tax law, an individual Noteholder who is not Swiss tax resident and who, during the tax year, has not engaged in trade or business through a permanent establishment, sole proprietorship or partnership in Switzerland and who is not subject to Swiss taxation for any other reason, will not become subject to Swiss personal income tax on the interest (and discount or premium, if any) or gains from the Notes because of the mere acquisition, ownership or disposal of Notes.

A Swiss tax resident individual who holds Notes as part of his or her private assets is subject to income tax on the interest (and discount or premium, if any) derived from the Notes as part of his or her overall net income. A gain realized upon a sale of Notes by such individual is not subject to income tax.

A Swiss tax resident individual holding Notes as part of his or her Swiss business assets (including a professional securities dealer) is subject to income tax on any interest (and discount or premium, if any) and gain derived from the Notes as part of the overall income. Losses incurred on Notes by such Noteholders are tax deductible, if certain conditions are met. Similar rules apply to foreign resident individuals, who have a permanent establishment or business in Switzerland with which the Notes are effectively connected.

Swiss Profit Tax

Under present Swiss tax law, a corporate Noteholder who is not a Swiss tax resident and who, during the tax year, has not engaged in trade or business through a permanent establishment or partnership in Switzerland and who is not subject to Swiss taxation for any other reason, will not become subject to Swiss profit tax on the interest (and discount or premium, if any) or gain from the Notes because of the mere acquisition, ownership or disposal of Notes.

A Swiss tax resident corporate entity holding Notes is subject to profit tax on any profit (interest, discount, premium and gains) derived from the Notes as part of the overall profit. Losses incurred on Notes by such Noteholders are tax deductible, if certain conditions are met. Similar rules apply to foreign resident corporate entities, which have a permanent establishment or business in Switzerland with which the Notes are effectively connected.

Agreement on the Taxation of Savings Income

The European Community and Switzerland have entered into an agreement on the taxation of savings income by way of a withholding tax system and voluntary declaration in the case of transactions between parties in the Member States and Switzerland. On the basis of such agreement, Switzerland has introduced a withholding tax on interest payments or other similar income paid by a paying agent within Switzerland to EU resident individuals. The withholding tax is to be withheld at a rate of 35%. The beneficial owner of the interest payments may be entitled to a tax credit or refund of the withholding if certain conditions are met. Prospective purchasers of the Notes should consult their advisors concerning the impact of the Agreement or any law implementing the Agreement or complying with it. If the Issuer,

7

any paying agent or any institution where the Notes are deposited are required to withhold any amount as a direct or indirect consequence of the Agreement, the Issuer will not be required to pay any additional amounts relating to such withholding.

On 27 May 2015 the Swiss Federal Council initiated the consultation process on the agreement between the European Union and Switzerland regarding the introduction of the automatic exchange of information in tax matters which was signed on the same date, and by which, if approved and ratified, the existing agreement between the European Union and Switzerland on the taxation of savings income will be amended. It is currently expected that the agreement regarding the introduction of the automatic exchange of information in tax matters will come into effect on 1 January 2017 and the first set of data thereunder will be exchanged from 2018.

Final Withholding Tax on Swiss Bank Accounts for Another Country

In 2012 Switzerland concluded agreements with the United Kingdom and Austria on a final withholding tax (Abgeltungssteuer). The agreements have entered into force on January 1, 2013. The taxation upon entry into force of those agreements is as follows:

Persons resident in the United Kingdom or Austria receiving investment income (such as among others payment of interest under the Notes) or realizing capital gains (such as among others on the sale of the Notes) on their Swiss bank accounts can either voluntarily disclose their Swiss bank accounts to the tax authorities of the United Kingdom or Austria, or a final withholding tax will be deducted by the Swiss bank on such investment income or capital gains. The Swiss bank will remit the tax to the Swiss Federal Tax Administration which in turn will remit the tax to the British and Austrian tax authorities. The final tax rate is 25% under the agreement with Austria and, depending on the category of income, between 27% and 48% under the agreement with the United Kingdom. In both agreements, this final withholding tax is in fulfillment of the tax obligations towards the United Kingdom or Austria. Both agreements on final withholding taxes provide for a carve-out for interest payments to the extent such interest payments are subject to the EU Savings Tax for Swiss paying agents.

It is expected that as a consequence of the agreement between Switzerland and the European Union regarding the introduction of the automatic exchange of information in tax matters as mentioned above under Agreement on the Taxation of Savings Income (if and when approved and ratified) the Final Withholding Tax Agreements will be terminated.

8

FORM OF PRICING SUPPLEMENT

The form of Pricing Supplement that will be issued in respect of each Tranche, subject only to the deletion of non-applicable provisions, is set out below:

Pricing Supplement dated 31 March 2016

K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

Issue of CHF 120,000,000 4.750 per cent. Notes due March 2019 issued as Series 1

under the U.S.$6,000,000,000

Euro Medium Term Note Programme

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH DIRECTIVE 2003/71/EC, AS AMENDED (THE “PROSPECTUS DIRECTIVE”) FOR THE ISSUE OF THE INSTRUMENTS DESCRIBED BELOW. THE UK LISTING AUTHORITY HAS NEITHER APPROVED NOR REVIEWED ANY INFORMATION CONTAINED IN THIS PRICING SUPPLEMENT AND ANY INSTRUMENTS ISSUED PURSUANT TO THIS PRICING SUPPLEMENT ARE NOT COMPLIANT WITH THE PROSPECTUS DIRECTIVE.

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set forth in the Base Prospectus dated 31 March 2016 (the “Base Prospectus”). This document constitutes the Pricing Supplement of the Notes described herein and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of this  Pricing Supplement, the Base Prospectus and the Swiss listing prospectus dated 31 March 2016 (the “Swiss Listing Prospectus”) prepared in connection with the listing of the Notes on the SIX Swiss Exchange Ltd (“SIX Swiss Exchange”). The Base Prospectus and the Swiss Listing Prospectus are available for viewing during normal business hours at the registered offices of the Issuer at 59 16th Road, Midrand, 1685, South Africa and copies may be obtained from the registered offices of Bär & Karrer AG at Brandschenkestrasse 90, 8027 Zurich, Switzerland.

1	Issuer:	K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

2	(i) Series Number:	1

	(ii) Tranche Number:	1

	(iii) Date on which the Notes become fungible:	Not Applicable

3	Specified Currency or Currencies:	Swiss Francs (“CHF”)

4	Aggregate Nominal Amount:

	(i) Series:	CHF 120,000,000

	(ii) Tranche:	CHF 120,000,000

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5	Issue Price:	100 per cent. of the Aggregate Nominal Amount

6	(i) Specified Denominations:	CHF 4,000 and multiples thereof

	(ii) Calculation Amount:	CHF 4,000

7	(i) Issue Date:	4 April 2016

	(ii) Interest Commencement Date:	4 April 2016

8	Maturity Date:	18 March 2019

9	Interest Basis:	4.750 per cent. fixed rate

10	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount.

11	Change of Interest or Redemption/Payment Basis:	Not Applicable

12	Put/Call Options:	Not Applicable

13	(i) Status of the Notes:	Senior

	(ii) Date approval for issuance of Notes obtained:	This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on 10 December 2015

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14	Fixed Rate Note Provisions:	Applicable

	(i) Rate of Interest:	4.750 per cent. per annum payable annually in arrear

(ii) Interest Payment Date(s):

18 March in each year commencing on 18 March 2017 and ending on the Maturity Date
There will be a short first coupon in respect of the period starting from, and including, the Interest Commencement Date to, but excluding, 18 March 2017 (the “Short First Interest Period”)

	(iii) Interest Payment Date Adjustment:	Not Applicable

	(iv) Fixed Coupon Amount:	CHF 190 per Calculation Amount

	(v) Broken Amount(s):	CHF 181.5556 per Calculation Amount payable on the Interest Payment Date falling on 18 March 2017 in respect of the Short First Interest Period

	(vi) Day Count Fraction:	30/360

	(vii) Determination Dates:	Not Applicable

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15	Floating Rate Note Provisions:	Not Applicable

16	Zero Coupon Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

17	Call Option:	Not Applicable

18	Put Option:	Not Applicable

19	Final Redemption Amount of each Note:	CHF 4,000 per Calculation Amount

20	Early Redemption Amount:

Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

CHF 4,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

21	Form of Notes:

The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note substantially in the form scheduled to the supplemental agency agreement dated 4 April 2016 (the “Supplemental Agency Agreement”) between the Issuer, Credit Suisse AG in its capacity as the Swiss principal paying agent (the “Swiss Principal Paying Agent”) and others.

The Permanent Global Note is exchangeable in whole but not in part for Registered Notes represented by individual Certificates only (i) if the Swiss Principal Paying Agent deems the printing of individual Certificates to be necessary or useful, after consultation with the Issuer, or if, under Swiss or any other applicable laws and regulations, the enforcement of the obligations under the Notes can only be ensured by means of effective individual Certificates or (ii) upon the occurrence of the events specified in the Permanent Global Note. In such cases, the Issuer shall provide, at its own cost and expense, for the printing and delivery of individual Certificates in accordance with the rules and regulations of SIX SIS AG, located in Olten, Switzerland (the “SIS” or the “Intermediary”, which expression shall include any other clearing institution

11

recognised by the SIX Swiss Exchange). The Notes issued on exchange of the Permanent Global Note will not be issued in bearer form, but exclusively in registered form for U.S. tax purposes.

The Permanent Global Note shall be deposited with SIS and shall be immobilised and may not be transferred by SIS until final redemption of the Notes or the exchange of the Permanent Global Note for Registered Notes represented by individual Certificates. The Permanent Global Note will document the right to receive principal and interest thereon and all other rights and obligations in connection therewith.

Once the Permanent Global Note has been deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (“Intermediated Securities”) in accordance with the Swiss Federal Intermediated Securities Act.

Each holder of the Notes shall have a quotal co-ownership interest in the Permanent Global Note to the extent of its claim against the Issuer, provided that for so long as the Permanent Global Note remains deposited with the Intermediary, the co-ownership interest shall be suspended and the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the holders of the Notes will be the persons holding the Notes in a securities account which is in their name, or in case of an Intermediary, the Intermediary holding the Notes for its own account in a securities account which is in its name.

Holders of the Notes do not have the right to effect or demand the conversion of the Permanent Global Note into, or the delivery of, uncertificated securities or Registered Notes.

22	Financial Centre(s):	Zurich, New York, Johannesburg

23	Talons for future Coupons to be attached	No.

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to Definitive Notes (and dates on which such Talons mature):

24	Other final terms:

(i) Payments

Payments of principal and interest in respect of the Notes (denominated in Swiss Francs) will be made without collection costs in Switzerland and without any restrictions and irrespective of nationality, domicile or residence of a Noteholder and without requiring any certification, affidavit or the fulfilment of any other formality.

The receipt by the Swiss Principal Paying Agent of the due and punctual payment of the funds in Swiss Francs in Zurich releases the Issuer from its obligation under the Notes for the payment of interest and principal due on the respective payment dates to the extent of such payment.

Condition 7 shall be construed accordingly.

(ii) Paying Agents:

In respect of the Notes (denominated in Swiss Francs), the Issuer will at all times maintain a Swiss paying agent having a specified office in Switzerland and will at no time maintain a paying agent having a specified office outside Switzerland in relation to such Notes.

Condition 7(e) shall be construed accordingly.

(iii) Notices:

So long as the Notes are listed on the SIX Swiss Exchange and so long as the rules of the SIX Swiss Exchange so require, all notices in respect of the Notes will be validly given through the Swiss Principal Paying Agent (i) by means of electronic publication on the internet website of the SIX Swiss Exchange (https://www.six-exchange-regulation.com/en/home/publications/official-notices.html) or (ii) otherwise in accordance with the regulations of the SIX Swiss Exchange.

Condition 14 shall be construed accordingly.

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APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

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PART B — OTHER INFORMATION

1	Listing and admission to trading

	(i) Admission to trading:	Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the SIX Swiss Exchange with effect from 4 April 2016.

	(ii) Estimate of total expenses related to admission to trading:	CHF [8,000]

2	Ratings	The Notes to be issued have been rated:

S&P: [•]

3	Interests of Natural and Legal Persons involved in the Issue/Offer

So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	Fixed Rate Notes only - Yield

	Indication of yield:	4.75 The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

5	Operational Information

	ISIN:	CH0310140543

	Common Code:	[•]

	Swiss Security Number:	31014054

	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	SIX SIS AG, the Swiss Securities Service Corporation in Olten, Switzerland

	Delivery:	Delivery free of payment

Names and addresses of initial Paying and Transfer Agent(s):

Swiss Principal Paying Agent
Credit Suisse AG
Paradeplatz 8
8001 Zurich
Switzerland
All references in the Conditions to Fiscal Agent and Paying Agent shall, so far as the context permits, be deemed to be references to the Swiss Principal Paying Agent.

	Names and addresses of additional Paying and Transfer Agent(s) (if any):	Not Applicable

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6	Distribution

	(i) Method of distribution	Non-syndicated

(ii) If syndicated:

	(A) Name of Managers:	Not Applicable

	(B) Stabilising Manager(s) (if any):	Not Applicable

	(iii) If non-syndicated, name of Dealer:	Not Applicable

	(iv) U.S. Selling Restrictions:	Reg S Compliance Category: 2 TEFRA D applicable in accordance with the usual Swiss practice

	(v) Additional selling restrictions:	Not Applicable

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ANNEX A

Preliminary Base Prospectus dated 4 February 2016

(See Appendix A of the Exchange Offer Document)

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SOLICITING AN OFFER TO BUY THE NOTES  IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED. THIS PRELIMINARY PROSPECTUS IS AN ADVERTISEMENT AND IS NOT A PROSPECTUS IN THE SENSE OF ARTICLE 652a AND 1156 OF THE SWISS CODE OF OBLIGATIONS AND THE LISTING RULES OF SIX SWISS EXCHANGE LTD.. A FINAL FORM PROSPECTUS WILL BE PREPARED AND MADE AVAILABLE TO THE PUBLIC IN ACCORDANCE WITH APPLICBLE SWISS LAW. INVESTORS SHOULD NOT SUBSCRIBE FOR ANY NOTES REFERRED TO IN THIS DOCUMENT EXCEPT ON THE BASIS OF INFORMATION CONTAINED IN THE FINAL FORM PROSPECTUS. THE FINAL FORM PROSPECTUS, WHEN PUBLISHED, WILL BE AVAILABLE AT THE OFFICES OF THE ISSUER AND BÄR & KARRER AG

PRELIMINARY PROSPECTUS DATED 4 FEBRUARY 2016	SUBJECT TO COMPLETION

K2014176899 (SOUTH AFRICA) LIMITED

(Registration number 2014/176899/06)

(incorporated with limited liability in the Republic of South Africa)

To change its name to AFRICAN BANK LIMITED (Registration Number 2014/176899/06) by the date the Notes are issued

CHF 84,000,000 5.5% Senior Notes due 2021

(the “Notes”)

The Notes are issued under the U.S.$6,000,000,000 Euro Medium Term Note Programme (the “Programme”) of K2014176899 (South Africa) Limited (the “Issuer”). The Notes have been rated [•] by Standard & Poor’s Rating Service Europe Limited.

Issuer:	K2014176899 (South Africa) Limited (to be renamed African Bank Limited on 4 April 2016), 59, 16th Road, Midrand, 1685, South Africa.
Issue Price:	100 per cent. of the Aggregate Nominal Amount.
Form of Notes/Delivery:

The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note (for details see section 21 of the Pricing Supplement). The exchange of the Permanent Global Note for Registered Notes represented by individual Certificates is permissible in certain limited circumstances described in section 21 of the Pricing Supplement. If Registered Notes represented by individual Certificates are issued, they will not be in bearer form, but exclusively in registered form. These are parts of an arrangement under which the Notes qualify as registered for United States federal income tax purposes.

Denomination:	CHF 4,000 nominal and multiples thereof.
Issue Date:	4 April 2016.
Maturity Date:	5 June 2021.
Early Redemption:	The Notes may only be redeemed early (at par) for tax reasons, subject to not less than 30 nor more than 60 days’ notice (for details see Condition 6(c) of the Terms and Conditions of the Notes).
Reopening:	The Issuer reserves the right to reopen this series of Notes at any time (for details see Condition 13 of the Terms and Conditions of the Notes).
Assurances:	Pari Passu Clause, Negative Pledge Clause, Cross-Acceleration Clause (for details see Conditions 3, 4 and 10(a)(iii) of the Terms and Conditions of the Notes, respectively).
Governing Law and Jurisdiction:	The Notes and all related contractual documentation are governed by, and shall be construed in accordance with, the laws of England. The place of jurisdiction shall be the courts of England.
Listing:

The Notes are expected to be listed and admitted to trading on SIX Swiss Exchange as of 4 April 2016. The last day of trading of the Notes is expected to be 2 June 2021 unless the Notes have been otherwise redeemed beforehand. Application for the listing and trading of the Notes on SIX Swiss Exchange will be made.

Selling Restrictions:

In particular, the United States, the European Economic Area, the United Kingdom, South Africa, China, Hong Kong, Singapore, Italy and Japan (for details see pages 191 to 197 of the Preliminary Base Prospectus (as defined below) set out in Annex A under “Subscription and Sale”).

Swiss Security No.: 31014058	ISIN: CH0310140584	Common Code: [•]

Preliminary Swiss Listing Prospectus dated 4 February 2016

2

SELLING RESTRICTIONS

United States of America

The Notes have not been and will not be registered under the U.S. Securities Act of 1933 (the “Securities Act”), or any state securities laws, and, unless so registered, may not be offered or sold within the United States of America or its possessions or to, or for the account or benefit of, U.S. Persons (as defined in Regulation S under the Securities Act) (“Regulation S”) except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S.

In addition, until 40 days after the later of the commencement of the offering and the issue date of any identifiable tranche of Notes hereunder, an offer or sale of Notes within the United States of America by any dealer (whether or not participating in the offering of such tranche of Notes) may violate the registration requirements of the Securities Act.

The applicable TEFRA exemption is TEFRA D, in accordance with usual Swiss practice.

Please refer to pages 191 to 197 of the Preliminary Base Prospectus (as defined below) set out in Annex A under “Subscription and Sale”. In particular please see “United States”, “Public Offer Selling Restriction under the Prospectus Directive”, “United Kingdom” and “South Africa”.

3

GENERAL INFORMATION

This preliminary Swiss listing prospectus (the “Preliminary Swiss Listing Prospectus”) shall be read and construed on the basis that the annexes hereto are deemed to be incorporated in, and to form part of, this Preliminary Swiss Listing Prospectus.

Except as otherwise stated in this Preliminary Swiss Listing Prospectus, terms defined in the preliminary Base Prospectus dated 4 February 2016 included hereto as Annex A (the “Preliminary Base Prospectus”) shall have the same meaning in this Preliminary Swiss Listing Prospectus. Documents incorporated by reference in the Preliminary Base Prospectus shall also be deemed to be incorporated by reference in this Preliminary Swiss Listing Prospectus.

Notice to Investors

The Notes are issued under the Programme. The specific terms of the Notes set out in the Pricing Supplement on page 9 hereof must be read in conjunction with the Terms and Conditions of the Notes included in the Preliminary Base Prospectus (please see pages 146 et seq. of the Preliminary Base Prospectus).

The Notes and all related contractual documentation are governed by, and shall be construed in accordance with, the laws of England. The place of jurisdiction shall be the courts of England.

Investors are advised to familiarise themselves with the entire content of this Preliminary Swiss Listing Prospectus.

Authorisation

The Issuer has obtained all necessary approvals and authorisations in connection with the issue and performance of the Notes. The issue of the Notes was authorised by a resolution of the board of directors of the Issuer on 10 December 2015.

Use of Proceeds

The Notes will be issued to African Bank Limited (under curatorship) (“African Bank”) as part of the Restructuring in consideration for the transfer to the Issuer by African Bank of certain parts of African Bank’s business as part of the Restructuring.

Register

The Issuer is registered as a public company under registration number 2014/176899/06 (registration date: 9 September 2014) with the Companies and Intellectual Property Commission established under section 185 of the SA Companies Act for an unlimited duration. The Issuer is expected to become registered as a bank under the Banks Act and to hold a full banking licence granted by SARB by the Transaction Effective Date.

Founder

The Issuer has been established by Professor Michael Katz, chairman of the law firm ENSafrica (150 West Street, Sandton, 2196, Johannesburg, South Africa) and the sole share in the Issuer was transferred to K2015219110 (South Africa) Limited on 5 August 2015. Subsequently, on 9 October 2015, the sole share in

4

the Issuer has been transferred to African Bank Holdings Limited which is still the sole shareholder of the Issuer.

Purpose

The main object for which the Issuer is established is to carry on the business of a bank (please refer to clause 5.2 of the Memorandum of Incorporation of the Issuer). Acting within this main object, the Issuer’s core business is the provision of unsecured loans to natural persons.

Capital Structure

The Issuer will be capitalized by African Bank Holdings Limited with equity subscriptions of ZAR 10 billion. As a result, as of the Transaction Effective Date the Issuer will have equity share capital equal to ZAR 10 billion or higher depending on some elements of the Restructuring. The Issuer will issue 500,000,000 ordinary par value shares (at a par value of ZAR 0.01 and a premium of ZAR 19.99 per share) in respect of the equity subscription of ZAR 10 billion and any additional subscriptions pursuant to the Restructuring will be at the same subscription price per share. The holder of an ordinary share shall be entitled to one voting right per share and shall be entitled to receive proportionately the net assets of the Issuer upon its liquidation.

Dividends paid by the Issuer for the Financial Years  2011, 2012, 2013,2014 and 2015 (ZAR):

The Issuer has been newly established on 9 September 2014 and has not yet paid any dividends.

Recent Developments

For information on material developments (e.g. most important trends behind the latest movements in turnover) since 30 September 2015, being the date of the last audited financial statements of the Issuer, please refer to the section headed “Selected Financial and Other Information” and to Annexure A of the Preliminary Base Prospectus. There have been no other material developments since then.

Statute of Limitations

Claims against the Issuer for payment in respect of the Notes and Coupons shall be prescribed and become void unless made within ten years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date in respect of them (each term as defined in the Preliminary Base Prospectus) (see Condition 9 of the Terms and Conditions of the Notes).

Material Change

Save as set out below, there has been no material adverse change in the prospects of the Issuer since 30 September 2015:

•                  the financial statements of the Issuer at 30 September 2015 reflect a dormant set of audited financial statements. The Issuer will be used to effect the Restructuring as from the Transaction Effective Date. Details of the Restructuring are set out in the section “Curatorship of African Bank and Summary of Restructuring — the Restructuring” in the Preliminary Base Prospectus;

•                  the impact of the Restructuring will be that the Issuer will take up the Good Book, together with specific operational assets and obligations of African Bank, will issue the New Senior Debt Instruments and New Subordinated Debt Instruments and will receive a further capital injection

5

of ZAR 9.75 billion (in addition to the ZAR 250m which was contributed by the Consortium on [•] 2016); and

•                  the risks that exist in terms of the completion of the Restructuring are set out in the section headed “Risk Factors — Risks related to the Restructuring and the Issuer’s strategy” in the Preliminary Base Prospectus.

Legal and Arbitration Proceedings

There are no, and have not been any, governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer is aware) which may have or have had during the period since 9 September 2014 a significant effect on the financial position or profitability of the Issuer.

Patents, Licenses and Brands

The business of the Issuer does not depend on any intellectual property rights owned by third parties, or any licensing or similar agreements that would be material for the continuation of its business.

Representative

In accordance with Article 43 of the listing rules of the SIX Swiss Exchange, the Issuer has appointed Bär & Karrer AG as its representative to lodge the listing application for the Notes with the SIX Swiss Exchange.

Responsibility

The Issuer confirms that, to the best of its knowledge, the information contained in this Preliminary Swiss Listing Prospectus is correct and no material facts or circumstances have been omitted herefrom; the Issuer accepts responsibility accordingly.

Availability of Documents

Copies of the final Preliminary Swiss Listing Prospectus and the documents incorporated by reference will be available, free of charge, at Bär & Karrer AG, Brandschenkestrasse 90, 8027 Zurich, Switzerland (telephone: +41 58 261 50 00, facsimile: +41 58 263 50 01 or email: till.spillmann@baerkarrer.ch) and K2014176899 (South Africa) Limited (telephone: +2711 2569000 or email: treasury@africanbank.co.za).

K2014176899 (South Africa) Limited

6

SWISS TAXATION

Swiss Securities Transfer Stamp Taxes

The issue of the Notes is not subject to Securities Transfer Stamp Taxes.

Secondary market transactions in Notes may be subject to Transfer Stamp Tax of up to 0.3% of the consideration paid, if a Swiss or Liechtenstein securities dealer (as defined in the Swiss Stamp Tax Act) is involved in the transaction as party or as intermediary.

Redemption of Notes is not subject to Securities Transfer Stamp Taxes.

Swiss Personal Income Tax

Under present Swiss tax law, an individual Noteholder who is not Swiss tax resident and who, during the tax year, has not engaged in trade or business through a permanent establishment, sole proprietorship or partnership in Switzerland and who is not subject to Swiss taxation for any other reason, will not become subject to Swiss personal income tax on the interest (and discount or premium, if any) or gains from the Notes because of the mere acquisition, ownership or disposal of Notes.

A Swiss tax resident individual who holds Notes as part of his or her private assets is subject to income tax on the interest (and discount or premium, if any) derived from the Notes as part of his or her overall net income. A gain realized upon a sale of Notes by such individual is not subject to income tax.

A Swiss tax resident individual holding Notes as part of his or her Swiss business assets (including a professional securities dealer) is subject to income tax on any interest (and discount or premium, if any) and gain derived from the Notes as part of the overall income. Losses incurred on Notes by such Noteholders are tax deductible, if certain conditions are met. Similar rules apply to foreign resident individuals, who have a permanent establishment or business in Switzerland with which the Notes are effectively connected.

Swiss Profit Tax

Under present Swiss tax law, a corporate Noteholder who is not a Swiss tax resident and who, during the tax year, has not engaged in trade or business through a permanent establishment or partnership in Switzerland and who is not subject to Swiss taxation for any other reason, will not become subject to Swiss profit tax on the interest (and discount or premium, if any) or gain from the Notes because of the mere acquisition, ownership or disposal of Notes.

A Swiss tax resident corporate entity holding Notes is subject to profit tax on any profit (interest, discount, premium and gains) derived from the Notes as part of the overall profit. Losses incurred on Notes by such Noteholders are tax deductible, if certain conditions are met. Similar rules apply to foreign resident corporate entities, which have a permanent establishment or business in Switzerland with which the Notes are effectively connected.

Agreement on the Taxation of Savings Income

The European Community and Switzerland have entered into an agreement on the taxation of savings income by way of a withholding tax system and voluntary declaration in the case of transactions between parties in the Member States and Switzerland. On the basis of such agreement, Switzerland has introduced a withholding tax on interest payments or other similar income paid by a paying agent within Switzerland to EU resident individuals. The withholding tax is to be withheld at a rate of 35%. The beneficial owner of the interest payments may be entitled to a tax credit or refund of the withholding if certain conditions are met. Prospective purchasers of the Notes should consult their advisors concerning the impact of the Agreement or any law implementing the Agreement or complying with it. If the Issuer,

7

any paying agent or any institution where the Notes are deposited are required to withhold any amount as a direct or indirect consequence of the Agreement, the Issuer will not be required to pay any additional amounts relating to such withholding.

On 27 May 2015 the Swiss Federal Council initiated the consultation process on the agreement between the European Union and Switzerland regarding the introduction of the automatic exchange of information in tax matters which was signed on the same date, and by which, if approved and ratified, the existing agreement between the European Union and Switzerland on the taxation of savings income will be amended. It is currently expected that the agreement regarding the introduction of the automatic exchange of information in tax matters will come into effect on 1 January 2017 and the first set of data thereunder will be exchanged from 2018.

Final Withholding Tax on Swiss Bank Accounts for Another Country

In 2012 Switzerland concluded agreements with the United Kingdom and Austria on a final withholding tax (Abgeltungssteuer). The agreements have entered into force on January 1, 2013. The taxation upon entry into force of those agreements is as follows:

Persons resident in the United Kingdom or Austria receiving investment income (such as among others payment of interest under the Notes) or realizing capital gains (such as among others on the sale of the Notes) on their Swiss bank accounts can either voluntarily disclose their Swiss bank accounts to the tax authorities of the United Kingdom or Austria, or a final withholding tax will be deducted by the Swiss bank on such investment income or capital gains. The Swiss bank will remit the tax to the Swiss Federal Tax Administration which in turn will remit the tax to the British and Austrian tax authorities. The final tax rate is 25% under the agreement with Austria and, depending on the category of income, between 27% and 48% under the agreement with the United Kingdom. In both agreements, this final withholding tax is in fulfillment of the tax obligations towards the United Kingdom or Austria. Both agreements on final withholding taxes provide for a carve-out for interest payments to the extent such interest payments are subject to the EU Savings Tax for Swiss paying agents.

It is expected that as a consequence of the agreement between Switzerland and the European Union regarding the introduction of the automatic exchange of information in tax matters as mentioned above under Agreement on the Taxation of Savings Income (if and when approved and ratified) the Final Withholding Tax Agreements will be terminated.

8

FORM OF PRICING SUPPLEMENT

The form of Pricing Supplement that will be issued in respect of each Tranche, subject only to the deletion of non-applicable provisions, is set out below:

Pricing Supplement dated 31 March 2016

K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

Issue of CHF 84,000,000 5.50 per cent. Notes due June 2021

issued as Series 3

under the U.S.$6,000,000,000

Euro Medium Term Note Programme

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH DIRECTIVE 2003/71/EC, AS AMENDED (THE “PROSPECTUS DIRECTIVE”) FOR THE ISSUE OF THE INSTRUMENTS DESCRIBED BELOW. THE UK LISTING AUTHORITY HAS NEITHER APPROVED NOR REVIEWED ANY INFORMATION CONTAINED IN THIS PRICING SUPPLEMENT AND ANY INSTRUMENTS ISSUED PURSUANT TO THIS PRICING SUPPLEMENT ARE NOT COMPLIANT WITH THE PROSPECTUS DIRECTIVE.

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set forth in the Base Prospectus dated 31 March 2016 (the “Base Prospectus”). This document constitutes the Pricing Supplement of the Notes described herein and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement, the Base Prospectus and the Swiss listing prospectus dated 31 March 2016 (the “Swiss Listing Prospectus”) prepared in connection with the listing of the Notes on the SIX Swiss Exchange Ltd (“SIX Swiss Exchange”). The Base Prospectus and the Swiss Listing Prospectus are available for viewing during normal business hours at the registered offices of the Issuer at 59 16th Road, Midrand, 1685, South Africa and copies may be obtained from the registered offices of Bär & Karrer AG at Brandschenkestrasse 90, 8027 Zurich, Switzerland.

1	Issuer:	K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

2	(i) Series Number:	3

	(ii) Tranche Number:	1

	(iii) Date on which the Notes become fungible:	Not Applicable

3	Specified Currency or Currencies:	Swiss Francs (“CHF”)

4	Aggregate Nominal Amount:

	(i) Series:	CHF 84,000,000

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	(ii) Tranche:	CHF 84,000,000

5	Issue Price:	100 per cent. of the Aggregate Nominal Amount

6	(i) Specified Denominations:	CHF 4,000 and multiples thereof

	(ii) Calculation Amount:	CHF 4,000

7	(i) Issue Date:	4 April 2016

	(ii) Interest Commencement Date:	4 April 2016

8	Maturity Date:	5 June 2021

9	Interest Basis:	5.50 per cent. fixed rate

10	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount.

11	Change of Interest or Redemption/Payment Basis:	Not Applicable

12	Put/Call Options:	Not Applicable

13	(i) Status of the Notes:	Senior

	(ii) Date approval for issuance of Notes obtained:	This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on 10 December 2015

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14	Fixed Rate Note Provisions:	Applicable

	(i) Rate of Interest:	5.50 per cent. per annum payable annually in arrear

(ii) Interest Payment Date(s):

5 June in each year commencing on 5 June 2016 and ending on the Maturity Date
There will be a short first coupon in respect of the period starting from, and including, the Interest Commencement Date to, but excluding, 5 June 2016 (the “Short First Interest Period”)

	Interest Payment Date Adjustment:	Not Applicable

	(iii) Fixed Coupon Amount:	CHF 220 per Calculation Amount

	(iv) Broken Amount(s):	CHF 37.2778 per Calculation Amount payable on the Interest Payment Date falling on 5 June 2016 in respect of the Short First Interest Period

	(v) Day Count Fraction:	30/360

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	(vi) Determination Dates:	Not Applicable

15	Floating Rate Note Provisions:	Not Applicable

16	Zero Coupon Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

17	Call Option:	Not Applicable

18	Put Option:	Not Applicable

19	Final Redemption Amount of each Note:	CHF 4,000 per Calculation Amount

20	Early Redemption Amount:

Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

CHF 4,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

21	Form of Notes:

The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note substantially in the form scheduled to the supplemental agency agreement dated 4 April 2016 (the “Supplemental Agency Agreement”) between the Issuer, Credit Suisse AG in its capacity as the Swiss principal paying agent (the “Swiss Principal Paying Agent”) and others.

The Permanent Global Note is exchangeable in whole but not in part for Registered Notes represented by individual Certificates only (i) if the Swiss Principal Paying Agent deems the printing of individual Certificates to be necessary or useful, after consultation with the Issuer, or if, under Swiss or any other applicable laws and regulations, the enforcement of the obligations under the Notes can only be ensured by means of effective individual Certificates or (ii) upon the occurrence of the events specified in the Permanent Global Note. In such cases, the Issuer shall provide, at its own cost and expense, for the printing and delivery of individual Certificates in accordance with the rules and regulations of SIX SIS AG, located in

11

Olten, Switzerland (the “SIS” or the “Intermediary”, which expression shall include any other clearing institution recognised by the SIX Swiss Exchange).

The Notes issued on exchange of the Permanent Global Note will not be issued in bearer form, but exclusively in registered form for U.S. tax purposes.

The Permanent Global Note shall be deposited with SIS and shall be immobilised and may not be transferred by SIS until final redemption of the Notes or the exchange of the Permanent Global Note for Registered Notes represented by individual Certificates. The Permanent Global Note will document the right to receive principal and interest thereon and all other rights and obligations in connection therewith.

Once the Permanent Global Note has been deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (“Intermediated Securities”) in accordance with the Swiss Federal Intermediated Securities Act.

Each holder of the Notes shall have a quotal co-ownership interest in the Permanent Global Note to the extent of its claim against the Issuer, provided that for so long as the Permanent Global Note remains deposited with the Intermediary, the co-ownership interest shall be suspended and the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the holders of the Notes will be the persons holding the Notes in a securities account which is in their name, or in case of an Intermediary, the Intermediary holding the Notes for its own account in a securities account which is in its name.

Holders of the Notes do not have the right to effect or demand the conversion of the Permanent Global Note into, or the delivery of,

12

uncertificated securities or Registered Notes.

22	Financial Centre(s):	Zurich, New York, Johannesburg

23	Talons for future Coupons to be attached to Definitive Notes (and dates on which such Talons mature):	No

24	Other final terms:

(i) Payments:

Payments of principal and interest in respect of the Notes (denominated in Swiss Francs) will be made without collection costs in Switzerland and without any restrictions and irrespective of nationality, domicile or residence of a Noteholder and without requiring any certification, affidavit or the fulfilment of any other formality.

The receipt by the Swiss Principal Paying Agent of the due and punctual payment of the funds in Swiss Francs in Zurich releases the Issuer from its obligation under the Notes for the payment of interest and principal due on the respective payment dates to the extent of such payment.

Condition 7 shall be construed accordingly.

(ii) Paying Agents:

In respect of the Notes (denominated in Swiss Francs), the Issuer will at all times maintain a Swiss paying agent having a specified office in Switzerland and will at no time maintain a paying agent having a specified office outside Switzerland in relation to such Notes.

Condition 7(e) shall be construed accordingly.

(iii) Notices:

So long as the Notes are listed on the SIX Swiss Exchange and so long as the rules of the SIX Swiss Exchange so require, all notices in respect of the Notes will be validly given through the Swiss Principal Paying Agent (i) by means of electronic publication on the internet website of the SIX Swiss Exchange (https://www.six-exchange-regulation.com/en/home/publications/official-notices.html) or (ii) otherwise in accordance with the regulations of the SIX Swiss Exchange.

Condition 14 shall be construed accordingly.

13

APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

14

PART B — OTHER INFORMATION

1	Listing and admission to trading

	(i) Admission to trading:	Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the SIX Swiss Exchange with effect from 4 April 2016.

	(ii) Estimate of total expenses related to admission to trading:	CHF [8,000]

2	Ratings	The Notes to be issued have been rated:

S&P: [•]

3	Interests of Natural and Legal Persons involved in the Issue/Offer

So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	Fixed Rate Notes only - Yield

	Indication of yield:	5.50 per cent. The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

5	Operational Information

	ISIN:	CH0310140584

	Common Code:	[•]

	Swiss Security Number:	31014058

	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	SIX SIS AG, the Swiss Securities Service Corporation in Olten, Switzerland

	Delivery:	Delivery free of payment

Names and addresses of initial Paying and Transfer Agent(s):

Swiss Principal Paying Agent

Credit Suisse AG

Paradeplatz 8

8001 Zurich

Switzerland

All references in the Conditions to Fiscal Agent and Paying Agent shall, so far as the context permits, be deemed to be references to the Swiss Principal Paying Agent.

	Names and addresses of additional Paying and Transfer Agent(s) (if any):	Not Applicable

15

6	Distribution

	(i) Method of distribution	Non-syndicated

(ii) If syndicated:

	(A) Name of Managers:	Not Applicable

	(B) Stabilising Manager(s) (if any):	Not Applicable

	(iii) If non-syndicated, name of Dealer:	Not Applicable

	(iv) U.S. Selling Restrictions:	Reg S Compliance Category: 2 TEFRA D applicable in accordance with the usual Swiss practice

	(v) Additional selling restrictions:	Not Applicable

16

ANNEX A

Preliminary Base Prospectus dated 4 February 2016

(See Appendix A of the Exchange Offer Document)

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SOLICITING AN OFFER TO BUY THE NOTES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED. THIS PRELIMINARY PROSPECTUS IS AN ADVERTISEMENT AND IS NOT A PROSPECTUS IN THE SENSE OF ARTICLE 652a AND 1156 OF THE SWISS CODE OF OBLIGATIONS AND THE LISTING RULES OF SIX SWISS EXCHANGE LTD.. A FINAL FORM PROSPECTUS WILL BE PREPARED AND MADE AVAILABLE TO THE PUBLIC IN ACCORDANCE WITH APPLICBLE SWISS LAW. INVESTORS SHOULD NOT SUBSCRIBE FOR ANY NOTES REFERRED TO IN THIS DOCUMENT EXCEPT ON THE BASIS OF INFORMATION CONTAINED IN THE FINAL FORM PROSPECTUS. THE FINAL FORM PROSPECTUS, WHEN PUBLISHED, WILL BE AVAILABLE AT THE OFFICES OF THE ISSUER AND BÄR & KARRER AG

PRELIMINARY PROSPECTUS DATED 4 FEBRUARY 2016	SUBJECT TO COMPLETION

K2014176899 (SOUTH AFRICA) LIMITED

(Registration number 2014/176899/06)

(incorporated with limited liability in the Republic of South Africa)

To change its name to AFRICAN BANK LIMITED (Registration Number 2014/176899/06) by the date the Notes are issued

CHF 100,000,000 4.0% Senior Notes due 2020

(the “Notes”)

The Notes are issued under the U.S.$6,000,000,000 Euro Medium Term Note Programme (the “Programme”) of K2014176899 (South Africa) Limited (the “Issuer”). The Notes have been rated [•] by Standard & Poor’s Rating Service Europe Limited.

Issuer:	K2014176899 (South Africa) Limited (to be renamed African Bank Limited on 4 April 2016), 59, 16th Road, Midrand, 1685, South Africa.
Issue Price:	100 per cent. of the Aggregate Nominal Amount.
Form of Notes/Delivery:

The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note (for details see section 21 of the Pricing Supplement). The exchange of the Permanent Global Note for Registered Notes represented by individual Certificates is permissible in certain limited circumstances described in section 21 of the Pricing Supplement. If Registered Notes represented by individual Certificates are issued, they will not be in bearer form, but exclusively in registered form. These are parts of an arrangement under which the Notes qualify as registered for United States federal income tax purposes.

Denomination:	CHF 4,000 nominal and multiples thereof.
Issue Date:	4 April 2016.
Maturity Date:	4 July 2020.
Early Redemption:	The Notes may only be redeemed early (at par) for tax reasons, subject to not less than 30 nor more than 60 days’ notice (for details see Condition 6(c) of the Terms and Conditions of the Notes).
Reopening:	The Issuer reserves the right to reopen this series of Notes at any time (for details see Condition 13 of the Terms and Conditions of the Notes).
Assurances:	Pari Passu Clause, Negative Pledge Clause, Cross-Acceleration Clause (for details see Conditions 3, 4 and 10(a)(iii) of the Terms and Conditions of the Notes, respectively).
Governing Law and Jurisdiction:	The Notes and all related contractual documentation are governed by, and shall be construed in accordance with, the laws of England. The place of jurisdiction shall be the courts of England.
Listing:

The Notes are expected to be listed and admitted to trading on SIX Swiss Exchange as of 4 April 2016. The last day of trading of the Notes is expected to be 1 July 2020 unless the Notes have been otherwise redeemed beforehand. Application for the listing and trading of the Notes on SIX Swiss Exchange will be made.

Selling Restrictions:

In particular, the United States, the European Economic Area, the United Kingdom, South Africa, China, Hong Kong, Singapore, Italy and Japan (for details see pages 191 to 197 of the Preliminary Base Prospectus (as defined below) set out in Annex A under “Subscription and Sale”).

Swiss Security No.: 31014056	ISIN: CH0310140568	Common Code: [•]

Preliminary Swiss Listing Prospectus dated 4 February 2016

2

SELLING RESTRICTIONS

United States of America

The Notes have not been and will not be registered under the U.S. Securities Act of 1933 (the “Securities Act”), or any state securities laws, and, unless so registered, may not be offered or sold within the United States of America or its possessions or to, or for the account or benefit of, U.S. Persons (as defined in Regulation S under the Securities Act) (“Regulation S”) except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S.

In addition, until 40 days after the later of the commencement of the offering and the issue date of any identifiable tranche of Notes hereunder, an offer or sale of Notes within the United States of America by any dealer (whether or not participating in the offering of such tranche of Notes) may violate the registration requirements of the Securities Act.

The applicable TEFRA exemption is TEFRA D, in accordance with usual Swiss practice.

Please refer to pages 191 to 197 of the Preliminary Base Prospectus (as defined below) set out in Annex A under “Subscription and Sale”. In particular please see “United States”, “Public Offer Selling Restriction under the Prospectus Directive”, “United Kingdom” and “South Africa”.

3

GENERAL INFORMATION

This preliminary Swiss listing prospectus (the “Preliminary Swiss Listing Prospectus”) shall be read and construed on the basis that the annexes hereto are deemed to be incorporated in, and to form part of, this Preliminary Swiss Listing Prospectus.

Except as otherwise stated in this Preliminary Swiss Listing Prospectus, terms defined in the preliminary Base Prospectus dated 4 February 2016 included hereto as Annex A (the “Preliminary Base Prospectus”) shall have the same meaning in this Preliminary Swiss Listing Prospectus. Documents incorporated by reference in the Preliminary Base Prospectus shall also be deemed to be incorporated by reference in this Preliminary Swiss Listing Prospectus.

Notice to Investors

The Notes are issued under the Programme. The specific terms of the Notes set out in the Pricing Supplement on page 9 hereof must be read in conjunction with the Terms and Conditions of the Notes included in the Preliminary Base Prospectus (please see pages 146 et seq. of the Preliminary Base Prospectus).

The Notes and all related contractual documentation are governed by, and shall be construed in accordance with, the laws of England. The place of jurisdiction shall be the courts of England.

Investors are advised to familiarise themselves with the entire content of this Preliminary Swiss Listing Prospectus.

Authorisation

The Issuer has obtained all necessary approvals and authorisations in connection with the issue and performance of the Notes. The issue of the Notes was authorised by a resolution of the board of directors of the Issuer on 10 December 2015.

Use of Proceeds

The Notes will be issued to African Bank Limited (under curatorship) (“African Bank”) as part of the Restructuring in consideration for the transfer to the Issuer by African Bank of certain parts of African Bank’s business as part of the Restructuring.

Register

The Issuer is registered as a public company under registration number 2014/176899/06 (registration date: 9 September 2014) with the Companies and Intellectual Property Commission established under section 185 of the SA Companies Act for an unlimited duration. The Issuer is expected to become registered as a bank under the Banks Act and to hold a full banking licence granted by SARB by the Transaction Effective Date.

Founder

The Issuer has been established by Professor Michael Katz, chairman of the law firm ENSafrica (150 West Street, Sandton, 2196, Johannesburg, South Africa) and the sole share in the Issuer was transferred to K2015219110 (South Africa) Limited on 5 August 2015. Subsequently, on 9 October 2015, the sole share in

4

the Issuer has been transferred to African Bank Holdings Limited which is still the sole shareholder of the Issuer.

Purpose

The main object for which the Issuer is established is to carry on the business of a bank (please refer to clause 5.2 of the Memorandum of Incorporation of the Issuer). Acting within this main object, the Issuer’s core business is the provision of unsecured loans to natural persons.

Capital Structure

The Issuer will be capitalized by African Bank Holdings Limited with equity subscriptions of ZAR 10 billion. As a result, as of the Transaction Effective Date the Issuer will have equity share capital equal to ZAR 10 billion or higher depending on some elements of the Restructuring. The Issuer will issue 500,000,000 ordinary par value shares (at a par value of ZAR 0.01 and a premium of ZAR 19.99 per share) in respect of the equity subscription of ZAR 10 billion and any additional subscriptions pursuant to the Restructuring will be at the same subscription price per share. The holder of an ordinary share shall be entitled to one voting right per share and shall be entitled to receive proportionately the net assets of the Issuer upon its liquidation.

Dividends paid by the Issuer for the Financial Years 2011, 2012, 2013,2014 and 2015 (ZAR):

The Issuer has been newly established on 9 September 2014 and has not yet paid any dividends.

Recent Developments

For information on material developments (e.g. most important trends behind the latest movements in turnover) since 30 September 2015, being the date of the last audited financial statements of the Issuer, please refer to the section headed “Selected Financial and Other Information” and to Annexure A of the Preliminary Base Prospectus. There have been no other material developments since then.

Statute of Limitations

Claims against the Issuer for payment in respect of the Notes and Coupons shall be prescribed and become void unless made within ten years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date in respect of them (each term as defined in the Preliminary Base Prospectus) (see Condition 9 of the Terms and Conditions of the Notes).

Material Change

Save as set out below, there has been no material adverse change in the prospects of the Issuer since 30 September 2015:

•                  the financial statements of the Issuer at 30 September 2015 reflect a dormant set of audited financial statements. The Issuer will be used to effect the Restructuring as from the Transaction Effective Date. Details of the Restructuring are set out in the section “Curatorship of African Bank and Summary of Restructuring — the Restructuring” in the Preliminary Base Prospectus;

•                  the impact of the Restructuring will be that the Issuer will take up the Good Book, together with specific operational assets and obligations of African Bank, will issue the New Senior Debt Instruments and New Subordinated Debt Instruments and will receive a further capital injection

5

of ZAR 9.75 billion (in addition to the ZAR 250m which was contributed by the Consortium on [•] 2016); and

•                  the risks that exist in terms of the completion of the Restructuring are set out in the section headed “Risk Factors — Risks related to the Restructuring and the Issuer’s strategy” in the Preliminary Base Prospectus.

Legal and Arbitration Proceedings

There are no, and have not been any, governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer is aware) which may have or have had during the period since 9 September 2014 a significant effect on the financial position or profitability of the Issuer.

Patents, Licenses and Brands

The business of the Issuer does not depend on any intellectual property rights owned by third parties, or any licensing or similar agreements that would be material for the continuation of its business.

Representative

In accordance with Article 43 of the listing rules of the SIX Swiss Exchange, the Issuer has appointed Bär & Karrer AG as its representative to lodge the listing application for the Notes with the SIX Swiss Exchange.

Responsibility

The Issuer confirms that, to the best of its knowledge, the information contained in this Preliminary Swiss Listing Prospectus is correct and no material facts or circumstances have been omitted herefrom; the Issuer accepts responsibility accordingly.

Availability of Documents

Copies of the final Preliminary Swiss Listing Prospectus and the documents incorporated by reference will be available, free of charge, at Bär & Karrer AG, Brandschenkestrasse 90, 8027 Zurich, Switzerland (telephone: +41 58 261 50 00, facsimile: +41 58 263 50 01 or email: till.spillmann@baerkarrer.ch) and K2014176899 (South Africa) Limited (telephone: +2711 2569000 or email: treasury@africanbank.co.za).

K2014176899 (South Africa) Limited

6

SWISS TAXATION

Swiss Securities Transfer Stamp Taxes

The issue of the Notes is not subject to Securities Transfer Stamp Taxes.

Secondary market transactions in Notes may be subject to Transfer Stamp Tax of up to 0.3% of the consideration paid, if a Swiss or Liechtenstein securities dealer (as defined in the Swiss Stamp Tax Act) is involved in the transaction as party or as intermediary.

Redemption of Notes is not subject to Securities Transfer Stamp Taxes.

Swiss Personal Income Tax

Under present Swiss tax law, an individual Noteholder who is not Swiss tax resident and who, during the tax year, has not engaged in trade or business through a permanent establishment, sole proprietorship or partnership in Switzerland and who is not subject to Swiss taxation for any other reason, will not become subject to Swiss personal income tax on the interest (and discount or premium, if any) or gains from the Notes because of the mere acquisition, ownership or disposal of Notes.

A Swiss tax resident individual who holds Notes as part of his or her private assets is subject to income tax on the interest (and discount or premium, if any) derived from the Notes as part of his or her overall net income. A gain realized upon a sale of Notes by such individual is not subject to income tax.

A Swiss tax resident individual holding Notes as part of his or her Swiss business assets (including a professional securities dealer) is subject to income tax on any interest (and discount or premium, if any) and gain derived from the Notes as part of the overall income. Losses incurred on Notes by such Noteholders are tax deductible, if certain conditions are met. Similar rules apply to foreign resident individuals, who have a permanent establishment or business in Switzerland with which the Notes are effectively connected.

Swiss Profit Tax

Under present Swiss tax law, a corporate Noteholder who is not a Swiss tax resident and who, during the tax year, has not engaged in trade or business through a permanent establishment or partnership in Switzerland and who is not subject to Swiss taxation for any other reason, will not become subject to Swiss profit tax on the interest (and discount or premium, if any) or gain from the Notes because of the mere acquisition, ownership or disposal of Notes.

A Swiss tax resident corporate entity holding Notes is subject to profit tax on any profit (interest, discount, premium and gains) derived from the Notes as part of the overall profit. Losses incurred on Notes by such Noteholders are tax deductible, if certain conditions are met. Similar rules apply to foreign resident corporate entities, which have a permanent establishment or business in Switzerland with which the Notes are effectively connected.

Agreement on the Taxation of Savings Income

The European Community and Switzerland have entered into an agreement on the taxation of savings income by way of a withholding tax system and voluntary declaration in the case of transactions between parties in the Member States and Switzerland. On the basis of such agreement, Switzerland has introduced a withholding tax on interest payments or other similar income paid by a paying agent within Switzerland to EU resident individuals. The withholding tax is to be withheld at a rate of 35%. The beneficial owner of the interest payments may be entitled to a tax credit or refund of the withholding if certain conditions are met. Prospective purchasers of the Notes should consult their advisors concerning the impact of the Agreement or any law implementing the Agreement or complying with it. If the Issuer,

7

any paying agent or any institution where the Notes are deposited are required to withhold any amount as a direct or indirect consequence of the Agreement, the Issuer will not be required to pay any additional amounts relating to such withholding.

On 27 May 2015 the Swiss Federal Council initiated the consultation process on the agreement between the European Union and Switzerland regarding the introduction of the automatic exchange of information in tax matters which was signed on the same date, and by which, if approved and ratified, the existing agreement between the European Union and Switzerland on the taxation of savings income will be amended. It is currently expected that the agreement regarding the introduction of the automatic exchange of information in tax matters will come into effect on 1 January 2017 and the first set of data thereunder will be exchanged from 2018.

Final Withholding Tax on Swiss Bank Accounts for Another Country

In 2012 Switzerland concluded agreements with the United Kingdom and Austria on a final withholding tax (Abgeltungssteuer). The agreements have entered into force on January 1, 2013. The taxation upon entry into force of those agreements is as follows:

Persons resident in the United Kingdom or Austria receiving investment income (such as among others payment of interest under the Notes) or realizing capital gains (such as among others on the sale of the Notes) on their Swiss bank accounts can either voluntarily disclose their Swiss bank accounts to the tax authorities of the United Kingdom or Austria, or a final withholding tax will be deducted by the Swiss bank on such investment income or capital gains. The Swiss bank will remit the tax to the Swiss Federal Tax Administration which in turn will remit the tax to the British and Austrian tax authorities. The final tax rate is 25% under the agreement with Austria and, depending on the category of income, between 27% and 48% under the agreement with the United Kingdom. In both agreements, this final withholding tax is in fulfillment of the tax obligations towards the United Kingdom or Austria. Both agreements on final withholding taxes provide for a carve-out for interest payments to the extent such interest payments are subject to the EU Savings Tax for Swiss paying agents.

It is expected that as a consequence of the agreement between Switzerland and the European Union regarding the introduction of the automatic exchange of information in tax matters as mentioned above under Agreement on the Taxation of Savings Income (if and when approved and ratified) the Final Withholding Tax Agreements will be terminated.

8

FORM OF PRICING SUPPLEMENT

The form of Pricing Supplement that will be issued in respect of each Tranche, subject only to the deletion of non-applicable provisions, is set out below:

Pricing Supplement dated 31 March 2016

K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

Issue of CHF 100,000,000 4.0 per cent. Notes due July 2020

issued as Series 2

under the U.S.$6,000,000,000

Euro Medium Term Note Programme

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH DIRECTIVE 2003/71/EC, AS AMENDED (THE “PROSPECTUS DIRECTIVE”) FOR THE ISSUE OF THE INSTRUMENTS DESCRIBED BELOW. THE UK LISTING AUTHORITY HAS NEITHER APPROVED NOR REVIEWED ANY INFORMATION CONTAINED IN THIS PRICING SUPPLEMENT AND ANY INSTRUMENTS ISSUED PURSUANT TO THIS PRICING SUPPLEMENT ARE NOT COMPLIANT WITH THE PROSPECTUS DIRECTIVE.

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions of the Notes (the “Conditions”) set forth in the Base Prospectus dated 31 March 2016 (the “Base Prospectus”). This document constitutes the Pricing Supplement of the Notes described herein and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement, the Base Prospectus and the Swiss listing prospectus dated 31 March 2016 (the “Swiss Listing Prospectus”) prepared in connection with the listing of the Notes on the SIX Swiss Exchange Ltd (“SIX Swiss Exchange”). The Base Prospectus and the Swiss Listing Prospectus are available for viewing during normal business hours at the registered offices of the Issuer at 59 16th Road, Midrand, 1685, South Africa and copies may be obtained from the registered offices of Bär & Karrer AG at Brandschenkestrasse 90, 8027 Zurich, Switzerland.

1	Issuer:	K2014176899 (SOUTH AFRICA) LIMITED (to be renamed African Bank Limited on the Issue Date)

2	(i) Series Number:	2

	(ii) Tranche Number:	1

	(iii) Date on which the Notes become fungible:	Not Applicable

3	Specified Currency or Currencies:	Swiss Francs (“CHF”)

4	Aggregate Nominal Amount:

	(i) Series:	CHF 100,000,000

	(ii) Tranche:	CHF 100,000,000

9

5	Issue Price:	100 per cent. of the Aggregate Nominal Amount

6	(i) Specified Denominations:	CHF 4,000 and multiples thereof

	(ii) Calculation Amount:	CHF 4,000

7	(i) Issue Date:	4 April 2016

	(ii) Interest Commencement Date:	4 April 2016

8	Maturity Date:	4 July 2020

9	Interest Basis:	4.0 per cent. fixed rate

10	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount.

11	Change of Interest or Redemption/Payment Basis:	Not Applicable

12	Put/Call Options:	Not Applicable

13	(i) Status of the Notes:	Senior

	(ii) Date approval for issuance of Notes obtained:	This issue of Notes has been approved in accordance with the authorities granted by the board of directors of the Issuer on 10 December 2015

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14	Fixed Rate Note Provisions:	Applicable

	(i) Rate of Interest:	4.0 per cent. per annum payable annually in arrear

(ii) Interest Payment Date(s):

4 July in each year commencing on 4 July 2016 and ending on the Maturity Date

There will be a short first coupon in respect of the period starting from, and including, the Interest Commencement Date to, but excluding, 4 July 2016 (the “Short First Interest Period”)

	(iii) Interest Payment Date Adjustment:	Not Applicable

	(iv) Fixed Coupon Amount:	CHF 160 per Calculation Amount

	(v) Broken Amount(s):	CHF 40.00 per Calculation Amount payable on the Interest Payment Date falling on 4 July 2016 in respect of the Short First Interest Period

	(vi) Day Count Fraction:	30/360

	(vii) Determination Dates:	Not Applicable

10

15	Floating Rate Note Provisions:	Not Applicable

16	Zero Coupon Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

17	Call Option:	Not Applicable

18	Put Option:	Not Applicable

19	Final Redemption Amount of each Note:	CHF 4,000 per Calculation Amount

20	Early Redemption Amount:

Early Redemption Amount(s) per Calculation Amount payable on redemption for taxation reasons or on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

CHF 4,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

21	Form of Notes:

The Notes will initially be issued in bearer form and will, upon issue, be represented by a Permanent Global Note substantially in the form scheduled to the supplemental agency agreement dated 4 April 2016 (the “Supplemental Agency Agreement”) between the Issuer, Credit Suisse AG in its capacity as the Swiss principal paying agent (the “Swiss Principal Paying Agent”) and others.

The Permanent Global Note is exchangeable in whole but not in part for Registered Notes represented by individual Certificates only (i) if the Swiss Principal Paying Agent deems the printing of individual Certificates to be necessary or useful, after consultation with the Issuer, or if, under Swiss or any other applicable laws and regulations, the enforcement of the obligations under the Notes can only be ensured by means of effective individual Certificates or (ii) upon the occurrence of the events specified in the Permanent Global Note. In such cases, the Issuer shall provide, at its own cost and expense, for the printing and delivery of individual Certificates in accordance with the rules and regulations of SIX SIS AG, located in Olten, Switzerland (the “SIS” or the “Intermediary”, which expression shall include any other clearing institution

11

recognised by the SIX Swiss Exchange). The Notes issued on exchange of the Permanent Global Note will not be issued in bearer form, but exclusively in registered form for U.S. tax purposes.

The Permanent Global Note shall be deposited with SIS and shall be immobilised and may not be transferred by SIS until final redemption of the Notes or the exchange of the Permanent Global Note for Registered Notes represented by individual Certificates. The Permanent Global Note will document the right to receive principal and interest thereon and all other rights and obligations in connection therewith.

Once the Permanent Global Note has been deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (“Intermediated Securities”) in accordance with the Swiss Federal Intermediated Securities Act.

Each holder of the Notes shall have a quotal co-ownership interest in the Permanent Global Note to the extent of its claim against the Issuer, provided that for so long as the Permanent Global Note remains deposited with the Intermediary, the co-ownership interest shall be suspended and the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the holders of the Notes will be the persons holding the Notes in a securities account which is in their name, or in case of an Intermediary, the Intermediary holding the Notes for its own account in a securities account which is in its name.

Holders of the Notes do not have the right to effect or demand the conversion of the Permanent Global Note into, or the delivery of, uncertificated securities or Registered Notes.

22	Financial Centre(s):	Zurich, New York, Johannesburg

23	Talons for future Coupons to be attached	No.

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to Definitive Notes (and dates on which such Talons mature):

24	Other final terms:

(i) Payments

Payments of principal and interest in respect of the Notes (denominated in Swiss Francs) will be made without collection costs in Switzerland and without any restrictions and irrespective of nationality, domicile or residence of a Noteholder and without requiring any certification, affidavit or the fulfilment of any other formality.

The receipt by the Swiss Principal Paying Agent of the due and punctual payment of the funds in Swiss Francs in Zurich releases the Issuer from its obligation under the Notes for the payment of interest and principal due on the respective payment dates to the extent of such payment.

Condition 7 shall be construed accordingly.

(ii) Paying Agents:

In respect of the Notes (denominated in Swiss Francs), the Issuer will at all times maintain a Swiss paying agent having a specified office in Switzerland and will at no time maintain a paying agent having a specified office outside Switzerland in relation to such Notes.

Condition 7(e) shall be construed accordingly.

(iii) Notices:

So long as the Notes are listed on the SIX Swiss Exchange and so long as the rules of the SIX Swiss Exchange so require, all notices in respect of the Notes will be validly given through the Swiss Principal Paying Agent (i) by means of electronic publication on the internet website of the SIX Swiss Exchange (https://www.six-exchange-regulation.com/en/home/publications/official-notices.html) or (ii) otherwise in accordance with the regulations of the SIX Swiss Exchange.

Condition 14 shall be construed accordingly.

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APPROVAL

The Issuer confirms that the requisite approval has been obtained from the Financial Surveillance Department of the South African Reserve Bank for this issuance of Notes.

Signed on behalf of the Issuer:

By:
Duly authorised

By:
Duly authorised

14

PART B — OTHER INFORMATION

1	Listing and admission to trading

	(i) Admission to trading:	Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the SIX Swiss Exchange with effect from 4 April 2016.

	(ii) Estimate of total expenses related to admission to trading:	CHF [8,000]

2	Ratings	The Notes to be issued have been rated:

S&P: [•]

3	Interests of Natural and Legal Persons involved in the Issue/Offer

So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	Fixed Rate Notes only - Yield

	Indication of yield:	4.0 per cent. The yield is calculated as at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

5	Operational Information

	ISIN:	CH0310140568

	Common Code:	[•]

	Swiss Security Number:	31014056

	Any clearing system(s) other than Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and the relevant identification number(s):	SIX SIS AG, the Swiss Securities Service Corporation in Olten, Switzerland

	Delivery:	Delivery free of payment

Names and addresses of initial Paying and Transfer Agent(s):

Swiss Principal Paying Agent

Credit Suisse AG

Paradeplatz 8

8001 Zurich

Switzerland

All references in the Conditions to Fiscal Agent and Paying Agent shall, so far as the context permits, be deemed to be references to the Swiss Principal Paying Agent.

	Names and addresses of additional Paying and Transfer Agent(s) (if any):	Not Applicable

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6	Distribution

	(i) Method of distribution	Non-syndicated

(ii) If syndicated:

	(A) Name of Managers:	Not Applicable

	(B) Stabilising Manager(s) (if any):	Not Applicable

	(iii) If non-syndicated, name of Dealer:	Not Applicable

	(iv) U.S. Selling Restrictions:	Reg S Compliance Category: 2 TEFRA D applicable in accordance with the usual Swiss practice

	(v) Additional selling restrictions:	Not Applicable

16

ANNEX A

Preliminary Base Prospectus dated 4 February 2016

(See Appendix A of the Exchange Offer Document)

APPENDIX C

OFFER INFORMATION MEMORANDUM DATED 4 FEBRUARY 2016

APPENDIX C

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to what action to take, please consult your advisor

AFRICAN BANK LIMITED (UNDER CURATORSHIP)

(Registration number 1975/002526/06)

(Incorporated with limited liability in the Republic of South Africa)

“African Bank” or “the Bank”

OFFER INFORMATION MEMORANDUM

Date of publication: 4 February 2016

This Offer Information Memorandum is an annexure to the Applicable Offer Documents and should not be read in isolation.

This Offer Information Memorandum is an annexure to the Applicable Offer Documents and must be read in conjunction with, and subject to, the Applicable Offer Documents. The Applicable Offer Documents contain a timetable for the relevant Exchange Offers as well as an explanation of the steps that must be taken by funders and Other Senior Creditors who wish to participate in the Exchange Offers.

If there is any inconsistency between the contents of this Offer Information Memorandum and the Applicable Offer Documents, the contents of the Applicable Offer Documents shall prevail.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to what action to take, please consult your advisor

AFRICAN BANK LIMITED (UNDER CURATORSHIP)

(Registration number 1975/002526/06)

(Incorporated with limited liability in the Republic of South Africa)

“African Bank” or the “Bank”

OFFER INFORMATION MEMORANDUM

All capitalised terms are defined in section 1 below.

This document contains information about the African Bank Restructuring, the Exchange Offers, Good Bank and Residual Bank. It should be read in conjunction with, and forms an annexure to, the Applicable Offer Documents. If there is any inconsistency between this Offer Information Memorandum and the Applicable Offer Documents, then the Applicable Offer Documents shall prevail.

Action Required

Please refer to the Applicable Offer Documents for detail about the action required from you if you want to participate in the Exchange Offers.

If you take no action and you are a holder of African Bank EMTNs or DMTNs, your instruments may still be exchanged if an Extraordinary Resolution has been passed in your series of notes. If you take no action and an Extraordinary Resolution has not been passed in your series of African Bank EMTNs or DMTNs, or you take no action and you are a holder of Bilateral Corporate Deposits in African Bank, then you will not participate in the Exchange Offers and you will retain your Existing Debt Instruments in African Bank.

Important Notes and Disclaimers

Although the Curator has taken reasonable care to ensure that the information contained in this document and its Annexures is up to date, complete and correct, the Curator accepts no liability for information that is out of date, incomplete or incorrect. Where any forecasts, projections or forward looking statements are made in this document, such statements are made in good faith based on the information that has been accessible to the Curator as at the date of publication, after consultation with management of African Bank and Good Bank. The Curator does not warrant or make any representation in respect of the correctness or reliability of any forecasts, projections or forward looking statements, or the completeness and accuracy of the assumptions that have been used to prepare such forecasts, projections and forward looking statements. Please also refer to the further financial information disclaimers and qualifications in sections 4 and 5 and in Annexures A and B.

This Offer Information Memorandum should not be construed as advice or a recommendation from the Curator, the Registrar of Banks, SARB, National Treasury, Good Bank, the Consortium and/or any of their respective officers, partners or advisors to support the African Bank Restructuring.

2

In developing the African Bank Restructuring the Curator has considered and, where appropriate, included input provided by professional advisors representing the Senior Funder Representatives and the Subordinated Funder Representatives. The fees and expenses payable to these professional advisors will be borne and paid proportionately by all Exchanged Funders in the manner explained in sections 3.3.4 (Senior Advisory Services and Fees) and 3.4.5 (Subordinated Advisory Fees) below. You may rely on the input and advice rendered by these advisors, or you may obtain your own individual advice at your own cost. The contact details of the relevant professional advisors are included in sections 3.3.4 (Senior Advisory Services and Fees) and 3.4.5 (Subordinated Advisory Fees) below.

Date: 4 February 2016

3

4

5

6

List of Annexures

Annexure A	Financial information

Annexure B	African Bank run-off and liquidation analysis

Annexure C	Illustrative examples

Annexure D	Risk Factors

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1.                            DEFINITIONS AND INTERPRETATION

In this Offer Information Memorandum, unless otherwise stated or the context so requires, the words in the first column have the meanings stated opposite them in the second column, words in the singular shall include the plural and vice versa, words denoting one gender include the other and expressions denoting natural persons include juristic persons and associations of persons:

“ABIL”

African Bank Investments Limited (registration number 1946/021193/06), a public company incorporated in accordance with the laws of South Africa and listed on the JSE (placed in business rescue on 5 June 2015);

“ABIL Group”	ABIL together with its Subsidiaries;

“Additional Tier 1 Capital”	additional tier 1 capital for purposes of the Capital Regulations;

“Adjusted For CPI”

the adjustment of an amount to be determined or paid in respect of an Index-Linked Instrument with reference to the difference between the agreed reference point of current inflation and the Base CPI of the instrument, as set out in more detail in the Applicable Offer Documents;

“African Bank” or the “Bank”

African Bank Limited (under Curatorship) (registration number 1975/002526/06), (to be renamed “Residual Debt Services Limited” on or around the Transaction Effective Date) a bank licensed and registered under the Banks Act, a public company incorporated in accordance with the laws of South Africa and a wholly-owned Subsidiary of ABIL;

“African Bank DMTN Programme”	the African Bank ZAR25 billion Domestic Medium Term Note Programme registered with the JSE;

“African Bank EMTN Programme”	the African Bank USD6 billion Euro Medium Term Note programme listed on the LSE and with certain series of notes under the programme listed on the SIX;

“African Bank Restructuring” or “Restructuring”

the resolution of African Bank comprising: (i) the transfer of the Good Bank Business to Good Bank; (ii) the implementation of the Exchange Offers; and (iii) the ancillary transaction steps described in more detail in section 3 below;

“Applicable Offer Documents”	an Exchange Offer Document addressed to the holders of each category of Existing Debt Instruments (including all annexures

8

thereto) and, insofar as holders of African Bank EMTNs or DMTNs are concerned, a Notice Convening Meeting;

“Banks Act”	the Banks Act 94 of 1990 (as amended);

“Base Case”	the base case scenario assumed for purposes of preparing the Base Case Forecasts, as described in section 4.6;

“Base Case Forecasts”	prospective financial information in respect of Good Bank during the Base Case Period, as set out in section 4.7 below, read with Annexure A;

“Base Case Period”	1 April 2016 to 30 September 2018;

“Base CPI”

the inflation reference point used for purposes of an Index-Linked Instrument to track changes in inflation from a specific point in time (usually Base CPI is set on the date of issue of an Index-Linked Instrument);

“Basel III”

a set of minimum global standards for banks issued by the Basel Committee on Banking Supervision in December 2010 and revised in July 2011, which includes, amongst other things, changes to capital requirements and the introduction of a Leverage Ratio and liquidity standards;

“Bilateral Corporate Deposits”

collectively all unsubordinated corporate deposits (i.e. deposits that are not Retail Deposits) and other unsubordinated debt instruments not issued under the African Bank DMTN Programme or the African Bank EMTN Programme, comprising predominantly:

• PNs, NCDs and other similar instruments issued in dematerialised form and settled through the STRATE system;

• PNs and NCDs issued in certificated form and settled directly with the bearer thereof; and

• bilateral corporate deposits (other than PNs and NCDs) including call deposits, and fixed and floating rate term deposits that are not Retail Deposits;

“Business Day”	any day other than a Saturday, Sunday or an official public holiday in South Africa;

“Capitalised Call Deposits”	Existing Senior Debt Instruments where the holder has the right to accumulate and capitalise accrued interest, or to demand payment

9

thereof (in whole or in part) at any time, which instruments constitute Serviced Instruments for purposes of the Senior Exchange Offers;

“Capital Regulations”

any legislation, regulations, requirements, guidelines and policies relating to capital adequacy then in effect in South Africa in relation to banks registered under the Banks Act and their controlling companies;

“CD Status”

the contractual default status of a loan: a loan at CD1 means that one instalment is in arrears, whereas CD4 means that the aggregate amount in arrears in respect of the loan exceeds the sum of four instalments;

“Cell Captive Shares”

the specific and separate class of cell owner ordinary shares in Guardrisk to be issued to InsureCo, which will enable InsureCo to participate in the risk and economic result of the insurance business introduced to Guardrisk by Good Bank (see section 4.5 below);

“CET Target”	a targeted Common Equity Tier 1 Capital ratio of 28% as at the First Maturity Date, subject to the various assumptions in section 4.6 below;

“CHF”	Swiss francs, being the lawful currency of Switzerland;

“Clearstream”	Clearstream Banking, société anonyme;

“Collections Model”

the collections model used to project future recovery of African Bank loans for purposes of the African Bank run-off and liquidation analysis in Annexure B and the Residual Run-Off Analysis for Residual Bank in section 5.4;

“Common Equity Tier 1 Capital”	common equity tier 1 capital for purposes of the Capital Regulations;

“Companies Act”	the Companies Act 71 of 2008 (as amended);

“Consortium”	SARB, GEPF and the Participating Banks;

“Coupon Service Payment”	in respect of each Serviced Instrument which is an Exchanged Debt Instrument:

(i)                           90% of the total amount of interest accrued on that Serviced Instrument in the ordinary course (i.e. excluding any default or penalty interest) from (and including) the Last IPD up to (but excluding) the Transaction Effective Date, provided that in calculating such accrued interest amount, each Missed Coupon shall be added to the principal amount of the Serviced Instrument (i.e. compounded) with effect from the relevant

10

Missed Coupon Date (and in the case of Capitalised Call Deposits, interest shall continue to compound after the Last IPD in accordance with the terms of the deposit); minus

(ii) that Serviced Instrument’s Participation Percentage of the Senior Advisory Fees (please refer to Annexure C for illustrative examples); plus

(iii)                     if the relevant Payment Date occurs after the Transaction Effective Date, interest on item (i) minus item (ii) above shall accrue at JIBAR (or in the case of USD denominated EMTNs at LIBOR, or in the case of CHF denominated EMTNs at 0%) with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date;

“Curator”	the person appointed by the Minister in terms of section 69 of the Banks Act as the curator of the Bank being, as at the date of this Offer Information Memorandum, Mr Thomas Winterboer;

“Curatorship”	the curatorship of African Bank announced by SARB on 10 August 2014 in terms of section 69 of the Banks Act;

“Curatorship Date”	10 August 2014, being the date on which the Minister placed the Bank under Curatorship;

“Development Finance Institutions”	International Finance Corporation, Société de Promotion et de Participation pour la Coopération Économique S.A. and Deutsche Investitions-Und Entwicklungsgesellschaft mbH;

“Distribution Waterfall”	the priority in which Residual Bank will distribute its collections to its creditors after the Transaction Effective Date, as set out in section 3.6 below;

“DMTN”	domestic medium term note;

“EHL”

Ellerine Holdings Limited (registration number 1968/013402/06), a public company incorporated in accordance with the laws of South Africa and a wholly-owned direct Subsidiary of ABIL (placed in business rescue on 21 August 2014);

“EHL Group”	EHL and its Subsidiaries;

“Ellerine Furnishers”	Ellerine Furnishers Proprietary Limited (registration number 1969/002687/07), a private company incorporated in accordance with

11

the laws of South Africa and a wholly-owned direct Subsidiary of EHL (placed in business rescue on 7 August 2014);

“EMTN”	euro medium term note;

“Equity Settled Amount”

the aggregate subscription price of the New HoldCo Shares that must be delivered to Subordinated Funders in terms of the Subordinated Exchange Offer, provided that New HoldCo Shares will be subscribed for at ZAR20 each, being the same price per New HoldCo Share as the price paid by the Consortium in terms of the ZAR10 billion capitalisation of Good Bank (see section 3.1.2);

“Euroclear”	Euroclear Bank S.A/N.V.;

“Exchanged Debt Instruments”	Existing Debt Instruments that will be exchanged in terms of the Exchange Offers, being instruments in respect of which:

• an Exchange Offer has been made and accepted; and/or

• in the case of a series of Senior DMTNs, Subordinated DMTNs and Senior EMTNs only, Existing Debt Instruments in a series for which an Extraordinary Resolution has been passed;

“Exchanged Funders”	Senior Funders and Subordinated Funders whose Existing Debt Instruments are (or will be) exchanged in terms of the Exchange Offers;

“Exchange Offer Document”

a document in terms of which a Senior Funder, or Subordinated Funder (as the case may be) is invited to make an Exchange Offer to African Bank, including any programme memoranda, base prospectus, Swiss listing prospectuses, pricing supplements, final terms, exchange instructions and other annexes enclosed with the relevant document;

“Exchange Offers”	the Senior Exchange Offers and the Subordinated Exchange Offers;

“Existing Debt Instruments”	the Existing Senior Debt Instruments, Other Senior Claims (if any) and Existing Subordinated Debt Instruments;

“Existing Senior Debt Instruments”	collectively:

• Senior DMTNs;

• Senior EMTNs;

• Bilateral Corporate Deposits; and

12

• the Facility Debt, but specifically excluding all Existing Subordinated Debt Instruments;

“Existing Subordinated Debt Instruments”	collectively all debt raised by African Bank where the terms applicable thereto describe such debt as subordinated in certain circumstances, including:

• Subordinated DMTNs;

• Subordinated Bilateral Corporate Deposits; and

•                                subordinated debt owed to the Development Finance Institutions in terms of subordinated loan facilities,

collectively referred to as “subordinated bonds, debentures and loans” in the notes to the financial statements of African Bank;

“Extraordinary Resolution”

in respect of (i) African Bank DMTNs (both senior and subordinated), a resolution passed in favour of the relevant Exchange Offer at a meeting (duly convened and quorate) of the holders of a series of such DMTNs by a majority consisting of not less than 66.67% of the persons voting at such meeting upon a show of hands or if a poll is duly demanded, then by a majority voting percentage of not less than 66.67% of the total vote exercised at such meeting on a poll; and (ii) African Bank EMTNs, a resolution passed at a meeting (duly convened and quorate) of the holders of such EMTNs, by a majority consisting of not less than 75% of the votes exercised on a poll, approving the amendments to the terms of the African Bank EMTNs to facilitate their exchange for New Senior Debt Instruments, Senior Stub Instruments and a Senior Cash Payment, and the making of a Coupon Service Payment;

“Face Value”

the amount outstanding in respect of a claim at a certain point in time, including principal and all interest accrued in the ordinary course, whether capitalised or not (but specifically excluding any default or penalty interest), which amount shall in the case of Index-Linked Instruments, always be Adjusted For CPI;

“Facility Debt”	the bank term loan in the amount of approximately ZAR450 million owing by African Bank in terms of an unsubordinated loan facility agreement dated on or about 24 February 2014;

“Fair Value Adjustment”	the IFRS fair value adjustment in respect of the Good Book, as contemplated in section 4.7.1.1 below;

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“Final Settlement Date”	the Final Settlement Date as defined in the relevant Exchange Offer Document;

“Financial Exchange”

any financial or stock exchange(s) on which any of the Existing Debt Instruments were listed as at the Curatorship Date and, if the context so requires, shall include any financial or stock exchange(s) on which New Senior Debt Instruments and/or New Subordinated Debt Instruments may be listed;

“Financial Markets Act”	the Financial Markets Act 19 of 2012 (as amended);

“Financial Year” or “FY”	African Bank and Good Bank’s accounting period, ending on 30 September of each year (and by way of example, “FY18” refers to the Financial Year ending 30 September 2018);

“First Maturity Date”	the day after the second anniversary of the Transaction Effective Date, being the date upon which the first New Senior Debt Instruments mature;

“FSB”	the South African Financial Services Board established in terms of the Financial Services Board Act 97 of 1990 (as amended);

“GEMS”	Gilt Edged Management Services Proprietary Limited (registration number 1986/004351/07), a private company incorporated in accordance with the laws of South Africa and a dormant Subsidiary of ABIL;

“GEPF”	the Government Employees Pension Fund, a fund established in terms of the Government Service Pension Act, 1973 and renamed by the Government Employees Pension Law, 1996, represented by the PIC;

“Good Bank”

K2014176899 (South Africa) Limited (registration number 2014/176899/06) (to be renamed “African Bank Limited” on or around the Transaction Effective Date), a newly formed public company incorporated in accordance with the laws of South Africa, being the new registered bank that will acquire the Good Bank Business if the African Bank Restructuring is implemented;

“Good Bank Balance Sheet”	the forecast take-on balance sheet of Good Bank as at 1 April 2016, as discussed in more detail in section 4.7.1 below;

“Good Bank Business”

the Good Book, the Operational Assets, the Retail Deposits and the Operational Liabilities, all to be transferred to Good Bank on the Transaction Effective Date together with the Top-Up Cash Amount, if the African Bank Restructuring is implemented;

14

“Good Bank Cell”	has the meaning as defined in section 4.5.2;

“Good Bank Indemnity”

the ZAR3 billion 8 year indemnity to be issued by Residual Bank to Good Bank (and guaranteed by SARB) pursuant to which Residual Bank (and failing which, SARB) will indemnify Good Bank in respect of all losses and liabilities suffered or incurred by Good Bank in respect of the Good Bank Business which arise from facts, events, circumstances, acts and/or omissions that exist on the day before the Transaction Effective Date (but excluding losses and liabilities that are or have been taken into account in the calculation of the Top-Up Cash Amount);

“Good Book”

the Selected Loans and the New Loans having: (i) a gross book value of ZAR29.0 billion as at 30 September 2015 and (ii) a forecast gross book value of approximately ZAR29.2 billion as at 1 April 2016 (see section 4.4.1.2 below);

“Guardrisk”

Guardrisk Life Limited (registration number 1999/013922/06), a public company incorporated in accordance with the laws of South Africa and a registered long-term insurer conducting cell captive insurance business in terms of South African law and a wholly owned Subsidiary of MMI Group Limited;

“Hedging Arrangements”	the new hedging contracts and facilities entered into by African Bank during the Interim Period;

“Hedging Liabilities”

all liabilities (whether actual or contingent, and including associated margin payment amounts and collateral liabilities) arising in terms of the Hedging Arrangements, all of which will be transferred to Good Bank without reduction or compromise on the Transaction Effective Date, in accordance with sections 54 and 69(2C) of the Banks Act;

“IFRS”	International Financial Reporting Standards;

“Indemnity Reserve”

an amount of retained cash in Residual Bank equal to the maximum amount that may still be claimed by Good Bank in terms of the Good Bank Indemnity from time to time (or any lesser retained cash amount that SARB may, in its sole and absolute discretion, agree to from time to time);

“Index-Linked Instrument”	an instrument in respect of which the final redemption amount and interest payments are Adjusted For CPI;

“Information Memorandum”	the information memorandum published by the Curator on 9 September 2015, as amended by a supplementary memorandum

15

published on 8 December 2015, copies of which can be downloaded at www.africanbank.co.za/about-us/investors;

“Insurance Funding Facility”

the loan facility to be established initially between African Bank and New HoldCo for purposes of funding the Good Bank Cell, which loan facility will be transferred to Good Bank on the Transaction Effective Date as part of the Good Bank Business (see section 4.5.4 below);

“InsureCo”

African Insurance Group Limited (previously K2014177424 (South Africa) Limited), registration number 2014/177424/06, a newly formed public company incorporated in accordance with the laws of South Africa, a wholly owned Subsidiary of New HoldCo, and the company that will own the Cell Captive Shares;

“Interim Period”	the period from (and including) the Curatorship Date up until (but excluding) the Transaction Effective Date;

“IT”	information technology;

“JIBAR”

the Johannesburg Interbank Agreed Rate for a three month period which, for the purposes of determining amounts payable where a Payment Date is later than the Transaction Effective Date, will be determined by African Bank in its sole discretion on the Transaction Effective Date;

“JSE”	the Johannesburg stock exchange, a securities exchange operated by JSE Limited (registration number 2005/022939/06), a public company incorporated in accordance with the laws of South Africa;

“Last IPD”	in respect of:

•                                a Serviced Instrument which is not a Capitalised Call Deposit, the last date on which interest became due and payable in the ordinary course in respect of such instrument prior to the Curatorship Date;

• a Serviced Instrument which is a Capitalised Call Deposit, the last date on which interest was paid or capitalised prior to the Curatorship Date;

“LCR”	liquidity coverage ratio, being the ratio of high quality liquid assets to total net liquidity outflows over 30 days, as determined in accordance with Basel III;

16

“Leverage Ratio”	the ratio of total Tier 1 Capital and reserve funds to total assets (on and off balance sheet), as determined in accordance with Basel III;

“LIBOR”	the three month London Interbank Offer Rate for USD as determined by African Bank in its sole discretion on the Transaction Effective Date;

“LSE”	the London Stock Exchange plc;

“Minister”	the South African Minister of Finance;

“Missed Coupon”

an amount of interest that became due and payable in respect of a Serviced Instrument in the ordinary course (not as a result of default), but that was not paid, which (where relevant) shall be determined as though the ordinary course contractual maturity of such Serviced Instrument was extended until (but excluding) the Transaction Effective Date (i.e. as though the ordinary course interest due dates continued after the ordinary course contractual maturity date of the Serviced Instrument);

“Missed Coupon Date”	the date upon which a Missed Coupon became (or would have become) due and payable in the ordinary course;

“NCA”	the National Credit Act 34 of 2005 (as amended);

“NCDs”	negotiable certificates of deposit;

“NCR”	National Credit Regulator established in terms of the NCA;

“New Debt Instruments”	New Senior Debt Instruments and New Subordinated Debt Instruments in Good Bank;

“New HoldCo”

African Bank Holdings Limited (previously K2014176855 (South Africa) Limited), registration number 2014/176855/06, a newly formed public company incorporated in accordance with the laws of South Africa, being the ultimate holding company of the New HoldCo Group;

“New HoldCo Group”	New HoldCo and its wholly-owned Subsidiaries InsureCo and Good Bank;

“New HoldCo Shares”	ordinary shares with a par value of ZAR0.01 each in New HoldCo;

“New Loans”	all new loans to customers advanced by African Bank during the Interim Period, to the extent that they are still in existence (i.e. not

17

repaid) as at the Transaction Effective Date (including all new credit card advances);

“New NCR Regulations”

the Regulations on Review of Limitations on Fees and Interest Rates published under the NCA by the South African Department of Trade and Industry on 6 November 2015, as described in more detail in section 4.4.4 below;

“New Senior Debt Instrument”	in respect of:

•                                each Existing Senior Debt Instrument, a corresponding instrument issued by Good Bank on the same principal economic terms as the relevant Existing Senior Debt Instrument, save in respect of tenor and principal amount, which shall be determined as set out in section 3.3.5.1, provided that: (i) in the case of the Facility Debt, the nature of the instrument shall change from a contractual term loan to a corporate deposit; and (ii) in the case of a Capitalised Call Deposit, the nature of the instrument shall change to a fixed term deposit in respect of which all capital will be repayable on the First Maturity Date and all accrued interest will be paid monthly in arrear with effect from the Transaction Effective Date; and

• in respect of Other Senior Claims (if any), a corporate deposit in Good Bank offered to the Other Senior Creditors on the basis contemplated in section 3.3.5.3 below;

“New Subordinated Debt Instruments”	new Basel III compliant Tier 2 Capital debt instruments in Good Bank having the terms set out in section 3.4.6 read with the Applicable Offer Documents addressed to Subordinated Funders;

“Non-Performing Loans” or “NPL”	loans with a CD Status of CD4 or worse, referred to in the financial statements as assets that are specifically impaired;

“Notice Convening Meeting”

a notice convening a meeting of the holders of a series of Senior DMTNs, Senior EMTNs or Subordinated DMTNs (as the case may be) for purposes of considering and, if the holders of that series deem fit, approving a resolution: (i) insofar as the Senior EMTNs are concerned, to amend the terms of the relevant series of Senior EMTNs; and (ii) insofar as the Senior DMTNs and Subordinated DMTNs are concerned, to approve the relevant Exchange Offer insofar as it applies to the relevant series;

18

“Offer Date”	the date on which the first Exchange Offers are launched, being the date of this Offer Information Memorandum;

“Offer Information Memorandum”

this document titled “Offer Information Memorandum”, constituting an annexure to the Exchange Offer Documents (and not to be confused with the Information Memorandum and the supplementary memorandum published in respect thereof on 8 December 2015);

“Operating Float”

the operating float to be built up, maintained and replenished by Residual Bank to discharge and provide for its anticipated run-off expenses and day-to-day operational costs after the Transaction Effective Date, the amount of which shall be determined by Residual Bank from time to time (it being recorded for clarity that an initial amount of ZAR500 million is budgeted for this purpose in the Residual Run-Off Analysis);

“Operational Assets”

all the operational assets of African Bank, including its fixed assets, immovable property, assets arising in terms of the Hedging Arrangements (including collateral cash), Operational Contracts, statutory assets, intellectual property and certain intangible assets;

“Operational Contracts”

certain day-to-day operational and trading contracts of African Bank specified in the Sale of Business Agreement, as determined by the Curator, including the Insurance Funding Facility and the Hedging Arrangements (but specifically excluding any other hedging or facility agreements);

“Operational Creditors”	the holders of claims against African Bank in respect of Operational Liabilities;

“Operational Liabilities”

certain specified day-to-day trading and operational liabilities of African Bank as at the Transaction Effective Date, as determined by the Curator, arising from the Operational Contracts to be transferred to Good Bank (including the Hedging Liabilities, but excluding, for the avoidance of doubt, any remaining liabilities arising out of any other hedging or facility agreements) which have not been settled in the ordinary course. Operational Liabilities will be transferred in full (without any deduction) to Good Bank on the Transaction Effective Date in accordance with sections 54 and 69(2C) of the Banks Act, whilst other sundry operational liabilities not specified for transfer will be treated as Other Senior Claims, if timeously proven;

“Other Senior Claim”	an unsubordinated claim against African Bank that has not been discharged as at the Transaction Effective Date and: (i) which is not

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an Existing Senior Debt Instrument, Existing Subordinated Debt Instrument, a Retail Deposit or an Operational Liability; and (ii) the existence of which has been proven, at least prima facie, as at the date upon which the Curator submits his report to the Minister for purposes of obtaining consent for the African Bank Restructuring in terms of sections 69(2C) and 54 of the Banks Act;

“Other Senior Creditors”	holders of Other Senior Claims (if any) - see section 3.3.5.3 below;

“Participating Banks”

Absa Bank Limited, Nedbank Limited, FirstRand Bank Limited, Investec Bank Limited, The Standard Bank of South Africa Limited and Capitec Bank Limited, and insofar as the subscription for New HoldCo Shares is concerned, may include any of their respective Subsidiaries or other group entities;

“Participation Percentage”	the percentage of Senior Advisory Fees or Subordinated Advisory Fees (as the case may be) attributable to an Exchanged Debt Instrument (excluding Other Senior Claims), which shall be calculated:

•                                in the case of an Existing Subordinated Debt Instrument, by expressing the Face Value of the relevant Exchanged Debt Instrument as at (but excluding) the Curatorship Date as a percentage of the aggregate Face Values as at (but excluding) the Curatorship Date of all the Exchanged Debt Instruments that participate in the Subordinated Exchange Offer; and

•                                in the case of an Existing Senior Debt Instrument, by expressing the Face Value of the relevant Exchanged Debt Instrument as at (but excluding) the Curatorship Date as a percentage of the aggregate Face Values as at (but excluding) the Curatorship Date of all the Exchanged Debt Instruments that participate in the Senior Exchange Offer (excluding Other Senior Claims), provided that in performing this calculation, the Face Value of Index-Linked Instruments shall (for the avoidance of doubt) be Adjusted For CPI as at (but excluding) the Curatorship Date;

“Payment Date”

the Settlement Date on which the Bank pays, or procures payment of, an amount equal to the Senior Cash Payment, Coupon Service Payment and/or Subordinated Cash Payment (as the case may be) to the relevant clearing systems or Exchanged Funder, as the case may be;

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“PIC”

Public Investment Corporation SOC Limited (registration number 2005/009094/06), a public company incorporated in accordance with the laws of South Africa, and acting in its capacity as representative for GEPF;

“PNs”	promissory notes;

“POPI”	Protection of Personal Information Act 4 of 2013 (as amended);

“Principal Amount”	has the meaning ascribed thereto in section 3.3.5.3;

“Registrar of Banks”	the Registrar of Banks designated under section 4 of the Banks Act;

“Regulations Relating to Banks”

Regulations relating to Banks published in Government Gazette No. 35950 of 12 December 2012, as amended, supplemented or replaced from time to time, including the amendment published in Government Notice R309 in Government Gazette 38682 of 10 April 2015;

“Regulatory Capital”

capital that is maintained by a bank in accordance with and/or in excess of the requirements set by SARB as financial regulator, namely (i) Tier 1 Capital (including Common Equity Tier 1 Capital); (ii) Additional Tier 1 Capital (if any); and (iii) Tier 2 Capital;

“Relevant Persons”

African Bank, Good Bank, the Curator, SARB, the Registrar of Banks and any person who controls them or who is an affiliate of them and, in each case, their respective partners, directors, members, employees, agents and representatives (other than the directors of African Bank) as well as the professional and other advisors of the Curator and Good Bank;

“Remaining Portion”	the Face Value of an Existing Subordinated Debt Instrument as at (but excluding) the Transaction Effective Date (Adjusted For CPI in the case of Index-Linked Instruments), minus the sum total of:

•                                the Transferable Portion, plus any interest accrued as at the Transaction Effective Date on New Subordinated Debt Instruments being delivered in exchange for all or any part of the Transferable Portion; and

• the Subordinated Cash Payment, calculated without any deduction of Subordinated Advisory Fees or the addition of interest at JIBAR in respect of late payments;

“Repo Rate”	the rate at which SARB lends money to commercial banks in South Africa;

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“Residual Bank”

African Bank after the Transaction Effective Date, the sole business and purpose of which shall be to collect the Residual Book and any other cash accruing to it, and to distribute such proceeds (net of costs) to its creditors in the order and in the manner contemplated in section 3.6 below and which will be renamed “Residual Debt Services Limited” on or around the Transaction Effective Date;

“Residual Book”

the loan portfolio retained by Residual Bank after the Transaction Effective Date having: (i) a gross book value of ZAR15.8 billion as at 30 September 2015 (excluding the written-off book), and (ii) a projected gross book value of approximately ZAR11.2 billion as at 1 April 2016;

“Residual Run-Off Analysis”

the projected net collections profile of Residual Bank after the Transaction Effective Date and the resulting projected payments and distributions (if any) that will be made to Residual Bank creditors in accordance with the Distribution Waterfall, which analysis is included in section 5.4 below;

“Retail Deposit Obligations”	obligations in respect of Retail Deposits;

“Retail Depositor”	the holder of a Retail Deposit;

“Retail Deposits”

deposits received by African Bank before the Transaction Effective Date, where such deposits were made in the name of natural persons, and where African Bank relied on the identity numbers or passport numbers of such natural persons, together with other personal documentation required in terms of the Financial Intelligence Centre Act 38 of 2001 (as amended), in order to confirm that such depositors were natural persons (and including, for the avoidance of doubt, any positive balances on credit card facilities extended to natural persons);

“Risk Weighted Assets”

risk weighted assets determined by applying risk weights to balance sheet assets and off-balance sheet assets and commitments according to the relative credit risk of the counterparty. The risk weightings are stipulated under the Regulations Relating to Banks;

“Rolled-Up Instrument”

an Existing Senior Debt Instrument issued on terms that require the coupon to be rolled-up (or capitalised) during the term, and paid in one bullet (together with outstanding capital) on the final repayment date of such instrument, or a zero coupon instrument that is entitled to no interest or coupon payments during its term, but excludes Capitalised Call Deposits;

“SA” or “South Africa”	the Republic of South Africa;

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“Sale of Business Agreement”

the sale of business agreement concluded between African Bank and Good Bank pursuant to which African Bank will sell and transfer the Good Bank Business to Good Bank and Good Bank will issue the New Debt Instruments;

“SARB”	the South African Reserve Bank established in terms of the SARB Act;

“SARB Act”	the Reserve Bank Act 90 of 1989 (as amended);

“SARB Guarantee”

the secondary guarantee by SARB of the indemnity obligations of Residual Bank in terms of the Good Bank Indemnity (see section 5.3.2), it being recorded for purposes of clarity that: (i) SARB will only be liable as guarantor in terms of the SARB Guarantee in circumstances where Residual Bank is unable for whatever reason to make the payment as primary obligor under the Good Bank Indemnity; and (ii) SARB’s cumulative maximum exposure in terms of the SARB Guarantee and the SARB Indemnity Facility combined shall not exceed ZAR3 billion;

“SARB Indemnity Facility”

the secured indemnity facility in the amount of ZAR3 billion to be provided to Residual Bank by SARB to enable Residual Bank to discharge any potential payment obligations arising in terms of the Good Bank Indemnity until the expiration of the Good Bank Indemnity;

“SARB Restructuring Proposal”	the proposal that was announced in the SARB Statement at the time of the announcement of the Curatorship, which proposal progressed and developed into the African Bank Restructuring;

“SARB Statement”	the media statement regarding the Curatorship that was made by the then Governor of SARB, Ms Gill Marcus, on the Curatorship Date;

“SARB Transaction Loan”

the secured term loan to be provided by SARB to Residual Bank for purposes of funding the Top-Up Cash Amount, Coupon Service Payment, Senior Cash Payment, Subordinated Cash Payment, establishing the Operating Float and discharging other Transaction Effective Date payment obligations of African Bank (including any top-up or true-up payment due by African Bank after the Transaction Effective Date in respect of the Top-Up Cash Amount), to the extent that African Bank’s own cash is insufficient, as discussed in section 3.5;

“SARS”	the South African Revenue Service;

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“Selected Loans”

a list of loans identified by the Consortium that had a gross book value of approximately ZAR29 billion as at the Curatorship Date, to the extent that such Selected Loans are still in existence (i.e. not repaid) as at the Transaction Effective Date and which includes all advances made in terms of credit card accounts as at the Curatorship Date, to the extent that the relevant credit card facilities are still active as at the Transaction Effective Date;

“Senior Advisory Fees”

advisory fees and expenses actually payable to White & Case (together with any applicable VAT and disbursements) in connection with the African Bank Restructuring, provided that such amount is limited to ZAR16.5 million plus any applicable VAT and disbursements;

“Senior Cash Payment”	a cash payment to be made by African Bank in respect of each Existing Senior Debt Instrument and Other Senior Claim that becomes an Exchanged Debt Instrument, in an amount equal to:

•                                Serviced Instruments that are not Index-Linked Instruments or Capitalised Call Deposits: 10% of the capital or nominal amount of the relevant Serviced Instrument on the day immediately preceding the Transaction Effective Date (i.e. exclusive of interest);

•                                Serviced Instruments that are Index-Linked Instruments: 10% of the capital or nominal amount of the relevant Index-Linked Instrument (i.e. exclusive of interest) on the day immediately preceding the Transaction Effective Date, Adjusted For CPI;

•                                Serviced Instruments that are Capitalised Call Deposits: 10% of the Face Value of the relevant Capitalised Call Deposit on (and including) the Last IPD (i.e. inclusive of interest accrued in the ordinary course);

•                                Rolled-Up Instruments: 10% of the Face Value of the relevant Rolled-Up Instrument on the day immediately preceding the Transaction Effective Date (i.e. inclusive of interest accrued in the ordinary course), minus the Participation Percentage of Senior Advisory Fees attributable to that Rolled-Up Instrument (which shall be deducted and paid over to the relevant advisors and which shall not accrue interest if the Payment Date occurs after the Transaction Effective Date); and

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• Other Senior Claims: 10% of the Principal Amount of the relevant Other Senior Claim,

provided that if the relevant Payment Date occurs after the Transaction Effective Date, interest shall accrue on the Senior Cash Payment at JIBAR (or in the case of USD denominated EMTNs at LIBOR, or in the case of CHF denominated EMTNs at 0%), with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date;

“Senior DMTNs”	senior unsubordinated notes issued in terms of the African Bank DMTN Programme;

“Senior EMTNs”	senior unsubordinated notes issued in terms of the African Bank EMTN Programme;

“Senior Exchange Offer”	an offer that will enable a Senior Funder (or Other Senior Creditor, if applicable) to exchange Existing Senior Debt Instruments (or Other Senior Claims, if applicable) for:

• New Senior Debt Instruments in Good Bank;

• Senior Stub Instruments in Residual Bank; and

• a Senior Cash Payment,

and to receive the Coupon Service Payment (in the case of Serviced Instruments only);

“Senior Funder Representatives”

the representatives of a significant number of the Senior Funders (by value), who have agreed non-disclosure terms with the Curator and have been able to engage as a committee in detailed discussions around the terms of the African Bank Restructuring ahead of the publication of the Information Memorandum and this Offer Information Memorandum, and who are advised by White and Case (see section 3.3.4 below for White & Case contact details);

“Senior Funders”	the holders of Existing Senior Debt Instruments;

“Senior Stub Instrument”

a new instrument to be issued by Residual Bank in partial settlement of the Senior Exchange Offer, which instrument will be subject to the terms and conditions set out in section 3.3.6, read with the Applicable Offer Documents;

“Serviced Instrument”	an Existing Senior Debt Instrument issued on terms that require the coupon to be paid in full at regular intervals during the term, and

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includes (for the avoidance of doubt) Index-Linked Instruments in respect of which the coupon is paid at regular intervals and Capitalised Call Deposits;

“Settlement Date(s)”	the Settlement Date(s) as defined in the relevant Exchange Offer Document;

“SIX”	the SIX SIS AG, the Swiss Securities Services Corporation in Olten, Switzerland;

“Stangen”

The Standard General Insurance Company Limited (registration number 1948/029011/06), a public company incorporated in accordance with the laws of South Africa and operating under a long-term insurance licence, being a wholly-owned direct Subsidiary of ABIL;

“STRATE”

Strate Proprietary Limited (registration number 1998/022242/07), a private company incorporated in accordance with the laws of South Africa, being a registered central securities depository in terms of the Financial Markets Act, and which manages the electronic clearing and settlement system for transactions that take place on the JSE, as well as off-market trades;

“Stub Instruments”	the Senior Stub Instruments and the Subordinated Stub Instruments;

“Subordinated Advisory Fees”

the advisory fees and expenses actually payable to Allen & Overy, Baker & McKenzie and Lazard (inclusive of VAT and disbursements) in relation to the African Bank Restructuring, provided that for purposes of the settlement mechanism incorporated in the Subordinated Exchange Offer, such amount is limited to ZAR73 million (which includes a USD denominated payment of USD 2.56 million capped at a maximum ZAR/USD exchange rate of ZAR20 : 1USD), inclusive of VAT and disbursements;

“Subordinated Bilateral Corporate Deposits”	any unlisted debentures (that are not Subordinated DMTNs) issued by African Bank on a bilateral basis, referred to in their terms as being subordinated in certain circumstances;

“Subordinated Cash Payment”	a cash payment to be made by African Bank in respect of each Existing Subordinated Debt Instrument that becomes an Exchanged Debt Instrument, the amount of which shall be calculated in terms of

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the formula:

where:

SCP = the Subordinated Cash Payment, rounded down to the nearest full cent;

x = the Face Value of the relevant Existing Subordinated Debt Instrument as at (but excluding) the Offer Date (Adjusted For CPI in the case of Index-Linked Instruments);

y = the aggregate Face Value of all the Existing Subordinated Debt Instruments as at (but excluding) the Offer Date (Adjusted For CPI in the case of Index-Linked Instruments); and

n = interest calculated on at JIBAR plus 725 basis points with effect from (and including) 1 December 2015 up until (but excluding) the Transaction Effective Date,

provided that:

•         the relevant Participation Percentage of the Subordinated Advisory Fees attributable to the relevant Exchanged Debt Instrument (“Fee Portion”) shall be deducted from the Subordinated Cash Payment on the Transaction Effective Date and shall not accrue interest in terms of the second proviso below; and

•         if the relevant Payment Date occurs after the Transaction Effective Date, interest at JIBAR shall accrue on the Subordinated Cash Payment (minus the Fee Portion) with effect from (and including) the Transaction Effective Date up to (but excluding) the relevant Payment Date;

“Subordinated DMTNs”	subordinated notes issued in terms of the African Bank DMTN Programme;

“Subordinated Exchange Offer”	a non-renounceable offer that will enable Subordinated Funders to:

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• exchange the Transferable Portion of the Existing Subordinated Debt Instruments for New Subordinated Debt Instruments and/or New HoldCo Shares; and

• exchange the Remaining Portion of the Existing Subordinated Debt Instruments for Subordinated Stub Instruments,

and to receive the Subordinated Cash Payment;

“Subordinated Funders”	the holders of Existing Subordinated Debt Instruments;

“Subordinated Funder Representatives”

the representatives of a significant number of the Subordinated Funders (by value), who have signed non-disclosure arrangements with the Curator to enable them to have detailed discussions around the terms of the African Bank Restructuring ahead of the publication of the Information Memorandum and this Offer Information Memorandum. The tier 2 group, representing holders of Subordinated DMTNs and Subordinated Bilateral Corporate Deposits, is advised by Allen & Overy and Lazard and the Development Finance Institutions are advised by Baker and McKenzie (see section 3.4.5 below for advisors’ contact details);

“Subordinated Stub Instrument”

a new instrument to be issued by Residual Bank in partial settlement of the Subordinated Exchange Offer, which instrument will be subject to the terms and conditions set out in section 3.4.8, read with the Applicable Offer Documents;

“Subsidiary”	has the meaning determined in accordance with section 3 of the Companies Act;

“Suspensive Conditions”	the various suspensive conditions to the completion of the African Bank Restructuring listed in section 3.7 below;

“Tier 1 Capital”	tier 1 capital for purposes of the Capital Regulations;

“Tier 2 Capital”	tier 2 capital for purposes of the Capital Regulations;

“Top-Up Cash Amount”

the cash amount to be transferred by African Bank to Good Bank as part of the sale of the Good Bank Business for purposes of balancing the assets of Good Bank (including goodwill) and the liabilities issued and/or assumed (including liabilities arising in terms of the New Debt Instruments) as at the Transaction Effective Date, which amount is forecast to be ZAR7.8 billion, subject to verification, review and potential adjustment in terms of a true-up process to be completed after the Transaction Effective Date. This amount excludes collateral

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cash and statutory assets that are transferred to Good Bank separately and is before any reallocation of surplus statutory assets on formation of the Good Bank Balance Sheet;

“Total Capital Adequacy Ratio”	total capital (as contemplated in the Capital Regulations) divided by Risk Weighted Assets, expressed as a percentage;

“Transaction Effective Date”

the date of implementation of the African Bank Restructuring, being 00:01 on Monday 4 April 2016 or such earlier or later date as the Curator may announce, provided that the Curator shall not be entitled to extend the Transaction Effective Date beyond 30 May 2016 without the written consent of all the Consortium members. For purposes of the Base Case Forecasts the Transaction Effective Date is assumed to be 1 April 2016;

“Transferable Portion”

the portion of the Face Value of each Existing Subordinated Debt Instrument that may be exchanged on a Rand-for-Rand basis for New Subordinated Debt Instruments and/or New HoldCo Shares, which portion is calculated in terms of the formula:

where:

TP = the Transferable Portion of the Existing Subordinated Debt Instrument, rounded down to the nearest full cent;

x = the Face Value of the relevant Existing Subordinated Debt Instrument as at (but excluding) the Offer Date (Adjusted For CPI in the case of Index-Linked Instruments); and

y = the aggregate Face Value of all the Existing Subordinated Debt Instruments as at (but excluding) the Offer Date (Adjusted For CPI in the case of Index-Linked Instruments);

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“United States” or “U.S.”	the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“USD”	United States Dollars, being the lawful currency of the United States;

“VAT”	value-added tax; and

“ZAR” or “Rand” or “R”	South African Rands.

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2.                            INTRODUCTION AND BACKGROUND

On 10 August 2014, African Bank was placed under Curatorship and Mr Thomas Winterboer of PricewaterhouseCoopers South Africa was appointed as Curator. At the same time, the SARB Statement communicated the SARB Restructuring Proposal to the market. In the months following the Curatorship Date, significant time was spent to further develop the SARB Restructuring Proposal and a detailed restructuring proposal was published for comment on 9 September 2015 in the Information Memorandum. A supplementary memorandum was published for comment on 8 December 2015.

2.1                                                           Background to and Rationale for the African Bank Restructuring

In the months leading up to Curatorship, the Bank’s listed parent company, ABIL, announced a series of financial losses prompted by significantly deteriorating profitability within African Bank as a result of substantially higher provisions arising from Non-Performing Loans and declining collections from its loan book.

In addition, the Bank’s sister company and business partner, Ellerine Furnishers, was placed in business rescue on 7 August 2014 in accordance with Chapter 6 of the Companies Act. EHL, the holding company of Ellerine Furnishers, was placed in business rescue on 21 August 2014. At that stage the Bank had advanced a loan of approximately ZAR1.4 billion to EHL and the prospects of recovery of that loan were low.

The events leading up to the announcement of Curatorship can be summarised as follows:

•                                African Bank experienced rapid growth in its loan book after 2007. The average loan size increased from ZAR4 710 in 2006 to ZAR20 346 in 2014 and the average loan term increased from 21 months in 2006 to 54 months in 2014. African Bank encountered substantial difficulties in recent years and the quality of its loan book began to deteriorate. Credit impairments increased materially and there was a significant and rapid erosion of its capital base during 2013 and 2014.

•                                For the 18 months immediately prior to Curatorship, ABIL and African Bank reported additional bad and doubtful debt provisions and deteriorating profits. On 6 August 2014 the board of directors of ABIL announced the need to raise a further ZAR8.5 billion of new capital only eight months after the ZAR5.5 billion rights issue to shareholders in December 2013. The further capital required was substantial compared to the ABIL Group’s market capitalisation of about ZAR10.3 billion at the time. Repeated profit warnings and requests for substantial capital during the 18 months preceding Curatorship resulted in a loss of investor confidence in the ABIL Group.

•                                The EHL Group, which was acquired in 2008 for the purpose of providing additional routes to the market for the group’s loan and insurance products, continued to make losses in 2014. The performance of the EHL Group put additional pressure on the Bank to provide credit to EHL customers to promote sales, and on ABIL and the Bank to fund the losses of the EHL Group. The EHL losses weakened the capital base of the ABIL Group and impacted upon its ability to support African Bank. Efforts by ABIL management to dispose of EHL (and in particular its main operating Subsidiary, Ellerine Furnishers) did not yield any positive results and the best offer received would have required ABIL to contribute an additional ZAR3 billion to EHL before it could be transferred at nil consideration. The management of the Bank concluded that further funding of EHL in terms of

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an increased intra-group loan facility was unjustified and this resulted in the Ellerine Furnishers’ board of directors applying successfully for business rescue on 7 August 2014. EHL was placed in business rescue on 21 August 2014.

•                                The Bank’s funding model relied extensively on wholesale market funding and its deteriorating performance made it increasingly difficult to renew and raise funding in the debt capital markets.  The Bank’s inability to renew or replace wholesale funding upon maturity contributed to its growing liquidity crisis.

SARB had been monitoring the affairs of African Bank with increasing concern and focus in the months preceding Curatorship and concluded that it was in the best interests of the Bank’s creditors, staff members and the South African banking and financial services sector as a whole, to seek a resolution for African Bank that would enable it, if possible, to continue its business.

Curatorship would provide relief and additional time to resolve the financial problems of the Bank because: (i) the Bank’s obligations to repay its creditors could be suspended for the duration of Curatorship; and (ii) the Bank could continue to operate as a bank despite Regulatory Capital being below the thresholds that the SARB would ordinarily require.

In making the decision to place the Bank under Curatorship, SARB was influenced by the following factors:

•                                African Bank provides lending to a large segment of society in South Africa that is not generally served by the financial services sector;

•                                African Bank provided employment for a workforce of more than 5 500 staff members as at the Curatorship Date;

•                                a substantial component of the financial services sector in South Africa (such as money-market, fixed income and other funds) had exposure to African Bank, leading to possible contagion and system stability concerns if the Bank was left to collapse; and

•                                certain elements of the Bank’s business had the potential to remain viable in the long term.

The Consortium subsequently agreed to provide underwriting support for the Good Bank Business on condition that it would be effectively separated from the elements of the Bank that could continue to create losses and Regulatory Capital erosion. This resulted in the SARB Restructuring Proposal which was centred around the creation of a new Good Bank that would acquire and continue to conduct the Good Bank Business.

For Good Bank to become a successful concern it would need to be adequately capitalised and its overall funding liabilities would need to be reduced and extended.

The Consortium has agreed to capitalise the New HoldCo Group (and consequently Good Bank) with ZAR10 billion immediately before the Transaction Effective Date. This equity together with the Top-Up Cash Amount that will be transferred to Good Bank as part of the African Bank Restructuring will result in a liquid and well-capitalised new bank.

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Funding liabilities will be reduced through the Exchange Offer mechanism. The Exchange Offers effectively result in: (i) Good Bank’s senior funding liabilities being limited to 80% of African Bank’s senior funding liabilities as at the Curatorship Date; and (ii) no more than ZAR1.485 billion of subordinated funding instruments being issued by Good Bank on the Transaction Effective Date (whereas Good Bank owed approximately ZAR4.4 billion to Subordinated Funders as at the Curatorship Date).

To afford Good Bank a reasonable opportunity to build up a track record and trading history before it needs to raise new capital, New Senior Debt Instruments will only mature from the second anniversary of the Transaction Effective Date onwards. The New Subordinated Debt Instruments will only mature ten years after the Transaction Effective Date, but Good Bank could seek redemption thereof after 5 years and one day after the date of issue thereof, subject to compliance with the Regulations Relating to Banks and the consent of the Registrar of Banks.

The rationale for the African Bank Restructuring is:

•                                to provide a reasonable prospect of a higher recovery for creditors and funders of African Bank than could be achieved through a winding-up (see Annexure B);

•                                to provide a higher level of certainty and stability to creditors and funders of African Bank;

•                                to salvage the Good Bank Business as a going concern;

•                                to ensure continued employment for a substantial number of staff members; and

•                                to minimise the impact of African Bank’s distressed financial position on the money-market funds and wider financial services sector in South Africa.

2.2                                                           The Information Memorandum

The Information Memorandum contained detail about: (i) the background to Curatorship; (ii) the development of the SARB Restructuring Proposal into the African Bank Restructuring; (iii) the alternative solutions that have been considered by the Curator, under direction and supervision of the Registrar of Banks; (iv) a detailed summary of the transaction proposed for the restructuring of African Bank; (v) prospective financial information in respect of African Bank, Good Bank and Residual Bank; and (vi) a liquidation analysis projecting the potential outcome for creditors if African Bank ceases to trade and no restructuring proposal is implemented. A copy of the Information Memorandum can be downloaded at www.africanbank.co.za/about-us/investors.

2.3                                                           Supplement to the Information Memorandum

Following the publication of the Information Memorandum on 9 September 2015:

(i)                                     the African Bank financial statements for FY15 were published;

(ii)                                  after engagement with the Senior Funder Representatives and the Consortium, SARB, Good Bank and African Bank agreed to reduce the amount of the Good Bank Indemnity from ZAR5 billion to ZAR3 billion. It was also agreed that the Good Bank Indemnity would expire on the eighth anniversary of

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the Transaction Effective Date, whereas the Information Memorandum was drafted on the assumption that the Good Bank Indemnity would be perpetual in nature;

(iii)                               the acquisition of Stangen by African Bank did not proceed as a result of non-fulfilment of suspensive conditions and the management of African Bank and Good Bank embarked on the implementation of a cell captive insurance arrangement (for further detail see section 4.5 below);

(iv)                              the New NCR Regulations were published; and

(v)                                 as part of the ongoing process of reviewing and updating the Base Case assumptions and the Base Case Forecasts, it has been decided (after consultation with the Senior Funder Representatives and the Subordinated Funder Representatives) to include the Senior Cash Payment and the Subordinated Cash Payment as a new feature of the Exchange Offers. A return of cash to participating funding creditors as part of the Exchange Offers will reduce the aggregate nominal amount of the New Debt Instruments in Good Bank, as well as the amount of cash to be transferred by Residual Bank to Good Bank on the Transaction Effective Date (the Top-Up Cash Amount), by roughly 10%.

A supplementary memorandum was published on 8 December 2015 to inform interested parties about the developments listed above and to explain the impact thereof on the information previously contained in the Information Memorandum.

In addition, relevant financial information and prospective financial information previously included in the Information Memorandum based on an illustrative Transaction Effective Date of 1 October 2015 were updated in the supplementary memorandum to take the actual FY15 financial results into account and to prepare forecasts based on an assumed Transaction Effective Date of 1 April 2016.

Interested parties were allowed up until 8 January 2016 to provide input in respect of the revised financial forecasts and the new proposed cash back offer. A copy of the supplementary memorandum can be downloaded at www.africanbank.co.za/about-us/investors.

2.4                                                           Launch of Exchange Offers

The Curator has engaged with the Registrar of Banks following the developments referred to in section 2.3 above and has been directed to proceed with the African Bank Restructuring on the basis set out in section 3 of this Offer Information Memorandum.

The only material amendment that has been made to the terms of the Exchange Offers as described in the Information Memorandum on 9 September 2015 is that:

•                                Senior Funders and Other Senior Creditors whose instruments are exchanged will now: (i) exchange 80% of their claim amount against African Bank for New Senior Debt Instruments (previously 90%); and (ii) receive a Senior Cash Payment as part of the settlement mechanism of the Senior Exchange Offer; and

•                                Subordinated Funders whose instruments are exchanged: (i) will now receive a Subordinated Cash Payment which effectively represents their respective proportionate shares in ZAR165 million (previously there was no

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cash component); and (ii) their proportionate share of the New Subordinated Debt Instruments and/or New HoldCo Shares will be calculated with reference to a new aggregate threshold of ZAR1.485 billion (previously ZAR1.65 billion).

2.5                                                           Effect of Exchange Offers

The Exchange Offers provide the opportunity to:

•                                Senior Funders to exchange their existing claims in African Bank for New Senior Debt Instruments issued by a well-capitalised and well-funded Good Bank, Senior Stub Instruments in Residual Bank and a Senior Cash Payment. In the case of Serviced Instruments only, a Coupon Service Payment will also be made, effectively servicing 90% of the interest accrued during Curatorship.  Holders of Rolled-Up Instruments will not receive a Coupon Service Payment, but 90% of interest accrued in the ordinary course as at the Transaction Effective Date will be settled by: (i) the inclusion and capitalisation of 80% thereof in the nominal amount of the corresponding New Senior Debt Instrument issued by Good Bank; and (ii) the inclusion of 10% of such accrued interest in the Senior Cash Payment;

•                                Subordinated Funders to: (i) exchange the Transferable Portion of their Existing Subordinated Debt Instruments for New Subordinated Debt Instruments and/or New HoldCo Shares; (ii) exchange the Remaining Portion of their existing claims for Subordinated Stub Instruments; and (iii) receive the Subordinated Cash Payment.

The detail of the various Exchange Offers is contained in the Applicable Offer Documents. Section 3 below provides an overall summary of the African Bank Restructuring, including the various Exchange Offers.

2.6                                                           Contents of Offer Information Memorandum

This Offer Information Memorandum contains general information relevant to all Exchange Offers and is sub-divided into the following sections:

•                                section 3 provides a general overview of the African Bank Restructuring;

•                                section 4 contains information about Good Bank; and

•                                section 5 contains information about Residual Bank.

Four Annexures are attached to this document:

•                                Annexure A contains financial information in respect of African Bank and Good Bank;

•                                Annexure B contains a liquidation analysis that illustrates the projected impact on creditors if the African Bank Restructuring does not proceed and African Bank commences a winding up process on 1 April 2016;

•                                Annexure C contains updated illustrative examples of the effect of the Exchange Offers on different Existing Debt Instruments; and

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•                                Annexure D highlights certain risk factors that should be taken into account when the Exchange Offers are considered.

This Offer Information Memorandum is an annexure to the Applicable Offer Documents and must be read in conjunction with, and subject to, the Applicable Offer Documents. The Applicable Offer Documents contain a timetable for the relevant Exchange Offers as well as an explanation of the steps that must be taken by funders and Other Senior Creditors who wish to participate in the Exchange Offers.

If there is any inconsistency between the contents of this Offer Information Memorandum and the Applicable Offer Documents, the contents of the Applicable Offer Documents shall prevail.

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3.                            THE AFRICAN BANK RESTRUCTURING

The African Bank Restructuring entails:

(i)                           the creation of Good Bank to acquire the Good Bank Business (including the Retail Deposit Obligations and Operational Liabilities). All contracts of employment will be transferred to Good Bank on the Transaction Effective Date; and

(ii)                        the settlement of participating Senior Funders, Other Senior Creditors and Subordinated Funders through an Exchange Offer process that will result in them acquiring New Debt Instruments in Good Bank and Stub Instruments in Residual Bank, together with certain cash payments.

For illustrative examples of the impact of the Exchange Offers on different debt instruments, please refer to Annexure C.

The end result of the African Bank Restructuring is illustrated by the organogram below:

3.1                                                           Executive summary

The salient terms of the African Bank Restructuring can be summarised as follows:

3.1.1                                                                                      New HoldCo Group

The New HoldCo Group will be established comprising: (i) New HoldCo as the new group holding company; (ii) InsureCo as the holder of the Cell Captive Shares; and (iii) Good Bank, which will acquire the Good Bank Business from African Bank.

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3.1.2                                                                                      Capitalisation

The Consortium will, shortly before the Transaction Effective Date and subject to the Suspensive Condition in section 3.7.7, capitalise New HoldCo with ZAR10 billion of equity in the following proportions:

•                                                   SARB: ZAR5 billion;

•                                                   GEPF: ZAR2.5 billion;

•                                                   Absa Bank Limited: ZAR495 million;

•                                                   Nedbank Limited: ZAR410 million;

•                                                   FirstRand Bank Limited: ZAR655 million;

•                                                   Investec Bank Limited: ZAR245 million;

•                                                   The Standard Bank of South Africa Limited: ZAR595 million; and

•                                                   Capitec Bank Limited: ZAR100 million.

This equity capital will enable New HoldCo to capitalise Good Bank with an equivalent ZAR10 billion by the Transaction Effective Date.

3.1.3                                                                                      Exchange Offers

The Exchange Offers will, upon implementation, have the following effect for those funders who support the Exchange Offers or who are exchanged by Extraordinary Resolution:

•                                                   Existing Senior Debt Instruments and Other Senior Claims will be exchanged for New Senior Debt Instruments in Good Bank, Senior Stub Instruments in Residual Bank and a Senior Cash Payment. In addition, holders of Serviced Instruments that are exchanged will receive a Coupon Service Payment;

•                                                   Existing Subordinated Debt Instruments will be exchanged for: (i) New Subordinated Debt Instruments and/or New HoldCo Shares in respect of the Transferable Portion (as the relevant Subordinated Funder may elect); and (ii) a Subordinated Stub Instrument in respect of the Remaining Portion. In addition, African Bank will pay the Subordinated Cash Payment to those Subordinated Funders whose instruments are exchanged; and

•                                                   Exchanged Funders will retain no further claims of any nature whatsoever in relation to their Exchanged Debt Instruments against the Relevant Persons.

All Exchange Offers will be conditional upon the African Bank Restructuring becoming unconditional and will be implemented on the Settlement Date(s).  In addition, the Subordinated Exchange Offer will be subject to the suspensive condition referred to in section 3.4.3 below.

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African Bank will apply to delist any of its EMTNs still in issue and not exchanged pursuant to the Exchange Offers on or shortly after the Final Settlement Date. African Bank will also seek approval from holders of African Bank DMTNs for the deregistration of the African Bank DMTN Programme together with a delisting of all remaining DMTNs still in issue. If approved, the delisting will be effected on or about the Transaction Effective Date.

3.1.4                                                                                      Transfer of the Good Bank Business

Good Bank will acquire the Good Bank Business from African Bank on the Transaction Effective Date.

The Sale of Business Agreement provides for:

•                                                   the transfer of the Good Book;

•                                                   the transfer of the Operational Assets and Operational Contracts;

•                                                   the transfer of the Top-Up Cash Amount;

•                                                   the assumption by Good Bank of the Retail Deposit Obligations and Operational Liabilities; and

•                                                   the issue by Good Bank of New Senior Debt Instruments and New Subordinated Debt Instruments in consideration for the acquisition of the Good Bank Business.

After implementation of the sale (and particularly the issue of the New Debt Instruments to African Bank), African Bank will be in a position to discharge its settlement obligations in terms of the Exchange Offers.

3.1.5                                                                                      SARB Support

SARB will financially support the African Bank Restructuring by:

•                                                   subscribing for ZAR5 billion of equity in New HoldCo (subject to various Suspensive Conditions, including Ministerial consent);

•                                                   providing the SARB Transaction Loan to African Bank to enable African Bank to pay its various Transaction Effective Date expenses as discussed in section 5.1.3.3 below, to the extent that African Bank’s own cash resources are insufficient; and

•                                                   providing the SARB Indemnity Facility to Residual Bank and guaranteeing the obligations of Residual Bank under the Good Bank Indemnity. The maximum contingent exposure of SARB in terms of the SARB Indemnity Facility and the Good Bank Indemnity combined is ZAR3 billion.

3.1.6                                                                                      Collection of Residual Book

After the Transaction Effective Date, Residual Bank will retain the Residual Book and distribute collection proceeds to its creditors in accordance with the Distribution Waterfall.

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Based on various assumptions, the Residual Run-Off Analysis currently forecasts: (i) a reasonable prospect of a portion of the claims of unsubordinated creditors of Residual Bank being paid if no claim is made under the Good Bank Indemnity; and (ii) no reasonable prospect of any distributions to unsubordinated creditors if the Good Bank Indemnity is called in full. Actual recoveries will however depend, amongst other things, on the collection profile of the Residual Book. Please refer to section 5 below for further detail about the Residual Run-Off Analysis.

Good Bank will be appointed to collect the Residual Book in return for a market related fee - see section 5.2.2 below for more detail.

3.1.7                                                                                      Suspensive Conditions

The Exchange Offers and the Sale of Business Agreement are subject to the suspensive conditions listed in section 3.7 below (which include Ministerial consent in terms of the Banks Act and the SARB Act).

The Subordinated Exchange Offers are subject to the further suspensive condition referred to in section 3.4.3 below. The African Bank Restructuring may proceed without the implementation of the Subordinated Exchange Offers if the relevant condition is not fulfilled.

3.2                                                           Sale of Good Bank Business

3.2.1                                                                                      Assets and Liabilities Transferred

African Bank will sell, assign and transfer the following contracts, assets and liabilities to Good Bank on the Transaction Effective Date:

•                                                   the Good Book;

•                                                   the Operational Assets and Operational Contracts;

•                                                   the Top-Up Cash Amount; and

•                                                   the Retail Deposit Obligations and Operational Liabilities, all of which will be transferred without compromise, reduction or amendment.

3.2.2                                                                                      Purchase Consideration: Assumption of liabilities and issue of New Debt Instruments

Good Bank will, in consideration for acquiring the assets listed above: (i) assume 100% of the Retail Deposit Obligations and Operational Liabilities; and (ii) issue to African Bank a range of New Senior Debt Instruments and New Subordinated Debt Instruments.

The New Debt Instruments will be issued on the Transaction Effective Date and will be delivered to Exchanged Funders on the Settlement Date(s).

Interest on the New Subordinated Debt Instruments will accrue from (and including) 1 December 2015 and all accrued interest as at but excluding the Transaction Effective Date will be paid by Good Bank in full on the Transaction

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Effective Date. If payment of such accrued interest is not made or procured to the relevant clearing systems or Exchanged Funder, as the case may be, on the Transaction Effective Date, interest at JIBAR shall accrue with effect from (and including) the Transaction Effective Date up until (but excluding) the date on which payment is made to the relevant clearing system or Exchanged Funder (as the case may be), and shall be payable by Residual Bank.

Interest on all other New Debt Instruments will accrue from (and including) the Transaction Effective Date.

3.2.2.1                                                                                                                  New Senior Debt Instruments

Upon implementation of the Sale of Business Agreement, Good Bank will issue New Senior Debt Instruments corresponding to each Existing Senior Debt Instrument in African Bank, regardless of whether the relevant Existing Senior Debt Instruments will be exchanged or not. As a result, Residual Bank may retain some New Senior Debt Instruments after settlement of the Senior Exchange Offers if less than 100% of the Existing Senior Debt Instruments are exchanged. Good Bank will however only issue a New Senior Debt Instrument in respect of an Other Senior Claim if the relevant creditor accepts the Senior Exchange Offer.

3.2.2.2                                                                                                                  New Subordinated Debt Instruments

Good Bank will only issue New Subordinated Debt Instruments in respect of those Existing Subordinated Debt Instruments that will be exchanged in terms of the Subordinated Exchange Offer for New Subordinated Debt Instruments, rounded up to the nearest million. Residual Bank will therefore not retain any significant portion of the New Subordinated Debt Instruments after settlement of the Subordinated Exchange Offer because all New Subordinated Debt Instruments (excluding any portion resulting from the rounding up of the aggregate nominal value of the New Subordinated Debt Instrument) will be delivered to the relevant Exchanged Funders.

3.2.3                                                                                      Top-Up Cash Amount

African Bank is obliged to transfer the Top-Up Cash Amount to Good Bank as part of the transfer of the Good Bank Business. The Top-Up Cash Amount, together with the ZAR10 billion equity contributed by the Consortium, will result in Good Bank having a highly liquid opening balance sheet as at the Transaction Effective Date - see section 4.7.1 below.

The Top-Up Cash Amount is calculated as the amount by which:

•                                the aggregate Face Value of the liabilities issued, and the total amount outstanding in respect of the liabilities assumed, by Good Bank as at the Transaction Effective Date (Adjusted For CPI in the case of Index-Linked Instruments); exceeds

•                                the IFRS fair value of the Good Book, Operational Assets and the goodwill attaching to the Good Bank Business.

In the Base Case Forecasts it is forecast that the Top-Up Cash Amount will be ZAR7.8 billion as at the Transaction Effective Date (“the Provisional Top-Up Cash Amount”). This excludes forecast collateral cash of approximately ZAR5.0 billion held in terms of the Hedging Arrangements and forecast Statutory Assets of approximately ZAR3.2 billion (before adjusting for surplus statutory assets held on the formation of Good Bank), which will also be

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transferred to Good Bank as part of the Operational Assets. The Provisional Top-Up Cash Amount will be reviewed by Good Bank and Residual Bank after the transfer of the Good Bank Business and in the case of a shortfall, Residual Bank will supplement the Provisional Top-Up Cash Amount with further cash. Likewise, if the Provisional Top-Up Cash Amount exceeds the final Top-Up Cash Amount, Good Bank will pay the appropriate refund to Residual Bank.

The Top-Up Cash Amount and the various other Transaction Effective Date expenses and obligations will be funded from African Bank’s own cash resources and the shortfall will be drawn from the SARB Transaction Loan (see section 5.1.3.3).

The assets transferred to Good Bank plus the strong opening cash balance (i.e. the sum total of the Top-Up Cash Amount and the ZAR10 billion Consortium equity) will afford Good Bank a reasonable prospect of achieving the CET Target, based on the Base Case Forecasts discussed in section 4.7.2 below.

3.2.4                                                                                      Staff members

All African Bank staff members as at the Transaction Effective Date will be transferred to Good Bank in terms of section 197 of the Labour Relations Act 66 of 1995 (as amended). The effect of section 197 is that:

•                                all staff members are automatically transferred to Good Bank on their existing terms of appointment and Good Bank is substituted in the place of African Bank in respect of all contracts of employment in existence immediately before the date of transfer. Staff members will be transferred to Good Bank without the need for new employment contracts between the staff members and Good Bank, and the consent of the employee is not a requirement to effect such a transfer; and

•                                all the rights and obligations between the old employer (African Bank) and an employee, and anything done before the Transaction Effective Date by or in relation to the old employer (African Bank) is considered to have been done by or in relation to the new employer (Good Bank). The transfer does not interrupt an employee’s continuity of employment.

Staff members do not have to take any action to participate in the African Bank Restructuring as their transfer to Good Bank will occur automatically by operation of law. Good Bank will, as part of the Operational Liabilities, assume 100% of the leave, severance pay and other obligations accrued for the benefit of staff since the original dates of commencement of their employment at African Bank.

3.2.5                                                                                      Retail Depositors

All Retail Deposit Obligations will be automatically transferred to Good Bank on the Transaction Effective Date in terms of sections 69(2C) and 54 of the Banks Act. No consent or further action is required from Retail Depositors to effect the transfer of their Retail Deposits from African Bank to Good Bank.

From the perspective of a Retail Depositor, all rights and obligations in terms of the relevant Retail Deposit will continue in effect after the Transaction Effective Date, un-amended and as if the relevant Retail Deposit was placed with Good Bank from day one. A Retail Depositor will not retain any rights against African Bank and his only recourse in respect of the Retail Deposit will be against Good Bank.

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If the African Bank Restructuring fails and African Bank is subjected to a winding-up process, then SARB will offer to acquire all the Retail Deposit Obligations at the relevant amount outstanding (i.e. they will effectively be repaid in full by SARB).

3.2.6                                                                                      Operational Creditors

The Operational Liabilities and Operational Contracts will be transferred to Good Bank on the Transaction Effective Date in terms of sections 69(2C) and 54 of the Banks Act. No consent or further action is required from these Operational Creditors to effect the transfer and assignment of their Operational Contracts from African Bank to Good Bank. The Operational Liabilities and Operational Contracts will transfer without any amendment to their terms as at the Transaction Effective Date.

If the African Bank Restructuring fails and African Bank is subjected to a winding-up process, then Operational Creditors will rank pari passu with all other unsubordinated creditors of African Bank (please see Annexure B for the winding-up analysis).

3.3                                                           Senior Exchange Offers

3.3.1                                                                                      Process

Before the Transaction Effective Date, African Bank will invite all Senior Funders and Other Senior Creditors to participate in the Senior Exchange Offers on the basis set out in the relevant Exchange Offer Documents addressed to each group.

In the case of Senior DMTNs and Senior EMTNs, African Bank will seek the support of Senior Funders for the relevant Senior Exchange Offers through a one-on-one exchange offer process coupled with senior noteholder meetings on a series by series basis. If the majority required for an Extraordinary Resolution in any series of African Bank DMTNs or EMTNs:

•                                votes in favour of the Extraordinary Resolution, then all the notes in the relevant series will be exchanged under the same terms as the Senior Exchange Offer;

•                                do not vote in favour of the Extraordinary Resolution, then only Existing Senior Debt Instruments in respect of which the Senior Exchange Offer was accepted, will be exchanged and discharged in the manner set out below.

Senior Exchange Offers in respect of Senior Bilateral Corporate Deposits, the Facility Debt and the Other Senior Claims (if any) will be facilitated by African Bank on a one-on-one basis and will require the relevant funder’s or creditor’s support. Where a Senior Bilateral Corporate Deposit is held in the STRATE system, the Senior Exchange Offer in respect of such deposit will be made through the STRATE system.

The New Senior Debt Instruments and Senior Stub Instruments are only available for issue in jurisdictions in which, and to persons to whom, it is lawful to offer and issue the relevant instruments under applicable laws.

Please refer to the Applicable Offer Documents for more detail about the Senior Exchange Offer process.

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3.3.2                                                                                      Senior Exchange Offer conditions

No Senior Exchange Offer will be implemented, and no Existing Senior Debt Instrument will be exchanged, unless the suspensive conditions listed in section 3.7 below are timeously fulfilled.

3.3.3                                                                                      Effect of Senior Exchange Offer

3.3.3.1                                                                                                                  Full Settlement and Discharge

On implementation of a Senior Exchange Offer, African Bank will fully and finally discharge all of its obligations in terms of the relevant Existing Senior Debt Instrument or Other Senior Claim, as the case may be, by delivering the following assets and cash to the Senior Funder or Other Senior Creditor, as the case may be, on the Settlement Date(s):

•                                a New Senior Debt Instrument;

•                                subject to certain eligibility criteria, a Senior Stub Instrument in Residual Bank (for the avoidance of doubt: if eligibility criteria are not met, the relevant Existing Senior Debt Instrument will still be exchanged and discharged in full through the delivery of the other assets and cash contemplated in this section 3.3.3.1);

•                                a Senior Cash Payment; and

•                                in respect of Serviced Instruments only, a Coupon Service Payment.

Holders of Rolled-Up Instruments will not receive a Coupon Service Payment (even if they are exchanged), but 90% of the interest accrued but unpaid on Rolled-Up Instruments as at the Transaction Effective Date will be settled by: (i) the inclusion and capitalisation of 80% of accrued interest in the nominal amount of the corresponding New Senior Debt Instrument issued by Good Bank; and (ii) the inclusion of 10% of accrued but unpaid interest in the Senior Cash Payment.

Holders of Existing Senior Debt Instruments that are not exchanged will not receive any instruments or payments, but will retain their Existing Senior Debt Instruments in Residual Bank (please see section 3.6 below).

If the Payment Date in respect of a Senior Cash Payment or Coupon Service Payment (if applicable) occurs after the Transaction Effective Date, then the relevant amount (excluding, for the avoidance of doubt, any portion deducted and retained in respect of Senior Advisory Fees) shall accrue interest at JIBAR (or in the case of USD denominated EMTNs at LIBOR, or in the case of CHF denominated EMTNs at 0%) with effect from (and including) the Transaction Effective Date up to (but excluding) the Payment Date.

On implementation of the Senior Exchange Offer in respect of Exchanged Debt Instruments, such Exchanged Debt Instruments will be deemed to have been finally settled and discharged by African Bank and they will be cancelled without any further claim thereunder.

3.3.3.2                                                                                                                  Waiver and Release

A Senior Funder (or Other Senior Creditor, as the case may be) who makes or accepts a Senior Exchange Offer, or who votes in favour of an Extraordinary Resolution will be deemed to have -

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•                                released, to the fullest extent permitted by law, each Relevant Person from all and any claims and/or liabilities of whatsoever nature in relation to or in connection with the African Bank Restructuring (or any part thereof, including the Senior Exchange Offers) and/or its Existing Senior Debt Instruments (or Other Senior Claims, as the case may be), including its decision to invest in or acquire its Existing Senior Debt Instruments or Other Senior Claims, as the case may be, howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements and errors prior to, during or after Curatorship, including those that may have affected the value of the Existing Senior Debt Instruments or Other Senior Claims, as the case may be;

•                                waived, to the fullest extent permitted by law, all rights and entitlement it may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the African Bank Restructuring (or any part thereof, including the Senior Exchange Offers) and/or its Existing Senior Debt Instruments or Other Senior Claims, as the case may be, including its decision to invest in or acquire its Existing Senior Debt Instruments or Other Senior Claims, as the case may be, howsoever such right or entitlement might arise and including actions, omissions, misstatements and errors prior to, during or after Curatorship, including those that may have affected the value of the Existing Senior Debt Instruments (or Other Senior Claims, as the case may be);

•                                if its Existing Senior Debt Instruments or Other Senior Claims, as the case may be, are exchanged in the Senior Exchange Offers, waived any and all events of default (howsoever described or arising) in respect of the relevant Existing Senior Debt Instruments; and

•                                if its Existing Senior Debt Instruments or Other Senior Claims, as the case may be, are exchanged in the Senior Exchange Offers, waived, to the fullest extent permitted by law, all its rights, title and interest to and claims in respect of such Existing Senior Debt Instruments or Other Senior Claims, as the case may be.

Please refer to the Applicable Offer Documents for the detailed terms of the waiver and release.

3.3.4                                                                                      Senior Advisory Services and Fees

The Senior Funder Representatives have appointed White & Case to render legal advice in respect of the African Bank Restructuring and its impact on Senior Funders in particular. White & Case has reviewed the Information Memorandum as well as the Applicable Offer Documents affecting the Existing Senior Debt Instruments and have provided input thereon to the Curator.

3.3.4.1                                                                                                                  Contact Details

White & Case can be contacted at:

Telephone Number: +2711 341 4017

Email address: jcoetzer@whitecase.com

Attention: Joz Coetzer

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3.3.4.2                                                                                                                  Settlement of Senior Advisory Fees

The Senior Advisory Fees will be borne and paid in the Participation Percentages by all Senior Funders whose Existing Senior Debt Instruments are exchanged in terms of the Senior Exchange Offer (including, for the avoidance of doubt, Senior Funders whose Existing Senior Debt Instruments are exchanged by Extraordinary Resolution). The Senior Advisory Fees shall not exceed ZAR16.5 million plus VAT and applicable disbursements.

Senior Advisory Fees will be settled and discharged in terms of the Senior Exchange Offer in the following manner:

•                                Serviced Instruments: the Participation Percentage of the Senior Advisory Fees attributable to each Serviced Instrument exchanged will be deducted as part of the Coupon Service Payment calculation (see Annexure C as well as the definition of Coupon Service Payment in section 1 above). African Bank will pay the aggregate amount deducted as part of the calculation of the Coupon Service Payment to White & Case shortly after the Final Settlement Date;

•                                Rolled-Up Instruments: the Participation Percentage of the Senior Advisory Fees attributable to each Rolled-Up Instrument exchanged in terms of the Senior Exchange Offer will be deducted from the Senior Cash Payment due in respect of each Rolled-Up Instrument. African Bank will pay the aggregate amount deducted from the Senior Cash Payment to White & Case shortly after the Final Settlement Date.

Existing Senior Debt Instruments that are not exchanged in terms of the Senior Exchange Offer will not bear any portion of the Senior Advisory Fees. Holders of Other Senior Claims will also not bear any portion of the Senior Advisory Fees, whether they exchange their claims or not.

3.3.5                                                                                      Terms of New Senior Debt Instruments in Good Bank

Please refer to the contents of the Applicable Offer Documents for a comprehensive recordal of the general and specific terms that will attach to your New Senior Debt Instruments if you participate in the Senior Exchange Offer. The remaining content of this section 3.3.5 is intended only as an explanatory guide to the principles applicable to the African Bank Restructuring.

3.3.5.1                                                                                                                  New Senior Debt Instruments delivered in exchange for Existing Senior Debt Instruments (other than Index-Linked Instruments)

The principal economic terms (including interest rate and interest period duration) of the New Senior Debt Instruments issued by Good Bank will correspond with the economic terms of the Existing Senior Debt Instruments in African Bank, save that:

•                                in determining the nominal amount of a particular New Senior Debt Instrument, a 20% reduction shall be applied to the corresponding Existing Senior Debt Instrument as at the Transaction Effective Date;

•                                the final repayment date of each New Senior Debt Instrument shall be the original contractual maturity date of the relevant exchanged Existing Senior Debt Instrument (i.e. in the ordinary course without acceleration), extended by the sum of (i) the number of days in the Interim Period; and (ii) 24 months (please refer to Annexure C for illustrative examples of the application of this extension to various instruments); and

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•                                the interest payment dates of a New Senior Debt Instrument will be aligned to the maturity date to ensure that the last interest period of the relevant New Senior Debt Instrument is a full unbroken period.  The duration of the interest periods will however remain the same as those that applied to the corresponding Exchanged Debt Instrument.

The nominal amount of a New Senior Debt Instrument shall be:

•                                in respect of a New Senior Debt Instrument being delivered in exchange for a Serviced Instrument which is not a Capitalised Call Deposit: 80% of the capital or nominal amount of the Serviced Instrument as at the Transaction Effective Date (i.e. exclusive of any capitalised, penalty and other forms of interest);

•                                in respect of a New Senior Debt Instrument being delivered in exchange for a Serviced Instrument which is a Capitalised Call Deposit: 80% of the Face Value of the Serviced Instrument on (and including) the Last IPD. This effectively results in 80% of interest accrued and capitalised on a Capitalised Call Deposit up until (and including) the Last IPD being included in the nominal amount of the corresponding New Senior Debt Instrument; and

•                                in respect of a New Senior Debt Instrument issued in respect of a Rolled-Up Instrument: 80% of the total amount outstanding in respect of the Rolled-Up Instrument on the day immediately preceding the Transaction Effective Date (i.e. including 80% of accrued interest).

Each New Senior Debt Instrument will correspond to the nature and principal economic terms of an Existing Senior Debt Instrument. For example, a Senior DMTN will be exchanged for a new senior DMTN issued in terms of the new Good Bank DMTN programme. The senior DMTN in Good Bank will have the same interest rate and interest period duration as the corresponding DMTN in African Bank, but:

•                  the nominal value of the Good Bank DMTN will be 80% of the nominal value of the African Bank DMTN (i.e. exclusive of any form of capitalised or un-capitalised interest) as at the Transaction Effective Date; and

•                  the maturity date of the Good Bank DMTN will be the ordinary course maturity date that applied to the corresponding African Bank DMTN (without acceleration), extended by the sum of: (i) the number of days in the Interim Period; and (ii) 24 months. The interest payment dates of the new Good Bank DMTN will be aligned to the new extended maturity date of the instrument.

As another example, a PN which is a Rolled-Up Instrument will be exchanged for a corresponding coupon accumulating PN in Good Bank on the relevant Settlement Date. The same principles as set out above will apply to the new PN in Good Bank except that the nominal value will be 80% of the Face Value immediately before the Transaction Effective Date. Accordingly, 80% of the interest accrued on the existing African Bank PN in the ordinary course (excluding penalty or default interest) will be included in the nominal value of the new Good Bank PN because no Coupon Service Payment will be made in respect of Rolled-Up Instruments.

In the case of Facility Debt however, the nature of the instrument shall change from a contractual term loan to a corporate deposit. In the case of Capitalised Call Deposits, the nature of the instruments shall change to fixed term deposits in respect of which all capital will be repayable on the First Maturity Date and all accrued interest will be paid monthly with effect from the Transaction Effective Date.

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Worked examples illustrating the calculation of the nominal value of New Senior Debt Instruments (Rolled-Up Instruments and Serviced Instruments respectively) are attached hereto as Annexure C. The same transaction principles are applied uniformly to all Existing Senior Debt Instruments, save that 90% of the coupon accrued in respect of Serviced Instruments since the Last IPD (less the Participation Percentage of Senior Advisory Fees) will be settled by African Bank in cash on the Payment Date in the form of the Coupon Service Payment (as opposed to Rolled-Up Instruments where 80% of interest accrued in the ordinary course will be included in the nominal amount of the corresponding New Senior Debt Instrument and 10% of interest accrued in the ordinary course will be included in the Senior Cash Payment).

The non-economic terms of each category of New Senior Debt Instruments will be regulated by a new set of common terms prescribed by Good Bank and applicable to each category of New Senior Debt Instrument (e.g. there will be a new DMTN programme and a new EMTN programme in Good Bank and there will be a consolidated set of general terms for each category of Bilateral Corporate Deposit - see the relevant Exchange Offer Document for more detail).

3.3.5.2                                                                                                                  New Senior Debt Instruments delivered in exchange for Existing Senior Debt Instruments that are Index-Linked Instruments

The general principles in section 3.3.5.1 above will be applied, in the case of Index-Linked Instruments, as follows:

•                                the relevant New Senior Debt Instrument will also be an Index-Linked Instrument;

•                                the Base CPI of the New Senior Debt Instrument will be the same as the Base CPI that applied to the relevant Existing Senior Debt Instrument, as adjusted to accommodate the rebasing of the indexes to 100 as at December 2012 (as set out in the information note published by Statistics South Africa on 21 January 2013). By using the historic Base CPI as the reference point for the New Senior Debt Instruments, the relevant holder will effectively retain exposure to 80% of the change in inflation since the original issue date of the Existing Senior Debt Instrument. In other words, when interest and final redemption amounts are calculated for the New Senior Debt Instrument, the new 80% nominal amount will be divided by the historic Base CPI and then Adjusted For CPI for the relevant period;

•                                the nominal amount of the New Senior Debt Instrument will be 80% of the “Nominal Amount” as defined in the Existing Senior Debt Instrument, being the agreed reference amount used to calculate:

•                                the final redemption amount of the Index-Linked Instrument (the nominal amount, divided by the historic Base CPI and then Adjusted For CPI for the relevant period, equals the maturity value of the instrument); and

•                                regular interest payments (i.e. interest is calculated for each period with reference to the nominal amount divided by the historic Base CPI and then Adjusted For CPI for the relevant period);

•                                the maturity date will be the original contractually agreed maturity date of the Existing Senior Debt Instrument (in the ordinary course without acceleration), extended by the sum of: (i) the number of days in the Interim Period; and (ii) 24 months;

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•                                interest payment dates will be aligned to the maturity date of the New Senior Debt Instrument (but the duration of the interest period will not be affected); and

•                                all other economic terms (such as interest rate, and calculation methodologies) will remain the same as those that applied to the Existing Senior Debt Instrument.

Annexure C contains illustrative examples of the New Senior Debt Instruments that will be issued in relation to existing Index-Linked Instruments that are exchanged in terms of the Senior Exchange Offer.

3.3.5.3                                                                                                                  New Senior Debt Instruments delivered in exchange for Other Senior Claims (if any)

If any Other Senior Claim arises before the date on which the Curator submits his final report to the Minister (which is currently expected to occur on or around 2 March 2016), then the Curator will make a Senior Exchange Offer to the Other Senior Creditor on the same basis mutatis mutandis as the Senior Exchange Offer made to the Senior Funders (i.e. the Other Senior Creditor will receive a New Senior Debt Instrument, a Senior Stub Instrument and a Senior Cash Payment).

In making a Senior Exchange Offer to a particular Other Senior Creditor, the Curator will assess the quantum, due date, suitable interest rate (if any) and other relevant terms of the Other Senior Claim and will endeavour to reach agreement with the relevant Other Senior Creditor in this regard. If agreement or settlement cannot be reached, then the Curator, acting reasonably and in good faith, will determine the quantum, due date, interest rate and other relevant terms of the Other Senior Claim and the relevant Senior Exchange Offer will be based on the Curator’s assessment of these terms.

The quantum of an Other Senior Claim (as agreed or determined by the Curator) is referred to in this document as the “Principal Amount” of such Other Senior Claim. An Other Senior Claim will be exchanged for a New Senior Debt Instrument that:

•                                constitutes a fixed term deposit with a capital or principal amount equal to 80% of the Principal Amount of the Other Senior Claim;

•                                accrues interest with effect from the Transaction Effective Date at the inherent contractual interest rate applicable to the Other Senior Claim (if any),  unless otherwise determined by the Curator acting reasonably and in good faith;

•                                will be serviced in such manner and on such dates as agreed with the relevant Other Senior Creditor before the Senior Exchange Offer is made, or otherwise in a manner determined by the Curator acting reasonably and in good faith; and

•                                will have a final repayment date determined by extending the original contractual maturity date of the Other Senior Claim (as agreed with the Other Senior Creditor or determined by the Curator acting reasonably and in good faith) by the sum total of: (i) the number of days in the Interim Period; and (ii) 24 months.

In addition to the New Senior Debt Instrument, the Other Senior Creditor will also receive a Senior Stub Instrument and a Senior Cash Payment.

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3.3.5.4                                                                                                                  Exceptions where no New Senior Debt Instruments will be issued, and/or where New Senior Debt Instruments with a nominal amount of less than 80% of the capital of the Existing Senior Debt Instrument will be issued

Since the Curatorship Date the Curator has, in a few limited instances, exercised his powers in terms of section 69 of the Banks Act to repay all or a portion of the Bilateral Corporate Deposits held by certain Senior Funders (“Reduced Instruments”). In each of these instances, the Curator deemed the relevant payment commercially justifiable and reasonable in the circumstances.

One such an example was the return of approximately ZAR180 million to Stangen in respect of its Bilateral Corporate Deposit of approximately ZAR572 million with African Bank. The payment was required to reduce the risk of Stangen not meeting its regulatory asset spread requirements at a time when it was still envisaged that Stangen would form part of the New HoldCo Group. Approximately ZAR40 million of the amount repaid has since been re-deposited by Stangen with the Bank. The Curator at the time held the view that the continued financial viability of Stangen was in the best interest of the African Bank Restructuring, the Good Bank Business and therefore creditors in general, especially in light of the role envisaged for Stangen in the New HoldCo Group at that time (please refer to the Information Memorandum which explains the role previously envisaged for Stangen in the New HoldCo Group).

Senior Exchange Offers will be made to the holders of Reduced Instruments based on the same principles as set out above in section 3.3.5.1. The amount outstanding in respect of Reduced Instruments as at the Curatorship Date will be reduced by 10% and the Senior Cash Payment and Coupon Service Payment will be calculated accordingly. Thereafter, any amount already repaid in respect of the Reduced Instrument:

•                                shall firstly reduce or discharge any Coupon Service Payment that would otherwise have been due (such Coupon Service Payment being calculated based on the actual balance of the claim outstanding on a daily basis during Curatorship, taking the 10% reduction and the early repayment into account);

•                                thereafter the Senior Cash Payment shall be reduced or discharged; and

•                                to the extent that the amount already repaid exceeds both the Coupon Service Payment and the Senior Cash Payment that would otherwise be due, the remaining excess shall firstly reduce the nominal value of the New Senior Debt Instrument to be issued by Good Bank and thereafter the nominal value of the Senior Stub Instrument.

3.3.6                                                                                      Terms of Senior Stub Instruments in Residual Bank

Please refer to the contents of the Applicable Offer Documents for a comprehensive recordal of the general and specific terms that will attach to your New Senior Stub Instruments if you participate in a Senior Exchange Offer. The remaining content of this section 3.3.6 is intended only as an explanatory guide to the principles applicable to the African Bank Restructuring.

A Senior Stub Instrument shall:

•                                have a nominal value equal to 10% of the Face Value of the relevant Existing Senior Debt Instrument (or Principal Amount of the Other Senior Claim, if applicable) on the day immediately preceding the Curatorship

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Date. In the case of Other Senior Claims, the Principal Amount shall be the amount as agreed with the Curator, or determined by the Curator acting reasonably and in good faith (see section 3.3.5.3 above). In the case of Index-Linked Instruments, the nominal value of the Senior Stub Instrument will be 10% of the Face Value of the corresponding Index-Linked Instrument on the day immediately preceding the Curatorship Date, Adjusted For CPI;

•                                constitute an unsecured, unlisted claim against African Bank;

•                                constitute an obligation to pay a ZAR amount (i.e. African Bank will not assume any foreign currency risk in respect of any Senior Stub Instruments). Foreign currency amounts will be converted to ZAR at the spot rate applicable on the last business day preceding the Curatorship Date;

•                                accrue interest at a rate of JIBAR plus 300 basis points (capitalised quarterly) with effect from the Curatorship Date;

•                                be effectively subordinated in favour of SARB and shall only be repayable pari passu with the other unsecured unsubordinated creditors of African Bank, in accordance with the Distribution Waterfall (i.e. after: (i) all post-Transaction Effective Date run-off expenses and operational costs have been paid or provided for in full (including any potential adjustment to the Top-Up Cash Amount that may become due in terms of the Sale of Business Agreement (refer to section 3.2.3 above)): (ii) all amounts owing to SARB in terms of the SARB Transaction Loan, SARB Indemnity Facility and/or SARB Guarantee (if any) have been repaid; and (iii) the Indemnity Reserve has been established or released, or the Good Bank Indemnity has been cancelled or released); and

•                                have no fixed maturity, capital repayment or interest payment profile (refer to the Residual Run-Off Analysis in section 5.4 for a discussion on the anticipated collection profile of the Residual Book).

Please refer to section 5.4 below in respect of the prospects for recoverability of the Senior Stub Instruments.

3.4                                                           Subordinated Exchange Offers

3.4.1                                                                                      Summary of Subordinated Exchange Offer

Before the Transaction Effective Date, African Bank will invite all the Subordinated Funders to participate in the Subordinated Exchange Offer.

In terms of the Subordinated Exchange Offer, up to ZAR1.485 billion of the Existing Subordinated Debt Instruments will be exchanged for: (i) Basel III compliant Tier 2 Capital debt instruments in Good Bank (being the New Subordinated Debt Instruments); and/or (ii) New HoldCo Shares. In addition to the delivery of New Subordinated Debt Instruments and/or New HoldCo Shares, Subordinated Funders who participate in the Subordinated Exchange Offer will also receive a Subordinated Cash Payment. Up to ZAR165 million of the Existing Subordinated Debt Instruments will be exchanged for the Subordinated Cash Payment.

The portion of each Existing Subordinated Debt Instrument that qualifies to be exchanged for New Subordinated Debt Instruments and/or New HoldCo Shares is referred to as the Transferable Portion of that Existing Subordinated Debt

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Instrument. The terms of the New Subordinated Debt Instruments, including maturities, interest payment dates and interest rates, will differ materially from the current terms applicable to the various Existing Subordinated Debt Instruments.

Subordinated Funders will elect, as part of the offer process, whether their Transferable Portion should be settled through the delivery of New Subordinated Debt Instruments, New HoldCo Shares (at a price of ZAR20 per share) or any combination of the two (provided that a Subordinated Funder shall not be permitted to elect equity settlement in respect of less than ZAR10 million of its Transferable Portion). Holders of Subordinated DMTNs who do not actively support the Subordinated Exchange Offer but whose Existing Subordinated Debt Instruments are nevertheless exchanged by Extraordinary Resolution will be deemed to have elected to have their Transferable Portion settled in New Subordinated Debt Instruments only.

On or about the Transaction Effective Date, African Bank will subscribe for the number of New HoldCo Shares that it requires to settle the Subordinated Exchange Offers with those Subordinated Funders who elected that all or any part of their Transferable Portion be settled in equity. At the same time, New HoldCo will subscribe for a corresponding amount of equity in Good Bank at a subscription price equal to the Equity Settled Amount. On or before the relevant Settlement Date, African Bank will cede its right to delivery of the New HoldCo Shares to the relevant Subordinated Funders who have elected equity settlement, and New HoldCo will issue and deliver the New HoldCo Shares directly to the relevant Subordinated Funders. African Bank will pay the Equity Settled Amount to New HoldCo on or by the Transaction Effective Date in settlement of the subscription consideration due in respect of the New HoldCo Shares. New HoldCo will then pay the Equity Settled Amount to Good Bank in settlement of its back-to-back obligation to subscribe for further shares in Good Bank.

The Remaining Portion of the Existing Subordinated Debt Instruments will be exchanged for a Subordinated Stub Instrument in Residual Bank. Based on the current information available to the Curator and the projected financial information included in section 5.4, there is no reasonable prospect of any amount being distributed in respect of Subordinated Stub Instruments.

3.4.2                                                                                      Process

In the case of Subordinated DMTNs, African Bank will seek the support of Subordinated Funders for the Subordinated Exchange Offers through a one-on-one exchange offer process coupled with subordinated noteholder meetings. If the required majorities (66.67% of the votes exercised at the relevant meeting) in any series of Subordinated DMTNs:

•                                vote in favour of the Subordinated Exchange Offer, then all the notes in the relevant series will be exchanged in accordance with the terms of the Subordinated Exchange Offer; or

•                                do not vote in favour of the Subordinated Exchange Offer, but the African Bank Restructuring and the Subordinated Exchange Offer become unconditional, then only those Existing Subordinated Debt Instruments in that series in respect of which the Subordinated Exchange Offer was accepted will be exchanged and discharged in the manner set out in section 3.4.4.

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Subordinated Exchange Offers in respect of Subordinated Bilateral Corporate Deposits and amounts owed to the Development Finance Institutions will be solicited on a one-on-one basis from the relevant Subordinated Funders, and will require each Subordinated Funder’s support.

The New Subordinated Debt Instruments and Subordinated Stub Instruments shall only be offered in jurisdictions in or from which, or to any person to whom, it is lawful to make such offer or invitation under applicable laws. Further detail in this regard is included in the Applicable Offer Documents.

It is intended that African Bank will cease to be a licensed bank after completion of the transfer of the Good Bank Business to Good Bank, and as such it will not be bound by the Regulations Relating to Banks and will be permitted to repay the Existing Subordinated Debt Instruments in the manner contemplated by the Subordinated Exchange Offer.

3.4.3                                                                                      Subordinated Exchange Offer conditions

The Subordinated Exchange Offer, but not the African Bank Restructuring as a whole, will only proceed if more than 75% in value of all Existing Subordinated Debt Instruments will be exchanged in terms of the Subordinated Exchange Offer. For the avoidance of doubt, Subordinated Funders who do not accept the Subordinated Exchange Offer but whose Existing Subordinated Debt Instruments are nevertheless exchanged in terms of an Extraordinary Resolution will be included in calculating this threshold.

The Subordinated Exchange Offers are also subject to the Suspensive Conditions (see section 3.7 below). If the Suspensive Conditions in section 3.7 are fulfilled but the 75% participation threshold is not achieved, then the African Bank Restructuring will proceed without implementation of the Subordinated Exchange Offer.

3.4.4                                                                                      Effect of acceptance of Subordinated Exchange Offer

3.4.4.1                                                                                                                  Full Settlement and Discharge of Existing Subordinated Debt Instruments

A Subordinated Funder whose Existing Subordinated Debt Instruments are exchanged in terms of the Subordinated Exchange Offer will receive:

•                                in exchange for the Transferable Portion of the Existing Subordinated Debt Instruments, New Subordinated Debt Instruments and/or New HoldCo Shares in such proportions as the Subordinated Funder may elect (provided that no Subordinated Funder shall be entitled to elect equity settlement in respect of less than ZAR10 million of its Transferable Portion);

•                                in exchange for the Remaining Portion of the Existing Subordinated Debt Instruments, a Subordinated Stub Instrument with an equivalent nominal value.

In addition, a Subordinated Cash Payment will be made to the relevant Exchanged Funders. If the Payment Date in respect of the Subordinated Cash Payment occurs after the Transaction Effective Date, then the Subordinated Cash Payment (excluding any portion deducted and retained in respect of Subordinated Advisory Fees) shall accrue interest at JIBAR with effect from (and including) the Transaction Effective Date up to (but excluding) the Payment Date.

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On implementation of the Subordinated Exchange Offer in respect of Exchanged Debt Instruments, such Exchanged Debt Instruments will be deemed to have been finally settled and discharged by African Bank and they will be cancelled without any further claim thereunder.

3.4.4.2                                                                                                                  Waiver and Release

A Subordinated Funder who makes or accepts a Subordinated Exchange Offer, or who votes in favour of an Extraordinary Resolution, will be deemed to have -

•                                released, to the fullest extent permitted by law, each Relevant Person from all and any claims and/or liabilities of whatsoever nature in relation to or in connection with the African Bank Restructuring (or any part thereof, including the Subordinated Exchange Offers) and/or its Existing Subordinated Debt Instruments, including its decision to invest in or acquire its Existing Subordinated Debt Instruments, as the case may be, howsoever such claim or liability might arise and including but not limited to actions, omissions, misstatements and errors prior to, during or after Curatorship, including those that may have affected the value of the Existing Subordinated Debt Instruments;

•                                waived, to the fullest extent permitted by law, all rights and entitlement it may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Relevant Persons or any of them in relation to or in connection with the African Bank Restructuring (or any part thereof, including the Subordinated Exchange Offers) and/or its Existing Subordinated Debt Instruments, including its decision to invest in or acquire its Existing Subordinated Debt Instruments, as the case may be, howsoever such right or entitlement might arise and including actions, omissions, misstatements and errors prior to, during or after Curatorship, including those that may have affected the value of the Existing Subordinated Debt Instruments;

•                                if its Existing Subordinated Debt Instruments are exchanged in the Subordinated Exchange Offers, waived any and all events of default (howsoever described or arising) in respect of the relevant Existing Subordinated Debt Instruments; and

•                                if its Existing Subordinated Debt Instruments are exchanged in the Subordinated Exchange Offers, waived, to the fullest extent permitted by law, all its rights, title and interest to and claims in respect of such Existing Subordinated Debt Instruments.

Please refer to the Applicable Offer Documents for the detailed terms of the waiver and release.

3.4.5                                                                                      Subordinated Advisory Fees

The Subordinated Funder Representatives have appointed Allen & Overy, Baker & McKenzie and Lazard to render advice in respect of the African Bank Restructuring and its impact on Subordinated Funders in particular. The tier 2 group, representing holders of Subordinated DMTNs and Subordinated Bilateral Corporate Deposits, are advised by Allen & Overy and Lazard and the Development Finance Institutions are advised by Baker and McKenzie.

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3.4.5.1                                                                                                                  Contact Details

Allen & Overy can be contacted at:

Telephone Number: +2710 005 2040

Email address: Lionel.Shawe@AllenOvery.com

Attention: Lionel Shawe

Baker & McKenzie can be contacted at:

Telephone Number: +2711 911 4301

Email address: Wildu.duPlessis@bakermckenzie.com

Attention: Wildu du Plessis

Lazard can be contacted at:

Telephone Number: +4420 7187 2000

Email address: alan.patterson@lazard.com / Richard.stables@lazard.com

Attention: Alan Patterson / Richard Stables

3.4.5.2                                                                                                                  Settlement of Subordinated Advisory Fees

It is a term of the Subordinated Exchange Offer that the Subordinated Advisory Fees will be borne and paid by the participating Subordinated Funders in their Participation Percentages.  The Subordinated Advisory Fees (including VAT and disbursements) shall not exceed ZAR73 million (which includes a USD denominated payment of USD2.56 million capped at a maximum ZAR/USD exchange rate of ZAR20 : 1USD). For purposes of calculating the ZAR value of the USD denominated component of the Subordinated Advisory Fees, the exchange rate as at the 10th Business Day preceding the Transaction Effective Date shall be used.

African Bank will deduct the Subordinated Advisory Fees from the Subordinated Cash Payments and will pay the relevant fees to the respective advisors.

Existing Subordinated Debt Instruments that are not exchanged in terms of the Subordinated Exchange Offer will not bear any portion of the Subordinated Advisory Fees.

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3.4.6                                                                                      Terms of New Subordinated Debt Instruments in Good Bank

Please refer to the contents of the Applicable Offer Documents for a comprehensive recordal of the general and specific terms that will attach to your New Subordinated Debt Instruments if you participate in the Subordinated Exchange Offer. The remaining content of this section 3.4.6 is intended only as an explanatory guide to the principles applicable to the African Bank Restructuring.

The New Subordinated Debt Instruments will take the form of a single series, listed on the JSE, issued on the terms and conditions of the Good Bank DMTN programme. The terms of the New Subordinated Debt Instruments will differ materially from the terms of the various Existing Subordinated Debt Instruments.

The New Subordinated Debt Instruments will:

•                                have a maturity of 10 years from the Transaction Effective Date, and shall not be callable for the first 5 years and one day (i.e. Good Bank could seek redemption after 5 years and one day after the date of issue thereof, subject to compliance with the Regulations Relating to Banks and the consent of the Registrar of Banks);

•                                constitute ZAR payment obligations;

•                                be compliant with the necessary rules and regulations to be a Tier 2 Capital instrument in line with Basel III requirements as set out in the Banks Act, the Regulations Relating to Banks and applicable directives and guidance notes;

•                                be compulsorily convertible into New HoldCo Shares at the discretion of the Registrar of Banks if the Registrar of Banks determines in accordance with the Capital Regulations that Good Bank would otherwise become non-viable, as contemplated in regulation 38(14)(a)(i) of the Regulations Relating to Banks; and

•                                be floating rate instruments with a coupon of JIBAR plus 725 basis points. Interest on the New Subordinated Debt Instruments will accrue from 1 December 2015. All interest accrued as at the Transaction Effective Date, will be settled by Good Bank on the Transaction Effective Date. If payment of such accrued interest is not made or procured to the relevant clearing systems or Exchanged Funder, as the case may be, on the Transaction Effective Date, interest at JIBAR shall accrue with effect from (and including) the Transaction Date up until (but excluding) the date on which payment is made to the relevant clearing system or Exchanged Funder (as the case may be), and shall be payable by Residual Bank.

3.4.7                                                                                      New HoldCo Shares

Subordinated Funders who elect to acquire New HoldCo Shares will be minority shareholders in an unlisted company with no operations of its own and that will depend on dividends from its subsidiaries, Good Bank and InsureCo, for its profitability. There will not be any formal mechanism for trading in New HoldCo Shares and New HoldCo is not expected to declare any dividends in the short-term.

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3.4.8                                                                                      Terms of Subordinated Stub Instruments in Residual Bank

Please refer to the contents of the Applicable Offer Documents for a comprehensive recordal of the general and specific terms that will attach to your Subordinated Stub Instruments if you participate in the Subordinated Exchange Offer. The remaining content of this section 3.4.8 is intended only as an explanatory guide to the principles applicable to the African Bank Restructuring.

The nominal value of each Subordinated Stub Instrument shall be equal to the Remaining Portion.

A Subordinated Stub Instrument shall:

•                                constitute an unsecured, unlisted claim against Residual Bank;

•                                be ZAR denominated;

•                                accrue interest at a rate of JIBAR plus 500 basis points, from the date of the issue of the Subordinated Stub Instrument. Interest unpaid at a quarterly date will be capitalised;

•                                have no fixed interest or capital repayment date; and

•                                be subordinated in favour of all unsubordinated creditors of African Bank, and will qualify for a distribution in accordance with the Distribution Waterfall (please refer to the Residual Run-Off Analysis in section 5.4).

It is intended that the Subordinated Stub Instruments will be held through STRATE and will be transferable through the STRATE system, although they will not be listed.

Based on the current information available to the Curator and the financial information included in section 5.4, there is no reasonable prospect of any amount being distributed to the holders of Subordinated Stub Instruments. The Subordinated Stub Instruments however provide a mechanism that will allow Subordinated Funders to participate in any material outperformance of the Residual Book.

3.5                                                           SARB funding and support

Over and above its ZAR5 billion participation in the ZAR10 billion capitalisation of Good Bank, SARB will lend and advance to African Bank, in terms of the SARB Transaction Loan, the aggregate amount of cash required by the Bank (after depletion of its own cash resources):

•                                to pay the Top-Up Cash Amount to Good Bank (including any additional amount that may become due after the Transaction Effective Date in terms of the true-up process to be performed in terms of the Sale of Business Agreement);

•                                to make the Coupon Service Payment, the Senior Cash Payment and the Subordinated Cash Payment;

•                                to establish the Operating Float;

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•                                to pay the Equity Settled Amount for New HoldCo Shares to be delivered to Subordinated Funders (if any); and

•                                to discharge any of the other Transaction Effective Date expenses reasonably and validly incurred by the Curator (see section 5.1.3.3 below).

As at the date of this Offer Information Memorandum it is forecast that an amount of ZAR3.3 billion will be drawn against the SARB Transaction Loan. The remainder of the expenses listed above will be settled from African Bank’s own accumulated cash resources.

SARB will financially support the issue of the Good Bank Indemnity by making the SARB Indemnity Facility available to Residual Bank (which will be the primary indemnifying party) and by directly guaranteeing the indemnity obligations in circumstances where Residual Bank fails to perform. The combined maximum  exposure of SARB in terms of the SARB Indemnity Facility (as lender) and the Good Bank Indemnity (as secondary guarantor) is ZAR3 billion.

The loan amounts drawn by African Bank under the SARB Transaction Loan and the SARB Indemnity Facility will be subject to the following salient terms:

•                                outstandings from time to time shall accrue interest at a rate of: (i) 225 basis points for the SARB Transaction Loan and (ii) 300 basis points for the SARB Indemnity Facility, in each case above JIBAR. Amounts available but undrawn in terms of the SARB Indemnity Facility, less the cash balance in the Indemnity Reserve, will be subject to a commitment fee of 50 basis points per annum;

•                                the Residual Book, any New Senior Debt Instruments not transferred to Senior Funders in terms of the Senior Exchange Offer, all bank accounts, specified insurances, claims and any other remaining assets of African Bank will be ceded as security for the repayment of outstandings to SARB; and

•                                outstandings shall be repaid in priority to all other Residual Bank creditors other than its day-to-day operational creditors, as set out in the Distribution Waterfall. The tenor of the SARB Transaction Loan is 3 years and the tenor of the SARB Indemnity Facility is 8 years.

3.6                                                           Residual Bank: after the Transaction Effective Date

Residual Bank has appointed Good Bank to collect the Residual Book after the Transaction Effective Date in return for a market related service fee (see section 5.2.2 below). It is intended (but not yet agreed with the Registrar of Banks) that Residual Bank will remain under Curatorship after the Transaction Effective Date and will continue to be managed by a Curator, subject to the supervision of the Registrar of Banks.

After the Final Settlement Date, all amounts retained and/or collected in respect of the Residual Book and/or otherwise accruing to African Bank will be applied in accordance with the following Distribution Waterfall:

•                                firstly, Residual Bank will discharge run-off expenses and its day-to-day operational costs (including without limitation (i) the fees due to Good Bank in respect of the collection of the Residual Book; (ii) any top-up payment obligation in respect of the Top-Up Cash Amount (see section 3.2.3 above); and (iii) Curator’s fees) as and when they become due. To adequately provide for future anticipated run-off expenses and operational costs,

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Residual Bank will build up, maintain and replenish an Operating Float. The Operating Float will be topped-up out of collections under the Residual Book over time. The Residual Run-Off Analysis and projected list of opening assets and liabilities of Residual Bank as at the Transaction Effective Date (see sections 5.1 and 5.4 below) assumes an initial Operating Float of ZAR500 million, but Residual Bank shall be entitled to increase or reduce this amount from time to time in such manner as it may deem necessary to ensure that run-off expenses and operational costs of Residual Bank are provided for at all times;

•                                secondly, all amounts collected over and above the Operating Float shall be applied exclusively to repay all fees, interest, capital and other amounts owing to the SARB from time to time in terms of or arising from the SARB Indemnity Facility, the SARB Transaction Loan and/or guarantee payments made by SARB in terms of the Good Bank Indemnity (“SARB Outstandings”);

•                                thirdly, all cash collected over and above the Operating Float and the SARB Outstandings shall be retained and invested in one or more ring-fenced accounts pledged in favour of SARB, until a reserve equal to the Indemnity Reserve has been established to provide for any potential indemnification claims under the Good Bank Indemnity; and

•                                fourthly, and only to the extent that: (i) all run-off expenses and day-to-day operational costs have been paid and the Operating Float is maintained at the level required by Residual Bank from time to time; (ii) all SARB Outstandings have been repaid in full; and (iii) the Indemnity Reserve has been established (or SARB no longer requires it, or the Good Bank Indemnity has been terminated) any remaining cash of Residual Bank shall be applied, in such manner and amounts, and at such time as Residual Bank may determine:

•                                firstly to repay (on a pari passu basis) all unsecured and unsubordinated debt raised by or other claims against Residual Bank from time to time (including holders of Existing Senior Debt Instruments in respect of which the Senior Exchange Offer was not accepted or implemented, holders of Senior Stub Instruments and holders of any other unsecured and unsubordinated claims against Residual Bank); and

•                                secondly, and only to the extent that all unsubordinated creditors have been repaid in full, to repay on a pari passu basis the Existing Subordinated Debt Instruments in respect of which the Subordinated Exchange Offer was not accepted or implemented, the Subordinated Stub Instruments and any other subordinated claims against Residual Bank.

Residual Bank shall have an absolute discretion to determine the most appropriate time and manner to distribute any collections that may become available to creditors. From a practical and administrative perspective the intention is not to make multiple small trickle payments and any distributions to creditors (other than SARB) are likely to be reviewed annually (in any event, no distributions on Stub Instruments will be made before the Indemnity Reserve has been established). For so long as the Indemnity Reserve must be maintained, the relevant ring-fenced bank accounts and rights to the retained cash will remain pledged to SARB as security and no portion thereof will be available for distribution (see section 5.3.2).

Residual Bank will publish a six monthly update on its website about the progress of the realisation of assets from the Residual Bank, the status and amount of the SARB Indemnity Facility and the Indemnity Reserve, a summary of any

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pending or threatened material litigation against Residual Bank and an updated assessment of quantum and timing of any distributions to creditors.

3.7                                                           Suspensive Conditions to the African Bank Restructuring

The implementation of the African Bank Restructuring is subject to the fulfilment of the Suspensive Conditions below by or before 29 March 2016, or such later date as the Curator and Good Bank may agree in writing (provided that such date shall not be extended beyond 30 June 2016).

If the Suspensive Conditions are not satisfied or waived, if applicable, on or before 30 June 2016 the Exchange Offers will not be implemented, and no Existing Debt Instruments will be exchanged.

A Suspensive Condition may only be waived if: (i) such waiver will not result in African Bank or Good Bank contravening any law if the African Bank Restructuring is implemented without fulfilment of such Suspensive Condition; and (ii) both African Bank and Good Bank have reached agreement to that effect in writing.  Some of the Suspensive Conditions listed below have already been fulfilled as at the Offer Date.

3.7.1                                                                                      Regulatory Conditions

•                                The consent by the Minister to:

•                                the transfer of the Good Bank Business to Good Bank, as required in terms of sections 54 and 69(2C) of the Banks Act; and

•                                the subscription by SARB for New HoldCo Shares, as required in terms of section 13(b) of the Reserve Bank Act 90 of 1989 (as amended).

•                                To the extent required by law, the approval by the South African competition authorities of the transfer of the Good Bank Business to Good Bank in terms of the Sale of Business Agreement either without conditions, or if conditions are imposed to such approval, that the conditions are reasonably acceptable to the party/ies affected by the conditions.

•                                The Registrar of Banks acting alone or acting together with the Minister (where required):

•                                granting Good Bank’s application for registration as a bank in terms of section 17 of the Banks Act;

•                                granting New HoldCo’s application for registration as a bank controlling company in respect of  Good Bank in terms of section 44 of the Banks Act;

•                                approving the issue of New Subordinated Debt Instruments by Good Bank in terms of section 79 of the Banks Act;

•                                approving the acquisition of InsureCo as a wholly owned Subsidiary by New HoldCo in terms of section 80 of the Banks Act;

•                                granting such other permissions, consents, registrations and/or approvals as may be required in terms of the Banks Act for the lawful implementation of the African Bank Restructuring; and

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•                                granting such other approvals, permissions, registrations and/or consents as may be required in terms of the Financial Services Regulatory Act and/or the Insurance Act, if either or both of the Financial Services Regulatory Bill or the Insurance Bill are promulgated into law by or before the Transaction Effective Date.

•                                The registration of Good Bank as a credit provider in terms of section 40 of the NCA.

•                                Approval by the Registrar of Long-Term Insurance in terms of section 26 of the Long-Term Insurance Act, 1998 for the indirect change of control of the Good Bank Cell as a result of the implementation of the subscription agreement pursuant to which the Consortium will capitalise New HoldCo with ZAR10 billion.

•                                The approval by the Financial Surveillance Department of SARB of the requests and arrangements as set out in African Bank exchange control application number 2927 dated 24 August 2015, including any further requests and arrangements tabled at a first meeting with the Financial Surveillance Department on 9 September 2015, and as subsequently supplemented by further applications submitted by African Bank after that date.

•                                Approval by the Payments Association of South Africa of Good Bank’s membership to the association.

•                                Approval by the JSE of:

•                                the notice of meetings in terms of the Senior Exchange Offers made to the holders of DMTNs in African Bank;

•                                the registration of the Good Bank DMTN programme; and

•                                the listing of the Good Bank DMTNs.

•                                Approval of the base prospectus for the Good Bank EMTN programme by the UK Listing Authority in compliance with the Prospectus Directive and relevant implementing measures in the United Kingdom for the purposes of giving information with regard to Good Bank and the issue of Good Bank EMTNs.

•                                Approval of the Swiss listing prospectuses in relation to each of the Good Bank CHF denominated EMTNs to be issued under the Good Bank EMTN programme in compliance with the listing rules of the SIX and the applicable provisions of the Swiss Code of Obligations by the SIX.

3.7.2                                                                                      Sufficient Senior Funder Support

That the holders of more than 50% of the Existing Senior Debt Instruments (in value) make Senior Exchange Offers that are accepted by African Bank.

For the avoidance of doubt, any Existing Senior Debt Instrument that is exchanged by Extraordinary Resolution shall be disregarded in calculating this threshold, unless the relevant Senior Funder made or accepted, or voted in favour of, the relevant Senior Exchange Offer and/or Extraordinary Resolution.

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3.7.3                                                                                      Financial Viability of African Bank Restructuring

That African Bank confirms in writing that, to the best of its knowledge and belief, the sum total of African Bank’s own cash and the amount that can be drawn in terms of the SARB Transaction Loan is and will be sufficient to enable African Bank: (i) to discharge the Transaction Effective Date expenses (see section 3.5 above); (ii) to establish the Operating Float at the level reasonably required by African Bank as at that date; and (iii) to adjust or increase the Top-Up Cash Amount after the Transaction Effective Date based on the actual review and true-up process that will be performed by Good Bank after the Transaction Effective Date, as projected based on information and circumstances within the knowledge of African Bank as at the date of the confirmation, which confirmation shall not be issued by African Bank more than 3 Business Days before 29 March 2016 (or any later long-stop date agreed between African Bank and Good Bank in writing).

3.7.4                                                                                      No Material Adverse Event Notice

That Good Bank has not, by or before 17:00 on 29 March 2016 (or any later long-stop date agreed between African Bank and Good Bank in writing), delivered a material adverse event notice to African Bank in terms of the Sale of Business Agreement.

3.7.5                                                                                      Exchange Offers: No material adverse change

That, between the time of conclusion of the meetings convened for each series of existing notes in terms of the Exchange Offers (including, if any such meeting is adjourned, such adjourned meeting) and the time of announcement by African Bank as to whether or not any offers to exchange such existing notes are accepted, there shall not have been in African Bank’s opinion any change in national or international monetary, financial, political or economic conditions or currency exchange rates or foreign exchange controls such as would in its view be likely to materially prejudice the implementation of the Exchange Offers.

3.7.6                                                                                      Insurance Arrangement

That the Curator confirms in writing that he is reasonably satisfied that an arrangement is in place with a cell captive insurer, other registered long-term insurer or otherwise, that will (together with any run-off arrangement with Stangen) enable Good Bank to arrange or maintain adequate credit life insurance for its loan book (including the Good Book) after the Transaction Effective Date.

3.7.7                                                                                      Execution of New HoldCo capitalisation agreement

That the subscription agreement for the ZAR10 billion capitalisation of New HoldCo is duly executed by the various parties thereto and becomes unconditional.

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4.                            GOOD BANK

4.1                                                           Introduction

The New HoldCo Group will consist of New HoldCo (African Bank Holdings Limited) and its two wholly owned Subsidiaries InsureCo (African Insurance Group Limited) and Good Bank (to be renamed African Bank Limited on or around the Transaction Effective Date).

All the entities in the New HoldCo Group are newly incorporated legal entities with no prior trading history.

The Base Case Forecasts demonstrate a reasonable possibility that the performance of Good Bank will improve after the Transaction Effective Date and that it will be well positioned to become a profitable business from FY17 onwards. The Base Case Forecasts do not include any potential upside that may arise from new strategies and product evolution that may be implemented after the Transaction Effective Date. The Base Case Forecasts also do not include the impact of any potential recapitalisation of Good Bank by New HoldCo from any profits derived by InsureCo from the Cell Captive Shares. The Base Case Forecasts do however include the anticipated impact of the New NCR Regulations with effect from 1 May 2016.

The main improvements designed to support and strengthen the Good Bank Business after the Transaction Effective Date can be summarised as follows:

•                  the Good Book that will be transferred to Good Bank has been selected based on more conservative credit risk-based criteria to achieve the best outcome for Good Bank. The Residual Book that contains the poorer quality assets will remain behind in Residual Bank;

•                  funding liabilities will be reduced substantially because the Exchange Offers will result in: (i) 80% of African Bank’s senior funding liabilities; and (ii) no more than ZAR1.485 billion of subordinated debt (excluding accrued interest), being assumed by Good Bank (see sections 3.3 and 3.4 above for more detail in respect of the Exchange Offers);

•                  Good Bank will have a substantial opening cash balance comprising the Top-Up Cash Amount and the ZAR10 billion equity and this will result in high liquidity throughout the Base Case Period;

•                  Good Bank will be led by a new Chief Executive Officer, Chief Financial Officer, Chairman and board of directors, with extensive experience in the South African banking market and who will focus on taking the business forward and exploiting new strategies and opportunities;

•                  African Bank’s historic credit policies and tools have been reviewed and improved to ensure that better quality, more profitable loans are originated in future (the revised policies have already been applied since the Curatorship Date in the origination of the New Loans forming part of the Good Book);

•                  a cost reduction programme has commenced to more appropriately right size the cost structure of Good Bank;

•                  provisioning methodologies have been reviewed and improved to reflect credit impairments more accurately and conservatively;

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•                  the risk governance framework continues to be improved to ensure that risks are identified and mitigated in a more efficient manner; and

•                  there will be a strategic focus on further diversification of the Good Bank Business, including its product offering, target markets and sources of funding.

Further details about the above key and other improvements proposed in respect of the Good Bank Business are provided in section 4.4 below.

The following information is contained in this section:

•                  a brief overview of the various entities comprising the New HoldCo Group (section 4.2);

•                  a summary of the proposed board and corporate governance structures to be established in the New HoldCo Group (section 4.3);

•                  a description of the Good Bank Business, including further detail in respect of the assets transferred and the liabilities to be assumed by Good Bank on the Transaction Effective Date, the business model of Good Bank and its liquidity and capital position (section 4.4);

•                  a description of the cell captive arrangement with Guardrisk (section 4.5);

•                  a summary of the Base Case (including the various Base Case assumptions) used to prepare the Base Case Forecasts for Good Bank (section 4.6); and

•                  the Good Bank Balance Sheet and Base Case Forecasts for Good Bank during the Base Case Period (section 4.7).

4.2                                                           Overview of the various entities in the New HoldCo Group

4.2.1                                                                                      New HoldCo (African Bank Holdings Limited)

New HoldCo will be the ultimate holding company of the group and it will be a bank controlling company as defined in the Banks Act.

All of the ordinary shares in New HoldCo will initially be owned by the Consortium (see section 3.1.2 above). If any Subordinated Funders elect to acquire New HoldCo Shares in terms of the Subordinated Exchange Offer (see section 3.4.1 above), then those Subordinated Funders will also become initial New HoldCo shareholders on the relevant Settlement Date.

It is intended that New HoldCo will ultimately be listed on the JSE to allow an exit opportunity for the initial shareholders and to provide Good Bank with access to equity capital markets. The timing of such a listing will depend on market conditions at the relevant time, the establishment of a group profitability track record that will satisfy investor requirements and Good Bank demonstrating the ability to refinance its maturing debt instruments that fall due in 2018. It is currently contemplated that the shareholders of ABIL will be offered a right to participate in such a listing at the listing price and that such right will rank preferentially as to allocations if the offer is oversubscribed.

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The Consortium will provide ZAR10 billion of share capital to New HoldCo immediately before the implementation of the African Bank Restructuring. New HoldCo will apply this share capital to capitalise Good Bank with an equivalent amount of equity share capital. In addition, Subordinated Funders may elect to receive New HoldCo Shares in settlement of the Subordinated Exchange Offer and such New HoldCo Shares will be procured by African Bank through an intra-group capitalisation of New HoldCo and Good Bank (see section 3.4.1 above). As a result, Good Bank will have equity share capital equal to the sum of ZAR10 billion and the Equity Settled Amount taken up as part of the Subordinated Exchange Offer (if any) immediately following the Transaction Effective Date. For purposes of the Base Case Forecasts however, it has been assumed that the Equity Settled Amount will be zero.

4.2.2                                                                                      InsureCo (African Insurance Group Limited)

InsureCo will be the holding company for all the present and future insurance interests in the New HoldCo Group. InsureCo will be the controlling company of the insurance group and it will be responsible for monitoring and ensuring compliance with the governance, risk and solvency requirements set out in the applicable insurance sector legislation. InsureCo will be the registered and beneficial owner of the Cell Captive Shares and will be contractually obliged to capitalise and fund the Good Bank Cell (see section 4.5 below).

All of the issued shares in InsureCo will be owned by New HoldCo.

4.2.3                                                                                      Good Bank (to be renamed African Bank Limited)

Good Bank is the newly incorporated entity that will acquire the Good Bank Business from African Bank on the Transaction Effective Date. Good Bank will be a direct, wholly-owned Subsidiary of New HoldCo and it will hold all the licenses, registrations and approvals required to conduct the Good Bank Business (including licenses and approvals required in terms of the Banks Act, the NCA and the Financial Advisory and Intermediary Services Act, 2002).

More detail about the proposed assets, liabilities, operations and business model of Good Bank is included in section 4.4 below.

4.3                                                           Board and Corporate Governance Structures in the New HoldCo Group

The boards of New HoldCo and Good Bank will comprise of the same individuals, at least for the initial period following implementation of the African Bank Restructuring.  It may however become appropriate to introduce new or different skills on the various boards if the need arises in future.

Due to the distinct business and regulatory regime for banks and insurers, the InsureCo board will be distinct from the New HoldCo and Good Bank boards (although there will be several common directors).

The Curatorship of African Bank and the proposed establishment of Good Bank have necessitated a rigorous examination of the governance and risk management structures and processes that will be established within the New HoldCo Group.  The focus of this process, which is still ongoing, is to clearly and comprehensively define the New HoldCo Group’s risk appetite and risk parameters. See also section 4.4.11 below for an overview of improvements that have been made to systems, processes and training to improve general risk management within the Good Bank Business.

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Informed by the advice of the group Chief Risk Officer, the New HoldCo board will determine the risk appetite and parameters applicable to the different New HoldCo Group businesses.  These risk parameters will address a range of relevant issues, including but not limited to credit risk, market risk, operational risk, liquidity risk, concentration risk and other financial risks.

Risk management must be responsive to continuing changes in the economic and regulatory environment and any changes will be monitored and reported on by the group Chief Risk Officer to the relevant risk committees on a monthly basis.  The New HoldCo board will also be regularly informed of changes in the risk environment to enable it to review the continued appropriateness of the prevailing risk appetite and parameters.

All group risk committees will be formed at the New HoldCo level, but they will have responsibility for Subsidiaries, as well. The primary board committees that will oversee risk governance for the New HoldCo board are the Group Risk and Capital Management Committee and the Group Audit Committee. In addition to these committees, it is intended that another three permanent board committees will be established at New HoldCo level:

•                  a Group Remuneration Committee;

•                  a Group Ethics, Sustainability and Transformation Committee; and

•                  a Directors’ Affairs/Nominations Committee.

Each board in the New HoldCo Group will have ultimate responsibility for the operations and financial soundness of the enterprise it manages, including ensuring that risks are adequately identified, measured and managed. The boards of the Subsidiaries will however manage their respective businesses in the context of the group risk parameters and policies established by the New HoldCo board group risk committees from time to time.

Eight directors (including the proposed new Chief Executive Officer, Chief Financial Officer and Chairman of Good Bank) have already been identified and have agreed to act as directors of New HoldCo and Good Bank. It is intended that an additional non-executive director will be nominated for appointment in the near future. Some background in respect of the eight directors already nominated for appointment on the mirror boards of New HoldCo and Good Bank is set out below:

Louis Leon von Zeuner (54) Chairman; non-executive director B.Econ (Stellenbosch)

Mr von Zeuner is a graduate of Stellenbosch University.  He is the chairman designate of Good Bank and New HoldCo and currently serves on the boards of directors of a number of companies (see below).  He spent 32 years at Absa Group Limited (now Barclays Africa) (“Absa”) during which time he acted in various key executive roles.  For the three years ending in December 2012, he was the Deputy Group Chief Executive of Absa.  From 2007 to 2009 he was the Group Executive Director for Retail and Business Banking at Absa and for the four years prior to that he was the Group Executive Director for Retail Banking at Absa.

Other directorships: AFGRI Limited, Cricket South Africa, South

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African Rugby Union, Eqstra Proprietary Limited, MMI Holdings Limited, MMI Group Limited, Telkom SA Limited, Mahela Boerdery Proprietary Limited, MyPlayers Proprietary Limited and Paycorp Investments Proprietary Limited.

Brian Riley (58) Chief Executive Officer of Good Bank; Advanced Executive Programme diploma (University of South Africa), Advanced Management Programme (Harvard Business School)

Mr Riley has agreed to serve as the Chief Executive Officer of Good Bank.  Mr Riley retired in December 2013 after serving seven years as the Chief Executive Officer of WesBank, a division of FirstRand Bank Limited.  As Chief Executive Officer, he oversaw a successful period of growth for WesBank.  During this time he was also a member of the FirstRand Bank Limited committee responsible for the formulation and execution of group strategy.  Before his time at WesBank, Mr Riley occupied various executive positions at Lloyds and Scottish Finance Group, the Provident Financial Group and Clerical Medical and General Assurance Society.

Gustav Raubenheimer (45) Chief Financial Officer B.Com (Hons), CA (SA)

Mr Raubenheimer is the Chief Financial Officer designate of Good Bank. Mr Raubenheimer graduated from the University of Pretoria with a Bachelor of Commerce (Honours) degree, majoring in accounting. He qualified as a chartered accountant in 1994 and as a certified financial analyst in 2003. Mr Raubenheimer has worked for African Bank since 2012 as an executive in credit, customer analysis and strategy. Prior to joining African Bank, Mr Raubenheimer held key positions at Absa Bank, Nedbank Group and FirstRand Bank (FNB division).

Ignatius Simon Sehoole (55) Independent non-executive director B.Com, B.Compt (Hons), CA(SA)

Mr Sehoole holds a Bachelor of Commerce degree from Vista University in Pretoria and a Bachelor of Computer Science (Honours) degree from the University of South Africa. He qualified as a chartered account in 1991.  Since 2013, Mr Sehoole’s occupation has been to serve as a non-executive director on the boards of various companies (see below), several of which directorships he has held for a number of years.  Mr Sehoole was Group Executive of Business Risk Management at MTN Group Limited from 2010 to 2013.  Prior to that, he was the Deputy Chief Executive Officer of PricewaterhouseCoopers Southern Africa.  From 2000 to 2009 he was the Executive President of the South African Institute of Chartered Accountants.

Other directorships: MTN Operations (Swaziland, Rwanda), Mascom (Botswana), Harith Fund Managers Proprietary Limited, SacOil Holdings Limited, CAPIM Proprietary Limited and AFGRI

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Proprietary Limited.

Sybille Liane McCloghrie (59) Independent non-executive director B.Com (Hons) (Unisa), MBA (Heriot-Watt University Edinburgh)

Ms McCloghrie completed her undergraduate degrees at the University of South Africa and her MBA at Heriot-Watt University Edinburgh.  Since 2005 she has been the Chief Executive Officer of Symelation Holdings Proprietary Limited, a technology based company serving, amongst others, financial institutions as well as providing accessible business solutions to small-, medium- and micro sized enterprises.  Prior to this, Ms McCloghrie was responsible for the commercialisation and international expansion of Tilos Proprietary Limited, a South African entity operating in the software product development and consultancy space.  From 1989 to 2001, Ms McCloghrie worked in various executive roles in service delivery and business development roles at FirstRand Bank Limited (where she attained her banking qualifications), AECI Information Services Proprietary Limited, Electronic Data Systems and IBM Global Services

Other directorships: Symelation Holdings Proprietary Limited.

Frans Johannes Christiaan Truter (60) Independent non-executive director B.Com (Hons), CA (SA), AMP (Oxford)

Mr Truter holds a B.Com (Honours) Degree, is a qualified CA (SA) and has an A.M.P. (Oxford) qualification. Mr. Truter served as the Chief Financial Officer of Momentum Group Limited from 1988 to 2004. He then served as the Director of Strategic Investments for Momentum Group. Mr. Truter has been an Independent & Non-Executive Director of MMI Holdings Limited since 2010. He holds a number of other directorships, including those set out below:

Other directorships: MMI Group Limited, Momentum Global Investment Management Limited, MMI Holdings (UK) Limited, Momentum Investments (Pty) Ltd, Hyphen Technology (Pty) Ltd, Nodus Equity (Pty) Ltd.

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Basani Maluleke (38) Independent non-executive director B.Com (Hons), LLB, MBA

Ms Maluleke holds a Bachelor of Commerce degree majoring in accounting and a Bachelor of Laws degree, both from the University of Cape Town, and obtained her MBA from the Kellogg School of Management, USA in 2011. Ms Maluleke worked as a senior dealmaker at Rand Merchant Bank from 2005 to 2009, and joined First National Bank in 2011 as part of an executive management rotation programme. She is currently a director of Transcend Capital Proprietary Limited and African Century Ventures Proprietary Limited, of which she is also a co-founder.

Other directorships: Transcend Capital Proprietary Limited, African Century Ventures Proprietary Limited, A.T. Kearney Proprietary Limited and Ata Capital Proprietary Limited.

Louisa Stephens (39) Independent non-executive director B.Com (Hons), BBusSc (Finance), CA (SA)

Ms Stephens holds a Bachelor of Commerce (Honours) degree from the University of Johannesburg and a Bachelor of Business Science degree from the University of Cape Town.  Ms Stephens qualified as a chartered accountant in 2003, having served her articles at KPMG. Ms Stephens worked as a transactor and credit analyst in structured finance at Rand Merchant Bank for five years. Thereafter, Ms Stephens occupied various key positions at the National Empowerment Fund, Circle Capital Ventures, Sasol Group Finance and Nozala Investments Proprietary Limited.

Other directorships: Greymatter and Finch Proprietary Limited, South Ocean Holdings Limited and Royal Bafokeng Platinum Limited.

Further detail about the governance and risk management structures to be established in the New HoldCo Group will be included in the Applicable Offer Documents.

4.4                                                           The Good Bank Business

4.4.1                                                                                      Good Bank Assets

The assets to be acquired by Good Bank from African Bank on the Transaction Effective Date can be categorised as Operational Assets, the Good Book, cash (i.e. the Top-Up Cash Amount plus collateral cash and statutory assets) and goodwill. African Bank’s loan claim in terms of the Insurance Funding Facility will also be transferred to Good Bank as an asset on the Transaction Effective Date.

4.4.1.1                                                                                                                  Operational Assets

On the Transaction Effective Date, Good Bank will acquire the Operational Assets from African Bank as part of the transfer of the Good Bank Business. The Operational Assets will include a range of fixed assets, immovable property,

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leases, intellectual property, information technology, business and operational functions and systems. The relevant specified Operational Contracts (including the Hedging Arrangements) will be assigned and transferred to Good Bank by operation of law in terms of section 54 of the Banks Act.

In essence, Good Bank will acquire all the assets, contracts, systems, functions, platforms and arrangements required by it to continue to conduct the Good Bank Business as a going concern after the Transaction Effective Date.

4.4.1.2                                                                                                                  The Good Book

The Good Book to be transferred to Good Bank includes both historic Selected Loans and New Loans. All New Loans originated during the Interim Period comply with the new lending criteria and policies introduced on and after the Curatorship Date (“New Lending Criteria”).

As at 30 September 2015, the gross book value of the Good Book was ZAR29.0 billion and it is forecast that the gross book value will be ZAR29.2 billion as at 1 April 2016.

The Selected Loans included in the Good Book have been selected and agreed between the Curator and the Consortium by applying the following criteria:

•                  any loans (including limit increases) where the credit score at origination met the New Lending Criteria and were not affected by credit amnesties (i.e. where certain adverse credit information is removed from a credit bureau’s records);

•                  all loans with a written off or rehabilitation status as at Curatorship Date were excluded and allocated to the Residual Book, regardless of whether New Lending Criteria were met;

•                  all loans to Ellerine Furnishers’ customers (i.e. furniture loans) and to those customers who repay on a cash basis were excluded and allocated to the Residual Book, regardless of whether New Lending Criteria were met;

•                  all loans originated in African Bank branded kiosks in the Ellerine Furnishers’ distribution channel were excluded and allocated to the Residual Book, regardless of whether New Lending Criteria were met;

•                  as Residual Bank will not have a banking licence after the Transaction Effective Date, all active credit card accounts (i.e. where the relevant facility has not been terminated or withdrawn by African Bank) as at the Transaction Effective Date are included in Selected Loans, even though they may not meet the revised borrower criteria in terms of the new more conservative lending model. It should however be noted that significant effort has been made in recent months to withdraw non-performing credit card facilities; and

•                  the balances of unallocated loans not falling into any of the categories identified above, were allocated to the Residual Book.

Since 2013, credit policies within African Bank have been regularly reviewed to improve the quality of loans disbursed. The lending criteria have been further refined at the inception of Curatorship, and even further during the course of Curatorship, to ensure that the loan portfolio of Good Bank is positioned to improve in quality over the Base Case

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Period. All the New Loans included in the Good Book have been originated based on the improved credit policies that have been implemented since the Curatorship Date. The key changes that have been implemented to improve the quality of the loan book can be summarised as follows:

•                  in the past, credit applications were categorised into 19 groups based on increasing risk profiles (A to S, with S being the highest risk category). Since Curatorship, the credit policy no longer permits the origination of loans in categories R and S (previously the highest risk clients) and loan terms in categories P and Q may no longer exceed 6 months;

•                  the affordability model has been improved to allow for greater risk differentiation and the NCA minimum expense table is used as a maximum benchmark to test affordability of loans;

•                  the sales incentive structure has been revised to ensure that loan quality (as opposed to loan volumes) becomes a stronger incentive driver for sales consultants;

•                  the maximum loan term has been reduced from 84 months to 60 months;

•                  the maximum loan size has been reduced from ZAR180 000 to ZAR150 000;

•                  a new profitability model has been introduced to evaluate profitability by term and loan size and to reduce risk; and

•                  loans to settle (or refinance) distressed loans are no longer advanced.

The new credit policy has already led to a material improvement in the early risk emergence trends of the African Bank loan book:

*12 MMA = 12 month monthly average

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In the graph above, the grey lines reflect loans that have missed one or more payments within three months of origination, while the black lines reflect loans that have missed two or more payments within six months of origination. These demonstrate that despite short term volatility, including seasonal underperformance in December, the early risk emergence trend has continued on a downward trajectory overall. The volatility resulting from seasonal trends appear to normalise in subsequent months.

The table below provides key statistics in respect of the composition of the Good Book during Curatorship, forecast up until 1 April 2016:

		Forecast to 1 April 2016
Gross Good Book	ZAR billion	29.2
Credit cards	ZAR billion	6.7
Loans	ZAR billion	22.5
Impairment Provisions	ZAR billion	9.1
Provision coverage	%	31%
		Current business to 30 September 2015 (excluding credit card book)
Average loan size	ZAR	21 638
Average loan term	Months	46.1
Average instalment	ZAR	1 111
Average card limit	ZAR	12 075

4.4.1.3                                                                                                                  Cash

It is forecast in the Good Bank Balance Sheet that African Bank will transfer an amount of ZAR7.8 billion to Good Bank as a provisional Top-Up Cash Amount (see section 3.2.3 above), comprising both local and foreign currency (which will, for purposes of the calculation, be converted to ZAR at the spot rate on the Business Day preceding the Transaction Effective Date). The purpose of the Top-Up Cash Amount is to ensure that Good Bank’s assets (including goodwill) are equal to the liabilities issued and/or assumed by Good Bank (before the ZAR10 billion equity contributed by the Consortium is taken into account). The provisional Top-Up Cash Amount in the Base Case Forecasts will be verified and reconciled with actual numbers during a true-up process after the Transaction Effective Date.

The Top-Up Cash Amount and the ZAR10 billion equity to be contributed by the Consortium will result in a highly liquid opening statement of financial position that demonstrates a reasonable prospect of Good Bank achieving the CET Target. In addition, it is forecast that ZAR5.0 billion of collateral cash held in terms of the Hedging Arrangements and ZAR3.2 billion of statutory assets (or near cash items) will also be transferred to Good Bank on the Transaction Effective Date. The amount in respect of statutory assets (or near cash items) is forecast at the expected level in African Bank as at the Transaction Effective Date. It must however be noted that statutory assets will have to be adjusted in Good Bank after the Transaction Effective Date to ensure that it is in line with the statutory asset requirements as determined specifically in relation to Good Bank.

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The strong capital and liquidity position of Good Bank, and the manner in which it will apply its substantial initial cash resources to strengthen its business model, are discussed in more detail in sections 4.4.12 and 4.4.13 below.

4.4.2                                                                                      Good Bank Liabilities

As consideration for the assets acquired from African Bank, Good Bank will assume and/or issue a range of liabilities on the Transaction Effective Date (i.e. it will be accepting transfer of the Retail Deposit Obligations and the Operational Liabilities and it will be issuing the New Debt Instruments). It is forecast that the aggregate amount of liabilities in Good Bank will be ZAR44.8 billion as at 1 April 2016 but this will be subject to review and true-up after the Transaction Effective Date to take the actual numbers as at the Transaction Effective Date into account.

For purposes of the Top-Up Cash Amount calculation, all liabilities will be taken into account at the actual amount owing and outstanding (or nominal value) (Adjusted For CPI in the case of Index-Linked Instruments). For purposes of Good Bank’s financial records, liabilities must be fair valued in accordance with IFRS. The fair value of Good Bank assets and liabilities, including the New Debt Instruments, at the Transaction Effective Date, will be retrospectively assessed by Good Bank after the Transaction Effective Date.  Given the absence of the necessary market information at the time of the Offer Information Memorandum to determine the fair value of the New Debt Instruments at the Transaction Effective Date (but taking management’s best estimates into account), the Base Case Forecasts assume that the actual amount outstanding in respect of the New Debt Instruments (Adjusted For CPI in the case of Index-Linked Instruments) is the fair value of the liabilities on the Transaction Effective Date. It is however possible that the management of Good Bank will reach a different conclusion when they prepare the Good Bank accounts after the Transaction Effective Date, when more information necessary for a fair value calculation is available.

Good Bank’s liabilities on the Transaction Effective Date will comprise:

•                  liabilities transferred to Good Bank from African Bank in terms of section 54 of the Banks Act, being Retail Deposit Obligations and Operational Liabilities; and

•                  new debt instruments issued by Good Bank in terms of the Sale of Business Agreement, comprising various categories of New Senior Debt Instruments and up to ZAR1.485 billion of Subordinated Debt Instruments (excluding accrued interest). The New Senior Debt Instruments will accrue interest with effect from the Transaction Effective Date, but the New Subordinated Debt Instruments will accrue interest with effect from  (and including) 1 December 2015.  For more detail about the Exchange Offers and the nature and terms of the New Debt Instruments, please refer to sections 3.3 and 3.4.

The New Senior Debt Instruments will be classified largely into the following three categories of funding:

•                  senior EMTNs, comprising USD senior EMTNs and CHF senior EMTNs;

•                  senior DMTNs, comprising fixed rate notes, floating rate notes and index-linked notes; and

•                  bilateral corporate deposits (including PNs, NCDs and similar bilateral funding instruments).

All New Subordinated Debt Instruments will qualify as Tier 2 Capital for Good Bank and will be issued in terms of the Good Bank DMTN programme as subordinated DMTNs. The Base Case assumes that ZAR1.485 billion of New

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Subordinated Debt Instruments will be issued (excluding accrued interest), but this number may be less if less than 100% of the Existing Subordinated Debt Instruments are exchanged in terms of the Subordinated Exchange Offer and/or if some Subordinated Funders elect to receive New HoldCo Shares instead.

The following graph reflects the expected maturity profiles of the New Senior Debt Instruments, New Subordinated Debt Instruments and loans from previously affiliated companies (including deposits received from Stangen before the Transaction Effective Date) in Good Bank as at 1 April 2016. Note that the numbers below are shown prior to inflation, capitalised interest and forecast roll-overs as described in section 4.4.12 below:

The anticipated composition of the New Senior Debt Instruments and loans from previously affiliated companies (including deposits received from Stangen as a historic member of the group) as at the Transaction Effective Date is illustrated by the following charts (note that for purposes of the charts the EMTN notes have been converted into ZAR at the relevant exchange rate implied in the Base Case Forecasts):

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4.4.3                                                                                      Basic Business Model and Product Offering

For purposes of the Base Case Forecasts, it has been assumed that Good Bank will (at least initially) provide substantially the same product offering as the legacy African Bank. However, the new management team of Good Bank will continuously assess the model and product offering in a changing market to ensure that Good Bank extends its offering to exploit new opportunities, if and when appropriate. The designated management team of Good Bank is reviewing Good Bank’s long-term strategy, including potential changes and enhancements to its business model and product offering after the Transaction Effective Date to access new market segments and to prepare for the impact of the New NCR Regulations.

It is anticipated that the core product focus will, at least for the foreseeable future, remain as the provision of unsecured longer term loans of up to 60 months to natural persons for a variety of purposes (i.e. housing, education, emergencies and so forth). These personal loans are normally repayable in equal monthly instalments.

Other products in the existing line that will be continued after the Transaction Effective Date include:

•                  credit cards provided as a revolving lending facility to customers; and

•                  retail term deposits (savings products have been offered to individuals since 2013 for terms of 3 - 60 months at competitive rates).

Good Bank will also continue to offer credit life and other insurance products to its customer base in terms of the cell captive arrangement described in section 4.5 below in return for fees and commission payable by the cell captive insurance company on substantially the same basis and terms that previously applied to the relationship between African Bank and Stangen.

The majority of loans are (and it is anticipated will continue in the short to medium term to be) originated through the African Bank branch network. As at the end of September 2015, approximately 2 000 of the total number of employees (approximately 4 500) were employed in 399 branches throughout the country. Other origination channels include: (i) the online channel “Inseconds” which is accessible on the African Bank website, followed by loan completion in a branch (approximately 15% to 20% of loans are originated in this manner); and (ii) outbound calling by the sales call centre to follow up on leads. Almost all loans are currently completed in branches.

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In addition to the origination and collection of its own products and the distribution of the cell captive insurance products contemplated in section 4.5 below, Good Bank has been appointed by Residual Bank to collect and administer the Residual Book. For a summary of the proposed fees payable by Residual Bank to Good Bank, please see section 5.2.2 below. The fees payable by Residual Bank to Good Bank for the collection of the Residual Book have been negotiated on arms’ length terms and have also been reviewed by an independent expert.

4.4.4                                                                                      Impact of New NCR Regulations on the business model and product offering

On 6 November 2015 the Department of Trade and Industry published the New NCR Regulations. The New NCR Regulations will, inter alia, reduce the maximum interest rate that may be charged on unsecured personal loans from 2.2*Repo Rate + 20% to Repo Rate + 21% (which, based on a Repo Rate of 6.75% at the date of this Offer Information Memorandum, equates to a reduction of approximately 700 basis points). The New NCR Regulations will take effect 6 months after the date of publication. The anticipated impact of the New NCR Regulations on the strategy, business model and product offering of Good Bank is discussed in this section. The Base Case Forecasts have been prepared on the assumption that the New NCR Regulations will apply with effect from 1 May 2016.

The New NCR Regulations are anticipated to affect the Good Bank model and product offering in the following manner:

•                  more conservative lending criteria will be applied to ensure that risk is appropriately aligned to lower interest rates - this is likely to result in lower loan volumes in general, targeting customers that on average present a lower credit risk, either in absolute terms or because smaller loans may be appropriate for certain customers. This is likely to become a general trend in the market following the implementation of the New NCR Regulations and is not specific to Good Bank; and

•                  to ensure that the overall yield derived from fees and interest charged on a loan remains aligned to the risk assumed in granting the loan, it is likely that origination fees will be increased on certain products (subject to statutory limits) and that loans will be granted for potentially shorter periods. This will result in origination fees as a percentage of overall yield increasing, while the overall yield on loans are maintained at an acceptable level. Again, this is likely to become a general trend in the market following the implementation of the New NCR Regulations and is not specific to Good Bank.

Assuming that the lending criteria and product offering will be revised in the manner set out above, it is the Curator’s opinion that the New NCR Regulations will not have a material impact on the profitability of the Good Bank Business. It is expected that the New NCR Regulations will generally result in smaller loans being disbursed in the market to customers for potentially shorter periods.

The interest rates forecast on the Good Bank loan book, as described in Annexure A5, have been set to ensure that the reduced limits imposed by the proposed NCR amendments are not exceeded.

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4.4.5                                                                                      More conservative provisioning policies

More prudent provisioning and impairment policies have been implemented during Curatorship. The following key changes have been made to the impairment models used in producing the financial statements of African Bank for the financial year ended 30 September 2015:

Previous (FY14) policies and practices	Current (FY15) amended policies and practices

A loan of a particular CD Status would be cured if at least 90% of a payment was received for a consecutive period of 3 months	Contractual arrears is used to determine CD Status, i.e. no curing logic is applied

The portfolio with a contractual arrears of less than 1 instalment was treated as not having incurred a credit loss event. The contractual CD Status was based on a round down methodology and cured CD’s were used.

The contractual CD Status is based on a round up methodology i.e. if the contractual arrears are greater than 0 then the account is reflected as having a CD Status of 1 and a loss event is assumed.

Loans with no default would only be impaired if an adverse event was likely in the following 30 days (i.e. a 30 day emergence period was used).	The emergence period has now been increased to 90 days.

Loans written off only if an NPL and no payment has been received for 10 consecutive months or more.	Loans are fully impaired only if an NPL and no payment has been received for 6 consecutive months.

Provisions calculated based on probabilities of default and losses given default.	Provisions calculated are based solely on observed discounted cash flows.

The written off portfolio had a valuation assigned to it.	The written off book has no value assigned to it.

The details of the changes to the provisioning calculation are outlined in Annexure A5.3.6. Further detail on the changes that have been made to the provisioning policy and practices of African Bank since Curatorship are reflected in the FY14 and FY15 financial statements which are available at https://www.africanbank.co.za/about-us/investors.

The impact of the revised provisioning and impairment policy and practices is included in the Base Case Forecasts included in section 4.7 below.

The changes to the provisioning policy and practices discussed above have resulted in total provisions as a percentage of gross advances increasing (compared to FY13) from 26% to 40% as at 30 September 2015. The changes result in a substantially more conservative and prudent provisioning methodology for the Good Book going forward.

4.4.6                                                                                      Workforce and infrastructure

All African Bank employment contracts in force as at the Transaction Effective Date will transfer to Good Bank. The Curator has focused on retaining key talent during the Interim Period and it is expected that Good Bank will continue this process.

The Curator has managed to avoid the cost and disruption of an extensive retrenchment exercise.

As at the end of September 2015:

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•                  1 397 staff members have ceased to be employed by African Bank (since the Curatorship); and

•                  approximately 4 223 employees remained employed on a permanent basis (with a further 277 employees working on a temporary basis).

All the Operational Assets of African Bank will be transferred to Good Bank on the Transaction Effective Date. The Operational Assets include the existing IT systems and infrastructure of African Bank, together with all improvements that have been made during Curatorship.

4.4.7                                                                                      Competitive landscape

Good Bank will continue to compete with both large lenders and smaller short-term lenders.

Banks that provide credit to their customers will comprise a large group of Good Bank’s competitors. As at 30 September 2015, there were 16 registered banks, 14 branches of foreign banks, three mutual banks, two cooperative banks and 40 representative offices of foreign banks registered with the office of the Registrar of Banks. The following table sets out the respective market shares of the largest banks in South Africa in relation to unsecured loans and advances to households as at 30 September 2015 and 30 September 2014:

	Personal loans and advances (percentage)
Bank	30 September 2015	30 September 2014
Capitec Bank	21.60	19.40
African Bank	21.00	27.30
First National Bank Limited	18.90	15.00
The Standard Bank of South Africa	16.70	14.90
Nedbank Limited	10.10	10.80
Barclays Africa	9.70	9.70
Investec Private Bank	1.00	2.00
Other	1.00	0.90
Total	100	100

Source: SARB (BA 900 Submissions) as analysed by UBS, adjusted for African Bank’s actual advances

Other competitor groups include the various retailers who provide credit to their customers in respect of clothing, furniture and appliances. No single retailer has a leading share of this market.

Despite this competitive landscape, it is anticipated that Good Bank will be well placed to capitalise on African Bank’s historically strong position in this market.

4.4.8                                                                                      Recent loan disbursement trends and new business generating initiatives

All New Loans will be transferred to Good Bank on the Transaction Effective Date as part of the Good Book. New Loans have been disbursed in terms of more conservative lending criteria and good market practice (see section 4.4.1.2 above).

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Before the Curatorship Date, African Bank had already reduced its credit risk appetite by way of more conservative credit criteria, thereby decreasing its loan disbursement volumes. The trend in loan disbursements over the last two financial years, measured on a quarterly basis, can be seen in the table below. There was a significant reduction in loan disbursements after the Curatorship Date, as evidenced by the drop in the last quarter of FY14.

Disbursements	2015 Financial Year				2014 Financial Year
(ZAR million)	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
African Bank	2 121	1 712	1 358	1 570	1 363	3 305	3 634	4 568
Credit card	329	302	292	552	554	656	547	657
Ellerines	—	—	—	—	618	554	512	952
Total	2 450	2 014	1 650	2 122	2 535	4 515	4 693	6 177

The Curator and executive management of African Bank are aware of the fact that the sustainability of the Good Bank Business is dependent on reaching a sustainable level of loan disbursements of an appropriate quality to generate sustainable returns for investors. This is a continuing challenge in a tough economic environment but a number of initiatives have already been established to increase the generation of appropriate levels of new business at appropriate risk levels, some of which are listed below:

•                  Branch Improvements: extended operating hours at strategic locations have led to improved sales.  Branches are more closely monitored through revised key performance indicators and incentive structures and this has resulted in overall improved branch performance in the origination of quality loans;

•                  New Marketing Campaigns: a new tone and personality have been included in recent marketing campaigns to generally improve the customer experience. Selected customers are being targeted directly through direct mailing or the call centre to market and promote specific loan products (and an increased number of call centre operatives have been assigned to this initiative). Radio campaigns in regionally dominant languages are used to communicate with hard to reach customers across South Africa; and

•                  Digital Sales Channels: digital channels have been used to improve market presence and to simplify the loan application process for customers. Platforms such as Twitter and Facebook are used more productively for digital marketing and communication. Plans that will enable customers to apply for loans from a mobile phone are being developed.

4.4.9                                                                                      Recent loan collection trends and initiatives to improve recoveries

On average, monthly collections have remained around ZAR2 billion and in line with expectations post Curatorship. Average monthly collections for the period from October 2013 to July 2014 were ZAR2.504 billion, while monthly collections from August 2014 to September 2015 averaged at ZAR2.144 billion, indicating an approximate 14% reduction in monthly average collections since the Curatorship Date. The reduction in average monthly collections since Curatorship is expected in the context of the decreasing size of the loan book, the announcement of Curatorship, poor economic conditions and the loss of the Ellerine Furnishers footprint to collect loans disbursed through this channel.

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Since the Curatorship Date, the Bank’s collections approach has been improved and the Bank has developed alternative cash collection strategies to address the closure of Ellerine Furnishers stores. Key collections strategies and improvements that have been implemented include:

•                  incentives introduced for customers to execute debit orders instead of making monthly payments;

•                  new point of sale and cash acceptance machines have been rolled out across the branch network to increase loan repayment options in the branch; and

•                  the use of “Easy Pay” facilities introduced in selected retailers to allow loan repayments to be made at retail outlets.

It is anticipated that collections will improve over time as pre-Curatorship Date loans are collected or written off and New Loans advanced on the revised lending criteria make up a bigger proportion of the overall book. The implementation by African Bank of these strategies before the Transaction Effective Date is expected to assist Good Bank with its product and service offering by strengthening the capability of the branches, and widening the service points that clients can use to repay their loans.

4.4.10                                                                               Cost reduction strategies

The Curator, in conjunction with the management team, has focused on cost reduction strategies that could lead to sustainable annualised savings for Good Bank. An annualised saving of approximately ZAR256 million has been identified to date (which is forecast to increase to an annualised saving of ZAR591 million during the Base Case Period), based on the following savings strategies:

•                  a retrenchment program for 54 senior employees was implemented in February 2015 at the Midrand head office of African Bank;

•                  centralisation and rationalisation of some functions to reduce duplication, including human resources, training, finance and some risk areas;

•                  negotiating preferential third party supplier rates (e.g. marketing and legal collection fees); and

•                  potential branch rationalisation and savings resulting from lower collection volumes as the Residual Book is collected (see Annexures A5.4.3).

4.4.11                                                                               Improved risk governance framework

The Curatorship of African Bank has necessitated a rigorous re-examination of the Group’s risk management framework.  A fundamental difference in the Group’s enhanced risk management has been to clearly define the Group’s risk appetite and risk parameters. In addition, a rigorous and robust enterprise risk structure has been implemented in an attempt to ensure that risks are mitigated and managed within the group’s risk appetite and parameters. The risk framework in African Bank (from origination to back office functions) has been improved through the implementation of the following operational changes (amongst other things):

•                                anti-money laundering (AML) applications have been acquired, which includes automated customer screening-,

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risk assessment- and transaction monitoring applications;

•                                processes and policies in respect of money laundering and counter terrorism financing have been reviewed in detail and certain revisions to these processes and policies have already been implemented by management;

•                                biometrics (in addition to an ID document) are now used to identify customers;

•                                enterprise risk and compliance departments’ competency and capacity augmented;

•                                bank statements are now acquired electronically from the issuing bank as well as from the client directly; and

•                                a new electronic document management system has been installed to digitise all customer documents.

4.4.12                                                                               Liquidity of Good Bank

It is forecast that Good Bank will have an opening cash balance of ZAR19.4 billion (excluding collateral cash and statutory assets) as at 1 April 2016. The opening cash balance comprises the Top-Up Cash Amount, the ZAR10 billion capital contributed by the Consortium and a portion of the statutory assets received from Residual Bank that is converted to normal cash (due to different statutory asset holding requirements in Good Bank - see Annexure A5.1 and section 4.7.1 below).

It is currently envisaged that a portion of this cash will be held in foreign currency as an economic hedge against the projected foreign exchange rate movements during the Base Case Period.

It is anticipated that Good Bank will maintain a conservative liquidity policy after the Transaction Effective Date and Good Bank is forecast to have a strong liquidity base for the duration of the Base Case Period.

The first New Debt Instruments will mature two years after the Transaction Effective Date (i.e. by the First Maturity Date). Operating cash levels are expected to further increase over this two year period because collections are currently forecast to exceed loan disbursements and operating costs up until the First Maturity Date. The high level of cash in Good Bank will mitigate the refinancing risk and, under the Base Case assumptions (see section 4.6), it is not forecast that any funds will need to be raised in the DMTN or EMTN markets during the Base Case Period. Given that funders are likely to require Good Bank to first build up a strong track record before they reinvest, it is important to ensure that Good Bank has sufficient cash available to grow its loan book while it builds a track record of profitability and improves overall investor confidence.

The graph below indicates the forecast increase in cash relative to liabilities up to the end of FY17, followed by a forecast decrease as a result of bilateral funding that matures. In the Base Case scenario it is expected that Good Bank will have sufficient liquidity to repay its funding liabilities that mature during the Base Case Period (i.e. up until the end of September 2018). The Base Case assumes that no EMTNs or DMTNs in Good Bank will be refinanced during the Base Case Period (i.e. EMTNs and DMTNs that mature during this period are likely to be repaid in cash). However, with regard to bilateral funding (i.e. funding other than through the Good Bank EMTN and DMTN programmes, and loans from previously affiliated companies), the Base Case assumes that 65% of the bilateral funding instruments that mature during the Base Case Period will be renewed and reinvested with Good Bank on the same terms. It is worth

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noting that African Bank regularly achieved a “roll-over” rate of above 80% on this basis in the past. Similarly 100% of loans from previously affiliated companies are assumed to be renewed on the same terms.

*Total funding liabilities include all treasury funding, subordinated notes and loans from previously affiliated companies. Cash includes all short-term deposits and cash, foreign cash and statutory assets.

Following a review of rates currently achieved by African Bank, the Base Case assumes that ZAR, USD and CHF cash balances will be invested at annual rates of 6.76%, 1.50% and 0.0% respectively as at the Transaction Effective Date, with ZAR rates increasing throughout the Base Case Period in line with forecast increases in the Repo Rate as outlined in Annexure A5. It is assumed that interest payable on debt varies over the Base Case Period, based on detailed calculations with reference to the specific interest rates applicable to the underlying instruments. Whilst developing the Good Bank strategy, the management of Good Bank will consider various options to reduce or avoid the impact of this negative carry and these options may include a reduction of liabilities and/or investments in growth, and diversification opportunities and operational improvements.

The historic cash and liquidity ratios of African Bank are illustrated in the table below:

	2011	2012	2013	Pre Curatorship (10 August 2014)	Good Bank(1 April 2016)
Cash and cash equivalents (ZAR billion) including statutory assets and collateral cash	5.5	6.3	6.9	4.4	25.9
Total Liabilities (ZAR billion)	35.3	47.1	55.8	49.9	44.8
Cash and equivalent/Total Liabilities (%)	16%	13%	12%	9%	58%

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The forecast future cash and liquidity ratios of Good Bank during the Base Case Period (including the Liquidity Coverage Ratio (“LCR”) required in terms of Basel III) are illustrated in the table below (please see section 4.6 and 4.7.2 below for a more detailed description of the Base Case and the forecast performance of Good Bank during the Base Case Period):

Good Bank forecasts			1 April 2016	30 Sep 2016	30 Sep 2017	30 Sep 2018
Cash and equivalents incl. statutory assets and collateral cash	ZAR billion		25.9	27.9	28.9	26.9
Total Liabilities, incl. collateral liabilities	ZAR billion		44.8	44.2	41.0	38.2
Cash and equivalent/Liabilities		%	58%	63%	70%	70%
Liquidity Coverage Ratio		%	>150%	>150%	>150%	>150%

The LCR requirement came into effect on 1 January 2015, with a minimum required ratio of 60% that will increase to 100% by 2019. The LCR of Good Bank is significantly above the regulatory minimum thresholds. The reported numbers do not fully reflect the significant short-term liquidity surplus of Good Bank because in calculating the LCR, net cash flows over a 30 day period on a contractual basis is determined by limiting cash inflows to 75% of cash outflows. Given the substantial cash held by Good Bank over the Base Case Period, the 30 day liquidity of Good Bank is significantly in excess of the ratios suggested by the LCR. The LCR disclosed under the 30 September 2018 column is the ratio for 31 August 2018 based on September 2018 modelled cash flows as cash flows are not modelled beyond the Base Case Period.

Good Bank has significant currency exposures in CHF and USD as a result of foreign currency liabilities and cash. Good Bank is also compliant with the minimum LCR requirements for these currencies during the Base Case Period.

All forecasts have been prepared on the assumption that the fair value of the New Debt Instruments is equal to their nominal value as at the Transaction Effective Date (see section 4.4.2 above).

4.4.13                                                                               Equity and capital in Good Bank

If the African Bank Restructuring is implemented, then the Consortium will capitalise New HoldCo with ZAR10 billion of cash through a subscription for New HoldCo Shares. New HoldCo will likewise capitalise Good Bank with equivalent equity subscriptions of ZAR10 billion. As such, Good Bank will have a strong opening capital position.

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Good Bank may have more than ZAR10 billion of equity on the Transaction Effective Date if any Subordinated Funders elect to receive New HoldCo Shares instead of New Subordinated Debt Instruments in settlement of the Subordinated Exchange Offers. Section 3.4.1 above explains the manner in which the settlement mechanism elected by Subordinated Funders may ultimately result in an increase of equity in Good Bank. However, for purposes of the Base Case, it has been assumed that 100% of the Existing Subordinated Debt Instruments are exchanged in terms of the Subordinated Exchange Offer and that no Subordinated Funder has elected to receive any New HoldCo Shares (i.e. it is assumed that Good Bank will have ZAR10 billion of equity and ZAR1.485 billion of New Subordinated Debt Instruments in issue as at the Transaction Effective Date (excluding accrued interest from 1 December 2015 up until but excluding the Transaction Effective Date, which will be paid in full by Good Bank on the Transaction Effective Date).

The African Bank Restructuring is premised on a Good Bank Balance Sheet that demonstrates a reasonable prospect of Good Bank achieving the CET Target. For purposes of calculating Common Equity Tier 1 Capital, liabilities must be fair valued. To avoid the risk of Good Bank missing the CET Target purely as a result of the New Debt Instruments trading above nominal value, Good Bank has approached SARB for a specific dispensation that will allow Good Bank to use the actual amount outstanding (or nominal value) in respect of the New Debt Instruments (Adjusted For CPI in the case of Index-Linked Instruments) for purposes of this calculation and SARB has consented to this request.

The graph below indicates how Good Bank, in a Base Case scenario, is significantly better capitalised throughout the Base Case Period than African Bank historically:

Forecast ratios as at 1 April 2016 and during the Base Case Period

The following table illustrates the forecast Regulatory Capital adequacy, Risk Weighted Asset (RWA) requirements, and leverage ratios of Good Bank during the Base Case Period, based on the Base Case Forecasts in section 4.7 below:

Good Bank			1 April 2016	30 Sep 2016	30 Sep 2017	First Maturity Date	30 Sep 2018
Common Equity Tier 1 Capital Ratio	(	)%	27.9%	27.2%	27.3%	28.0%	28.8%

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Good Bank			1 April 2016	30 Sep 2016	30 Sep 2017	First Maturity Date	30 Sep 2018
Tier 2 Capital ratio	(	)%	6.3%	6.1%	5.9%	5.9%	5.7%
Total Capital Adequacy Ratio	(	)%	34.1%	33.3%	33.3%	33.9%	34.5%
Qualifying CET 1 capital	ZAR billion		7.95	7.90	8.32	8.51	9.14
Qualifying Tier 2 capital	ZAR billion		1.79	1.79	1.80	1.79	1.81
Qualifying Total capital	ZAR billion		9.73	9.69	10.12	10.30	10.95
Risk Weighted Assets	ZAR billion		28.5	29.09	30.43	30.40	31.73
Leverage ratio	(	)%	>12%	>12%	>12%	>12%	>12%

4.4.14                                                                               Credit rating

Given the importance of continued access to wholesale institutional funding, it is important for Good Bank to obtain and maintain a public credit rating on its debt funding instruments.  Good Bank will obtain an issuer’s rating as well as a rating for the EMTN programme and the EMTNs from Standard & Poor’s Rating Services. As at the date of this document, Good Bank holds a global scale foreign currency preliminary long term issuer rating of B+ from Standard & Poor’s Rating Services.

4.4.15                                                                               The Good Bank Indemnity

On the Transaction Effective Date, Residual Bank will issue the Good Bank Indemnity to Good Bank and SARB will guarantee Residual Bank’s contingent obligations to make any indemnity payments to Good Bank.

The Good Bank Indemnity will ensure that Good Bank is adequately indemnified against any losses or liabilities suffered by Good Bank in respect of the Good Bank Business, to the extent that they: (i) result from any facts, events, circumstances, acts and/or omissions that exist on the day before the Transaction Effective Date; and (ii) are not taken into account in the Top-Up Cash Amount calculation. The Good Bank Indemnity will provide indemnity cover up to a maximum aggregate amount of ZAR3 billion, provided that Good Bank has notified Residual Bank of the relevant claims and/or losses by or before the eighth anniversary of the Transaction Effective Date.

4.4.16                                                                               Material Risk Factors

The material risk factors that may impact upon the performance of the Good Bank Business are discussed in Annexure D.

4.5                                                           Cell Captive Arrangement

African Bank’s sister company Stangen will not form part of the New HoldCo Group.

Instead, a new cell captive insurance arrangement has been established between Guardrisk and InsureCo with effect from 17 January 2016. All customers taking up New Loans after 17 January 2016 and all credit card customers (both new and existing) will be offered insurance products issued by Guardrisk in terms of this new arrangement.

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The current understanding is that loans in the Good Book and the Residual Book that are already insured by Stangen as at 17 January 2016 will continue to be insured by Stangen, subject to the termination of those insurance arrangements on the basis of refinancing, repayment, lapsing or otherwise in due course.

Guardrisk is a registered and licensed long-term insurance company that has been conducting cell captive insurance business in South Africa for over 16 years. It has already established a portfolio of multiple cells owned by a variety of different shareholders. Guardrisk is a wholly owned Subsidiary of MMI Group Limited

4.5.1                                                                                      What is cell captive insurance?

Cell captive insurance is normal insurance cover provided by a registered insurance provider. The insurance company, both from a regulatory, insolvency and general corporate law perspective, is a separate juristic person subject to the same rules, regulations and requirements as any other registered insurer. The insurer must comply with all the solvency, liquidity and capital adequacy requirements applicable to insurance companies in the same category and it will underwrite and carry risks towards its policyholders as a licensed insurance company in the ordinary course.

The main distinguishing factor is that a cell captive insurer issues different classes of shares to its various shareholders. Each class of share is linked to a particular cell in the insurer and enables the relevant shareholder (or cell owner) to share in the profits of the relevant cell through dividends. Each shareholder is also contractually obliged to capitalise its cell from time to time: (i) to ensure that the cell complies with regulated capital and solvency requirements at all times; and (ii) to absorb any underwriting losses that may arise. As such, each shareholder effectively carries the risk and shares in the benefit of the insurance business in the cell linked to that shareholder’s class of shares.

A cell is a notionally segregated portion of the business of the insurance company, ring-fenced through contractual arrangements between the cell captive insurance company and its various shareholders. A cell does not constitute a separate legal entity and it is not a statutory ring-fenced structure - it is merely a reference to a specific portion of the insurer’s business.

Cell captive insurance is widely used and accepted in the South African insurance market.

4.5.2                                                                                      The relationship between InsureCo and the cell captive insurer

InsureCo has subscribed for a separate class of shares in Guardrisk (“Cell Captive Shares”), linked to a specific and contractually ring-fenced cell. The cell will consist of all the insurance business introduced by Good Bank to Guardrisk (see section 4.5.3 below) (“the Good Bank Cell”).

If an underwriting profit is made in the Good Bank Cell, then InsureCo will have a right to the profits (or dividends) in its capacity as shareholder. If an underwriting loss is made, InsureCo will be contractually obliged to subscribe for further Cell Captive Shares to contribute sufficient capital to absorb the loss.

The right to dividends in the event of an underwriting profit is subject to the overall solvency and liquidity of the insurer, as well as its ability to pay dividends subject to the Companies Act and applicable insurance laws. Accordingly, if losses in excess of existing solvency buffers are suffered in other cells and the relevant other shareholders default on their capitalisation obligations, then the ability of the insurer to pay dividends in respect of profitable cells may be affected.

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To mitigate the risk of cross-contamination between cells, all major cell captive insurers in South Africa already require that shareholders maintain their cells in a financially sound condition by (for example) prescribing minimum capital holding requirements. The regulator is also in the process of drafting legislation that will make certain minimum solvency requirements in each cell a statutory obligation.

To further mitigate this risk, the holding company of the cell captive insurer (in this case Guardrisk Group Proprietary Limited) holds a particular class of shares constituting a so-called promoter cell. The promoter cell is intended to contain sufficient capital to absorb losses suffered in loss-making cells where the relevant shareholders fail to comply with their contractual funding obligations. The quantity of promoter capital required from time to time is determined on an actuarial basis.

Although profits derived from the Cell Captive Shares will be available to recapitalise Good Bank if required, such recapitalisation is not included in the Base Case Forecasts. The Top-Up Cash Amount together with the Consortium equity capital, allows Good Bank a reasonable prospect of achieving the CET Target.

Guardrisk will earn two notional fees from the Good Bank Cell: (i) a management fee based on a percentage of premiums, subject to a fixed annual maximum fee (increasing annually by inflation); and (ii) an investment fee based on a percentage of the net investment income and realised net capital gains earned from the Good Bank Cell investment fund (being all cash and retained earnings attributable to the Good Bank Cell). These fees will reduce the profits in the Good Bank Cell available for distribution to InsureCo. The fees are referred to as notional because there is no legal liability imposed upon Good Bank to pay the fees. The notional fees that accrue to Guardrisk are subtracted from the ring-fenced profit allocation available for distribution to InsureCo. The profits so deducted (being the amount of notional fees) are then accounted for as promoter profit and paid to Guardrisk as a dividend on its shares.

4.5.3                                                                                      The relationship between Good Bank and the cell captive insurer

Good Bank will enter into the required intermediary-, binder- and/or outsourcing agreements with Guardrisk pursuant to which Good Bank will market Guardrisk policies to its customers and will earn fees and commission from Guardrisk in this regard (please refer to Annexure A5 which stipulates the assumptions used to forecast these fees and commissions during the Base Case Period).

4.5.4                                                                                      Funding and capitalisation of the Good Bank Cell

InsureCo will be contractually obliged to keep the Good Bank Cell in a financially sound condition. Further capital required to meet minimum capital holding requirements and to absorb any underwriting losses that may arise from time to time will be paid to Guardrisk in the form of a subscription for further Cell Captive Shares.

Since the insurance arrangement has been established before the Transaction Effective Date, African Bank will in the interim provide the financial support required by InsureCo to meet its funding obligations by advancing loans to New HoldCo before the Transaction Effective Date (“the Insurance Funding Facility”). African Bank’s rights and obligations in terms of the Insurance Funding Facility will be transferred to Good Bank as part of the Good Bank Business so that Good Bank will effectively fund the arrangement after the Transaction Effective Date. After the Transaction Effective Date, InsureCo will further capitalise the Good Bank Cell as and when required by utilising its own cash resources, or otherwise raising funding from Guardrisk and/or New HoldCo. It is currently anticipated that the Good Bank Cell will require up to ZAR150 million of capital during its first year of operation.

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If the African Bank Restructuring is not implemented, then African Bank will have access to all capital and profit in the Good Bank Cell through a contractual arrangement that will effectively result in African Bank acquiring 100% of the issued shares in New HoldCo.

The initial salient terms of the Insurance Funding Facility can be summarised as follows: (i) the loan will be secured by a pledge of New HoldCo’s shares in InsureCo; (ii) outstandings will accrue interest at JIBAR plus 320 basis points; and (iii) all capital and accrued interest will be repayable in full by the fifth anniversary of the initial draw-down date.

4.6                                                           The Base Case used to prepare the Base Case Forecasts

The Base Case Forecasts have been prepared based on a base case scenario where:

•                  it is assumed that Good Bank will continue to conduct an unsecured debt offering to natural persons, based on the existing capabilities within African Bank. As discussed above, the new management team of Good Bank will extend the product offering and/or access different market segments, but any potential benefits arising from such revised strategies are not included in the Base Case;

•                  it is assumed that the Transaction Effective Date will occur on 1 April 2016. For practical purposes however the actual Transaction Effective Date is scheduled to occur on Monday 4 April 2016;

•                  it is assumed that, save for an increase in JIBAR, the Repo Rate and inflation over the Base Case Period, economic conditions will remain broadly the same as they were on the date of this Offer Information Memorandum;

•                  goodwill of ZAR1.7 billion is reflected in the Good Bank Balance Sheet. A provisional assessment of the forecast carrying value of goodwill in terms of the forecast assumptions indicates that goodwill may have to be impaired after the Transaction Effective Date. As a result, it has been assumed in the Base Case Forecasts that goodwill is impaired. This assessment will be reconsidered after the Transaction Effective Date;

•                  foreign exchange rates are assumed to fluctuate during the Base Case Period in line with market expectations as detailed in Annexure A5.6.4. The financial effect of exchange rate movements on the foreign currency funding liabilities, derivative hedging contracts and foreign currency cash of Good Bank have been incorporated in the Base Case Forecasts;

•                  it is assumed that ZAR1.485 billion of New Subordinated Debt Instruments are issued by Good Bank (all of which will have accrued interest from 1 December 2015) and that no Subordinated Funders will elect to receive New HoldCo Shares instead;

•                  it is assumed that 65% of the senior bilateral funding instruments, and 100% of existing loans from previously affiliated companies, that become due and payable during the Base Case Period will be reinvested in Good Bank on the same terms, but that all senior EMTNs and DMTNs that mature during this period will be repaid;

•                  it is assumed that Good Bank ZAR, USD and CHF cash balances will earn returns of 6.76%, 1.50% and 0.00% respectively from the Transaction Effective Date, with the ZAR returns generally increasing with the assumed Repo Rate throughout the Base Case Period (refer to Annexure A5 for detailed assumptions);

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•                  an additional annual cost saving of ZAR591 million has been assumed over the Base Case Period (see section 4.4.10 above);

•                  it is assumed that the fair value of New Debt Instruments equals the nominal value (or amount outstanding) as at the Transaction Effective Date (Adjusted For CPI in the case of Index-Linked Instruments). IFRS requires the New Debt Instruments to be fair valued at the Transaction Effective Date and it is possible that the fair value determined by Good Bank may be different to the nominal value (or amount outstanding); and

•                  it is assumed that cost of debt funding varies over the Base Case Period, based on detailed calculations with reference to the specific contractual interest rates applicable to the underlying instruments and after considering the effective cost of hedging and derivatives.

The Base Case Forecasts include the material improvements that have been made to the credit and provisioning policies and operating model of the Bank as discussed in section 4.4 above. However, it is envisaged that the business model of Good Bank will be further enhanced by the new management team to exploit the strong capital and liquidity position of Good Bank, which may result in a better outcome than forecast in the Base Case Forecasts.

A list of the principal assumptions and financial information used to prepare the Good Bank Balance Sheet and Base Case Forecasts are included in Annexure A5. Please also refer to Annexure D which details the risk factors that could potentially affect the Good Bank Business and result in the Base Case Forecasts not being achieved.

Please note that although the Curator has prepared the Good Bank Balance Sheet and the Base Case Forecasts in good faith, forecasts are inherently subjective, uncertain and unpredictable in nature. If the key assumptions used to prepare the Base Case turn out to be incorrect in any material respect, the actual outcome may be worse or better than the Base Case Forecasts included in this Offer Information Memorandum. The Base Case assumptions are also not an exhaustive list of all the assumptions that have been made. You should form your own view and, if required, obtain your own advice in respect of the potential future performance of Good Bank.

4.7                                                           Good Bank Balance Sheet and Base Case Forecasts

4.7.1                                                                                      Good Bank Balance Sheet

The Base Case, based on the various assumptions listed in section 4.6 read with Annexure A5, indicates a reasonable prospect of Good Bank achieving the CET Target.

In a Base Case scenario, and subject to the various Base Case assumptions (see section 4.6 and Annexure A5), Good Bank will commence its operations with a forecast opening statement of financial position represented by column G in the table on the next page.

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ZAR million	A African Bank (before the African Bank Restructuring)	B Adjustments to arrive at Good Bank Business	C Good Bank Business before the African Bank Restructuring	D Exchange Offers	E VAT incurred in respect of acquired assets	F Equity injection	G Good Bank Balance Sheet
ASSETS
Short-term deposits and cash (including collateral cash)	20 769	(7 996)	12 773	1 645		10 000	24 418
Statutory assets	3 162		3 162	(1 645)			1 517
Derivatives and other assets	5 823		5 823		116		5 939
Net advances	24 936	(4 853)	20 083	93			20 176
Loans to affiliated companies	152		152				152
Property and equipment	400		400	105			505
Intangible assets	68		68	63			131
Goodwill				2 055	(331)		1 724
Total assets	55 310						54 562
LIABILITIES AND EQUITY
Collateral liabilities	4 993		4 993				4 993
Other liabilities	1 049	(84)	965				965
Fair value derivatives liabilities	32		32				32
Bonds and other long-term funding	52 179	(52 179)		36 588			36 588
Subordinated bonds, debentures and loans	5 306	(5 306)		1 559			1 559
Loans from affiliated companies	671	(134)	537				537
Deferred tax liability				103			103
Total liabilities	64 230						44 777
Ordinary share capital and premium	14,404	(14 404)				10 000	10 000
Reserves and accumulated losses	(23 324)	23 324			(215)		(215)
Total equity (capital and reserves)	(8 920)						9 785
Total liabilities and equity	55 310						54 562

In preparing the Good Bank Balance Sheet, the African Bank statement of financial position has been forecast from 30 September 2015 to 31 March 2016, and a Transaction Effective Date of 1 April 2016 has been assumed. Further detail in respect of the financial information used to prepare the Good Bank Balance Sheet is included in Annexures A4 and A5. The Good Bank Balance Sheet (column G in the table above) is derived as follows:

•                  the African Bank assets and liabilities that will not be transferred to Good Bank on the Transaction Effective Date (determined as at the Transaction Effective Date) are deducted (column B) from the African Bank statement of financial position (column A). These are essentially the assets and liabilities that will remain behind in Residual Bank (see section 5);

•                  in terms of IFRS, a fair value adjustment is applied to the Good Book and the property and equipment transferred to Good Bank, including the African Bank brand (column D). In accordance with IFRS 3 Business Combinations, Good Bank is viewed as the acquirer of the Good Bank Business and it is required to perform a fair value exercise on the assets and liabilities acquired. The assumptions that underlie the fair value calculation in column D are explained in more detail in Annexure A5. This component of the Good Bank Balance Sheet is discussed in further detail in section 4.7.1.1 below. The fair value of the New Debt Instruments is assumed to be equal to their nominal value on the date of issue;

•                  a goodwill amount of ZAR1.7 billion arises (column G), indicating the difference between the fair value of the assets acquired and the liabilities assumed in return (see section 4.7.1.2 below), after adjustment for VAT assumed to be payable in respect of the acquired assets (see next bullet point below);

•                  it is assumed that ZAR331 million of VAT will be payable in respect of the acquisition of the Good Bank Business (column E). VAT may become due on the property and equipment, intangibles and goodwill acquired by Good Bank (the remainder of the assets is exempt from VAT). It is assumed that ZAR116 million of VAT will be recoverable from SARS, which is broadly in line with the historic apportionment of VAT in African Bank. The potentially irrecoverable portion is recorded in reserves at the Transaction Effective Date and recycled as a charge through the statement of profit or loss in year one. The parties to the Sale of Business Agreement have applied to SARS for certain VAT rulings that, if successful, will reduce the amount of VAT incurred and/or the irrecoverable portion thereof; and

•                  the ZAR10 billion equity to be provided by the Consortium is reflected in column F.

4.7.1.1                                                                                                                  The fair value adjustment

It is currently estimated that the forecast fair value of the Good Book will be ZAR93 million more than the net book value (“the Fair Value Adjustment”). It is required in terms of IFRS that the Fair Value Adjustment must be unwound over the period of the assets to which it relates. The Base Case Forecasts below accordingly include, within the forecast statement of profit or loss, an annual cost to unwind the Fair Value Adjustment, which results in an impact on the forecast profitability of Good Bank.

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4.7.1.2                                                                                                                  The goodwill

The amount by which the total liabilities assumed and/or issued by Good Bank on the Transaction Effective Date exceed the fair value of the Good Bank assets and cash is reflected as goodwill in the Good Bank Balance Sheet. The value of the assets and the Top-Up Cash Amount have been agreed between Good Bank and the Curator, subject to a review and adjustment mechanism, on a basis that will afford Good Bank, in a Base Case scenario (and subject to the various Base Case assumptions) a reasonable prospect of achieving the CET Target. The interaction between these components of the Good Bank Balance Sheet results in a forecast ZAR1.7 billion goodwill amount as at 1 April 2016.

A detailed fair value exercise will be conducted after the Transaction Effective Date to determine the fair value of the assets and liabilities as at that date. The outcome of this exercise will determine the ultimate amount of goodwill in the Good Bank balance sheet as at the Transaction Effective Date.

IFRS does not require goodwill to be amortised. Goodwill must however be assessed annually for impairment. The current provisional assessment of the forecast carrying value of goodwill in terms of the Base Case assumptions indicates that goodwill may have to be impaired after the Transaction Effective Date and therefore it has been assumed that goodwill will be impaired. The position will be re-assessed after the Transaction Effective Date.

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4.7.2                                                                                      Base Case Forecasts for Good Bank

4.7.2.1                                                                                                                  Good Bank forecast statement of financial position up until FY18

ABRIDGED STATEMENT OF FINANCIAL POSITION FOR GOOD BANK

		Forecast as at	Forecast as at	Forecast as at
	Forecast as at	September	September	September
ZAR million	1 April 2016	2016	2017	2018

Assets

Short-term deposits and cash	15 681	15 586	14 832	10 459
Foreign Cash	3 744	7 193	12 055	14 489
Collateral cash	4 993	3 807	1 032	686
Statutory Assets	1 517	1 333	990	1 269
Fair value derivative asset	5 697	3 807	1 032	686
Other assets	242	241	126	127
New HoldCo loan	152	160	177	196
Net advances	20 176	19 433	18 389	18 745
Gross advances *	29 207	28 828	27 659	27 743
Advances fair value true-up*	93	69	33	13
Deferred administration fees*	(19)	(19)	(19)	(19)
Impairment provisions*	(9 105)	(9 445)	(9 284)	(8 992)
Net deferred tax asset	—	20	110	85
Property and equipment	505	528	553	550
Intangible assets	131	123	106	89
Goodwill	1 724	—	—	—
Total assets	54 562	52 231	49 402	47 381

Liabilities and equity

Collateral liabilities	4 993	3 807	1 032	686
Other liabilities	1 502	1 517	1 551	1 587
Fair value derivative liability	32	6	1	—
Treasury funding - existing	36 588	37 354	36 873	31 288
Treasury funding - roll forward	—	—	—	3 067
Net deferred tax liability	103	—	—	—
Subordinated bonds - principal	1 485	1 485	1 485	1 485
Subordinated bonds - accrued interest	74	52	52	53
Total liabilities	44 777	44 221	40 994	38 166

Share Capital	10 000	10 000	10 000	10 000
Reserves and accumulated losses	(215)	(1 990)	(1 592)	(785)

Total equity (capital and reserves)	9 785	8 010	8 408	9 215

Total liabilities and equity	54 562	52 231	49 402	47 381

* The split of net advances is an additional disclosure not required under IFRS. The split is based on the carrying values of the Good Book in African Bank (before the fair value accounting of the Good Book at the Transaction Effective Date) and is shown to allow better comparability.

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The accumulated losses are mostly driven by non-recurring items, being assumed irrecoverable VAT of ZAR215 million and a goodwill impairment of ZAR1.7 billion (see section 4.7.2.2 below). VAT has been assumed to become due on the property and equipment, intangibles and goodwill assets being transferred. The recoverable portion of this VAT charge is assumed to be broadly in line with historic apportionment of VAT in African Bank, with the remaining irrecoverable amount recorded in reserves at the Transaction Effective Date and recycled as a charge through the statement of profit or loss in the six month period ending on 30 September 2016. The total forecast equity is forecast to grow throughout FY17 and FY18. This improvement results from increased forecast profitability up to the end of FY18.

Total assets and liabilities reduce in FY17 and FY18 partially due to forecast movements in foreign currency debt and the cash held as natural hedge.

The first scheduled repayment of existing liabilities on the First Maturity Date leads to a further reduction in forecast Good Bank cash and a net reduction in liabilities in FY18.

It is an important structural element of the African Bank Restructuring to deliver a Good Bank that has a reasonable prospect of achieving the CET Target. Common Equity Tier 1 Capital is forecast as follows: as at 30 September 2016: 27.2%, as at the end of FY17: 27.3%, and as at the end of FY18: 28.8%. Refer to section 4.4.13 for further commentary in this regard. Please also refer to section 4.4.2 which comments on the fair value assumption on New Debt Instruments.

4.7.2.2                                                                                                                  Good Bank forecast statement of profit or loss until FY18

ABRIDGED STATEMENT OF PROFIT OR LOSS FOR GOOD BANK FOR PERIODS ENDING 30 SEPTEMBER

	Forecast	Forecast	Forecast
	6 months	12 months	12 months
ZAR million	FY16	FY17	FY18
Interest income on advances	2 095	5 292	5 764
Non-interest income	409	1 243	1 715
Income from operations	2 504	6 535	7 479
Credit impairment charge	(161)	(1 342)	(2 130)
Claims Recovered from Stangen / cell captive	12	117	227
Risk-adjusted income	2 355	5 310	5 576
Amortisation of intangibles and impairment of goodwill	(1 732)	(17)	(17)
Other interest income	573	1 200	1 221
Interest expense	(1 607)	(3 519)	(3 218)
Operating costs	(1 148)	(2 314)	(2 301)
Foreign exchange losses	(184)	—	(34)
Indirect taxation: VAT	(269)	(109)	(108)
Operating (loss) / profit before taxation	(2 012)	551	1 119
Deferred tax	123	90	(25)
Direct taxation: current tax	(101)	(243)	(287)
(Loss) / profit for the period / year	(1 990)	398	807

Good Bank is forecast to make a loss of ZAR2.0 billion in the 6 month period ending on 30 September 2016, which is attributable to non-recurring items being the assumed amount of irrecoverable VAT (ZAR215 million) and the

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impairment of goodwill (ZAR1.7 billion). Thereafter performance is anticipated to improve, with profits after tax of ZAR398 million forecast in FY17 and ZAR807 million forecast in FY18.

The underlying performance of Good Bank is forecast to improve significantly over the Base Case Period, largely as a result of the performance of the book. This benefit reflects the anticipated positive outcome of the revised credit policies that have been implemented since Curatorship as new loans become a greater proportion of the loan advances book due to increased sales volumes included in the Base Case Forecasts. African Bank’s recent volumes of monthly disbursements have exceeded the volumes previously forecast, and the Base Case Forecasts have been updated accordingly. In addition, it is forecast that the Repo Rate will increase during the Base Case Period (please see details in Annexure A5) and this results in the forecast of increased interest income on cash balances during the period.

It should also be noted that under the Base Case Forecasts, Good Bank retains substantial cash holdings during the Base Case Period.  Such holdings, if retained, have a performance drag, since the return on such cash holdings is less than the interest accrued on the funding liabilities. It is anticipated that management will continue to develop the business plan for Good Bank which may deploy some of this cash holding into more profitable lending activities, in co-ordination with the board of the Good Bank and New HoldCo.

For more information on the preparation of the Good Bank Base Case Forecasts, please refer to Annexure A5.

4.8                                                           Conclusion

Although the economic climate in South Africa remains challenging, the Base Case Forecasts (subject to the various disclosed assumptions) indicate that Good Bank is reasonably positioned to become a viable and profitable bank within two and a half years of the Transaction Effective Date. The strong cash position of Good Bank in conjunction with a wide range of credit scoring, provisioning, operational, and risk improvements that have been implemented since Curatorship results in a Good Bank Balance Sheet that demonstrates a reasonable prospect of Good Bank achieving the CET Target based on the assumptions set out in section 4.6 above, read with Annexure A5.

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5.             RESIDUAL BANK

Following implementation of the African Bank Restructuring, Residual Bank will retain the Residual Book and some other assets (including some intra-group receivables within the legacy African Bank group). Residual Bank will also issue Stub Instruments to those Senior Funders, Subordinated Funders and Other Senior Creditors (if any) whose Existing Debt Instruments have been exchanged in terms of the Exchange Offers or by Extraordinary Resolution (see sections 3.3 and 3.4 above for a detailed explanation of the Exchange Offers).

Residual Bank will not advance further loans and its sole purpose will be to collect all receivables due to it, and to use its collections (net of operating expenses): (i) to repay the SARB Transaction Loan; (ii) to repay draws (if any) made against the SARB Indemnity Facility from time to time. Draws will only be required to the extent that any claims are made in terms of the Good Bank Indemnity in circumstances where Residual Bank’s own collected cash is insufficient to discharge the claim; and (iii) to create the Indemnity Reserve.

Any potential further net collections (over and above the amount required to settle amounts due to SARB and to establish the Indemnity Reserve), or amounts released from the Indemnity Reserve (if any), will be distributed to the other creditors of Residual Bank in such amounts and at such time as the Curator deems fit, in accordance with their ranking (see section 3.6 above).

Based on the information available to the Curator as at the date of this Offer Information Memorandum, the assumptions set out in this section 5 and the terms of the Good Bank Indemnity, the Residual Run-Off Analysis in section 5.4 below reflects: (i) a reasonable prospect that the SARB Transaction Loan (plus interest) will be repaid and that the Indemnity Reserve will be fully established; (ii) a reasonable prospect of a portion of the claims of unsubordinated creditors of Residual Bank being paid if no claim is made under the Good Bank Indemnity and no further claims are proven against Residual Bank; (iii) no reasonable prospect of any distribution to unsubordinated creditors if the Good Bank Indemnity is called in full; and (iv) no reasonable prospect of any amount being distributed to subordinated creditors of Residual Bank (including the holders of Subordinated Stub Instruments and any Existing Subordinated Debt Instruments remaining in Residual Bank).

This section 5 contains the following information:

•                  a brief overview of Residual Bank, including detail about its assets and liabilities on and immediately after the Transaction Effective Date. A projection of the anticipated assets and liabilities of Residual Bank as at 1 April 2016 is included in section 5.1 below;

•                  detail about the projected operating and run-off costs and expenses of Residual Bank, including an explanation of the proposed fee structure in terms of which Good Bank will be remunerated for the collection and administration of the Residual Book (see section 5.2 below);

•                  detail about the position of SARB as a secured creditor of Residual Bank, highlighting the nature and impact of the Indemnity Reserve in its current proposed form on the Residual Run-Off Analysis (see section 5.3 below); and

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•                  the Residual Run-Off Analysis (being the projected cash flow from the run-off of Residual Bank), including the assumptions that have been used to project potential recoveries for creditors in Residual Bank (see section 5.4 below).

Assumptions have been categorised, as appropriate, as follows and presented in brackets where relevant:

•                  IC — Inside management’s control, being those assumptions in respect of which management can exercise some level of influence;

•                  OC — Outside management’s control, being those assumptions that are exclusively outside of management’s influence; and

•                  T — Assumptions driven by the African Bank Restructuring and therefore outside management’s influence.

Assumptions are based on management expectations relating to scenarios of future events and the actions management expects to be taken in such scenarios, but are hypothetical in nature given the circumstances.

5.1                                                           Overview of Residual Bank

5.1.1                                                                                      Residual Bank: List of projected assets and liabilities as at 1 April 2016

In preparing the projected list of Residual Bank assets and liabilities as at 1 April 2016:

•                  the African Bank balance sheet has been forecast forward from 30 September 2015 to 31 March 2016 (see Annexure A4), and a Transaction Effective Date of 1 April 2016 has been assumed. The African Bank balance sheet has been split into a Good Bank Balance Sheet (see section 4.7.1 above) and a Residual Bank balance sheet, and a SARB Transaction Loan of ZAR3 279 million is assumed (see section 5.1.3.3 below);

•                  it is assumed that 100% of the Existing Debt Instruments are exchanged and that Stub Instruments are issued to all Senior Funders and Subordinated Funders (OC).

The calculation of the projected amount of the SARB Transaction Loan is discussed in more detail in section 5.1.3.3 below.

The assets and liabilities of Residual Bank on and immediately after the Transaction Effective Date are projected in the table on the next page.

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ZAR million	Residual Bank assets and liabilities remaining after transfer of the Good Bank Business and settlement of Exchange Offers (see section 4.7.1 and Annexure A)	Residual Bank after Transaction Effective Date expenses and obligations have been paid	Comments
Assets

Cash	7 996	500

Cash, supplemented by the SARB Transaction Loan if necessary, is used to settle the Coupon Service Payment, the Senior Cash Payment, the Subordinated Cash Payment and some other Transaction Effective Date liabilities

Net advances	4 853	4 853	Residual Book

Intra group receivables	—	—	Notably from ABIL

Liabilities

Other liabilities	(419)	—	Mainly VAT on the sale of goodwill and other intangibles, paid shortly after Transaction Effective Date

Bonds and other long term funding	(15 724)	(5 540)	Coupon Service Payment of ZAR5.5 billion and Senior Cash Payment of ZAR4.7 billion; paid on or shortly after Transaction Effective Date

Subordinated Loans	(3 828)	(3 656)	Subordinated Cash Payment of ZAR165 million plus interest of ZAR7 million accrued post 1 December 2015

SARB Transaction Loan		(3 279)

Net liabilities	(7 122)	(7 122)

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5.1.2                                                                                      Residual Bank assets

5.1.2.1                                                                                                                  The Residual Book

The Residual Book is essentially the entire loan portfolio of African Bank, other than the Good Book that will be transferred to Good Bank on the Transaction Effective Date. The salient features of the Residual Book projected as at 31 March 2016 are reflected in the table on the next page:

Gross value of loan assets in Residual Book*	ZAR11 158 million

Impairments	ZAR6 305 million

Provision coverage	57%

Net value of loan assets in Residual Book	ZAR4 853 million

*Excluding gross value of the written-off book

The Residual Book consists of all African Bank loans that are not included in the Good Book as Selected Loans or New Loans (please see section 4.4.1.2 above).

Since Residual Bank will not have a banking licence after the Transaction Effective Date, all active credit card accounts are included in the Good Book and will be transferred to Good Bank even though they may not meet the revised borrower criteria in terms of the new more conservative lending model.

The improved provisioning policy described in Annexure A5 has been applied to project the impairments and net value of the Residual Book in the table above.

5.1.2.2                                                                                                                  Intra-group receivables

The table below reflects the forecast intra-group receivables as at 31 March 2016:

ZAR million	Gross Balance	Provision	Net Balance	Assumed Recovery	Assumed Timing
African Bank Investments Ltd	265	(265)	—	133	Apr-18
Ellerines Furnishers (Pty) Ltd	56	(56)	—	11	Dec-16
Ellerines Holdings Ltd	1 365	(1 365)	—	258	Dec-16
Gilt Edged Management Services (Pty) Ltd	23	(23)	—	—	N/A
Total	1 709	(1 709)	—	402

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(a)         ABIL

To date, 50 cents in the Rand have been paid to African Bank by the business rescue practitioners of ABIL. The Residual Run-Off Analysis is based on the assumption that only 50% of the remainder will be recovered but the Curator currently expects full repayment (unless material unexpected challenges are faced by the business rescue practitioner) (OC).

(b)         Ellerine Furnishers

Ellerine Furnishers is currently in business rescue. It is assumed that an amount of ZAR11 million will be recovered from Ellerine Furnishers (OC).

(c)          EHL

EHL is in business rescue and the ZAR1.4 billion intercompany loan advanced by African Bank has been written off in the African Bank balance sheet.

The most recent estimated recovery realisation to be made by the business rescue practitioner of EHL is ZAR570 million. A payment of ZAR127 million has been received to date. A level of risk is recognised on the remaining recovery and a 10% discount has been applied. Based on this estimate, and the fact that the ZAR1.4 billion constitutes approximately 75% of EHL’s debt, an estimated amount of ZAR258 million is assumed to be recoverable from EHL (570 x 90% x 75% less dividend of ZAR127 million) (OC).

(d)         GEMS

GEMS is a dormant Subsidiary of ABIL with no assets and there is no prospect of recovery of this intra-group claim (OC).

5.1.2.3                                                                                                                  Potential tax recoveries

African Bank has open tax matters with SARS relating to the deductibility of impairment provisions on the Bank’s advances book and the application of SARS’ directive regarding the treatment of doubtful debts by banks. African Bank is of the view that the current tax asset cannot be recognised because of the uncertainty around the resolution of this matter as negotiations with SARS remain ongoing.

The Bank continues to pursue this matter, bur for purposes of the Residual Run-Off Analysis it is assumed that there will be no recoveries from SARS (OC). The ultimate amount recovered (if any) may vary and will depend on the outcome of negotiations.

5.1.2.4                                                                                                                  Cash

An initial Operating Float of ZAR500 million will be established as part of the draw-down against the SARB Transaction Loan (see section 5.1.3.3 below), but this amount may be increased or decreased from time to time in line with actual operating and run-off costs and expenses incurred and/or expected (refer to the Distribution Waterfall in section 3.6) (IC).

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5.1.3                                                                                      Residual Bank liabilities

5.1.3.1                                                                                                                  Senior Stub Instruments and Subordinated Stub Instruments

Existing Debt Instruments that are exchanged in terms of the Exchange Offers will be cancelled and replaced by Stub Instruments (see sections 3.3.6 and 3.4.8 above). It is assumed for purposes of the Residual Run-Off Analysis that 100% of the Existing Senior Debt Instruments and Existing Subordinated Debt Instruments will be exchanged in terms of the Exchange Offers (OC).

5.1.3.2                                                                                                                  Operating and run-off costs and expenses

Residual Bank will incur day-to-day costs and expenses to collect receivables accruing to it and to conduct general run-off and administration activities. While the projected list of assets and liabilities in section 5.1.1 above does not include an amount for such costs and expenses (as they will be incurred over time), it does include an assumed initial Operating Float of ZAR500 million to cover initial costs and expenses (IC). The Operating Float will be topped-up in priority to all other distributions to such level as the Curator deems appropriate from time to time. More detail about the nature of these projected costs and expenses is included in section 5.2 below.

5.1.3.3                                                                                                                  SARB Transaction Loan

The list of assets and liabilities in section 5.1.1 projects a SARB Transaction Loan of ZAR3.279 billion as at 1 April 2016. Based on current projections, it is anticipated that Residual Bank will have sufficient cash resources on the Transaction Effective Date to discharge the Top-Up Cash Amount that must be paid to Good Bank (see section 3.2.3 above) in full (T).

Residual Bank will however, to the extent that its remaining cash is insufficient, need to borrow funds in terms of the SARB Transaction Loan to (i) discharge the Coupon Service Payment, the Senior Cash Payment and the Subordinated Cash Payment; (ii) establish the Operating Float; (iii) discharge Other Senior Claims that must be settled in cash (see section 3.3.5.3 above) as well as other Transaction Effective Date expenses and obligations; and (iv) to discharge any professional services fees incurred during Curatorship, but not yet paid (if any).

The table below reflects the manner in which the projected SARB Transaction Loan amount has been calculated:

ZAR million
Projected opening cash balance (see Good Bank Balance Sheet in section 4.7.1 above)	7 996
Coupon Service Payment (calculated as at 1 April 2016), on the assumption that 100% of the Serviced Instruments are exchanged	(5 494)
Senior Cash Payment and Subordinated Cash Payment	(4 862)
Other creditors, mainly VAT arising from the African Bank Restructuring and incurred under Curatorship, not yet paid	(419)
Operating Float	(500)
Opening SARB Transaction Loan requirement	3 279

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The Curator will provide a market update as to the actual opening balance sheet of Residual Bank subsequent to the Transaction Effective Date.

5.1.3.4                                                                                                                  Contingent liabilities in terms of the Good Bank

The Good Bank Indemnity will be for a maximum amount of ZAR3 billion and will apply for an eight year period. The impact of the Good Bank Indemnity and the Indemnity Reserve on the Residual Run-Off Analysis is discussed in more detail in section 5.3.2 below.

5.1.4                                                                                      Management of Residual Bank

Residual Bank will not retain any employees since all employment contracts in existence in African Bank will transfer to Good Bank on the Transaction Effective Date. It is currently anticipated that Residual Bank will remain under Curatorship (and therefore managed by the Curator) for at least an initial period following the Transaction Effective Date. It is not clear for how long Residual Bank will remain in Curatorship and/or whether it will be placed in liquidation (OC).

The collection and administration of the Residual Book will be outsourced to Good Bank in return for the fees detailed in section 5.2.2 below.

A service level agreement between Good Bank and Residual Bank has been concluded. The Curator has considered alternative service providers to administer and collect the Residual Book, but it appears unlikely that any third party supplier will be able to provide the seamless outsourcing of collections that will be achieved if Good Bank is appointed. The Curator sought independent advice to ensure that Residual Bank pays a market related service fee for the service.

5.1.5                                                                                      Banking licence and scope of business

It is anticipated that the banking licence of Residual Bank will be cancelled with effect from the Transaction Effective Date (T). Residual Bank will cease to advance loans, to take deposits and/or to conduct any banking or commercial trading activities after the transfer of the Good Bank Business. Residual Bank’s activities will be limited to: (i) implementation of the Exchange Offers and the wider African Bank Restructuring; (ii) collection of the Residual Book (which will be outsourced to Good Bank) and other receivables; (iii) payment of liabilities in accordance with the Distribution Waterfall; and (iv) any activities reasonably ancillary to, and in support of, the main activities listed in (i) to (iii).

5.2                                                           Projected operating and run-off costs and expenses

The actual operating and run-off expenses of Residual Bank may be different to what is projected in the Residual Run-Off Analysis and accordingly the Curator has full discretion to increase or decrease the Operating Float from time to time in line with actual current and anticipated expenditure from time to time.

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5.2.1                                                                                      Curator’s and professional services fees

Although the majority of the Curator’s duties will have been completed upon implementation of the African Bank Restructuring, it is currently anticipated that the Curatorship will continue in order to supervise the collection of the Residual Book (IC). The Curator is likely to require some legal-, operational- and other professional support during the run-off process. The Curator’s fees as well as the fees of professional advisors appointed by him will depend on actual time spent to provide the relevant service, but for purposes of the Residual Run-Off Analysis, an amount of 1% of gross collections has been assumed (IC). This estimate is based on the assumption that neither the Residual Bank nor the Curator himself will be involved in any material litigation process (OC). If substantial amounts of time must be spent to institute or to defend any claim, then fees are likely to increase.

5.2.2                                                                                      Collection fees payable to Good Bank

The main operating expense of Residual Bank will be the fees payable to Good Bank (or any other service provider appointed in future) for the collection and administration of the Residual Book (see section 5.1.4 above).

To negotiate the fee structure for the collection of the Residual Book, an in-depth exercise was undertaken to define the costs applicable to the management and collection of the Residual Book.

Although various other suppliers have expressed an interest to collect and administer the Residual Book, the Curator is of the view that none of these suppliers will be able to provide the seamless outsourcing of collections that will be achieved if Good Bank is appointed. The risk of a drop in the collections rates and a disruption in the management and servicing of the Residual Book far outweighed the benefits offered by any of the third party collectors that have expressed an interest to render the service. The fact that Good Bank will acquire all the existing collection systems and functions of African Bank means that the risk of a disruption of collections is lower compared to alternative suppliers.

The Curator has sought independent expert advice to assist him in: (i) ensuring that the commercial agreement with Good Bank reflects a fair market rate; and (ii) monitoring the performance of Good Bank on an ongoing basis to ensure that market best practice is applied in the collection of the Residual Book.

Good Bank has been appointed for an initial minimum period of 1 year. Thereafter the agreement may be terminated by either party by giving 8 months’ prior written notice (T).

The fee structure consists of both a fixed and variable component. Both have been determined by assessing African Bank’s costs in detail, and identifying what costs are applicable to the managing, servicing and collection of the Residual Book.

The variable charge that will be levied by Good Bank is based on a percentage of the amount collected, with a distinction being made between soft collections and hard collections (i.e. when a legal process is pursued). The variable charge ensures that the team in Good Bank responsible for managing the collections on the Residual Book is incentivised to collect as much as possible, and no part of this portion of the fee will have a fixed component. The costs that this fee will be required to cover will include directly attributable collections costs such as debit order payments, call centre and legal collection services, as well as salaries, telephony and other incidental costs that will

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be incurred in the collections of this portfolio. The fee structure proposed varies depending on the delinquency of the portfolio and recognises the fact that as loans migrate into a higher delinquency status as the cost of collections increases.

The fixed cost component of the charge relates to servicing and administration costs, such as customer service, IT, finance, risk, treasury, cash flow and back office management. An absorption based costing approach (i.e. identifying appropriate cost drivers and a unit cost per cost driver) was used to determine a fixed cost per account. This cost will be charged based on all customers (unique IDs) that have an outstanding balance on their loan accounts at the end of every month.

Based on the projected cash flows that will be derived from the Residual Book, the projected number of accounts on book on a monthly basis and calculating the applicable fees that are expected to be derived from this portfolio, it is projected that the cost of collections to be charged by Good Bank to Residual Bank will be ZAR339 million in the period ending on 30 September 2016 (six months), ZAR651 million in FY17 and ZAR505 million in FY18 (OC).

5.3                                                           SARB as a secured creditor of Residual Bank

5.3.1                                                                                      SARB Transaction Loan

It is currently anticipated that African Bank will need to draw approximately ZAR3.279 billion from the SARB Transaction Loan on the Transaction Effective Date (please see section 5.1.3.3 above for further detail).

The commercial terms applicable to the SARB Transaction Loan are summarised in section 3.5 above.

5.3.2                                                                                      SARB Indemnity Facility and the Indemnity Reserve

On the Transaction Effective Date, Residual Bank will issue the Good Bank Indemnity to Good Bank and SARB will guarantee the payment obligations of Residual Bank (“SARB Guarantee”) (see section 5.1.3.4 above).

To fund the ongoing potential exposure of Residual Bank in terms of the Good Bank Indemnity, SARB will make the SARB Indemnity Facility available to Residual Bank. If no indemnity claims are made by Good Bank, then the SARB Indemnity Facility will remain unutilised and the only amount owing to SARB will be the amount lent to Residual Bank under the SARB Transaction Loan. The commercial terms applicable to loans (if any) advanced in terms of the SARB Indemnity Facility are summarised in section 3.5 above. The Residual Run-Off Analysis assumes that no amount is drawn against the SARB Indemnity Facility as at the end of FY19 and that the only costs payable to SARB will be a commitment fee of 50 basis points per annum on the amount by which the available but undrawn portion of the SARB Indemnity Facility exceeds the amount in the Indemnity Reserve. Due to the eight year duration of the Good Bank Indemnity, the Indemnity Reserve will need to be appropriately invested.

In terms of the SARB loan facility and security agreements, the Curator will be obliged to accumulate excess cash collections in an Indemnity Reserve pledged in favour of SARB until the total cash in the Indemnity Reserve is equal to the maximum amount that may still become payable to Good Bank in terms of the Good Bank Indemnity (i.e. ZAR3 billion if no claims have been paid to Good Bank).

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The Indemnity Reserve cannot be released, reduced or applied for any purpose other than to satisfy claims under the Good Bank Indemnity, unless the prior consent of SARB has been obtained.

5.3.3                                                                                      SARB Security

All of the assets of Residual Bank will be ceded to SARB as security on or about the Transaction Effective Date to secure: (i) the repayment of the SARB Transaction Loan; (ii) advances (if any) made in terms of the SARB Indemnity Facility; and (iii) any payments made by SARB in terms of the SARB Guarantee, in respect of which Residual Bank will be obliged to reimburse SARB.

The assets pledged to SARB will include the Residual Book, all bank accounts of Residual Bank from time to time, all cash balances and investment instruments, all personal rights and claims against third parties and all New Senior Debt Instruments (if any) delivered to Residual Bank and retained after implementation of the Exchange Offers. In the Residual Run-Off Analysis, it is assumed that all the Existing Senior Debt Instruments are exchanged so that Residual Bank will not retain any New Senior Debt Instruments (OC).

SARB will be the only secured creditor of Residual Bank and it will rank in priority to all other creditors in the Distribution Waterfall (please see section 3.6 above for further detail).

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5.4                                                           The Residual Run-Off Analysis and assumptions

5.4.1                                                                                      The Residual Run-Off Analysis

The Residual Run-Off Analysis has been prepared based on the Collections Model and subject to the further assumptions and different overlays to the model explained in section 5.4.2 below. The table below reflects both the modelled outcome and the outcome if a 15% discount is applied to the gross modelled collections (note that 15% is used purely for illustrative purposes and that in the final outcome the discount is slightly higher than 15% due to the fixed nature of certain costs):

ZAR million	Base case	15% Discount
Forecast opening cash balance at completion	7 996	7 996
Cash received from SARB Transaction Loan	3 279	3 279
Coupon Service Payment	(5 494)	(5 494)
Trading liabilities	(419)	(419)
Senior Cash Payment and Subordinated Cash Payment	(4 862)	(4 862)
Cash float at Plan implementation	500	500
Residual Book collections (net of costs)	5 374	4 434
Interest payable on SARB Transaction Loan	(197)	(256)
Commitment fee***	(42)	(49)
Interest receivable on cash balances	296	203
Intercompany recoveries	402	402
Tax recoveries	—	—
Professional fees	(54)	(44)
Net cash recovered in Residual Bank	6 279	5 190
Repayment of SARB Transaction Loan	(3 279)	(3 279)
Residual Bank surplus before Good Bank Indemnity	3 000	1 911
Good Bank Indemnity / Indemnity Reserve	(3 000)	(3 000)
Residual Bank deficit after Indemnity	(0)	(1 089)

Outstanding senior debt (projected at September 2019)*	(7 813)	(7 813)
Senior debt recovery (Good Bank Indemnity call in full / Indemnity Reserve established) %	0%	0%
Senior debt recovery (No call on Good Bank Indemnity / Indemnity Reserve released) %	38%	24%
Outstanding subordinated debt (projected at September 2019)**	(5,598)	(5,598)
Subordinated debt recovery (no call on Good Bank Indemnity / Indemnity Reserve released) (%)	0%	0%

* Includes interest to 30 September 2019 at 300bps above JIBAR per annum (OC).
** Includes interest to 30 September 2019 at 500bps above JIBAR per annum (OC)
***Commitment fee - 0.5% per annum commitment fee, note this does not assume guarantee has been called. If called, amounts advanced under the guarantee would be charged at a higher rate (OC)

In the base case scenario:

•                  if the Good Bank Indemnity is called in full, the Indemnity Reserve is only just established and thus there will not be a material return to unsubordinated creditors. If a call is made against the Good Bank Indemnity which exceeds the level of cash accumulated in the Indemnity Reserve at the relevant time, then interest

105

costs in Residual Bank will increase (draws against the SARB Indemnity Facility accrue interest at JIBAR plus 300 basis points). In other words, the timing of claims in terms of the Good Bank Indemnity may have an impact on the net proceeds available for distribution (OC); and

•                  if no call is made under the Good Bank Indemnity, then it is likely that a material sum would be available for distribution to unsubordinated creditors (ZAR3.0 billion in the above base case scenario) (OC).

In the 15% discount scenario, the Indemnity Reserve will not be established in full and it is not reasonably anticipated that any distribution will be made to any creditors (other than SARB) (OC).

It is not anticipated that subordinated creditors will receive any distribution (OC).

The outcome of the Residual Run-Off Analysis may be different if any of the assumptions to the Collections Model (see Annexure B) or set out in section 5.4.2 below are incorrect.

The Curator is responsible for the Residual Run-Off Analysis, including the assumptions on which it is based, and for the financial information from which it has been prepared. This responsibility arises in compliance with the JSE Listings Requirements of the JSE.

Please note that although the Curator has prepared the Residual Run-Off Analysis in good faith, forward looking projections are inherently subjective, uncertain and unpredictable in nature. If the assumptions used to prepare the analysis are incorrect in any material respect, the actual outcome may be worse or better than the analysis included in this Offer Information Memorandum. You should form your own view and obtain your own advice in respect of the potential future performance of Residual Bank.

5.4.2                                                                                      Assumptions and Collections Model

The Residual Run-Off Analysis is subject to the following key assumptions:

•                  the amount drawn against the SARB Transaction Loan will be ZAR3.279 billion (please see section  5.1.3.3 above) (T) and (OC);

•                  the Good Bank Indemnity will be for an amount of ZAR3 billion and will endure until the eighth anniversary of the Transaction Effective Date (T);

•                  100% of the Existing Debt Instruments are settled and exchanged and the Senior Funders are the only unsubordinated creditors of Residual Bank (other than SARB and operating and run-off costs and expenses) (OC);

•                  once any loan in the Residual Book reaches a CD Status of CD1 or worse, any insurance policy in place with Stangen will be cancelled so that no premiums will be collected for and on behalf of Stangen (IC);

•                  an amount of ZAR402 million is recovered in respect of the intra-group receivables discussed in section 5.1.2.2 above (OC);

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•                  the accumulated tax loss in African Bank is sufficient to shield any taxable income / reversing temporary differences of Residual Bank for all subsequent tax periods (OC);

•                  the remaining Residual Book as at 30 September 2019 is disposed of at a price determined by applying a discounted cash rate of 25% to the remaining net cash flows (IC);

•                  the actual timing and amount of distributions to unsubordinated creditors have not been modelled. The Curator will endeavour to return monies to creditors in an efficient and timely manner if monies become available in accordance with the Distribution Waterfall (OC); and

•                  the Residual Run-Off Analysis presents a modelled outcome up until 30 September 2019. In light of the fact that the Indemnity Reserve must be retained beyond this date, Residual Bank will continue to earn interest on the Indemnity Reserve after the projected analysis period (IC).

To monitor the performance of the Residual Book and to project the eventual cash recoveries, a run-off model of the Residual Book has been developed (“Collections Model”).

Cash flows are projected until loans repay, settle early or complete a process of legal collections. This model draws on loan behaviour, and features observed actual balances, up to 28 February 2015.  From March 2015, modelled performance is tested against actual loan behaviour.

The projections are built using roll rate matrices that project the probability of an account moving between statuses such as different levels of arrears, early settlement or default. These probabilities are based on the historic movements of homogenous groups of accounts between these statuses. Homogenous groups of accounts are defined as accounts with similar risk profiles (application scores), terms and months on book. This projection was built using 154 million lines of data that show the monthly account status and payments made.

For accounts that are assumed to move into default, a cash flow projection is produced for the remaining period over which collections will occur. This period is assumed to be 7 years based on the level of recoveries observed for historically defaulted accounts (OC). The default recovery cash flow pattern is determined for homogenous groups of accounts based on historic cash flows for the market segment or sector and the term of the loans. The time already spent in default is also taken into account for loans that are assumed to be in default at the start of the projection.

The Collections Model does not adjust for seasonality and as such if actual performance is in line with the model prediction some underperformance in December / January of each year, which is made up across the rest of the year, should be expected (OC).

The projection between statuses and default cash flows rely on the following assumptions:

•                  that risk profile, term and months on book for roll rates and market segment, term and time in default, all fully describe the risk of the Residual Book and there are no other underlying risk drivers that will change over time;

•                  the historic experience of each homogenous group of accounts are reflective of the future performance of these accounts; and

107

•                  there is no allowance for macro-economic stress or deterioration in the unsecured credit environment.

Projections were performed by estimating all cash received directly from the client and then adding estimated insurance claims receivable from Stangen.  Thereafter, the premiums that Residual Bank will have to pay to Stangen for credit life insurance have been deducted.

5.5                                                           Conclusion

Based on the current information available to the Curator (including the terms of the Good Bank Indemnity), the Curator believes that there is a reasonable prospect that a portion of the claims of unsubordinated creditors of Residual Bank will be paid if no claim is made under the Good Bank Indemnity and no further claims are proven against Residual Bank.

The amount of any potential distribution is dependent upon the collection performance of the Residual Book and the timing and level of claims made in terms of the Good Bank Indemnity.

If the Good Bank Indemnity is called in full, then no distribution to unsubordinated creditors is reasonably anticipated.

It is not anticipated that subordinated creditors will receive a distribution.

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Annexure A

Financial Information

This is Annexure A to the Offer Information Memorandum.

Financial information included in this Annexure A comprises the following:

Historical financial information

Annexure	Description
Annexure A1 African Bank annual financial information — 30 September 2015 Page 3

Comprises extracts from the African Bank audited annual statutory financial statements of the following:
-   Statement of financial position
-   Statement of profit or loss
-   Statement of other comprehensive income
-   Statement of changes in equity
-   Statement of cash flows

The full set of annual financial statements, including the notes thereto, is available at www.africanbank.co.za or at
https://www.africanbank.co.za/about-us/investors

Annexure A2 Good Bank legal entity dormant historical financial information Page 6	Comprises the Good Bank legal entity dormant historical audited financial statements as at 30 September 2015

Pro forma financial information of Good Bank

Annexure	Description	Status
Annexure A3 Good Bank pro forma financial information for the year ended 30 September 2015 Page 17

A pro forma statement of financial position and a statement of profit or loss are presented as at an assumed Transaction Effective Date of:
-   30 September 2015 for purposes of preparing the statement of financial position
-   1 October 2014 for purposes of preparing the statement of profit or loss

Pro forma financial information is based on the Restructuring. The Reporting Accountant’s report on this pro forma financial information is contained in Annexure A6.

Forecast financial information for African Bank and Good Bank

Annexure	Description	Status
Annexure A4 African Bank Page 24	Forecast financial information for African Bank for the six months ending 31 March 2016: - Abridged statement of financial position - Abridged statement of profit or loss	Forecast financial information is based on the Restructuring. The Reporting Accountant’s reports on this forecast financial information are contained in Annexure A7 and Annexure A8.

Annexure A5 Good Bank Page 32

Forecast financial information for the Good Bank from 1 April 2016 to 30 September 2018, including the formation of the Good Bank Balance Sheet as at an assumed Transaction Effective Date of 1 April 2016:

-   Abridged statements of financial position
-   Abridged statements of profit or loss
-   Abridged cash flow statements

Reporting accountant’s reports

Annexure	Description
Annexure A6 Reporting accountant’s report on pro-forma financial information Page 58	Reporting accountant’s report on pro-forma financial information included in Annexure A3.
Annexure A7 Reporting accountant’s report on forecast financial information of African Bank Page 60	Reporting accountant’s report on forecast financial information included in Annexure A4.
Annexure A8 Reporting accountant’s reports on forecast financial information of Good Bank Page 63	Reporting accountant’s report on forecast financial information included in Annexure A5.
Annexure A9 Reporting accountant’s reports on projected financial information of African Bank Page 66

Reporting accountant’s report on projected financial information included in Annexure B (African Bank liquidation analysis) and section 5 (Residual Run-Off Analysis) of the Offer Information Memorandum.

2

Annexure A1

African Bank annual financial information

30 September 2015

EXTRACTS FROM AUDITED ANNUAL FINANCIAL STATEMENTS

The information contained in this annexure has not been reviewed by or reported on by the company’s auditors, however, it has been extracted from audited annual statutory financial statements.

AFRICAN BANK LIMITED (in Curatorship)

ANNUAL FINANCIAL STATEMENTS

STATEMENT OF FINANCIAL POSITION

at 30 September 2015

ZAR million	2015	2014

Assets

Short-term deposits and cash	6 294	3 582
Assets classified as held for sale	37 436	—
Statutory assets	—	3 042
Derivatives and other assets	—	3 048
Net advances	6 767	38 739
Deferred tax asset	—	—
Loan to affiliated companies	182	529
Property and equipment	—	455
Intangible assets	—	107

Total assets	50 679	49 502

Liabilities and equity

Short-term funding	21 326	6 764
Liabilities associated with assets classified as held for sale	4 453	—
Derivatives and other liabilities	101	1 010
Bonds and other long-term funding	26 524	36 436
Subordinated bonds, debentures and loans	4 569	4 436
Loan from affiliated companies	535	471

Total liabilities	57 508	49 117

Ordinary share capital	121	121
Ordinary share premium	14 283	14 283
Reserves and accumulated losses	(21 233)	(14 019)

Total equity (capital and reserves)	(6 829)	385

Total liabilities and equity	50 679	49 502

3

STATEMENT OF PROFIT OR LOSS

for the year ended 30 September 2015

ZAR million	2015	2014
Interest income on advances	8 720	11 727
Non-interest income	2 273	2 924
Income from operations	10 993	14 651
Credit impairment charge	(10 816)	(13 297)
Risk-adjusted income from operations	177	1 354
Other interest income	484	423
Interest expense and similar charges	(4 601)	(4 688)
Operating costs	(2 698)	(2 834)
Indirect taxation: VAT	(59)	(40)
Loss from operations	(6 697)	(5 785)
Other (losses) / gains	(185)	47
Capital items	(330)	(1 403)
Loss before taxation	(7 212)	(7 141)
Direct taxation: current and deferred	—	(2 158)
Loss for the year	(7 212)	(9 299)

STATEMENT OF OTHER COMPREHENSIVE INCOME

for the year ended 30 September 2015

ZAR million	2015	2014

Loss for the year	(7 212)	(9 299)

Other comprehensive income comprising items that are or may subsequently be reclassified to profit or loss:
Movement in cash flow hedge reserve	—	(180)
Net change in fair value of available-for-sale financial assets	(2)	—
Other comprehensive loss for the year (net of tax)	(2)	(180)

Total comprehensive loss for the year	(7 214)	(9 479)

4

STATEMENT OF CHANGES IN EQUITY

for the year ended 30 September 2015

ZAR million	Ordinary share capital	Ordinary share premium	(Accumulated losses)	Available for sale reserve	Cash flow hedging reserve	Total
Balance at 30 September 2013 (restated)	121	8 833	(4 720)	—	180	4 414

Total comprehensive loss for the year	—	—	(9 299)	—	(180)	(9 479)
Ordinary shares issued	—	5 450	—	—	—	5 450
Balance at 30 September 2014	121	14 283	(14 019)	—	—	385

Total comprehensive loss for the year	—	—	(7 212)	(2)	—	(7 214)
Balance at 30 September 2015	121	14 283	(21 231)	(2)	—	(6 829)

STATEMENT OF CASH FLOWS

for the year ended 30 September 2015

ZAR million	2015	2014

Cash generated from operations	9 354	10 005
Cash received from lending activities and cash reserves	11 432	15 292
Recoveries on advances previously written off	528	474
Cash paid to clients, suppliers of funding, employees and agents	(2 606)	(5 761)

Decrease / (increase) in gross advances	509	(7 509)

(Increase) / decrease in statutory assets	(417)	804

(Decrease) / increase in customer deposits	(5)	20

Indirect and direct taxation paid	(59)	(43)

Cash inflow / (outflow) from operating activities	9 382	3 277

Cash outflow from investing activities	(143)	(141)
Acquisition of property and equipment (to maintain operations)	(129)	(89)
Acquisition of intangible assets (to maintain operations)	(31)	(26)
Net movement in other investing activities	17	(26)

Cash inflow / (outflow) from financing activities	1 705	(2 584)
Cash inflow / (outflow) from funding activities	1 705	(8 034)
Ordinary shareholder’s payments and transactions	—	5 450

Increase in cash and cash equivalents	10 944	552
Cash and cash equivalents of disposal group classified as held for sale	(8 232)	—
Cash and cash equivalents at the beginning of the year	3 582	3 030
Cash and cash equivalents at the end of the year	6 294	3 582

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Annexure A2

Good Bank legal entity dormant historical financial information

K2014176899 (SOUTH AFRICA) LIMITED

(Registration number: 2014/176899/06)

FINANCIAL STATEMENTS

30 September 2015

These financial statements were prepared under the supervision of the Chief Financial Officer,
G Raubenheimer CA (SA), and have been audited in accordance with International Financial Reporting Standards and the requirements of the Companies Act of South Africa.

(1)

6

FINANCIAL STATEMENTS

30 September 2015

(2)

7

DIRECTOR’S RESPONSIBILITY STATEMENT

for the period ended 30 September 2015

Directors’ responsibility statement

The directors are responsible for the preparation and fair presentation of the financial statements, comprising the statement of financial position at 30 September 2015, the statement of changes in equity and the statement of cash flows for the period 9 September 2014 (date of incorporation) to 30 September 2015, and the notes to the financial statements, which include a summary of significant accounting policies and other explanatory notes, in accordance with International Financial Reporting Standards and the requirements of the Companies Act of South Africa.

The directors’ responsibility includes: designing, implementing and maintaining internal controls relevant to the preparation and fair presentation of these financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

The directors’ responsibility also includes maintaining adequate accounting records and an effective system of risk management.

The directors acknowledge that they are ultimately responsible for the system of internal financial control established by the company and place considerable importance on maintaining a strong control environment. To enable the directors to meet these responsibilities, the board of directors sets standards for internal control aimed at reducing the risk of error or loss in a cost effective manner. The standards include the proper delegation of responsibilities within a clearly defined framework, effective accounting procedures and adequate segregation of duties to ensure an acceptable level of risk. While operating risk cannot be fully eliminated, the company endeavours to minimise it by ensuring that appropriate infrastructure, controls, systems and ethical behaviour are applied and managed within predetermined procedures and constraints.

The auditor is responsible for reporting on whether the financial statements are fairly presented in accordance with the applicable financial reporting framework.

Approval of the financial statements

The financial statements set out on pages 7 to 11 were approved by the board of directors and signed on its behalf on 4 November 2015 by:

B Riley Director	G Raubenheimer Director

(3)

8

REPORT TO THE SHAREHOLDER OF K2014176899 (SOUTH AFRICA) LIMITED

We have audited the financial statements of K2014176899 (South Africa) Limited set out on pages 7 to 11, which comprise the statement of financial position as at 30 September 2015, and the statement of changes in equity and statement of cash flows for the period 9 September 2014 (date of incorporation) to 30 September 2015, and the notes, comprising a summary of significant accounting policies and other explanatory information.

Directors’ Responsibility for the Financial Statements

The company’s directors are responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards and the requirements of the Companies Act of South Africa, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit in accordance with International Standards on Auditing.  Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of K2014176899 (South Africa) Limited as at 30 September 2015, and its financial performance and its cash flows for the period 9 September 2014 to 30 September 2015 in accordance with International Financial Reporting Standards and the requirements of the Companies Act of South Africa.

Other reports required by the Companies Act

As part of our audit of the financial statements for the period ended 30 September 2015, we have read the Directors’ Report for the purpose of identifying whether there are material inconsistencies between this report and the audited financial statements. This report is the responsibility of the preparers. Based on reading this report we have not identified material inconsistencies between this report and the audited financial statements. However, we have not audited this report and accordingly do not express an opinion on this report.

PricewaterhouseCoopers Inc.

Director: Thomas Magill

Registered Auditor

Sunninghill

4 November 2015

(4)

9

DIRECTORS’ REPORT

30 September 2015

The directors present their report to the shareholder for the period ended 30 September 2015.

General review

K2014176899 (South Africa) Limited was incorporated in South Africa on 9 September 2014. The company was dormant during the 2015 financial.

Share capital

The company is authorised to issue the following number of shares:

•             1 000 ordinary no par value shares, which shall have one voting right per share and shall be entitled to receive the net assets of the company upon its liquidation;

•             100 000 000 unclassified no par value shares without any specified associated preferences, rights, limitations or other terms in respect of which the board must determine the associated preferences, rights, limitations or other terms prior to issuing such shares.

As at 30 September 2015 the company had only one ordinary share in issue.

Directors

In terms of Memorandum of Incorporation, the board of directors of the company comprises of at least three directors.

Company’s board of directors:

Name	Designation	Date appointed	Date resigned

Michael Mervyn Katz	Executive director	9 September 2014	24 June 2015
Lebusa Meso	Executive director	9 September 2014	24 June 2015
Doron Joffe	Executive director	9 September 2014	10 September 2015
Louis Leon von Zeuner	Non- executive chairman	26 June 2015
Basani Maluleke	Non- executive director	28 July 2015
Brian Riley	Executive director	24 June 2015
Frans Johannes Christiaan Truter	Non- executive director	7 August 2015
Gustav Raubenheimer	Executive director	3 July 2015
Ignatius Simon Sehoole	Non- executive director	28 July 2015
Louisa Stephens	Non- executive director	2 July 2015
Sybille Liane McCloghrie	Non- executive director	28 July 2015

Registered Office

The registered office of the company is at:

59-16th Road

Midrand

Gauteng

1685

(5)

10

Company Secretary

The company secretary had resigned before the signing of the financial statements and as such there was no company secretary appointed as at 30 September 2015. The directors are satisfied that requirements informing the company secretary’s certificate have been executed and appropriate steps have been taken for the appointment of a successor company secretary.

Special resolutions

There were no special resolutions passed during the period under review.

Holding Company

The company’s holding company is K2015219110 (South Africa) Limited.

Events subsequent to year end

The directors are not aware of any matter or circumstance arising since the end of the financial year, not otherwise dealt with in the company financial statements, which significantly affects the financial position at 30 September 2015 or the results of its operations or cash flows for the period then ended.

Directors’ emoluments

No directors’ emoluments were paid by the company during the reporting period.

Auditors

PricewaterhouseCoopers Incorporated is the appointed auditor of the company.

(6)

11

STATEMENT OF FINANCIAL POSITION

as at 30 September 2015

	Notes	2015
Current assets
Cash and cash equivalents	2	1
Total assets		1
Capital and reserves
Share capital	3	1
Total liabilities and equity		1

(7)

12

STATEMENT OF CHANGES IN EQUITY

for the period ended 30 September 2015

		Share	Retained
	Notes	capital	earnings	Total

Shares issued	3	1	—	1

Balance at 30 September 2015		1	—	1

(8)

13

STATEMENT OF CASH FLOWS

for the period ended 30 September 2015

	Notes	2015

Cash flows from operating activities

Cash generated in operations		—

Net cash flow from operating activities		—

Cash flows from investing activities		—

Cash flows from funding activities	4	1

Net increase in cash and cash equivalents		1

Cash and cash equivalents at the beginning of the period		—
Cash and cash equivalents at the end of the period	2	1

(9)

14

NOTES TO THE FINANCIAL STATEMENTS

for the period ended 30 September 2015

1.                  Significant accounting policies

1.1           Statement of compliance

The company financial statements are prepared in accordance with, and comply with, the International Financial Reporting Standards (IFRS) adopted by the International Accounting Standards Board (IASB), Interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) of the IASB, the AC 500 standards as issued by the Accounting Practices Board and the requirements of the Companies Act of South Africa (Act 71 of 2008).

1.2           Basis of preparation

The company financial statements have been prepared in accordance with the going concern principle and using a historical cost basis, except where specifically indicated otherwise in the accounting policies.

The company financial statements are presented in South African rand.

There are no standards in issue but not yet effective which have a material impact on the company.

1.3           Assets and liabilities

An asset is a resource controlled by the company as a result of past events and from which future economic benefits are expected to flow to the company.

Assets are recognised if it is probable that future economic benefits will flow to the company and the asset has a cost or value that can be measured reliably.

A liability is a present obligation of the company arising from past events, the settlement of which is expected to result in an outflow, from the company’s resources, embodying economic benefits.

Liabilities are recognised if it is probable that the settlement of the obligation will result in an outflow of resources embodying economic benefits and the settlement amount can be measured reliably.

1.4           Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and current accounts with financial institutions.

1.5           Equity

Equity is the residual interest in the assets of the company after deducting all liabilities of the company. All transactions relating to the acquisition and sale or issue of shares in the company, together with their associated costs, are accounted for in equity.

Share capital issued by the company is recorded at the value of the proceeds received less the external costs directly attributable to the issue of the shares.

15

NOTES TO THE FINANCIAL STATEMENTS (continued)

for the period ended 30 September 2015

		2015

2.	Cash and cash equivalents

	Cash on hand	1
	Total	1

3.	Share capital and premium

	Authorised:

	100 000 000 unclassified no par value shares	100 000 000
	1 000 ordinary no par value shares	1 000

	Issued:

	Ordinary no par value share	1
	Balance at the end of the period	1

	Authorised but unissued shares of the company are under the control of the directors.
4.	Cash from funding activities

	Issue of an ordinary no par value share	1

5.	Related parties

	The directors and the holding company are the company’s only related parties. There were no related parties’ transactions during the reporting period under review.

6.	Statement of comprehensive income

	No statement of comprehensive income has been prepared as the Company is dormant and there were no trading activities during the period under review.

7.	Comparative figures

The company was registered on 9 September 2014, therefore these financial statements reflect the company’s financial results and cash flows for a period from incorporation to 30 September 2015. No comparative information is provided as the 2015 financial period is the first reporting period for the company.

16

Annexure A3

Pro forma financial information of Good Bank for the year ended 30 September 2015

The Good Bank pro forma statement of financial position as at 30 September 2015 and the statement of profit or loss for the year then ended (the “pro forma financial information”) have been prepared to show the impact of the Restructuring, based on an assumed Transaction Effective Date of: (i) 1 October 2014 for purposes of the pro forma statement of profit or loss and (ii) 30 September 2015 for the purposes of the pro forma statement of financial position. The pro forma financial information is presented for illustrative purposes only. Furthermore, because of its nature, pro forma financial information addresses a hypothetical situation and therefore does not represent the actual financial position or results of Good Bank, nor does it represent Good Bank’s financial results or financial position going forward.

The pro forma financial information has been compiled from the statement of financial position of African Bank as at 30 September 2015 and from the statement of profit or loss for the year then ended, as contained in the audited financial statements of African Bank. It has been prepared using accounting policies that comply with IFRS, and are consistent with those applied in African Bank’s 30 September 2015 financial statements as well as those expected to be applied in the preparation of the Good Bank financial statements. The pro forma financial information is presented in accordance with the JSE Listings Requirements, and the Guide on Pro Forma Financial Information issued by the South African Institute of Chartered Accountants, and in accordance with Annex II of the PD Regulation for UK Listing Authority purposes.

The Curator is responsible for the compilation, contents and preparation of the pro forma financial information. The Curator’s responsibility includes determining that the pro forma financial information has been properly compiled on the basis stated, which is consistent with the accounting policies of African Bank and Good Bank and that the pro forma adjustments are appropriate for purposes of the pro forma financial information disclosed pursuant to the JSE Listings Requirements and in accordance with Annex II of the PD Regulation for UK Listing Authority purposes.

17

Pro forma Statement of Financial Position of Good Bank as at 30 September 2015

ZAR million	African Bank (before the Restructuring) — Note 1	African Bank (expanded) — Note 1	Excluded from the Good Bank Business — Note 2	Pro forma Good Bank Business before the Restructuring	Exchange Offers — Note 3	Equity injection — Note 4	VAT incurred in respect of assets — Note 5	Pro forma Good Bank after the Restructuring (Scenario 1)	Subordinated Exchange Offer - settled in New HoldCo Shares — Note 6	Pro forma Good Bank after the Restructuring (Scenario 2)

ASSETS
Short-term deposits and cash	6 294	14 526	(5 454)	9 072		10 000		19 072		19 072
Assets classified as held for sale	37 436	—						—		—
Statutory assets	—	3 905		3 905				3 905		3 905
Derivatives and other assets	—	4 644		4 644				4 644		4 644
Net advances	6 767	26 912	(6 767)	20 145	827			20 972		20 972
Amounts owing by holding company and fellow subsidiaries	182	182	(182)					—		—
Property and equipment	—	436		436	105			541		541
Intangible assets	—	74		74	63			137		137
Goodwill	—	—			2 060		(336)	1 724		1 724
Total assets	50 679	50 679				10 000	(336)	50 995	—	50 995

LIABILITIES AND EQUITY
Short-term funding	21 326	25 351	(21 326)	4 025	17 328			21 353		21 353
Liabilities associated with assets classified as held for sale	4 453	—						—		—
Derivatives and other liabilities	101	445	(101)	344	212		(106)	450		450
Bonds and other long-term funding	26 524	26 608	(26 524)	84	17 323			17 407		17 407
Subordinated bonds debentures and loans	4 569	4 569	(4 569)		1 485			1 485	(1 485)	—
Amounts owing to fellow subsidiaries	535	535	(535)		428			428		428
Deferred tax liability	—	—			102			102		102
Total liabilities	57 508	57 508					(106)	41 225	(1 485)	39 740

Ordinary share capital and premium	14 404	14 404	(14 404)			10 000		10 000	1 485	11 485
Reserves and accumulated losses	(21 233)	(21 233)	21 233				(230)	(230)		(230)
Total equity (capital and reserves)	(6 829)	(6 829)				10 000	(230)	9 770	1 485	11 255

Total liabilities and equity	50 679	50 679				10 000	(336)	50 995	—	50 995

18

Notes:

1.         Extracted without material adjustment from the audited financial statements of African Bank for the year ended 30 September 2015. In the second column the impact of the IFRS 5 Non-current assets classified as held for sale and discontinued operations (“IFRS 5”) disclosure in the statutory financial statements has been reversed. This was done for presentation purposes as this presentation in terms of IFRS 5 would not carry forward into the Good Bank.

The Good Bank statement of financial position as at 30 September 2015 represents a dormant starting position with immaterial balances prior to the Restructuring. Please refer Annexure A2 for the historical financial information of Good Bank.

2.         These adjustments represent the balances of African Bank which do not form part of the Good Bank Business together with a cash adjustment of ZAR5 454 million to achieve a transferred cash amount of ZAR9 072 million (including collateral cash of ZAR4 005 million which is also transferred). These adjustments are non-recurring and establish the opening position of the Good Bank’s assets and liabilities.

a.         The Good Bank Business comprises the Good Book, the Operational Assets, the Retail Deposits and the Operational Liabilities of African Bank. These balances have been sourced and extracted through specific identification from the management accounts supporting the financial statements and the loan ledger records in which Good Book loans are specifically identified.

b.         In terms of the Sale of Business agreement, the transferred cash amount balances the Good Bank statement of financial position after accounting for the fair value of other assets and liabilities acquired. The fair value of the assets and the transferred cash amount has been agreed between Good Bank and the Curator on a basis that will afford Good Bank a reasonable prospect of achieving the CET Target. In terms of the Sale of Business Agreement, we have assumed a cash adjustment to balance the statement of financial position after taking into account the pro forma IFRS 3 Business Combinations fair value adjustments (refer to note 3).

3.         These adjustments reflect the effect of the Exchange Offers.

These adjustments are non-recurring and establish the opening position of the Good Bank’s assets and liabilities.

Senior Funders and Other Creditors will be offered the right to exchange their claims against African Bank for new claims against Good Bank and Residual Bank in terms of the Exchange Offers. Good Bank acquires the Good Bank Business in exchange for the issue of the New Debt Instruments and the assumption of the Retail Deposit Obligations and Operational Liabilities.

The assumed transaction values of the New Senior Debt Instruments issued by the Good Bank are sourced and reflected based on the detailed calculation of these instruments in terms of the Restructuring. The Coupon Service Payment, Senior Cash Payment and Senior Stub Instruments therefore remain in Residual Bank.

It is assumed that all Subordinated Funders participate in the Subordinated Exchange Offer, i.e. it is assumed that New Subordinated Debt Instruments equal to ZAR1 485 million is issued by the Good Bank. If the aggregate amount of the New Subordinated Debt Instruments issued by Good Bank is less than ZAR1 485 million, the transferred cash amount forming part of the Good Bank Business shall be reduced by an equal amount.

It is assumed, for Scenario 1, that all Subordinated Funders elect settlement in New Subordinated Debt Instruments only, i.e. that no Subordinated Funders elect to receive New HoldCo Shares.

19

In accordance with IFRS 3 Business Combinations (“IFRS 3”), Good Bank is viewed as the acquirer of the Good Bank Business. Accordingly, Good Bank is required to perform a fair value exercise on the acquired assets and liabilities in terms of IFRS 3. The following fair value adjustments, compared to the carrying values of the Good Bank Business as reported by African Bank, are assumed:

ZAR million	Carrying value	Fair value	Adjustment due to IFRS 3	Source and basis of indicative fair value adjustment
Net advances	20 145	20 972	827

The fair value of the Good Book has been calculated by management using a discounted cash flow technique. The fair value has been estimated by discounting the expected future cash flows (modelled by extrapolating the most recent observed cash flows on the advances book) at the expected rate of return that a potential acquirer would require. The discount rate is a weighted cost of capital based on an assumed long-term debt to equity ratio, consistent with the capital levels required within the banking industry. The methodology applied is consistent with that applied in the audited financial statements of African Bank for the period ended 30 September 2015.

Intangible assets	74	137	63	Brand value on intangible assets is sourced from a pre-acquisition fair value exercise undertaken by management.
Property and equipment	436	541	105	This adjustment is sourced from the fair values of land and buildings disclosed in the audited financial statements for the year ended 30 September 2015.
Deferred tax liability	—	(102)	(102)	Deferred taxation is provided on temporary differences arising from the fair value adjustments on acquisition.
Goodwill	—	n/a	1 724	The goodwill is based on the amount of goodwill agreed in the Sale of Business Agreement.

The fair value adjustments set out above are based on valuations as described above. A full fair value exercise will be performed after the actual Transaction Effective Date at which time the final fair values of assets and liabilities will be determined.

The fair value of the New Debt Instruments will have to be calculated after the actual Transaction Effective Date. For purposes of these pro forma financial statements, the estimated fair value of New Debt Instruments is based on the value of the debt as disclosed in the audited financial statements.

4.         As part of the Restructuring, the Consortium will subscribe for ZAR10 billion of New HoldCo Shares, which in turn will use the cash raised to capitalise Good Bank.

5.         VAT of ZAR336 million arises as a result of the sale of the Good Bank Business. In terms of the relevant tax legislation, VAT at a rate of 14% will be levied on the property and equipment and intangible assets being transferred as well as on the goodwill generated in terms of IFRS 3. African Bank’s VAT apportionment ratio, calculated in terms of tax legislation, has been used in preparing the accounting impact of the VAT charge. The portion of the VAT charge that will be claimed from the tax authorities has been disclosed as part of the net VAT liability. The remaining portion of the VAT charge has been allocated to reserves as a charge through the statement of profit or loss.

6.         It is assumed, for Scenario 2, that all Subordinated Funders elect settlement in New HoldCo Shares. If the aggregate amount of New Subordinated Debt Instruments issued by Good Bank is less than ZAR1 485 million, the transferred cash amount forming part of the Good Bank Business would be reduced by the same amount, with an equal reduction in the share capital of Good Bank.

7.         There are no other subsequent events which require adjustment to the pro forma financial effects.

20

Pro forma Statement of Profit or Loss of Good Bank for the year ended 30 September 2015

ZAR million	African Bank (before the Restructuring) — Note 1	Excluded from the Good Bank Business — Note 2	Exchange Offers — Note 3	SLA between Good Bank and Residual Bank — Note 4	VAT applicable to acquired assets — Note 5	Goodwill impairment — Note 6	Pro forma Good Bank after the Restructuring (Scenario 1)	Subordinated Exchange Offer - settled in New HoldCo Shares — Note 7	Pro forma after the Restructuring (Scenario 2)
Interest income on advances	8 720	(2 904)	(2 364)				3 452		3 452
Non-interest income	2 273	(829)	(1 126)	953			1 271		1 271
Income from operations	10 993	(3 733)	(3 490)	953			4 723		4 723
Credit impairment charge	(10 816)	5 727	3 969				(1 120)		(1 120)
Risk adjusted income from operations	177	1 994	479	953			3 603		3 603
Other interest income	484	(46)					438		438
Interest expense	(4 601)	4 601	(3 740)				(3 740)	198	(3 542)
Operating costs	(2 698)	—	(1)				(2 699)		(2 699)
Indirect taxation: VAT	(59)	—			(236)		(295)		(295)
Loss from operations	(6 697)	6 549	(3 262)	953	(236)		(2 693)	198	(2 495)
Other losses	(185)	—					(185)		(185)
Capital items	(330)	330				(1 724)	(1 724)		(1 724)
Loss before taxation	(7 212)	6 879	(3 262)	953	(236)	(1 724)	(4 602)	198	(4 404)
Direct taxation: current and deferred	—	—	1 007	(267)			740	(55)	685
Loss for the period	(7 212)	6 879	(2 255)	686	(236)	(1 724)	(3 862)	143	(3 719)

21

Notes:

1.         Extracted without material adjustment from the audited financial statements of African Bank for the year ended 30 September 2015.

The Good Bank financial statements as at 30 September 2015 represent a dormant starting position with no statement of profit or loss. Please refer Annexure A2 for the historical financial information of Good Bank.

2.         These adjustments represent income and expenses in respect of the items not forming part of the Good Bank Business. The Good Bank Business comprises the Good Book, the Operational Assets, the Retail Deposits and the Operational Liabilities of African Bank, together with a transferred cash amount. These balances have been sourced and extracted through specific identification from the management accounts supporting the annual financial statements and the loan ledger records in which Good Book loans are specifically identified. These adjustments are non-recurring insofar as it relates to the one-off effect of the Restructuring, but thereafter it forms the new base for income and expenses of Good Bank.

Adjustments to components of risk adjusted income from operations are made to remove income and expenses which relate to the Residual Book, and therefore to reflect interest income on advances, non-interest income and credit impairment charges relating to the Good Book only.

Adjustments to other interest income are made to reflect interest on assets included in the Good Bank Business only.

No other interest income was assumed on the cash adjustment for purposes of the transferred cash amount (ZAR5 454 million per note 2 to the pro forma statement of financial position). No interest adjustment is assumed on net cash inflow (see also note 8 below) as the use of the cash has not been committed in terms of the Sale of Business Agreement and is therefore assumed to be available for working capital purposes. For illustrative purposes, interest on ZAR5 454 million would have been ZAR327 million (pre-tax). This is based on an assumed return on short-term cash of 6%.

The reported total interest expense is reversed as it is being replaced, based on the economic assumptions of the New Debt Instruments issued by the Good Bank. Refer to the following note for these assumptions.

3.         These adjustments reflect the effect of the Exchange Offers.

It is assumed that all Subordinated Funders elect settlement in the New Subordinated Debt Instruments of R1 485 million issued by the Good Bank. If Good Bank is obliged to issue less than ZAR1 485 million of New Subordinated Debt Instruments, the transferred cash amount forming part of the Good Bank Business shall be reduced by an equal amount.

These adjustments are non-recurring insofar as it relates to the once off effect of the Restructuring, but thereafter it forms the new base for expenses of Good Bank

Interest expense has been calculated on the New Subordinated Debt Instruments accruing interest at a rate of JIBAR plus 7.25% (effectively 13.35%) and New Senior Debt Instruments accruing interest at a weighted average rate of 9.63%. These assumed interest rates are based on the Exchange Offers and the cost of funding for the year.

A downward fair value adjustment of ZAR959 million to the Good Book is assumed as at 30 September 2014. The valuation is based on assumptions which are consistent with those applied in the audited financial statements of African Bank for the year ended 30 September 2014. It is assumed that an amount of ZAR479 million, relating to the fair value adjustment, is amortised and released to interest income on advances for the year. The amortisation of the fair value adjustment is based on the run-off profile of the Good Book. This adjustment is recurring until such time that the fair value adjustment of ZAR959 million is exhausted.

The line items comprising risk-adjusted income from operations are adjusted to reflect the IFRS recognition of the Good Book at the Transaction Effective Date at fair value. This results in ZAR1 126 million of non-interest income and ZAR3 969 million of the credit impairment charge being reallocated to interest income on advances (a net reduction of ZAR2 843 million). This is a recurring adjustment.

Operating costs are increased by ZAR1 million reflecting the additional amortisation on the fair value adjustment to property. This is a recurring adjustment. No amortisation is calculated on the brand intangible asset of ZAR63 million arising on acquisition as it is treated as an indefinite life intangible asset.

No adjustment is made to operating costs for further non-recurring transaction costs in Good Bank, given that the transaction costs are incurred by African Bank.

A net deferred tax asset is recognised as it is assumed that Good Bank will be profitable in the foreseeable future per the Base Case Projections. The deferred tax liability arising on fair value adjustments on acquisition is reduced at the same rate as the amortisation of the fair value adjustments underlying the deferred tax liability. This is a recurring adjustment.

4.         Good Bank and Residual Bank will enter into a Service Level Agreement (SLA). A fee of ZAR953 million receivable by Good Bank for the year is assumed based on the detailed terms of the SLA, which will be implemented at the Transaction Effective Date. This adjustment is recurring in nature.

5.         In terms of tax legislation, VAT at a rate of 14% will be levied on the property and equipment and intangible assets being transferred as well as on the goodwill generated in terms of IFRS 3. African Bank’s VAT apportionment ratio, calculated in terms of the relevant tax legislation, has been used in preparing the accounting impact of the VAT charge. The irrecoverable portion of the VAT charge is assumed

22

to be ZAR236 million based on asset values as at 30 September 2014 and presented as a charge through the statement of profit or loss. This is a non-recurring adjustment.

6.         A provisional assessment of the carrying value of goodwill in terms of the Good Bank forecast indicates that goodwill may have to be impaired after the Transaction Effective Date. As a result, it has been assumed in the pro forma financial information that goodwill (refer note 3 to the pro forma statement of financial position) is impaired during the first reporting period. This is a non-recurring adjustment. It should be noted that this assessment will have to be reconsidered after the actual Transaction Effective Date.

7.         It is assumed, for Scenario 2, that all Subordinated Funders elect settlement in New HoldCo Shares. If less than 100% of the Subordinated Funders participate in the Subordinated Exchange Offer, the transferred cash amount forming part of the Good Bank Business would be reduced by up to ZAR1 485 million, with an equal reduction in the share capital of Good Bank. Therefore, a reduction of the interest expense of ZAR198 million is assumed based on the assumed interest rate on the New Subordinated Debt Instruments accruing at a rate of JIBAR plus 7.25% (effectively 13.35%). This adjustment is recurring in nature.

8.         No other interest income was assumed on the ZAR10 billion of share capital raised by Good Bank as part of the Restructuring as the use of the cash has not been committed and is therefore assumed to be available for working capital purposes. For illustrative purposes, such interest would have been ZAR600 million (pre-tax) based on an assumed return on short-term cash of 6%.

9.         There are no other subsequent events which require adjustment to the pro forma financial effects.

23

Annexure A4

African Bank financial information for the twelve months ended

30 September 2015 and forecast financial information for the six months ending 31 March 2016

The forecast financial information of African Bank for the six months ending 31 March 2016 is set out below. Comparative information is provided for the twelve months ended 30 September 2015, which has been extracted from the audited financial information of African Bank. The forecast financial information was prepared using accounting policies that comply with IFRS, and are consistent with those applied in African Bank’s 30 September 2015 financial statements. The forecast financial information was prepared on a basis comparable with the historical financial information.

The forecast African Bank balance sheet at 31 March 2016 forms the basis for the forecast financial information of the Good Bank Balance Sheet assuming a Transaction Effective Date of 1 April 2016.

The Curator is responsible for the forecast information, including the assumptions on which it is based, and for the financial information from which it has been prepared. This responsibility arises in compliance with the Listings Requirements of the JSE Limited.

The assumptions made and applied in the preparation of the African Bank’s forecast financial information set out below, are considered to be the principal assumptions. Without prejudice to the aforegoing sentence, these assumptions are not an exhaustive list, nor are they intended to be. The assumptions below are significant to the forecast financial information as being key factors upon which the financial results of African Bank will depend.

Certain assumptions may not materialise and/or certain unforeseen events may occur or circumstances may arise subsequent to the preparation of the forecast financial information. Accordingly, the actual results achieved for the forecast periods may differ from those forecast.

Categorisation of assumptions

Assumptions have been categorised, as appropriate, as follows and presented in brackets where relevant:

•                  IC   — Inside management’s control, being those assumptions in respect of which management can exercise some level of influence

•                  OC  — Outside management’s control, being those assumptions that are exclusively outside of management’s influence

•                  T     — Assumptions driven by the Restructuring, and therefore outside management’s influence.

Assumptions are based on management best estimates relating to future events which management expects to take place and the actions management expects to take.

24

A4.1 GENERAL SOURCE AND ASSUMPTIONS

•                  The forecast financial information for the six months ending 31 March 2016 is based on assumptions relating to the whole of African Bank, as set out below.

•                  Forecast financial information is generally based on audited financial information to 30 September 2015 and takes into account the trends in earnings and balance sheet line items reported historically to 30 September 2015 adjusted, as set out herein, for key considerations.

•                  Other than specifically indicated, it is assumed that macro-economic and market conditions remain unchanged and that there are no significant changes in the regulatory environment (OC). Refer to Annexure A5.6 for detailed assumptions on exchange rates and interest rates.

•                  The statement of financial position at 30 September 2015 (which forms the basis for the forecasts) is also presented on a basis which shows the allocation of assets classified as held for sale to the line items to which they relate. This allows a more transparent presentation for forecasting the line items.

•                  It has been assumed that the Transaction Effective Date is 1 April 2016 and therefore the forecast of African Bank financial information is for the period up to 31 March 2016.

25

ABRIDGED STATEMENT OF FINANCIAL POSITION

ZAR million	Audited 30 September 2015	Extracted from audited 30 September 2015 (expanded assets classified as held for sale items)	Forecast 31 March 2016

Assets

Short-term deposits and cash	6 294	14 526	20 769
Assets classified as held for sale	37 436	—	—
Statutory assets	—	3 905	3 162
Derivatives and other assets	—	4 644	5 823
Net advances	6 767	26 912	24 936
Loans to affiliated companies	182	182	152
Property and equipment	—	436	400
Intangible assets	—	74	68

Total assets	50 679	50 679	55 310

Liabilities and equity

Short-term funding	21 326	25 351	27 051
Liabilities associated with assets classified as held for sale	4 453	—	—
Derivatives and other liabilities	101	445	1 081
Bonds and other long-term funding	26 524	26 608	30 121
Subordinated bonds, debentures and loans*	4 569	4 569	5 306
Loans from affiliated companies	535	535	671

Total liabilities	57 508	57 508	64 230

Ordinary share capital	121	121	121
Ordinary share premium	14 283	14 283	14 283
Reserves and accumulated losses	(21 233)	(21 233)	(23 324)

Total equity (capital and reserves)	(6 829)	(6 829)	(8 920)

Total liabilities and equity	50 679	50 679	55 310

*Within the figures extracted from the 30 September 2015 financial statements, coupon payments past due in relation to subordinated bonds has been presented within short term funding. For the purposes of the forecast March 2016 figures and formation of Good Bank Balance Sheet, all outstanding subordinated bonds, including coupon payments are included within subordinated bonds, debentures and loans in order to clearly distinguish between senior and subordinated debt.

26

ABRIDGED STATEMENT OF PROFIT OR LOSS

for the period ended

ZAR million	Audited 12 months September 2015	Forecast 6 months March 2016
Interest income on advances	8 720	3 566
Non-interest income	2 273	816
Income from operations	10 993	4 382
Credit impairment charge	(10 816)	(2 198)
Risk-adjusted income from operations	177	2 184
Other interest income	484	484
Interest expense and similar charges	(4 601)	(3 220)
Operating costs	(2 698)	(1 601)
Indirect taxation: VAT	(59)	(65)
Loss from operations	(6 697)	(2 218)
Other losses	(185)	—
Capital items	(330)	127
Loss before taxation	(7 212)	(2 091)
Direct taxation: current and deferred	—	—
Loss for the year	(7 212)	(2 091)

A4.2 STATEMENT OF FINANCIAL POSITION ASSUMPTIONS

A4.2.1 Short-term deposits and cash

Short-term deposits and cash are independently forecast by the Treasury function of African Bank, assuming a rate of cash collections, disbursements, operating costs and capital expenditure. On the forecast balance sheet, cash levels are based upon forecasts for other balance sheet items, in particular the loan book and liabilities. However forecast levels are compared for reasonableness against the Treasury forecast financial information both from a final March 2016 closing balance perspective, as well as from a monthly build up perspective (OC).

A4.2.2 Collateral cash (included in short-term deposits and cash)

This is based on the September 2015 reported balance. The balance is assumed to move in line with forecast fluctuations in the value of derivative assets to March 2016 (OC).

A4.2.3 Statutory assets

Calculated to be the minimum required statutory assets using the prescribed formula of 2.5% of total liabilities less short-term deposits, which is required to be held as cash, and an additional 5.0% held as liquid assets (OC).

A4.2.4 Fair value derivative asset (included in derivatives and other assets)

This is based on the September 2015 reported balance and is forecast to fluctuate in line with the forecast movements in the value of the derivative assets, based on detailed modelling per swap instrument. See Annexure A5.6 for further details (OC).

The forecast 31 March 2016 statement of financial position includes a projected settlement of financial derivative assets of value ZAR450 million and settlement of a collateral cash liability of equal value which will only occur under circumstances where the Restructuring is expected to become effective (T).

27

A4.2.5 Other assets (included in derivatives and other assets)

This is based on the September 2015 reported balance.  The balance is assumed to stay constant to March 2016, which is in line with past trends (IC).

A4.2.6 Gross Advances (included in net advances)

•                  The gross advances balance is as forecast by the African Bank credit models (see Annexure A5.3.1).

•                  Included in the gross advances balance are the following items:

•                  Suspended interest provision (ZAR1 438 million) — this is based on the September 2015 reported balance, increasing by ZAR61 million per month, in line with the observed recent trend (IC).

•                  Credit balances adjustment (ZAR37 million) — this is based on the September 2015 reported balance and is assumed to stay constant to March 2016 (IC).

•                  Accrued interest balance (ZAR514 million) — this is based on the September 2015 reported balance, decreasing by ZAR40 million per month, in line with the observed recent trend (IC).

A4.2.7 Deferred administration fees (included in net advances)

This is based on the September 2015 reported balance (ZAR16 million), reducing by ZAR5 million per month, in line with the observed recent trend (OC).

A4.2.8 Impairment provisions (included in net advances)

This is the net advances impairment forecast calculated by the African Bank credit models (see Annexure A5.3.6), adjusted (reduced) by the suspended interest provision to align the disclosure of this line item with the current disclosure per the annual financial statements (IC).

A4.2.9 Loans to affiliated companies

These loans represent intercompany balances receivable from ABIL and its subsidiaries. The loans are assumed to stay constant, based on the September 2015 reported balance. However, any balance remaining after the expected repayment has been fully impaired and projected on that basis (OC).

A loan of ZAR150 million (plus interest) is included in the forecast at 31 March 2016 relating to the funding of the cell captive arrangements recognised at 31 March 2016, which will be transferred to Good Bank (OC).

A4.2.10 Property and equipment

This is based on the September 2015 reported balance, reducing by ZAR6 million per month, in line with the observed recent trends to reflect net trending of capital expenditure and depreciation (IC).

A4.2.11 Intangible assets

This is based on the September 2015 reported balance, reducing by ZAR1 million per month, in line with the observed recent trend to reflect net trending of capital expenditure and depreciation (IC).

A4.2.12 Short-term funding

The latest March 2016 forecast financial information for total funding liabilities is based on detailed modelling per instrument which takes into consideration actual funding balances, contractually agreed interest rates and Curatorship arrangements during this forecast financial information period. See Annexure A5.6 for further details.

The short term funding portion is based on the September 2015 reported balance, with funding liabilities moving to short-term funding in line with the scheduled contractual maturities each month between October 2015 and March 2016.  This is consistent with the approach that has been taken to prepare the African Bank FY15 financial statements (OC).

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A4.2.13 Bonds and other long-term funding

This is based on the latest March 2016 forecast financial information of total funding liabilities as described under “Short-term funding” above (OC).

A4.2.14 Subordinated bonds

This is based on the latest March 2016 forecast financial information for Subordinated Bonds. The forecast financial information is based on detailed modelling per instrument which takes into consideration actual funding balances, contractually agreed interest rates and Curatorship arrangements during this forecast financial information period (OC).

A4.2.15 Loans from affiliated companies

This item comprises short-term funding deposits and intercompany liabilities with the holding company and fellow subsidiaries. Balances are as at September 2015 with short-term funding deposits forecast to increase as a result of capitalised interest at a rate in line with the African Bank call rate percentage and intercompany loans not accruing interest (OC).

A4.2.16 Derivatives and other liabilities

This item comprises the following line items:

•                  VAT

•                  Fair value liabilities — funding hedges

•                  Insurance premium liability to the Good Bank Cell or Stangen

•                  Advances with credit balances

•                  Retail deposits

•                  Other creditors

Advances with credit balances, VAT and other creditors are assumed to remain static based on the September 2015 reported balances.

The insurance premium liability represents the expected premium payable in the month and Retail Deposits are assumed to rise marginally each month as a result of interest and in line with historic trends. Retail deposits are immaterial in aggregate at c.ZAR100 million as at September 2015.

Fair value derivative liabilities are based on the September 2015 reported balance and are forecast to fluctuate in line with the forecast movements in the value of the derivative assets, based on detailed modelling per swap instrument. See Annexure A5.6 for further details (OC).

A4.2.17 Reserves and accumulated losses

This is based on the September 2015 reported numbers, changing with the forecast profit/loss in the income statement (OC).

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A4.3 STATEMENT OF PROFIT OR LOSS ASSUMPTIONS

A4.3.1 Interest income on advances

As forecast by the African Bank credit models (see Annexure A5.3.4), but adjusted down by suspended interest to align with historical reporting. The suspended interest adjustment is based on the September 2015 reported numbers, reduced by ZAR5 million per month in line with current trends (OC).

Forecasts reflect African Bank’s updated methodology regarding the calculation of the suspended interest adjustment, as applied in the financial results to 30 September 2015.

A4.3.2 Non-interest income

As forecast by the African Bank credit models (see Annexure A5.3.4), comprising the following line items (IC):

•                  Origination fees — amortised income of upfront origination fees.

•                  Monthly fees — comprising amortised monthly fee income as well as monthly card fee income.

•                  Card transaction income — the net card transaction income (income less costs) grossed up for the cost element to provide a gross income number (the cost component is disclosed as part of operating costs).

•                  Commission income and binder fees received by African Bank from the Good Bank Cell or Stangen.

The total of non-interest income is adjusted down by fee suspension, which is based on September 2015 reported numbers and kept flat per month in line with past trends (OC).

A4.3.3 Credit impairment charge

As forecast by the African Bank credit models (see Annexure A5.3.6), adjusted (downwards) for the suspension of interest and suspension of fees (mentioned above under “Interest income on advances” and “Non-interest income”), which is in line with the disclosure in the annual financial statements (IC).

A4.3.4 Other interest income

Calculated as the monthly average of the African Bank short-term deposits and cash, multiplied by a blended rate taking into account the lower rate of interest received on the foreign cash (per Other Income assumptions in Annexure A5.5), adjusted by actual number of days per month (OC).

A4.3.5 Interest expense

The interest expense is based on detailed modelling per instrument which takes into consideration actual funding balances, contractually agreed interest rates, forecast changes in exchange rates and Curatorship arrangements during this forecast financial information period. The result of this modelling is an average rate of funding of 9.43% (including the cost of hedging to the extent swaps have been entered into, but not where the risk is economically hedged by holding foreign cash — see Annexure A5.6.8), which is applied to the average closing liabilities per month to determine the interest expense (OC).

The forecast to 31 March 2016 also includes foreign exchange losses of ZAR308 million arising as a result of assuming a ZAR2 depreciation against the USD and CHF prior to the Transaction Effective date.  See Annexure A5.6.4 for further details.

A4.3.6 Operating costs

Based on detailed operating cost projections, using current run rates (IC).

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A4.3.7 Indirect taxation: VAT

Due to the fact that African Bank has both vatable, as well as non-vatable income, it is subject to s17 of the Value-Added Tax Act No. 89 of 1991, which requires it to apply a turnover based methodology to apportion its input tax between what is allowed and what is disallowed. For purposes of the forecast financial information it has been assumed that its apportionment ratio will equal the current African Bank rate of 31.58%. The disallowed VAT ratio (68.42%) has been applied to the vatable portion of the forecast operating expenses to calculate the income statement impact of VAT input disallowed. In addition to this, the number is further adjusted by the impact specific VAT rulings where applicable (OC).

A4.3.8 Taxation

Assumed to be zero as African Bank is not expected to generate sufficient profits to fully utilise its accumulated loss (OC).

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Annexure A5

Good Bank forecast financial information

The forecast financial information for Good Bank as at 1 April 2016 and for the periods ending 30 September 2016, 2017 and 2018 are set out on the following pages. The Curator is responsible for the forecast information, including the assumptions on which it is based, and for the financial information from which it has been prepared. This responsibility arises in compliance with the Listings Requirements of the JSE Limited.

The forecast financial information was prepared using accounting policies that comply with IFRS, and are consistent with those applied in African Bank’s 30 September 2015 audited financial statements and which are expected to be consistent with those to be implemented by Good Bank after the Restructuring.

The forecast financial information was prepared on a basis comparable with the historical financial information of African Bank, taking into consideration the effects of the Restructuring, i.e. the separation of the Good Book, the restructuring of the debt through the issue of New Debt Instruments, the ZAR10 billion equity contribution by the Consortium and the implementation of the service level agreement between Good Bank and Residual Bank.

The assumptions made and applied in the preparation of the Good Bank forecast financial information, are considered to be the principal assumptions. Without prejudice to the aforegoing sentence, these assumptions are not an exhaustive list, nor are they intended to be. The assumptions are significant to the forecast financial information as being key factors upon which the financial results of Good Bank will depend.

Certain assumptions may not materialise and/or certain unforeseen events may occur or circumstances may arise subsequent to the preparation of the forecast financial information. Accordingly, the actual results achieved for the forecast periods may differ from those forecast.

Categorisation of assumptions

Assumptions have been categorised, as appropriate, as follows and presented in brackets where relevant:

•                  IC          — Inside management’s control, being those assumptions in respect of which management can exercise some level of influence

•                  OC      — Outside management’s control, being those assumptions that are exclusively outside of management’s influence

•                  T                — Assumptions driven by the Restructuring, and therefore outside management’s influence.

Assumptions are based on management best estimates relating to future events which management expects to take place and the actions management expects to take.

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ABRIDGED STATEMENT OF FINANCIAL POSITION FOR GOOD BANK

		Forecast as at	Forecast as at	Forecast as at
	Forecast	September	September	September
ZAR million	1 April 2016	2016	2017	2018

Assets

Short-term deposits and cash	15 681	15 586	14 832	10 459
Foreign Cash	3 744	7 193	12 055	14 489
Collateral cash	4 993	3 807	1 032	686
Statutory Assets	1 517	1 333	990	1 269
Fair value derivative asset	5 697	3 807	1 032	686
Other assets	242	241	126	127
New HoldCo loan	152	160	177	196
Net advances	20 176	19 433	18 389	18 745
Gross advances *	29 207	28 828	27 659	27 743
Advances fair value uplift *	93	69	33	13
Deferred administration fees *	(19)	(19)	(19)	(19)
Impairment provisions *	(9 105)	(9 445)	(9 284)	(8 992)
Net deferred tax asset	—	20	110	85
Property and equipment	505	528	553	550
Intangible assets	131	123	106	89
Goodwill	1 724	—	—	—
Total assets	54 562	52 231	49 402	47 381

Liabilities and equity

Collateral liabilities	4 993	3 807	1 032	686
Other liabilities	1 502	1 517	1 551	1 587
Fair value derivative liability	32	6	1	—
Treasury funding - existing	36 588	37 354	36 873	31 288
Treasury funding - roll forward	—	—	—	3 067
Net deferred tax liability	103	—	—	—
Subordinated bonds - principal	1 485	1 485	1 485	1 485
Subordinated bonds - accrued interest	74	52	52	53
Total liabilities	44 777	44 221	40 994	38 166

Share Capital	10 000	10 000	10 000	10 000
Reserves and accumulated losses	(215)	(1 990)	(1 592)	(785)
Total equity (capital and reserves)	9 785	8 010	8 408	9 215

Total liabilities and equity	54 562	52 231	49 402	47 381

* The split of net advances is an additional disclosure not required under IFRS. The split is based on the carrying values of Good Book in African Bank (before the fair value accounting of the Good Book at the Transaction Effective Date) and is shown to allow better comparability.

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ABRIDGED STATEMENT OF PROFIT OR LOSS FOR GOOD BANK

for periods ending 30 September

	Forecast	Forecast	Forecast
	6 months	12 months	12 months
ZAR million	FY16	FY17	FY18
Interest income on advances	2 095	5 292	5 764
Non-interest income	409	1 243	1 715
Income from operations	2 504	6 535	7 479
Credit impairment charge	(161)	(1 342)	(2 130)
Claims Recovered from Stangen / cell captive	12	117	227
Risk-adjusted income	2 355	5 310	5 576
Amortisation of intangibles and impairment of goodwill	(1 732)	(17)	(17)
Other interest income	573	1 200	1 221
Interest expense	(1 607)	(3 519)	(3 218)
Operating costs	(1 148)	(2 314)	(2 301)
Foreign exchange losses	(184)	—	(34)
Indirect taxation: VAT	(269)	(109)	(108)
Operating (loss) / profit before taxation	(2 012)	551	1 119
Deferred tax	123	90	(25)
Direct taxation: current tax	(101)	(243)	(287)
(Loss) / profit for the period / year	(1 990)	398	807

The disclosure above of components of risk-adjusted income, reflects the IFRS disclosure. This recognition aligns the earnings on the advances book acquired at fair value on the Transaction Effective Date, with the Effective Interest Rate earned.

The disclosure below shows the risk-adjusted income and unwind of the advances fair value adjustment before the statement of profit or loss disclosure is adjusted to bring it in line with IFRS requirements in relation to the Effective Interest Rate. While this additional disclosure is not in terms of IFRS, it allows for comparison with historically reported earnings.

	Forecast	Forecast	Forecast
	6 months	12 months	12 months
ZAR million	FY16	FY17	FY18
Interest income on advances	3 569	6 797	6 276
Non-interest income	1 104	2 365	2 464
Income from operations	4 673	9 162	8 740
Credit impairment charge	(2 482)	(4 171)	(3 517)
Claims Recovered from Stangen / cell captive	188	356	373
Risk-adjusted income	2 379	5 347	5 596
Unwind of FV adjustment	(24)	(37)	(20)
Total risk-adjusted income	2 355	5 310	5 576

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ABRIDGED STATEMENT OF CASH FLOWS FOR GOOD BANK

for periods ending 30 September

ZAR million	Forecast 6 months 2016	Forecast 12 months 2017	Forecast 12 months 2018
Cash generated from operations:
Cash received from lending activities and cash reserves	6 433	13 137	10 308
Cash paid to clients, funders, employees and agents	(1 164)	(2 206)	(2 281)
Increase in gross advances	(1 574)	(2 807)	(3 520)
Direct taxation paid	(101)	(243)	(287)
Decrease / (increase) in statutory assets	184	343	(279)
Cash inflow from operating activities	3 778	8 224	3 941

Cash outflow from investing activities
Acquisition of property and equipment (to maintain)	(55)	(110)	(110)
Cash outflow from investing activities	(55)	(110)	(110)

Cash (outflow) from financing activities
Cash (outflow) from funding activities	(369)	(4 006)	(5 770)
Cash (outflow) from financing activities	(369)	(4 006)	(5 770)

Increase / (decrease) in cash and cash equivalents	3 354	4 108	(1 939)
Cash and cash equivalents at beginning of period / year	19 425	22 779	26 887
Cash and cash equivalents at end of period / year	22 779	26 887	24 948

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A5.1 FORMATION OF GOOD BANK BALANCE SHEET ASSUMPTIONS

ZAR million	A African Bank (before the African Bank Restructuring)	B Adjustments to arrive at Good Bank Business	C Good Bank Business before the African Bank Restructuring	D Exchange Offers	E VAT incurred in respect of acquired assets	F Equity injection	G Good Bank Balance Sheet
ASSETS
Short-term deposits and cash (including collateral cash)	20 769	(7 996)	12 773	1 645		10 000	24 418
Statutory assets	3 162		3 162	(1 645)			1 517
Derivatives and other assets	5 823		5 823		116		5 939
Net advances	24 936	(4 853)	20 083	93			20 176
Loans to affiliated companies	152		152				152
Property and equipment	400		400	105			505
Intangible assets	68		68	63			131
Goodwill				2 055	(331)		1 724
Total assets	55 310						54 562
LIABILITIES AND EQUITY
Collateral liabilities	4 993		4 993				4 993
Other liabilities	1 049	(84)	965				965
Fair value derivatives liabilities	32		32				32
Bonds and other long-term funding	52 179	(52 179)		36 588			36 588
Subordinated bonds, debentures and loans	5 306	(5 306)		1 559			1 559
Loans from affiliated companies	671	(134)	537				537
Deferred tax liability				103			103
Total liabilities	64 230						44 777
Ordinary share capital and premium	14 404	(14 404)				10 000	10 000
Reserves and accumulated losses	(23 324)	23 324			(215)		(215)
Total equity (capital and reserves)	(8 920)						9 785
Total liabilities and equity	55 310						54 562

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The assumptions relevant to the formation of the Good Bank Balance Sheet (column G in the table above) are based on the Restructuring:

•                      The statement of financial position of African Bank will be separated on 1 April 2016, the assumed Transaction Effective Date, between Good Bank and Residual Bank. Those assets and liabilities that will not be transferred to Good Bank on the Transaction Effective Date are deducted (column B in the table above) from the forecast African Bank statement of financial position (column A) (T).

•                      The following assets are assumed to be purchased at fair value by Good Bank in terms of the Sale of Business Agreement (T):

•              Good Book — net advances, being loans and credit cards selected on the basis described below;

•              All derivative positions and associated collateral cash holdings;

•              All property and equipment;

•              All other trading assets, such as sundry debtors and prepayments;

•              Software intangibles;

•              The loans to affiliated companies, being the loan advanced to New HoldCo to fund the capitalisation of the Good Bank cell via InsureCo; and

•              The Top-Up Cash Amount.

•                      The liabilities to be assumed in consideration for these assets, in terms of the Restructuring, are (T unless otherwise stated):

•              80% of the principal amount for Senior Funders;

•              ZAR1.485 billion of principal subordinated bond liabilities, plus accrued interest for the four months from 1 December 2015;

•              Sundry creditors and retail deposits;

•              All derivative positions and associated collateral liabilities;

•              Management’s best estimate of the the likely settlement amount for certain potential liabilities which as at the date of this document remain under negotiation; and

•              It is assumed that the face value of the liabilities reflect their fair value at the Transaction Effective Date (OC).

•                      In accordance with IFRS 3 the assets and liabilities which transfer to Good Bank will do so at their fair value (OC). Adjustments are made to net advances, property plant and equipment and intangible assets in column D of the above table. Assumptions in this regard are described below (T).

•                      A goodwill amount of ZAR1.7 billion arises (reflected in column G), indicating the difference between the fair value of the assets acquired and the liabilities assumed in return (T).

•                  Actual goodwill recognised after the Transaction Effective Date will depend on the actual fair value adjustments to assets and liabilities arising at the actual Transaction Effective Date.

•                  Thereafter goodwill will have to be assessed for impairment on an annual basis in terms of IFRS, after which goodwill may have to be impaired if necessary. Any impairment will be subject to IFRS requirements on testing goodwill at the time of actual reporting.

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•                  A provisional assessment of the forecast carrying value of goodwill in terms of the forecast assumptions indicates that goodwill may have to be impaired after the Transaction Effective Date. As a result, it has been assumed in the forecasts that goodwill is impaired during the first reporting period. It should be noted that this assessment will have to be reconsidered after the actual Transaction Effective Date.

•                      VAT arising as a result of the sale of the Good Bank Business has been forecast. In terms of legislation, VAT will become due on the property and equipment and intangible assets being transferred and goodwill. The recoverable portion of this VAT charge is assumed to be broadly in line with the apportionment split disclosed in Annexure A5.8.11. The irrecoverable portion is recorded in reserves at Transaction Effective Date and is recycled as a charge through the income statement in year one. This is reflected in column E of the above table (T). A tax ruling request to alleviate this VAT consequence has been filed with the revenue authorities, but the outcome is not yet known.

•                      The Consortium will provide ZAR10 billion of share capital to New HoldCo, which will use this equity capital to capitalise Good Bank. This is reflected in column F of the above table (T).

•                      The balances of cash and goodwill within the Good Bank Balance Sheet have been forecast such that, by 1 April 2018, the Good Bank CET 1 ratio will be approximately 28% (CET Target), based on the forecast financial information and based on the values of assets and liabilities as described herein (T).

•                      A Senior Cash Payment and Subordinated Cash Payment will be made to creditors as part of the transaction on the Transaction Effective Date of ZAR4.9 billion, representing 10% of the principal amount plus accrued interest for Senior Funders and ZAR165 million plus accrued interest for Subordinated Funders. This payment and the Coupon Service Payment will be made by Residual Bank and is therefore not reflected in the table above (T).

Cell captive arrangement

African Bank’s historic sister company Stangen will not form part of the New HoldCo Group. Instead Good Bank management has decided to adopt an alternative strategy with regards to the operation of the insurance business within the New HoldCo Group. Management has decided that the insurance business will be operated through a cell captive insurance arrangement, set up in collaboration with Guardrisk. A strategy has been developed in conjunction with Guardrisk. The principal assumptions relating to the insurance arrangements are set out below.

The financial consequences of the introduction of the cell captive arrangements, as it impacts Good Bank, are as follows:

•                  The Good Bank Cell is set up with one or more shares owned by InsureCo. The Good Bank Cell is assumed to start business on 1 February 2016 (IC).

•                  In relation to premium rates, insurance commissions received and insurance claims received in Good Bank: These were previously contributed by Stangen only, and will now still be contributed by Stangen for those policies in force with Stangen as at 31 January 2016 and which remain with Stangen after this time. For those policies written from 1 February 2016 by the Good Bank Cell, commercial terms will be similar to those with Stangen (IC).

•                  In relation to insurance related costs and binder fees received from both Stangen and the Good Bank Cell: These, in total, will remain on the same commercial terms as were previously in existence with Stangen (IC).

•                  In relation to profits earned by Stangen (previously assumed to be used by New HoldCo to further capitalise Good Bank): Profits in Stangen will no longer be available to the New HoldCo Group. From the Transaction Effective Date, profits earned by the Good Bank Cell will be available to New HoldCo but are not assumed to be used to further capitalise Good Bank (IC).

All initial capital requirements and the initial technical provisions of the Good Bank Cell will be funded through a loan from Good Bank to New HoldCo, which via InsureCo, will own one or more shares in the Good Bank Cell. The loan from Good Bank will accrue interest at JIBAR plus 320 basis points. The initial loan at 1 February 2016 is approximately ZAR150 million. Any increases in capital requirements over the Base Case Period are assumed to be funded by Guardrisk or the Good Bank Cell itself through retained profits (IC).

A5.2 FAIR VALUE ASSUMPTIONS

A fair value assessment will need to be performed by Good Bank after the Transfer Date in order to determine the fair values of the assets and liabilities within Good Bank as at that date, in line with IFRS acquisition accounting rules. Fair value adjustments included in the forecasts are based on provisional assessments and current management best estimates. As a result, it is possible that the assessment after the Transaction Effective Date may result in different values to those which are estimated and assumed within the Good Bank Balance Sheet (OC).

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A5.2.1 Net advances

•                      The net advances line historically is composed of gross advances measured at amortised cost, less recognised impairments. At Transfer Date, the fair value of this book will need to be determined.

•                      For purposes of forecasting the transaction and forming the most accurate projection of the Good Bank Balance Sheet, the Bank has estimated the fair value of the Good Book as ZAR20.2 billion, as at the assumed Transaction Effective Date. The estimate of this fair value was calculated as follows (OC):

•              Building run-off triangles (i.e. using historical cash flows to project future cash flows to maturity across the portfolio, segmented for example by CD Status or term) which include the following components:

•                  The loan and card cash flows from the Good Book;

•                  The pay-outs assume there will be no insurance grace period, versus the previous allowed grace periods of up to 12 months;

•                  Insurance premiums collected on behalf of the Good Bank Cell or Stangen (modelled as cash flow out), allowing for commission to Good Bank on the premium collected;

•                  Insurance claim pay-outs and premiums are reflective of the new lapsing policy — see A5.3.1 for further details on this; and

•                  The cost of collections.

•              The projections of the above components are heavily influenced by the performance observed over the previous 12 months. The cash flows are discounted at 12%, based on an assumed average long-term debt to equity ratio of 70:30, with 9% before tax cost of debt and a ROE requirement of 25% (IC).

•              The forecast difference between the calculated fair value of the net advances and the book value as of Transaction Effective Date (difference of ZAR93 million) has been modelled separately to the book value. This value differential is modelled in the net advances line in the Good Bank Balance Sheet as at Transfer Date, and amortised to the income statement using a profile which reflects the amortisation of the fair value of the book (IC).

A5.2.2 Property and equipment

•                      On the Transfer Date the full property and equipment balance will be measured at fair value. For the purposes of forming the most accurate forecast of the Good Bank Balance Sheet the value of the property to be transferred to Good Bank has been increased by ZAR105 million. This is based on an independent valuation carried out on the property for purposes of reporting in the statutory accounts for the year ended September 2015 (OC).

•                      Going-forward, property and equipment will be measured at cost less accumulated depreciation and impairments, although the cost base of the property and equipment in the Good Bank projections will be increased to the fair value as at the Transfer Effective Date. It is assumed that property will amortise over 50 years (IC).

•                      In accordance with IFRS, a deferred tax liability relating to the fair value of the property has been created in the Good Bank Balance Sheet. This has been forecast to release over 50 years in line with the property amortisation (OC).

A5.2.3 Intangible assets

•                      African Bank performed a pre-acquisition fair value exercise to identify and value intangible assets to be transferred to Good Bank from African Bank (OC). This exercise will be updated after the Transaction Effective Date.

•                      This pre-acquisition exercise identified an intangible asset with a value of ZAR63 million relating to the value of the African Bank brand, which is being transferred as part of the Restructuring. It will be necessary for Good Bank to review this intangible asset for impairment at each reporting period. It is assumed (in line with expectations of the Good Bank policy) that this brand will be used indefinitely and therefore it is treated as an indefinite life asset with no amortisation (OC).

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•                      A deferred tax liability has been raised within the Good Bank Balance Sheet as a result of the creation of this brand intangible asset (OC).

•                      Other intangible assets currently listed within the African Bank balance sheet consist of both purchased and internally developed software. Internally developed software is measured at capitalised cost less accumulated amortisation and any accumulated impairment. Purchased software is measured at cost less accumulated amortisation and any accumulated impairment. The pre-acquisition fair value exercise referenced above concluded that no change to the book value is required to reflect the fair value of these assets within the Good Bank Balance Sheet (IC). The fair value exercise will be updated post the Transaction Effective Date.

A5.2.4 Loans from previously affiliated companies

•                  Loans from previously affiliated companies are measured at amortised cost, under the same assumptions as applied to the New Debt Instruments. The fair value of these items will have to be determined as at Transfer Date, and recognised at fair value in Good Bank (OC).

A5.2.5 Liabilities

•                  It is assumed that all Subordinated Funders participate in the Subordinated Exchange Offer, i.e. it is assumed that New Subordinated Debt Instruments, equal to ZAR1.485 billion, are issued by the Good Bank (OC).

•                 It is assumed that on Transaction Effective Date, the fair value of the New Debt Instruments will equate to the nominal value i.e. 80% of the value of Existing Senior Debt Instruments and ZAR1.485 billion, for new Subordinated Debt Instruments. Should the actual fair value, as assessed after the Transaction Effective Date be different, it will impact the amount of goodwill recognised in the Good Bank Balance Sheet (OC). Should the assumed credit spread used in the valuation of Senior Debt change by 35 basis points from that previously observed before curatorship, the fair value will change inversely by approximately ZAR400 million.

•                 In line with the treatment of wholesale deposits, it is assumed that the fair value of retail deposits will equate to their nominal value. Retail deposits are forecast to total c. ZAR100 million at the Transaction Effective Date. As above, should the fair value, as assessed after the Transaction Effective Date be different, it will impact the amount of goodwill recognised in the Good Bank Balance Sheet (OC).

•                 In terms of the Restructuring, it is assumed that interest on the New Subordinated Debt Instruments will accrue from 1 December 2015 and be settled as part of the first scheduled coupon payment on the New Subordinated Debt Instruments (T).

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A5.3 ASSUMPTIONS TO PROJECT THE PERFORMANCE OF THE GOOD BOOK

A5.3.1 Credit Models

•                      The Bank models its credit data projections using historical experience and new sales assumptions (IC).

•                      A number of variables are forecast from origination to completion of the loan, including (IC):

•              Interest gross and net of in-duplum requirements i.e. once an account is in default, it is required that all future interest and fees which accrue on that account, whilst it remains in default, cannot exceed the balance at the point the account enters default;

•              The number of active accounts;

•              Outstanding balances;

•              Impairment figures;

•              Funding requirements;

•              Monthly fees;

•              Expenses, based on an activity based costing model; and

•              Amounts in relation to insurance policies — including premium rates, insurance commissions received and insurance claims received.

•                      The relationship between these elements and the expected default rate in the first twelve months from origination of a loan, is based on observed data between the first half of 2008 and the second half of 2014 inclusive. As such an implicit assumption is made that a group of accounts with similar risk behaviour in the first twelve months will behave similarly thereafter (OC).

•                      Projections are differentiated between groups of accounts by risk level only, i.e. the expected default rate in the first 12 months. The abovementioned elements can therefore be forecast for each defined default rate (IC).

•                      For each risk level, a series of curves is fitted based on historic experience (IC). These curves include:

•              Attrition or settlements (OC);

•              Write-offs (OC);

•              Loss amounts (OC);

•              Balance rundown (OC);

•              Recoveries (OC);

•              Insurance lapses (OC);

•              Insurance pay-outs; and

•              In-duplum accruals (OC).

•                      The curves were extrapolated where the term of the loans exceeded the historic data period (IC).

•                      Results were back tested against past experience, including prior income statements. The accuracy of the impairment forecasts was validated against actual impairment data for the period from October 2014 to September 2015 and, as

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such, an adjustment is made to the forecast to update for changes in economic conditions since the credit models were originally developed (IC).

•                       African Bank has updated the premium advancement arrangement whereby the insurance premiums were historically paid by African Bank on behalf of defaulting loan customers up to a maximum of Contractual Delinquency 6 (CD6) and Recency 6. The updated approach varies depending on borrower characteristics but will result in a shorter average premium advancement period and is forecast to have a positive effect on Good Bank profitability (IC).

A5.3.2 Methodology taken to determine Good Book vs Residual Book

•                      The Selected Loans and New Loans, have been identified from the underlying loan book records, and included in the Good Book as follows (T):

•                  All New Loans originated during the Interim Period, which reflect the new lending criteria introduced on the Curatorship Date, have been assigned to the Good Bank;

•                  Any loans (including limit increases) originated whereby the credit score at origination met the lending requirements per the credit policy initiated post curatorship and were not affected by credit amnesty;

•                  All accounts with a written off or rehabilitation status at curatorship date were assigned to Residual Bank, irrespective of whether other criteria were met;

•                  Loans to Ellerine Furnishers’ customers (i.e. furniture loans) and those customers who repay on a cash basis have been excluded;

•                  Loans originated in African Bank branded kiosks in the Ellerines distribution channel have been excluded;

•                  Since Residual Bank will not have a banking licence after the Transfer Date, all active credit card accounts, as at the Transfer Date, are included in the Good Book, even though they may not meet the revised borrower criteria in terms of the new more conservative lending model; and

•                  The balances of unallocated loans, not identified above, were assigned to the Residual Book.

A5.3.3 Changes to the credit forecasts to accommodate the New NCR Regulations

•                      For the purpose of the forecast financial information it is assumed that insurance and NCR rate caps become effective on 1 May 2016, which is in line with recent announcements that the rate caps will become effective from 6 May 2016. It is assumed that the credit methodology will not change again after this point (OC).

•                      The requirements of the New NCR Regulations will be addressed by reducing the size and term of loans (see details below). In addition, there will be improved targeting of lower risk business and a reduced targeted return on equity. As outlined below, after implementing the necessary changes to accommodate the New NCR Regulations, the average loan size, including the credit card book, is forecast to reduce, from the levels in FY15, by 25% (from ZAR19.2 thousand to ZAR14.4 thousand) and the average loan term from 43 to 42 months (IC).

•                      The assumed number of applications and the assumed risk distribution of applicants are unaffected by the New NCR Regulations (OC).

•                      Good Bank will offer all new credit card customers a standard card product to achieve a more uniform fee structure (IC).

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A5.3.4. Income

Interest rates have been assumed to rise as a result of increasing repo rates. Repo rates have been assumed to increase by 25bps in January 2016, 25bps in July 2016 and a further 25bps in January 2017; increasing from 6.00% to 6.75% over the Base Case Period. Repo rate increases have been assumed to occur at potential dates of the Monetary Policy Committee of the SARB (following 2015 dates), which are assumed to occur on the last working day of the month. The SARB announced an increase in repo rates of 25bps to 6.25% in November 2015, whereas the forecast assumes this increase to occur in January 2016. This variance of two months is considered to be immaterial for forecasting purposes and to reflect a timing difference in repo rate increases as opposed to an adjustment to the shape of the overall curve. No further actual increases in repo rates have been factored into the forecast. Refer to Annexure A5.6.6 for further commentary on assumed interest rates (OC).

It is assumed that by the end of the Base Case Period:

•                 For loans (IC):

•                 the average interest rate will decrease by 13% relative to the average rate in place in African Bank in FY15;

•                  the average monthly fee will increase by 20% relative to the average fee in place in African Bank in FY15;

•                 the average initiation fee will increase by 5% relative to the average fee in place in African Bank in FY15;

•                 the average loan size will decrease by 34% relative to the average loan size in African Bank in FY15; and

•                 the average term will decrease by 2% relative to the average term in African Bank in FY15.

•                 For credit cards (IC):

•                 the average interest rate will increase by 2.5% relative to the average rate in place in African Bank in FY15;

•                 the average monthly fee will increase by 20% relative to the average fee in place in African Bank in FY15;

•                 the average initiation fee will stay constant at the level in place in African Bank in FY15; and

•                 the average credit limit will stay constant at the level in place in African Bank in FY15.

Commission earned on insurance business is included in non-interest income. It has been assumed that commission will be earned at current rates in place, being 22.5% on group life policies and 7.5% on individual life policies. Expected regulatory changes may limit the commission earned and the effective date of implementation is uncertain.

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A5.3.5 Sales

The following sales figures are based upon African Bank’s historic performance, Good Bank management team’s expectation of future economic conditions, and the anticipated impact of the New NCR Regulations. It is assumed that, following the New NCR Regulations, neither the overall level of applications nor the risk and affordability profile of the applicants will be affected. However, after implementing the updates to the credit methodology since Curatorship, the forecast Good Bank sales figures reduce from the level in African Bank prior to Curatorship as outlined in the following table (IC):

Rand value disbursed (ZAR million) forecast from FY16:

	Oct	Nov	Dec	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Total
FY14	1 959	2 011	2 207	1 769	1 430	1 493	1 666	1 563	1 287	1 026	758	751	17 920
FY15	705	698	720	560	495	594	610	654	750	795	751	904	8 236
FY16	852	887	918	744	759	813	869	706	717	678	744	757	9 444
FY17	676	703	727	590	604	656	701	763	775	733	804	818	8 550
FY18	757	787	814	660	677	735	785	854	868	820	900	916	9 573

A5.3.6 Provisioning policy (IC)

African Bank has recently reviewed and updated the methodology to estimate provisions to move away from provisions based on probabilities of default and losses given default, towards a methodology that management believes provides an improved estimate based upon forecast cash flows. Additional adjustments have been made as part of this, to ensure that this provides a more prudent approach, for example basing provisions purely on the customer’s contractual default (‘CD’) status without allowing for ‘curing’ within CD groups and removing the minimum threshold above which a shortfall in payments will lead a customer to move between CD groups. This approach has been implemented by African Bank prior to the end of the 2015 financial year and this practice will continue in Good Bank going forward. In due course, this will also bring Good Bank closer to the requirements of IFRS 9. Provisions will be quantified on an overall portfolio level based on the delinquency state of the loans within the segments identified below.

Segment	Criteria	Methodology
Unimpaired Portfolio	Contractual CD = 0, i.e. contractual up to date (contractual arrears = 0)	IBNR: Emergence factor x loss given 1 missed instalment
Impaired Portfolio	Contractual CD >= 1, i.e. missed at least one or a portion of one contractual instalment	Expected cash flows modeled using specific payment behaviour segmentation.

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The Good Bank projections assume that Good Bank will fully provide against loans where no payment has been received for six consecutive months, which is also consistent with the 30 September 2015 treatment in African Bank.

A5.3.6.1 Definitions and descriptions relating to the table above

•                      Impairment Event

•              The impairment event is the first point in the life of a loan where there is objective evidence that the account has become impaired.

•                  The impairment event used in these calculations is the point where arrears are identified on the account. This impairment event has been chosen because a high proportion of these accounts roll through to default.

•                      Emergence Factor (EF)

The Emergence Factor is a factor applied to the CD0 bucket (i.e. those proportion of loans that have not missed a payment or portion thereof) to represent the probability that an impairment event will occur during the emergence period of 90 days. This emergence period is consistent with the African Bank audited position for the 30 September 2015 financial year end and has been extended from the emergence period of 30 days used previously. Monthly estimates used consist of the balance and point in time weighted average of the emergence rate for the 12 most recently matured months.

A5.3.6.2 Cash flow valuation methodology

The following principles apply to the cash flow valuation models described above and are in line with the approach which has been adopted by African Bank for FY15 financial statements:

•              Cash flow methodology is used to forecast the expected future collections (as a percentage of balance) of loans that migrate from one contractual CD status to another on a monthly basis. This is based on the observed historic collections that were registered against similar populations in the past. The expected cash flows are discounted at the original effective interest rate.

•              Insurance premiums paid over to the Good Bank Cell or Stangen are not treated as cash flows out.

•              Insurance claims post-default are treated as cash flows in, provided that the claim incident date was prior to default or within a 1 month grace period after default date. The first default date per account is used, i.e. the first default date persists even if the account cures at a later date.

•              The forecast window is set at 60 months.

•              The forecast cash-flows are recalculated quarterly (one month prior to financial quarter ends) and used to re-quantify the required balance sheet provisions on all the underlying portfolios.

•              Cash flow forecasts are back tested annually.

•              A standard run-off triangle methodology is used to quantify (and forecast) the month-on-month growth in cumulative collections. These ratios are subsequently forecasted and multiplied with the relevant segment instalments (or balance), in order to generate expected monthly cash values.

•              The new methodology provides more weighting to the most recent 12 months of performance which in this instance provides a more conservative coverage.

The discounted cash flows of the Card portfolios are now limited to the balance at observation i.e. no negative Loss Curves are permitted as a result of factors such as future drawdowns. The cash flows are limited to future interest and fees less payments, resulting in a more prudent approach.

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A5.3.6.3 Written-off book value

The written-off book consists of assets that are moved off-balance sheet. No future valuation of written-off loans is assumed in the provisioning policies of Good Bank. The current policy is that there is no rehabilitation of loans that have been written-off back to the balance sheet.

A5.4 OPERATING EXPENSES ASSUMPTIONS

The operating expenses for Good Bank during the Base Case Period have been estimated as a function of a forecast development of the current African Bank cost base. The impact of additional cost saving initiatives is also reflected within the projections for Good Bank (IC).

A5.4.1 Forecast African Bank operating cost base (IC)

•                      Direct collection costs are forecast based on the size and CD status of the loan book included within the Collections Model.

•                      The direct collection costs are assumed to comprise the following elements:

•              Electronic payments: Electronic payments “debit order strikes” are a cash collection tool used across all CD Status categories. The number of electronic “debit order strikes” and unit cost thereof are extrapolated to determine the total forecast cost of electronic payments.

•                  In order to project the number of strikes during the Base Case Period, an average number of account strikes per loan was calculated for the loan categories (CD0, CD1-4, CD4+) based on African Bank data from August 2014 to March 2015. This was assumed to stay constant during the Base Case Period and was applied to the forecast development of the loan book obtained from the Collection Model to determine the forecast number of strikes.

•                  In order to project the unit costs during the Base Case Period, an average unit cost per strike was calculated based on African Bank data from August 2014 to March 2015. It was assumed that inflation would be applied to these costs on a monthly basis, at an annual rate of FY16: 5.90%, FY17: 5.55% and FY18: 5.80%.

•              Call centre: The collections call centre is the tool for soft collections. Loans in the CD1-4 category are assumed to be a proxy for the loans in the collections call centre. A unit cost per loan has been calculated for the collections call centre based on African Bank data for call centre operating expenses and number of loans within CD1-4 between August 2014 and March 2015. This unit cost is assumed to grow in line with the above inflation rates and is applied to the CD1-4 loan book as forecast by the Collections Model.

•              Legal Collections:  Loans in categories CD4+ are assumed to be a proxy for the loans in this stage of the collections lifecycle. A unit cost per loan is calculated for legal collections based on African Bank data for legal collections operating expenses and number of loans in CD4+ between August 2014 and March 2015. This unit cost is then applied to the CD4+ loan book projections and inflation is applied to project the cost, as set out above where legal collection costs are contingent upon cash receipts, the projected costs are based on projected cash flows for loans in this category.

•                      Remaining costs: The operating expenses for all other cost items has been forecast as at the Transaction Effective Date based upon African Bank’s management budgets which reflect the impact of the historic cost reduction initiatives from FY15 relating to the right sizing of head office, lease renegotiations and branch closures amounting to ZAR256 million. It has been assumed that these cost items would increase during the Base Case Period in line with the above inflation rates.

A5.4.2 Forecast Residual Bank Recharge (included in non-interest income) (T)

•                      It is anticipated that Good Bank will assume responsibility for the servicing and collections of the Residual Book. The services are expected to include (but not be limited to) the following functions: collections, service call centre, payments, debtors’ administration, risk and compliance, and support services.

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•                      The Residual Bank recharge relates to the methodology through which Good Bank will recover the cost of collections from Residual Bank on commercial terms. To determine the fee structure Good Bank will charge the residual business, an exercise was undertaken to define the costs applicable to both the management of and the collecting of the portfolio.

•                      The amount of this recharge has been estimated on the following basis:

•              The fee structure that has been agreed between the parties consists of both a fixed and variable component:

•                  The fixed cost component relates to servicing and administration costs, such as Customer Service, IT, Finance, Risk, Treasury and Cash flow, and back office management. An absorption based costing approach (i.e. identifying appropriate cost drivers and a unit cost per cost driver) was used to determine a fixed customer servicing cost, per customer per month. This cost will be charged based on all customers (unique ID’s) that have an outstanding balance on their loan accounts at the end of each month.

•                  The variable charge that will be levied by Good Bank is set as a percentage of the amount collected, split between soft collections and hard collections. This fee component ensures that the team in Good Bank responsible for managing the collections on the residual portfolio is incentivised to collect as much as possible, as no part of this fee is a fixed component. The costs that this fee will be required to cover will include directly attributable collections costs such as: debit order payments, call centre and legal collection services including salaries, telephone, and other incidental costs that will be incurred in the collections of this portfolio.

•              The fee structure proposed varies depending on the delinquency of the portfolio and recognises the fact that as loans migrate into a higher delinquency status, the cost of collections increases.

•              Based on the forecast cash flows from the Residual Book, the forecast number of accounts on book on a monthly basis, and the fees set out above, it is forecast that the cost of collections to be charged by Good Bank to Residual Bank will be ZAR339.2 million for the six months ending FY16, ZAR651.2 million in FY17 and ZAR505.4 million in FY18.

•                      The amount of this recharge has been allocated to non-interest income, while the related operating costs are included in operating costs.

A5.4.3 Additional Cost Saving Initiatives (IC)

ZAR256 million annual cost savings have already been identified and implemented in African Bank in 2015.  These cost savings are reflected in the Good Bank operating expenses through the establishment of a lower base of costs projected into the Base Case Period. Further cost reduction initiatives assumed to be implemented in Good Bank have been identified in two phases, calculated as follows:

•                      Phase 1 — A further cost reduction of ZAR135 million has been assumed to be achieved by year three of the Base Case projection. The specific savings have not yet been finalised. This may include branch rationalisation as well as process improvement, which will result in delivering a more customer centric proposition to the market. The ZAR135 million is a management estimate based on the Base Case projection, however with potential alternative strategies being considered, it has not been finalised. ZAR8 million, ZAR43 million and ZAR84 million of savings are forecast in FY16, FY17 and FY18 respectively.

•                      Phase 2 — It will be necessary for Good Bank to retain additional resources in order to provide the loan collection services outlined above to Residual Bank. It has been assumed that as the Residual Book pays down, and the fee earned by Good Bank reduces, Good Bank will eliminate costs associated with the collection and management of the Residual Book at a rate equal to half the reduction in the fee earned. The reason for this is that not all the costs related to the collection of the Residual Book are variable in nature. The forecast cost saving from this phase is ZAR200 million (before tax) over the Base Case Period, with ZAR50 million and ZAR150 million of savings forecast in FY17 and FY18 respectively.

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A5.5 OTHER INCOME

A5.5.1 Interest on deposits

•                      Monthly interest income is assumed to be earned on the closing cash balance and on near cash instruments (OC):

•              Based on the current interest rates available on call and three month deposits for ZAR cash and nine months for USD funding, and the assumed investment profile for Good Bank, 6.76%, 1.50% and 0.00% interest has been assumed to be earned on all ZAR, USD and CHF short-term deposits and cash respectively, as well as collateral cash as reflected on the balance sheet.

•              Statutory Assets are assumed to earn interest as follows:

•                  0% interest earned on minimum Cash Reserve requirements held with the SARB.  This is calculated as 2.5% of total liabilities less short-term deposits which is required to be held as cash.

•                  6.76% interest earned on the 5.0% balance of statutory assets held as liquid assets and any additional assets held above the minimum requirements, as at the Transaction Effective Date.

•                      Initial interest rates applied to the ZAR cash balance, statutory assets and other near cash instruments are increased generally in line with repo rate assumptions, to 7.01% by the end of the projection period (OC).

•                      Interest income is apportioned monthly (IC).

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A5.6 LIABILITIES ASSUMPTIONS

A5.6.1 Indicative average funding rates (OC)

The table below shows the indicative average funding rates, based on detailed analysis of the actual interest rates payable on the various debt instruments and the detailed modelling of funding costs associated with hedging. The opportunity cost of holding foreign cash is not included in these rates.

	Actual				Forecast
	FY12	FY13	FY14	FY15	FY16	FY17	FY18
Funding rates	9.2%	8.6%	8.7%	9.5%	9.2%	9.0%	8.6%

A5.6.2 Repayment and refinancing (OC)

The table below shows the forecast debt repayments and refinancing, based on the assumed roll-forward of 65% of bilateral funding, and 100% of intercompany loans, on maturity.

ZAR million	FY15	FY16	FY17	FY18
Repayments	—	—	—	5 882
Bilateral debt rolled forward	—	—	—	(3 067)
Intercompany loans rolled forward	—	—	—	(537)
Net repayments	—	—	—	2 278

A5.6.3 Maturities (T)

Maturities of each liability, including Call Deposits, have been extended by the period of Curatorship plus 24 months i.e. 1 330 days has been added to the contractual maturity dates of existing instruments assuming a Transaction Effective Date of 1 April 2016. (Note that maturities have been extended by a period of 1 333 days for the purposes of the Exchange Offers, which are based on a Transaction Effective date of 4 April 2016).

A5.6.4 Foreign exchange (OC)

•                      8 August 2014 closing rates, CHF ZAR rate of 11.7709 and USD ZAR rate of 10.6594, have been used for the Curatorship date, 10 August 2014.

•                      Foreign currency liabilities and foreign currency cash assets: It is assumed that the CHF ZAR and USD ZAR exchange rates used to revalue foreign currency liabilities and foreign currency cash assets at the year-end balance sheet dates will fluctuate during the Base Case Period in line with derived forecast spot rates indicated in the table below.  The calendar year end rates were derived from a curve based on Bloomberg information using forecast spot rates from various local and international financial institutions published during the period September 2015 to November 2015, but adjusted by ZAR2/USD and ZAR2/CHF as at Transaction Effective Date and each year end balance sheet date, to allow for the depreciation of the ZAR during December 2015 and January 2016. Certain outliers were removed from the population and the September closing spot values were interpolated from the closing calendar spot rates. This results in the expected future spot curve as at each September year end and as at the Transaction Effective Date as shown below.

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	Actual	Forecast
	FY15	1 April 16	FY16	FY17	FY18
USD ZAR	13.86	15.84	15.82	15.04	14.79
CHF ZAR	14.22	16.24	16.26	15.18	14.68

Updates to market forecasted spot rates subsequent to November 2015 are per management’s view, not representative, given the substantial volatility in ZAR exchange rates since then and the uncertainty in the market. The curve for forecast spot exchange rate movements is therefore based on the Bloomberg information as adjusted and indicated above.

•                      The forecast financial information is reliant on the Rand exchange rate assumptions made and applied in the preparation of the Good Bank Forecasts. There has been recent increased volatility in Rand foreign exchange rates.  In order to assist further in the assessment of the impact of this volatility we present the effect that the ZAR2 depreciation against the USD and CHF before the Transaction Effective Date has had on key metrics within the forecast Good Bank.

	The effect of a ZAR2 depreciation pre Transaction Effective Date to the following rates
	Pre Transaction Effective Date	Post Transaction Effective Date
	6m to March 2016	6m to Sept16	FY17	FY18
USD ZAR	15.84	15.82	15.04	14.79
CHF ZAR	16.24	16.26	15.18	14.68
(Loss) on earnings ZARm	(395)	(47)	(92)	(102)
Impact on liabilities ZARm Increase	—	3,387	2,582	2,089
Impact on CET Target	—	(0.4)%	(1.4)%	(1.9)%

The variance analysis disclosed within the table reflects both the net interest impact and foreign exchange losses, but excludes the impact of adjustments to the Top-up Cash Amount and Goodwill as these are not a direct impact of the foreign exchange rate movement.

The impact of the volatility of the exchange rate on the carrying value of liabilities is substantially mitigated through an economic hedge resulting in an increase in foreign currency cash and other financial instruments.

A5.6.5 CPI index projections (OC)

•                  Inflation linked liabilities: Various local economists’ consumer inflation forecasts were used to derive a composite average inflation curve as shown in the table below. The inflation linked liabilities are revalued at the year-end balance sheet dates using the derived inflation curve and the annual coupons are also inflated using the same curve.

	Actual	Forecast
	FY15	FY16	FY17	FY18
Average inflation rate	4.92%	5.90%	5.55%	5.80%

•                  Inflation linked swaps: It is assumed that new inflation linked swaps will be entered into on the Transaction Effective Date so as to match and hedge the inflation linked liability funding. The fixed ZAR pay leg of the swap is discounted using the ZAR zero coupon curve and the floating inflation linked receive leg is determined by inflating the ZAR receive amounts by the market inflation index and discounting the result by the ZAR zero coupon curve.

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•                      CPI indices have been updated with actual numbers to September 2015. The monthly indices are published by Statistics South Africa.

•                      The projection of monthly indices going forward was performed using local economists’ composite inflations rates as provided above. Daily indices are then obtained by interpolating the monthly indices using the following formula:

Where:

•                  Ref_CPI is the CPI Index for the applicable payment date;

•                  Ref_CPIJ is the index level for the first day of the fourth calendar month preceding the calendar month in which the applicable payment date occurs;

•                  Ref_CPIJ+1  is the index level for the first day of the third calendar month preceding the calendar month in which the applicable payment date occurs;

•                  t is the calendar day corresponding to the applicable payment date; and

•                  D is the number of days in the calendar month in which applicable payment date occurs.

•                      Base indices for each new instrument are as per the original contracts, and thus were not pulled from the curve.

A5.6.6 JIBAR projections (OC)

•                      Actual JIBAR is used until September 2015, and thereafter projections are used.

•                      3 month JIBAR forward curve has been forecast to track the repo rate, which is assumed to increase by 25bps in January 2016, July 2016 and January 2017; increasing the repo rate from the current level of 6.0% to 6.75% over the forecast period. Please see further illustration of this below. As noted in Annexure A5.3.4, although the repo rate changed in November 2015, we have assumed that the repo rate increases in January 2016. No actual subsequent repo rate increases have been taken into consideration.

•                  The forecast financial information is reliant on the interest rate assumptions made and applied in the preparation of the Good Bank Forecasts.  Recent volatility in the market may result in interest rate increases beyond those forecast.  Analysis indicates that an increase in interest rates generally have a positive net impact on profit as a result of changes to interest earned and interest paid, before any potential impact on the credit performance of the Good Book.

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A5.6.7 Derivatives/Swaps (OC)

•                      Estimated swap funding cost is assumed to vary over the Base Case Period, based on detailed calculations with reference to the specific interest rates applicable to the underlying instruments, and after considering the effective cost of hedging and derivatives.

•                      Foreign currency derivative assets and derivative liabilities are assumed to transfer to Good Bank at full value and remain in place until they mature, at which point they will not be replaced and the USD or CHF cash realised at maturity will be held as an economic hedge against future exchange rate movements.

•                      Existing inflation linked swaps are assumed to have been terminated prior to the Transaction Effective Date, and new inflation linked swaps entered into on the Transaction Effective Date for the inflation liability in Good Bank.

•                      Remaining swap collateral cash and liabilities are assumed to transfer to Good Bank at 100% of face value, fluctuating in value during the Base Case Period in line with exchange rate projections and remain in place until the underlying instrument to which they relate has matured.

•                      The foreign currency swaps are revalued to determine their market value as at each of the forecast balance sheet dates. The ZAR pay contractual obligations are discounted using the ZAR basis adjusted zero coupon curve as at 30 September 2015. The ZAR basis adjusted curve consists of the ZAR swap curve plus currency basis spread adjustment. The swap curve used is a combination of one, two and three month JIBAR rates, forward rate agreements to one year and then the swap rates for two to 30 years.  The USD or CHF receive contractual flows are discounted using the applicable foreign currency’s market zero coupon curve as extracted from Bloomberg. The present value of the foreign currency legs are converted to ZAR using the expected future spot curve, as explained in Annexure A5.6.4 above. The expected future spot rates are not market observed forward rates and therefore the expected market value at each forecast balance sheet date does not represent a risk-neutral forward fair value, but a market value assuming the forward rates in Annexure A5.6.4 holds true.

A5.6.8 Hedging and Hedge Accounting

•                      It is assumed that the same liability hedging strategy as was in place in African Bank prior to entering into curatorship, will apply to managing the various risks associated with the funding liabilities within Good Bank i.e.:

•             Foreign exchange risk will be neutralised by cross currency hedges and holding foreign currency cash assets;

•             All inflation risk will be neutralised by CPI linked hedges and holding inflation liked assets; and

•             Interest rate risk, to the extent that it was neutralised prior to curatorship, will be managed by interest rate hedges.

•                      It is also assumed that, Good Bank will not apply hedge accounting and that the mark to market movements in the underlying hedges will therefore affect the income statement of Good Bank.

•                      The current hedging contracts within Residual Bank will be transferred to Good Bank in terms of S54 of the Banks Act. However, for purposes of the financial modelling, the inflation linked contracts are assumed to have been terminated and new contracts entered into on the Transaction Effective Date. It is then assumed that any fair value derivative asset or liability within Good Bank will remain in place until it matures, at which point the derivative instrument will not be replaced. Good Bank will retain the cash realised on maturity, in order to manage their foreign currency risk by way of economic hedging. No inflation of interest rate derivative instruments will mature during the Base Case Period.

A5.6.9 Effective interest rate for the funding within Good Bank

•                      Each New Debt Instrument is assumed to have the same contractual interest rate as that of the corresponding Existing Debt Instrument, in terms of the Restructuring (T).

•                      The interest expense charge recorded in the Good Bank income statement will comprise contractual cost and the estimated swap funding cost described above (OC).

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•                      Interest accrued at period end is included in liabilities, as part of the treasury funding line on the balance sheet. Interest on subordinated bonds in shown on a separate line on the balance sheet (IC).

•                      In terms of the Restructuring, interest will accrue on the subordinated bonds from 1 December 2015 and will be settled as part of the first scheduled coupon payment on the New Subordinated Debt Instruments (T).

A5.6.10 Refinancing and roll overs

•                      It is assumed that for maturities of bilateral funding, (being all funding other than DMTN and EMTN bond issuances and intercompany loans) 65% of the maturity rolls into a new funding instrument issued by Good Bank at the existing interest rate and extended maturity dates (which are assumed to occur beyond the Base Case Period). It is assumed that 35% is repaid (OC).

•                      It is assumed that for existing intercompany loans, 100% of the maturity rolls into a new funding instrument issued by Good Bank at the existing interest rate and extended maturity dates (which are assumed to occur beyond the Base Case Period). As such, it is assumed that no withdrawals are made from the intercompany deposit accounts in the Base Case Period (OC).

•                      DMTN and EMTN bond issuances maturing during the Base Case Period are assumed to be repaid as and when they become contractually due with no replacement bonds being issued (IC).

•                      A minimum liquidity ratio of 15% of net advances will trigger further refinancing. It is not forecast that this trigger will be reached during the Base Case Period (IC).

•                      It has been assumed that a Senior Cash Payment and Subordinated Cash Payment of ZAR4.9 billion will be made to creditors on the Transaction Effective Date, representing 10% of the principal amount plus accrued interest for Senior Funders and ZAR165 million plus accrued interest for Subordinated Funders. This has been added to the Restructuring to reduce the negative drag on earnings associated with holding high cash balances. This payment will be made by Residual Bank and is therefore not reflected in the Good Bank forecast (T).

A5.7 REGULATORY CAPITAL ASSUMPTIONS (OC)

African Bank currently uses, and Good Bank will use, the following approaches for regulatory capital calculations:

•                      Market risk: the standardised approach;

•                      Credit risk and counterparty credit risk: the standardised approach;

•                      Equity risk: 100% risk-weighted by virtue of the standardised approach used for credit risk; and

•                      Operational risk: the alternative standardised approach.

The method listed above relies primarily on risk-weighting defined assets. Hence, it is possible to forecast risk-weighted assets by using defined or historically observed risk-weightings, for certain lines of the balance sheet. The specific risk-weightings used are shown in the table below.

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Risk type	Balance sheet item	Risk- weighting	Comment
Market Risk	Net open cash position per currency in ZAR equivalent	100%	The ZAR equivalent of greater of the long or short net open position for all foreign currency balances requires capital of 8%, multiplied by 12.5 to create an effective 100% RWA requirement
Credit Risk	Short-term deposits and cash	20% / 50%	Interbank deposits in ZAR are risk weighted at 20%, while foreign currency deposits are risk weighted at 50%
	Collateral cash	20%	Interbank deposits, all in ZAR
	Statutory assets- bank	0%	Assets held at SARB, sovereign risk
	Other assets-Intergroup	100%	Loans from ‘Good Bank’ to group risk-weighted as an unrated commercial loan
	Net advances	85%	Based on Good Book analysis for September 2015
Counterparty credit risk	Fair value of derivative asset, net of cash collateral held	82%

Based on pro forma BA 200 results analysis for August 2015

We have assumed the following in our risk weight percentage calculation of counterparty credit risk in respect of derivatives:

•      Stable composition of derivative type

•      Stable composition of counterparty type

•      Stable composition of remaining maturity

Credit value adjustment (CVA)	None	n/a

Based on pro forma BA 200 results analysis for September 2015 (ZAR350 million Risk Weighted Assets)

We have assumed the following in our risk weight value applied in our calculation of CVA Risk Weighted Assets:

•      Stable composition of derivative type
•      Stable composition of counterparty type
•      Stable composition of remaining maturity
•      Stable composition of notional values

Operational risk	Gross advances	5.25%	Three reporting period average not available, therefore available average to date used, risk-weighted at 3.5%*12% (retail)*12.5
	Short-term deposits and cash	6.56%	Three reporting period average not available, therefore available average to date used, risk-weighted at 3.5%*15% (commercial)*12.5
	Collateral cash	6.56%	Three reporting period average not available, therefore available average to date used, risk-weighted at 3.5%*15% (commercial)*12.5
	An operational risk weighted asset floor of 12% of total risk weighted assets was applied consistently throughout the reporting period.
Other assets	Other assets	100%	Other assets are risk-weighted at 100%
	Deferred tax asset	250%	Deferred tax assets related to timing differences are risk-weighted at 250%
	Property and equipment	100%	Other assets are risk-weighted at 100%

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The following table illustrates the approach used to project available capital.

Capital designation	Balance sheet item	Comment
Common Equity Tier 1 (CET1)	Ordinary share capital and premium	Gross consortium capital injection (ZAR10 billion)
	Retained earnings	In a loss position on day 1 and treated as a deduction against capital
	Other reserves	Zero on day 1
Specified CET1 adjustments and deductions	Goodwill	Per balance sheet, difference between assets acquired and liabilities issues / assumed
	Intangible assets	Per balance sheet
Additional Tier 1 capital	None	Per balance sheet
Gross Tier 2 capital	Subordinated Debt	ZAR1.485 billion
	General provision (max 1.25% of credit Risk Weighted Assets)	General credit provisions up to a maximum of 1.25% of credit and counterparty credit risk weighted assets
Specified Tier 2 adjustments and deductions	None	Tier 2 instruments are assumed to be Basel III compliant

A5.8 TAX (OC)

A5.8.1 Deferred administration fees

The origination fees within Good Bank are deferred within the balance sheet and are amortised to the income statement over the term of the loan. It is assumed for tax purposes that origination fees are taxed at the earlier of receipt or accrual. The deferral of origination fees on new loans each month in Good Bank (inflow to the balance sheet) is assumed to be materially consistent in value to the amortisation of such fees on the Good Bank loan book (outflow from the balance sheet). Due to this offset it is assumed that there is no income statement impact and therefore that the tax treatment follows the accounting treatment.

A5.8.2 FV adjustments on advances

The fair value adjustment, which is the premium paid for the loan book over and above the face value, will be regarded as interest for tax purposes in terms of section 24J of the Income Tax Act. Therefore this fair value adjustment is spread over the period of the loan book for tax purposes, using the yield to maturity of the entire book. It is assumed that the accounting interest and the unwind of the fair value adjustment on the acquired loan book will not differ significantly from the tax interest calculated in terms of section 24J. It is assumed that for purposes of calculating the yield to maturity for section 24J that the expected cash flows of the acquired book can be utilised.

A5.8.3 Charge for provision for bad debts

Section 11(j) of the Income Tax Act provides for an allowance on the provision for bad debts. The following deductions/allowance are permitted per the Banking Association of South Africa ruling (on undiscounted numbers): Specific 100%, PSI 80% and IBNR 25%. These allowances should be included in the income statement of the taxpayer in the following year i.e. the allowance should be calculated on the movement of the provision for bad debts.

The splits of the provisions for bad debt used in the forecasts between specific, PSI and IBNR are the actual splits as at March 2015, being 77.5%, 20.6%, and 1.9% respectively. The discount factors applicable in Good Bank during the Base Case Period are assumed to be consistent to that which will be applied in African Bank in the 2014 year of assessment, being 90.9%, 77.5%, and 77.0% respectively.

Applying these deductible factors, provision proportions, and discount factors (and allowing for 0.4% VAT input credits on write-offs) gives an overall weighted average taxable allowance for movements in bad debt provisions of 83%.

A deferred tax asset is raised on the disallowed proportion of the movement in bad debt provisions each period (i.e. on the remaining 17% movement). It is forecast that the non-specific provisions are either utilised or evolve to specific provisions after 12 months.

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In calculating the disallowed portion of the movement in bad debt provisions, the forecasts have not adjusted the provision for bad debts associated with the Good Book at the Transaction Effective Date, which for this calculation, is still based on the provisioning as would have been calculated in African Bank. Given that the tax calculations for provisions will be based on the fair value accounting of the Good Book as at the Transaction Effective Date, this assumption results in a more conservative income tax calculation. This assumption does not impact forecast net profits given that forecast deferred tax is aligned with this assumption.

A5.8.4 Operating costs

From a tax perspective, operating expenses of a capital nature are assumed to be immaterial i.e. no material consulting or legal expenses of a capital nature are assumed to be incurred in Good Bank.

A5.8.5 Depreciation of fixed assets and amortisation of intangibles

The fixed assets and software intangible assets within Good Bank are forecast to be depreciated over 48 months. Interpretation Note 47 provides for the following write off periods for tax purposes: furniture - 6 years; office equipment - 3 years; motor vehicles - 4 years; personal computers - 3 years; and self-developed software - 1 year. The impact of the difference between accounting and tax treatment is immaterial. Therefore for tax purposes, fixed assets and intangible assets have been written off over the same period as accounting.

A5.8.6 Tax Rate

The income tax rate is assumed to be 28%.

A5.8.7 Deferred tax on assessable loss

Good Bank is forecast to make sufficient profits in the foreseeable future to utilise assessable losses, therefore deferred tax has been raised on assessable losses where these arise.

A5.8.8 Tax Payments

An entity is required to make an estimate of its taxable income for the year and pay two provisional payments based on this estimate, the first payment six months into the year (i.e. 31 March) and the second payment at year end (i.e. 30 September). An entity only makes provisional payments if it expects to be in a tax paying position at the end of the year (after taking into account any assessed loss from prior years). As such, any accrued tax liabilities are forecast to be paid on 31 March and 30 September each year throughout the projection period.

A5.8.9 Effective tax rate

It is assumed that there are no material permanent differences in Good Bank, except for VAT arising on certain assets on acquisition date (refer to A5.8.11).

A5.8.10 Monthly service fees

The treatment of monthly service fees are assumed to be consistent for accounting and tax purposes.

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A5.8.11 VAT

As Good Bank is forecast to have both vatable, as well as non-vatable income, it is assumed to be subject to s17 of the Value-Added Tax Act No. 89 of 1991, which will require it to apply a turnover based methodology to apportion input tax between what is allowed and what is disallowed. At the time of this document, a VAT ruling has not yet been granted. Analysis has shown that the current African Bank apportionment ratio is more conservative than if a turnover based methodology is applied. Therefore, for purposes of the Good Bank forecast financial information, it has been assumed that the apportionment ratio in Good Bank will be the same as that currently evident in African Bank. The resulting disallowed VAT ratio (being 68.42%) has been applied to the forecast vatable portion of the forecast operating expenses to calculate the income statement impact of VAT input disallowed. In addition to this, the number is further adjusted by the impact specific VAT rulings where applicable.

As a result of the sale of the Good Bank Business from African Bank to Good Bank, VAT will become due on the property and equipment, intangibles and goodwill assets being transferred. The recoverable proportion of this VAT charge is assumed to be broadly in line with the split disclosed above, with the balancing irrecoverable value recorded in reserves at Transaction Effective Date and recycled as a charged through the income statement in year one.

A5.9 OTHER SPECIFIC ASSUMPTIONS

The following additional assumptions are made in order to create the above forecast financial statements of Good Bank:

•                      Good Bank’s financial years run from 1 October to 30 September (IC).

•                      Good Bank will not pay any dividends during the projection period (IC).

•                      Based on the experience within African Bank, Good Bank capital expenditure on property and equipment will be ZAR9.2 million per month throughout the Base Case Period (IC).

•                      Good Bank capital expenditure on intangible assets (i.e. IT, software) will be zero throughout the Base Case Period (IC).

•                      Good Bank property and equipment (excluding land and buildings portion which is discussed in Annexure A5.2.2) will depreciate using the straight line method over 48 months (IC). Those elements of Good Bank intangible assets relating to IT and software will depreciate using the straight line method over 48 months. The brand will be an indefinite life asset with no amortisation (IC).

•                      The deferred administration fees within Good Bank (relating to portions of upfront fees which are not recognised upon receipt) are static throughout the projection period (IC).

•                      IFRS 9 will not be early adopted by Good Bank and will be implemented only after the Base Case Period (IC).

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Annexure A6

Reporting accountant’s report on pro-forma financial information

The Curator

African Bank Limited (under Curatorship)

59 16th Road

Midrand

Johannesburg

INDEPENDENT REPORTING ACCOUNTANT’S ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION INCLUDED IN THE OFFER MEMORANDA

Dear Sir

We have completed our reasonable assurance engagement to report on the compilation of pro forma financial information of African Bank Limited (“the Company”) included in the offering information memorandum to debt holders of the company. The pro forma financial information consists of:

•                  a pro forma statement of financial position at 30 September 2015 for “Good Bank” (Refer to Annexure A3); and

•                  a pro forma statement of profit or loss from 1 October 2014 to 30 September 2015 for “Good Bank” (Refer Annexure A3).

The applicable criteria on the basis of which the Curator of the Company (“the Curator”) has compiled the pro forma financial information are specified in the JSE Listings Requirements and the United Kingdom Financial Conduct Authority (“FCA”) Prospectus Rules and are described in Annexure A3.

The Curator intends on entering into a restructuring to form a new entity, Good Bank under which new debt listings will be made under a Domestic Medium Term Note (“DMTN”) program and a Euro Medium Term Note (“EMTN”) program. As a result, the Curator has prepared pro forma financial information for inclusion in Offer Memoranda to illustrate the impact of the restructuring on the relevant statement of financial position to form Good Bank at 30 September 2015 and on the statement of profit or loss for the period ended as referred to above as if the restructuring had taken place at 1 October 2014. As part of this process, information about the Company’s financial position and financial performance has been extracted by the Curator from the Company’s financial statements for the year ended 30 September 2015, on which a qualified audit report has been published.

The Curator’s Responsibility

The Curator is responsible for compiling the pro forma financial information on the basis of the JSE Listings Requirements and the FCA Prospectus Rules. This responsibility includes the design, implementation and maintenance of internal control relevant to the preparation and presentation of the pro forma financial information that is free from material misstatement, whether due to fraud or error.

Reporting Accountant’s Responsibility

Our responsibility is to express an opinion as required by the JSE Listings Requirements and United Kingdom Listing Authority (“UKLA”) about whether the pro forma financial information has been properly compiled by the Curator on the basis of the JSE Listings Requirements and the FCA Prospectus Rules, based on our procedures.

We conducted our engagement in accordance with International Standard on Assurance Engagements (“ISAE”) 3420, Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a Prospectus, issued by the International Auditing and Assurance Standards Board. This standard requires that the practitioner comply with ethical requirements and plan and perform procedures to obtain reasonable assurance about whether the Curator has properly compiled the pro forma financial information on the basis of the JSE Listings Requirements and the FCA Prospectus Rules.

We have complied with the independence and other ethical requirements of the Code of Professional Conduct for Registered Auditors issued by the Independent Regulatory Board for Auditors (IRBA Code), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour. The IRBA Code is consistent with the International Ethics Standards Board for Accountants Code of Ethics for Professional Accountants (Part A and B).

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Our firm applies International Standard on Quality Control 1 and, accordingly, maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

For purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the pro forma financial information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the pro forma financial information. We are not responsible for reporting on any transactions beyond the period covered by our reasonable assurance engagement.

The purpose of pro forma financial information included in a prospectus is solely to illustrate the impact of a significant event or transaction on unadjusted financial information of the entity as if the event had occurred or the transaction had been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the event or transaction at 30 September 2015 would have been as presented.

A reasonable assurance engagement to report on whether the pro forma financial information has been properly compiled on the basis of the applicable criteria involves performing procedures to assess whether the applicable criteria used by the Curator in the compilation of the pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:

•                  The related pro forma adjustments give appropriate effect to those criteria; and

•                  The pro forma financial information reflects the proper application of those adjustments to the unadjusted financial information.

The procedures selected depend on the practitioner’s judgment, having regard to the practitioner’s understanding of the nature of the Company, the event or transaction in respect of which the pro forma financial information has been compiled, and other relevant engagement circumstances.

The engagement also involves evaluating the overall presentation of the pro forma financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion:

•                  the pro forma financial information has been properly compiled on the basis stated and in accordance with the JSE Listings Requirements and the FCA Prospectus Rules; and

•                  such basis is consistent with the accounting policies of “Good Bank”.

Deloitte & Touche

Woodmead, Gauteng

Registered Auditor

Per: Graeme Berry

Partner

29 January 2016

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Annexure A7

Reporting accountant’s report on forecast financial information of African Bank

The Curator

African Bank Limited (under Curatorship)

59 16th Road

Midrand

Johannesburg

INDEPENDENT REPORTING ACCOUNTANT’S ASSURANCE REPORT ON THE FORECAST OF AFRICAN BANK LIMITED

Dear Sir

We have completed our reasonable assurance engagement in respect of the accompanying forecasts of the following set out in the offering information memorandum to debt holders of African Bank Limited:

•                  Statement of financial position of African Bank Limited at 31 March 2016 and statements of profit or loss for the six months then ending (Refer to Annexure A4).

These are referred to as “the forecast information”.

We have also completed a limited assurance engagement in respect of the Curator’s assumptions used to prepare and present the forecast information, disclosed in the notes to the forecast information.

Curator’s Responsibility

The Curator is responsible for the forecast information, including the assumptions set out in Annexure A4, on which it is based, and for the financial information from which it has been prepared. This responsibility, arising from compliance with the Listings Requirements of the JSE Limited, includes: determining whether the assumptions provide a reasonable basis for the preparation of the forecast information; whether the forecast information has been properly compiled on the basis stated; whether the forecast information is presented on a basis consistent with the accounting policies of the company in question and the design, implementation and maintenance of internal control relevant to the preparation and presentation of the forecast information on the basis of those assumptions that is free from material misstatement, whether due to fraud or error.

Reporting Accountant’s Independence and Quality Control

We have complied with the independence and other ethical requirements of the Code of Professional Conduct for Registered Auditors issued by the Independent Regulatory Board for Auditors (IRBA Code), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour. The IRBA Code is consistent with the International Ethics Standards Board for Accountants Code of Ethics for Professional Accountants (Part A and B).

The firm applies International Standard on Quality Control 1 and, accordingly, maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Reporting Accountant’s Responsibility - Limited Assurance Engagement on the Reasonableness of the Curator’s Assumptions

Our responsibility is to express a limited assurance conclusion on whether anything has come to our attention that causes us to believe that the assumptions do not provide a reasonable basis for the preparation and presentation of the forecast information in accordance with the JSE Limited Listings Requirements for forecast information, based on the procedures we have performed and the evidence we have obtained. We conducted our limited assurance engagement in accordance with International Standard on Assurance Engagements (ISAE) 3400, The Examination of Prospective Financial Information (ISAE 3400), issued by the International Auditing and Assurance Standards Board. That standard requires that we plan and perform this engagement to obtain limited assurance about whether the Curator’s assumptions provide a reasonable basis for the preparation and presentation of the forecast information in accordance with the JSE Limited Listings Requirements for forecast information.

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A limited assurance engagement undertaken in accordance with ISAE 3400 involves assessing the source and reliability of the evidence supporting the Curator’s assumptions. Sufficient appropriate evidence supporting such assumptions would be obtained from internal and external sources including consideration of the assumptions in the light of historical information and an evaluation of whether they are based on plans that are within the entity’s capacity.

The procedures we performed were based on our professional judgement and included inquiries, observations of processes performed, inspection of documents, analytical procedures, evaluating the reasonableness of best-estimate assumptions and agreeing or reconciling with underlying records. Our procedures included evaluating the Curator’s best-estimate assumptions on which the forecast information is based for reasonableness.

The procedures performed in a limited assurance engagement vary in nature from, and are less in extent than for, a reasonable assurance engagement. As a result, the level of assurance obtained in a limited assurance engagement is substantially lower than the assurance that would have been obtained had we performed a reasonable assurance engagement. Accordingly, we do not express a reasonable assurance opinion about whether the Curator’s assumptions provide a reasonable basis for the preparation and presentation of the forecast information.

Reporting Accountant’s Responsibility - Reasonable Assurance Engagement

Our responsibility is to express an opinion based on the evidence we have obtained about whether the forecast information is properly prepared and presented on the basis of the Curator’s assumptions disclosed in the notes to the forecast information and in accordance with the JSE Limited Listings Requirements for forecast information. We conducted our reasonable assurance engagement in accordance with International Standard on Assurance Engagements (ISAE) 3400, The Examination of Prospective Financial Information (ISAE 3400), issued by the International Auditing and Assurance Standards Board. That standard requires that we plan and perform this engagement to obtain reasonable assurance about whether such forecast information is properly prepared and presented on the basis of the Curator’s assumptions and in accordance with the JSE Limited Listings Requirements for forecast information.

A reasonable assurance engagement in accordance with ISAE 3400 involves performing procedures to obtain evidence that the forecast information is properly prepared and presented on the basis of the assumptions and in accordance with the JSE Limited Listings Requirements for forecast information. The nature, timing and extent of procedures selected depend on the reporting accountant’s judgement, including the assessment of the risks of material misstatement, whether due to fraud or error, of the forecast information. In making those risk assessments, we considered internal control relevant to African Bank Limited’s preparation and presentation of the forecast information.

Our procedures included:

•                  Inspecting whether the forecast information is properly prepared on the basis of the assumptions;

•                  Inspecting whether the forecast information is properly presented and all material assumptions are adequately disclosed, including a clear indication as to whether they are best-estimate assumptions; and

•                  Inspecting whether the forecast information is prepared on a consistent basis with the historical financial statements of African Bank Limited, using appropriate accounting policies.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Basis for Qualified Statement of Limited Assurance and Qualified Opinion

During its financial year ended 30 September 2015, African Bank Limited wrote off in full its portfolio of advances which have been in arrears for an extended period of time (referred to as the “Memorandum Ledger” or “ML book”). African Bank Limited previously recognized the ML book on a partially written off basis at the recoverable amount. The recoverable amount was determined by discounting the estimated future cash flows at the original effective interest rate. The recoverable amount was estimated at R831 million. African Bank Limited has a demonstrated ability and experience in collecting significant cash flows on this portfolio of advances. The recoveries on advances previously written off amounted to R528 million in the year ended 30 September 2015 (2014: R474 million). Given the amount of these post write-off recoveries a full write-down of these advances is not appropriate.

Emphasis of Matter

In the light of recent volatility in the value of the South African Rand, we draw attention to the Curator’s assumptions regarding exchange rates and related sensitivities disclosed in note A4.1 of Annexure A4. Our statement of limited assurance and our opinion are not modified in respect of this matter.

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Qualified Statement of Limited Assurance

Based on the procedures we have performed and evidence we have obtained, except for the effects of the matters described above in the Basis for Qualified Statement of Limited Assurance and Qualified Opinion, nothing has come to our attention that causes us to believe that the assumptions do not provide a reasonable basis for the preparation of the forecast information.

Qualified Opinion

Based on the procedures we have performed and evidence we have obtained, except for the effects of the matters described above in the Basis for Qualified Statement of Limited Assurance and Qualified Opinion, in our opinion the forecast information is properly prepared on the basis of the assumptions and is presented in accordance with the accounting policies of the company or group in question.

Inherent Limitations

Actual results are likely to be different from the forecast information since anticipated events frequently do not occur as expected and the variation may be material.

Deloitte & Touche

Woodmead, Gauteng

Registered Auditor

Per: Graeme Berry

Partner

29 January 2016

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Annexure A8

Reporting accountant’s report on forecast financial information of Good Bank

The Curator

African Bank Limited (under Curatorship)

59 16th Road

Midrand

Johannesburg

INDEPENDENT REPORTING ACCOUNTANT’S ASSURANCE REPORT ON THE FORECAST OF GOOD BANK

Dear Sir

We have completed our reasonable assurance engagement in respect of the accompanying forecasts of the following set out in the offering information memorandum to debt holders of African Bank Limited:

•                  Statements of financial position of “Good Bank” at 30 September 2016, 30 September 2017 and 30 September 2018 and statements of profit or loss and cash flows for the periods and years then ending (Refer to Annexure A5).

These are referred to as “the forecast information”.

We have also completed a limited assurance engagement in respect of the Curator’s assumptions used to prepare and present the forecast information, disclosed in the notes to the forecast information.

Curator’s Responsibility

The Curator is responsible for the forecast information, including the assumptions set out in Annexure A5, on which it is based, and for the financial information from which it has been prepared. This responsibility, arising from compliance with the Listings Requirements of the JSE Limited, includes: determining whether the assumptions provide a reasonable basis for the preparation of the forecast information; whether the forecast information has been properly compiled on the basis stated; whether the forecast information is presented on a basis consistent with the accounting policies of the company in question and the design, implementation and maintenance of internal control relevant to the preparation and presentation of the forecast information on the basis of those assumptions that is free from material misstatement, whether due to fraud or error.

Reporting Accountant’s Independence and Quality Control

We have complied with the independence and other ethical requirements of the Code of Professional Conduct for Registered Auditors issued by the Independent Regulatory Board for Auditors (IRBA Code), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour. The IRBA Code is consistent with the International Ethics Standards Board for Accountants Code of Ethics for Professional Accountants (Part A and B).

The firm applies International Standard on Quality Control 1 and, accordingly, maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Reporting Accountant’s Responsibility - Limited Assurance Engagement on the Reasonableness of the Curator’s Assumptions

Our responsibility is to express a limited assurance conclusion on whether anything has come to our attention that causes us to believe that the assumptions do not provide a reasonable basis for the preparation and presentation of the forecast information in accordance with the JSE Limited Listings Requirements for forecast information, based on the procedures we have performed and the evidence we have obtained. We conducted our limited assurance engagement in accordance with International Standard on Assurance Engagements (ISAE) 3400, The Examination of Prospective Financial Information (ISAE 3400), issued by the International Auditing and Assurance Standards Board. That standard requires that we plan and perform this engagement to obtain limited assurance about whether the Curator’s assumptions provide a reasonable basis for the preparation and presentation of the forecast information in accordance with the JSE Limited Listings Requirements for forecast information.

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A limited assurance engagement undertaken in accordance with ISAE 3400 involves assessing the source and reliability of the evidence supporting the Curator’s assumptions. Sufficient appropriate evidence supporting such assumptions would be obtained from internal and external sources including consideration of the assumptions in the light of historical information and an evaluation of whether they are based on plans that are within the entity’s capacity.

The procedures we performed were based on our professional judgement and included inquiries, observations of processes performed, inspection of documents, analytical procedures, evaluating the reasonableness of best-estimate assumptions and agreeing or reconciling with underlying records. Our procedures included evaluating the Curator’s best-estimate assumptions on which the forecast information is based for reasonableness.

The procedures performed in a limited assurance engagement vary in nature from, and are less in extent than for, a reasonable assurance engagement. As a result, the level of assurance obtained in a limited assurance engagement is substantially lower than the assurance that would have been obtained had we performed a reasonable assurance engagement. Accordingly, we do not express a reasonable assurance opinion about whether the Curator’s assumptions provide a reasonable basis for the preparation and presentation of the forecast information.

Reporting Accountant’s Responsibility - Reasonable Assurance Engagement

Our responsibility is to express an opinion based on the evidence we have obtained about whether the forecast information is properly prepared and presented on the basis of the Curator’s assumptions disclosed in the notes to the forecast information and in accordance with the JSE Limited Listings Requirements for forecast information. We conducted our reasonable assurance engagement in accordance with International Standard on Assurance Engagements (ISAE) 3400, The Examination of Prospective Financial Information (ISAE 3400), issued by the International Auditing and Assurance Standards Board. That standard requires that we plan and perform this engagement to obtain reasonable assurance about whether such forecast information is properly prepared and presented on the basis of the Curator’s assumptions and in accordance with the JSE Limited Listings Requirements for forecast information.

A reasonable assurance engagement in accordance with ISAE 3400 involves performing procedures to obtain evidence that the forecast information is properly prepared and presented on the basis of the assumptions and in accordance with the JSE Limited Listings Requirements for forecast information. The nature, timing and extent of procedures selected depend on the reporting accountant’s judgement, including the assessment of the risks of material misstatement, whether due to fraud or error, of the forecast information. In making those risk assessments, we considered internal control relevant to African Bank Limited’s preparation and presentation of the forecast information.

Our procedures included:

•                  Inspecting whether the forecast information is properly prepared on the basis of the assumptions;

•                  Inspecting whether the forecast information is properly presented and all material assumptions are adequately disclosed, including a clear indication as to whether they are best-estimate assumptions; and

•                  Inspecting whether the forecast information is prepared on a consistent basis with the historical financial statements of African Bank Limited, using appropriate accounting policies.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matters

We draw attention to the assumption that the nominal value of the Good Bank’s liabilities equates to their fair value at 31 March 2016 and the disclosure set out in this regard in paragraph A5.2.5 of Annexure A5. Our statement of limited assurance and our opinion are not modified in respect of this matter.

In the light of recent volatility in the value of the South African Rand, we draw attention to the Curator’s assumptions regarding exchange rates and related sensitivities disclosed in note A5.6.4 of Annexure A5. Our statement of limited assurance and our opinion are not modified in respect of this matter.

Statement of Limited Assurance

Based on the procedures we have performed and evidence we have obtained, nothing has come to our attention that causes us to believe that the assumptions do not provide a reasonable basis for the preparation of the forecast information.

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Opinion

Based on the procedures we have performed and evidence we have obtained, in our opinion the forecast information is properly prepared on the basis of the assumptions and is presented in accordance with the expected accounting policies of the company in question.

Inherent Limitations

Actual results are likely to be different from the forecast information since anticipated events frequently do not occur as expected and the variation may be material.

Deloitte & Touche

Woodmead, Gauteng

Registered Auditor

Per: Graeme Berry

Partner

29 January 2016

65

Annexure A9

Reporting accountant’s report on projected financial information of African Bank

The Curator

African Bank Limited (under Curatorship)

59 16th Road

Midrand

Johannesburg

INDEPENDENT REPORTING ACCOUNTANT’S ASSURANCE REPORT ON THE PROJECTIONS OF AFRICAN BANK LIMITED

Dear Sir

We have completed our reasonable assurance engagement in respect of the following set out in the offering information memorandum to debt holders of African Bank Limited:

•                  Cash realisation of African Bank Limited in a liquidation scenario (Refer to Annexure B); and

•                  Cash realisation of the run-off of “bad book / residual bank” (Refer to section 5).

Collectively these are referred to as “the projections.”

We have also completed a limited assurance engagement in respect of the Curator’s assumptions used to prepare and present the projections, disclosed in the notes to the projections.

Curator’s Responsibility

The Curator is responsible for the projections, including the assumptions set out in Annexure B and Section 5, on which it is based, and for the financial information from which they have been prepared. This responsibility, arising from compliance with the Listings Requirements of the JSE Limited, includes: determining whether the assumptions provide a reasonable basis for the preparation of the projections; whether the projections have been properly compiled on the basis stated; whether the projections are presented on a basis consistent with the accounting policies of the company in question and the design, implementation and maintenance of internal control relevant to the preparation and presentation of the projections on the basis of those assumptions that is free from material misstatement, whether due to fraud or error.

Reporting Accountant’s Independence and Quality Control

We have complied with the independence and other ethical requirements of the Code of Professional Conduct for Registered Auditors issued by the Independent Regulatory Board for Auditors (IRBA Code), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour. The IRBA Code is consistent with the International Ethics Standards Board for Accountants Code of Ethics for Professional Accountants (Part A and B).

The firm applies International Standard on Quality Control 1 and, accordingly, maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Reporting Accountant’s Responsibility - Limited Assurance Engagement on the Reasonableness of the Curator’s Assumptions

Our responsibility is to express a limited assurance conclusion on whether anything has come to our attention that causes us to believe that the assumptions do not provide a reasonable basis for the preparation and presentation of the projections in accordance with the JSE Limited Listings Requirements for projected financial information, based on the procedures we have performed and the evidence we have obtained. We conducted our limited assurance engagement in accordance with International Standard on Assurance Engagements (ISAE) 3400, The Examination of Prospective Financial Information (ISAE 3400), issued by the International Auditing and Assurance Standards Board. That standard requires that we plan and perform this engagement to obtain limited assurance about whether the Curator’s assumptions provide a reasonable basis for the preparation and presentation of the projections in accordance with the JSE Limited Listings Requirements for projections.

A limited assurance engagement undertaken in accordance with ISAE 3400 involves assessing the source and reliability of the evidence supporting the Curator’s assumptions. Sufficient appropriate evidence supporting best estimate assumptions would be obtained from internal and external sources including consideration of the assumptions in the light of historical

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information and an evaluation of whether they are based on plans that are within the entity’s capacity. When hypothetical assumptions are used, significant implications of such assumptions have been taken into consideration. Although evidence supporting hypothetical assumptions was not be obtained, we consider whether they are consistent with the purpose of the projections and that there is no reason to believe they are clearly unrealistic.

The procedures we performed were based on our professional judgement and included inquiries, observations of processes performed, inspection of documents, analytical procedures, evaluating the reasonableness of best-estimate assumptions and agreeing or reconciling with underlying records. Our procedures included evaluating the Curator’s best-estimate assumptions on which the projections are based for reasonableness.

The procedures performed in a limited assurance engagement vary in nature from, and are less in extent than for, a reasonable assurance engagement. As a result, the level of assurance obtained in a limited assurance engagement is substantially lower than the assurance that would have been obtained had we performed a reasonable assurance engagement. Accordingly, we do not express a reasonable assurance opinion about whether the Curator’s assumptions provide a reasonable basis for the preparation and presentation of the projections.

Reporting Accountant’s Responsibility - Reasonable Assurance Engagement

Our responsibility is to express an opinion based on the evidence we have obtained about whether the projections are properly prepared and presented on the basis of the Curator’s assumptions disclosed in the notes to the projections and in accordance with the JSE Limited Listings Requirements for projections. We conducted our reasonable assurance engagement in accordance with International Standard on Assurance Engagements (ISAE) 3400, The Examination of Prospective Financial Information (ISAE 3400), issued by the International Auditing and Assurance Standards Board. That standard requires that we plan and perform this engagement to obtain reasonable assurance about whether such projections are properly prepared and presented on the basis of the Curator’s assumptions and in accordance with the JSE Limited Listings Requirements for projections.

A reasonable assurance engagement in accordance with ISAE 3400 involves performing procedures to obtain evidence that the projections are properly prepared and presented on the basis of the assumptions and in accordance with the JSE Limited Listings Requirements for projections. The nature, timing and extent of procedures selected depend on the reporting accountant’s judgement, including the assessment of the risks of material misstatement, whether due to fraud or error, of the projections. In making those risk assessments, we considered internal control relevant to African Bank Limited’s preparation and presentation of the projections.

Our procedures included:

•                  Inspecting whether the projections are properly prepared on the basis of the assumptions;

•                  Inspecting whether the projections are properly presented and all material assumptions are adequately disclosed, including a clear indication as to whether they are best-estimate assumptions; and

•                  Inspecting whether the projections are prepared on a consistent basis with the historical financial statements of African Bank Limited, using appropriate accounting policies.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Statement of Limited Assurance

Based on the procedures we have performed and evidence we have obtained, nothing has come to our attention that causes us to believe that the assumptions do not provide a reasonable basis for the preparation of the projections, assuming the hypothetical assumptions described in Annexure B and Section 5.

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Opinion

Based on the procedures we have performed and evidence we have obtained , in our opinion the projections are properly prepared on the basis of the assumptions and are presented in accordance with the accounting policies of African Bank Limited.

Inherent Limitations

Actual results are likely to be different from the projections since anticipated events frequently do not occur as expected and the variation may be material.

The projections have been prepared for the purpose of complying with the Listings Requirements of the JSE Limited and for inclusion in the offering memorandum to debt holders of African Bank, using a set of assumptions that include hypothetical assumptions about future events and management’s actions that are not necessarily expected to occur. Consequently, readers are cautioned that the projections should not be used for purposes other than that described.

Deloitte & Touche

Woodmead, Gauteng

Registered Auditor

Per: Graeme Berry

Partner

29 January 2016

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Annexure B

Liquidation analysis

This is Annexure B to the Offer Information Memorandum.

1                                                                     Introduction

This Annexure B details the projected potential outcome for creditors of African Bank if the Restructuring is not implemented and:

(i)             the loan assets are realised through a managed collection and run-off process (“MRO”) in liquidation or under continued Curatorship, followed by a disposal of any portion of the book remaining after approximately 4 years (“MRO Scenario”); or

(ii)          the Bank is liquidated and the loan assets are disposed of within a relatively short period following liquidation (assumed as 12 months for purposes of the analysis) (“Disposal Scenario”).

The analysis is based on these two absolute scenarios so that a potential projected range of outcomes can be illustrated. In practice, it is possible that a combination of the two scenarios could materialise and that the potential outcome may fall anywhere within the range projected.

The analysis projects the outcome of the MRO Scenario and the Disposal Scenario as at an illustrative liquidation or MRO date (“Liquidation/MRO Date”) of 1 April 2016. This is the same illustrative date used as the projected Transaction Effective Date in the Base Case Projections to anticipate the outcome of the Restructuring. Please note that 1 April 2016 is selected purely for illustrative purposes based on the financial information prepared by the Curator as at the date of this Offer Information Memorandum. The actual Transaction Effective Date or Liquidation/MRO Date may occur after 1 April 2016.

The Curator is responsible for the preparation of the liquidation analysis, including the assumptions on which it is based, and for the financial information from which it has been prepared. This responsibility arises in compliance with the Listings Requirements of the JSE Limited.

2                                                                     MRO under continued Curatorship or in liquidation

If the Restructuring does not proceed, and no alternative restructuring approach is adopted, then it is likely that SARB will announce to the market that the business of African Bank will be discontinued and that a process will be commenced to recover and realise the remaining assets for distribution to creditors.

The legal regime in terms of which the MRO is implemented (i.e. Curatorship or liquidation) may introduce different technical and legal requirements, challenges and strategic advantages.

For purpose of the analysis presented in this Annexure B, it is assumed that the reaction of staff, customers, suppliers and contractors of African Bank to such an announcement will be largely the same, regardless of whether the winding-down process will be implemented under continued Curatorship or in liquidation (OC).

As a result, this Annexure B analyses the MRO Scenario without distinguishing between an MRO in liquidation and an MRO under Curatorship. Likewise, where reference is made in this Annexure B to a liquidator, the reference is intended, where the context allows, to include a Curator who may be implementing the asset realisation process if an MRO under Curatorship is pursued.

It should be noted that if African Bank remains under Curatorship, it may be more challenging to implement a combination of disposal and collection strategies because any disposals outside the ordinary course of business would require consent from the Minister and/or the Registrar of Banks in terms of the Banks Act.

3                                                                     Subject to assumptions and illustrative in nature

The assumptions made and applied in the preparation of the analysis of the two scenarios are considered by the Curator to be the more material and significant assumptions. These assumptions are not exhaustive, nor are they intended to be. In the view of the Curator, the assumptions disclosed in this Annexure B are significant to the projected outcomes because they relate to key factors that will impact upon the outcome of a Disposal Scenario or an MRO Scenario. Assumptions

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and projections are uncertain and subjective in nature and the actual outcome of the two scenarios may differ from the projections included in this Annexure B. Although the Curator regards the assumptions as reasonable based on the information available to him, no warranties or representations in respect of the accuracy of the assumptions used in the Annexure B are made or given. You should form your own view, and obtain advice in this regard if appropriate, in respect of the accuracy and reliability of the analysis contained in this Annexure B.

Assumptions have been categorised, as appropriate as follows and presented in brackets where relevant:

•                  IC          — Inside management’s control, being those assumptions in respect of which management can exercise some level of influence

•                  OC      — Outside management’s control, being those assumptions that are exclusively outside of management’s influence

Assumptions are based on management expectations relating to scenarios of future events and the actions management expects to be taken in such scenarios, but are hypothetical in nature given the circumstances, as described hereafter.

The operational steps assumed below as possible actions that may be taken by a liquidator or Curator after the Liquidation/MRO Date are merely illustrative in nature. The Curator has not yet made any decisions or decided on a specific run-off strategy and in particular the staffing and operational requirements of that strategy after the Liquidation/MRO Date.

4                                                                     Different asset realisation strategies

Closure and wind-down of the African Bank business will be complex and the financial outcome will be dependent on numerous variables that cannot be predicted accurately in advance. The asset realisation strategy adopted to realise and collect assets will have a material impact on the financial outcome of the process. In addition to cash, the largest asset in African Bank will be the net advances book (“NAB”). There will also be some intra-group receivables and other assets, which are not significant in nature but that are discussed below.

Potential NAB realisation strategies include: (i) one or a series of multiple portfolio disposals; (ii) an MRO; or (iii) a combination of portfolio disposal and collection strategies.

Given the projected size of African Bank’s NAB as at an illustrative Liquidation/MRO Date of 1 April 2016 (3.5 — 4.5 million accounts with a projected net value of approximately ZAR24.9 billion - see opening position in paragraph 6 below), a liquidator might pursue a combination of these strategies because the size of the NAB may be too large for a single purchaser to acquire, while an MRO of the entire NAB (i.e. without sales of parts of the NAB) is likely to take many years to complete.

On the other hand, given the risks in a protracted run-off (e.g. staff attrition, increasing cost of collection) a liquidator may seek to mitigate these risks by minimising the period required to realise assets. A liquidator may therefore prefer an accelerated asset disposal strategy over an MRO because of the inherent longer term risks of implementing an MRO strategy.

It is expected in both the Disposal Scenario and the MRO Scenario that the liquidator will face numerous practical and legal challenges (including potential protracted litigation), and that the relevant strategy may be more difficult to implement than expected at inception.

As it is difficult to predetermine which loans would be sold and which ones would be collected, this Annexure B presents an illustrative set of assumptions and shows the projected financial outcome of pursuing each of the two scenarios in isolation.

Challenges: Disposal Scenario

In the Disposal Scenario, the liquidator may face the following challenges:

•                  it may be difficult for potential buyers to service the loans after purchase and this may affect their appetite to acquire the NAB. The book size is believed to be too large for local investors to absorb into their operations;

•                  the local investors who are experienced in loan book acquisition may potentially lack the balance sheet for this size of transaction;

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•                  there may be a limited buyer population as it is anticipated that buyers would primarily come from the local market. International investors will need a rationale to buy the book (i.e. as an entry point into the South African market). International buyers are also likely to require a significant return considering the risk profile of the book in combination with the cost of managing Rand currency volatility; and

•                  a purchaser would need to hold an NCR licence. Currently, only a limited number of companies hold such licences in South Africa.

Notwithstanding the challenges listed above, various expressions of interest by local and international investors to buy the NAB have been received by the Curator to date. However, none of these expressions have led to meaningful further discussions. It is expected in the circumstances that the pool of investors will come down to a few local funds and the consortium banks and while it assumed a recovery of 20%, as per below, it could well be less.

Challenges: MRO Scenario

The MRO Scenario on the other hand would also present numerous risks. These would include internal operational risks as well as potentially uncontrollable external risks. It is particularly important for a successful MRO: (i) that the payment behaviour of customers are not adversely affected; (ii) that a suitably experienced and motivated workforce is maintained and (iii) that the macro-economic environment remains stable over the duration of the MRO. Once it is announced that African Bank will cease its trading activities and that its business is subject to a winding-up, it may be very difficult to retain a motivated core recoveries team and it is likely that collections will deteriorate as a result of changed customer behaviour.

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5                                                                     Summarised comparison of scenarios

The projected potential outcome of the Disposal Scenario and the MRO Scenario as at an illustrative Liquidation/MRO Date of 1 April 2016 is reflected in the table below:

	Opening Book Value	Recovery
ZAR millions	1st April 2016	Disposal Scenario	MRO scenario

Net Advances Book	24 936	8 250	30 670
Cash	19 677	19 677	19 677
Investment in InsureCo	152	152	152
Intergroup loans	—	402	402
Fair Value Asset - Funding Hedges	—	—	—
Other assets	3 630	3 328	3 328
Total Assets	48 395	31 809	54 229

Less: Costs of the liquidation
Operating costs	NA	(3 091)	(6 220)
Restructuring cost	NA	—	—
Final termination / closure costs	NA	(1 000)	(1 000)
Total costs of liquidation	—	(4 091)	(7 220)

Interest income		2 410	3 916

Cash available to distribute		30 128	50 925

Cash available to distribute - discounted at	9.3%	26 688	42 323

Senior debt / Unsecured creditors		53 180	53 180
- Recovery		(26 688)	(42 323)
- Unpaid		26 492	10 857
Recovery percentage		50%	80%
Subordinated debt		5 306	5 306
- Recovery		—	—
- Unpaid		5 306	5 306
Recovery percentage		0%	0%

As depicted in the table above, the projected net present value return for Senior Funders is 50% in the Disposal Scenario and 80% in the MRO Scenario. It is not reasonably anticipated that Subordinated Funders will recover any return in either of the two scenarios. The 80% recovery assumes the ability to maintain a stable platform, with only moderate stress applied to the portfolio, and the end outcome could be materially less.

In both the Disposal Scenario and the MRO Scenario, the projected outcome for Senior Funders and Subordinated Funders, based on the various assumptions stated below, is worse than the estimated outcome under the Restructuring. Upon implementation of the Restructuring, Senior Funders will acquire New Senior Debt Instruments (together with a Coupon Service Payment in the case of Serviced Instruments) which equates broadly to 80% of their claims against African Bank together with a Senior Cash Payment equivalent to 10% of their claims, an overall recovery of 90%. Subordinated Funders are not expected to make any recovery if an MRO or liquidation is pursued, whereas New Subordinated Debt Instruments and/or New HoldCo Shares (ZAR 1.485 billion) and cash (ZAR165 million) will be offered to them (Subordinated Cash Payment) in terms of the Restructuring.

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The most significant realisations in liquidation or MRO (excluding existing cash balances) are from the NAB, which is projected to realise ZAR8.3 billion in the Disposal Scenario and ZAR30.7 billion in the MRO Scenario. Costs in both scenarios include significant staff costs to manage collections up until disposal, or through the life of the loans in the MRO Scenario, liquidator’s and legal fees, statutory bonding costs in a liquidation scenario and other costs incurred in managing the closure of African Bank.

The estimated accumulated tax loss as at 2015 is assumed to be sufficient to shield any taxable income / reversing temporary differences for all subsequent tax periods.

The cash available for distribution has been discounted to present value to reflect an outcome which is comparable with the anticipated outcome of the Restructuring, based on an illustrative Transaction Effective Date of 1 April 2016. A discount rate of 9.3% has been used, being the blended rate that will apply to the New Debt Instruments, including swap costs (IC).

The analysis assumes that 75% of free cash remaining at the end of each year (i.e. cash minus known future costs) is distributed at each anniversary of the Liquidation/MRO Date, and that the remaining 25% of free cash is retained on a rolling basis to cover un-agreed and unknown claims that may arise up until finalisation of the process (i.e. Year 5). Any free cash retained and not utilised to discharge unknown costs and claims will be distributed as part of the final distribution. This effectively means that in a Disposal Scenario, roughly ZAR22 billion is distributed at the end of year one while the rest is distributed over the remaining four years (IC).

6                                                                     Opening position on Liquidation/MRO Date

This paragraph 6 clarifies the manner in which the opening financial position of African Bank as at an illustrative Liquidation/MRO Date of 1 April 2016 has been determined.

6.1                                                           Forecast balance sheet as at Liquidation/MRO Date

The balance sheet as at the Liquidation/MRO Date is based on the forecast African Bank balance sheet as at 31 March 2016 (see Annexure A4). The book value of the assets in liquidation (“LBV”) is then determined, as at the Liquidation/MRO Date, as follows:

•                  the NAB has been projected based on how the book is expected to evolve up to 31 March 2016 and applying the revised provisioning policies (introduced in July 2015) against this projection;

•                  cash has been projected up to 31 March 2016 (see Annexure A4) and is assumed to accumulate as a result of continued trading / collections with the suspension of interest and principal payable to Senior Funders and Subordinated Funders (OC);

•                  interest on African Bank’s debt is assumed to accrue and to be capitalised on the Liquidation/MRO Date (OC); and

•                  other balance sheet non-funding liabilities and Hedging Arrangements concluded during Curatorship are assumed to be settled immediately prior to the Liquidation/MRO Date (IC).

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The projected opening balance sheet of African Bank as at an illustrative Liquidation/MRO Date of 1 April 2016 is as follows:

ZAR million	Balance Sheet 1 April 2016	Adjustment	OBV 1 April 2016
Assets
Net Advances Book	24 936	—	24 936
Cash	20 769	(1 092)	19 677
Intergroup loans	—	—	—
Fair value hedge assets	5 823	(5 823)	—
Investment in InsureCo	152	—	152
Other assets	3 630	—	3 630
Total Assets	55 310	(6 915)	48 395

Other liabilities and taxation
Fair value hedge liabilities	32	(32)	—
Other liabilities	610	(610)	—
	642	(642)	—
Funding Liabilities
Retail depositors	109	(109)	—
Senior debt	53 180	—	53 180
Collateral liability	4 993	(4 993)	—
Subordinated debt	5 306	—	5 306

Total Liabilities	64 230	(5 744)	58 486

Net Asset / Shareholders Equity	(8 920)	(1 171)	(10 091)

6.2                                                           Cash balance at the Liquidation/MRO Date

The assumed cash balance has been forecast up until 31 March 2016 based on trading experience during the period of Curatorship and forward calculations of known items:

•                  the cash balance forecast for African Bank as at 31 March 2016 was used as the opening position for the liquidation analysis (see Annexure A4) (OC);

•                  all Retail Deposits are assumed to be repaid in full before the Liquidation/MRO Date — at the end of September 2015, the Retail Deposit balance was ZAR109 million (IC);

•                  the estimated trading liabilities (i.e. other than funding liabilities) as at the Liquidation/MRO Date are assumed at ZAR610 million as set out in the table following (OC):

ZAR million	OBV
Insurance premium liability	(186)
Sundry creditors and accruals	(363)
Advances with credit balances	(46)
VAT accrual	(15)
Curatorship Creditors	(610)

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•                  It is assumed that these trading liabilities are repaid in the ordinary course immediately before the Liquidation/MRO Date (IC);

•                  insurance premiums due to the Good Bank Cell or Stangen are assumed to be paid in full on all applicable loans before the Liquidation/MRO Date. It is further assumed that the liquidator will cease paying premiums to the Good Bank Cell or Stangen at CD1 — i.e. as soon as a customer defaults on any payment obligation (IC); and

•                  similarly, it is assumed the Curator will terminate and settle the Hedging Arrangements before the Liquidation/MRO Date, with an assumed estimated 20% termination cost of the gross value of the hedge assets/liabilities. It is assumed that the net hedge termination payment will amount to ZAR373 million. It should be noted that the cash received in relation to the short-term collateral liabilities is included within the opening cash of ZAR19 677 million (IC).

ZAR million	OBV	Termination Cost	Net
Fair value hedge assets	5 823	(1 165)	4 658
Fair value hedge liabilities	(32)	(6)	(38)
Short-term collateral liabilities	(4 993)	—	(4 993)
Net position	798	(1 171)	(373)

6.3                                                           Senior and subordinated funding liabilities (i.e. Existing Debt Instruments)

Although interest and principal repayments were suspended by the Curator during Curatorship, interest continued to accrue on the Existing Debt Instruments. At the Liquidation/MRO Date, accrued but unpaid interest will be capitalised and treated as a claim of the creditor for the purposes of receiving a liquidation dividend. Foreign denominated debt claims that are proven will be subject to conversion to South African Rand on the assumed Liquidation/MRO Date.

For purposes of the analysis, interest has been accrued on the Existing Debt Instruments up to the Liquidation/MRO Date using the actual rates payable to counterparties. The liquidation book value of the funding liabilities is set out below.

ZAR million	OBV
Senior debt liabilities at 1st April 2016	47 075
Accrued interest at 1st April 2016	6 105
Expected creditor claims	—
Total senior creditors	53 180

ZAR million	OBV
Subordinated debt liabilities at 1st April 2016	4 388
Accrued interest at 1st April 2016	918
Total subordinated creditors	5 306

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7                                                                     Disposal Scenario: Projected cash flow analysis

Based on the opening position explained in paragraph 6 above and the various assumptions reflected throughout this Annexure B, the projected cash flow analysis in a Disposal Scenario over a five year period ending in Year 5 is as follows:

Cash Flow (Disposal) (ZAR million)	Year 1	Year 2	Year 3	Year 4	Year 5	Total
Opening Cash	19 677	8 723	3 048	1 159	406	19 677
Collections	8 250	—	—	—	—	8 250
Recovery on assets:
Statutory assets	3 162	—	—	—	—	3 162
Intergroup loans	—	402	—	—	—	402
Investment in InsureCo	152	—	—	—	—	152
Sundry Debtors	—	—	—	—	—	—
SARS Tax Debtor	—	—	—	—	—	—
Intangible assets	—	—	—	—	—	—
Property and equipment	166	—	—	—	—	166
Total recovery on assets						31 809

Opex	(2 591)	(250)	(150)	(100)	—	(3 091)
Restructuring cost	—	—	—	—	—	—
Final termination / closure costs	—	(250)	(250)	(250)	(250)	(1 000)
Subtotal	28 816	8 625	2 648	809	156	27 718

Interest	1 578	565	185	64	18	2 410
Total	30 394	9 190	2 833	873	174	30 128

Distribution	(21 671)	(6 142)	(1 674)	(467)	(174)	(30 128)

Closing cash	8 723	3 048	1 159	406	—	—

Distribution (discounted at 9.3% pa)	19 827	5 141	1 282	327	111	26 688

The Disposal Scenario assumes a more rapid disposal of the NAB, involving one or a series of smaller disposals over a period of 12 months following the Liquidation/MRO Date (IC).  This is expected to result in a lower overall amount recovered, but also lower costs and potentially less uncertainty and risk. A single sale of the entire book is considered unlikely as a result of the challenges discussed in paragraph 4 above. The Disposal Scenario is more likely to comprise of a series of smaller portfolio disposals, categorised to match investor appetite.

The key underlying assumptions used in the projected cash flow analysis for the Disposal Scenario are as follows:

•                  it is assumed that the total amount realised upon disposal (including any interim collections during the period leading up to disposal) equals 20% of gross book value (excluding the written off book). The gross book is projected to be ZAR41.3 billion as at the illustrative Liquidation/MRO Date of 1 April 2016 and therefore the Disposal Scenario assumes total realisation proceeds of ZAR8.3 billion. While collections would continue during the 12 month period from liquidation up to sale, any such collections are included in the projected ZAR8.3 billion total realisation proceeds (OC);

•                  disposal proceeds are received in March 2017 (one year after liquidation) (OC);

•                  operations and operational costs are assumed to equate exactly to the MRO Scenario up to disposal of the NAB at the end of March 2017 (IC).  Please refer to the table below for more detail about the operating costs projected for the Disposal Scenario, which table must be read with paragraph 9.3 below which explains the manner in which operating costs for both scenarios have been determined; and

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•                  after disposal of the NAB, a further ZAR1.0 billion of termination costs is assumed (OC). As discussed in more detail in paragraph 9.3 below, this amount is intended to cover any unforeseen litigation costs, claims, and liabilities, as well as the general costs associated with the termination and closing down of the bank (including termination or exit penalties that may become payable to contractors, suppliers and landlords). Any portion of this ZAR1.0 billion contingency that is not required will increase the amount of cash distributable to creditors.

The table below reflects the various costs projected for the Disposal Scenario over a five year period up until March 2021  (please refer to paragraph 9.3 below for more detail about these costs):

Disposal ZAR million	Year 1	Year 2	Year 3	Year 4	Year 5	Total
Staff costs
CVP	449	—	—	—	—	449
Collections	287	—	—	—	—	287
Group Functions	306	—	—	—	—	306
Total staff costs	1 042	—	—	—	—	1 042
Collections - Non Staff
Bank charges	75	—	—	—	—	75
Collections Legal Fees	76	—	—	—	—	76
Direct collections costs	130	—	—	—	—	130
Communications costs	42	—	—	—	—	42
Other	84	—	—	—	—	84
CVP - Non Staff		—	—	—	—
Branch Property	143	—	—	—	—	143
Branch IT	57	—	—	—	—	57
Transactional costs	93	—	—	—	—	93
Communication	50	—	—	—	—	50
Other	18	—	—	—	—	18
Liquidator, Legal & Bonding	500	250	150	100	—	1 000
Other	281	—	—	—	—	281
Subtotal	2 591	250	150	100	—	3 091
Final termination costs	—	250	250	250	250	1 000
Total	2 591	500	400	350	250	4 091

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8                                                                     MRO Scenario: Projected cash flow analysis

Based on the opening position explained in paragraph 6 above and the various assumptions reflected throughout this Annexure B, the projected cash flow analysis in an MRO Scenario is as follows:

Cash Flow (MRO) (ZAR million)	Year 1	Year 2	Year 3	Year 4	Year 5	Total
Opening Cash	19 677	12 052	7 367	4 580	2 838	19 677
Collections	12 221	7 383	5 161	3 402	2 503	30 670
Recovery on assets:
Statutory assets	3 162	—	—	—	—	3 162
Intergroup loans	—	402	—	—	—	402
Investment in InsureCo	152	—	—	—	—	152
Sundry Debtors	—	—	—	—	—	—
SARS Tax Debtor	—	—	—	—	—	—
Intangible assets	—	—	—	—	—	—
Property and equipment	—	83	—	—	83	166
Total recovery on assets						54 229

Opex	(2 591)	(1 334)	(1 176)	(1 119)	—	(6 220)
Restructuring cost	—	—	—	—	—	—
Final termination / closure costs	—	—	—	—	(1 000)	(1 000)
Subtotal	32 621	18 586	11 352	6 863	4 424	47 009

Interest	1 702	997	609	372	236	3 916
Total	34 323	19 583	11 961	7 235	4 660	50 925

Distribution	(22 271)	(12 216)	(7 381)	(4 397)	(4 660)	(50 925)

Closing cash	12 052	7 367	4 580	2 838	—	—

Distribution (discounted at 9.3% pa)	20 376	10 226	5 653	3 081	2 987	42 323

A long term MRO (whether in liquidation or continued Curatorship) is likely to maximise loan book collections, albeit at lower levels to what might be expected under normal trading conditions. The recovery is anticipated to be worse than under normal trading conditions due to the assumed impact that the announcement of African Bank’s closure and winding-up will have on customer payment behaviour, staff and third party suppliers and contractors. As mentioned earlier, the Curator believes that the reaction of customers, staff and suppliers to such an event will be largely the same regardless of the legal regime under which the MRO will be implemented (i.e. Curatorship or liquidation). Whether a Curatorship or liquidation will be preferred will largely depend on practical, legal or strategic benefits that one process may have over the other, which decision will be subject to the direction of the Register of Banks.

To assess the potential impact of African Bank’s closure and winding-up on collections, it would have been helpful if the Curator could have had reference to the impact of other liquidations and/or closures of businesses that have been implemented under similar circumstances. There are however few, if any, such examples that can be used as guidance to project the impact of African Bank’s closure and winding-up. Domestically, perhaps the most comparable situation was the failure of Saambou Bank in 2002, but Saambou Bank was never placed in liquidation (portions of its loan book were collected and portions were disposed of to other South African banks). Internationally, the banks that have failed have tended to have very different asset portfolios (i.e. not solely unsecured retail loans in the middle and lower income markets) and the impact on customer behaviour in the international market would not be an accurate benchmark.

The level of stress on collections is expected to be severe in the initial stages after the Liquidation/MRO Date but it is assumed that collections will recover (albeit not to normal trading levels) as operations are stabilised. Accordingly, in estimating the potential collections from the loan book in a MRO Scenario, we have applied additional monthly default “roll” over and above ordinary “roll” rates, as set out in the table below. By way of example, it has been assumed that an additional 10.0% of customers do not pay their loans in April 2016 and therefore “roll” into the next lower status category

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(OC). Based on African Bank’s historic information, collection levels fall at lower CD status levels, so by applying this “roll” stress, collections are reduced. It should be noted that the assumed additional monthly defaults are for illustrative purposes only and actual additional defaults rates may be different, perhaps materially.

Additional defaults post-liquidation	%
April 2016	10.0
May 2016	10.0
June 2016	7.5
July 2016	3.5
August 2016	2.5
September 2016	1.7
October 2016	1.2
November 2016	0.8
December 2016	0.6
January 2017	0.4
February 2017	0.2

There will be significant disruption to the business when the MRO commences because it will signal the end of the African Bank business as a going concern. The terms managed run-off, closure and liquidation are widely understood by the general public as the end of a business and have negative connotations for a company’s customers, suppliers and employees. It is assumed that the customer population will not attach much significance to the technical difference between an MRO in Curatorship and one in liquidation and as such, customers are expected to generally treat the Bank as being “in liquidation” once it ceases to trade and branches and communication channels are close down. Experience in all industries (including banking) indicates that recoveries from a debtor book deteriorates upon MRO or liquidation.

If the MRO is implemented in liquidation, a provisional liquidator will be appointed by the Master of the High Court and would typically hold office for a period of several months before the creditors vote on the appointment of a final liquidator. A provisional liquidator has limited powers and would almost certainly apply to court to extend these powers. However, this can only be done after the provisional liquidator’s appointment and therefore some lack of leadership at least in the initial period after appointment is inevitable in a liquidation scenario.

The two main factors that will adversely impact loan book collections upon closure and winding-up of the business are: (i) disruption of operations; and (ii) changes in customers’ payment behaviour.

Operational disruption

Impact on staff

To maintain collections and support of IT systems for a successful MRO, it is critical to retain key employees. The reaction of staff to the announcement that the Restructuring will not proceed and that the business will be closed down in terms of an MRO cannot be precisely modelled, but key staff are more likely to find alternative employment quickly. Loss of key staff will impact adversely on the ability to carry on critical operations. Staff turnover nearly doubled post-Curatorship despite the potential continuation of the business in Good Bank and an even greater degree of attrition could be expected if the Bank ceases to trade and an MRO is pursued.

All staff will be concerned about being paid during an MRO and they will typically require some certainty about the prospects for continued employment. Staff may refuse to work without salary guarantees (particularly highly unionised staff as is the case for African Bank). If the MRO is implemented in liquidation, it might be very difficult for a provisional liquidator or liquidator to provide guarantees in this respect on appointment. Even if guarantees were provided, employees may demand incentives to compensate them for the lack of certainty. It is for this reason that increases and incentive bonuses are assumed in the Operating Cost Model discussed in paragraph 9.3 below.

In practice, it would be extremely difficult for a provisional liquidator to agree incentive plans and significant additional cost may be incurred to retain the goodwill of employees.

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Supplier and service provider disruptions

Many of African Bank’s supplier contracts contain automatic or discretionary termination clauses that come into effect prior to liquidation. Even if a provisional liquidator were able to agree trading terms, negotiations may take time during which services from third parties may be suspended. Turning services “back on” may not be immediate and as collections are heavily dependent on service contracts, such as the IT systems required to drive call centre work requests, any hiatus in this regard may lead to a material deterioration in collection performance.

African Bank does not provide its customers with current accounts and as such, African Bank has to run debit/strike orders under bilateral arrangements with other banks to make collections on its loans. These bilateral agreements contain termination clauses in the event of liquidation. As such, it is reasonable to assume some loss of collections ability in the event of African Bank’s liquidation and potential re-pricing of such services prior to reinstatement.

Customer payment behaviour

When customers learn that a company to which they owe money has ceased to trade and is being wound-up, they typically tend to be more likely to default on their payment obligations. The reasons for this include:

•                  customers may have no desire to maintain a relationship with the company in MRO and accordingly reduce the priority previously placed on repayment of the debt. This is highly likely to impact African Bank, where it is assumed that no further loans will be disbursed after the Liquidation/MRO Date;

•                  some customers genuinely believe that because the company is in liquidation, the obligation to pay outstanding debts no longer exists. As mentioned above, it is quite possible that the general customer population will not distinguish between an MRO in liquidation or under continued Curatorship and they may treat the Bank as being “liquidated” regardless of the legal framework in which the MRO is implemented; and

•                  some customers deliberately attempt to avoid payment believing that once a business is being closed down, it is less likely to follow up on the debt due. In addition with no new lending there is less opportunity for customers to roll over or take new loans.

There is no reason to assume African Bank’s customers, who mainly represent the lower income population in South Africa, would respond differently to a closure or winding-up of African Bank than customers do in most instances of insolvency. As a result, it is reasonable to assume some level of stress to the current level of loan collections as a result of a change in customer payment behaviour. A lower rate of recovery would apply to the defaulted book and the time period for collection would also be extended. However the high rate of interest on the loans would more than offset the discount rate applied in assessing present value.

The impact of the assumed increase in default rates resulting from African Bank’s closure and winding-up is projected to reduce the absolute value of collections by ZAR9.2 billion (23%) from the collections projected under normal trading conditions. The table below sets out the impact of applying the additional “roll” rates, resulting in a reduction in legal collections. The “unstressed” collections are the collections projected in terms of the Collections Model under normal trading circumstances (based upon African Bank history). The impact on collections is highest in the early periods following the announcement of closure and winding-up. The total reduction in collections from the assumed roll rates amounts to ZAR9.2 billion, with most of this shortfall arising in the first two years after the Liquidation/MRO Date (OC).

Cash collections ZAR million	Year 1	Year 2	Year 3	Year 4	Residual Post Year 4	Total
Unstressed	16 720	10 607	6 361	3 562	2 575	39 825
MRO	12 221	7 383	5 161	3 402	2 503	30 670
Difference	(4 499)	(3 224)	(1 200)	(160)	(72)	(9 155)

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The collections projected above are based on several operational assumptions and strategies that are explained in the paragraphs below. Please note that these are mere assumptions that have been used to prepare the analysis and no decision has yet been made or considered in respect of the retention or termination of staff during a potential MRO period. It is crucial for a successful MRO that appropriate staff are retained and adequately incentivised (please see paragraph 9.3 below) and it is anticipated that this process will be considered and implemented by a liquidator only after careful consideration and engagement.

(a)         Loan book/collections staff modelling

To estimate the level of collection activity the number of loans has been forecast by CD Status groups, contractual CD that takes any arrears including interest and fees into account. The number of collections staff (and commensurate cost) is assumed to be aligned to the number of loans in the different CD Status categorisations as follows:

•                  CD0: The number of staff in the electronic payments team are right sized in proportion to the number of fully performing loans (i.e. CD0 loans);

•                  CD1 - CD4: The number of call centre staff are right sized in proportion to the number of loans classified between CD1  CD4; and

•                  CD4+: The staff in the legal team are right sized in proportion to the number of loans above CD4.

Indirect collections staff are right sized in proportion to the total change in the direct collections workforce. It is projected that the first right-sizing of staff will take place six months after the Liquidation/MRO Date (i.e. October 2016) followed by further reductions in April 2017. In the MRO Scenario, subsequent right-sizing takes place every 6 months thereafter (IC).

(b)         Customer Value Proposition (“CVP”) modelling

The CVP team encompasses the sales team, the branch network and any central strategy/customer development teams, such as marketing. During the first right-sizing after the Liquidation/MRO Date it is assumed that the employment of all centrally based CVP staff will terminate, aside from those supporting the branch network. In addition, the number of staff within the branch network is assumed to reduce by 60%, reflecting the fact that the branches will only be supporting collections and not sales any more. The branches are then assumed to be closed in April 2017 and it is assumed that all remaining CVP staff will cease to be employed by African Bank after this date (IC).

(c)          Group functions staff modelling

Staff working in group functions, including areas such as finance, risk, human resources, treasury, corporate affairs and investor relations are all assumed to be retained until October 2016. At this point, the number of staff, and associated cost, is assumed to reduce in proportion to the total number of active loans. This is assumed to step down every six months, in line with the projected right-sizing of staff (IC).

(d)         Bank charges

Bank charges largely arise from the cost of debit order strikes and are therefore driven by the number of performing customers. The monthly average bank charge is assumed to reduce in line with the falling number of CD0 loans. An inflationary increase is applied from April 2016 (OC).

(e)          Other operating expenditure

The monthly other expenditure is estimated to be ZAR20 million - ZAR25 million per month immediately after the Liquidation/MRO Date, based on historical averages adjusted for lower volumes of business (OC).

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(f)           Retrenchment costs

If the MRO is implemented in liquidation as opposed to continued Curatorship, then no retrenchment costs will be payable to staff. This is so because employment contracts are automatically suspended on the granting of a provisional liquidation order. Suspended employment contracts automatically terminate 45 days after the final appointment of a liquidator, unless the liquidator elects to continue with any of the contracts. The analysis for the MRO Scenario assumes no retrenchment costs. If the MRO is implemented under Curatorship, then some retrenchments costs will be incurred but these are not included in the model due to materiality (OC).

In practice, a liquidator could affect salary cost reductions immediately from provisional liquidation based on the right-sizing strategy explained above. The liquidator may then either take no further steps vis-a-vis suspended contracts of employment, or may enter into new arrangements with employees if they are needed to run the business in liquidation. In practice the liquidator is likely to negotiate new contracts with selected employees from the Liquidation/MRO Date and such new contracts are likely to have a fixed term aligned to the right-sizing requirements of the business up to closure. It is assumed there will be no claims of employees for a portion of unpaid salaries which would have ranked as a statutory preference in liquidation.

A remaining workforce of approximately 328 full time equivalent staff (“FTE”) is assumed as at April 2020. It is presumed that these individuals would be transferred to any purchaser of the residual loan book at that time (OC).

The table below reflects the various costs projected for the MRO Scenario over a five year period up until FY20 (please refer to paragraph 9.3 below for more detail about these costs):

MRO ZAR million	Year 1	Year 2	Year 3	Year 4	Year 5	Total
Staff costs
CVP	449	—	—	—	—	449
Collections	287	153	82	44	—	566
Group Functions	306	310	326	341	—	1 283
Total staff costs	1 042	463	408	385	—	2 298
Collections - Non Staff
Bank charges	75	23	12	6	—	116
Collections Legal Fees	76	88	95	101	—	360
Direct collections costs	130	138	146	154	—	568
Communications costs	42	44	47	50	—	183
Other	84	89	94	100	—	367
CVP - Non Staff
Branch Property	143	—	—	—	—	143
Branch IT	57	—	—	—	—	57
Transactional costs	93	—	—	—	—	93
Communication	50	—	—	—	—	50
Other	18	—	—	—	—	18
Liquidator, Legal & Bonding	500	250	150	100	—	1 000
Other	281	239	224	223	—	967
Subtotal	2 591	1 334	1 176	1 119	—	6 220
Final termination costs	—	—	—	—	1 000	1 000
Total	2 591	1 334	1 176	1 120	1 000	7 220

The total cost of collection in the MRO Scenario is estimated at ZAR7.2 billion. This equates to around 13% of total recoveries (i.e. opening cash and recoveries from the NAB) or 24% of NAB recoveries (i.e. excluding the opening cash balance on Liquidation/MRO Date).

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9                                                                     Collections Model and Operating Costs Model

9.1                                                                                                                       Two models

To establish the estimated recovery from the Disposal Scenario and the MRO Scenario:

•                  a cash collection model has been built based on past experience of African Bank, which sets out the estimated cash collections from the loan book up until Year 4 with a final year of termination in Year 5  (“Collections Model”). Adjustments have also been made to the Collections Model to reflect the assumed impact of closure and winding-up on customer behaviour, staff and suppliers. This impact includes increased level of non-payment that would reduce and delay cash flows and reduced levels of legal collections for the period up to February 2017 (OC);

•                  an operating costs model (“Operating Costs Model”) has been built based on the assumed level of activity required to continue to service the loan book up until Year 4 (with a final year of termination in Year 5), taking into account: (i) assumed changes in strategy adopted by the liquidator (such as the cessation of loan disbursements) and (ii) the evolution of the loan book over time (as performing loans repay and the book declines). The Operating Costs Model also projects the estimated amount of other costs of the liquidation, including liquidator’s fees, legal fees, the cost of the liquidator providing statutorily required security (bond) and the cost of dealing with other non-collection matters that arise, such as litigation and unforeseen claims (OC).

9.2                                                                                                                       Collections Model

The Collections Model estimates customer payment behaviour based on historical analysis. Cash receipts are projected until loans are repaid in the ordinary course, settled early or collected through a legal process.

The projections are derived using “roll rate” matrices that suggest the probability of an account “rolling” between different levels of arrears. The probabilities are based on the historic movements of homogenous groups of accounts between arrears statuses. Homogenous groups of accounts are defined as accounts with similar risk profiles (application scores), terms and months on book.

For accounts that are assumed to “roll” into default, a cash flow forecast is produced for seven years being the time over which an account may make a payment, with the level of payment on the loans being a function of the default bucket. The time already spent in default is also taken into account for loans that are assumed to be in default at the Liquidation/MRO Date. Key assumptions underlying the Collections Model include that:

•                  the risk profile, term and months on book for roll rates and market segment, term and time in default, together fully describe the risk of the loans that are already in default and that there are no other underlying risk drivers;

•                  the historic experience is reflective of future performance;

•                  the increase in loans in default leads to an elongation of the collection period;

•                  no allowance is made for future macro-economic stress; and

•                  the data used is accurate and complete.

The assumed impact of closure and winding-up on the collections of African Bank is discussed in more detail in paragraph 8.

9.3                                                                                                                       Operating Cost Model

The Operating Cost Model sets out the estimated full cost of African Bank implementing the MRO Scenario or Disposal Scenario up until Year 4, with Year 5 being the final year in which the process will terminate and the Bank will be closed down. The current and historic operating cost being incurred by African Bank was used as a basis to build the Operating Costs Model. The Collections Model was then used to inform the changing mix of loans within the portfolio to establish the estimated cost for each of the key activities over time. It will be incumbent upon the liquidator to manage the staff headcount appropriately and a rightsizing of staff numbers have been assumed at six monthly intervals.

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The most important assumptions that drive the Operating Cost Model are as follows (please note that numbers, amounts and percentages are merely illustrative in nature and are used for purposes of modelling - they do not reflect any actual decision or view already formed by the Curator):

•                  in both scenarios, it is projected that relevant staff are given an immediate pay rise (on 1 April 2016) of 20% per annum to incentivise them to stay;

•                  in the MRO Scenario, it is projected that relevant staff are given further pay rises of 20% each year on 1 April;

•                  in both scenarios, it is projected that a total bonus equivalent to 20% of staff costs (of those retained at the time) is paid on 1 April 2016 and this bonus is projected in the MRO Scenario to be repeated each year;

•                  in both scenarios, it is projected that the first reduction of staff costs will take place six months after the Liquidation/MRO Date (i.e. October 2016) followed by further reductions in April 2017. In the MRO Scenario, subsequent right-sizing takes place every 6 months thereafter. The Disposal Scenario assumes minimal staff remaining after the disposal of the NAB at the end of March 2017;

•                  it is assumed that no new loans are advanced, rolled over or re-profiled, after the Liquidation/MRO Date;

•                  it is assumed that the branch network is retained to assist with collections (albeit with fewer staff) for 12 months after the Liquidation/MRO Date. After 12 months (assumed March 2017), it is assumed that all remaining branches would be exited without lease penalties;

•                  an inflationary increase is applied to non-staff costs per annum; and

•                  IT systems are maintained at current cost while they are required. The sales-focussed IT systems are assumed to become obsolete in both scenarios (and therefore costs avoided) from March 2017.

Liquidator’s fees, legal fees and costs of liquidator’s security (surety bond)

In addition to the operating expenses discussed above, further expenses are modelled for liquidator’s (or Curator’s) fees, legal fees and statutory security to be provided in liquidation (if applicable).

Liquidator’s fees are limited by legislation to 10% of recoveries. In the MRO Scenario, this would potentially amount to ZAR5.2 billion but the Master of the High Court may reduce or increase the liquidator’s remuneration if in his opinion there is good cause for doing so, which decision may be reviewed by a Court. It is assumed that a fee of ZAR5.2 billion would be regarded excessive, but on the other hand, the liquidator’s fees are likely to run to several hundred million Rand and a figure in this range has been included in the analysis. It is not anticipated that Curator’s fees would be materially different to liquidator’s fees in an MRO Scenario.

The liquidator (or Curator) will also need extensive legal advice. While the quantum is difficult to predict, it is not unreasonable to assume that legal advisory fees might be substantial, depending on the nature and extent of issues raised.

If African Bank is placed in liquidation, the liquidator will be required to purchase a surety bond, the normal price of which is 0.5% of the amount bonded per annum. The amount to be bonded is the estimated value of the assets to be recovered. For a five year recovery period, this cost could amount to a further ZAR1 billion. As with the liquidator’s fees, we believe that there will be some ability to reduce this, given the size of the loan book and the fact that distributions may be made as realisations allow, rather than once at the end (and therefore the amount bonded can reduce). In an MRO under continued Curatorship, no surety costs would be required, but Curator’s fees and legal fees are expected to be largely the same as in liquidation. The Curator does not believe that the absence of surety bond costs under continued Curatorship will have a significant impact on the analysis outcome and therefore Curatorship and liquidation are not modelled as distinct scenarios.

Whilst there is significant scope for the actual costs to be different, an amount of ZAR1 billion has been assumed in both scenarios for liquidator’s fees, legal fees and bonding costs (noting: (i) the substantial risk of additional costs if the maximum liquidator’s fees of 10% are not reduced and (ii) the fact that there will be no surety bond required under continued Curatorship).

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10                                                              Key risks and sensitivities

A key risk to this analysis is a reduction in the opening cash balance, which is assumed to be ZAR 19.7 billion and is recovered in full. Any underperformance in cash collections, or increase in operating costs, in the period through until April 2016 could materially impact this balance and corresponding recovery.

The table below reflects the impact that certain key risks and sensitivities may have on the projected outcome of the analysis in both scenarios.

Key risks and sensitivities	Disposal	MRO
	ZAR billion impact on recovery
Earlier than assumed impact on collections due to media speculation of ABL’s liquidation prior to it actually occurring (for every month of media speculation prior to Liquidation Date):	0.2	0.2

The assumed net sales proceeds in the disposal case is 20% of gross book value. For every % fluctuation in this assumption the sales proceeds change by:	0.4	NA

The discount rate assumed in the NPV calculation of the estimated return 9.3%. For each % change in the discount rate applied the estimated recovery for the senior creditors will change by:	0.3	0.8

% change in recovery
The estimated return to senior creditors assumes total senior creditors of R53.2bn. For every R1 billion change in this level of senior / concurrent creditors, their estimated recovery will change by:	0.9%	1.5%

Intra-group receivables and other amounts recoverable in both scenarios

There are four intercompany receivables in African Bank, with a net book value of ZARnil. Based on current information, a recovery of ZAR0.4 billion has been assumed in both scenarios. The table below sets out the current intercompany receivables. The LBV is equal to the NBV at the Liquidation/MRO Date.

ZAR million	OBV	Disposal	MRO
ABIL	—	133	133
GEMS	—	—	—
Ellerines Furnishers	—	11	11
EHL	—	258	258
	—	402	402

EHL

EHL is in business rescue and the ZAR1.4 billion intercompany loan due from EHL has been provided in full in African Bank’s balance sheet. The estimated dividend to be received from the business rescue process is predominately dependent upon the value of EHL’s shares in two insurance entities (other realisations include brands and intellectual property). The overall value of the business rescue proceeds is currently uncertain but has been estimated at ZAR570 million.

African Bank is understood to make up around 75% of the total debt of EHL. Assuming a 10% discount on this expected realisation (to cover the risk of reduced offers for the insurance entities and/or the costs of the business rescue process) the estimated net recovery equals ZAR385 million (75%*90%*ZAR570 million). A dividend of ZAR127 million has already need received leaving a balance of ZAR258 million remaining. For the purpose of the estimated financial outcome, this net amount was included as the recovery on the intercompany loan.

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Ellerine Furnishers

Debt due from Ellerine Furnishers amounts to ZAR56 million. Ellerine Furnishers is currently in business rescue. It is assumed that African Bank will recover ZAR11 million from Ellerine Furnishers.

ABIL

The intercompany receivable from ABIL is ZAR265 million. ABIL is currently in business rescue.  ABIL’s only material asset is its 100% ownership of Stangen. It has known liabilities of c.ZAR1 billion (including its debt to African Bank). It is the Curator’s understanding that Stangen’s equity value in run-off (assuming that a liquidation of African Bank would lead to a run-off of Stangen) will exceed the total amount of ABIL’s currently known liabilities. Therefore, it is assume that 50% of the ZAR265 million loan is recovered from ABIL.

This reflects the risks to this recovery including, amongst other things, potential claims that might be brought against ABIL.

GEMS

GEMS is a dormant subsidiary of ABIL, with no assets. It is in the process of being deregistered. There is no prospect of any recovery to African Bank.

Other assets

The remaining assets that may have value in both scenarios are the statutory assets held at SARB, the owned property in Midrand and a potential tax recovery from SARS.

ZAR million	OBV	Disposal	MRO
Statutory assets	3 162	3 162	3 162
SARS Tax Debtor	—	—	—
Property and equipment	400	166	166
Sundry Debtors	—	—	—
Intangible assets	68	—	—
	3 630	3 328	3 328

Statutory assets

This is cash and liquid assets held at SARB. It is assumed that this would be recoverable in full in both scenarios (OC).

Sundry debtors

This represents many small balances and prepayments. It is assumed that no cash will be recovered from these assets (OC).

Potential SARS tax debtor

The Bank has open tax matters with SARS relating to the deductibility of impairment provisions on the Bank’s advances book and the application of SARS’s directive regarding the treatment of doubtful debts by banks.  The Bank is of the view that a current tax asset cannot be recognised because of the uncertainty around the resolution of this matter as negotiations with SARS remain ongoing. The Bank continues to pursue this matter, however the ultimate conclusion of this matter could vary from the amounts recognised and is dependent upon the outcome of negotiations with SARS. As a result, no recoveries for tax have been modelled in the Residual Bank projection (OC).

Intangible assets

The intangible assets are mainly computer software developed in house and other intellectual property which is not likely to have value in either scenario. A nil recovery has therefore been assumed (OC).

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Property and equipment

An independent valuation of the Midrand property comprising the head office of African Bank was undertaken on an open market basis in October 2014. The valuation provided was ZAR277 million. In a liquidation, African Bank’s liquidator would sell the property with vacant possession and is likely to realise a discount to this valuation. It is therefore assumed in both scenarios that only 60% of ZAR277 million will be recovered. A nil realisation is assumed for other property and equipment (OC).

Interest receivable/Dividends payable

African Bank holds a significant cash balance, which will increase as collections are made. It is assumed in both scenarios that interest will be receivable at 6% of the average annual cash balance on the Liquidation/MRO Date. It has also been assumed that creditor dividends are paid annually at the end of March (thus reducing the cash available to earn interest). The distributions are assumed to be 75% of the cash available, after deducting future projected expenses. The 25% of the cash available withheld is to cover any unexpected events. A final dividend is assumed in Year 5.

For purposes of providing a present value of dividends distributed during liquidation, an annual discount rate of 9.3% has been applied.

11                                                              Insurance interaction with the liquidation analysis

The analysis in this Annexure B is for African Bank alone, but Stangen, and cell captive arrangements, will continue to provide insurance to the loan book after 1 April 2016.

On the assumption no further business is written in the Good Bank Cell captive the initial seed capital of ZAR152 million is recovered in full by African Bank.

The analysis presented in this Annexure B assumes that a liquidator of African Bank would cease paying premiums to Stangen or the Good Bank cell captive arrangement at CD1 — i.e. as soon as a customer missed a payment. This would protect the liquidator from the potential criticism of paying out funds that had not been collected from the customer.

The cash flows from Stangen or the Good Bank Cell are not expected to differ in this analysis with both insurance counterparties treated the same.

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Annexure C - Illustrative examples

This is Annexure C to the Offer Information Memorandum.

Introduction

This Annexure C details illustrative examples of the indicative results and impact of the Exchange Offers on various Existing Senior Debt Instruments and Existing Subordinated Debt Instruments, categorised as follows:

C 1	Senior Serviced Instrument - Inflation Linked Rate (ZAR)

C 2	Senior Serviced Instrument - Floating Rate (ZAR)

C 3	Senior Serviced Instrument - Fixed Rate (ZAR)

C 4	Senior Serviced Instrument - Fixed Rate (CHF)

C 5	Senior Serviced Instrument - Fixed Rate (USD)

C 6	Senior Rolled Up Instrument - Fixed Rate (ZAR)

C 7	Subordinated Debt - Fixed rate (ZAR)

C 1 : Serviced Instrument - Inflation Linked Rate (ZAR)

Original note features:	Illustrative example - ABLI03

Original principal amount:	750 000 000
Coupon Rate	CPI + 5.1%	per annum payable semi-annually
Pay Frequency per year	2
Issue date	15-Mar-10
Maturity date	15-Mar-15
Interest payable on each of	15 Mar
15 Sep
Day Count Convention	30/360

Last coupon payment date prior to Curatorship	15-Mar-14

Restructured note’s features - issued by Good Bank:

New principal for calculating missed coupon amount:	675 000 000	(90% of original)
New principal in Good Bank:	600 000 000	(80% of original)
Real Rate	5.10%
Date of curatorship	10-Aug-14
Interest Accrued on 10 August 2014	17 578 254	(10% haircut)

Assumed transaction effective date (TED)	4-Apr-16	(day 1 of Good Bank)
No of days from Curatorship to TED	603
Plus 24 month extension	730

Days added to original maturity	1,333

New Maturity date	07-Nov-18	Curatorship period + 24 months added

Interest payment Date for the New Instrument	07 Nov	in line with the new maturity date
07 May

Important dates:

Placed under curatorship	10-Aug-14
Effective date transfer to Good Bank	04-Apr-16
Payment of missed coupons and interest on interest	04-Apr-16
First Interest Payment in the Good Bank	07-May-16

Workings:

Detail	Dates	Business Days	CPI INDEX (Actual / Forecast)	Inflated Principal (90%)	Interest Contractual (90%)	Interest Compounded (and cumulative)	Coupon Service Payment
Original Issue Date	15-Mar-10	15-Mar-10	86.05800
Last coupon Date prior to Curatorship	15-Mar-14	17-Mar-14	105.23548
Curatorship Date	10-Aug-14	11-Aug-14	109.26452	857 021 409
Coupon 1	15-Sep-14	15-Sep-14	109.54000	859 182 179	21 909 146	21 909 146
Coupon 2	15-Mar-15	16-Mar-15	111.10323	871 443 415	22 221 807	45 010 270
Coupon 3	15-Sep-15	15-Sep-15	114.63333	899 131 981	22 927 866	70 552 487
Coupon 4	15-Mar-16	15-Mar-16	117.82581	924 172 295	23 566 394	97 932 919
Assumed TED	04-Apr-16	4-Apr-16	118.15000	926 715 122	2 568 613	101 043 182	101 043 182

Cash Payment on TED_10% of Original Liability							102 968 347

NEW Instrument - issued by Good Bank						Indicative coupons

Effective (Issue) Date	04-Apr-16	04-Apr-16	118.15000	823 746 775
Coupon 1	07-May-16	09-May-16	118.72903	827 783 813	3 827 363	3 827 363
Coupon 2	07-Nov-16	07-Nov-16	121.70000	848 497 525	21 636 687	21 636 687
Coupon 3	07-May-17	08-May-17	125.23548	873 147 067	22 265 250	22 265 250
Coupon 4	07-Nov-17	07-Nov-17	128.82000	898 138 465	22 902 531	22 902 531
Coupon 5	07-May-18	07-May-18	132.41613	923 210 828	23 541 876	23 541 876
Coupon 6	07-Nov-18	07-Nov-18	136.02000	948 337 168	24 182 598	972 519 766

Summary

Interest Payment on Effective Date by Residual Bank	ZAR
Interest Due	101 043 182

Total Liability Position (Face Value) on 10 August 2014 at 90% of Senior Debt	36 528 891 785
ABLI 03 face value (capital + interest accrued) as at 10 August 2014 at 90%	874 599 663
% ABLI 03 of Total Liabilities at 10 August 2014	2.4%

Total Senior Advisor Fees (assumed - cap to be finalised)	16 500 000

Share of Senior Advisor Fees	395 054

Net Coupon Payment	100 648 128

Cash Payment on Effective Date by Residual Bank	ZAR

Cash Payment on TED_10% of Original Liability	102 968 347

Good Bank Instrument to be Issued	ZAR

Nominal Value	600 000 000	(80% of original)
Base Index	86.05800
Ref Index on TED	118.15000
Nominal Value Inflation Adjusted	823 746 775
Coupon	5.10%

Residual Bank Instrument (10% Stub)	ZAR

Nominal Value at 10 August 2014	75 000 000
Base Index	86.05800
Ref Index on 10 August 2014	109.26452
Face Value at 10 August 2014	95 224 601
Accrued Interest at 10 August 2014	1 538 315
Liability position as at 10 Aug 2014 - receive a senior stub instrument	96 762 916

C 2 : Serviced Instrument - Floating Rate (ZAR)

Original note features:	Illustrative example - ABL 16

Original principal amount:	800 000 000
Margin Over 3 month Jibar	1.99%
Pay Frequency per year	4
Issue date	25-Mar-13
Maturity date	25-Mar-16
Interest payable on each of	25-Mar
25-Jun
25-Sep
25-Dec
Day Count Convention	Actual/365

Last coupon payment date prior to Curatorship	25-Jun-14

Restructured note’s features - issued by Good Bank:

New principal for calculating missed coupon amount:	720 000 000	(90 % of original)
New principal in Good Bank:	640 000 000	(80 % of original)
Margin Over 3M Jibar	1.99%
Last Reset Jibar Rate	5.808%
Date of curatorship	10-Aug-14
Interest Accrued on 10 August 2014	7 075 884	(10 % haircut)

Assumed transaction effective date (TED)	04-Apr-16	(day 1 of Good Bank)
No of days from Curatorship to TED	603
Plus 24 month extension	730

Days added to original maturity	1 333
New Maturity date	18-Nov-19	Curatorship period + 24 months added
Interest payment Date for the New Instrument	18-Nov
	18-Feb	in line with the new maturity date
18-May
18-Aug

Important dates:

Placed under curatorship	10-Aug-14
Assumed Transaction Effective date for Good Bank	04-Apr-16
Payment of missed coupons and interest on interest	04-Apr-16
First Interest Payment in the Good Bank	18-May-16

Workings:

Detail	Payment Dates	Week Days	Jibar Reset	Marin Over Jibar	Interest Contractual (90%)	Interest Compounded (and cumulative)	Coupon Service Payment
Last coupon Date	25-Jun-14	25-Jun-14	5.808%	1.99%
Curatorship Date	10-Aug-14	10-Aug-14	5.808% %	1.99%
Coupon 1	25-Sep-14	25-Sep-14	6.133%	1.99%	14 151 768	14 151 768
Coupon 2	25-Dec-14	29-Dec-14	6.125%	1.99%	15 222 279	29 673 245
Coupon 3	25-Mar-15	25-Mar-15	6.108%	1.99%	13 766 597	44 007 202
Coupon 4	25-Jun-15	25-Jun-15	6.142%	1.99%	14 696 206	59 601 657
Coupon 5	25-Sep-15	25-Sep-15	6.308%	1.99%	14 757 909	75 581 227
Coupon 6	25-Dec-15	28-Dec-15	6.472%	1.99%	15 386 538	92 582 950
Coupon 7	25-Mar-16	25-Mar-16	6.752%	1.99%	14 688 375	109 160 065
Assumed TED	04-Apr-16	04-Apr-16	6.775%	1.99%	1 724 436	111 145 945	111 145 945
Cash Payment on TED_10% of Original Liability							80 000 000

NEW Instrument - issued by Good Bank							Indicative coupons

Effective (Issue) Date	04-Apr-16	04-Apr-16	6.78%	1.99%
Coupon 1	18-May-16	18-May-16	6.87%	1.99%	6 762 572		6 762 572
Coupon 2	18-Aug-16	18-Aug-16	7.06%	1.99%	14 285 330		14 285 330
Coupon 3	18-Nov-16	18-Nov-16	7.22%	1.99%	14 603 900		14 603 900
Coupon 4	18-Feb-17	20-Feb-17	7.31%	1.99%	15 181 343		15 181 343
Coupon 5	18-May-17	18-May-17	7.31%	1.99%	14 182 591		14 182 591
Coupon 6	18-Aug-17	18-Aug-17	7.31%	1.99%	14 997 682		14 997 682
Coupon 7	18-Nov-17	20-Nov-17	7.31%	1.99%	15 323 719		15 323 719
Coupon 8	18-Feb-18	19-Feb-18	7.31%	1.99%	14 834 664		14 834 664
Coupon 9	18-May-18	18-May-18	7.31%	1.99%	14 345 609		14 345 609
Coupon 10	18-Aug-18	20-Aug-18	7.31%	1.99%	15 323 719		15 323 719
Coupon 11	18-Nov-18	19-Nov-18	7.31%	1.99%	14 834 664		14 834 664
Coupon 12	18-Feb-19	19-Feb-19	7.31%	1.99%	14 997 682		14 997 682
Coupon 13	18-May-19	20-May-19	7.31%	1.99%	14 671 646		14 671 646
Coupon 14	18-Aug-19	20-Aug-19	7.31%	1.99%	14 997 682		14 997 682
Coupon 15	18-Nov-19	18-Nov-19	7.31%	1.99%	14 671 646		654 671 646

Summary

Interest Payment on Effective Date by Residual Bank	ZAR

Coupon Service Payment Due	111 145 945

Total Liability Position (Face Value) on 10 August 2014 at 90% of Senior Debt	36 528 891 785
ABL 16 face value (capital + interest accrued) as at 10 August 2014 at 90%	727 075 884
% ABL16 of Total Senior Debt at 10 August 2014	2.0%

Total Senior Advisor Fees (assumed - cap to be finalised)	16 500 000

ABL 16 Share of Senior Advisor Fees (assuming whole series is exchanged for New Instruments)	328 418

Net Coupon Payment	110 817 527

Cash Payment on Effective Date by Residual Bank	ZAR

Cash Payment on TED_10% of Original Liability	80 000 000

Good Bank Instrument to be Issued	ZAR
Nominal Value	640 000 000
Margin Over 3 month Jibar	1.99%

Residual Bank Instrument (10% Stub)

C 3 : Serviced Instrument - Fixed Rate (ZAR)

Original note features:	Illustrative example - ABL 10A

Original principal amount:	450 000 000
Fixed Coupon Rate	11.5%	per annum payable semi-annually
Pay Frequency per year	2
Issue date	2010/03/15
Maturity date	2015/03/15
Interest payable on each of	15 Mar
15 Sep
Day Count Convention	act/365

Last coupon payment date prior to Curatorship	15-Mar-14

Restructured note’s features - issued by Good Bank:

New principal for calculating missed coupon amount:	405 000 000	(90% of original)
New principal in Good Bank:	360 000 000	(80% of original)
Interest Rate	11.50%
Date of curatorship	10-Aug-14
Interest Accrued on 10 August 2014	18 731 250	(10% haircut)

Assumed transaction effective date (TED)	04-Apr-16	(day 1 of Good Bank)
No of days from Curatorship to TED	603
Plus 24 month extension	730

Days added to original contractual maturity	1 333

New Maturity date	7-Nov-18	Curatorship period + 24 months added

Interest payment Date for the New Instrument	07 May	in line with the new maturity date
07 Nov

Important dates:

Placed under curatorship	10-Aug-14
Assumed Transaction Effective date for Good Bank	4-Apr-16
Payment of missed coupons and interest on interest	4-Apr-16
First Interest Payment in the Good Bank	7-May-16

Workings:

Detail	Dates	Business Days	Interest Contractual (90%)	Interest Compounded (and cumulative)	Coupon Service Payment
Last coupon Date prior to Curatorship	15-Mar-14	17-Mar-14
Curatorship Date	10-Aug-14	11-Aug-14
Coupon 1	15-Sep-14	15-Sep-14	23 287 500	23 287 500
Coupon 2	15-Mar-15	16-Mar-15	23 287 500	47 914 031
Coupon 3	15-Sep-15	15-Sep-15	23 287 500	73 956 588
Coupon 4	15-Mar-16	15-Mar-16	23 287 500	101 496 592
Assumed TED	04-Apr-16	04-Apr-16	2 531 250	104 662 196	104 662 196
Cash Payment on TED_10% of Original Liability					45 000 000

NEW Instrument - issued by Good Bank					Indicative coupons

Effective (Issue) Date	04-Apr-16	04-Apr-16
Coupon 1	07-May-16	09-May-16	3 753 297		3 753 297
Coupon 2	07-Nov-16	07-Nov-16	20 700 000		20 700 000
Coupon 3	07-May-17	08-May-17	20 700 000		20 700 000
Coupon 4	07-Nov-17	07-Nov-17	20 700 000		20 700 000
Coupon 5	07-May-18	07-May-18	20 700 000		20 700 000
Coupon 6	07-Nov-18	07-Nov-18	20 700 000		380 700 000

Summary

Interest Payment on Effective Date by Residual Bank	ZAR

Coupon Service Payment due	104 662 196

Total Liability Position (Face Value) on 10 August 2014 at 90% of Senior Debt	36 528 891 785
ABL 10A face value (capital + interest accrued) as at 10 August 2014 at 90%	423 731 250
% ABL 10A of Total Senior Debt as at 10 August 2014	1.2%

Total Senior Advisor Fees (assumed - cap to be finalised)	16 500 000

ABL 10A Share of Senior Advisor Fees (assuming whole series is exchanged for New Instruments)	191 398
Net Coupon Payment	104 470 797

Cash Payment on Effective Date by Residual Bank	ZAR

Cash Payment on TED_10% of Original Liability	45 000 000

Good Bank Instrument to be Issued	ZAR

Nominal Value	360 000 000
Fixed Coupon	11.50%

C 4 : Serviced Instrument - Fixed Rate (CHF)

Original note features:	Illustrative example - ABLSJ CHF 15

Original principal amount:	CHF 150,000,000
Coupon	4.75%
Pay Frequency per year	1
Issue date	24-Jul-12
Original Maturity date	24-Jul-15
Interest payable on each of	24 Jul
Day Count Convention	30/360

Last coupon payment date prior to Curatorship	24-Jul-14

Restructured note’s features - issued by Good Bank:

New principal for calculating missed coupon amount:	CHF	135,000,000	(90% of original)
New principal in Good Bank:	CHF	120,000,000	(80% of original)
Coupon Rate		4.75%

Date of curatorship		10-Aug-14
Interest Accrued on 10 August 2014	CHF	285,000	(10% haircut)

Assumed transaction effective date (TED)		04-Apr-16	(day 1 of Good Bank)
No of days from Curatorship to TED		603
Plus 24 month extension		730

Days added to original maturity		1,333	Curatorship period + 24 months added
Maturity date	18-Mar-19

Interest payment Date for the New Instrument	18-Mar		in line with the new maturity date

Important dates:

Placed under curatorship	10-Aug-14
Effective date transfer to Good Bank	4-Apr-16
Payment of missed coupons and interest on interest	4-Apr-16
First Interest Payment in the Good Bank	18-Mar-17

Workings:

Detail	Payment Dates	Week Days	Interest_Contractual (90%)		Interest_Compounded (and cumulative)		Coupon Service Payment
Last coupon Date	24-Jul-14	24-Jul-14
Curatorship Date	10-Aug-14	10-Aug-14
Coupon 1	24-Jul-15	24-Jul-15	CHF	6,412,500	CHF	6,412,500
Assumed TED	4-Apr-16	4-Apr-16	CHF	4,453,125	CHF	11,077,148	CHF	11,077,148

Cash Payment on TED_10% of Original Liability	15,000,000

NEW Instrument - issued by Good Bank	Indicative coupons

Effective (Issue) Date	4-Apr-16	4-Apr-16
Coupon 1	18-Mar-17	20-Mar-17	CHF	5,446,667	CHF	5,446,667
Coupon 2	18-Mar-18	19-Mar-18	CHF	5,700,000	CHF	5,700,000
Coupon 3	18-Mar-19	18-Mar-19	CHF	5,700,000	CHF	125,700,000

Summary

Interest Payment on Effective Date by Residual Bank

Interest Due	CHF	11,077,148

Total Liability Position (Face Value) on 10 August 2014 at 90% of Senior Debt	ZAR	36,528,891,785
ABLSJ 15 CHF face value (capital + interest accrued) as at 10 August 2014 at 90%	CHF	135,285,000
CHFZAR on 10 Aug 2014	11.7709

In ZAR	ZAR	1,592,426,207
% ABLSJ 15 CHF of Total Liabilities at 10 August 2014	4.4%

Total Senior Advisor Fees (assumed - cap to be finalised)	ZAR	16,500,000

Share of Senior Advisor Fees (ZAR but to be converted to CHF at TED)	ZAR	719,295

Net Coupon Payment	CHF	11,016,041

Cash Payment on Effective Date by Residual Bank	ZAR

Cash Payment on TED_10% of Original Liability	15,000,000

Good Bank Instrument to be Issued

Nominal Value	CHF	120,000,000
Coupon	4.75%

Residual Bank Instrument (10% Stub)

Face Value at 10 August 2014	CHF	15,000,000
Accrued Interest at 10 August 2014	CHF	31,667
Liability position as at 10 Aug 2014	CHF	15,031,667
ZAR stub to be issued - part of senior stub instrument	ZAR	176,936,245

C 5 : Serviced Instrument - Fixed Rate (USD)

Original note features:	Illustrative example - ABLSJ USD 17

Original principal amount:	$350 000 000
Coupon	8.125%
Pay Frequency per year	2
Issue date	24-Feb-12
Maturity date	24-Feb-17
Interest payable on each of	24 Feb
24 Aug
Day Count Convention	30/360

Last coupon payment date prior to Curatorship	24-Feb-14

Restructured note’s features - issued by Good Bank:

New principal for calculating missed coupon amount:	$315 000 000	(90 % of original)
New principal in Good Bank:	$280 000 000	(80 % of original)
Coupon Rate	8.125%

Date of curatorship	10-Aug-14
Interest Accrued on 10 August 2014	$11 801 563	(10 % haircut)

Assumed transaction effective date (TED)	04-Apr-16	(day 1 of Good Bank)
No of days from Curatorship to TED	603
Plus 24 month extension	730

Days added to original maturity	1 333

Maturity date	19-Oct-20	Curatorship period + 24 months added

Interest payment Date for the New Instrument	19-Oct	in line with the new maturity date
19-Apr

Important dates:

Placed under curatorship	10-Aug-14
Effective date transfer to Good Bank	04-Apr-16
Payment of missed coupons and interest on interest	04-Apr-16
First Interest Payment in the Good Bank	19-Apr-16

Workings:

Detail	Payment Dates	Week Days	Interest Contractual (90%)	Interest Compounded (and cumulative)	Coupon Service Payment
Last coupon Date	24-Feb-14	24-Feb-14
Curatorship Date	10-Aug-14	10-Aug-14
Coupon 1	24-Aug-14	24-Aug-14	$12 796 875	$12 796 875
Coupon 2	24-Feb-15	24-Feb-15	$12 796 875	$26 113 623
Coupon 3	24-Aug-15	24-Aug-15	$12 796 875	$39 971 364
Coupon 4	24-Feb-16	24-Feb-16	$12 796 875	$54 392 076
Assumed TED	04-Apr-16	04-Apr-16	$2 843 750	$57 726 865	$57 726 865

Cash Payment on TED_10% of Original Liability					$35,000,000

NEW Instrument - issued by Good Bank					Indicative coupons

Effective (Issue) Date	04-Apr-16	04-Apr-16
Coupon 1	19-Apr-16	19-Apr-16	$947 917		$947 917
Coupon 2	19-Oct-16	19-Oct-16	$11 375 000		$11 375 000
Coupon 3	19-Apr-17	19-Apr-17	$11 375 000		$11 375 000
Coupon 4	19-Oct-17	19-Oct-17	$11 375 000		$11 375 000
Coupon 5	19-Apr-18	19-Apr-18	$11 375 000		$11 375 000
Coupon 6	19-Oct-18	19-Oct-18	$11 375 000		$11 375 000
Coupon 7	19-Apr-19	19-Apr-19	$11 375 000		$11 375 000
Coupon 8	19-Oct-19	21-Oct-19	$11 375 000		$11 375 000
Coupon 9	19-Apr-20	20-Apr-20	$11 375 000		$11 375 000
Coupon 10	19-Oct-20	19-Oct-20	$11 375 000		$291 375 000

Summary

Interest Payment on Effective Date by Residual Bank

Interest Due		$57 726 865

Total Liability Position (Face Value) on 10 August 2014 at 90% of Senior Debt	ZAR	36 528 891 785
ABLSJ 17 USD face value (capital + interest accrued) as at 10 August 2014 at 90%		$326 801 563
USDZAR on 10 Aug 2014		10.6594

In ZAR	ZAR	3 483 508 575
% ABLSJ USD 17 of Total Liabilities at 10 August 2014		9.5%

Total Senior Advisor Fees (assumed - cap to be finalised)	ZAR	16 500 000

Share of Senior Advisor Fees (ZAR but to be converted to USD at TED)	ZAR	1 573 491

Net Coupon Payment		$57 579 250

Cash Payment on Effective Date by Residual Bank	ZAR

Cash Payment on TED_10% of Original Liability	35 000 000

Good Bank Instrument to be Issued

Nominal Value	$280 000 000
Coupon	8.125%

Residual Bank Instrument (10% Stub)

Face Value at 10 August 2014		$35 000 000
Accrued Interest at 10 August 2014		$1 311 285
Liability position as at 10 Aug 2014		$36 311 285
ZAR stub to be issued - part of senior stub instrument	ZAR	387 056 508

C 6 : Rolled Up Instrument - Fixed Rate (ZAR)

Original note features:	Illustrative example - Rolled Up Instrument

Last capitalised amount prior to curatorship	13 804 114
Fixed Coupon Rate	9.430%	per annum payable semi-annually
Pay Frequency per year	2
Issue date	01-Sep-09
Maturity date	01-Sep-15
Interest payable on each of	01 Mar
01 Sep
Day Count Convention	act/365

Last coupon payment date prior to Curatorship	01-Mar-14

Restructured note’s features - issued by Good Bank:

New principal for calculating missed coupon amount:	12 423 702	(90 % of original)
New principal in Good Bank:	11 043 291	(80 % of original)
Interest Rate	9.430%
Date of curatorship	10-Aug-14
Interest Accrued on 10 August 2014	519 978	(10 % haircut)

Assumed transaction effective date (TED)	04-Apr-16	(day 1 of Good Bank)
No of days from Curatorship to TED	603
Plus 24 month extension	730

Days added to original contractual maturity	1 333
New Maturity date	26-Apr-19	Curatorship period + 24 months added
Interest payment Date for the New Instrument	26-Apr	in line with the new maturity date
26-Oct

Important dates:

Placed under curatorship	10-Aug-14
Assumed Transaction Effective date for Good Bank	04-Apr-16
Payment of missed coupons and interest on interest	04-Apr-16
First Interest Payment in the Good Bank	26-Apr-16

Workings:

Detail	Dates	Business Days	Rolled up Principal (100%)
Last coupon Date prior to Curatorship	01-Mar-14	03-Mar-14
Curatorship Date	10-Aug-14	11-Aug-14	13 804 114
Coupon 1	01-Sep-14	01-Sep-14	14 453 194
Coupon 2	01-Mar-15	02-Mar-15	15 132 795
Coupon 3	01-Sep-15	01-Sep-15	15 848 262
Assumed TED	04-Apr-16	04-Apr-16	16 732 673

Cash Payment on TED_10% of TED value			1 673 267

NEW Instrument - issued by Good Bank

Effective (Issue) Date	04-Apr-16	04-Apr-16	13 386 138	80%
Coupon 1	26-Apr-16	26-Apr-16	13 462 223
Coupon 2	26-Oct-16	26-Oct-16	14 098 706
Coupon 3	26-Apr-17	26-Apr-17	14 761 638
Coupon 4	26-Oct-17	26-Oct-17	15 459 556
Coupon 5	26-Apr-18	26-Apr-18	16 186 477
Coupon 6	26-Oct-18	26-Oct-18	16 951 761
Coupon 7	26-Apr-19	26-Apr-19	17 748 847

Summary

Interest Payment on Effective Date by Residual Bank	ZAR

None

Cash Payment on Effective Date by Residual Bank	ZAR

Cash Payment on TED_10% of TED value	1 673 267

Total Liability Position (Face Value) on 10 August 2014 at 90% of Senior Debt	36 528 891 785
Face value (capital + interest accrued) as at 10 August 2014 at 90%	12 943 680
% of Total Senior Debt as at 10 August 2014	0.035%

Total Senior Advisor Fees (assumed - cap to be finalised)	16 500 000

Illustrative example of Rolled up instrument Share of Senior Advisor Fees (assuming whole series is exchanged for New Instruments)	5 847

Net cash payment (after deducting share of senior advisor fees)	1 667 421

Good Bank Instrument to be Issued	ZAR

Principal at TED	13 386 138
Fixed Coupon	9.43%

Residual Bank Instrument (10% Stub)

Face Value at 10 August 2014	1 380 411
Accrued Interest at 10 August 2014	57 775
ZAR stub to be issued - part of senior stub instrument	1 438 187

E 7 : Subordinated Debt - Fixed Rate (ZAR)

Original note features:	Illustrative example - ABLS 2A

Original principal amount:	520 000 000
Fixed Coupon Rate	15.5%	per annum payable semi-annually
Pay Frequency per year	2
Issue date	13-Jul-09
Maturity date	13-Jul-16
Interest payable on each of	13 Jul
13 Jan

Last coupon payment date prior to Curatorship	14-Jul-14

Workings:
Detail	Dates	Business Days	Capitalised Principal (original instrument)	Assumed Capitalised Principal_Total Sub Debt population	% of Sub Debt	Total New Sub Debt	Total Sub Debt Cash Paid on TED
Last coupon Date prior to Curatorship	13-Jul-14	14-Jul-14
Curatorship Date	10-Aug-14	11-Aug-14	520 000 000
Coupon 1	13-Jan-15	13-Jan-15	560 300 000
Coupon 2	13-Jul-15	13-Jul-15	603 723 250
Coupon 3	13-Jan-16	13-Jan-16	650 511 802
Assumed Offer Date - 4 Feb’16	04-Feb-16	04-Feb-16	656 605 882	5 220 562 417	12.58%	1 485 000 000	165 000 000
Coupon 4	04-Apr-16	04-Apr-16	679 532 972

Restructured Note - Starting 01 Dec 2015

New principal for calculating missed coupon amount:	186 772 929	Share of R1.485 bn
Cash Payment amount	20 752 548	Share of R165 mil
Margin Over 3M Jibar	7.25%

Shares of First Coupon Calculation on new Good Bank sub debt instrument- payable on TED

Detail	Payment Dates	Week Days	Jibar Reset - assumed	Margin Over Jibar	Indicative coupons
Start Date	01-Dec-15	01-Dec-15
Coupon 1	01-Mar-16	01-Mar-16	6.43%	7.25%	6 368 267
Coupon 2 (Capitalisation but no reset on 1 Mar’16)	04-Apr-16	04-Apr-16	6.43%	7.25%	2 461 201
				Payable on TED	8 829 468

Interest on Cash Payment calculation

Detail	Payment Dates	Week Days	Jibar Reset - assumed	Margin Over Jibar	Indicative coupons
Start Date	01-Dec-15	01-Dec-15
Coupon 1	01-Mar-16	01-Mar-16	6.43%	7.25%	707 585
Coupon 2 (Capitalisation but no reset on 1 Mar’16)	04-Apr-16	04-Apr-16	6.43%	7.25%	273 467
					981 052

Interest Payment on Effective Date by Good Bank	ZAR

Interest Payment on TED by Good Bank	8 829 468

Cash Payment on Effective Date by Residual Bank	ZAR

Cash Payment amount	20 752 548
Interest on Cash Payment calculation	981 052
Cash Payment on TED by by Residual Bank	21 733 600	(Share of Sub debt Legal Advisor Fees to be deducted from this amount)

-700 000

21 033 600

Good Bank Instrument to be Issued on TED

Nominal Value	186 772 929	Part of the R1.485bn
Margin Over 3 month Jibar	7.25%
Pay/Reset Frequency per year	4

Detail	Payment Dates	Week Days	Jibar Reset - assumed	Margin Over Jibar	Indicative coupons
Effective (Issue) Date	04-Apr-16	04-Apr-16	6.78%	7.25%	—
Coupon 1	04-Jul-16	04-Jul-16	6.96%	7.25%	6 530 974
Coupon 2	04-Oct-16	04-Oct-16	7.16%	7.25%	6 689 562
Coupon 3	04-Jan-17	04-Jan-17	7.27%	7.25%	6 786 086
Coupon 4	04-Apr-17	04-Apr-17	7.31%	7.25%	6 687 705
Coupon 5	04-Jul-17	04-Jul-17	7.31%	7.25%	6 778 575
Coupon 6	04-Oct-17	04-Oct-17	7.31%	7.25%	6 853 065
Coupon 7	04-Jan-18	04-Jan-18	7.31%	7.25%	6 853 065
Coupon 8	04-Apr-18	04-Apr-18	7.31%	7.25%	6 704 085
Coupon 9	04-Jul-18	04-Jul-18	7.31%	7.25%	6 778 575
Coupon 10	04-Oct-18	04-Oct-18	7.31%	7.25%	6 853 065
Coupon 11	04-Jan-19	04-Jan-19	7.31%	7.25%	6 853 065
Coupon 12	04-Apr-19	05-Apr-19	7.31%	7.25%	6 778 575
Coupon 13	04-Jul-19	04-Jul-19	7.31%	7.25%	6 704 085
Coupon 14	04-Oct-19	04-Oct-19	7.31%	7.25%	6 853 065
Coupon 15	04-Jan-20	06-Jan-20	7.31%	7.25%	7 002 045
Coupon 16	04-Apr-20	06-Apr-20	7.31%	7.25%	6 778 575
Coupon 17	04-Jul-20	06-Jul-20	7.31%	7.25%	6 778 575
Coupon 18	04-Oct-20	05-Oct-20	7.31%	7.25%	6 778 575
Coupon 19	04-Jan-21	04-Jan-21	7.31%	7.25%	6 778 575
Coupon 20	04-Apr-21	05-Apr-21	7.31%	7.25%	6 778 575
Coupon 21	04-Jul-21	05-Jul-21	7.31%	7.25%	6 778 575
Coupon 22	04-Oct-21	04-Oct-21	7.31%	7.25%	6 778 575
Coupon 23	04-Jan-22	04-Jan-22	7.31%	7.25%	6 853 065
Coupon 24	04-Apr-22	04-Apr-22	7.31%	7.25%	6 704 085
Coupon 25	04-Jul-22	04-Jul-22	7.31%	7.25%	6 778 575
Coupon 26	04-Oct-22	04-Oct-22	7.31%	7.25%	6 853 065
Coupon 27	04-Jan-23	04-Jan-23	7.31%	7.25%	6 853 065
Coupon 28	04-Apr-23	04-Apr-23	7.31%	7.25%	6 704 085
Coupon 29	04-Jul-23	04-Jul-23	7.31%	7.25%	6 778 575
Coupon 30	04-Oct-23	04-Oct-23	7.31%	7.25%	6 853 065
Coupon 31	04-Jan-24	04-Jan-24	7.31%	7.25%	6 853 065
Coupon 32	04-Apr-24	04-Apr-24	7.31%	7.25%	6 778 575
Coupon 33	04-Jul-24	04-Jul-24	7.31%	7.25%	6 778 575
Coupon 34	04-Oct-24	04-Oct-24	7.31%	7.25%	6 853 065
Coupon 35	04-Jan-25	06-Jan-25	7.31%	7.25%	7 002 045
Coupon 36	04-Apr-25	04-Apr-25	7.31%	7.25%	6 555 106
Coupon 37	04-Jul-25	04-Jul-25	7.31%	7.25%	6 778 575
Coupon 38	04-Oct-25	06-Oct-25	7.31%	7.25%	7 002 045
Coupon 39	04-Jan-26	05-Jan-26	7.31%	7.25%	6 778 575
Coupon 40	04-Apr-26	06-Apr-26	7.31%	7.25%	193 551 504.44

Residual Bank Instrument

Original capitalised interest at TED		679 532 972
Less New Good Bank instrument plus interest from 1 Dec’15		-195 602 398
Less Cash payment plus interest from 1 Dec’15		-21 733 600	(must exclude share of Sub debt legal advisor fees)

Nominal Value of share of subordinated stub instrument		462 196 975
Floating Rate	Jibar +	5.0%
Pay Frequency per year		4
Effective from TED

Annexure D

RISK FACTORS

This is Annexure D to the Offer Information Memorandum.

The African Bank Restructuring, Good Bank’s strategy and the industry in which Good Bank will operate involve a high degree of risk. Please carefully read and review this entire Offer Information Memorandum and in particular consider all the risks inherent in the African Bank Restructuring, Good Bank’s strategy and the industry in which Good Bank will operate, including the risk factors set out below.

The Curator believes that the factors described below represent the principal risks inherent in the African Bank Restructuring, Good Bank’s strategy and the industry in which Good Bank will operate, but Good Bank’s inability to implement this strategy may occur for other reasons which may not be considered significant risks based on information currently available to African Bank, or which it may not currently be able to anticipate. Accordingly, neither African Bank nor Good Bank represent that the statements below are exhaustive.

This Offer Information Memorandum contains forecasts, projections and forward looking statements that involve risks and uncertainties. Good Bank’s and African Bank’s actual results could differ materially from those anticipated in such forecasts, projections and forward looking statements as a result of certain factors, including but not limited to the risks described below and elsewhere in this Offer Information Memorandum. See “Important Notes and Disclaimers” for more information on forecasts, projections and forward looking statements.

Capitalised terms used herein and not otherwise defined shall bear the meanings ascribed to them in section 1 of this Offer Information Memorandum, except to the extent that they are separately defined in this section or it is clearly inappropriate from the context.

Consequences of a failure of the African Bank Restructuring

The failure of the African Bank Restructuring is likely to result in African Bank ceasing to be a going concern.

In the event that the African Bank Restructuring is unsuccessful and no alternative is found, African Bank believes that there are fundamental uncertainties as to whether it could continue as a going concern. In this scenario, it is likely that the Curator, under the direction of the Registrar of Banks, would continue to optimise recovery of African Bank’s loan portfolio for the benefit of its creditors under an extended period of Curatorship or place African Bank in liquidation. If the Registrar of Banks exercises its powers under section 68 of the Banks Act to initiate a liquidation procedure, holders of Existing Debt Instruments may receive a financial outcome which is less favourable to such holder than the outcome projected in respect of the African Bank Restructuring. For further information on the consequences of a liquidation procedure, please see the liquidation analysis in Annexure B.

Risks related to the African Bank Restructuring and Good Bank’s strategy

Good Bank may fail to implement the practical aspects of the African Bank Restructuring.

As part of the Curatorship of African Bank announced on 10 August 2014 by the then Governor of SARB, Ms Gill Marcus, Good Bank was created in order to acquire the Good Bank Business of African Bank. See section 4 of this Offer Information Memorandum for more information.

The rescue plan announced as part of the Curatorship was unprecedented in the South African banking industry and necessitated highly complex implementation steps, not least due to:

(a)         the establishment of Good Bank as a new entity independent of ABIL and its shareholders, with the Consortium as its ultimate shareholders, to acquire the Good Book and the bulk of the operational assets of African Bank, including its fixed assets, immovable property, assets arising in terms of the Hedging Arrangements, operational contracts, intellectual property, certain intangible assets and the Top-Up Cash Amount, together with its business and operational functions, employees and systems (including information technology (“IT”) systems) and to receive new capital as described in section 4.4.13 of this Offer Information Memorandum relating to the ZAR10 billion capitalisation of Good Bank by the Consortium;

(b)         the necessity to acquire from inception all regulatory, other legislative and corporate approvals, licences, authorisations and registrations required by Good Bank to conduct its business as a bank;

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(c)          the establishment of a new board of directors of Good Bank entirely separate from the board of directors of African Bank at the date of Curatorship, including the necessity to fill key management positions within Good Bank including, but not limited to, the positions of chief executive officer and chief financial officer;

(d)         the requirement to restructure the claims of African Bank’s senior creditors (other than retail depositors) and the subordinated funders through the Exchange Offers as well as the necessity to establish new funding programmes by Good Bank such as the Good Bank EMTN and DMTN programmes and, to the extent commercially viable, appropriately hedge foreign currency and floating interest rate exposure under the new debt instruments; and

(e)          the separation of the Good Book from the Residual Book for the purposes of the transfer and the practical implications of the transfer of the operational functions, employees and systems (including loan origination, loan administration, collection and accounting systems) from African Bank to Good Bank.

The challenges posed by the African Bank Restructuring, including those described above, are unprecedented for Good Bank or African Bank management and in South Africa in general, and there can be no assurance that all of the necessary steps will be completed in a manner currently anticipated. Failure to complete the African Bank Restructuring in the manner currently anticipated or any adverse effects resulting from a failure to properly manage the practical aspects of the Restructuring on the implementation of Good Bank’s strategy could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank may fail to develop and implement an appropriate medium to long-term business strategy.

The short-term business strategy of Good Bank is based on the lending policies and strategies put in place at African Bank for the purposes of the Curatorship and is focused on the implementation steps of the African Bank Restructuring.

A comprehensive medium- to long-term strategy for Good Bank is being developed by the management and new board of directors of Good Bank. Areas of focus in this strategy will include diversification of business lines, channels and product and asset portfolios in order to improve revenue and reduce costs. The implementation of such strategy will need to take into consideration all statutory and business capital requirements, liquidity provisions, and the nature of the assets and the underlying trends in the value of such assets, in a manner that does not negatively impact on Good Bank’s brand, reputation, customer satisfaction or its relationship with, and ability to retain, its employees and/or its relationship with any of its other stakeholders. The implementation of Good Bank’s strategy will also need to take into account the changes in business environment of Good Bank since the Curatorship, including its market position, reputation and changes in its operations.

As a result, the successful development and implementation of Good Bank’s strategy will require difficult, subjective and complex judgements, including projections of economic conditions. Furthermore, the successful implementation of Good Bank’s strategy is contingent upon a range of factors, many of which are beyond Good Bank’s control, including market conditions, the general business environment, the legal and regulatory environment (including all currently unexpected regulatory changes), the activities of its competitors and consumers (including in relation to any changes in the social and socio-economic environment) and the political environment.

There can be no assurance that Good Bank will be able to successfully implement all or part of its strategy or implement it when expected or targeted. Good Bank may also experience unexpected costs or cost increases and other execution problems in implementing its strategy. For example, the likely implementation of significant cost reductions may have a negative impact on Good Bank’s brand and levels of customer satisfaction which may, in turn, result in customer attrition. Any steps that Good Bank may take to progressively improve its IT systems may also result in a loss of interoperability and compatibility between the systems used by the Residual Bank and the systems used by Good Bank, which may, in turn, adversely affect risk monitoring or collections. In addition, the implementation of the African Bank Restructuring, and, in particular, managing the Residual Book, will impose significant time demands on Good Bank’s senior management, and there is a risk that, as a result, the successful development and implementation of Good Bank’s strategy and the management of the Good Book could be adversely affected. Risks may also emerge from the separation of the Good Book from the Residual Book, such as a worse-than-anticipated performance of the loan portfolio selected to be part of the Good Book. Further, there can be no assurance that Good Bank will be able to achieve its capital, financial or operational targets (including, for example, its targets for return on equity, cost-to-income ratio, and Common Equity Tier 1 Capital), reduce costs as contemplated by the African Bank Restructuring or otherwise realise all or part of the benefits that it expects from its current plans or other future initiatives. A failure or delay in implementing Good Bank’s strategy may adversely affect Good Bank’s business, financial condition, results of operations and prospects.

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Good Bank’s reputation and competitive position have been adversely affected by the Curatorship and the prolonged implementation of the African Bank Restructuring.

Negative publicity in South Africa as a result of the Curatorship, African Bank’s various credit downgrades, disappointing financial results and the need for restatements of previously released financial statements has damaged African Bank’s reputation and consequently Good Bank’s reputation. The prolonged implementation of the African Bank Restructuring has also eroded African Bank’s competitive position in the South African market, with African Bank’s competitors able to attract new customers in the business segments that have been the traditional focus of African Bank’s activities. There can be no assurance that Good Bank will be able to address the damage to its reputation and competitive position upon completion of the African Bank Restructuring, and any continued deterioration of Good Bank’s reputation or competitive position could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects. See also “— Good Bank faces significant competition, which may increase in the future and have an adverse impact on its business” and “—Reputational damage could cause harm to Good Bank and its business prospects”.

Challenges by creditors through litigation could have a material adverse effect on Good Bank or prevent the successful implementation of the African Bank Restructuring.

Previous liability management exercises and restructurings by other institutions have demonstrated that creditors may seek to bring claims or institute litigation in court to challenge aspects of those liability management exercises and restructurings, and there can be no assurance the African Bank Restructuring will not be subject to such challenges. Claims that may be brought by creditors before the implementation of the African Bank Restructuring against African Bank and/or Good Bank may, in some instances, not be resolved until after the implementation of the African Bank Restructuring. It is also possible that claims challenging the legality of the African Bank Restructuring, or certain aspects of it, could be brought after the African Bank Restructuring has been implemented. In particular, African Bank and/or Good Bank may be subject to litigation related to African Bank’s restatements to its financial statements for the years ended 30 September 2013 and 2012 (which restatements also impacted prior periods to some degree), particularly with respect to African Bank’s historical impairment policy. See “—Good Bank, African Bank and Residual Bank financial information included in this Offer Information Memorandum has been prepared on a pro forma,  forecast and projected basis and may not be an accurate indication of their respective financial performances”.

The success of these claims, or any other creditor claims, could result in all or part of the African Bank Restructuring being declared to be unlawful and invalid retrospectively. Any one or more of such proceedings could also expose Good Bank to a monetary claim (for example, if the African Bank Restructuring is set aside, creditors could claim that any funds received by Good Bank flowing from the African Bank Restructuring should be repaid to African Bank), other penalties and/or other injunctive relief and/or could have a negative effect on Good Bank’s reputation. Good Bank may also incur significant expense and expend significant management time in connection with any such proceedings, even if such proceedings are ultimately concluded in its favour. If the proceedings are not concluded in Good Bank’s favour, Good Bank may also be liable for the claimant’s legal costs. Any of the foregoing could have an adverse impact on Good Bank’s business, financial condition, results of operations and prospects.

The Good Bank Indemnity will not cover Good Bank for all losses it may suffer in respect of the Good Bank Business.

The Good Bank Indemnity seeks to ensure that Good Bank is protected against claims or losses suffered by Good Bank in respect of the Good Bank Business, to the extent that such claims arise from facts, events, circumstances, acts and/or omissions that already existed at midnight on the day prior to the Transaction Effective Date (by way of example, if a loan granted by Residual Bank which forms part of the Good Bank Business proves to be unenforceable because it was illegal when granted, or the rate of interest payable under it exceeds the maximum allowed by law at the time it was granted, then the Good Bank Indemnity would cover Good Bank’s losses in these respects). Residual Bank will issue the Good Bank Indemnity, which is guaranteed by SARB, to Good Bank on the Transaction Effective Date. Only certain losses will be covered by the Good Bank Indemnity. For example, among other requirements, the cause of the loss must have occurred before the Transaction Effective Date, the loss must not have been accounted for in the calculation of the Top-Up Cash Amount and the aggregate maximum value of all claims must not exceed ZAR3 billion. In addition, Good Bank is obligated to mitigate such losses as well as notify Residual Bank of the relevant claims and/or losses by or before the eighth anniversary of the Transaction Effective Date, subject to extensions in certain limited circumstances. Furthermore, any loss in relation to a Good Book loan is to be calculated with reference to the fair value of the loan in accordance with IFRS as at the date of the claim (but such calculation excludes the relevant facts, events, circumstances, acts or omissions prior to the Transaction Effective Date giving rise to such loss, as otherwise the Good Bank Indemnity would not achieve its intended effect). The reason for quantifying claims in respect of Good Book loans on this basis is to prevent the Good Bank Indemnity from covering any deterioration in the creditworthiness of borrowers occurring after the Transaction Effective Date. As a result, Good Bank will be unable to make claims under the Good Bank Indemnity in respect of Good Book loans if, for example, a borrower is unable or unwilling to repay a

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loan due to a deterioration in such borrower’s creditworthiness after the Transaction Effective Date. For more information on the Good Bank Indemnity, see section 4.4.15.

The Good Bank Indemnity will therefore not cover Good Bank for all losses it may suffer in respect of the Good Bank Business. In addition, there can be no assurance that every claim made against Good Bank in respect of Good Book loans or certain acts or omissions of African Bank will be covered by the Good Bank Indemnity, and it is not possible to predict what, if any, claims will be brought against Good Bank, by former creditors, customers or other stakeholders of African Bank, or what legal theories they may be predicated upon. There is therefore a risk that such claims would be of a type not covered by the Good Bank Indemnity, or that the amount of these claims will exceed ZAR3 billion. Therefore, despite the Good Bank Indemnity, it is possible that losses arising out of the Good Bank Business will not be covered by the Good Bank Indemnity and could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank may be exposed to risks arising from the South African government’s investigations into African Bank’s activities.

SARB conducts periodic reviews and investigations of a number of lenders in South Africa, including African Bank, in order to monitor compliance with the Financial Intelligence Centre Act, 2001 (“FICA”). In April 2014, SARB announced that it had collectively fined the country’s four largest lenders ZAR125 million for failing to implement adequate anti-money laundering (“AML”) controls. In February 2015, SARB announced it had collectively fined two other banks ZAR15 million for breaching various provisions of FICA.

In August 2014, African Bank was the subject of one such periodic AML/FICA inspection conducted by SARB. A number of findings were formally communicated to African Bank, highlighting certain deficiencies in African Bank’s client screening systems. African Bank and Good Bank have prepared a rectification plan of action, with the AML control function within Good Bank to receive additional resources and implement additional systems in order to ensure that Good Bank’s AML compliance obligations are discharged. African Bank and Good Bank are and will continue to be required, pursuant to the African Bank Restructuring, to provide SARB with monthly progress reports measured against the rectification plan with all deficiencies with regard to sanctions screening (which, as of 30 November 2015, have been resolved) and all other deficiencies to be resolved by no later than 30 June 2016. Any failure to comply with these requirements by Good Bank may result in fines, penalties or other remedial action, which could result in additional costs or limit or restrict the way that Good Bank conducts business and may further damage its reputation and, therefore, have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank is dependent on its directors, senior management team and key personnel and its ability to recruit and retain them may be adversely affected by the African Bank Restructuring.

Good Bank depends on the continued contributions of its directors, senior management and other key personnel with the experience, knowledge and skills in retail banking and lending operations. None of the persons appointed to the board of directors of Good Bank, as contemplated in section 4.3, have served as a director on the board of directors of African Bank or ABIL. On 5 May 2015 and 31 July 2015, Brian Riley and Gustav Raubenheimer were appointed as Chief Executive Officer designate and Chief Financial Officer designate, respectively. The directors and senior management, therefore, have a limited track record of working together. A number of further appointments are still required, and the failure to recruit or delay in recruiting suitable key personnel to Good Bank’s board of directors or senior management team, the loss of one or more directors or members, senior management or other key personnel without finding suitable replacements, or any adverse perception resulting from the change in Good Bank’s governance or management structure following the successful completion of the African Bank Restructuring, may delay or adversely affect the ability of Good Bank to finalise and implement its strategy and, therefore, have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank also relies on the skill, commitment and support of appropriately skilled and experienced key personnel for the continued success of its core lending business. As part of its strategy, Good Bank may decide to make further cost reductions, which could adversely affect staff morale, retention or the ability to recruit new staff, particularly competent and experienced credit, risk, collection, IT and other specialists. Further reductions in staff morale may have a consequential impact on customer service and cause damage to Good Bank’s brand and market position and/or customer satisfaction. The loss of, or failure to attract and retain skilled employees and key personnel may have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

New HoldCo’s controlling shareholders, such as SARB and other members of the Consortium, may sell their ordinary shares at any time.

Good Bank is a direct, wholly-owned subsidiary of New HoldCo, and all of the ordinary shares in New HoldCo will initially be owned by the Consortium (currently envisaged as 25 per cent. being held by the Participating Banks, 25 percent.

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by the GEPF and 50 per cent. by SARB). None of the members of the Consortium are obligated to hold their ordinary shares for any prescribed time period and, as a result, each of them may sell its ordinary shares at any time (or may be required by competition authorities to sell their ordinary shares within a specified time period).

If the members of the Consortium were to sell or transfer their shares, there can be no guarantee that the new controlling shareholders would be willing or able to capitalise Good Bank in the future to the same extent as the Consortium will do in connection with the Restructuring or continue to support Good Bank’s current business strategy. If Good Bank does not have access to sufficient capital or is required to pursue an alternative business strategy as a result of a change in controlling shareholders, it could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects. Furthermore, as the Consortium comprises several major South African financial and governmental institutions, a sale of all or a majority of the shares held by any or all of the members of the Consortium could be perceived as a lack of confidence by its members in Good Bank’s business or prospects, which could have a further material adverse effect on Good Bank’s reputation, business, financial condition, results of operations and prospects.

The split between the Good Book and Residual Book is based on predetermined credit selection and performance criteria, and the value of the Good Book may be subject to further impairments.

The Good Book was selected based on credit selection and performance criteria approved by the Consortium based on loan status and performance, which were determined to be the best quality assets in terms of their risk profile, profitability and prospects for recovery. If the same criteria were applied at a later date, the split of the African Bank loan portfolio into the Good Book and the Residual Book may have been different based on the subsequent performance of certain loans within that portfolio.

Furthermore, despite the creation of the Good Book, the implementation of a more conservative provisioning policy for Good Bank relative to African Bank’s policy historically and the re-evaluation of the credit methodology of African Bank and Good Bank begun by the Curator, the nature of Good Bank’s business, namely as a provider of unsecured credit products to the existing African Bank target market of lower and middle income customers, is substantially similar to African Bank’s business. The Good Book loans may therefore deteriorate as a result of macroeconomic factors beyond Good Bank’s control or mismanagement, which could result in impairments that are equal to or higher than those of the Residual Book. See “—Good Bank operates in South Africa, thus exposing it to the risk of political, social and economic instability. Impairments to the Good Book for any of the foregoing reasons could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank, African Bank and Residual Bank financial information included in this Offer Information Memorandum has been prepared on a pro forma, forecast and projected basis and may not be an accurate indication of their respective financial performances.

Other than a “dormant” set of audited financial statements in respect of Good Bank as at 30 September 2015, before the transfer to it of the Good Bank Business, the financial information included in this Offer Information Memorandum has been prepared on a pro forma, forecast or projected basis and is based on African Bank’s audited annual financial information as at and for the year ended 30 September 2015. For more information on Good Bank’s pro forma and forecast financial information, see Annexures A3 and A5 read with Annexure A4 to this Offer Information Memorandum. For more information on African Bank’s forecast and projected financial information, see Annexure A4 and Annexure B. For more information on the Residual Bank projected information, see section 5.

Save for the “dormant” set of audited financial statements referred to above, it is important to note that Good Bank, as a newly formed entity, has not published any financial statements of its own and has no operating history. In addition, the forecasts relating to Good Bank in Annexure A5 to this Offer Information Memorandum show the absence of profitable operations for its business for the six months ending 30 September 2016. The effect of market conditions, such as exchange rates and interest rates, on Good Bank and its customers and counterparties, as well as the effect of other events within Good Bank, such as the African Bank Restructuring, may also cause actual results of operations and the financial condition of Good Bank for any period to be materially different from the financial information presented in this Offer Information Memorandum. In particular, reference is made to recent fluctuations in exchange rates for the South African Rand versus foreign currencies, where a 18.5 per cent. devaluation of the Rand versus the U.S. dollar occurred between 30 September 2015 and 22 January 2016. Accordingly, prospective investors are cautioned that Good Bank’s financial information presented herein may not be an accurate indication of its results of operations and financial position in the current and prospective periods.

Furthermore, Good Bank’s pro forma financial information as of 30 September 2015 is based on African Bank’s historical financial information as of that date, and previous historical financial information of African Bank has been restated (which also impacted prior periods to some degree), particularly with respect to African Bank’s historical impairment policy. Investors should note that Deloitte & Touche (“Deloitte”), African Bank’s auditors, did not express

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an audit opinion in respect of African Bank’s financial statements as of and for Financial Year 2014, which are incorporated by reference herein, due to the existence of significant uncertainties at the time regarding a restructuring of African Bank. In addition, Deloitte included qualifications and an emphasis of matter (stating that the financial statements were not prepared on a going concern basis) in its audit opinion in respect of African Bank’s financial statements as of and for Financial Year 2015, which are also incorporated by reference herein. Although Good Bank’s risk management policies have been reviewed and redesigned where appropriate in an attempt to prevent a recurrence of these errors and qualifications, there can be no assurance that these new policies will prove to be effective. See “Good Bank’s risk management policy may prove inadequate for the risks faced by its business. The inherent uncertainty in making judgements, estimates and assumptions with respect to, among other matters, the impairment of financial assets, valuation of financial instruments, insurance and taxation mean that actual results reported may be based upon amounts which differ from those estimates. If the judgements, estimates and assumptions used by Good Bank in preparing its financial statements are subsequently found to be incorrect, Good Bank may be required to make changes in accounting estimates or restate prior period financial statements in the future. Any such changes or restatements could have a material adverse effect on the business, financial condition, results of operations and prospects of Good Bank.

Investors should also note that, due to the fact that Residual Bank will comprise the assets and liabilities of African Bank which are not transferred to Good Bank, the projected financial information of Residual Bank is largely dependent on Residual Bank’s loan recovery rates or its ability to collect other receivables. As a result, if the loan recovery rates of Residual Bank materially differ from its projections and estimates, it could have a material adverse effect on Residual Bank’s business, financial condition, results of operations and prospects. For more information on the projected assets and liabilities of Residual Bank, please see section 5.

Furthermore, if the African Bank Restructuring is not implemented, it is likely that African Bank would be liquidated. The liquidation analysis set forth in Annexure B includes certain projected outcomes if this scenario were to occur. These projections are also subject to inherent uncertainty and the actual results of any liquidation procedure or disposal of assets may materially differ from the projected outcomes discussed in Annexure B.

African Bank’s, Good Bank’s and Residual Bank’s actual results could differ from the prospective financial information contained in this Offer Information Memorandum.

The prospective financial information contained in this Offer Information Memorandum relating to African Bank (contained in Annexure A4 and Annexure B), Good Bank (contained in Annexure A5) and Residual Bank (contained in section 5), including but not limited to the forecast Common Equity Tier 1 Capital ratio of Good Bank and the prospect of Good Bank achieving the CET Target, are based on certain assumptions and estimates which are inherently subject to significant uncertainties and many of which African Bank, Good Bank, and Residual Bank do not control, including, among others:

(a)                              Good Bank’s business performance generally and its ability to originate new loans that comply with its risk management standards (see “—Good Bank’s risk management policy may prove inadequate for the risks faced by its business.”);

(b)                                loan recovery rates of the Good Book and the Residual Book, and the ability of Good Bank and Residual Bank to collect receivables;

(c)                               the estimates of the fair value of assets and liabilities to be accounted for in the balance sheets of Good Bank and the rate of amortisation relating to assets (see Annexure A5);

(d)                              South African macroeconomic factors such as inflation, unemployment and the general cost of living, which could influence levels of disposable income among Good Bank’s customer base and, therefore, affect customers’ repayment of loans to Good Bank (see “—Good Bank will operate in South Africa, thus exposing it to the risk of political, social and economic instability.”);

(e)                               global macroeconomic factors which could influence the direction of the South African macroeconomic factors discussed above (see “—Volatility in the international financial markets and the global economy could have an adverse effect on the South African economy and Good Bank’s business.”);

(f)                                the implementation of regulatory changes that affect Good Bank’s business, such as prescribed caps on the maximum interest rates that may be charged to clients (see “—Good Bank will operate in a highly regulated environment which is subject to change.— Limit on credit life premiums”);

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(g)                               the viability of interest rates, as issued under NCA regulations and published by the NCR from time to time, for Good Bank’s business (see “—Good Bank will operate in a highly regulated environment which is subject to change.—The NCA and unsecured lending”);

(h)                              potential changes in the interpretation of International Accounting Standards (see also “—Good Bank may be adversely affected by changes in financial reporting standards”);

(i)                                  the level of any claims made by Good Bank against Residual Bank in terms of the Good Bank Indemnity, and the length of time Good Bank will require the Indemnity Reserve and the SARB Guarantee to remain in place. In this regard, the settlement of any claims made by Good Bank in terms of the Good Bank Indemnity or its counter side - the accumulation and retention of the Indemnity Reserve - constitutes the single biggest driver that impacts upon the Residual Run-Off Analysis contained in section 5.4;

(j)                                 potential litigation to which Residual Bank may be subjected to whether arising out of challenges to the African Bank Restructuring or aspects thereof, African Bank’s restatements of its financial statements as of and for the years ended 30 September 2012 and 2013 or otherwise; or

(k)                              in the event that the African Bank Restructuring does not occur and African Bank is liquidated or if the Registrar of Banks exercises its powers under section 68 of the Banks Act to initiate a liquidation procedure, the occurrence of any of the factors (a) through (j) above in relation to African Bank.

A list of these principal assumptions can be found in Annexure A5 as read with Annexure A4, Annexure B and section 5 to this Offer Information Memorandum. Actual results may differ materially from these forecast and projected financial information. In addition, the degree of uncertainty increases with each successive period presented.

Furthermore, the prospective financial information of African Bank, Good Bank and Residual Bank has been prepared on the basis of certain estimates as of the date of such prospective financial information for calculating future performance for each of the financial years ending 30 September 2016, 2017 and 2018. None of Good Bank, Residual Bank and African Bank intends to publish any update or otherwise publicly revise the prospective financial information to reflect future events or circumstances unless required by law. The prospective financial information should not be relied upon for any purpose other than considering the Exchange Offers contemplated by this Offer Information Memorandum. Actual results may be materially less favourable than the prospective financial information or the estimates and assumptions on which the prospective financial information are based.

Good Bank’s risk management policy may prove inadequate for the risks faced by its business.

The management of credit, liquidity, funding, operational, financial and legal and regulatory risks requires, among other things, a robust risk management policy. Good Bank’s board of directors is responsible for identifying the key business risks facing Good Bank, outlining acceptable levels of risk and developing Good Bank’s overall risk management policy. However, this policy may not always prove to be adequate in practice due to, among other factors, macroeconomic volatility or a failure by senior management and other key personnel to effectively implement Good Bank’s risk management policy.

Changes to the impairment policy contributed to material impairment charges on African Bank’s loan portfolio, which were not reflected in prior financial years in full and not recognised by African Bank until the financial statements of African Bank as of and for the years ended 30 September 2014 and 2015.

African Bank launched an internal review of its credit lending criteria in order to establish a more robust loan origination process and to improve its ability to identify and anticipate credit risk issues. As a result of these internal and external reviews, African Bank documented and approved new credit control standards as part of the development of its overall revision of its risk management framework and policy, which, for example, reduced maximum loan sizes and terms and implemented more detailed credit control checks. For more information on Good Bank’s ongoing examination of its risk management policy, see section 4.4.11.

This revised risk management framework and policy will take time to implement within Good Bank’s business units. Furthermore, while Good Bank has a range of tools designed to measure and manage the various risks which it faces, these methods may prove to be inadequate for predicting risk exposure, which may prove to be significantly greater than predicted. Good Bank’s methods for risk management are based on its evaluation of market, customer and other data, which may be imprecise or evaluated inaccurately. In addition, even though Good Bank constantly measures and monitors its exposures, there can be no assurance that its revised risk management policies will be effective, particularly in unusual or extreme market conditions. Any such matters could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

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Risks related to the business and the industry of Good Bank

Good Bank faces significant competition, which may increase in the future and have an adverse impact on its business.

Good Bank faces significant competition from banks that provide unsecured lending, such as Capitec Bank Holdings Limited, as well as competition from large, traditional banks such as Absa Bank Limited, FirstRand Bank Limited, Nedbank Limited and The Standard Bank of South Africa Limited. Many of these institutions have greater financial and other resources than Good Bank and have not been subject to the financial and reputational difficulties faced by African Bank. See “—Good Bank’s reputation and competitive position have been adversely affected by the Curatorship and the prolonged implementation of the African Bank Restructuring.” In addition, there are major non-bank credit providers that compete in the unsecured lending market with brands and products that are similar to Good Bank’s product offerings. Other competitor groups include the various retailers who provide credit to their customers in respect of clothing, furniture and appliances. These organisations compete for substantially the same customers as Good Bank and, due to the erosion of Good Bank’s competitive position during the period of the Curatorship, these competitors may attract and retain customers who had previously used African Bank, which could further decrease Good Bank’s customer base. Good Bank’s market position may deteriorate if its competitors deploy greater financial resources, have access to lower-cost funding or operate at a lower cost due to a less regulated environment (compared to banks, for example) or are able to offer a broader suite of products than Good Bank. Good Bank may also be unable to introduce new products and services ahead of its competitors and would therefore not derive any competitive advantage from being first-to-market. Failure to compete effectively in the South African market would, therefore, have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Capital adequacy and regulatory ratios may constrain Good Bank’s profitability and/or growth.

Good Bank is required by SARB, to comply with certain capital adequacy ratios and other ratios. The capital adequacy regime in South Africa and globally has been subject to significant change in recent years. See “—Good Bank operates in a highly regulated environment which is subject to change—The Banks Act and regulations relating to banks and liquidity”. Good Bank’s ability to maintain its ratios could be affected by a number of factors, including:

(a)                       an increase of Good Bank’s risk weighted assets;

(b)                       Good Bank’s ability to raise capital, including a change in the ability of New HoldCo to make capital contributions to Good Bank;

(c)                        losses resulting from a deterioration in Good Bank’s asset quality, a reduction in income levels, an increase in expenses or a combination of all of the above;

(d)                       changes in accounting rules or in the guidelines regarding the calculation of the capital adequacy ratios; and

(e)                        increases in minimum capital adequacy ratios imposed by SARB.

At the conclusion of the African Bank Restructuring, (assuming a Transaction Effective Date of 1 April 2016 which, for practical purposes, is targeted to occur on 4 April 2016 or such earlier or later date as the Curator may announce), Good Bank’s forecast Total Capital Adequacy Ratio is expected to be 34.1 per cent., calculated in accordance with the rules contained in the Basel III accord (the “Basel III rules”), based on the assumptions included in Annexure A5 to this Offer Information Memorandum.

Although in accordance with the African Bank Restructuring, and following the completion of the African Bank Restructuring and the issuance of New Debt Instruments pursuant thereto, Good Bank’s capitalisation will meet all applicable regulatory requirements, Good Bank may need to raise additional capital in the future. Good Bank’s ability to raise capital may be limited by numerous factors, including general economic and financial conditions, the availability of funding in the capital markets generally or from Good Bank’s shareholders, investor confidence, sentiment towards the South African economy and the credit rating, financial condition and results of operations or prospects of Good Bank. There can be no assurance that it will be able to obtain such capital on favourable terms, in a timely manner or at all. Any failure to raise additional capital in the future (whether on favourable terms or at all) may restrict Good Bank’s growth plans including its ability to grow its loan portfolio. See also “—Good Bank is exposed to funding and interest rate risk”.

Any breach of SARB’s regulatory requirements relating to the minimum capital adequacy and other regulatory ratios may result in Good Bank being subject to administrative sanctions, which may result in an increase in its operating costs, reputational loss or Good Bank being placed under curatorship or in liquidation. Any of these events could have a

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material adverse effect on Good Bank’s business, financial condition, results of operations and/or prospects as well as directly and adversely affecting the value of the notes issued under the Good Bank EMTN and DMTN programmes and the other New Debt Instruments issued by Good Bank.

Good Bank’s lending business is inter-dependent with its newly established credit life insurance business.

Historically, African Bank required its customers, as a condition to receiving a loan, to obtain credit life insurance, which covered a customer’s outstanding credit obligations to African Bank in the event of the customer’s death, disability or retrenchment. The vast majority of African Bank’s customers purchased this product from Stangen, and Stangen paid monthly fees and commission to African Bank based on these sales, which constituted a significant and profitable source of revenue for African Bank.

The New HoldCo Group will seek to replicate this business model through a “cell captive” arrangement with Guardrisk Life Limited (“Guardrisk”), a registered long-term insurance company which offers insurance through a contractual arrangement widely used in South Africa known as a “cell captive”. For more information, see section 4.5 of this Offer Information Memorandum. Under this contractual arrangement between Guardrisk and InsureCo, Guardrisk has established a new insurance “cell” which has been capitalised by InsureCo through the subscription of a specific class of shares in Guardrisk. Through this shareholding and the related contractual arrangements, InsureCo will be entitled to the underwriting profits and be responsible for the underwriting losses in respect of the insurance business generated in that cell. The funds for the initial capital of the new insurance cell have been made available by African Bank in the form of a loan to New HoldCo, with the proceeds thereof then contributed as equity to InsureCo. On the Transaction Effective Date, such loan claim will be transferred from African Bank to Good Bank for value as part of the Restructuring.

In addition, Guardrisk and Good Bank will enter into contractual arrangements in terms of which Good Bank will offer credit life insurance products underwritten by Guardrisk and will perform certain services in connection with those policies and be entitled to receive fees and commissions for such services from Guardrisk. The profits and losses associated with these insurance products will be ring-fenced in the cell established for InsureCo. Good Bank’s revenue will depend, in part, on these fees and commissions. In addition, the level of Good Bank’s debt recovery rates will depend on the ability of Guardrisk to meet its obligations under its credit life insurance policies.

The cell will depend on the generation of new credit life insurance business for its revenue rather than on the existing policies of Stangen, and there can be no assurance that the new insurance cell will be successful in generating new business, or that it will be able to do so profitably. In addition to the fees and commissions mentioned above, InsureCo will realise income from Guardrisk under the new insurance cell structure in the form of dividends paid from the profits made in the cell and, if the cell is unprofitable, no dividends will be paid to InsureCo. Even if the new insurance cell is profitable, if losses are suffered in other cells of Guardrisk and the shareholders of these loss-making cells default on their capitalisation obligations, then Guardrisk may not be in a position to declare and pay dividends to InsureCo. Although Guardrisk will provide buffer capital to absorb any such losses, there can be no assurance that this capital buffer will be sufficient in all circumstances.

In addition, this cell captive arrangement obligates InsureCo to contribute capital to Guardrisk in respect of the cell captive structure to ensure that the cell complies with minimum solvency and capital adequacy requirements at all times. In the event that InsureCo cannot meet this obligation to further capitalise the new insurance cell, InsureCo may need to seek additional funding from the New HoldCo Group or other sources and, if InsureCo is unsuccessful, Guardrisk may exercise its right to take control of the new insurance cell’s business. If this were to occur, the New HoldCo Group could lose the value of its investment in InsureCo, which will, in turn, result in a write-down or impairment of the corresponding loans made by Good Bank to New HoldCo. Furthermore, these events could adversely impact the sale of credit life insurance policies by Good Bank, which could result in the loss by Good Bank of some or all of the fees and commission generated from those sales. These factors could have an adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Furthermore, as the cell is a newly established insurance business, Good Bank will be required to spend significant time and resources in the short- to medium-term to hire employees and implement the administrative functions necessary to ensure that the new insurance business is operational. There is a risk that the costs of implementing these administrative functions will be higher than currently anticipated, or that such implementation will take longer than currently planned for reasons described above. The implementation of the cell captive arrangements could also be delayed as a result of a dispute initiated by Stangen, alleging that it should benefit from continued exclusive arrangement with the Good Bank. If the establishment and operation of the cell captive arrangement is delayed for any reason, Good Bank will be unable to realise the revenue generated from the fees and commissions from sales of credit life insurance policies underwritten by Guardrisk.

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Stangen, which is not part of the New HoldCo Group, will continue to administer existing credit life insurance policies held by Good Bank’s customers in connection with their Good Book loans which may adversely affect loan recovery rates.

Good Bank will acquire the Good Bank Business, which includes the Good Book, from African Bank on the Transaction Effective Date. The vast majority of customers with loans in the Good Book also hold credit life insurance policies in connection with these loans, which are administered by Stangen. Stangen will continue to administer existing credit life insurance policies held by Good Bank’s customers in connection with their Good Book loans. As Good Bank and Stangen no longer benefit from the synergies from cross-selling their products within the ABIL Group, operational inefficiencies and other factors may result in Stangen paying out claims to Good Bank’s customers more slowly or rejecting more claims than it had historically as part of the ABIL Group. If this occurs, Good Bank’s loan recovery rates will decrease, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Reputational damage could cause harm to Good Bank and its business prospects.

An entity’s reputation is one of its most important assets. Good Bank’s ability to attract and retain customers and staff and conduct business with its counterparties could be adversely affected to the extent that its reputation or the reputation of its brand is further damaged. Failure to address, or appearing to fail to address, various issues that could give rise to reputational risk could cause harm to Good Bank’s business, financial condition, results of operations and prospects. Reputational issues in respect of Good Bank include, but are not limited to:

(a)                              the reputational damage arising from the various credit rating downgrades of African Bank, its disappointing financial results during the financial years ended 30 September 2013 and 2014, ultimately resulting in the Curatorship, the restatement of the financial results for the years ended 2012 and 2013 and continuing press reporting and public scrutiny of the Curatorship;

(b)                              any potential litigation or objections that may arise from creditors in connection with the African Bank Restructuring as a whole and associated media coverage;

(c)                               being required to raise further capital in the future, which could affect, or be perceived to affect, confidence in Good Bank;

(d)                              a reduction in Good Bank’s’ customer service levels resulting from any cost-cutting to Good Bank’s business;

(e)                               actions of African Bank or ABIL which adversely impact Good Bank’s brand, as well as adverse findings following from any legal or regulatory investigation into African Bank or ABIL’s conduct, in particular any criticism that may arise from the independent Myburgh Commission into the events which led to the announcement of the Curatorship;

(f)                                any actual or alleged breaches by African Bank or Good Bank of legal and regulatory requirements that may arise or facing allegations of having acted unlawfully or unethically (including having adopted inappropriate sales and trading practices) or failing or facing allegations of having failed to maintain appropriate standards of customer privacy, customer service and record-keeping;

(g)                               technology failures that impact upon customer services and accounts;

(h)                              an inability to refinance restructured funding which begins to mature in 2018;

(i)                                  internal fraud or misconduct; or

(j)                                 generally poor company performance.

Any current or further damage to Good Bank’s reputation due to any of the foregoing issues could make customers and funders unwilling to do business with Good Bank or damage its relationships with its regulators and all of its other stakeholders, which could in turn have a material adverse effect on its business, financial condition, results of operations and prospects.

Good Bank operates in South Africa, thus exposing it to the risk of political, social and economic instability.

Good Bank derives its revenue from its operations in South Africa as its advances book comprises loans to individuals employed by South African entities. As a result, Good Bank faces a geographic concentration risk. South Africa is

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generally considered to be a developing economy. Investors in developing economies such as South Africa should be aware that these markets are subject to greater risk than more developed markets. These risks include economic instability as well as, in some cases, significant legal, political, social and socio-economic risks, including the following:

(a)                              general prevailing economic and business conditions;

(b)                              high interest rates;

(c)                               fluctuations in exchange rates for South African Rand versus foreign currencies;

(d)                              fluctuating levels of inflation;

(e)                               government policies which may adversely affect the financial sector or the banking industry;

(f)                                labour unrest, strikes and civil protests;

(g)                               exchange controls and changes in exchange control legislation;

(h)                              wage and price controls;

(i)                                  changes in economic or tax policies;

(j)                                 the imposition of trade barriers;

(k)                              health issues and incidences of disease, including HIV/AIDS;

(l)                                  poverty, crime and social inequality and/or social unrest;

(m)                          the inability to maintain critical infrastructure in South Africa, including the provision of electricity;

(n)                              negative economic or financial developments in other emerging market countries;

(o)                              changes in investor confidence; and

(p)                              perceived or actual security issues or political instability.

The South African economy has continued to grow in recent years and, according to the International Monetary Fund (the “IMF”) World Economic Outlook, economic growth is expected to continue at a rate between 0.9 to 2.4 per cent. per annum between 2016 and 2017. Inequality in wealth distribution remains one of the largest potential destabilising factors in South Africa, as it may exacerbate unemployment, poverty and crime as well as lead to political and social instability in the form of labour unrest, strike and civil protests, which could have an impact on Good Bank’s customer base and certain of its service providers. See “—Good Bank’s operations may be disrupted by increased trade union activity in South Africa”. Any adverse changes affecting the South African economy or increases in political instability could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank’s customers, who generally have modest incomes, are particularly affected by macroeconomic factors, such as inflation, unemployment and the general cost of living, and generally have less capacity to deal with financial emergencies and reductions in disposable income than higher income groups. Furthermore, African Bank’s loan disbursements have declined in recent years due to reduced demand for credit in African Bank’s target market, an increase in rejections of loan applications as a result of the deteriorating creditworthiness of loan applicants and the tightening by African Bank of its credit-granting criteria. For more information, please see section 4.4. If the rate of economic growth in South Africa slows or other macroeconomic factors do not perform as expected, Good Bank’s customers could further reduce their demand for its products and services, or fail to meet existing loan commitments, which may have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects. Accordingly, any adverse changes affecting the South African economy could also have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Volatility in the international financial markets and the global economy could have an adverse effect on the South African economy and Good Bank’s business.

Good Bank’s business is affected by general prevailing economic and financial market conditions in South Africa. The financial markets in South Africa are less mature than other, more developed markets and, as a result are less liquid and more volatile than developed markets. Like other emerging markets, the capital and financial markets in South Africa are also influenced by global economic conditions.

Since the global financial crisis in 2008, global economic conditions and financial markets have experienced significant volatility. The factors contributing to the recent volatile conditions that have affected emerging markets included the tapering of the United States Federal Reserve’s (the “Fed”) quantitative easing programme in 2014 and the uncertainty surrounding the timing of the first increase of the Fed’s benchmark interest rate in 2015, which was increased by 0.25

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per cent. in December 2015, and the remaining uncertainty of the interest rate path following this increase, as well as the continued instability of Europe’s sovereign credit markets, and the events in Greece in particular. There remains significant uncertainty about the Fed’s and the European Central Bank’s (the “ECB”) monetary policies and their impacts on the global economy generally. In addition, there can be no assurance that the contagion effects of any deterioration in some or all of the territories within the Eurozone would not adversely affect the global economy. This continued turbulence in the global economy or, for example, a renewed decline in demand for imports from the European Union could have an adverse effect on South African exports or a reduction in per capita income and, therefore, consumer spending. In particular, decreased demand for resources in China has had and may continue to have a significant effect on the prices of commodities in South Africa, which are heavily dependent on these resources. Continued or increased levels of volatility in global economic conditions and financial markets could adversely affect the South African economy, and, in turn, Good Bank’s business, financial condition, results of operations and prospects.

Developments and the perception of risk in other emerging market countries may adversely affect Good Bank’s access to financing and the market price of Good Bank’s securities.

The market value of securities of South African issuers is affected by prevailing economic and market conditions in other countries, particularly other emerging market countries (this is sometimes referred to as “contagion” effect). Although economic conditions in those countries may differ significantly from economic conditions in South Africa, investors’ reactions to developments in these other countries may have an adverse effect on the market value of securities of South African issuers. Crises in other emerging market countries may diminish investor interest and confidence in securities of South African issuers, including the securities of Good Bank. This could adversely affect the market price of Good Bank’s securities, restrict Good Bank’s access to the capital markets or compromise Good Bank’s ability to finance its operations in the future on favourable terms, or at all, each of which could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank is exposed to credit risk.

Good Bank’s business is subject to inherent risks regarding borrower credit quality and the recoverability of loans and amounts due from counterparties. Please see section 4.4.11 for a discussion of Good Bank’s credit risk management policies. Consequently, adverse changes in the credit quality of Good Bank’s customers could reduce the value of Good Bank’s assets, which would require increased provisions for bad and doubtful debts. In particular, African Bank’s and Good Bank’s results of operations have been and will be affected by the level of impairment charges applied to their respective loan portfolios. In addition, Good Bank provides unsecured lending and focuses on providing loans and other products to lower and middle income customers and, accordingly, its loan portfolio displays a higher proportion of impaired loans when compared to other large South African banks whose loan portfolios are primarily composed of secured lending and loans to a broader spectrum of customers. As a result, net impairment charges could grow as a percentage of gross loans as Good Bank seeks to grow its loan portfolio.

Good Bank underwrites new loans utilising in-house-developed statistical scorecards, various affordability calculations as well as a number of business rules, which are monitored on a monthly basis and adjusted when necessary. Despite these controls, it is possible that they will not function as intended due to external market factors or human or IT errors. Furthermore, credit methodologies are fallible by their very nature. Their actual performance depends on customers behaving as predicted by statistical models and is dependent on various external factors, such as economic conditions, and internal factors, such as collections strategies. If any of these controls fail and customers fail to repay their loans at a higher rate than anticipated, this could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank is exposed to liquidity risk.

Liquidity risk is the inability to discharge funding or trading obligations as and when they fall due. Liquidity risk is compounded in Good Bank’s business due to the fact that it does not have transactional banking capabilities or access to significant retail deposits and, therefore, relies significantly on wholesale funding to a greater degree than other banking groups in South Africa that fund a significant portion of their operations through retail deposits. Good Bank’s liquidity risk is further compounded by its need to re-establish itself as a reliable counterparty in the domestic and international capital markets due to the negative publicity surrounding the Curatorship, which has damaged Good Bank’s market reputation. For more information on Good Bank’s funding and capital arrangements, please see section 4.4.13.

As a result of the implementation of the African Bank Restructuring, Good Bank anticipates generating relatively higher levels of cash due to the extension of maturing liabilities inherent in the African Bank Restructuring and surplus collections over disbursements in the short term. However, in the medium and long term, Good Bank will require access to wholesale funding and its ability to do so on acceptable terms, or at all, depends on a variety of factors, such as general market conditions, Good Bank’s performance in discharging its funding or trading obligations, confidence in the South African banking system in general, systemic liquidity constraints, trading volumes, Good Bank’s credit ratings

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and credit capacity, short- and long-term maturity mismatches and customers’ and funders’ perceptions of Good Bank’s strategy and financial prospects. Unfavourable trends in any of the foregoing factors could result in an inability of Good Bank to raise wholesale funding, resulting in a liquidity shortage. If traditional funding sources previously accessed by African Bank are unavailable to Good Bank, it would be required to seek to utilise other, possibly more expensive, sources to meet its funding needs, which could decrease Good Bank’s net margins and have a material adverse effect on its business, financial condition, results of operations and prospects.

Good Bank is exposed to funding and interest rate risk.

A major portion of Good Bank’s initial domestic funding referred to in section 4.4.12 will be from fund managers in South Africa. However, legislation in South Africa restricts the exposure that such fund managers may have to an individual bank and, accordingly, Good Bank may need to obtain alternative sources of funding in the future. There can be no assurance that such financing will be available, when required, on commercially acceptable terms or at all.

Good Bank is also exposed to funding concentration risk. The Exchange Control Regulations restrict the export of capital from South Africa without the approval of the Financial Surveillance Department of SARB. The Exchange Control Regulations limit the extent to which Good Bank can borrow funds from non-South African sources for use in South Africa. This has led to banks in South Africa having to rely on debt funding from South African corporates, particularly by local South African fund managers (that are the largest depositors and funders in the South African banking market).

The restrictions imposed by the Exchange Control Regulations also limit individuals and corporates from making deposits or otherwise remitting currency outside of South Africa. Relaxation or immediate elimination of current exchange controls may precipitate a change in the capital flows to and from South Africa. If the net result of this were to cause large Rand-denominated capital outflows, this could adversely affect South Africa’s economy through possible depreciation of the Rand or an increase in interest rates (as South Africa has a fully floating exchange rate and a flexible interest rate policy), which could in turn have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Even if Good Bank is able to access funding, it may face increased borrowing costs as a result of interest rate volatility or the credit rating of South Africa. Good Bank earns interest from loans and other assets, and pays interest to its depositors and funders. In a low or declining interest rate environment, interest income tends to fall with an associated decline in the cost of funding. Conversely, in a rising or high interest rate environment, interest income tends to increase with an associated rise in the cost of funding. Failure to effectively manage the extent to which the change in interest income is offset by the corresponding change in the cost of funding, which is particularly challenging in a volatile interest rate environment, could affect Good Bank’s cost of funds and profit, which could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank is exposed to market risk.

Good Bank’s liabilities include the USD and CHF notes issued under the African Bank EMTN Programme. These USD and CHF notes are hedged by a combination of derivative hedging trades and foreign currency cash holdings at the commencement of the Base Case Period. However, imbalances may arise through the Base Case Period primarily due to the non-alignment of cash flows between the derivative hedging trades and the payment of interest on the USD and CHF notes, which typically exceed the interest earned on the foreign currency cash held as a hedge. While the potential impact of these imbalances on Good Bank’s income statement has been calculated with reference to the forecast exchange rates set out in section 5.6.4 of Annexure A to this Offer Information Memorandum and capital has been allocated for this market risk as described in section 5.7 of Annexure A, there can be no assurance that the estimates and assumptions on which the forecast exchange rates are based or the capital amounts allocated will be sufficient to cover any losses due to further ZAR depreciation against USD or CHF.

If losses due to this depreciation are greater than anticipated, Good Bank’s actual results may be materially less favourable than the forecast financial results or the estimates and assumptions on which the forecast financial results are based. Any such changes could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank could be adversely affected by changes to its credit rating or that of South Africa.

Good Bank intends to obtain a credit rating. Once obtained, such credit rating will affect the cost and other terms upon which Good Bank is able to obtain funding. It is anticipated that rating agencies will regularly evaluate Good Bank and their ratings of Good Bank’s long-term debt will be based on a number of factors, including capital adequacy levels, quality of earnings, credit exposure, Good Bank’s risk management framework and funding diversification.

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A downgrade or potential downgrade of the South African sovereign rating, a change in rating agency methodologies relating to systemic support provided by the South African sovereign or a change in the long-term foreign and local currency issuer default ratings for South Africa (which were ‘BBB-’ (stable outlook), ‘Baa2’ (negative outlook) and BBB- (negative outlook) as at December 2015) from Fitch Ratings Limited, Moody’s and Standard & Poor’s Credit Market Services Europe Limited (Frankfurt Branch), respectively, could increase the cost of financing of the South African public debt, which may result in increased taxation and lower government spending in South Africa, as well as raise the cost of funding for Good Bank and reduce access to capital markets and the profitability of Good Bank, all of which could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank is exposed to operational risk.

Good Bank is exposed to operational risk resulting from the inadequacy or failure of internal processes, people, systems or from external events, as well as the risk of loss due to employees’ lack of knowledge or wilful violation of laws, rules and regulations or other misconduct. This misconduct could involve, among other things, the improper use or disclosure of confidential information, violation of laws and regulations concerning financial abuse and money laundering, or embezzlement and fraud, any of which could result in regulatory sanctions or fines as well as serious reputational or financial harm. Misconduct by employees, including violation of Good Bank’s own internal risk management policies, could also include binding Good Bank to transactions that exceed authorised limits or present unacceptable risks, or hiding unauthorised or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks and losses. Good Bank is susceptible to, and has experienced in the past, among other things, fraud by employees or outsiders, unauthorised transactions by employees and operational errors, including clerical or record keeping errors and errors resulting from faulty computer or telecommunications systems.

In addition, Good Bank relies on the proper functioning of IT and communication systems, some of which are provided by third parties, to price and sell its products, process payments, collect data, assess acceptable levels of risk exposure, set required levels of provisions and capital and maintain customer records and security.

In particular, Good Bank’s lending platform is enabled and supported by an IT system that was designed for African Bank’s business model, and is a core element of Good Bank’s credit scoring process. Both the Good Book and the Residual Book will be administered on this IT system, which may not operate as expected due to increases in usage, human error, fraud, unauthorised access, computer viruses, malicious hacking, physical damage to IT centres and software or other hardware malfunctions. Any failure of Good Bank’s IT and communications systems, or third-party infrastructure on which Good Bank relies could lead to significant costs and disruptions that could adversely affect the operational or financial performance of the business as well as harm Good Bank’s reputation, cause Good Bank to breach its obligations as a regulated entity and/or attract increased regulatory scrutiny.

Good Bank outsources certain IT and communication services to third-party providers. If a third party provider fails to provide Good Bank with timely or adequate services, Good Bank may be required to source these services at a higher price than anticipated and could face delays caused by this failure or delay. This could adversely impact Good Bank’s profitability, as there can be no assurance that it will be able to pass on any increased costs to its customers.

In addition, if Good Bank delays or fails to enhance its IT and communication systems, or fails to engage competent third parties to do so, it may not be able to execute its business strategy or meet the expectations or changing demands of its clients, which could result in Good Bank’s inability to compete successfully in the market and, therefore, could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Failure to maintain adequately and protect customer and employee information could have a material adverse effect on Good Bank.

Good Bank collects and processes personal data (including names, addresses, age, bank and credit card details and various other personal information) from its customers, business contacts and employees as part of the operation of its business, and therefore it must comply with data protection and privacy laws and industry standards in South Africa (including in particular the Protection of Personal Information Act, 2013 (the “POPI Act”). The POPI Act is intended to promote the right to privacy entrenched in the Constitution of South Africa, whilst simultaneously protecting the flow of information and advancing the right of access to information. The POPI Act prescribes the rules and practices which must be followed when processing information about individuals, has introduced certain minimum conditions such as acquiring customer consent before processing personal information and provides for the establishment of an independent regulator to enforce these rules, rights and practices.

These laws and standards impose certain requirements on Good Bank in respect of the collection, use, processing and storage of such personal information. For example, under South African data protection laws and regulations, when

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collecting personal data, certain information must be provided to the individual whose data is being collected. This information includes the identity of the data controller, the purpose for which the data is being collected and any other relevant information relating to the processing. There is a risk that data collected by Good Bank and its appointed third parties is not processed in accordance with notifications made to, or obligations imposed by, data subjects, regulators, or other counterparties or applicable law. Failure to operate effective data collection controls could potentially lead to regulatory censure, fines, reputational and financial costs as well as result in potentially inaccurate rating of risks, any of which could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank is also subject to certain data protection industry standards, and may be contractually required to comply with those standards. For example, as a major processor of payments from payment cards, Good Bank is required to comply with the Payment Card Industry Data Security Standard as part of its contractual obligations to merchant acquirers.

In addition, Good Bank is exposed to the risk that the personal data it controls could be wrongfully accessed and/or used, whether by employees or any other third parties, or otherwise lost or disclosed or processed in breach of data protection regulations. If Good Bank or any of the third-party service providers on which it relies fail to process, store or protect such personal data in a secure manner or if any such theft or loss of personal data were otherwise to occur, Good Bank could face liability under data protection laws. This could also result in damage to Good Bank’s brands and reputation as well as the loss of new or repeat business, any of which could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank operates in a highly regulated environment which is subject to change.

Good Bank is subject to regulatory supervision by, among others: (i) the NCR, who is responsible for overseeing activities which fall within the ambit of the NCA, (ii) the Registrar of Banks, who oversees activities falling within the ambit of the Banks Act and the Regulations Relating to Banks, and (iii) the FSB (the Registrar of Financial Services Providers), which is responsible for overseeing activities which fall within the ambit of the Financial Advisory and Intermediary Services Act 2002 (as amended) (the “FAIS Act”). Consequently, Good Bank is subject to on-going regulation and the associated regulatory risks including the effects of changes in laws, regulations, policies and interpretations. See “—Change of Law”.

Good Bank will continue to assess the impacts of legal and regulatory developments which could have an effect on Good Bank, and will participate in relevant consultation and collaboration processes undertaken by various regulatory and other bodies. Nevertheless, implementation of regulatory developments could result in additional costs or limit or restrict the way that Good Bank conducts business, which could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Areas where regulatory changes could have a material adverse effect on Good Bank include, but are not limited to, the following:

The NCA and unsecured lending

Credit lending in South Africa is highly regulated through the NCA. The NCA requires credit providers to perform a thorough assessment of the ability of prospective customers to repay any credit they may be granted. It also limits the interest rates and fees and other amounts that can be charged for credit transactions.

Further the National Credit Amendment Act, 2014 enacted various amendments to the NCA which could have a material adverse effect on Good Bank’s business, financial condition and results of operations include, but are not limited to, provisions (i) requiring the Minister of Trade and Industry, on recommendation from the NCR, to introduce affordability assessment regulations; (ii) empowering the Minister of Trade and Industry, in consultation with the Minister of Finance, to prescribe limits in respect of the cost of credit insurance that a consumer may be charged in connection with a credit agreement; (iii) prohibiting the selling or collection of outstanding debts which have prescribed and (iv) empowering the Minister of Trade and Industry to prescribe at any time which consumer credit information held by credit bureaus should be reviewed, verified, corrected or removed and to authorise the removal of certain (and potentially vital) adverse information from a credit bureau’s records.

On 6 November 2015, the Department of Trade and Industry (the “DTI”) published the New NCR Regulations which, most significantly, reduce the maximum prescribed interest rate on unsecured credit transactions from 2.2*Repo Rate + 20 per cent. to Repo Rate + 21 per cent. (which, based on a Repo Rate of 6.75 per cent. at the date of this Offer Information Memorandum, is a reduction of approximately 7 per cent.). The cap on credit facilities is proposed to reduce from 2.2*Repo Rate + 10 per cent. to Repo Rate + 14 per cent. In addition, caps on amounts which can be

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charged for credit life insurance have been proposed. See “—Limit on credit life premiums” below.  As a result of these amendments, Good Bank may need to alter its allocation of capital across the credit risk curve, resulting in certain customers receiving loan offers that are smaller than what they had requested.

Any reduction in the rate of interest on loans could have significant repercussions for the industry as a whole and, in particular, Good Bank’s ability to continue to pursue its business model successfully and profitably given the historic concentration of African Bank’s lending business to customers with lower and middle incomes, which could have a material adverse effect on Good Bank’s financial condition, results of operations and prospects.

The Banks Act and regulations relating to banks and liquidity

Good Bank is required to maintain minimum levels of capital as set out in the Banks Act and the Regulations Relating to Banks. Any failure to maintain the required minimum capital ratios may result in sanctions against Good Bank, which may in turn impact Good Bank’s ability to conduct its business or achieve growth. Moreover, the maintenance of adequate capital and liquidity is also necessary to afford Good Bank financial flexibility in dealing with any turbulence and uncertainty in the global and domestic economies.

The Basel III proposals, which were agreed by the Governors and Heads of the Basel Committee on Banking Supervision (“BCBS”), and endorsed by the G20 leaders at their November 2010 Seoul summit, have been adopted in South Africa, and were implemented from 1 January 2013, with various phases and transitional arrangements to be implemented through to 31 December 2018. SARB is engaged with the banking industry in respect of the domestic application of elements of Basel III where the regulators are entitled to exercise national discretion. SARB is expected to provide regulations or guidance on certain aspects of Basel III which are yet to be implemented. As such, future regulatory reforms, including for example, increases in the regulatory minimum capital or liquidity requirements, and the full implementation of the minimum standards for funding liquidity in South Africa, pursuant to Basel III, could have a material adverse effect on Good Bank’s business, financial condition and results of operations.

Banks Amendment Act, 3 of 2015

Following the recent amendments to the Banks Act introduced by the Banks Amendment Act 3 of 2015, the curator of a bank who applies for permission to effect a transfer of assets or other transaction contemplated in section 54 of the Banks Act, must report to the Minister of Finance or the Registrar of Banks (as the case may be) on the expected effect of the relevant transaction on the bank’s creditors and, in particular, on whether (i) the creditors of the bank will be treated in an equitable manner and (ii) a reasonable probability exists that a creditor will not incur greater losses, as at the date of the proposed transaction, than would have been incurred if the bank had been wound up in terms of section 68 of the Banks Act on the date of the proposed transaction.

The Minister of Finance or the Registrar of Banks (as the case may be) must, in addition to the requirements of section 54 of the Banks Act, now also consider the curator’s report on the abovementioned matters in making his or her decision whether or not to approve the relevant transaction.

However, the Minister of Finance or the Registrar of Banks (as the case may be) may consent to the relevant transaction notwithstanding the fact that the effects referred to above are not achieved, if the transaction concerned is nevertheless in the opinion of the Minister of Finance or the Registrar of Banks (as the case may be) reasonably likely to promote the maintenance of (i) a stable banking sector (ii) public confidence in the banking sector.

Limit on credit life premiums

The National Credit Amendment Act, 2014, included a provision empowering the Minister of Trade and Industry, in consultation with the Minister of Finance, to prescribe the limit in respect of the cost of credit insurance that a credit provider may charge a consumer. See “—The NCA and unsecured lending”.

On 13 November 2015, the South African Department of Trade and Industry published draft “Credit Life Insurance Regulations, 2015” for comment, which includes, among others, a proposal to limit the cost of credit life insurance. These draft regulations propose that the maximum cost that a credit provider may charge a consumer in relation to credit life insurance, which a consumer is obliged to maintain for the duration of the credit agreement, may not exceed ZAR4,50 per ZAR1 000 (including the cost of any commission, fees or expenses) of the deferred amount, calculated on the total of the consumer’s outstanding obligations under the credit agreement. If the credit life insurance cover provides that a consumer’s total outstanding obligations will be settled in the event of the consumer being temporarily disabled or being unable to earn an income, the proposed regulations permit that the maximum prescribed limitation of the cost of credit life insurance may be increased by an additional ZAR1,00 per ZAR1 000. The draft regulations also propose that the consumer is given the right to substitute an insurance policy of the consumer’s choice at any time after the credit

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agreement has been entered into if the premium and benefits under the new policy are the same as or better than those under the current policy. There remains some uncertainty about the final details of and timelines for the implementation of any such cap on the cost of credit life insurance.

If, as a result of these powers, the maximum cost that a credit provider may charge a consumer in respect of credit life insurance is prescribed at a level which leads to insurers limiting insurance benefits in terms of credit life policies, this may lead to more of Good Bank’s customers not having sufficient insurance cover for eventualities, which in turn may lead to higher credit losses for Good Bank. Increased credit losses will lead to Good Bank cutting back on new lending. In addition, Good Bank may proceed to collect on the outstanding delinquent debt obligations from the customers directly, rather than recovering it from insurance companies. Any such outcome may have an adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Retail distribution review

A discussion paper outlining the results of the Retail Distribution Review (“RDR”) was released for comment by the FSB in November 2014. The paper proposes a number of far-reaching reforms to the regulatory framework for distributing retail financial products (such as credit-life insurance) to customers in South Africa.

A total of 55 proposals are put forward in the discussion paper, which are grouped around:

(a)             the types of services provided by intermediaries to customers and product suppliers respectively;

(b)             rationalisation of the range of relationships between product suppliers and intermediaries. Proposals under this heading also address the responsibility of product suppliers for advice and intermediary/outsourced services provided; and

(c)              the types of intermediary remuneration models that should apply to the revised sets of services and relationships proposed, including measures to deal with conflicts of interest in the provision of financial advice.

RDR will require a review of the payment of commissions and fees for intermediary services, binder services and outsourced services between Good Bank and third party insurers (such as Guardrisk) in respect of credit life business offered through Good Bank’s infrastructure to customers of Good Bank. When RDR is implemented, such services will have to be defined in more detail by Good Bank and remuneration must clearly be linked to the range of services that Good Bank performs on behalf of either customers or such third party insurers in the management of credit life business. There will also be more onerous obligations on Good Bank as a financial services provider (“FSP”) in performing, for example, “low advice” services to customers where Good Bank’s distribution models include limited advice; and at the same time more onerous obligations on such third party insurers to ensure Good Bank as their agent is acting in the best interest of customers.

There remains uncertainty about the final details of and timelines for the implementation of RDR. While it is anticipated that financial service income that Good Bank will receive as a result of its intermediary relationship with Guardrisk will reduce from the level of financial service income that African Bank historically received from its relationship with Stangen due to the implementation of RDR, Good Bank is not able to predict whether this will have a material impact on Good Bank’s financial condition, business or results of operations.

Financial Sector Regulation Bill

The Financial Sector Regulation Bill (the “FSR Bill”) which was published for comment in December 2014 proposes to introduce significant reforms to the South African financial sector regulatory framework. The FSR Bill gives effect to the South African Government’s decision to move towards a “twin peaks” model of financial regulation for South Africa. The FSR Bill provides for the establishment of two new regulators, namely the Prudential Authority and the Financial Sector Conduct Authority. As a bank, credit provider and financial services provider, Good Bank is likely to be subject to regulatory oversight by both of the proposed new regulators. National Treasury intends for the proposed reform measures to be implemented in two phases. Phase 1 will see the establishment of the two new regulators and assignment of powers (through the FSR Bill) to them. Phase 2 will involve the amendment or replacement of specific laws with laws that are in line with the twin peaks model of regulation. Current indications are that the FSR Bill will enter into effect in April 2016. As the contents of the FSR Bill and the regulations thereunder have not yet been finalised, Good Bank is not able to predict whether it will have a material impact on Good Bank’s financial condition, business or results of operations.

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On 13 August 2015, National Treasury, SARB and the FSB published for public comment a discussion document titled “Strengthening South Africa’s Resolution Framework for Financial Institutions” which sets out the motivation, principles and policy proposals for a strengthened framework for the resolution of designated institutions in South Africa. The document sets out how the special resolution framework for so-called “designated resolution institutions” will apply to banks, but highlights that further work will be undertaken to develop specific proposals on applying the special resolution framework to non-bank financial institutions, financial market infrastructure and financial conglomerates. The document is, at this stage, only a position paper and is intended to solicit public comment and serve as a basis for further industry discussions and preparation for the drafting of the Bank Resolution Bill.

Good Bank may be subject to government and regulatory investigations of the financial sector.

A number of lenders in South Africa, including African Bank, are subject to reviews and investigations by the NCR for possible non-compliance with the NCA and Good Bank may be subject to such reviews and investigations in the future. This is particularly the case in the current market environment, which is witnessing increased levels of government and regulatory intervention in the financial sector. Consequently, Good Bank may be requested by the NCR to provide further information or otherwise cooperate with governmental authorities in the conduct of future reviews and investigations. Although there can be no assurance as to the ultimate outcome of such reviews and investigations, Good Bank has no reason to believe that any such reviews or investigations will uncover or reveal any material deviation from prudent lending practices, which could have a material adverse effect on the business, financial condition, results of operations and prospects of Good Bank.

Potential regulatory investigations could also arise in connection with other applicable regulations and cause reputational damage to Good Bank’s brand arising from any association, action or inaction which is perceived by stakeholders to be inappropriate or unethical. Failure to appropriately manage conduct and reputation risks may reduce directly or indirectly, the attractiveness of Good Bank to stakeholders, including customers, and may lead to negative publicity, loss of revenue, litigation, higher scrutiny and/or intervention from regulators, regulatory or legislative action, loss of existing or potential client business, reduced workforce morale, and difficulties in recruiting and retaining talent. Any of the foregoing could have a material adverse effect on Good Bank’s operations, financial condition and prospects.

Uncertainties relating to the interpretation of certain regulations could adversely affect Good Bank.

The interpretation of regulations by courts is subject to a number of uncertainties and, therefore, the outcome of their interpretation by the courts in South Africa is not predictable. These courts may apply or interpret regulatory standards or requirements differently from the interpretation of Good Bank. Accordingly, there is a risk that certain transactions, agreements or other actions by Good Bank could be held to be invalid, non-compliant or in breach of applicable law, which could expose Good Bank to the risk of regulatory proceedings or private litigation and potentially result in costly and lengthy appeal court proceedings, any of which could have a material adverse effect on Good Bank’s reputation, business, financial condition, results of operations and prospects.

Good Bank is exposed to the risk of fraud, bribery and corruption.

Good Bank is exposed to the risk of financial loss due to fraud, bribery and corruption by various parties including, without limitation, crime syndicates. While Good Bank maintains training programmes, codes of conduct and other safeguards to prevent the occurrence of fraud, bribery and corruption, including by employees, members of Good Bank’s board of directors or other key personnel, directly or indirectly, whether under duress, undue influence or acting in collusion with third parties (e.g. organised crime), it may not be possible for Good Bank to detect or prevent every such instance of this type of activity on every occasion. Good Bank may therefore be subject to losses or civil and criminal penalties where its employees engage in any impermissible or illegal activity, which may have a materially adverse impact on Good Bank’s reputation, business, financial condition, results of operations and prospects.

Good Bank’s operations may be disrupted by increased trade union activity in South Africa.

South Africa has regularly experienced high levels of trade union activity. A number of trade unions in various industries have undertaken industrial action, including strikes, in South Africa over the course of 2012 to 2015, which have caused work stoppages and production losses. In addition, recent trade union activity in South Africa has resulted in above-inflation negotiated salary increases in certain sectors. The increase in trade union activity, and increased political pressure on labour-related matters, including public debates regarding the relaxation of labour laws, may increase the likelihood or frequency of industrial action in South Africa or impact labour negotiations.

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If, as a result of further increased labour action, customers of Good Bank find themselves out of employment or on strike, these customers’ ability to repay their loans to Good Bank could be affected, which may result in more bad debts held by Good Bank. In addition Good Bank may incur increased labour costs or losses due to increased industrial action. Any of these matters could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

HIV/AIDS poses risks to Good Bank in terms of lost productivity and debt collection.

Statistics South Africa estimated that approximately 5.5 million people, or 10 per cent., of the South African population was living with HIV in 2014. The socioeconomic impact of this pandemic on South Africa is and will continue to be significant. The incidence of HIV/AIDS in South Africa will likely lead to increasing absenteeism, increasing deaths from AIDS-related illnesses, increasing medical and other costs and decreasing productivity. It may also contribute to difficulty in recruiting and retaining employees or collecting outstanding debts from its customers.

Any direct or indirect further impact of HIV/AIDS on Good Bank’s operations and financial condition will be determined by a variety of factors, including the cost and effectiveness of the voluntary testing and treatment programme deployed by Good Bank for the benefit of its employees, the incidence of HIV infection amongst Good Bank’s employees and customers, the progressive impact of HIV/AIDS on infected employees’ and customers’ health and productivity and the medical and other costs associated with infection. Notwithstanding the fact that an HIV treatment programme was rolled out to employees of African Bank, it is not possible to determine with certainty Good Bank’s costs of managing HIV/AIDS or the impact that HIV/AIDS may have on Good Bank in general. The incidence of HIV/AIDS amongst Good Bank’s workforce and customers is beyond its control and a significant increase in such incidences could adversely impact its business, financial condition, results of operations and prospects.

Terrorist acts and other acts of war could have a negative impact on the business.

Terrorist acts, other acts of war or hostility and responses to those acts, may create economic, social and/or political uncertainties. If Good Bank is unable or fails to effectively manage these risks, such acts or events could have a material adverse effect on Good Bank’s business, financial condition, results of operations and prospects.

Good Bank’s insurance policies may not cover, or fully cover, certain types of losses.

Good Bank generally maintains insurance policies covering its fixed assets and operations as well as directors’ and officers’ liability insurance, in line with general business practices in South Africa, with policy specifications and insured limits, which Good Bank believes are adequate. Good Bank is insured against certain risks, including, fire, lightning, flooding, theft, fraud, vandalism and third-party liability. However, there can be no assurance that all types of potential losses are insured or that policy limits would be adequate to cover them. In particular, Good Bank’s unsecured loan portfolio, its largest asset, is not insured. Furthermore, the scope of insurance policies maintained by and available to Good Bank may vary from that of insurance policies typically maintained by financial institutions in more developed economies. Any uninsured loss or a loss in excess of insured limits could adversely affect Good Bank’s business, financial condition, results of operations and prospects.

Good Bank may be adversely affected by changes in financial reporting standards.

From time to time, the International Accounting Standards Board (the “IASB”) changes the international financial reporting standards issued by the IASB that govern the preparation of Good Bank’s financial statements. These changes can be difficult to predict and could materially impact how Good Bank records and reports its financial condition and results of operations.

For example, Good Bank, like most entities that hold financial assets subject to credit losses, will be affected by the issuance of IFRS 9: Financial Instruments (“IFRS 9”), part of the IASB’s project ultimately intended to replace the current IAS 39: Financial Instruments: Recognition and Measurement standard.

A finalised version of IFRS 9 was issued in July 2014, and incorporates requirements for classification and measurement, impairment, general hedge accounting and derecognition. This version supersedes all previous versions and is mandatorily effective for periods beginning on or after 1 January 2018 with early adoption permitted (subject to local endorsement requirements). Like other financial institutions, Good Bank expects that IFRS 9 will significantly impact its financial statements, the full extent of which is still being considered.

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Breaches by Good Bank of its regulatory obligations as a registered bank may inhibit or prevent its ability to conduct its banking operations.

All banking operations and various ancillary financial services in South Africa require certain licences and registrations from the various registrars that exercise their regulatory powers under the auspices of the FSB, the NCR and the Registrar of Banks. Although Good Bank will be registered as a bank before any New Debt Instruments are issued, the Registrar of Banks has the ability to cancel, suspend or revoke the registration or licence of Good Bank if it fails to comply with certain regulatory requirements. There is no assurance that Good Bank will be able to adhere to these regulatory requirements. A breach of the terms of a licence by any of Good Bank’s entities or the failure to obtain a licence in the future could result in cash flow difficulties and penalties which may include temporary administration of Good Bank by the Registrar of Banks and/or fines imposed by the Registrar of Banks on Good Bank, which may, in turn, affect Good Bank’s ability to fulfil its payment obligations, and would have a material adverse effect on its reputation, business, financial condition, results of operations and prospects.

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APPENDIX D

TERMS AND CONDITIONS OF THE STUB INSTRUMENTS

APPENDIX D

TERMS AND CONDITIONS OF THE STUB INSTRUMENTS

Before the Issuer issues any Tranche of Stub Instruments, the Issuer shall complete and sign the applicable Stub Instrument Term Sheet, setting out details of such Stub Instruments. The Stub Instrument Term Sheet in relation to any Tranche of Stub Instruments may specify other terms and conditions which shall, to the extent so specified or to the extent inconsistent with the Terms and Conditions, replace or modify the Terms and Conditions for the purpose of such Tranche of Stub Instruments. The Stub Instrument Term Sheet for each Tranche of Stub Instruments is (to the extent relevant) incorporated herein for the purposes of those Stub Instruments and supplements the Terms and Conditions. If there is any conflict or inconsistency between the provisions set out in the applicable Stub Instrument Term Sheet and the provisions set out in the Terms and Conditions, then the provisions in the applicable Stub Instrument Term Sheet will prevail.

The following are the Terms and Conditions of the Stub Instruments to be issued by the Issuer which will be incorporated by reference into each Stub Instrument:

1.                            In the Terms and Conditions, unless inconsistent with the context, the following expressions shall have the following meanings:

1.1                                                           “Amount Outstanding”, in respect of each Stub Instrument on any particular date (“Calculation Date”) selected by the Issuer, means the Nominal Amount of such Stub Instrument on the Issue Date (as recorded in the Register) plus all interest accrued thereon (whether capitalised or paid or not) calculated in accordance with condition 7 to the Calculation Date less an amount equal to the aggregate of all amounts paid under such Stub Instrument as at the Calculation Date, if any;

1.2                                                           “Applicable Laws” in relation to a Person means all and any (i) statutes and subordinate legislation and common law; (ii) regulations; (iii) ordinances and by-laws; (iv) directives, codes of practice, circulars, guidance notes, judgements and decisions of any competent authority (including but not limited to any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation); and (v) other similar provisions, from time to time, compliance with which is mandatory for that Person in the context;

1.3                                                           “Applicable Procedures” means the rules and operating procedures for the time being of the CSD or the relevant Participants, as the case may be;

1.4                                                           “Beneficial Interest” means, in relation to a Stub Instrument which is held in the CSD, the Beneficial Interest as co-owner of an undivided share in that Uncertificated Stub Instrument, in accordance with the FMA;

1.5                                                           “Books Closed Period” in respect of a Series of Stub Instruments, means the period specified by the Transfer Agent and notified to Stub Holders of such Series in terms

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of the Terms and Conditions, commencing after the Last day to Register, during which transfers of Stub Instruments of such Series will not be recorded in the Register;

1.6                                                           “Business Day” means a day (other than a Saturday, a Sunday or official public holiday) on which banks are open for general business in Johannesburg;

1.7                                                           “Central Securities Account” shall have the meaning given to this term in the FMA;

1.8                                                           “CSD” means Strate Proprietary Limited, registration number 1998/022242/07, a private company incorporated in the Republic of South Africa, being a registered central securities depository in terms of the FMA, or such additional, alternative or successor securities depository as may be approved by the Issuer;

1.9                                                           “Curator” means the person appointed by the Minister of Finance in terms of section 69 of the Banks Act, 1990 as the curator of the Issuer, being, as at the Issue Date, Mr Thomas Winterboer;

1.10                                                    “Day Count Fraction” means the “Day Count Fraction” set out in the applicable Stub Instrument Term Sheet;

1.11                                                    “Discharge Date” means, in respect of a Stub Instrument, the date on which the Amount Outstanding under that Stub Instrument is zero;

1.12                                                    “Distribution Waterfall” means the priority in which the Issuer will distribute its collections to its creditors after the Transaction Effective Date, as set out in condition 10;

1.13                                                    “EUR” or “€” means the single currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty on the functioning of the European Union, as amended from time to time;

1.14                                                    “Extraordinary Resolutions” means: (i) a resolution passed at a properly constituted meeting of the Relevant Stub Holders of not less than 66.67 per cent. of the votes cast at a poll by such Relevant Stub Holders present in person or by proxy, or (ii) a resolution in writing (which may consist of two or more documents in the same form each of which is signed by one or more of the Relevant Stub Holders) submitted to the Relevant Stub Holders, entitled to exercise voting rights in relation to the resolution, and signed by the Relevant Stub Holders representing not less than 66.67 per cent. of the aggregate Nominal Amount of the relevant Stub Instruments held by the Relevant Stub Holders at the time;

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1.15                                                    “FATCA” means sections 1471 and 1472 of the Internal Revenue Code of 1986, (including the United States Treasury regulations and other guidance issued and any agreements entered into thereunder);

1.16                                                    “FICA” means the Financial Intelligence Centre Act, 2001;

1.17                                                    “FMA” means the Financial Market Act, 2012;

1.18                                                    “Good Bank” means K2014176899 (South Africa) Limited (Registration number 2014/176899/06), a newly formed public company and bank which acquired the Good Bank Business on the Transaction Effective Date and [was/is to be] renamed African Bank Limited on [the Transaction Effective Date /on or about [•]];

1.19                                                    “Good Bank Business” comprises certain assets, liabilities, rights and obligations of the Issuer transferred and delegated to, and acquired by, Good Bank;

1.20                                                    “Good Bank Indemnity” means the ZAR3 billion 8 year indemnity issued by the Issuer to Good Bank (and guaranteed by SARB) pursuant to which the Issuer (and failing which, SARB) indemnifies Good Bank in respect of all losses and liabilities suffered or incurred by Good Bank in respect of the Good Bank Business which arise from facts, events, circumstances, acts and/or omissions that exist on the day before the Transaction Effective Date (but excluding losses and liabilities that are or have been taken into account in the calculation of the Top-Up Cash Amount);

1.21                                                    “Indemnity Reserve” means an amount of retained cash in the Issuer equal to the maximum amount that may still be claimed by Good Bank in terms of the Good Bank Indemnity from time to time (or any lesser retained cash amount that SARB may (in its sole and absolute discretion) agree to from time to time);

1.22                                                    “Indicative Interest Period” means each period of 3 months commencing on and including a Quarter Commencement Date and ending on but excluding the next following Quarter Commencement Date, provided that the first Indicative Interest Period shall commence on and include the Interest Commencement Date and the last Indicative Interest Period will end on but exclude the Discharge Date;

1.23                                                    “Individual Certificates” means a Stub Instrument in definitive registered and certificated form and exchanged for an Uncertificated Stub Instrument in accordance with condition 12 and any further certificates issued in consequence of a transfer thereof (to the extent that the Stub Instrument is a Transferable Stub Instrument);

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1.24                                                    “Interest Commencement Date” means the date set out in the applicable Stub Instrument Term Sheet;

1.25                                                    “Interest Rate” means -

1.25.1                                                                               in respect of the Senior Stub Instruments, a rate equal to JIBAR plus 300 basis points; and

1.25.2                                                                               in respect of the Subordinated Stub Instruments, a rate equal to JIBAR plus 500 basis points;

1.26                                                    “Issue Date” means, in respect of each Tranche of Stub Instruments, the date on which that Tranche of Stub Instruments is issued by the Issuer as provided in the applicable Stub Instrument Term Sheet;

1.27                                                    “Issuer” means Residual Debt Services Limited (under Curatorship) with  registration number 1975/002526/06, which prior to the Transaction Effective Date was called African Bank Limited;

1.28                                                    “JIBAR” means, for each Indicative Interest Period —

1.28.1                                                                               the applicable Screen Rate at approximately 11h00 on the Quotation Day; or

1.28.2                                                                               (if no Screen Rate is available for the relevant Indicative Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Issuer, at its request, by at least two Reference Banks to leading banks in the South African interbank market on the Quotation Day for the offering of deposits in ZAR for a period comparable to the relevant Indicative Interest Period;

1.29                                                    “JSE” means the Johannesburg stock exchange, a securities exchange operated by JSE Limited, registration number 2005/022939/06, a public company incorporated in accordance with the laws of South Africa;

1.30                                                    “Last day to Register” in respect of a Series of a Stub Instrument means 17h00 on the date or dates -

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1.30.1                                                                               specified by the Transfer Agent and notified to Stub Holders of such Series in terms of the Terms and Conditions, preceding a Payment Date on which the Register is closed for further transfers or entries until the Payment Date; or

1.30.2                                                                               stipulated by the Issuer and notified to Stub Holders of such Series in terms of the Terms and Conditions in order to facilitate a consent solicitation process under condition 18;

1.31                                                    “Member State” means any of the Member States of the European Economic Area;

1.32                                                    “Minimum Amount” means, in respect of each Senior Stub Instrument or Beneficial Interest therein, the ZAR equivalent of €100,000, converted from EUR to ZAR at the Relevant Spot Rate;

1.33                                                    “Nominal Amount”, in relation to -

1.33.1                                                                               any Stub Instrument at any time, means the total amount excluding all and any interest (whether capitalised or not), owing by the Issuer under such Stub Instrument, as specified in the applicable Stub Instrument Term Sheet or recorded in the Register (and in the event of any inconsistency between the two, the Register shall prevail);

1.33.2                                                                               Beneficial Interests shall be determined in accordance with section 37 of the FMA;

1.34                                                    “Non-Transferable Senior Stub Instrument” means a Senior Stub Instrument, which is specified as non-transferable in the applicable Stub Instrument Term Sheet and is therefore subject to the provisions of condition 15;

1.35                                                    “OIM” means the document titled “Offer Information Memorandum” published by the Issuer on 4 February 2016;

1.36                                                    “Operating Float” means the operating float to be built up, maintained and replenished by the Issuer to discharge and provide for its anticipated run-off expenses and day to day operational costs after the Transaction Effective Date, the amount of which shall be determined by the Issuer from time to time;

1.37                                                    “Participant” means a Person that holds in custody and administers securities or an interest in securities and that has been accepted by the CSD as a Participant in terms of section 31 of the FMA;

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1.38                                                    “Paying Agent” means the Issuer, unless the Issuer elects to appoint another entity as Paying Agent in which event such other entity shall be the Paying Agent;

1.39                                                    “Payment Date” means any day which is a Business Day and upon which a payment is to be made by the Issuer in respect of the Stub Instruments pursuant to condition 8;

1.40                                                    “Person” includes any individual, company, corporation, unincorporated association or body, government, state, agency, organisation or other entity whether or not having separate legal personality;

1.41                                                    “Preferred Creditors” means those creditors, the claims of which in circumstances of liquidation of the Issuer, will rank in preference to those of the Senior Stub Holders in accordance with the South African Insolvency Act, 1936 as read with the South African Companies Act, 2008;

1.42                                                    “Qualified Investor” has the meaning given to it in Directive 2003/71/EC, as amended (to the extent such amendment has been implemented in the relevant Member State);

1.43                                                    “Quarter Commencement Dates” means the dates set out in the applicable Stub Instrument Term Sheet;

1.44                                                    “Quotation Day” means, in relation to any Indicative Interest Period for which JIBAR is determined, the first Business Day of that period (save that, in respect of the Indicative Interest Period in respect of the Senior Stub Instruments commencing on 10 August 2014, the relevant Quotation Day was Friday, 8 August 2014);

1.45                                                    “Reference Bank” means any one of Absa Bank Limited, FirstRand Bank Limited, Investec Bank Limited, Nedbank Limited and The Standard Bank of South Africa Limited;

1.46                                                    “Register” means, in respect of each Series of Stub Instruments, the register to be maintained by the Transfer Agent in respect of that Series, and of which the Uncertificated Securities Register (which is administered and maintained by a Participant, or the CSD, as determined in accordance with the Applicable Procedures) forms part;

1.47                                                    “Relevant Spot Rate” means, for the purposes of calculating the Minimum Amount, the spot rate of exchange quoted by any Reference Bank (selected by the Issuer) on 4 February 2016 to its corporate customers for EUR100,000;

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1.48                                                    “Relevant Stub Holders” in the context of a meeting or a resolution in writing of Stub Holders, refers to a meeting or a resolution in writing, as the case may be, of (i) all the Stub Holders, or (ii) holders of Stub Instruments of a particular Series of Stub Instruments, or (iii) holders of Stub Instruments of a particular ranking (namely Senior Stub Instruments or Subordinated Stub Instruments) as the case may be, as required in terms of condition 19;

1.49                                                    “Residual Book” means the loan portfolio retained by the Issuer after the Transaction Effective Date;

1.50                                                    “Residual Run-Off Analysis” means the projected net collections profile of the Issuer after the Transaction Effective Date and the resulting payments and distributions (if any) that, if made, will be made to the Issuer’s creditors in accordance with the Distribution Waterfall, which analysis is included in section 5.4 of the OIM;

1.51                                                    “Restricted Holder” means a Person resident or domiciled in a Member State and who is not a Qualified Investor and who the Issuer determined was entitled to become the holder of a Nominal Amount of a Senior Stub Instrument (or Beneficial Interest therein) in an amount less than the Minimum Amount on the relevant Issue Date;

1.52                                                    “SARB” means the South African Reserve Bank;

1.53                                                    “SARB Indemnity Facility” means the secured indemnity facility in the amount of ZAR3 billion to be provided to the Issuer by SARB to enable the Issuer to discharge any potential payment obligations arising in terms of the Good Bank Indemnity until the expiration of the Good Bank Indemnity ;

1.54                                                    “SARB Outstandings” means, at any time, the aggregate of all fees, interest, capital and other amounts owing to SARB from time to time in terms of or arising from the SARB Transaction Loan and the SARB Indemnity Facility and pursuant to any guarantee payments made by SARB under the SARB Guarantee (as defined in the OIM);

1.55                                                    “SARB Transaction Loan” means the secured term loan to be provided by SARB to the Issuer for the purposes of funding the Top-Up Cash Amount, certain coupon and cash payment obligations of the Issuer, establishing the Operating Float, and discharging the Transaction Effective Date payment obligations of the Issuer, (including any top-up payment due by the Issuer after the Transaction Effective Date

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in respect of the Top-Up Cash Amount), to the extent that its own cash is insufficient;

1.56                                                    “Screen Rate” means the mid-market rate for deposits in ZAR for the relevant Indicative Interest Period which appears on the Reuters Screen SAFEY Page.  If such page is replaced or service ceases to be available, the Issuer may specify another page or service displaying the appropriate rate;

1.57                                                    “Secured Claims” means the claims of SARB in respect of the SARB Outstandings;

1.58                                                    “Securities Account” shall have the meaning given to this term in the FMA;

1.59                                                    “Senior Claims” means all unsecured and unsubordinated debt raised by or other claims against the Issuer from time to time;

1.60                                                    “Senior Holders” means the holders of Senior Claims;

1.61                                                    “Senior Stub Holders” means the registered holders of the Senior Stub Instruments as recorded in the Register (including the Uncertificated Securities Register);

1.62                                                    “Senior Stub Instrument” means an unlisted, unsecured, unsubordinated senior (subject to the prior rights of SARB as a secured creditor of the Issuer in respect of the Secured Claims) stub instrument issued or to be issued by the Issuer to certain Senior Holders on the terms set out in the Terms and Conditions, which will (as indicated on the applicable Stub Instrument Term Sheet) either be:

1.62.1                                                                               transferable in accordance with condition 14; or

1.62.2                                                                               non-transferable and subject to the provisions of condition 15;

1.63                                                    “Series” means a Tranche of Stub Instruments together with any further Tranche or Tranches of Stub Instruments which are: (i) expressed to be consolidated and form a single series; and (ii) identical in all respects from the date on which such consolidation is expressed to take effect, except for their respective Issue Dates, Interest Commencement Dates and/or Nominal Amounts;

1.64                                                    “Specified Currency” means ZAR;

1.65                                                    “Specified Office” means, in respect of the Issuer, Paying Agent and Transfer Agent, the address of the office specified in respect of such entity at the end of the Terms and Conditions, or such other address as is notified by such entity (or where

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applicable, a successor to that entity) to Stub Holders in accordance with the Terms and Conditions;

1.66                                                    “Stub Holders” or “Registered Holder” means Senior Stub Holders and/or Subordinated Stub Holders, as the context requires;

1.67                                                    “Stub Instruments” means the Senior Stub Instruments and the Subordinated Stub Instruments or either of them, as the context requires;

1.68                                                    “Stub Instrument Term Sheet” means -

1.68.1                                                                               in relation to a Tranche of Senior Stub Instruments, the term sheet completed and signed by the Issuer in relation to that Tranche of Senior Stub Instruments, based upon the pro forma term sheet which is set out in the attachment hereto headed “Pro Forma Senior Stub Instrument Term Sheet”;

1.68.2                                                                               in relation to a Tranche of Subordinated Stub Instruments, the term sheet completed and signed by the Issuer in relation to that Tranche of Subordinated Stub Instruments, based upon the pro forma term sheet which is set out in the attachment hereto headed “Pro Forma Subordinated Stub Instrument Term Sheet”;

1.69                                                    “Subordinated Claims” means all debt raised by the Issuer from time to time where the terms applicable thereto describe such debt as subordinated in certain circumstances;

1.70                                                    “Subordinated Holders” means the holders of Subordinated Claims;

1.71                                                    “Subordinated Stub Holders” means the registered holders of the Subordinated Stub Instruments as recorded in the Register (including the Uncertificated Securities Register);

1.72                                                    “Subordinated Stub Instruments” means an instrument issued or to be issued by the Issuer to Subordinated Holders on the terms set out in the Terms and Conditions, which instrument shall rank behind the Senior Stub Instruments;

1.73                                                    “Terms and Conditions” means the terms and conditions incorporated in this document headed “Terms and Conditions of the Stub Instruments” and in accordance with which the Stub Instruments will be issued and “condition” refers to a condition set out in the Terms and Conditions, it being recorded for the sake of

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clarity that the Terms and Conditions comprise a stand-alone document and do not form part of any debt programme of the Issuer;

1.74                                                    “Top-Up Cash Amount” means the cash amount transferred by the Issuer to Good Bank as part of the sale of the Good Bank Business for purposes of balancing the: (i) the assets of Good Bank (including goodwill); and (ii) the liabilities issued and/or assumed (including the liabilities arising from debt instruments issued by Good Bank as part of the Transaction) by Good Bank as at the Transaction Effective Date, which amount is forecast to be ZAR7.8 billion, subject to verification, review and potential adjustment in terms of a true-up process to be completed after the Transaction Effective Date, as contemplated in the OIM.;

1.75                                                    “Tranche” means in relation to any particular Series, all Stub Instruments which are identical in all respects (including as to transferability);

1.76                                                    “Transaction” means the composite transaction in terms of which, and as one of the steps of such composite transaction, Good Bank acquires the Good Bank Business;

1.77                                                    “Transaction Effective Date” means the date on which the Transaction became effective, being [•] 2016;

1.78                                                    “Transfer Agent” means Link Market Services South Africa (Proprietary) Limited, Registration Number 2000/007239/07, or any other entity appointed as Transfer Agent by the Issuer from time to time;

1.79                                                    “Transfer Form” means a written form for the transfer of a Transferable Stub Instrument represented by an Individual Certificate, in a form approved by the Transfer Agent, and signed by the transferor and transferee;

1.80                                                    “Transferable Senior Stub Instrument” means a Senior Stub Instrument which is a Transferable Stub Instrument and is therefore transferable under condition 14;

1.81                                                    “Transferable Stub Instrument” means a Stub Instrument which is specified as transferable in the applicable Stub Instrument Term Sheet;

1.82                                                    “Uncertificated Securities Register” means the register of Uncertificated Stub Instruments administered and maintained by a Participant, or the CSD, as determined in accordance with the Applicable Procedures and which forms part of the Register;

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1.83                                                    “Uncertificated Stub Instrument” means a Stub Instrument that is an uncertificated security as contemplated in the FMA and a “Stub Instrument in uncertificated form” and related expressions have the same meaning; and

1.84                                                    “ZAR”, “Rand” or “R” means South African Rand.

2.                            In the Terms and Conditions:

2.1                                                           unless inconsistent with the context, any reference to:

2.1.1                                                                                      one gender includes a reference to the others;

2.1.2                                                                                      the singular includes the plural and vice versa;

2.1.3                                                                                      natural Persons include juristic Persons and vice versa;

2.1.4                                                                                      a provision of law is a reference to that provision as amended or re-enacted, and includes any subordinate legislation;

2.1.5                                                                                      any Person includes that Person’s permitted successor, transferee, cessionary and/or delegate; and

2.1.6                                                                                      a time of day is a reference to South African time;

2.2                                                           if any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, effect must be given to it as if it were a substantive provision in the body of the Terms and Conditions, notwithstanding that it is contained in the interpretation clause; and

2.3                                                           the rule of construction that an agreement is to be interpreted against the party responsible for the drafting or preparation thereof must not be used in the interpretation thereof.

3.                            ISSUE, FORM AND DENOMINATION

3.1                                                           Issue

3.1.1                                                                                      Subject to the Terms and Conditions, the Issuer shall issue a single Tranche of each form of Stub Instrument in respect of each Series of Stub Instruments contemplated in condition 3.1.3 below.

3.1.2                                                                                      It may be necessary to issue further Tranches of the Stub Instruments to consolidate those instruments which are subject to condition 15, in one or

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more Tranches of Stub Instruments which are fully transferable. In such case, Stub Instruments will be issued in individual Tranches which, together with other Tranches, may form a Series of Stub Instruments.

3.1.3                                                                                      The Terms and Conditions are intended to cater for 3 Series of Stub Instruments namely:

3.1.3.1                                                                                                                  a Series of Transferable Senior Stub Instruments;

3.1.3.2                                                                                                                  a Series of Non-Transferable Senior Stub Instruments;

3.1.3.3                                                                                                                  a Series of Subordinated Stub Instruments (which will be Transferable Stub Instruments).

3.1.4                                                                                      A Tranche of Stub Instruments will be issued on, and subject to the Terms and Conditions and the terms of the applicable Stub Instrument Term Sheet.

3.1.5                                                                                      The Issuer will issue the Tranche of Stub Instruments on the Issue Date.

3.1.6                                                                                      The Terms and Conditions are incorporated by reference into the Individual Certificates(s) (if any) representing the Stub Instrument.

3.1.7                                                                                      The Stub Instruments will be issued in the Specified Currency and all payments will be in the Specified Currency.

3.2                                                           Unlisted

3.2.1                                                                                      The Stub Instruments will be unlisted registered instruments.

3.2.2                                                                                      Unlisted registered instruments are not regulated by the JSE and are issued in either uncertificated or certificated form.

3.3                                                           Form of Stub Instruments

3.3.1                                                                                      Stub Instruments issued in uncertificated form

3.3.1.1                                                                                                                  Subject to condition 12, Stub Instruments will be issued and held in uncertificated form in the CSD in terms of section 33 of the FMA and registered in the name, and for the account, of the Registered Holders as contemplated in condition 4.

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3.3.1.2                                                                                                                  Stub Instruments issued in uncertificated form will not be represented by any certificate or written instrument, as contemplated by section 33 of the FMA.

3.3.1.3                                                                                                                  All amounts to be paid in respect of Stub Instruments held in the CSD will be paid to the CSD (or relevant Participant, as the case may be) and all rights to be exercised in respect of Stub Instruments held in the CSD may be exercised only in accordance with the Applicable Procedures.

3.3.1.4                                                                                                                  A holder of an Uncertificated Stub Instrument or a Beneficial Interest therein shall only be entitled to exchange such holding for Stub Instruments represented by an Individual Certificate in accordance with condition 12.

3.3.2                                                                                      Stub Instruments issued in certificated form:

Only Individual Certificates may be issued in certificated form.  Stub Instruments represented by Individual Certificates will be registered in the Register in the name of the individual holder of such instrument.  A Stub Instrument which is represented by an Individual Certificate may be replaced by uncertificated securities in terms of section 33 of the FMA.

4.                            TITLE

4.1                                                           Stub Instruments issued in uncertificated form

4.1.1                                                                                      While a Tranche of Stub Instruments is held in the CSD, each Person (including Participants and, where applicable, clients of Participants) recorded in the Uncertificated Securities Register will be named as the Registered Holder of the portion of that Tranche of Uncertificated Stub Instruments so recorded in the Person’s name, in accordance with the Applicable Procedures.

4.1.2                                                                                      Title to Transferable Stub Instruments issued in uncertificated form will pass upon registration of transfer thereof in accordance with condition 14.

4.1.3                                                                                      Each Person recorded in the Uncertificated Securities Register as a Registered Holder of a particular Tranche of Uncertificated Stub Instruments will be treated by the Issuer, the Paying Agent, the Transfer Agent and the relevant Participant as the holder of the aggregate Nominal Amount of such registered Stub Instrument for all purposes.

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4.1.4                                                                                      Where a Central Securities Account or Securities Account is in the name of a Participant or its nominee (but is for the benefit of such Participant’s client), such Participant is required to maintain Securities Accounts for its client. Beneficial Interests which are held by clients of Participants will be held indirectly through such Participants, and such Participant will hold such Beneficial Interests on behalf of such clients, through the Securities Accounts maintained by such Participants for such clients.  The clients of Participants, as the holders of Beneficial Interests or as custodians for such holders, may exercise their rights in respect of Stub Instruments held by them in the CSD only through their Participants. Euroclear Bank S.A/N.V, Clearstream Banking société anonyme, (Clearstream Luxembourg), and SIX SIS AG may hold such Stub Instruments through their Participant(s).

4.1.5                                                                                      In relation to each Person shown in the records of the CSD or the relevant Participant, as the case may be, as the Registered Holder or a holder of a Beneficial Interest in a particular Nominal Amount of Stub Instruments, a statement or other document issued by the CSD or the relevant Participant, as the case may be, as to the aggregate Nominal Amount of such Stub Instrument standing to the account of such Person shall be prima facie proof of such interest.

4.1.6                                                                                      Title or Beneficial Interests in Transferable Stub Instruments in uncertificated form may be transferred only in accordance with the Applicable Procedures as contemplated in condition 14.  Such transfers will be recorded in accordance with the Applicable Procedures.

4.1.7                                                                                      Any reference in the Terms and Conditions to the relevant Participant shall, in respect of an Uncertificated Stub Instrument, be a reference to the Participant appointed to act as such by the holder of such Uncertificated Stub Instrument.

4.2                                                           Stub Instruments issued in certificated form

4.2.1                                                                                      Each holder of Stub Instruments represented by an Individual Certificate will be named in the Register as the Registered Holder of such Stub Instruments.

4.2.2                                                                                      Title to Transferable Stub Instruments issued in certificated form will pass upon registration of transfer in the Register in accordance with condition 14.

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4.2.3                                                                                      The Issuer, the Transfer Agent and the Paying Agent shall recognise a Stub Holder as the sole and absolute owner of the Stub Instruments registered in that Stub Holder’s name in the Register.

5.                            STATUS OF THE SENIOR STUB INSTRUMENTS

5.1                                                           The obligations of the Issuer under the Senior Stub Instruments constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu among themselves and, subject to condition 10.1, equally with all other present and future unsecured and unsubordinated obligations of the Issuer from time to time outstanding. Any payments on the Senior Stub Instruments will, subject to condition 5.2, be made in accordance with condition 9 (and subject to condition 10).

5.2                                                           Without in any way derogating or detracting from, and in addition to, the provisions of condition 6, if the Issuer is placed into liquidation or is wound up, the claims of the holders of the Senior Stub Instruments shall rank ahead of the claims of subordinated creditors of the Issuer, shall rank behind the Secured Claims and Preferred Creditors of the Issuer and shall rank pari passu among themselves and with the claims of all other unsubordinated unsecured creditors of the Issuer.

5.3                                                           No security, other than in favour of SARB in respect of the Secured Claims, will be provided by the Issuer over any of its assets that would have the effect of creating a right that ranks in priority to or pari passu with the rights of the Senior Stub Holders.

6.                            STATUS OF THE SUBORDINATED STUB INSTRUMENTS

6.1                                                           The obligations of the Issuer under the Subordinated Stub Instruments constitute direct, unconditional, subordinated and unsecured obligations of the Issuer and rank pari passu among themselves and, subject to condition 10.1, equally with all other present and future unsecured and subordinated obligations of the Issuer from time to time outstanding. Any payments on the Subordinated Stub Instruments will, subject to condition 6.2, be made in accordance with condition 9 (and subject to condition 10).

6.2                                                           The claims of the holders of the Subordinated Stub Instruments shall be subordinate to and rank after the claims of unsubordinated creditors of the Issuer and accordingly, the payment obligations of the Issuer under the Subordinated Stub Instruments will be subordinate to and will rank behind the payment obligations of

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the Issuer in respect of all unsubordinated creditors of the Issuer (including the claims of the Senior Stub Holders).

6.3                                                           If the Issuer is placed into liquidation or is wound up, the Issuer will be required to pay or discharge the claims of all unsubordinated creditors of the Issuer in full before it can make any payments in respect of the Subordinated Stub Instruments.

6.4                                                           Furthermore, in the event of the dissolution of the Issuer, or if the Issuer is placed into liquidation or is wound up or placed into business rescue or remains in curatorship:

6.4.1                                                                                      no Subordinated Stub Holder shall be entitled to prove or tender to prove a claim in respect of its Subordinated Stub Instruments in such an event to the extent that the claims of the unsubordinated creditors of the Issuer which are admissible in such dissolution, liquidation, winding up, business rescue or curatorship would not be paid or discharged in full as a result of such proof;

6.4.2                                                                                      no amount due under the Subordinated Stub Instruments shall be eligible for set-off, counterclaim, abatement or similar remedy which a Subordinated Stub Holder might otherwise have; and

6.4.3                                                                                      subject to Applicable Law, a Subordinated Stub Holder may not exercise or claim any right of set-off in respect of any amount arising out of or in connection with the Subordinated Stub Instruments owed to it by the Issuer and each Subordinated Stub Holder shall, by virtue of its subscription, purchase or holding of any Subordinated Stub Instruments, (i) be deemed to have waived all such rights of set-off and, (ii) to the extent that any set-off takes place, whether by operation of law or otherwise, between: (A) any amount arising out of or in connection with the Subordinated Stub Instruments owed by the Issuer to a Subordinated Stub Holder; and (B) any amount owed to the Issuer by such Subordinated Stub Holder, such Subordinated Stub Holder will immediately transfer such amount which is set-off to the Issuer or, in the event of its dissolution or winding-up or liquidation or it being placed in business rescue or remaining in curatorship (as the case may be), to the liquidator, business rescue practitioner, curator or other relevant insolvency official of the Issuer, to be held for the benefit of the unsubordinated creditors of the Issuer until the claims of unsubordinated creditors of the Issuer which are admissible in any such dissolution, liquidation or winding-up have been paid or discharged in full.

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7.                            INTEREST

7.1                                                           The Amount Outstanding under each Stub Instrument as at the first day of each applicable Indicative Interest Period shall accrue interest at the Interest Rate applicable to that Stub Instrument.  For the purpose of calculating the interest for the first Indicative Interest Period, interest shall be deemed to have commenced to accrue on and with effect from and including the applicable Interest Commencement Date.  There is no obligation on the Issuer to pay interest and the entitlement of the Senior Stub Holders to enforce their rights to the accrual of interest and the payment of interest is contingent upon -

7.1.1                                                                                      the determination by the Issuer that there are sufficient funds to pay interest, the payment priorities of the Distribution Waterfall and the other terms contemplated in condition 10; or

7.1.2                                                                                      the Issuer being placed into liquidation or wound up subject to Applicable Law.

7.2                                                           All interest accrued (but not paid) shall be capitalised on the last day of the relevant Indicative Interest Period.

7.3                                                           If a Payment Date does not coincide with the end of an Indicative Interest Period, the amount of any interest in respect of that Indicative Interest Period up to, but excluding, such Payment Date shall be calculated on the basis of the relevant Day Count Fraction.

7.4                                                           The Parties record that it is their intention that, to the extent permitted by applicable law, the in duplum rule should not apply to the interest payable in respect of Stub Instruments, for the following reasons:

7.4.1                                                                                      the Stub Instruments have been issued pursuant to the restructuring of the Issuer in exchange for a portion of the claims of the Stub Holders on the Transaction Effective Date and have fundamentally amended the enforcement rights applicable to that portion of those claims which were available to the Stub Holders prior to the Transaction Effective Date;

7.4.2                                                                                      the prospect and timing of the Stub Holders receiving payment pursuant to the payment waterfall contemplated in condition 10 is highly dependent on (among other things) the calls, if any, (and the timing thereof) made under the Good Bank Indemnity and the term of the Good Bank Indemnity is envisaged to be 8 (eight) years in duration; and

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7.4.3                                                                                      after the implementation of the Transaction the Issuer will no longer be operating a business as a going concern and therefore will not suffer any prejudice in the event that the in duplum rule is disapplied to the interest payable in respect of the Stub Instruments.

7.5                                                           Pursuant to condition 7.4, the Issuer, to the extent permitted by applicable law, unconditionally and irrevocably renounces and waives any right it may have to apply the principle of in duplum (i) to any of the Stub Instruments or (ii) to any dispute in respect of any of the Stub Instruments, including without limitation:

7.5.1                                                                                      the calculation of interest accrued on any Stub Instrument; or

7.5.2                                                                                      the total amount outstanding under any Stub Instrument; or

7.5.3                                                                                      as a defence against any claim by any Holder for the payment of any amount under any of the Stub Instruments.

8.                            NOTICE OF PAYMENT

Notice of the fact of any payment to be made by the Issuer on the Stub Instruments pursuant to condition 10, whether a payment of principal and/or interest, and the Payment Date thereof shall be given in accordance with condition 17.  In the case of payment of principal, such notice to holders of Individual Certificates shall be given at least 15 days prior to payment thereof to allow time for such holders to deliver their certificates to the Transfer Agent in terms of condition 9.3.

9.                            PAYMENTS

9.1                                                           General

All payments of all amounts (whether in respect of principal or interest) in respect of the Stub Instruments shall be made by the Paying Agent in accordance with this condition 9.

9.2                                                           Payment in respect of Stub Instruments issued in uncertificated form

9.2.1                                                                                      Payments of principal and/or interest in respect of Uncertificated Stub Instruments will be made to the CSD or relevant Participant, as the case may be, (to the bank account specified by the CSD or relevant Participant), and the

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Issuer will be discharged by proper payment to the CSD or relevant Participant (as the case may be) in respect of each amount so paid.

9.2.2                                                                                      Following payment to the CSD or relevant Participant, as the case may be, in respect of Stub Instruments which are held in the CSD, the relevant funds will be transferred by the CSD to the relevant Participant or by the relevant Participant, as the case may be, for the Registered Holders and the holders of the Beneficial Interest in such Stub Instruments in accordance with the Applicable Procedures.

9.2.3                                                                                      Each of the Persons shown in the records of the CSD and the Participants, as the case may be, shall look solely to the CSD or the relevant Participant, as the case may be, for such Person’s share of each payment so made by the Issuer to the CSD or relevant Participant, as the case may be.

9.2.4                                                                                      Neither the Paying Agent (to the extent someone other than the Issuer) nor the Issuer will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, Uncertificated Stub Instruments or Beneficial Interests in Uncertificated Stub Instruments or for maintaining, supervising or reviewing any records relating thereto.

9.3                                                           Payment in respect of Stub Instruments issued in certificated form

9.3.1                                                                                      Subject to condition 9.3.2, payments of principal and/or interest on an Individual Certificate shall be made to the Registered Holder of such Stub Instrument, as set out in the Register at the close of business on the Last day to Register.  Such payments will be made to the bank account specified by the Person named as the Registered Holder of such Stub Instrument in the Register (at the close of business on the Last day to Register), or in the case of joint registered Stub Holders, according to the method contemplated in condition 9.6.

9.3.2                                                                                      In the case of a partial payment of principal, the holder of the Individual Certificate shall be required to surrender such Individual Certificate in accordance with the paragraphs below.

9.3.3                                                                                      Payment of principal in respect of any registered Stub Instrument(s) which is/are represented by Individual Certificate(s) shall be made to the holder(s) of such registered Stub Instrument(s) only if, at least 7 days prior to the date on which such payment is made, such Individual Certificate(s) shall have been

19

surrendered to the Transfer Agent at its Specified Office.  This will enable the Transfer Agent to endorse the reduction in the Nominal Amount thereon or, in the case of final payment of all amounts outstanding in respect of such instrument, to cancel the relevant Individual Certificates.

9.3.4                                                                                      If the relevant Individual Certificate is not surrendered to the Transfer Agent at its Specified Office as stated in the paragraph above, the amount of principal payable to the holder of the registered Stub Instrument(s) represented by that Individual Certificate shall be retained by the Paying Agent for such holder, at the latter’s risk, until such Individual Certificate has been surrendered to the Transfer Agent at its Specified Office, and such holder will not be entitled to any interest and/or other payments in respect of any delay in payment occasioned as a result of such failure to surrender such Individual Certificate.

9.3.5                                                                                      The Issuer shall not be obliged to make or cause to be made any payment in respect of principal payable in respect of a registered Stub Instrument until at least 7 days has passed since the date on which the Individual Certificate in respect of the relevant Stub Instruments has been surrendered to the Paying Agent.

9.4                                                           Method of payment

9.4.1                                                                                      Payments will be made in the Specified Currency by credit or transfer by way of electronic settlement, to the Stub Holder.

9.4.2                                                                                      Payments will be subject in all cases to: (i) any fiscal or other laws, directives and regulations applicable thereto in the place of payment, and (ii) any withholding or deduction required pursuant to an agreement described in section 1471(b) of FATCA or otherwise imposed pursuant to sections 1471 to 1474 of FATCA, any regulations or agreements thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto.

9.4.3                                                                                      All payments will be made without withholding or deduction for taxes unless such withholding or deduction is required by law including pursuant to condition 9.4.2 above. In the event that such withholding or deduction is required by law, the Issuer will not be obliged to pay additional amounts in relation thereto.

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9.4.4                                                                                      Neither the Issuer nor the Paying Agent (to the extent someone other than the Issuer) shall be responsible for the loss in transmission of any such funds, and payment of any amount into the bank account referred to above in accordance with this condition 9 shall be satisfaction pro tanto, to the extent of such amount, of the Issuer’s obligations to the Stub Holder under the relevant Stub Instrument and the applicable Terms and Conditions.

9.5                                                           Any certification or determination by the Issuer of a rate or Amount Outstanding under a Stub Instrument shall be, in the absence of manifest error, prima facie evidence of the matters to which it relates.

9.6                                                           In the case of joint Stub Holders, payment will be made to the account of the Stub Holder first named in the Register, and shall discharge the Issuer of its relevant payment obligations under the relevant Stub Instruments, notwithstanding any notice (express or otherwise) which the Issuer and/or the Transfer Agent and/or the Paying Agent may have of the right, title, interest or claim of any other Person to or in any such Stub Instruments.

9.7                                                           Apportionment of payments

All payments will be apportioned towards the payment of interest first and thereafter principal.

9.8                                                           No set-off

No Stub Holder shall be entitled to exercise any right of set-off against any amount payable by the Issuer under, in terms of, or pursuant to the Stub Instruments.

10.                     DISTRIBUTION WATERFALL

10.1                                                    In the event of the Issuer being placed into liquidation or wound-up all Amounts Outstanding under the Stub Instruments will become automatically due and payable and the provisions set out in conditions 5 and 6 will apply.  Save in such event, the Stub Instruments will have no fixed maturity or interest payment profile and any payments in respect of the Stub Instruments will be subject to this condition 10.  Following discharge by the Issuer of all the Issuer’s payment obligations in terms of the Transaction which are due and payable on or about the Transaction Effective Date, all amounts collected, or otherwise received, by the Issuer after that date will, subject to the remaining provisions of this condition 10, be applied in the following order by the Issuer:

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10.1.1                                                                               firstly, the Issuer will discharge its run-off expenses and day-to-day operational costs (including without limitation (i) the fees due to Good Bank in respect of the collection of the Residual Book, (ii) any top-up payment obligation in respect of the Top-Up Cash Amount, and (iii) the Curator’s fees) as and when they become due. To adequately provide for future anticipated run-off expenses and operational costs, the Issuer will build up, maintain and replenish an Operating Float which will be topped up out of collections under the Residual Book over time. The Residual Run-off Analysis and projected list of opening assets and liabilities of the Issuer on the Transaction Effective Date assumes an initial Operating Float of ZAR500,000,000, but the Issuer shall be entitled to increase or reduce this amount from time to time in such manner as it may deem necessary to ensure that run-off expenses and operational costs are provided for at all times;

10.1.2                                                                               secondly, all amounts collected over and above the Operating Float shall be applied exclusively to repay the SARB Outstandings;

10.1.3                                                                               thirdly, all cash collected over and above the Operating Float and the SARB Outstandings shall be retained and invested in one or more ring-fenced accounts pledged in favour of SARB, until a reserve equal to the Indemnity Reserve has been established to provide for any potential indemnification claims under the Good Bank Indemnity; and

10.1.4                                                                               fourthly, and only to the extent that: (i) all run-off expenses and day-to-day operational costs have been paid and the Operating Float is maintained at the level required by the Issuer from time to time; (ii) all SARB Outstandings have been paid in full; and (iii) the Indemnity Reserve has been established (or SARB no longer requires it) or the Good Bank Indemnity has terminated, any remaining cash of the Issuer shall be applied, in such manner and amounts, and at such time as the Issuer may determine:

10.1.4.1                                                                                                           firstly, to repay (on a pari passu basis) all Senior Claims, including the Senior Stub Holders; and

10.1.4.2                                                                                                           secondly, and only to the extent that all Senior Claims have been paid in full, to repay on a pari passu basis all Subordinated Claims, including the claims of Subordinated Stub Holders.

10.2                                                    The Issuer shall have an absolute discretion to determine the most appropriate time and manner to distribute any collections that may become available to creditors. For

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so long as the Indemnity Reserve must be maintained, the relevant ring-fenced bank accounts and rights to the retained cash will remain pledged to SARB as security and no portion thereof will be available for distribution.

10.3                                                    The Issuer will publish on its website a six monthly update on the progress of the realisation of assets from the Issuer, the status and amount of the SARB Indemnity Facility and Indemnity Reserve and an updated assessment of quantum and timing of any distributions to creditors.  The update will also include a summary of any pending or threatened material litigation against the Issuer.

If the Issuer determines at any time that there has been a development since the last published six monthly update which the Issuer (in its sole discretion) expects will have a materially adverse effect on the quantum or timing of the amount which holders of the Senior Stub Instruments might receive under the terms of the Senior Stub Instruments, then the Issuer will as soon as reasonably practicable after such development publish details of such development on its website. In the case of litigation, the Issuer’s obligation to publish details in between six monthly updates will be limited to details of any new proceedings initiated details of which have not been included in a prior six monthly update, or the settlement of or final judgment in any existing proceedings included in a prior six monthly update, where the Issuer (in its sole discretion) expects that such new proceedings or such settlement or judgment will have a materially adverse effect on the quantum or timing of the amount which holders of the Senior Stub Instruments might receive under the terms of the Senior Stub Instruments.

11.                     FINANCIAL INFORMATION

11.1                                                    An indicative operating budget of the Issuer for each financial year of the Issuer ending after the Issue Date will be prepared and published on the Issuer’s website. The first such budget will be published within 60 days of the Transaction Effective Date or as soon as reasonably practical thereafter and each subsequent budget will be published prior to the commencement of the relevant financial year.

11.2                                                    The Issuer will procure the preparation of audited financial statements of the Issuer for each of its financial years ended after the Transaction Effective Date which will -

11.2.1                                                                               be prepared on a basis consistently applied in accordance with generally accepted accounting principles and practices in South Africa;

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11.2.2                                                                               fairly present the affairs of the Issuer for the period to which they relate; and

11.2.3                                                                               disclose the liabilities of the Issuer (including any contingent liabilities) including details of the aggregate Amount Outstanding as at the commencement and end of the period to which they relate, and such financial statements will be published on the Issuer’s website as soon as reasonably possible after they have become available.

11.3                                                    The Issuer will also procure the preparation of an opening balance sheet of the Issuer for the period ended on the Transaction Effective Date, which balance sheet shall set out inter alia the assets and liabilities of the Issuer as at the Transaction Effective Date, including the quantum of the Senior Claims and the Subordinated Claims as at that date.  Such opening balance sheet will be published on the Issuer’s website within 60 days of the Transaction Effective Date or as soon as reasonably practical thereafter.

11.4                                                    Any delay by the Issuer in meeting any of its obligations under conditions 10.3, 11.1, 11.2 or 11.3 will not constitute an event of default under the Terms and Conditions and the only claims the Stub Holders will have against the Issuer should such delay persist will be to apply to court to obtain an order requiring the Issuer to comply with the relevant obligations under the aforementioned conditions.

11.5                                                    If the curatorship of the Issuer is terminated at any time and the Issuer is not placed into liquidation or winding-up at the time of such termination, then within one calendar month after such termination the Issuer will prepare and publish on its website a plan setting out how it intends to run its business going forward, together (if Senior Stub Instruments are still outstanding at the time) with details of how the holders of the Senior Stub Instruments can notify the Issuer if they object to such plan. If Senior Stub Instruments are still outstanding at the time and Senior Stub Holders holding a majority of the aggregate Nominal Amount of the Senior Stub Instruments outstanding at the time of such publication notify the Issuer that they object to the published plan, then the payment obligations of the Issuer under the Senior Stub Instruments will become immediately due and payable at the time that the Issuer receives the notification that results in the Issuer having been so notified by Senior Stub Holders holding such majority.

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12.                     EXCHANGE OF TITLE OR BENEFICIAL INTERESTS IN UNCERTIFICATED STUB INSTRUMENTS AND REPLACEMENT OF INDIVIDUAL CERTIFICATES

12.1                                                    Exchange Interests

12.1.1                                                                               The holder of an Uncertificated Stub Instrument or Beneficial Interest therein may, in terms of the Applicable Procedures and subject to the FMA, by written notice to the holder’s nominated Participant (or, the CSD, as the case may be), request that such holding be exchanged or partially exchanged for Stub Instruments in definitive form represented by an Individual Certificate (the “exchange notice”) provided that the Nominal Amount of the Uncertificated Stub Instrument or Beneficial Interest therein being exchanged is at least ZAR1,000,000.  The exchange notice shall specify the name, address, Securities Account details and bank account details of such holder.

12.1.2                                                                               The holder’s nominated Participant will, following receipt of the exchange notice, through the CSD, notify the Transfer Agent that it is required to exchange such Uncertificated Stub Instrument or Beneficial Interest therein for Stub Instruments represented by an Individual Certificate.  The Transfer Agent will, as soon as is practicable but within 14 days after receiving such notice, in accordance with the Applicable Procedures, procure that an Individual Certificate is prepared, authenticated and made available for delivery, on a Business Day falling within the aforementioned 14 day period, to such holder at the Specified Office of the Transfer Agent, provided that (i) joint holders of an Uncertificated Stub Instrument or a Beneficial Interest therein shall be entitled to receive only one Individual Certificate in respect of that joint holding, and the delivery to one of those joint holders shall be delivery to all of them; and (ii) the Transfer Agent shall neither be entitled nor obliged to deliver the Individual Certificate as aforesaid unless the relevant holder has provided the Transfer Agent or the Issuer with all information and/or documentation requested by the Transfer Agent or the Issuer in terms of FICA.

12.1.3                                                                               In the case of the exchange of an Uncertificated Stub Instrument or a Beneficial Interest therein:

12.1.3.1                                                                                                           the CSD shall, prior to the exchange date, surrender (in accordance with the Applicable Procedures) such Uncertificated Stub Instruments to the Transfer Agent;

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12.1.3.2                                                                                                           the Transfer Agent will obtain the release of such Uncertificated Stub Instruments from the CSD in accordance with the Applicable Procedures; and

12.1.3.3                                                                                                           an Individual Certificate shall, in relation to the Nominal Amount of such holder’s interest in such Uncertificated Stub Instrument standing to the account of the holder thereof which is to be exchanged, represent that Nominal Amount of Stub Instruments and shall otherwise be in such form as may be agreed between the Issuer and the Transfer Agent.

12.2                                                    Replacement

If any Individual Certificate is worn out, damaged, defaced, stolen, destroyed or lost it may be replaced at the Specified Office of the Transfer Agent, on payment by the claimant of such costs and expenses as may be incurred in connection therewith and the provision of such indemnity as the Issuer and the Transfer Agent may reasonably require. Damaged or defaced Individual Certificates must be surrendered at the Specified Office of the Transfer Agent before replacements will be issued.

12.3                                                    Death and sequestration or liquidation of Stub Holder

Any Person becoming entitled to Stub Instruments in consequence of the death, sequestration or liquidation of the holder of such Stub Instruments may, upon producing evidence to the satisfaction of the Issuer that he holds the position in respect of which he proposes to act under this condition 12.3, and of his title as the Issuer and the Transfer Agent shall require, be registered as the Registered Holder of such Stub Instruments  or a Beneficial Interest therein  or, subject to the Applicable Procedures, this condition 12.3 and condition 14, may transfer such Stub Instruments (to the extent that the Stub Instrument is a Transferable Stub Instrument).  The Issuer and (if applicable) the CSD and the relevant Participant shall be entitled to retain any amount payable upon the Stub Instruments to which any Person is so entitled until such Person shall be registered as aforesaid or shall duly transfer the Stub Instruments (to the extent that the Stub Instrument is a Transferable Stub Instrument).

12.4                                                    Costs

The costs and expenses of the printing, issue and delivery of each Individual Certificate and all taxes and governmental charges that may be imposed in relation

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to such Individual Certificate shall be borne by the holder of the Stub Instruments represented by that Individual Certificate.  Separate costs and expenses relating to the provision of Individual Certificates and/or the transfer of Stub Instruments may be levied by other Persons, such as a Participant, under the Applicable Procedures, and such costs and expenses shall not be borne by the Issuer.  The costs and expenses of the delivery of Individual Certificates by a method other than ordinary post (if any) and, if the Issuer shall so require, all taxes or governmental charges or insurance charges that may be imposed in relation to such mode of delivery shall be borne by the Stub Holder.

13.                     REGISTER

13.1                                                    Each Register:

13.1.1                                                                               shall be kept at the Specified Office of the Transfer Agent or such other Person as may be appointed for the time being by the Issuer to maintain the Register (or in respect of the Uncertificated Securities Register, be kept, administered and maintained by a Participant, or the CSD, as determined in accordance with the Applicable Procedures);

13.1.2                                                                               shall contain the names, addresses and bank account numbers of the applicable Stub Holders;

13.1.3                                                                               shall show the total Nominal Amount of the applicable Series of Stub Instruments held by each applicable Stub Holder;

13.1.4                                                                               shall show the dates upon which each of the applicable Stub Holders was registered as such;

13.1.5                                                                               shall show the serial numbers of the applicable Individual Certificates (if any) and the dates of issue thereof;

13.1.6                                                                               shall be open for inspection at all reasonable times during business hours on Business Days by any Stub Holder or any Person authorised in writing by a Stub Holder; and

13.1.7                                                                               shall be closed during the Books Closed Period.

13.2                                                    The Transfer Agent shall alter the applicable Register in respect of any change of name, address or account number of any of the Stub Holders which hold an Individual Certificate of which it is notified.

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13.3                                                    Except as provided for in the Terms and Conditions or as required by law, in respect of Stub Instruments, the Issuer will only recognise a Stub Holder as the owner of the Stub Instruments registered in that Stub Holder’s name as per the applicable Register.

13.4                                                    Except as provided for in the Terms and Conditions or Applicable Law, the Issuer shall not be bound to enter any trust in the Register or to take notice of or to accede to the execution of any trust (express, implied or constructive) to which any Individual Certificate may be subject.

14.                     TRANSFER OF TRANSFERABLE STUB INSTRUMENTS

14.1                                                    This condition 14 applies only to Transferable Stub Instruments.

14.2                                                    Transfer of title, or Beneficial Interests, in Transferable Stub Instruments

Procedures through the CSD:

14.2.1                                                                               Title in Transferable Stub Instruments which are in uncertificated form will pass on transfer thereof by electronic book entry in the Central Securities Account maintained by the CSD in accordance with the FMA and the Applicable Procedures.

14.2.2                                                                               Beneficial Interests may be transferred only in accordance with the Applicable Procedures through the CSD. Transfers of Beneficial Interests to and from clients of Participants occur by way of electronic book entry in the securities accounts maintained by the Participants for their clients (and in the Central Securities Accounts where applicable), in accordance with the Applicable Procedures.

14.2.3                                                                               Such transfers will be recorded in accordance with the Applicable Procedures.

14.3                                                    Transfer of Transferable Stub Instruments represented by Individual Certificates

14.3.1                                                                               In order for any transfer of Transferable Stub Instruments represented by an Individual Certificate to be recorded in the Register, and for such transfer to be recognised by the Issuer:

14.3.1.1                                                                                                           the transfer of such Transferable Stub Instruments must be embodied in a Transfer Form;

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14.3.1.2                                                                                                           the Transfer Form must be signed by the Registered Holder of such Transferable Stub Instrument and the transferee, or any authorised representatives of that Registered Holder or transferee;

14.3.1.3                                                                                                           the Transfer Form must be delivered to the Transfer Agent at its Specified Office together with the Individual Certificate representing such Transferable Stub Instruments for cancellation; and

14.3.1.4                                                                                                           the transfer must be in respect of a Nominal Amount of not less than ZAR1,000,000.

14.3.2                                                                               Subject to this condition 14.3.2 and condition 14.4, the Transfer Agent will, within 3 Business Days of receipt by it of a valid Transfer Form and accompanying Individual Certificate (or such longer period as may be required to comply with any Applicable Laws and/or the Applicable Procedures), record the transfer of the Transferable Stub Instruments represented by an Individual Certificate (or the relevant portion of such Transferable Stub Instruments) in the Register, and authenticate and deliver to the transferee at the Transfer Agent’s Specified Office or, at the risk of the transferee, send by mail to such address as the transferee may request, a new Individual Certificate in respect of the Transferable Stub Instruments transferred reflecting the outstanding Nominal Amount of the Transferable Stub Instruments transferred.

14.3.3                                                                               Where a Stub Holder has transferred a portion only of Transferable Stub Instruments represented by an Individual Certificate, the Transfer Agent will authenticate and deliver to such Stub Holder at the Transfer Agent’s Specified Office or, at the risk of such Stub Holder, send by mail to such address as such Stub Holder may request a new Individual Certificate representing the balance of the Nominal Amount of the Stub Instruments retained by such Stub Holder.

14.3.4                                                                               The transferor of any Transferable Stub Instruments represented by an Individual Certificate will be deemed to remain the owner thereof until the transferee is registered in the applicable Register as the holder thereof.

14.3.5                                                                               Before any transfer of Transferable Stub Instruments represented by an Individual Certificate is registered in the Register, all relevant transfer taxes (if any) must have been paid by the transferor and/or the transferee and such evidence must be furnished as the Issuer and the Transfer Agent may

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reasonably require as to the identity and title of the transferor and the transferee and, to the extent applicable, all information and/or documentation required in terms of FICA must have been furnished.

14.3.6                                                                               No transfer of any Transferable Stub Instruments represented by an Individual Certificate will be registered whilst the applicable Register is closed.

14.3.7                                                                               If a transfer of any Transferable Stub Instruments represented by an Individual Certificate is registered in the Register, the Transfer Form and cancelled Individual Certificate will be retained by the Transfer Agent.

14.4                                                    Possible restrictions of transfer

Dealings in the Stub Instruments may be subject to, amongst other things, South African exchange control regulations and holders or potential purchasers should consult their professional advisors before selling, acquiring or otherwise dealing in Stub Instruments.

15.                     NON-TRANSFERABLE SENIOR STUB INSTRUMENTS AND CONSOLIDATION REQUESTS

15.1                                                    This condition 15 applies only to Non-Transferable Senior Stub Instruments.

15.2                                                    Non-Transferable Senior Stub Instruments will be issued to Restricted Holders only.

15.3                                                    No transfer of title, or of a Beneficial Interest, in a Non-Transferable Senior Stub Instrument or a Non-Transferable Senior Stub Instrument represented by an Individual Certificate may be made or effected.

15.4                                                    Non-Transferable Senior Stub Instruments or Beneficial Interests therein held directly through the CSD will be effected by the CSD or Participants blocking the relevant Non-Transferable Senior Stub Instruments in the Central Securities Accounts maintained by the CSD in accordance with the Applicable Procedures.

15.5                                                    Non-Transferable Senior Stub Instruments or Beneficial Interests therein which are held by clients of Participants through such Participants will be effected by such Participants blocking the relevant Non-Transferable Senior Stub Instruments in the Securities Accounts maintained by the Participants.

15.6                                                    A Person who, as at the Issue Date, is entitled to:

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15.6.1                                                                               single or multiple Non-Transferable Senior Stub Instruments and/or Beneficial Interests therein, who can demonstrate to the satisfaction of the Issuer that:

15.6.1.1                                                                                                           the aggregate Nominal Amount of such Non-Transferable Senior Stub Instruments and/or such Person’s Beneficial Interests therein equalled or exceeded the Minimum Amount on the Issue Date thereof; and

15.6.1.2                                                                                                           such Person has not received transfer of any of such Non-Transferable Senior Stub Instruments or its Beneficial Interests therein in breach of this condition 15, may, at any time prior to the first anniversary of the Issue Date, give written notice to the Issuer in accordance with the applicable provisions of condition 17 (“the Consolidation Notice”), requesting the Issuer to exchange all (and not only some) of such Stub Instruments and/or Beneficial Interests for a Transferable Senior Stub Instrument or a Beneficial Interest therein, as the case may be.

15.7                                                    Following receipt of the Consolidation Notice, the Issuer may (but shall not be obliged to) procure the exchange of the relevant Person’s Non-Transferable Senior Stub Instruments and/or Beneficial Interests therein, for a new Tranche of the Transferable Senior Stub Instruments or a Beneficial Interest therein (the Nominal Amount of which shall equal the aggregate Nominal Amount of the Non-Transferable Senior Stub Instruments and/or Beneficial Interests so exchanged) provided that:

15.7.1                                                                               no such exchange shall be implemented (i) unless the Issuer is satisfied that the requirements in condition 15.6 have been met, or (ii) during a Book Closed Period;

15.7.2                                                                               the relevant Person has provided to the Issuer all information (and has provided to its own Participant or to the CSD, as the case may be, all written instructions) necessary to enable the Issuer to effect such exchange;

15.7.3                                                                               on the Issue Date of such new Tranche of the Transferable Senior Stub Instrument (which will be issued in uncertificated form), the Nominal Amount thereof or Beneficial Interest of the relevant Person therein will equal or exceed the Minimum Amount; and

15.7.4                                                                               all other requirements of the Issuer or the CSD or relevant Participant to effect such exchange have been complied with.

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15.8                                                    A Person who holds a Non-Transferable Senior Stub Instrument (and/or a Beneficial Interest therein) who can demonstrate to the satisfaction of the Issuer that:

15.8.1                                                                               such Person should not be categorised as a Restricted Holder and further is permitted under Applicable Laws (without imposing any additional obligation on the Issuer, including disclosure obligations in any jurisdiction) to exchange its Non-Transferable Senior Stub Instrument (and/or Beneficial Interest) for a Transferable Senior Stub Instrument or a Beneficial Interest in a Transferable Senor Stub Instrument; and

15.8.2                                                                               such Person has not received transfer of any of such Non-Transferable Senior Stub Instrument or Beneficial Interests therein in breach of this condition 15, may, at any time prior to the first anniversary of the Issue Date, give written notice to the Issuer in accordance with the applicable provisions of condition 17 (“the Categorisation Notice”), requesting the Issuer to exchange all (and not only some) of its Non-Transferable Senior Stub Instruments (or Beneficial Interests) for a Transferable Senior Stub Instrument (or Beneficial Interest therein).

15.9                                                    Following receipt of the Categorisation Notice, the Issuer may (but shall not be obliged to) procure the exchange of the relevant Person’s Non-Transferable Senior Stub Instruments and/or Beneficial Interests therein for new Tranche of the Transferable Senior Stub Instruments or a Beneficial Interest therein (the Nominal Amount of which shall equal the aggregate Nominal Amount of the Non-Transferable Senior Stub Instruments and/or the Beneficial Interests so exchanged) provided that:

15.9.1                                                                               no such exchange shall be implemented (i) unless the Issuer is satisfied that the requirements in condition 15.8 have been met, or (ii) during a Book Closed Period; and

15.9.2                                                                               the relevant Person has provided to the Issuer all information (and has provided to its own Participant or to the CSD, as the case may be, all written instructions) necessary to enable the Issuer to effect such exchange.

15.10                                             Any such exchange shall be achieved in such manner as the Issuer may reasonably determine, but in all events in accordance with the Applicable Procedures.

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16.                     TRANSFER AGENT AND PAYING AGENT

16.1                                                    The Issuer is entitled to vary or terminate the appointment of the Transfer Agent and Paying Agent and/or appoint additional or other agents, provided that there will at all times be a Transfer Agent and Paying Agent with a Specified Office. These agents act solely as the agents of the Issuer and do not assume any obligation towards or relationship of agency or trust for or with any Stub Holders.

16.2                                                    To the extent that the Issuer acts as the Transfer Agent or Paying Agent, all references in the Terms and Conditions to:

16.2.1                                                                               any action, conduct or functions in such role shall be understood to mean that the Issuer shall perform such action, conduct or functions itself in such capacity; and

16.2.2                                                                               requirements for consultation, indemnification by or of, payment by or to, delivery by or to, notice by or to, consent by or to or agreement between the Issuer and such Transfer Agent or Paying Agent (as the case may be) shall be disregarded to the extent that the Issuer performs such role.

17.                     NOTICES

17.1                                                    Notices to Stub Holders of Stub Instruments issued in certificated form shall be valid if mailed by registered mail to their registered addresses appearing in the Register.  Any such notice shall be deemed to have been given on the seventh day after the day on which it is mailed.

17.2                                                    For so long as any of the Stub Instruments are held in the CSD, notices to Stub Holders of Uncertificated Stub Instruments shall be valid and effective if delivered only to the CSD for communication by them to the Participants (and for communication by the Participants, in turn to the Registered Holders or the holders of Beneficial Interests in such Stub Instruments in accordance with the Applicable Procedures).  Each such notice will be deemed to have been received by the holders of Uncertificated Stub Instrument or Beneficial Interests therein on the day of delivery of such notice to the CSD.

17.3                                                    A notice to be given by any Stub Holder to the Issuer either (i) shall be in writing and given by lodging (either by hand delivery or posting by registered mail) that notice, together with a certified copy of the relevant Individual Certificate at the registered office of the Issuer, or (ii) for so long as any of the Stub Instruments are

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uncertificated, may be given by any holder of an Uncertificated Stub Instrument to the Issuer in accordance with the Applicable Procedures, in such manner as the Issuer may approve for this purpose.

17.4                                                    Any notice to the Issuer shall be deemed to have been received by the Issuer, if delivered by hand to the registered office of the Issuer, on the date of delivery, if sent by registered mail, on the seventh day after the day on which it is sent, and if given in accordance with the Applicable Procedures, then when deemed received by the Issuer under the Applicable Procedures or if the Applicable Procedures do not provide for such matter then on such date as the Issuer may provide.  The Issuer may change its registered office upon prior written notice to the Stub Holders specifying such new registered office.

18.                     MEETINGS OF STUB HOLDERS

18.1                                                    General

18.1.1                                                                               This condition 18 contains provisions for convening meetings of Relevant Stub Holders to consider any matter affecting their rights, including any of the matters contemplated in condition 19.

18.1.2                                                                               A reference in this condition 18:

18.1.2.1                                                                                                           to “meeting” or “meetings of Stub Holders” is to a meeting of the Relevant Stub Holders;

18.1.2.2                                                                                                           to “Stub Instruments” or “relevant Stub Instruments” is to all the Stub Instruments or Stub Instruments of a particular Series or Stub Instruments of a particular ranking, as the case may be; and

18.1.2.3                                                                                                           to “Stub Holders” is to Relevant Stub Holders.

18.1.3                                                                               Every director, the secretary of and the attorney to the Issuer and every other person authorised in writing by the Issuer, may attend and speak at a meeting of Stub Holders, but will not be entitled to vote, other than as a Stub Holder or proxy or duly authorised representative of a Stub Holder.  Save as aforesaid, no person shall be entitled to attend and speak nor shall any person be entitled to vote at any meeting of the Stub Holders or join with others in requisitioning the convening of such a meeting unless he either produces proof acceptable to the Issuer that he is the Stub Holder or is a proxy or a representative as contemplated in condition 18.12 below.

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18.2                                                    Resolutions of Stub Holders

18.2.1                                                                               A meeting of Stub Holders will have power, in addition to all powers specifically conferred elsewhere in the Terms and Conditions to consider, consent to and sanction those matters contemplated in condition 19 and in the manner contemplated therein.

18.3                                                    Convening of meetings

18.3.1                                                                               The Issuer may at any time convene a meeting of Stub Holders.

18.3.2                                                                               Further, the Issuer will convene:

18.3.2.1                                                                                                           a meeting of Stub Holders upon the requisition in writing of Stub Holders holding not less than ten per cent. in Nominal Amount of the relevant Stub Instruments;

18.3.2.2                                                                                                           a separate meeting of holders of a particular Series of Stub Instruments,  upon the requisition in writing of Stub Holders in that Series holding not less than ten per cent. in Nominal Amount of the Stub Instruments of that Series, as the case may be (a “requisition notice”).

18.3.3                                                                               Whenever the Issuer wishes to convene a meeting, it will forthwith give notice in writing to the Stub Holders in the manner prescribed in condition 17 of the place, day and hour of the meeting, the nature of the business to be transacted at the meeting and the resolutions to be proposed and considered at the meeting. All meeting of Stub Holders will be held in South Africa.

18.4                                                    Requisition

18.4.1                                                                               A requisition notice will state the nature of the business for which the meeting is to be held and the resolutions to be proposed and considered at the meeting and will be deposited at the Specified Office of the Issuer.

18.4.2                                                                               A requisition notice may consist of several documents in like form, each signed by one or more requisitionists.

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18.5                                                    Convening of meetings by requisitionists

If the Issuer does not convene a meeting to be held within 30 days of the deposit of a requisition notice, the requisitionists may themselves convene the meeting, but the meeting so convened will be held within 90 days from the date of such deposit and will be convened as nearly as possible in the same manner as that in which meetings may be convened by the Issuer. Whenever the requisitionists are about to so convene any such meeting, requisitionists shall forthwith give notice of the meeting to the Issuer.

18.6                                                    Notice of meeting

18.6.1                                                                               Unless the holders of at least 90 per cent. of the aggregate Nominal Amount of the relevant Stub Instruments agree in writing to a shorter period, at least 21 days’ written notice (exclusive of the day on which the notice is given and the day on which the meeting is held), specifying the place, day and time of the meeting, the nature of the business for which the meeting is to be held and the resolutions to be proposed and considered at the meeting, will be given to each Stub Holder and to the Issuer if applicable.

18.6.2                                                                               The accidental omission to give such notice to any Stub Holder or the non-receipt of any such notice by any Stub Holder will not invalidate the proceedings at a meeting.

18.7                                                    Quorum

18.7.1                                                                               A quorum at a meeting shall consist of Stub Holders present in person or by proxy and holding in the aggregate not less than the majority of the aggregate Nominal Amount of the relevant Stub Instruments.

18.7.2                                                                               No business (other than the choosing of a chairperson) will be transacted at a meeting of the Stub Holders unless a quorum is present at the time when the meeting proceeds to business.

18.7.3                                                                               If, within 15 minutes from the time appointed for the meeting, a quorum is not present, the meeting will, if it was convened on the requisition of Stub Holders, be dissolved.

18.7.4                                                                               In every other case, if, within 15 minutes from the time appointed for the meeting, a quorum is not present, and if the Issuer so elects the meeting will stand adjourned to the same day in the third week thereafter, at the same time

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and place, or if that day is not a Business Day, the next succeeding Business Day. At such adjourned meeting one or more Stub Holders present in person or by proxy and holding in the aggregate not less than one-third of the aggregate Nominal Amount of the relevant Stub Instruments will constitute a quorum for the purpose of considering any such resolution.

18.8                                                    Chairperson

The chairperson of the meeting shall be appointed by the Issuer. If the Issuer or the person appointed by the Issuer to preside as chairperson of the meeting is not present within 10 minutes of the time appointed for the holding of the meeting, the Stub Holders then present will choose one of their own number to preside as chairperson.

18.9                                                    Adjournment

18.9.1                                                                               Subject to the provisions of this condition 18, the chairperson may, with the consent of, and will on the direction of, the meeting, adjourn the meeting from time to time and from place to place.

18.9.2                                                                               No business will be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

18.9.3                                                                               At least 14 days’ written notice of the place, day and time of an adjourned meeting will be given by the Issuer to each Stub Holder. In the case of a meeting adjourned in terms of condition 18.7.4 the notice will state the quorum requirement for such adjourned meeting (being that contained in condition 18.7.4 above).

18.10                                             How questions are decided

18.10.1                                                                        At a meeting, a resolution put to the vote will be decided on a poll.

18.10.2                                                                        In the case of an equality of votes, the chairperson will not be entitled to a casting vote in addition to the vote, if any, to which he is entitled.

18.11                                             Votes

18.11.1                                                                        Voting shall only take place on a poll and not on a show of hands. On a poll every Stub Holder, present in person or by proxy, will be entitled to that proportion of the total votes which the aggregate Nominal Amount of the relevant Stub Instruments held by such Stub Holder bears to the aggregate

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Nominal Amount of all of the relevant Stub Instruments held by Stub Holders present in person or by proxy at the meeting.

18.11.2                                                                        In relation to joint Stub Holders, the vote may be exercised only by that Stub Holder whose name appears first on the Register in the event that more than one of such Stub Holders is present, in person or by proxy, at the meeting.

18.11.3                                                                        The Stub Holder in respect of Uncertificated Stub Instruments shall vote at any such meeting on behalf of the holders of Beneficial Interests in such Stub Instruments in accordance with the instructions from the holders of Beneficial Interests conveyed through the Participants in accordance with the Applicable Procedures.

18.12                                             Proxies and representatives

18.12.1                                                                        Stub Holders present either in person or by proxy may vote on a poll. A Stub Holder may by an instrument in writing (a “proxy form”) signed by the Stub Holder (or his duly authorised agent) or, in the case of a juristic person, signed on its behalf by a duly authorised officer of the juristic person, appoint any person (a “proxy” or “proxies”) to act on his or its behalf in connection with any meeting or proposed meeting.

18.12.2                                                                        A person appointed to act as proxy need not be a Stub Holder.

18.12.3                                                                        The proxy form will be deposited at the Specified Office of the Issuer or at the Specified Office of the Transfer Agent, as the case may be, not less than 24 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in such proxy proposes to vote.

18.12.4                                                                        No proxy form will be valid after the expiration of 6 months from the date named in it as the date of its execution.

18.12.5                                                                        Notwithstanding condition 18.12.4 above, a proxy form will be valid for any adjourned meeting, unless the contrary is stated thereon. A vote given in accordance with the terms of a proxy form will be valid, notwithstanding the previous death or incapacity of the principal or revocation or amendment of the proxy form or of any of the Stub Holder’s instructions pursuant to which the proxy form was executed or of the authority under which the proxy form was executed or the transfer of Stub Instruments in respect of which the proxy was given, provided that no intimation in writing of such death, incapacity,

38

revocation or amendment shall have been received by the Issuer at its Specified Office or the Transfer Agent at its Specified Office, as the case may be, more than, and that the transfer has been given effect to in accordance with condition 14, less than, 12 hours before the commencement of the meeting or adjourned meeting at which the proxy is to be used.

18.12.6                                                                        Any Stub Holder which is a juristic person may authorise any person to act as its representative in connection with any meeting or proposed meeting of Stub Holders by resolution of the directors or other governing body of the juristic person. Any reference in the Terms and Conditions to a Stub Holder present in person includes the duly authorised representative of a Stub Holder which is a juristic person.

18.13                                             Minutes

18.13.1                                                                        The Issuer will cause minutes of all resolutions and proceedings of meetings to be duly entered in the minute books of the Issuer.

18.13.2                                                                        Any such minutes as aforesaid, if purporting to be signed by the chairperson of the meeting at which such resolutions were passed or proceedings held or by the chairperson of the next succeeding meeting, will be receivable in evidence without any further proof, and until the contrary is proved, a meeting of  the Relevant Stub Holders in respect of the proceedings of which minutes have been so made will be deemed to have been duly held and convened and all resolutions passed thereat, or proceedings held, to have been duly passed and held.

18.14                                             Written Resolutions

A resolution in writing (which may consist of two or more elements in the same form each of which is signed by one or more of the Relevant Stub Holders) submitted to the Relevant Stub Holders, entitled to exercise voting rights in relation to the resolution, and signed by the requisite majority of the Relevant Stub Holders, shall be as valid and effective as if it had been passed at a meeting duly convened and constituted.

18.15                                             Binding Nature

Any resolution passed in accordance with the provisions hereof and agreed to by the Issuer shall be binding upon all the Stub Holders whether present or not present

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at such meeting and whether or not voting (or whether or not they signed any written resolution as contemplated in condition 18.14 above, as the case may be), and all the Stub Holders shall be bound to give effect thereto.

19.                     AMENDMENTS, MODIFICATION AND WAIVER

19.1                                                    Subject to condition 19.3, condition 19.4 and condition 19.5, no term of the Terms and Conditions may be amended, modified or waived without the sanction of an Extraordinary Resolution of Senior Stub Holders and the agreement of the Issuer, which resolution and resultant amendment, modification or waiver shall be binding on all Stub Holders.

19.2                                                    In addition to condition 19.1 but subject to condition 19.3, the sanction of an Extraordinary Resolution of Senior Stub Holders and the agreement of the Issuer will be required -

19.2.1                                                                               to sanction any scheme or proposal for the exchange or sale of the Senior Stub Instruments, or the conversion of the Senior Stub Instruments or the cancellation of the Senior Stub Instruments, in consideration of shares, notes, bonds, debentures, debenture stock and/or other obligations and/or securities of the Issuer or any other entity formed or to be formed, or for or into or in consideration of cash, or partly for or into consideration of such shares, stock, notes, bonds, debentures, debenture stock and/or other obligations and/or securities as aforesaid and partly for or into or in consideration for cash;

19.2.2                                                                               to sanction any compromise or arrangement proposed to be made between the Issuer and the Senior Stub Holders, or

19.2.3                                                                               subject to condition 19.5, to sanction any of the matters contemplated in condition 19.4,

and such resolution and sanction shall be binding on all Senior Stub Holders.

19.3                                                    Notwithstanding anything to the contrary contained in condition 19.1 or condition 19.2, if the amendment, modification or waiver contemplated in condition 19.1 or any scheme or proposal contemplated in condition 19.2 (each a “Relevant Action”) relates to one Series of Senior Stub Instruments only and not any other Series of Stub Instruments or impacts the rights of the holders of one Series of Senior Stub Instruments (and not holders of any other Series of Stub Instruments), then only the sanction of an Extraordinary Resolution of Senior Stub Holders of the affected

40

Series of Senior Stub Instruments and the agreement of the Issuer will be required in order for the Relevant Action to be implemented.  For the purposes of this condition 19.3, “Series of Senior Stub Instruments” means all Transferable Senior Stub Instruments or all Non-Transferable Senior Stub Instruments.

19.4                                                    An Extraordinary Resolution of Subordinated Stub Holders and the agreement of the Issuer will be required -

19.4.1                                                                               to sanction any scheme or proposal for the exchange or sale of the Subordinated Stub Instruments, or the conversion of the Subordinated Stub Instruments or the cancellation of the Subordinated Stub Instruments, in consideration of shares, notes, bonds, debentures, debenture stock and/or other obligations and/or securities of the Issuer or any other entity formed or to be formed, or for or into or in consideration of cash, or partly for or into consideration of such shares, stock, notes, bonds, debentures, debenture stock and/or other obligations and/or securities as aforesaid and partly for or into or in consideration for cash; or

19.4.2                                                                               to sanction any compromise or arrangement proposed to be made between the Issuer and the Subordinated Stub Holders,

and such resolution and sanction shall be binding on all Subordinated Stub Holders.

19.5                                                    Notwithstanding anything contained in condition 19.4, if the proposed scheme, proposal, compromise or arrangement contemplated in condition 19.4 (each a “Proposed Action”) would adversely affect the rights of the Senior Stub Holders under the Terms and Conditions if implemented, then in addition to the  sanction of an Extraordinary Resolution of  Subordinated Stub Holders and the agreement of the Issuer contemplated in condition 19.4, the sanction of  an Extraordinary Resolution of Senior Stub Holders will be required in order for the Proposed Action to be implemented.  If there is a dispute between the Issuer and/or the Subordinated Stub Holders, on the one hand, and the Senior Stub Holders on the other hand, as to whether or not the Proposed Action would adversely affect the rights of the Senior Stub Holders under the Terms and Conditions if implemented, such dispute shall be referred to the Expert for determination, whose determination will be final and binding on the Issuer and the Stub Holders. For the purposes of this condition 19.5, the “Expert” shall be an independent expert agreed to between the parties to the dispute and failing agreement within 10 Business Days of any such party calling for agreement as appointed by the Issuer’s auditors.

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19.6                                                    Any amendment, modification or waiver which relates to:

19.6.1                                                                               the definition of “Interest Rate”, “JIBAR”, “Nominal Amount”; “Quarter Commencement Dates”, and “Specified Currency”;

19.6.2                                                                               conditions 5, 6 and 10 and/or

19.6.3                                                                               the method or basis of calculating any amount of interest in respect of the Stub Instruments,

and which, in each case, if implemented would adversely impact or diminish the residue available to Subordinated Stub Holders shall also require the sanction of an Extraordinary Resolution of Subordinated Stub Holders in order to be implemented.  If there is a dispute between the Issuer and/or the Senior Stub Holders, on the one hand, and the Subordinated Stub Holders on the other hand, as to whether or not any amendment, modification or waiver relating to any of the matters contemplated in condition 19.6 would adversely impact or diminish the residue available to Subordinated Stub Holders if implemented, such dispute shall be referred to the Expert (as defined in condition 19.5) for determination, whose determination will be final and binding on the Issuer and the Stub Holders.

19.7                                                    The Issuer shall notify all Stub Holders in terms of condition 17 of all and any amendments, modifications, waivers, consents and resolutions made or given or passed pursuant to this condition 19.

20.                     PROVISIONS RELATING TO THE CURATOR

20.1                                                    The Curator has signed the Terms and Conditions in his capacity as duly appointed curator of the Issuer, acting in terms of his express and implied powers in terms of and pursuant to section 69(1)(a) of the South African Banks Act, 1990, any other applicable legislation and the common law, for and on behalf of the Issuer and neither he, his firm, nor its members, partners, directors, officers, employees, nor any of their respective agents, advisers or representatives will incur any personal liability whatsoever in respect of any of the obligations undertaken by the Issuer; or in respect of any failure on the part of the Issuer to observe, perform or comply with any such obligations; or under or in relation to any associated arrangements or negotiations; or under any document or assurance made pursuant to the Terms and Conditions.  The exclusion of liability set out in this condition 20 will arise and continue notwithstanding the termination of the appointment of the Curator and will

42

operate as a waiver of any and all claims (including, but not limited to, claims in delict as well as under the laws of contract).

20.2                                                    Any reference to the “Curator” in the Terms and Conditions will be construed as including any Person who is appointed as a curator of the Issuer in substitution for any curator of the Issuer or as an additional curator of the Issuer in conjunction with any other curator of the Issuer.

21.                     GOVERNING LAW

The validity of the Stub Instruments, their interpretation, the respective rights and obligations of the Issuer and the Stub Holders and all other matters arising in any way out of the Stub Instruments or their performance shall be determined in accordance with the laws of the Republic of South Africa.  Furthermore, the courts of South Africa shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Stub Instruments or the Terms and Conditions and, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought only in such courts.

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ISSUER

Residual Debt Services Limited

(Under Curatorship)

59, 16th Road

Midrand, 1685

South Africa

Contact: The Treasury Department

TRANSFER AGENT

Link Market Services South Africa (Proprietary) Limited

19 Ameshoff Street

13th Floor, Rennie House

Braamfontein

Johannesburg, 2001

South Africa

Contact: Mr I Haniff

PAYING AGENT

Residual Debt Services Limited

(Under Curatorship)

59, 16th Road

Midrand, 1685

South Africa

Contact: The Treasury Department

44

PRO FORMA SENIOR STUB INSTRUMENT TERM SHEET

RESIDUAL DEBT SERVICES LIMITED

(Under Curatorship)

(formerly known as African Bank Limited (under Curatorship), incorporated with limited liability in the Republic of South Africa under Registration Number 1975/002526/06)

Issue of ZAR[•],000,000  Unsecured

[NON-TRANSFERABLE/TRANSFERABLE] Floating Rate Senior Stub Instruments

Under the Stub Instrument Terms and Conditions

This document constitutes the Stub Instrument Term Sheet relating to the issue of Senior Stub Instruments described herein. Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions set forth in the document titled TERMS AND CONDITIONS OF THE STUB INSTRUMENTS dated [•] 2016 as amended or supplemented from time to time as available on the following websites: www.africanbank.co.za or http://www.africanbank.co.za/about-us/investors (the “Stub Instrument Terms and Conditions”).  The Senior Stub Instruments described in this Senior Stub Instrument Term Sheet are subject to the Stub Instrument Terms and Conditions and this Senior Stub Instrument Term Sheet must be read in conjunction with such Terms and Conditions. To the extent that there is any conflict or inconsistency between the contents of this Senior Stub Instrument Term Sheet and the Stub Instrument Terms and Conditions, the provisions of this Senior Stub Instrument Term Sheet shall prevail.

DESCRIPTION OF SENIOR STUB INSTRUMENTS

1.	Issuer	Residual Debt Services Limited (Under Curatorship)
2.	ISIN No.	ZAG000[•]
3.	Nominal Amount:	ZAR[•]
4.	Status of Senior Stub Instruments	Senior Unsecured
5.	Series	[Transferable Series /Non-transferable Series]
6.	Tranche Number	[•]
7.	Transferability	[Transferable/Non-transferable]
8.	Form of Senior Stub Instruments	Unlisted registered Senior Stub Instruments: The Senior Stub Instruments in this Tranche are issued in uncertificated form in the CSD
9.	Issue Date	[•] 2016
10.	Interest Commencement Date	10 August 2014
11.	Quarter Commencement Dates	each of 10 August, 10 November, 10 February and 10 May of each year commencing on the Interest Commencement Date
12.	Party responsible for calculating amount of principal and interest	Residual Debt Services Limited (Under Curatorship)

13.	Day Count Fraction	Actual/365

45

SIGNED at Midrand, South Africa, on [•] 2016

For and on behalf of

RESIDUAL DEBT SERVICES LIMITED formerly known as African Bank Limited

(Under Curatorship)

Name
Title
Date

46

PRO FORMA SUBORDINATED STUB INSTRUMENT TERM SHEET

RESIDUAL DEBT SERVICES LIMITED

(Under Curatorship)

(formerly known as African Bank Limited (under Curatorship), incorporated with limited liability in the Republic of South Africa under Registration Number 1975/002526/06)

Issue of ZAR[•],000,000 Subordinated Unsecured

Transferable Floating Rate Stub Instruments

Under the Stub Instrument Terms and Conditions

This document constitutes the Stub Instrument Term Sheet relating to the issue of Subordinated Stub Instruments described herein. Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions set forth in the document titled TERMS AND CONDITIONS OF THE STUB INSTRUMENTS dated [•] 2016 as amended or supplemented from time to time as available on the following websites: www.africanbank.co.za or http://www.africanbank.co.za/about-us/investors (the “Stub Instrument Terms and Conditions”).  The Subordinated Stub Instruments described in this Subordinated Stub Instrument Term Sheet are subject to the Stub Instrument Terms and Conditions and this Subordinated Stub Instrument Term Sheet must be read in conjunction with such Terms and Conditions. To the extent that there is any conflict or inconsistency between the contents of this Subordinated Stub Instrument Term Sheet and the Stub Instrument Terms and Conditions, the provisions of this Subordinated Stub Instrument Term Sheet shall prevail.

DESCRIPTION OF SUBORDINATED STUB INSTRUMENTS

1.	Issuer	Residual Debt Services Limited (under Curatorship)
2.	ISIN No.	ZAG000[•]
3.	Nominal Amount	ZAR[•]
4.	Status of Subordinated Stub Instruments	Subordinated Unsecured
5.	Series	Transferable Series
6.	Tranche Number	[•]
7.	Transferability	Transferable
8.	Form of Subordinated Stub Instruments	Unlisted registered Subordinated Stub Instruments: The Subordinated Stub Instruments in this Tranche are issued in uncertificated form in the CSD
9.	Issue Date	[•] 2016
10.	Interest Commencement Date	The Issue Date
11.	Quarter Commencement Dates	each of [•] [TED Month], [•] [TED Month plus 3 months], [•] [TED Month plus 6 months] and [•] [TED Month plus 9 months] of each year commencing on the [TED] 2016;

12.	Party responsible for calculating amount of principal and interest	Residual Debt Services Limited (Under Curatorship)
13.	Day Count Fraction	Actual/365

47

SIGNED at Midrand, South Africa on [•] 2016

For and on behalf of

RESIDUAL DEBT SERVICES LIMITED formerly known as African Bank Limited

(Under Curatorship)

Name
Title
Date

48

THE BANK

African Bank Limited (under Curatorship)

59, 16th Street

Midrand, 1685

South Africa

EXCHANGE AGENT

Lucid Issuer Services Limited

Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

Telephone: +44 20 7704 0880

Attention: Paul Kamminga/Sunjeeve Patel

Email: africanbank@lucid-is.com

LEGAL ADVISERS

To the Bank as to South African law		To the Bank as to English and U.S. law

Webber Wentzel 90 Rivonia Road Sandton 2196 South Africa	Prinsloo, Tindle & Andropoulos Inc. 1st Floor, 17 Fricker Road Illovo Boulevard Illovo South Africa	Linklaters LLP One Silk Street London EC2Y 8HQ United Kingdom

To the Bank as to

Swiss law

Bär & Karrer AG

Brandschenkestrasse 90

8027 Zürich

Switzerland